Filed Pursuant to Rule 424(b)(3)
                                     Registration Numbers: 333-14495
                                                           333-14495-01
                                                           333-14495-02


PROSPECTUS
                               OFFER TO EXCHANGE
               11-5/8% Pooled Project Bonds, Series A-1 due 2012
              which have been registered under the Securities Act
                          for any and all outstanding
                11-5/8% Pooled Project Bonds, Series A due 2012
                                      of
                           PANDA FUNDING CORPORATION
                    Fully and Unconditionally Guaranteed by
                        PANDA INTERFUNDING CORPORATION
       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON MARCH 20, 1997, UNLESS EXTENDED.

      Panda Funding Corporation, a Delaware corporation (the "Issuer"), a special purpose finance subsidiary of Panda Interfunding Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Prospectus constitute the "Exchange Offer"), to exchange up to $105,525,000 in aggregate principal amount of its 11-5/8% Pooled Project Bonds, Series A-1 due 2012 (the "Exchange Bonds") for a like principal amount of its issued and outstanding 11-5/8% Pooled Project Bonds, Series A due 2012 (the "Old Bonds") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the Exchange Bonds are substantially identical to the terms of the Old Bonds, except that the Exchange Bonds (i) have been registered under the Securities Act, and (ii) holders of the Exchange Bonds will not be entitled to certain rights of holders of the Old Bonds under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. Such rights will also terminate as to holders of Old Bonds who are eligible to tender their Old Bonds for exchange in the Exchange Offer and fail to do so. See "The Exchange Offer - Termination of Certain Rights." The Exchange Bonds will evidence the same debt as the Old Bonds which they replace and will be issued under, and be entitled to the benefits of, the indenture governing the Old Bonds dated July 31, 1996 (the "Indenture"). As of the date of this Prospectus, $105,525,000 principal amount of Old Bonds is outstanding. The Old Bonds and the Exchange Bonds are sometimes referred to herein collectively as the "Existing Bonds."

      The Exchange Bonds will bear interest from the date of issuance, at the rate per annum set forth above, payable semiannually in cash in arrears on February 20 and August 20 of each year, commencing February 20, 1997. Interest on the Old Bonds accepted for exchange will accrue thereon to, but not including, the date of issuance of the Exchange Bonds and will be paid together with the first interest payment on the Exchange Bonds issued in exchange therefor. The principal of the Exchange Bonds is payable semiannually in installments as described herein commencing February 20, 1997. The Exchange Bonds will mature on August 20, 2012, and will be redeemable at the option of the Issuer, in whole or in part, from time to time on or after August 20, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, the Issuer is required to redeem the Exchange Bonds, in whole or in part, upon the occurrence of certain events as set forth herein. Payment of principal of, and premium, if any, and interest on the Exchange Bonds is fully and unconditionally guaranteed by the Company (the
"Company Guaranty"). The obligations under the Company Guaranty and Exchange Bonds are also guaranteed in a limited amount (the "PIHC Guaranty") by Panda Interholding Corporation, a Delware corporation and a wholly-owned subsidiary of the Company ("Panda Interholding"). See "Prospectus Summary - Guaranty and Collateral; Effective Subordination." The Exchange Bonds are payable from amounts received by the Issuer from the repayment of the note issued by the Company (the "Initial Company Note") to the Issuer in connection with the loan to the Company of the proceeds from the issuance of the Old Bonds and from payments, if any, under the Company Guaranty and the PIHC Guaranty. The payments on the Initial Company Note are identical to payments of principal of, and premium, if any, and interest on the Existing Bonds. See "Description of the Exchange Bonds."

     Subject to the terms and conditions of the Exchange Offer, the Issuer will accept for exchange any and all Old Bonds validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on March 20, 1997, unless extended by the Issuer in its sole discretion (the "Expiration Date"). Tenders of Old Bonds may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Bonds being tendered or accepted for exchange. However, the Exchange Offer is subject to certain customary conditions. The Old Bonds may be tendered only in integral multiples of $1,000. See "The Exchange Offer - Conditions of the Exchange Offer."

     Prior to the consummation of the Exchange Offer, there has been no public market for the Exchange Bonds. The Issuer does not intend to apply for the listing of the Exchange Bonds on any securities exchange or to seek approval for quotation through any automated quotation system, and no active public market for the Exchange Bonds is currently anticipated. There can be no assurance that an active public market for the Exchange Bonds will develop.

                                          (continued on next page)

  See "Risk Factors" beginning on page 27 for a discussion of certain matters that should be considered in connection with the Exchange Offer and an investment in the Exchange Bonds offered hereby.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is February 14, 1997.



      (cover page continued)
            The Issuer, the Company and Panda Interholding were recently formed by Panda Energy International, Inc., a Texas corporation and the ultimate parent entity of the Company ("Panda International"), as vehicles for financing power project development through the transfer of projects to the Company and the issuance of Bonds (as defined herein) by the Issuer. Panda International has initially transferred to a subsidiary of the Company its 100% indirect equity interests in two operating electric power generation projects in the United States. The Exchange Bonds are secured by, among other collateral, pledges of, or grants of security interests in, (i) all distributions the Company receives from its subsidiaries that own interests in U.S. projects, (ii) all capital stock of the Company, the Issuer and such subsidiaries, (iii) certain Company accounts established to capture distributions from such subsidiaries and
      (iv) the Initial Company Note. The Exchange Bonds are not secured by any direct equity interests in, or assets of, any projects or by any interest in distributions from subsidiaries of the Company that may own interests in non-U.S. projects, if any, or by any accounts established in respect of such non-U.S. project distributions; however, such non-U.S. accounts and distributions will be pledged to the Company to secure loans from the Company to such subsidiaries of the proceeds of any future series of Bonds issued to finance non-U.S. projects.

            The Old Bonds were originally issued and sold on July 31, 1996 in a transaction not registered under the Securities Act in reliance upon the exemptions provided in Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act ("Rule 144A"). Accordingly, the Old Bonds may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Based upon its view of interpretations provided to third parties by the staff of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Bonds issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is
      (i) an "affiliate" of the Company, the Issuer or Panda Interholding within the meaning of Rule 405 promulgated under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Old Bonds directly from the Issuer or (iii) a broker-dealer who acquired Old Bonds as a result of market making or other trading activities) without registration under the Securities Act, provided that such Exchange Bonds are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Bonds. Each broker-dealer that receives Exchange Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received for its own account in exchange for Old Bonds where such Old Bonds were acquired by such broker-dealer as a result of market making activities or other trading activities. The Company and the Issuer have agreed to make available for a period of up to six months a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to a purchaser in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification provisions). Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Bonds, and any other holder that cannot rely upon such interpretations, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Bonds may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the conditions thereto have been met.

            The  Exchange Bonds issued pursuant to the Exchange Offer  will  be issued in the form of a fully registered global bond which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of its nominee. Beneficial interest in the global bond representing the Exchange Bonds will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of such global bond, Exchange Bonds in certificated form will be issued in exchange for the global bond only as set forth in the Indenture. See "Description of the Exchange Bonds - Book Entry; Delivery and Form."

            NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION AS TO WHETHER ANY HOLDER OF OLD BONDS SHOULD TENDER OLD BONDS PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS
      PROSPECTUS OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER, THE COMPANY OR PANDA INTERHOLDING. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF
      ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE ISSUER, THE COMPANY OR PANDA INTERHOLDING SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.




                                 DEFINED TERMS

            All capitalized terms used in this Prospectus and not otherwise defined herein have the meanings assigned in Part I of Appendix A hereto. See also "Certain Technical Terms Commonly Used in the Utility Industry" set forth in Part II of Appendix A hereto.

                     PRESENTATION OF FINANCIAL INFORMATION

            Included  in  this  Prospectus  are  certain  historical  financial
      statements  and  pro  forma  financial  information  which  reflect   the
      financial data of the entities that hold interests in the Panda-Brandywine Partnership and the Panda-Rosemary Partnership, during the periods presented. As described below, such entities are direct subsidiaries of Panda Interholding; accordingly, Panda Interholding is the predecessor of the Company. The Company and Panda Interholding were incorporated on July 1, 1996 and were not in existence during the majority of these historical periods. The entities that own the partnership interests in the Panda-Brandywine Partnership and the Panda-Rosemary Partnership became direct wholly-owned subsidiaries of
      Panda Interholding (and indirect  wholly-owned  subsidiaries  of   the
      Company upon the closing of the sale of the Old Bonds on July 31, 1996. Thus, references in this Prospectus to certain historical and pro forma financial data of the "Company" and historical financial data of "Panda Interholding" (or the Predecessor") are for convenience of reference, and it should be understood that all such references are to the historical and pro forma financial information of the entities that held such interests during the periods presented.

                             AVAILABLE INFORMATION

            The Company, the Issuer and Panda Interholding have filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Exchange Bonds offered hereby, the Company Guaranty and the PIHC Guaranty. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement or the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company, the Issuer, Panda Interholding, the Exchange Bonds, the Company Guaranty, and the PIHC Guaranty, reference is made to the Registration Statement, including the exhibits thereto. Statements made in this Prospectus concerning the provisions of any documents to which reference is made are not necessarily complete and, in the case of documents filed as exhibits to the Registration Statement, reference is made to the copy of the documents so filed for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

            As a result of this offering, the Company, the Issuer and Panda Interholding will be subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registration Statement and the exhibits thereto, as well as the periodic reports and other information filed by the Company, the Issuer and Panda Interholding with the Commission, may be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

            The Company's, the Issuer's and Panda Interholding's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Exchange Bonds are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, the Issuer and Panda Interholding, other than the fiscal year in which the Registration Statement becomes effective. Pursuant to the Indenture, the Company and the Issuer have agreed that, so long as the Company is not subject to the reporting requirements of either Section 13 or 15(d) of the Exchange Act, they will furnish to the Trustee copies of annual, quarterly and current reports that the Company would be required to file under the Exchange Act if it were subject to such reporting requirements. In addition, subject to the limitations set forth in the Indenture, upon the written request of a holder of Bonds, the Issuer or the Company will provide without charge to such holder or prospective investor, a copy of such information as is required by Rule 144A to enable resales of Bonds to be made pursuant to Rule 144A, unless at the time of such request the Company or the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Any such request will be subject to the confidentiality provisions set forth below. Written requests for such information should be addressed to Panda Funding Corporation, c/o Panda Energy International, Inc., 4100 Spring Valley Road, Suite 1001, Dallas, Texas 75244, Attention: Chief Financial Officer.

            By requesting additional information relating to the offering of Bonds at a time when neither the Company nor the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each holder and prospective investor agrees to keep confidential the various documents and all written information which from time to time have been or will be disclosed to it concerning the Issuer, the Company or any of their affiliates which is not publicly available, and agrees not to disclose any portion of the same to any person other than to its own consultants, except as may be required by applicable law or in a legal proceeding involving the Company or the Issuer.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

            This  Prospectus includes "forward-looking statements"  within  the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including, without limitation, statements regarding financial position, projects under development, construction or other budgets, information contained in the Independent Engineers' and the Consultants' Reports and plans and objectives for future operations, are forward-looking statements. Although the Issuer, the Company and Panda Interholding believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Issuer's, the Company's and Panda Interholding's expectations ("Cautionary Statements") are disclosed under "Risk Factors," in the assumptions made by the Independent Engineers and the Consultants and contained in their reports, and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Issuer, the Company, Panda Interfunding or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Statements.

   * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

      Neither the Issuer, the Company, Panda Interholding nor any of their representatives makes any recommendation to any holder of Old Bonds as to whether to tender or refrain from tendering Old Bonds pursuant to the Exchange Offer. Neither the Issuer, the Company, Panda Interholding nor any of their representatives makes any representation to any offeree of the Exchange Bonds offered hereby regarding the legality of any investment by such offeree or purchaser under applicable legal investment or similar laws. Each holder of Old Bonds should consult with his or her own advisors as to legal, tax, business, financial and related aspects of participation in the Exchange Offer and must make his or her own decision with respect to the Exchange Offer.


                              PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Company's financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors" prior to making any decision to invest in the Exchange Bonds. For definitions of certain terms used herein, see the glossary included as Appendix A to this Prospectus.

The Company, the Issuer, Panda Interholding and Panda International

General

     Panda Interfunding Corporation (the "Company") is an indirect wholly-owned Delaware subsidiary of Panda Energy International, Inc., a Texas corporation ("Panda International"). Panda Funding Corporation (the "Issuer") is a wholly-owned Delaware subsidiary of the Company organized for the sole purpose of issuing the Existing Bonds and additional series of Pooled Project Bonds (the Existing Bonds and all additional series, if any, are collectively referred to herein as the "Bonds"). Panda International is an independent (i.e., non-utility) power company that is engaged principally in the development, acquisition, ownership and operation of electric power generation facilities, both in the United States and internationally. The Company, the Issuer and Panda Interholding Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Panda Interholding"), were formed by Panda International in 1996 as vehicles for financing Project development, including the making of equity and debt investments in Projects. Panda International has transferred, and intends to continue to transfer, to subsidiaries of the Company, including Panda Interholding, a portfolio of Projects (the "Project Portfolio") developed and to be developed by Panda International. Future transfers will be made at the time that such Projects reach Financial Closing or achieve Commercial Operations, thereby reducing development risk to the Company. Distributions (including payments of principal and interest on loans) received by the Company from its subsidiaries that own, directly or indirectly, interests in Projects in the Project Portfolio ("Project Entities") will be used to make payments on the Existing Bonds and on any additional series of Bonds issued in connection with the inclusion of additional Projects in the Project Portfolio. Panda Interholding was organized for the sole purpose of holding interests in Project Entities owning U.S. Projects.

      As of the date of this Prospectus, the Project Portfolio consists of indirect 100% equity interests in Project Entities that own (i) a 180 megawatt ("MW") natural gas-fired, combined-cycle cogeneration facility located in Roanoke Rapids, North Carolina (the "Panda-Rosemary Facility"), which commenced commercial operations in December 1990, and (ii) a 230 MW natural gas-fired, combined-cycle cogeneration facility located in Brandywine, Maryland (the "Panda-Brandywine Facility"), which commenced commercial operations in October 1996. The Project Entities that own the Panda-Rosemary Facility and the Panda-Brandywine Facility were transferred to Panda Interholding and became part of the Project Portfolio in July 1996. The transfer to the Company of any additional Projects in the future, will be made pursuant to an agreement (the "Additional Projects Contract") among Panda International, its principal development subsidiary and the Company. See "Additional Projects Contract" below.

Initial Project Portfolio

     Panda-Rosemary Facility

      The Panda-Rosemary Facility is owned by Panda-Rosemary, L.P., a Delaware limited partnership (the "Panda-Rosemary Partnership"). The only partners of the Panda-Rosemary Partnership are indirect wholly-owned subsidiaries of the Company. The Panda-Rosemary Facility uses natural gas as its primary fuel to produce electricity and thermal energy in the form of steam. The electric capacity of and electric energy produced by the Panda-Rosemary Facility is sold to Virginia Electric and Power Company ("VEPCO"). Steam and chilled water produced by the Panda-Rosemary Facility are sold to The Bibb Company ("Bibb"), which operates a textile mill adjacent to the Panda-Rosemary Facility. The Panda-Rosemary Partnership has entered into agreements with Natural Gas Clearinghouse ("NGC") for natural gas supply and fuel management services, with Transcontinental Gas Pipe Line Corporation ("Transco"), Texas Gas Transmission Corporation ("Texas Gas") and CNG Transmission Corporation ("CNG") for firm transportation of natural gas and with certain other parties to provide pipeline operation, gas balancing and interruptible transportation services. The Panda-Rosemary Partnership recently entered into an operations and maintenance agreement with Panda Global Services, Inc. ("Panda Global Services"), an indirect wholly-owned subsidiary of Panda International that was recently organized to provide operations and maintenance services to Projects such as the Panda-Rosemary Facility. Such agreement is on substantially similar terms as the Panda-Rosemary Partnership's previous operations and maintenance agreement with University Technical Services, Inc. ("U-Tech"), a subsidiary of EMCOR Group, Inc., which was obtained through a competitive bid process and expired in December 1996.

      Concurrently with the offering of the Old Bonds (the "Prior Offering"), Panda-Rosemary Funding Corporation, a wholly-owned Delaware special purpose finance subsidiary of the Panda-Rosemary Partnership, consummated the offering and sale of $111.4 million in aggregate principal amount of its 8-5/8% First Mortgage Bonds due 2016 (the "Rosemary Bonds"). The Rosemary Bonds were issued pursuant to an indenture among the Panda-Rosemary Partnership, Panda-Rosemary Funding Corporation and Fleet National Bank, as trustee (the "Rosemary Indenture"). The Rosemary Indenture contains various affirmative and negative covenants, including limitations on the ability of the Panda-Rosemary
Partnership to make distributions to its partners. Subject to certain other conditions, the Panda-Rosemary Partnership may make distributions to its partners only if: (i) amounts deposited in certain funds established pursuant to the Rosemary Indenture are equal to or greater than the amounts required to be deposited therein, including debt service and debt service reserve funds;
(ii) no default or event of default under the Rosemary Indenture has occurred and is continuing; (iii) certain gas supply and transportation contracts that expire in November 2005 and October 2006 have been extended or replaced prior to November 30, 2005; and (iv) the Panda-Rosemary Facility meets certain historical and projected debt service coverage requirements. If the Panda-Rosemary Partnership is unable to make distributions to its partners, the ability of the Issuer to make payments on the Exchange Bonds would be materially and adversely affected. See "Risk Factors - Financial Risks" and "- Project Risks." An unaffiliated third party holds a cash flow participation in distributions from the Panda-Rosemary Partnership (which the Company believes is 0.433% and would increase to 1.732% after 2008 based on projected distributions, but which percentages are the subject of a dispute). All references in this Prospectus to distributions from U.S. Projects shall mean distributions after giving effect to such cash flow participation. See "Description of the Projects - The Panda-Rosemary Facility - Cash Flow Participation" and "Legal Proceedings - NNW, Inc. Proceeding."

      For more detailed information regarding the Panda-Rosemary Facility, including the various contracts and financing arrangements referred to above and regulatory matters affecting the Panda-Rosemary Facility, see "Description of the Projects - The Panda-Rosemary Facility," "Regulation" and "Description of Outstanding Project-Level Debt - The Panda-Rosemary Financing."

  Panda-Brandywine Facility

      The Panda-Brandywine Facility is leased by Panda-Brandywine, L.P., a Delaware limited partnership (the "Panda-Brandywine Partnership"). The Panda-Brandywine Partnership has two partners, each of which is an indirect wholly-owned subsidiary of the Company. The Panda-Brandywine Facility utilizes natural gas as its primary fuel. The electric capacity of and electric energy produced by the Panda-Brandywine Facility is sold to Potomac Electric Power Company ("PEPCO") pursuant to a power purchase agreement (the "Brandywine Power
Purchase Agreement"). The Panda-Brandywine Facility commenced commercial operations under the Brandywine Power Purchase Agreement in October 1996. The thermal energy produced by the Panda-Brandywine Facility is sold to a distilled water production facility which is owned by an indirect wholly-owned subsidiary of the Company. The Panda-Brandywine Partnership purchases firm and interruptible natural gas supplies from Cogen Development Company, which are transported to the Panda-Brandywine Facility on either a firm or interruptible basis through the interstate pipeline facilities of Columbia Gas Transmission Corporation and Cove Point LNG Limited Partnership and the local gas distribution facilities of Washington Gas Light Company. The Panda-Brandywine Partnership has contracted with Ogden Brandywine Operations, Inc. ("Ogden Brandywine"), a subsidiary of Ogden Power Corporation, to operate and maintain the Panda-Brandywine Facility.

      Raytheon Engineers and Constructors, Inc. ("Raytheon") constructed the Panda-Brandywine Facility pursuant to a fixed-price, turnkey engineering, procurement and construction contract (the "Brandywine EPC Agreement") with the Panda-Brandywine Partnership. Raytheon completed the start-up of the Panda-Brandywine Facility and has met the requirements for commercial operations and substantial completion under the Brandywine EPC Agreement, although the date on which commercial operations were achieved and the amount of the early completion bonus to which Raytheon is entitled under the Brandywine EPC Agreement are the subject of a dispute between the Panda-Brandywine Partnership and Raytheon. The Company estimates that the amount in dispute is less than $1.0 million and believes that the resolution of this dispute will not have a material adverse effect on the Panda-Brandywine Facility or the Panda-
Brandywine Partnership. See "Description of the Projects - The Panda-Brandywine Facility - Construction Contract."

      General Electric Capital Corporation ("GE Capital") provided a $215 million construction loan to finance construction of the Panda-Brandywine Facility, which construction loan was converted in December 1996 to long-term financing in the form of a leveraged lease (together with the construction loan, the "Panda-Brandywine Financing"). To effect the lease financing, title to the Panda-Brandywine Facility was transferred to a third party trustee and leased back to the Panda-Brandywine Partnership. The Brandywine Facility Lease is a net lease and its initial term is 20 years. The documents governing the Panda-Brandywine Financing (the "Brandywine Financing Documents") contain various affirmative and negative covenants, including limitations on the ability of the Panda-Brandywine Partnership to make distributions to its partners. Subject to certain other conditions, the Panda-Brandywine Partnership may make distributions to its partners only if: (i) all amounts then required to be deposited in certain reserve accounts established pursuant to the Brandywine Financing Documents have been deposited, including rent reserve and operation and maintenance reserve accounts; (ii) all rent payments then due under the Brandywine Facility Lease have been paid; (iii) the Panda-Brandywine Facility meets an operating cash flow to debt service ratio of 1.2:1; and (iv) at the time of such distribution, and after giving effect thereto, no default or event of default has occurred and is continuing under the Brandywine Financing Documents. If the Panda-Brandywine Partnership is unable to make distributions to its partners, the ability of the Issuer to make payments on the Exchange Bonds would be materially and adversely affected. See "Risk Factors - Financial Risks" and "- Project Risks."

      In August 1996, the Panda-Brandywine Partnership and PEPCO commenced discussions concerning commercial operational requirements of the Panda-Brandywine Facility and conversion of the construction loan to long-term financing. During these discussions, disagreements arose between the Panda-Brandywine Partnership and PEPCO with respect to certain provisions of the Brandywine Power Purchase Agreement, one of which relates to the determination of the interest rate that is the basis for reduction in capacity payments thereunder (the "PEPCO Interest Rate Dispute"). PEPCO and the Panda-Brandywine Partnership are presently attempting to resolve these disagreements but there are no assurances that such efforts will be successful. If the PEPCO Interest Rate Dispute is determined adversely to the Panda-Brandywine Partnership, the capacity payments paid by PEPCO under the Brandywine Power Purchase Agreement will be less than originally anticipated, thereby adversely affecting the revenues realized by the Panda-Brandywine Partnership, and consequently, reducing the amount of funds that would be available for distribution to the Company and ultimately repayment of the Exchange Bonds. In addition, the ability of the Company to raise debt for Projects in the future would be impaired. See "Risk Factors - Dependence on Distributions from Project Entities" and "- Dispute With PEPCO Over Calculation of Capacity Payments," "Description of the Projects - The Panda-Brandywine Facility - Dispute With PEPCO Over Calculation of Capacity Payments," "Offering Circular Summary - Independent Engineers' and Consultants' Reports - Consolidating Engineer's Pro Forma Report" and "- Independent Pro Forma Analysis - Brandywine," and "Description of the Exchange Bonds - Certain Covenants - Limitations on Debt."

      For more detailed information regarding the Panda-Brandywine Facility, including the current disputes with Raytheon and PEPCO, the various contracts and financing arrangements referred to above and regulatory matters affecting the Panda-Brandywine Facility, see "Description of the Projects - The Panda-Brandywine Facility," "Regulation" and "Description of Outstanding Project-Level Debt - The Panda-Brandywine Financing."

Additional Projects Contract

      Subject to certain conditions, including those set forth below, the Additional Projects Contract requires Panda International and its affiliates to transfer to the Company, or to certain wholly-owned direct subsidiaries thereof (the "PIC Entities"), their interests in each Project for which a power purchase agreement is entered into prior to July 31, 2001 and which has reached Financial Closing or achieved Commercial Operations prior to July 31, 2006. Panda International and its affiliates will be required to transfer their interests in a Project to the Project Portfolio only if the principal amount of additional series of Bonds that can be issued after giving effect to the inclusion of the Project in the Project Portfolio equals or exceeds the amount of Anticipated Additional Debt. For a description of how the amount of Anticipated Additional Debt is calculated, see "The Company, the Issuer, Panda Interholding and Panda International - The Additional Projects Contract." Interests in a Project will not be transferred if the Project has not reached Financial Closing or achieved Commercial Operations. Additionally, except for the Panda-Kathleen Project described below, which must be transferred to the Project Portfolio if it reaches Financial Closing, interests in a Project will not be transferred if: (i) Panda International does not own a controlling interest in the Project; (ii) the transfer would be prohibited under any Project-level financing, power purchase or related agreement; or (iii) after giving effect to the issuance of the additional series of Bonds in connection with the inclusion of the Project in the Project Portfolio (a) the rating of previously issued Bonds is not Reaffirmed by at least two rating agencies at a rating equal to or higher than that in effect immediately prior to the issuance of such additional series or (b) the projected Company Debt Service Coverage Ratio or the projected Consolidated Debt Service Coverage Ratio (if then applicable) would be less than 1.7:1 or 1.25:1, respectively, for (1) the period beginning with the date of determination through December 31 of that calendar year, (2) each period consisting of a calendar year thereafter through the calendar year immediately prior to the calendar year in which the Final Stated Maturity occurs and (3) the period thereafter beginning with January 1 and ending with such Final Stated Maturity (each such period, a "Future Ratio Determination Period"). The Additional Projects Contract requires Panda International to use commercially reasonable efforts to cause each Project to meet the conditions for transfer to the Project Portfolio as of the date a Project reaches Financial Closing or achieves Commercial Operations, whichever occurs first, or within a 90-day period thereafter. If, however, the conditions for such a transfer cannot be satisfied using commercially reasonable efforts, Panda International will have no further obligation to the Company in respect of such Project and may retain its interest in such Project or sell it to third parties.

      The Company believes that Panda International will continue to actively develop Projects; however, Panda International is under no obligation to do so, or to use any proceeds from the Prior Offering or future distributions from the Company to fund such future development. In addition, there can be no assurance that the Projects currently under development by Panda International will reach Financial Closing, achieve Commercial Operations or satisfy the other conditions for transfer to the Project Portfolio pursuant to the Additional Projects Contract. See "Risk Factors - Financial Risks," "- Project Risks" and "- Risks Relating to Future Non-U.S. Projects" and "The Company, the Issuer and Panda International - The Additional Projects Contract."

Panda International

     Panda International is an independent power company engaged principally in the development, acquisition, ownership and operation of electric power generation facilities, both in the United States and internationally. It also owns a subsidiary engaged in oil and gas exploration and development. Panda International's principal business strategy is to use its experience in developing, constructing, financing and managing electric power generation facilities to provide low cost electricity and electric generating capacity. Panda International is seeking to expand its presence in the electric power industry by implementing this strategy in the United States and certain other countries. Panda International has placed into commercial operations facilities with electric generating capacity of approximately 410 MW. In addition, Panda International has executed power purchase agreements or entered into other development arrangements relating to four potential Projects with a combined electric generating capacity of approximately 750 MW. Panda International is continually engaged in the evaluation of various opportunities for the development and acquisition of additional electric power generation facilities, both in the United States and internationally. The Company believes that there is and will continue to be significant demand for new generating capacity worldwide and that much of this new capacity will be provided by independent power developers such as Panda International. See "Risk Factors - Project Risks" and "- Risks Relating to Future Non-U.S. Projects," "The Company, the Issuer and Panda International" and "Business - The Independent Power Industry."

      Panda International was formed as part of a corporate reorganization that took place in October 1995 in which all of the issued and outstanding capital stock of Panda Energy Corporation, a Texas corporation ("PEC"), was exchanged for shares of capital stock of Panda International, with the result that PEC became a wholly-owned subsidiary of Panda International. PEC was organized in 1982 by Robert and Janice Carter, who are the Chairman of the Board, President and Chief Executive Officer, and the Executive Vice President, Treasurer and Secretary, respectively, of Panda International, PEC, the Company, the Issuer and Panda Interholding. See "Management." Robert and Janice Carter and members of their family and family trusts together own approximately 38.8% of the outstanding shares of capital stock of Panda International. See "Risk Factors - Control by Principal Stockholders."

      The principal executive offices of the Issuer, the Company, Panda Interholding, PEC and Panda International are located at 4100 Spring Valley Road, Suite 1001, Dallas, Texas 75244. The telephone number at such offices is
(972) 980-7159.

Projects under Development by Panda International

     The following are Projects that Panda International and its affiliates are developing. There are substantial risks associated with the development of Projects, and increased risks associated with the development of Projects outside the United States. There can be no assurance that any Project under development will reach Financial Closing, achieve Commercial Operations or satisfy the other conditions for transfer to the Project Portfolio pursuant to the Additional Projects Contract. See "Risk Factors - Project Risks" and "- Risks Relating to Future Non-U.S. Projects."

  Panda-Luannan (China)

      The Company expects that, during the first quarter of 1997, a 2 x 50 MW coal-fired cogeneration facility (the "Panda-Luannan Facility") to be located in Luannan County, Tangshan Municipality, Hebei Province, People's Republic of China ("PRC" or "China") will reach Financial Closing and will be eligible for transfer to the Project Portfolio if the other conditions to such transfer contained in the Additional Projects Contract can be satisfied. Subject to output limitations during certain periods, all of the electric output of the Panda-Luannan Facility will be sold to North China Power Group Company, the business arm of North China Power Group ("NCPG"), which is one of the five interprovincial power groups in China under the supervision of the Ministry of Electric Power of the PRC. The Panda-Luannan Facility is to be connected to one of the largest power grids in China, which is operated by NCPG and serves the region which includes the Beijing-Tianjin-Tangshan area. It is anticipated that the steam generated will be sold to industrial and possibly to governmental purchasers.

  Panda of Nepal

      Panda International has formed a joint venture company with a major international hydroelectric engineering company and a local Nepalese party to build a 36 MW hydroelectric facility on the upper Bhote Koshi River in Nepal. A power purchase agreement with the Nepal Electricity Authority ("NEA"), and a project agreement with the Government of Nepal obligating the Government of Nepal to guarantee NEA's obligations and to provide certain other support and incentives, were signed in July 1996. An engineering, procurement and construction contract for the facility was entered into in October 1996 with China Gezhouba Construction Group Corporation for Water Resources and Hydropower, a Chinese engineering and construction firm. The construction contract provides that the contractor will construct the facility on a fixed-price turnkey basis. Panda International has received commitment letters from two multilateral agencies to provide debt financing for this Project, subject to their satisfaction with due diligence reviews and other matters. The Company expects that this Project will reach Financial Closing during the first quarter of 1997 and will be eligible for transfer to the Project Portfolio if the other conditions to such transfer contained in the Additional Projects Contract can be satisfied.

  Panda-Lapanga (India)

      In August 1994, Panda International acquired from another independent power developer a 90% interest in a company that has executed a power purchase agreement with the Orissa State Electricity Board for a proposed 500 MW coal-fired electric generating facility to be located in the State of Orissa, India. Certain of the central government approvals for this facility have been obtained. Although Panda International believes this power purchase agreement is valid and enforceable, the State of Orissa has given a notice of cancellation of such agreement to Panda International, as well as to several other third parties with respect to power purchase agreements relating to their projects. Panda International has objected to such notice. Development efforts have been delayed pending resolution of this dispute.

  Panda-Kathleen (United States)

      Panda International owns an indirect 100% equity interest in Panda-Kathleen, L.P., a Delaware limited partnership (the "Panda-Kathleen Partnership"), which in 1991 entered into a power purchase agreement with Florida Power Corporation ("Florida Power") for the sale of capacity and all energy made available from a natural gas-fired, combined-cycle cogeneration facility (the "Panda-Kathleen Facility"). Construction of the Panda-Kathleen Facility was originally scheduled to begin in 1995, but has been delayed because of litigation with Florida Power and may never commence. The Brandywine Financing Documents require the Panda-Kathleen Project to be transferred to the Project Portfolio if it reaches Financial Closing, whether or not the other conditions to transfer contained in the Additional Projects Contract are satisfied. See "Legal Proceedings - Florida Power Proceedings."

Guaranty and Collateral; Effective Subordination

      The Existing Bonds are, and all additional series of Bonds will be issued pursuant to an indenture (the "Indenture") among the Issuer, the Company and Bankers Trust Company, as trustee (the "Trustee"). The Bonds will be paid from payments by the Company to the Issuer on promissory notes (including the Initial Company Note, the "Company Notes") evidencing loans by the Issuer to the Company. The aggregate outstanding principal amount of the Company Notes will at all times equal the aggregate outstanding principal amount of the Bonds. Upon completion of the Exchange Offer, the Existing Bonds will be the only Bonds issued and outstanding under the Indenture.

      The Existing Bonds are, and all additional series of Bonds will be, fully and unconditionally guaranteed (such guaranty, the "Company Guaranty") by the Company. In addition, the Existing Bonds are, and all additional series of Bonds will be, secured by pledges, or grants of security interests, to the
Trustee for the benefit of the holders of the Bonds: (i) by PEC of and in all of the capital stock of the Company; (ii) by the Company, of and in all of the capital stock of the Issuer and the PIC Entities (the "PIC U.S. Entities") that indirectly own Projects located in the United States and certain international Projects for which no U.S. tax deferral will be sought (the "U.S. Projects") and 60% of the capital stock of the PIC Entities (the "PIC International Entities") that indirectly own Projects not located in the United States and for which U.S. tax deferral will be sought (the "Non-U.S. Projects"); (iii) by the Issuer, of and in the Company Notes; (iv) by the Company, of and in its interest in the Additional Projects Contract; and (v) by the Company, of and in its interest in all distributions from the PIC U.S. Entities and its interest in accounts, established in the Company's name with the Trustee, into which such distributions are deposited (all of the foregoing collateral so pledged, the "Collateral"). Currently, there exists one PIC U.S. Entity, Panda Interholding, and one PIC International Entity, Panda Cayman Interfunding Company, a Cayman Islands corporation ("Panda Cayman"). Individually, the pledges of the capital stock of each of the Issuer, Panda Interholding and Panda Cayman do not constitute a "substantial portion" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities Act) of the Collateral securing the Existing Bonds. Except as discussed in the following paragraph, separate financial statements of each of the Issuer, Panda Interholding and Panda Cayman are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds. The financial statements of the Company contained in this Prospectus present the financial position and results of operations of the Company and all of its subsidiaries on a consolidated basis.

      The obligations under the Company Guaranty and Bonds are also guaranteed in a limited amount by Panda Interholding and will be guaranteed in a limited amount by future PIC U.S. Entities, if any, which will be wholly-owned subsidiaries of the Company (the "PIC Entity Guaranties"). The PIHC Guaranty is and all future PIC Entity Guaranties, if any, will be limited in an amount equal to the greater of (i) the consideration received by such PIC us Entity in exchange for its guaranty within the meaning of applicable fraudulent conveyance or transfer laws or (ii) the lesser of (a) the maximum amount that will not render such PIC U.S. Entity insolvent or (b) the maximum amount that will not leave such PIC U.S. Entity (after giving effect to the guaranty) with an unreasonably small capital. Because the determination of the maximum amount of each PIC Entity Guaranty is dependent upon the determination under applicable law of matters which have no precise established definition, there may be uncertainty as to the actual maximum amount of the guaranty. Any such uncertainty may adversely affect the enforceability of the PIC Entity Guaranties. Subject to the foregoing limitations, the maximum amount of Panda Interholding's obligations under the PIHC Guaranty is currently $25.1 million, which is the amount of proceeds Panda Interholding received from the sale of the Old Bonds which were used by Panda Interholding to fund a portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnership. Panda Interholding has no significant assets other than its interests in the Project Entities related to the Panda-Rosemary Facility and the Panda-Brandywine Facility. The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods. The unaudited condensed consolidated financial statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospectus. See "Description of the Exchange Bonds - PIC Entity Guaranties."

      The Bonds will not be secured by any direct equity interest in, or by a mortgage on, or other security interest in the assets of, any Project nor will the Bonds be directly secured by any interest in any distributions to PIC International Entities, if any, or any accounts into which such distributions are deposited. Each PIC International Entity, however, will be required to pledge to the Company, as security for the repayment of certain loans by the Company to such PIC International Entity (the "PIC International Entity Loans"), such PIC International Entity's interest in all distributions received by it in respect of Non-U.S. Projects, if any, and all accounts, established in the name of such PIC International Entity with the Trustee, acting in its capacity as the International Collateral Agent for the benefit of the Company (the "International Collateral Agent"), into which such distributions are deposited. See "Description of the Exchange Bonds - Collateral for the Exchange Bonds."

      The Exchange Bonds will be exclusively the obligations of the Issuer and, to the extent of the Company Guaranty and the PIC Entity Guaranties (the "Guaranties"), the Company and PIC U.S. Entities, and not of any of their affiliates. Because the operations of the Company are conducted by Project Entities, the Company's cash flow and its ability to service its debt, including its ability to make payments on the Company Notes, and consequently the Issuer's ability to make payments on the Bonds (including the Exchange Bonds), are almost entirely dependent upon the earnings of the Project Entities and the distribution of those earnings to the Company through the PIC Entities. The Project-level financing arrangements for the Projects generally restrict the ability of the Project Entities to pay dividends, make distributions or otherwise transfer funds to equity owners of such Projects, including the PIC Entities and, indirectly, the Company. These restrictions generally require that, prior to the payment of dividends or distributions or the making of other transfers of funds, the Project Entity proposing to make the dividend, distribution or transfer must provide for the payment of other obligations of the Project, including operating expenses and debt service, fund a debt service reserve and other reserves and meet certain debt service coverage ratios and other tests. Additionally, the indebtedness incurred by a Project Entity to finance a Project would generally be secured by a mortgage on the applicable Project and a security interest in substantially all of the assets of, and the equity interests in, the Project Entity.

     As a result of the foregoing, the Bonds (including the Exchange Bonds) and the Guaranties will be effectively subordinated, both in terms of security and in priority of rights to receive distributions, to creditors of the Project Entities and the PIC Entities. As of September 30, 1996, the Project Entities had outstanding $314.6 million of indebtedness and other liabilities, which are effectively senior to the Existing Bonds and the Guaranties. See "Risk Factors
- Financial Risks" and "Description of the Outstanding Project-Level Debt."


                                PRIOR OFFERING

      On July 31, 1996 (the "Issue Date"), the Issuer issued $105,525,000 aggregate principal amount of its 11-5/8% Pooled Project Bonds, Series A due 2012 in a private placement under Section 4(2) of the Securities Act and Rule 144A. The Old Bonds were sold to Jefferies & Company, Inc. (the "Initial Purchaser") pursuant to the Purchase Agreement and were placed by the Initial Purchaser with Qualified Institutional Buyers and Institutional Accredited
Investors (as defined in Section 501(a) (1), (2), (3) or (7) under the Securities Act). Pursuant to the Registration Rights Agreement entered into between the Company, the Issuer and the Initial Purchaser in connection with the Prior Offering, the Issuer and the Company agreed to file a shelf registration statement covering the Old Bonds (a "Shelf Registration Statement") or to effect a registered exchange offer for the Old Bonds pursuant to which the holders of the Old Bonds would be offered the opportunity to exchange their Old Bonds for registered Exchange Bonds. The Registration Rights Agreement provides that if such an exchange offer registration statement (an "Exchange Offer Registration Statement") or a Shelf Registration Statement is not declared effective within 180 days after the Issue Date, the interest rate on the Old Bonds will increase by 50 basis points effective on the 181st day following the Issue Date until such a registration statement is declared effective. If such a registration statement is not declared effective within two years following the Issue Date, such increase in interest rate would become permanent. The Registration Statement with respect to the Exchange Offer was declared effective by the Commission on February 14, 1997, and accordingly, Additional Interest on the Old Bonds accrued commencing on January 28, 1997 through February 13, 1997 and is payable on February 20, 1997, the next Interest Payment Date, in the aggregate amount of $26,381.

                              THE EXCHANGE OFFER

      The Issuer is making the following Exchange Offer to holders of all Old Bonds presently outstanding:

The Exchange Offer              For  each $1,000 principal amount of Old  Bonds
                          tendered, a holder will be entitled to receive $1,000 principal amount of Exchange Bonds. As of the date of this Prospectus, $105,525,000 principal amount of Old Bonds is outstanding. The terms of the Exchange Bonds are substantially identical to the terms of the Old Bonds, except that the Exchange Bonds (i) will have been registered under the Securities Act, and
                          (ii) holders of the Exchange Bonds will not be entitled to certain rights of holders of the Old Bonds under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. Such rights will also terminate as to holders of Old Bonds who are eligible to tender their Old Bonds for exchange in the Exchange Offer and fail to do so. See "The Exchange Offer - Termination of Certain Rights" and "Old Bonds Registration Rights."

Expiration Date                The Exchange Offer will expire at 5:00 p.m., New
                          York City time, on March 20, 1997, unless extended in the Issuer's sole discretion. See "The Exchange Offer - Expiration Date; Extensions; Termination; Amendments."

Withdrawal of Tenders           Tenders  of Old Bonds may be withdrawn  at  any
                          time prior to the Expiration Date. Thereafter, such tenders are irrevocable. See "The Exchange Offer - Withdrawal of Tenders."

Interest on the Exchange
 Bonds and Accrued
 Interest on the Old
 Bonds                          The Exchange Bonds will bear interest from  the
                          date of their issuance. Interest on the Old Bonds accepted for exchange will accrue thereon to, but not including, the date of issuance of the Exchange Bonds and will be paid together with the first interest payment on the Exchange Bonds issued in exchange therefor.

Conditions of the
 Exchange Offer                  The  Exchange  Offer  is  subject  to  certain
                          customary conditions. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Bonds being tendered or accepted for exchange. Old Bonds may be tendered only in integral multiples of $1,000. See "The Exchange Offer - Conditions of the Exchange Offer."

Procedures for Tendering
 Old Bonds                      Each holder of Old Bonds wishing to accept  the
                          Exchange Offer must, prior to the Expiration Date, either (i) complete and sign the Letter of
                          Transmittal, in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, together with any signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the back cover page of this Prospectus and the tendered Old Bonds must either be
                          (a) physically delivered to the Exchange Agent or (b) transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures set forth herein. By executing the Letter of Transmittal, each holder will represent that, among other things, the Exchange Bonds acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Bonds (whether or not such person is the registered holder of such Exchange Bonds), that neither the holder of such Exchange Bonds nor any such other person has an arrangement with any person to participate in the distribution (within the meaning of the Exchange Act) of such Exchange Bonds and that neither the holder of such Exchange Bonds or any such other person is an Affiliate of the Issuer, the Company or Panda Interholding, or if it is an Affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange Offer - Procedures for Tendering."

Special Procedures for
 Beneficial Owners               Any  beneficial  owner  whose  Old  Bonds  are
                          registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Bonds in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer - Procedures for Tendering."

Guaranteed Delivery
 Procedures                     Holders  of Old Bonds who wish to tender  their
                          Old Bonds and whose Old Bonds are not immediately available or who cannot deliver their Old Bonds, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, may tender their Old Bonds according to the guaranteed delivery procedures set forth in "The Exchange Offer - Guaranteed Delivery Procedures."
Acceptance of  the Old
 Bonds and Delivery of
 the Exchange Bonds            Upon satisfaction or waiver of the conditions of
                          the Exchange Offer, the Issuer will accept for exchange any and all Old Bonds which are properly tendered and not withdrawn prior to the Expiration Date. The Exchange Bonds issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer - Acceptance of Old Bonds for Exchange; Delivery of Exchange Bonds."
Certain Federal Income
 Tax Considerations             Generally,  there should not be federal  income
                          tax  consequences  to holders  as  a  result  of  the
                          exchange  of  the  Old Bonds for the  Exchange  Bonds
                          pursuant to the Exchange Offer. If, however, the exchange of the Old Bonds for the Exchange Bonds were treated as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging the Old Bonds pursuant to such recapitalization should not recognize any gain or loss upon the exchange. The foregoing discussion of certain federal income tax consequences is for general information only and is not tax advice. Federal income tax consequences may vary depending upon individual circumstances. See "Certain U.S. Federal Income Tax Considerations of the Exchange Offer."

Effect on Holders of
 Old Bonds                     Holders of the Old Bonds who do not tender their
                          Old Bonds in the Exchange Offer will continue to hold such Old Bonds and will be entitled to all the rights and benefits, and will be subject to all limitations applicable thereto, under the Indenture. All Old
                          Bonds not exchanged in the Exchange Offer will continue to be subject to the restrictions on transfer provided for in the Old Bonds and the Indenture. To the extent that Old Bonds are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Bonds not so tendered could be adversely affected. See "Risk Factors - Consequences of Failure to Exchange Old Bonds."

Rights of Dissenting
 Holders                        Holders  of Old Bonds do not have any appraisal
                          or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer.

Exchange Agent                  Bankers Trust Company.  See "The Exchange Offer
                          - The Exchange Agent."

                          TERMS OF THE EXCHANGE BONDS

      The Exchange Offer applies to $105,525,000 aggregate principal amount of Old Bonds. The form and terms of the Exchange Bonds are substantially identical to the terms of the Old Bonds, except that the Exchange Bonds (i) have been registered under the Securities Act, and therefore, will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) holders of the Exchange Bonds will not be entitled to certain rights of holders of the Old Bonds under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. Such rights will also terminate as to holders of Old Bonds who are eligible to tender their Old Bonds for exchange in the Exchange Offer and fail to do so. See "The Exchange Offer - Termination of Certain Rights." The Exchange Bonds will evidence the same debt as the Old Bonds which they replace and will be issued under, and be entitled to the benefits of, the Indenture. Upon completion of the Exchange Offer, the Existing Bonds will be the only Bonds issued and outstanding under the Indenture.

Securities Offered                $105,525,000  11-5/8% Pooled  Project  Bonds,
                            Series A-1 due 2012.

Final Maturity Date              August 20, 2012.

Interest Payment Dates           February 20 and August 20, commencing February
                            20, 1997.

Ratings                          In October 1996, the Exchange Bonds were rated
                            Ba3 by Moody's Investors Service, Inc. and BB- by Duff & Phelps Credit Rating Co.

Initial Average Life              The  initial average life to maturity of  the
                            Exchange Bonds is 11.7 years.

Scheduled Principal
 Payments                         Semiannually commencing February 20, 1997, as
                            follows:

                                                       Percentage of
                                                          Original
                            Payment Date                 Principal
                                                       Amount Payable

                            February 20, 1997             0.2045%
                            August 20, 1997               0.0000%
                            February 20, 1998             0.0000%
                            August 20, 1998               0.0000%
                            February 20, 1999             0.0000%
                            August 20, 1999               0.5933%
                            February 20, 2000             0.6129%
                            August 20, 2000               0.0000%
                            February 20, 2001             0.0000%
                            August 20, 2001               1.3753%
                            February 20, 2002             1.4691%
                            August 20, 2002               2.2184%
                            February 20, 2003             2.3565%
                            August 20, 2003               2.9328%
                            February 20, 2004             3.1031%
                            August 20, 2004               3.2796%
                            February 20, 2005             3.4687%
                            August 20, 2005               3.5977%
                            February 20, 2006             3.7820%
                            August 20, 2006               2.8098%
                            February 20, 2007             3.0076%
                            August 20, 2007               4.8415%
                            February 20, 2008             5.1145%
                            August 20, 2008               5.0057%
                            February 20, 2009             5.2945%
                            August 20, 2009               5.5185%
                            February 20, 2010             5.8300%
                            August 20, 2010               5.7248%
                            February 20, 2011             6.0590%
                            August 20, 2011               6.4800%
                            February 20, 2012             6.8808%
                            August 20, 2012               8.4390%

Denominations and Form             The  Exchange  Bonds  will  be  issuable  in
                           denominations of any integral multiple of $1,000 in exchange for a like principal amount of Old Bonds. The Exchange Bonds will be issuable in book-entry form through the facilities of The Depository Trust Company ("DTC"), which will act as depositary for the Exchange Bonds. One fully-registered certificate will be issued and will be deposited with DTC, and interests therein will be shown on, and transfers will be effected through, records maintained by DTC and its participants. See "Description of the Exchange Bonds - Book Entry; Delivery and Form."

Mandatory Redemption       The Existing Bonds and all additional series of
                           Bonds,  if any, then outstanding will be subject  to
                           mandatory  redemption, in whole or in part,  to  the
                           extent  that,  at any time (after giving  effect  to
                           transfers required to be made to other Accounts  and
                           Funds  on such date), the aggregate amount of monies
                           on  deposit in the U.S. and International  Mandatory
                           Redemption Accounts is in excess of $2.0 million. In
                           the  event  of  a sale or other disposition  of  any
                           Collateral or any interest in a Project or any event
                           of casualty, loss or condemnation with respect to  a
                           Project (each, a "Mandatory Redemption Event"),  all
                           proceeds  of any distributions resulting  from  such
                           Mandatory Redemption Event in excess of $2.0 million
                           in  the  aggregate in any calendar year that may  be
                           legally  distributed or paid to the Company  or  any
                           PIC Entity without contravention of any Project debt
                           agreement  shall  be deposited into the  appropriate
                           Mandatory Redemption Account, unless (i) the Company
                           provides a certificate to the Trustee (supported  by
                           a  certificate to the Trustee from the Consolidating
                           Engineer)  stating  that such  Mandatory  Redemption
                           Event  would  not  result in  either  the  projected
                           Company Debt Service Coverage Ratio being less  than
                           1.7:1  or  the  projected Consolidated Debt  Service
                           Coverage Ratio (if then applicable) being less  than
                           1.25:1,  for each Future Ratio Determination Period;
                           and (ii) the rating of the Bonds is Reaffirmed by at
                           least  two rating agencies at a rating equal  to  or
                           higher than that in effect immediately prior to such
                           Mandatory  Redemption  Event. Mandatory  redemptions
                           will be made at a redemption price equal to 100%  of
                           the  principal  amount of the Bonds to  be  redeemed
                           plus  interest thereon accrued to the date  of  such
                           redemption, plus a premium, if any, provided in  the
                           supplemental indenture for each series of  Bonds  to
                           be redeemed. For the Exchange Bonds, such premium is
                           equal to that payable were the Exchange Bonds to  be
                           redeemed at the Issuer's option on such date to  the
                           extent that the mandatory redemption results from  a
                           sale   or   other  voluntary  disposition   of   any
                           Collateral or any interest in a Project  (or  if  no
                           optional  redemption  is then available,  a  premium
                           determined  as  the excess, if any, of  the  present
                           value  of the remaining payments due on the Exchange
                           Bonds,  discounted at a rate which is equal  to  the
                           Applicable  Treasury  Rate  plus  one-half  of   one
                           percent  over the par value of such Exchange Bonds).
                           Notwithstanding the foregoing, the amount  of  Bonds
                           required to be redeemed shall not exceed the  amount
                           necessary  to  cause (after giving  effect  to  such
                           redemption)  the  coverage  ratio  requirements  set
                           forth above to be met and to achieve a Reaffirmation
                           of  the  rating on the Bonds by at least two  rating
                           agencies. See "Description of the Exchange  Bonds  -
                           Redemption  - Mandatory Redemption."  The applicable
                           Consolidated  Debt  Service  Coverage   Ratio,   for
                           purposes of determining whether amounts are to be deposited in the Mandatory Redemption Accounts or for any other purposes under the Indenture, need not be satisfied on and after the time that more than four Projects have been transferred to the Project
                           Portfolio.

                            There can be no assurance that the Issuer will have
                           available funds sufficient to fund the redemption of Bonds upon the occurrence of a Mandatory Redemption Event. In the event a Mandatory Redemption Event occurs at a time when the Issuer does not have available funds sufficient to redeem all of the Bonds subject to such redemption, an Event of Default would occur under the Indenture. See "Risk Factors - Mandatory Redemption and Repurchase of Bonds Upon a Change in Control."

Optional Redemption                The  Exchange  Bonds  will  be  subject   to
                           redemption, in whole or in part, at the option of the Issuer at any time on or after August 20, 2001, at the following redemption prices (expressed as a percentage of principal amount) plus interest accrued to the date of redemption, if redeemed during the 12-month period commencing on or after August 20 of the year set forth below:

                                 Year               Redemption
                                                       Price
                                 2001                105.8125%
                                 2002                104.3594%
                                 2003                102.9063%
                                 2004                101.4532%
                                 2005                100.0000%
                                 and thereafter

                           The Exchange Bonds are also subject to redemption, in whole or in part, at the option of the Issuer at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed plus interest thereon accrued to the date of such redemption if an Extraordinary Financial Distribution in excess of $2.0 million is applied to prepay the Company Notes. "Extraordinary Financial Distributions" are distributions and other amounts received by the Company or any PIC Entity without contravention of any Project debt agreement in respect of settlements, judgments and other payments received in respect of a Project in connection with legal proceedings, monies released from certain escrows relating to Projects, buy-outs or settlements of Project contracts and certain other transactions resulting in the receipt of cash or other property upon the sale, transfer or other disposition of contractual rights relating to a Project (in each case, other than in respect of a Mandatory Redemption Event). See "Description of the Exchange Bonds - Redemption - Optional Redemption."

Change of Control          Upon  the occurrence of a Change of  Control,
                           each holder of Existing Bonds and all additional series of Bonds, if any, will have the right to require the Issuer to purchase all or a portion of such holder's Bonds at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.
                           See  "Description of the Exchange  Bonds  -  Certain
                           Covenants - Change of Control."

                           There can be no assurance that the Issuer will have available funds sufficient to fund the purchase of the Bonds upon a Change of Control. In the event a Change of Control occurs at a time when the Issuer does not have available funds sufficient to pay for all of the Bonds delivered by holders seeking to accept the Issuer's repurchase offer, an Event of Default would occur under the Indenture. See "Risk Factors - Mandatory Redemption and Repurchase of Bonds Upon a Change in Control."

Certain Covenants          The Indenture contains affirmative and negative
                           covenants  that  restrict  the  activities  of   the
                           Issuer,  the Company and the PIC Entities, including
                           limitations on: (i) distributions to the Company and
                           the  PIC  International Entities out of the Accounts
                           and  Funds  described below under "Flow  of  Funds";
                           (ii)  the  ability of Project Entities to incur  new
                           debt  or  amend Project agreements if  such  actions
                           could   reasonably  be  expected  to   reduce   Cash
                           Available  for  Distribution by 10% for  any  Future
                           Ratio  Determination Period; (iii) how the  proceeds
                           of   the  Prior  Offering  may  be  used;  (iv)  the
                           incurrence of indebtedness or lease obligations,  or
                           the  provision of guaranties (see "Additional  Debt"
                           below);  (v)  the  payment  of  dividends   on   and
                           redemptions  of  capital  stock;  (vi)  the  use  of
                           proceeds  from the sale of assets and certain  other
                           events;  (vii)  transactions  with  affiliates   and
                           (viii)  the  creation of liens. The  Indenture  will
                           also (a) require the Company to maintain at least  a
                           50%  (direct or indirect) ownership interest in each
                           Project,  or  a  25% (direct or indirect)  ownership
                           interest  in each Project and controlling  influence
                           over  the  management and policies with  respect  to
                           such  Project,  provided that no  other  entity  has
                           greater   control   than  the  Company   over   such
                           management   and   policies   (except   in   certain
                           circumstances, including the sale by the Company  of
                           its  entire interest in a Project), (b) restrict the
                           ability  of  the  Company, the Issuer  and  the  PIC
                           Entities  to consolidate with or merge into,  or  to
                           transfer   all   or  substantially  all   of   their
                           respective  assets to, another person,  (c)  require
                           the  Issuer  to  pledge  additional  collateral   in
                           certain instances and (d) require the Issuer to offer to redeem the Bonds upon the occurrence of a Change of Control. See "Description of the Exchange
                           Bonds - Certain Covenants."

                           Noncompliance with the covenants contained in the Indenture would constitute an Event of Default under the Indenture after any applicable time periods or notice and cure periods. If an Event of Default due to the bankruptcy, insolvency or reorganization of the Company, the Issuer or any PIC Entity occurs, all unpaid principal, premium, if any, and interest under all Existing Bonds and all additional series of Bonds, if any, then outstanding will immediately become due and payable. In other cases of an Event of Default, the Trustee may, and upon the request of the holders of at least one-third or one-half (depending on the circumstances) in aggregate principal amount of all Existing Bonds and all additional series of Bonds, if any, then outstanding shall, declare all unpaid principal, premium, if any, and interest thereunder to immediately become due and payable. If any Event of Default is not cured or waived, the Trustee may, and upon the request of a majority in aggregate principal amount of the Existing Bonds and all additional series of Bonds, if any, then outstanding, and the offering to it of any indemnity required under the Indenture shall (unless the Trustee in good faith shall determine that such exercise would involve it in personal liability or expense), enforce every right available to it under the Indenture and under the
                           Security Documents. See "Description of the Exchange Bonds - Defaults and Remedies."

Additional Debt......            The  Indenture  permits the  Issuer  to  incur
                           additional debt only in the form of additional series of Bonds for the purpose of loaning the proceeds thereof to the Company, which the Company may use either to make investments in Projects in connection with their transfer to the Project Portfolio or for distribution or loan to Panda International and its affiliates. Panda International and its affiliates may, but are under no obligation to, use such funds for future project development. Additional series of Bonds may be issued only if, at the time of such issuance, (i) the Company provides a certificate to the Trustee (supported by a certificate to the Trustee from the Consolidating Engineer) stating that, after giving effect to the issuance of such additional series of Bonds and the application of the proceeds therefrom, the projected Company Debt Service Coverage Ratio and the projected Consolidated Debt Service Coverage Ratio (if then applicable) equal or exceed 1.7:1 and 1.25:1, respectively, for each Future Ratio Determination Period and (ii) the rating of the Bonds is Reaffirmed by at least two rating agencies at a rating equal to or higher than that in effect immediately prior to the issuance of such additional series; provided, however, that such Reaffirmation of the rating shall not be required if (a) neither the Company nor any PIC Entity has, since the last date upon which the Bonds were rated or a Reaffirmation of rating was given in respect thereof, acquired (or is acquiring in connection with the issuance of such additional series), sold or otherwise disposed of direct or indirect interests in one or more Projects in an aggregate amount in excess of the lesser of the amounts set forth in subclauses (1) and (2) of clause (b) below and (b) the principal amount of such additional series to be issued is less than the lesser of (1) $50 million and (2) 25% of the aggregate principal amount of all series of Bonds then outstanding. The Company and the PIC Entities will be prohibited from incurring any debt, other than (i) in the case of the Company, the Company Guaranty and the Company Notes, (ii) in the case of the PIC International Entities, the PIC International Entity Notes, certain subordinated debt (including Other International Notes) payable to the Company or any PIC Entity, (iii) in the case of the PIC U.S. Entities, the PIC Entity Guaranties and certain subordinated debt payable to the Company or any PIC Entity and (iv) in the case of Project Entities, Project debt and certain guaranties. See "Description of the Exchange Bonds - Certain Covenants."

Guaranty and Ranking.                                        The Exchange Bonds
                           will rank pari passu with all other series of Bonds (including the Old Bonds). The Existing Bonds are, and all other series of Bonds will be, fully and unconditionally guaranteed by the Company. The obligations under the Company Guaranty and Bonds are also guaranteed in a limited amount by Panda Interholding and will be guaranteed in a limited amount by future PIC U.S. Entities, if any, which will be wholly-owned subsidiaries of the Company. The Existing Bonds are, and all other series of Bonds will be, secured indebtedness of the Issuer; however, payments on the Bonds, and payments under the Guaranties, will be effectively subordinated to all liabilities of the Project Entities incurred in respect of the Projects, including Project-level debt financing and trade payables. As of September 30, 1996, the Project Entities had outstanding $314.6 million of indebtedness and other liabilities, which are effectively senior to the Existing Bonds and the Guaranties. The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods..The unaudited condensed consolidated finanical statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospectus. See "Risk Factors - Financial Risks," "Description of the Outstanding Project-Level Debt" and "Description of the Exchange Bonds - Ranking."

Flow of Funds                                                All  distributions
                           in respect of U.S. Projects received by or on behalf of the Company or any PIC U.S. Entity, including Panda Interholding (other than Extraordinary Financial Distributions and distributions received as a result of Mandatory Redemption Events that are required to be deposited in the U.S. Mandatory Redemption Account), all regularly scheduled interest and principal payments on the PIC
                           International Entity Notes and any payments resulting from the redemption or partial redemption of any Other International Notes shall be deposited directly into the U.S. Project Account. All distributions in respect of Non-U.S. Projects received by or on behalf of any PIC International Entity (other than Extraordinary Financial Distributions and distributions received as a result of Mandatory Redemption Events that are required to be deposited in the International Mandatory Redemption Account) shall be deposited directly into the International Project Account.

                           The Trustee shall, on the first Business Day of each month (a "Monthly Distribution Date"), transfer amounts on deposit in the U.S. Project Account in the following order of priority:

                            (i) to the Debt Service Fund (for application to payments on the Bonds), an amount equal to the excess, if any, of (a) the aggregate amount of interest (less any amount on deposit in the Capitalized Interest Fund in respect of such payment) and, if applicable, principal, in each case due and payable on the Company Notes (including any past due amounts) on the Payment Date for each series of Bonds then outstanding next following the day immediately preceding such Monthly Distribution Date (other than in connection with a call for redemption) over (b) the amount then on deposit in the Debt Service Fund;

                            (ii) to  the  Capitalized Interest Fund, an  amount
                                 equal   to   the  excess,  if  any,   of   the
                                 Capitalized Interest Requirement over the amount then on deposit in the Capitalized Interest Fund;

                            (iii)	to the Debt Service Reserve Fund, an amount
						equal to the excess, if any, of the Debt
						Service Reserve Requirement over the sum of
						(a) the amount then on deposit in the Debt
						Service Reserve Fund plus (b) the aggregate
						amount, if any, available to be drawn under
						a Letter of Credit;

                            (iv) to  the Company Expense Fund, an amount  equal
                                 to the excess, if any, of (a) the sum of (1) the Company Expenses Amount for the applicable calendar year plus (2) the Annual Letter of Credit Fee over (b) the aggregate amount deposited to the Company Expense Fund since the beginning of such calendar year; and

                            (v) to the U.S. Distribution Suspense Fund, the remaining balance, if any, on deposit in the U.S. Project Account.

                           On each Monthly Distribution Date, the International Collateral Agent shall transfer monies from the International Project Account (i) first to the
                           payment   of   interest  then   due   on   any   PIC
                           International Entity Note and (ii) then to the International Distribution Suspense Fund, the remaining balance, if any, on deposit in the International Project Account. Extraordinary Financial Distributions will be initially deposited in the appropriate Extraordinary Distribution Account (U.S. or International) and, if required pursuant to the Indenture, proceeds received by the Company or any PIC Entity as a result of Mandatory Redemption Events will be initially deposited in the appropriate Mandatory Redemption Account (U.S. or International). All amounts held in the foregoing Accounts and Funds (other than the International Accounts and Funds) will be in the sole control of the Trustee, acting in its capacity as agent for the Collateral Agent, and will be pledged to secure the obligations of the Issuer under the Bonds. The International Accounts and Funds will be in the sole control of the International Collateral Agent, acting in its capacity as agent for the PIC International Entities, and will be pledged to the Company to secure the PIC International Entity Notes and the Other International Notes. In addition to the foregoing Accounts and Funds, a U.S. Distribution Fund and an International Distribution Fund will be established in the name and be in the control of the Company and the PIC International Entities, respectively. See "Description of the Exchange Bonds - The Accounts and Funds."

Debt Service Fund                 Amounts  on deposit in the Debt Service  Fund
                           shall be used to pay interest and principal, if applicable, due and payable on the Company Notes, as and when provided in the Company Notes. Payments on the Company Notes shall be applied by the Trustee to the payment of interest and principal on the Bonds. If, on any Payment Date the amounts on deposit in the Debt Service Fund, after giving effect to all transfers to the Debt Service Fund on such date, are insufficient for the payment in full of the interest and, if applicable, principal on the Company Notes then due and payable, including any past due amounts (such deficiency hereinafter referred to as a "Debt Service Deficiency"), an amount equal to such Debt Service Deficiency shall be withdrawn and transferred to the Debt Service Fund, first from the U.S. Distribution Suspense Fund, then from the U.S. Extraordinary Distribution Account (using Available Amounts only), then from the Company Expense Fund, then from the Debt Service Reserve Fund, then from the Capitalized Interest Fund and then from the U.S. Mandatory Redemption Account (using Available Amounts only); provided, however, that if there are not sufficient funds in the U.S. Accounts and Funds to eliminate a Debt Service Deficiency, monies will be transferred from the International Accounts and Funds by the International Collateral Agent to effect a redemption of the Other International Notes in an amount equal to the lesser of (a) the amounts on deposit in the International Accounts and Funds,
                           (b) the outstanding principal amount of the Other International Notes and (c) the amount of such Debt Service Deficiency. The amounts realized from the redemption of any Other International Notes for purposes of eliminating a Debt Service Deficiency will be transferred to the U.S. Project Account and then from the U.S. Project Account to the Debt Service Reserve Fund. PEC has agreed to cause the Company (and, if necessary, to make capital contributions to the Company) to loan $6.4 million to a PIC International Entity evidenced by an Other International Note, on or prior to the earlier of
                           (A) the first date on which Commercial Operations have been achieved by any Non-U.S. Project in the Project Portfolio and (B) the date of transfer to the Project Portfolio of any Non-U.S. Project that has already achieved Commercial Operations. The Company may, but is under no obligation to, lend additional amounts to the PIC International Entities to create additional Other International Notes.

Capitalized Interest Fund     Upon the issuance of the Old Bonds, the Company
                           deposited approximately $9,834,000 into the Capitalized Interest Fund out of the loan by the Issuer to the Company of the proceeds from the issuance of the Old Bonds. Monies held on deposit in the Capitalized Interest Fund shall be transferred to the Debt Service Fund on the Interest Payment Dates on February 20, 1997, August 20, 1997, February 20, 1998, August 20, 1998, February 20, 1999, August 20, 2000, and February 20, 2001 in the amounts of approximately $618,000, $1,188,000, $1,233,000, $3,385,000, $3,304,000, $71,000 and
                           $35,000 respectively. See "Description of the Exchange Bonds - The Accounts and Funds - Capitalized Interest Fund."

Debt Service Reserve Fund     Upon the issuance of the Old Bonds, the Company
                           deposited into the Debt Service Reserve Fund $6.4 million, which is equal to the amount of interest due on the Existing Bonds on the first Payment Date less the amount deposited upon the issuance of the Old Bonds in the Capitalized Interest Fund in respect of such interest payment. The Company funded this deposit with a portion of the loan by the Issuer to the Company of the proceeds from the issuance of the Old Bonds. Except as may be provided in any Series Supplemental Indenture with respect to any particular series of Bonds, until the amount on deposit in the Debt Service Reserve Fund on any Monthly Distribution Date equals the amount of principal and interest payments on all Bonds outstanding due for the immediately succeeding 12 months (less the amount on deposit in the Capitalized Interest Fund in respect of interest payments scheduled to be made during such 12-month period), all funds deposited in the U.S. Project Account not required to be transferred into the Debt Service Fund or the Capitalized Interest Fund shall be deposited into the Debt Service Reserve Fund. Thereafter, so long as any Bonds remain outstanding, the Company will be required (unless otherwise provided in a Series Supplemental Indenture with respect to a particular series of Bonds) to maintain in the Debt Service Reserve Fund an amount equal to the amount of debt service due in respect of all Bonds then outstanding for the next 12-month period, except that, if less than 12 months remain before the Final Stated Maturity for any series of Bonds, then an amount equal to the scheduled principal and interest payments for such series for such period will constitute the amount required to be on deposit in the Debt Service Reserve Fund with respect to such series of Bonds. The Debt Service Reserve Fund may be drawn upon to pay the principal of, and premium, if any, and interest on all series of the Bonds, to the extent of funds allocated within the Debt Service Reserve Fund to each series of Bonds, if funds otherwise available to the Trustee for such payments are insufficient. At any time when the Capitalized Interest Requirement for any series of the Bonds equals zero, Panda International or PEC may arrange for a Letter of Credit to be provided in lieu of cash for all or a part of the amount in respect of such series required to be maintained in the Debt Service Reserve Fund. See "Description of the Exchange Bonds - The Accounts and Funds - Debt Service Reserve Fund."

Distributions                      Subject   to   certain  limited  exceptions,
                           distributions may be made to the Company and the PIC International Entities only from, and to the extent of, monies then on deposit in the U.S. Distribution Fund and the International Distribution Fund, respectively. Transfers into the Distribution Funds may be made on any Monthly Distribution Date subject to the prior satisfaction of the following conditions: (i) the amount on deposit in the Debt Service Fund is equal to or greater than the amount of interest (less amounts on deposit in the Capitalized Interest Fund in respect of such interest payment) and, if applicable, principal due on all series of the Bonds (including all past due amounts) on the Payment Date for each series of Bonds outstanding next following the day immediately preceding such Monthly Distribution Date (other than in connection with a call for redemption); (ii) the amount on deposit in each of the Capitalized Interest Fund, the Debt Service Reserve Fund (together with the aggregate amount of any Letters of Credit provided in respect of the Debt Service Reserve Requirement), the Company Expense Fund, the Mandatory Redemption Accounts and the Extraordinary Distribution Accounts is equal to or greater than the amount then required to be deposited therein under the Indenture; (iii) no Default or Event of Default under the Indenture shall have occurred and be continuing; and (iv) with certain exceptions, the Company can certify that (a) the historical Company Debt Service Coverage Ratio is equal to or greater than 1.4:1 for the 12 months immediately preceding the month in which such Monthly Distribution Date is to occur (or for such shorter period as the Bonds have been outstanding) and (b) the projected Company Debt Service Coverage Ratio is equal to or greater than 1.4:1 for the 12 months immediately succeeding the month in which such Monthly Distribution Date is to occur (or for such shorter period as the series of Bonds with the latest Final Stated Maturity is scheduled to be outstanding). See "Description of the Exchange Bonds - Certain Covenants - Limitations on Distributions."

Registration Rights              This  Exchange  Offer is intended  to  satisfy
                           certain rights under the Registration Rights Agreement, which rights terminate upon the consummation of the Exchange Offer. Therefore, the holders of Exchange Bonds are not entitled to any exchange or registration rights with respect to the Exchange Bonds. In addition, such exchange and registration rights will terminate as to holders of Old Bonds who are eligible to tender their Old Bonds for exchange in the Exchange Offer and fail to do so. See "The Exchange Offer - Termination of Certain Rights" and "Old Bonds Registration Rights."

Transfer  of Exchange Bonds
                           Based upon its view of interpretations provided to third parties by the staff of the Commission, the Company believes that the Exchange Bonds issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, the Issuer or Panda Interholding, (ii) a broker-dealer who acquired Old Bonds directly from the Issuer or (iii) a broker-dealer who acquired Old Bonds as a result of market making or other trading activities) without registration under the Securities Act, provided that such Exchange Bonds are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of such Exchange
                           Bonds. Each broker-dealer that receives Exchange Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Old Bonds where such Old Bonds were acquired by such broker-dealer as a result of market making activities or other trading activities. The Company and the Issuer have agreed, for a period of 180 days after the consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to a purchaser in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification provisions). Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Bonds and any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Bonds may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the conditions thereto have been met. See "The Exchange Offer - Purpose and Effects of the Exchange Offer" and "Plan of Distribution."

Use of Proceeds                   There will be no cash proceeds to the Issuer,
                           the Company or Panda Interholding from the exchange of Exchange Bonds for Old Bonds pursuant to the Exchange Offer.

                                 Risk Factors

    Investment in the Exchange Bonds involves substantial risks. See "Risk
                                   Factors."


                Summary Historical and Pro Forma Financial Data

     Presented below is summary historical financial data for the Company as of and for each of the years in the three-year period ended December 31, 1995 and as of and for the nine months ended September 30, 1995 and 1996, which have been derived from the Company's financial statements and pro forma financial data for the year ended December 31, 1995 and the nine months ended September 30, 1996. The pro forma financial data give effect to (i) the issuance of $111.4 million in the aggregate principal amount of Rosemary Bonds and the application of the net proceeds thereof to refinance Panda-Rosemary Project debt and to fund a portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnership, (ii) the issuance of the Existing Bonds and the application of the net proceeds thereof (a) to fund the Capitalized Interest Fund, the Debt Service Reserve Fund and the Company Expense Fund, (b) to fund the remaining portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnership and (c) to make a distribution to the Company's parent. Pro forma balance sheet data as of September 30,1996 are not required because the transactions are reflected in the historical balance sheet data as of September 30, 1996. The pro forma statement of operations data reflect such adjustments as if the transactions had occurred as of January 1, 1995. As required by the Securities and Exchange Commission, the pro forma statement of operations data do not reflect the extraordinary loss on early extinguishment of debt. Such extraordinary loss is reflected in the historical statement of operations data for the nine months ended September 30, 1996. The unaudited pro forma financial data do not purport to be indicative of the results of operations which would actually have occurred if the transactions described had occurred as presented in such statements or which may be obtained in the future. Results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The information in this table should be read in conjunction with the information contained under the captions "Capitalization," "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements of the Company, including the notes thereto, included elsewhere herein.

                                    Year  Ended  December 31,            Nine Months Ended September 30,
                                                      Pro forma                        Pro forma
                                 1993      1994      1995    1995        1995        1996     1996
                                        (in thousands, except ratios)
Statement of Operations Data:
Electric capacity and energy
sales                          $29,856   $30,664  $29,859  $29,859     $22,139    $21,496    $21,496
Steam and chilled water sales      618       650      473      473         376        388        388
Interest income                    365       603      895      895         696        611        611
   Total revenue                30,839    31,917   31,227   31,227      23,211     22,495     22,495

Plant operating expenses         7,676     8,940    9,348    9,348       6,751      7,814      7,814
Development and
  administrative expenses        2,278     1,376    1,821    1,821       1,183      1,261      1,261
Interest expense                11,066    11,018   11,716   21,875       8,525     11,096     16,406
Depreciation                     4,282     4,208    4,210    4,020       3,157      3,159      3,016
Amortization - Debt issue
  costs                            502       600      554      312         409        395        251
Amortization - Partnership
  formation costs                  533       533      533      533         400        400        400
   Total expenses               26,337    26,675   28,182   37,909      20,425     24,125     29,148

Income (loss) before
  minority interest              4,502     5,242    3,045  (6,682)       2,786    (1,630)     (6,653)
Minority interest               (5,474)   (5,700)  (5,048)      -       (3,736)   (2,405)          -
Net loss before
 extraordinary item               (972)     (458)  (2,003) (6,682)       (950)    (4,035)    $(6,653)
Extraordinary loss on early
  extinguishment of debt             -        -         -          -   (21,336)
Net loss                         $(972)    $(458) $(2,003)  $(950)    $(25,371)

Other Data:
Ratio of earnings to
  fixed charges (1)                1.39     1.36       (1)     (1)          (1)       (1)         (1)

                                                December 31,                      September 30,
                                     1993         1994          1995           1995        1996
                                             (in thousands)                   (in thousands)
Balance Sheet Data:
Cash and other current assets       $14,084     $ 15,538      $ 11,333       $ 20,928    $ 17,125
Power plant and equipment (net)      93,815       94,893       216,794        190,572     263,995
Reserves and escrow deposits,
 and other assets                    14,901       14,728        14,722         14,378      36,109
   Total assets                    $122,800     $125,159      $242,849       $225,878    $317,229

Current liabilities                $ 11,252     $ 12,531      $ 18,457       $ 15,590    $ 16,589
Long-term debt, less current
  portion                            98,454      106,343       234,608        208,111     404,950
Minority interest                    34,479       35,588        36,836         36,316           -
Shareholder's deficit               (21,385)     (29,303)      (47,052)       (34,139)   (104,310)
   Total liabilities and
shareholder's deficit              $122,800     $125,159      $242,849       $225,878    $317,229

Note (in thousands):

(1) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before minority interest, taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of debt issuance costs. Earnings were insufficient to cover fixed charges in 1995 by $2,748, in pro forma 1995 by $12,475, in the nine months ended September 30, 1995 by $472, in the nine months ended September 30, 1996 by $11,309 and in the pro forma nine months ended September 30, 1996 by $16,332. In 1994 and 1995 and for the nine months ended September 30, 1995 and 1996, fixed charges included capitalized interest of $803, $5,793, $3,258 and $9,679, respectively, related to the Panda-Brandywine Facility. This capitalized interest is funded by additional borrowings under the Brandywine Construction Loan Facility.

                Independent Engineers' and Consultants' Reports

      The Independent Engineers' and Consultants' Reports, and the following summaries thereof, contained in this Prospectus contain forward-looking statements, including projections, that involve risks and uncertainties. Actual results may differ materially from those discussed in the forward-looking statements. In providing its conclusions set forth in the Independent Engineers' or Consultants' Reports, each Independent Engineer or Consultant made certain assumptions. Although the author of each Report believes that the use of these assumptions in its Report is reasonable, assumptions are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially. Accordingly, the conclusions and projections contained in the Independent Engineers' and Consultants' Reports may not be indicative of future events. Therefore, no representations are made, nor should any be inferred, with respect to the likely existence of any particular future set of facts or circumstances. If actual results are less favorable than the conclusions presented in the Independent Engineers' or Consultants' Reports or if the assumptions used in formulating the conclusions presented prove to be incorrect, the ability of a Project Entity to make distributions to its equity holders and thus ultimately to the Company, the Company's ability to make payments on the Company Notes and consequently the Issuer's ability to make payments on the Exchange Bonds, may be materially and adversely affected. See "Risk Factors - Reliance upon Projections and Underlying Assumptions Contained in Independent Engineers' and Consultants' Reports."

      Any projections of future operations and economic results thereof contained in the Independent Engineers' and Consultants' Reports have not been prepared in accordance with published guidelines of the Commission, the American Institute of Certified Public Accountants, any regulatory or professional agency or body or generally accepted accounting principles. Deloitte & Touche LLP, the Company's independent accountants, has neither examined nor compiled the projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. See "Risk Factors
- Reliance upon Projections and Underlying Assumptions Contained in Independent Engineers' and Consultants' Reports."

Consolidating Engineer's Pro Forma Report

      ICF  Resources, Incorporated ("ICF") has prepared a report dated  January
10, 1997 (the "Consolidated Pro Forma Report") that contains a summary consolidation of the pro forma financial projections (the "Consolidated Pro Forma") for the Panda-Brandywine Facility and the Panda-Rosemary Facility contained in the Rosemary Engineering Report and the Panda-Brandywine Pro Forma Report, both summarized below. The Consolidated Pro Forma Report summarizes and describes the Consolidated Pro Forma and explains how it was derived, and discusses the methodology used in its preparation. The Consolidated Pro Forma Report is attached hereto as Appendix B and should be read in its entirety by all prospective investors.

      In preparing the Consolidated Pro Forma, ICF relied on the pro forma financial projections (the "Rosemary Pro Forma") prepared by Burns & McDonnell Engineering Company, Inc. ("Burns & McDonnell"), which are contained in the Rosemary Engineering Report, and the pro forma financial projections (the "Brandywine Pro Forma") that ICF prepared for the Panda-Brandywine Facility, which are contained in the Brandywine Pro Forma Report. The Rosemary Engineering Report and the Brandywine Pro Forma Report contain the primary assumptions underlying, and the conclusions drawn from, the Rosemary Pro Forma and the Brandywine Pro Forma, respectively. In its capacity as Consolidating Engineer, ICF reviewed the Rosemary Engineering Report and the Brandywine Pro Forma Report only to the extent necessary to incorporate the results of the Rosemary Pro Forma and the Brandywine Pro Forma in the Consolidated Pro Forma and made no independent investigation of the Rosemary Pro Forma or the
Brandywine Pro Forma, their accuracy, or the assumptions made in the preparation thereof. The Rosemary Engineering Report and the Brandywine Pro Forma Report are attached hereto as Appendix C and Appendix E, respectively, and should be read in their entirety by all prospective investors.

      The Consolidated Pro Forma Report presents two measures of debt service coverage for the Company. The first, the "Company Coverage Ratio," reflects the relationship between the total cash flow available for Company debt service (i.e., cash flow from the Panda-Rosemary Facility and the Panda-Brandywine Facility after paying Project-level operating expenses and debt service, making additions to Project-level reserves, providing distributions to third-party equity interest-holders and providing for certain Company-level items) and Company debt service (i.e., the debt service on the Existing Bonds). The second, the "Consolidated Coverage Ratio," reflects the relationship between the total consolidated operating cash flow of the Panda-Rosemary Facility and the Panda-Brandywine Facility (i.e., cash flow from the Panda-Rosemary Facility and the Panda-Brandywine Facility before paying Project-level debt service and Company-level debt service and after making additions to Project-level reserves and providing for certain Company-level items) and the sum of the consolidated debt service for such facilities plus the debt service on the Existing Bonds. The Company Coverage Ratio and the Consolidated Coverage Ratio have been prepared under two scenarios. Under one scenario, it has been assumed that the PEPCO Interest Rate Dispute relating to the determination of the interest rate that is the basis for reduction in capacity payments under the Brandywine Power Purchase Agreement, as described under the caption "Description of the Projects - The Panda-Brandywine Facility - Dispute With PEPCO Over Calculation of Capacity Payments," is resolved in a manner consistent with the Panda-Brandywine Partnership's current position (the "Brandywine Scenario"). Under the other scenario, it has been assumed that the PEPCO Interest Rate Dispute is resolved in a manner consistent with PEPCO's current position (the "PEPCO Scenario"). Over the 16-year term of the Existing Bonds, under the Brandywine Scenario, the Company Coverage Ratio is projected to be at least 1.3:1 and on average is 2.0:1 and, under the PEPCO Scenario, the Company Coverage Ratio is projected to be at least 1.3:1 (except for 1997 in which it is projected to be 0.8:1) and on average is 1.6:1. Under the Brandywine Scenario, the Consolidated Coverage Ratio is projected to be at least 1.09:1 and on average is 1.27:1. The Consolidated Coverage Ratio under the PEPCO Scenario is projected to be at least 1.1:1 (except for 1997 in which it is projected to be 0.96:1) and on average is 1.17:1.

      Under the PEPCO Scenario, distributions the Company expects to receive from its Project Entities that own the Panda-Brandywine Partnership and the Panda-Rosemary Partnership would be sufficient to service the Existing Bonds (except in 1997); however, such distributions may not be sufficient to enable the Company to meet the minimum Company Debt Service Coverage Ratio of 1.7:1 and the minimum Consolidated Debt Service Coverage Ratio (if then applicable) of 1.25:1 required under the Indenture to permit the Company to incur additional debt. Accordingly, the ability of the Company to raise debt for Projects in the future would be impaired. In addition, the projected coverage ratios under the PEPCO Scenario indicate that distributions the Company expects to receive from its Project Entities would be insufficient to service the Existing Bonds in 1997 (under the Company Coverage Ratio, such deficiency is projected to be $1.6 million and under the Consolidated Coverage Ratio, such deficiency is projected to be $1.5 million). In such case, monies held in the Accounts and Funds, if any, may be applied toward any debt service deficiency as set forth in the Indenture. The current balances in the Accounts and Funds are as follows: Debt Service Fund, $6.4 million; Capitalized Interest Fund, $9.8 million; Debt Service Reserve Fund, $6.4 million; Company Expense Fund, $300,000; U.S. Distribution Suspense Fund, $680,000. See "Risk Factors - Dispute With PEPCO Over Calculation of Capacity Payments," "Description of the Projects - The Panda-Brandywine Facility - Dispute With PEPCO Over Calculation of Capacity Payments" and "Description of the Exchange Bonds - The Accounts and Funds" and "- Certain Covenants - Limitations on Debt."

      Another dispute with PEPCO exists concerning the determination of PEPCO's system peak load under a provision in the Brandywine Power Purchase Agreement that provides for reduction of capacity payments commencing in 2006 if such peak load is less than 5,697 MW during certain periods. The Consolidated Pro Forma and the Brandywine Pro Forma are prepared under the assumption that PEPCO's system peak load exceeds 5,697 MW during the relevant period, and accordingly, there is no reduction in capacity payments under this provision. ICF believes that such assumption is reasonable in light of recent peak day demand on PEPCO's system and is not dependent upon the outcome of the dispute between Panda-Brandywine Partnership and PEPCO. See "- Independent Pro Forma Analysis - Brandywine" below and "Description of the Projects - The Panda-Brandywine Facility - Dispute With PEPCO Over Calculation of Capacity Payments."

Independent Engineer's Report - Rosemary

      Burns & McDonnell has prepared a report, dated July 26, 1996, and an update report, dated January 10, 1997 (as updated, the "Rosemary Engineering Report"), concerning certain technical, environmental and economic aspects of the Panda-Rosemary Facility. The update report discusses certain recent developments, including the hurricane damage sustained by the Panda-Rosemary Facility in September 1996, an approximate 14% reduction in the level of dispatch projected in the July 26, 1996 report and changes in anticipated fuel costs and operation and maintenance expenses. The Rosemary Engineering Report is attached hereto as Appendix C and should be read in its entirety by all prospective investors. Burns & McDonnell provides a variety of professional and technical services in the fields of engineering, architecture, planning, economics and environmental sciences. Burns & McDonnell's project work includes studies, design, planning and construction management for electric power generation and transmission facilities, as well as for waste management, water treatment, airport and other transportation infrastructure facilities. Burns & McDonnell has been involved with the Panda-Rosemary Facility since 1989. The Rosemary Engineering Report includes, among other things, a review and assessment of the Panda-Rosemary Facility's equipment and operating condition, a review of its operating history, a review of the significant Project agreements and projections of revenues, expenses and debt service coverage for the facility during the period that the Rosemary Bonds are scheduled to be outstanding (i.e., through 2016).

      Burns & McDonnell has relied upon projections of the Panda-Rosemary Facility's dispatch profile and fuel costs over the term of the Rosemary Power Purchase Agreement prepared by ICF. Based on ICF's experience in undertaking similar analyses, Burns & McDonnell believes that the use of ICF's dispatch profile and fuel cost projections is reasonable for the purposes of the Rosemary Engineering Report. Burns & McDonnell also has relied upon certain other information provided to it by sources it believes to be reliable. Burns & McDonnell believes that the use of such information is reasonable for the purposes of the Rosemary Engineering Report.

      In preparing the Rosemary Engineering Report, Burns and McDonnell made various assumptions regarding the validity and performance of contracts, the operation and maintenance of the Panda-Rosemary Facility, the effectiveness of permits and the benefits to be derived from a recent conversion of a firm gas transportation arrangement. Some of the other principal assumptions made by Burns & McDonnell in developing the pro forma operating projections contained in the Rosemary Engineering Report are as follows:

   (i) Fuel costs will be as set forth in the updated projections by ICF (which projections have been determined by Benjamin Schlesinger and Associates, Inc., the independent fuel consultant for the Panda-Rosemary Facility, to employ reasonably conservative assumptions).

   (ii) The Panda-Rosemary Facility will be dispatched as set forth in the updated projections by ICF, except that ICF's dispatch projections have been increased by 400 hours per year in 1996 and 1997, 500 hours per year in 1998 through 2002 and 600 hours per year in 2003 through 2015 to reflect hours that the Panda-Rosemary Facility will be dispatched using gas supplied by VEPCO, which increases ICF has determined to be reasonable.

   (iii) Thermal energy in the form of steam and chilled water will be exported from the Panda-Rosemary Facility, operating in the cogeneration mode, to Bibb's facility such that the production and sale of useful thermal energy, as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), and the regulations promulgated thereunder, will be sufficient to maintain the Panda-Rosemary Facility's QF status. The Panda-Rosemary Partnership will continue to absorb an annual operating loss on the sale of steam and chilled water over the life of the Panda-Rosemary Facility.

   (iv) Steam and chilled water sales to Bibb will remain constant at 50,000 pounds per hour for 7,800 hours per year and 1,010 tons per hour for 4,000 hours per year, respectively.

   (v) Operating costs, including fuel transportation, operating and maintenance and other administrative costs, will equal those estimated by the Panda-Rosemary Partnership, most of which are assumed to increase at a rate of 3% per year.

   (vi) The debt service reserve fund maintained pursuant to the Rosemary Indenture will be maintained at adequate levels throughout the Rosemary Bonds' repayment period, and such fund will earn interest at a rate of 5.0% per year.

      As previously mentioned, these assumptions and the other assumptions contained in the Rosemary Engineering Report are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially.

      Subject to the studies, analyses and investigations of the Panda-Rosemary Facility they performed and the assumptions made in the Rosemary Engineering Report, Burns & McDonnell offered the following conclusions:

   (i) The technology incorporated in the Panda-Rosemary Facility is a sound, proven method of generating electric and thermal energy and incorporates commercially proven technology. The design, operation and maintenance of the Panda-Rosemary Facility implemented by the Panda-Rosemary Partnership and U-Tech were developed and have been implemented in accordance with good engineering practices and generally accepted industry practices and have taken into consideration existing and proposed environmental and permit requirements applicable to the Panda-Rosemary Facility. Panda Global Services currently provides operations and maintenance services to the Panda-Rosemary Facility on substantially the same basis as previously provided by U-Tech pursuant to an agreement that was obtained through a competitive bid process. Burns & McDonnell knows of no significant technical problems relating to the Panda-Rosemary Facility that should be of concern to potential investors.

   (ii) The Panda-Rosemary Facility is in good condition and its long-term maintenance program is consistent with the manufacturers' recommendations and generally accepted practices within the electric power generation industry.

   (iii) The Panda-Rosemary Facility will have an expected operating service life well beyond the term of the Rosemary Power Purchase Agreement if properly operated and maintained consistent with current practices.

   (iv) The Panda-Rosemary Partnership has obtained and maintained in full force and effect the key environmental permits and approvals required from the various federal, state and local agencies that are currently necessary to operate the Panda-Rosemary Facility.

   (v) The basis for the Panda-Rosemary Partnership's estimates of the cost of operating and maintaining the Panda-Rosemary Facility is reasonable. The expense projections prepared by the Panda-Rosemary Partnership and based on projected levels of dispatch appear adequate to account for the variable operation and maintenance expenses of the Panda-Rosemary Facility.

   (vi) Projected revenues from the sale of electric generating capacity, electricity and thermal energy and other income are adequate to pay annual operation and maintenance expenses (including provisions for major maintenance), fuel costs and other operating expenses and provide a minimum annual debt service coverage on the Rosemary Bonds of 1.38:1, as shown on Table C in the update report.

      These conclusions are confirmed or contained in the update report dated January 10, 1997. In addition, the update report contains updated dispatch projections, fuel cost assumptions, projected debt coverage ratios and financial forecasts that differ from those contained in the July 26, 1996 report.

Fuel Consultant's Report - Rosemary

      Benjamin Schlesinger and Associates, Inc. ("Schlesinger") has prepared a report, dated September 20, 1996, and an update certificate, dated January 10, 1997 (as updated, the "Rosemary Fuel Consultant's Report"), concerning the sufficiency of the fuel supply and transportation arrangements entered into by the Panda-Rosemary Partnership with respect to the Panda-Rosemary Facility. The Rosemary Fuel Consultant's Report is attached hereto as Appendix D and should be read in its entirety by all prospective investors. Schlesinger is a Bethesda, Maryland-based management consulting firm that specializes in the natural gas industry, including economic and regulatory analysis, market research, energy supply and demand forecasting, gas rate development and related economic, technical and environmental analyses. The Rosemary Fuel Consultant's Report includes among other things a review and assessment of the fuel supply and delivery arrangements for the Panda-Rosemary Facility, with respect to both natural gas and fuel oil, focusing on the appropriateness of the existing fuel arrangements and the historic reliability of fuel supplies to the Panda-Rosemary Facility. Schlesinger has used and relied upon certain information provided to it by sources it believes to be reliable. Schlesinger believes that the use of such information is reasonable for the purposes of the Rosemary Fuel Consultant's Report.

      In providing its conclusions set forth in the Rosemary Fuel Consultant's Report, Schlesinger made certain assumptions. Although Schlesinger believes that the use of these assumptions in the Rosemary Fuel Consultant's Report is reasonable, assumptions are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially.

      Subject  to  the information contained and the assumptions  made  in  the
Rosemary   Fuel   Consultant's  Report,  Schlesinger  offered   the   following
conclusions:

   (i) The Panda-Rosemary Partnership's existing gas supply and delivery arrangements provide the Panda-Rosemary Partnership with an appropriate degree of gas reliability for a summer peaking facility. Additionally, the Panda-Rosemary Facility's on-site fuel oil storage, ready access to oil terminals at four locations and fuel oil resupply procedures with NGC have provided an appropriate degree of back-up fuel oil supply. However, the Panda-Rosemary Facility may not be able to sustain a 90% gas reliability level in the future if significantly higher levels of dispatch were to occur in November, December, or March and the Panda-Rosemary Partnership should continue to monitor its dispatch and fuel prices in those months.

   (ii) While the energy price in the Rosemary Power Purchase Agreement closely parallels the actual seasonal availability to the Panda-Rosemary Facility of gas and fuel oil, the calculation of the energy price is not directly linked to the Panda-Rosemary Facility's actual fuel costs. Therefore, the Panda-Rosemary Facility is subject to the risk that the fuel compensation component of the energy price under the Rosemary Power Purchase Agreement will not match the Panda-Rosemary Facility's fuel costs to produce the electricity. This risk is greatest in the months of November, December and March, when the energy price under the Rosemary Power Purchase Agreement is based upon an index of spot gas prices but when the Panda-Rosemary Facility may be required to burn more expensive fuel oil upon dispatch due to potential curtailment in gas supply and transportation during winter months. This risk, however, is largely mitigated by a start-up fee VEPCO pays the Panda-Rosemary Partnership for each start-up in such months. See "Risk Factors - Project Risks - Fuel-Related Pricing" and "- Fuel Supply Risks."

   (iii) The Panda-Rosemary Partnership's overall fuel supply plan is reasonable and appropriate given the Panda-Rosemary Facility's operating history and energy payment structure. Thus, so long as VEPCO continues to dispatch the Panda-Rosemary Facility principally as a summer peaking facility, the additional fixed costs that the Panda-Rosemary Partnership would be required to incur to increase gas supply or delivery reliability, and further mitigate the risk discussed in clause (ii) above, are not warranted from an economic or fuel reliability standpoint.

   (iv) The projections developed by Burns & McDonnell in the Rosemary Engineering Report (including the update report) employ reasonably conservative assumptions with respect to the Panda-Rosemary Partnership's fixed gas transportation costs and the relationship of the Panda-Rosemary Partnership's variable fuel costs to the energy price under the Rosemary Power Purchase Agreement, and the Rosemary Engineering Report contains reasonable assumptions concerning the revenue that the Panda-Rosemary Partnership may receive by reselling transportation capacity that is excess to the Panda-Rosemary Facility's average daily capacity utilization and/or reselling gas using its excess transportation capacity.

   (v) The Panda-Rosemary Partnership recently converted its firm gas transportation service to a type of transportation service that enhances the Panda-Rosemary Facility's operational flexibility by permitting it to switch receipt and delivery points for the gas and to resell its capacity to third parties when it is not needed.

   (vi) The Panda-Rosemary Partnership should have little difficulty extending its existing fuel supply and transportation contracts or, if necessary, replacing the current fuel arrangements with alternative service agreements that offer comparable price, credit supply and reliability provisions as necessary to match the contractual duration of its fuel supply arrangements with the maturity date of the Rosemary Bonds.

Independent Pro Forma Analysis - Brandywine

     ICF has prepared a report, dated July 26, 1996, and an update report dated January 10, 1997 (as updated, the "Brandywine Pro Forma Report"), presenting its independent pro forma operating projections (the "Brandywine Pro Forma") for the Panda-Brandywine Facility under both the Brandywine Scenario and the PEPCO Scenario. The Brandywine Pro Forma Report is attached hereto as Appendix E and should be read in its entirety by all prospective investors. In developing its projections, ICF reviewed the Panda-Brandywine Facility's fuel supply and transportation contracts and the Brandywine Power Purchase Agreement, as well as the Brandywine Engineering Report and the Brandywine Fuel Consultant's Report. Based on the experience of Pacific Energy Systems, Inc. ("PES") and C.C. Pace Resources, Inc. ("C.C. Pace") in undertaking similar analyses, ICF believes that the use of the Brandywine Engineering Report and the Brandywine Fuel Consultant's Report is reasonable for the purposes of the Brandywine Pro Forma. In preparing the Brandywine Pro Forma, ICF used and relied on certain other information provided to it by sources it believes to be reliable, including a report by ICF providing its dispatch projections for the Panda-Brandywine Facility. ICF believes that the use of such information is reasonable for the purposes of the Brandywine Pro Forma.

      In preparing the Brandywine Pro Forma and the conclusions contained therein, ICF made assumptions with respect to the validity and performance of contracts, the operation and maintenance of the Panda-Brandywine Facility, the effectiveness of permits and the maintenance of QF status. Other principal assumptions made by ICF in developing the Brandywine Pro Forma include the following:

    (i) Raytheon has constructed and Ogden Brandywine will operate the Panda-Brandywine Facility as required under their respective contracts with the Panda-Brandywine Partnership, which contracts have been reviewed by PES. ICF further assumes that PES's conclusions as to those agreements are accurate.

    (ii) The Panda-Brandywine Facility's design will enable it to perform at a level consistent with that anticipated in the Brandywine Pro Forma.

    (iii)The fuel supply arrangements entered into by the Panda-Brandywine Partnership fulfill the contractual requirements of the Brandywine Power Purchase Agreement, and variable fuel-related costs will be less than the energy payments to be received from PEPCO, as confirmed by C.C. Pace in the Brandywine Fuel Consultant's Report.

    (iv) Commercial operations under the Brandywine EPC Agreement occurred on September 30, 1996.

    (v)  PEPCO's system peak load will exceed 5,697 MW during 1997.

     Although ICF believes that the use of these assumptions and the others contained in the Brandywine Pro Forma Report in developing the Brandywine Pro Forma is reasonable, assumptions are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially. ICF has made certain assumptions as set forth above concerning the level of PEPCO's system peak load which ICF believes are reasonable in light of recent peak day demand on PEPCO's system and are not dependent upon the outcome of the current dispute between Panda-Brandywine Partnership and PEPCO regarding the basis for the determination of PEPCO's system peak load. In addition, ICF has made certain assumptions as set forth above concerning the commercial operations date under the Brandywine EPC Agreement, which is the subject of a dispute between the Panda-Brandywine Partnership and Raytheon. Under the assumptions made by ICF, Raytheon would not be entitled to the entire early completion bonus that it claims. See "Description of the Projects - The Panda-Brandywine Facility - Dispute With PEPCO Over Calculation of Capacity Payments" and "- Construction Contract."

      Subject to the studies, analyses and investigations of the Panda-Brandywine Facility performed by ICF, and the assumptions made in the Brandywine Pro Forma, ICF offered the following conclusions:

   (i) The financial projections in the Brandywine Pro Forma provide a reasonable reflection of the Panda-Brandywine Facility's expected costs, revenues and cash flows.

   (ii) The energy and capacity revenue calculations contained in the Brandywine Pro Forma are appropriate and consistent with the Brandywine Power Purchase Agreement, and are not dependent upon the outcome of the current dispute between the Panda-Brandywine Partnership and PEPCO regarding the basis for the determination of PEPCO's system peak load.

   (iii) Under the Brandywine Scenario, the Panda-Brandywine Facility's net cash flow will average approximately $24.4 million per year through 2016, ranging from $6.6 million in 1998 to $43.0 million in 2016.
          Under the PEPCO Scenario, the Panda-Brandywine Facility's net cash flow will average approximately $19.6 million per year through 2016, ranging from $1.7 in 1997 to $40.5 million in 2016.

   (iv) During the 20-year term of the Brandywine Facility Lease, under the Brandywine Scenario, the Panda-Brandywine Facility's lease coverage (i.e., the ratio of earnings before income taxes to lease payments) will range from 2.23:1 in 1998 to 1.88:1 in 2015, and the Panda-Brandywine Facility's average lease coverage through 2016 will be 1.95:1. Under the PEPCO Scenario, lease coverage will range from 1.76:1 in 1997 to 2.08:1 in 2016 and the average lease coverage will be 1.77:1.

Independent Engineer's Report - Brandywine

     PES has prepared a report, dated July 22, 1996, and an update report dated January 10, 1997 (as updated, the "Brandywine Engineering Report"), evaluating the design, construction and expected operation of the Panda-Brandywine Facility. The Brandywine Engineering Report is attached hereto as Appendix G and should be read in its entirety by all prospective investors. PES has provided engineering services to approximately 50 power plants within the last seven years. Such services include technical review, construction monitoring, performance testing and certification, and operation and maintenance audits. Approximately half of these plants utilize combined-cycle combustion turbine technology with cogeneration as does the Panda-Brandywine Facility. PES has been involved with the Panda-Brandywine Facility since it performed a due diligence review for GE Capital in connection with the closing of the Panda-Brandywine Facility's construction loan in March 1995, and PES has monitored construction of the Panda-Brandywine Facility since that date.

     PES's review and assessment is based, among other things, on due diligence work previously completed, construction monitoring of the Panda-Brandywine Facility and a review of significant project agreements. In providing its conclusions set forth in the Brandywine Engineering Report, PES made certain assumptions. As previously mentioned, the assumptions are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially.

     PES has independently reviewed the project engineering, cost, construction schedule, permits, contracts, operations and maintenance, and performance estimates for completeness, risk, variation from practices typical in the industry, and the ability of the Panda-Brandywine Facility to perform as intended. Its principal conclusions include the following:

   (i) The Panda-Brandywine Facility is substantially complete and is capable of meeting all commercial operating requirements under the Brandywine Power Purchase Agreement and the Brandywine Steam Agreement.

   (ii) The Panda-Brandywine Facility has received or is expected to receive all necessary operating permits. There is no reason to believe that any necessary operating permit not yet received will not be obtained.

   (iii) The Panda-Brandywine Facility meets or exceeds all guarantees or design conditions based on the final information supplied during testing by Raytheon and others.

   (iv) If future operation and maintenance is performed within standard industry practices, PES finds no technical constraints to prevent the Panda-Brandywine Facility from being able to perform at a level consistent with that anticipated in ICF's pro forma projections.

Independent Fuel Consultant's Report - Brandywine

      C.C. Pace has prepared a report, dated July 2, 1996, and a supplemental letter update dated January 10, 1997 (as updated, the "Brandywine Fuel
Consultant's Report"), reviewing the sufficiency of the fuel supply and transportation arrangements for the Panda-Brandywine Facility. The Brandywine Fuel Consultant's Report is attached hereto as Appendix H and should be read in its entirety by all prospective investors. C.C. Pace is an energy consulting firm based in Fairfax, Virginia, that specializes in analyzing fuel supply and transportation arrangements for independent power projects.

      The Brandywine Fuel Consultant's Report reviews whether the Panda-Brandywine Partnership has contracted for adequate fuel supply and transportation services to meet its obligations under the Brandywine Power Purchase Agreement and the relationship between the energy payments under the Brandywine Power Purchase Agreement and the fuel and transportation costs the Panda-Brandywine Partnership is likely to incur.

      The Brandywine Fuel Consultant's Report is based upon certain assumptions regarding the availability and future pricing of fuel. The assumptions are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially.

      Subject to the information contained and the assumptions made in the Brandywine Fuel Consultant's Report, C.C. Pace offers the following key characteristics concerning the fuel supply and transportation arrangements for the Panda-Brandywine Facility:

   (i) Cogen Development Company ("CDC"), the natural gas supplier for the Panda-Brandywine Facility, has sufficient natural gas reserves and gas marketing operations to support its obligations under the Brandywine Gas Agreement. CDC is required annually to ensure its reserves continue to be adequate to meet its fixed price obligations to the Panda-Brandywine Facility, and CDC's parent has substantial assets backing its corporate warranty of CDC's gas supply obligations.

   (ii) The market-based pricing provided under the Brandywine Power Purchase Agreement corresponds to the pricing at which gas supplies are generally available, and is similar to the pricing at which gas supplies are available from CDC.

   (iii) The Panda-Brandywine Partnership has contracted for adequate firm transportation arrangements for its natural gas supplies. Regulatory approvals are in place and construction of necessary pipeline facilities is completed for these arrangements.

   (iv) There is a strong match between changes in the Panda-Brandywine Facility's expected fuel-related costs and changes in the revenues it will receive from energy payments under the Brandywine Power Purchase Agreement. The risk of a mismatch between changes in fuel costs and changes in project revenues is mitigated by significant initial positive margins in energy payment components.

   (v) PEPCO has found that the fuel supply and transportation arrangements for the Panda-Brandywine Facility fulfill, and should continue to fulfill, the requirement in the Brandywine Power Purchase Agreement that the Panda-Brandywine Partnership maintain a reliable supply of fuel, and can reasonably be expected to result in variable fuel-related costs that are less than the energy payments under the Brandywine Power Purchase Agreement. Under reasonable assumptions, the fuel supply arrangements should continue to fulfill the contractual requirements of the Brandywine Power Purchase Agreement.

   (vi) The fuel supply and transportation arrangements for the Panda-Brandywine Facility are flexible enough to meet the dispatch requirements under the Brandywine Power Purchase Agreement. CDC, which also provides fuel management services for the Panda-Brandywine Partnership, has the experience necessary to manage these arrangements and CDC's fuel management performance is backed by a corporate warranty of its parent.

   (vii) The fuel oil supply plan for the Panda-Brandywine Facility provides the Panda-Brandywine Partnership with the capability to meet dispatch requirements under the Brandywine Power Purchase Agreement, assuming fuel oil supply and transportation contracts with local fuel oil suppliers and trucking companies are in place before each heating season. The Panda-Brandywine Partnership has executed sufficient fuel oil supply and transportation contracts for the 1996-1997 winter heating season.

   (viii)The pro forma modeling of the Panda-Brandywine Facility contained in the Brandywine Pro Forma reflects the Panda-Brandywine Facility's fuel supply arrangements, using the gas and oil price projections of ICF. ICF is a recognized forecaster of gas and oil prices. As a consequence of the expected dispatch of the Panda-Brandywine Facility also projected by ICF, such pro forma modeling reflects significant benefits of certain pipeline balancing provisions under the assumption that these provisions will continue over the term of the Brandywine Power Purchase Agreement. Although C.C. Pace has found these assumptions to be reasonable as modeled, there can be no guaranty that these provisions will continue over the entire pro forma modeling term. Additionally, the PEPCO payment invoice for the initial month of commercial operation of the Panda-Brandywine Facility uses certain fuel rate calculations which, if correct, could have an adverse material effect on the financial results in comparison to the pro forma model. The Panda-Brandywine Partnership has informed C. C. Pace that it does not agree with aspects of the PEPCO invoice and is currently investigating the discrepancy. C.C. Pace believes the pro forma assumptions are reasonable, based on information available at this time.





                                 RISK FACTORS

      In addition to the other information contained in this Prospectus, before tendering Old Bonds for the Exchange Bonds offered hereby, holders of Old Bonds should consider carefully the following factors as well as the other matters described in this Prospectus. The terms of the Exchange Bonds are substantially identical to the terms of the Exchange Bonds, and the Exchange Bonds will evidence the same debt as the Old Bonds which they replace. Accordingly, the following factors may be generally applicable to the Old Bonds as well as to the Exchange Bonds.

Consequences of Failure to Exchange Old Bonds

      Holders of Old Bonds who do not exchange their Old Bonds for Exchange Bonds pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Bonds, as described in the legend thereon, as a consequence of the issuance of the Old Bonds pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Bonds may not be offered or sold unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances contained in the Registration Rights Agreement, the Issuer does not intend to register the Old Bonds under the
Securities Act. Upon consummation of the Exchange Offer, certain rights of holders of Old Bonds who are eligible to tender their Old Bonds for exchange in the Exchange Offer and fail to do so will terminate. To the extent Old Bonds are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Bonds not so tendered could be adversely affected. See "The Exchange Offer - Termination of Certain Rights" and "Old Bonds Registration Rights."

Dependence on Distributions from Project Entities

      The ability of the Company to make payments on the Exchange Bonds will depend almost entirely upon the financial performance of the Projects in the Project Portfolio and the ability of the Project Entities that own such Projects to make distributions through the PIC Entities to the Company. The failure of a Project in the Project Portfolio to perform as expected or the inability of one or more of the Project Entities to make distributions through the PIC Entities to the Company could have a material and adverse effect on the ability of the Company to make payments on the Company Notes and, consequently, on the ability of the Issuer to make payments on the Exchange Bonds. The Projects in the Project Portfolio are subject to a number of financial, operating and regulatory risks that could materially and adversely affect their performance, and the ability of the Project Entities to make distributions is subject to a number of contractual and legal restrictions. Prospective investors should read the remaining risk factors set forth below for a more complete discussion of certain factors that could materially and adversely affect the performance of the Projects in the Project Portfolio and the ability of the Project Entities to make distributions.

      Currently, the Project Portfolio contains two Projects that are in operation, the Panda-Rosemary Facility and the Panda-Brandywine Facility. The determination of the interest rate that is the basis for reduction in capacity payments under the Brandywine Power Purchase Agreement is the subject of a dispute between PEPCO and the Panda-Brandywine Partnership. If this PEPCO Interest Rate Dispute is determined adversely to the Panda-Brandywine Partnership, the capacity payments paid by PEPCO will be less than originally anticipated, thereby adversely affecting the revenues realized by the Panda-Brandywine Partnership, and consequently, reducing the amount of funds that would be available for distribution to the Company and ultimately repayment of the Exchange Bonds. In addition, the distributions the Company expects to receive in respect of these two Projects may not be sufficient to enable the Company to meet the minimum Company Debt Service Coverage Ratio and the minimum Consolidated Debt Service Coverage Ratio (if then applicable) required under the Indenture in order for the Company to incur additional debt. Accordingly, the ability of the Company to raise debt for Projects in the future would be impaired. See "- Dispute With PEPCO Over Calculation of Capacity Payments" below.

Financial Risks

  Substantial Leverage

      The Company and its Project Entities are and will continue to be highly leveraged, primarily as a result of the non-recourse Project-level indebtedness incurred to finance the development and construction of the Projects. As of September 30, 1996, the Company's total consolidated long-term indebtedness was $405.0 million, its total consolidated assets were $317.2 million and its consolidated shareholder's deficit was $104.3 million. The Company's Project-level indebtedness related to the Panda-Rosemary Facility and the Panda-Brandywine Facility is collateralized by the assets of the underlying Projects, as well as, in the case of the Panda-Rosemary Facility and the Panda-Brandywine Facility, a pledge of the equity interests in the Project Entity. If a lender forecloses on a Project's assets (or, in the case of a Project financed through a sale and leaseback arrangement, if the lessor terminates the lease), there can be no assurance that the related Project Entities will maintain any interest in the Project or receive any compensation upon a sale of the foreclosed assets by such lender. Additionally, if a lender forecloses on its security interest in the equity interests of a Project Entity, the value of the capital stock of the Company and certain of its subsidiaries that own U.S. Projects which are pledged to secure the Bonds may be materially impaired. In addition to the foreclosure and lease termination risk, high leverage and the lack of unencumbered collateral could adversely affect the ability of a Project Entity, and the Company, to obtain additional financing in the future for working capital, capital expenditures or other purposes. Such adverse consequences could materially and adversely affect the financial performance of the Company and its ability to make payments on the Company Notes and, consequently, on the Issuer's ability to make payments on the Exchange Bonds. See "Capitalization," "Unaudited Pro Forma Financial Data" and "Description of Outstanding Project-Level Debt."

  Additional Project-level Debt

     While the Indenture imposes limitations on the ability of the Company, the Issuer and any other PIC Entity to incur additional indebtedness, the Indenture does not limit the amount of debt that the Project Entities may incur, except that such Project-level debt (other than such debt created or in existence on the date a Project is transferred to the Project Portfolio or the date the Company or a PIC Entity makes its initial investment in a Project) cannot be incurred or refinanced if, as a result thereof, Cash Available for Distribution from all Projects combined would be reduced by 10% in the aggregate for all Future Ratio Determination Periods, in which event, the Company would have to meet certain debt coverage ratios and the rating of the Bonds would have to be Reaffirmed by at least two rating agencies prior to the incurrence or refinancing of such Project-level debt. In addition, the issuance of additional indebtedness by the Project Entities would create additional potential claims against the Project Entities, including the Panda-Rosemary Partnership or the Panda-Brandywine Partnership, and could result in a reduction in the cash available for distribution by such Project Entities upstream, thus reducing the cash available to make payments on the principal of, and premium, if any, and interest on the Exchange Bonds. See "Description of the Bonds - Certain Covenants - Limitations on Debt" and "Description of Outstanding Project-Level Debt."

  Effective Subordination of Exchange Bonds and Guaranties

     The Exchange Bonds and the Guaranties will be the exclusive obligations of the Issuer, and the Company and PIC U.S. Entities, respectively, and not of any of the Project Entities or any other affiliate of the Company. The Project Entities are highly leveraged and their debt agreements restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company through the PIC Entities. The restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the Project Entity provide for the payment of other obligations, including operating expenses, debt service and the funding of reserves. The Project Entities are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Exchange Bonds or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of the Exchange Bonds. Thus, payments on the Exchange Bonds and under the Guaranties are effectively subordinated to the payment of all obligations of the Project Entities. In addition, the Company's right to receive any assets of the Project Entities upon their liquidation or reorganization will be effectively subordinated to the claims of such Project Entities' creditors (including trade creditors and holders of other debt issued by such Project Entity). As of September 30, 1996, the Project Entities had outstanding $314.6 million of indebtedness and other liabilities, which are effectively senior to the Existing Bonds and the Guaranties. See "Description of Outstanding Project-Level Debt."

Default on Project-level Debt; Enforcement of Rights and Realization of
Collateral

     If a Project Entity fails to generate cash flows sufficient to service its debt, such Project Entity could default on its indebtedness or breach another covenant governing such indebtedness. If a Project Entity were to default in the payment of any such indebtedness or in the performance of any such covenant, then, subject to the terms of such indebtedness, the obligees thereunder would be permitted to accelerate the maturity of such indebtedness, which could terminate distributions to the Company and cause a default under the Exchange Bonds. In such circumstances, holders of the Exchange Bonds may be forced to accelerate the maturity of the Exchange Bonds to protect their interests at a time when it would not otherwise have been in their interests to do so. Furthermore, such defaults could delay or preclude payments on the Exchange Bonds or result in the loss of a Project or the Company's entire indirect ownership interest in a Project. See "Financial Risks - Substantial Leverage" and "- Effective Subordination of Exchange Bonds and Guaranties" above and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      All series of the Bonds will be secured by pledges of, or grants of security interests in, the Collateral to the Trustee for the benefit of the holders of the Bonds. If a Project Entity is in default on an obligation with respect to Project-level debt, the acceleration of such debt and foreclosure on the related security will not enable the Trustee to foreclose upon the Collateral unless such default also resulted in a default with respect to the Bonds. Therefore, all or a portion of the assets constituting or underlying the Collateral could be lost to foreclosure without the Trustee having any foreclosure rights of its own with respect to such Collateral. Even if the Trustee were able to foreclose on the Collateral securing the Bonds, the foreclosure on the security for the Project-level debt could substantially diminish the value of such Collateral. Furthermore, because the Trustee will not have a security interest in accounts established under the Indenture into which distributions from the PIC International Entities will be deposited, in order to realize upon those accounts, the Trustee would have to foreclose first against the capital stock of the Company and then realize on the Company's security interest in those accounts. See "Description of the Exchange Bonds - Collateral for the Exchange Bonds."

   Addition of Projects to Project Portfolio

       Pursuant to the Additional Projects Contract, additional Projects developed by Panda International, if any, will be transferred to the Project Portfolio if certain conditions are satisfied, and it is likely that additional series of Bonds will be issued to finance debt or equity investments in such Projects, which additional series will rank pari passu with the Existing Bonds. If the Panda-Rosemary Facility or the Panda-Brandywine Facility (which already have been transferred to the Project Portfolio), or additional Projects, if any, to be transferred to the Project Portfolio in the future do not perform up to expectations, their inclusion in the Project Portfolio could weaken the overall performance of the Project Portfolio and impair the ability of the Company to make payments on the Company Notes and, consequently, the ability of the Issuer to make payments on the Bonds (including the Exchange Bonds). While it is the Company's belief that diversification of the Project Portfolio will reduce the risks associated with poor performance by any one Project or a small portion of the Project Portfolio, there can be no assurance that this will be the case.

Mandatory Redemption and Repurchase of Bonds Upon a Change of Control

      The Existing Bonds and all additional series of Bonds, if any, then outstanding will be subject to mandatory redemption, in whole or in part, under certain circumstances in the event of a sale or other disposition of any Collateral or any interest in a Project or any event of casualty, loss or condemnation with respect to a Project involving over $2.0 million. Mandatory redemptions will be made at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed plus interest thereon accrued to the date of such redemption, plus a premium, if any, provided for in the supplemental indenture for each series of Bonds to be redeemed. In addition, upon the occurrence of a Change of Control, the Issuer must offer to purchase all Existing Bonds and all additional series of Bonds, if any, then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Description of the Exchange Bonds
- Redemption - Mandatory Redemption" and "- Certain Covenants - Change of Control."

      There can be no assurance that the Issuer will have available funds sufficient to fund the redemption of Bonds upon the occurrence of a Mandatory Redemption Event or purchase of the Bonds upon a Change of Control. It is likely that, in the event of a casualty, loss or condemnation of a Project, a Project agreement or other instrument governing the indebtedness incurred by the Project Entity to finance such Project will require that the proceeds of any insurance or condemnation award be applied to the redemption of such indebtedness or for other specified purposes. Accordingly, there is no assurance that the Company, any PIC Entity, or any person or entity on behalf of the Company or any PIC Entity, will receive any distribution of proceeds resulting from a Mandatory Redemption Event. In the event a Mandatory Redemption Event or a Change of Control occurs at a time when the Issuer does not have available funds sufficient to redeem all of the Bonds subject to such redemption or pay for all of the Bonds delivered by holders seeking to accept the Issuer's repurchase offer, respectively, an Event of Default would occur under the Indenture.

Reliance upon Projections and Underlying Assumptions
Contained in Independent Engineers' and Consultants' Reports

      Included as Appendices C, D, E, G and H are reports of independent engineers and consultants concerning the Panda-Rosemary Facility and the Panda-Brandywine Facility. Included as Appendix B is a summary consolidation of the projections contained in the Rosemary Engineering Report and the Brandywine Pro Forma Report. The terms of the Existing Bonds have been structured on the basis of the projections contained in such reports. For the purpose of preparing the projections contained in such reports, of necessity, certain assumptions have been made with respect to general business, financial and economic conditions, the prices that will be paid for electric generating capacity of and electric energy produced by the Panda-Rosemary Facility and the Panda-Brandywine Facility, the costs of obtaining fuel for such facilities, the number of hours that such facilities will be dispatched and other matters and contingencies that are not within the control of the Company or its affiliates and the outcome of which are difficult to predict. The independent engineers' and consultants' reports contain discussions of the assumptions used in preparing the projections and potential investors should review the reports carefully.

      Projections are inherently inaccurate and actual results are likely to vary from such projections, sometimes materially. Accordingly, the assumptions made and the projections prepared by such engineering and consulting firms are not necessarily indicative of future performance. No representation is made or intended, nor should any be inferred, with respect to the likely existence of any particular set of facts or circumstances. If actual results are less favorable than those projected, or if the assumptions used in formulating the projections contained in such reports prove to be incorrect, the Company's ability to make payments on the Company Notes and, consequently, the ability of the Issuer to make payments on the Exchange Bonds, could be materially and adversely affected.

      All projections of future operations and the economic results thereof included in the independent engineers' and consultants' reports have been reviewed and accepted by the Issuer, the Company and Panda Interholding on the basis of present knowledge and assumptions that the Issuer, the Company and Panda Interholding believe to be reasonable. These projections have not been prepared in accordance with published guidelines of the Commission, the American Institute of Certified Public Accountants, any regulatory or professional agency or body or generally accepted accounting principles. Deloitte & Touche LLP, the Company's independent accountants, has neither examined nor compiled any projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. After the issuance of the Exchange Bonds, no independent engineer or other consultant will provide the holders of the Bonds with revised projections or report any difference between the projections and the actual operating results achieved by the Projects.

Dispute With PEPCO Over Calculation of Capacity Payments

      In late August 1996, the Panda-Brandywine Partnership and PEPCO commenced discussions concerning commercial operation requirements relating to the Panda-Brandywine Facility and conversion of the construction loan to long-term financing. During these discussions, disagreements arose between the Panda-Brandywine Partnership and PEPCO with respect to certain provisions of the Brandywine Power Purchase Agreement, one of which relates to the determination of the interest rate that is the basis for reduction in capacity payments thereunder. PEPCO and the Panda-Brandywine Partnership are presently attempting to resolve these disagreements but there are no assurances that such efforts will be successful. If the PEPCO Interest Rate Dispute is determined adversely to the Panda-Brandywine Partnership, the capacity payments paid by PEPCO under the Brandywine Power Purchase Agreement would be less than originally anticipated, thereby adversely affecting the revenues realized by the Panda-Brandywine Partnership, and consequently, reducing the amount of funds that would be available for distribution to the Company and ultimately repayment of the Exchange Bonds.

     The Consolidated Pro Forma Report sets forth certain prospective financial data of the Panda-Brandywine Partnership for the 16-year term of the Existing Bonds under both the PEPCO Scenario (where it is assumed that the PEPCO Interest Rate Dispute is resolved in a manner consistent with PEPCO's position) and the Brandywine Scenario (where it is assumed that the PEPCO Interest Rate Dispute is resolved in a manner consistent with the Panda-Brandywine Partnership's position). Under the PEPCO Scenario, the Consolidated Pro Forma Report indicates that the projected minimum Company Debt Service Coverage Ratio would be 1.3:1 and the projected minimum Consolidated Debt Service Coverage Ratio would be 1.1:1 (except during 1997 in which the projected Company Debt Service Coverage Ratio is 0.8:1 and the projected Consolidated Debt Service Coverage Ratio is 0.96:1). The Indenture requires a minimum Company Debt Service Coverage Ratio of 1.7:1 and minimum Consolidated Debt Service Coverage Ratio (if then applicable) of 1.25:1 (after giving effect to the issuance of the new debt) to permit the incurrence of additional debt. Accordingly, the ability of the Company to raise debt for Projects in the future would be impaired. In addition, the projected coverage ratios under the PEPCO Scenario indicate that distributions the Company expects to receive from its Project Entities would be insufficient to service the Existing Bonds in 1997 (under the Company Coverage Ratio, such deficiency is projected to be $1.6 million and under the Consolidated Coverage Ratio, such deficiency is projected to be $1.5 million). In such case, monies held in the Accounts and Funds, if any, may be applied toward any debt service deficiency as set forth in the Indenture. The current balances in the Accounts and Funds are as follows: Debt Service Fund, $6.4 million; Capitalized Interest Fund, $9.8 million; Debt Service Reserve Fund, $6.4 million; Company Expense Fund, $300,000; U.S. Distribution Suspense Fund, $680,000. See "Description of the Projects - The Panda-Brandywine Facility - Dispute With PEPCO Over Calculation of Capacity Payments," "Offering Circular Summary - Independent Engineers' and Consultants' Reports - Consolidating Engineer's Pro Forma Report" and "- Independent Pro Forma Analysis - Brandywine," and "Description of the Exchange Bonds - The Accounts and Funds" and "- Certain Covenants - Limitations on Debt."

Project Risks

  Construction Risk

      Additional Projects may be transferred to the Company prior to the commencement of, or during, their construction. The construction of a Project involves many risks, including shortages of equipment, material and labor, work stoppages, labor disputes, weather interferences, unforeseen engineering, environmental and geological problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Difficulties in obtaining any requisite licenses or permits could adversely affect the design or increase the cost of a Project, or delay or prevent the completion of construction or the commencement of commercial operations of a Project. Construction-related risks can be mitigated through fixed-price "turnkey" construction contracts; however, there can be no assurance that a contractor will honor its commitments or have the financial resources to satisfy its obligations under any liquidated damages provisions, or that any affected Project would continue to operate at its design specifications after the expiration of the contractors' and equipment suppliers' warranties. There is also a risk that construction delays will be caused by events, such as events of force majeure, not covered by liquidated damages or insurance. See "Dependence on Distributions from Project Entities" and "Financial Risks - Default on Project-level Debt; Enforcement of Rights and Realization of Collateral" above.

  Start-up Risks

      The commencement of commercial operations of a newly constructed Project involves many risks, including start-up problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. Generally, insurance is maintained to protect against certain of these risks, warranties are obtained relating to the construction of a Project and the equipment associated therewith, and construction contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties or performance guaranties, however, may not be adequate to cover lost revenues or increased expenses. As a result, a Project may be unable to fund principal and interest payments under its financing obligations. A default under such a financing obligation could result in the Company losing its ownership interest in a Project. In addition, power purchase agreements, which are typically entered into with a utility early in the development phase of a Project, often enable the utility to terminate such agreement, or to retain security posted by the developer as liquidated damages if a Project fails to commence commercial operations or certain operating levels by specified dates or fails to make certain specified payments. If such a termination right is exercised, a Project may not produce revenues, the default provisions in a financing agreement would likely be triggered (rendering the Project-level debt immediately due and payable) and the Project would likely be rendered insolvent as a result. See "Financial Risks - Default on Project-level Debt; Enforcement of Rights and Realization of Collateral" above.

  Operating Risks

      The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes, the inability to obtain adequate fuel supplies and performance below expected levels of output or efficiency (whether due to misuse, unexpected degradation or design or manufacturing defects), failure to keep on hand adequate supplies of spare parts, operation error, labor disputes, catastrophic events such as fires, floods, earthquakes, and other similar events and the need to comply with the directions of the relevant government authority or utility. Although the Panda-
Rosemary   Facility   and   the  Panda-Brandywine  Facility   contain   certain
redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility from performing
under  applicable  power  and steam purchase agreements.   The  Rosemary  Power
Purchase Agreement and the Brandywine Power Purchase Agreement provide for a reduction in capacity payments in the event of an outage or unavailability. The occurrence or continuance of any of the events described above could increase the cost of operating the Panda-Rosemary Facility or the Panda-Brandywine Facility, reduce the payments due from the purchaser under the relevant power purchase agreement or otherwise adversely affect any of such Projects.

      Although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses and, as a result, the Project Entities owning such Project might be unable to service the Project-level debt. A default under such Project-level debt could result in the Company losing its indirect ownership interest in such Project. Furthermore, in the event of a major casualty or loss involving a Project, casualty insurance proceeds, to the extent not applied to repair such Project, would be applied first to satisfy redemption or other obligations under Project-level debt, and it is unlikely (until such Project-level debt is less than the maximum insurance proceeds payable) that any such insurance proceeds would be available for mandatory redemption of the Bonds. See "Financial Risks - Default on Project-level Debt; Enforcement of Rights and Realization of Collateral" above.

      Construction of the Panda-Brandywine Facility was substantially complete in October 1996, and the Panda-Brandywine Facility has no significant operating history. The Panda-Brandywine Partnership has obtained warranties in limited amounts and for limited periods relating to the Panda-Brandywine Facility and its major equipment from Raytheon and suppliers of such equipment. However, there can be no assurance that any of such warranties will be sufficient or effective under all circumstances or that the issuer of the warranty will have adequate capital resources to meet its warranty obligations. In addition, the warranties generally are limited to an obligation to repair or replace defective equipment and do not cover revenues lost while the equipment is out of service.

  Dispatchability Risk

      The power purchase agreements for the Projects may provide substantial leeway to the power purchaser in determining when, and to what extent, a facility is dispatched. For example, the Rosemary Power Purchase Agreement provides VEPCO the contractual right to schedule the Panda-Rosemary Facility for dispatch on a daily basis at full capacity, partial capacity or off-line. The Panda-Rosemary Facility has been used by VEPCO primarily as a peaking plant and, as a result, the number of hours for which the facility has been dispatched  and  the  quantity of electricity produced  by  the  facility  have
fluctuated   throughout  the  facility's  operating  history.  Similarly,   the
Brandywine Power Purchase Agreement permits PEPCO to dispatch at its sole discretion a substantial portion of the Panda-Brandywine Facility's capacity. While availability-based capacity payments and other fixed payments under the power purchase agreements relating to the Panda-Rosemary Facility and the Panda-Brandywine Facility are unaffected by levels of dispatch, revenues would be adversely affected (due to a reduction in energy payments thereunder) if these facilities were dispatched at levels materially below the recent operating experience, in the case of the Panda-Rosemary Facility, or the anticipated level, in the case of the Panda-Brandywine Facility. See "Description of the Projects - The Panda-Rosemary Facility - Sale of Capacity and Electricity" and "- The Panda-Brandywine Facility - Sale of Capacity, Electricity and Steam."

     Adjustments to Fixed Payments

       The Panda-Rosemary Facility and the Panda-Brandywine Facility are dependent on capacity payments due from VEPCO and PEPCO, respectively, under their respective power purchase agreements to meet their fixed obligations. In the case of the Panda-Rosemary Facility, capacity payments are payable by VEPCO whether or not the facility is dispatched, provided that the facility satisfies certain seasonal capacity tests which may be required by VEPCO in its sole discretion and meets certain minimum availability standards. If these minimum availability standards are not met, then capacity payments otherwise due to the Panda-Rosemary Partnership are subject to rebate or reduction and, in certain circumstances, the Panda-Rosemary Partnership may be required to pay liquidated damages to VEPCO. See "Description of the Projects - The Panda-Rosemary Facility - Sale of Capacity and Electricity." In the case of the Panda-Brandywine Facility, capacity payments are payable by PEPCO whether or not the facility is dispatched, provided that the capacity payments will be reduced if the facility cannot maintain 88% equivalent availability and may be reduced starting in 2006 depending on when and whether PEPCO's system peak load exceeds 5,697 MW during 1997, 1998 or 1999. The determination of PEPCO's system peak load under the Brandywine Power Purchase Agreement is the subject of a dispute between the Panda-Brandywine Partnership and PEPCO. See "Description of the Projects - The Panda-Brandywine Facility - Sale of Capacity, Electricity and Steam" and "- Dispute With PEPCO Over Calculation of Capacity Payments."

  Fuel Related Pricing

     Payments related to electric energy purchases by VEPCO and PEPCO under the Rosemary Power Purchase Agreement and the Brandywine Power Purchase Agreement, respectively, generally adjust upon the same or substantially equivalent fuel indices or pricing mechanisms that govern adjustments to the base commodity charges for natural gas under, respectively, the Rosemary Gas Agreement and the Brandywine Gas Agreement. Nevertheless, the Panda-Rosemary Facility and the Panda-Brandywine Facility are subject to the risk that the fuel compensation components of electric energy prices paid under their respective power purchase agreements and their respective actual fuel costs may differ. Accordingly, increases in fuel supply costs which are not matched by increases in electric energy prices could have an adverse effect on the performance of these two Projects. See "Description of the Projects - The Panda-Rosemary Facility - Sale of Capacity and Electricity" and "- Gas Supply and Fuel Management" and "- The Panda-Brandywine Facility - Sale of Capacity, Electricity and Steam" and "- Gas Supply and Fuel Management," Appendix D, Rosemary Fuel Consultant's Report and Appendix G, Brandywine Fuel Consultant's Report.

  Regulatory Disallowance

      The Rosemary Power Purchase Agreement contains a clause known as a "regulatory disallowance" provision, which requires the Panda-Rosemary Facility to repay to VEPCO or reduce any capacity charges in excess of $5.62 per kilowatt per month (as adjusted by the Gross National Product Implicit Price Deflator ("GNPIPD") from 1987 dollars) that are disallowed by any regulatory authority from recovery by VEPCO in its rate base (except where such disallowance is due to VEPCO's failure to seek recovery or comply with procedural requirements governing recovery of such costs). VEPCO cannot initiate such a disallowance and must appeal such a disallowance, if practicable. If a disallowance occurs, the cash flow of the Panda-Rosemary
Partnership could be materially and adversely affected and the Company's ability to make payments on the Company Notes and, consequently, the Issuer's ability to make payments on the Exchange Bonds, could be materially and adversely affected. See "Description of the Projects - The Panda-Rosemary Facility - Sale of Capacity and Electricity" and "Regulation."

     Fuel Supply Risks

      The Panda-Rosemary Partnership has contracted for most of its natural gas supplies and transportation services on an interruptible basis because the Panda-Rosemary Partnership has assumed that the Panda-Rosemary Facility will be dispatched by VEPCO as a peaking plant, with the bulk of the facility's dispatch hours occurring during the summer months when operational experience suggests that gas typically will be available for purchase. The Panda-Brandywine Partnership has similarly contracted for approximately one-half of its natural gas supply and transportation on an interruptible basis.
Interruptible gas supply and transportation arrangements are subject to interruption or curtailment during periods of peak demand for gas. Although independent consultants have found the fuel supply and delivery arrangements for the Panda-Rosemary Facility and the Panda-Brandywine Facility to be reasonable, if a power purchaser were to significantly increase its dispatch of a facility, the risk of potential curtailment in natural gas supply and transportation, and thus that a facility would be unavailable for dispatch, would be increased. See "Dispatchability Risk" above, "Description of the Projects - The Panda-Rosemary Facility - Gas Supply and Fuel Management" and "- Gas Transportation," "- The Panda-Brandywine Facility - Gas Supply and Fuel Management" and "- Gas Transportation," Appendix D, Rosemary Fuel Consultant's Report, and Appendix H, Brandywine Fuel Consultant's Report.

      If natural gas supply or transportation is not available to the Panda-Rosemary Facility or the Panda-Brandywine Facility, each such facility can operate utilizing No. 2 fuel oil. The Panda-Rosemary Facility has the capacity to store two million gallons of fuel oil on site, which is enough fuel oil to operate the facility at full load for approximately seven days. The Panda-Brandywine Facility has on-site storage for approximately two million gallons of fuel oil, which is enough fuel oil to operate the facility at full load for approximately six days. As a result of current market conditions, the Panda-Rosemary Partnership purchases its fuel oil supply on a spot market basis. Under its fuel management plan, the Panda-Brandywine Partnership will endeavor to enter into fuel oil supply and transportation agreements by October 10 of each year that will provide it with access to adequate fuel oil supplies for the immediately succeeding winter season (November through March). Future changes in market conditions or governmental policy, however, could adversely affect the ability of a facility to obtain economical fuel oil supply when needed and, consequently, adversely affect the availability of the facility for dispatch. See "Dispatchability Risk" above, "Description of the Projects - The Panda-Rosemary Facility - Fuel Oil" and "- The Panda-Brandywine Facility - Fuel Oil."

      The Rosemary Gas Supply Agreement and the Rosemary Fuel Management Agreement expire on November 30, 2005, approximately seven years prior to the maturity date of the Exchange Bonds. The firm transportation contracts the
Panda-Rosemary Partnership has entered into with Transco, Texas Gas and CNG expire on November 1, 2006, approximately six years prior to the maturity date of the Exchange Bonds. Certain other contracts providing for interruptible transmission services for the Panda-Rosemary Facility are on a month-to-month basis. There can be no assurance that the terms of any of such contracts can be extended or, if they expire, that the Panda-Rosemary Partnership will be able to enter into replacement contracts or fuel transportation arrangements on terms no less favorable to the Panda-Rosemary Partnership than those contained in the current agreements. The failure to extend such terms or to enter into replacement contracts or fuel transportation arrangements is an event of default under the Rosemary Indenture. See "Description of the Projects - The Panda-Rosemary Facility - Gas Supply and Fuel Management" and "- Gas Transportation" and "Description of Outstanding Project-Level Debt - The Panda-Rosemary Financing."

  Dependence on Third Parties and Concentration of Customers

      The nature of the Company's Projects is such that each facility generally relies on one power purchase agreement with a single electric utility customer for substantially all, if not all, of such facility's revenues over the life of the Project. Furthermore, each power generation facility may depend on a single or limited number of entities to purchase thermal energy, to supply or transport natural gas to such facility or to supply other goods and services which constitute the principal inputs to such facility's operations. Any material breach by any of these parties of its obligations under its respective agreement with a facility, or any event or circumstance that reduces or suspends the payment obligation of the other party to an agreement or affects such party's ability or willingness to meet its obligations, could adversely affect the Company's ability to make payments on the Company Notes and, consequently, the Issuer's ability to make payments on the Exchange Bonds. The other parties to each Project agreement have the right to terminate or withhold payments or performance under such agreement upon the occurrence of certain events of default specified therein, which include the failure of any Project Entity that is a party to such agreement to materially perform its obligations thereunder. Additionally, if a party to a Project agreement were to undergo bankruptcy, the trustee in the bankruptcy proceeding could disaffirm such agreement. If a Project agreement were terminated due to nonperformance by a Project Entity, disaffirmation in a bankruptcy proceeding or for any other reason, there is no assurance that the Project Entity would be able to enter into a substitute agreement having terms and conditions substantially equivalent to those contained in such terminated agreement.

   Dependence on Panda International; Ability of Panda International to Develop Additional Projects

      All development activities in respect of Projects will be undertaken by Panda International and certain of its affiliates. The Company and the PIC
Entities have no employees of their own (other than officers) and, in any event, do not engage in development efforts. Thus, the Company is entirely dependent on Panda International for the development of Projects which may be transferred to the Project Portfolio. See "No Restrictions on Panda International's Business" below.

      The development of electric power generation facilities is subject to substantial risks. In developing a power generation facility that may become eligible for transfer to the Project Portfolio, Panda International must generally obtain power and thermal energy purchase agreements, governmental permits and approvals, fuel supply and transportation agreements, electricity transmission agreements, site agreements and construction contracts, as well as long-term non-recourse debt financing. There can be no assurance that Panda International will be successful in doing so. In addition, Project development is subject to environmental, engineering and construction risks relating to cost-overruns, delays and performance. In developing Projects in emerging markets such as China, Nepal and India, these risks may be increased by political and regulatory uncertainties, the nature and evolution of legal systems, the lack of developed infrastructure and other factors. Although Panda International and its subsidiaries attempt to minimize the financial risk in the development of a Project by securing a favorable long-term power purchase agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a Project may require Panda International or its subsidiaries to expend significant sums for preliminary engineering, permitting and legal and other expenses before it can be determined that a Project is feasible, economically attractive or capable of being financed. If Panda International were unable to complete a Project, it would generally not be able to recover its investment in such Project, thus impairing its ability to develop future Projects that could become eligible for transfer to the Project Portfolio pursuant to the Additional Projects Contract. No assurance can be given that Panda International or its affiliates will successfully develop and arrange financing for any additional Projects or that Projects currently under development or to be developed in the future will become eligible for transfer to the Project Portfolio pursuant to the Additional Projects Contract. In addition, although Panda International has indicated that it intends to continue the development of electric generation projects as its primary business, it is under no obligation to do so and may use distributions from the Company available to it for other purposes. See "The Company, the Issuer and Panda International - The Additional Projects Contract."

     Competition

      The electric power generation industry is characterized by intense competition and, in the United States, the Company encounters competition from utilities, industrial companies and other independent power producers. In recent years, there has been increasing competition for new power purchase agreements and this competition has often contributed to a reduction in electricity tariffs in power purchase agreements. In this regard, many utilities often engage in competitive bid solicitations to satisfy demand for additional capacity. This competition adversely affects the ability of the
Company to obtain power purchase agreements and reduces the price paid for electricity. Internationally, the competitive characteristics of Project development are less developed, although there is a growing trend toward competitive bidding in the privatization of government-owned electric utility systems and the entry of foreign developers into these markets has increased.

Industry Conditions; Restructuring Initiatives; Utility Responses

      The Federal Energy Regulatory Commission (the "FERC") and many state utility commissions, including the Virginia State Corporation Commission (the "SCC"), are currently studying a number of proposals to restructure the electric utility industry in the United States to permit utility customers to choose their supplier in a competitive electric energy market. In April 1996, the FERC issued a rule requiring utilities to offer wholesale customers and suppliers open access on their transmission lines on a basis that is comparable to the utilities' own use of the lines. In addition, a number of bills have been introduced in the United States Congress to promote electric utility restructuring and deregulation of electric rates.

      Many utilities fear that current captive customers may leave their system to procure electricity from other electric power suppliers and that the utilities may thereafter be unable to recover their fixed costs from their remaining customers. These potential "stranded" or "transition" costs include the cost of maintaining electric generating capacity under many QF contracts. The restructuring proposals being considered by regulatory agencies and Congress differ as to how, and to what extent, utilities' "stranded" or "transition" costs would be recoverable if current captive customers leave the utilities' systems. To minimize the risk that "stranded" or "transition" costs may not be recovered by utilities if such restructuring proposals are enacted, many utilities have implemented certain cost control strategies. Such strategies include attempts to renegotiate, buy out or terminate existing power purchase agreements containing prices that utilities believe will not be competitive in a short-term marginal cost electric energy market. In addition, some utilities have sought to rigorously enforce the terms of such agreements and to exercise their contractual termination rights if the agreements' provisions are not strictly observed. Some utilities have engaged in litigation against Qualifying Facilities to achieve these ends.

      On November 12, 1996, the SCC issued an order that requires VEPCO to file reports on its efforts to renegotiate its contracts with non-utility generators, including the Panda-Rosemary Facility. The first such report must be filed on or before June 1, 1997 and reports must be filed quarterly thereafter. VEPCO has not yet filed the first report required by the order but previously has filed comments with the SCC indicating that it will aggressively pursue initiatives to restructure contracts with Qualifying Facilities to minimize its costs. VEPCO has filed a request with the SCC for permission to institute a formal QF monitoring program under which certain facilities (including the Panda-Rosemary Facility) would be required to furnish certain operational data to VEPCO on an annual basis. Under the proposed monitoring program, if VEPCO believed, based on data provided by a facility and any additional information, that a facility no longer satisfied the QF criteria, VEPCO could institute proceedings with the FERC to revoke such facility's QF status. On October 10, 1996, the SCC staff, pursuant to the SCC's directive, filed a legal memorandum with the SCC discussing VEPCO's proposal in which the staff argued that the SCC has the legal authority to implement a QF monitoring program. On December 18, 1996, the SCC staff filed a report recommending that the SCC adopt a QF monitoring program for all QFs that have a power purchase agreement with VEPCO. The program would direct VEPCO to collect, audit and analyze calendar year operating information, including actual annual operating results and a copy of meter calibration results, to be submitted by all such QFs by May 1 of the following year. VEPCO would report annually to the SCC the results of its compliance evaluation. On December 30, 1996, VEPCO filed a response in support of the Staff Report. See "Maintaining Qualifying Facility Status" below.

      VEPCO is currently involved in several proceedings with parties with whom it has entered into power purchase agreements, including several in which the interpretation of the power purchase agreements is being disputed. Although there is currently no dispute between the Panda-Rosemary Partnership and VEPCO, the Panda-Rosemary Partnership anticipates that VEPCO will closely monitor the Panda-Rosemary Partnership's compliance with the Rosemary Power Purchase Agreement and vigorously enforce its rights thereunder. Because the capacity and energy payments that the Panda-Rosemary Partnership receives from VEPCO under the Rosemary Power Purchase Agreement constitutes major sources of revenue for the Panda-Rosemary Partnership, a termination of the Rosemary Power Purchase Agreement would, in the absence of another source of funds, terminate the Panda-Rosemary Partnership's ability to service its Project-level debt and to make distributions to the Company. In this event, the Company may not be able to perform its obligations under the Company Notes and, consequently, the Issuer may not be able to make payments on the Exchange Bonds. See "Regulation
-  Federal Energy Regulation."

Maintaining Qualifying Facility Status

      PURPA and the regulations promulgated thereunder provide Qualifying Facilities such as the Panda-Rosemary Facility and the Panda-Brandywine Facility with certain exemptions from federal and state legislation and regulation, including regulation of rates at which electricity can be sold. For a cogeneration facility to maintain QF status, no more than 50% of the facility may be owned by an electric utility, electric utility holding company or combination thereof and the facility must produce both electricity and a related quantity of useful thermal energy and satisfy certain operational and efficiency criteria. If for any reason a Project failed to maintain its status as a Qualifying Facility, or if there were a change in law or regulation that eliminated the Project's status as a Qualifying Facility (or exemption from regulation granted to Qualifying Facilities), the Project would be subject to additional regulation and the revenues of the Panda-Rosemary Partnership and the Panda-Brandywine Partnership could be materially and adversely affected. For discussions of the steam sales arrangements that permit the Panda-Rosemary Facility and the Panda-Brandywine Facility to maintain their QF status, see "Description of the Projects - The Panda-Rosemary Facility - Steam and Chilled Water Sales" and "- The Panda-Brandywine Facility - Sale of Capacity, Electricity and Steam."

      On July 3, 1996, Bibb, the steam host and lessor of the Panda-Rosemary Facility site, filed a voluntary petition under Chapter 11 of the Bankruptcy
Code with the United States Bankruptcy Court in Delaware. In connection therewith, a reorganization was effected on September 27, 1996, which did not affect the Rosemary Steam Agreement or the Rosemary Site Lease. However, there can be no assurance that Bibb will be able to meet its needs for capital on an ongoing basis or meet its future obligations under the Rosemary Steam Agreement. If Bibb were to fail to purchase and use the minimum quantity of steam necessary for the Panda-Rosemary Facility to satisfy the Qualifying Facility criteria, the Panda-Rosemary Facility could continue to satisfy the Qualifying Facility criteria if a distilled water facility or other thermal operation were installed at the Panda-Rosemary Facility. The Rosemary Indenture permits the borrowing of funds to make enhancements or improvements which are necessary to maintain the facility's Qualifying Facility status. There can be no assurance, however, that the Panda-Rosemary Partnership would have or be able to obtain the funds necessary to install such a facility.

Certain Other Regulatory Risks Relating to U.S. Projects

  Regulatory Approvals

       The Company's U.S. Projects are subject to stringent energy and environmental regulation by federal, state and local authorities. Power plants in the United States are required to comply with numerous federal, state and local statutory and regulatory requirements and the Projects are required to obtain and maintain in effect numerous approvals relating to energy and environmental laws. There can be no assurance that existing regulations will not be revised, that new laws and regulations will not be adopted or become applicable to the Projects or that the Company's business and financial condition will not be materially and adversely affected by such future changes in laws and regulations (including the possible loss of exemptions from regulations). See "Regulation."

  Gas Transportation Regulation

       The various gas transportation agreements for the U.S. Projects contemplate the use of interstate natural gas pipelines and services. These gas transportation arrangements, including pipeline facilities and the rates charged for transportation services, are subject to the jurisdiction of the FERC. In exercising such jurisdiction, the FERC maintains or may maintain authority to modify aspects of the rates, terms and conditions that govern the gas transportation services provided. It is possible that such a modification could materially increase the gas transportation costs of each U.S. Project. In addition, certain provisions of the gas transportation agreements and the approved tariffs allow the transporter to terminate, suspend performance under or reduce the amount of gas transported upon the occurrence of certain conditions, such as the taking of an adverse action by a regulatory authority, if the transporter, in its judgment, deems it necessary to make modifications or repairs to its pipeline facilities or upon the occurrence of an event of force majeure. Any failure by a transporter to provide gas transportation services could have a material adverse effect on a Project's operations. See "Description of the Projects - The Panda-Rosemary Facility - Gas Transportation," "- The Panda-Brandywine Facility - Gas Transportation" and "Regulation - Natural Gas Regulation."

   Environmental and Other Matters

     In operating any Project, the owner is generally required to comply with a number of statutes and regulations relating to the safety and health of personnel and the public, including the identification, generation, storage, handling, transportation, disposal, recordkeeping, labeling, reporting of and emergency response in connection with hazardous and toxic materials or substances associated with the facility, limits on noise emissions from the facility, safety and health standards, practices and procedures applicable to construction and operation of the facility and environmental protection requirements including standards and limitations relating to the discharge of air and water pollutants and disposal of solid waste. Failure to comply with any of such statutes and regulations could have adverse effects on a Project, including the imposition of criminal or civil liability by regulatory agencies or as a result of litigation by private parties, imposition of clean-up fines or liens and the mandatory expenditure of funds to bring the Project into compliance. Pursuant to the various financing, lease, construction, easement and encroachment agreements, and as is common practice in the independent power industry, the Panda-Rosemary Partnership and the Panda-Brandywine Partnership have indemnified third parties against the consequences of each Project's storage or emission of hazardous and toxic materials. While the Company believes that the Panda-Rosemary Facility's and the Panda-Brandywine Facility's use of natural gas as the primary fuel source provides comparative
environmental   advantages  over  other  fossil  fuel-fired  power   production
technologies, there can be no assurance that environmental laws and regulations, whether now existing or adopted in the future, will not impose significant constraints and increased costs on such Facilities' operations. The 1990 Amendments to the Federal Clean Air Act require the State of North Carolina, the State of Maryland and the federal government, at various times, to take regulatory actions that may affect the U.S. Projects. There can be no assurance that each U.S. Project will or can satisfy all requirements that may result from actions in response to the 1990 Amendments to the Federal Clean Air Act. See "Regulation - Environmental Regulations."

  Permitting Risk

     Each Project Entity is responsible for obtaining various permits and other regulatory approvals required for the operation of its facility. Some of the permits and other approvals that are obtained for a particular facility may contain certain continuing conditions, including the obligation to renew or extend the permit or approval by a certain date. Failure to satisfy any such condition could prevent the operation of the Project or result in fines or other additional costs. The Company believes that all Projects developed by Panda International have been or will be designed and constructed in order to substantially comply, insofar as can be reasonably controlled, with their respective permit and approval conditions. All material permits and other regulatory approvals currently required to operate the Panda-Rosemary Facility and the Panda-Brandywine Facility have been obtained. If future levels of dispatch of the Panda-Rosemary Facility exceed the levels allowed under the facility's existing operating permits (which is projected to be the case; see Appendix C, Rosemary Engineering Report), additional equipment designed to control air emissions would have to be installed in order for the facility to maintain compliance with such permits. While the Panda-Rosemary Partnership has set aside certain reserves which it believes are sufficient to fund the cost of such equipment, there can be no assurance that such reserves will be sufficient to pay the actual cost of such equipment if and when required to be installed. There can be no assurance that in the future the Projects will operate within the limits established by current or future permits or other approvals. Any particular Project could be adversely affected if regulatory changes or new permit conditions were implemented which impose more comprehensive or stringent requirements resulting in increased compliance costs or which reduce certain benefits expected by the Company.

Risks Relating to Future Non-U.S. Projects

     The Company does not hold an interest in any Non-U.S. Project. The Company anticipates that one or more of the Non-U.S. Projects under development by Panda International may reach Financial Closing or commence Commercial Operations and thus be eligible for transfer to the Project Portfolio pursuant to the Additional Projects Contract, provided that the conditions contained therein for such a transfer can be satisfied. See "The Company, the Issuer and Panda International - The Additional Projects Contract" and "Description of the Projects - Other Projects under Development by Panda International." For any
Non-U.S. Project transferred to the Project Portfolio upon Financial Closing, there will remain significant risks relating to the completion of construction and commencement of commercial operations. Such risks include political and economic uncertainties, including risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts, changes in rates and methods of taxation and international exchange controls or governmental restrictions on the repatriation of currency. The Company expects that Non-U.S. Project Entities may receive a substantial part of their revenues in international currencies, which will need to be converted into other currencies to meet international currency obligations or to pay dividends or make distributions, thus exposing the Company to convertibility, remittance and exchange risks. Certain countries in which Projects may be developed may not have well-developed legal systems with a consolidated body of laws governing international investment enterprises. The uncertainty of the legal environment in these countries could make it difficult for the Company or a Project Entity to enforce its rights under its Project agreements.

No Restrictions on Panda International's Business

      Panda International has informed the Company that it presently intends to continue to focus on the development, acquisition and ownership of electric power generation projects as its principal business; however, the Indenture contains no restrictions on Panda International's business or on its ability to use proceeds from the issuance of Bonds or distributions from the Company to pursue other businesses.

Control by Principal Stockholders

     Robert and Janice Carter, members of their family and Carter family trusts collectively own approximately 38.8% of the outstanding shares of capital stock of Panda International. In addition, W.M. Huffman (who is related to Mr. Carter by marriage), members of Mr. Huffman's family and family trusts and partnerships own approximately 18.7% of such capital stock. See "The Company, the Issuer, Panda Interholding and Panda International - General." By virtue of their ownership share, the Carters are in a position to influence the management and direction of Panda International and, through Panda International, its subsidiaries, including the Issuer and the Company. Moreover, the Carters and the Huffmans, if they were to agree to act together in voting their shares, could control the vote for election of directors, and consequently the management and direction, of Panda International and its subsidiaries, including the Issuer, the Company and Panda Interholding.

Lack of Profitable Operations

     The Company recorded net losses for 1993, 1994, 1995 and the nine months ended September 30, 1996. Although these losses are primarily attributable to the substantial costs incurred in developing Projects and the absence of significant revenues during the development phase, the Company's ability to continue in business and maintain its financing arrangements may be adversely affected by a continued lack of profitability.

Absence of Market for the Exchange Bonds

     The Exchange Bonds are being offered to the holders of the Old Bonds. The Old Bonds were offered and sold in July 1996 to a small number of investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") Market, although an active trading market for the Old Bonds has not developed to date.

      There is currently no established market for the Exchange Bonds, and the Exchange Bonds will not be eligible for trading in the PORTAL Market. The Issuer does not intend to list the Exchange Bonds or the Old Bonds on a securities exchange or seek approval for quotation through any automated dealer quotation system. There can be no assurance that a market for the Exchange Bonds will develop or as to the ability of holders of the Exchange Bonds to sell their Exchange Bonds or the price at which such holders would be able to sell their Exchange Bonds. If a market for the Exchange Bonds does not develop, purchasers may be unable to resell the Exchange Bonds for an extended period of time, if at all. Consequently, a purchaser may not be able to liquidate the investment readily, and the Exchange Bonds may not be readily accepted as collateral for loans. If a market for the Exchange Bonds were to develop, the Exchange Bonds could trade at prices that may be lower than the initial market values or at a discount from their face amount depending on many factors, including prevailing interest rates, the markets for similar securities, and the financial performance of the Company and its subsidiaries. The liquidity of, and trading market for, the Exchange Bonds also may be adversely affected by general declines in the market for similar securities and other factors that are independent of the financial performance of, and prospects for, the Company.


      THE COMPANY, THE ISSUER, PANDA INTERHOLDING AND PANDA INTERNATIONAL

General

      The Company is an indirect wholly-owned Delaware subsidiary of Panda International, an independent power company that is engaged principally in the development, acquisition, ownership and operation of electric power generation facilities, both in the United States and internationally. Panda International also owns a subsidiary engaged in oil and gas exploration and development. The Issuer is a wholly-owned Delaware subsidiary of the Company organized for the sole purpose of issuing the Existing Bonds and any additional series of Bonds. Panda Interholding is a wholly-owned Delaware subsidiary of the Company organized for the sole purpose of holding interests in Project Entities owning U.S. Projects. The Issuer, the Company and Panda Interholding were formed by Panda International in July 1996 as vehicles for financing project development, including the making of equity and debt investments in electric power generation projects. Subject to the terms of the Additional Projects Contract, Panda International intends to transfer, to the Project Portfolio, Projects developed and to be developed by Panda International, at the point in time when such Projects have reached Financial Closing or achieved Commercial Operations, thereby reducing development risk to the Company. See "Additional Projects Contract" below.

     Panda International's principal business strategy is to use its experience in developing, constructing, financing and managing electric power generation facilities to provide low cost electricity and electric generating capacity. Panda International will seek to expand its presence in the electric power industry by implementing this strategy in the United States and certain other countries. Panda International has placed into commercial operations facilities with a combined electric generating capacity of approximately 410 MW. In addition, Panda International has executed power purchase agreements or entered into other development arrangements relating to four potential Projects with a combined electric generating capacity of approximately 750 MW. See "Description of the Projects - Other Projects under Development by Panda International." Panda International is continually engaged in the evaluation of various opportunities for the development and acquisition of additional electric power generation facilities, both in the United States and internationally. See "Risk Factors - Project Risks" and "- Risks Relating to Future Non-U.S. Projects" and "Business - General."

       With 51 employees, Panda International has assembled a team of professionals with expertise in business development, marketing, engineering, design, construction management, fuel supply, transportation and exploration, equipment procurement, utility practices, contract management, regulatory policy and procedures, environmental matters, law and finance and accounting. Panda International believes that this team's scope of expertise allows Panda International to compete effectively for cogeneration and private power development opportunities.

      Panda International was formed as part of a corporate reorganization that took place in October 1995 in which all of the capital stock of PEC was exchanged for shares of Panda International, with the result that PEC became a wholly-owned subsidiary of Panda International. PEC was organized in 1982 by Robert and Janice Carter, who are the Chairman of the Board, President and Chief Executive Officer, and the Executive Vice President, Treasurer and Secretary, respectively, of Panda International, PEC, the Company, the Issuer and Panda Interholding. See "Management."

Company Structure

      Panda International is the parent company of PEC and through PEC and its subsidiaries holds controlling interests in U.S. and non-U.S. entities that hold interests in Projects that are in operation or under development. Panda International generally holds its interests in Projects that are being developed outside of the United States through entities organized in tax favorable jurisdictions (such as the Cayman Islands), which in turn hold interests in entities organized in the country where Panda International's Projects will be located (e.g., China and Nepal). Panda International's U.S. Projects are generally held in limited partnerships, with general and limited partners organized as Delaware subsidiaries of PEC.

      There are currently two PIC Entities, Panda Interholding (a PIC U.S. Entity), and Panda Cayman (a PIC International Entity). Under the terms of the Indenture, PIC Entities, with certain exceptions, cannot incur debt, become liable in connection with guaranties (other than the PIC Entity Guaranties) or enter into Project Agreements, and are subject to certain other restrictions, all for the purpose of assuring that the PIC Entities' primary purpose is to hold Project Entities and receive, and distribute to the Company, distributions from Project Entities. Other PIC Entities may be established in the future, and each will be directly wholly-owned by the Company. Project Entities, on the other hand, are those entities that are owned by PIC Entities and directly or indirectly own Projects or are obligated under Project Agreements. Under the terms of the Indenture, Project Entities are permitted to incur Project Debt, become liable in connection with guaranties created, required or expressly permitted to exist under Project Agreements and enter into and amend Project Agreements, in each case subject to certain restrictions.

      The PIC U.S. Entity referred to above, Panda Interholding, owns the Project Entities that are the general and limited partners of the Panda-Rosemary Partnership and the Panda-Brandywine Partnership and a related distilled water subsidiary (which serves as the QF steam host for the Panda-Brandywine Facility). The Company expects that Project Entities owning future U.S. Projects, if any, will generally be transferred to and held by a PIC U.S. Entity in a manner similar to the ownership structure of the Panda-Rosemary Project and the Panda-Brandywine Project described above. The PIC International Entity referred to above, Panda Cayman, does not currently hold any significant assets or conduct significant operations. In the future, if Project Entities owning a Non-U.S. Project are to be transferred to the Project Portfolio pursuant to the Additional Projects Contract, Panda International, PEC or their affiliates will transfer them to a PIC International Entity. The Company expects that Project Entities owning future Non-U.S. Projects, if any, will be transferred to the Project Portfolio pursuant to the Additional Projects Contract to Panda Cayman or to another PIC International Entity (unless U.S. tax deferral arrangements are not being sought). Such transfers will generally be made by a transfer to a PIC International Entity of the capital stock of the off-shore Project Entities that hold the in-country Project Entities. Methods of transfer may, however, vary depending upon, among other considerations, U.S. and foreign tax treatment and Project-level restrictions.

     The following diagram shows the ownership structure of Panda International and certain of its subsidiaries as of the date of this Prospectus.



            [PANDA DIAGRAM SHOWING OWNERSHIP STRUCTURE INSERTED HERE]



(1) Pursuant to the Additional Projects Contract, interests in Projects developed by Panda International and its affiliates will be available for transfer to the Project Portfolio only if Financial Closing is reached or Commercial Operations is achieved and if certain other conditions contained in the Additional Projects Contract are satisfied (except that the Panda-Kathleen Project must be transferred if Financial Closing is achieved, regardless of whether such other conditions are satisfied). "Risk Factors - Project Risks" and "- Risks Relating to Non-U.S. Projects" and "The Additional Projects Contract" below.

(2) In the case of other U.S. Project Entities and non-U.S. Project Entities, the percentage ownership interest of Panda International is expected to vary depending on the Project in question.

(3)  Includes Panda Interholding.

(4)  Includes Panda Cayman.

(5) NNW, Inc. holds a cash flow participation in the distributions from the Panda-Rosemary Partnership, (which the Company believes is 0.433% and would increase to 1.732% after 2008 based on projected distributions, but which percentages are the subject of dispute). See "Description of the Projects - The Panda-Rosemary Facility - Cash Flow Participation" and "Legal Proceedings - NNW, Inc. Proceeding."

      The common stock or other equity interests of Panda International's subsidiaries are subject to the following liens:

   (i) all of the outstanding capital stock of the Company and the Issuer has been pledged to secure the payment of the Bonds;

   (ii) all of the outstanding capital stock of Panda Interholding, the existing PIC U.S. Entity, has been pledged to secure the payment of the Bonds;

   (iii) 60% of the outstanding capital stock of Panda Cayman, the existing PIC International Entity, has been pledged to secure the payment of the Bonds;

   (iv) all of the capital stock of Panda-Rosemary Corporation and PRC II Corporation, as well as the general partner and limited partner interests in Panda-Rosemary, L.P., have been pledged to secure the payment of the Rosemary Bonds; and

   (v) all of the capital stock of Panda Brandywine Corporation, Panda Energy Corporation (Delaware), and Brandywine Water Company, as well as the general and limited partner interests in the Panda-Brandywine Partnership, have been pledged to secure the obligations of the Panda-Brandywine Partnership under the Brandywine Financing Documents.

      Individually, the pledges of the capital stock of each of the Issuer, Panda Interholding and Panda Cayman do not constitute a "substantial portion" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities
Act) of the Collateral securing the Existing Bonds. Except as discussed below, separate financial statements of each of the Issuer, Panda Interholding and Panda Cayman are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds. The financial statements of the Company contained in this Prospectus present the financial position and results of operations of the Company and all of its subsidiaries on a consolidated basis. In addition, the consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods. The unaudited condensed consolidated financial statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospectus.

      There were 11,401,212 shares of Common Stock of Panda International outstanding at January 31, 1997. Of this amount, 4,418,957 shares (38.8%) are owned by Robert and Janice Carter and members of their family and family trusts. See "Management." W.M. Huffman and members of his family and family trusts and a family partnership own 2,134,443 of the outstanding shares (18.7%). Other directors, officers and employees of Panda International own less than 1% of the outstanding shares of Common Stock. At January 31, 1997:
(i) there were outstanding options to acquire 1,209,000 shares of Common Stock of Panda International (options for 1,050,000 shares being fully vested and for 159,000 shares vesting over a six-year period) held by directors, officers and employees of Panda International, and of this amount options for 250,000 shares are held by Robert Carter and options for 25,000 shares are held by W.M. Huffman; (ii) Trust Company of the West held warrants to purchase 1,004,000 shares of Common Stock of Panda International; and (iii) NNW, Inc. held rights to acquire up to 181,500 shares of Common Stock of Panda International. See "Description of the Projects - The Panda-Rosemary Facility - Cash Flow Participation."

Executive Offices

      The principal executive offices of the Issuer, the Company, PEC and Panda International are located at 4100 Spring Valley Road, Suite 1001, Dallas, Texas 75244. The telephone number at such offices is (972) 980-7159.

The Additional Projects Contract

      Subject to certain conditions, including those set forth below, the Additional Projects Contract requires Panda International and its affiliates to transfer to the Company, or to one or more PIC Entities, each additional Project for which a power purchase agreement is entered into prior to July 31, 2001 and which has reached Financial Closing or achieved Commercial Operations prior to July 31, 2006. Panda International and its affiliates are required to transfer a Project to the Project Portfolio only if the principal amount of additional series of Bonds that can be issued after giving effect to the inclusion of the Project in the Project Portfolio equals or exceeds the amount of "Anticipated Additional Debt." A Project will not be transferred if: (i) the Project has not reached Financial Closing or achieved Commercial Operations;
(ii)  Panda  International does not own a controlling interest in the  Project;
(iii) the transfer would be prohibited under any Project-level financing, power purchase or related agreement; or (iv) after giving effect to the issuance of the additional series of Bonds in connection with the inclusion of the Project in the Project Portfolio (a) the rating of the previously issued Bonds is not Reaffirmed by at least two rating agencies at a rating equal to or higher than that in effect immediately prior to the issuance of such additional series or
(b) the projected Company Debt Service Coverage Ratio or the projected Consolidated Debt Service Coverage Ratio (if then applicable) would be less than 1.7:1 or 1.25:1, respectively, for any Future Ratio Determination Period. The Additional Projects Contract requires Panda International to use commercially reasonable efforts to cause each Project to meet the conditions for transfer to the Project Portfolio as of the date a Project reaches Financial Closing or achieves Commercial Operations, whichever occurs first, or within a 90-day period thereafter. If, however, the conditions for such a transfer cannot be satisfied using commercially reasonable efforts, Panda International will have no further obligation to the Company in respect of such Project and may retain such Project or sell it to third parties.

      The Additional Projects Contract provides that in the case of a Project being developed in phases, Panda International will use all commercially reasonable efforts to separate the ownership of the phases so that each phase will be owned and developed by a different Project Entity. In that case, when each phase reaches Financial Closing or achieves Commercial Operations, it will be required to be transferred to a PIC Entity if it meets the other conditions for transfer described above. If the ownership of a Project that is being developed in phases cannot be separated into different ownership arrangements for each phase, then the Project will not be required to be transferred to a PIC Entity until all phases have reached Financial Closing or achieved Commercial Operations if the conditions for transfer are satisfied at that time. If Panda International determines to discontinue development of a subsequent phase of a Project, the earlier phase or phases of such Project shall be required to be transferred to a PIC Entity once they have reached Financial Closing or achieved Commercial Operations if the other conditions for transfer are satisfied.

      "Anticipated Additional Debt," as that term is used in the Additional Projects Contract, means the original principal amount of an additional series of Bonds proposed to be issued by the Issuer which is equal to the largest principal amount of such series that will provide a projected Company Debt Service Coverage Ratio and a projected Consolidated Debt Service Coverage Ratio (if then applicable) of at least 1.7:1 and 1.25:1, respectively, for each Future Ratio Determination Period, as confirmed by the Consolidating Engineer, assuming, in respect of the additional series of Bonds proposed to be issued:
(i) a maximum maturity and average life generally available in the marketplace for debt of a similar nature and (ii) a coupon rate then prevailing in the market for debt of a similar nature, and taking into account (a) in the case of the Company Debt Service Coverage Ratio, Cash Available for Distribution from the Project Portfolio and (b) in the case of the Consolidated Debt Service Coverage Ratio, Cash Available from Operations (net of any reserve requirements at both the Project and the Company debt levels) from the Project Portfolio (giving effect, in each case, to the transfer to the Project Portfolio of any Project in respect of which such additional series of Bonds is proposed to be issued). In making this analysis, the Consolidating Engineer is required to use generally accepted financial analysis methods and generally follow the methods used to calculate the amount of the offering of the Old Bonds, including the methods used in the Consolidated Pro Forma Report.

      The Company believes that Panda International will continue to actively develop Projects; however, Panda International is under no obligation to do so, or to use any proceeds from the Prior Offering or future distributions from the Company to fund such development. In addition, there can be no assurance that the Projects currently under development by Panda International will reach Financial Closing or achieve Commercial Operations or will meet the other conditions for transfer to the Project Portfolio pursuant to the Additional Projects Contract. See "Risk Factors - Financial Risks," "- Project Risks," "- Risks Relating to Future Non-U.S. Projects" and "- No Restrictions on Panda International's Business."

                                USE OF PROCEEDS

      There will be no cash proceeds to the Issuer, the Company or Panda Interholding resulting from the Exchange Offer.

      The proceeds from the sale of the Old Bonds was loaned to the Company and is evidenced by the Initial Company Note. The net proceeds of such loan of approximately $103.4 million (after deducting underwriter discounts and commissions) was and will be used by the Company for the following purposes:
(i) to fund the Capitalized Interest Fund in the amount of $9.8 million; (ii) to fund the Debt Service Reserve Fund in the amount of approximately $6.4 million; (iii) to fund the Company Expense Fund in the amount of approximately $300,000; (iv) to pay transaction expenses incurred in connection with the Prior Offering, estimated at approximately $900,000; (v) to fund in the amount of approximately $25.1 million a portion of the acquisition of the limited partner interest in the Panda-Rosemary Partnership held by Ford Credit and (vi) to distribute approximately $60.9 million to Panda International, of which approximately $26.4 million was used to prepay senior indebtedness held by Trust Company of the West, and the balance of which Panda International intends to use for the development of Projects and for general corporate purposes.

                                CAPITALIZATION

      The following table sets forth the capitalization of the Company as of September 30, 1996. The Exchange Offer, if consummated, would not affect the capitalization of the Company as set forth below.


                                          September 30, 1996
                                             (in thousands)
Short-term debt
     Bonds due 2012                       $         216
     Current portion of long-term
       non-recourse project financing             5,503
          Total short-term debt                   5,719
Long-term debt
     Bonds due 2012                             105,309
     Long-term non-recourse project
      financing, less current portion           299,641
          Total long-term debt                  404,950

Shareholder's deficit                          (104,310)
          Total Capitalization               $  306,359
                                             ==========


                      UNAUDITED PRO FORMA FINANCIAL DATA

      The following unaudited pro forma financial data are derived from the historical financial statements of the Company set forth elsewhere herein. The unaudited pro forma financial data give effect to the issuance of $111.4 million in aggregate principal amount of the Rosemary Bonds and the application of the net proceeds thereof to refinance the Panda-Rosemary Partnership's Project debt and to fund a portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnership. In addition, the unaudited pro forma financial data give effect to the Prior Offering and the application of the net proceeds thereof to (a) fund the Debt Service Reserve Fund, the Capitalized Interest Fund and the Company Expense Fund, (b) to fund the remaining portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnership and (c) to make a distribution to the
Company's parent. As a result of the acquisition of Ford Credit's limited partner interest, the Company owns 100% of the Panda-Rosemary Partnership and accordingly, the acquisition was accounted for using the purchase method of accounting. The excess of minority interest over the amount paid to Ford Credit was allocated to plant and equipment.

      Pro forma balance sheet data as of September 30, 1996 are not required because the transactions are reflected in the historical balance sheet as of September 30, 1996 presented elsewhere herein. The unaudited pro forma statement of operations data reflect such adjustments as if such transactions had occurred as of January 1, 1995. As required by the Securities and Exchange Commission, the pro forma statement of operations data do not reflect the extraordinary loss on early extinguishment of debt. Such extraordinary loss is reflected in the historical statement of operations for the nine months ended
September 30, 1996 presented elsewhere herein. The unaudited pro forma financial data should be read in conjunction with the notes thereto and the historical financial statements of the Company, and the notes thereto, included elsewhere herein.

      The unaudited pro forma financial data do not purport to be indicative of the results of operations which would actually have occurred if the transactions described had occurred as presented in such statements or which may be obtained in the future.

                        PANDA INTERFUNDING CORPORATION
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 For the Nine Months Ended September 30, 1996
                                (in thousands)

                                 Rosemary  Prior      Pro
                       Historical Offering Offering  Forma
Revenue:
Electric capacity and energy
  sales                         $21,496      $     -      $     -     $21,496
Steam and chilled water sales       388            -            -         388
Interest income                     611            -            -         611
     Total revenue               22,495            -            -      22,495

Expenses:
Plant Operating expenses          7,814            -            -       7,814
Development and
  administrative expenses         1,261            -            -       1,261
Interest expense                 11,096          (21)(A)    5,331(C)   16,406
Depreciation                      3,159            -         (143)(E)   3,016
Amortization - Debt issue
  costs                             395         (196)(B)       52(D)      251
Amortization - Partnership
      formation costs               400            -            -         400
       Total  expenses           24,125         (217)       5,240      29,148

Income (loss) before minority
  interest                       (1,630)         217       (5,240)     (6,653)
Minority interest                (2,405)           -        2,405(F)        -
Net loss before extraordinary
 item                           $(4,035)       $ 217      $(2,835)    $(6,653)

                        PANDA INTERFUNDING CORPORATION
           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1995
                                (in thousands)

                                    Rosemary    Prior      Pro
                                   Historical  Offering  Offering     Forma
Revenue:
Electric capacity and energy
 sales                              $29,859    $     -    $     -        $29,859
Steam and chilled water sales           473          -          -            473
Interest income                         895          -          -            895
     Total revenue                   31,227          -          -         31,227

Expenses:
Plant operating expenses              9,348          -            -        9,348
Development and administrative
  expenses                            1,821          -            -        1,821
Interest expense                     11,716      (611)(G)    10,770(I)    21,875
Depreciation                          4,210          -         (190)(E)    4,020
Amortization - Debt issue costs         554      (346)(H)       104(J)       312
Amortization - Partnership
 formation costs                        533          -            -          533
     Total expenses                  28,182      (957)       10,684       37,909

Income (loss) before minority
 interest                             3,045       957       (10,684)      (6,682)
Minority interest                    (5,048)        -         5,048(F)         -
Net loss before extraordinary
 item                              $ (2,003)   $  957     $ (5,636)      $(6,682)


      See accompanying notes to unaudited pro forma financial statements.

                        PANDA INTERFUNDING CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                                (in thousands)

(A) The adjustment represents the net effect of (i) the inclusion of $7,206 of interest expense related to the Rosemary Bonds at an interest rate of 8-5/8% and (ii) the elimination of actual interest expense of $7,227 related to the Panda-Rosemary Partnership's project debt which was refinanced with the Rosemary Bonds.

(B) The adjustment represents the net effect of (i) the inclusion of $112 of amortization of debt issue costs related to the Rosemary Offering and
      (ii) the elimination of $308 of actual amortization of debt issue costs related to the Panda-Rosemary Partnership's project debt which was refinanced with the Rosemary Bonds.

(C) The adjustment represents the net effect of (i) the inclusion of $9,200 of interest expense related to the Prior Offering at an interest rate of 11-5/8%, and (ii) the elimination of actual interest expense of $3,869 related to the TCW indebtedness which was repaid with a portion of the proceeds from the Prior Offering.

(D) The adjustment represents the net effect of (i) the inclusion of $140 of amortization of debt issue costs related to the Prior Offering and (ii) the elimination of $88 of actual amortization of debt issue costs related to the TCW indebtedness which was repaid with a portion of the proceeds from the Prior Offering.

(E) The adjustment represents the reduction in depreciation expense resulting from the acquisition of Ford Credit's limited partnership interest in the Panda-Rosemary Partnership. The acquisition was accounted for using the purchase method of accounting. The excess of minority interest over the purchase price (approximately $3.8 million) was allocated to plant and equipment. Depreciation is recorded on a straight line basis and assumes a remaining useful life of 20 years.

(F) The adjustment represents the removal of minority interest resulting from the acquisition of Ford Credit's limited partnership interest in the Panda-Rosemary Partnership.

(G) The adjustment represents the net effect of (i) the inclusion of $9,608 of interest expense related to the Rosemary Bonds at an interest rate of 8-5/8% and (ii) the elimination of actual interest expense of $10,219 related to the Panda-Rosemary Partnership's project debt which was refinanced with the Rosemary Bonds.

(H) The adjustment represents the net effect of (i) the inclusion of $150 of amortization of debt issue costs related to the Rosemary Offering and
      (ii) the elimination of $496 of actual amortization of debt issue costs related to the Panda-Rosemary Partnership's project debt which was refinanced with the Rosemary Bonds.

(I) The adjustment represents the net effect of (i) the inclusion of $12,267 of interest expense related to the Prior Offering at an interest rate of 11-5/8%, and (ii) the elimination of actual interest expense of $1,497 related to the TCW indebtedness which was repaid with a portion of the proceeds from the Prior Offering.

(J) The adjustment represents the net effect of (i) the inclusion of $187 of amortization of debt issue costs related to the Prior Offering and (ii) the elimination of $83 of actual amortization of debt issue costs related to the TCW indebtedness which was repaid with a portion of the proceeds from the Prior Offering.

                            SELECTED FINANCIAL DATA
                         (in thousands, except ratios)

     Presented below is selected financial data for the Company as of and for each of the years in the five-year period ended December 31, 1995 and as of and for the nine months ended September 30, 1995 and 1996, which have been derived from the Company's financial statements. Results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The selected financial data should be read in conjunction with the information contained under the captions "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, included elsewhere herein.


Nine Months Ended
                                                 Year    Ended   December    31,
September  30,
                                        1991      1992     1993      1994    1995        1995      1996
Revenue:
Electric capacity and energy sales    $31,396   $29,537  $29,856  $30,664   $29,859   $22,139    $21,496
Steam and chilled water sales             409       624      618      650       473       376        388
Interest income                           797       562      365      603       895       696        611
   Total revenue                       32,602    30,723   30,839   31,917    31,227    23,211     22,495

Expenses:
Plant operating expenses                7,795     7,534    7,676    8,940     9,348     6,751      7,814
Development and administrative
   expenses                             1,196     1,608    2,278    1,376     1,821     1,183      1,261
Interest expense                       15,414    11,478   11,066   11,018    11,716     8,525     11,096
Depreciation                            4,131     4,177    4,282    4,208     4,210     3,157      3,159
Amortization - Debt issue
  costs                                   493       436      502      600       554       409        395
Amortization - Partnership
 formation costs                           --       533      533      533       533       400        400
   Total expenses                      29,029    25,766   26,337   26,675    28,182    20,425     24,125
Income (loss) before taxes
  and minority interest                 3,573     4,957    4,502    5,242     3,045     2,786    (1,630)
Minority interest                           -    (5,249)  (5,474)  (5,700)   (5,048)   (3,736)   (2,405)
Provision for income
  taxes                                 1,930         -        -        -         -        -         -
Income (loss) before
  extraordinary items                   1,643     (292)    (972)    (458)    (2,003)     (950)   (4,035)
Extraordinary loss, net(1)             (6,640)       -        -        -          -         -   (21,336)
Net loss                              $(4,997)  $ (292)  $ (972)  $ (458)   $(2,003)   $ (950) $(25,371)

Other Data:
Ratio of earnings to
  fixed charges(2)                       1.22     1.42      1.39     1.36     (2)      (2)       (2)

                                                 Year    Ended   December    31,
September  30,
                                        1991     1992     1993      1994    1995        1995    1996

Balance Sheet Data:
Cash and other current
 assets                               $ 5,642   $15,167   $14,084   $15,538  $ 11,333  $ 20,928   $ 17,125
Power plant and equipment
  (net)                                99,125    96,529    93,815    94,893   216,794   190,572    263,995
Reserves and escrow
  deposits, and other assets           21,562    15,029    14,901    14,728    14,722    14,378     36,109
     Total assets                    $126,329  $126,725  $122,800  $125,159  $242,849  $225,878   $317,229
Current liabilities                  $ 32,625  $  9,735  $ 11,252  $ 12,531  $ 18,457  $ 15,590   $ 16,589
Long-term debt, less
  current portion                     107,600   103,200    98,454   106,343   234,608   208,111    404,950
Minority Interest                           -    33,346    34,479    35,588    36,836    36,316          -
Shareholder's deficit                 (13,896)  (19,556)  (21,385)  (29,303)  (47,052)  (34,139)  (104,310)
     Total liabilities and
     shareholder's deficit           $126,329  $126,725  $122,800  $125,159  $242,849   $225,878  $317,229

Notes (in thousands):

(1)  In 1991,  there  was  an extraordinary loss from early  extinguishment
     of    debt  of  $8,435,  and  an  extraordinary  gain  from  utilization
     of net operating  loss  carry  forwards  of  $1,795.   In  1996,  there
     was  an     extraordinary loss from early extinguishment of debt of
     $21,336.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings represent income (loss) before minority interest, taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of debt issuance costs. Earnings were insufficient to cover fixed charges in 1995 by $2,748, for the nine months ended September 30, 1995 by $472, and for the nine months ended September 30, 1996 by $11,309. In 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, fixed charges included capitalized interest of $803, $5,793, $3,258 and $9,679, respectively, related to the Panda-Brandywine Facility. This capitalized interest is funded by additional borrowings under the Brandywine Construction Loan Facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The historical and pro forma financial statements included in this Prospectus reflect the financial data of the entities that held interests in the Panda-Rosemary Partnership and the Panda-Brandywine Partnership,
during the periods presented. As described below, such entities are direct subsidiaries of panda Interholding; accordingly, Panda Interholding is the predecessor of the Company. The Company and Panda Interholding were recently created to hold these partnership interests, which were transferred to the
Company by its  parent and  recorded at the parent's historical  cost.   The
Company and Panda Interholding were incorporated on July 1, 1996 and are not in existence during the majority of these historical periods; however, the entities that currently own such partnership interests are direct wholly-owned subsidiaries of Panda Interholding and are indirect wholly-owned subsidiaries of the Company. Thus, references herein to historical and pro forma financial data of the Company and historical financial data of "Panda Interholding" (or the "Predecessor") are for convenience of reference, and it should be understood that all such references are to the historical and pro forma information of the entities that held such interests during the periods presented.

       The Company owns indirect equity interests in two electric power generation facilities in the United States, the Panda-Rosemary Facility, which began commercial operations in December 1990, and the Panda-Brandywine Facility, which began commercial operations in October 1996. The historical operating results of the Company primarily represent the revenue and expenses of the Panda-Rosemary Facility. Certain development expenses for the Panda-Rosemary Facility and the Panda-Brandywine Facility have been included in the operating results of the Company and are discussed below as having arisen from development activities of the Company. However, development expenses in respect of Projects which may be transferred to the Project Portfolio in the future will not be included in the results of operations of the Company because future development activities will be undertaken by Panda International and its affiliates. Such Projects, if any, will be transferred to the Project Portfolio (at Panda International's historical cost) only upon reaching Financial Closing or achieving Commercial Operations and meeting the other conditions for transfer to the Project Portfolio pursuant to the Additional Projects Contract.

      See "Description of the Projects," "Regulation" and "Description of Outstanding Project-Level Debt" for a description of the Panda-Rosemary Facility and the Panda-Brandywine Facility, including various contracts, regulatory matters and financing arrangements relating thereto.

Results of Operations

      The Company's revenues from electric power generation are derived from long-term contracts which include both a fixed capacity payment and a variable energy payment. The capacity payments, which are based upon the specified power generating capacity of a project, are designed to cover fixed costs and to provide an acceptable return on equity. The energy payments, which are based on actual electricity output, are designed to cover variable costs including fuel costs and variable operating expenses incurred in connection with electricity output. Accordingly, the impact of price fluctuations on the results of operations is generally not material. The extent to which a facility is dispatched (i.e., required to deliver electricity), and therefore the actual electricity output for a given period, are subject to the discretion of the power purchaser, with certain limitations. The capacity payments are the predominant source of revenue for the Company. The Company believes that it can meet its liquidity requirements solely from the capacity payments in the unlikely event that its facilities are not dispatched at all. See "Liquidity and Capital Resources."

  First nine months of 1996 compared to 1995

      The Company recorded a net loss before taxes, minority interest and extraordinary item of $1,630,000 in the first nine months of 1996 on revenues of $22,495,000 compared to net income before taxes and minority interest of $2,786,000 on revenues of $23,211,000 during the same period in 1995. This 3% decrease in revenues was primarily a result of the decrease in dispatch hours at the Panda-Rosemary Facility. During the first nine months of 1996, the Panda-Rosemary Facility was dispatched 490 hours as compared to 1,768 hours in the 1995 period, resulting in a decrease in recorded energy revenues of
$642,000. (The number of dispatched hours in 1995 was unusually high, as explained below.) For the first nine months of 1996 and 1995, capacity revenues were $19,785,000 in both periods and energy revenues were $1,711,000 and $2,353,000, respectively. Plant operating expenses, which included fuel cost, operation and maintenance expense, insurance and property taxes related to the Panda-Rosemary Facility, increased from $6,751,000 (29% of revenues) in the first nine months of 1995 to $7,814,000 (35% of revenues) during the same period in 1996, primarily due to the insurance deductible and other non-covered costs of approximately $552,000 relating to hurricane damage sustained in September 1996 as discussed below. Other factors contributing to the increase in plant operating expenses included additional scheduled maintenance costs incurred at the end of March 1996 and the fuel cost increases relating to increased operation of the auxiliary boiler for steam and chilled water production.

      Project development and administrative expenses were $1,183,000 (5% of revenues) and $1,261,000 (6% of revenues) for the nine months ended September 30, 1995 and 1996, respectively.

     Interest expense increased from $8,525,000 (37% of revenues) in the first nine months of 1995 to $11,096,000 (49% of revenues) in the first nine months of 1996 as a result of the increase in outstanding indebtedness under the TCW term loan which was partially offset by the scheduled reduction in outstanding indebtedness under the taxable revenue bonds issued in 1989 for the Panda-Rosemary Facility, and as a result of the increase in outstanding indebtedness from the issuance of the Rosemary Bonds and the Old Bonds on July 31, 1996. The impact of such new indebtedness was partially offset by the refinancing of the taxable revenue bonds issued in 1989 for the Panda-Rosemary Facility and the repayment of the TCW term loan on July 31, 1996.

      Depreciation, amortization of debt issue costs and amortization of partnership formation costs were stable and collectively amounted to 17% of revenues for the first nine months of 1996 and 1995.

     On September 6, 1996, a transformer and two switches at the Panda-Rosemary Facility sustained damage from a hurricane. A substitute transformer has been temporarily installed pending repair of the damaged transformer, which is expected to be completed during the first quarter of 1997. The Company estimates the total cost to repair the Panda-Rosemary Facility (including substitute transformer rental costs) at approximately $2,450,000, all of which is covered by insurance except for deductible and certain non-covered items in the amount of approximately $552,000. The impact on revenues was not material. Management believes that this event will not have a material adverse effect on the Company's financial condition or results of operations.

      For the first nine months of 1996 and 1995, minority interest in net income was $2,405,000 and $3,736,000, respectively. The decrease in 1996 was due to lower net income (before minority interest and extraordinary item) in the Panda-Rosemary Partnership and the acquisition on July 31, 1996 of the minority interest holder's limited partnership interest as discussed below.

      In connection with the issuance of the Rosemary Bonds and the Old Bonds, the Company refinanced the taxable revenue bonds issued in 1989 for the Panda-
Rosemary Facility  and  repaid  the TCW term loan.   The  Company incurred  an
extraordinary loss of $21,336,000 on the early extinguishment of these obligations. Additionally, the Company acquired the minority interest holder's limited partnership interest in the Panda-Rosemary Partnership for a purchase price of approximately $34.3 million. As a result of this acquisition, the Company owns 100% of the Panda-Rosemary Partnership. The acquisition was accounted for using the purchase method of accounting. The excess of minority interest over the purchase price (approximately $3.8 million) was allocated to plant and equipment. Additionally, the Company advanced approximately $34.8 million to Panda International for project development and general corporate purposes.

      As a result of the various factors discussed above, the Company recorded net losses of $25,371,000 and $950,000 for the first nine months of 1996 and 1995 respectively.

  1995 compared to 1994

      The Company  recorded  income  before  taxes  and  minority  interest  of
$3,045,000 on  revenues  of  $31,227,000 in  1995  compared  to  $5,242,000  on revenues of $31,917,000 in 1994. The decrease in revenues was primarily the result of a scheduled contractual decrease in capacity payments of $1,526,000, which was partially offset by additional income generated due to an increase in the number of hours the Panda-Rosemary Facility was dispatched by VEPCO and an increase in interest income. The Panda-Rosemary Facility was dispatched 2,224 hours in 1995 versus 764 hours in 1994, due primarily to forced outages at two VEPCO generating plants that are not likely to be repeated. For 1995 and 1994, capacity revenues were $27,204,000 and $28,730,000 and energy revenues were $2,655,000 and $1,934,000, respectively. For approximately 1,200 of the dispatch hours in 1995, the Panda-Rosemary Facility used natural gas provided directly by VEPCO under a special fueling arrangement provided for in the Rosemary Power Purchase Agreement. The Panda-Rosemary Facility's margin on energy sales is lower when VEPCO supplies natural gas for the Panda-Rosemary Facility than when the Panda-Rosemary Facility is dispatched under normal energy pricing terms. However, overall margins at the Panda-Rosemary Facility are increased in such circumstances (relative to not operating at all) by the ability to provide steam and chilled water to Bibb from the steam turbine offtake, which reduces the operating costs of the auxiliary boilers.

      Plant operating expenses, which included fuel cost, operations and maintenance expense, insurance and property taxes related to the Panda-Rosemary Facility, were $9,348,000 (30% of revenues) in 1995 as compared to $8,940,000 (28% of revenues) in 1994, primarily due to additional maintenance expenses and fuel related costs incurred due to the increase in the number of hours the Panda-Rosemary Facility was dispatched by VEPCO. Project development and administrative expense increased from $1,376,000 (4% of revenues) in 1994 to $1,821,000 (6% of revenues) in 1995 primarily due to additional administrative expenses relating to construction of the Panda-Brandywine Facility.

      Interest expense was $11,716,000 (38% of revenues) in 1995 compared to $11,017,000 (35% of revenues) in 1994. The increase in 1995 was attributable to additional borrowings. Depreciation, amortization of debt issue costs and amortization of partnership formation costs were stable and collectively amounted to 17% of revenues in 1995 and 1994.

      In 1995, the Company recorded a net loss of $2,003,000 as compared to a net loss of $458,000 in 1994. An allocation of $5,048,000 was made in 1995 for minority interest, a decrease of $652,000 from 1994 as a result of the overall decrease in net income of the Panda-Rosemary Partnership.

  1994 compared to 1993

       The Company's 1994 income before taxes and minority interest was $5,242,000 on revenues of $31,917,000, compared to $4,502,000 on revenues of $30,839,000 in 1993. The increase in revenues was primarily due to increased energy sales in 1994, as compared to 1993, as a result of the Panda-Rosemary Facility being dispatched approximately 764 hours in 1994 compared to 324 hours in 1993. For 1994 and 1993, capacity revenues were $28,730,000 and $28,888,000 and energy revenues were $1,934,000 and $968,000, respectively. In addition, interest income increased slightly in 1994 as short-term interest rates were higher than 1993 levels.

       Plant operating expenses, which included fuel cost, operation and maintenance expense, insurance and property taxes related to the Panda-Rosemary Facility, increased to $8,940,000 (28% of revenues) in 1994 from $7,676,000 (25% of revenues) in 1993. The increase was primarily a result of increased fuel and maintenance costs related to the increase in the number of hours the Panda-Rosemary Facility was dispatched by VEPCO and a $257,000 increase in tariff rates for firm transportation on the Transco pipeline through which gas is transported to the Panda-Rosemary Facility. The dispatch hours for 1994 were substantially greater than in 1993 due primarily to the second amendment to the Rosemary Power Purchase Agreement entered into in 1993, under which the formula used to calculate the energy purchase price was amended to more closely match the fuel and variable operation and maintenance costs of the Panda-Rosemary Facility. The amendment to the formula resulted in lower energy margins in the spring, summer and fall periods, when the Panda-Rosemary Facility primarily runs on natural gas, and better cost recovery during the winter period when it runs primarily on fuel oil. The reduction in the energy margin during the summer months, when most of the dispatch hours were incurred, caused the increase in run hours to have little overall impact on net income.

      Project development and administrative expenses decreased from $2,278,000 (7% of revenues) in 1993 to $1,376,000 (4% of revenues) in 1994. The higher level of such expenses in 1993 was primarily due to preliminary development costs incurred in connection with the Panda-Brandywine Facility.

      Interest expense was $11,017,000 (35% of revenues) in 1994 compared to $11,066,000 (36% of revenues) in 1993. Depreciation, amortization of debt issue costs and amortization of partnership formation costs were stable and collectively amounted to 17% of revenues in 1994 and 1993.

      The Company recorded a net loss of $458,000 in 1994 as compared to net loss of $972,000 in 1993. The allocation for minority interest was $5,700,000, an increase of $226,000 from 1993 as the Panda-Rosemary Partnership's net income increased slightly.

Liquidity and Capital Resources

      To  date,  the  Company has obtained cash from operations  of  the Panda-
Rosemary Facility, borrowings under non-recourse project debt of the Panda-Rosemary Partnership and the Panda-Brandywine Partnership, an equity contribution by Ford Credit (a former minority interest partner in the Panda-Rosemary Partnership), senior indebtedness issued to Trust Company of the West, and the Initial Company Note issued in connection with the sale of the Old Bonds. The Company utilized this cash to refinance and acquire a 100% interest in the Panda-Rosemary Facility, fund development and construction of the Panda-Brandywine Facility, service its debt obligations, make distributions to its parent to fund project development efforts, and for general and administrative expenses. On July 31, 1996, the Company repaid all outstanding senior indebtedness to Trust Company of the West and purchased Ford Credit's remaining limited partnership interest in the Panda-Rosemary Partnership.

      The principal future cash requirements of the Company will be the payment of its obligations under the Company Notes, thus enabling the Issuer to satisfy its obligations under the Existing Bonds. Semi-annual principal and interest payments on the Initial Company Note that was issued in connection with the issuance of the Old Bonds are expected to total $6.4 million on February 20, 1997 and $6.1 million on each of August 20 and February 20 through February 20, 1999, after which time scheduled payments will increase as more significant principal amortization begins. The amount of principal payments generally increases over time. See "Description of the Exchange Bonds - Payment of Principal and Interest."

      Because substantially all of the Company's operations are conducted through its Project Entities, management believes that the Company should have no direct operating or administrative expenses other than those to be paid out of the Company Expense Fund established under the Indenture. The Company is required to fund the Company Expense Fund annually in an amount established under the Indenture, which is currently set at $300,000. This amount is adjusted upward each year for inflation. See "Description of the Exchange Bonds - The Accounts and Funds." Panda International performs certain accounting, legal, insurance and consulting services for the Company. The cost of these services is allocated to the Company through an intercompany charge. The Company is not required to settle such intercompany charges on a current basis.

     The Company will rely almost exclusively on distributions from its Project Entities to meet its cash requirements. The Project Entities' ability to make such distributions will depend upon the financial performance of the Projects in the Project Portfolio and will be subject to a number of limitations on distributions contained in the Project-level debt agreements. See "Risk Factors
- Dependence on Distributions from Project Entities" and "Description of Outstanding Project-Level Debt." The Consolidated Pro Forma Report which is attached hereto as Appendix B presents two measures of debt service coverage for the Company over the 16-year term of the Existing Bonds. Under the Brandywine Scenario, the Company Debt Service Coverage Ratio is projected to be at least 1.3:1 and on average is 2.0:1, and the Consolidated Debt Service Coverage Ratio is projected to be at least 1.09:1 and on average is 1.27:1. Under the PEPCO Scenario, the Company Debt Service Coverage Ratio is projected to be at least 1.3:1 (except for 1997 in which it is projected to be 0.8:1) and on average is 1.6:1, and the Consolidated Debt Service Coverage Ratio is projected to be at least 1.1:1 (except for 1997 in which it is projected to be 0.96:1) and on average is 1.17:1. In preparing the coverage ratios presented in the Consolidated Pro Forma Report, ICF made certain assumptions as more fully described therein. Although ICF believes that the use of these assumptions is reasonable, assumptions are inherently subject to significant uncertainties and, if actual conditions differ from those assumed, actual results will differ from those projected, perhaps materially.

      Under such prospective financial data, distributions the Company expects to receive from its Project Entities that own the Panda-Brandywine Partnership and the Panda-Rosemary Partnership would be sufficient to service the Existing Bonds, except in 1997 under the PEPCO Scenario where a deficiency of $1.6 million is projected under the Company Coverage Ratio and a deficiency of $1.5
million  is  projected  under the Consolidated Coverage Ratio.   In  such case,
monies held in the Accounts and Funds, if any, may be applied toward any debt service deficiency as set forth in the Indenture. The current balances in the Accounts and Funds are as follows: Debt Service Fund, $6.4 million; Capitalized Interest Fund, $9.8 million; Debt Service Reserve Fund, $6.4 million; Company
Expense  Fund,  $300,000;  U.S.  Distribution  Suspense  Fund,  $680,000.   See
"Description  of  the  Exchange Bonds - Accounts and Funds."   Accordingly, the
Company believes that it will have sufficient liquidity from the cash flows available for distribution from the Panda-Rosemary Partnership and the Panda-Brandywine Partnership, together with the amounts held in the Accounts and Funds, to satisfy all obligations under the Initial Company Note, thus enabling the Issuer to meet its obligations under the Existing Bonds. However, there can be no assurance that any one or more of the factors described below, or those described under "Risk Factors," will not adversely affect the cash flows available for distribution to the Company. Additionally, under the PEPCO
Scenario, the distributions that the Company expects to receive from its Project Entities may not be sufficient to enable the Company to meet the minimum Company Debt Service Coverage Ratio of 1.7:1 and minimum Consolidated Debt Service Coverage Ratio (if then applicable) of 1.25:1 required under the
Indenture  to  permit  the  incurrence of  additional  debt.   Accordingly, the
ability  of  the  Company  to raise debt for Projects in  the  future would  be
impaired.   For  a  discussion of this and certain other  restrictive covenants
under   the  Indenture,  see  "Description  of  the  Exchange  Bonds -  Certain
Covenants."

      The Panda-Rosemary Partnership and the Panda-Brandywine Partnership are dependent on capacity payments under their respective power purchase agreements to meet their fixed obligations, including the payment of Project-level debt service, and make distributions to the Company's Project Entities. Capacity payments can be adversely affected by a major equipment failure, resulting in a facility being unavailable for dispatch for an extended period of time. Capacity payments can also be subject to reduction pursuant to regulatory disallowance and, under contractual provisions, as a result of events outside the Company's control. In 1997, 1999 and 2006, the capacity payments for the Panda-Rosemary Facility are scheduled to decrease by approximately $1.8 million (6.7%), $1.8 million (7.1%) and $5.4 million (23.1%), respectively, based on the facility's current capacity rating. The capacity payments for the Panda-Brandywine Facility, which commenced commercial operations in October 1996, are subject to specified contractual downward adjustments in 1997, 1998 and 2000, and upward adjustments in 2001 and 2007 through 2021. The Company expects to be able to continue to meet its obligations during the periods such reductions are applicable. For more information regarding the projected capacity payments to be received by the Panda-Rosemary Partnership and the Panda-Brandywine Partnership, see the Rosemary Engineering Report attached hereto as Appendix C and the Brandywine Pro Forma Report attached hereto as Appendix E, respectively. See also "Risk Factors - Project Risks - Operating Risks" and "- Project Risks - Adjustments to Fixed Payments."

     Each of the electric energy purchasers under the power purchase agreements for the Panda-Rosemary Facility and the Panda-Brandywine Facility has a contractual right to schedule the facility for dispatch largely at such purchaser's discretion. Thus, revenues from energy payments will vary depending on the hours these facilities are dispatched by such purchasers. The Company believes that it can meet its liquidity requirements solely from the capacity payments in the unlikely event that these facilities are not dispatched at all. See "Risk Factors - Project Risks - Dispatchability Risk." In addition, the sustained failure of a fuel supplier to deliver natural gas at the specified contract price could have a material adverse effect on the operating results of the affected facility. See "Risk Factors - Project Risks - Fuel Supply Risks."

	The Existing Bonds are, and all additional series of Bonds will be issued pursuant to the Indenture and will be paid from payments by the Company to the Issuer on the Company Notes evidencing loans by the Issuer to the Company. The aggregate outstanding principal amount of the Company Notes will at all times equal the aggregate outstanding principal amount of the Bonds. Upon completion of the Exchange Offer, the Existing Bonds will be the only Bonds issued and outstanding under the Indenture. The Issuer has no significant assets other than the Initial Company Notes. Separate financial statements of the Issuer are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds.
The financial statements of the Company contained in this Prospectus present the financial position and results of operations of the Company and all of its subsidiaries on a consolidated basis.

	The Exchange Bonds to be issued pursuant to the Exchange Offer are being registered under the Securities Act pursuant to the Registration Statement. The Exchange Bonds will be fully and unconditionally guaranteed by the Company and will be secured by pledges, or grants of security interests, to the Trustee for the benefit of the holders of the Bonds; (i) by PEC of and in all of the capital stock of the Company; (ii) by the Company, of and in all of the capital stock of the Issuer and the PIC U.S. Entities and 60% of the capital stock of the PIC International Entities; (iii) by the Issuer, of and in the Company Notes; (iv) by the Company, of and in its interest in the Additional Projects Contract; and (v) by the Company, of and in its interest in all distributions from the PIC U.S. Entities and its interest in accounts, established in the Company's name with the Trustee, into which such distributions are deposited. Currently, there exists one PIC U.S. Entity, Panda Interholding, and one PIC International Entity, Panda Cayman. Individually, the pledges of the capital stock of each of the Issuer, Panda Interholding and Panda Cayman do not constitute a "substantial portion"
(as defined in Rule 3-10 of Regulation S-X promulgated under the Securities
Act) of the Collateral which will secure the Exchange Bonds. Except as discussed in the following paragraph with respect to Panda Interholding, separate financial statements of each of the Issuer, Panda Interholding and Panda Cayman are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds.

	The obligations under the Company Guaranty and the Exchange Bonds will also be guaranteed in a limited amount by Panda Interholding. The PIHC Guaranty in a limited amount by Panda Interholding. The PIHC Guaranty is limited in an amount equal to the greater of (i) the consideration received by Panda Interholding in exchange for its guaranty within the meaning of applicable fraudulent conveyance or transfer laws or (ii) the lesser of (a) the maximum amount that will not render Panda Interholding insolvent or (b) the maximum amount that will not leave Panda Interholding (after giving effect to the guaranty) with an unreasonably small capital. Because the determination of the maximum amount of the PIHC Guaranty is dependent upon the determination under applicable law of matters which have no precise established definition, there may be uncertainty as to the actual maximum amount of the guaranty. Any such uncertainty may adversely affect the enforceability of the PIHC Guaranty. Subject to the foregoing limitations, the maximum amount of Panda Interholding's obligations under the PIHC Guaranty is currently $25.1 million, which is the amount of proceeds Panda Interholding received from the sale of the Old Bonds which were used by Panda Interholding to fund a portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnerhip. Panda Interholding has no significant assets other than its interests in the Project Entities related to the Panda-Rosemary Facility and the Panda-Brandywine Facility. The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods. The separate financial statements of Panda Interholding as of such dates and for such periods are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds. The unaudited condensed consolidated financial statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospectus.

Change in Independent Accountant

      On January 8, 1997, the Company, the Issuer and Panda Interholding dismissed Price Waterhouse LLP as their independent accountants. Each of the Company's, the Issuer's and Panda Interholding's Board of Directors participated in and approved the decision to change independent accountants.

      The reports of Price Waterhouse LLP on the combined financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of the Company for the two most recent fiscal years and through January 8, 1997, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Price Waterhouse LLP would have caused them to make reference thereto in their report on the combined financial statements for such years.

      The Company, the Issuer and Panda Interholding have requested that Price Waterhouse LLP furnish them with a letter addressed to the Commission stating whether or not it agrees with the foregoing statements. A copy of such letter which states that Price Waterhouse LLP agrees with the foregoing statements is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

     The Company engaged Deloitte & Touche LLP on December 3, 1996 to audit the Company's 1993, 1994 and 1995 financial statements. On January 8, 1997, Deloitte & Touche LLP became the Company's and the Issuer's principal independent accountants.

New Accounting Pronouncements

      In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995 and requires the write-down to market value of certain long-lived assets. The Company adopted SFAS 121 in 1996 and such adoption did not have a material impact on its financial position or results of operations.

Impact of Inflation

       Inflationary increases in the Company's costs, primarily project development costs, energy costs, and capital costs, may be offset by increases in revenue as provided in the various power purchase agreements, although competition may limit the Company's ability to fully recover all such increases. The Company attempts, where possible, to obtain provisions in its power purchase agreements whereby certain revenue components, such as energy and operations and maintenance, may be adjusted with inflationary increases. In management's opinion, inflation will not have a material adverse effect on the Company's financial position, results of operations or cash flows in the foreseeable future.
                              THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

      The Old Bonds were issued and sold by the Issuer on July 31, 1996 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Old Bonds with Qualified Institution Buyers and Institutional Accredited Investors in transactions exempt from the registration requirements of the Securities Act. As a condition of the Purchase Agreement, the Company, the Issuer and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company and the Issuer agreed (i) to file with the Commission a registration statement under the Securities Act relating to the Exchange Offer within 90 days after the Issue Date, (ii) to use their best efforts to cause such registration statement to become effective no later than 180 days after the Issue Date and (iii) upon effectiveness of such registration statement to commence the Exchange Offer and offer to the holders of Old Bonds the opportunity to exchange their Old Bonds for a like principal amount of Exchange Bonds. This Registration Statement is intended to satisfy the foregoing obligations of the Company and the Issuer under the Registration Rights Agreement. See "Old Bonds Registration Rights."

      Upon the effectiveness of the Registration Statement and consummation of the Exchange Offer within the aforementioned periods of time, continuation of payment of additional interest on the Old Bonds provided for in the Series A Supplemental Indenture will not be required. Following the consummation of the Exchange Offer, any holder of Old Bonds (other than one not permitted by law or any policy of the Commission to participate in the Exchange Offer) which has not exchanged its Old Bonds pursuant to the Exchange Offer will not have any further registration rights under the Registration Rights Agreement and its Old Bonds will continue to be subject to certain restrictions on transfer. See "Termination of Certain Rights" and "Transfer Restrictions on Old Bonds" below and "Risk Factors - Consequences of Failure to Exchange Old Bonds."
Accordingly, the liquidity of the market, if any, for any Old Bonds which remain outstanding could be materially adversely affected.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Bonds issued in exchange for Old Bonds pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holders thereof (other than any such holder which is an Affiliate of the Company, the Issuer or Panda Interholding) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Bonds are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such Exchange Bonds. To comply with the securities laws of certain jurisdictions, if applicable, the Exchange Bonds may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the conditions thereto have been
met.   In addition, each broker-dealer that received Exchange Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. See "Plan of Distribution."

Terms of the Exchange Offer

     The Issuer hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of Exchange Bonds for each $1,000 principal amount of outstanding Old Bonds. As of the date of this Prospectus, $105,525,000 principal amount of the Old Bonds is outstanding. The Exchange Bonds will bear interest from the date of their issuance. Interest on the Old Bonds accepted for exchange will accrue thereon to, but not including, the date of issuance of the Exchange Bonds and will be paid together with the first interest payment on the Exchange Bonds issued in exchange therefor.

     The form and terms of the Exchange Bonds will be identical to the form and terms of the Old Bonds, except that (i) the Exchange Bonds will have been registered under the Securities Act, and therefore, will not bear legends restricting their transfer pursuant to the Securities Act, and (ii) the holders of the Exchange Bonds will not be entitled to certain rights of the holders of Old Bonds under the Registration Rights Agreement, which will terminate as to Old Bonds tendered pursuant to the Exchange Offer upon the consummation of the Exchange Offer. Such rights will also terminate as to holders of Old Bonds who are eligible to tender their Old Bonds for exchange in the Exchange Offer but fail to do so. See "Termination of Certain Rights" below and "Old Bonds Registration Rights." The Exchange Bonds will evidence the same debt as the Old Bonds which they replace and will be issued under, and be entitled to the same benefits as the Old Bonds pursuant to, the Indenture. See "Description of the Exchange Bonds."

      The Exchange Offer will expire at 5:00 p.m. New York City time, on March 20, 1997, unless extended in the Issuer's sole discretion. Tendered Old Bonds may be withdrawn at any time prior to the Expiration Date. For a description of the Issuer's right to extend the period of time during which the Exchange Offer is open, and to delay, terminate or amend the Exchange Offer, and of tendering holders' withdrawal rights, see "Expiration Date; Extensions; Termination; Amendments" and "Withdrawal of Tenders" below.

      The Issuer shall be deemed to have accepted validly tendered Old Bonds in the Exchange Offer when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Bonds for the purposes of receiving the Exchange Bonds from the Issuer. The Exchange Bonds will be delivered as soon as practicable after acceptance of the Old Bonds, which is expected to occur on the Expiration Date.

      This Prospectus, together with the Letter of Transmittal and other relevant materials, will be mailed by the Issuer to record holders of Old Bonds and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Bonds. Holders of Old Bonds who tender in theExchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Bonds pursuant to the Exchange Offer. The Company and the Issuer will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

     Although the Issuer has no plan or intention to do so, it reserves the right in its sole discretion to purchase or make offers for any Old Bonds that remain outstanding subsequent to the Expiration Date, and to the extent permitted by applicable law, purchase Old Bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    Holders of Old Bonds do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer.

Expiration Date; Extensions; Termination; Amendments

      The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on March 20, 1997, unless the Issuer in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuer, expires. The Issuer reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date. The Issuer shall notify the Exchange Agent of any extension by oral or written notice and shall make a public announcement thereof prior to 5:00 p.m., New York City time, on the next Business Day fter the previously scheduled Expiration Date. Such announcement may state that the Issuer is extending the Exchange Offer for a specified period or on a daily basis. Without limiting the manner by which the Issuer may choose to make such public announcement thereof, the Issuer currently intends to make such announcements, if any, by issuing a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Bonds previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

      The Issuer reserves the right (i) to extend the Exchange Offer, (ii) to delay accepting any tendered Old Bonds, (iii) if any of the events set forth below under "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Issuer, terminate the Exchange Offer and not accept any Old Bonds, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (iv) to amend at any time, or from time to time, the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Bonds. Any amendment applicable to the Exchange Offer will apply to all Old Bonds tendered in the Exchange Offer, regardless of when or in what order the Old Bonds were tendered. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof in a manner set forth above. If the Exchange Offer is amended (including by waiver of a condition to the Exchange Offer) in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Bonds of such amendment, and if the Exchange Offer would otherwise expire during such period, the Issuer will extend the Exchange Offer for a period which the Issuer in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of Old Bonds. All of the conditions to the Exchange Offer set forth below under the caption "Conditions of the Exchange Offer" must be satisfied or waived prior to the consummation of the Exchange Offer. The rights reserved by the Issuer in this paragraph are in addition to the Issuer's rights set forth below under the caption "Conditions of the Exchange Offer."

Conditions of the Exchange Offer

     Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for exchange, or exchange the Exchange Bonds for, any Old Bonds, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Bonds, if:

    (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Issuer, may materially impair the ability of the Issuer to proceed with the Exchange Offer in accordance with the terms contained herein and in the Letter of Transmittal or materially impair the contemplated benefits of the Exchange Offer to the Issuer, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries or affiliates;

    (ii) any change, or any development involving a prospective change in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Issuer, may materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer;

    (iii) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Issuer, may materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer;

    (iv) any governmental approval has not been obtained, which approval the Issuer shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby;

    (v) any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or

    (vi) the Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Issuer, adversely affect the consummation of the Exchange Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Issuer in making the Exchange Offer or the acceptance of Old Bonds in exchange for Exchange Bonds.

     The foregoing conditions to the Exchange Offer are for the sole benefit of the Issuer and may be asserted by the Issuer in its sole discretion regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company or the Issuer) and may be waived by the Issuer, in whole or in part, at any time and from time to time in its sole discretion. All of the foregoing conditions must be satisfied or waived prior to the consummation of the Exchange Offer. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Issuer concerning the events described in this section or the fulfillment or nonfulfillment of any conditions shall be final and binding upon all persons.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Bonds being tendered.

Procedures for Tendering

     Only a registered holder of the Old Bonds may tender such Old Bonds in the Exchange Offer. To tender in the Exchange Offer, a holder must, prior to the Expiration Date, either (i) complete and sign the Letter of Transmittal (or a facsimile thereof), in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, together with any signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the back cover page of this Prospectus and the tendered Old Bonds must either be (a) physically delivered to the Exchange Agent or (b) transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date, or (ii) comply with the guaranteed delivery procedures set forth herein. To be validly tendered, the Old Bonds, together with a properly completed Letter of Transmittal (or facsimile thereof), executed by the holder of record thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date, except as otherwise provided below under the caption "Guaranteed Delivery Procedures."

      The tender by a holder will constitute an agreement between such holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      THE METHOD OF DELIVERY OF THE OLD BONDS AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF DELIVERY IS TO BE MADE BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR THE OLD BONDS SHOULD BE SENT TO THE ISSUER, THE COMPANY OR PANDA INTERHOLDING.

      Any beneficial owner whose Old Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruc such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder from Beneficial Owner" included wit the Letter of Transmittal.

      Signatures on a Letter of Transmittal must be guaranteed unless the Old Bonds tendered pursuant thereto are (i) tendered by a registered holder of the Old Bonds who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) tendered for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States, or by an entity that is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

      If the Letter of Transmittal is signed by a person other than the registered holder of any Old Bonds listed therein, such Old Bonds must be endorsed by the registered holder or accompanied by a properly completed bond power or other written instrument of transfer in form satisfactory to the Issuer in its sole discretion, signed by such registered holder as such registered holder's name appears on such Old Bonds. If the Letter of Transmittal is signed by the registered holder and (a) the entire principal amount of the holder's Old Bonds is tendered or (b) untendered Old Bonds are to be issued to the registered holder, then the registered holder need not endorse any certificates for tendered Old Bonds or provide a separate bond power. In any other case, the registered holder must transmit a separate bond power with the Letter of Transmittal.

     If the Letter of Transmittal or any Old Bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Issuer of their authority to so act must be submitted.

     The Exchange Agent will establish accounts with respect to the Old Bonds at DTC for the purpose of the Exchange Offer, and any financial institution that is a participant in DTC may make book-entry transfer of the Old Bonds by causing DTC to transfer such Old Bonds into the Exchange Agent's account at DTC. Although delivery of Old Bonds may be effected through book-entry transfer in the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date, except as otherwise provided under the caption "Guaranteed Delivery Procedures" below. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. NOTWITHSTANDING COMPLIANCE WITH BOOK-ENTRY TENDER DELIVERY PROCEDURES, FAILURE TO DELIVER TO THE EXCHANGE AGENT AN EXECUTED LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE MAY RESULT IN THE TENDERED OLD BONDS NOT BEING ACCEPTED FOR EXCHANGE.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Bonds tendered for exchange will be determined by the Issuer in its sole discretion, whose determination will be final and
binding.   The Issuer reserves the absolute right to reject any or  all tenders that are not in proper form or the acceptance of which would, in the opinion of the Issuer or counsel for the Issuer, be unlawful. The Issuer also reserves the right to waive certain of the conditions to the Exchange Offer or any
irregularities   or  defects  in  the  tender  of  Old  Bonds.    The  Issuer's
interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all
persons.   Unless waived, any irregularities in connection with tenders of  Old
Bonds must be cured within such time as the Issuer shall determine. Neither the Company, the Issuer, the Exchange Agent nor any other person shall be under any duty to give notifications of defects or irregularities in such tenders or
shall  incur  any liability for failure to give such notification.   Tenders of
Old Bonds will not be deemed to have been made until any defects with respect to such tenders have been cured or waived.

      By tendering, each registered holder of Old Bonds will represent to the Issuer that, among other things, (i) the Exchange Bonds to be acquired by the holder and any beneficial owner(s) of such Old Bonds ("Beneficial Owner(s)") in connection with the Exchange Offer are being acquired by the holder and such Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder (other than a broker-dealer referred to in the last sentence of this paragraph) and each Beneficial Owner are not participating and do not intend to participate in the distribution (within the meaning of the Securities Act) of the Exchange Bonds, (iii) the holder and each Beneficial Owner have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Bonds, (iv) the holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the Exchange Bonds must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Bonds acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resale of Exchange Bonds," below, (v) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iv) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission and (vi) neither the holder nor any Beneficial Owner is an Affiliate of the Company, the Issuer or Panda Interholding, or if it is an Affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In addition, each broker-dealer that receives Exchange Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. See "Plan of Distribution."

      Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of United States federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide its taxpayer identification number (social security number or employer identification number, as applicable) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Issuer and the Exchange Agent.

Guaranteed Delivery Procedures

      If a holder of Old Bonds desires to tender such Old Bonds and if the Old Bonds are not immediately available, or time will not permit such holder's Old Bonds or any other required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, a tender for exchange may be effected if:

    (i)   the   tender   for  exchange  is  made  by  or  through  an  Eligible
           Institution;

    (ii) prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Bonds and the principal amount of Old Bonds tendered for exchange, stating that tender is being made thereby and guaranteeing that, within five Business Days after the Expiration Date, the duly executed Letter of Transmittal (or facsimile thereof), properly completed and validly executed, together with the Old Bonds in proper form for transfer (or confirmation of book-entry transfer of such Old Bonds into the Exchange Agent's account with DTC), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by the Eligible Institution with the Exchange Agent; and

    (iii) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Bonds in proper form for transfer (or confirmation of book-entry transfer of such Old Bonds into the Exchange Agent's account with DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Business Days after the Expiration Date.

      Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Bonds according to the guaranteed delivery procedures set forth above.

Acceptance of Old Bonds for Exchange; Delivery of Exchange Bonds

      Upon the terms and subject to the conditions of the Exchange Offer, the Issuer will accept on the Expiration Date all Old Bonds properly tendered in the Exchange Offer and not withdrawn and will issue the Exchange Bonds as soon as practicable after the acceptance of the Old Bonds. The Exchange Bonds will be issued in the form of a fully registered global bond which will be deposited with, or on behalf of, DTC and registered in the name of its nominee. Holders tendering Old Bonds represented by a certificate must provide the Exchange Agent with a DTC account number for delivery of the Exchange Bonds issued in exchange therefor. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Bonds when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Bonds for the purpose of receiving the Exchange Bonds from the Issuer and transmitting the Exchange Bonds to each holder exchanging Old Bonds.

      If any tendered Old Bonds are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein, the withdrawal of tendered Old Bonds under circumstances permitting such withdrawal as described herein or otherwise, or if Old Bonds are submitted for a greater principal amount than the holder thereof desires to exchange, any such unaccepted or non-exchanged Old Bonds will be returned, without expense, to the tendering holder thereof (or, in the case of the Old Bonds tendered by book-entry transfer, to an account maintained at DTC), as soon as practicable after the expiration or termination of the Exchange Offer.

Withdrawal of Tenders

      Tenders of Old Bonds may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. To withdraw a tender of Old Bonds in the Exchange Offer, a written notice of withdrawal, delivered by hand, mail or facsimile transmission, must (i) be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at the address set forth on the back cover hereof, (ii) specify the name of and be signed by the registered holder of such Old Bonds in the same manner as the applicable Letter of Transmittal (including any required signature guarantees) as set forth above under "Procedures for Tendering," (iii) specify the name of the person identified in the Letter of Transmittal as having tendered the Old Bonds to be withdrawn and (iv) specify the aggregate principal amount represented by such withdrawn Old Bonds. If Old Bonds have been tendered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Old Bonds. Withdrawals of tenders of Old Bonds may not be rescinded, and any Old Bonds withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Old Bonds may be re-tendered by again complying with the procedures for tendering Old Bonds described herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Issuer, such determination to be final and binding. None of the Company, the Issuer, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of Old Bonds or incur any liability for failure to give any such notification.

Lost or Missing Certificates

      If a holder of Old Bonds desires to tender Old Bonds pursuant to the Exchange Offer, but such Old Bonds have been mutilated, lost, stolen or destroyed, such holder should telephone the Trustee at (800) 735-7777 for information concerning the procedures for obtaining replacement certificates for such Old Bonds, arranging for indemnification or any other matter that requires handling by the Trustee.

Termination of Certain Rights

      Holders of Old Bonds have certain rights under the Registration Rights Agreement that will terminate as a result of the consummation of the Exchange Offer. The Exchange Offer shall be deemed to be "consummated" upon the issuance and delivery of Exchange Bonds in exchange for Old Bonds validly tendered and not withdrawn in the Exchange Offer in accordance with the terms of the Registration Rights Agreement. Such rights will terminate for all holders exchanging Old Bonds in the Exchange Offer and all holders who are eligible to participate in the Exchange Offer and fail to do so. The rights of holders of Old Bonds provided for in the Registration Rights Agreement which will terminate upon the consummation of the Exchange Offer are discussed in "Old Bonds Registration Rights" below.

The Exchange Agent

      The Exchange Agent for the Exchange Offer is Bankers Trust Company. All deliveries, correspondence and questions sent or presented to the Exchange Agent relating to the Exchange Offer should be directed to the following address or telephone number (which are also set forth on the back cover of this Prospectus):

                        Facsimile Transmission:
                            (615) 835-3701
                         Confirm by Telephone:
                            (615) 835-3572
                                                      By Overnight Courier
     By Mail:              By Hand Delivery:           or Certified Mail:
    BT Services          Bankers Trust Company       BT Services Tennessee,
  Tennessee, Inc.                                             Inc.
Reorganization Unit    Corporate Trust & Agency     Corporate Trust & Agency
                                 Group                        Group
  P.O. Box 292737      Receipt & Delivery Window       Reorganization Unit
Nashville, TN 37229-  123 Washington Street, 1st     648 Grassmere Park Road
       2737                      Floor
                          New York, NY 10006           Nashville, TN 37211

                         For Information Call:
                            (800) 735-7777

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Fees and Expenses

      The expenses of soliciting tenders will be borne by the Company and the Issuer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by officers and representatives of the Issuer and its affiliates. The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses incurred in connection therewith. The expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer and the Company and are estimated in the aggregate to be approximately $250,000. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and independent engineers' and fuel consultants' fees.

     The Issuer will pay all transfer taxes, if any applicable, to the transfer of Old Bonds to it pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the transfer of Old Bonds to the Issuer pursuant to the Exchange Offer (including, without limitation, any transfer taxes imposed as a result of the Exchange Bonds or Old Bonds not exchanged being delivered to, or issued in the name of, any person other than the record holder, or certificates being tendered that are recorded in the name of a person other than the person signing the Letter of Transmittal), then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tending holder.

Accounting Treatment

      The Exchange Bonds will be recorded at the carrying value of the Old Bonds, as reflected in the Issuer's accounting records on the date of the
exchange.   Accordingly,  no  gain  or loss for  accounting  purposes  will  be recognized.

Transfer Restrictions on Old Bonds

      The Old Bonds that are not exchanged for Exchange Bonds pursuant to the Exchange Offer will remain "restricted securities" (within the meaning of the Securities Act). Accordingly, prior to the date that is three years after the later of the Issue Date and the last date on which the Issuer or any Affiliate of the Issuer was the owner thereof, such Old Bonds may be resold only (i) to the Issuer (upon redemption thereof or otherwise), (ii) so long as the Old Bonds are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a Qualified Institutional Buyer, purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, (iii) to an Institutional Accredited Investor that is purchasing for its own account or the account of an Institutional Accredited Investor, (iv) in an offshore transaction in accordance with Regulation S under the Securities Act, (v) pursuant to another available exemption from registration under the Securities Act, or (vi) pursuant to an effective registration statement under the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws.

Resales of Exchange Bonds

      With respect to resales of the Exchange Bonds, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an Affiliate of the Company, the Issuer or Panda Interholding) who exchanges Old Bonds for Exchange Bonds will be allowed to resell the Exchange Bonds acquired in the Exchange Offer to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Bonds a prospectus that satisfies the requirements of Section 10 thereof; provided that
(i) the Exchange Bonds are acquired in the ordinary course of the holder's business, (ii) the holder (other than a broker-dealer referred to in the next sentence) is not participating and does not intend to participate in the distribution (within the meaning of the Securities Act) of the Exchange Bonds and (iii) the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Bonds. In addition, each broker-dealer that receives Exchange Bonds for its own account in exchange for Old Bonds, where such Old Bonds were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. However, if any holder acquires Exchange Bonds in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Bonds, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Bonds may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the conditions thereto have been met. See "Plan of Distribution."

     CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFER

      The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Internal Revenue Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of the Old Bonds. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

      The exchange of the Exchange Bonds for the Old Bonds pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes because the Exchange Bonds should not be considered to differ materially in kind or extent from the Old Bonds. The Exchange Bonds received by a holder should be treated as a continuation of the Old Bonds in the hands of such holder. As a result, there should be no federal income tax consequences to holders as a result of the exchange of the Old Bonds for the Exchange Bonds pursuant to the Exchange Offer. If, however, the exchange of the Old Bonds for the Exchange Bonds were treated as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging the Old Bonds pursuant to such recapitalization should not recognize any gain or loss upon the exchange.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER OF OLD BONDS SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF
HOLDING, EXCHANGING OR SELLING THE OLD BONDS, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGES IN APPLICABLE TAX LAWS.

                                   BUSINESS

General

     The Company is an indirect wholly-owned subsidiary of Panda International, an independent (i.e., non-utility) power company that is engaged primarily in the development, acquisition, ownership and operation of electric power generation facilities. As of the date of this Prospectus, the Company indirectly owns 100% interests in two operating electric power generation facilities with an aggregate electric generating capacity of approximately 410
MW: the Panda-Rosemary Facility located in Roanoke Rapids, North Carolina, which has been operational since December 1990; and the Panda-Brandywine Facility, Brandywine, Maryland, which has been operational since October 1996. Each of these facilities produces electricity for sale to a utility. Thermal energy produced by these facilities is sold to an industrial user (which, in the case of the Panda-Brandywine Facility, is a subsidiary of the Company).

      The Company believes that there is and will continue to be significant demand for new generating capacity worldwide and that much of this new capacity will be provided by independent power developers such as Panda International. Panda International is continually engaged in the evaluation of various opportunities for the development and acquisition of additional electric power generation facilities. The Company has been informed by Panda International that it intends to focus primarily on development and acquisition opportunities where it is able to capitalize on its management and technical expertise to implement an innovative and fully integrated approach to project development in which Panda International controls the entire development process, including design, engineering, procurement, construction management, fuel and resource acquisition and finance. Panda International has informed the Company that it believes that it is able to minimize the financial risks associated with project development primarily by utilizing this fully integrated approach, by carefully controlling development expenses and by securing project financing and power purchase agreements prior to making significant capital investments. Pursuant to the Additional Projects Contract, if a power purchase agreement for a Project is executed prior to July 31, 2001 and the Project reaches Financial Closing or achieves Commercial Operations prior to July 31, 2006, such Project will be eligible for transfer to the Company or to a PIC Entity if certain other conditions contained in the Additional Projects Contract are satisfied. See "The Company, the Issuer and Panda International - The Additional Projects Contract."

The Independent Power Industry

     The United States independent power industry expanded rapidly in the 1980s following the enactment of PURPA in 1978. Prior to PURPA, the demand for power in the United States had traditionally been met by utilities constructing large-scale electric generating plants under cost-of-service based regulation. PURPA removed most regulatory constraints on the production and sale of electric energy by certain non-utility generators known as "Qualifying Facilities" or "QFs" and required electric utilities to buy electricity from QFs at the utilities' avoided costs, thereby encouraging companies other than electric utilities to enter the electric power production market. Concurrently, due in part to regulatory disallowance of many large utility construction project costs, there was a general decline in the construction of generating plants by electric utilities. As a result, a significant market for electric power produced by independent power producers has developed in the United States since the enactment of PURPA.

      The future market for independently produced power in the United States will be determined primarily by the need for new electric generation capacity. According to the North American Electricity Reliability Council's 1995-2004 Electricity Supply and Demand Report, electric utilities forecast that they will need approximately 78,000 MW of new generating capacity from 1995 through 2004. Many published forecasts reflect expectations for the continued growth of independent power producers. According to RCG/Hagler Bailly, based on a review of the capacity of the top 125 U.S. electric utilities, it is probable that, from 1994 to 2003, independent power producers will supply from 45-50% of total electric generating capacity additions. In February 1993, the Utility Data Institute projected that, of the total amount of generating capacity projected to be added through the year 2000, the amount of new independent power capacity expected to become operational in the United States will be approximately 45,000 MW. For a discussion of the movement to restructure the electric utility industry, see "Regulation - Federal Energy Regulation."

      The Company believes that there is and will continue to be significant demand for new generating capacity worldwide and that much of this new capacity will be provided by independent power developers such as Panda International.

      Natural gas-fired power generation has become the predominant power generation technology utilized by new power plants in the United States, accounting for 60% or more of the annual increase in independent power generation capacity during each of the last three years. Industry analysts predict that natural gas will continue to be the dominant fuel for new power generation facilities in the United States for the foreseeable future. Natural gas-fired power plants offer significant advantages over other power generation technologies, such as coal, oil or nuclear energy, including favorable resource prices, significant environmental benefits, the availability of high efficiency turbines and shorter construction periods. Internationally, Panda International believes that private power projects will continue to rely on indigenous fuel supplies that are the least expensive and most abundant for the region needing the electric power. Those fuels and technologies will most likely emphasize coal, hydroelectric and natural gas.

Competition

      The Company competes both in the United States and internationally with other independent power producers, including affiliates of utilities, in obtaining long-term contracts to sell electric power to utilities. In addition, utilities may elect to expand or create generating capacity through their own direct investments in new plants. Over the past decade, obtaining a power purchase agreement with a utility has become a progressively more difficult, expensive and competitive process. In recent years, more contracts have been awarded through competitive bidding. Increased competition also has lowered profit margins of successful projects.

      The demand for power in the United States traditionally has been met by utilities constructing large-scale electric generating plants under rate-based regulation. The enactment of PURPA in 1978 spawned the growth of the independent power industry, which expanded rapidly in the 1980s. The initial independent power producers were cogenerators and small power producers who recognized the potential business opportunities offered by PURPA. This initial group was joined by larger, better capitalized companies, such as subsidiaries of fuel supply companies, engineering companies, equipment manufacturers and affiliates of other industrial companies. In addition, a number of regulated utilities have created subsidiaries (known as "utility affiliates") that compete with independent power producers. Some independent power producers operate in market niches by utilizing a specific technology or fuel (for example, geothermal, gas-fired cogeneration, hydroelectric, refuse-to-energy, wind, solar, coal or wood) or by operating in a specific region of the United States where they believe they have a market advantage.

      Recent amendments to the Public Utility Holding Company Act of 1935 ("PUHCA") made by the Energy Policy Act are likely to increase the number of competitors in the independent power industry in the United States by reducing certain restrictions currently applicable to certain facilities that are not QFs under PURPA. However, these amendments also should make it simpler for the Company to develop new Projects, by enabling the Company to develop large gas-fired electrical generation Projects without the necessity of locating them in the vicinity of a steam purchaser or otherwise finding a steam purchaser to accept the useful thermal output required of a cogeneration QF under PURPA.

      The FERC is currently studying a number of proposals to restructure the electric utility industry to permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC has recently issued a rule (Order 888) requiring utilities to offer wholesale customers and suppliers open access on their transmission lines, on a basis which is comparable to the utilities' own use of the lines. In addition, a number of bills have been introduced in the United States Congress to promote electric utility restructuring and deregulation of electric rates. See "Regulation."

     Due to the movement toward privatization of generation capacity in many foreign countries and the burgeoning need for new capacity in developing countries significant new markets now exist outside the United States. Panda International has informed the Company that it believes that its knowledge gained from developing and operating power plants in the United States can be utilized to take advantage of opportunities in these new markets. Development of new power generation projects in foreign markets is, however, difficult and expensive, and many competitors in these foreign markets have significantly larger capital resources and greater local market expertise than Panda International. In addition, due to increased competition in the United States, there has been an increasing number of entrants into these foreign markets.

Typical Project Structure

      In many cases, a Project's economic structure will include long-term contracts under which customers pay the Project:

     (i) a fixed capacity payment based upon a specified power generating capacity of the Project; capacity payments are designed to cover fixed costs (including debt service, local taxes and insurance) and to provide an acceptable return on equity; and

     (ii) a variable energy payment based on actual energy output; energy payments are designed to cover variable costs including fuel costs and variable operating expenses incurred in connection with energy output.

     In many cases, the capacity payments are the predominant source of revenue for a Project. Thus, the resulting earnings stream is more predictable than that of a business that encounters market fluctuations in supply or demand for its product. As a result, Project lenders are often more willing to make long-term loans to a Project that has been structured to cover debt service from capacity payments. Because Panda International usually seeks long-term loans with limited recourse to the Project owners, the lenders generally must rely on the more predictable Project revenues to ensure loan repayment. Moreover, Project lenders expect Project cash flow, after operating costs and local taxes, to cover debt service by an acceptable margin, and these lenders review Project contracts, equipment specifications, operator qualifications, permits, warranties, performance testing procedures and sensitivities carefully before providing limited recourse funds. Thus, each new Project is evaluated not only by Panda International but also by the Project lenders, Panda International's financial partners, if any, in that Project and certain of the Project's vendors including independent engineers, construction service providers and other contractors, such as fuel suppliers.

Project Development

      The development of electric power generation projects is a complex endeavor, which requires expertise in several areas, including evaluation of development opportunities, project design and engineering, negotiation of power and steam sales agreements, acquisition of necessary land rights, permits and fuel resources, law, finance and construction management. Panda International has informed the Company that it intends to continue to focus primarily on development opportunities where it is able to capitalize on its expertise in implementing an integrated approach to Project development in which it controls the entire development process. Utilizing this approach, the Company believes that Panda International is able to enhance the value of its Projects through each stage of development and to minimize the financial risks associated with Project development by securing project financing and power purchase agreements prior to making significant capital investments.

      Panda International initially evaluates and selects potential development Projects based on a variety of factors, including location, the likelihood of obtaining a power purchase agreement containing acceptable pricing terms, the availability of rights to a favorable geographic site, in emerging markets the ability to denominate tariffs and re-patriate profits in U.S. dollars and the probability of obtaining required licenses and permits. For coal and gas-fired power Projects, Panda International also evaluates the access to and likely cost of potential fuel supplies and transportation and, in the case of cogeneration plants, considers the proximity to industrial or commercial users of the plant's thermal energy. Following the initial selection of an opportunity, Panda International analyzes the technical and commercial requirements of the Project and formulates a conceptual design. The design becomes the foundation for selecting the equipment configuration for the Project, developing the Project structure and developing a financial plan. Panda International also prepares financial feasibility studies and analyzes various structural alternatives to determine a financial plan for the Project.

      As part of the development process, Panda International identifies and obtains the land rights necessary to install and operate the proposed Project. A particular site may also require the installation of a new electrical transmission line to deliver energy to the existing grid.

     Beginning early in the development process, Panda International also seeks to obtain all permits, licenses and other approvals required for the construction and operation of the Project, including siting, construction and environmental permits, rights-of-way and planning approvals.

Power Purchase and Steam Sales Agreements

      The power generated by Panda International's Projects is or will be sold pursuant to power purchase agreements at pricing formulas generally consisting of separate payments for energy and capacity but in certain cases consisting only of payments for energy actually produced. Panda International's objective is to negotiate or obtain power purchase agreements that result in adequate cash flow to fund the Project's non-recourse debt and provide income to Panda International. Panda International also seeks opportunities to achieve revenue growth through a schedule of increasing prices for electrical energy and capacity sold in future years. As part of Panda International's effort to minimize the financial risks in the development of new Projects, Panda
International does not incur significant capital expenditures until a power purchase agreement has been executed.

      A portion of the thermal energy produced by cogeneration Projects may be sold to industrial or other users pursuant to a steam sales agreement. Steam sales agreements may require a purchaser to take at least the minimum amount of steam necessary for the Project to retain its QF status under PURPA if the Project is a U.S. facility.

Project Financing

      Panda International has informed the Company that its electric power generation projects are and will continue to be financed using a variety of leveraged financing structures, primarily consisting of limited recourse debt and lease obligations. Each such obligation is structured to be fully paid out of cash flow provided by the Project. In the case of U.S. Projects, the Project assets (together with the stock or partnership interests in the Project Entities owning or leasing the Project) are pledged to secure such obligations, without recourse to the general corporate assets of Panda International or its subsidiaries (other than the Project Entities) or the other Projects in which Panda International has an interest. The security for Non-U.S. Projects will depend on the laws of the applicable jurisdiction. Panda International's existing Projects are financed using a high proportion of debt to equity, and Panda International has informed the Company that it intends to continue using such high leverage.

Construction

      Panda International manages the construction of its Projects usually by entering into a fixed-price turnkey contract with a construction company. Under such a turnkey contract, the contractor generally assumes the risks of cost overruns, other than costs for changes to the Project requested by the owners and specified events beyond the control of the contractor. The contractor manages construction through various subcontractors and retains ultimate responsibility for the timely completion of the Project and for achieving specified performance levels.

Operating and Maintenance Contracts

      Panda International currently contracts with third parties for operations and maintenance ("O&M") services for power generation facilities in which Panda International has an interest. These services are performed under the terms of an O&M agreement pursuant to which Panda International generally reimburses the O&M provider for certain costs, pays an annual operating fee and pays an incentive fee based on the performance of the facility. Panda International has recently established an indirect wholly-owned subsidiary, Panda Global Services, Inc., a Delaware corporation ("Panda Global Services"), to provide O&M services to independent power plants. Panda Global Services has entered into a contract with the Panda-Rosemary Partnership under which Panda Global Services provides O&M services to the Panda-Rosemary Facility. See "Description of the Projects - The Panda-Rosemary Facility - Operations and Maintenance."

Fuel Supply

      Panda International acquires fuel reserves (usually coal or natural gas) from third parties under supply agreements, and transportation services for those supplies are also acquired from third parties. Panda International endeavors to structure a Project's fuel supply agreement so that the payments received for electricity generated exceed fuel costs.

                          DESCRIPTION OF THE PROJECTS

      The following summary table presents selected information concerning the two power generation Projects, both of which are operational, that constitute the initial Projects in the Project Portfolio. In addition, information is provided regarding certain other Projects which are under development by Panda International and could become eligible for transfer to the Project Portfolio if the conditions for transfer set forth in the Additional Projects Contract are satisfied. Following the table are more detailed descriptions of the Panda-Rosemary Facility, the Panda-Brandywine Facility and certain other Projects being developed by Panda International. The descriptions of selected provisions of certain principal agreements related to these projects should not be considered to be a full statement of the terms and provisions of such agreements.

      The Company believes the information presented in the table below with respect to the Projects under development to be accurate; however, because these Projects remain in the development stage, there can be no assurance as to how long the information presented will remain accurate. In addition, there can be no assurance that any of the Projects under development will reach Financial Closing or achieve Commercial Operations or meet the other conditions making them eligible for inclusion in the Project Portfolio. See "Risk Factors - Financial Risks" and "- Project Risks - Operating Risks" and "The Company, the Issuer and Panda International - The Additional Projects Contract."

                      Facilities in the Project Portfolio

                                Construc-       Com-
                                  tion        mercial
                                Commence-      Opera-     Fuel
                       PPA         ment        tions     Techno-       Electric   Contract
   Facility          Signed        Date        Date       logy           Output    Term

Panda-Rosemary      1Q 1989      3Q 1989      4Q 1990    Gas-fired       180 MW    Through
Roanoke Rapids, NC                                       Combined                  December
                                                          Cycle                      2015

Panda-Brandywine    3Q 1991      2Q 1995      4Q 1996    Gas-fired       230 MW    Through
Brandywine, MD                                           Combined                  October 2021
                                                           Cycle

   Total                                                  410 MW

                           Facilities Under Contract

                                 Construc-   Com-
                                  tion      mercial
                                 Commence-   Opera-    Fuel
                          PPA      ment      tions    Techno-  Electric   Contract
    Facility            Signed     Date      Date     logy      Output     Term

Panda-Luannan           3Q 1995   1Q 1997   1Q 1999    Coal     100 MW    20 yrs
Luannan County
Tangshan Municipality
Hebei Province, China

Panda of Nepal          3Q 1996   1Q 1997   4Q 1999    Hydro-    36 MW     25 yrs
                                                      electric
Nepal

Panda-Lapanga (3        3Q 1994     (3)       (3)      Coal      500 MW    25 yrs
State of Orissa,
India

Panda-Kathleen(4)       3Q 1992    (4)        (4)     Gas-fired   115 MW    30 yrs
Lakeland, FL                                          Combined
                                                      Cycle

Total                                                             751 MW

(1)   Estimated.

(2) A merger of PEPCO and Baltimore Gas & Electric Company ("BG&E") has been publicly announced and is anticipated to close in 1997. BG&E's bond credit rating is A- -.

(3) The future of this Project is uncertain due to a cancellation notice received from the State of Orissa. See "Description of the Projects - Other Projects Under Development by Panda International - The Panda-Lapanga Project."

(4) The future of this Project is uncertain due to pending litigation. See "Legal Proceedings - Florida Power Proceedings."

(5) This percentage may be reduced to 78% if a second shareholder in an intermediate holding company is successful in developing Non-U.S. Projects. The cash flow interest of a PIC International Entity in this Project may be larger than the stated percentage, however, because it is intended that such PIC International Entity would satisfy its obligations to fund the Project Entity's equity investment requirements through a loan to, or a preferred stock equity investment in, the Project Entity.
      See   "The  Company,  the  Issuer  and  Panda  International  -   Company
      Structure."

(6) Final equity interests may vary depending on financing arrangements for these Projects.

                      Facilities in the Project Portfolio


   Customer/                                                  Panda
Credit Rating   Fuel Supplier     Project Cost Financing    Ownership   Status

VEPCO/A2        Natural Gas
                Clearinghouse        $125 M     Funded        100%    Operational


PEPCO/A1 (2)    Cogen Development    $215 M(1)  Funded        100%
Operational     Company              ______

                                     $340 M(1)


                           Facilities Under Contract
                                                           Panda
Customer/                          Project                 Owner-
Credit Rating       Fuel Supplier   Cost       Financing    ship      Status

North China Power   Kailuan Coal    $118 M    To be funded   85%       In
Group Company/      Administration                            (5)(6)   Financing
Not Applicable      and certain
                    other coal
                    mines

Nepal Electricity   Not Applicable  $100 M    To be funded   75%(6)   Multi-
Authority/Not                                                         lateral
Applicable                                                            lenders
                                                                      have
                                                                      provided
                                                                      commitment
                                                                      letters
                                                                      for
                                                                      providing
                                                                      debt
                                                                      require-
                                                                      ments
Orissa State
Electricity       Dedicated coal
Board/Not         mine to be      $600 M    To be funded  90% (6)     Certain
Applicable        developed by                                        required
Project           Project                                             clearances
                                                                      received.
                                                                      Delayed
                                                                      pending
                                                                      resolution
                                                                      dispute
                                                                      regarding
                                                                      notice of
                                                                      cancella-
                                                                      tion
                                                                      of
                                                                      power
                                                                      purchase
                                                                      agreement
                                                                      given by
                                                                      State
                                                                      garding
                                                                      notice of
                                                                      cancella-
                                                                      tion of
                                                                      power
                                                                      purchase
                                                                      agreement
                                                                      given by
                                                                      State
                                                                      of Orissa

Florida Power/    Not Selected    $100 M    To be funded    100%     Litigation
AA                                                                   with
                                                                     Florida
                                                                     Power
                                  $918 M

The Panda-Rosemary Facility

      The Panda-Rosemary Facility is a combined-cycle cogeneration facility located in Roanoke Rapids, North Carolina, with a total electric generating capacity of approximately 180 MW. A cogeneration facility produces electric energy and forms of useful thermal energy (such as heat or steam), used for industrial, commercial, heating or cooling purposes through the sequential use of one or more energy inputs. A properly designed and constructed cogeneration facility is able to convert the energy contained in the input fuel source to useful energy outputs more efficiently than plants employing what was, historically, conventional utility electrical generation technology. The Panda-Rosemary Facility uses natural gas as its primary fuel input to produce electric energy for sale to VEPCO and to produce useful thermal energy in the form of steam and chilled water for sale to Bibb. The Panda-Rosemary Facility uses No. 2 fuel oil as an alternate fuel in the event gas supplies or transportation are curtailed. The Panda-Rosemary Facility was designed and constructed by Hawker Siddeley Power Engineering.

      The Panda-Rosemary Facility began commercial operations in December 1990. The Panda-Rosemary Facility is certified as a Qualifying Facility under PURPA and thus is exempt from rate regulation as an electric utility under federal and state law, provided that it continues to meet the applicable requirements of PURPA. See "Regulation - Federal Energy Regulation - PURPA."

     The Panda-Rosemary Facility is designed to be operated in a combined-cycle mode. It uses natural gas or fuel oil to power two General Electric combustion turbine generators, a GE Frame 6 and a GE Frame 7, each fitted with a heat recovery steam generator ("HRSG"). The HRSGs use the reject heat from the combustion turbines that might otherwise dissipate to produce steam which drives a steam turbine generator. The combustion and steam turbines generate electric energy for sale to VEPCO. When the Panda-Rosemary Facility is being dispatched, some of the steam produced by the HRSGs is sold to Bibb and some is used in two absorption chillers to supply chilled water for Bibb. The combustion turbines use natural gas as their primary fuel and can use No. 2 fuel oil as an alternate fuel. When the facility is not being dispatched, two auxiliary boilers are available to be used to produce steam for direct use by Bibb and to produce chilled water for use by Bibb. The design of the Panda-Rosemary Facility permits flexible operation, including the production of both electricity and a sufficient amount of thermal energy to meet QF requirements, using either one or both of the combustion turbine generators.

  Recent Hurricane Damage Sustained

     On September 6, 1996, a transformer and two switches at the Panda-Rosemary Facility sustained damage from a hurricane. A substitute transformer has been temporarily installed pending repair of the damaged transformer, which is expected to be completed during the first quarter of 1997. The Company estimates the total cost to repair the Panda-Rosemary Facility (including substitute transformer rental costs) at approximately $2,450,000, all of which is covered by insurance except for a deductible and certain non-covered items in the amount of approximately $552,000. The Company believes that this event will not have a material adverse effect on the financial condition or operating results of the Panda-Rosemary Partnership or its ability to make distributions to the Company through the PIC Entities.

  Sale of Capacity and Electricity

     The Panda-Rosemary Partnership sells electric capacity and energy to VEPCO pursuant to a Power Purchase and Operating Agreement (the "Rosemary Power Purchase Agreement"). The Rosemary Power Purchase Agreement has an initial term ending December 26, 2015, and may be extended for periods of up to five years if the parties so agree.

      VEPCO has the right to dispatch the Panda-Rosemary Facility (i.e., require the Panda-Rosemary Facility to deliver electricity) on a daily basis within certain guidelines and the design limits (which specify load levels, start-up and shutdown times and minimum run times consistent with prudent utility practice). VEPCO must dispatch all facilities obligated to deliver electricity to VEPCO based upon economic factors and without regard to the facilities' ownership.

      The Rosemary Power Purchase Agreement provides for two types of payments: a capacity payment and an energy payment. The capacity payment is a fixed charge required to be paid regardless of whether the Panda-Rosemary Facility is dispatched, subject to reductions under certain circumstances as described below. Energy payments are calculated based on the actual electrical output transmitted to VEPCO and are designed to compensate the Panda-Rosemary Partnership for its cost of fuel and its variable operations and maintenance expense.

      Monthly capacity payments throughout the term of the Rosemary Power Purchase Agreement are calculated by multiplying the Panda-Rosemary Facility's "Dependable Capacity" by the following rates: $12.488 per kilowatt per month through December 1996; $11.654 per kilowatt per month through December 1998; $10.821 per kilowatt per month through December 2005; and $8.321 per kilowatt per month through December 2015. The Panda-Rosemary Facility's Dependable Capacity is currently 165 MW for the summer period and 198 MW for the winter period, which are the maximum Dependable Capacity levels for which capacity payments must be made under the Rosemary Power Purchase Agreement. Dependable Capacity is determined by semi-annual tests which may be requested by VEPCO.

      Capacity payments may be reduced if any of the following events or circumstances occur:

(i) if the Panda-Rosemary Facility fails to meet required dispatch levels within a tolerance of 5%, the operating level (as adjusted for ambient weather conditions) does not exceed Dependable Capacity and such failure is not the result of a forced outage, then VEPCO has the right to decrease the capacity payment in respect of the then-current billing month by 10% per occurrence;

(ii) if, as a result of a performance test, the Panda-Rosemary Facility's Dependable Capacity is set at less than 90% of the initial
           Dependable Capacity as set forth in the Rosemary Power Purchase Agreement (150 MW for the first summer period and 180 MW for the first winter period), then the Panda-Rosemary Partnership is obligated to pay VEPCO liquidated damages for the deficiency in an amount equal to the product of $21.60 per kilowatt, in 1987 dollars as escalated annually by the GNPIPD, multiplied by the Dependable Capacity shortfall;

(iii) if a forced outage is designated by the Panda-Rosemary Partnership as having resulted from an event of force majeure, then beginning the day after the Panda-Rosemary Partnership makes such designation, capacity payments are suspended and prorated daily until the Panda-Rosemary Partnership notifies VEPCO that the condition of force majeure has ended; and

(iv) if the number of forced outage days in a given capacity test period exceeds the number of permitted forced outage days, then within 60 days after the end of the capacity test period, the Panda-Rosemary Partnership is obligated to reimburse VEPCO an amount equal to 4% of the capacity payments paid during the capacity test period for each forced outage day in excess of the permitted number; the Panda-Rosemary Partnership is entitled to the greater of 25 forced outage days per capacity test period (the period from December 1 through November 30) and 10% of the number of days that the Panda-Rosemary Facility is dispatched during such period, without any loss of capacity payments for such period.

      Energy  payments  are  calculated based on the actual  electrical  output transmitted to VEPCO and are designed to compensate the Panda-Rosemary Partnership for its cost of fuel and its variable operations and maintenance expense. During the period December 1, 1995 through November 30, 1996, the number of forced outage days was 16, including 15 forced outage days attributable to the damage caused by the hurricane in September 1996.

      The Panda-Rosemary Partnership is required to maintain the Panda-Rosemary Facility as a QF. VEPCO may terminate the Rosemary Power Purchase Agreement within one year after the loss of QF certification if the Panda-Rosemary Partnership has not obtained all necessary governmental or regulatory approvals for the Rosemary Power Purchase Agreement to remain in effect and for electricity to continue to be sold to VEPCO.

     The Rosemary Power Purchase Agreement also contains a provision known as a "regulatory disallowance" provision, which requires the Panda-Rosemary Partnership to repay or reduce any capacity charges in excess of $5.62 per kilowatt per month, as adjusted by the GNPIPD from 1987 dollars, that are disallowed by any regulatory authority from recovery by VEPCO in its rate base (except where such disallowance is due to VEPCO's failure to properly seek such recovery). VEPCO cannot initiate such a disallowance, and must appeal such a disallowance, if practicable. If such a disallowance were to occur prior to December 27, 2006, beginning on such date up to 75% of the capacity payments could be withheld by VEPCO to make up for any disallowance, plus interest, until the sooner of December 27, 2007 or the date on which such disallowance, plus interest, was recouped by VEPCO. If such disallowance, plus interest, were not fully recouped by December 27, 2007, the Partnership would be obligated to pay the remaining balance, plus interest, by January 24, 2008. If any disallowance were to occur for capacity payments after December 27, 2006, future capacity payments would be reduced to the amount of the capacity payment unaffected by the disallowance. In addition, the Panda-Rosemary Partnership would be required to repay the amount of previously received capacity payments which are affected by the disallowance, plus interest, by the later of one year from the date of the disallowance or December 27, 2007. The amount upon which a possible reduction in, or repayment of, capacity charges by the Panda-Rosemary Partnership would be calculated if a disallowance occurred was $7.24 per kilowatt per month as of December 1995. Assuming a GNPIPD of 3.0% per year throughout the initial term of the Rosemary Power Purchase Agreement, this amount would increase to $10.02 per kilowatt per month in 2006 and $13.07 per kilowatt per month upon the expiration of the initial term. The monthly capacity payments due from VEPCO under the Rosemary Power Purchase Agreement are calculated based on Dependable Capacity at the following rates: $12.488 per kilowatt per month through December 1996; $11.654 per kilowatt per month through December 1998; $10.821 per kilowatt per month through December 2005; and $8.321 per kilowatt per month through December 2015. Thus, assuming a
GNPIPD of 3.0% per year from 1996 through 2015, the risk that the Panda-Rosemary Partnership may be required to reduce or repay capacity charges under the "regulatory disallowance" provision would exist through 2005. See "Regulation - Federal Energy Regulation - PURPA."

  Steam and Chilled Water Sales

      The Panda-Rosemary Partnership sells steam and chilled water to Bibb for use in its textile manufacturing facility, located adjacent to the Panda-Rosemary Facility, pursuant to a Cogeneration Energy Supply Agreement (the "Rosemary Steam Agreement"). The Rosemary Steam Agreement has an initial term that expires on December 26, 2015. Upon expiration of the initial term, Bibb has the option to (i) negotiate a 10-year extension of the Rosemary Steam Agreement, (ii) purchase the Panda-Rosemary Facility with VEPCO's consent or
(iii) terminate the Rosemary Steam Agreement.

      Bibb is obligated to pay $1.00 per 1,000 pounds of steam for the first 45,000 pounds of steam delivered in an hour and $2.50 per 1,000 pounds of steam for any additional quantities of steam delivered in an hour. Bibb is obligated to pay the following fixed prices for chilled water: $0.035/ton/hour through December 27, 2000; $0.04/ton/hour thereafter through December 27, 2005; $0.045/ton/hour thereafter through December 27, 2010; and $0.05/ton/hour thereafter through December 27, 2015.

      Although Bibb is not required to purchase a minimum quantity of steam or chilled water, Bibb has an irrevocable obligation to purchase all of its steam and chilled water requirements from the Panda-Rosemary Facility to the extent that the Panda-Rosemary Facility is able to supply such requirements. The Rosemary Steam Agreement requires that the Panda-Rosemary Facility have the capacity to produce an annual average of 65,000 pounds of steam per hour at 150 psi and 2,000 tons of 45 degrees F chilled water for up to 8,000 hours per year. This requirement is not currently met because the Panda-Rosemary Facility's actual capacity to produce chilled water does not exceed 1,600 tons per year of chilled water. However, because Bibb's chilled water requirements have never exceeded 1,500 tons per year and, in most cases, have been approximately 1,200 tons per year, the Panda-Rosemary Facility has never failed to satisfy Bibb's chilled water requirements. Furthermore, the Rosemary Steam Agreement allows the Panda-Rosemary Partnership to utilize, at its own expense, back-up electric chillers located at Bibb's textile mill to supply chilled water to meet Bibb's demands. Finally, if Bibb's requirements were to exceed the facility's current capacity to produce chilled water, the Panda-Rosemary Partnership could expand the capacity of its absorption chillers to reach the required level by purchasing a new chiller at a cost currently estimated at approximately $770,000. For these reasons, the Company does not believe that the current capacity limitations of the absorption chillers will adversely affect the Panda-Rosemary Partnership's rights under the Rosemary Steam Agreement.

  Site Lease

      The 4.83 acre site on which the Panda-Rosemary Facility is located is leased to the Panda-Rosemary Partnership by Bibb pursuant to a Real Property Lease and Easement Agreement (the "Rosemary Site Lease") in exchange for a nominal yearly rental payment. The initial term of the Rosemary Site Lease expires on December 31, 2015 and is automatically extended on the same terms and conditions for 10 years if the Rosemary Steam Agreement is extended for an additional 10-year period. At the Panda-Rosemary Partnership's option, the initial term of the Rosemary Site Lease may also be extended on the same terms and conditions for a 10-year term if the Panda-Rosemary Partnership gives Bibb two years' notice prior to December 31, 2015 and for an additional 10-year term if the Panda-Rosemary Partnership gives Bibb two years' notice prior to December 31, 2025, regardless of whether the Rosemary Steam Agreement is extended or terminated.

     The public records of the City of Roanoke Rapids and Halifax County, North Carolina indicate that Bibb, which has recently emerged from Chapter 11 bankruptcy proceeding, failed to pay when due all of its 1994 and 1995 property taxes relating to its parcel of real property, which includes the site on which the Panda-Rosemary Facility is located (the "Rosemary Facility Site"). The local taxing authorities had a lien against Bibb's property, including the Rosemary Facility Site, to secure the payment by Bibb of delinquent property taxes owed by Bibb with respect to such property. In May 1996, Bibb reached an agreement with the City of Roanoke Rapids and Halifax County regarding payment of the delinquent 1994 and 1995 taxes, and subsequently paid all of such taxes, including interest and penalties (as reflected in the public records). In addition, Bibb has paid all of its property taxes attributable to 1996 (as reflected in the public records). Accordingly, the tax lien has been removed. In the event that Bibb should fail to pay its property taxes when due in the future, the local taxing authorities could foreclose upon Bibb's property and title to such property (including the Rosemary Facility Site) would pass to the taxing authorities, or to a purchaser at a foreclosure sale, and would not be subject to the leasehold interest in the Rosemary Facility Site held by the Panda-Rosemary Partnership under the Rosemary Site Lease. Therefore, unless the Panda-Rosemary Partnership or another person paid Bibb's past due taxes upon such foreclosure, the taxing authorities, or a purchaser at a foreclosure sale, could terminate the Rosemary Site Lease and (i) cause the Panda-Rosemary Partnership to remove the Panda-Rosemary Facility from the Rosemary Facility Site or (ii) negotiate a new lease for the Rosemary Facility Site which could be on terms that are much less favorable to the Panda-Rosemary Partnership than the terms contained in the Rosemary Site Lease.

      Concurrently with the Prior Offering, Panda-Rosemary Funding Corporation (the "Rosemary Issuer"), a wholly-owned subsidiary of the Panda-Rosemary Partnership, issued $111.4 million in aggregate principal amount of the Rosemary Bonds. The payment of the Rosemary Bonds is secured by, among other things, a lien on the Panda-Rosemary Partnership's leasehold interest in the Rosemary Facility Site. See "Financing" below and "Description of Outstanding Project-Level Debt - The Panda-Rosemary Financing." A title insurance policy exists for the benefit of the holders of the Rosemary Bonds which insures such holders' security interest in the Panda-Rosemary Partnership's leasehold interest in the Rosemary Facility Site against losses which may be sustained as a result of the tax lien on the Rosemary Facility Site. An agreement entered into by the Panda-Rosemary Partnership at the time of issuance of the Rosemary Bonds provides for the escrow of sums to pay the current year's property taxes assessed against the Bibb property, including the Rosemary Facility Site. In accordance with this requirement, each month, the Panda-Rosemary Partnership has been paying into a property tax escrow fund an amount equal to one-twelfth of the current year's property taxes. Upon the payment by Bibb to the taxing authorities of such property taxes, the Panda-Rosemary Partnership is entitled to have the corresponding amounts released from the property tax escrow fund.

  Gas Supply and Fuel Management

     The Panda-Rosemary Partnership purchases certain quantities of natural gas on a firm basis from Natural Gas Clearinghouse ("NGC") pursuant to a Gas
Purchase Contract (the "Rosemary Gas Supply Agreement"). The Rosemary Gas Supply Agreement is effective through November 30, 2005, and thereafter from month-to-month until terminated by either NGC or the Panda-Rosemary Partnership. The Rosemary Indenture provides that with certain limited exceptions the Panda-Rosemary Partnership will not be permitted to make distributions to its partners if the Rosemary Gas Supply Agreement is not extended or replaced on or before the end of its term. See "Description of Outstanding Project-Level Debt - The Panda-Rosemary Financing - Partnership Distributions." NGC has agreed to deliver natural gas on a firm basis to the
Panda-Rosemary Partnership, at pipeline points near the Gulf of Mexico or (at the Panda-Rosemary Partnership's request and using the Panda-Rosemary Partnership's firm transportation arrangements) to the Panda-Rosemary Pipeline, up to the total contract quantity under the Firm Gas Transportation Agreements (as defined below), which is currently the thermal equivalent of 3,075 Mcf of natural gas per day. The firm natural gas supplied under the Rosemary Gas
Supply Agreement enables the Panda-Rosemary Partnership to have adequate natural gas supplies available to meet its estimate of Bibb's requirements for steam and chilled water.

      The price paid by the Panda-Rosemary Partnership for gas delivered by NGC is generally equal to an indexed price (based upon monthly market-price indices determined by reference to the receipt points where NGC delivers gas to the Panda-Rosemary Partnership) plus $0.04 per MMBtu. If gas is required in daily volumes that are greater than those included in monthly estimates delivered to NGC, the price for the excess volume required is equal to NGC's actual cost incurred in acquiring such excess plus $0.04 per MMBtu. If the Panda-Rosemary Partnership fails to purchase the amount included in monthly estimates delivered to NGC, and such failure is not excused by force majeure, the Panda-Rosemary Partnership must pay NGC, as liquidated damages for such failure, $0.14 for each MMBtu of gas not purchased below the monthly estimates delivered.

      The Panda-Rosemary Partnership receives certain fuel supply management services from NGC pursuant to a Fuel Supply Management Agreement, (the "Rosemary Fuel Management Agreement"). The Rosemary Fuel Management Agreement is effective through the expiration date of the Rosemary Gas Supply Agreement, which is November 30, 2005, unless extended.

      NGC's responsibilities under the Fuel Supply Management Agreement include advising the Panda-Rosemary Partnership with respect to the negotiation of natural gas and fuel oil purchase and transportation arrangements, arranging for the delivery to the Panda-Rosemary Facility of natural gas or fuel oil, endeavoring to make such arrangements on a "best cost" basis, managing the communications among the Panda-Rosemary Facility and the Panda-Rosemary Partnership's pipeline transporters and natural gas and fuel oil suppliers and advising and assisting the Panda-Rosemary Partnership with respect to fuel oil inventory hedging arrangements.

      The Panda-Rosemary Partnership pays NGC a management fee based on fuel supply arranged by NGC. The management fee is composed as follows: (i) $0.04 per MMBtu of natural gas purchased and transported to the Panda-Rosemary Facility pursuant to arrangements made by NGC; (ii) $0.03 per MMBtu of natural gas reserves owned by the Panda-Rosemary Partnership and transported to the Panda-Rosemary Facility pursuant to arrangements made by NGC; (iii) $0.01 per MMBtu of natural gas purchased from North Carolina Natural Gas Corporation ("NCNG") and transported to the Panda-Rosemary Facility pursuant to arrangements made by NGC; (iv) $0.002 per gallon of fuel oil purchased and delivered to the Panda-Rosemary Facility pursuant to arrangements made by NGC; and (v) $0.005 per MMBtu of natural gas and $0.05 per barrel of No. 2 fuel oil as a transaction fee for fuel hedging transactions executed by NGC as approved by the Panda-Rosemary Partnership. The Panda-Rosemary Partnership must also reimburse NGC for the cost of any letter of credit NGC must provide to purchase gas pursuant to the Rosemary Fuel Management Agreement. If in a given month NGC arranges for natural gas supplies at a delivered price less than the benchmark delivered price for such month, the Panda-Rosemary Partnership pays NGC an additional amount equal to 60% of the difference in such prices.

  Gas Transportation

      The Rosemary Indenture provides that with certain limited exceptions the Panda-Rosemary Partnership will not be permitted to make distributions to its partners if the Firm Gas Transportation Agreements are not extended or replaced on or before the end of their terms. See "Description of Outstanding Project-Level Debt - The Panda-Rosemary Financing - Partnership Distributions."

      The Panda-Rosemary Partnership receives firm transportation service that provides for delivery to the Panda-Rosemary Pipeline of up to the thermal equivalent of 3,075 Mcf of natural gas per day. The Panda-Rosemary Partnership has recently converted this firm transportation service from service provided pursuant to an individual certificate of public convenience and necessity issued by FERC pursuant to section 7 of the Natural Gas Act ("NGA") to service provided pursuant Part 284 of the FERC's rules and regulations. To effectuate this conversion, the Panda-Rosemary Partnership and Transco executed the Transco 284 Agreement, which expires on November 1, 2006, and the Panda-Rosemary Partnership executed similar firm transportation agreements with Texas Gas and CNG. The Transco 284 Agreement, together with the firm transportation agreements the Panda-Rosemary Partnership entered into with Texas Gas and CNG (collectively, the "Firm Gas Transportation Agreements"), replicate the firm transportation service previously provided by Transco under a separate agreement.

     The Panda-Rosemary Partnership also has the right to receive interruptible gas transportation service from Columbia Gas Transmission Company and Columbia Gulf Transmission Company under the Columbia Gas IT Agreement and the Columbia Gulf IT Agreement, respectively. Under the Columbia Gas IT Agreement, the Panda-Rosemary Partnership may request up to 36,000 Dth per day of interruptible transportation service from an interconnection between the facilities of Columbia Gas and Columbia Gulf near Leach, Kentucky to an interconnection between Columbia Gas's facilities and the Panda-Rosemary Pipeline. Under the Columbia Gulf IT Agreement, the Panda-Rosemary Partnership may request up to 39,000 Dth per day of interruptible transportation service from various available receipt points on Columbia Gulf's system to an interconnection between the facilities of Columbia Gas and Columbia Gulf near Leach, Kentucky. The terms of both the Columbia Gas IT Agreement and the Columbia Gulf IT Agreement are month-to-month until terminated by either party to the respective agreements.

      The rates and most of the significant terms and conditions of service under the Firm Gas Transportation Agreements, the Columbia Gas IT Agreement and the Columbia Gulf IT Agreement are set forth in the respective pipeline's effective FERC gas tariff. These rates, terms and conditions are subject to review, approval and modification by FERC.

  Panda-Rosemary Pipeline

      The Panda-Rosemary Partnership owns, and NCNG operates and maintains for the Panda-Rosemary Partnership, the Panda-Rosemary Pipeline, which runs for
10.26 miles through portions of Halifax and Northampton Counties, North Carolina. The Panda-Rosemary Pipeline is located under, over and upon properties owned, in certain instances, by private landowners and, in others, by the State of North Carolina or the City of Roanoke Rapids, pursuant to easement agreements or encroachment agreements. The Panda-Rosemary Pipeline terminates on a 1.26-acre parcel in Pleasant Hill Township, Northampton County, North Carolina, which is owned by the Panda-Rosemary Partnership. The meter stations and certain appurtenant facilities interconnecting the Panda-Rosemary Pipeline and the interstate pipeline facilities of Columbia Gas and Transco are located on this parcel.

      The Partnership has entered into a Pipeline Operating Agreement with NCNG (the "Pipeline Operating Agreement"), pursuant to which NCNG has agreed to operate the Panda-Rosemary Pipeline and provide certain natural gas balancing services for the Panda-Rosemary Partnership's gas supplies. The term of the Pipeline Operating Agreement continues until December 27, 2005, and may be extended for two additional periods of five years each upon the agreement of the parties.

      NCNG is obligated to manage the day-to-day operations of the Panda-Rosemary Pipeline, including the interconnection facilities between the Panda-Rosemary Pipeline and the pipeline facilities of Columbia Gas and Transco, using the same degree of care and diligence with which it operates its own gas distribution system. NCNG's management activities include the right to suggest and make repairs to the Panda-Rosemary Pipeline under certain circumstances. The Panda-Rosemary Partnership is responsible for all costs of such repairs.

      The Pipeline Operating Agreement provides NCNG with an option to purchase the Panda-Rosemary Pipeline at its fair market value if certain specified events occur. NCNG's purchase option is subject to a right of first refusal of VEPCO to purchase the pipeline and the Panda-Rosemary Facility. NCNG's option to purchase the Panda-Rosemary Pipeline survives VEPCO's exercise of its right of first refusal or the sale of the pipeline to a third party, and parties taking an interest in the Panda-Rosemary Pipeline take such rights subject to NCNG's option.

      The Panda-Rosemary Partnership is required to pay NCNG an operator fee equal to $20,000 per month until December 27, 1999. Thereafter, the operator fee will be at least $240,000 per year, adjusted by the percentage increase, if any, in the U.S. Bureau of Labor Statistics Consumer Price Index from December 27, 1990 to December 27, 1999, which yearly sums will be payable in equal monthly installments.

      Several of the easements and encroachment agreements, pursuant to which the Panda-Rosemary Partnership is granted the right to locate the Panda-Rosemary Pipeline, contain provisions allowing the underlying interest owner to cause the Panda-Rosemary Pipeline to be removed from its current location. Most of such easements and encroachment agreements require the underlying interest owner to provide an alternate location for the pipeline, and in some cases the underlying interest owner must share the cost of relocating the pipeline. However, two such easements allow the underlying interest owner to cause the Panda-Rosemary Pipeline to be removed, but do not require such owner to provide an alternate location or share the cost of relocating the pipeline. The Company does not expect that the Panda-Rosemary Pipeline will be required to be removed pursuant to these easements or, if it were required to be removed, that relocating the Panda-Rosemary Pipeline from these two easement tracts would significantly interfere with the supply of natural gas to the Panda-Rosemary Facility for an extended period of time or, given the ability of the Panda-Rosemary Facility to operate utilizing fuel oil, significantly limit the availability of the Panda-Rosemary Facility for dispatch by VEPCO. However, there can be no assurance that the Panda-Rosemary Partnership could relocate
the   Panda-Rosemary  Pipeline,  if  required  to  do  so,  without   incurring
significant expenses or, if the pipeline could not be relocated, that the Panda-Rosemary Partnership could make alternate arrangements for the delivery of a supply of fuel which would be adequate to assure the availability of the Panda-Rosemary Facility for dispatch by VEPCO.

      In addition, the Panda-Rosemary Partnership has entered into agreements with Transco and Columbia Gas, pursuant to which the Panda-Rosemary Partnership has agreed to pay for the maintenance and repair expenses relating to the interconnection facilities between the Panda-Rosemary Pipeline and the facilities of Transco and Columbia Gas, respectively.

  Fuel Oil

     The Panda-Rosemary Facility was constructed with the capability to operate on No. 2 fuel oil and is designed to change fuel sources from natural gas to fuel oil and back without interrupting the generation of electricity. The Panda-Rosemary Facility currently has on-site storage for approximately 2.0 million gallons of fuel oil, a supply sufficient to operate the Panda-Rosemary Facility at full load for approximately 168 hours. The Panda-Rosemary Partnership purchases fuel oil on a spot-market basis. Since the fuel oil suppliers either own their own trucks or have contracts with local trucking firms for regional truck delivery and the purchase price includes delivery to the Panda-Rosemary
Facility,  the  Panda-Rosemary  Partnership  does  not  independently   arrange
trucking service from the terminals to the Panda-Rosemary Facility. The Panda-Rosemary Partnership has entered into an agreement with New Dixie Oil Corporation pursuant to which such corporation assists the Panda-Rosemary Partnership with spot market fuel oil purchases.

  Operations and Maintenance

      The Panda-Rosemary Partnership purchases operations and maintenance services for the Panda-Rosemary Facility from Panda Global Services pursuant to an Operation and Maintenance Agreement (the "Rosemary O&M Agreement") which expires on December 31, 2003. Under the Rosemary O&M Agreement, Panda Global Services is paid a fixed monthly fee of $130,000 per month during 1997, with annual adjustments based on changes in the consumer price index for subsequent years. In addition, the agreement includes bonus and penalty provisions based on maintenance of dependable capacity levels, availability of the Panda-Rosemary Facility for dispatch and the achievement of certain safety and training goals established by the Panda-Rosemary Partnership. The Rosemary O&M Agreement is on substantially similar terms as the Panda-Rosemary Partnership's previous operations and maintenance agreement with University Technical Services, Inc., a subsidiary of EMCOR Group, Inc., which was obtained through a competitive bid process and expired on December 31, 1996.

  Operating History

      The following table contains a summary of certain levels of operating performance achieved by the Panda-Rosemary Facility since the beginning of 1991:



                                  1991   1992   1993    1994    1995    1996
Summer Dependable Capacity (MW)    161    161    165     165     165     165
Winter Dependable Capacity (MW)    192    198    198     198     198     198
Hours Under VEPCO Dispatch       1,174    377    324     764   2,224     635
Electric Energy Production       129.0   44.8   31.9    76.7   234.9    64.5
(GWH)
Steam Production (MM Lbs)        330.8  377.9  429.9   364.8   291.2   294.6
Chilled  Water  Production         N/A    4.0    3.7     4.1     4.1     3.3
  (MH Ton-hours)
Forced Outage Days (1)              12      1     16      12      18      16

(1) Data for forced outage days is for the 12-month period starting on December 1 of the prior year and ending on November 30 of the year indicated.

      The Panda-Rosemary Facility was dispatched for 1,174 hours in 1991. Dispatch was reduced to 377 hours in 1992 and 324 hours in 1993 due to several new coal-fired, non-utility generation plants becoming available for dispatch by VEPCO. The increases in dispatch hours to 764 in 1994 and 2,224 in 1995 were partially due to the effect of the second amendment to the Rosemary Power Purchase Agreement entered into in 1993, under which the formula used to calculate the energy payment was amended to more closely match the fuel and variable operation and maintenance costs incurred by the Panda-Rosemary Partnership.

   During 1995, the Panda-Rosemary Facility was dispatched for 2,224 hours. The significant increase in dispatch hours from 1994 to 1995 was primarily due to the fact that, during much of the 1995 summer months, two of VEPCO's gas-fired plants suffered forced outages that are not likely to be repeated and, under the terms of the Rosemary Power Purchase Agreement, VEPCO was allowed to redirect to the Panda-Rosemary Facility the gas that would otherwise have been transported to these unavailable plants. For approximately 1,200 of the 2,224 hours, the Panda-Rosemary Facility used natural gas provided directly by VEPCO under this fueling arrangement. The Panda-Rosemary Partnership's profit margin on the energy payment from VEPCO is lower for this type of dispatch compared to its energy margins under normal dispatch conditions under which the Panda-Rosemary Partnership provides the fuel.

  During 1996, the Panda-Rosemary Facility was dispatched a total of 635 hours. This number reflects a more normal level of operation than the unusually high 1995 number. The number of dispatch hours for 1996 also reflects the unavailability of the Panda-Rosemary Facility for 15 forced outage days during September 1996 due to hurricane damage and cooler-than-normal weather in the VEPCO service territory during the summer of 1996.

  Cash Flow Participation

      NNW, Inc., formerly known as Nova Northwest, Inc., an Oregon corporation ("NNW"), has a cash flow participation (the "NNW Cash Flow Participation") in the Panda-Rosemary Partnership arising out of a Credit, Term Loan and Security Agreement (the "Credit Agreement") entered into by PEC, PR Corp., PRC II (collectively, the "Rosemary Borrowers") and NNW in August 1993, under which NNW made a loan to the Rosemary Borrowers which has since been repaid. The Credit Agreement provides that NNW, in addition to repayment of debt, is to receive a cash flow participation equal to 4.33% of certain distributions from the Panda-Rosemary Partnership to the Rosemary Borrowers. At the time the Credit Agreement was entered into the aggregate equity interest in the Panda-Rosemary Partnership held by PR Corp. and PRC II was 10%. After the redemption of Ford Credit's 90% limited partner interest in the Panda-Rosemary Partnership from a portion of the proceeds of the Rosemary Offering and the Prior Offering, PR Corp. and PRC II, collectively, own 100% of the equity interest in the Panda-Rosemary Partnership.

      The Credit Agreement states that the parties intend that any financial restructuring of the Panda-Rosemary Facility shall not materially affect the NNW Cash Flow Participation, positively or negatively. The Credit Agreement also provides that, in the case of any such financial restructuring, the calculation of the amount of distributions to be paid to NNW shall continue to be based on the scheduled principal and interest amounts of the then existing indebtedness of the Panda-Rosemary Partnership under the Second Amended and Restated Letter of Credit and Reimbursement Agreement dated as of January 6, 1992 among the Panda-Rosemary Partnership, The Fuji Bank, Limited, and certain other banks party thereto (the "Reimbursement Agreement"). Accordingly, it is the position of Panda International and the Company that the NNW Cash Flow Participation remained the same following the closing of the Rosemary Offering (as if the Reimbursement Agreement had remained in place with the letter of credit and bonds relating thereto and as if the redemption of Ford Credit's 90% limited partner interest and the issuance of the Rosemary Bonds had never occurred). Based on the position of Panda International and the Company, the NNW Cash Flow Participation is equal to 0.433% of distributions to the Rosemary Borrowers and would increase to 1.732% after 2008 based on projected distributions. NNW has disputed the position of Panda International and the Company with respect to the redemption of Ford Credit's 90% limited partner interest. NNW claims that it is entitled to receive 4.33% of distributions to the Rosemary Borrowers following redemption of Ford Credit's interest. PEC has, as a result, filed a petition against NNW to have the amount of the NNW Cash Flow Partnership determined. See "Legal Proceedings - NNW, Inc. Proceeding." Because the debt structure existing prior to the issuance of the Rosemary Bonds would have resulted in cash flow distributions during the early years after such date that are lower than the cash flow distribution under the new debt structure, a NNW Cash Flow Participation at the percentage claimed by NNW, if NNW were to prevail in this dispute, would not have a material adverse impact on the Company or its financial condition. If NNW prevails in this dispute and the NNW Cash Flow Participation is not converted into Panda International common stock or cash (as described below), the reduction in total cash flows to be received by the Company through 2012 would be approximately $1.9 million on a net present value basis and the reduction in annual cash flows to be received by the Company would be (i) approximately $81,000 during the balance of 1996 and increase to approximately $255,000 in 2004; (ii) in the range of approximately $525,000 to $550,000 per year during the years 2005 to 2008; and
(iii) approximately $333,000 in 2009 and decline thereafter to approximately $310,000 in 2012. See Appendix B, Consolidated Pro Forma Report.

      The Credit Agreement gives NNW a right to convert the NNW Cash Flow Participation into common stock of Panda International under certain circumstances. It also gives Panda International the right to convert the NNW Cash Flow Participation into Panda International common stock or cash under certain circumstances. Panda International has informed the Company that it does not have any current intention of exercising such right, and accordingly, holders of the Exchange Bonds should assume that the NNW Cash Flow Participation will continue indefinitely.

The Panda-Brandywine Facility

      The Panda-Brandywine Facility is a combined-cycle cogeneration facility located in Brandywine, Maryland (near Washington, D.C.), with a total electric generating capacity of 230 MW. The Panda-Brandywine Facility uses natural gas as its primary fuel input and No. 2 fuel oil as an alternative fuel in the event that gas supplies or transportation are curtailed. The Panda-Brandywine Facility was constructed by Raytheon Engineers and Constructors, Inc. ("Raytheon") pursuant to the Amended and Restated Turnkey Cogeneration Facility Agreement between the Panda-Brandywine Partnership and Raytheon (the "Brandywine EPC Agreement"). Raytheon has met its performance guarantees and the requirements for commercial operations and substantial completion under the Brandywine EPC Agreement although the date on which commercial operations was achieved is the subject of a dispute between the Panda-Brandywine Partnership and Raytheon as discussed below. Pursuant to a power purchase agreement entered into in 1991 and amended in 1994, the Panda-Brandywine Partnership sells the capacity of, and energy produced by, the Panda-Brandywine Facility to Potomac Electric Power Company ("PEPCO"), a utility that serves the District of Columbia and parts of Maryland. The Panda-Brandywine Facility commenced commercial operations under the Brandywine Power Purchase Agreement on October 31, 1996. A merger of PEPCO and Baltimore Gas & Electric Company ("BG&E"), a utility that serves other parts of Maryland, has been publicly announced and is anticipated to close in 1997. The term of the Brandywine Power Purchase Agreement will expire on October 30, 2021.

     The Panda-Brandywine Facility is currently leased by the Panda-Brandywine Partnership pursuant to the Brandywine Facility Lease. The initial term of the Brandywine Facility Lease is 20 years. At the end of the initial lease term, so long as no default or event of default shall have occurred and be continuing under the Brandywine Facility Lease, the Panda-Brandywine Partnership may renew the Brandywine Facility Lease for two consecutive five-year terms. Alternatively, the Panda-Brandywine Partnership may purchase the Panda-Brandywine Facility at fair sales market value at the end of the initial lease term or any renewal term. If the Panda-Brandywine Partnership does not renew the Brandywine Facility Lease or purchase the Panda-Brandywine Facility, it must surrender possession of the Panda-Brandywine Facility. See "Description of Outstanding Project-Level Debt - The Panda-Brandywine Financing - Brandywine Facility Lease."

      The Panda-Brandywine Facility is certified as a Qualifying Facility under PURPA and thus is exempt from rate regulation as an electric utility under federal and state law, provided that, upon and during commercial operations, it continues to meet the applicable requirements of PURPA. See "Regulation - Federal Energy Regulation - PURPA."

  Construction Contract

     Pursuant to the Brandywine EPC Agreement, Raytheon agreed to construct the Panda-Brandywine Facility (including the distilled water plant) for approximately $122 million (including change orders). Because Raytheon provided a letter of credit, initially equal to 10% of the contract price, no retainage is withheld. The amount of this letter of credit was reduced as of the commencement of commercial operations to 5% of the aggregate amount paid by the Panda-Brandywine Partnership to Raytheon through that date, and thereafter the letter of credit must be maintained at a level which is twice the cost of completing punch list items remaining at final acceptance of the Panda-
Brandywine Facility. Raytheon Company, a Delaware corporation and the parent corporation of Raytheon, has provided a guaranty covering all obligations of Raytheon under the Brandywine EPC Agreement.

      Raytheon warrants and guarantees in the Brandywine EPC Agreement (i) that the Panda-Brandywine Facility will commence commercial operations on or before October 31, 1996 and (ii) that it will meet certain performance criteria, including (a) that the net power output of the Panda-Brandywine Facility will be 230,000 kW at commercial operations and (b) that the net plant heat rate of the Panda-Brandywine Facility will not exceed 7,124 Btu/kWh LHV, plus 2%. The Brandywine EPC Agreement provides that Raytheon will be paid bonuses by exceeding the timing and/or performance guarantees contained in the Brandywine EPC Agreement, including (i) $16,600 per day for each day that commercial operations occur after September 30, 1996 but on or before October 31, 1996, and $40,000 per day for each day that commercial operations occur on or after August 1, 1996 but on or before September 30, 1996; (ii) $300 per kW by which the net power output is greater than 230,000 kW up to 233,000 kW; and (iii)
$22,500 per Btu/kWh by which the plant heat rate is less than the net plant heat rate guarantee, less 2%. Raytheon also guarantees that the Panda-Brandywine Facility will not exceed certain air contaminant emission and noise level limitations.

     Raytheon conducted initial acceptance testing of the Panda-Brandywine Facility and has met the requirements for commercial operations and substantial completion under the Brandywine EPC Agreement. Raytheon has also met its performance guarantees. A dispute exists between the Panda-Brandywine Partnership and Raytheon as to the specific date on which commercial operations under the Brandywine EPC Agreement occurred and the amount of the early completion  bonus  to  which Raytheon is entitled.  Raytheon  sent  the  Panda-
Brandywine Partnership a notice claiming September 12, 1996 as the date on which commercial operations under the Brandywine EPC Agreement occurred. However, the testing mechanism utilized proved faulty and the Panda-Brandywine Facility initially did not pass certain emissions tests. The facility was subsequently re-tested and it then met the required emissions levels. The Panda-Brandywine Partnership is currently evaluating the situation. Pending the outcome of its investigation, the Panda-Brandywine Partnership believes that commercial operations under the Brandywine EPC Agreement occurred no earlier than September 30, 1996, and may have occurred on a later date. The amount of bonus payments at issue for the period between the commercial operations date claimed by Raytheon and the earliest date which the Panda-Brandywine Partnership believes that commercial operations occurred is $720,000 ($40,000 per day x 18 days).

     In addition, the Panda-Brandywine Partnership and Raytheon disagree as to the number of force majeure days to which Raytheon is entitled as a result of a January 1996 snowstorm during which construction work could not be carried on, and as to the validity and number of owner-caused delay days. Raytheon claims that it is entitled to seven force majeure days as a result of the snowstorm and four owner-caused delay days. The Panda-Brandywine Partnership believes that Raytheon is entitled to at most three force majeure days as a result of the snowstorm and is currently evaluating Raytheon's claims regarding owner-caused delays. However, even in the event that an agreement on the number of such days is reached, the Panda-Brandywine Partnership and Raytheon further disagree as to the affect, if any, such delays would have on the amount of the bonus payable under the Brandywine EPC Agreement for early completion of the facility. Raytheon takes the position that for purposes of determining the amount of the early completion bonus under the Brandywine EPC Agreement, the date on which commercial operations was achieved should be moved back in time by the number of force majeure and owner-caused delay days. The Panda-
Brandywine Partnership believes that the purpose of force majeure and owner-caused delay days under the Brandywine EPC Agreement is to excuse performance under specified conditions and was not intended to affect bonus payments. The Panda-Brandywine Partnership takes the position that no adjustment should be made with respect to any claimed force majeure days; however, the Panda-
Brandywine Partnership is willing to consider a possible adjustment with respect to owner-caused delays pending the outcome of its investigation of Raytheon's claims. It is anticipated that adjustments, if any, would be made at the rate equivalent to the bonus payment of $40,000 per day for the number of agreed-upon days.

      Taking into account all of the foregoing issues with Raytheon, the Panda-Brandywine Partnership believes that the total amount in dispute between the Panda-Brandywine Partnership and Raytheon is less than $1.0 million. Representatives of the Panda-Brandywine Partnership and Raytheon have agreed to meet in the near future in an attempt to resolve the difference of opinion as to when the commercial operations date under the Brandywine EPC Agreement occurred and the other matters in dispute. The bonus for early achievement of the commercial operations date discussed above, if ultimately determined to be owed, would be payable over time and funded from cash flows from the operation of the Panda-Brandywine Facility which may otherwise have been available for distributions.

  Operations and Maintenance

      The Panda-Brandywine Partnership purchases operations and maintenance services from Ogden Brandywine Operations, Inc. ("Ogden Brandywine") pursuant to an Operation and Maintenance Agreement, (the "Brandywine O&M Agreement"). The Brandywine O&M Agreement is effective until October 31, 1999, and may be extended thereafter by agreement of the parties. In exchange for such services, Ogden Brandywine paid a fixed fee of $117,750 per month, with bonus and penalty provisions based on maintenance of dependable capacity levels and availability of the Panda-Brandywine Facility for dispatch.

  Sale of Capacity, Electricity and Steam

      The Panda-Brandywine Partnership sells electric capacity and energy to PEPCO pursuant to a Power Purchase Agreement (as amended by a first amendment ("First Amendment") thereto, the "Brandywine Power Purchase Agreement"). The Brandywine Power Purchase Agreement has an initial term that expires in October 2021, 25 years from the commercial operations date, and may be extended by agreement of the parties. The Maryland Public Service Commission has approved the Brandywine Power Purchase Agreement (including the First Amendment). The District of Columbia Public Service Commission has issued orders indicating its approval of the Brandywine Power Purchase Agreement as in the public interest and the First Amendment as a reasonable modification thereof. The District of Columbia Public Service Commission also has made certain findings of fact and conclusions of law that were conditions precedent to the effectiveness of the First Amendment according to its terms.

      PEPCO has the right to dispatch the Panda-Brandywine Facility on a daily basis within certain guidelines and design limits. The design limits specify load levels, start-up and shutdown times and minimum run times, specifically adhering to Prudent Utility Practices. The guidelines require PEPCO to dispatch all facilities obligated to deliver electricity to PEPCO based on economic factors and without regard to the ownership of such facilities. PEPCO is required to dispatch 99 MW of the Panda Brandywine Facility's dependable capacity for no fewer than 60 hours per week (Monday through Friday). The remaining portion of the Panda-Brandywine Facility can be dispatched by PEPCO under the guidelines described above.

      The Brandywine Power Purchase Agreement provides for two payments: a capacity payment and an energy payment. The capacity payment is a fixed charge to be paid regardless of whether the Panda-Brandywine Facility is dispatched, subject to reduction in certain circumstances described below. Monthly capacity payments throughout the term of the Brandywine Power Purchase Agreement are based on the Panda-Brandywine Facility's dependable capacity, the capacity rate and other factors. Under the Brandywine Power Purchase Agreement, the Panda-Brandywine Facility is required to establish a dependable capacity of 230 MW in summer ambient conditions (defined as 92 degrees F and 50% humidity). The dependable capacity  will be determined by semi-annual tests and PEPCO has the  right  to
require the Panda-Brandywine Partnership to revalidate the dependable capacity. The capacity rate, stated in $/kW/month, is a fixed schedule of payments for each of the 25 years of the initial term of the Brandywine Power Purchase Agreement, ranging from $13.74 in 1997 to $23.63 in 2014. The capacity payment is subject to specified downward adjustments in contract years one, two and four, and to specified upward adjustments in the fifth and 11th through the 25th contract years. Capacity payments will be reduced if the Panda-Brandywine Facility cannot maintain 88% equivalent availability, and will be increased if it exceeds 92% equivalent availability. Capacity payments may also be decreased commencing in 2006 depending on whether PEPCO's system peak load exceeds 5,697 MW during 1997, 1998 or 1999 or later. Calculation of capacity payments pursuant to these provisions of the Brandywine Power Purchase Agreement is the subject of a dispute between the Panda-Brandywine Partnership and PEPCO, as discussed below.

      The energy payment is determined in accordance with a series of formulas that reflect specified heat rates, hours of synchronization and operation and a combination of fixed and market prices for natural gas. The Brandywine Power Purchase Agreement provides that the energy price will be increased to compensate the Panda-Brandywine Partnership for its variable costs of fuel oil if the gas supply is interrupted. In such event, the Brandywine Power Purchase Agreement specifies a base cost of oil, which is escalated at the annual rate of change according to an oil index described therein.

      The Panda-Brandywine Partnership has constructed a seven-mile long electric transmission line to connect the Panda-Brandywine Facility and the transmission facilities of PEPCO. Consolidated Rail Corporation entered into an agreement with the Panda-Brandywine partnership to provide transmission line easements for a portion of the transmission line. The Panda-Brandywine Partnership transferred ownership of the transmission line to PEPCO on October 30, 1996.

     The Panda-Brandywine Partnership sells steam to the Brandywine Water Company pursuant to a Steam Sales Agreement dated March 30, 1995 (the "Brandywine Steam Agreement"). Brandywine Water Company, which is an indirect wholly-owned subsidiary of the Company, uses the steam to generate distilled water which is sold locally. This production and sale of thermal energy allows the Panda-Brandywine Facility to achieve QF status. The Brandywine Steam Agreement continues until October 31, 2021 and may be extended by agreement of the parties for additional terms of five years. Brandywine Water Company unconditionally agrees to purchase all of the thermal energy produced by the Panda-Brandywine Facility and has entered into a contract with the United States Navy to sell it distilled water for heating and other industrial uses in a naval facility. The contract is for a one-year term that commenced on October 1, 1996. Prior to the expiration of the term of the Navy contract, Brandywine Water Company will have to extend the contract or find one or more other customers to purchase the distilled water. If Brandywine Water Company is unable to extend its contract to sell distilled water to the United States Navy or to find one or more replacement contracts for the sale of such water, there is no assurance that the Panda-Brandywine Facility will be able to remain a Qualifying Facility. PEPCO may terminate the Brandywine Power Purchase Agreement under certain circumstances if the Panda-Brandywine Facility ceases to be a QF, unless the Panda-Brandywine Partnership receives all governmental and regulatory approvals necessary to continue operating the Panda-Brandywine Facility without QF certification. See "Risk Factors - Maintaining Qualifying Facility Status."

  Dispute With PEPCO Over Calculation of Capacity Payments

     In  late August 1996, the Panda-Brandywine Partnership and PEPCO commenced
discussions  concerning  commercial  operation  requirements  of   the   Panda-
Brandywine Facility and conversion of the construction loan to long-term financing. During these discussions, two disagreements arose between the Panda-Brandywine Partnership and PEPCO as to how capacity payments should be calculated under the Brandywine Power Purchase Agreement. PEPCO and the Panda-Brandywine Partnership are presently attempting to resolve this dispute but there are no assurances that such efforts will be successful.

     The Panda-Brandywine Partnership and PEPCO disagree as to the date on which the yield to maturity on United States Treasury Bonds with a maturity of 12 years ("12 year T-Bonds") should be determined under a provision in the Brandywine Power Purchase Agreement that requires capacity payments to be reduced if such interest rate is less than 8%. Such provision states that the interest rate of 12 year T-Bonds is to be determined, and adjustments to capacity payments made, as of the date that the interest rate for permanent financing for the Panda-Brandywine Facility is designated pursuant to an executed commitment for such financing. On October 6, 1994, the Panda-Brandywine Partnership entered into a written commitment with GE Capital with respect to permanent financing for the Panda-Brandywine Facility, which commitment designated an interest rate for such financing. Accordingly, the Panda-Brandywine Partnership takes the position that October 6, 1994 should be the date used to determine the interest rate of 12 year T-Bonds under the Brandywine Power Purchase Agreement. The interest rate for 12 year T-Bonds on such date was 7.94% per annum. PEPCO, on the other hand, takes the position that since the interest rate designated in such commitment was a floating rate, the date to be used for determining the interest rate of 12 year T-Bonds is the closing date of the conversion of the Brandywine Construction Loan Facility to long-term financing in the form of a leveraged lease, which occurred on December 30, 1996. The interest rate for 12 year T-Bonds on such date was 6.40%.

      If the foregoing PEPCO Interest Rate Dispute is determined adversely to the Panda-Brandywine Partnership, the capacity payments paid by PEPCO under the Brandywine Power Purchase Agreement will be less than originally anticipated, thereby adversely affecting the revenues realized by the Panda-Brandywine Partnership, and consequently, reducing the amount of funds that would be available for distribution to the Company and ultimately repayment of the Exchange Bonds. The Consolidated Pro Forma Report sets forth certain prospective financial data of the Panda-Brandywine Partnership for the 16-year term of the Existing Bonds under both the PEPCO Scenario (where it is assumed that the PEPCO Interest Rate Dispute is resolved in a manner consistent with PEPCO's position) and the Brandywine Scenario (where it is assumed that the PEPCO Interest Rate Dispute is resolved in a manner consistent with the Panda-Brandywine Partnership's position). Under the PEPCO Scenario, the Consolidated Pro Forma Report indicates that the projected minimum Company Debt Service Coverage Ratio would be 1.3:1 and the projected minimum Consolidated Debt Service Coverage Ratio would be 1.1:1 (except during 1997 in which the projected Company Debt Service Coverage Ratio is 0.8:1 and the projected Consolidated Debt Service Coverage Ratio is 0.96:1). In such case, the distributions that the Company expects to receive from its Project Entities that own the Panda-Brandywine Partnership and the Panda-Rosemary Partnership will be sufficient to service the Existing Bonds (except in 1997); however, such distributions may not be sufficient to enable the Company to meet the minimum Company Debt Service Coverage Ratio of 1.7:1 and the minimum Consolidated Debt Service Coverage Ratio (if then applicable) of 1.25:1 (after giving effect to the issuance of the new debt) required under the Indenture to permit the Company to incur additional debt. Accordingly, the ability of the Company to raise debt for Projects in the future would be impaired. In addition, the projected coverage ratios under the PEPCO Scenario indicate that distributions the Company expects to receive from its Project Entities would be insufficient to service the Existing Bonds in 1997 (under the Company Coverage Ratio, such deficiency is projected to be $1.6 million and under the Consolidated Coverage Ratio, such deficiency is projected to be $1.5 million). In such case, monies held in the Accounts and Funds, if any, may be applied toward any debt service deficiency as set forth in the Indenture. The current balances in the Accounts and Funds are as follows: Debt Service Fund, $6.4 million; Capitalized Interest Fund, $9.8 million; Debt Service Reserve Fund, $6.4 million; Company Expense Fund, $300,000; U.S. Distribution Suspense Fund, $680,000. See "Offering Circular Summary - Independent Engineers' and Consultants' Reports - Consolidating Engineer's Pro Forma Report" and "- Independent Pro Forma Analysis - Brandywine" and "Description of the Exchange Bonds - The Accounts and Funds" and "- Certain Covenants - Limitations on Debt."

     To the extent that PEPCO's position with respect to the PEPCO Interest Rate Dispute does not prevail, PEPCO claims that it is entitled to a reduction in capacity payments under another provision of the Brandywine Power Purchase Agreement that requires PEPCO to share equally in any "refinancing or new or revised lease arrangements" savings. The Panda-Brandywine Partnership takes the position that all transactions to be entered into at or near closing of the Brandywine Financing Conversion were provided for under the Brandywine Financing Documents and do not constitute a refinancing or new or revised lease arrangements. In the event that the capacity payments were reduced pursuant to this provision, the reduction would be significantly less than the reduction claimed by PEPCO in connection with the PEPCO Interest Rate Dispute.

      PEPCO and the Panda-Brandywine Partnership also disagree as to the determination of PEPCO's system peak load which is the basis for reductions in capacity payments under the Brandywine Power Purchase Agreement. Under such provision, capacity payments are to be reduced, commencing in 2006, if PEPCO's system peak load does not exceed 5,697 MW prior to 1998, and are reduced by a greater amount if PEPCO's system peak load does not exceed such amount prior to 1999. PEPCO and BG&E have announced their intention to merge during 1997 into a new entity to be known as Constellation Energy Corporation ("Constellation"), and PEPCO has asked the Panda-Brandywine Partnership to agree that peak load under the Brandywine Power Purchase Agreement would be calculated on the basis of the pre-merger PEPCO system and not the post-merger Constellation system. Peak load based on the Constellation system would greatly exceed 5,679 MW during 1997. However, PEPCO's position is that the parties intended to use the current PEPCO system in calculating peak load and that the merger with BG&E should be disregarded for such purpose. The Panda-Brandywine Partnership disagrees with such position. The Brandywine Power Purchase Agreement does not contain any provision requiring adjustments due to mergers or reorganizations. It is the Panda-Brandywine's position that Constellation, as the successor of PEPCO, would be substituted for PEPCO under the Brandywine Power Purchase Agreement and the Constellation system should be used to calculate peak load.

     The Brandywine Pro Forma and the Consolidated Pro Forma are prepared under the assumption that PEPCO's system peak load (based on the pre-merger PEPCO system) exceeds 5,697 MW during 1997, and accordingly, there is no reduction in capacity payments under this provision. ICF believes that such assumption is reasonable in light of recent peak day demand on PEPCO's system and is not dependent upon the outcome of the current dispute between Panda-Brandywine Partnership and PEPCO regarding the basis for the determination of PEPCO's system peak load. See "Offering Circular Summary - Independent Engineers' and Consultants' Reports - Consolidating Engineer's Pro Forma Report" and "- Independent Pro Forma Analysis - Brandywine."

  Gas Supply and Fuel Management

      The Panda-Brandywine Partnership purchases both firm and interruptible natural gas supply from Cogen Development Company ("CDC") pursuant to the Gas Sales Agreement, dated March 30, 1995, between the Panda-Brandywine Partnership and CDC (the "Brandywine Gas Agreement"). MCN Corporation, the parent corporation of CDC, has unconditionally guaranteed the payment and performance obligations of CDC under the Brandywine Gas Agreement. The Brandywine Gas Agreement commenced October 31, 1996 and continues until October 31, 2011, and thereafter is automatically renewed for an additional two-year term unless terminated by either party upon nine months' written notice.

      CDC is obligated to sell and deliver to the Panda-Brandywine Partnership, at receipt points along the pipeline system of Columbia Gas, up to 24,240 MMBtu of gas per day on a firm basis and up to 24,240 MMBtu of gas per day on an interruptible basis. Gas delivered by CDC within the firm basis limit falls within one of the three following categories: "Limited Dispatch Gas,"
"Scheduled Dispatch Gas" or "Dispatchable Gas" (each as defined in the Brandywine Gas Agreement).

      The price for the gas delivered by CDC is dependent upon the category of the gas delivered. The price for Limited Dispatch Gas consists of a monthly demand charge, a commodity charge and a charge relating to costs incurred by CDC for gas storage service CDC receives from ANR Pipeline Company. The commodity charge escalates annually while the demand charge and the ANR-related charge increase after the fifth year of the initial term of the Brandywine Gas Agreement. The price for Scheduled Dispatch Gas consists of a commodity charge based on the monthly NYMEX settlement price for natural gas futures contracts plus a margin which increases after year five of the Brandywine Gas Agreement. The price for Scheduled Dispatch Gas is capped based on three monthly natural gas price indices. The price for Dispatchable Gas is a negotiated price or, if a negotiated price cannot be reached, is based on a daily natural gas price index. In addition, the Panda-Brandywine Partnership receives a price credit from CDC for each MMBtu of gas delivered by CDC during a month not to exceed the demand charge for Limited Dispatch Gas.

      The Panda-Brandywine Partnership must annually take or pay for no less than 2,299,500 MMBtu (or 2,305,800 MMBtu during a leap year) of Limited Dispatch Gas, which amount is reduced by 7,000 MMBtu for each day of regularly scheduled outage at the Panda-Brandywine Facility. In addition, the Panda-Brandywine Partnership must take or pay for a quantity of Scheduled Dispatch Gas each month that is no less than 80% of the Scheduled Dispatch Gas that was scheduled for delivery during such month. If the Panda-Brandywine Partnership pays for but fails to take the minimum quantities of Limited Dispatch Gas or Scheduled Dispatch Gas, the Panda-Brandywine Partnership has the opportunity later to receive the quantities of gas paid for but not taken.

      Each year, CDC must deliver a report to the Panda-Brandywine Partnership demonstrating that the expected production from the proven gas reserves owned by CDC or an affiliate will be greater than CDC's total firm gas supply commitments over the next five years. If the total firm commitments exceed the gas reserves, CDC must take action to ensure that its gas reserves will equal or exceed the total firm commitments within six months, or CDC must dedicate adequate reserves to meet its obligation to provide Limited Dispatch Gas to the Panda-Brandywine Partnership through the end of the term of the Brandywine Gas Agreement. The dedicated gas reserves can be released from dedication if CDC submits reports for three consecutive years demonstrating that CDC's gas reserves exceed total firm commitments or CDC submits a report demonstrating that CDC's gas reserves are greater than or equal to 125% of total firm commitments.

      The Panda-Brandywine Partnership also purchases fuel management services from CDC pursuant to the Fuel Supply Management Agreement between CDC and the Panda-Brandywine Partnership (the "Brandywine Fuel Management Agreement"). MCN Investment Corporation has unconditionally guaranteed CDC's payment and performance obligations under the Brandywine Fuel Management Agreement. The Brandywine Fuel Management Agreement is effective for an initial term that is the greater of 15 years from the date the Panda-Brandywine Facility commenced commercial operations and the initial term of the Brandywine Gas Agreement, and will be extended for an additional two-year term unless terminated by either party upon nine months' written notice. The Brandywine Fuel Management Agreement will immediately terminate at either party's option if (i) the Brandywine Gas Agreement terminates; (ii) the MCN Investment Corporation guaranty is terminated; or (iii) the Panda-Brandywine Facility ceases operations for twelve consecutive months.

       CDC's  fuel  management  responsibilities  under  the  Brandywine   Fuel
Management Agreement include advising the Panda-Brandywine Partnership with respect to the negotiation of natural gas and fuel oil supply and transportation arrangements, arranging for the delivery to the Panda-Brandywine Facility of natural gas or fuel oil, endeavoring to make such arrangements on "best efforts" and "best competitive offer" basis and advising the Panda-Rosemary Partnership with respect to fuel hedging arrangements.

  Gas Transportation

      The Panda-Brandywine Partnership and Columbia Gas have entered into a Precedent Agreement (the "Columbia Precedent Agreement"), pursuant to which Columbia Gas constructed new pipeline facilities to expand its existing interstate pipeline and provide the Panda-Brandywine Partnership with firm gas transportation service. The Panda-Brandywine Partnership has contributed $6,772,590, plus applicable tax gross-up, toward the construction of Columbia Gas' pipeline facilities.

     The Panda-Brandywine Partnership purchases firm gas transportation service from Columbia Gas pursuant to an Amended and Restated FTS Service Agreement (the "Columbia Gas FT Agreement"). Service under the Columbia Gas FT Agreement commenced on November 1, 1996 and continues until October 31, 2021, and year-to-year thereafter unless terminated by either party upon six months' notice.

     Columbia Gas is obligated to provide the Panda-Brandywine Partnership with up to 24,240 Dth per day of firm gas transportation service from a receipt point near Monclova, Ohio to an interconnection between the facilities of Columbia Gas and Cove Point LNG Limited Partnership ("Cove Point") in Loudoun County, Virginia. Columbia Gas provides the firm transportation service pursuant to the terms of the Columbia Gas FT Agreement Rate Schedule and the general terms and conditions of Columbia Gas's effective FERC gas tariff.

      The Panda-Brandywine Partnership purchases from Cove Point firm gas transportation service to transport gas delivered by Columbia Gas to the facilities of Cove Point pursuant to a FTS Service Agreement (the "Cove Point FT Agreement"). The Cove Point FT Agreement continues until October 31, 2021.

      Cove Point is obligated to provide the Panda-Brandywine Partnership with up to 24,000 Dth per day of firm gas transportation service from an interconnection between the facilities of Cove Point and Columbia Gas in Loudoun, Virginia to an interconnection between the facilities of Cove Point and Washington Gas Light Company ("WGL") in Charles County, Maryland. Cove Point provides the firm transportation service pursuant to the Cove Point FT Agreement, the Rate Schedule FTS and the general terms and conditions of its effective FERC gas tariff.

     The Panda-Brandywine Partnership and Cove Point have also entered into the Service Agreement Under Rate Schedule ITS, dated June 20, 1996, whereby Cove Point provides the Panda-Brandywine Partnership with 30,000 Dth per day of interruptible transportation service on a month-to-month basis over the same pipeline path Cove Point utilizes to provide firm transportation service to the Panda-Brandywine Partnership.

      The Panda-Brandywine Partnership purchases from WGL gas transportation, gas sales and gas balancing service pursuant to a Gas Transportation and Supply Agreement (the "WGL Agreement"). The WGL Agreement continues until October 31, 2021, and thereafter will continue year-to-year unless terminated by either party upon six months' written notice.

      WGL is obligated to provide the Panda-Brandywine Partnership with firm transportation service, up to the quantity of gas nominated for such service on a given day, from an interconnection between the facilities of Cove Point and WGL in Charles County, Maryland to the interconnection between the WGL facilities and the Panda-Brandywine Facility, provided that WGL only must use its best efforts to deliver transportation gas to the Panda-Brandywine Facility when the pressure on the Cove Point pipeline is less than 500 psig. During the months of January, February and December of any calendar year, WGL may, under certain circumstances, request that the Panda-Brandywine Partnership release to WGL for its system use a quantity of gas purchased by the Panda-Brandywine Partnership under the Brandywine Gas Agreement and transported to the WGL system.

      Additionally, WGL sells and delivers gas to the Panda-Brandywine Facility on an as-available basis from November through March and on a best efforts basis from April through October, at a price to be agreed by the parties. WGL also provides the Panda-Brandywine Partnership with both a daily and monthly balancing service with respect to gas that it transports on behalf of the Panda-Brandywine Partnership.

      WGL constructed, at its expense, the necessary pipeline and appurtenant facilities necessary to deliver gas from the Cove Point pipeline to the Panda-Brandywine Facility.

  Fuel Oil

      The Panda-Brandywine Facility was constructed with the capability to operate on No. 2 fuel oil and has the ability to change fuel sources from natural gas to fuel oil and back without interrupting the generation of electricity. The Panda-Brandywine Facility has on-site storage for approximately two million gallons of fuel oil, a supply sufficient to operate the Panda-Brandywine Facility at full load for approximately six days. In accordance with the fuel management plan for the Panda-Brandywine Facility, which the Panda-Brandywine Partnership developed with the assistance of its fuel manager (CDC) and which was approved by PEPCO, the Panda-Brandywine Partnership will endeavor to enter into fuel oil supply and transportation contracts by October 10 of each year that will have a duration through the immediately succeeding winter season (November through March). For the winter season of November 1996 through March 1997, the Panda-Brandywine Partnership has entered into three contracts relating to fuel oil supply and transportation. The Panda-Brandywine Partnership has entered into a Fuel Oil Coordinator Agreement with ERK Energy, Inc. ("ERK") pursuant to which ERK manages the purchase, storage and transportation of fuel oil on behalf of the Panda-Brandywine Partnership on a best efforts basis, and assists with spot market fuel oil purchases. The Panda-Brandywine Partnership pays a fixed monthly fee to ERK plus certain performance-incentive payments. The term of this Fuel Oil Coordinator Agreement continues until July 31, 1997 and may be extended for additional one-year periods upon mutual agreement.

      The Panda-Brandywine Partnership has entered into a Sales and Storage Agreement with Koch Refining Company, L.P. ("Koch") pursuant to which the Panda-Brandywine Partnership purchased and maintains one million gallons of No. 2 fuel oil in storage tanks located near Baltimore, Maryland. The term of this Sales and Storage Agreement commenced December 1, 1996 and terminates February 28, 1997; however, the Panda-Brandywine Partnership has until March 31, 1997 to take delivery of the stored fuel oil. The Panda-Brandywine Partnership has access to the stored fuel oil at all times. Upon request of the Panda-Brandywine Partnership, Koch will use its best efforts to replenish any fuel oil removed from the storage tank at market-based prices plus additional storage charges. If Koch is not able to purchase the requested fuel oil within a specified time period, the Panda-Brandywine Partnership may purchase such fuel oil from another supplier.

      The Panda-Brandywine Partnership has also entered into an agreement (the "Hardesty Transportation Agreement") with Hardesty & Son, Inc. ("Hardesty") pursuant to which the Panda-Brandywine Partnership has rights to firm transportation of a minimum of 20 truckloads of fuel oil per day during the months of December through February and ten truckloads of fuel oil per day during the months of March through November. Hardesty will use its best efforts to provide additional transportation upon the request of the Panda-Brandywine Partnership. If Hardesty is unable to provide such additional transportation when requested, the Panda-Brandywine Partnership may use other means of delivery. The Hardesty Transportation Agreement continues until October 1, 1997 and will automatically be renewed for successive one-year terms unless terminated by either party.

  Water

      The Panda-Brandywine Partnership has entered into a 25-year Treated Effluent Water Purchase Agreement ("Water Supply Agreement") with the County Commissioners of Charles County, Maryland to purchase up to 2.7 million gallons per day of treated effluent from a local sewage treatment plant. Treated effluent is a byproduct of the sewage treatment process and is used as the primary cooling water source for the Panda-Brandywine Facility's cooling towers. The treated effluent is transported from the sewage treatment plant to the Panda-Brandywine Facility by a buried transmission pipeline that has the capacity to supply up to 3.0 million gallons per day. The Panda-Brandywine Partnership received approval to use well water for boiler and potable water.

Other Projects under Development by Panda International

      The following are additional Projects that Panda International and its affiliates are developing. There are substantial risks associated with the development of Projects, and increased risks associated with the development of Projects outside the United States. There can be no assurance that any Project under development will reach Financial Closing, achieve Commercial Operations or satisfy the other conditions for transfer to the Project Portfolio pursuant to the Additional Projects Contract. See "Risk Factors - Project Risks" and "- Risks Relating to Future Non-U.S. Projects."

  The Panda-Luannan Project

      The Panda-Luannan Facility will be comprised of two 50 MW coal-fired electric generating units and a steam and hot water distribution system and will be located in Luannan County near Tangshan City in Tangshan Municipality, Hebei Province, PRC. Luannan County is located in northeastern Hebei Province in the area that is frequently referred to as the Beijing-Tianjin-Tangshan Triangle, an important economic and political center in the PRC.

      PEC has formed four equity joint ventures with PRC registered companies for purposes of developing, constructing and operating the Panda-Luannan Facility (collectively, the "Joint Venture Companies").

      The Panda Luannan Facility will sell power to North China Power Group Company ("NCPGC") pursuant to an Electric Energy Purchase and Sales Agreement and a General Interconnection Agreement (collectively, the "Luannan Power Purchase Agreement"), among NCPGC and two of the Joint Venture Companies. Gross generation amounts vary among three eight-hour periods per day, designated as peak hours, non-peak hours and trough hours, as determined under the Luannan Power Purchase Agreement. The Company understands that, subject to output limitations during non-peak hours and trough hours, NCPGC has agreed to purchase and take all electric energy delivered to NCPGC from the Panda-Luannan Facility, as dispatched by the grid. The Joint Venture Companies may not sell any electric energy directly to third parties without the consent of NCPGC. Steam generated by the Panda-Luannan Facility will be sold to industrial purchasers, and possibly to governmental purchasers, located in Luannan County under various heat and supply agreements.

      Panda International, through two of the Joint Venture Companies, has selected Harbin Power Engineering Company Limited as the engineering, procurement and construction contractor ("Harbin"). Harbin has extensive engineering, procurement and construction experience in the power industry in the PRC. A bank guaranty is expected to be provided by The Export-Import Bank of China in respect of Harbin's obligations under the construction contract in a maximum amount of 35% of the construction contract price. The two Joint Venture Companies also will reserve as retainage 10% of the payments for construction costs, as made, and a guaranty of all of Harbin's liabilities and obligations under the construction contract will be provided by Harbin's parent company, Harbin Power Equipment Group Company.

      Two of the Joint Venture Companies and NCPGC entered into a transmission line construction agreement on February 10, 1996 for the construction of transmission lines and associated facilities to connect the Panda-Luannan Facility to the grid. These two Joint Venture Companies subsequently transferred their interests in the transmission line construction agreement to another Joint Venture Company. NCPGC will own the transmission lines and perform all operation, maintenance and repair of the transmission lines during the term of the Luannan Power Purchase Agreement. The Joint Venture Company which was transferred the interest in the transmission line construction agreement will make funds available through a financial intermediary to cover the cost of constructing the transmission lines and associated facilities.

      The Panda-Luannan Facility's largest coal supplier will be the Kailuan Coal Mining Administration ("Kailuan"), a central government coal mining bureau. Kailuan has committed by contract to supply 300,000 metric tons of coal per year to the Panda-Luannan Facility for ten years. Additional coal supplies totaling 310,000 metric tons per year are available under contracts with five other coal mines. All coal will be delivered to the Panda-Luannan Facility by truck. The commitments under these six coal supply agreements are equivalent to 150% of the Panda-Luannan Facility's projected annual requirements, but the Joint Venture Companies are not required to purchase that entire amount. A contract for the provision of operation and maintenance services has been signed with Duke/Fluor Daniel International Services, Inc.

      The formation of a Sino-foreign equity joint venture, including both the joint venture contract and the articles of association, requires the approval of the Ministry of Foreign Trade and Economic Cooperation (MOFTEC) or, if the amount of the total investment in the joint venture falls below the applicable approval threshold, the applicable provincial or, in some cases, local commission of foreign trade and economic cooperation (COFTEC). All businesses in China require business licenses issued by the local branch of the State Administration of Industry and Commerce (SAIC). The Panda-Luannan Facility also requires certain other approvals with respect to such items as grid interconnection, legal and financial structure, transmission systems, land use, zoning, pricing, international exchange, water usage, environmental protection, ash transportation and ash disposal. These various approvals have been obtained.

  The Panda of Nepal Project

      Panda International has formed a joint venture with a major hydroelectric engineering company and a local Nepalese party to build a 36 MW hydroelectric facility on the upper Bhote Koshi River in Nepal. Approval of the joint venture was received from the Government of Nepal in June 1996. A power purchase agreement with the Nepal Electricity Authority ("NEA") and a project agreement with the Government of Nepal obligating the Government of Nepal to guarantee NEA's payment obligations and provide certain other support and incentives were signed in July 1996. A fixed price turnkey engineering, procurement and construction contract for the project was signed with China Gezhouba Construction in October 1996. Panda International has received commitment letters from two multilateral agencies to provide debt financing for this Project, subject to their satisfaction with due diligence reviews and other matters.

  The Panda-Lapanga Project

      In August 1994, Panda International acquired from another independent power developer a 90% interest in a Project company that had entered into a power purchase agreement with the Orissa State Electricity Board for a proposed 500 MW coal-fired power project to be located in the State of Orissa, India. Certain of the central governmental approvals for the Project have been obtained. Although Panda International believes its power purchase agreement is valid and enforceable, the State of Orissa has given a notice of cancellation of such agreement to Panda International, as well as to several other third parties with respect to their respective power purchase agreements. Panda
International has objected to such notice. Development efforts have been delayed pending resolution of this dispute.

  The Panda-Kathleen Project

     The Panda-Kathleen Facility is planned to be a combined-cycle, natural gas-fired, intermediate-load, cogeneration facility to be located on a 7.5-acre site owned by the Panda-Kathleen Partnership in an industrial park near Lakeland, Florida. The Panda-Kathleen Partnership entered into a power purchase agreement with Florida Power Corporation ("Florida Power") in 1991.

     The Panda-Kathleen Partnership and Florida Power are engaged in litigation before various state and federal forums in Florida over the interpretation of the Panda-Kathleen power purchase agreement. See "Legal Proceedings - Florida Power Proceedings." The outcome of this litigation may determine whether construction of the Panda-Kathleen Facility is initiated and completed. The entities which are partners of the Panda-Kathleen Partnership will be required to be transferred to a PIC U.S. Entity and become part of the Project Portfolio if, and within 180 days after, the Panda-Kathleen Facility reaches the earlier of Financial Closing or Commercial Operations.


                               LEGAL PROCEEDINGS

      The Company, the Issuer and certain of their affiliates are claimants or defendants in various legal proceedings which have arisen in the ordinary course of business. The Company believes such claims and legal actions, individually or in the aggregate, will not have a material adverse effect on the business or financial condition, results of operations or cash flows of the Company.

NNW, Inc. Proceeding

      On July 12, 1996, PEC filed an action against NNW captioned Panda Energy Corporation v. NNW, Inc. f/k/a Nova Northwest Inc. (No. 96-07151-C), in the District Court of Dallas County, Texas (68th Judicial District). PEC's petition seeks a declaratory judgment that the NNW Cash Flow Participation remains at 0.433% after the restructuring of the Panda-Rosemary Partnership interest pursuant to the terms of the Credit Agreement. See "Description of the Projects
- The Panda-Rosemary Facility - Cash Flow Participation." Pursuant to the Credit Agreement, NNW received a cash flow participation interest in distributions from the Panda-Rosemary Partnership in the amount of 4.33% of PEC's own participation interest. At the time the Credit Agreement was entered into, the aggregate equity interest in the Panda-Rosemary Partnership held by PEC was 10%, making the NNW Cash Flow Participation equal to 0.433%. As a result of the redemption of Ford Credit's 90% limited partner interest in the Panda-Rosemary Partnership in July 1996. PEC (through the Company) owns an indirect 100% interest in the Panda-Rosemary Partnership.

      Pursuant to the Credit Agreement, the NNW Cash Flow Participation is not to be affected either positively or negatively by "any financial restructuring." It is the opinion of Panda International and the Company that the redemption of Ford Credit's limited partner interest constituted a "financial restructuring" within the meaning of that term in the Credit Agreement and that, as a result, the NNW Cash Flow Participation remains equal to 0.433% of total cash flow distributions by the Panda-Rosemary Partnership (based on the prior debt structure). NNW is disputing this position and asserts that upon the redemption, it became entitled to 4.33% of PEC's distributions from the Panda-Rosemary Partnership. The declaratory judgment petition seeks a determination that the NNW Cash Flow Participation is equal to 0.433%. Management believes that a resolution of this dispute and the declaratory judgment proceeding adverse to PEC and the Company would not have a material adverse effect on the Company. See "'Description of the Projects - The Panda-Rosemary Facility - Cash Flow Participation."

Heard Proceedings

      PEC is a party to a lawsuit captioned Panda Energy Corporation, Plaintiff
v. Heard Energy Corporation, CLF Energia Y Electricidad, S.A., Robert A. Wolf, Armin Alexander Budzinsky, Edward R. Gwynn, Donald L. Kinney, Morgan Stanley & Co., Inc., Allstate Insurance Company, Allstate Life Insurance Company, Entergy Corporation, Entergy Enterprises, Inc., Entergy Power, Inc., Entergy Power
Development Corporation, Anil Desai, Drs. IR. Poerwanto P., and PT Panca Serodja Pradhana, Defendants, (No. 94-0672-J), District Court of Dallas County, Texas (191st Judicial District). PEC initiated this litigation in April 1994 and alleges that defendants Wolf, Gwynn and Kinney, former PEC employees, formed a competing company (Heard Energy Corporation) and misappropriated certain of PEC's international power project opportunities. PEC alleges that the other defendants knowingly participated, collaborated and/or conspired in the misappropriation. PEC alleges causes of action for misappropriation, conspiracy, fraud, breach of contract, breach of fiduciary duty and legal malpractice against one or more of the defendants and alleges damages in an unspecified amount.

      Defendant Morgan Stanley filed a counterclaim on September 14, 1995 against PEC, alleging that it had performed services for PEC pursuant to an engagement agreement relating to the Panda-Brandywine Project. PEC terminated the engagement agreement on May 4, 1993. Morgan Stanley alleges that the services it performed prior to such termination included assisting PEC in obtaining certain regulatory approvals, preparing a draft solicitation booklet and identifying potential project financing sources, including GE Capital. Morgan Stanley further alleges that PEC obtained financing from GE Capital after Morgan Stanley was terminated, and that Morgan Stanley is entitled to a "transaction fee," either pursuant to the engagement agreement or based on the value of the services it allegedly performed, in an amount of not less than $4.3 million, plus attorneys' fees and interest.

      Defendants Heard Energy Corporation, Wolf, Gwynn, Kinney and Budzinsky (the "Heard Defendants") also filed a counterclaim during November 1994 against PEC and a third-party claim against Robert Carter and Janice Carter, alleging that PEC, Robert Carter and Janice Carter negligently made misrepresentations of PEC's lack of a continued interest in developing international power projects. The Heard Defendants allege that they would not have engaged in allegedly competing international power project transactions but for these misrepresentations and that they incurred damages in the amount of approximately $5.0 million as a result of these misrepresentations, such damages allegedly consisting of expenses incurred by Heard Energy Corporation, certain portions of which allegedly are guaranteed by the individual Heard
Defendants. In both the counterclaim and the third-party claim, the Heard Defendants further allege that PEC, Robert Carter and Janice Carter violated a confidentiality order relating to certain documents produced by the Heard Defendants during the discovery phase of this action by misappropriating confidential information in these documents for the purpose of gaining a competitive advantage over Heard Energy Corporation. The Heard Defendants seek $5.0 million in damages as well as unspecified "exemplary" damages based on this alleged violation. PEC believes that the Heard Defendants' discovery order claim is not actionable as a claim for damages.

      On March 15, 1996, all of the defendants filed motions for summary judgment, and PEC filed motions for summary judgment with respect to Morgan Stanley's counterclaim and the Heard Defendants' counterclaim and third-party claim. By letter dated April 30, 1996, the court advised all counsel that it intended to grant the defendants' motions for summary judgment, indicating that PEC could not show legally sufficient evidence of damages to sustain its claims. This order was entered on June 20, 1996.

      PEC has appealed the court's ruling. In light of the court's ruling and pending the appeal, Morgan Stanley and the Heard Defendants have dismissed without prejudice their counterclaims and third-party claims, and PEC has agreed that any applicable statutes of limitations or other time-based defenses will be tolled during the pendency of the appeal.

     The Company has been informed by PEC that PEC does not believe that either the Morgan Stanley counterclaim or the Heard Defendants' counterclaims and third-party claims will be refiled unless and until the judgment dismissing PEC's claims against those parties is reversed and remanded to the trial court by the appellate court. In any event, PEC does not believe that these counterclaims or third-party claims, if reasserted, have any merit, nor does PEC believe that these claims, if eventually decided adversely to PEC, would have a material effect on the business of PEC.

Brandywine Proceedings

      On June 26, 1996, certain plaintiffs commenced a proceeding against the Panda-Brandywine Partnership and one of its contractors captioned Jeannine McConnell, McConnell Pool Service, Inc. and McConnell Fuel Oil, Inc. v. Panda-Brandywine, L.P. and Flippo Construction (Case No. CV 96-1344) in the Circuit Court for Charles County, Maryland. In this proceeding, plaintiffs allege that in connection with the construction of an effluent water pipeline, a contractor for the Panda-Brandywine Partnership, Flippo Construction ("Flippo") and the Panda-Brandywine Partnership left their easement and inadvertently trespassed on to plaintiffs' property. While on plaintiffs' property, Flippo and the Panda-Brandywine Partnership allegedly dug a deep and wide hole and laid pipe in it. Plaintiffs allege that this trespass damaged the property, decreased its fair market value and resulted in loss of use thereof. Plaintiffs' claim damages in numerous counts that aggregate to $3,250,000 in actual damages against each defendant plus punitive damages aggregating $3,000,000 against each defendant.

      The Panda-Brandywine Partnership intends to vigorously contest this proceeding. Panda International and the Company do not believe that the outcome of this proceeding will have any material adverse effect on the financial condition, results of operations or cash flows of the Company or the Panda-Brandywine Partnership. Immediately following the inadvertent digging of the hole on plaintiffs' property, Flippo went onto such property, filled in and compacted the hole and moved the pipeline route off of plaintiffs' property. Panda International and the Company believe that this action should be sufficient to eliminate any substantial damage to this property. Flippo has offered to go on to plaintiffs' property and fix any remaining damage (if any) to plaintiffs' property but plaintiffs have refused this offer.

      In the opinion of Panda International and the Company, the contract between the Panda-Brandywine Partnership and Flippo requires Flippo to hold the Panda-Brandywine Partnership harmless for any activities relating to the plaintiffs' property.

Florida Power Proceedings

      In January 1995, Florida Power commenced a proceeding before the Florida PSC against the Panda-Kathleen Partnership captioned In re: Petition for
Declaratory Statement Regarding Eligibility for Standard Offer Contract and Payment Thereunder by Florida Power Corporation, Case No. 950110-EI. Florida Power's petition seeks a declaratory statement that the Kathleen Power Purchase Agreement is not "available" to the Panda-Kathleen Partnership because the Panda-Kathleen Partnership's proposed cogeneration facility allegedly is not in compliance with the Florida PSC's rules (because it may be capable of exceeding 75 MW in electric generating capacity). Additionally, if the contract is "available" to the Panda-Kathleen Partnership, Florida Power seeks a declaratory statement that it is only obligated to pay capacity payments under the Kathleen Power Purchase Agreement for a term of 20 years rather than for the entire 30-year term of the Kathleen Power Purchase Agreement. The Panda-Kathleen Partnership filed a cross-petition seeking a declaratory statement that the milestone dates in the Kathleen Power Purchase Agreement must be extended due to Florida Power's improper actions and as a result of the delays in developing the Panda-Kathleen Facility caused by Florida Power's petition and the ensuing proceeding before the Florida PSC. The Panda-Kathleen
Partnership filed a motion to dismiss the proceeding based on lack of jurisdiction, but that motion was denied by the Florida PSC. In February of 1996, the Florida PSC held a one-day hearing.

      On May 20, 1996, the Florida PSC issued a decision granting Florida Power's petition, and holding that the Kathleen Power Purchase Agreement is not available to the Panda-Kathleen Facility as proposed because it has an electric generating capacity in excess of 75 MW and that Florida Power is only obligated to make capacity payments under the Panda-Kathleen Power Purchase Agreement for 20 years. The Florida PSC's decision also grants the Panda-Kathleen Partnership's cross-petition insofar as it grants the Panda-Kathleen Partnership a 18-month extension to meet the construction commencement milestone date and an 18-month extension to meet the commercial operation milestone date. The Panda-Kathleen Partnership has appealed the Florida PSC's order to the Florida Supreme Court.

      There is one action related to this matter pending before the United States District Court for the Middle District of Florida pertaining to jurisdictional issues.

                           UNITED STATES REGULATION

      Project subsidiaries of the Company located in the United States are subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its electricity generation facilities. Federal laws and regulations govern transactions by electric and gas utility companies, the types of fuel that may be utilized by an electric generating facility, the type of energy that may be produced by such a facility and the ownership of the facility. State utility regulatory commissions must approve the rates and terms and conditions under which public utilities sell electric power at retail and, under certain circumstances, purchase electric power from independent producers. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power generation facilities. Energy producing projects located in the United States also are subject to federal, state and local laws and administrative regulations governing the emissions and other substances produced, discharged or disposed of by a facility and the geographical location, zoning, land use and operation of a facility. Applicable federal environmental laws typically have state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with those permits and approvals.

Federal Energy Regulation

  PURPA

      The Public Utility Regulatory Policies Act of 1978 ("PURPA") and the regulations promulgated thereunder provide certain rate and regulatory incentives to an electric generating facility that is a qualifying cogeneration or small power production facility ("QF"). The Panda-Rosemary Facility and the Panda-Brandywine Facility are QFs. If built, the Panda-Kathleen Facility also would be a QF. A cogeneration facility is a QF if it (i) sequentially produces both electricity and useful thermal energy that is used for industrial, commercial, heating or cooling purposes, (ii) meets certain energy efficiency and operating standards when oil or natural gas is used as a fuel source and
(iii) is not more than 50%-owned by an electric utility, electric utility holding company or an entity or person owned by either or any combination thereof.

      Under PURPA and the regulations promulgated thereunder, QFs receive two primary benefits. First, a QF is exempt from most provisions of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), from most provisions of the Federal Power Act, as amended (the "FPA"), and from certain state laws relating to organizational, rate and financial regulation. Second, regulations promulgated by the Federal Energy Regulatory Commission (the "FERC") under PURPA require that (i) electric utilities purchase electricity generated by QFs, construction of which commenced on or after November 9, 1978, at a price based on the purchasing utility's full "avoided costs" and (ii) the utilities sell supplementary, back-up, maintenance and interruptible power to the QFs on a just and reasonable and non-discriminatory basis. See "PUHCA" and "FPA" below. PURPA and the regulations promulgated thereunder define "avoided costs" as the "incremental costs to an electric utility of electric energy or capacity or both which, but for the purchase from the qualifying facility or qualifying facilities, such utility would generate itself or purchase from another source." Utilities may also purchase power from QFs at prices other than "avoided costs" pursuant to negotiations as provided by FERC regulations.

     The FERC's regulations also provide that if energy or capacity is provided pursuant to a legally enforceable obligation over a specified term, avoided costs may be determined, at the option of the QF, either at the time the energy or capacity is delivered or as calculated at the time the obligation is incurred. The FERC's regulations further provide that, in the case of rates based on estimates of avoided costs over the term of a contract, the rates do not violate the FERC's rules if the rules for such purchases differ from avoided costs at the time of delivery.

      In certain instances, payments based upon avoided costs estimated at the time a contract is entered into have proven to be greater than a utility's avoided costs at the time of delivery. Many utilities have attempted to minimize the disparity by implementing strategies designed to reduce avoided cost payments under such contracts to levels that the utilities believe will be more competitive in a short-term marginal cost electric energy market. See "Industry Restructuring Proposals" below. Such strategies include attempts to renegotiate or buy out power purchase contracts with QFs. Some utilities have sought rigorously to enforce the terms of such contracts and to exercise their contractual termination rights if the contracts are not strictly observed. In addition, some utilities have engaged in litigation and regulatory action against QFs to achieve these ends.

      The FERC has refused to disturb QF contract rates on two operating projects where estimates of a utility's avoided costs, calculated at the time the contracts were signed, were higher than the actual avoided costs at the time of delivery and the contract rates were not challenged at the time the contracts were signed and were not the subject of an ongoing challenge to the state's avoided cost determination. New York State Electric & Gas Corporation, 71 FERC 61,027, reconsideration denied, 72 FERC 61,067 (1995). This decision is currently the subject of a petition for review in the United States Court of Appeals for the D.C. Circuit.

      Relying in part on the FERC's regulations, a federal court of appeals has held that once a state commission has approved (by final and nonappealable order) a QF contract rate as being consistent with avoided costs, just, reasonable and prudently incurred, any action or order by the state commission to reconsider its approval or deny the pass-through of the QF's charges to the utility's retail customers under purported state authority is preempted by PURPA. Freehold Cogeneration Associates, L.P. v. Board of Regulatory Comm'rs of New Jersey, 44 F.3d 1178 (3rd Cir.), cert. denied sub nom., Jersey Central Power & Light Co. v. Freehold Cogeneration Associates, L.P., 116 S. Ct. 68
(1995).

      In Independent Energy Producers Assoc. v. California Public Utilities Comm'n, 36 F.3d 848 (9th Cir. 1994), the U.S. Court of Appeals for the Ninth Circuit held that states are not preempted by PURPA from instituting a program that requires QFs to submit operating data, to purchasing utilities for monitoring compliance with QF status requirements, as long as the monitoring requirements do not impose an undue burden on the QFs. However, the same court determined that states and utilities are preempted by federal law from taking action on their determination that a QF is no longer in compliance with QF status requirements, other than requesting that the FERC revoke the facility's QF status, either by filing a request for revocation or by filing a petition for a declaratory order that the facility is no longer a QF.

      On May 29, 1996, VEPCO filed with the State Corporation Commission of the Commonwealth of Virginia ("SCC") a request for authorization to institute a formal QF status monitoring program. The request states that the proposed monitoring program would apply to all QFs that have entered into power purchase agreements with VEPCO. Under the proposed program, QFs would submit to VEPCO by March 1 of each year certain operational data from the previous year. If VEPCO believes, on the basis of such data, that a QF does not comply with QF requirements, the request indicates that VEPCO would first inform the QF and, if the QF agreed with or failed to respond to VEPCO's findings, VEPCO would file a petition seeking a declaration from the FERC that such a facility is not a QF.

      The North Carolina Utilities Commission ("NCUC") has disallowed the pass-through to VEPCO's North Carolina retail rates of a portion of capacity payments VEPCO had been making to several non-utility generation plants. The capacity payment rates for the plants had been determined by an arbitrator and approved by the SCC. The NCUC found that bids from a 1988 solicitation (the "1988 VEPCO Solicitation") were available at the time the contract was approved and should have been used, instead of arbitration, to determine VEPCO's avoided costs. The NCUC ruled that rates in excess of the rates derived from bids received in the 1988 VEPCO Solicitation were therefore disallowed in VEPCO's North Carolina retail rates. The North Carolina Supreme Court upheld the NCUC's decision, saying that the NCUC had simply disallowed rates above avoided costs. North Carolina Utilities Comm'n v. North Carolina Power, 338 N.C 412, 450 S.E.2d 896 (1994). The United States Supreme Court declined to review that decision.

       While  the  Rosemary  Power  Purchase  Agreement  with  VEPCO  was   not
specifically approved by the SCC, the SCC did approve the 1988 VEPCO Solicitation that resulted in the Rosemary Power Purchase Agreement. Although the NCUC used the 1988 VEPCO Solicitation to determine the avoided costs in the North Carolina decision discussed above, there can be no assurance that it would not disallow the pass-through of the Rosemary Power Purchase Agreement rates, which arose from the 1988 VEPCO Solicitation. If the NCUC were to disallow such pass-through, and if the courts were to allow the decision to stand, the Company believes that any such disallowance would affect only that portion of VEPCO's rates allocated to its North Carolina retail customers. The Brandywine Power Purchase Agreement has been approved by both the Maryland and District of Columbia Public Service Commissions.

      The Company endeavors to develop its U.S. Projects, monitor compliance by the U.S. Projects with applicable regulations and choose its customers in a manner which minimizes the risks of losing their QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail to satisfy the criteria required for QF status regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy that meets PURPA's requirements, but no assurance can be given that this would be possible.

      If one of the U.S. Projects in which the Company has an interest should lose its status as a QF, the Project would no longer be entitled to the exemptions from PUHCA and the FPA. This could subject the U.S. Project to rate regulation as a public utility under the FPA and state law and could result in the Company inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. This could cause all of the Company's remaining U.S. Projects to lose their QF status, because QFs may not be controlled, or more than 50% owned, by public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the Projects' power purchase agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements. A facility may lose its QF status on a retroactive or a prospective basis.

      If a U.S. Project were to lose its QF status (because, for example, it lost its steam customer), the Company could attempt to avoid holding company status (and thereby protect the QF status of its other Projects) on a prospective basis by restructuring its interests in the U.S. Project. For instance, the Company could change its voting interest in the entity owning the nonqualifying Project to nonvoting or limited partnership interests and sell the voting interest to an individual or company which could tolerate the lack of exemption from PUHCA, or by otherwise restructuring ownership of the Project so as not to become a holding company. These actions, however, would require approval of the Commission or a no-action letter from the Commission, and would result in a loss of control over the nonqualifying Project, could result in a reduced financial interest therein and might result in a modification of the Company's operation and maintenance agreement relating to such Project. A reduced financial interest could result in a gain or loss on the sale of the interest in such Project, the removal of the affiliate through which the ownership interest is held from the consolidated income tax group or the consolidated financial statements of the Company, or a change in the results of operations of the Company. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company and its subsidiaries and claims by utilities for refund of payments previously made.

      Under the Energy Policy Act of 1992 ("Energy Policy Act"), a company engaged exclusively in the business of owning and/or operating a facility used for the generation of electric energy exclusively for sale at wholesale may be exempted from PUHCA as an "exempt wholesale generator." An exempt wholesale generator may not make retail sales of electricity. If a Project can be qualified as an exempt wholesale generator ("EWG") under Section 32 of PUHCA it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, if a QF in the Company's Project Portfolio were to lose its QF status, the Company could apply to have the Project qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power purchase agreement, rate approval from FERC would be required. See "FPA" below. In addition, the Project would be required to cease selling electricity to any retail customers (such as the thermal energy customer) and could become subject to state regulation of sales of thermal energy. See "PUHCA" below.

  PUHCA

      PUHCA provides that any corporation, partnership or other entity or organized group that owns, controls or holds power to vote 10% or more of the outstanding voting securities of a "public utility company" or a company that is a "holding company" of a public utility company is subject to regulation under PUHCA, unless an exemption is established or a FERC order declaring it not to be a holding company is granted. Registered holding companies under PUHCA are required to limit their utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of the utility system. In addition, a public utility company that is a subsidiary of a registered holding company under PUHCA is subject to financial and organizational regulation, including approval by the Commission of certain of its financing transactions.

     As discussed above, a QF is exempt from most of the provisions of PUHCA. A foreign utility company is also exempt from most of the provisions of PUHCA if certain notice and other requirements are satisfied.

  FPA

      Under the FPA, the FERC has exclusive rate-making jurisdiction over wholesale sales of electricity and transmission in interstate commerce. These rates may be determined on either a cost-of-service basis or a market-based approach. If a QF in the Company's Project Portfolio were to lose its Qualifying Facility status, the rates set forth in the applicable power purchase agreement would have to be filed with the FERC and would be subject to initial and potentially subsequent reviews by the FERC under the FPA, which could result in reductions to the rates.

  Industry Restructuring Proposals

      The United States Congress is currently considering legislation to repeal PURPA entirely, or at least to repeal the obligation of utilities to purchase from Qualifying Facilities. There is strong Congressional support for grandfathering existing Qualifying Facilities contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated.

      The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States to permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC has recently issued a final rule requiring utilities to offer wholesale customers and suppliers open access on their transmission lines, on a basis comparable to the utilities' own use of the lines. Although the rule (Order No. 888) may be appealed, many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" if their wholesale customers choose new electric power suppliers. These stranded costs include the capacity costs utilities are required to pay under many QF contracts, which the utilities view as excessive when compared with current market prices for capacity. Many utilities are therefore seeking ways to lower these contract prices or terminate the contracts altogether, out of fear that their shareholders will have to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends. See "PURPA" above. The FERC's rule allows full recovery of "legitimate and verifiable" prudently incurred stranded costs at the wholesale level. However, the FERC has jurisdiction over only a small percentage of electric rates, and there is likely to be litigation over whether wholesale stranded costs are "legitimate and verifiable."

      In addition to restructuring proposals being considered by regulatory agencies, a number of bills have been introduced in the U.S. Congress to promote electric utility restructuring and deregulation of electric rates. These bills differ as to how and to what extent a utility's "stranded" or "transition" costs would be recoverable if current captive customers left the utility's system. The existence of this legislation may increase the desire of utilities to renegotiate, buy out or attempt to terminate existing power purchase agreements containing prices that the utilities believe will not be competitive in a short-term marginal cost electric energy market. In addition, if electric energy prices are deregulated, electric energy producers will have to sell electric energy at competitive market prices.

State Regulations

     State public utility commissions ("PUCs") have broad authority to regulate both the rates charged by and financial activities of electric utilities, and to promulgate regulations implementing PURPA. Since a power purchase agreement will become a part of a utility's cost structure (and therefore generally is reflected in its retail rates), power purchase agreements from independent power producers are potentially subject to the regulatory purview of PUCs, particularly the process by which the utility has entered into the power purchase agreements. If a PUC has approved the process by which a utility secures its power supply, a PUC generally will be inclined to allow a utility to "pass through" the expenses associated with an independent power contract to the utility's retail customers. Moreover, a PUC may not disallow the full reimbursement to a utility for the purchase of electricity from a QF once the PUC has approved the rates as consistent with the requirements of PURPA. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation, depending on state law.

     Independent power producers that are not QFs under PURPA are considered to be public utilities in many states and are subject to broad regulation by PUCs ranging from the requirement that certificates of public convenience and necessity be obtained to regulation of organizational, accounting, financial and other corporate matters. However, sales of electricity at wholesale are subject to the exclusive regulatory jurisdiction of the FERC. In addition, states may assert jurisdiction over the siting and construction of facilities, and over the issuance of securities and the sale or other transfer of assets by these facilities that are not QFs.

      State PUCs also have jurisdiction over the transportation and retail sale of natural gas by local distribution companies. Each state's regulatory laws are somewhat different; however, all generally require a local distribution company to obtain approval from the PUC to provide services and construct facilities. The rates of local distribution companies are usually subject to continuing oversight by the PUC.

     In the case of the Panda-Rosemary Facility, the Panda-Rosemary Partnership is subject to a number of conditions imposed by the NCUC pursuant to a Certificate of Public Convenience and Necessity ("CPCN"), including that the Panda-Rosemary Facility and the Panda-Rosemary Pipeline both be owned by the Panda-Rosemary Partnership, that the Panda-Rosemary Partnership not transport gas for or sell or deliver gas to any other entity, that all electricity generated at the Panda-Rosemary Facility be sold to an electric utility and that all thermal energy produced at the Panda-Rosemary Facility be sold only to Bibb. If Bibb were no longer the steam purchaser, the Panda-Rosemary Partnership would be obligated to notify the NCUC and VEPCO and the NCUC could order such further proceedings as it deemed appropriate, which proceedings could result in revocation of the CPCN or the imposition of other conditions. See "Risk Factors - Maintaining Qualifying Facility Status."

Natural Gas Regulation

      The Company has an ownership interest in and operates two natural gas-fired cogeneration projects in the United States. The cost of natural gas (other than debt costs) is ordinarily the largest expense of a gas-fired power project and is critical to the project's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas across great distances, including obtaining removal, export and import authority if the gas is transported from Canada, the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the Project, the financial and operating strength of the gas supplier and whether firm or non-firm transportation is purchased), and obligations to take a minimum quantity of gas or pay for it (take-or-pay obligations).

      Pursuant to the Natural Gas Act, the FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight. Order No. 636, issued by the FERC in April 1992, mandated the restructuring of interstate natural gas pipeline sales and transportation services. The restructuring required by the rule includes (i) the separation ("unbundling") of a pipeline's sales and transportation services, (ii) the implementation of a straight fixed-variable rate design methodology under which all of a pipeline's fixed costs are recovered through its reservation charge,
(iii) the implementation of a capacity release mechanism under which holders of firm transportation capacity on pipelines can release that capacity for resale by the pipeline, and (iv) the opportunity for pipelines to recover 100% of their prudently incurred costs ("transition costs") associated with implementing the restructuring mandated by the rule. On July 16, 1996, the United States Court of Appeals for the District of Columbia Circuit issued an order following appeals of Order No. 636 by various interested parties (United Distribution Companies v. FERC, No. 92-1485). The court approved most of Order No. 636. However, the court remanded some issues to the FERC for further consideration. The remanded issues include: (i) the FERC's requirement that an existing firm transportation customer bid up to a 20-year term to retain its rights to firm transportation capacity at the end of its contract term; (ii) certain aspects of the FERC's efforts to mitigate the economic effect of Straight Fixed-Variable ("SFV") transportation rates on certain transportation customers; (iii) the FERC's limitation on the obligation of the pipelines to provide "no-notice" transportation service; and (iv) the FERC's determination that pipelines can recover 100% of their prudently-incurred Gas Supply Realignment ("GSR") costs from their transportation customers and can recover 10% of these costs from their interruptible transportation customers. The FERC's order on remand of these issues should not have an adverse effect on the Partnership's gas transportation arrangements.

Environmental Regulations

      The development, construction and operation of power projects in the United States is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to the Company and its domestic subsidiaries primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

      Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The following federal laws are among the more significant environmental laws that may apply to the Company and its domestic subsidiaries. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on the Company and its domestic subsidiaries.

  Clean Air Act

      The Federal Clean Air Act, as amended (the "Clean Air Act"), provides for the regulation, largely through state implementation of federal requirements, of ambient air quality and emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act set guidelines for emissions standards for major pollutants (e.g., sulfur dioxide and nitrogen oxide) from new sources. The 1990 Clean Air Act Amendments tightened regulations on emissions from existing sources, particularly previously exempted  older  power  plants. The Company believes  that  the  Panda-Rosemary
Facility and the Panda-Brandywine Facility are in compliance with federal performance standards mandated for such plants under the Clean Air Act.

  Clean Water Act

      The Federal Clean Water Act, as amended (the "Clean Water Act"), also provides for the regulation, largely through state implementation of federal requirements, of the quality of surface waters and imposes limitations on discharges to those waters from point sources, including certain facilities and operations. The water quality standards established under the Clean Water Act are used as the basis for developing specific pollutant discharge limitations from point sources. The discharge limitations are incorporated into permits called National Pollutant Discharge Elimination System ("NPDES") permits. The Company believes that the Panda-Rosemary Facility is in compliance with the federal and state requirements applicable through its NPDES wastewater discharge permit under the Clean Water Act. The Company believes that the Panda-Brandywine Facility does not make any discharges of wastewater for which the Panda-Brandywine Facility is required to have an NPDES permit. The Clean Water Act also imposes requirements with respect to the discharge of stormwater runoff from industrial sites. Those requirements are implemented through state stormwater discharge permits, which have been obtained for the Panda-Rosemary Facility and the Panda-Brandywine Facility. The Company believes that the operation of the Panda-Rosemary Facility and the Panda-Brandywine Facility complies with the requirements of their respective stormwater discharge permit. The Clean Water Act also restricts discharges of fill materials to wetlands. The Panda-Rosemary Facility obtained approval for discharges in connection with its construction.

  Resource Conservation and Recovery Act

      The Resource Conservation and Recovery Act of 1976 ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. The Company believes that it and its subsidiaries are in material compliance with solid and hazardous waste requirements under RCRA.

  Comprehensive Environmental Response, Compensation, and Liability Act

      The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires the remediation of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency to take any necessary response action at Superfund sites, including ordering potentially responsible parties liable for the release to take or pay for such actions. Potentially Responsible Parties are broadly defined under CERCLA to include past and present owners and operators of such sites, as well as generators, arrangers and transporters of wastes sent to a site.


                                  MANAGEMENT

Director, Independent Director and Officers of the Issuer, the Company and Panda Interholding

     The number of members of the Board of Directors of each of the Issuer, the Company and Panda Interholding has been set at one, but the number may be increased or decreased by the Board of Directors or the stockholders. Directors of each of the Issuer, the Company and Panda Interholding are elected annually and each elected director holds office until a successor is elected. Robert W. Carter is the current director of each of the Issuer, the Company and Panda Interholding and has served in such capacity since July 1996.

      The Certificate of Incorporation of each of the Issuer, the Company and Panda Interholding provides that the corporation shall always have an individual  serving as an "Independent Director" who shall have  the  right  to vote  or  consent  only  on, and whose affirmative vote  or  consent  shall  be required with respect to, any decision by the corporation or the Board of Directors to (i) file a bankruptcy petition, make an assignment for the benefit of creditors, apply for the appointment of a custodian, receiver or trustee for the corporation or its property, consent to the filing of such proceeding or admit in writing to the corporation's inability to pay its debts generally as they become due; (ii) commence the dissolution, liquidation, consolidation, merger or sale of all or substantially all of the assets of the corporation;
(iii) amend the Certificate of Incorporation to broaden the purposes of the corporation and in other respects; or (iv) authorize the corporation to engage in any activity other than those set forth in the Certificate of Incorporation. The Certificate of Incorporation of each of the Issuer, the Company and Panda Interholding provides that the Independent Director shall be a person who is not and has not been, for the five years preceding his election, (i) a direct or indirect legal or beneficial owner of the corporation or its affiliates (or a member of the immediate family of such owner), (ii) a creditor, supplier, officer, director, promoter, underwriter, manager or contractor of the corporation or any of its affiliates (or a member of the immediate family of any such officer or director) or (iii) a person (or a member of the immediate family of a person) employed by the corporation or any of its affiliates or by any creditor, supplier, employee, stockholder, officer, director, promoter, underwriter, manager or contractor thereof. The Independent Director may, however, serve in such capacity for other special purpose subsidiaries of Panda International. In July 1996, Brian G. Trueblood was elected as the Independent Director of each of the Issuer, the Company and Panda Interholding. Mr. Trueblood also serves as the Independent Director for PRC II, PR Corp. and Panda-Rosemary Funding Corporation.

     The following table sets forth the names and ages of the directors and the executive officers of each of the Issuer, the Company and Panda Interholding and their positions with the Issuer, the Company and Panda Interholding. Since the formation of the Issuer, the Company and Panda Interholding, each executive officer of the Issuer, the Company and Panda Interholding has held the same office(s) with the Issuer, the Company and Panda Interholding that he or she has held with Panda International, PEC and each other corporation that is currently a direct or indirect subsidiary of the Company.

   Name           Age         Position with the Issuer and the Company

Robert W. Carter       58  Director, Chairman of the Board, President and Chief
                           Executive Officer
Janice Carter          55  Executive Vice President, Secretary and Treasurer
William C. Nordlund    42  Senior Vice President and General Counsel
Marjean Henderson      46  Senior Vice President and Chief Financial Officer
James D. (Pete) Wright 43  Senior Vice President, Project Finance and
                           Acquisitions
Brian G. Trueblood     35  Independent Director


      Robert W. Carter has been the Chairman of the Board and Chief Executive Officer of Panda International since January 1995. Mr. Carter has held similar chief executive positions with PEC and its subsidiaries since he founded PEC in 1982. Mr. Carter also is President of Robert Carter Oil & Gas, Inc. (an oil and gas exploration company), which he founded in 1980. From 1978 to 1980, Mr. Carter was Vice President of oil and gas lease sales for Reserve Energy Corporation (an oil and gas exploration company). From 1974 to 1978, he served as a marketing consultant to Forward Products, Inc. (a petrochemical company). Mr. Carter was Executive Vice President of Blasco Industries (a chemical and textile manufacturer) from 1970 to 1974. He served as a sales representative and sales manager for Olin Mathieson Chemical Corporation (a petrochemical, pulp and paper company) from 1965 to 1970. From 1960 to 1965, he was a sales representative for Inland, Mead Paper Company in Atlanta. Mr. Carter attended the University of Georgia.

      Janice Carter has been the Executive Vice President, Secretary, Treasurer and a Director of Panda International since January 1995 and has served as a Director of PEC from its organization in 1982 to October 1995. Mrs. Carter has also served as an officer of PEC in the capacities described above since its inception in 1982. From 1975 to 1980, Mrs. Carter was office manager of Reserve Energy Corporation. From 1969 to 1972, Mrs. Carter worked for University Computing, and from 1962 to 1968 she directed administration for the engineering department of Otis Engineering, a division of Halliburton
International. Mrs. Carter also serves as Vice President and Secretary/Treasurer of Robert Carter Oil & Gas, Inc. Mrs. Carter attended Texas Tech University. Mrs. Carter is married to Robert W. Carter.

      William C. Nordlund has served as Senior Vice President and General Counsel of Panda International and PEC since August 1996. Prior thereto, he served as Vice President and General Counsel of Panda International since January 1995 and of PEC since January 1994. Mr. Nordlund was General Counsel of PEC from April 1993 to January 1994. He was Senior Vice President and General Counsel from August 1992 to April 1993 and Vice President and General Counsel from September 1991 to August 1992 for The Oxford Energy Company (a developer of independent power facilities). From July 1990 to September 1991, Mr. Nordlund was an attorney with Constellation Holdings, Inc., an affiliate of Baltimore Gas & Electric Company which developed independent power facilities. Prior to July 1990, he was a partner in the law firm of Winston & Strawn in Chicago. Mr. Nordlund earned a Bachelor of Arts degree from Vanderbilt
University, a Juris Doctor degree from Duke University and a Master of Management degree from the J.L. Kellogg Graduate School of Business at Northwestern University.

      Marjean Henderson has been Senior Vice President and Chief Financial Officer of Panda International since August 1996 and a Director of Panda International, since January 1995. Ms. Henderson served as a Director of PEC from January 1993 to October 1995. Prior to joining Panda International Ms. Henderson was the Senior Vice President, Chief Financial Officer, Treasurer and Secretary for Nest Entertainment, a producer and distributor of children's animated home videos and movies. From 1987 to 1993, Ms. Henderson was the Vice President, Chief Financial Officer, Treasurer and Secretary at RCL Enterprises, the holding company for the Lyons Group/Lyrick Studios, the creator, producer and distributor of the home video television series, "Barney, the Purple Dinosaur." Ms. Henderson was previously with Arthur Andersen and Co. for twelve years, specializing in the energy and distribution industries, with significant initial public offering responsibilities. Ms. Henderson earned a BBA with a concentration in accounting from the University of Texas at Austin and she is a Certified Public Accountant.

      James D. (Pete) Wright has served as Senior Vice President, Project Finance and Acquisitions of Panda International and PEC since August 1996. Prior thereto, he served as Vice President and Chief Financial Officer of Panda International since January 1995 and of PEC since January 1994. Mr. Wright served as Chief Financial Officer of PEC from February 1993 to January 1994. Prior to joining PEC in February 1993, he served as Vice President of Banc One Capital Corporation (a merchant banking group) from May 1986 to December 1992. Mr. Wright previously held the position of Vice President with the investment banking firms of Schneider, Bernet & Hickman, Inc. in Dallas and Wheat, First Securities, Inc. in Richmond, Virginia. Mr. Wright earned a Bachelor of Science degree from Vanderbilt University and a Master of Business Administration degree from the Colgate Darden Graduate School of Business Administration of the University of Virginia.

      Brian G. Trueblood became the Independent Director of the Issuer and the Company in July 1996. He has served as Vice President of TNS Partners, Inc. (a Dallas-based retained executive search firm) since August 1994. From September 1989 to August 1994, Mr. Trueblood served as a senior partner in the Dallas office of Lucas Associates (an Atlanta-based executive search firm). Mr. Trueblood received a Bachelor of Science degree in general engineering from the United States Military Academy.

Executive and Board Compensation and Benefits

     No cash or non-cash compensation was paid in any prior year or is proposed to be paid in the current calendar year to any of the officers and directors listed under "Management" for their services to the Issuer, the Company or Panda Interholding. Mr. Trueblood will be paid $1,000 per year by each of the Issuer, the Company and Panda Interholding for serving as an Independent Director thereof.

                 DESCRIPTION OF OUTSTANDING PROJECT-LEVEL DEBT

The Panda-Rosemary Financing
      Concurrently with the Prior Offering, Panda-Rosemary Funding Corporation (the "Rosemary Issuer"), a wholly-owned subsidiary of the Panda-Rosemary Partnership, consummated the offering and sale (the "Rosemary Offering") of $111.4 million in aggregate principal amount of its 8-5/8% First Mortgage Bonds due 2016 (the "Rosemary Bonds"). The Rosemary Bonds were issued pursuant to an indenture (the "Rosemary Indenture") among the Panda-Rosemary Partnership, the Rosemary Issuer and Fleet National Bank, as trustee. The following description of the Rosemary Bonds and certain provisions of the Rosemary Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rosemary Indenture, a copy of which is attached as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

  Interest and Principal Payments

      The Rosemary Bonds bear interest at the rate of 8-5/8% per year from July 31, 1996, the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable quarterly on February 15, May 15, August 15 and November 15, commencing November 15, 1996. Principal of the Rosemary Bonds is payable in quarterly installments as follows:

                    Percentage                          Percentage
                   of Original                         of Original
                    Principal                           Principal
  Payment Date    Amount Payable     Payment Date      Amount Payable

November 15, 1996     1.2356%        August 15, 2006       0.9632%
February 15, 1997     1.2356%        November 15, 2006     0.9632%
May 15, 1997          1.2344%        February 15, 2007     0.9632%
August 15, 1997       1.2344%        May 15, 2007          1.0081%
November 15, 1997     1.2344%        August 15, 2007       1.0081%
February 15, 1998     1.2344%        November 15, 2007     1.0081%
May 15, 1998          1.3291%        February 15, 2008     1.0081%
August 15, 1998       1.3291%        May 15, 2008          1.0558%
November 15, 1998     1.3291%        August 15, 2008       1.0558%
February 15, 1999     1.3291%        November 15, 2008     1.0558%
May 15, 1999          1.1429%        February 15, 2009     1.0558%
August 15, 1999       1.1429%        May 15, 2009          1.1039%
November 15, 1999     1.1429%        August 15, 2009       1.1039%
February 15, 2000     1.1429%        November 15, 2009     1.1039%
May 15, 2000          1.2282%        February 15, 2010     1.1039%
August 15, 2000       1.2282%        May 15, 2010          1.1541%
November 15, 2000     1.2282%        August 15, 2010       1.1541%
February 15, 2001     1.2282%        November 15, 2010     1.1541%
May 15, 2001          1.3196%        February 15, 2011     1.1541%
August 15, 2001       1.3196%        May 15, 2011          1.2168%
November 15, 2001     1.3196%        August 15, 2011       1.2168%
February 15, 2002     1.3196%        November 15, 2011     1.2168%
May 15, 2002          1.4124%        February 15, 2012     1.2168%
August 15, 2002       1.4124%        May 15, 2012          1.2772%
November 15, 2002     1.4124%        August 15, 2012       1.2772%
February 15, 2003     1.4124%        November 15, 2012     1.2772%
May 15, 2003          1.5119%        February 15, 2013     1.2772%
August 15, 2003       1.5119%        May 15, 2013          1.3359%
November 15, 2003     1.5119%        August 15, 2013       1.3359%
February 15, 2004     1.5119%        November 15, 2013     1.3359%
May 15, 2004          1.6192%        February 15, 2014     1.3359%
August 15, 2004       1.6192%        May 15, 2014          1.3888%
November 15, 2004     1.6192%        August 15, 2014       1.3888%
February 15, 2005     1.6192%        November 15, 2014     1.3888%
May 15, 2005          1.7273%        February 15, 2015     1.3888%
August 15, 2005       1.7273%        May 15, 2015          1.3534%
November 15, 2005     1.7273%        August 15, 2015       1.3534%
February 15, 2006     1.7273%        November 15, 2015     1.3534%
May 15, 2006          0.9632%        February 15, 2016     1.3534%

  Collateral

      All obligations of the Rosemary Issuer with respect to the Rosemary Bonds are unconditionally guaranteed by the Panda-Rosemary Partnership. The obligations of the Panda-Rosemary Partnership under the guaranty, as well as certain other obligations, are secured by (i) liens on, and security interests in, substantially all of the assets of the Panda-Rosemary Partnership, including the Panda-Rosemary Facility, (ii) pledges by each of PR Corp. and PRC II, which are wholly-owned indirect subsidiaries of the Company, of their respective interests in the Panda-Rosemary Partnership and (iii) pledges of all of the capital stock of the Rosemary Issuer and each of PR Corp. and PRC II.

  Partnership Distributions

      Subject to certain limited exceptions, distributions may be made by the Panda-Rosemary Partnership to its partners only from, and to the extent of, amounts then on deposit in the Panda-Rosemary Partnership distribution fund established pursuant to the Rosemary Indenture. Such distributions may only be made upon the satisfaction of the following conditions: (i) amounts deposited in certain funds established pursuant to the Rosemary Indenture shall be equal to or greater than the amount then required to be deposited therein, including the debt service and debt service reserve funds; (ii) no event or condition has occurred and is continuing that constitutes a default or an event of default under the Rosemary Indenture; and (iii) if there has been a loss of QF status, the Panda-Rosemary Facility has achieved a permitted alternative utility status. In addition, except for certain limited exceptions, the Panda-Rosemary Partnership may not make distributions unless (i) the average of the debt service coverage ratios for the two semi-annual payment periods on the Rosemary Bonds immediately preceding the distribution date is at least 1.2:1 and (ii)
after giving effect to such distributions, the average of the projected debt service coverage ratios for the current semi-annual payment period and the next succeeding semi-annual payment period on the Rosemary Bonds is at least 1.2:1. Notwithstanding the requirements of the immediately preceding sentence, the Panda-Rosemary Partnership may make distributions to its partners solely for the purpose of enabling the partners to pay their income tax liabilities if a lower debt service coverage ratio (1.1:1) and projected debt service coverage ratio (1.1:1) for certain periods exist. Except for certain limited exceptions set forth in the Rosemary Indenture, the Panda-Rosemary Partnership will not be permitted to make any distributions to its partners after November 30, 2005 unless (i) the Rosemary Gas Supply Agreement and the Firm Gas Transportation Agreements have been extended on substantially the same terms to have a termination date no earlier than the longest stated maturity of the Rosemary Bonds, (ii) the Rosemary Gas Supply Agreement and the Firm Gas Transportation Agreements, if not so extended on substantially the same terms, have been otherwise extended to have a termination date no earlier than the longest stated maturity of the Rosemary Bonds and the rating agencies confirm that the then current rating of the Rosemary Bonds will not be reduced as a result of such extension or (iii) the Rosemary Gas Supply Agreement and the Firm Gas Transportation Agreements, if not extended as described in clause (i) or (ii), are replaced with a new gas supply agreement or gas transportation agreement (or with respect to a transportation agreement, a gas transportation plan), provided that the effect of the replacement agreement or plan would not reduce the average of the annual projected debt service coverage ratios for the remaining term of the Rosemary Bonds below 1.2:1 and the rating agencies confirm that the then current ratings of the Rosemary Bonds will not be reduced as a result of such replacement.

  Certain Other Covenants

      The Rosemary Indenture contains numerous other affirmative and negative covenants which restrict the activities of the Rosemary Issuer and the Panda-Rosemary Partnership, including, but not limited to, the following:

     (i)  prohibition  against  incurring debt (including guaranties  of  debt)
          except   as   described  below,  and  a  prohibition  against   other
          guaranties except certain permitted guaranties;

     (ii) a prohibition against creating or suffering to exist liens on any of their respective properties other than certain permitted liens;

     (iii) a prohibition against selling, leasing or otherwise disposing of any property or assets except worn-out equipment and certain property with a fair market value not in excess of $3.0 million in the aggregate in any one year and, with respect to any single item of property, a fair market value in excess of $1.0 million, and certain other exceptions;

     (iv) a limitation on the Panda-Rosemary Partnership's ability to enter into new project agreements or to terminate, amend or modify certain project agreements unless certain tests are satisfied;

     (v) a limitation on the ability of the Panda-Rosemary Partnership and the Rosemary Issuer to merge or consolidate with or into any person, or acquire all or any substantial part of the assets or business of any person, or form subsidiaries; and

     (vi) covenants regarding compliance with laws and governmental regulations, maintenance of government approvals, employee benefit plans, affiliate transactions, payment of taxes, the preparation of various budgets and reports, the maintenance of specified insurance coverages and other matters.

      The debt that the Rosemary Issuer is permitted to incur is limited to the Rosemary Bonds, other series of bonds permitted to be issued under the Rosemary Indenture and certain other indebtedness ranking pari passu or subordinate to the Rosemary Bonds and such other series of bonds, the proceeds of which are loaned to the Panda-Rosemary Partnership. The debt permitted by the Rosemary Indenture to be incurred by the Rosemary Issuer or the Panda-Rosemary Partnership includes: (i) purchase money or capitalized lease obligations not exceeding $1.0 million in the aggregate outstanding at any time; (ii) trade accounts payable; (iii) working capital loans or letter of credit reimbursement obligations if the minimum annual projected debt service coverage ratios for the remaining term of the Rosemary Bonds and the average of the annual projected debt service coverage ratios for the remaining term of the Rosemary Bonds equal or exceed 1.5:1 and 1.75:1, respectively; (iv) debt incurred to finance enhancements to or modifications of the Panda-Rosemary Facility if, after giving effect to such debt, the same minimum and average annual projected debt service coverage ratios are satisfied (or, if the enhancement is required to maintain QF status, each of such debt service coverage ratios described above is at least 1.2:1); (v) certain interest rate protection agreements; (vi) guaranties arising in the ordinary course of business not exceeding $1.0 million in the aggregate; and (vii) various indemnities with respect to mechanics and other liens, obligations to governmental authorities, surety bonds and guaranties, indemnities or similar obligations provided under or required by a Panda-Rosemary Project agreement.

  Events of Default

      Events of default under the Rosemary Indenture include: (i) a default in the payment of principal of, interest on or premium, if any, on any Rosemary Bonds; (ii) any misrepresentation made by the Panda-Rosemary Partnership or the Rosemary Issuer under the Rosemary Indenture which has resulted in a material adverse change; (iii) the breach by the Panda-Rosemary Partnership or the
Rosemary Issuer of any covenant under the Rosemary Indenture or related collateral documents; (iv) the bankruptcy or insolvency of the Panda-Rosemary Partnership or the Rosemary Issuer; (v) a final judgment or judgments for the payment of money in excess of $1.0 million rendered against either of the Panda-Rosemary Partnership or the Rosemary Issuer unless covered by indemnity or insurance; (vi) a default on certain other debt of the Panda-Rosemary Partnership or the Rosemary Issuer; (vii) the termination or expiration of certain Project agreements to which the Panda-Rosemary Partnership is a party (some of which are currently scheduled to expire prior to the maturity date of
the   Rosemary  Bonds;  see  "Partnership  Distributions"  above);  (viii)  the cessation of liens or certain collateral; (ix) a modification of certain Project agreements which results in a material adverse change; (x) Panda International shall cease to own directly or indirectly 51% of the capital stock of PR Corp. or PRC II; and (xi) PR Corp. shall withdraw or be removed as general partner of the Panda-Rosemary Partnership. Upon the occurrence of an event of default and after the lapse of certain applicable cure periods, the trustee under the Rosemary Indenture has the right, among other things, to accelerate the maturity of the Rosemary Bonds and to direct a collateral agent to foreclose the mortgage on the Panda-Rosemary Facility and otherwise realize upon the collateral securing the repayment of the Rosemary Bonds and other secured obligations, including the capital stock of PR Corp. and PRC II (through which the Company holds an indirect equity interest in the Panda-Rosemary Partnership).

  The Funds

      The Rosemary Indenture establishes the following funds: (a) a project reserve fund, (b) an operating fund, (c) a debt service fund, (d) a property tax fund, (e) a debt service reserve fund, (f) an overhaul fund, (g) a pollution control finance fund, (h) a restoration fund, (i) a partnership distribution fund and (j) an additional permitted debt fund. All revenues received by the Panda-Rosemary Partnership are to be deposited into the project revenue fund. Amounts in the project revenue fund are used to pay operating expenses related to the Panda-Rosemary Facility and then are distributed to the other funds established pursuant to the Rosemary Indenture in the priority listed above.

      Upon the issuance of the Rosemary Bonds, the Panda-Rosemary Partnership deposited approximately $8.1 million into the debt service reserve fund established under the Rosemary Indenture. The balances that must be maintained in the debt service reserve fund generally decline over the life of the Rosemary Bonds. In addition, the Panda-Rosemary Partnership is required to maintain in the debt service reserve fund an amount equal to the maximum amount of debt service due in respect of certain other debt permitted under the Rosemary Indenture for any six-month period during the succeeding three-year period. The debt service reserve fund may be drawn upon to pay principal of, premium, if any, and interest on the Rosemary Bonds, any additional series of bonds issued under the Rosemary Indenture and certain debt permitted under the Rosemary Indenture, to the extent of funds allocated within the debt service reserve fund to such obligations, if funds otherwise available for such payments are insufficient.

  Rating

      In  July  1996,  the Rosemary Bonds were rated Baa3 by Moody's  Investors
Service,  Inc.  and  BBB- by Duff & Phelps Rating Co. Inc.   Each  such  rating
reflects only the view of the applicable Rating Agency at the time the rating is issued, and any explanation of the significance of such rating may only be obtained from such Rating Agency. There is no assurance that any such credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable Rating Agency if, in such Rating Agency's judgment, circumstances so warrant.

The Panda-Brandywine Financing

      The Panda-Brandywine Partnership, PBC and GE Capital entered into the Construction Loan Agreement and Lease Commitment dated as of March 30, 1995 (the "Brandywine Loan Agreement"), pursuant to which GE Capital agreed, either directly or indirectly through an owner trustee, to (i) provide construction financing for the Panda-Brandywine Facility, (ii) issue letters of credit as security for certain obligations of the Panda-Brandywine Partnership under the Brandywine Power Purchase Agreement, (iii) lease the Panda-Brandywine Facility site from, and immediately thereafter sublease the site to, the Panda-Brandywine Partnership, (iv) upon substantial completion of the construction of the Panda-Brandywine Facility, purchase the Panda-Brandywine Facility from the Panda-Brandywine Partnership and lease the Panda-Brandywine Facility back to the Panda-Brandywine Partnership and (v) upon completion of the construction of the Panda-Brandywine Facility, make certain equity loans to the Panda-Brandywine Partnership or its partners. The following description of the Brandywine Loan Agreement and the other Brandywine Financing Documents does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Brandywine Financing Documents, including definitions therein not contained in this Prospectus, copies of which are attached as exhibits to the Registration Statement of which this Prospectus constitutes a part.

  Construction Loans

      Pursuant to the Brandywine Loan Agreement, GE Capital committed to make construction loans to the Panda-Brandywine Partnership (the "Brandywine Construction Loan Facility"), the proceeds of which were required to be used to pay costs incurred by the Panda-Brandywine Partnership in connection with the development and construction of the Panda-Brandywine Facility. Construction of the Panda-Brandywine Facility is substantially complete. On December 30, 1996, the Brandywine Construction Loan Facility was converted to long-term financing in the form of a leveraged lease (the "Brandywine Financing Conversion"). In connection therewith, all amounts outstanding under the Brandywine Construction Loan Facility were repaid in full. At such time, the Panda-Brandywine Partnership funded the completion account described below in the amount of $5.3 million. Funds from such account will be used to complete construction of the Panda-Brandywine Facility.

  Long-Term Financing

     Pursuant to the Brandywine Financing Conversion, the Brandywine Loan Agreement was terminated and various agreements were entered into in order to provide long-term financing for the Panda-Brandywine Facility. In connection therewith, the Panda-Brandywine Partnership sold the Panda-Brandywine Facility and leased the facility site to Fleet National Bank, as Owner Trustee (the "Owner Trustee"), for the purchase price of approximately $217.5 million. The Owner Trustee financed the purchase of the Panda-Brandywine Facility through an equity investment of $45.5 million from GE Capital and loans aggregating $172 million from Loan Participants under the Participation Agreement described below. The Owner Trustee then leased the Panda-Brandywine Facility and sub-leased the facility site back to the Panda-Brandywine Partnership pursuant to the Brandywine Facility Lease and a site sublease, respectively. The proceeds from the sale of the Panda-Brandywine Facility were used to repay the outstanding balance under the Brandywine Construction Loan Facility, fund the reserve accounts described below and pay a success fee to the partners of the Panda-Brandywine Partnership in the amount of approximately $6.7 million. Such funds were deposited by the partners into the U.S. Project Account under the Indenture.

     In addition, GE Capital has committed to provide certain letters of credit for the account of the Panda-Brandywine Partnership and to make equity loans to the partners of the Panda-Brandywine Partnership, as more fully described below. All of the assets of the Panda-Brandywine Partnership and all of the ownership interests in the Panda-Brandywine Partnership, as well as certain other collateral, are pledged to secure the obligations of the Panda-Brandywine Partnership under the Brandywine Financing Documents.

  Participation Agreement

     The Panda-Brandywine Partnership, PBC, GE Capital as Owner Participant, Fleet National Bank as Owner Trustee and Security Agent, First Security Bank, National Association, as Indenture Trustee, Credit Suisse as Administrative Agent and certain other entities listed therein (Credit Suisse and such other entities are referred to herein as the "Loan Participants") entered into a Participation Agreement, dated as of December 18, 1996 (the "Participation Agreement"). Under the Participation Agreement, each Loan Participant loaned a specified amount to the Owner Trustee who used the proceeds thereof to purchase the Panda-Brandywine Facility. The Owner Trustee will use funds received under the Brandywine Facility Lease to repay the loans under the Participation Agreement. The Owner Trustee's obligation to repay the loans is secured by a pledge of all of the collateral pledged to the Owner Trustee to secure the obligations of the Panda-Brandywine Partnership under the Brandywine Financing Documents. However, a default by the Owner Trustee under the Participation Agreement does not entitle the Loan Participants to cause a foreclosure upon such collateral or a termination of the Brandywine Facility Lease unless a default or an event of default shall have occurred and be continuing under the Brandywine Financing Documents which would entitle the Owner Trustee to foreclose upon the collateral thereunder or terminate the Brandywine Facility Lease. The Participation Agreement contains substantially the same representations, warranties, conditions precedent, covenants and defaults as were contained in the Brandywine Loan Agreement.

  Brandywine Facility Lease

    The Panda-Brandywine Partnership entered into a Facility Lease, dated as of December 18, 1996, with the Owner Trustee (the "Brandywine Facility Lease") pursuant to which it leases the Panda-Brandywine Facility from the Owner Trustee. The Brandywine Facility Lease is a net lease and its initial term ends on December 30, 2016. Basic rent is payable quarterly on January 31, April 30, July 31 and October 31, commencing January 31, 1997, as follows:

            Basic Rent Payment               Basic Rent ($)

                1                                  0
                2-5                          2,610,509
                6-9                          2,602,976
                10-13                        4,993,980
                14-17                        5,165,114
                18-21                        6,816,268
                22-25                        6,984,563
                26-29                        6,976,747
                30-37                        6,864,048
                38-41                        7,047,103
                42-45                        7,517,816
                46-49                        7,632,159
                50-53                        7,821,232
                54-57                        8,303,090
                58-61                        8,980,537
                62-65                        10,109,363
                66-69                        10,463,802
                70-73                        10,684,854
                74-77                        10,292,055
                78-80                        9,429,196

    In addition, and from time to time, the Owner Trustee may require the Panda-Brandywine Partnership to pay, as supplemental rent, (i) certain agreed-upon amounts required to be paid to the Owner Trustee following a specified event of loss or event of regulation, after payment of which the Brandywine Facility Lease would terminate and the Panda-Brandywine Partnership would receive title to the Panda-Brandywine Facility; (ii) amounts owed pursuant to certain tax change indemnity obligations; (iii) certain lender swap breakage costs arising as a result of an event of default, loss or regulation; (iv) interest on overdue rent payments; and (v) amounts owed as a result of certain other obligations arising pursuant to the Brandywine Financing Documents. Basic rent may also be reduced if GE Capital elects to consummate a refinancing under the Participation Agreement.

     At the end of the initial lease term, so long as no default or event of default shall have occurred and be continuing under the Brandywine Facility Lease, the Panda-Brandywine Partnership may renew the Brandywine Facility Lease for two consecutive five-year terms. Upon renewal, the basic rent will be 50% of the average basic rent payment during the initial term. Alternatively, the Panda-Brandywine Partnership may purchase the Panda-Brandywine Facility in exchange for its fair market sales value at the end of the initial lease term or any renewal term. If the Panda-Brandywine Partnership does not renew the Brandywine Facility Lease or purchase the Panda-Brandywine Facility, it must surrender possession of the Panda-Brandywine Facility.

  Reserve Accounts

     In connection with the obligations of the Panda-Brandywine Partnership under the Brandywine Financing Documents, various accounts were established for the benefit of the Owner Trustee, GE Capital and others. All revenues of the Panda-Brandywine Partnership are to be deposited into a project revenue account. Amounts in the project revenue account are used to pay operating expenses related to the Panda-Brandywine Facility, including letter of credit fees and basic rent, and then are distributed quarterly to lease reserve accounts in the following priority: (i) operation and maintenance reserve account; (ii) rent reserve account; (iii) distribution reserve account (in the event the conditions for distributions to the partners of the Panda-Brandywine Partnership contained in the Participation Agreement are not met); and (iv) partnership security account (in the event the conditions for distributions to the partners of the Panda-Brandywine Partnership contained in the Participation Agreement are met). In addition, a warranty reserve account and completion account were funded upon closing of the Brandywine Financing Conversion, which accounts terminate upon the occurrence of specified events as described below. A special payment account may also be established in the event of unreliable fuel supply to the Panda-Brandywine Facility as described below.

     The Panda-Brandywine Partnership funded the operation and maintenance reserve account upon the closing of the Brandywine Financing Conversion in the amount of $1.0 million. Until the balance of such reserve account reaches $5.0 million (which amount is adjusted upward annually for inflation after December 30, 2001), quarterly contributions of $125,000 in each of the first eight calendar quarters and $375,000 for each of the next eight calendar quarters are made to this reserve account out of funds available from the project revenue account. Thereafter, contributions will be made out of funds available in the project revenue account as necessary to maintain the required balance. Subject to specified conditions, funds held in this reserve account will be used to replenish a drawing under the O&M Letter of Credit described below. After any withdrawal from the operation and maintenance reserve account, 50% of cash flow remaining after payment of project operating expenses, rent, letter of credit fees and debt service ("Brandywine Available Cash Flow") will be contributed to such reserve account, in addition to any required contribution in the event of a balance deficiency, until the reserve account has been replenished in the amount of the withdrawal.

     The Panda-Brandywine Partnership funded the rent reserve account upon the closing of the Brandywine Financing Conversion in the amount of $2.4 million. The balance in the rent reserve account must be maintained at the greater of
(i) $2.4 million and (ii) the sum of the next two payments of basic rent. Until the required balance is reached, 50% of the excess, if any, of Brandywine Available Cash Flow over required contributions to the operation and maintenance reserve account ("Brandywine Distributable Cash Flow") will be contributed to such reserve account. In the event that funds available in the project revenue account, the distribution reserve account and the partnership security account are insufficient to pay basic rent, funds in the rent reserve account will be applied toward such deficiency. After any withdrawal from the rent reserve account, 100% of Brandywine Distributable Cash Flow will be contributed to such reserve account, in addition to any required contribution in the event of a balance deficiency, until the reserve account has been replenished in the amount of the withdrawal.

     The Panda-Brandywine Partnership funded the warranty maintenance reserve account upon the closing of the Brandywine Financing Conversion in the amount of $750,000. Subject to specified conditions, funds in this reserve account will be used to satisfy warranty obligations to the manufacturer of the Panda-Brandywine Facility's combustion and steam turbine generators. This reserve account will be terminated on the earlier of (i) the date the turbine warranty expires or (ii) the second anniversary of the date of final completion of the Panda-Brandywine Facility, and the balance of the account will be transferred to the project revenue account, so long as no default or event of default has occurred and is continuing under the Brandywine Facility Lease.

     The Panda-Brandywine Partnership funded the completion account upon the closing of the Brandywine Financing Conversion in the amount of $5.3 million. Subject to specified conditions, funds held in the completion account will be used to pay costs and expenses incurred in connection with the construction and completion of the Panda-Brandywine Facility. After the date of final acceptance of the Panda-Brandywine Facility under the Brandywine EPC Agreement, funds will be distributed out of the completion account to the Panda-Brandywine Partnership from time to time upon satisfaction of the conditions specified therefor.

    If the Panda-Brandywine Partnership receives a notice from PEPCO that PEPCO has determined that the Panda-Brandywine Partnership has failed to comply with its obligation under the Brandywine Power Purchase Agreement to have a reliable supply of fuel for the Panda-Brandywine Facility, then the Panda-Brandywine Partnership is required to establish and fund a special payment account with 100% of the excess, if any, of Brandywine Distributable Cash Flow over required contributions to the rent reserve account until such notice is rescinded or the fuel default is cured. Subject to specified conditions, funds held in the special payment account will be used to cure the fuel default. Any funds remaining in the special payment account after the cure of the fuel default will be transferred to the partnership security account, so long as no default or event of default has occurred and is continuing under the Brandywine Facility Lease.

     In the event that funds in the project revenue account are insufficient to pay letter of credit fees and rent, and to make the required contributions to the reserve accounts, such payments and transfers may be made out of the partnership security account and distribution reserve account. Subject to specified conditions, funds held in the partnership security account may from time-to-time be distributed to the partners of the Panda-Brandywine Partnership and funds held in the distribution reserve account may from time-to-time be transferred to the project revenue account.

  Equity Loans

    Pursuant to an Equity Loan Facility Letter Agreement and subject to certain conditions, GE Capital has agreed to make available to PBC and/or Panda Energy Delaware, a multiple draw credit facility (the "Brandywine Equity Loan
Facility") of up to approximately $17.5 million. The Brandywine Equity Loan Facility may be drawn against for four years from the date of final completion of the Panda-Brandywine Facility in a minimum amount of $4.0 million per draw. Interest will be payable on amounts drawn against the Brandywine Equity Loan Facility at a rate per annum equal to 515 basis points over the applicable treasury rate in effect at the time of each draw. The loans borrowed under the Equity Loan Facility will mature on December 30, 2011. The loans made thereunder will be secured by a pledge by PBC and Panda Energy Delaware of their respective partnership interests in the Panda-Brandywine Partnership. The documentation relating to the Brandywine Equity Loan Facility shall include substantially the same representations, warranties, conditions precedent, covenants and defaults as contained in the Participation Agreement.

  Letters of Credit

    GE Capital has agreed to issue and maintain outstanding stand-by letters of credit for the account of the Panda-Brandywine Partnership in favor of PEPCO to secure certain obligations of the Panda-Brandywine Partnership under the Brandywine Power Purchase Agreement. The Interconnection Letter of Credit was initially issued under the Brandywine Loan Agreement in the amount of $2.0 million, was reduced to $330,000 on July 1, 1996 and will expire in April 1997. The Performance Letter of Credit, in the stated amount of $2.0 million, was issued on October 31, 1996 and will expire on December 31, 1997, unless earlier terminated or extended. The Company anticipates that the Performance Letter of Credit will be renewed annually. PEPCO may draw on the Performance Letter of Credit to pay any monetary damages awarded to it as a result of the termination of the Brandywine Power Purchase Agreement. Subject to specified conditions, the O&M Letter of Credit will be issued in the stated amount of $1.0 million on December 31, 1998 and will expire on December 31, 1999, unless earlier terminated or renewed. The Company anticipates that the O&M Letter of Credit will be renewed annually. Subject to specified conditions, the stated amount of the O&M Letter of Credit will be increased to $2.0 million on December 31, 1999 and to $5.0 million on December 31, 2000. PEPCO may draw on the O&M Letter of Credit to pay certain maintenance expenses relating to the Panda-Brandywine Facility.

    The aggregate stated amount of all letters of credit outstanding at any one time in connection with the Brandywine Facility Lease cannot exceed a specified aggregate amount, currently $7,330,000. The Panda-Brandywine Partnership is required to reimburse GE Capital for any disbursement under any letter of credit on the day that GE Capital makes any payment to a beneficiary thereof. If the Panda-Brandywine Partnership does not reimburse GE Capital on such day, it must pay interest on the amount not reimbursed at a rate per annum equal to 2.5% plus a base rate of the higher of (i) the base commercial lending rate of Credit Suisse, New York or (ii) the overnight federal funds rate plus 0.5%. The Panda-Brandywine Partnership is obligated to pay to GE Capital an issuance fee of 1.75% of the stated amount of each letter of credit upon initial issuance, a letter of credit fee of 1.5% per annum on the aggregate stated amounts of all outstanding letters of credit and a commitment fee of 1.25% per annum on the unused balance of the letter of credit commitment.

  Partnership Distributions

    The Participation Agreement places limitations on the ability of the Panda-Brandywine Partnership to make distributions to its partners. Subject to certain other conditions, the Panda-Brandywine Partnership may make distributions to its partners only if: (i) all amounts then required to be deposited in certain reserve accounts, including the reserve accounts described above, have been deposited; (ii) all rent payments then due to the Owner Trustee under the Brandywine Facility Lease have been paid; (iii) the Panda-Brandywine Facility meets an operating cash flow to basic rent ratio of 1.2:1; and (iv) at the time of such distribution, and after giving effect thereto, no default or event of default has occurred and is continuing under the Brandywine Financing Documents.

  Certain Other Covenants

     The Brandywine Financing Documents also contain certain affirmative and negative covenants which restrict the ability of the Panda-Brandywine Partnership and PBC to take certain actions including, but not limited to, the following:

         (i) a requirement that the Panda-Brandywine Partnership pay all of its indebtedness and obligations under the Brandywine Financing Documents and perform its obligations under the related project documents;

         (ii) a requirement that the Panda-Brandywine Partnership and PBC maintain their current respective form of organization, that PBC remain the general partner of the Panda-Brandywine Partnership and that the Panda-Brandywine Facility be maintained as a QF;

         (iii) a prohibition against mergers, sales of assets other than electric power and steam, and certain acquisitions;

         (iv) a prohibition against indebtedness other than under the Brandywine Financing Documents;

         (v) a prohibition against amending certain contracts without the consent of a majority of the Loan Participants and GE Capital;

         (vi)       a  prohibition  against entering  into  leases  other  than
          those   specifically   contemplated  by  the   Brandywine   Financing
          Documents; and

         (vii) a requirement (set forth in a stock pledge agreement entered into by Panda Interholding) that all subsidiaries of Panda Interholding (either existing or subsequently acquired or formed) which are engaged in the financing, development, construction or operation of independent power projects or energy transmission projects located in the United States (other than the Panda-Kathleen Partnership and the partners of that partnership) remain as subsidiaries of Panda Interholding; provided, that the Panda-Kathleen Partnership and the partners thereof shall continue to be subsidiaries of PEC and shall be transferred to Panda Interholding within 180 days after the earlier of financial closing or the date of commercial operations with respect to such Project, and provided, further, that, subject to certain restrictions in the Participation Agreement, Panda Interholding may sell all or any of the stock of any subsidiary that is subject to this requirement to any person who is not an affiliate of Panda Interholding.

  Events of Default

    The Brandywine Facility Lease contains certain events of default, including but not limited to: (i) default in the payment of any rental amount payable under the Brandywine Facility Lease; (ii) a misrepresentation contained in any document furnished by or on behalf of the Panda-Brandywine Partnership or any partner; (iii) a failure of the Panda-Brandywine Partnership or any affiliate to perform or observe any covenants or obligations contained in the Brandywine Financing Documents to which it is a party; (iv) a default in payment under any indebtedness of the Panda-Brandywine Partnership or PBC or certain affiliates or in the observance or performance of any covenant relating to such indebtedness; (v) bankruptcy or insolvency of any party to or participant under any of the Brandywine Financing Documents or other project agreements related to the operation of the Panda-Brandywine Facility; (vi) a judgment or judgments in excess of $150,000 being rendered against the Panda-Brandywine Partnership, Brandywine Water Company or PBC and remaining in effect and unstayed for more than 30 days; (vii) if PEC and Panda Interholding shall cease to own, directly or indirectly, 51% of PBC, Panda Energy Delaware and Brandywine Water Company; and (viii) the Panda-Brandywine Facility ceases to be a QF. Upon an event of default under the Brandywine Financing Documents, the Owner Trustee may, in addition to other remedies, foreclose upon or terminate the Brandywine Facility Lease.

  Collateral

     All obligations of the Panda-Brandywine Partnership under the Brandywine Financing Documents to GE Capital and the Owner Trustee, and in turn, all
obligations  of  the  Owner  Trustee  to  the  Loan  Participants   under   the
Participation  Agreement,  are secured by (i)  a  pledge  of,  and  a  security interest in, substantially all of the assets of the Panda-Brandywine Partnership, (ii) pledges by PBC and Panda Energy Delaware, which are indirect wholly-owned subsidiaries of the Company, of their respective interests in the Panda-Brandywine Partnership and (iii) pledges of all the capital stock of PBC and Panda Energy Delaware, and all of the stock and all of the assets of Brandywine Water Company, which is an indirect wholly-owned subsidiary of the Company that operates the distilled water facility serving as the steam host for the Panda-Brandywine Facility. In addition, the Panda-Brandywine Partnership has assigned its interest in the Brandywine Power Purchase Agreement to the Owner Trustee, to take effect if the Brandywine Facility Lease terminates and the Panda-Brandywine Partnership elects not to repurchase the Panda-Brandywine Facility.


                       DESCRIPTION OF THE EXCHANGE BONDS

      The Exchange Bonds will be issued under the Indenture, including the Series A Supplemental Indenture which forms a part thereof. In issuing the Exchange Bonds and performing its obligations under the Indenture, the Issuer is acting both as principal and as agent for the Company. The following summaries of certain provisions of the Exchange Bonds, the Company Guaranty, the Indenture and the Security Documents do not purport to be complete or definitive and are qualified in their entirety by reference to the full terms of the Exchange Bonds, the Guaranties, the Indenture and the Security Documents, including the definitions therein of certain terms that are not otherwise defined in this Prospectus, copies of which are attached as exhibits to the Registration Statement of which this Prospectus constitutes a part.

General

      The Exchange Bonds constitute one series of the Bonds that may be issued under the Indenture. The title of the Exchange Bonds is "11-5/8% Pooled Project Bonds, Series A-1 due 2012." The source of payment for the Exchange Bonds and all additional series of Bonds, if any, will be the payments by the Company to the Issuer of principal, premium, if any, and interest due under the Company Notes and payments, if any, under the Guaranties. The principal source of payments under the Company Notes is distributions to the Company through the PIC Entities from the Project Entities that own Projects that are part of the Project Portfolio. Thus, while the Exchange Bondholders have recourse against the Issuer and, through the Guaranties, the Company and the PIC U.S. Entities, and the Collateral for payment should the Issuer be unable to make payments on the Exchange Bonds, the ability of the Issuer to make such payments depends primarily upon the performance of the Projects and the ability of the Project Entities to make distributions to the PIC Entities and ultimately to the Company. See "Collateral for the Exchange Bonds - General" below.

Ranking

     The indebtedness evidenced by the Existing Bonds and all additional series of Bonds, if any, will constitute senior secured indebtedness of the Issuer. In order for the Company to receive distributions or payments on a PIC International Entity Note and for the Issuer then to receive payments from the Company on the Company Notes, Projects must generate sufficient operating cash flow to pay all operating expenses, all debt service, debt service and other reserve requirements and other payment obligations to lenders and other Project creditors. Therefore, although the Issuer, the Company and Panda Interfunding have no other secured indebtedness, the Existing Bonds and the Guaranties are effectively subordinated to all liabilities of the Project Entities incurred in respect of the Projects. As of September 30, 1996, the Project Entities had outstanding $314.6 million of indebtedness and other liabilities, which are effectively senior to the Existing Bonds and the Guaranties. See "Risk Factors
- Financial Risks - Substantial Leverage; Effective Subordination of Exchange Bonds and Guaranties" and "Description of Outstanding Project-Level Debt."

Company Guaranty

      The obligations of the Issuer under the Existing Bonds are, and all additional series of Bonds, if any, will be fully and unconditionally guaranteed on a senior secured basis by the Company. Rights of subrogation under the Company Guaranty will be subordinated to the prior right of the holders of the Bonds to be paid in full.

PIC Entity Guaranties

      The obligations of the Company under the Company Guaranty and the obligations of the Issuer under the Existing Bonds are, and all additional series of Bonds, if any, will be guaranteed on a unsecured basis by each PIC U.S. Entity up to a maximum amount equal to the greater of (i) the consideration received by such PIC U.S. Entity in exchange for its guaranty within the meaning of applicable fraudulent conveyance or transfer laws or (ii) the lesser of (a) the maximum amount that will not render such PIC U.S. Entity insolvent or (b) the maximum amount that will not leave such PIC U.S. Entity (after giving effect to the guaranty) with an unreasonably small capital. Because the determination of the maximum amount of each PIC Entity Guaranty is dependent upon the determination under applicable law of matters which have no precise established definition, there may be uncertainty as to the actual maximum amount of the guaranty. Any such uncertainty may adversely affect the enforceability of the PIC Entity Guaranties. Rights of subrogation under the PIC Entity Guaranties will be subordinated to the prior right of the holders of the Bonds to be paid in full.

     Currently, there exists one PIC U.S. Entity, Panda Interholding, which has executed a PIC Entity Guaranty. Panda Interholding received $25.1 million of the proceeds from the sale of the Old Bonds which were used to fund a portion of the acquisition of Ford Credit's limited partner interest in the Panda-Rosemary Partnership. Panda Interholding has no significant assets other than its interests in the Project Entities related to the Panda-Rosemary Facility and the Panda-Brandywine Facility. The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods. The unaudited condensed consolidated financial statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospectus.

      The Company shall cause each PIC U.S. Entity that is created, acquired or purchased after the Issue Date to execute and deliver to the Trustee a PIC Entity Guaranty, substantially in the form attached to the Indenture, at the time such PIC U.S. Entity is so created, purchased or acquired.

Transfer, Exchange and Replacement

      The Exchange Bonds will have been registered under the Securities Act. Based upon its view of interpretations provided to third parties by the staff of the Commission, the Company believes that the Exchange Bonds issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, the Issuer or Panda Interholding, (ii) a broker-dealer who acquired  Old  Bonds  directly from the Issuer or  (iii)  a  broker-dealer  who acquired Old Bonds as a result of market making or other trading activities) without registration under the Securities Act provided that such Exchange Bonds are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of such Exchange Bonds. Each broker-dealer that receives Exchange Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Old Bonds where such Old Bonds were acquired by such broker-dealer as a result of market making activities or other trading activities. The
Company and the Issuer have agreed, for a period of 180 days after the consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to a purchaser in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Bonds and any other holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Bonds may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the conditions thereto have been met.

      Subject to any restrictions under applicable federal and state securities laws, upon registration of transfer of an Exchange Bond and surrender of the old Exchange Bond, a new Exchange Bond will be executed and delivered in the name of the new beneficial owner or the record holder for the new beneficial owner. The security registrar is not required (i) to issue, register the transfer of or exchange any physical Exchange Bonds during a period (a) beginning at the opening of business 15 days before the day of the mailing of notice of redemption of Exchange Bonds and ending at the close of business on the day of such mailing and (b) beginning on the regular record date for the payment of any installment of principal of or interest on the Exchange Bonds and ending on the date of payment of such installment of principal or interest or (ii) to issue, register the transfer of or exchange any physical Exchange Bonds selected for redemption in whole or in part except the unredeemed portion of any such Exchange Bonds selected for redemption in part. Subject to the terms of the Indenture, the Exchange Bonds will be exchangeable at any time into an equal aggregate amount of Exchange Bonds of different authorized denominations. The Issuer will maintain an office or agency of the Security Registrar where Exchange Bonds may be presented for registration of transfer or exchange, which shall initially be the corporate trust office of the Trustee in New York, New York. No service charge shall be made for any transfer or exchange, but the Issuer or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

      Exchange Bonds that become mutilated, destroyed, stolen or lost will be replaced upon delivery to the Trustee, or delivery to the Issuer and the Trustee of evidence of the loss, theft or destruction thereof satisfactory to the Issuer and the Trustee. An indemnity satisfactory to the Trustee and the Issuer may be required at the expense of the holder of such Exchange Bond before a replacement Exchange Bond will, at the Bondholder's cost, be issued.

Payment of Principal and Interest

      Interest on the Exchange Bonds will be paid semiannually on each February 20 and August 20, commencing February 20, 1997 (each, an "Interest Payment Date"), at the Issuer's option, at the corporate office of the Trustee or by check mailed on such Interest Payment Date to the registered owners thereof at the close of business on the February 6 or August 6, as the case may be, immediately preceding such Interest Payment Date or, if a Bondholder owning $2.0 million or more in aggregate principal amount (or such lesser principal amount as results from all payments of principal and redemptions in respect of Existing Bonds or any additional series of Bonds in the original principal amount of $2.0 million) requests in writing, by wire transfer. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Principal of the Exchange Bonds is payable semiannually in installments on each February 20 and August 20, commencing on February 20, 1997 (each, a "Principal Payment Date"), in the amounts set forth below, at the Issuer's option, at the corporate office of the Trustee or by check mailed on such Principal Payment Date to the registered owners thereof on the close of business on the February 6 or August 6, as the case may be, immediately preceding such Principal Payment Date or, if a Bondholder owning $2.0 million or more in aggregate principal amount (or such lesser principal amount as results from all payments of principal and redemptions in respect of Existing Bonds or any additional series of Bonds in the original principal amount of $2.0 million) requests in writing, by wire transfer.

                                       Percentage of
                                   Original Principal
          Payment Date               Amount Payable
          February 20, 1997              0.2045%
          August 20, 1997                0.0000%
          February 20, 1998              0.0000%
          August 20, 1998                0.0000%
          February 20, 1999              0.0000%
          August 20, 1999                0.5933%
          February 20, 2000              0.6129%
          August 20, 2000                0.0000%
          February 20, 2001              0.0000%
          August 20, 2001                1.3753%
          February 20, 2002              1.4691%
          August 20, 2002                2.2184%
          February 20, 2003              2.3565%
          August 20, 2003                2.9328%
          February 20, 2004              3.1031%
          August 20, 2004                3.2796%
          February 20, 2005              3.4687%
          August 20, 2005                3.5977%
          February 20, 2006              3.7820%
          August 20, 2006                2.8098%
          February 20, 2007              3.0076%
          August 20, 2007                4.8415%
          February 20, 2008              5.1145%
          August 20, 2008                5.0057%
          February 20, 2009              5.2949%
          August 20, 2009                5.5185%
          February 20, 2010              5.8300%
          August 20, 2010                5.7248%
          February 20, 2011              6.0590%
          August 20, 2011                6.4800%
          February 20, 2012              6.8808%
          August 20, 2012                8.4390%

Redemption

  Mandatory Redemption

      In the event of (i) the sale or disposition of any of the Collateral, any Project or portion thereof or any direct or indirect interest of the Company, any PIC Entity or any Project Entity in any Project or (ii) an event of casualty, loss or condemnation with respect to any Project (each, a "Mandatory Redemption Event") then there shall be deposited in the U.S. Mandatory Redemption Account if such Mandatory Redemption Event relates to a U.S. Project or in the International Mandatory Redemption Account if such Mandatory
Redemption Event relates to a Non-U.S. Project, all proceeds of any distributions resulting from or arising out of such Mandatory Redemption Event received by the Company, any PIC Entity, or any person on behalf of the Company or any PIC Entity in excess of $2.0 million in the aggregate (net of related unreimbursed reasonable costs and expenses) in any calendar year that may be legally distributed or paid to the Company or any PIC Entity, or to any person or entity on behalf of the Company or any PIC Entity, without contravention of any Project agreement, unless (a) the Company provides a certificate to the Trustee (supported by a certificate to the Trustee from the Consolidating Engineer) stating that such Mandatory Redemption Event (without giving effect to any required redemption that would otherwise be required in respect thereof) would not result in either the projected Company Debt Service Coverage Ratio being less than 1.7:1 or the projected Consolidated Debt Service Coverage Ratio (if then applicable) being less than 1.25:1, in each case for each Future Ratio Determination Period and (b) the rating of the Bonds in effect immediately prior to the Mandatory Redemption Event is Reaffirmed. Notwithstanding the foregoing, the applicable Consolidated Debt Service Coverage Ratio, for purposes of determining whether amounts are to be deposited in the Mandatory Redemption Accounts or for any other purposes under the Indenture, need not be satisfied on and after the time that more than four Projects have been transferred to the Project Portfolio. It is likely that, in the event of a casualty, loss or condemnation of a Project, a Project agreement or other instrument governing the indebtedness incurred by the Project Entity to finance such Project will require that the proceeds of any insurance or condemnation award be applied to the redemption of such indebtedness or for other specified purposes. Accordingly, there is no assurance that the Company, any PIC Entity, or any person or entity on behalf of the Company or any PIC Entity, will receive any distribution from the proceeds of such a Mandatory Redemption Event.

      The Existing Bonds, and all additional series of Bonds, if any, shall be subject to mandatory redemption, in whole or in part, to the extent that at any time (after giving effect to transfers required to be made to the other
Accounts and Funds on such date pursuant to the Indenture), the aggregate amount of monies on deposit in the U.S. and International Mandatory Redemption Accounts is in excess of $2.0 million. The amount of Bonds required to be so redeemed pursuant to the mandatory redemption provisions of the Indenture shall not exceed the amount necessary (after giving effect to such mandatory redemption) to satisfy the coverage ratio requirements described above as are then applicable to be met and the rating on the Bonds in effect immediately prior to the Mandatory Redemption Event to be Reaffirmed.

     Mandatory redemptions shall be made at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed plus interest thereon accrued to the date of such redemption, plus a premium, if any, provided for in the supplemental indenture for each series of Bonds to be redeemed. For the Exchange Bonds, such premium is equal to that payable were the Exchange Bonds to be redeemed at the Issuer's option on such date to the extent that the mandatory redemption results from a sale or other voluntary disposition of any Collateral or any interest in a Project (or if no optional redemption is available, a premium determined as the excess, if any, of the present value of the remaining payments due on the Exchange Bonds, discounted at a rate which is equal to the then current treasury rate (the "Applicable Treasury Rate") on the most actively traded security having a maturity approximately equal to the remaining average life of the Exchange Bonds, plus one-half of one percent over the par value of such Exchange Bonds).

     Interest earned on amounts (i) on deposit in the U.S. Mandatory Redemption Account will be transferred to the U.S. Project Account and (ii) on deposit in the International Mandatory Redemption Account will be transferred to the International Project Account on each Monthly Distribution Date. Any determination of mandatory redemption shall be made within 60 days following the applicable Payment Date. The Trustee will select the Bonds to be redeemed pro rata as provided in the Indenture. The Bonds may be redeemed in multiples of $1,000 only. Notice of redemption will be mailed not less than 30 nor more than 60 days before the redemption date to each holder whose Bonds are to be redeemed at such holder's address of record. On and after the redemption date, interest shall cease to accrue on the portion of the Bonds called for redemption.

     If, on any Monthly Distribution Date, after giving effect to any transfers required to be made to the other Accounts and Funds and after deducting any amounts required to effect a mandatory redemption on such Monthly Distribution Date, the aggregate balance in the Mandatory Redemption Accounts is equal to or less than $2.0 million (or exceeds $2.0 million due only to funds on deposit therein not needed to effect a mandatory redemption because the debt service coverage ratio requirements described above are otherwise met and the rating of the Bonds has been Reaffirmed) and (i) transfers to the Distribution Funds would be permitted under the Indenture, such monies on deposit in the U.S. and International Mandatory Redemption Accounts may be transferred to the U.S. and International Distribution Suspense Funds, respectively, or (ii) transfers to the Distribution Funds would not be permitted under the Indenture, such monies on deposit in the U.S. and International Mandatory Redemption Accounts shall be held in such accounts until the next Monthly Distribution Date on which transfers to the Distribution Funds would be permitted under the Indenture, at which time such amounts may be transferred to the applicable Distribution Suspense Funds.

  Optional Redemption.
      The Exchange Bonds will be redeemable, at the Issuer's option in whole or in part, at any time on or after August 20, 2001, and prior to maturity, upon not less than 30 nor more than 60 days prior notice at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period commencing on or after August 20 of the years set forth below:

                                                           Redemption
                                        Year                 Price

                                        2001                105.8125%
                                        2002                104.3594%
                                        2003                102.9063%
                                        2004                101.4532%
                                        2005 and thereafter 100.0000%

      In addition, all distributions and other amounts received by the Company, any PIC Entity, or any other person on behalf of the Company or any PIC Entity (net of related unreimbursed costs and expenses), that may be legally distributed or paid to the Company or any PIC Entity without contravention of any Project agreement, resulting from or arising out of (i) settlements, judgments or other payments received in respect of a Project in connection with any litigation, arbitration or similar proceeding at law or in equity or any administrative proceeding, except to the extent that any such proceeding is in connection with a Mandatory Redemption Event, (ii) any monies released from an escrow or similar account established by or on behalf of a Project in connection with the financing or contractual arrangements of such Project (other than (a) monies held in an escrow or similar account established under the Project's financing arrangements for the purpose of governing the disbursement of such Project's revenue, either before or subsequent to a default by a Project under any of such Project's contractual obligations, (b) moneys held in operating or similar reserve accounts established for Project operating contingencies and funded out of the Project's operating cash flow and
(c) monies held in an escrow or similar account as a construction contingency or for the payment of development or similar fees), (iii) any buy-out or settlement of a contract to which a Project is a party or (iv) any transaction which results in the receipt of cash or other property upon the sale, transfer or other disposition (other than as set forth in clause (iii) hereof) of any contractual rights of a Project except to the extent that such transaction is in connection with a Mandatory Redemption Event (each of clauses (i) through (iv) being an "Extraordinary Financial Distribution") will be deposited in the U.S. Extraordinary Distribution Account if such Extraordinary Distribution relates to a U.S. Project and in the International Extraordinary Distribution Account if it relates to a Non-U.S. Project.

     If, on any Monthly Distribution Date, after giving effect to any transfers required to be made to the other Accounts and Funds on such Monthly
Distribution Date, any amounts remain on deposit in either Extraordinary Distribution Account and transfers to the Distribution Funds would be permitted under the Indenture, the Company may request the Trustee to transfer 100% of the monies in the U.S. Extraordinary Distributions Account to the U.S. Distribution Suspense Fund and the Company, on behalf of any PIC International Entity, may request the International Collateral Agent to transfer 100% of the monies in the International Extraordinary Distribution Account to the International Distribution Suspense Fund, provided that the Company provides a certificate (with supporting calculations attached to such certificate) to the Trustee or the International Collateral Agent, as the case may be, stating that as of such Monthly Distribution Date after giving effect to such proposed transfer the following is true: (i) the conditions for transfers to the Distribution Funds, as described under "Certain Covenants - Limitations or Distributions," have been satisfied; and (ii) the projected Company Debt Service Coverage Ratio and the projected Consolidated Debt Service Coverage Ratio (if then applicable) equal or exceed 1.7:1 and 1.25:1, respectively, for each Future Ratio Determination Period. In addition, if the amount on deposit in either Extraordinary Distribution Account is equal to or greater than $5.0 million on any Monthly Distribution Date, after giving effect to any transfer required to be made to the other Accounts and Funds on such Monthly Distribution Date, in order for transfers to the appropriate Distribution Suspense Fund to be made from such Extraordinary Distribution Account, the Consolidating Engineer must provide a certificate to the Trustee or the International Collateral Agent, as the case may be, stating that (i) it has reviewed and confirmed the reasonableness of (in accordance with the guidelines set forth in the Indenture) the projections prepared by the Company of Cash Available for Distribution and Cash Available from Operations (if the projected Consolidated Debt Service Coverage Ratio is then applicable) after giving effect to the event or events which caused such Extraordinary Financial Distribution and (ii) based on such review it confirms the reasonableness of the calculations supporting the Company's certification described above.

      If any balance in excess of $2.0 million remains on deposit in either Extraordinary Distribution Account for more than 35 days, then prior to the next Monthly Distribution Date the Company shall deliver to the Trustee a certificate setting forth its election either (i)(a) in the case of a balance in the U.S. Extraordinary Distribution Account, to apply any such amount to redeem or partially redeem the Existing Bonds and additional series of Bonds, if any, which redemption shall be deemed a prepayment or partial prepayment of the Company Notes; and (b) in the case of a balance in the International Extraordinary Distribution Account, to instruct one or more PIC International Entities to apply any such amount to redeem or partially redeem any PIC International Entity Notes, which amounts will then be used by the Company to redeem or partially redeem the Bonds (which redemption shall be deemed a prepayment or partial prepayment of the Company Notes) or (ii) to have the amount of any such balance segregated and held in the U.S. or International Extraordinary Distribution Account, as the case may be, until the next Monthly Distribution Date, if any, with respect to which the certificates described in the immediately preceding paragraph, are delivered, whereupon on such Monthly Distribution Date such balance shall be transferred to the appropriate Distribution Suspense Fund.

     If, on any Monthly Distribution Date, after giving effect to any transfers required to be made to other Accounts and Funds, the balance in either Extraordinary Distribution Account is equal to or less than $2.0 million and transfers to the Distribution Funds would not be permitted under the Indenture, such balance shall be held in such Extraordinary Distribution Account until the next Monthly Distribution Date, if any, with respect to which transfers to the Distribution Funds would be permitted under the Indenture, whereupon such balance shall be transferred to the appropriate Distribution Suspense Fund.

      If the Company elects to redeem the Bonds, the Trustee will select the Bonds to be redeemed pro rata as provided in the Indenture. The Bonds may be redeemed in multiples of $1,000 only. Notice of redemption will be mailed to holders not less than 30 nor more than 60 days before the redemption date to each holder whose Bonds are to be redeemed at such holder's address of record. On any date after the redemption date, interest shall cease to accrue on the portion of the Bonds called for redemption.

  Offer to Purchase

     As described below, upon the occurrence of a Change of Control, the Issuer will be obligated to make an offer to purchase all Existing Bonds and all additional series of Bonds, if any, then outstanding at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Certain Covenants - Change of Control."

Ratings

      Moody's Investors Service, Inc., and Duff & Phelps Credit Rating Co. assigned the Exchange Bonds ratings of Ba3 and BB-, respectively, in October 1996. Each such rating reflects only the view of the applicable Rating Agency at the time the rating is issued, and any explanation of the significance of such rating may only be obtained from such Rating Agency. There is no assurance that any such credit rating will remain in effect for any given period of time or that such rating will not be lowered, suspended or withdrawn entirely by the applicable Rating Agency if, in such Rating Agency's judgment, circumstances so warrant. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the Exchange Bonds.

Collateral for the Exchange Bonds

  General

      To secure the payment of the Existing Bonds and all additional series of Bonds, if any, PEC, the Company and the Issuer have granted the security interests described below pursuant to the PEC Stock Pledge Agreement, the Issuer Security Agreement, the Company Security Agreement and the Company Stock Pledge Agreement (each as defined below) (collectively, the "Security Documents"). Pursuant to the PEC Stock Pledge Agreement, PEC has pledged to Bankers Trust Company, as collateral agent (the "Collateral Agent") for the benefit  of  the  Secured Parties (as defined below), all  of  the  issued  and outstanding capital stock of the Company. Pursuant to the Issuer Security Agreement, the Issuer has collaterally assigned to the Collateral Agent for the benefit of the Secured Parties (i) the Company Notes, including, without limitation, the Initial Company Note representing the loan of the proceeds of the issuance of the Old Bonds, (ii) its interest under the Company Loan Agreement and (iii) other personal property of the Issuer. Pursuant to the Company Security Agreement, to secure the Company Guaranty and the payment of the Bonds, the Company has pledged to the Collateral Agent for the benefit of the Secured Parties (i) all of its rights with respect to each Account and Fund (excluding the International Accounts and Funds and the Distribution Funds), including all funds and investments in securities and other instruments from time to time therein and all letters of credit or other instruments substituting for funds in any such Accounts or Funds (collectively, the "U.S. Account Rights"), (ii) all of the Company's interest in distributions from PIC U.S. Entities and (iii) all of the Company's interest in and under the Additional Projects Contract. Pursuant to the Company Stock Pledge Agreement, to secure the Company Guaranty and the payment of the Bonds, the Company pledged to the Collateral Agent for the benefit of the Secured Parties (i) all of the issued and outstanding capital stock of the Issuer, (ii) all of the issued and outstanding capital stock of each PIC U.S. Entity and (iii) 60% of the issued and outstanding capital stock of each PIC International Entity. The aforesaid interests and rights so pledged are referred to herein, collectively, as the "Collateral." Although the Bondholders have recourse against the Issuer (whose sole assets are the Company Notes and the Company Loan Agreement) and, through the Guaranties, against the Company and the PIC U.S. Entities, and against the Collateral for payment of the Bonds, the ability of the Company to make payments under the Company Notes, and consequently the ability of the Issuer to make payments on the Bonds, depends entirely upon the performance of the Projects and their ability to make distributions through the PIC U.S. Entities to the Company. See "Risk Factors - Financial Risks." Each of PEC, the Company and the Issuer may have available to it certain defenses against enforcement of the Security Documents if the Collateral Agent proceeds against the Collateral under the applicable Security Documents. See "Risk Factors - Default on Project-level Debt; Enforcement of Rights and Realization of Collateral."

      All of the Collateral is held by the Collateral Agent for the benefit of the Secured Parties as collateral and security for the Bonds, the Company Guaranty and, on a subordinated basis, the obligations of Panda International or any affiliate thereof under any Letter of Credit reimbursement agreement.

      Individually, the pledges of the capital stock of each of the Issuer, Panda Interholding and Panda Cayman do not constitute a "substantial portion" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities
Act) of the Collateral securing the Existing Bonds. Except as discussed in the following paragraph, separate financial statements of each of the Issuer, Panda Interholding and Panda Cayman are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds.


The financial statements of the Company contained in this Prospectus present the financial position and results of operations of the Company and all of its subsidiaries on a consolidated basis. The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods. The unaudited condensed consolidated financial statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospectus.

  PEC Stock Pledge Agreement

      PEC has executed and delivered a Stock Pledge Agreement to the Collateral Agent (the "PEC Stock Pledge Agreement") for the benefit of the Secured Parties pledging all of the issued and outstanding capital stock of the Company.

  Issuer Security Agreement

     The Issuer has entered into a Security Agreement with the Collateral Agent (the "Issuer Security Agreement") for the benefit of the Secured Parties providing for the collateral assignment of all of the Issuer's personal property, including, without limitation, (i) the Company Notes, (ii) the Issuer's rights under the Company Notes, (iii) all of the Issuer's other contract rights, receivables and insurance proceeds, (iv) all of the Issuer's interest in and under the Company Loan Agreement, (v) all of the Issuer's other assets and (vi) all proceeds of the foregoing.

  Company Security Agreement

      The Company has entered into a Security Agreement with the Collateral Agent (the "Company Security Agreement") for the benefit of the Secured Parties providing for the collateral assignment of (i) all of the Company's interests in and rights to receive distributions from PIC Entities in respect of U.S. Projects, (ii) the U.S. Account Rights, (iii) all of the Company's interest in and rights under the Additional Projects Contract and (iv) all proceeds of the foregoing.

  Company Stock Pledge Agreement

      The Company has entered into a Stock Pledge Agreement with the Collateral Agent (the "Company Stock Pledge Agreement") for the benefit of the Secured Parties providing for the pledge of (i) all the issued and outstanding capital stock of the Issuer and each PIC U.S. Entity and (ii) 60% of the issued and outstanding capital stock of each PIC International Entity. Currently, there exists one PIC U.S. Entity, Panda Interholding, and one PIC International Entity, Panda. Individually, the pledges of the capital stock of each of the Issuer, Panda Interholding and Panda Cayman do not constitute a "substantial portion" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities Act) of the Collateral securing the Existing Bonds. Except as discussed in the following paragraph, separate financial statements of each of the Issuer, Panda Interholding and Panda Cayman are not presented in this Prospectus because the Company believes that such disclosure is not material to a prospective purchaser of the Exchange Bonds. The financial statements of the Company contained in this Prospectus present the financial position and results of operations of the Company and all of its subsidiaries on a consolidated basis. The consolidated financial statements of the Company as of December 31, 1994 and December 31, 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Panda Interholding as of such dates and for such periods. The unaudited condensed consolidated financial statements of Panda Interholding as of September 30, 1996 and for the nine months then ended are included separately in Appendix F to this Prospecus.

  Sharing of Collateral

      The Bondholders (represented by the Trustee), the Letter of Credit Provider (when and if a Letter of Credit is provided as permitted by the Indenture), the Trustee (collectively, the "Secured Parties") and the
Collateral Agent have entered into a Collateral Agency Agreement with the Issuer and the Company, pursuant to which the Collateral Agent has been appointed as agent for the Secured Parties and acts as such under the Security Documents. Accordingly, the rights of the Secured Parties with respect to the Collateral are shared among the Secured Parties in accordance with the terms of the Collateral Agency Agreement as described in more detail below.

  Collateral Agency Agreement

      The Collateral Agency Agreement provides that, upon an Event of Default, the Collateral Agent shall, on behalf of the Secured Parties, take such action to exercise its remedies under the Security Documents as directed by the Trustee acting pursuant to a request of the holders of a majority in aggregate principal amount of all outstanding Bonds in accordance with and subject to the terms and conditions set forth in the Indenture.

     The proceeds of any sale or other realization upon the Collateral pursuant to the Collateral Agent's exercise of remedies under the Security Documents are to be distributed as follows:

      First, to the Collateral Agent and the Trustee, ratably, in an amount equal to any fees, costs, expenses and other amounts then due to them;

      Second, to the Trustee for distribution in accordance with the Indenture, an amount equal to the principal of and premium, if any, and interest on the Existing Bonds and all additional series of Bonds, if any, and all other amounts owed to the Bondholders pursuant to the Indenture;

      Third, to the Letter of Credit Provider, in an amount equal to the unpaid amount of all reimbursement obligations, interest and other obligations owed to the Letter of Credit Provider; and

      Fourth, to the applicable grantors and pledgors of the Collateral under the Security Documents.

  Remedies Under the Security Documents

      If an Event of Default shall have occurred and be continuing and the conditions contained in the Indenture have been satisfied, the Trustee may take any or all of the following actions: (i) declare all or any portion of the Issuer's obligations under the Indenture (or the Company's obligations under the Company Notes) to be immediately due and payable; (ii) to the extent not already in its possession, direct the Collateral Agent to take possession of all or any portion of the Collateral; (iii) to the extent it has not already done so, instruct all obligors on any of the Collateral to make payment directly to the Collateral Agent; (iv) direct the Collateral Agent to take all cash or cash proceeds in respect of the Collateral; (v) direct the Collateral Agent to take actions necessary to protect the first priority perfected security interest in the Collateral; (vi) direct the Collateral Agent to foreclose or otherwise realize (as permitted by law) upon the Collateral; (vii) direct the Collateral Agent to exercise all voting and other rights associated with the capital stock included in the Collateral; (viii) direct the Collateral Agent to receive all distributions made by the U.S. Projects with respect to the Collateral; and (ix) direct the Collateral Agent to exercise any additional rights afforded a secured party under the Uniform Commercial Code.

     Nonetheless, there is no assurance that a foreclosure or other realization upon the Collateral will produce proceeds in an amount that would be sufficient to pay the principal of and accrued and unpaid interest on the Secured Obligations (as defined in the Collateral Agency Agreement), including, without limitation, the Existing Bonds. Furthermore, the ability of the Collateral Agent (on behalf of the Secured Parties, including the Bondholders) to foreclose or otherwise realize upon the Collateral following the occurrence of an Event of Default under the Security Documents will be subject in certain instances to perfection and priority issues and to practical problems associated with the realization of security interests in collateral of a type such as the Collateral. There can be no assurance that procedural impediments or delays will not affect the prompt execution of foreclosure or other realization upon the Collateral.

  Certain Bankruptcy Limitations

      The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable law, if a bankruptcy, insolvency or similar proceeding were to be commenced by or against the Issuer, the Company or PEC or if a receiver were appointed with respect to PEC, the Company or the Issuer, prior to the Collateral Agent having repossessed the Collateral. Under bankruptcy law, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy law permits the debtor to continue to retain and use collateral even though the debtor is in default under applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by the debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments on the Bonds, including the Exchange Bonds, could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the Bonds, including the Exchange Bonds, would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

The Accounts and Funds

      The  Company has established and maintains with and in the  name  of  the
Trustee, acting as agent for the Collateral Agent for the benefit of the Secured Parties, the U.S. Project Account, the Debt Service Fund, the Debt Service Reserve Fund, the Company Expense Fund, the Capitalized Interest Fund, the U.S. Mandatory Redemption Account, the U.S. Extraordinary Distribution Account, and the U.S. Distribution Suspense Fund (collectively, the "U.S. Accounts"). The Company, on behalf of the PIC International Entities, will establish and maintain with and in the name of the Trustee acting as agent for the PIC International Entities for the benefit of the Company (referred to in this capacity as the "International Collateral Agent") the International Project Account, the International Mandatory Redemption Account, the International Extraordinary Distribution Account, and the International Distribution Suspense Fund.

      In addition, the Company has established a U.S. Distribution Fund, and it will establish on behalf of the PIC International Entities, an International Distribution Fund. The U.S. Distribution Fund is in the name and sole control of the Company, and the International Distribution Fund will be in the name and sole control of the PIC International Entities.

  Project Accounts

      All (i) distributions and other amounts received by the Company, any PIC U.S. Entity or any person on behalf of the Company or any PIC U.S. Entity, from, or in connection with, the U.S. Projects that may be legally distributed or paid to the Company or any PIC U.S. Entity without contravention of any Project agreement (other than in each case Extraordinary Financial Distributions (which shall be applied as set forth in "Redemption - Optional Redemption" above) and distributions received that are required to be deposited in the Mandatory Redemption Account (which shall be applied as set forth in "Redemption - Mandatory Redemption" above), (ii) interest earned and received on amounts on deposit in the U.S. Accounts and Funds, (iii) payments of regularly scheduled interest and, if applicable, principal on the PIC International Entity Notes (other than in connection with any redemption or partial redemption thereof) and (iv) payments resulting from the redemption or partial redemption of the outstanding Other International Notes upon the occurrence of an International Redemption Event, are required to be deposited in the U.S. Project Account. All (i) distributions and other amounts received by any PIC International Entity or any person on behalf of any PIC International Entity, from or in connection with, the Non-U.S. Projects that may be legally distributed or paid to any PIC International Entity without contravention of any Project Agreement and (ii) interest earned and received on amounts on deposit in the International Accounts and Funds are required to be deposited in the International Project Account.

      The Trustee shall, on the first Business Day of each calendar month (each a "Monthly Distribution Date"), transfer monies from the U.S. Project Account (to the extent then available therein after giving effect to any transfers to be made to the U.S. Project Account on such Monthly Distribution Date and after withdrawing an amount equal to the agreed-upon fees and reasonable expenses of the Trustee and its agents and counsel due under the Indenture), in the respective amounts and in the order of priority as follows:

     (i) to the Debt Service Fund (the "Debt Service Fund"), for application to the payment of principal and interest on the Bonds, an amount equal to the excess, if any, of (a) the aggregate amount of interest (less any amount on deposit in the Capitalized Interest Fund in respect of such payment) and, if applicable, principal due and payable on the Company Notes (including any past due amounts) on the Payment Date for each series of Bonds then outstanding next following the day immediately preceding such Monthly Distribution Date (other than in connection with a call for redemption) over (b) the amount then on deposit in the Debt Service Fund.

     (ii) to the Capitalized Interest Fund (the "Capitalized Interest Fund"), an amount equal to the excess, if any, of (a) the Capitalized
           Interest Requirement then in effect over (b) the amount then on deposit in the Capitalized Interest Fund, after giving effect to any withdrawals from such Fund on such date;

     (iii) to the Debt Service Reserve Fund (the "Debt Service Reserve Fund"), an amount equal to the excess, if any, of (a) the Debt Service Reserve Requirement then in effect over (b) the sum of (1) the amount then on deposit in the Debt Service Reserve Fund, after giving effect to any withdrawals from such Fund on such date, and
           (2) the amount available to be drawn under any Letter of Credit, after giving effect to any drawings under any Letter of Credit on such date;

     (iv) to the Company Expense Fund (the "Company Expense Fund"), an amount equal to the excess, if any, of (a) the sum of (1) the Company Expenses Amount for the applicable calendar year plus (2) the Annual Letter of Credit Fee, if any, for such calendar year over
           (b) the aggregate amount deposited in the Company Expense Fund since the beginning of such calendar year; and

     (v) to the U.S. Distribution Suspense Fund (the "U.S. Distribution Suspense Fund"), the remaining balance, if any, on deposit in the U.S. Project Account.

      On each Monthly Distribution Date, the International Collateral Agent shall transfer monies from the International Project Account (to the extent then available therein after giving effect to any transfers to be made to the International Project Account on such Monthly Distribution Date and after withdrawing an amount equal to the agreed upon fees and reasonable expenses of the International Collateral Agent and its agents and counsel due under the Indenture) (i) first to the payment of any amount then due on any PIC International Entity Note and (ii) then to the International Distribution Suspense Fund, the remaining balance, if any on deposit in the International Project Account.

  Debt Service Fund

      Amounts on deposit in the Debt Service Fund shall be applied by the Trustee solely to pay interest and principal (whether at stated maturity or by acceleration or otherwise, other than in connection with a call for redemption), due and payable on the Company Notes, as and when provided under the Company Notes (for application by the Trustee to the payment of interest and principal on the Bonds). Currently, the balance in the Debt Service Fund is approximately $6.4 million. If, on any Payment Date the amounts on deposit in the Debt Service Fund (after giving effect to all transfers to the Debt
Service Fund on such date) are insufficient for the payment in full of the interest and, if applicable, principal on the Company Notes scheduled to be paid on such date, including any past due amounts (such deficiency hereinafter referred to as a "Debt Service Deficiency"), an amount equal to such Debt Service Deficiency shall be withdrawn and transferred to the Debt Service Fund first, from the U.S. Distribution Suspense Fund, then, from the U.S. Extraordinary Distribution Account (using Available Amounts only), then, from the Company Expense Fund, then, from the Debt Service Reserve Fund, the monies on deposit therein, then, from the Debt Service Reserve Fund, the proceeds received by the Trustee after making a drawing on the Letter of Credit, if any, then, from the Capitalized Interest Fund and then, from the U.S. Mandatory Redemption Account (using Available Amounts only); provided, however, that if there are not sufficient funds in the U.S. Accounts and Funds to eliminate a Debt Service Deficiency, monies will be transferred from the International Accounts and Funds by the International Collateral Agent to effect a redemption or partial redemption of the Other International Notes in an amount equal to the lesser of (A) the amount necessary to cure the remaining Debt Service Deficiency, (B) the entire outstanding principal amount of the Other International Notes and (C) the amount then on deposit in the International Accounts and Funds. The amount of any Other International Note that is redeemed or partially redeemed for purposes of eliminating a Debt Service Deficiency will be transferred to the U.S. Project Account and then from the U.S. Project Account to the Debt Service Fund. PEC has agreed to cause the Company (and, if necessary, to make contributions to the Company) to loan $6.4 million to a PIC International Entity evidenced by an Other International Note, on or prior to the earlier of (i) the first date on which Commercial Operations have been achieved by any Non-U.S. Project in the Project Portfolio and (ii) the date of transfer to the Project Portfolio of any Non-U.S. Project that has already achieved Commercial Operations. The Company may, but is under no obligation to, lend additional amounts to the PIC International Entities to create additional Other International Notes.

  Capitalized Interest Fund

      Upon issuance of the Old Bonds, the Company delivered to the Trustee for deposit in the Capitalized Interest Fund approximately $9.8 million out of the loan by the Issuer to the Company of the proceeds from the issuance of the Old Bonds, which is the current balance in the Capitalized Interest Fund. Monies from time to time held on deposit in the Capitalized Interest Fund shall be transferred to the Debt Service Fund on the Interest Payment Dates and in the amounts set forth in each Series Supplemental Indenture. On any Monthly
Distribution Date on which the Company provides a certificate to the Trustee (supported by a certificate to the Trustee from the Consolidating Engineer) stating that (i) the Company Debt Service Coverage Ratio and the Consolidated Debt Service Coverage Ratio (if then applicable) for the 12 months immediately preceding the month in which such Monthly Distribution Date occurs equal or exceed 1.7:1 and 1.25:1, respectively, and (ii) the projected Company Debt Service Coverage Ratio and the projected Consolidated Debt Service Coverage Ratio (if then applicable) will (after giving effect to any distribution from the Capitalized Interest Fund to the U.S. Distribution Suspense Fund proposed to be made on such Monthly Distribution Date), equal or exceed 1.7:1 and
1.25:1,  respectively,  for each Future Ratio Determination  Period,  then  all amounts in the Capitalized Interest Fund may be transferred to the U.S. Distribution Suspense Fund. Upon any such transfer, the Capitalized Interest
Requirement shall be zero unless and until a new Capitalized Interest Requirement is established by a subsequent Series Supplemental Indenture. If, on any Monthly Distribution Date, the amount on deposit in the Capitalized Interest Fund (after giving effect to all transfers to the Capitalized Interest Fund to be made on such Monthly Distribution Date) is less than the Capitalized Interest Requirement in effect on such date (each such deficiency, a
"Capitalized Interest Deficiency"), an amount equal to such Capitalized Interest Deficiency shall be withdrawn and transferred to the Capitalized Interest Fund first, from the U.S. Distribution Suspense Fund, then from the U.S. Extraordinary Distribution Account (using Available Amounts only), then from the Company Expense Fund, then from the Debt Service Reserve Fund, the monies  on  deposit  therein,  then from the Debt  Service  Reserve  Fund,  the proceeds received by the Trustee after making a drawing on the Letter of Credit, if any, and then from the U.S. Mandatory Redemption Account (using Available Amounts only); provided, however, that if there are not sufficient funds in the U.S. Accounts and Funds to eliminate a Capitalized Interest Deficiency, monies will be transferred from the International Accounts and Funds (after giving effect to any transfers therefrom in respect of a Debt Service Deficiency) by the International Collateral Agent to effect a redemption or partial redemption of the Other International Notes in an amount equal to the lesser of (A) the amounts on deposit in the International Accounts and Funds, (B) the outstanding principal amount of the Other International Notes and (C) the amount of such Capitalized Interest Deficiency. The amounts realized from the redemption or partial redemption of any Other International Notes for purposes of eliminating a Capitalized Interest Deficiency will be transferred to the U.S. Project Account and then from the U.S. Project Account to the Capitalized Interest Fund. PEC has agreed to cause the Company (and, if necessary, to make contributions to the Company) to loan $6.4 million to a PIC International Entity evidenced by an Other International Note, on or prior to the earlier of (i) the first date on which Commercial Operations have been achieved by any Non-U.S. Project in the Project Portfolio and (ii) the date of transfer to the Project Portfolio of any Non-U.S. Project that has already achieved Commercial Operations. The Company may, but is under no obligation to, lend additional amounts to the PIC International Entities to create additional Other International Notes.

  Debt Service Reserve Fund

      Upon the issuance of the Old Bonds, the Company delivered to the Trustee for deposit in the Debt Service Reserve Fund $6.4 million out of the loan by the Issuer to the Company of the proceeds from the issuance of the Old Bonds, which is the current balance in the Debt Service Reserve Fund. The Trustee shall apply amounts held in the Debt Service Reserve Fund solely to eliminate any Debt Service Deficiency or Capitalized Interest Deficiency.

      At any time when the Capitalized Interest Requirement for any series of Bonds is zero, in lieu of maintaining monies in the Debt Service Reserve Fund, all or a portion of the Debt Service Reserve Requirement in respect of such series may be satisfied by the delivery to the Trustee of one or more Letters of Credit.

      On any Payment Date on which a Debt Service Deficiency exists, an amount equal to any Debt Service Deficiency, subject to the order of priority established under "Debt Service Fund" above, will be withdrawn from the Debt Service Reserve Fund, with any Letter of Credit being drawn upon only after all monies on deposit in the Debt Service Reserve Fund have been exhausted.

      If thirty days prior to the expiration of any Letter of Credit delivered in respect of the Debt Service Reserve Requirement, such Letter of Credit has not been renewed, extended or replaced, the Trustee shall make a drawing thereunder in an amount equal to the lesser of (i) the excess, if any, of (a) the Debt Service Reserve Requirement then in effect over (b) the sum of the undrawn face amount of all other Letters of Credit, if any, and the amount of monies held in the Debt Service Reserve Fund and (ii) the maximum amount available to be drawn under such Letter of Credit. The proceeds of any such drawing shall be deposited in the Debt Service Reserve Fund to be applied in accordance with the Indenture. If, on any Monthly Distribution Date, the amount on deposit in the Debt Service Reserve Fund (after giving effect to all transfers to the Debt Service Reserve Fund to be made on such Monthly Distribution Date) is less than the Debt Service Reserve Requirement in effect on such date (each such deficiency, a "Debt Service Reserve Deficiency"), an amount equal to such Debt Service Reserve Deficiency shall be withdrawn and transferred to the Debt Service Reserve Fund first, from the U.S. Distribution Suspense Fund, then from the U.S. Extraordinary Distribution Account (using Available Amounts only), then from the Company Expense Fund and then from the U.S. Mandatory Redemption Account (using Available Amounts only); provided, however, that if there are not sufficient funds in the U.S. Accounts and Funds to eliminate a Debt Service Reserve Deficiency, monies will be transferred from the International Accounts and Funds (after giving effect to any transfers therefrom in respect of a Debt Service Deficiency or a Capitalized Interest Deficiency) by the International Collateral Agent to effect a redemption or partial redemption of the Other International Notes in an amount equal to the lesser of (A) the amounts on deposit in the International Accounts and Funds,
(B) the outstanding principal amount of the Other International Notes and (C) the amount of such Debt Service Reserve Deficiency. The amounts realized from the redemption or partial redemption of any Other International Notes for purposes of eliminating a Debt Service Reserve Deficiency will be transferred to the U.S. Project Account and then from the U.S. Project Account to the Debt Service Reserve Fund. PEC has agreed to cause the Company (and, if necessary, to make capital contributions to the Company) to loan $6.4 million to a PIC International Entity evidenced by an Other International Note, on or prior to the earlier of (i) the first date on which Commercial Operations have been achieved by any Non-U.S. Project in the Project Portfolio and (ii) the date of transfer to the Project Portfolio of any Non-U.S. Project that has already achieved Commercial Operations. The Company may, but is under no obligation to, lend additional amounts to the PIC International Entities to create additional Other International Notes.

  Company Expense Fund

       Except as otherwise provided in the Indenture, on each Monthly Distribution Date monies held on deposit in the Company Expense Fund shall be applied solely to pay all reasonable accrued and unpaid costs and expenses incurred by or on behalf of the Issuer, the Company or any PIC Entity in connection with the management of, and the general and administrative expenses of, the Issuer, the Company or the PIC Entities through such Monthly Distribution Date plus any portion of the Annual Letter of Credit Fee that is due and payable or past due on such Monthly Distribution Date. Upon the issuance of the Old Bonds, the Company delivered to the Trustee for deposit in the Company Expense Fund $300,000, which is the current Company Expenses Amount. The Company Expenses Amount is adjusted upward each year for inflation and may be increased from time to time at the request of the Company, subject to the limitations set forth in the Indenture. The current balance in the Company Expense Fund is approximately $300,000.

  Distribution Suspense Funds and Distribution Funds

      On each Monthly Distribution Date, upon receipt of the appropriate required Distribution Certificate from the Company, the Trustee shall transfer from the U.S. Distribution Suspense Fund to the U.S. Distribution Fund and the International Collateral Agent shall transfer from the International Distribution Suspense Fund to the International Distribution Fund monies then on deposit in such Distribution Suspense Funds, in the amount set forth in such Distribution Certificate as being available for distribution to such Distribution Fund (see "Certain Covenants - Limitations on Distributions" below). The U.S. Distribution Fund is in the name and sole control of the Company, the International Distribution Fund shall be in the name and sole control of the PIC International Entities, and none of the Issuer, the Trustee, the International Collateral Agent or the Bondholders will have any interest in the Distribution Funds.

  Mandatory Redemption Accounts

      Promptly after receipt by the Company or any PIC Entity, monies received in respect of Mandatory Redemption Events (subject to certain exceptions described in "Redemption - Mandatory Redemption" above), shall be deposited in the U.S. Mandatory Redemption Account if such Mandatory Redemption Event relates to a U.S. Project and in the International Mandatory Redemption Account if such Mandatory Redemption Event relates to a Non-U.S. Project, and all such amounts deposited in the Mandatory Redemption Accounts shall remain therein until they are used in the manner described in the Indenture for the mandatory redemption of the Bonds or otherwise are transferred or distributed as provided in the Indenture. See "Redemption - Mandatory Redemption" above.

  Extraordinary Distribution Accounts

     Promptly after receipt by the Company or any PIC Entity, all Extraordinary Financial Distributions shall be deposited in the U.S. Extraordinary Distribution Account if such Extraordinary Financial Distribution relates to a U.S. Project and in the International Extraordinary Distribution Account if it relates to a Non-U.S. Project, and all such amounts deposited in the Extraordinary Distribution Accounts shall remain therein until they are used in the manner described in the Indenture for the optional redemption of Bonds or otherwise are transferred or distributed as provided in the Indenture. See "Redemption - Optional Redemption" above.

Investment of Accounts and Funds

      If directed by the Company or any PIC International Entity, the Trustee and the International Collateral Agent, as the case may be, shall invest the monies on deposit in the Accounts and Funds in Permitted Investments, provided that if an Event of Default has occurred and is continuing, the Trustee or the International Collateral Agent, as the case may be, may only invest monies in the Accounts and Funds in Permitted Investments of a maturity of 30 days or less. Neither the Trustee nor the International Collateral Agent shall be liable for any losses incurred on such investments. Any earnings received from and losses on Permitted Investments using monies in the U.S. Accounts and Funds shall be deposited in the U.S. Project Account, and any earnings received from and losses on Permitted Investments using monies in the International Accounts and Funds shall be deposited in the International Project Account.

Identity and Role of Consolidating Engineer

      ICF currently serves as the Consolidating Engineer in accordance with the Indenture. Pursuant to the Indenture, the Consolidating Engineer is responsible for providing certificates to the Trustee with respect to the calculations made by the Company in certificates delivered to the Trustee in connection with (i) any issuance of additional series of Bonds, (ii) Mandatory Redemption Events and (iii) requests for distributions in respect of Extraordinary Financial Distributions in excess of $5.0 million. In providing such certificates, the Consolidating Engineer is entitled to rely on reports or certificates of qualified Independent Engineers or other independent consultants. See "Consolidating Engineer."

Certain Covenants

  Limitations on Distributions

      Transfers from the Distribution Suspense Funds to the corresponding Distribution Funds are subject to the satisfaction of the following conditions on the applicable Monthly Distribution Date and the Trustee shall have received a certificate (with supporting calculations attached to such certificate) at least two Business Days prior to such Monthly Distribution Date to the effect that, after giving effect to such proposed transfer: (i) the amount on deposit in the Debt Service Fund is equal to or greater than the aggregate amount of interest (less amounts on deposit in the Capitalized Interest Fund in respect of such interest payment) and, if applicable, principal due and payable on the Bonds (including any past due amounts) on the Payment Date for each series of Bonds then outstanding next following the day immediately preceding such Monthly Distribution Date (other than in connection with a call for redemption); (ii) the amount on deposit in each of the Capitalized Interest Fund, the Debt Service Reserve Fund, the Company Expense Fund, the Mandatory Redemption Accounts and the Extraordinary Distribution Accounts is equal to or greater than the amount then required to be on deposit in each such Fund or Account as of such date; (iii) no Default (to the knowledge of any officer of the Company) or Event of Default under the Indenture has occurred and is continuing; (iv) with certain exceptions, the Company Debt Service Coverage Ratio is equal to or greater than 1.4:1 for the 12 months immediately preceding the month in which such Monthly Distribution Date is to occur (or for such shorter period as the Bonds have been outstanding); and (v) the projected Company Debt Service Coverage Ratio is equal to or greater than 1.4:1 for the 12 months immediately succeeding the month in which such Monthly Distribution Date is to occur (or for such shorter period as the series of Bonds with the latest Final Stated Maturity is scheduled to be outstanding). Notwithstanding the foregoing, on the Monthly Distribution Date immediately succeeding the delivery to the Trustee of any Letter of Credit, any amounts on deposit in the Debt Service Reserve Fund in excess of the Debt Service Reserve Requirement minus the undrawn stated amount of all such Letters of Credit shall be transferred by the Trustee to the U.S. Distribution Suspense Fund.

       Neither the Company nor any PIC Entity shall make payments or distributions to PEC or any other affiliate of the Company or payments to any subordinated lender with respect to any subordinated loan and the Issuer shall not distribute any dividends to the Company (such payments, distributions and dividends being herein referred to as "Distributions") out of Project Distributions or any Collateral except from, and to the extent of, in the case of the Company or any PIC U.S. Entity, monies on deposit in the U.S. Distribution Fund and, in the case of any PIC International Entity, monies on deposit in the International Distribution Fund.

  Limitations on Debt

     Neither the Issuer nor the Company shall, nor shall the Company permit any PIC Entity or Project Entity to, create or incur or suffer to exist any debt, except:

   (i) in the case of the Issuer, (a) the Existing Bonds and (b) additional series of Bonds, if any, provided that at the time of the creation of each additional series of Bonds (other than any series issued solely in exchange for an equivalent aggregate principal amount of outstanding Bonds of another series) (1) the Company provides a certificate to the Trustee (supported by a certificate to the Trustee from the Consolidating Engineer) stating that, after giving effect to the issuance of such additional series of Bonds and the application of the proceeds therefrom, the projected Company Debt Service Coverage Ratio and the projected Consolidated Debt Service Coverage Ratio (if then applicable) equal or exceed 1.7:1 and 1.25:1, respectively, for each Future Ratio Determination Period, and (2) the rating (in effect immediately prior to the issuance of such additional series) of the Bonds is Reaffirmed after giving effect to the issuance of such additional series, provided, further, that such Reaffirmation shall not be required if (A) neither the Company nor any PIC Entity has acquired (or is acquiring in connection with the issuance of such additional series of Bonds), sold or otherwise disposed of, since the last date upon which the Bonds were rated or a Reaffirmation of rating was given in respect thereof, any amount of direct or indirect interests in one or more Projects with respect to which the sum of (w) the aggregate purchase prices of all such acquisitions and (x) the aggregate sales prices and proceeds received in connection with any such disposition of all such sales or other disposition, exceeds the greater of (y) $50 million and (z) 25% of the aggregate principal amount of the Bonds then outstanding and (B) the aggregate principal amount of the additional series of Bonds to be issued is less than the lesser of
          (x) $50 million and (y) 25% of the then outstanding aggregate principal amount of the Bonds then outstanding;

   (ii) in the case of the Company, the Company Notes, the Company Guaranty and allocations among the Company and affiliates of the Company of overhead expenses not in excess at any one time of the Company Expenses Amount;

   (iii) in the case of the PIC International Entities, (a) the PIC International Entity Notes and (b) subordinated debt (including Other International Notes) payable to the Company or any PIC Entity which shall not have independent rights of acceleration or remedies without the occurrence of rights of acceleration or remedies on the Company Notes;

   (iv) in the case of the PIC U.S. Entities, (a) the PIC U.S. Entity Guaranties and (b) subordinated debt payable to the Company or any PIC Entity which shall not have independent rights of acceleration or remedies without the occurrence of rights of acceleration or remedies on the Company Notes; and

   (v) in the case of Project Entities, Project debt and debt arising under guaranties permitted pursuant to the Indenture.

  Limitations on Guaranties

     Neither the Issuer nor the Company shall, and the Company shall not permit any PIC Entity or Project Entity to, contingently or otherwise, be or become liable, directly or indirectly, in connection with any guaranty except (i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (ii) in the case of the Company, the Company Guaranty; (iii) in the case of any PIC U.S. Entity, the PIC U.S. Entity guaranties; and (iv) in the case of any Project Entity, guaranties of Project Debt permitted by the Indenture and guaranties of payment or performance created, required or expressly permitted to exist under any Project agreement.

  Limitations on Liens

     The Issuer and the Company shall not, and the Company shall not permit any PIC Entity to, create or suffer to exist or permit any Lien upon or with respect to any of their respective property or any Project Distributions, except (i) Liens created or otherwise expressly permitted or required to exist by the Indenture or any Transaction Document, (ii) Liens for taxes, assessments, charges, levies, claims or obligations which are either not yet due, are due but payable without penalty or are the subject of a good faith contest by the Issuer, the Company, or any PIC Entity, as the case may be,
(iii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding if the same are the subject of a good faith contest, (iv) with respect to property of, or Project Distributions to, any PIC Entity, Liens required or permitted to exist by the
Project agreements if such Liens were required to exist or existed (a) on the date the Existing Bonds are issued or (b), with respect to Liens upon or with respect to property or Project Distributions relating to a particular Project, at the time the Company or any PIC Entity makes its initial capital contribution or purchase price payment with respect to such Project or receives interests in such Project acquired subsequent to such initial contribution or payment, or any replacement or successor Lien created in connection with the refinancing of any Project, provided such replacement or successor Lien shall not secure any monetary obligation materially greater than the Lien it replaces or succeeds or encumber any Property not subject to the Lien it replaces or succeeds unless (and only to the extent that) the provisions for incurring or refinancing Project Debt (as provided in "Limitations on Project Debt and Project Agreements" below) have been satisfied, (v) Liens in connection with worker's compensation, unemployment insurance or other social security or pension obligations and (vi) with respect to property of, or Project Distributions to, any PIC Entity, Liens other than to secure debt, provided such Lien could not reasonably be expected to (A) result in a Material Adverse Change or (B) in the case of any Lien on the Collateral, materially diminish the value of, or the security offered by, the Property subject to such Lien.

  Limitations on Activities of the Issuer and the Company

      The Company shall not engage in any business other than (i) the direct or indirect ownership of PIC Entities, Project Entities and Projects, (ii) the making of loans to its controlling affiliates, PIC Entities and Project Entities, (iii) the issuance of the Company Notes and the Company Guaranty,
(iv) distributions and investments permitted by the Indenture and (v) activities reasonably necessary, in the judgment of the Company, to preserve, protect or enhance the value of the Company's investments in the Projects.

      The Issuer shall not have any Subsidiaries. The Company shall not create, acquire or purchase (i) any direct Subsidiary other than the PIC Entities or
(ii) any indirect Subsidiary other than the Project Entities, in each case for the purposes contemplated above or in connection with the acquisition of interests in Project Entities permitted by the Indenture.

     The Issuer shall not engage in any business other than (i) the issuance of the Existing Bonds and the additional series of Bonds, if any, (ii) the performance of its obligations under the Transaction Documents, (iii) enforcement of its rights under the Security Documents and the Company Notes and (iv) activities reasonably related to the foregoing.

  Ownership of Projects

      The  Company  shall  maintain (i) at least a  50%  (direct  or  indirect)
ownership or equivalent interest in each Project or (ii)(a) at least a 25% (direct or indirect) ownership or equivalent interest in each Project not meeting the requirements of clause (i) above and (b) a controlling influence over the management and policies with respect to each Project, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that no other entity has greater control than the Company over the management and policies of such Project. Notwithstanding the foregoing, this covenant shall not prohibit the sale, lease, transfer or other disposition of all interests in a Project, or a reduction in the ownership or equivalent interest of, or control over, a Project occurring pursuant to the terms of a build-operate-transfer arrangement at least ten years after the entering into of such arrangement. See "Prohibition on Fundamental Changes and Dispositions of Assets" below.

  Limitations on Project Debt and Project Agreements

      The Company shall not, nor shall it permit any PIC Entity to, incur or refinance any Project Debt or enter into any Project agreement (other than in connection with Liens permitted under the Indenture), and the Company shall not permit any Project Entity to, (i) incur any Project Debt other than that existing or created on the date that the Project to which such Project Debt relates is transferred to the Project Portfolio or on the date that the Company or any PIC Entity makes its initial investment in the Project to which such Project Debt relates, (ii) refinance any Project Debt, (iii) enter into any Project agreements other than any Project agreement existing or created on the date that the Project to which such Project Debt relates is transferred to the Project Portfolio or on the date that the Company or any PIC Entity makes its initial contribution with respect to the Project to which such Project agreement relates or (iv) amend or modify any Project agreement, if in the case of clause (i), (ii), (iii) or (iv) such action could reasonably be expected to reduce Cash Available for Distribution (including any such action that could (a) decrease the amount of, or postpone the receipt of, any revenues, distributions or other amounts to be received by or on behalf of the Company, a PIC Entity or such Project Entity, (b) increase the amount of, or accelerate the date for payment of, any fees, prepayments, costs, expenses, liabilities or other amounts payable by or on behalf of the Company, a PIC Entity or such Project Entity or (c) create additional conditions precedent to, or modify existing conditions if such modification could impair, the right of the Company or a PIC Entity to receive distributions or other amounts directly or indirectly from any PIC Entity or Project Entity) by 10% or more in the aggregate during any Future Ratio Determination Period unless at the time of such action (1) the Company provides a certificate to the Trustee (supported by a certificate to the Trustee from the Consolidating Engineer) stating that, after giving effect to such action, the projected Company Debt Service Coverage Ratio and the projected Consolidated Debt Service Coverage Ratio (if then applicable) equal or exceed 1.7:1 and 1.25:1, respectively, for each Future Ratio Determination Period and (2) the rating of the outstanding Bonds, after giving effect to such action, has been Reaffirmed.

  Distributions by Projects

     Subject to reasonable working capital and capital improvement requirements (taking into account reasonable currency exchange and tax planning requirements), the Company shall cause each Project Entity to distribute to the PIC Entities all distributions and other amounts received, directly or indirectly, by such Project Entity or by any other person on behalf of such Project Entity from, or in connection with, the Project Portfolio that may be legally distributed or paid to any PIC Entity without contravention of any Project agreement.

  Prohibition on Fundamental Changes and Disposition of Assets

      None of the Issuer, the Company and any PIC Entity shall enter into any transaction of merger, consolidation, sale, lease, transfer or other disposition of all or substantially all of its assets (including the Project Portfolio), change its form of organization or its business, or liquidate or dissolve itself (or suffer any liquidation or dissolution); provided, however, that the Issuer, the Company or any PIC Entity may merge or consolidate or sell, lease, transfer or otherwise dispose of all or substantially all of its assets, if: (i) (a) in the case of the Issuer, the successor or transferee entity is a wholly-owned Subsidiary of the Company and such successor or transferee entity expressly assumes, by an instrument in form and substance reasonably satisfactory to the Trustee, all of the Issuer's obligations under the Indenture, the Bonds and the other Transaction Documents to which the Issuer is a party; (b) in the case of the Company, the successor or transferee entity shall be an entity organized and existing under the laws of any state of the United States or the District of Columbia and shall expressly assume, by an instrument in form and substance satisfactory to the Trustee, all of the obligations of the Company under the Indenture, the Company Guaranty, the Company Notes and the other Transaction Documents to which the Company is a party; and (c) in the case of any PIC Entity, the successor or transferee entity shall be organized under the laws of any state of the United States or the District of Columbia, or, in the case of a PIC International Entity, an appropriate foreign tax jurisdiction, and shall expressly assume, by an instrument in form and substance satisfactory to the Trustee all of the obligations of such PIC Entity, if any, under the Transaction Documents to which such PIC Entity is a party; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and after giving effect to any modifications made to the terms of the Indenture in order to reflect the particular characteristics of the purchasing or surviving entity, provided that the rating in effect immediately prior to such modification of the Existing Bonds and any additional series of Bonds, then outstanding, is Reaffirmed), no Event of Default shall have occurred and be continuing; (iii) the Company shall have delivered an Officer's Certificate and an Opinion of Counsel (as defined in the Indenture) each stating that all conditions precedent provided in the Indenture relating to such transaction have been complied with and (iv) the rating then in effect on the Existing Bonds and any additional series of Bonds, then outstanding, is Reaffirmed, after giving effect to such merger, consolidation, sale, lease, transfer or other transaction. Notwithstanding the foregoing, (i) in no event shall the Company be permitted to merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, the Issuer and
(ii) in no event shall the Issuer be permitted to merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, the Company. Notwithstanding anything in this paragraph to the contrary, the Company or a PIC Entity may sell its direct or indirect interests in a Project or Projects to the extent provided in "Sales of Projects" below. None of the Issuer, the Company or any PIC Entity shall purchase or otherwise acquire all or substantially all of the assets of any person except that (i) the Company and the PIC Entities may acquire direct or indirect interests in Project Entities and Projects to the extent permitted by the Indenture, (ii) in connection with any merger, consolidation or sale, lease, transfer or other transaction satisfying the applicable requirements of this paragraph and as provided in "Sales of Projects" below, (iii) for the creation or acquisition by PIC of a PIC Entity or by a PIC Entity of a Project Entity or (iv) any purchase or other acquisition of interests in or held by the Company's or any PIC Entity's existing investments if after giving effect to any such purchase or acquisition, no Default or Event of Default will exist or result therefrom. Except in connection with any merger, consolidation or sale transaction satisfying the applicable requirements of this paragraph, or as contemplated by the Security Documents, the Company may not transfer all or any portion of its ownership interest in the Issuer or any PIC Entity.

  Change of Control

      Upon the occurrence of a Change of Control, the Issuer will be obligated to make an offer to purchase all of the then outstanding Existing Bonds and additional series of Bonds, if any (a "Change of Control Offer"), and will purchase on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding Bonds validly tendered pursuant to such Change of Control Offer and not withdrawn, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date in accordance with the terms of the Indenture. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

      In order to effect such Change of Control Offer, the Issuer will, not later than the 30th day after the Change of Control, mail to the Trustee and each Bondholder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Bondholders must follow to accept the Change of Control Offer.

      There can be no assurance that the Issuer will have available funds sufficient to fund the purchase of the Bonds upon a Change of Control. In the event a Change of Control occurs at a time when the Issuer does not have available funds sufficient to pay the Change of Control Purchase Price for all of the Bonds delivered by Bondholders seeking to accept the Change of Control Offer, an Event of Default would occur under the Indenture. The definition of Change of Control includes an event by which the Company sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, there may be uncertainty as to whether a Change of Control has occurred as a result of any particular sale, conveyance, transfer, lease or other disposition of assets of the Company and its Subsidiaries. Any such uncertainty may adversely affect the enforceability of the Change of Control provisions of the Indenture.

      The Issuer will not be required to make a Change of Control Offer upon a Change of Control if another person makes the Change of Control Offer at the same purchase price, at the same time and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by the Issuer and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.

      The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, if a Change of Control occurs and the Issuer is required to repurchase Bonds as described above. The existence of a Bondholder's right to require, subject to certain conditions, the Issuer to repurchase its Bonds upon a Change of Control may deter a third party from acquiring the Issuer in a transaction that constitutes, or results in, a Change of Control.

      The Issuer shall, subject to certain exceptions described in the Indenture, be required to purchase all Existing Bonds and Bonds of additional series, if any, properly tendered pursuant to the Change of Control Offer and not withdrawn.

  Additional Collateral

       If the U.S. federal income tax laws are amended to permit the International Accounts and Funds or any shares of the capital stock of or other ownership interests in the PIC International Entities that have not been pledged to the Collateral Agent pursuant to the Security Documents to be
included   as  part  of  the  Collateral  without  adversely  affecting   Panda
International's ability to defer U.S. federal income taxes on earnings from Non-U.S. Projects, then (i) the Issuer and the Company will enter into a supplemental indenture with the Trustee to include such capital stock or other ownership interests and the International Accounts and Funds as part of the Collateral and (ii) the Company shall, and shall cause the PIC International Entities to, execute appropriate security documents pledging to the Collateral Agent as Collateral such International Accounts and Funds and such stock or other ownership interests, as the case may be.

  Transactions with Affiliates

     The Issuer and the Company shall not, and the Company shall not permit any PIC Entity or Project Entity (collectively, the "PIC Group") to, engage in transactions with affiliates of the Company other than members of the PIC Group except for (i) transactions which are on terms no less favorable to the PIC Group than the PIC Group could obtain in arms-length transactions from third parties which are not affiliates of the Company, (ii) distributions, loans and investments permitted by the Indenture and (iii) transactions required by the Indenture or the Transaction Documents.

  Use of Proceeds

      The Issuer loaned all of the proceeds received by it from the issuance of the Old Bonds to the Company which used and will use the net proceeds thereof (after deducting underwriting discounts and commissions) (i) to fund the Capitalized Interest Fund in the amount of approximately $9.8 million; (ii) to fund the Debt Service Reserve Fund in the amount of approximately $6.4 million;
(iii) to fund the Company Expense Fund in the amount of approximately $300,000;
(iv) to pay transaction expenses and fees incurred in connection with the Prior Offering, estimated at approximately $900,000; (v) to fund in the amount of approximately $25.1 million a portion of the acquisition by the Panda-Rosemary Partnership of the limited partnership interest therein held by Ford Credit;
(vi) to distribute approximately $60.9 million to Panda International, of which approximately $26.4 million was used by Panda International to prepay senior indebtedness held by Trust Company of the West.

  Sales of Projects

      The Company will not, and the Company will not permit any PIC Entity or Project Entity to, sell any direct or indirect interests in Projects for aggregate consideration in excess of $2,000,000 in any calendar year; provided, however, that any such sale may be made (i) if after giving effect to any such sale, the Company complies with the requirements set forth in "Certain Covenants - Ownership of Projects," (ii) the proceeds of any such sale are applied as provided in "Mandatory Redemption" above to effect a mandatory redemption of any PIC International Entity Notes or Bonds, as the case may be,
(iii) the Company provides a certificate to the Trustee (supported by a certificate to the Trustee from the Consolidating Engineer) stating that, after giving effect to such sale and the application of the proceeds therefrom (including through a mandatory redemption), the projected Company Debt Service Coverage Ratio and the projected Consolidated Debt Service Coverage Ratio (if then applicable) equal or exceed 1.7 to 1.0 and 1.25 to 1.0, respectively for each Future Ratio Determination Period and (iv) if the proceeds of such sale to be received by the Company or any PIC Entity exceed the lesser of (x) $50 million and (y) 25% of the aggregate principal amount of the Bonds then outstanding, the rating on the Bonds immediately prior to such sale is Reaffirmed (after giving effect to such sale and the application of the proceeds therefrom). (Section 7.28)

  PIC International Entity Loan Agreements

      The Company shall cause each PIC International Entity that is created, acquired or purchased after the Issue Date to execute, and to deliver a copy to the Trustee, a loan agreement, substantially in the form of the PIC International Entity Loan Agreement attached to the Indenture, at the time such PIC International Entity is so created, acquired or purchased, and to enter into the security documents granting the Company a security interest in the International Accounts and Funds and distributions from PIC International Entities.

Additional Covenants

      In addition to the covenants described above, the Indenture also contains covenants of the Issuer and the Company regarding maintenance of existence, compliance with organizational documents, nonmodification and nonamendment of organizational documents (except in the manner provided therein and in a manner that does not modify certain provisions relating to the existence of an independent director or the business purpose of such entity and that could not be reasonably expected to result in a Material Adverse Change), payment of taxes, pursuing rights to compensation upon the occurrence of a casualty or condemnation, maintenance of books and records, the right of the Trustee to inspect the property, compliance with laws, opinions of counsel regarding the maintenance of recordations and filings, providing further assurances, delivery of financial statements, compliance certificates, reports, notices of certain material subsequent events and certain information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance by a Bondholder with Rule 144A in connection with the resale of Existing Bonds and additional series of Bonds, if any, restrictions on termination or amendment of any Transaction Document or entry into any new agreement which could reasonably be expected to result in a Material Adverse Change, limitations on investments, restrictions on actions that require registration as an "investment company" under the Investment Company Act, pursuing rights to compensation with respect to certain events of loss, compliance with the Public Utility Holding Company Act, appointments to fill vacancy in the office of Trustee, the issuance of Other International Notes and furnishing of lists of holders of the Existing Bonds and the additional series of Bonds, if any, to the Trustee.

Defaults and Remedies

  Events of Default.

     Each of the following shall constitute an Event of Default:

   (i) the failure to pay or cause to be paid principal of, or premium, if any, or interest on any Existing Bond or any Bond of an additional series when the same becomes due and payable, whether by scheduled maturity or required redemption, upon repurchase pursuant to a Change of Control Offer, or by acceleration or otherwise, and the continuation of such failure for 15 or more days;

   (ii) any representation, warranty or statement made by any of Panda International, PEC, the Company, the Issuer or any PIC Entity in any certificate, financial statement or other document furnished to the Trustee by or on behalf of Panda International, PEC, the Company, the Issuer or any PIC Entity under the Indenture, any Security Document or any other Transaction Document proves to have been false or misleading in any material respect as of the time made, confirmed or furnished and the fact, event or circumstance that gave rise to such inaccuracy has resulted in a Material Adverse Change, and the fact, event or circumstance that gave rise to such Material Adverse Change, shall continue uncured for 30 or more days after the earlier to occur of (a) any officer of such person obtaining actual or constructive knowledge thereof and (b) written notice thereof being given to such person; provided that if such person commences and diligently pursues efforts to cure such fact, event or circumstance within such 30-day period, such person may continue to effect such cure of the fact, event or circumstance (and such misrepresentation shall not be deemed an "Event of Default") for an additional 60 days so long as such person is diligently pursuing the cure;

   (iii) failure by the Company or the Issuer to perform or observe its respective covenants contained in the Indenture relating to maintenance of existence, prohibition on fundamental changes and disposition of assets, limitations on Debt, limitations on Liens, limitations on guaranties, limitations on distributions, limitations of activities by the Company or the Issuer, limitations on transactions with affiliates, limitation on formation of Subsidiaries, limitations on Project Debt and Project agreements, distributions by Projects, additional collateral, limitations on sales of Projects, PIC International Entity Loan Agreements, PIC U.S. Entity guaranties and not being required to register under the Investment Company Act and such failure continues uncured for 30 or more days;

   (iv) failure by the Company or the Issuer to perform or observe any of the covenants contained in the Indenture and not listed in clause
           (iii) or clause (xv) under "Events of Default", and such failure continues uncured for 30 or more days after the earlier to occur of
           (a) any officer of the Company or the Issuer, as the case may be, obtaining actual or constructive knowledge of such failure and (b) written notice thereof being given to the Company or the Issuer by the Trustee or to the Company, the Issuer or the Trustee by holders of at least 10% in aggregate principal amount of the Bonds then outstanding; provided that if the Company or the Issuer, as the case may be, commences and diligently pursues efforts to cure such default within such 30-day period, the Company or the Issuer, as the case may be, may continue to effect such cure of the default (and such default shall not be deemed an "Event of Default") for an additional 60 days so long as the Company or the Issuer, as the case may be, is diligently pursuing the cure;

   (v) failure by Panda International, PEC, the Company, the Issuer or any PIC Entity to observe or perform any of their respective covenants or agreements contained in any Transaction Document other than the Indenture, and such failure continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such Transaction Document;

   (vi) certain events involving the bankruptcy, insolvency, dissolution, receivership or reorganization of the Company, the Issuer or any PIC Entity;

   (vii) the entry of one or more final and non-appealable judgments for the payment of money in excess of $2.0 million against any of the Company, the Issuer or any PIC Entity which remain unpaid or unstayed for a period of 60 or more consecutive days;

   (viii) failure by the Company, the Issuer or any PIC Entity to make any payment when due (subject to any applicable grace period) in respect of any debt, which debt is in an amount exceeding $2.0 million (other than debt which is subordinated debt and other than any amount due under or pursuant to the Indenture), which failure continues unwaived beyond any applicable grace period;

   (ix) failure by any PIC Entity to make any payment when due (subject to any applicable grace period) in respect of any outstanding subordinated debt, which subordinated debt is in an amount exceeding $2.0 million and a default and acceleration is declared with respect to such debt;

   (x) any grant of a Lien contained in the Security Documents ceases to be effective to grant a perfected Lien to the Collateral Agent on any of the Collateral described therein with the priority purported to be created thereby which cessation results in a Material Adverse Change; provided, however, that an Event of Default shall not result from the creation of Permitted Liens;

   (xi) the Company Guaranty or any PIC Entity Guaranties shall for any reason cease to be, or be asserted by the Company, any PIC U.S. Entity or the Issuer not to be, in full force and effect and enforceable in accordance with its terms;

   (xii) the Issuer shall cease to have ownership of the Company Notes free and clear of all Liens and other encumbrances on title thereto or the Company shall cease to have ownership of the PIC International Entity Notes free and clear of all Liens and other encumbrances on title thereto;

   (xiii) (a) the Company shall cease to own and control 100% of the capital stock or ownership interest of the Issuer or any PIC Entity (excluding any director's qualifying shares required to be held by third parties pursuant to applicable law) that holds direct or indirect ownership interests in any Project or (b) PEC or Panda International shall cease to own and control directly or indirectly 100% of the capital stock of the Company (except as permitted under "Prohibition on Fundamental Changes and Disposition of Assets" above);

   (xiv) any Letter of Credit ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms and is not replaced within 10 days, unless the amount on deposit in the Debt Service Reserve Fund (without giving effect to such Letter of Credit) at such time equals or exceeds the Debt Service Reserve Requirement then applicable; and

   (xv) the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant.

  Remedies

      If an Event of Default described in clause (i) under "Defaults and Remedies - Events of Default," above occurs, the Trustee may, and upon request of the holders of not less than 33-1/3% in aggregate principal amount of all Existing Bonds and all additional series of Bonds, if any, then outstanding (considered as one class) shall, declare the principal of all Existing Bonds and all additional series of Bonds, if any, then outstanding to be immediately due and payable. If an Event of Default (other than one described in the immediately preceding sentence) occurs, the Trustee may, and upon request of the holders of not less than 50% in aggregate principal amount of all Existing Bonds and all additional series of Bonds, if any, then outstanding (considered as one class) shall, declare the principal of all Existing Bonds and all additional series of Bonds, if any, then outstanding to be immediately due and payable. Upon such declaration said principal, together with interest accrued thereon, shall become due and payable immediately. If an Event of Default due to the bankruptcy, insolvency or reorganization of the Company, the Issuer or any PIC Entity occurs, all unpaid principal, premium, if any, and interest will immediately become due and payable. For remedies available under the Security Documents, see "Collateral for the Exchange Bonds - Remedies under the Security Documents" above.

     If, after the principal of the Existing Bonds and the additional series of Bonds, if any, has been declared or is deemed to be due and payable, the Issuer
(i) pays all principal and interest due (other than by a declaration of acceleration) on the Existing Bonds and the additional series of Bonds, if any, including any Bonds required to have been purchased on a Change of Control Date, and the reasonable fees, expenses and advances of the Trustee and its agents and counsel and (ii) cures all other Events of Default under the Indenture (other than nonpayment of principal and interest on the Existing Bonds and any additional series of Bonds that became due solely by reason of such acceleration), the holders of a majority in aggregate principal amount of the Existing Bonds and all additional series of Bonds, if any, then outstanding (considered as one class) may annul such declaration and its consequences.

      If any Event of Default occurs and is continuing, the Trustee may, and upon the request of a majority in aggregate principal amount of the Existing Bonds and all additional series of Bonds, if any then outstanding (considered as one class), and the offering to it of any indemnity required under the Indenture shall (unless the Trustee in good faith shall determine that such exercise would involve it in personal liability or expense), enforce every right available to it under the Indenture and under the Security Documents.

      Any monies received by the Trustee following an Event of Default shall be applied first to pay the compensation due to and reasonable costs and expenses incurred by the Trustee and its agents and counsel and second to pay principal and interest then owing on the Existing Bonds and the additional series of Bonds, if any, (if such monies shall be insufficient to pay the same in full, then to the payment of principal and interest ratably). The Trustee shall pay the surplus, if any, to the Collateral Agent to be applied pursuant to the Collateral Agency Agreement or the person lawfully entitled to receive the same. See "Collateral for the Exchange Bonds - Collateral Agency Agreement" above.

Amendments and Supplements

      Without the consent of the holders of any Existing Bonds or additional series of Bonds, if any, the Issuer, the Company and the Trustee may enter into one or more supplemental indentures thereto for any of the following purposes:
(i) to establish the form and terms of any additional series permitted under the Indenture; (ii) to evidence the succession of another entity to the Issuer or the Company, and the assumption by any such successor of the covenants and other obligations of such entity under the Existing Bonds or any additional series of Bonds or the Indenture; (iii) to evidence the succession of a new Trustee pursuant to the Indenture; (iv) to add to the covenants of the Issuer or the Company, or to surrender any right or power therein conferred upon the Issuer or the Company; (v) to convey, transfer and assign to the Trustee properties or assets to secure the Existing Bonds and the additional series of Bonds, if any, and to correct or amplify the description of any property at any time subject to the Indenture or to assure, convey and confirm unto the Trustee or the Collateral Agent any property subject or required to be subject to the Indenture; (vi) to permit or facilitate the issuance of Existing Bonds or any additional series of Bonds in uncertificated form; (vii) to change or eliminate any provision of the Indenture that does not adversely affect the interests of the holders of the Existing Bonds and the additional series of Bonds, if any;
(viii) to comply with any requirement of the Commission in connection with qualifying the Indenture under the Trust Indenture Act of 1939, as amended, or maintaining such qualification thereafter; (ix) to provide for the issuance of a new series of Bonds registered under the Securities Act in exchange for a series of Bonds if such exchange is contemplated by any registration rights agreement entered into in connection with the issuance of a series of Bonds or any other exchange securities pursuant to any other agreement to register any series of Bonds under the Securities Act, and to make such other changes in the Indenture or the Transaction Documents as the board of directors of the Company determines are necessary or appropriate in connection therewith, provided such action shall not adversely affect the interests of the holders of Bonds of any series in any material respect; (x) to cure any ambiguity or to correct or supplement any provision of the Indenture that may be defective or inconsistent with any other provision therein; or (xi) to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the holders of any Existing Bonds or the additional series of Bonds, if any, in any material respect.

      With the consent of the holders of not less than a majority in aggregate principal amount of the Existing Bonds and all additional series of Bonds, if any, then outstanding (considered as one class) the Issuer and the Company may, and the Trustee shall, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating or waiving any of the provisions of, the Indenture; provided, that no such supplemental indenture shall, without the consent of the holder of each outstanding Bond directly affected thereby, (i) change the stated maturity of any Bond (or the stated maturity of any such installment of principal of any
Bond), or of any payment of interest thereon, or the dates or circumstances of payment of premium, if any, on any Bond or change the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Bond or the premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment or interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or such payment of premium, if any, on or after the date such payment of premium becomes due and payable or change the dates or the amounts of payments to be made through the operation of a sinking fund in respect of such Bonds, (ii) permit the creation of any lien prior to or pari passu with the Lien of the Security Documents with respect to any of the property pledged under the Security Documents or terminate the Lien of the Security Documents of any property pledged thereunder or deprive any holder of the security afforded by the Lien of the Security Documents, except to the extent expressly permitted by the Indenture or any of the Security Documents,
(iii) reduce the percentage in principal amount of the outstanding Bonds, if any, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or reduce the requirements with respect to quorum or voting, (iv) modify certain of the provisions of the Indenture relating to the waiver of defaults or the making of modifications or (v) amend, change or modify the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control, or to modify any of the provisions or definitions with respect thereto.

Amendment of Security Documents or Collateral Agency Agreement

      The Issuer, the Company, the Trustee or the Collateral Agent, as the case may be, may, without the consent of or notice to the Bondholders, consent to any amendment or modification of any Security Document or the Collateral Agency Agreement as may be required (i) by the provisions of such Security Document, the Collateral Agency Agreement or the Indenture, (ii) to cure any ambiguity or formal defect, (iii) to add additional rights in favor of the Issuer in the Company Notes or Security Documents or (iv) in connection with any other change in the Security Documents or the Collateral Agency Agreement, including any change required by the rating agencies, with respect to which the Trustee shall have received an officer's certificate of the Company or the Issuer, as the case may be, or an opinion of counsel reasonably satisfactory to the Trustee to the effect that such change is not to the prejudice of the Trustee or the Bondholders and which, in the judgment of the Trustee, is not to the prejudice of the Trustee or the Bondholders provided that the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on any such officer's certificate or opinion of counsel. Except as described above, neither the Issuer nor the Trustee shall consent to any other amendment or modification of a Security Document or the Collateral Agency Agreement without the consent of the holders of not less than 66-2/3% in aggregate principal amount of the Existing Bonds and the additional series of Bonds, if any, then outstanding
(considered  as  one  class).  An  amendment to  a  Security  Document  or  the
Collateral Agency Agreement which changes the amounts of payments due thereunder, the person to whom such payments are to be made or the date on which such payments are to be made shall not be made without the unanimous consent of the Bondholders.

Discharge of Indenture

      The Issuer may terminate the Indenture by delivering all outstanding Existing Bonds and the additional series of Bonds, if any, to the Trustee for cancellation, by paying all sums payable under the Indenture and by delivering an officer's certificate and opinion of counsel stating that all conditions precedent in the Indenture relating to its discharge have been complied with.

     In addition to the foregoing, the Existing Bonds and any additional series of Bonds, shall, prior to the stated maturity thereof, be deemed to be paid, and the indebtedness of the Issuer and, to the extent of the Company Guaranty, the Company in respect thereof shall be deemed to be satisfied and discharged, on the 123rd day after the date of the deposit referred to in clause (i) below and the other conditions set forth below have been satisfied:

    (i) the Issuer has irrevocably deposited with the Trustee, in trust, monies or U.S. government obligations in an amount which shall be sufficient to pay when due the principal of and premium, if any, and interest due and to become due on the Existing Bonds and any additional series of Bonds, on each stated maturity of such principal or installment of principal or interest (to and including the final installment of principal thereof);
    (ii) no Event of Default or Default with respect to the Existing Bonds or any additional series of Bonds shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date;
    (iii) the Issuer has delivered to the Trustee (a) a ruling from the Internal Revenue Service or an opinion of counsel to the effect that such satisfaction and discharge of the indebtedness of the Issuer with respect to the Existing Bonds or any additional series of Bonds shall not be deemed to be, or result in, a taxable event with respect to the holders of Existing Bonds or additional series of Bonds, if any, for purposes of United States Federal income taxation and (b) an Opinion of Counsel with respect to certain Investment Company Act and bankruptcy matters set forth in the Indenture;
    (iv) the Issuer shall have irrevocably designated a redemption date, if applicable; and
    (v) the Issuer shall have delivered to the Trustee an officer's certificate and Opinion of Counsel stating that all conditions precedent in the Indenture relating to the discharge of the Existing Bonds and any additional series of Bonds, have been complied with.

Trustee

      There shall at all times be a Trustee under the Indenture, which shall be a corporation having a combined capital, surplus and undivided profits of at least $50 million, authorized by federal or state or District of Columbia law to exercise corporate trust powers, to the extent there is such an institution eligible and willing to serve. The Trustee may resign at any time by giving written notice thereof to the Issuer, the Company and the holders of the Existing Bonds and the additional series of Bonds, if any. The Trustee may be removed at any time by act of the holders of the Bonds, if any, of a majority in principal amount of the outstanding Existing Bonds and the additional series of Bonds, if any, delivered to the Trustee and to the Issuer. The Issuer shall give notice of each resignation and removal of the Trustee and each appointment of a successor Trustee to all Bondholders.

Governing Law

     The Indenture, the Guaranties and the Existing Bonds shall be governed by, and construed in accordance with, the laws of the State of New York.

Agency Relationship

     The Company has designated the Issuer as its agent under the Indenture for the sole purpose of (i) issuing the Existing Bonds and any additional series of Bonds, to the extent of the Company's obligations thereunder, and (ii) otherwise carrying out the Company's obligations and duties and exercising the Company's rights and privileges under the Indenture and under the Guaranties. The Company will indemnify the Issuer against all claims arising in connection with the Issuer's performance of its obligations.

Information Available to Bondholders

     The Company, the Issuer and Panda Interholding have filed the Registration Statement with the Commission. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement or the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission.
For further information pertaining to the Issuer, the Company, Panda Interholding, the Exchange Bonds, the Company Guaranty and the PIHC Guaranty, reference is made to the Registration Statement, including the exhibits thereto. Statements made in this Prospectus concerning the provisions of any documents to which reference is made are not necessarily complete and, in the case of documents filed as exhibits to the Registration Statement, reference is made to the copy of the documents so filed for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      As a result of this offering, the Company, the Issuer and Panda Interholding will be subject to periodic reporting and other informational requirements of the Exchange Act. The Registration Statement and the exhibits thereto, as well as the periodic reports and other information filed by the Company, the Issuer and Panda Interholding with the Commission, may be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company's, the Issuer's and Panda Interholding's obligation to file periodic reports with the Commission pursuant to the Exchange Act may be suspended if the Exchange Bonds are held of record by fewer than 300 holders at the beginning of any fiscal year of the Company, the Issuer or Panda Interholding, other than the fiscal year in which the Registration Statement becomes effective. Pursuant to the Indenture, the Company and the Issuer have agreed that, so long as the Company is not subject to the reporting requirements of either Section 13 or 15(d) of the Exchange Act, they will furnish to the Trustee copies of annual, quarterly and current reports that the Company would be required to file under the Exchange Act if it were subject to such reporting requirements. In addition, subject to the limitations set forth in the Indenture, upon the written request of a holder of Bonds, the Issuer or the Company will provide without charge to such holder or prospective investor, a copy of such information as is required by Rule 144A to enable resales of Bonds to be made pursuant to Rule 144A, unless at the time of such request the Company or the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Any such request will be subject to the confidentiality provisions set forth below. Written requests for such information should be addressed to Panda Funding Corporation, c/o Panda Energy International, Inc., 4100 Spring Valley Road, Suite 1001, Dallas, Texas 75244, Attention: Chief Financial Officer.

      By requesting additional information relating to the offering of Bonds at a time when neither the Company nor the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each holder and prospective investor agrees to keep confidential the various documents and all written information which from time to time have been or will be disclosed to it concerning the Issuer, the Company or any of their affiliates which is not publicly available, and agrees not to disclose any portion of the same to any person other than to its own consultants, except as may be required by applicable law or in a legal proceeding involving the Company or the Issuer.

Book Entry; Delivery and Form

      The Exchange Bonds initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Bond"). The Global Bond will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. After the initial issuance of the Global Bond, Exchange Bonds in certificated form will be issued in exchange for the Global Bond only as set forth in the Indenture.

  The Global Bond

      The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Bond, DTC or its custodian will credit, on its internal system, the principal amount of Bonds of the individual beneficial interests represented by such Global Bond to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Bond will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bond will be limited to persons who have accounts with DTC ("participants") or persons who invest through participants. Qualified Institutional Buyers will hold their interests in the Global Bond directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

      So long as DTC or its nominee is the registered owner or holder of the Exchange Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bond for all purposes under the Indenture. No beneficial owners of an interest in any Global Bond will be able to transfer that interest except in accordance with DTC's procedures in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest on, the Global Bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Issuer, Panda Interholding, the Trustee or any paying agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Bond, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bond as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Bond held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Exchange Bonds to persons in states which require physical delivery of the Certificated Securities, or to pledge such Securities, such holder must transfer its interest in the Global Bond in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

      DTC has advised the Company and the Issuer that it will take any action permitted to be taken by a holder of Exchange Bonds only at the direction of one or more participants to whose account the interests in the Global Bond are credited and only in respect of such portion of the aggregate principal amount of Exchange Bonds as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Bond for Certificated Securities, which it will distribute to its participants.

      DTC has advised the Company and the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "Clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bond among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Issuer, Panda Interholding or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities

      If DTC is at any time unwilling or unable to continue as a depositary for the Global Bond and a successor depositary is not appointed by the Company within 90 days, or at the Company's election at any time, Certificated Securities will be issued in exchange for the Global Bond.


                         OLD BONDS REGISTRATION RIGHTS

      The holders of the Old Bonds have certain rights under the Registration Rights Agreement, certain provisions of which are discussed below. The following summary does not purport to be complete or definitive and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

      The Registration Rights Agreement provides that: (i) the Issuer and the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date; (ii) the Issuer and the Company will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Issue Date; and (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuer and the Company will commence the Exchange Offer and use their best efforts to issue, on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Bonds in exchange for all Old Bonds tendered prior thereto in the Exchange Offer. If (i) the Issuer and the Company are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Old Bonds notifies the Issuer and the Company within the specified time period that (a) due to a change in law or Commission policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or Commission policy it may not resell the Exchange Bonds acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not legally available for such resales by such holder or (c) it is a broker-dealer and owns Old Bonds acquired directly from the Issuer or an Affiliate of the Issuer, the Issuer and the Company will file with the Commission the Shelf Registration Statement to cover resales of the applicable Transfer Restricted Bonds (as defined below) by the holders thereof. The Issuer and the Company will use their best efforts to cause the applicable registration statement to be declared effective by the Commission within the specified periods. If obligated to file the Shelf Registration Statement, the Issuer and the Company will file on or prior to the later of (a) 90 days after the Issue Date or (b) 30 days after such filing obligation arises and use their best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises; provided that if the Issuer and the Company have not consummated the Exchange Offer within 180 days after the Issue Date, then the Issuer and the Company will file the Shelf Registration Statement with the Commission on or prior to the 181st day after the Issue Date and use their best efforts to cause the Shelf
Registration Statement to be declared effective within 60 days after such filing. The Issuer and the Company will be required to use their best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Issue Date or such shorter period that will terminate when all the Transfer Restricted Bonds covered by the Shelf Registration Statement have been sold pursuant thereto.

      If (i) the Issuer and the Company fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Issuer and the Company fail to consummate the Exchange Offer, if obligated to do so, within 30 business days after the Exchange Offer Registration Statement is declared effective by the Commission or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of the applicable Transfer Restricted Bonds, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then the interest rate on Transfer Restricted Bonds will increase ("Additional Interest") by 0.50% per annum effective on the 181st day following the Issue Date and Additional Interest will accrue until all Registration Defaults have been cured. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate; provided, however, if all Registration Defaults are not cured within two years following the Issue Date, such increase in the interest rate shall become permanent. The Registration Statement was declared effective by the Commission on February 14, 1997, and accordingly, Additional Interest on the Old Bonds accrued commencing on January 28, 1997 through February 14, 1997 and is payable on February 20, 1997, the next Interest Payment Date, in the aggregate amount of $24,381.

     For purposes of the foregoing, "Transfer Restricted Bonds" generally means each Old Bond until (i) the date on which such Old Bond has been exchanged by a person for an Exchange Bond in the Exchange Offer (other than a broker-dealer that received Exchange Bonds in the Exchange Offer for its own account (a "Participating Broker-Dealer")), (ii) following the exchange by a Participating Broker-Dealer in the Exchange Offer of an Old Bond for an Exchange Bond, the earlier of (A) the date on which such Exchange Bond is sold to a purchaser who receives from such Participating Broker-Dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement and (B) the date on which the Exchange Offer Registration Statement has been effective under the Securities Act for a period of six months after the consummation of the Exchange Offer, (iii) the date on which such Old Bond has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Bond is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

                             PLAN OF DISTRIBUTION

      Each Participating Broker-Dealer that receives Exchange Bonds for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Bonds received in exchange for Old Bonds where such Old Bonds were acquired as result of market making activities or other trading activities. The Company and the Issuer have agreed to make available for a period of up to six months a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to a purchaser in connection with resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification provisions). In addition, until May 15, 1997 (90 days from the date of this Prospectus), all dealers effecting transactions in the Exchange Bonds may be required to deliver a prospectus.

      Each holder of Old Bonds who wishes to exchange such Old Bonds for Exchange Bonds in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Bonds to be received by it will be acquired in the ordinary course of its business (whether or not it is the registered holder of such Exchange Bonds), (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Bonds and (iii) it is not an Affiliate of the Issuer, the Company or Panda Interholding, or if it is an Affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      Neither the Issuer, the Company nor Panda Interholding will receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account pursuant to the Exchange
Offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      The Company and the Issuer have agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers  and  will  indemnify holders of the Bonds (including  any  brokers  or dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                                 LEGAL MATTERS

      The validity of the issuance of the Exchange Bonds is being passed upon for the Company, the Issuer and Panda Interholding by Chadbourne & Parke LLP, New York, New York, as special counsel to the Company, the Issuer and Panda Interholding.

                                    EXPERTS

Independent Accountants

      The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of such financial statements) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP has neither examined nor compiled the accompanying prospective financial information appearing in the Appendices hereto and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

Independent Engineers And Consultants

  Consolidated Pro Forma

     ICF Resources, Incorporated, a subsidiary of ICF Kaiser International, has prepared a report entitled "Summary of the Consolidated Pro Formas of the Panda-Rosemary and Panda-Brandywine Power Projects," dated January 10, 1997, included as Appendix B to this Prospectus. The Consolidated Pro Forma Report is included herein in reliance upon such firm as experts in energy economics and financial analysis. The Consolidated Pro Forma Report should be read in its entirety by all prospective investors for an understanding of the reliance placed by ICF on pro forma projections prepared by Burns & McDonnell and of the methods of calculating the debt coverage ratios projected therein.

  Panda-Rosemary Project

     Burns & McDonnell Engineering Company, Inc. has prepared a report entitled "Panda-Rosemary Cogeneration Project Condition Assessment Report," dated July 26, 1996, and update report dated January 10, 1997, included as Appendix C to this Prospectus. The Rosemary Engineering Report is included herein, in reliance upon such firm as experts in preparing independent engineering reports for similar projects. The Rosemary Engineering Report should be read in its entirety by all prospective investors for information with respect to the Panda-Rosemary Facility and the related subjects discussed therein.

      Benjamin Schlesinger and Associates, Inc. has prepared a report entitled "Assessment of Fuel Price, Supply and Delivery Risks for the Panda-Rosemary Cogeneration Project," dated September 20, 1996, and an Officer's Certificate dated January 10, 1997, included as Appendix D to this Prospectus. The Rosemary Fuel Consultant's Report is included herein in reliance upon such firm as experts in preparing fuel consultant's reports for similar projects. The
Rosemary Fuel Consultant's Report should be read in its entirety by all prospective investors for information with respect to the Panda-Rosemary Facility and related subjects discussed therein.

  Panda-Brandywine Project

     ICF Resources, Incorporated, a subsidiary of ICF Kaiser International, has
prepared   a   report   entitled   "Independent  Panda-Brandywine   Pro   Forma
Projections," dated July 26, 1996, and an update report dated January 10, 1997, included as Appendix E to this Prospectus. The Brandywine Pro Forma Report is included herein in reliance on such firm as experts in energy economics and financial analysis. The Brandywine Pro Forma Report should be read in its entirety by all prospective investors for information with respect to the Panda-Brandywine Facility and related subjects discussed therein.

      Pacific Energy Systems, Inc. has prepared a report entitled "Independent Engineer's Report Panda-Brandywine Cogeneration Project," dated July 22, 1996, and an update report dated January 10, 1997, included as Appendix G to this
Prospectus.   The Brandywine Engineering Report is included herein in  reliance upon such firm as experts in preparing independent engineering reports for similar projects. The Brandywine Engineering Report should be read in its entirety by all prospective investors for information with respect to the Panda-Brandywine Facility and the related subjects discussed therein.

      C.C. Pace Resources, Inc. has prepared a report entitled "Panda-Brandywine, L.P. Generating Facility Fuel Consultant's Report," dated July 2, 1996, and an update report dated January 10, 1997, included as Appendix H to this Prospectus. The Brandywine Fuel Consultant's Report is included herein in reliance upon such firm as experts in preparing fuel consultant's reports for similar projects. The Brandywine Fuel Consultant's Report should be read in its entirety by all prospective investors for information with respect to the Panda-Brandywine Facility and related subjects discussed therein.

                      INDEX TO FINANCIAL STATEMENTS

Panda Interfunding Corporation and Subsidiaries Consolidated Financial
Statements:

  Independent Accountants' Report. . . . . . . . . . . . . . . . . . . F-2

  Consolidated Balance Sheets as of December 31, 1994 and 1995 . . . . F-3

  Consolidated Statements of Operations for the years ended December
   31, 1993, 1994 and 1995 . . . . . . . . . . . . . . . . . . . . . . F-4

  Consolidated Statements of Shareholder's Deficit for the years ended December 31, 1993, 1994 and 1995. . . . . . . . . . . . . . . F-5

  Consolidated Statements of Cash Flows for the years ended December
   31, 1993, 1994 and 1995 . . . . . . . . . . . . . . . . . . . . . . F-6

  Notes to Consolidated Financial Statements for the years ended
   December 31, 1993, 1994 and 1995. . . . . . . . . . . . . . . . . . F-7

Panda Interfunding Corporation and Subsidiaries Condensed Consolidated Financial Statements:

  Condensed Consolidated Balance Sheets as of December 31, 1995 and
   September 30, 1996. . . . . . . . . . . . . . . . . . . . . . . . . F-19

  Condensed Consolidated Statements of Operations for the nine months ended September 30, 1995 and 1996 . . . . . . . . . . . . . . . . . F-20

  Condensed Consolidated Statements of Shareholder's Deficit for the
   nine months ended September 30, 1996. . . . . . . . . . . . . . . . F-21

  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and 1996 . . . . . . . . . . . . . . . . . F-22

  Notes to Condensed Consolidated Financial Statements for the nine months ended September 30, 1995 and 1996. . . . . . . . . . . . . . F-23

Panda Interholding Corporation and Subsidiaries Condensed Consolidated Financial Statements:

  Condensed Consolidated Balance Sheet as of September 30, 1996. . . . F-28

  Condensed Consolidated Statement of Operations for the nine months ended September 30, 1996. . . . . . . . . . . . . . . . . . . . . . F-29

  Condensed Consolidated Statement of Shareholder's Deficit for the
   nine months ended September 30, 1996. . . . . . . . . . . . . . . . F-30

  Condensed Consolidated Statements of Cash Flow for the nine months ended September 30, 1996. . . . . . . . . . . . . . . . . . . . . . F-31

  Notes to Condensed Consolidated Financial Statements for the nine months ended September 30, 1996 . . . . . . . . . . . . . . . . . . F-32

                      INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
of Panda Energy International, Inc.

We have audited the accompanying consolidated balance sheets of Panda Interfunding Corporation and subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 3, the accompanying consolidated financial statements have been restated to reflect advances to parent as an increase in shareholder's deficit.



DELOITTE & TOUCHE LLP

Dallas, Texas
January 10, 1997

                       PANDA INTERFUNDING CORPORATION

                        CONSOLIDATED BALANCE SHEETS
                           (AS RESTATED - NOTE 3)
                         DECEMBER 31, 1994 AND 1995

                                    ASSETS

                                                                 1994           1995
                                                             ------------   ------------
Current Assets:
  Cash and cash equivalents . . . . . . . . . . . . . . .    $  3,921,093   $  1,160,096
  Restricted cash -- current. . . . . . . . . . . . . . .       2,571,826      1,876,142
  Accounts receivable . . . . . . . . . . . . . . . . . .       5,660,318      5,199,999
  Fuel oil, spare parts and supplies. . . . . . . . . . .       3,345,684      3,084,168
  Other current assets. . . . . . . . . . . . . . . . . .          39,148         12,664
                                                             ------------   ------------
    Total current assets. . . . . . . . . . . . . . . . .      15,538,069     11,333,069

Plant and equipment:
  Electric generating facility. . . . . . . . . . . . . .     105,045,351    105,168,094
  Furniture and fixtures. . . . . . . . . . . . . . . . .          29,080         29,080
  Less accumulated depreciation . . . . . . . . . . . . .     (16,798,583)   (21,008,036)
  Construction in progress. . . . . . . . . . . . . . . .       6,616,881    132,604,494
                                                             ------------   ------------
    Total plant and equipment, net. . . . . . . . . . . .      94,892,729    216,793,632

Debt service reserves and escrow deposits. . . . . . . . .      9,451,293     10,198,948
Debt issuance costs, net of accumulated amortization of
 $2,614,974, and $3,169,285, respectively. . . . . . . . .      4,210,575      3,990,655
Partnership formation costs, net of accumulated
 amortization of $1,599,324 and $2,132,440, respectively .      1,066,216        533,100
                                                             ------------   ------------
                                                             $125,158,882   $242,849,404
                                                             ------------   ------------
                                                             ------------   ------------

               LIABILITIES AND  SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs . . . . . . . . . . . . . . . . . .   $  1,489,412   $  5,597,818
    Interest and letter of credit fees . . . . . . . . . .      2,623,715      2,540,347
    Operating expenses and other . . . . . . . . . . . . .      1,217,421      1,219,061
  Current portion of long-term debt. . . . . . . . . . . .      7,200,000      9,100,000
                                                             ------------   ------------
    Total current liabilities. . . . . . . . . . . . . . .     12,530,548     18,457,226

Long term debt, less current portion . . . . . . . . . . .    106,342,894    234,608,361
Minority interest. . . . . . . . . . . . . . . . . . . . .     35,588,365     36,835,666
Commitments and contingencies (Note 8) . . . . . . . . . .             --             --
Shareholder's deficit:
  Common stock, par value $.01; 1,000 shares
   authorized, issued and outstanding. . . . . . . . . . .             10             10
  Advances to parent . . . . . . . . . . . . . . . . . . .    (16,517,526)   (32,263,761)
  Accumulated deficit. . . . . . . . . . . . . . . . . . .    (12,785,409)   (14,788,098)
                                                             ------------   ------------
    Total shareholder's deficit. . . . . . . . . . . . . .    (29,302,925)   (47,051,849)
                                                             ------------   ------------
                                                             $125,158,882   $242,849,404
                                                             ------------   ------------
                                                             ------------   ------------

         See accompanying notes to consolidated financial statements.

                       PANDA INTERFUNDING CORPORATION

                    CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                         1993           1994           1995
                                                                     -----------    -----------    -----------
Revenue:
  Electric capacity and energy sales. . . . . . . . . . . . .        $29,856,269    $30,664,096    $29,858,475
  Steam and chilled water sales . . . . . . . . . . . . . . .            617,598        650,575        473,040
  Interest income . . . . . . . . . . . . . . . . . . . . . .            365,276        602,783        895,268
                                                                     -----------    -----------    -----------
                                                                      30,839,143     31,917,454     31,226,783
                                                                     -----------    -----------    -----------

Expenses:
  Plant operating expenses. . . . . . . . . . . . . . . . . .          7,676,470      8,940,146      9,347,707
  Project development and administrative. . . . . . . . . . .          2,277,786      1,376,349      1,821,376
  Interest expense and letter of credit fees. . . . . . . . .         11,065,648     11,017,418     11,715,929
  Depreciation. . . . . . . . . . . . . . . . . . . . . . . .          4,281,673      4,208,314      4,209,453
  Amortization of debt issuance costs . . . . . . . . . . . .            502,613        600,382        554,311
  Amortization of partnership formation costs . . . . . . . .            533,104        533,116        533,116
                                                                     -----------    -----------    -----------
                                                                      26,337,294     26,675,725     28,181,892
                                                                     -----------    -----------    -----------

Income before minority interest. . . . . . . . . . . . . . .           4,501,849      5,241,729      3,044,891
Minority interest. . . . . . . . . . . . . . . . . . . . . .          (5,474,483)    (5,699,994)    (5,047,580)
                                                                     -----------    -----------    -----------

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . .        $  (972,634)   $  (458,265) $  (2,002,689)
                                                                     -----------    -----------    -----------
                                                                     -----------    -----------    -----------

         See accompanying notes to consolidated financial statements.

                        PANDA INTERFUNDING CORPORATION

               CONSOLIDATED STATEMENTS OF SHAREHOLDER'S DEFICIT
                            (AS RESTATED - NOTE 3)
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                                Total
                                                       Common   Advances      Accumulated   Shareholder's
                                                       Stock    to Parent       Deficit        Deficit
                                                       ------ -------------  -------------  -------------
Balance, January 1, 1993 . . . . . . . . . . . . .     $  10  $ (8,201,521)  $(11,354,510)  $(19,556,021)
Advances to parent . . . . . . . . . . . . . . . .        --      (855,933)             --      (855,933)
Net loss . . . . . . . . . . . . . . . . . . . . .        --            --       (972,634)      (972,634)
                                                       -----  ------------   ------------   ------------

Balance, December 31, 1993 . . . . . . . . . . . .        10    (9,057,454)   (12,327,144)   (21,384,588)
Advances to parent . . . . . . . . . . . . . . . .        --    (7,460,072)            --     (7,460,072)
Net loss . . . . . . . . . . . . . . . . . . . . .        --            --       (458,265)      (458,265)
                                                       -----  ------------   ------------   ------------

Balance, December 31, 1994 . . . . . . . . . . . .        10   (16,517,526)   (12,785,409)   (29,302,925)
Advances to parent . . . . . . . . . . . . . . . .        --   (15,746,235)            --    (15,746,235)
Net loss . . . . . . . . . . . . . . . . . . . . .        --            --     (2,002,689)    (2,002,689)
                                                       -----  ------------   ------------   ------------

Balance, December 31, 1995 . . . . . . . . . . . .     $  10  $(32,263,761)  $(14,788,098)  $(47,051,849)
                                                       -----  ------------   ------------   ------------
                                                       -----  ------------   ------------   ------------


         See accompanying notes to consolidated financial statements.

                        PANDA INTERFUNDING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                             1993           1994           1995
                                                        ------------   ------------   --------------
OPERATING ACTIVITIES:
  Net loss. . . . . . . . . . . . . . . . . . . . .     $  (972,634)   $  (458,265)   $  (2,002,689)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Minority interest . . . . . . . . . . . . . . .       5,474,483      5,699,994        5,047,580
    Depreciation. . . . . . . . . . . . . . . . . .       4,281,673      4,208,314        4,209,453
    Amortization of debt issuance costs . . . . . .         502,613        600,382          554,311
    Amortization of partnership formation costs . .         533,104        533,116          533,116
    Amortization of loan discount . . . . . . . . .              --             --          124,176
  Changes in assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . .       2,727,654     (2,454,524)         460,319
    Fuel oil, spare parts and supplies. . . . . . .         180,866        (33,698)         261,516
    Other current assets. . . . . . . . . . . . . .         (34,430)         6,646           26,484
    Accounts payable and accrued expenses . . . . .          45,433       (114,382)         (81,728)
                                                        -----------    -----------     ------------
      Net cash provided by operating activities . .      12,738,762      7,987,583        9,132,538
                                                        -----------    -----------     ------------
INVESTING ACTIVITIES:
  Restricted cash-current . . . . . . . . . . . . .        (330,888)     2,847,429          695,684
  Additions to plant and equipment. . . . . . . . .      (2,986,156)    (3,801,777)    (122,001,950)
  Increase in debt service reserves and escrow
   deposits . . . . . . . . . . . . . . . . . . . .        (808,526)      (457,538)        (747,655)
                                                        -----------    -----------     ------------
      Net cash used in investing activities . . . .      (4,125,570)    (1,411,886)    (122,053,921)
                                                        -----------    -----------     ------------
FINANCING ACTIVITIES:
  Distributions to minority interest owner. . . . .      (4,341,935)    (4,590,354)      (3,800,279)
  Advances to parent. . . . . . . . . . . . . . . .        (855,933)    (8,701,884)     (15,746,235)
  Proceeds from long-term debt. . . . . . . . . . .       2,550,000     16,534,706      147,541,291
  Repayment of long-term debt . . . . . . . . . . .      (4,400,000)    (7,500,000)     (17,500,000)
  Debt issuance costs . . . . . . . . . . . . . . .        (105,354)      (498,281)        (334,391)
                                                        -----------    -----------     ------------
      Net cash provided by (used in) financing
       activities . . . . . . . . . . . . . . . . .      (7,153,222)    (4,755,813)     110,160,386
                                                        -----------    -----------     ------------

Increase (decrease) in cash and cash equivalents. .       1,459,970      1,819,884       (2,760,997)

Cash and cash equivalents, beginning of period. . .         641,239      2,101,209        3,921,093
                                                        -----------    -----------     ------------

Cash and cash equivalents, end of period. . . . . .     $ 2,101,209    $ 3,921,093     $  1,160,096
                                                        -----------    -----------     ------------
                                                        -----------    -----------     ------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid, net of amounts capitalized . . . .     $11,078,485    $ 9,983,508     $  5,968,240

NON CASH INVESTING AND FINANCING ACTIVITIES:
  Accrued construction costs. . . . . . . . . . . .     $        --    $ 1,489,412     $  5,597,818
  Interest cost . . . . . . . . . . . . . . . . . .              --             --          153,861
  Debt discount . . . . . . . . . . . . . . . . . .              --      1,241,812               --

         See accompanying notes to consolidated financial statements.

                       PANDA INTERFUNDING CORPORATION

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

          The accompanying consolidated financial statements reflect the ownership interests of two independent power projects for all periods. The projects include the Rosemary project and the Brandywine project (see Note 5). These ownership interests are held by certain entities which, until July 31, 1996, were wholly-owned by Panda Energy Corporation, a Texas corporation ("PEC"), which in turn is a wholly-owned subsidiary of Panda Energy International, Inc. ("PEII"). These entities are collectively referred to as "Panda Interfunding Corporation," "PIC" or the "Company". The Company and its wholly-owned subsidiary, Panda Interholding Corporation ("Interholding") were formed in July 1996 to hold the interests in the two independent power projects which were transferred to the Company by PEC and recorded at PEC's historical cost. Because the transfers occurred between entities under common control, the transactions have been accounted for in a manner similar to pooling of interests accounting. The entities primarily include Panda Rosemary Corporation ("PRC"), a 1% general partner in Panda-Rosemary, L.P. ("Panda-Rosemary"); PRC II Corporation ("PRC II"), a 9% limited partner in Panda-Rosemary; Panda Brandywine Corporation, a 50% general partner in Panda-Brandywine, L.P. ("Panda-Brandywine"); Panda Energy Corporation, a Delaware corporation ("PEC-Delaware"), a 50% limited partner in Panda-Brandywine; and Brandywine Water Company. The Company, through its general and limited partnership interests, owns 100% of Panda-Brandywine. The Rosemary project and the Brandywine project are in different stages of construction and operation and are located in the United States.

          Additionally, Panda Funding Corporation ("PFC"), Panda-Rosemary Funding Corporation ("PRFC") and Panda Cayman Interfunding Corporation ("PIC Cayman") have been formed as wholly-owned subsidiaries of the Company for purposes of facilitating the financing of the future development and the acquisition of debt and equity interests of certain electric generation facilities and currently have no independent operations.

          All material intercompany accounts and transactions have been eliminated in consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          CASH -- Included in cash and cash equivalents are highly liquid investments with original maturities of three months or less.

          RESTRICTED CASH - CURRENT -- Restricted cash-current represents escrowed cash which may be used to pay operating expenses and make debt payments and distributions to partners pursuant to the trust indenture agreements.

          DEBT SERVICE RESERVES AND ESCROW DEPOSITS -- Debt service reserves and escrow deposits include cash held by the bank to pay debt service and capital improvements pursuant to the trust indenture agreements.

          FUEL OIL, SPARE PARTS AND SUPPLIES -- These items include fuel oil stored on-site, chemical inventory and various spare parts and supplies necessary for plant maintenance. The items are valued at cost using the weighted average method, and are expensed, as plant operating expenses, when used.

          PLANT AND EQUIPMENT -- Electric generating facility assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally twenty-five years. Depreciation of office furniture, equipment, and leasehold improvements is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Costs, including interest on funds borrowed to finance the construction of facilities, related to projects under construction are capitalized as construction in progress. Construction in progress balances are transferred to electric generating facilities when the assets are ready for their intended use. Capitalized interest was $0, $803,254, and $5,793,296 during 1993, 1994 and 1995, respectively. Maintenance and repair costs are charged to expense as incurred. Other projects currently under development by PEII may be transferred to the Company at PEII's historical cost when construction financing has been obtained or when the completed projects have commenced commercial operations.

          DEBT ISSUANCE COSTS -- The costs related to the issuance of debt are capitalized and amortized using the effective interest method over the term of the related debt.

          PARTNERSHIP FORMATION COSTS -- The costs related to the formation of Panda-Rosemary are capitalized and amortized over five years.

          ENVIRONMENTAL MATTERS -- The operations of the Company are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Company believes that its operations are in compliance with applicable environmental regulation, risks of additional costs and liabilities are inherent in cogeneration operations, and there can be no assurance that significant costs and liabilities will not be incurred by the Company. Management is not aware of any contingent liabilities that currently exist with respect to environmental matters.

          Environmental expenditures are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded if environmental assessments and/or remedial efforts become probable, and the costs reasonably estimable.

          REVENUE RECOGNITION -- Revenue generated from the sale of electric capacity and energy from the Rosemary project is recognized based on the amount billed under the power purchase agreement, which was entered into prior to May 21, 1992. The revenue generated from the sale of electric capacity and energy from other projects will be recognized based on the lesser of the amount billable under the power purchase agreement or an amount determined by the annual kilowatts made available multiplied by the estimated average revenue per kilowatt over the term of the power purchase agreement. Revenue from the sale of steam and chilled water is recognized based on the output delivered at rates specified under contract terms.

          INCOME TAXES -- The Company records income taxes according to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109) which requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and the tax bases of assets and liabilities. SFAS 109 also requires a valuation allowance for deferred tax assets in certain circumstances.

          The Company is included in the consolidated federal income tax return of PEII. The accompanying financial statements reflect income taxes as if the Company were a separate tax filing entity.

          ALLOCATION OF ADMINISTRATIVE COSTS -- PEII performs certain accounting, legal, insurance, and consulting services for the Company. These general and administrative costs are generally allocated to the Company using the percentage of time PEII spent performing these services. The expenses allocated were $701,153, $600,353 and $870,200 in 1993, 1994 and 1995, respectively, and are included in project development and administrative expenses in the statement of operations. Management believes the method used to allocate these costs is reasonable.

          NEW ACCOUNTING PRONOUNCEMENTS -- In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995 and requires the write-down of certain long-lived assets if circumstances indicate that the carrying value of those assets may not be recoverable. The Company will adopt SFAS 121 in 1996 and such adoption will not have a material impact on its financial position or results of operations.

          INTEREST COST -- Total interest cost incurred, including capitalized interest, was $11,065,648, $11,820,672 and $17,509,225 in 1993, 1994 and 1995,
respectively.

3. RESTATEMENT

          The Company has restated its financial statements to reflect $16.5 million and $32.3 million as of December 31, 1994 and 1995, respectively, as an increase in shareholder's deficit. These amounts represent cash advances to the parent, allocations of general and administrative expenses from the parent, and the excess of liabilities assumed over the assets contributed on projects owned by the parent and contributed in connection with the formation of the Company.

          Previously, these amounts were recorded in the balance sheet as Receivable from Parent. Based upon review of the nature and terms of such advances and other transactions, management determined that the transactions should be recorded as a component of shareholder's deficit. Accordingly, the financial statements have been restated to reflect such treatment. This restatement had no effect on previously reported results of operations of the Company but increased the shareholder's deficit from that previously reported by $16.5 million and $32.3 million at December 31, 1994 and 1995, respectively.

          The advances to parent for the years ended December 31, 1993, 1994 and 1995 consist of the following:

    Balance, January 1, 1993 . . . . . . . . . . . .       $ 8,201,521
    Cash advanced to parent. . . . . . . . . . . . .         1,557,086
    Administrative costs allocated from parent . . .          (701,153)
                                                           -----------
    Balance, December 31, 1993 . . . . . . . . . . .         9,057,454
    Cash advanced to parent. . . . . . . . . . . . .         9,302,237
    Administrative costs allocated from parent . . .          (600,353)
    Debt discount allocated from parent. . . . . . .        (1,241,812)
                                                           -----------
    Balance, December 31, 1994 . . . . . . . . . . .        16,517,526
    Cash advanced to parent. . . . . . . . . . . . .        16,616,435
    Administrative  costs allocated from parent. . .          (870,200)
                                                           -----------
    Balance, December 31, 1995 . . . . . . . . . . .       $32,263,761
                                                           -----------
                                                           -----------

          The average balance of advances to parent was $8,630,000, $12,787,000 and $20,336,000 during 1993, 1994 and 1995, respectively.

4. FUEL OIL, SPARE PARTS AND SUPPLIES

          Fuel oil, spare parts and supplies are comprised of the following amounts:

                                           1994           1995
                                        ----------     ----------
          Fuel oil . . . . . . . . .    $1,235,022     $1,182,310
          Spare parts  . . . . . . .     2,082,310      1,880,732
          Chemicals. . . . . . . . .        28,352         21,126
                                        ----------     ----------
                    Total. . . . . .    $3,345,684     $3,084,168
                                        ----------     ----------
                                        ----------     ----------

5. POWER PROJECTS

          ROSEMARY PROJECT -- Effective May 5, 1989, PEII formed a wholly-owned subsidiary, now a wholly-owned subsidiary of the Company, to develop, construct, and operate the 180 megawatt gas-fired Rosemary cogeneration facility in Roanoke Rapids, North Carolina ("Rosemary Project"). Construction on the Rosemary Project began in September 1989, and commercial operation of the facility began on December 27, 1990.

          The Rosemary Project produces both electricity and useful thermal energy in the form of steam. Electric capacity and energy sales are based on the terms of the power purchase agreement between Panda-Rosemary and Virginia Electric Power Company ("VEPCO") dated January 24, 1989. The agreement requires Panda-Rosemary to provide VEPCO with all the available capacity of the Rosemary Project on an as-needed basis with VEPCO obligated to pay for the power delivered and dependable capacity of the facility at a rate per kilowatt which decreases in certain periods as defined by the agreement. The term of the agreement is 25 years and it expires December 2015. Steam and chilled water are sold to the Bibb Company under a separate agreement.

          On January 6, 1992, PRC contributed substantially all project assets and liabilities and $216,553 in cash to Panda-Rosemary, in exchange for a 10% combined general partnership and limited partnership interest. The assets and liabilities were recorded at historical cost, resulting in $19,874,216 in partners' deficit being contributed by PRC. An institutional investor

("Investor") contributed $30,948,987 in cash in exchange for a 90% limited partnership interest. The Rosemary Project is managed by PRC, the general partner, and is operated by an unrelated third party. In 1996, the Investor's limited partnership interest was acquired by the Company (see Note 11).

          Prior to the acquisition of the Investor's limited partnership interest, the Investor received percentage allocations of income, expense, and cash flow which decline over time if certain rate of return requirements are achieved. The allocations to the Investor begin at 90%, then decrease to 60%, 30%, and finally 15% based upon attainment of the designated rate of return requirements. The corresponding remainder of the cash flow (10%, 40%, 70%, and finally 85%) is allocated to the Company.

          The Company controls Panda-Rosemary through its one percent general partner interest and a 9% limited partner interest, which increases over time if certain rate of return requirements are achieved by Panda-Rosemary. As general partner, the Company has exclusive management authority over the operations of Panda-Rosemary. Accordingly, Panda-Rosemary's balance sheet as of December 31, 1994 and 1995, and statements of income for the years ended December 31, 1993, 1994, and 1995 have been consolidated in the accompanying financial statements. The capital of the Investor and Panda-Rosemary's net income allocated to the Investor are presented as minority interest in the accompanying financial statements.

          BRANDYWINE PROJECT -- On August 9, 1991, through a wholly-owned partnership, Panda-Brandywine L.P. ("Panda-Brandywine"), PEII entered into a power purchase agreement with Potomac Electric Power Company ("PEPCO") to build a 230 megawatt gas-fired facility ("Brandywine Project"). The agreement requires Panda-Brandywine to supply PEPCO with all available capacity from the facility for the 25-year term of the agreement with a guaranteed dispatch level of at least 60 hours per week for the first 15 years. The Brandywine Project, in Brandywine, Maryland, constructed by Raytheon Engineers and Constructors, Inc. under a fixed fee, turn-key contract was substantially completed and commenced commercial operations in October, 1996. A construction loan commitment in the amount of $215 million was provided by General Electric Capital Corporation ("GECC") in April, 1995. Upon substantial completion of construction, the loan converted to a capital lease with GECC with a twenty year term and two five year renewal options (see Note 11). The Company has incurred total costs of $132.6 million as of December 31, 1995, which is included in plant and equipment under construction in progress in the accompanying balance sheet.

6. LONG-TERM DEBT

          Long-term debt of the Company as of December 31, 1994, and 1995 is summarized as follows:

                                                     1994           1995
                                                 ------------   ------------
  Taxable Revenue Bonds for Rosemary project. .  $ 97,200,000   $ 90,000,000
  Development Loan for Brandywine project . . .    10,084,706             --
  Construction Loan for Brandywine project. . .            --    134,735,719
  Term Loan with TCW, net of discount . . . . .     6,258,188     18,972,642
                                                 ------------   ------------
                                                  113,542,894    243,708,361
  Less current portion. . . . . . . . . . . . .    (7,200,000)    (9,100,000)
                                                 ------------   ------------
                                                 $106,342,894   $234,608,361
                                                 ------------   ------------
                                                 ------------   ------------

          TAXABLE REVENUE BONDS -- In October 1989, PRC obtained long-term financing for the Rosemary Project in the form of $116 million of taxable revenue bonds ("Tax Bonds") issued by the Halifax Regional Economic Development Corporation ("Halifax"), a nonprofit corporation organized in North Carolina. The Tax Bonds bear interest at a fixed rate of 9.25% payable semiannually. Scheduled principal payments are required annually and began on October 1, 1991 and will continue through maturity on October 1, 2005. Such principal and interest payments paid by Panda-Rosemary to Halifax are used to make required payments on the Tax Bonds. The Tax Bonds are subject to mandatory redemption prior to maturity under certain conditions.

          The Tax Bonds are fully guaranteed by an irrevocable, direct-pay letter of credit issued by The Fuji Bank, Limited, Houston Agency ("Fuji"). The letter of credit has a term equal to the term of the Tax Bonds and includes annual fees of .9375% for years 1-5, 1.3125% for years 6-10, and 1.6875% thereafter. The letter of credit is secured by the Rosemary Project as well as all of the outstanding capital stock of PRC. The letter of credit contains certain covenants including a minimum debt service coverage ratio to be maintained by Panda-Rosemary.

          During the Rosemary Project's operating period and while amounts are outstanding under the long-term financing arrangements, all revenues of Panda-Rosemary are paid to a collateral agent, acting on behalf of Fuji. On a quarterly basis, the collateral agent remits to Panda-Rosemary remaining funds available after payment of all expenditures relating to the Rosemary Project, including debt service, provided that Panda-Rosemary is in compliance with the debt service coverage ratio and other covenants under the letter of credit. Under the long-term financing arrangements, the collateral agent withholds funds to meet future debt service, maintenance and pollution control requirements, if necessary. These amounts are reflected as restricted cash-current and debt service reserves and escrow deposits in the accompanying consolidated balance sheets.

          Fuji has also provided a letter of credit for approximately $5 million guaranteeing Panda-Rosemary's performance under the power purchase agreement.

          TERM LOAN -- On October 27, 1995, PEII obtained a term loan in the amount of $20 million from Trust Company of the West ("TCW"). This loan amended and restated the loan agreement dated November 8, 1994. The loan bears interest at a rate of 13.5%, payable at a rate of 11.0%, and matures on November 8, 2004. The 2.5% interest not payable currently is added to the principal balance of the loan. The loan is secured by the pledge of the common stock of PEC which currently owns the interest in all PEII's various projects (including the projects held by the Company). In addition, the Company is in the process of completing a debt offering in which a portion of the proceeds will be used to retire all the term loan debt (see Note 11).

          Under the loan agreement, TCW also received 1,004,000 warrants to purchase shares of PEII stock. A loan discount of $1,241,812 was created as a result of allocating value to the warrants. The warrants are exercisable at $8 per share, subject to adjustment, and expire on November 8, 2004. If a public offering of PEII's stock has not occurred, PEII is obligated to repurchase the warrants at the holder's option for $2.18 and $2.91 at November 8, 1999 and 2001, respectively. The warrants are callable in total by PEII if a public offering of stock has occurred at $12 per warrant during a call period when the closing price for PEII's common stock has equaled or exceeded 250% of the exercise price of the warrants. The carrying value of the warrants is adjusted annually to the redemption price. Such adjustment was $153,861 in 1995 and was recorded as interest expense in the accompanying statement of operations. The carrying value of the warrants was $1,395,673 at December 31, 1995 and will increase periodically to the ultimate redemption value of $2,921,640 on November 8, 2001. The term loan contains certain restrictive covenants including limitations on indebtedness, limitations on corporate investments and others.

          Proceeds from the November 8, 1994, TCW loan were used to pay unpaid principal and accrued interest in the amount of $1,431,781 on an existing term loan with Nova Northwest Inc. ("Nova"). Under the agreement, Nova will continue to receive 4.33% of cash flow participation in the distributions received by PEII from the Rosemary Project for the term of the Panda-Rosemary L.P. partnership agreement. PEII and Nova each have the option to convert the present value of cash flow participation, as defined by the agreement, to PEII common stock at $6 a share.

          CONSTRUCTION LOAN -- On April 10, 1995, Panda-Brandywine closed the initial funding of a $215 million construction loan commitment with GECC. The construction loan is considered non-recourse project debt and should provide for all capital costs of the project. The construction loan bears an interest rate of the Eurodollar rate plus 2.5%, and upon completion of the Brandywine facility the construction loan was converted to a capital lease with GECC which has a 20-year initial term and two 5-year renewal options. The lease payments anticipated under the capital lease are used to determine the future minimum payments (see
Note 11). The construction loan provides for commitments under letters of credit aggregating approximately $12.4 million of which approximately $5.4 million is outstanding as of December 31, 1995. The letters of credit have terms up to the terms of the lease, an annual fee of 1.50% on any amounts outstanding and 1.25% on the unused commitment and are collateralized by the Brandywine Project.

          LONG-TERM DEBT MATURITIES -- The maturities of long-term obligations, excluding the construction loan, for each of the five years succeeding December 31, 1995 and thereafter, are as follows:

               1996. . . . . . . . . . .   $  9,100,000
               1997  . . . . . . . . . .      9,178,000
               1998  . . . . . . . . . .      9,978,000
               1999. . . . . . . . . . .      9,278,000
               2000  . . . . . . . . . .     11,178,000
               Thereafter  . . . . . . .     60,260,642
                                           ------------
                                           $108,972,642
                                           ------------
                                           ------------

7. INCOME TAXES

          A provision for income taxes for 1993, 1994 and 1995 has not been recorded since operating losses were incurred for each year.

          PEII has approximately $16 million of net operating loss carryforwards at December 31, 1995 which are available to the Company and will expire during the years 2007 to 2010. PEII may become subject to a limitation on the amount of net operating loss carryforwards which may be used annually to offset income should certain changes in its ownership occur in the future.

          Deferred tax assets of approximately $8 million and $10 million as of December 31, 1994 and 1995, respectively, consist primarily of interest in partnerships and net operating losses and are offset by a valuation allowance. The deferred tax asset for interest in partnerships relates to the difference between the tax basis of the assets contributed to the partnership upon its formation and the Company's financial reporting basis in those assets.

          SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. The Company's carryforwards expire at specific future dates and utilization of certain carryforwards is limited to specific amounts each year. However, due to the uncertain nature of their ultimate realization based upon past performance and expiration dates, the Company has established a full valuation allowance against these carryforward benefits and will recognize the benefits only when reassessment demonstrates that it is more likely than not that such benefits will be realized.
Realization is entirely dependent upon future earnings in specific tax jurisdictions. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits of the carryforwards will be recorded in future operations as a reduction of the Company's income tax expense.

8. COMMITMENTS AND CONTINGENCIES

          The Company has entered into various long-term contracts for the purchase and transportation of fuel subject to termination only in certain limited circumstances. These contracts have remaining terms of 10 to 25 years. The Company's minimum purchase commitment under these contracts is 2.3 million British thermal units of gas annually from October 31, 1996 through October 31, 2011. In the aggregate, such commitments are not at prices in excess of the current market.

          The Brandywine Project, upon substantial completion of construction, was leased under a capital lease with GECC. See Note 11 for the future minimum lease commitments under the capital lease.

          PEC is also involved in other legal and administrative proceedings in the ordinary course of business. Management believes, based on the advice of counsel, the amount of ultimate liability with respect to these matters will not have a material affect on the financial position, results of operations or cash flows of the Company.

          See Note 11 for information concerning additional matters which have arisen subsequent to December 31, 1995.

9. RELATED PARTY TRANSACTIONS

          The Company purchases insurance coverage through an agency owned by a shareholder of PEII who is also a member of the board of directors of PEII and a relative of PEII's chairman. The Company believes such coverage is on terms that are no less favorable than reasonably available from unaffiliated third parties. Total insurance purchases through this agency were $336,616, $291,142 and $298,728 for the years ended December 31, 1993, 1994 and 1995, respectively.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

          The estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:

                                      CARRYING VALUE        FAIR VALUE
                                      --------------       ------------
      Long-term debt . . . . . . . .   $243,708,361        $257,877,561

          The carrying amounts of variable rate debt approximate their fair values. The taxable revenue bonds have limited trading. The fair value of these bonds is estimated based on a March 1996, third party quotation, adjusted to reflect changes in the yield of government securities with similar maturities since December 31, 1995. The fair value of the other long-term debt is established using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

          The Company is also a party to letters of credit. Historically, no claims have been made against these financial instruments and management does not expect any material losses to result from these off-balance-sheet instruments because performance is not usually expected to be required. Therefore, management is of the opinion that the fair value of these instruments is zero.

          The Company has various purchase commitments for gas supply and delivery incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of the current market.

          The Company's electric capacity and energy sales are currently under one power sales contract with a single customer. The failure of this customer to fulfill its contractual obligations could have a substantial negative impact on the Company's revenue. However, the Company does not anticipate non-performance by the customer under this contract.

11. SUBSEQUENT EVENTS

          In July 1996, Panda-Rosemary Funding Corporation ("PRFC"), a wholly-owned subsidiary of Panda-Rosemary, issued $111,400,000 of first mortgage bonds ("Rosemary Bonds"). The Rosemary Bonds bear interest at a fixed rate of 8-5/8% payable quarterly commencing November 15, 1996. Scheduled principal payments are required quarterly commencing November 15, 1996, and will continue through maturity on February 15, 2016. The Rosemary Bonds are subject to mandatory redemption prior to maturity under certain conditions. The Rosemary Bonds are unconditionally guaranteed by Panda-Rosemary but are non-recourse to the Company, and are secured by substantially all of the assets of Panda-Rosemary as well as all of the outstanding capital stock of PRC, PRC II and PRFC. The indenture contains certain covenants, including limitations on distributions, additional debt and certain other transactions.

          While amounts are outstanding under the Rosemary Bonds, all revenues of Panda-Rosemary are paid to a collateral agent. Funds held by the collateral agent are included in the accompanying consolidated balance sheets as restricted cash-current. On a monthly basis, the collateral agent remits to Panda-Rosemary remaining funds available after payment of all expenditures relating to the Rosemary project, including debt service, provided that Panda-Rosemary is in compliance with the debt covenants. Additionally, the collateral agent withholds funds to meet future debt service, maintenance and pollution control requirements, if required under the indenture. These amounts are included in the accompanying consolidated balance sheets as restricted cash-current and debt service reserves and escrow deposits.

          Also in July 1996, Panda Funding Corporation ("PFC"), a wholly-owned subsidiary of the Company, issued $105,525,000 of pooled project bonds ("Series A Bonds"). The Series A Bonds bear interest at a fixed rate of 11-5/8% payable semiannually commencing February 20, 1997. Scheduled principal payments are required semiannually commencing February 20, 1997 and will continue through maturity on August 20, 2012. The Series A Bonds are subject to mandatory redemption prior to maturity under certain conditions. The Series A Bonds are fully and unconditionally guaranteed by the Company and are guaranteed on a limited basis by Interholding up to a maximum amount specified by the guarantee
agreement which approximates $25.1 million at September 30, 1996.   See Note 12
for condensed consolidating financial information concerning the guarantor and nonguarantor subsidiaries of the Company. The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 are also the consolidated financial statements of Interholding as of such dates and for such periods. Additionally, the Series A Bonds are secured by (i) all of the capital stock of PFC, the Company and Interholding, (ii) 60% of the capital stock of PIC Cayman, (iii) the Company's interest in distributions from Interholding, and (iv) certain other collateral. Individually, the pledges of the capital stock of PFC, Interholding and PIC Cayman do not constitute a "substantial portion of collateral" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities Act of
1933) for the Series A Bonds. Accordingly, separate financial statements of PFC, Interholding and PIC Cayman are not presented because the Company believes that such disclosure is not material. The Series A Bonds are effectively subordinated to the obligations of the Company's subsidiaries under project-level financing arrangements. The indenture contains certain covenants, including limitations on distributions, additional debt and certain other transactions.

          While amounts are outstanding under the Series A Bonds, all distributions from Interholding and certain proceeds received from PIC Cayman will be paid to a collateral agent. On a monthly basis, the collateral agent will remit to the Company remaining funds available after satisfaction of the Company's debt service obligations (including amounts withheld, if necessary, to meet future debt service and reserve fund requirements as required by the indenture) provided that the Company is in compliance with the debt covenants.

          In connection with the issuance of the Rosemary Bonds and the Series A Bonds, the Company refinanced the taxable revenue bonds issued in 1989 for the Rosemary project and repaid the TCW term loan. The Company incurred a loss of $21,336,550 on the early extinguishment of these obligations. Additionally, the Company acquired the minority interest holder's limited partnership interest in Panda-Rosemary for a purchase price of approximately $34.3 million. As a result of this acquisition, the Company owns 100% of Panda-Rosemary. The acquisition was accounted for using the purchase method of accounting. The excess of minority interest over the purchase price (approximately $3.8 million) was allocated to plant and equipment. Additionally, the Company advanced approximately $34.8 million to PEII for project development and general corporate purposes.

          The Brandywine Project commenced commercial operations in October 1996. As discussed in Note 6, General Electric Capital Corporation provided a construction loan to finance construction of the Brandywine Project. The construction loan was converted to long-term financing of $217.5 million in the form of a capital lease (together with the construction loan, the "Panda-Brandywine Financing") during December 1996. To effect the lease financing, title to the Brandywine Project was transferred to a third party trustee and leased back to Panda-Brandywine. The Brandywine facility lease is a net lease and its initial term is 20 years. The documents governing the Panda-Brandywine Financing contain various affirmative and negative covenants, including limitations on the ability of Panda-Brandywine to make distributions to its partners.

          The future minimum lease commitments under the capital lease for the Brandywine Project are as follows:

          1997 . . . . . . . . . . . . . . . . . . .      $   7,831,527
          1998 . . . . . . . . . . . . . . . . . . .         10,419,439
          1999 . . . . . . . . . . . . . . . . . . .         17,584,915
          2000 . . . . . . . . . . . . . . . . . . .         20,489,320
          2001 . . . . . . . . . . . . . . . . . . .         25,613,918
          Thereafter . . . . . . . . . . . . . . . .        501,415,526
                                                          -------------
          Total minimum lease payments . . . . . . .        583,354,645
          Amounts representing interest. . . . . . .       (365,866,000)
                                                          -------------
          Present value of net minimum payments. . .      $ 217,488,645
                                                          -------------
                                                          -------------

          In August 1996, Panda-Brandywine and PEPCO commenced discussions concerning commercial operational requirements of the Brandywine Project and conversion of the construction loan to long-term financing in the form of a lease. During these discussions, disagreements arose between Panda-Brandywine and PEPCO with respect to certain provisions of the Brandywine Power Purchase Agreement, one of which relates to the determination of the interest rate that is the basis for reduction in capacity payments thereunder (the "PEPCO Interest Rate Dispute"). PEPCO and Panda-Brandywine are presently attempting to resolve these disagreements but there are no assurances that such efforts will be successful. If the PEPCO Interest Rate Dispute is determined adversely to Panda-Brandywine, the capacity payments paid by PEPCO under the Brandywine Power Purchase Agreement will be less than originally anticipated, thereby adversely affecting the revenues realized by Panda-Brandywine, and consequently, reducing the amount of funds that would be available for distribution to the Company.

          Raytheon Engineers and Constructors, Inc. ("Raytheon") constructed the Brandywine Project pursuant to a fixed-price, turnkey engineering, procurement and construction contract (the "Brandywine EPC Agreement") with Panda-Brandywine. Raytheon completed the construction and start-up of the Brandywine Project and has met the requirements for commercial operations and substantial completion under the Brandywine EPC Agreement, although the date on which commercial operations were achieved and the entitlement of Raytheon to certain early completion bonuses under the Brandywine EPC Agreement are the subject of a dispute between Panda-Brandywine and Raytheon. The Company estimates that the amount in dispute is less than $1 million and believes that the resolution of this dispute will not have a material adverse effect upon the financial position, results of operations or liquidity of the Company.

12. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

          As discussed in Note 11, the Series A Bonds are fully and unconditionally guaranteed by the Company and are guaranteed on a limited basis by Interholding. Condensed consolidating financial information for Panda Interfunding Corporation and Subsidiaries as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 is as follows:


                                                 PANDA INTERFUNDING CORPORATION
                                             CONDENSED CONSOLIDATING BALANCE SHEET
                                                        DECEMBER 31, 1994

                                                             ASSETS
                                                                                             Non-
                                                   Panda        Panda         Panda          Guar-                      Panda
                                                  Funding    Interfunding  Interholding      antor                   Interfunding
                                                Corporation  Corporation   Corporation      Subsid-        Elimi-    Corporation
                                                 (Issuer)    (Guarantor)   (Guarantor)      iaries        nations    Consolidated
                                                -----------  ------------  ------------  ------------  ------------  ------------
Current Assets:
  Cash and cash equivalents . . . . . . . . . .   $  --      $         --  $         --  $  3,921,093  $        --   $  3,921,093
  Restricted cash -- current. . . . . . . . . .      --                --            --     2,571,826           --      2,571,826
  Accounts receivable . . . . . . . . . . . . .      10                10            10     5,660,338          (50)     5,660,318
  Fuel oil, spare parts and supplies. . . . . .      --                --            --     3,345,684           --      3,345,684
  Other current assets. . . . . . . . . . . . .      --                --            --        39,148           --         39,148
                                                  -----      ------------  ------------  ------------  -----------   ------------
    Total current assets. . . . . . . . . . . .      10                10            10    15,538,089          (50)    15,538,069

Plant and equipment:
  Electric generating facility. . . . . . . . .      --                --            --   105,045,351           --    105,045,351
  Furniture and fixtures. . . . . . . . . . . .      --                --            --        29,080           --         29,080
  Less accumulated depreciation . . . . . . . .      --                --            --   (16,798,583)          --    (16,798,583)
  Construction in progress. . . . . . . . . . .      --                --            --     6,616,881           --      6,616,881
                                                  -----      ------------  ------------  ------------  -----------   ------------
    Total plant and equipment, net. . . . . . .      --                --            --    94,892,729           --     94,892,729

Debt service reserves and escrow deposits . . .      --                --             --    9,451,293           --      9,451,293
Debt issuance costs . . . . . . . . . . . . . .      --                --             --    4,210,575           --      4,210,575
Partnership formation costs, net. . . . . . . .      --                --             --    1,066,216           --      1,066,216
                                                  -----      ------------  ------------  ------------  -----------   ------------
                                                  $  10      $         10  $         10  $125,158,902  $       (50)  $125,158,882
                                                  -----      ------------  ------------  ------------  -----------   ------------
                                                  -----      ------------  ------------  ------------  -----------   ------------

                                                LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs. . . . . . . . . . . . .   $  --      $         --  $         --  $  1,489,412  $        --   $  1,489,412
    Interest and letter of credit fees. . . . .      --                --            --     2,623,715           --      2,623,715
    Operating expenses and other. . . . . . . .      --                --            --     1,217,421           --      1,217,421
  Current portion of long-term debt . . . . . .      --                --            --     7,200,000           --      7,200,000
                                                  -----      ------------  ------------  ------------  -----------   ------------
    Total current liabilities . . . . . . . . .      --                --            --    12,530,548           --     12,530,548

Long term debt, less current portion. . . . . .      --                --            --   106,342,894           --    106,342,894
Investment in and advances from subsidiaries. .      --        29,302,935    29,302,935            --  (58,605,870)            --
Minority interest . . . . . . . . . . . . . . .      --                --            --    35,588,365           --     35,588,365
Commitments and contingencies . . . . . . . . .      --                --            --            --           --             --
Shareholder's equity (deficit):
  Common stock, par value $.01; 1,000 shares
   authorized, issued and outstanding . . . . .      10                10            10            30          (50)            10
  Advances to parent. . . . . . . . . . . . . .      --       (16,517,526)  (16,517,526)  (16,517,526)  33,035,052    (16,517,526)
  Accumulated deficit . . . . . . . . . . . . .      --       (12,785,409)  (12,785,409)  (12,785,409)  25,570,818    (12,785,409)
                                                  -----      ------------  ------------  ------------  -----------   ------------
    Total shareholder's equity(deficit) . . . .      10       (29,302,925)  (29,302,925)  (29,302,905)  58,605,820    (29,302,925)
                                                  -----      ------------  ------------  ------------  -----------   ------------
                                                  $  10      $         10  $         10  $125,158,902  $       (50)  $125,158,882
                                                  -----      ------------  ------------  ------------  -----------   ------------
                                                  -----      ------------  ------------  ------------  -----------   ------------

                        PANDA INTERFUNDING CORPORATION
                   CONDENSED CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1995
                                   ASSETS


                                                                                             Non-
                                                   Panda        Panda          Panda         Guar-                      Panda
                                                  Funding    Interfunding   Interholding     antor                    Interfunding
                                                Corporation   Corporation   Corporation     Subsid-       Elimi-      Corporation
                                                  (Issuer)    (Guarantor)   (Guarantor)      iaries      nations      Consolidated
                                                  -------     -----------   -----------      ------      -------      ------------
Current Assets:
  Cash and cash equivalents. . . . . . . . . . .  $   --    $         --   $         --  $  1,160,096  $         --   $  1,160,096
  Restricted cash -- current . . . . . . . . . .      --              --             --     1,876,142            --      1,876,142
  Accounts receivable. . . . . . . . . . . . . .      10              10             10     5,200,019           (50)     5,199,999
  Fuel oil, spare parts and supplies . . . . . .      --              --             --     3,084,168            --      3,084,168
  Other current assets . . . . . . . . . . . . .      --              --             --        12,664            --         12,664
                                                  ------    ------------   ------------  ------------  ------------   ------------
      Total current assets . . . . . . . . . . .      10              10             10    11,333,089           (50)    11,333,069
Plant and equipment:
  Electric generating facility . . . . . . . . .      --              --             --   105,168,094            --    105,168,094
  Furniture and fixtures . . . . . . . . . . . .      --              --             --        29,080            --         29,080
  Less accumulated depreciation. . . . . . . . .      --              --             --   (21,008,036)           --    (21,008,036)
  Construction in progress . . . . . . . . . . .      --              --             --   132,604,494            --    132,604,494
                                                  ------    ------------   ------------  ------------  ------------   ------------
      Total plant and equipment, net . . . . . .      --              --             --   216,793,632            --    216,793,632
Debt service reserves and escrow deposits. . . .      --              --             --    10,198,948            --     10,198,948
Debt issuance costs. . . . . . . . . . . . . . .      --              --             --     3,990,655            --      3,990,655
Partnership formation costs, net . . . . . . . .      --              --             --       533,100            --        533,100
                                                  ------    ------------   ------------  ------------  ------------   ------------
                                                  $   10    $         10   $         10  $242,849,424  $        (50)  $242,849,404
                                                  ------    ------------   ------------  ------------  ------------   ------------
                                                  ------    ------------   ------------  ------------  ------------   ------------

                                             LIABILITIES AND  SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs . . . . . . . . . . . . .  $   --    $         --   $         --  $  5,597,818  $         --      5,597,818
    Interest and letter of credit fees . . . . .      --              --             --     2,540,347            --      2,540,347
    Operating expenses and other . . . . . . . .      --              --             --     1,219,061            --      1,219,061
  Current portion of long-term debt. . . . . . .      --              --             --     9,100,000            --      9,100,000
                                                  ------    ------------   ------------  ------------  ------------   ------------
      Total current liabilities. . . . . . . . .      --              --             --    18,457,226            --     18,457,226

Long term debt, less current portion . . . . . .      --              --             --   234,608,361            --    234,608,361
Investment in and advances from subsidiaries . .              47,051,859     47,051,859            --   (94,103,718)            --
Minority interest. . . . . . . . . . . . . . . .      --              --             --    36,835,666            --     36,835,666
Commitments and contingencies. . . . . . . . . .      --              --             --            --            --             --
Shareholder's equity (deficit):
  Common stock, par value
    $.01; 1,000 shares authorized,
    issued and outstanding . . . . . . . . . . .      10              10             10            30           (50)            10
  Advances to parent . . . . . . . . . . . . . .      --     (32,263,761)   (32,263,761)  (32,263,761)   64,527,522    (32,263,761)
  Accumulated deficit. . . . . . . . . . . . . .      --     (14,788,098)   (14,788,098)  (14,788,098)   29,576,196    (14,788,098)
                                                  ------    ------------   ------------  ------------  ------------   ------------
      Total shareholder's equity (deficit) . . .      10     (47,051,849)   (47,051,849)  (47,051,829)   94,103,698    (47,051,849)
                                                  ------    ------------   ------------  ------------  ------------   ------------
                                                  $   10    $         10   $         10  $242,849,424  $        (50)  $242,849,404
                                                  ------    ------------   ------------  ------------  ------------   ------------
                                                  ------    ------------   ------------  ------------  ------------   ------------

                        PANDA INTERFUNDING CORPORATION
                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                                                             Non-
                                                   Panda        Panda          Panda         Guar-                      Panda
                                                  Funding    Interfunding   Interholding     antor                    Interfunding
                                                Corporation   Corporation   Corporation     Subsid-       Elimi-      Corporation
                                                  (Issuer)    (Guarantor)   (Guarantor)      iaries      nations      Consolidated
                                                  -------     -----------   -----------      ------      -------      ------------
Revenue:
  Electric capacity. . . . . . . . . . . . . . .  $   --    $         --   $         --  $ 29,856,269   $        --   $ 29,856,269
  Steam and chilled water sales. . . . . . . . .      --              --             --       617,598            --        617,598
  Interest income. . . . . . . . . . . . . . . .      --              --             --       365,276            --        365,276
  Equity in loss of subsidiary . . . . . . . . .      --        (972,634)      (972,634)           --     1,945,268             --
                                                  ------    ------------   ------------  ------------   -----------   ------------
                                                      --        (972,634)      (972,634)   30,839,143     1,945,268     30,839,143

Expenses:
  Plant operating expenses . . . . . . . . . . .      --              --             --     7,676,470            --      7,676,470
  Project development and administrative . . . .      --              --             --     2,277,786            --      2,277,786
  Interest expense and letter of credit fees . .      --              --             --    11,065,648            --     11,065,648
  Depreciation . . . . . . . . . . . . . . . . .      --              --             --     4,281,673            --      4,281,673
  Amortization of debt issuance costs. . . . . .      --              --             --       502,613            --        502,613
  Amortization of partnership formation costs. .      --              --             --       533,104            --        533,104
                                                  ------    ------------   ------------  ------------   -----------   ------------
                                                      --              --             --    26,337,294            --     26,337,294
                                                  ------    ------------   ------------  ------------   -----------   ------------

Income (loss) before minority interest . . . . .      --        (972,634)      (972,634)    4,501,849     1,945,268      4,501,849
Minority interest. . . . . . . . . . . . . . . .      --              --             --    (5,474,483)           --     (5,474,483)
                                                  ------    ------------   ------------  ------------   -----------   -----------
Net loss . . . . . . . . . . . . . . . . . . . .  $   --    $   (972,634)  $   (972,634) $   (972,634)  $ 1,945,268   $   (972,634)
                                                  ------    ------------   ------------  ------------   -----------   ------------
                                                  ------    ------------   ------------  ------------   -----------   ------------


                                                  FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                             Non-
                                                   Panda        Panda          Panda         Guar-                      Panda
                                                  Funding    Interfunding   Interholding     antor                    Interfunding
                                                Corporation   Corporation   Corporation     Subsid-       Elimi-      Corporation
                                                  (Issuer)    (Guarantor)   (Guarantor)      iaries      nations      Consolidated
                                                  -------     -----------   -----------      ------      -------      ------------
Revenue:
  Electric capacity. . . . . . . . . . . . . . .  $   --    $         --   $         --  $ 30,664,096   $        --   $ 30,664,096
  Steam and chilled water sales. . . . . . . . .      --              --             --       650,575            --        650,575
  Interest income. . . . . . . . . . . . . . . .      --              --             --       602,783            --        602,783
  Equity in loss of subsidiary . . . . . . . . .      --        (458,265)      (458,265)           --       916,530             --
                                                  ------    ------------   ------------  ------------   -----------   ------------

                                                      --        (458,265)      (458,265)   31,917,454       916,530     31,917,454

Expenses:
  Plant operating expenses . . . . . . . . . . .      --              --             --     8,940,146            --      8,940,146
  Project development and administrative . . . .      --              --             --     1,376,349            --      1,376,349
  Interest expense and letter of credit fees . .      --              --             --    11,017,418            --     11,017,418
  Depreciation . . . . . . . . . . . . . . . . .      --              --             --     4,208,314            --      4,208,314
  Amortization of debt issuance costs. . . . . .      --              --             --       600,382            --        600,382
  Amortization of partnership formation costs. .      --              --             --       533,116            --        533,116
                                                  ------    ------------   ------------  ------------   -----------   ------------
                                                      --              --             --    26,675,725            --     26,675,725
                                                  ------    ------------   ------------  ------------   -----------   ------------

Income (loss) before minority interest . . . . .      --        (458,265)      (458,265)    5,241,729       916,530      5,241,729
Minority interest. . . . . . . . . . . . . . . .      --              --             --    (5,699,994)           --     (5,699,994)
                                                  ------    ------------   ------------  ------------   -----------   ------------
      Net loss . . . . . . . . . . . . . . . . .  $   --    $   (458,265)  $   (458,265) $   (458,265)  $   916,530   $   (458,265)
                                                  ------    ------------   ------------  ------------   -----------   ------------
                                                  ------    ------------   ------------  ------------   -----------   ------------

                        PANDA INTERFUNDING CORPORATION
               CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                      Non-
                                                       Panda          Panda          Panda           Guar-
                                                      Funding     Interfunding    Interholding       antor
                                                    Corporation    Corporation    Corporation       Subsid-
                                                      (Issuer)     (Guarantor)    (Guarantor)       iaries
                                                    -----------   ------------   -------------   -----------
Revenue:
  Electric capacity . . . . . . . . . . . . . . . .    $  --      $        --    $        --     $29,858,475
  Steam and chilled water sales . . . . . . . . . .       --               --             --         473,040
  Interest income . . . . . . . . . . . . . . . . .       --               --             --         895,268
  Equity in loss of subsidiary. . . . . . . . . . .       --       (2,002,689)    (2,002,689)             --
                                                       -----      -----------    -----------     -----------
                                                          --       (2,002,689)    (2,002,689)     31,226,783
                                                       -----      -----------    -----------     -----------
Expenses:
  Plant operating expenses. . . . . . . . . . . . .       --               --             --       9,347,707
  Project development and administrative. . . . . .       --               --             --       1,821,376
  Interest expense and letter of credit fees. . . .       --               --             --      11,715,929
  Depreciation. . . . . . . . . . . . . . . . . . .       --               --             --       4,209,453
  Amortization of debt issuance costs . . . . . . .       --               --             --         554,311
  Amortization of partnership formation costs . . .       --               --             --         533,116
                                                       -----      -----------    -----------     -----------
                                                          --               --             --      28,181,892
                                                       -----      -----------    -----------     -----------

Income (loss) before minority interest. . . . . . .       --       (2,002,689)    (2,002,689)      3,044,891
Minority interest . . . . . . . . . . . . . . . . .       --               --             --      (5,047,580)
                                                       -----      -----------    -----------     -----------
Net loss. . . . . . . . . . . . . . . . . . . . . .    $  --      $(2,002,689)   $(2,002,689)    $(2,002,689)
                                                       -----      -----------    -----------     -----------
                                                       -----      -----------    -----------     -----------


                                                                          Panda
                                                                       Interfunding
                                                          Elimi-       Corporation
                                                         nations       Consolidated
                                                       ----------      ------------
Revenue:
  Electric capacity . . . . . . . . . . . . . . . .    $       --      $29,858,475
  Steam and chilled water sales . . . . . . . . . .            --          473,040
  Interest income . . . . . . . . . . . . . . . . .            --          895,268
  Equity in loss of subsidiary  . . . . . . . . . .     4,005,378               --
                                                       ----------      -----------
                                                        4,005,378       31,226,783
                                                       ----------      -----------
Expenses:
  Plant operating expenses. . . . . . . . . . . . .            --        9,347,707
  Project development and administrative. . . . . .            --        1,821,376
  Interest expense and letter of credit fees. . . .            --       11,715,929
  Depreciation. . . . . . . . . . . . . . . . . . .            --        4,209,453
  Amortization of debt issuance costs . . . . . . .            --          554,311
  Amortization of partnership formation costs . . .            --          533,116
                                                       ----------      -----------
                                                               --       28,181,892
                                                       ----------      -----------

Income (loss) before minority interest. . . . . . .     4,005,378        3,044,891
Minority interest . . . . . . . . . . . . . . . . .            --       (5,047,580)
                                                       ----------      -----------
Net loss. . . . . . . . . . . . . . . . . . . . . .    $4,005,378      $(2,002,689)
                                                       ----------      -----------
                                                       ----------      -----------

                        PANDA INTERFUNDING CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                                                     (UNAUDITED)
                                                                      DECEMBER 31   SEPTEMBER 30
                                                                          1995           1996
                                                                     ------------   ------------
Current assets:
  Cash and cash equivalents . . . . . . . . . . . . . . . . . . .    $  1,160,096   $  1,777,537
  Restricted cash -- current. . . . . . . . . . . . . . . . . . .       1,876,142      4,796,962
  Accounts receivable . . . . . . . . . . . . . . . . . . . . . .       5,199,999      7,279,292
  Fuel oil, spare parts and supplies. . . . . . . . . . . . . . .       3,084,168      3,243,548
  Other current assets. . . . . . . . . . . . . . . . . . . . . .          12,664         27,189
                                                                     ------------   ------------
    Total current assets. . . . . . . . . . . . . . . . . . . . .      11,333,069     17,124,528

Plant and equipment:
  Electric generating facilities. . . . . . . . . . . . . . . . .     105,168,094    101,706,112
  Furniture and fixtures. . . . . . . . . . . . . . . . . . . . .          29,080         61,432
  Less: accumulated depreciation. . . . . . . . . . . . . . . . .     (21,008,036)   (24,167,695)
  Construction in progress. . . . . . . . . . . . . . . . . . . .     132,604,494    186,395,144
                                                                     ------------   ------------
      Total plant and equipment, net. . . . . . . . . . . . . . .     216,793,632    263,994,993

Debt service reserves and escrow deposits . . . . . . . . . . . .      10,198,948     29,085,297
Debt issuance costs, net of accumulated amortization
  of $3,169,285 and $65,997, respectively . . . . . . . . . . . .       3,990,655      6,891,138
Partnership formation costs, net of accumulated
  amortization of $2,132,440 and $2,532,266, respectively . . . .         533,100        133,274
                                                                     ------------   ------------
                                                                     $242,849,404   $317,229,230
                                                                     ------------   ------------
                                                                     ------------   ------------

                               LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs. . . . . . . . . . . . . . . . . . . . . .    $  5,597,818   $  4,015,270
    Interest and letter of credit fees. . . . . . . . . . . . . .       2,540,347      3,645,922
    Operating expenses and other. . . . . . . . . . . . . . . . .       1,219,061      3,209,228
  Current portion of long-term debt . . . . . . . . . . . . . . .       9,100,000      5,718,960
                                                                     ------------   ------------
      Total current liabilities . . . . . . . . . . . . . . . . .      18,457,226     16,589,380

Long-term debt, less current portion. . . . . . . . . . . . . . .     234,608,361    404,950,386
Minority interest . . . . . . . . . . . . . . . . . . . . . . . .      36,835,666             --
Commitments and contingencies . . . . . . . . . . . . . . . . . .              --             --
Shareholder's deficit:
  Common stock, par value $.01; 1,000 shares authorized, issued
   and outstanding. . . . . . . . . . . . . . . . . . . . . . . .              10             10
  Advances to parent. . . . . . . . . . . . . . . . . . . . . . .     (32,263,761)   (64,151,114)
  Accumulated deficit . . . . . . . . . . . . . . . . . . . . . .     (14,788,098)   (40,159,432)
                                                                     ------------   ------------
      Total shareholder's deficit . . . . . . . . . . . . . . . .     (47,051,849)  (104,310,536)
                                                                     ------------   ------------
                                                                     $242,849,404   $317,229,230
                                                                     ------------   ------------
                                                                     ------------   ------------


     See accompanying notes to condensed consolidated financial statements.

                          PANDA INTERFUNDING CORPORATION

                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                   (UNAUDITED)

                                                       1995          1996
                                                   -----------   ------------
Revenue:
  Electric capacity and energy sales. . . . . . .  $22,139,124   $ 21,495,843
  Steam and chilled water sales . . . . . . . . .      375,862        388,119
  Interest income . . . . . . . . . . . . . . . .      695,707        611,242
                                                   -----------   ------------
                                                    23,210,693     22,495,204
                                                   -----------   ------------
Expenses:
  Operating expenses. . . . . . . . . . . . . . .    6,751,249      7,813,737
  Project development and administrative. . . . .    1,183,143      1,260,884
  Interest expense and letter of credit fees. . .    8,525,125     11,095,941
  Depreciation. . . . . . . . . . . . . . . . . .    3,156,234      3,159,659
  Amortization of debt issuance costs . . . . . .      408,954        394,781
  Amortization of partnership formation costs . .      399,837        399,826
                                                   -----------   ------------
                                                    20,424,542     24,124,828
                                                   -----------   ------------
Income (loss) before minority interest and
 extraordinary item . . . . . . . . . . . . . . .    2,786,151     (1,629,624)
Minority interest . . . . . . . . . . . . . . . .   (3,736,176)    (2,405,160)
                                                   -----------   ------------
Loss before extraordinary item. . . . . . . . . .     (950,025)    (4,034,784)
Extraordinary item - loss on early
 extinguishment of debt . . . . . . . . . . . . .           --    (21,336,550)
                                                   -----------   ------------
Net loss. . . . . . . . . . . . . . . . . . . . .  $  (950,025)  $(25,371,334)
                                                   -----------   ------------
                                                   -----------   ------------

    See accompanying notes to condensed consolidated financial statements.

                        PANDA INTERFUNDING CORPORATION

           CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S DEFICIT
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (UNAUDITED)

                                                                                   Total
                                         Common     Advances     Accumulated   Shareholder's
                                         Stock     to Parent       Deficit        Deficit
                                         -----   ------------   ------------   -------------
Balance, January 1, 1996 . . . . . . .   $  10   $(32,263,761)  $(14,788,098)  $ (47,051,849)
Advances to parent (Note 4). . . . . .      --    (31,887,353)            --     (31,887,353)
Net loss . . . . . . . . . . . . . . .      --             --    (25,371,334)    (25,371,334)
                                         -----   ------------   ------------   -------------
Balance, September 30, 1996. . . . . .   $  10   $(64,151,114)  $(40,159,432)  $(104,310,536)
                                         -----   ------------   ------------   -------------
                                         -----   ------------   ------------   -------------

    See accompanying notes to condensed consolidated financial statements.

                         PANDA INTERFUNDING CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 (UNAUDITED)

                                                                1995            1996
                                                           -------------   -------------
Operating activities:
  Net loss. . . . . . . . . . . . . . . . . . . . . . . .  $    (950,025)  $ (25,371,334)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Loss on early extinguishment of debt. . . . . . . . .             --      21,336,550
    Minority interest . . . . . . . . . . . . . . . . . .      3,736,176       2,405,160
    Depreciation. . . . . . . . . . . . . . . . . . . . .      3,156,234       3,159,659
    Amortization of debt issuance costs . . . . . . . . .        408,954         394,781
    Amortization of partnership formation costs . . . . .        399,837         399,826
    Amortization of loan discount and deferred interest .         93,132         391,491
  Changes in assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . . . . .        760,397      (2,079,293)
    Fuel oil, spare parts and supplies. . . . . . . . . .        203,513        (159,380)
    Other current assets. . . . . . . . . . . . . . . . .          7,488         (14,525)
    Accounts payable and accrued expenses . . . . . . . .      3,114,658       3,095,742
                                                           -------------   -------------
    Net cash provided by operating activities . . . . . .     10,930,364       3,558,677
                                                           -------------   -------------
Investing activities:
  Restricted cash-current . . . . . . . . . . . . . . . .     (7,983,994)     (2,920,820)
  Additions to property, plant and equipment. . . . . . .    (98,890,745)    (55,332,280)
  Acquisition of minority interest. . . . . . . . . . . .             --     (34,700,000)
  Increase in debt service reserves and escrow deposits .       (458,299)    (18,886,349)
                                                           -------------   -------------
    Net cash used in investing activities . . . . . . . .   (107,333,038)   (111,839,449)
                                                           -------------   -------------
Financing activities:
  Distributions to minority interest owner. . . . . . . .     (3,008,667)     (1,152,113)
  Advances to parent. . . . . . . . . . . . . . . . . . .     (3,886,187)    (31,887,353)
  Proceeds from long-term debt. . . . . . . . . . . . . .    101,675,197     275,933,627
  Repayment of long-term debt . . . . . . . . . . . . . .             --    (127,038,813)
  Debt issuance costs . . . . . . . . . . . . . . . . . .             --      (6,957,135)
                                                           -------------   -------------
    Net cash provided by financing activities . . . . . .     94,780,343     108,898,213
                                                           -------------   -------------
Increase (decrease) in cash and cash equivalents. . . . .     (1,622,331)        617,441
Cash and cash equivalents, beginning of period. . . . . .      3,921,093       1,160,096
                                                           -------------   -------------
Cash and cash equivalents, end of period. . . . . . . . .  $   2,298,762   $   1,777,537
                                                           -------------   -------------
                                                           -------------   -------------

     See accompanying notes to condensed consolidated financial statements.

                        PANDA INTERFUNDING CORPORATION

            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

1.  ORGANIZATION AND BASIS OF PRESENTATION

          The accompanying consolidated financial statements reflect the ownership interests of two independent power projects for all periods. The projects include the Rosemary project and the Brandywine project. These ownership interests are held by certain entities which, until July 31, 1996, were wholly-owned by Panda Energy Corporation, a Texas corporation ("PEC"), which in turn is a wholly-owned subsidiary of Panda Energy International, Inc. ("PEII"). These entities are collectively referred to as "Panda Interfunding Corporation," "PIC" or the "Company". The Company and its wholly-owned subsidiary, Panda Interholding Corporation ("Interholding") were formed in July 1996 to hold the interests in the independent power projects which were transferred to the Company by PEC and recorded at PEC's historical cost. Because the transfers occurred between entities under common control, the transactions have been accounted for in a manner similar to pooling of interests accounting. The entities primarily include Panda Rosemary Corporation ("PRC"), a 1% general partner in Panda-Rosemary, L.P. ("Panda-Rosemary"); PRC II Corporation ("PRC II"), a 99% limited partner in Panda-Rosemary; Panda-Rosemary Funding Corporation ("PRFC"), a wholly-owned subsidiary of Panda-Rosemary; Panda Brandywine Corporation, a 50% general partner in Panda-Brandywine, L.P. ("Panda-Brandywine"); Panda Energy Corporation, a Delaware corporation ("PEC-Delaware"), a 50% limited partner in Panda-Brandywine; Brandywine Water Company; and Panda Funding Corporation ("PFC") a wholly-owned subsidiary of PIC. The Company, through its general and limited partnership interests, owns 100% of Panda-Brandywine and, as of July 31, 1996, owns 100% of Panda-Rosemary. Prior to July 31, 1996, the Company owned 10% of Panda-Rosemary (see Note 4). The Rosemary project and the Brandywine project are in different stages of construction and operation and are located in the United States.

     Additionally, Panda Cayman Interfunding Corporation ("PIC Cayman") has been formed as a wholly-owned subsidiary of the Company for purposes of facilitating the financing of the future development and the acquisition of debt and equity interests of certain electric generation facilities and currently has no independent operations.

     All material intercompany accounts and transactions have been eliminated in consolidation.

2.  SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and should be read in conjunction with the audited financial statements for the year ended December 31, 1995. The accompanying unaudited condensed consolidated financial statements for the nine months ended September 30, 1995 and 1996 include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The amounts presented in the balance sheet as of December 31, 1995 were derived from the Company's audited consolidated financial statements.

     ALLOCATION OF ADMINISTRATIVE COSTS -- PEII performs certain accounting, legal, insurance, and consulting services for the Company. These general and administrative costs are generally allocated to the Company using the percentage of time PEII spent performing these services. The expenses allocated were $660,000 and $946,000 for the nine months ended September 30, 1995 and 1996, respectively, and are included in project development and administrative expenses in the statement of operations. Management believes the method used to allocate these costs is reasonable.

3.  POWER PROJECTS AND LONG-TERM DEBT

     The Company has incurred total costs on the Brandywine Project of $132.6 million and $186.4 million as of December 31, 1995 and September 30, 1996, respectively, which is included in plant and equipment under construction in progress in the accompanying balance sheets. Long-term debt related to the Brandywine Project was $134.7 million and $193.7 million at December 31, 1995 and September 30, 1996, respectively.

4.  LONG-TERM DEBT AND MINORITY INTEREST

     In July 1996, Panda-Rosemary Funding Corporation ("PRFC"), a wholly-owned subsidiary of Panda-Rosemary, issued $111,400,000 of first mortgage bonds ("Rosemary Bonds"). The Rosemary Bonds bear interest at a fixed rate of 8-5/8% payable quarterly commencing November 15, 1996. Scheduled principal payments are required quarterly commencing November 15, 1996, and will continue through maturity on February 15, 2016. The Rosemary Bonds are subject to mandatory redemption prior to maturity under certain conditions. The Rosemary Bonds are unconditionally guaranteed by Panda-Rosemary but are non-recourse to the Company, and are secured by substantially all of the assets of Panda-Rosemary as well as all of the outstanding capital stock of PRC, PRC II and PRFC. The indenture contains certain covenants, including limitations on distributions, additional debt and certain other transactions.

     While amounts are outstanding under the Rosemary Bonds, all revenues of Panda-Rosemary are paid to a collateral agent. Funds held by the collateral agent are included in the accompanying consolidated balance sheets as restricted cash-current. On a monthly basis, the collateral agent remits to Panda-Rosemary remaining funds available after payment of all expenditures relating to the Rosemary project, including debt service, provided that Panda-Rosemary is in compliance with the debt covenants. Additionally, the collateral agent withholds funds to meet future debt service, maintenance and pollution control requirements, if required under the indenture. These amounts are included in the accompanying consolidated balance sheets as restricted cash-current and debt service reserves and escrow deposits.

     Also in July 1996, Panda Funding Corporation ("PFC"), a wholly-owned subsidiary of the Company, issued $105,525,000 of pooled project bonds ("Series A Bonds"). The Series A Bonds bear interest at a fixed rate of 11-5/8% payable semiannually commencing February 20, 1997. Scheduled principal payments are required semiannually commencing February 20, 1997 and will continue through maturity on August 20, 2012. The Series A Bonds are subject to mandatory redemption prior to maturity under certain conditions. The Series A Bonds are fully and unconditionally guaranteed by the Company and are guaranteed on a limited basis by Interholding up to a maximum amount specified by the guarantee agreement which approximates $25.1 million at September 30, 1996. See Note 7 for condensed consolidating financial information concerning the guarantor and nonguarantor subsidiaries of the Company. Also, see the accompanying separate condensed consolidated financial statements of Interholding as of September 30, 1996 and for the nine months then ended. Additionally, the Series A Bonds are secured by (i) all of the capital stock of PFC, the Company and Interholding,
(ii) 60% of the capital stock of PIC Cayman, (iii) the Company's interest in distributions from Interholding, and (iv) certain other collateral. Individually, the pledges of the capital stock of PFC, Interholding and PIC Cayman do not constitute a "substantial portion of collateral" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933) for the Series A Bonds. Accordingly, except as discussed above, separate financial statements of PFC, Interholding and PIC Cayman are not presented because the Company believes that such disclosure is not material. The Series A Bonds are effectively subordinated to the obligations of the Company's subsidiaries under project-level financing arrangements. The indenture contains certain covenants, including limitations on distributions, additional debt and certain other transactions.

     While amounts are outstanding under the Series A Bonds, all distributions from Interholding and certain proceeds received from PIC Cayman will be paid to a collateral agent. On a monthly basis, the collateral agent will remit to the Company remaining funds available after satisfaction of the Company's debt service obligations (including amounts withheld, if necessary, to meet future debt service and reserve fund requirements as required by the indenture) provided that the Company is in compliance with the debt covenants.

     In connection with the issuance of the Rosemary Bonds and the Series A Bonds, the Company refinanced the taxable revenue bonds issued in 1989 for the Rosemary project and repaid the TCW term loan. The Company incurred a loss of $21,336,550 on the early extinguishment of these obligations. Additionally, the Company acquired the minority interest holder's limited partnership interest in Panda-Rosemary for a purchase price of approximately $34.3 million. As a result of this acquisition, the Company owns 100% of Panda-Rosemary. The acquisition was accounted for using the purchase method of accounting. The excess of minority interest over the purchase price (approximately $3.8 million) was allocated to plant and equipment. Additionally, the Company advanced approximately $34.8 million to PEII for project development and general corporate purposes.

5.  COMMITMENTS AND CONTINGENCIES

     In August 1996, Panda-Brandywine and PEPCO commenced discussions concerning commercial operational requirements of the Brandywine Project and conversion of the construction loan to long-term financing in the form of a lease. During these discussions, disagreements arose between Panda-Brandywine and PEPCO with respect to certain provisions of the Brandywine Power Purchase Agreement, one of which relates to the determination of the interest rate that is the basis for reduction in capacity payments thereunder (the "PEPCO Interest Rate Dispute"). PEPCO and Panda-Brandywine are presently attempting to resolve these disagreements but there are no assurances that such efforts will be successful. If the PEPCO Interest Rate Dispute is determined adversely to Panda-Brandywine, the capacity payments paid by PEPCO under the Brandywine Power Purchase Agreement will be less than originally anticipated, thereby adversely affecting the revenues realized by Panda-Brandywine, and consequently, reducing the amount of funds that would be available for distribution to the Company.

     Raytheon Engineers and Constructors, Inc. ("Raytheon") constructed the Brandywine Project pursuant to a fixed-price, turnkey engineering, procurement and construction contract (the "Brandywine EPC Agreement") with Panda-Brandywine. Raytheon completed the construction and start-up of the Brandywine Project and has met the requirements for commercial operations and substantial completion under the Brandywine EPC Agreement, although the date on which commercial operations were achieved and the entitlement of Raytheon to certain early completion bonuses under the Brandywine EPC Agreement are the subject of a dispute between Panda-Brandywine and Raytheon. The Company estimates that the amount in dispute is less than $1 million and believes that the resolution of this dispute will not have a material adverse effect upon the financial position, results of operations or liquidity of the Company.

6.  SUBSEQUENT EVENTS

     The Brandywine Project commenced commercial operations in October 1996. As discussed in Notes 6 and 11 to the consolidated financial statements for the year ended December 31, 1995, General Electric Capital Corporation provided a construction loan to finance construction of the Brandywine Project. The construction loan was converted to long-term financing of $217.5 million in the form of a capital lease (together with the construction loan, the "Panda-Brandywine Financing") during December 1996. To effect the lease financing, title to the Brandywine Project was transferred to a third party trustee and leased back to Panda-Brandywine. The Brandywine facility lease is a net lease and its initial term is 20 years. The documents governing the Panda-Brandywine Financing contain various affirmative and negative covenants, including limitations on the ability of Panda-Brandywine to make distributions to its partners.

7.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     The Series A Bonds are fully and unconditionally guaranteed by the Company and are guaranteed on a limited basis by Interholding up to a maximum amount specified by the guarantee agreement which approximates $25.1 million at September 30, 1996. Condensed consolidating financial information for Panda Interfunding Corporation and Subsidiaries as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is as follows:

                        PANDA INTERFUNDING CORPORATION
                     CONDENSED CONSOLIDATING BALANCE SHEET
                              SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                    ASSETS

                                                                                                  Non-
                                                   Panda            Panda            Panda        Guar-
                                                  Funding        Interfunding    Interholding     antor
                                                Corporation      Corporation     Corporation      Subsid-
                                                  (Issuer)       (Guarantor)     (Guarantor)      iaries
                                               ------------     -------------   ------------   ------------
Current assets:
  Cash and cash equivalents . . . . . . . . .  $         --     $          --   $         --   $  1,777,537
  Restricted cash -- current. . . . . . . . .            --         1,806,000             --      2,990,962
  Accounts receivable . . . . . . . . . . . .     2,044,557                --             10      7,279,312
  Notes receivable. . . . . . . . . . . . . .       215,800                --             --             --
  Fuel oil, spare parts and supplies. . . . .            --                --             --      3,243,548
  Other current assets. . . . . . . . . . . .            --                --             --         27,189
                                               ------------     -------------   ------------   ------------
    Total current assets. . . . . . . . . . .     2,260,357         1,806,000             10     15,318,548

Plant and equipment:
  Electric generating facility. . . . . . . .            --                --             --    101,706,112
  Furniture and fixtures. . . . . . . . . . .            --                --             --         61,432
  Less accumulated depreciation . . . . . . .            --                --             --    (24,167,695)
  Construction in progress. . . . . . . . . .            --                --             --    186,395,144
                                               ------------     -------------   ------------   ------------
    Total plant and equipment, net. . . . . .            --                --             --    263,994,993

Notes receivable. . . . . . . . . . . . . . .   105,309,200                --             --             --
Debt service reserves and escrow deposits . .            --        14,741,593             --     14,343,704
Debt issuance costs . . . . . . . . . . . . .            --         3,459,136             --      3,432,002
Partnership formation costs, net. . . . . . .            --                --             --        133,274
                                               ------------     -------------   ------------   ------------
                                               $107,569,557     $  20,006,729   $         10   $297,222,521
                                               ------------     -------------   ------------   ------------
                                               ------------     -------------   ------------   ------------

                        LIABILITIES AND  SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs. . . . . . . . . . . .  $         --     $          --   $         --   $  4,015,270
    Interest and letter of credit fees. . . .     2,044,547         2,044,547             --      1,601,375
    Operating expenses and other. . . . . . .            --            56,728             --      3,152,500
  Current portion of long-term debt . . . . .       215,800           215,800             --      5,503,160
                                               ------------     -------------   ------------   ------------
    Total current liabilities . . . . . . . .     2,260,347         2,317,075             --     14,272,305

Long term debt, less current portion. . . . .   105,309,200       105,309,200             --    299,641,186
Investment in and advances from subsidiaries             --        16,690,990     38,078,474             --
Advance from parent . . . . . . . . . . . . .            --                --             --     21,387,474
Commitments and contingencies . . . . . . . .            --                --             --             --
Shareholder's equity (deficit):
  Common stock, par value
   $.01; 1,000 shares authorized,
   issued and outstanding . . . . . . . . . .            10                10             10             30
  Advances to parent. . . . . . . . . . . . .            --       (64,151,114)            --             --
  Accumulated deficit . . . . . . . . . . . .            --       (40,159,432)   (38,078,474)   (38,078,474)
                                               ------------     -------------   ------------   ------------
    Total shareholder's equity (deficit). . .            10      (104,310,536)   (38,078,464)   (38,078,444)
                                               ------------     -------------   ------------   ------------
                                               $107,569,557     $  20,006,729   $         10   $297,222,521
                                               ------------     -------------   ------------   ------------
                                               ------------     -------------   ------------   ------------





                                    ASSETS
                                                                       Panda
                                                                    Interfunding
                                                      Elimi-         Corporation
                                                     nations        Consolidated
                                                   ------------     -------------
Current assets:
  Cash and cash equivalents . . . . . . . . .     $          --     $   1,777,537
  Restricted cash -- current. . . . . . . . .                --         4,796,962
  Accounts receivable . . . . . . . . . . . .        (2,044,587)        7,279,292
  Notes receivable. . . . . . . . . . . . . .          (215,800)               --
  Fuel oil, spare parts and supplies. . . . .                --         3,243,548
  Other current assets. . . . . . . . . . . .                --            27,189
                                                   ------------     -------------
    Total current assets. . . . . . . . . . .        (2,260,387)       17,124,528

Plant and equipment:
  Electric generating facility. . . . . . . .                --       101,706,112
  Furniture and fixtures. . . . . . . . . . .                --            61,432
  Less accumulated depreciation . . . . . . .                --       (24,167,695)
  Construction in progress. . . . . . . . . .                --       186,395,144
                                                   ------------     -------------
    Total plant and equipment, net. . . . . .                --       263,994,993

Notes receivable. . . . . . . . . . . . . . .      (105,309,200)               --
Debt service reserves and escrow deposits . .                --        29,085,297
Debt issuance costs . . . . . . . . . . . . .                --         6,891,138
Partnership formation costs, net. . . . . . .                --           133,274
                                                   ------------     -------------
                                                  $(107,569,587)    $ 317,229,230
                                                   ------------     -------------
                                                   ------------     -------------

                  LIABILITIES AND  SHAREHOLDER'S DEFICIT
Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs. . . . . . . . . . . .     $          --     $   4,015,270
    Interest and letter of credit fees. . . .        (2,044,547)        3,645,922
    Operating expenses and other. . . . . . .                --         3,209,228
  Current portion of long-term debt . . . . .          (215,800)        5,718,960
                                                   ------------     -------------
    Total current liabilities . . . . . . . .        (2,260,347)       16,589,380

Long term debt, less current portion. . . . .      (105,309,200)      404,950,386
Investment in and advances from subsidiaries        (54,769,464)               --
Advance from parent . . . . . . . . . . . . .       (21,387,474)               --
Commitments and contingencies . . . . . . . .                --                --
Shareholder's equity (deficit):
  Common stock, par value
   $.01; 1,000 shares authorized,
   issued and outstanding . . . . . . . . . .               (50)               10
  Advances to parent. . . . . . . . . . . . .                --       (64,151,114)
  Accumulated deficit . . . . . . . . . . . .        76,156,948       (40,159,432)
                                                   ------------     -------------
    Total shareholder's equity (deficit). . .        76,156,898      (104,310,536)
                                                   ------------     -------------
                                                   $107,569,587     $ 317,229,230
                                                   ------------     -------------
                                                   ------------     -------------

                      PANDA INTERFUNDING  CORPORATION
              CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                 Panda        Panda         Panda                                        Panda
                                                Funding    Interfunding  Interholding      Non-                       Interfunding
                                              Corporation  Corporation   Corporation     Guarantor       Elimi-       Corporation
                                                (Issuer)   (Guarantor)   (Guarantor)    Subsidiaries     nations      Consolidated
                                              -----------  ------------  ------------   ------------    ----------    ------------
Revenue:
  Electric capacity . . . . . . . . . . . . . .   $  --     $      --     $      --     $22,139,124     $       --     $22,139,124
  Steam and chilled water sales . . . . . . . .      --            --            --         375,862             --         375,862
  Interest Income . . . . . . . . . . . . . . .      --            --            --         695,707             --         695,707
  Equity in loss of subsidiary. . . . . . . . .      --      (950,025)     (950,025)             --      1,900,050              --
                                                  -----     ---------     ---------     -----------     ----------     -----------
                                                     --      (950,025)     (950,025)     23,210,693      1,900,050      23,210,693
                                                  -----     ---------     ---------     -----------     ----------     -----------
Expenses:
  Plant operating expenses. . . . . . . . . . .      --            --            --       6,751,249             --       6,751,249
  Project development and administrative. . . .      --            --            --       1,183,143             --       1,183,143
  Interest expense and letter of credit fees. .      --            --            --       8,525,125             --       8,525,125
  Depreciation. . . . . . . . . . . . . . . . .      --            --            --       3,156,234             --       3,156,234
  Amortization of debt issuance costs . . . . .      --            --            --         408,954             --         408,954
  Amortization of partnership formation costs .      --            --            --         399,837             --         399,837
                                                  -----     ---------     ---------     -----------     ----------     -----------
                                                     --            --            --      20,424,542             --      20,424,542
                                                  -----     ---------     ---------     -----------     ----------     -----------
Income (loss) before minority interest. . . . .      --      (950,025)     (950,025)      2,786,151      1,900,050       2,786,151
Minority interest . . . . . . . . . . . . . . .      --            --            --      (3,736,176)            --      (3,736,176)
                                                  -----     ---------     ---------     -----------     ----------     -----------
Net loss. . . . . . . . . . . . . . . . . . . .   $  --     $(950,025)    $(950,025)    $  (950,025)    $1,900,050     $  (950,025)
                                                  -----     ---------     ---------     -----------     ----------     -----------
                                                  -----     ---------     ---------     -----------     ----------     -----------

                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                 Panda        Panda         Panda                                        Panda
                                                Funding    Interfunding  Interholding      Non-                       Interfunding
                                              Corporation  Corporation   Corporation     Guarantor        Elimi-      Corporation
                                                (Issuer)   (Guarantor)   (Guarantor)    Subsidiaries      nations     Consolidated
                                              -----------  ------------  ------------   -------------   -----------   ------------
Revenue:
  Electric capacity . . . . . . . . . . . .   $       --   $         --   $         --   $ 21,495,843   $        --   $ 21,495,843
  Steam and chilled water sales . . . . . .                          --             --        388,119            --        388,119
  Interest Income . . . . . . . . . . . . .    2,044,547             --             --        611,242    (2,044,547)       611,242
  Equity in loss of subsidiary. . . . . . .           --    (23,290,376)   (23,290,376)            --    46,580,752             --
                                              ----------   ------------   ------------   ------------   -----------   ------------
                                               2,044,547    (23,290,376)   (23,290,376)    22,495,204    44,536,205     22,495,204
                                              ----------   ------------   ------------   ------------   -----------   ------------
Expenses:
  Plant operating expenses. . . . . . . . .           --             --             --      7,813,737            --      7,813,737
  Project development and administrative. .           --             --             --      1,260,884            --      1,260,884
  Interest expense and letter of credit
   fees . . . . . . . . . . . . . . . . . .    2,044,547      2,044,547             --      9,051,394    (2,044,547)    11,095,941
  Depreciation. . . . . . . . . . . . . . .           --             --             --      3,159,659            --      3,159,659
  Amortization of debt issuance costs . . .           --         36,411             --        358,370            --        394,781
  Amortization of partnership formation
   costs. . . . . . . . . . . . . . . . . .           --             --             --        399,826            --        399,826
                                              ----------   ------------   ------------   ------------   -----------   ------------
                                               2,044,547      2,080,958             --     22,043,870    (2,044,547)    24,124,828
                                              ----------   ------------   ------------   ------------   -----------   ------------
Income (loss) before minority interest. . .           --    (25,371,334)   (23,290,376)       451,334    46,580,752     (1,629,624)
Minority interest . . . . . . . . . . . . .           --             --             --     (2,405,160)           --     (2,405,160)
                                              ----------   ------------   ------------   ------------   -----------   ------------
Loss before extraordinary item. . . . . . .           --    (25,371,334)   (23,290,376)    (1,953,826)   46,580,752     (4,034,784)
Extraordinary item-loss on early
 extinguishment of debt . . . . . . . . . .           --             --             --    (21,336,550)           --    (21,336,550)
                                              ----------   ------------   ------------   ------------   -----------   ------------
Net loss. . . . . . . . . . . . . . . . . .   $       --   $(25,371,334)  $(23,290,376)  $(23,290,376)  $46,580,752   $(25,371,334)
                                              ----------   ------------   ------------   ------------   -----------   ------------
                                              ----------   ------------   ------------   ------------   -----------   ------------

                        PANDA INTERHOLDING CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                    ASSETS

                                                                  SEPTEMBER 30,
                                                                      1996
                                                                  -------------
Current assets:
  Cash and cash equivalents. . . . . . . . . . . . . . . . . . .  $  1,777,537
  Restricted cash -- current . . . . . . . . . . . . . . . . . .     2,990,962
  Accounts receivable. . . . . . . . . . . . . . . . . . . . . .     7,279,292
  Fuel oil, spare parts and supplies . . . . . . . . . . . . . .     3,243,548
  Other current assets . . . . . . . . . . . . . . . . . . . . .        27,189
                                                                  ------------
    Total current assets . . . . . . . . . . . . . . . . . . . .    15,318,528

Plant and equipment:
  Electric generating facilities . . . . . . . . . . . . . . . .   101,706,112
  Furniture and fixtures . . . . . . . . . . . . . . . . . . . .        61,432
  Less: accumulated depreciation . . . . . . . . . . . . . . . .   (24,167,695)
  Construction in progress . . . . . . . . . . . . . . . . . . .   186,395,144
                                                                  ------------
    Total plant and equipment, net . . . . . . . . . . . . . . .   263,994,993

Debt service reserves and escrow deposits. . . . . . . . . . . .    14,343,704
Debt issuance costs, net of accumulated amortization
 of $29,586. . . . . . . . . . . . . . . . . . . . . . . . . . .     3,432,002
Partnership formation costs, net of accumulated
 amortization of $2,532,266. . . . . . . . . . . . . . . . . . .       133,274
                                                                  ------------
                                                                  $297,222,501
                                                                  ------------
                                                                  ------------

                LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable and accrued expenses:
    Construction costs . . . . . . . . . . . . . . . . . . . . .  $  4,015,270
    Interest and letter of credit fees . . . . . . . . . . . . .     1,601,375
    Operating expenses and other . . . . . . . . . . . . . . . .     3,152,500
  Current portion of long-term debt. . . . . . . . . . . . . . .     5,503,160
                                                                  ------------
      Total current liabilities. . . . . . . . . . . . . . . . .    14,272,305

Long-term debt, less current portion . . . . . . . . . . . . . .   299,641,186
Advance from Parent. . . . . . . . . . . . . . . . . . . . . . .    21,387,474
Commitments and contingencies. . . . . . . . . . . . . . . . . .            --
Shareholder's deficit:
  Common stock, par value $.01; 1,000 shares authorized,
   issued and outstanding. . . . . . . . . . . . . . . . . . . .            10
  Accumulated deficit. . . . . . . . . . . . . . . . . . . . . .   (38,078,474)
                                                                  ------------
    Total shareholder's deficit. . . . . . . . . . . . . . . . .   (38,078,464)
                                                                  ------------
                                                                  $297,222,501
                                                                  ------------
                                                                  ------------

   See accompanying notes to condensed consolidated financial statements.

                        PANDA INTERHOLDING CORPORATION

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (UNAUDITED)

                                                                      1996
                                                                  ------------
Revenue:
 Electric capacity and energy sales. . . . . . . . . . . . . . .  $ 21,495,843
 Steam and chilled water sales . . . . . . . . . . . . . . . . .       388,119
 Interest income . . . . . . . . . . . . . . . . . . . . . . . .       611,242
                                                                  ------------
                                                                    22,495,204
                                                                  ------------
Expenses:
 Operating expenses. . . . . . . . . . . . . . . . . . . . . . .     7,813,737
 Project development and administrative. . . . . . . . . . . . .     1,260,884
 Interest expense and letter of credit fees. . . . . . . . . . .     9,051,394
 Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . .     3,159,659
 Amortization of debt issuance costs . . . . . . . . . . . . . .       358,370
 Amortization of partnership formation costs . . . . . . . . . .       399,826
                                                                  ------------
                                                                    22,043,870
                                                                  ------------

Income before minority interest and extraordinary item . . . . .       451,334
Minority interest. . . . . . . . . . . . . . . . . . . . . . . .    (2,405,160)
                                                                  ------------

Loss before extraordinary item . . . . . . . . . . . . . . . . .    (1,953,826)
Extraordinary item - loss on early extinguishment of debt. . . .   (21,336,550)
                                                                  ------------

Net loss . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(23,290,376)
                                                                  ------------
                                                                  ------------

   See accompanying notes to condensed consolidated financial statements.

                         PANDA INTERHOLDING CORPORATION

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDER'S DEFICIT
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)

                                                                               Total
                                      Common   Advances     Accumulated    Shareholder's
                                      Stock    to Parent      Deficit         Deficit
                                      ------ ------------   ------------   -------------
Balance, January 1, 1996 . . . . . .   $ 10  $(32,263,761)  $(14,788,098)  $(47,051,849)
Collection of advances to parent . .     --    32,263,761             --     32,263,761
Net loss . . . . . . . . . . . . . .     --            --    (23,290,376)   (23,290,376)
                                       ----  ------------   ------------   ------------
Balance, September 30, 1996. . . . .   $ 10  $         --   $(38,078,474)  $(38,078,464)
                                       ----  ------------   ------------   ------------
                                       ----  ------------   ------------   ------------


      See accompanying notes to condensed consolidated financial statements.

                         PANDA INTERHOLDING CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)

                                                                       1996
                                                                 ---------------
Operating activities:
 Net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . $  (23,290,376)
 Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Loss on early extinguishment of debt . . . . . . . . . . . .     21,336,550
    Minority interest. . . . . . . . . . . . . . . . . . . . . .      2,405,160
    Depreciation . . . . . . . . . . . . . . . . . . . . . . . .      3,159,659
    Amortization of debt issuance costs. . . . . . . . . . . . .        358,370
    Amortization of partnership formation costs. . . . . . . . .        399,826
    Amortization of loan discount and deferred interest. . . . .        391,491
 Changes in assets and liabilities:
    Accounts receivable. . . . . . . . . . . . . . . . . . . . .     (2,079,293)
    Fuel oil, spare parts and supplies . . . . . . . . . . . . .       (159,380)
    Other current assets . . . . . . . . . . . . . . . . . . . .        (14,525)
    Accounts payable and accrued expenses. . . . . . . . . . . .        994,467
                                                                  -------------
    Net cash provided by operating activities. . . . . . . . . .      3,501,949
                                                                  -------------
Investing activities:
 Restricted cash-current . . . . . . . . . . . . . . . . . . . .     (1,114,820)
 Additions to property, plant and equipment. . . . . . . . . . .    (55,332,280)
 Acquisition of minority interest. . . . . . . . . . . . . . . .    (34,700,000)
 Increase in debt service reserves and escrow deposits . . . . .     (4,144,756)
                                                                  -------------
    Net cash used in investing activities. . . . . . . . . . . .    (95,291,856)
                                                                  -------------
Financing activities:
 Distributions to minority interest owner. . . . . . . . . . . .     (1,152,113)
 Collection of advances to parent. . . . . . . . . . . . . . . .     32,263,761
 Advances from parent. . . . . . . . . . . . . . . . . . . . . .     21,387,474
 Proceeds from long-term debt. . . . . . . . . . . . . . . . . .    170,408,627
 Repayment of long-term debt . . . . . . . . . . . . . . . . . .   (127,038,813)
 Debt issuance costs . . . . . . . . . . . . . . . . . . . . . .     (3,461,588)
                                                                  -------------
    Net cash provided by financing activities. . . . . . . . . .     92,407,348
                                                                  -------------

Increase in cash and cash equivalents. . . . . . . . . . . . . .        617,441
Cash and cash equivalents, beginning of period . . . . . . . . .      1,160,096
                                                                  -------------
Cash and cash equivalents, end of period . . . . . . . . . . . .  $   1,777,537
                                                                  -------------
                                                                  -------------


    See accompanying notes to condensed consolidated financial statements.

                       PANDA INTERHOLDING CORPORATION

            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

          The accompanying consolidated financial statements reflect the ownership interests of two independent power projects for all periods. The projects include the Rosemary project and the Brandywine project. These ownership interests are held by certain entities which, until July 31, 1996, were wholly-owned by Panda Energy Corporation, a Texas corporation ("PEC"), which in turn is a wholly-owned subsidiary of Panda Energy International, Inc. ("PEII"). In July 1996, PEII formed Panda Interfunding Corporation ("PIC") and its wholly-owned subsidiary, Panda Interholding Corporation ("Interholding") to hold the interests in the independent power projects which were transferred to Interholding by PEC and recorded at PEC's historical cost. Because the transfers occurred between entities under common control, the transactions have been accounted for in a manner similar to pooling of interests accounting. The entities primarily include Panda Rosemary Corporation ("PRC"), a 1% general partner in Panda-Rosemary, L.P. ("Panda-Rosemary"); PRC II Corporation ("PRC II"), a 99% limited partner in Panda-Rosemary; Panda-Rosemary Funding Corporation ("PRFC"), a wholly-owned subsidiary of Panda-Rosemary; Panda Brandywine Corporation, a 50% general partner in Panda-Brandywine, L.P. ("Panda-Brandywine"); Panda Energy Corporation, a Delaware corporation ("PEC-Delaware"), a 50% limited partner in Panda-Brandywine; Brandywine Water Company; and Panda Funding Corporation ("PFC") a wholly-owned subsidiary of PIC. Interholding, through its indirect ownership of the general and limited partnership interests, owns 100% of Panda-Brandywine and, as of July 31, 1996, owns 100% of Panda-Rosemary. Prior to July 31, 1996, Interholding owned 10% of Panda-Rosemary (see
Note 4). The Rosemary project and the Brandywine project are in different stages of construction and operation and are located in the United States.

          Additionally, Panda Cayman Interfunding Corporation ("PIC Cayman") has been formed as a wholly-owned subsidiary of PIC for purposes of facilitating the financing of the future development and the acquisition of debt and equity interests of certain electric generation facilities and currently has no independent operations.

          All material intercompany accounts and transactions have been eliminated in consolidation.

2. SIGNIFICANT ACCOUNTING POLICIES

          The accompanying unaudited condensed consolidated financial statements of Interholding have been prepared in accordance with generally accepted accounting principles and should be read in conjunction with the audited financial statements of PIC for the year ended December 31, 1995. Historical financial information of Interholding is included in the consolidating financial information presented in Note 12 to the audited financial statements of PIC.
The accompanying unaudited condensed consolidated financial statements for the nine months ended September 30, 1996 include all adjustments, consisting of normal recurring accruals, which management considers necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

          ALLOCATION OF ADMINISTRATIVE COSTS -- PEII performs certain accounting, legal, insurance, and consulting services for Interholding. These general and administrative costs are generally allocated to Interholding using the percentage of time PEII spent performing these services. The expenses allocated were $946,000 for the nine months ended September 30, 1996, respectively, and are included in project development and administrative expenses in the statement of operations. Management believes the method used to allocate these costs is reasonable.

3. POWER PROJECTS AND LONG-TERM DEBT

          Interholding has incurred total costs on the Brandywine Project of $186.4 million as of September 30, 1996 which is included in plant and equipment under construction in progress in the accompanying balance sheet. Long-term debt related to the Brandywine Project was $193.7 million at September 30, 1996.

4. LONG-TERM DEBT AND MINORITY INTEREST

          In July 1996, Panda-Rosemary Funding Corporation ("PRFC"), a wholly-owned subsidiary of Panda-Rosemary, issued $111,400,000 of first mortgage bonds ("Rosemary Bonds"). The Rosemary Bonds bear interest at a fixed rate of 8-5/8% payable quarterly commencing November 15, 1996. Scheduled principal payments are required quarterly commencing November 15, 1996, and will continue through maturity on February 15, 2016. The Rosemary Bonds are subject to mandatory redemption prior to maturity under certain conditions. The Rosemary Bonds are unconditionally guaranteed by Panda-Rosemary but are non-recourse to Interholding, and are secured by substantially all of the assets of Panda-Rosemary as well as all of the outstanding capital stock of PRC, PRC II and PRFC. The indenture contains certain covenants, including limitations on distributions, additional debt and certain other transactions.

          While amounts are outstanding under the Rosemary Bonds, all revenues of Panda-Rosemary are paid to a collateral agent. Funds held by the collateral agent are included in the accompanying consolidated balance sheet as restricted cash-current. On a monthly basis, the collateral agent remits to Panda-Rosemary remaining funds available after payment of all expenditures relating to the Rosemary project, including debt service, provided that Panda-Rosemary is in compliance with the debt covenants. Additionally, the collateral agent withholds funds to meet future debt service, maintenance and pollution control requirements, if required under the indenture. These amounts are included in the accompanying consolidated balance sheet as restricted cash-current and debt service reserves and escrow deposits.

          Also in July 1996, Panda Funding Corporation ("PFC"), a wholly-owned subsidiary of PIC, issued $105,525,000 of pooled project bonds ("Series A Bonds"). The Series A Bonds bear interest at a fixed rate of 11-5/8% payable semiannually commencing February 20, 1997. Scheduled principal payments are required semiannually commencing February 20, 1997 and will continue through maturity on August 20, 2012. The Series A Bonds are subject to mandatory redemption prior to maturity under certain conditions. The Series A Bonds are fully and unconditionally guaranteed by PIC and are guaranteed on a limited basis by Interholding up to a maximum amount specified by the guarantee agreement which approximates $25.1 million at September 30, 1996. See Note 7 of the condensed consolidated financial statements of PIC as of September 30, 1996 for condensed consolidating financial information concerning the guarantor and nonguarantor subsidiaries of PIC. Additionally, the Series A Bonds are secured by (i) all of the capital stock of PFC, the Company and Interholding,
(ii) 60% of the capital stock of PIC Cayman, (iii) the Company's interest in distributions from Interholding, and (iv) certain other collateral. Individually, the pledges of the capital stock of PFC, Interholding and PIC Cayman do not constitute a "substantial portion of collateral" (as defined in Rule 3-10 of Regulation S-X promulgated under the Securities Act of 1933) for the Series A Bonds. Accordingly, separate financial statements of PFC and PIC Cayman are not presented because the Company believes that such disclosure is not material. The Series A Bonds are effectively subordinated to the obligations of the Company's subsidiaries under project-level financing arrangements. The indenture contains certain covenants, including limitations on distributions, additional debt and certain other transactions.

          While amounts are outstanding under the Series A Bonds, all distributions from Interholding to PIC and certain proceeds received by PIC from PIC Cayman will be paid to a collateral agent. On a monthly basis, the collateral agent will remit to PIC remaining funds available after satisfaction of PIC's debt service obligations (including amounts withheld, if necessary, to meet future debt service and reserve fund requirements as required by the indenture) provided that PIC is in compliance with the debt covenants.

          In connection with the issuance of the Rosemary Bonds and the Series A Bonds, Interholding refinanced the taxable revenue bonds issued in 1989 for the Rosemary project and repaid the Trust Company of the West term loan. Interholding incurred a loss of $21,336,550 on the early extinguishment of these obligations. Additionally, Interholding acquired the minority interest holder's limited partnership interest in Panda-Rosemary for a purchase price of approximately $34.3 million. As a result of this acquisition, Interholding owns 100% of Panda-Rosemary. The acquisition was accounted for using the purchase method of accounting. The excess of minority interest over the purchase price (approximately $3.8 million) was allocated to plant and equipment. Additionally, PIC advanced approximately $34.8 million to PEII for project development and general corporate purposes.

5. COMMITMENTS AND CONTINGENCIES

          In August 1996, Panda-Brandywine and PEPCO commenced discussions concerning commercial operational requirements of the Brandywine Project and conversion of the construction loan to long-term financing in the form of a lease. During these discussions, disagreements arose between Panda-Brandywine and PEPCO with respect to certain provisions of the Brandywine Power Purchase Agreement, one of which relates to the determination of the interest rate that is the basis for reduction in capacity payments thereunder (the "PEPCO Interest Rate Dispute"). PEPCO and Panda-Brandywine are presently attempting to resolve these disagreements but there are no assurances that such efforts will be successful. If the PEPCO Interest Rate Dispute is determined adversely to Panda-Brandywine, the capacity payments paid by PEPCO under the Brandywine Power Purchase Agreement will be less than originally anticipated, thereby adversely affecting the revenues realized by Panda-Brandywine, and consequently, reducing the amount of funds that would be available for distribution to Interholding.

          Raytheon Engineers and Constructors, Inc. ("Raytheon") constructed the Brandywine Project pursuant to a fixed-price, turnkey engineering, procurement and construction contract (the "Brandywine EPC Agreement") with Panda-Brandywine. Raytheon completed the construction and start-up of the Brandywine Project and has met the requirements for commercial operations and substantial completion under the Brandywine EPC Agreement, although the date on which commercial operations were achieved and the entitlement of Raytheon to certain early completion bonuses under the Brandywine EPC Agreement are the subject of a dispute between Panda-Brandywine and Raytheon. Interholding estimates that the amount in dispute is less than $1 million and believes that the resolution of this dispute will not have a material adverse effect upon the financial position, results of operations or liquidity of Interholding.

6. SUBSEQUENT EVENTS

          The Brandywine Project commenced commercial operations in October 1996. As discussed in Notes 6 and 11 to the consolidated financial statements of PIC for the year ended December 31, 1995, General Electric Capital Corporation provided a construction loan to finance construction of the Brandywine Project. The construction loan was converted to long-term financing of $217.5 million in the form of a capital lease (together with the construction loan, the "Panda-Brandywine Financing") during December 1996. To effect the lease financing, title to the Brandywine Project was transferred to a third party trustee and leased back to Panda-Brandywine. The Brandywine facility lease is a net lease and its initial term is 20 years. The documents governing the Panda-Brandywine Financing contain various affirmative and negative covenants, including limitations on the ability of Panda-Brandywine to make distributions to its partners.

APPENDIX A

                    PART I -- DEFINED TERMS

     Unless the context requires otherwise, any reference in this Prospectus to any agreement means such agreement and all schedules, exhibits and attachments thereto as amended, supplemented or otherwise modified and in effect from time to time. Unless otherwise stated, any reference in this Prospectus to any person or entity shall include its successors and assigns and, in the case of any governmental authority, any entity succeeding to its functions and capacities. All terms defined herein used in the singular shall have the same meanings when used in the plural and vice versa.

TERM                          DEFINITION

"Accounts and Funds"                     means  Project  Accounts,  the  Debt
                                    Service   Fund,  the  Capitalized  Interest
                                    Fund,  the  Debt Service Reserve Fund,  the
                                    Company   Expense   Fund,   the   Mandatory
                                    Redemption   Accounts,  the   Extraordinary
                                    Distribution  Accounts and the Distribution
                                    Suspense Funds.

"Additional Interest"                    means the additional interest payable
                                    on Transfer Restricted Bonds as a result of a Registration Default.

"Additional Projects Contract"           means   the   Additional   Projects
                                    Contract,  dated  the  Issue  Date,   among
                                    Panda International, PEC and the Company.

"Affiliate"                              means an affiliate within the meaning
                                    of   Rule   405   promulgated   under   the
                                    Securities Act.

"Annual Letter of Credit Fee"            means   the  annual  fee,   or   the
                                    cumulative fees charged over one year, charged by the Letter of Credit Provider.

"Anticipated Additional Debt"            means  the original principal  amount
                                    of  an  additional series of Bonds proposed
                                    to  be  issued by the Issuer which is equal
                                    to  the  largest principal amount  of  such
                                    series   that  will  provide  a   projected
                                    Company Debt Service Coverage Ratio  and  a
                                    projected    Consolidated   Debt    Service
                                    Coverage Ratio (if then applicable)  of  at
                                    least  1.7:1 and 1.25:1, respectively,  for
                                    each Future Ratio Determination Period,  as
                                    confirmed  in  each case by a Consolidating
                                    Engineer Certificate, assuming, in  respect
                                    of  the additional series of Bonds proposed
                                    to  be  issued: (i) a maximum maturity  and
                                    average  life  generally available  in  the
                                    marketplace  for debt of a  similar  nature
                                    and  (ii) a coupon rate then prevailing  in
                                    the  market  for debt of a similar  nature,
                                    and taking into account (a) in the case  of
                                    the  Company  Debt Service Coverage  Ratio,
                                    Cash Available for Distribution and (b)  in
                                    the  case of the Consolidated Debt  Service
                                    Coverage   Ratio,   Cash   Available   from
                                    Operations    (net    of    any     reserve
                                    requirements under Project-level  debt  and
                                    Company-level   debt)  from   the   Project
                                    Portfolio (giving effect, in each case,  to
                                    the  transfer  to the Project Portfolio  of
                                    any   Project  in  respect  of  which  such
                                    additional  series of Bonds is proposed  to
                                    be  issued);  in making this analysis,  the
                                    Consolidating Engineer is required  to  use
                                    generally   accepted   financial   analysis
                                    methods  and  generally follow the  methods
                                    used   to  calculate  the  amount  of   the
                                    offering of the Existing Bonds, including the methods used in the Consolidated Pro Forma Report attached to this Prospectus as Appendix B.

"Applicable Treasury Rate"               means  a rate which is equal  to  the
                                    then  current  treasury rate  on  the  most
                                    actively  traded security having a maturity
                                    approximately   equal  to   the   remaining
                                    average life of the Existing Bonds.

"Available Amounts"                      means,   as   of   any   date    of
                                    determination,   amounts   held   in    the
                                    Extraordinary  Distribution  Accounts   and
                                    the Mandatory Redemption Accounts, as the case may be, that are not needed to effect a redemption as specified in a written request or order of the Issuer to the Trustee given prior to such date.

"Beneficial Owners"                      means  the beneficial owners  of  the
                                    Old Bonds.

"Bibb"                                   means  The  Bibb Company, a  Delaware
                                    corporation.

"BG&E"                                   means   Baltimore  Gas  &   Electric
                                    Company, a Maryland utility.

"Bond" or "Bonds"                        means,  individually or collectively,
                                    the   Existing  Bonds  and  any  additional
                                    series of bonds that may be issued under the Indenture.

"Bondholder" or "Bondholders"            means  a  holder or  holders  of  the
                                    Bonds.

"Brandywine Available Cash Flow"         means  Panda-Brandywine Partnership's
                                    cash   flow  remaining  after  payment   of
                                    Project expenses, rent, letter of credit fees and debt service.

"Brandywine Construction Loan
 Facility"                               means  the construction loan facility
                                    in  the aggregate principal amount of  $215
                                    million    under   the   Brandywine    Loan
                                    Agreement.

"Brandywine Distributable Cash
 Flow"                                   means Brandywine Available Cash  Flow
                                    less   any   required  deposits  into   the
                                    Operation and Maintenance Reserve Account established under the Brandywine Facility Lease.

"Brandywine Engineering
   Report"                               means    the    report    entitled
                                    "Independent   Engineer's   Report   Panda-
                                    Brandywine  Cogeneration Project"  prepared
                                    by    PES   dated   July   22,   1996,   as
                                    supplemented  by  an  update  report  dated
                                    January 10, 1997, evaluating the design, construction and expected operation of the Panda-Brandywine Facility.

"Brandywine EPC Agreement"               means   the  Amended  and   Restated
                                    Turnkey Cogeneration Facility Agreement, dated March 30, 1995, between Raytheon and the Panda-Brandywine Partnership.

"Brandywine Equity Loan Facility"        means the $17.5 million multiple draw
                                    credit  facility  under  the  Equity   Loan
                                    Facility  Letter Agreement, dated  December
                                    18, 1996, among PBC, Panda Energy Delaware and GE Capital.

"Brandywine Facility Lease"              means  the  Facility  Lease,   dated
                                    December  18,  1996,  between  the   Panda-
                                    Brandywine  Partnership and Fleet  National
                                    Bank,  as Owner Trustee, pursuant to  which
                                    the   Panda-Brandywine  Partnership  leases
                                    the Panda-Brandywine.

"Brandywine Financing
   Conversion"                           means the conversion on December  30,
                                    1996  of  the Brandywine Construction  Loan
                                    Facility  to long-term financing under  the
                                    Brandywine   Facility   Lease   and   other
                                    Brandywine Financing Documents.

"Brandywine Financing
   Documents"                            means  the Brandywine Loan Agreement,
                                    the    Brandywine   Facility   Lease,   the
                                    Participation   Agreement    and    certain
                                    agreements relating thereto.

"Brandywine Fuel Consultant's
   Report"                               means  the  report  entitled  "Panda-
                                    Brandywine,  L.P. Generating Facility  Fuel
                                    Consultant's  Report"  prepared   by   C.C.
                                    Pace,  dated  July 2, 1996, as supplemented
                                    by  an  update  report  dated  January  10,
                                    1997,  analyzing  the  sufficiency  of  the
                                    fuel      supply     and     transportation
                                    arrangements   for   the   Panda-Brandywine
                                    Facility.

"Brandywine Fuel Management
   Agreement"                            means  the  Fuel  Supply  Management
                                    Agreement,  dated March 30,  1995,  between
                                    CDC and the Panda-Brandywine Partnership.

"Brandywine Gas Agreement"               means the Gas Sales Agreement,  dated
                                    March   30,   1995,  between   the   Panda-
                                    Brandywine Partnership and CDC.

"Brandywine Loan Agreement"              means the Construction Loan Agreement
                                    and   Lease  Commitment,  dated  March  30,
                                    1995,   among   GE  Capital,   the   Panda-
                                    Brandywine Partnership and PBC.

"Brandywine O&M Agreement"               means  the  Operations &  Maintenance
                                    Agreement,  dated  November  21,  1994,  as
                                    amended  on  December 7, 1994, between  the
                                    Panda-Brandywine  Partnership   and   Ogden
                                    Brandywine.

"Brandywine Power Purchase
   Agreement"                            means  the  Power Purchase Agreement,
                                    dated  August 9, 1991, as amended September
                                    16,   1994,  between  the  Panda-Brandywine
                                    Partnership and PEPCO.

"Brandywine Pro Forma"                   means   the   pro  forma   financial
                                    projections prepared by Burns & McDonnell which are contained in the Brandywine Pro Forma Report.

"Brandywine Pro Forma Report"             means    the    report    entitled
                                    "Independent  Panda-Brandywine  Pro   Forma
                                    Projections"  prepared by  ICF  dated  July
                                    26, 1996, as supplemented by an update report dated January 10, 1997, presenting an independent assessment of the pro forma for the Panda-Brandywine Facility.

"Brandywine Scenario"                    means  a  resolution  of  the  PEPCO
                                    Interest  Rate  Dispute  in  favor  of  the
                                    position     of     the    Panda-Brandywine
                                    Partnership.

"Brandywine Steam Agreement"             means  the  Steam  Sales  Agreement,
                                    dated  March  30, 1995, between  Brandywine
                                    Water   Company  and  the  Panda-Brandywine
                                    Partnership.

"Brandywine Water Company"               means  Brandywine  Water  Company,  a
                                    Delaware corporation.

"Burns & McDonnell"                      means  Burns & McDonnell  Engineering
                                    Company, Inc.

"Business Day"                           means  any  day  on which  commercial
                                    banks are not authorized or required to close in New York City, New York, Dallas, Texas, the Cayman Islands or Luxembourg.

"Capital Stock"                          means,  with respect to  any  person,
                                    any     and    all    shares,    interests,
                                    participations,     rights     or     other
                                    equivalents   in   the   equity   interests
                                    (however  designated) in such  person,  and
                                    any  rights  (other  than  debt  securities
                                    convertible   into  an  equity   interest),
                                    warrants   or   options  exercisable   for,
                                    exchangeable for or convertible into such an equity interest in such person.

"Capitalized Interest Deficiency"        means,  with respect to  any  Monthly
                                    Distribution Date, the amount by which  the
                                    amount   on   deposit  in  the  Capitalized
                                    Interest  Fund  as  of  such  date   (after
                                    giving effect to all transfers to the Capitalized Interest Fund to be made on such date) is less than the Capitalized Interest Requirement in effect on such date.

"Capitalized Interest Fund"              means  the fund entitled "Capitalized
                                    Interest Fund" described in and maintained by the Trustee pursuant to Article IV of the Indenture.

"Capitalized Interest Requirement"       means  for purposes of the  Indenture
                                    an  amount  equal to the aggregate  amounts
                                    required   to   be   on  deposit   in   the
                                    Capitalized  Interest Fund on any  date  as
                                    set   forth   in  all  Series  Supplemental
                                    Indentures, as the same may be reduced pursuant to the Indenture.

"Cash Available for Distribution"        means  Total  Cash  Flow  from   all
                                    Project Entities on a consolidated basis less (i) regularly scheduled payments of principal and interest on Project Debt,
                                    (ii)  additions  to  reserves  required  by
                                    Project agreements, (iii) Trustee's fees under the Indenture and (iv) the NNW Cash Flow Participation, plus interest earned on reserves required by Transaction

                                    Documents  entered  into  by  the  Company,
                                    excluding,      however,      Extraordinary
                                    Financial   Distributions   and    proceeds
                                    received   as   a   result   of   Mandatory
                                    Redemption Events, that at the time of determination is available to be legally distributed from the Project Entities to the PIC Entities without contravention of any Project agreement.

"Cash Available from Operations"         means,  for  any period,  Total  Cash
                                    Flow   from  all  Project  Entities  on   a
                                    consolidated    basis    prior    to    all
                                    Consolidated   Debt   Service,   less   (i)
                                    additions  to reserves required by  Project
                                    agreements, (ii) Trustee's fees  under  the
                                    Indenture plus interest earned on  reserves
                                    required  by Transaction Documents  entered
                                    into  by  the  Company, and (iii)  the  NNW
                                    Cash    Flow    Participation,   excluding,
                                    however,       Extraordinary      Financial
                                    Distributions and proceeds received as a result of Mandatory Redemption Events.

"C.C. Pace"                              means C.C. Pace Resources, Inc.

"CDC"                                    means Cogen Development Company.

"Change of Control"                      means the occurrence of any event  or
                                    series   of  events  by  which:   (a)   any
                                    "person"  or  "group" (as  such  terms  are
                                    used  in  Sections 13(d) and 14(d)  of  the
                                    Exchange    Act)   is   or   becomes    the
                                    "beneficial  owner"  (as  defined  in  Rule
                                    13d-3 under the Exchange Act), directly  or
                                    indirectly, of more than 50% of  the  total
                                    voting  stock  of  the  Company;  (b)   the
                                    Company  consolidates with or  merges  into
                                    another  person or any person  consolidates
                                    with,  or merges into, the Company, in  any
                                    such  event  pursuant to a  transaction  in
                                    which  the outstanding voting stock of  the
                                    Company  is  changed into or exchanged  for
                                    cash,  securities or other property,  other
                                    than  any  such transaction where  (i)  the
                                    outstanding voting stock of the Company  is
                                    changed into or exchanged for voting  stock
                                    of  the surviving or resulting person  that
                                    is  Qualified  Capital Stock and  (ii)  the
                                    holders  of the voting stock of the Company
                                    immediately prior to such transaction  own,
                                    directly  or  indirectly, not less  than  a
                                    majority  of  the  voting  stock   of   the
                                    surviving  or resulting person  immediately
                                    after  such  transaction; (c) the  Company,
                                    either individually or in conjunction  with
                                    one  or  more  of its Subsidiaries,  sells,
                                    assigns,  conveys,  transfers,  leases   or
                                    otherwise  disposes of, or the Subsidiaries
                                    of   the   Company  sell,  assign,  convey,
                                    transfer,  lease or otherwise  dispose  of,
                                    all  or substantially all of the properties
                                    of  the Company and its Subsidiaries, taken
                                    as a whole (either in one transaction or  a
                                    series  of related transactions), including
                                    Capital Stock of such Subsidiaries, to  any
                                    person  (other than the Company or a wholly
                                    owned  Subsidiary of the Company);  or  (d)
                                    the   liquidation  or  dissolution  of  the
                                    Company.

"Change of Control Offer"                means  an  offer  by  the  Issuer  to
                                    purchase all then outstanding Bonds upon the occurrence of a Change of Control.

"Change of Control Purchase Date"        means a Business Day not more than 60
                                    nor  less  than 30 days following a  Change
                                    of   Control   on  which  the   Issuer   is
                                    obligated to purchase Bonds pursuant to a Change of Control Offer.

"Change of Control Purchase Price"       means a purchase price equal to  101%
                                    of the principal amount of Bonds to be purchased by the Issuer in connection with a Change of Control, plus accrued and unpaid interest thereon.

"China"                                  means the People's Republic of China.

"CNG"                                    means CNG Transmission Corporation.

"Collateral"                             means   all  of  the  property   and
                                    interests  in  property, real or  personal,
                                    now  owned or hereafter acquired in or upon
                                    which  a  Lien has been or is purported  or
                                    intended  to  have  been  granted  to   the
                                    Collateral  Agent pursuant to the  Security
                                    Documents.

"Collateral Agency Agreement"            means    the   Collateral    Agency
                                    Agreement, dated the Issue Date, among the Collateral Agent, the Issuer, the Trustee, PEC, the Letter of Credit Provider and the Company.

"Collateral Agent"                       means  Bankers Trust Company,  a  New
                                    York banking corporation.

"Columbia Gas"                           means   Columbia  Gas   Transmission
                                    Corporation, a Delaware corporation.

"Columbia Gas FT Agreement"              means  the  Amended and Restated  FTS
                                    Service Agreement, dated March 23, 1995, between the Panda-Brandywine Partnership and Columbia Gas.

"Columbia Gas IT Agreement"              means  the  Service  Agreement   for
                                    Service Under ITS Rate Schedule, dated as of April 4, 1991, between Columbia Gas and PR Corp., which agreement was assigned by PR Corp. to, and assumed by, the Panda-Rosemary Partnership on January 6, 1992.

"Columbia Gulf"                          means   Columbia  Gulf  Transmission
                                    Company, a Delaware corporation.

"Columbia Gulf IT Agreement"             means   the   ITS-1   Transportation
                                    Service  Agreement, dated as  of  June  13,
                                    1996,  between Columbia Gulf and the Panda-
                                    Rosemary Partnership.

"Columbia Precedent Agreement"           means the Precedent Agreement,  dated
                                    as of February 25, 1994, as amended by the Amending Agreement, dated March 24, 1995, between the Panda-Brandywine Partnership and Columbia Gas.

"Commercial Operations"                  means, with respect to a Project, (i)
                                    the  completion of construction and testing
                                    and  the  functioning of such  Project  and
                                    (ii) the satisfaction and discharge of  all
                                    completion     requirements     of,     and
                                    commencement   of   regular   capacity   or
                                    reservation payments under, the purchase, transportation or other off-take or use contracts for such Project.

"Commission"                             means   the   U.S.  Securities   and
                                    Exchange Commission.

"Company"                                means Panda Interfunding Corporation,
                                    a Delaware corporation.

"Company Debt Service"                   means,  for  any  period,  scheduled
                                    principal and interest payments on the Bonds.

"Company Debt Service
    Coverage Ratio"                      means  for purposes of the Indenture,
                                    as of any date of determination, the ratio of (i) Cash Available for Distribution during the relevant period to (ii) Company Debt Service for such period.

"Company Distribution
    Certificate"                         means the officer's certificate  from
                                    the  Company  stating that  the  conditions
                                    precedent  for transferring monies  from  a
                                    Distribution   Suspense   Fund    to    the
                                    appropriate Distribution Fund have been satisfied.

"Company Expense Fund"                   means  the  fund  entitled  "Company
                                    Expense Fund" described in and maintained by the Trustee pursuant to Article IV of the Indenture.

"Company Expenses Amount"                means   for   each   calendar   year
                                    commencing with 1997, an amount equal to $300,000 as adjusted as of January of each year ratably for inflation and for each partial calendar year in which Bonds shall be outstanding, and as such amount may otherwise be increased pursuant to the Indenture.

"Company Guaranty"                       means  the  full  and  unconditional
                                    guarantee of the Existing Bonds by the Company.

"Company Loan Agreement"                 means  the Loan Agreement, dated  the
                                    Issue Date, between the Company and the Issuer.

"Company Notes"                          means  the Initial Company  Note  and
                                    each promissory note evidencing loans from the Issuer to the Company of the proceeds from the Prior Offering and any future offerings of additional series of Bonds.

"Company Security Agreement"             means  the Security Agreement,  dated
                                    the Issue Date, between the Company and the Collateral Agent.

"Company Stock Pledge Agreement"         means  the  Stock  Pledge  Agreement,
                                    dated  the Issue Date, between the  Company
                                    and  the  Collateral  Agent,  pledging   as
                                    Collateral   all   of   the   issued    and
                                    outstanding  capital stock  of  the  Issuer
                                    and  each  PIC U.S. Entity and 60%  of  the
                                    issued  and  outstanding capital  stock  or
                                    other  ownership  interests  of  each   PIC
                                    International Entity.

"Consolidated Debt Service"              means  for purposes of the Indenture,
                                    for any period, Company Debt Service plus scheduled principal and interest payments on all Project Debt.

"Consolidated Debt Service
    Coverage Ratio"                      means,   as   of   any   date    of
                                    determination,  the  ratio  of   (i)   Cash
                                    Available   from  Operations   during   the
                                    relevant  period to (ii) Consolidated  Debt
                                    Service    for   such   period;   provided,
                                    however, that at any time that the  Company
                                    holds  Project Interests in more than  four
                                    Projects,   then   the  Consolidated   Debt
                                    Service   Coverage  Ratio  shall   not   be
                                    applied   in  respect  of  any   event   or
                                    requirement.

"Consolidated Pro Forma"                 means a summary consolidation of  the
                                    pro forma financial projections for the Panda-Brandywine Facility and the Panda-Rosemary Facility.

"Consolidated Pro Forma Report"          means the report entitled "Summary of
                                    the  Consolidated Pro Formas of the  Panda-
                                    Rosemary    and   Panda-Brandywine    Power
                                    Projects"  prepared by  ICF  dated  January
                                    10,  1997, containing the Consolidated  Pro
                                    Forma.

"Consolidating Engineer"                 means  ICF,  or its successor,  which
                                    shall  be  a  firm  of national  reputation
                                    with    expertise   in   engineering    and
                                    financial analysis and which may  rely,  to
                                    the   extent  necessary  for  purposes   of
                                    performing its duties under the Indenture, on other Independent Engineers.

"Constellation"                          means     Constellation     Energy
                                    Corporation,   the  surviving   corporation
                                    after the merger of PEPCO and BG&E.

"Cove Point"                             means   Cove   Point   LNG   Limited
                                    Partnership.

"Cove Point FT Agreement"                means   that  certain  FTS   Service
                                    Agreement, dated March 30, 1995, between the Panda-Brandywine Partnership and Cove Point.

"Credit Agreement"                       means  the  Credit,  Term  Loan  and
                                    Security Agreement, dated August 31, 1993, among PEC, PR Corp., PRC II and NNW.

"Credit Suisse"                          means Credit Suisse, a Swiss bank.

"Debt Service Deficiency"                means,  with respect to  any  Payment
                                    Date,   the  amount  by  which  monies   on
                                    deposit in the Debt Service Fund as of such date (after giving effect to all transfers to the Debt Service Fund to be made on such date) is insufficient for the payment of the amounts of interest and, if applicable, principal due and payable on the Company Notes (including any past due amounts) on the Payment Date for each series of Bonds outstanding next following the day immediately preceding such Monthly Distribution Date.

"Debt Service Fund"                      means the fund entitled "Debt Service
                                    Fund" described in and maintained by the Trustee pursuant to Article IV of the Indenture.

"Debt Service Reserve Fund"              means the fund entitled "Debt Service
                                    Reserve Fund" described in and maintained by the Trustee pursuant to Article IV of the Indenture.

"Debt Service Reserve Deficiency"        means the amount, with respect to any
                                    Monthly  Distribution Date, the  amount  by
                                    which  the  amount on deposit in  the  Debt
                                    Service  Reserve  Fund  as  of  such   date
                                    (after  giving effect to all  transfers  to
                                    the  Debt Service Reserve Fund to  be  made
                                    on   such  date)  is  less  than  the  Debt
                                    Service Reserve Requirement in effect on such date.

"Debt Service Reserve Requirement"       means  on  the Issue Date, an  amount
                                    equal  to $6.4 million, and, except as  may
                                    be   otherwise  provided  in   any   Series
                                    Supplemental   Indenture,   at   any   time
                                    thereafter,   an  amount   equal   to   the
                                    scheduled  principal and interest  payments
                                    on   the   Bonds  created  by  such  Series
                                    Supplemental Indenture due pursuant to  the
                                    Indenture   during  the   12-month   period
                                    immediately   following   the    date    of
                                    determination, except that,  if  less  than
                                    12  months  remain before the Final  Stated
                                    Maturity  of  the  Bonds,  then  an  amount
                                    equal   to  the  scheduled  principal   and
                                    interest   payments  on   the   Bonds   due
                                    pursuant  to the Indenture for such  period
                                    shall  be  maintained;  provided  that  the
                                    Debt   Service   Reserve  Requirement,   as
                                    determined  at any time, shall  be  reduced
                                    by  the  amount  then  on  deposit  in  the
                                    Capitalized  Interest Fund  in  respect  of
                                    interest  payments  scheduled  to  be  made
                                    during   the  12-month  period  immediately
                                    following the date of determination.

"Disqualified Capital Stock"             means  any Capital Stock that, either
                                    by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final stated maturity of the Bonds or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

"Distribution Funds"                     means the U.S. Distribution Fund  and
                                    the International Distribution Fund.

"Distribution Suspense Funds"            means  the U.S. Distribution Suspense
                                    Fund  and  the  International  Distribution
                                    Suspense Fund.

"DTC"                                    means The Depository Trust Company, a
                                    limited  purpose  trust  company  organized
                                    under  the  laws of the State of  New  York
                                    and   a   member  of  the  Federal  Reserve
                                    System.

"Effectiveness Target Date"              means the respective target date  for
                                    effectiveness   of   the   Exchange   Offer
                                    Registration   Statement   or   the   Shelf
                                    Registration Statement as specified in the Registration Rights Agreement.

"Eligible Institution"                   means  a firm that is a member  of  a
                                    registered national securities exchange  or
                                    a  member  of  the National Association  of
                                    Securities  Dealers, Inc., or a  commercial
                                    bank  or trust company having an office  or
                                    correspondent in the United States,  or  an
                                    entity   that  is  otherwise  an  "eligible
                                    guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

"Energy Policy Act"                      means the Energy Policy Act of 1992.

"ERK"                                    means ERK Energy, Inc., the fuel  oil
                                    coordinator    for   the   Panda-Brandywine
                                    Facility.

"Event of Default"                       means  the  events listed in  Section
                                    9.1 of the Indenture.

"EWG"                                    means an Exempt Wholesale Generator.

"Exchange Act"                           means the Securities Exchange Act  of
                                    1934, as amended.

"Exchange Agent"                         means Bankers Trust Company.

"Exchange Bonds"                         means  the  11-5/8%  Pooled  Project
                                    Bonds,  Series  A-1  due  2012,  of   Panda
                                    Funding Corporation.

"Exchange Offer"                         means  the offer of the Issuer,  upon
                                    the  terms  and  subject to the  conditions
                                    set  forth  in the Prospectus  and  in  the
                                    Letter  of Transmittal, to exchange  up  to
                                    $105,525,000 in aggregate principal  amount
                                    of   its   11-5/8%  Pooled  Project  Bonds,
                                    Series  A-1  due 2012 for a like  principal
                                    amount   of  its  11-5/8%  Pooled   Project
                                    Bonds, Series A due 2012.

"Exchange Offer Registration
 Statement"                              means  a  registration statement
                                    covering   an  offer  by  the   Issuer   to
                                    exchange  Old Bonds for like  bonds  to  be
                                    filed  with  the Commission by the  Company
                                    and    the   Issuer   pursuant    to    the
                                    Registration Rights Agreement.

"Exempt Wholesale Generator"             means  a  company that the  FERC  has
                                    declared   to   be   an  exempt   wholesale
                                    generator pursuant to Section 32 of PUHCA and that, as a result, is exempt from PUHCA.

"Existing Bonds"                         means collectively, the Old Bonds and
                                    the Exchange Bonds.

"Expiration Date"                        means  the expiration of the Exchange
                                    Offer at 5:00 p.m., New York City time,  on
                                    March 19, 1997, unless extended by the Issuer in its sole discretion.

"Extraordinary Distribution
 Accounts"                               means    the   U.S.   Extraordinary
                                    Distribution  Account and the International
                                    Extraordinary Distribution Account.

"Extraordinary Financial
Distribution"                            means   all   Project  distributions
                                    received  by the Company or any PIC  Entity
                                    or  any person on behalf of the Company  or
                                    any PIC Entity, directly or indirectly,  in
                                    respect  of  any of the Projects (including
                                    all  distributions  from  Project  Entities
                                    directly  or indirectly to the  Company  or
                                    any    PIC    Entity),   net   of   related
                                    unreimbursed  costs and expenses  that  are
                                    attributable to or incurred by the  Company
                                    or  any  PIC  Entity that  may  be  legally
                                    distributed or paid to the Company  or  any
                                    PIC  Entity  without contravention  of  any
                                    Project  agreement,  in  respect   of   (i)
                                    settlements,  judgments or  other  payments
                                    received  by  a Project in connection  with
                                    any   litigation,  arbitration  or  similar
                                    proceeding  at  law or  in  equity  or  any
                                    administrative proceeding,  except  to  the
                                    extent  that  any  such  proceeding  is  in
                                    connection   with  a  Mandatory  Redemption
                                    Event,  (ii)  any monies released  from  an
                                    escrow  or  similar account established  by
                                    or  on  behalf  of a Project in  connection
                                    with    the    financing   or   contractual
                                    arrangements  of such Project  (other  than
                                    (a)  monies  held in an escrow  or  similar
                                    account  established  under  the  Project's
                                    financing  arrangements for the purpose  of
                                    governing   the   disbursement   of    such
                                    Project's   revenue   either   before    or
                                    subsequent to a default by a Project  under
                                    any    of    such   Project's   contractual
                                    obligations,  (b) monies held in  operating
                                    or  similar  reserve  accounts  established
                                    for  Project  operating  contingencies  and
                                    funded out of the Project's operating  cash
                                    flow  and  (c) monies held in an escrow  or
                                    similar    account   as   a    construction
                                    contingency   or   for   the   payment   of
                                    development  or  similar fees),  (iii)  any
                                    buy-out  or  settlement of  a  contract  to
                                    which  a  Project is a party  or  (iv)  any
                                    transaction that results in the receipt  of
                                    cash  or  other  property  upon  the  sale,
                                    transfer  or other disposition (other  than
                                    as  set  forth in clause (iii)  hereof)  of
                                    any  contractual rights of a Project except
                                    to  the extent that such transaction is  in
                                    connection   with  a  Mandatory  Redemption
                                    Event.

"FERC"                                   means  the  Federal Energy Regulatory
                                    Commission.

"Final Stated Maturity                   means  the last stated maturity  date
                                    of any series of Bonds outstanding under the Indenture.

"Financial Closing"                      means   closing   of   the   initial
                                    construction    or    long-term     project
                                    financing of a Project.

"Firm Gas Transportation
 Agreements"                             means  the Transco 284 Agreement  and
                                    the  similar firm transportation agreements
                                    the   Panda-Rosemary  Partnership   entered
                                    into with Texas Gas and CNG.

"Flippo"                                 means Flippo Construction.

"Florida Act"                            means the Florida Securities Act.

"Florida Power"                          means  Florida  Power Corporation,  a
                                    Florida corporation.

"Florida PSC"                            means  the  Florida  Public  Service
                                    Commission.

"Ford Credit"                            means  Ford Motor Credit  Company,  a
                                    Delaware corporation.

"FPA"                                    means  the  Federal  Power  Act,  as
                                    amended.

"Fuel Consultant"                        means,  with  respect to  the  Panda-
                                    Rosemary Facility, Schlesinger and, with respect to the Panda-Brandywine Facility, C.C. Pace, or their respective successors.

"Future Ratio Determination Period"      means,   as   of   the   date    of
                                    determination,  each of the following:  (1)
                                    the  period  beginning  with  the  date  of
                                    determination through December 31  of  that
                                    calendar  year; (2) each period  consisting
                                    of  a calendar year thereafter through  the
                                    calendar  year  immediately  prior  to  the
                                    calendar  year  in which the  Final  Stated
                                    Maturity   occurs  and   (3)   the   period
                                    thereafter beginning with January 1 and ending with the Final Stated Maturity.

"GE Capital"                             means   General   Electric   Capital
                                    Corporation, a New York corporation.

"Global Bond"                            means  the  single  permanent  global
                                    certificate     in    definitive,     fully
                                    registered   form   that   represents   the
                                    Exchange Bonds.

"Guaranties"                             means collectively the Company Guaranty
                                    and the PIC Entity Guaranties.

"GNPIPD"                                 means  the  Gross  National  Product
                                    Implicit Price Deflator.

"Harbin"                                 means   Harbin   Power   Engineering
                                    Company     Limited,    the    engineering,
                                    procurement  and  construction   contractor
                                    for the Panda-Luannan Facility.

"Hardesty"                               means  Hardesty & Son, Inc.,  a  fuel
                                    oil trucking transportation company.

"Heard Defendants"                       means  the  Heard Energy Corporation,
                                    collectively   with   certain    individual
                                    former   PEC   officers,   employees    and
                                    advisors who are involved in litigation with PEC.

"ICF"                                    means ICF Resources, Incorporated,  a
                                    Florida corporation.

"Indenture"                              means   collectively   the    Trust
                                    Indenture, dated the Issue Date, among the Issuer, the Company and the Trustee and all Series Supplemental Indentures.

"Independent Director"                   means  the "Independent Director"  of
                                    each  of  the Issuer and the Company,  with
                                    the   power   and  authority   and   duties
                                    provided in the respective Certificates of Incorporation and By-laws thereof.

"Independent Engineer"                   means,  with  respect to  the  Panda-
                                    Rosemary Facility, Burns & McDonnell,  and,
                                    with   respect   to   the  Panda-Brandywine
                                    Facility,    PES,   or   their   respective
                                    successors.

"Initial Company Note"                   means  the promissory note issued  by
                                    the  Company to the Issuer with an original
                                    principal  amount  equal  to  the  original
                                    aggregate  principal  amount  of  the   Old
                                    Bonds, representing a loan to the Company of the proceeds of the issuance of the Old Bonds.

"Initial Purchaser"                      means  Jefferies & Company,  Inc.,  a
                                    Delaware corporation.

"Institutional Accredited Investors"     means   institutional   "accredited
                                    investors"    as   defined    under    Rule
                                    501(a)(1),  (2),  (3)  or  (7)  under   the
                                    Securities Act.

"Interest Payment Date"                  means each February 20 and August 20,
                                    commencing February 20, 1997, on which interest on the Existing Bonds is paid, and the dates on which each installment of interest is due on any other series of Bonds.

"International Accounts and Funds"       means the International Accounts  and
                                    Funds described in and maintained by the International Collateral Agent pursuant to
                                    Article IV of the Indenture.

"International Collateral Agent"         means  the  Trustee  acting  in  its
                                    capacity    as    agent   for    the    PIC
                                    International Entities for the benefit of the Company.

"International Distribution Fund"        means     the    fund     entitled
                                    "International      Distribution      Fund"
                                    described  in  and maintained  pursuant  to
                                    Article IV of the Indenture.
"International Distribution
 Suspense Fund"                       means     the    fund     entitled
                                    "International Distribution Suspense  Fund"
                                    described   in   and  maintained   by   the
                                    International Collateral Agent pursuant  to
                                    Article IV of the Indenture.

"International Extraordinary
 Distribution Account"                   means    the    account    entitled
                                    "International  Extraordinary  Distribution
                                    Account"  described in  and  maintained  by
                                    the    International    Collateral    Agent
                                    pursuant to Article IV of the Indenture.

"International Mandatory
 Redemption Account"                     means    the    account    entitled
                                    "International     Mandatory     Redemption
                                    Account"  described in  and  maintained  by
                                    the    International    Collateral    Agent
                                    pursuant to Article IV of the Indenture.

"International Project Account"          means    the    account    entitled
                                    "International Project Account" described in and maintained by the International Collateral Agent pursuant to Article IV of the Indenture.

"International Project
 Distributions"                          means  distributions and amounts
                                    received  by  any PIC International  Entity
                                    or  any  other person on behalf of any  PIC
                                    International   Entity    from,    or    in
                                    connection  with,  Non-U.S.  Projects  that
                                    may  be legally distributed or paid to  any
                                    PIC     International    Entity     without
                                    contravention  of  any  Project  agreement,
                                    other    than    Extraordinary    Financial
                                    Distributions   and   amounts   that    are
                                    required   to   be   deposited    in    the
                                    International Mandatory Redemption  Account
                                    pursuant   to   the  Indenture,   and   all
                                    interest earned and received on amounts on deposit in the International Accounts and Funds.

"Investment Company Act"                 means  the Investment Company Act  of
                                    1940, as amended.

"Issue Date"                             means  July  31, 1996,  the  date  of
                                    issuance of the Old Bonds.

"Issuer"                                 means  Panda  Funding Corporation,  a
                                    Delaware corporation.

"Issuer Security Agreement"              means that certain Security Agreement,
                                    dated the Issue Date, between the Issuer and the Collateral Agent which provides for the collateral assignment of all of the Issuer's personal property.

"Joint Venture Companies"                means  collectively the  four  equity
                                    joint ventures formed under PRC law for purposes of developing, constructing and operating the Panda-Luannan Facility.

"Koch"                                   means Koch Refining Company, L.P.

"Letter of Credit"                       means  for purposes of the  Indenture
                                    an  irrevocable  standby letter  of  credit
                                    which  may be used to satisfy in  whole  or
                                    in   part,   the   Debt   Service   Reserve
                                    Requirement.

"Letter of Credit Provider"              means any commercial bank that issues
                                    a  Letter of Credit and that enters into  a
                                    reimbursement   agreement    as    required
                                    pursuant to the Indenture and becomes a party to the Collateral Agency Agreement.

"Letter of Transmittal"                  means   the  Letter  of  Transmittal
                                    accompanying the Prospectus which holders of Old Bonds must execute and deliver to the Exchange Agent in order to tender their Old Bonds in the Exchange Offer.

"Lien"                                   means  for purposes of the  Indenture
                                    any    mortgage,   pledge,   hypothecation,
                                    security  interest, collateral  assignment,
                                    lien   (statutory  or  other),  preference,
                                    priority  or  other security  agreement  or
                                    payment arrangement or encumbrance  of  any
                                    kind   or   nature  whatsoever,  including,
                                    without  limitation, any  conditional  sale
                                    or  other  title  retention agreement,  any
                                    financing  lease  having substantially  the
                                    same  effect  as any of the  foregoing  and
                                    the  filing  of any financing statement  or
                                    similar   instrument  under   the   Uniform
                                    Commercial Code or comparable law of any jurisdiction, domestic or international.

"Loan Participants"                      means  Credit  Suisse and  the  other
                                    participants  that loaned  amounts  to  the
                                    Owner   Trustee   under  the  Participation
                                    Agreement to finance the acquisition of the Panda-Brandywine Facility.

"Mandatory Redemption Accounts"          mean  the  U.S. Mandatory  Redemption
                                    Account  and  the  International  Mandatory
                                    Redemption Account.

"Mandatory Redemption Event"             means (i) the sale or disposition  of
                                    any Collateral, any Project or portion thereof or any direct or indirect interest of the Company or any PIC Entity in any Project or (ii) any event of casualty, loss or condemnation with respect to any Project.

"Material Adverse Change"                means  (i) a material adverse  change
                                    in  the  business, results  of  operations,
                                    condition   (financial  or  otherwise)   or
                                    property  of  (a)  the  Company,  (b)   the
                                    Issuer,  (c)  any  PIC Entity  or  (d)  any
                                    Project or (e) any Project Entity, in  each
                                    case  to the extent that such change  could
                                    be  reasonably expected to have a  material
                                    adverse  effect  on  the  Issuer   or   its
                                    ability  to make payments on the Bonds,  or
                                    on  the  Company  or its  ability  to  make
                                    payments  on  the  Company  Notes   or   to
                                    perform  its obligations under the  Company
                                    Guaranty  or  (ii) any event or  occurrence
                                    of  whatever nature, which in any case  has
                                    a   material  adverse  effect  on  (a)  the
                                    ability of PEC, the Company, the Issuer  or
                                    any  PIC  Entity to perform its obligations
                                    under  any  agreement governing the  rights
                                    and  obligations of such entity,  including
                                    any  Transaction Document, or  any  Project
                                    Entity's    ability    to    perform    its
                                    obligations  under any agreement  governing
                                    the  rights and obligations of such entity,
                                    in  each such case, to the extent that such
                                    event  or  occurrence could  be  reasonably
                                    expected to have a material adverse  effect
                                    on  the  Issuer  or  its  ability  to  make
                                    payments on all series of Bonds, or on  the
                                    Company or its ability to make payments  on
                                    the   Company  Notes  or  its  ability   to
                                    perform  its obligations under the  Company
                                    Guaranty or (b) the validity or priority of the Trustee's or Collateral Agent's Lien on the Collateral.

"Monthly Distribution Date"              means  a  date prescribed each  month
                                    for the distribution of monies deposited in the Project Accounts according to the priority set forth in Article IV of the Indenture.

"NCNG"                                   means  North  Carolina  Natural  Gas
                                    Corporation, a Delaware corporation.

"NCPG"                                   means North China Power Group, one of
                                    five   interprovincial  power   groups   in
                                    China.

"NCPGC"                                  means   North  China   Power   Group
                                    Company, the business arm of NCPG.

"NCUC"                                   means  the  North Carolina  Utilities
                                    Commission.

"NEA"                                    means Nepal Electricity Authority.

"NGC"                                    means  Natural  Gas Clearinghouse,  a
                                    Colorado general partnership.

"Non-U.S. Projects"                      means  the  Projects  owned  by  PIC
                                    International Entities and located outside of the United States in respect of which deferral of U.S. federal income taxes is being sought.

"NNW"                                    means  NNW, Inc., formerly  known  as
                                    Nova    Northwest,    Inc.,    an    Oregon
                                    corporation.

"NNW Cash Flow Participation"            means  NNW's  cash flow participation
                                    in  distributions  from the  Panda-Rosemary
                                    Partnership.

"NPDES"                                  means    the   National   Pollutant
                                    Discharge Elimination System.

"Ogden Brandywine"                       means  Ogden  Brandywine  Operations,
                                    Inc.,   a   subsidiary   of   Ogden   Power
                                    Corporation.

"Ogden Rosemary"                         means   Ogden  Rosemary  Operations,
                                    Inc.,   a   subsidiary   of   Ogden   Power
                                    Corporation.

"Old Bonds"                              means  the  11-5/8%  Pooled  Project
                                    Bonds,  Series A due 2012, of Panda Funding
                                    Corporation.

"Other International Note"               means any loan to a PIC International
                                    Entity  from  the  Company  which  is   not
                                    evidenced  by  a  PIC International  Entity
                                    Note.

"Owner Trustee"                          means the entity that holds title  to
                                    the Panda-Brandywine Facility as trustee on behalf of the Loan Participants.

"Panda-Brandywine Facility"              means  the  230 MW natural gas-fired,
                                    combined-cycle    cogeneration     facility
                                    located   in  Brandywine,  Prince  George's
                                    County, Maryland.

"Panda-Brandywine Financing"             means, collectively, the construction
                                    loan   provided  by  GE  Capital  and   the
                                    leveraged   lease   provided   under    the
                                    Brandywine      Lease     Facility      and
                                    Participation Agreement in respect of the Brandywine Facility.

"Panda-Brandywine Partnership"           means   Panda-Brandywine,  L.P.,   a
                                    Delaware limited partnership.

"Panda Energy Delaware"                  means  Panda  Energy  Corporation,  a
                                    Delaware corporation.

"Panda Global Services"                  means Panda Global Services, Inc.,  a
                                    Delaware corporation.

"Panda Interholding"                     means Panda Interholding Corporation,
                                    a Delaware corporation.

"Panda International"                    means  Panda  Energy  International,
                                    Inc., a Texas corporation.

"Panda-Kathleen Facility"                means the natural gas-fired, combined-
                                    cycle  cogeneration facility to be  located
                                    near   Lakeland,  Florida  that  is   being
                                    developed by Panda International.

"Panda-Kathleen Partnership"             means   Panda-Kathleen,   L.P.,   a
                                    Delaware limited partnership.

"Panda-Lapanga Facility"                 means  the  500  MW coal-fired  power
                                    generation  facility to be located  in  the
                                    State   of  Orissa,  India  that  is  being
                                    developed by Panda International.

"Panda-Luannan Facility"                 means  the  2  X  50  MW  coal-fired
                                    cogeneration  facility  to  be  located  in
                                    Luannan   County,  Tangshan   Municipality,
                                    Hebei   Province,  China  that   is   being
                                    developed by Panda International.

"Panda-Nepal Facility"                   means   the   36   MW  hydroelectric
                                    generation facility to be located on the upper Bhote Koshi River in Nepal that is being developed by Panda International.

"Panda-Rosemary Facility"                means  the  180 MW natural gas-fired,
                                    combined-cycle    cogeneration     facility
                                    located in Roanoke Rapids, North Carolina.

"Panda-Rosemary Partnership"             means   Panda-Rosemary,   L.P.,   a
                                    Delaware limited partnership.

"Panda-Rosemary Partnership Loan"        means the loan by the Rosemary Issuer
                                    to the Panda-Rosemary Partnership of funds from the proceeds from the sale of the Rosemary Bonds.

"Panda-Rosemary Pipeline"                means  the  approximately 10.26  mile
                                    natural  gas pipeline owned by  the  Panda-
                                    Rosemary    Partnership    commencing    in
                                    Pleasant    Hill,   North   Carolina    and
                                    terminating     at    the    Panda-Rosemary
                                    Facility, together with all appurtenant facilities.

"Participating Broker-Dealer"            means  a  broker-dealer that received
                                    Exchange Bonds in the Exchange Offer for its own account in exchange for Old Bonds acquired as a result of market making or other trading activities.

"Participation Agreement"                means  the  Participation  Agreement,
                                    dated  December 18, 1996, among the  Panda-
                                    Brandywine Partnership, PBC, GE Capital  as
                                    Owner  Participant, Fleet National Bank  as
                                    Owner  Trustee  and Security  Agent,  First
                                    Security  Bank,  National  Association   as
                                    Indenture   Trustee,   Credit   Suisse   as
                                    Administrative   Agent   and    the    Loan
                                    Participants.

"Payment Date"                           means  a  Principal Payment  Date  or
                                    Interest Payment Date.

"PBC"                                    means Panda Brandywine Corporation, a
                                    Delaware corporation.

"PEC"                                    means  Panda  Energy  Corporation,  a
                                    Texas corporation.

"PEC Stock Pledge Agreement"             means  the  Stock  Pledge  Agreement,
                                    dated the Issue Date, between PEC and the Collateral Agent, pursuant to which PEC pledges 100% of its capital stock in the Company as Collateral.

"PEPCO"                                  means   Potomac   Electric    Power
                                    Corporation, a District of Columbia and Virginia corporation.

"PEPCO Interest Rate Dispute"            means  the dispute between PEPCO  and
                                    the  Panda-Brandywine Partnership regarding
                                    the  determination  of  the  interest  rate
                                    that   is   the  basis  for  reduction   in
                                    capacity   payments  under  the  Brandywine
                                    Power Purchase Agreement.

"PEPCO Scenario"                         means  a  resolution  of  the  PEPCO
                                    Interest Rate Dispute in favor of the position of PEPCO.

"Permitted Investments"                  means  those investments of  balances
                                    in Accounts and Funds that are permitted under the Indenture.

"PES"                                    means Pacific Energy Services, Inc.

"PIC Entity or Entities"                 means   one  or  more  corporations,
                                    companies, partnerships, limited  liability
                                    companies  or other entities (i)  that  are
                                    not  Project  Entities, (ii)  100%  of  the
                                    voting   capital  stock  or  other   voting
                                    equity   interests  of   which   is   owned
                                    directly   by  the  Company,   other   than
                                    directors' qualifying shares mandated by applicable law and (iii) through which the Company owns indirect interests in Project Entities.

"PIC Entity Guaranties"                  means  the  guaranty agreement  dated
                                    the   Issue  Date,  among  the   PIC   U.S.
                                    Entities and the Collateral Agent.

"PIC International Entities"             means  PIC Entities that own, through
                                    Project Entities, Non-U.S. Projects.

"PIC International Entity Loan"          means  any loan by the Company  to  a
                                    PIC  International Entity of  the  proceeds
                                    of  the  issuance  of  a  series  of  Bonds
                                    (issued  by  the Issuer to the Company  and
                                    represented   by  a  Company   Note),   the
                                    payments on which are to be made from distributions from a Non-U.S. Project to be held by such PIC International Entity as part of the Project Portfolio.

"PIC International Entity Note"          means  a  note  evidencing   a   PIC
                                    International Entity Loan.

"PIC U.S. Entities"                      means  PIC  Entities  that,  through
                                    Project Entities, own U.S. Projects.

"PIHC Guaranty"                          means the PIC Entity Guaranty executed
                                    by Panda Interholding on July 31, 1996.

"Pipeline Operating Agreement"           means    the   Pipeline   Operating
                                    Agreement, dated as of February 14, 1990, among PEC, PR Corp., and NCNG, as amended, which agreement was assigned by PEC to PR Corp. on January 15, 1990 and as the same was assigned by PR Corp. to, and assumed by, the Panda-Rosemary Partnership.

"PORTAL"                                 means  the Private Offerings,  Resale
                                    and Trading through Automatic Linkages.

"PR Corp."                               means  Panda-Rosemary Corporation,  a
                                    Delaware corporation.

"PRC"                                    means the People's Republic of China.

"PRC II"                                 means  PRC II Corporation, a Delaware
                                    corporation.

"Principal Payment Date"                 means each February 20 and August 20,
                                    commencing on February 20, 1997, on which principal on the Existing Bonds is paid, and the dates on which each installment of principal is due on any other series of Bonds.

"Prior Offering"                         means the offering of the Old Bonds.

"Project" or "Projects"                  means  one  or  more  electric  power
                                    generation projects (including businesses substantially related thereto, such as a steam host affiliated therewith) that has been or will be transferred to the Company or a PIC Entity pursuant to the Additional Projects Contract.

"Project Accounts"                       means  the  U.S. Project Account  and
                                    the International Project Account.

"Project Debt"                           means   any  indebtedness   created,
                                    incurred or assumed by a Project Entity or secured by the assets of a Project.

"Project Distributions"                  means U.S. Project Distributions  and
                                    International Project Distributions.

"Project Entity"                         means   any  corporation,   company,
                                    partnership, limited liability  company  or
                                    other  entity  that  is  (i)  directly   or
                                    indirectly owned by a PIC Entity  and  (ii)
                                    (A)  that  is the direct or indirect  owner
                                    of  a  Project  or  (B) that  is  obligated
                                    under  or  a guarantor of Project  Debt  or
                                    that  has  granted a security  interest  in
                                    any  of its assets (including Project  cash
                                    flows),  other  than the capital  stock  of
                                    any  of its Subsidiaries (and any dividends
                                    or  other  distributions  on  such  capital
                                    stock  and  proceeds therefrom), to  secure
                                    the   payment  of  Project  Debt   or   the
                                    performance of any Project agreement.

"Project Interest"                       means  an equity or similar ownership
                                    interest in a Project.

"Project Portfolio"                      means   the  portfolio  of  Projects
                                    owned,  directly  or  indirectly,  by   the
                                    Company.

"Project Distributions"                  means U.S. Project Distributions  and
                                    International Project Distributions.

"Prospectus"                             means  this Prospectus dated February
                                    14, 1997 with respect to the Exchange Bonds.

"Prudent Utility Practices"              means   the   practices   generally
                                    followed  by the electric utility industry,
                                    as   changed  from  time  to  time,   which
                                    generally include, but are not limited to, engineering and operating considerations.

"PUCs"                                   means    state    public    utility
                                    commissions in the United States.

"PUHCA"                                  means  the  Public  Utility  Holding
                                    Company Act of 1935, as amended.

"Purchase Agreement"                     means  the  Purchase Agreement  dated
                                    July 26, 1996, between the Issuer and the Initial Purchaser.

"PURPA"                                  means  the  Public Utility Regulatory
                                    Policies Act of 1978, as amended.

"QF"                                     means Qualifying Facility.

"Qualified Capital Stock"                of  any  person  means  any  and  all
                                    Capital Stock of such person other than Disqualified Capital Stock.

"Qualified Institutional Buyer"          means a qualified institutional buyer
                                    as such term is defined in Rule 144A.

"Qualifying Facility"                    means either a small power production
                                    facility  or  a cogeneration facility  that
                                    has    satisfied    the    definition    of
                                    "qualifying  facility" as set forth  in  18
                                    C.F.R.   292.101(b)(1) of  the  regulations
                                    promulgated under PURPA.

"Rating Agencies"                        means Moody's Investors Service, Inc.
                                    and Duff & Phelps Credit Rating Co.

"Raytheon"                               means   Raytheon   Engineers    and
                                    Constructors, Inc.

"Reaffirmation"                          means,  with respect to any event,  a
                                    confirmation in writing from at  least  one
                                    rating agency that the rating of the  Bonds
                                    in  effect immediately prior to such  event
                                    will   be  maintained  or  improved   after
                                    giving  effect  to  such event.  The  terms
                                    "Reaffirm" or "Reaffirmed" used as verbs have a correlative meaning.

"Registration Default"                   means  the occurrence of any  of  the
                                    following:  (a) the Issuer and the  Company
                                    fail   to  file  any  of  the  registration
                                    statements  required  by  the  Registration
                                    Rights  Agreement  on or  before  the  date
                                    specified  for  such filing,  (ii)  any  of
                                    such   registration  statements   are   not
                                    declared effective by the Commission on  or
                                    prior  to  the  Effectiveness Target  Date,
                                    (iii)  the Issuer and the Company  fail  to
                                    consummate  the  Exchange Offer  within  30
                                    business   days   after  the  Effectiveness
                                    Target  Date or (iv) the Shelf Registration
                                    Statement    or    the    Exchange    Offer
                                    Registration    Statement    is    declared
                                    effective   but  thereafter,   subject   to
                                    certain  exceptions, ceases to be effective
                                    or  usable in connection with the  Exchange
                                    Offer  or  resales  of Transfer  Restricted
                                    Bonds,  as  the  case may  be,  during  the
                                    periods   specified  in  the   Registration
                                    Rights Agreement.

"Registration Rights Agreement"          means   the   Registration   Rights
                                    Agreement, dated the Issue Date, among  the
                                    Company,   the  Issuer  and   the   Initial
                                    Purchaser.

"Registration Statement"                 means this Registration Statement  on
                                    Form  S-1,  Registration Numbers  333-14495
                                    and    333-14495-01,   filed    with    the
                                    Commission covering the Exchange Bonds and the Company Guaranty.

"Reimbursement Agreement"                means the Second Amended and Restated
                                    Letter    of   Credit   and   Reimbursement
                                    Agreement, dated January 6, 1992, among the Panda-Rosemary Partnership, The Fuji Bank, Limited, and certain other banks party thereto.

"Rosemary Bonds"                         means the 8-5/8% First Mortgage Bonds
                                    due    2016   of   Panda-Rosemary   Funding
                                    Corporation.

"Rosemary Borrowers"                     means PEC, PR Corp. and PRC II.

"Rosemary Engineering Report"            means  the  report entitled "Panda-
                                    Rosemary Corporation  Project  Condition
                                    Assessment Report for Potential Investors
                                    at the Request of Panda Energy Corporation"
                                    prepared  by Burns & McDonnell, dated  July
                                    26,  1996,  as  supplemented by  an  update
                                    report  dated January 10, 1997,  concerning
                                    certain   technical,   environmental    and
                                    economic   aspects  of  the  Panda-Rosemary
                                    Facility.

"Rosemary Facility Site"                 means  the site on which the Panda-
                                    Rosemary Facility is located.

"Rosemary Fuel Consultant"               means Schlesinger or its successor.

"Rosemary Fuel Consultant's Report"      means  the  report entitled "Assessment
                                    of Fuel Price, Supply and Delivery Risks for
                                    the  Panda-Rosemary  Cogeneration  Project"
                                    prepared  by  Schlesinger, dated  September
                                    20,  1996, analyzing the sufficiency of the
                                    fuel      supply     and     transportation
                                    arrangements    for   the    Panda-Rosemary
                                    Facility.

"Rosemary Fuel Management
 Agreement"                              means  the  Fuel  Supply  Management
                                    Agreement, dated October 10, 1990, between the Panda-Rosemary Partnership and NGC, as amended.

"Rosemary Gas Supply Agreement"          means  the  Gas  Purchase  Contract,
                                    dated  April 12, 1990, between  the  Panda-
                                    Rosemary Partnership and NGC, as amended.

"Rosemary Indenture"                     means the indenture, dated as of
                                    the  Issue  Date, among the  Panda-Rosemary
                                    Partnership,     Panda-Rosemary     Funding
                                    Corporation, and Fleet National Bank.

"Rosemary Issuer"                        means    Panda-Rosemary    Funding
                                    Corporation, a Delaware corporation.

"Rosemary O&M Agreement"                 means  the  Operations &  Maintenance
                                    Agreement,  effective  as  of  January   1,
                                    1997,     between     the    Panda-Rosemary
                                    Partnership and Panda Global Services.

"Rosemary Offering"                      means the offering of the Rosemary
                                    Bonds.

"Rosemary Power Purchase
 Agreement"                              means  the  Power  Purchase  and
                                    Operating  Agreement,  dated  January   24,
                                    1989, as amended on October 24, 1989 and July 30, 1993, between VEPCO and the Panda-Rosemary Partnership.

"Rosemary Pro Forma"                     means  the  pro forma  financial
                                    projections  prepared by Burns &  McDonnell
                                    that   are   contained  in   the   Rosemary
                                    Engineering Report.

"Rosemary Site Lease"                    means  the  Real Property  Lease
                                    and  Easement  Agreement,  dated  June   9,
                                    1989, as amended on October 1, 1989 and as further amended on January 31, 1990 and March 15, 1996, between the Panda-Rosemary Partnership and Bibb.

"Rosemary Steam Agreement"               means  the Cogeneration Energy Supply
                                    Agreement, dated January 12, 1989,  by  and
                                    between  PEC  and Bibb, which contract  was
                                    assigned  by  PEC to, and  assumed  by,  PR
                                    Corp.,   as   such  contract  was   amended
                                    October  1,  1989,  and  as  the  same  was
                                    further  assigned  by  PR  Corp.  to,   and
                                    assumed by, the Panda-Rosemary Partnership on January 3, 1990.

"Rule 144A"                              means Rule 144A under the Securities
                                    Act.

"SCC"                                    means the Virginia State Corporation
                                    Commission.

"Schlesinger"

"Secured Parties"                        means the Bondholders, the Letter of
                                    Credit Provider and the Trustee.

"Securities Act"                         means  the  Securities  Act  of 1933,
                                    as amended.

"Security Documents"                     means,   collectively,   (i)    the
                                    Collateral  Agency  Agreement,   (ii)   the
                                    Issuer  Security Agreement, (iii)  the  PEC
                                    Stock  Pledge Agreement, (iv)  the  Company
                                    Stock  Pledge  Agreement, (v)  the  Company
                                    Security   Agreement,  and  all   financing
                                    statements     executed    in    connection
                                    therewith  and any and all other agreements
                                    or  instruments  now or hereafter  executed
                                    by   the  Issuer,  the  Company,  any   PIC
                                    Entity, PEC, Panda International or any other person as security for the payment or performance of the Bonds.

"Series A Supplemental Indenture"        means collectively, the First
                                    Supplemental Indenture, dated the Issue
                                    Date,  and  the   Second  Supplemental
                                    Indenture, dated as of January 6, 1997,
                                    entered into in accordance  with  the
                                    Indenture among the Company, the Issuer and the Trustee in connection with the Existing Bonds.

"Series Supplemental Indenture"          means any supplemental indenture
                                    entered into   in  accordance  with  the
                                    Indenture among the Company, the Issuers and the Trustee.

"Shelf Registration Statement"           means a shelf  registration  statement
                                    covering resales of the Old Bonds which the Company and the Issuer may be required to file with the Commission pursuant to the Registration Rights Agreement.

"SPC"                                    means  the  State Planning Commission
                                    of the People's Republic of China.

"Subsidiary"                             means,  in respect of any  person,  a
                                    corporation,      partnership,      limited
                                    liability company or other entity,  (i)  at
                                    least  a 50% (direct or indirect) ownership
                                    or  equivalent interest of the  outstanding
                                    stock  or  other equity interests of  which
                                    are  owned, directly or indirectly, by such
                                    person  or (ii) (a) at least a 25%  (direct
                                    or  indirect) ownership or equivalent stock
                                    or   other  equity  interests  are   owned,
                                    directly or indirectly, by such person  and
                                    (b)  such  person exercises  a  controlling
                                    influence over the management and  policies
                                    with    respect    to   such   corporation,
                                    partnership, limited liability  company  or
                                    other   entity,  directly  or   indirectly,
                                    whether  through  the ownership  of  voting
                                    securities,   by  contract  or   otherwise,
                                    provided  that no other entity has  greater
                                    control   than   such   person   over   the
                                    management    and    policies    of    such
                                    corporation,      partnership,      limited
                                    liability company or other entity.

"TCW"                                    means Trust Company of the West.

"Texas Gas"                              means    Texas   Gas   Transmission
                                    Corporation.

"Total Cash Flow"                        means, as to any person, the  sum  of
                                    the  net  income  of such  person  for  any
                                    period  plus,  to the extent deducted  from
                                    net  income, all non-cash items, including,
                                    but    not    limited   to,   depreciation,
                                    depletion  and impairment, amortization  of
                                    intangibles  and deferred  taxes,  in  each
                                    case  for such period and determined as  to
                                    such  person minus  to the extent  included
                                    in   net   income,  all  non-cash   income,
                                    calculated in accordance with generally accepted accounting principles.

"Transaction Documents"                  means  the  Security  Documents,  the
                                    Company   Notes,  the  Bonds,  the  Company
                                    Guaranty,  the Indenture, the Company  Loan
                                    Agreement,  the PIC U.S. Entity Guarantees,
                                    the   PIC   International   Entity   Pledge
                                    Agreement,  the  PIC  International  Entity
                                    Loan   Agreement,  the  PIC   International
                                    Entity   Notes,   the  Other  International
                                    Notes    and   the   Additional    Projects
                                    Contract,    together   with   any    other
                                    document, instrument or agreement,  now  or
                                    hereafter  entered into in connection  with
                                    the    Indenture,   the   Bonds   or    the
                                    Collateral.

"Transco"                                means Transcontinental Gas Pipe  Line
                                    Corporation, a Delaware corporation.

"Transco Service Agreement"              means  the  Service Agreement,  dated
                                    October 22, 1991, between Transco and  PEC,
                                    which  agreement was assigned  by  PEC  to,
                                    and   assumed  by,  PR  Corp.,   thereafter
                                    assigned by PR Corp. to, and assumed by, the Panda-Rosemary Partnership.

"Transco 284 Agreement"                  means  the  Service Agreement,  dated
                                    July  26,  1996,  between Transco  and  the
                                    Panda-Rosemary Partnership, as amended.

"Transfer Restricted Bonds"              means  each  Old Bond until  (i)  the
                                    date  on  which  such  Old  Bond  has  been
                                    exchanged by a person other than a  broker-
                                    dealer   for  an  Exchange  Bond   in   the
                                    Exchange   Offer,   (ii)   following    the
                                    exchange   by   a  broker-dealer   in   the
                                    Exchange  Offer  of  an  Old  Bond  for  an
                                    Exchange  Bond,  the  date  on  which  such
                                    Exchange  Bond  is sold to a purchaser  who
                                    receives  from  such  broker-dealer  on  or
                                    prior  to the date of such sale a  copy  of
                                    the  prospectus contained in  the  Exchange
                                    Offer  Registration  Statement,  (iii)  the
                                    date  on  which  such  Old  Bond  has  been
                                    effectively    registered     under     the
                                    Securities   Act   and   disposed   of   in
                                    accordance   with  the  Shelf  Registration
                                    Statement or (iv) the date on which such Old Bond is distributed to the public pursuant to Rule 144 under the Securities Act.

"Trustee"                                means  Bankers Trust Company,  a  New
                                    York banking corporation, as trustee under the Indenture.

"U.S. Accounts and Funds"                means   U.S.  Accounts   and   Funds
                                    described in and maintained by the Trustee pursuant to Article IV of the Indenture.

"U.S. Account Rights"                    means  for purposes of the Indenture,
                                    collectively,  all  of  the   rights   with
                                    respect  to  each  U.S. Account  and  Fund,
                                    including  all  funds  and  investments  in
                                    securities and other instruments from  time
                                    to  time therein and all letters of  credit
                                    or   other  instruments  substituting   for
                                    funds in any such U.S. Accounts or Funds.

"U.S. Distribution Fund"                 means   the   fund  entitled   "U.S.
                                    Distribution   Fund"   described   in   and
                                    maintained  by  the  Trustee  pursuant   to
                                    Article IV of the Indenture.

"U.S. Distribution Suspense Fund"        means   the   fund  entitled   "U.S.
                                    Distribution Suspense Fund" described in and maintained by the Trustee pursuant to
                                    Article IV of the Indenture.

"U.S. Extraordinary Distribution
 Account"                                means  the  account  entitled  "U.S.
                                    Extraordinary     Distribution     Account"
                                    described in and maintained by the Trustee pursuant to Article IV of the Indenture.

"U.S. Mandatory Redemption
 Account"                                means  the  account  entitled  "U.S.
                                    Mandatory Redemption Account" described in and maintained by the Trustee pursuant to
                                    Article IV of the Indenture.

"U.S. Project Account"                   means  the  account  entitled  "U.S.
                                    Project   Account"   described    in    and
                                    maintained  by  the  Trustee  pursuant   to
                                    Article IV of the Indenture.

"U.S. Project Distributions"             means   distributions  and   amounts
                                    received  by  the  Company,  any  PIC  U.S.
                                    Entity  or  any other person on  behalf  of
                                    the  Company  or any PIC U.S. Entity  from,
                                    or  in connection with, U.S. Projects  that
                                    may  be legally distributed or paid to  the
                                    Company  or  any  PIC U.S.  Entity  without
                                    contravention  of  any  Project  agreement,
                                    other    than    Extraordinary    Financial
                                    Distributions   and   amounts   that    are
                                    required  to be deposited in the  Mandatory
                                    Redemption   Accounts   pursuant   to   the
                                    Indenture, and all interest earned and received on amounts on deposit in the U.S. Accounts and Funds.

"U.S. Projects"                          means the Projects owned by PIC  U.S.
                                    Entities  and located in the United  States
                                    and  certain  other international  Projects
                                    in   respect  of  which  deferral  of  U.S.
                                    federal income taxes is not being sought.

"U-Tech"                                 means  University Technical Services,
                                    Inc.,   a  California  corporation,   doing
                                    business as UTECH Services, Inc., a wholly owned subsidiary of EMCOR Group, Inc.

"VEPCO"                                  means  Virginia  Electric  and  Power
                                    Company,   a   Virginia   public    service
                                    corporation   (including   North   Carolina
                                    Power).

"WGL"                                    means   the  Washington  Gas   Light
                                    Company,    a    District    of    Columbia
                                    Corporation and a Virginia Corporation.

"WGL Agreement"                          means  the  Gas  Transportation  and
                                    Supply Agreement, dated November 10, 1994, between the Panda-Brandywine Partnership and WGL.

PART II -- CERTAIN TECHNICAL TERMS COMMONLY USED IN THE UTILITY INDUSTRY

      Defined below are certain technical terms commonly used in the electric and gas utility industries.

    TERM                                              DEFINITION

"Available"                              means the status of a major piece  of
                                    equipment which is capable of service, whether or not it is actually in service.

"Bcf"                                    means one billion standard cubic feet.

"Btu"                                    means  British  Thermal  Unit,   the
                                    amount  of  heat  required  to  raise   the
                                    temperature  of  1 pound of  pure  water  1
                                    degree F from 59 degrees F to 60 degrees F at a constant pressure of 14.73 pounds per square inch absolute.

"Capability"                             means  the  maximum  load  which  an
                                    electric generating unit can carry under specific conditions for a given period of time, without exceeding approved limits of temperature and stress.

"Capacity"                               means  the load for which an electric
                                    generating unit is rated either by the user or by the manufacturer.

"Capacity Factor"                        means   the  ratio  of  the  average
                                    operating load of an electric generating unit for a period of time to the capacity rating of the unit during that period.

"Cogeneration"                           means  the  sequential production  of
                                    electric  energy and useful thermal  energy
                                    for  industrial,  commercial,  heating   or
                                    cooling purposes.

"Cogeneration Facility"                  means   a   facility  that  produces
                                    electric  energy and useful thermal  energy
                                    used  for  industrial, commercial,  heating
                                    or   cooling   purposes.   A   cogeneration
                                    facility  must meet certain efficiency  and
                                    useful  thermal output criteria to  qualify
                                    for   certain  regulatory  benefits   under
                                    PURPA.

"Dekatherm" or "Dth"                     means   a  unit  of  heating   value
                                    equivalent   to  10  therms  or   1,000,000
                                    Btu's.

"Dispatch"                               means  the  operating control  of  an
                                    integrated   electric  system   to   assign
                                    generation to specific generating stations and other sources of supply to effect the most reliable and economical supply as demand rises or falls.

"Dispatch Factor"                        means   the   amount  of  production
                                    scheduled by an electric generating unit's power purchaser in a given time period (i.e., output level of that unit times the number of hours dispatched).

"Economic Dispatch"                      means  the  start-up,  shutdown  and
                                    allocation  of load to individual  electric
                                    generating   units  to  effect   the   most
                                    economical production of electricity for customers by a utility.

"Equivalent Availability Factor"         means  the ratio of the number of
                                    megawatt hours a facility could have
                                    produced in a given period to the rated
                                    number of megawatt hours of the facility.

"GWh"                                    means  gigawatt hour or  one  million
                                    kilowatt hours.

"Heat Rate"                              means a measure of generating station
                                    thermal efficiency,  generally  expressed in
                                    Btu per net kilowatt-hour. It is computed by dividing the total Btu content of fuel burned for electric generation by the resulting net kilowatt-hour generation.

"Heating Value"                          means the amount of heat produced by
                                    the complete combustion of a unit quantity of fuel. The gross or higher heating value
                                    (HHV) is that which is obtained when all of the products of combustion are cooled to the temperature existing before combustion, the water vapor formed during combustion is condensed and all the necessary corrections have been made. The net or lower heating value (LHV) is obtained by subtracting the latent heat of vaporization of the water vapor, formed by the combustion of the hydrogen in the fuel, from the gross or higher heating value.

"HRSGs"                                  means Heat Recovery Steam Generators.

"Kilowatt" or "kW"                       means 1,000 watts.

"Kilowatt-hour" or "kWh"                 means the basic unit of electric energy
                                    equal to one kilowatt of power supplied to or taken from an electrical circuit steadily for one hour.

"Load Factor"                            means, in the context of electric
                                    generation, the ratio of the average load in kilowatts supplied during a designated period to the peak or maximum load in kilowatts occurring in that period. Load factor, in percent, also may be derived by multiplying the kilowatt-hours in the period by 100 and dividing by the product of the maximum demand in kilowatts and the number of hours in the period. In the context of gas transportation, "load factor" means the ratio of the average actual requirement for gas transportation capacity to the maximum contractual gas transportation capacity for the same time period.

"LHV"                                    means lower heating value (see Heating
                                    Value).

"Mcf"                                    means one thousand standard cubic feet
                                    of gas (cubic feet at 60 degrees F and at a pressure of 14.73 pounds per square inch absolute).

"MMBtu"                                  means one million British thermal
                                     units.

"MM Lbs"                                 means one million pounds.

"MW" or "Megawatt"                       means one million watts.

"No"                                     means oxides of nitrogen.

"O&M"                                    means operating and maintenance.

"Partial Outage"                         means the outage of an electric
                                    generating unit or plant auxiliary equipment which reduces the capability of the electric generating unit without causing a complete shutdown.

"Watt"                                   means the electric unit of real power
                                    or rate of doing work. The rate of energy transfer equivalent to one ampere flowing due to an electrical pressure of one volt at unity power factor.




                                                         A P P E N D I X   B

Summary of the
Consolidated Pro Formas of the
Panda Rosemary and
Panda Brandywine Power Projects




Prepared for:
Panda Energy International, Inc.


Prepared by:
ICF Resources Incorporated,
A Subsidiary of ICF Kaiser International


January 10, 1997




               This  report  was produced  by  ICF
          Resources    Incorporated    (ICF)    in
          accordance with an agreement with  Panda
          Energy International, Inc., who paid for
          its services in producing the report and
          this  report is subject to the terms  of
          that agreement.  This report is meant to
          be  read  as  a whole and in conjunction
          with  this disclaimer.  Any use of  this
          report  other  than as a  whole  and  in
          conjunction  with  this  disclaimer   is
          forbidden.   Any  use  of  this  report,
          other  than  as provided  for  in  ICF's
          agreement     with     Panda      Energy
          International,   is   forbidden.    This
          report may not be copied in whole or  in
          part  or  distributed to anyone  outside
          Panda Energy International without ICF's
          prior   express  and  specific   written
          permission.

               This  report  and  information  and
          statements herein are based in whole  or
          in  part  on  information obtained  from
          various    sources.    ICF   makes    no
          assurances  as  to the accuracy  of  any
          such   information  or  any  conclusions
          based    thereon.     ICF    bears    no
          responsibility for the results of any actions taken on the basis of this Report.

============================================================
                   CONSOLIDATED PRO FORMA
============================================================

ICF Resources, Incorporated ("ICF"), a subsidiary of ICF Kaiser International, was retained by Panda Energy International ("Panda") on behalf of its subsidiary, Panda Interfunding Corporation (the "Company"), to create a consolidated summary of the pro forma financial projections (the "Consolidated Pro Forma") for the Panda-Rosemary cogeneration project (the "Rosemary Project") and the Panda-Brandywine cogeneration project (the "Brandywine Project") (collectively, the "Projects"). In preparing the Consolidated Pro Forma, ICF has relied on the independent reports described below of Burns & McDonnell, the independent engineer for the Rosemary Project and of ICF and Pacific Energy Systems, Inc. ("PES"), the independent consultant and independent engineer, respectively, for the Brandywine Project. This report describes the Consolidated Pro Forma and explains how it was derived.

Background

The Rosemary Project

The Rosemary Project is a 180 MW gas- and oil-fired cogeneration project operating in Roanoke Rapids, North Carolina. The Rosemary Project sells electricity to Virginia Electric and Power Company pursuant to a Power Purchase Agreement that expires on December 27, 2015.

Burns & McDonnell, the independent engineer for the Rosemary Project since 1988, has prepared pro forma financial projections (the "Rosemary Pro Forma"), which are presented in Panda-Rosemary Cogeneration Project Condition Assessment Report dated July 26, 1996, as supplemented by an Update
Report dated January 10, 1997 (as so supplemented, the "Rosemary Engineering Report"). The Rosemary Engineering Report contains the primary assumptions underlying, and the conclusions drawn from, the Rosemary Pro Forma, a copy of which is attached as Appendix C to the Prospectus of which this report constitutes a part. ICF has reviewed the Rosemary Engineering Report only to the extent necessary to incorporate the results of the Rosemary Pro Forma in the Consolidated Pro Forma, and has made no independent
investigation   of  the  conclusions  or   the   assumptions
contained therein.

The Brandywine Project

The Brandywine Project is a 230 MW gas- and oil-fired cogeneration project under construction in Brandywine, Maryland. According to Pacific Energy Systems ("PES"), construction was substantially complete as of October 31, 1996, when commencement of commercial operations occurred. Beginning on the commercial operations date, the Brandywine Project began selling electricity to Potomac Electric Power Company pursuant to a 25-year Power Purchase Agreement.
ICF has prepared pro forma financial projections for the Brandywine Project's operations (the "Brandywine Pro Forma"), which are presented in Independent Panda-Brandywine Pro Forma Projections dated July 26, 1996, as supplemented by an Update Report dated January 10, 1997. (as so supplemented the "Brandywine Pro Forma Report"). As discussed more fully in the Brandywine Pro Forma Report in preparing the Brandywine Pro Forma, ICF relied, among other things, on PES's report, Independent Engineer's Report:
Panda-Brandywine Cogeneration Project dated July 22, 1996, and supplemented by an Update Report dated January 10, 1997 (as so supplemented the "Brandywine Engineering Report"). A more complete discussion of the assumptions underlying the Brandywine Pro Forma and the conclusions drawn therefrom are contained in the Brandywine Pro Forma Report, a copy of which is attached as Appendix E to the Prospectus of which this report constitutes a part.

The capacity payment adjustment factor based upon 12-year T-Bill rates is fixed at 7.94 percent using the 12-year T-Bill rate on October 6, 1994, GECC's initial commitment date for permanent financing. Brandywine is currently in a dispute with PEPCO over the T-Bill rate which should be used for this adjustment factor. PEPCO's position on this issue designates a T-Bill rate of 6.40 which was the effective rate on the closing date of the conversion to permanent financing in the form of a leveraged lease. If the rate was established in favor of PEPCO ("the PEPCO Scenario") it would have a material adverse effect on the amount of capacity payments received by the project and the net cash flow from the Project (see conclusion).

Results

The attached table presents the Consolidated Pro Forma. The information set forth under Company Debt Service reflects the issuance of Pooled Project Bonds (the "Bonds") in an aggregate principal amount of $105.525 million, an interest rate of 115/8 percent and due 2012. Amounts for Trustee Fees, the NNW Interest (as defined below), and Interest from Company Reserves have been provided by the Company based on estimates of Trustee's fees provided by Bankers Trust Company, the requirements of the cash flow participation interest held by NNW, Inc. (the "NNW Interest"), and an assumed interest factor on Company reserves of 5 percent.

The operating cash flows prior to Project-level debt, as taken from the Rosemary Pro Forma and the Brandywine Pro Forma, presented as the Projects' "Total Operating Cash Flow." In 1997, the first full calendar year after issuance of the Bonds, the Projects have a Total Operating Cash Flow of approximately $42.7 million. This figure increases to over $72 million by 2001. Under the PEPCO Scenario, the Projects have a total operating cash flow of approximately $38.5 million in 1997 increasing to $67.7 million by 2001.

Project Debt Service and Additions to Reserves for the Projects are then subtracted from Total Operating Cash Flow to arrive at "Net Cash Available from Projects." After subtracting Trustee Fees, the NNW Interest, and adding Interest from Company Reserves, the result is "Total Cash Flow Available for Company Debt Service." This figure is divided by the total debt service on the Bonds to arrive at the Company Coverage ratio. Company Coverage is at least
1.4 times Company Debt Service through the final maturity of the Bonds. The average Company Coverage ratio over the life of the Bonds is 2.0:1. Under the PEPCO Scenario, Company Coverage is at least 1.3 times (except during 1997 in which it is 0.90 times) Company Debt Service with an average Company Coverage ratio over the life of the bonds of 1.6:1.

The Projects' consolidated debt service coverages are also provided in the Consolidated Pro Forma. Consolidated Coverage divides the Total Operating Cash Flow, less Additions to Reserves, less Trustee Fees and the NNW Interest, plus Interest from Company Reserves, by the sum of the Company's and the Projects' debt service. Consolidated Coverage does not fall below 1.12 times the combined debt service of the Company and the Projects through the final maturity of the Bonds. The average Consolidated Coverage ratio over the life of the Bonds is 1.27:1. Under the PEPCO Scenario, the Consolidated Coverage does not fall below 1.10 times (except during 1997 in which it is 0.98 times) and the average Consolidated Coverage ratio over the life of the Bonds is 1.17.

Please refer to the footnotes to the Consolidated Pro Forma included herewith for a discussion of certain other variables tht may affect the Company Coverage and Consolidated Coverage ratios.

                              Respectfully Submitted,

                              /s/ ICF Resources Incorporated

                         CONSOLIDATED PRO FORMA FOR                 Page 1 of 3
                            PANDA BRANDYWINE AND
                               PANDA ROSEMARY
                              ($ IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                              --------------------------------------------------------------
                                               1996       1997       1998       1999       2000       2001
                                              -------    -------    -------    -------    -------    -------
OPERATING CASH FLOW
   Rosemary                                   $10,922    $20,188    $20,624    $19,116    $19,445    $19,806
   Brandywine                                   7,675     23,166     23,179     40,056     41,274     52,894
                                              -------    -------    -------    -------    -------    -------
   TOTAL OPERATING CASH FLOW                   18,596     43,354     43,803     59,172     60,719     72,700

PROJECT DEBT SERVICE (1)
   Rosemary                                   $ 7,928    $14,694    $14,627    $13,314    $13,242    $13,164
   Brandywine                                       -     10,442     10,412     19,976     20,660     27,265
                                              -------    -------    -------    -------    -------    -------
   TOTAL PROJECT DEBT SERVICE                   7,928     25,136     25,039     33,290     33,902     40,429

ADDITIONS TO RESERVES
   Rosemary                                   $    37    $   250    $  (265)   $   483    $   615    $   743
   Brandywine (2)                                 125      4,330      6,201      2,588      5,144      2,528
                                              -------    -------    -------    -------    -------    -------
   TOTAL ADDITIONS TO RESERVES                    162      4,580      5,936      3,071      5,759      3,271

NET CASH AVAILABLE FROM PROJECTS               10,506     13,638     12,828     22,811     21,058     29,000
   Less: Trustee Fees                             (20)       (40)       (40)       (40)       (40)       (40)
   Less: NNW Interest                              (9)       (14)       (19)       (19)       (20)       (23)
   Plus: Interest from Company Reserves           216        588        689        750        622        881
                                              -------    -------    -------    -------    -------    -------
   TOTAL CASH FLOW AVAILABLE FOR COMPANY
   DEBT SERVICE                                10,693     14,171     13,458     23,503     21,619     29,818
                                              -------    -------    -------    -------    -------    -------

COMPANY DEBT SERVICE (3)
   Principal Payments                               -          -          -      2,052          -      4,554
   Interest Payments                            6,572     10,865     10,865     10,813     10,655     10,541
                                              -------    -------    -------    -------    -------    -------
   TOTAL COMPANY BONDS DEBT SERVICE             6,572     10,865     10,865     12,865     10,655     15,095
                                              -------    -------    -------    -------    -------    -------
                                              -------    -------    -------    -------    -------    -------

                                              ==============================================================

COVERAGE RATIOS (2)(4)(5)
   Company Coverage                               1.7x       1.4x       2.4x       1.8x       2.0x       2.0x
   Consolidated Coverage                         1.30x      1.12x      1.26x      1.23x      1.25x      1.27x
PEPCO SCENARIO COVERAGE RATIOS (6)
   Company Coverage                               1.7x       0.9x       1.6x       1.4x       1.6x       1.6x
   Consolidated Coverage                         1.30x      0.98x      1.10x      1.13x      1.14x      1.18x


   (1) Represents debt service for the year ended January 31 and February 15 in the year immediately following the year presented for Brandywine, and Rosemary respectively.

   (2) In the event Raytheon receives the full disputed amount of its bonus, additions to reserves could be $0.88 million more in 1997 resulting in a projected Company Coverage Ratio of 1.2x and a projected Consolidated Coverage Ratio of 1.07x in 1997.

   (3) Represents debt service for the year ended February 20 in the year immediately following the year presented.

   (4) Ratios are calculated net of capitalized interest of $617,449, $2,421,348, $6,688,699, and $106,614 for 1996, 1997, 1998, and 2000
       respectively.

   (5) In the event NNW were to prevail in its dispute with Panda Energy Corporation concerning the value of its Cash Flow Participation Interest in Rosemary, the Company Coverage Ratio would be projected to be maintained at a level of at least 1.4x in all years. In such event, the Consolidated Coverage Ratio would be projected to be maintained at a level of at least 1.23x in all years (excluding, (i) 1997, where the level would be projected to be 1.12, (ii) 2008, where the level would be projected to be 1.19x).

   (6) Assumes that the dispute with PEPCO regarding designation of the T-Bill rate is resolved in favor of PEPCO. Does not include adjustment for the disputes with Raytheon regarding its claimed bonus or the dispute with NNW.

                         CONSOLIDATED PRO FORMA FOR                 Page 2 of 3
                            PANDA BRANDYWINE AND
                               PANDA ROSEMARY
                              ($ IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31
                                              --------------------------------------------------------------
                                               2002       2003       2004       2005       2006       2007
                                              -------    -------    -------    -------    -------    -------
OPERATING CASH FLOW
   Rosemary                                   $19,915    $20,139    $20,309    $20,532    $14,697    $14,269
   Brandywine                                  54,116     54,158     53,501     53,750     54,820     58,180
                                              -------    -------    -------    -------    -------    -------
   TOTAL OPERATING CASH FLOW                   74,031     74,297     73,810     74,282     69,517     72,449

PROJECT  DEBT SERVICE (1)
   Rosemary                                   $13,058    $12,943    $12,825    $12,669    $ 8,710    $ 8,534
   Brandywine                                  27,938     27,907     27,456     27,602     28,188     30,071
                                              -------    -------    -------    -------    -------    -------
   TOTAL PROJECT DEBT SERVICE                  40,996     40,850     40,281     40,271     36,898     38,605

ADDITIONS TO RESERVES
   Rosemary                                   $   810    $   920    $   997    $  (850)   $ 1,091    $ 1,081
   Brandywine (2)                               1,500        728      1,122      3,916      4,758      1,319
                                              -------    -------    -------    -------    -------    -------
   TOTAL ADDITIONS TO RESERVES                  2,310      1,648      2,119      3,066      5,849      2,400

NET CASH AVAILABLE FROM PROJECTS               30,725     31,799     31,410     30,945     26,769     31,444
   Less: Trustee Fees                             (40)       (40)       (40)       (40)       (40)       (40)
   Less: NNW Interest                             (27)       (28)       (28)       (58)       (61)       (58)
   Plus: Interest from Company Reserves           937        839      1,003        993        886      1,097
                                              -------    -------    -------    -------    -------    -------
   TOTAL CASH FLOW AVAILABLE FOR COMPANY
   DEBT SERVICE                                31,595     32,570     32,344     31,840     27,554     32,443
                                              -------    -------    -------    -------    -------    -------

COMPANY DEBT SERVICE (3)
   Principal Payments                           6,024      4,940      8,337      9,044      8,106     12,669
   Interest Payments                           10,037      9,448      8,856      7,983      7,081      6,136
                                              -------    -------    -------    -------    -------    -------
   TOTAL COMPANY BONDS DEBT SERVICE            16,061     14,388     17,192     17,027     15,187     18,805
                                              -------    -------    -------    -------    -------    -------
                                              -------    -------    -------    -------    -------    -------

                                              ==============================================================

COVERAGE RATIOS (2)(4)(5)
   Company Coverage                               2.0x       2.3x       1.9x       1.9x       1.8x       1.7x
   Consolidated Coverage                         1.27x      1.33x      1.27x      1.26x      1.24x      1.24x
PEPCO SCENARIO COVERAGE RATIOS (6)
   Company Coverage                               1.7x       1.9x       1.6x       1.6x       1.5x       1.4x
   Consolidated Coverage                         1.19x      1.24x      1.18x      1.17x      1.14x      1.15x

                         CONSOLIDATED PRO FORMA FOR                 Page 3 of 3
                            PANDA BRANDYWINE AND
                               PANDA ROSEMARY
                              ($ IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31
                                              ----------------------------------------
                                               2008       2009       2010       2011
                                              -------    -------    -------    -------
OPERATING CASH FLOW
   Rosemary                                   $13,824    $13,366    $13,335    $13,086
   Brandywine                                  59,024     60,398     63,836     68,609
                                              -------    -------    -------    -------
   TOTAL OPERATING CASH FLOW                   72,848     73,764     77,171     81,695

PROJECT  DEBT SERVICE (1)
   Rosemary                                   $ 8,352    $ 8,154    $ 7,946    $ 7,772
   Brandywine                                  30,529     31,285     33,212     35,922
                                              -------    -------    -------    -------
   TOTAL PROJECT DEBT SERVICE                  38,881     39,439     41,158     43,694

ADDITIONS TO RESERVES
   Rosemary                                   $ 1,064    $ 1,052    $ 1,063    $ 1,055
   Brandywine (2)                               2,236      2,130      4,167      5,086
                                              -------    -------    -------    -------
   TOTAL ADDITIONS TO RESERVES                  3,300      3,182      5,230      6,141

NET CASH AVAILABLE FROM PROJECTS               30,668     31,143     30,783     31,860
   Less: Trustee Fees                             (40)       (40)       (40)       (40)
   Less: NNW Interest                             (58)      (222)      (213)      (210)
   Plus: Interest from Company Reserves         1,195      1,101      1,052        142
                                              -------    -------    -------    -------
   TOTAL CASH FLOW AVAILABLE FOR COMPANY
   DEBT SERVICE                                31,765     31,982     31,581     31,751
                                              -------    -------    -------    -------

COMPANY DEBT SERVICE (3)
   Principal Payments                          15,726     15,720     16,514      2,315
   Interest Payments                            4,760      3,148      1,514        119
                                              -------    -------    -------    -------
   TOTAL COMPANY BONDS DEBT SERVICE            20,486     18,868     18,029      2,434
                                              -------    -------    -------    -------
                                              -------    -------    -------    -------

                                              ========================================

COVERAGE RATIOS (2)(4)(5)
   Company Coverage                               1.6x       1.7x       1.8x      13.0x
   Consolidated Coverage                         1.19x      1.23x      1.23x      1.64x
PEPCO SCENARIO COVERAGE RATIOS (6)
   Company Coverage                               1.3x       1.4x       1.4x      10.8x
   Consolidated Coverage                         1.10x      1.14x      1.14x      1.52x





                 [ICF Resources Letterhead]

                    Officer's Certificate



      I, B.S. Venkateshwara, Vice President of ICF Resources
Incorporated, DO HEREBY CERTIFY that:

      Since  January  10, 1997, to our knowledge,  no  event
affecting our reports entitled "Independent Panda-Brandywine
Pro  Forma  Projections," dated July 26,  1996  As
Supplemented and Modified by the Update Report dated January 10,
1997 and "Summary of the Consolidate Pro Formas of Panda-Rosemary and Panda Brandywine Power Projects" dated January 10, 1997
(the "Pro Forma Reports") or the  matters referred  to  therein has occurred which  makes  untrue  or incorrect  in  any
material respect, as of the date hereof, any information or statement contained in the Pro Forma Reports or in the Prospectus relating to the offering of Pooled Project Bonds, Series
A-1 due 2012 by Panda  Funding Corporation   (the "Prospectus")
under   the    captions "Consolidating Engineer's Pro Forma
Report" and "Independent Pro Forma Analysis - Brandywine" in the Prospectus Summary.

     WITNESS my hand this 5th day of February, 1997.



                                   /s/ B. S. Venkateshwara
                                   Name:  B.S. Venkateshwara
                                   Title:  Vice President



                                                               APPENDIX C




                                         PANDA - ROSEMARY COGENERATION PROJECT
                                                   CONDITION ASSESSMENT REPORT

                                             Dated July 26, 1996 as Supplemented
                                              and Modified for an Update Report,
                                                    Dated January 10, 1997



                                                                           for



                                                           POTENTIAL INVESTORS


                                                              at the Request of



                                                       PANDA ENERGY CORPORATION




                                                        (SYMBOL OF PANDA LOGO)









                                                                      Burns
                                                                        &
                                                                    McDonnell



















                              [Burns & McDonnell Letterhead]


July 26, 1996



Mr. Bryan Urban
Panda Energy International, Inc.
4100 Spring Valley, Suite 1001
Dallas, TX  75244

                    Panda - Rosemary Cogeneration Project
                    Burns & McDonnell Project No. 94-443-4
                    --------------------------------------

Dear Bryan:

We are pleased to submit this Final Report for the Panda - Rosemary
Cogeneration project.   This document summarizes efforts by Panda Energy
Corporation and Burns & McDonnell to assess the conditions, operating history, and operating projections of the 180-MW Panda - Rosemary Cogeneration project on behalf of potential Project Investors.

Please feel free to call if you have any comments or questions.

                                         Sincerely,

                                         BURNS & MCDONNELL


                                         Gregory L. Mack, P.E.
                                         Project Manager



                                         Jeffrey J. Greig
                                         Senior Economist



                                         Melissa A. Yancey
                                         Project Analyst

cc: Pete Wright






                            TABLE OF CONTENTS
                                                             Page No.
PART I - EXECUTIVE SUMMARY
   Assumptions. . . . . . . . .. . . . . . . . . . . . . . . .   C-1
   Conclusions. . . . . . . . . . . . . . . . . . . . . . . . .  C-3


PART II - INTRODUCTION


PART III - FACILITY DESCRIPTION
   Project Site . . . . . . . . . . . . . . . . . . . . . . . .  C-8
   Mechanical Equipment and Systems . . . . . . . . . . . . . .  C-8
   Environmental Control Equipment. . . . . . . . . . . . . . .  C-9
   Electrical Intertie. . . . . . . . . . . . . . . . . . . . . C-11
   Site Visit . . . . . . . . . . . . . . . . . . . . . . . . . C-11


PART IV - OPERATING HISTORY
   Electric Power Production. . . . . . . . . . . . . . . . . . C-14
   Steam Production . . . . . . . . . . . . . . . . . . . . . . C-14
   Availability . . . . . . . . . . . . . . . . . . . . . . . . C-15
   Heat Rate. . . . . . . . . . . . . . . . . . . . . . . . . . C-16
   Qualifying Facility Compliance . . . . . . . . . . . . . . . C-18
   Environmental Compliance . . . . . . . . . . . . . . . . . . C-19
          Air Permit. . . . . . . . . . . . . . . . . . . . . . C-20
          Clean Air Act Amendments. . . . . . . . . . . . . . . C-20
          NPDES Permit. . . . . . . . . . . . . . . . . . . . . C-20
          Spill Prevention. . . . . . . . . . . . . . . . . . . C-20
   Forced Outages . . . . . . . . . . . . . . . . . . . . . . . C-21
   Major Maintenance Activities . . . . . . . . . . . . . . . . C-21
   Equipment and System Design Changes. . . . . . . . . . . . . C-22
          Freeze Protection . . . . . . . . . . . . . . . . . . C-22
          Transformers. . . . . . . . . . . . . . . . . . . . . C-23
          Corrosion Protection. . . . . . . . . . . . . . . . . C-23
          Chiller #2. . . . . . . . . . . . . . . . . . . . . . C-24
          Fire Protection . . . . . . . . . . . . . . . . . . . C-24
          Oil Conditioning. . . . . . . . . . . . . . . . . . . C-25
          Ultraviolet Protection. . . . . . . . . . . . . . . . C-25
          Chemical Feed Lines . . . . . . . . . . . . . . . . . C-25



                            TABLE OF CONTENTS
                              (continued)

                                                                Page No.

PART IV - OPERATING HISTORY (continued)
            Automatic Generation Control . . . . . . . . . . . . C-25
      O&M Contractor . . . . . . . . . . . . . . . . . . . . . . C-26
      Training Program . . . . . . . . . . . . . . . . . . . . . C-26


PART V - EQUIPMENT ASSESSMENT
      Operating Condition. . . . . . . . . . . . . . . . . . . . C-27
      Major Maintenance and Overall Programs . . . . . . . . . . C-28
      Equipment Replacement Program. . . . . . . . . . . . . . . C-28


PART VI - PROJECTED PLANT PERFORMANCE
      Capacity . . . . . . . . . . . . . . . . . . . . . . . . . C-30
             Capacity and Heat Rate Degradation. . . . . . . . . C-30
      Dispatch . . . . . . . . . . . . . . . . . . . . . . . . . C-32
      Availability . . . . . . . . . . . . . . . . . . . . . . . C-32
      Heat Rate. . . . . . . . . . . . . . . . . . . . . . . . . C-32
      Annual Operation and Maintenance Costs . . . . . . . . . . C-35
      Major Maintenance Programs and Costs . . . . . . . . . . . C-35
      Equipment Replacement Provisions . . . . . . . . . . . . . C-36
      Overall Economic Life. . . . . . . . . . . . . . . . . . . C-36
             Steam Turbine Rankine Cycle . . . . . . . . . . . . C-37
             Combustion Turbines Brayton Cycle . . . . . . . . . C-37


PART VII - FINANCIAL ASSESSMENT OF PROJECT
      Power Purchase Agreement . . . . . . . . . . . . . . . . . C-39
      Factors Affecting Project. . . . . . . . . . . . . . . . . C-39
             Effective Operating Service Life of the Project . . C-39
             Expected Rates for Capacity and Energy. . . . . . . C-39
             Expected Dispatch of the Project. . . . . . . . . . C-44
             Zero Dispatch Case. . . . . . . . . . . . . . . . . C-44
             Expected Operating Performance. . . . . . . . . . . C-44
                     Project Capacity. . . . . . . . . . . . . . C-47
                     Project Heat Rate . . . . . . . . . . . . . C-47
                     Project Fixed Operating Costs . . . . . . . C-48
                     Project Variable Operation and
                        Maintenance Expenses . . . . . . . . . . C-49
                     Project Overhaul Requirements . . . . . . . C-49
                     Project Steam/Chilled Water Sales and
                        Costs. . . . . . . . . . . . . . . . . . C-49
              Expected Fuel Costs. . . . . . . . . . . . . . . . C-49
      Conclusion . . . . . . . . . . . . . . . . . . . . . . . . C-52
      Statement of Limiting Conditions . . . . . . . . . . . . . C-52





                           TABLE OF CONTENTS
                              (continued)

                                                                Page No.
PART VIII - CONCLUSIONS
      Project Condition . . . . . . . . . . . . . . . . . . . . . C-55


EXHIBIT A - PROJECT PRO FORMA


EXHIBIT B - PROJECT PRO FORMA FOR ZERO DISPATCH



                         LIST OF TABLES
Table No.                                                        Page No.

        PART I - EXECUTIVE SUMMARY
  I-1   Summary of Project Debt Coverage Ratios. . . . . . . . . . C-5


        PART IV - OPERATING HISTORY
  IV-1  Panda-Rosemary Project Operating History . . . . . . . . . C-14
  IV-2  Project Availability History . . . . . . . . . . . . . . . C-16
  IV-3  Annual Average Heat Rate . . . . . . . . . . . . . . . . . C-16
  IV-4  Average Fired Hours Per Start. . . . . . . . . . . . . . . C-17
  IV-5  History of Qualifying Facility Status. . . . . . . . . . . C-19


        PART V - EQUIPMENT ASSESSMENT
  V-1   Comparison of Manufacturers' Recommendations with 10 Year
        Plan Maintenance Activities for Major Pieces of Rotating
        Equipment. . . . . . . . . . . . . . . . . . . . . . . . . C-29


        PART VI - PROJECTED PLANT PERFORMANCE
  VI-1  Historical Capacity Test Results. . . . . . . . . . . . . . C-30
  VI-2  Results of Heat Rate Review . . . . . . . . . . . . . . . . C-33


        PART VII - FINANCIAL ASSESSMENT OF PROJECT
  VII-1 Contractual Capacity Charges . . . . . . . . . . . . . . . . C-40
  VII-2 Summer and Winter Gas Energy Charges . . . . . . . . . . . . C-42
  VII-3 Dispatch Assumptions . . . . . . . . . . . . . . . . . . . . C-45
  VII-4 Fuel Cost Assumptions. . . . . . . . . . . . . . . . . . . . C-50
  VII-5 Summary of Project Debt Coverage Ratios. . . . . . . . . . . C-53
  VII-6 Summary of Project Debt Coverage Ratios, Zero Dispatch
           Option. . . . . . . . . . . . . . . . . . . . . . . . . . C-54




                          LIST OF FIGURES


Figure No.                                                          Page No.

         PART III - FACILITY DESCRIPTION
  III-1  Panda-Rosemary Simplified Process Diagram. . . . . . . . .  C-10
  III-2  Panda-Rosemary Electrical Interconnections- One
           Line Diagram. . . . . . . . . . . . . . . . . . . . . . . C-12
  III-3  Panda-Rosemary Project Site Plan. . . . . . . . . . . . . . C-13


        PART VI - PROJECTED PLANT PERFORMANCE
  VI-1  Heavy-Duty Gas Turbine Degradation as a Function
            of Total Factored Hours. . . . . . . . . . . . . . . . . C-31


        PART VII - FINANCIAL ASSESSMENT OF PROJECT
  VII-1 Contractural Capacity Charges . . . . . . . . . . . . . . . . C-41
  VII-2 Summer and Winter Gas Energy Charges. . . . . . . . . . . . . C-43
  VII-3 Dispatch Assumptions. . . . . . . . . . . . . . . . . . . . . C-46
  VII-4 Fuel Cost Assumptions . . . . . . . . . . . . . . . . . . . . C-51






                             PART I
                        EXECUTIVE SUMMARY
This Report includes, among other things, a review and assessment of the 180-MW Panda-Rosemary cogeneration project (the "Project") and its facility (the "Facility"), the Facility's equipment and operating condition, its operating history, the significant Project agreements and projections of revenues, expenses and debt service coverage for the Facility for the period that the First Mortgage Bonds due 2016 (the "Bonds") proposed to be issued by a finance subsidiary of the Panda-Rosemary Partnership (the "Partnership") are scheduled to be outstanding. Burns & McDonnell provides a variety of professional and technical services in the fields of engineering, architecture, planning, economics and environmental sciences. Our project work includes studies, design, planning, construction and construction management for electric power generation and transmission facilities as well as for waste management, water treatment, airport, and other transportation infrastructure facilities. Burns
& McDonnell has been involved with the Facility since 1989.

In the preparation of this Report and the opinions contained herein, Burns & McDonnell made certain assumptions with respect to conditions that may exist or events that may occur in the future. Although Burns & McDonnell believes those assumptions to be reasonable for the purposes of this Report, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, Burns & McDonnell used and relied upon certain information provided to us by sources that we believe to be reliable. Burns & McDonnell believes the use of such information and assumptions is reasonable for the purposes of this Report. However, some assumptions may prove to be inaccurate, perhaps materially, due to unanticipated events and circumstances. To the extent that actual future conditions differ from those assumed in this Report or provided to us by others, the results will vary from those forecast. This Report summarizes our work up to the date hereof. Thus, changed conditions occurring or becoming known after this date could affect the material presented to the extent of these changes.

Burns & McDonnell has relied upon projections of the Facility's dispatch profile and fuel costs over the term of the Power Purchase Agreement prepared by ICF Resources Incorporated ("ICF"). Based on ICF's experience in undertaking similar analyses, Burns & McDonnell believes that the use of ICF's dispatch profile and fuel cost projections is reasonable for the purposes of this Report.

ASSUMPTIONS

The principal assumptions made in developing the projected operating results are as follows:

     1. We have made no determination as to the validity and enforceability of any contract, agreement, rule or regulation applicable to the Facility and its operations. For purposes of this Report, we have assumed that all such contracts, agreements, rules and regulations will be fully enforceable in accordance with their terms and that all parties will comply with the provisions of their respective agreements.

     2. The operator under the Operations and Maintenance Agreement (the "Operator") will operate the Facility as currently required under such agreement.

     3. The Operator will maintain the Facility in accordance with good engineering practice, and make all required equipment renewals and replacements in a timely manner.

     4. The Operator will employ qualified and competent personnel who will properly operate the equipment in accordance with the manufacturers' recommendations and good engineering practice and will generally operate the Facility in a sound and businesslike manner.

     5. Inspections, overhauls, repairs and modifications have been and will continue to be planned for and conducted in accordance with manufacturers' recommendations and with special regard for the need to monitor certain operating parameters to identify early signs of potential problems.

     6. All permits and approvals necessary to operate the Facility will remain in full force and effect.

     7.   Long-term fuel costs will equal the projections prepared by ICF.

     8. The Facility will be dispatched as projected by ICF, except that ICF's dispatch projections have been increased by 400 hours annually in 1996-1997, 500 hours annually in 1998-2002, and 600 hours annually in 2003-2015 to reflect hours that we project the Facility will be dispatched using gas supplied by Virginia Electric Power Co. Under these assumptions, dispatch is projected to increase from 1,144 equivalent full load hours in 1997 to 4,216 equivalent full load hours in 2005. After 2005, dispatch is projected to decrease steadily to 3,201 equivalent full load hours in 2010, and thereafter to stay relatively constant through 2015.

     9. Thermal energy in the form of steam and chilled water will be exported from the Facility, operating in the cogeneration mode, to Bibb's facility such that the useful thermal energy, as defined under PURPA and the regulations promulgated thereunder, will be sufficient to maintain the Facility's QF status. The Partnership will continue to absorb an annual operating loss on the sale of steam and chilled water over the life of the Facility.

     10. Steam and chilled water sales to Bibb will remain constant at 50,000 lbs/hr for 7,800 hours per year and 1,010 tons/hr for 4,000 hours per year, respectively.

     11. Operating costs, including fixed fuel transportation and operating and maintenance and other administrative costs, will equal those estimated by the Partnership. The fixed operating cost forecast reflects an annual 3.0% escalation for most cost components. The exceptions include property taxes, Facility maintenance costs, and firm gas transportation costs. The property tax estimate is decreased 3.0% annually to reflect a declining asset value. The general maintenance and repair costs are escalated at a rate of 8.0% per year due to an increase in anticipated maintenance and repair.

          The additional maintenance allowance component of Facility maintenance costs is held constant.

     12. By August 1996, the Partnership expects to convert its existing fixed fuel transportation agreement with Transco to a new agreement that will permit the release of pipeline transportation capacity when not required by the Facility. The benefits of capacity released and bundled sales of pipeline capacity and gas sales are estimated to result in a 50% return of firm gas transportation costs for 1800 MMBtu/d of the Facility's contracted capacity of 3075 MMBtu/d.

     13.  The original principal amount of the bonds will be $111,400,000.

     14. The projected annual interest rate on the Bonds outstanding upon their initial date of issuance (the "Issue Date") will be 8.63.

     15. On the Issue Date, the Debt Service Reserve Fund will be funded at $8,090,714 and thereafter will be maintained at adequate levels throughout the Bonds' repayment period. The Debt Service Reserve fund will earn interest at a rate of 5% per year.

     16. The Partnership will not be required to establish or maintain any balance in the Property Tax Fund.

     17. The actual amortization schedule of the Bonds will be as provided by the Partnership.

CONCLUSIONS

Set forth below are the principal conclusions that we have reached with respect to the technical, economic and environmental aspects of the Facility. For a complete understanding of the estimates, assumptions and calculations upon which these conclusions are based, this Report should be read in its entirety. On the basis of our review and analysis of the Facility and the assumptions set forth in this Report, we conclude that:

     1. The technology incorporated in the Facility is a sound, proven method of generating electric and thermal energy and incorporates commercially proven technology. The design, operation and maintenance of the Facility implemented by the Partnership and the Operator were developed and have been implemented in accordance with good engineering practices and generally accepted industry practices and have taken into consideration existing and proposed environmental and permit requirements applicable to the Facility. The Independent Engineer knows of no significant technical problems relating to the Facility that should be of concern to potential investors.

     2. The Facility is in good condition and has a competent, conscientious operation and maintenance staff that has developed a long-term Facility maintenance program that is consistent with the manufacturers' recommendations and generally-accepted practices within the electric power generation industry.

     3. The Facility will have an expected operating service life well beyond the term of the Power Purchase Agreement if properly operated and maintained, consistent with current practices.

     4. The Partnership has obtained and maintained in full force and effect the key environmental permits and approvals required from the various federal, state and local agencies that are currently necessary to operate the Facility.

     5. The basis for the Partnership's estimates of the cost of operating and maintaining the Facility is reasonable. The expense projections prepared by the Partnership and based on projected levels of dispatch appear adequate to account for the variable operation and maintenance expenses. The budgeted allowance for overhauls should be increased from $220 to $260 per fired hour.

     6. The Facility's heat rate will average 9,100 Btu/kWh (HHV) over the remaining initial term of the Power Purchase Agreement.

     7. Table I-1 on the following page summarizes the projected revenues and expenditures and debt coverage ratios of the Project based upon the issuance of the Bonds and the refinancing plan submitted to us by the Partnership. Projected revenues from the sale of thermal energy and electricity and other income are adequate to pay annual operations and maintenance expenses (including provision for major maintenance), fuel costs, and other operating expenses and provide a minimum annual debt service coverage on the Bonds of 1.37:1 and an average debt
          service coverage over the outstanding term of the   Bonds of 1.66:1,
          as shown on Table I-1.

                                   Table I-1
                   SUMMARY OF PROJECT DEBT COVERAGE RATIONS
                      Panda-Rosemary Cogeneration Project

                                              Pre-Tax     Total        Debt
                  Total          Total       Operating  Debt Service  Coverage
    Year         Revenues       Expenses      Cashflow     Costs       Ratio
   -----       -----------     ----------   ----------- ------------  --------

 7/96-12/96[1]    $15,633,000   $ 4,731,000   $10,902,000   $ 7,928,000   1.38
    1997          $30,151,000   $ 9,976,000   $20,175,000   $14,694,000   1.37
    1998          $32,288,000   $11,567,000   $20,721,000   $14,627,000   1.42
    1999          $32,670,000   $13,190,000   $19,480,000   $13,314,000   1.46
    2000          $34,377,000   $14,542,000   $19,835,000   $13,242,000   1.50
    2001          $36,189,000   $16,127,000   $20,062,000   $13,164,000   1.52
    2002          $38,456,000   $18,009,000   $20,447,000   $13,058,000   1.57
    2003          $41,244,000   $20,268,000   $20,976,000   $12,943,000   1.62
    2004          $44,549,000   $23,032,000   $21,517,000   $12,825,000   1.68
    2005          $48,512,000   $26,433,000   $22,079,000   $12,669,000   1.74
    2006          $42,050,000   $26,334,000   $15,716,000   $ 8,710,000   1.80
    2007          $41,179,000   $26,320,000   $14,859,000   $ 8,534,000   1.74
    2008          $41,128,000   $26,356,000   $14,772,000   $ 8,352,000   1.77
    2009          $40,751,000   $26,524,000   $14,227,000   $ 8,154,000   1.74
    2010          $40,249,000   $26,746,000   $13,683,000   $ 7,946,000   1.72
    2011          $41,487,000   $27,927,000   $13,560,000   $ 7,772,000   1.74
    2012          $42,623,000   $29,252,000   $13,371,000   $ 7,565,000   1.77
    2013          $43,969,000   $30,732,000   $13,237,000   $ 7,328,000   1.81
    2014          $45,459,000   $32,403,000   $13,056,000   $ 7,042,000   1.85
    2015          $47,137,000   $34,288,000   $12,849,000   $ 6,356,000   2.02

  Average coverage over the term of the Bonds is 1.66:1.

  [1] Reflects one-half year of operations following the planned debt refinancing in July 1996.


                                   PART II

                                INTRODUCTION


The Panda-Rosemary Cogeneration Project (Project) is a 180-MW combined cycle cogeneration plant located in Roanoke Rapids, North Carolina. Burns & McDonnell has been involved with the Project since the initial development of the Project in 1988. Burns & McDonnell's responsibility throughout the development, financing, construction, start-up, and operation of the Project has been to serve as independent engineer to Project investors. Burns & McDonnell was originally retained by Heller Financial as their independent engineer for a $6 million subordinated bridge loan. This bridge loan was necessary to continue Project development efforts required to meet an aggressive construction loan closing schedule. Based upon the Project economics and the technical input provided by Burns & McDonnell, Heller Financial provided the bridge loan despite the fact that key Project development activities, such as the air permit, were not yet complete. As anticipated, development activities were eventually completed and long- term Project financing was placed through The Fuji Bank.

Since 1989, Burns & McDonnell has served as independent engineer for The Fuji Bank. Throughout Project design, construction, start-up, and six years of operation, Burns & McDonnell has continuously provided independent engineer services to the Project lenders. These services have included:

     - Monthly site visits and preparation of monthly progress reports during Project construction and start-up activities.

     - Participation in Project performance test activities to confirm that actual Project performance met or exceeded guarantees included in the turnkey construction contract.

     - Review of Project spare parts inventories and planned maintenance activities in comparison with generally-accepted industry practices.

     - Additional efforts following commercial operation of the Project have included:

          -    review of monthly operating reports

          -    annual site visits

          -    preparation of annual reports to assess the Project

Most recently, Burns & McDonnell has been retained to provide independent engineer services for potential investors in the Project refinancing.

During February 1996, Burns & McDonnell conducted a Project site visit. The primary purpose of this site visit was to assess recent Project condition, operations and maintenance activities, and to report any observed deficiencies that could potentially have a detrimental impact upon existing or future Project investors. The following report is based on Burns & McDonnell's long association with the Project, the February 1996 site visit, and recent telephone conversations with the Project participants, permitting agencies and others.



                                 PART III

                          FACILITY DESCRIPTION

PROJECT SITE

The Panda-Rosemary Project is a nominal 180-MW combined cycle, intermediate-load cogeneration plant located in Roanoke Rapids, North Carolina. It is located adjacent to the Bibb Company which is the Project's thermal host. The Project commenced commercial operation on December 27, 1990. The Project is presently operated by University Technical Services under contract to Panda-Rosemary.

MECHANICAL EQUIPMENT AND SYSTEMS

The Project consists of two combustion turbines, each with a heat recovery steam generator (HRSG). The facility also has one steam turbine along with two auxiliary boilers, two absorption chillers, and miscellaneous equipment.

Combustion turbine No. 1 is a General Electric (GE) PG7111(EA) ("Frame 7").
Its nominal output is 83.5 megawatts. The first Frame 7 combustion turbines were commercially available in 1984. Combustion turbine No. 2 is a General Electric (GE) PG6541(B) ("Frame 6"). Its nominal output is 38.3 megawatts.
The first Frame 6 combustion turbines were introduced in 1978. Both combustion turbines use natural gas as a primary fuel and No. 2 distillate fuel as a backup. Both combustion turbines are capable of on-line fuel changes such that potential fuel switch outages may be avoided.

HRSG No. 1 receives exhaust from the Frame 7 combustion turbine. It is a three-pressure HRSG manufactured by Nooter Erikson. The high-pressure section of the boiler operates at 1,455 psig and has a steam flow capacity of 265,540 pounds per hour. The intermediate-pressure section operates at 215 psig and the low pressure section operates at 25 psig. The HRSG connected to the Frame 6 combustion turbine (Unit No. 2) is also a three-pressure HRSG manufactured by Nooter Erikson. The three pressures of HRSG No. 2 are the same as those listed for Unit No. 1. The highpressure steaming capacity of HRSG No. 2 is 130,470 pounds per hour.

The Project has one Asea Brown Boveri (ABB) "VAX" steam turbine. It has an output of 60 megawatts. The high pressure and low pressure sections of the turbine are split and operate at different speeds. The high pressure steam turbine rotor and generator are coupled with a reducing gear while the low pressure steam turbine rotor and generator are direct coupled. The turbine has two controlled extractions at 200 and 40 psig and has a single 200 psig controlled induction.

Two auxiliary boilers are on-site. These boilers supply steam to the thermal host while the Project is not dispatched to Virginia Electric and Power Company (VEPCO). The auxiliary boilers were manufactured by ABCO Industries, Inc.
They have the capacity to produce an annual average 65,000 pounds of steam per hour at 150 psi.

The Project has two 1,000-ton absorption chillers manufactured by York International. These chillers supply chilled water to the thermal host. Each absorption chiller has a chilled water flow of 240 gpm at a cold water outlet temperature of 45 degrees F.

For the reader's convenience and enhanced understanding of Project operations, a simplified Process Flow diagram is shown in Figure III-1. Natural gas is transported to the facility via three pipeline systems interconnected to a 10-mile dedicated pipeline owned by the Project. These redundant gas interconnections provide flexibility and added assurance of gas supply should problems evelop in any of the pipeline systems.

The Project is also capable of operating on fuel oil during times when natural gas is curtailed. Fuel oil is transported to the Project by trucks. The Project has two million gallons of onsite fuel oil storage capacity capable of operating the Project at full load for 168 hours. This fuel oil storage capacity was installed by Panda to conform to requirements included in the Power Purchase Agreement.

The condensate system consists of a 100,000-gallon demineralized water tank, a 100,000-gallon condensate storage tank, and an online conductivity meter for determining condensate return quality. The operator may close the condensate return valve when the conductivity meter indicates the return condensate quality is unacceptable.

Bibb typically returns good-quality condensate. However, Bibb returns only about 10 percent of the condensate from the steam it receives from Panda. Panda uses on-site water treatment equipment to produce demineralized water required as make-up to the HRSG's.

ENVIRONMENTAL CONTROL EQUIPMENT

The Project has several environmental control features including the following:

      - Combustion turbines equipped with water injection capability for NOx control.

      -    A berm around each fuel oil tank for spill containment.

      - Silencers installed in the relief valve stacks for noise attenuation.

      -    An oil-water separator for wastewater treatment.



                               FIGURE III-1

                              PANDA-ROSEMARY

                             SIMPLIED PROCESS

                                 DIAGRAM





        - Sanitary water treatment for pH control in a neutralization tank before it is discharged. No hazardous waste is produced on the site.

Panda and Burns & McDonnell know of no soil or groundwater contamination.

ELECTRICAL INTERTIE

The Project ties into the VEPCO grid system. The Project intertie with VEPCO is rated 300 MVA at 230 kV. The interconnection point is the 230 kV underground cable termination structure (205704) located inside the Project's substation. See Figure III-2 for the electrical interconnection one-line. Note that North Carolina Power (NCP) is an operating utility in the VEPCO system and they are considered to be the same entity in this report.

SITE VISIT

Burns & McDonnell conducted a site visit on February 29, 1996. Figure III-3 is a site plan. Photographs from the site visit are also included.



                             FIGURE III-2

                           PANDA-ROSEMARY

                     ELECTRICAL INTERCONNECTIONS

                           ONE-LINE DIAGRAM






                  HAWKER SIDDELEY POWER ENGINEERING INC.

                               PLOT PLAN

                       PANDA-ROSEMARY CORPORATION

                  BIBB ROSEMARY COGENERATION FACILITY





                                 PART IV

                            OPERATING HISTORY

The operating history of the Project is summarized in Table IV-1.


                                 TABLE IV-1
                     PANDA-ROSEMARY PROJECT OPERATING HISTORY


                                   1991      1992     1993     1994     1995
                                 --------   ------   ------   ------  -------
Total Hours Dispatched              1,174      377      324      764    2,224
Total Electricity Produced (MW)   129,042   44,759   31,938   76,652  234,866
Summer Dependable Capacity (MW)       161      161      165      165      165
Winter Dependable Capacity (MW)       192      198      198      198      198
Forced Outage Days                     12        1       16       12       18
Total Steam Produced (1,000 lbs)  330,832  377,940  429,915  364,786  291,170
Total Chilled Water Produced
  (1,000 ton-hrs)                   N/A      4,028    3,694    4,123    4,069



ELECTRIC POWER PRODUCTION

The dispatch hours for 1994 were greater than the previous two years due primarily to an amendment to the Power Purchase Agreement (PPA). Panda negotiated this amendment to the PPA as a means of increasing dispatch hours which allows equipment exercising to be increasingly conducted while on-line.

During 1995, the Project was dispatched for 2,224 hours. A fueling arrangement Included in a 1993 amendment to the PPA provided specific provisions for the Project to use natural gas provided directly from VEPCO. VEPCO had two extended forced outages at their other gas fired plants, which resulted in gas being redirected to the Project. These two forced outages were caused by unusual problems with major components at VEPCO's facilities. For planning purposes, these extended outages by VEPCO are not anticipated in the future. Approximately 54 percent of the total dispatch hours in 1995 were due to this fuel arrangement contained in the amendment. Approximately 1,0002,000 dispatched hours would have been normal for 1995 based on typical conditions.

STEAM PRODUCTION

The Bibb Company (Bibb) is the Project's thermal host. Bibb is a major manufacturer of terry cloth towels. Bibb's Rosemary mill currently produces approximately thirty percent of the terry cloth towels produced in the United States. Steam and chilled water required by Bibb are supplied by the Project.

Steam and chilled water sales to Bibb are required to satisfy the requirements of the Public Utilities Regulatory Policy Act (PURPA) as described further below under the heading "Qualifying Facility Compliance". The amount of steam produced in the HRSGs considered for PURPA requirements during 1995 was 88,852 klb. The total exported steam summarized in Table IV-1 includes both extraction steam and steam produced by the auxiliary boilers. Bibb also purchases chilled water for its Rosemary Complex textile mill. Chilled water is derived from steam through the use of absorption chillers. While the steam and chilled water sales contract between Panda and Bibb has no "minimum take" requirement, Bibb is obligated to purchase all of its steam and chilled water requirements from the Project.

In the event Bibb discontinued operations, Panda would need to either find a new steam host, install a self-performing steam host, or have the Project reclassified as an Exempt Wholesale Generator (EWG). Since the Bibb plant is a major manufacturer of terry cloth towels, it is unlikely the plant will discontinue operations under its current ownership or with future ownership.

In the event the Project's steam host did discontinue operations, two other potential steam hosts in Roanoke Rapids include Champion Paper and Halifax Paperboard. Although it is technically feasible to deliver steam to these facilities, a relatively long steam pipeline directed through town would be required. This would present additional economic and sociologic challenges to the Project. As an alternative, Panda may build a distilled water plant or a similar facility to replace Bibb as the steam host. This would allow the Project to continue operation as a Qualifying Facility under PURPA.

Panda currently has a water distillation plant as the thermal host at their Brandywine, MD facility. Because Panda has complete control over the steam production and usage, PURPA requirements can be met without sacrificing heat rate on output performance.

The Brandywine distilled water plant process uses steam from the Project to evaporate effluent water into a vapor. Vapor released from the liquid is condensed in a water-cooled condenser to produce distilled water. A complete installed distilled water plant budget price for the Rosemary facility would be approximately $2,000,000. This cost estimate appears reasonable for this type of facility.

Burns & McDonnell believes Bibb will remain a viable steam host into the foreseeable future. However, if they discontinue operations of the facility, the Project has a sufficient back-up plan in the form of a distilled water facility that is viable and cost effective.

AVAILABILITY

The facility was dispatched to VEPCO for 137 days during 1995. There were 18 forced-outage days declared and 26 scheduled maintenance-outage days declared.

The following table summarizes the information reported by Panda to the National Electric Reliability Council - Generating Availability Data System (NERC-GADS):

                                       TABLE IV-2
                            PROJECT AVAILABILITY HISTORY

                                   1991      1992      1993     1994     1995
                                 --------   -------   ------   ------  -------
Dispatched MWh                    129,052    45,056   31,930   76,652  234,866
Period Hours                        8,760     8,760    8,760    8,760    8,760
Forced MWh                         23,908     3,857   60,357   44,193   23,890
Unavailable MWh                   148,534   122,844  164,828  133,619  141,719
Hours Unavailable                   906.1     776.2    949.4    768.4    818.9
Capacity Factor                     7.56%     2.88%    1.98%    6.60%   14.56%
Equivalent Forced Outage Rate       1.40%     0.25%    3.75%    3.80%    1.48%
Equivalent Availability            91.29%    92.14%   89.76%   88.50%   91.22%
Availability                       90.64%    91.16%   89.13%   88.36%   90.65%




HEAT RATE

Hawker Siddely, the turnkey construction contractor, guaranteed the facility would have a heat rate of 7,936 Btu/kWh (LHV) at full load, burning natural gas, at an ambient temperature of 90 degrees F. This equates to a higher heating value (HHV) heat rate of 8,809 Btu/kWh. Hawker Siddeley achieved its performance guarantees during initial performance tests of the Project.

The contract heat rate as determined by the PPA is 8,900 Btu/kWh (HHV). The weighted average heat rate for the Project, including start-ups and shut-downs, is summarized in Table IV-3. The Project heat rates included in Table IV-3 do not include a credit for thermal production of steam.


                                TABLE IV-3
                          ANNUAL AVERAGE HEAT RATE


                      Year                 Btu/kWh (HHV)
                    -------              ----------------
                     1991                   9,024
                     1992                   9,290
                     1993                   9,550
                     1994                   9,459
                     1995                   9,652



The actual heat rate of the Project has historically been greater than the construction contract guaranteed heat rate. There are several factors that contribute to this. First and foremost, the construction contract guaranteed heat rate should be viewed in the proper context. The heat rate guarantee of 8,809 Btu/kWh (HHV) represents an achievable Project heat rate for full load, steady state conditions with all equipment in "as new" condition. Second, normal day-to-day operation of the Project has varied substantially from these conditions with the plant being operated as a peaking facility with numerous starts and stops and with the Frame 6 (highest heat rate) being dispatched on-line for nearly twice the number of hours as the Frame 7 (lowest heat rate), partially due to equipment availability and PURPA efficiency requirements. The thermal efficiency of a combined cycle unit is lower during the start-up period than when operating at full load. As a result, more hours of full load operation and longer run times between starts would improve annual heat rate. Table IV-4 illustrates the average fired hours per start over the history of the Project.


                               TABLE IV-4
                      AVERAGE FIRED HOURS PER START

                        1992       1993        1994         1995
                      -------    -------     -------      --------
Frame 6                  17         26          30           19
Frame 7                  27         11          10           11
Plant Average            22         17          18           15



The pattern of dispatch by VEPCO has require numerous start-ups and shut-downs during the past three years. This has caused an increase in the heat rate during this time period. All other variables constant, if the dispatch pattern by VEPCO is modified to schedule more hours per start, the heat rate of the Project would improve. According to our estimate, a heat rate improvement of 1.6 percent may be realized if the hours per start are increased from 20 to 50. It is unlikely the hours per start will be any less than what has been experienced recently.

The PPA allows VEPCO to dispatch the Project at full load with both combustion turbines or to use the Frame 6 or Frame 7 separately. The Frame 7 is more efficient than the Frame 6. As a result the overall Project heat rate will improve as the Frame 7 is operated more often. The more efficient Frame 7 combustion turbine was unavailable at times during 1993 and 1994 due to problems with certain power transformers. During this period, the Project operated its Frame 6 gas turbine which increased the average heat rate. In addition, during 1994 and 1995, additional hours of only Frame 6 operation were incurred in connection with Owner Requested Generation (ORG) runs necessary to meet certain PURPA requirements. (See "Qualifying Facility Compliance" section).

During 1994 and 1995, the Frame 7 operated 38 percent of the total fired hours of both units. If the number of hours of operation had been equal between the two machines, Burns & McDonnell would expect the heat rate to improve. According to our estimate, if the Frame 7 would have been used for the same number of hours as the Frame 6, a 3 to 4 percent heat rate improvement would have been realized during the last two years.

Generation load also affects heat rate. The design heat rate was calculated at full load output. Unit efficiency decreases as the output from the unit decreases. Therefore, to realize the best heat rate possible for the Project, the optimum operation is both the Frame 6 and Frame 7 together at full load.

VEPCO implemented Automatic Generation Control (AGC) in 1995. The purpose of AGC was to use the help of computers to enhance economic dispatch of the entire VEPCO system. During 1995 under AGC, the facility was ramped from full load to minimum load and back to full load at the maximum ramp rate as often as seven times in one hour. The PPA requires Panda to achieve a load ramp rate of 16 MW/min. Panda has indicated most VEPCO power purchase agreements are much less stringent with load ramp rates typically in the range of 5 MW/min.

Excessive load ramp rates are not consistent with prudent utility practices and are detrimental to heat rate optimization. Panda has discussed this issue with VEPCO and is optimistic less severe load ramp rates can be negotiated in accordance with prudent utility practices. As an electric utility, VEPCO should understand Panda's concerns regarding load ramp rates. Panda is optimistic VEPCO will therefore be willing to reach agreement on this issue.

QUALIFYING FACILITY COMPLIANCE

The Public Utilities Regulatory Policies Act (PURPA) of 1978 established certain criteria which must be met before facilities such as the Project may be deemed as a Qualifying Facility (QF) as defined under PURPA. As a QF, the Project may generate and sell electric power under legal constraints that are far less stringent than those for electric utilities such as VEPCO. The Federal Energy Regulatory Commission has jurisdiction over all QFs.

To maintain status as a QF under PURPA regulations, the Project must meet minimum annual requirements for thermal output and efficiency. For any QF, thermal output must be at least 5 percent of the total energy output of the facility.

PURPA defines thermal output as that useful cogenerated thermal energy delivered to the host facility while the Project is being dispatched. For the Project, we estimate thermal efficiency as follows:


                (Send-Out Steam, lbs)(1,094 Btu/lb) + (Send-Out Chilled
     Thermal              Water, Tons Hrs)(12,000 Btu/Ton Hr)
                    -----------------------------------------------
     Output =               Net Thermal and Electrical Output

PURPA also requires the Project to meet an efficiency standard ("FERC Efficiency") of at least 45 percent (Note: This standard is at least 42.5 percent if the project produces more than 15 percent thermal output). FERC Efficiency is defined under the regulations as the useful electric output plus half the useable thermal energy output divided by the lower heating value of fuel input for any calendar year.

 FERC          (Useful Net Electric Output) + (one-half)(Useful Thermal Output)
                 ---------------------------------------------------------
 Efficiency =                  Energy Input

Thermal Output and FERC Efficiency calculations are based upon operating results while the Project is being dispatched to provide electric power to the utility. The operation of the auxiliary boilers, therefore, has no impact upon the calculations. Also, thermal and electrical energy sold or purchased by the Project while the Project is not being dispatched has no impact on the above calculations.

Another important criteria is that the Project must meet PURPA requirements based only upon annual operating results. If the Project is unable to meet PURPA requirements for one or more months, the Project will still be in compliance so long as the annual operating results calculated at the end of each calendar year meet PURPA requirements.

Panda reviews the PURPA requirements monthly. The early October 1994 review revealed a shortage in the percentage of thermal heat exported to the host. For the first time since commercial operations, Panda requested an ORG run with VEPCO to raise the percentage of thermal energy exported to the host. After the October 1994 ORG, the Project's annual operating results satisfied all PURPA requirements.

Again in October 1995 an ORG was required to satisfy PURPA requirements. For 388 hours in October 1995, the plant ran below full capacity to ensure meeting PURPA requirements. This was unfortunate that the October 1995 ORG was needed because the project had been exceeding PURPA requirements until July when Bibb shut down during an extended Project dispatch period. During this period, annual thermal efficiency fell below PURPA requirements because a substantial amount of electric power was produced without any steam sales (see "thermal output" equation above). If Bibb would have taken steam during this period, the October 1995 ORG may not have been required.

The project has shown the ability to effectively schedule ORG runs as needed to facilitate meeting annual PURPA requirements or to test equipment after maintenance outages.

Results from prior years of Project operation are summarized in Table IV-5.

                                TABLE IV-5
                      HISTORY OF QUALIFYING FACILITY STATUS

                        1992       1993       1994      1995
                      -------    -------    -------    -------
   Thermal Output      25.46%     16.30%     16.17%     15.18%
   FERC Efficiency     48.39%     44.35%     44.70%     43.38%
   Meet PURPA           Yes        Yes         Yes        Yes




ENVIRONMENTAL COMPLIANCE

The Project records were reviewed to determine the status of compliance with existing permit conditions and reporting requirements. Our review included interviews with Panda representatives at the plant, and confirmation of the responses by representatives of the City of Roanoke Rapids and the North Carolina Department of Environmental Management (NCDEM). Based on our review, it appears the Project is currently operating in compliance with all permit conditions.

Air Permit

The existing air permit (No. 6586R2) required initial compliance stack testing of nitrogen oxides, carbon monoxide, and particulate matter. It also requires submittal of quarterly reports. Compliance tests, which were performed in March 1991, showed the facility to be operating in compliance with the limits set in the permit. There is no continuous emission monitoring required.

The permit also restricts the hours of operation of the two combustion turbine units. Currently, the Project does not include SCR pollution control equipment. If the fired hours exceed 2,000 for the Frame 7 combustion turbine unit or the combined fired hours of both combustion turbines exceed 4,000, the permit requires an SCR to be installed. In 1995, the Frame 6 unit had 2,220 fired hours, while the Frame 7 had 1,473 fired hours. Quarterly reports have been submitted to the NCDEM regional office in Raleigh indicating the hours of operation, fuel use, etc. The NCDEM indicated that the reports have been satisfactory.

Clean Air Act Amendments

Title V of the Clean Air Act Amendments of 1990 requires that Panda obtain an operating permit for the Project. In North Carolina, the mandated application submittal date is third quarter 1996. Panda has retained a consultant to review the operating permit requirements for the Project, to conduct an emissions inventory of all plant emission sources, and to prepare the actual permit application. They indicate the work is scheduled to be completed ahead of the mandatory submittal date.

NPDES Permit

The Project has a valid National Pollution Discharge Elimination System (NPDES) permit (NC0079014) which pertains to discharges related to the tank farm containment area. The Project has submitted monthly reports as required by the NPDES permit.

Panda currently discharges to the wastewater treatment facility to the City of Roanoke Rapid's sanitary sewer system under a separate permit (No. 007) with the Roanoke Rapids Sanitary District. The city requires monthly reports which document the results of an effluent sampling program. Eight separate sampling locations are included in the program. The Sanitary District has indicated that there have been a few minor violations of the permit onditions since the facility became operational in 1991. These violations reportedly were related to plant start-up and appear to have been remedied to the point where future violations are not expected.

Spill Prevention

Panda has indicated a Spill Prevention and Countermeasure Control (SPCC) plan is currently in place for the Project.

No other unresolved permitting issues were identified during our investigation.

FORCED OUTAGES

In 1991, 12 Forced Outage Days, as defined under the PPA, were taken to correct the Project's typical first year problems including: HRSG drum level control problems, hot well level control problems, intermittent steam turbine trips, and boiler tube failures. None of these problems have reoccurred. Only one forced outage day was declared in 1992.

In 1993, 16 Forced Outage Days were experienced primarily due to failure in the Frame 7 step-up power transformer bushings. The bushings were replaced and minor modifications were made to the transformers to prevent reoccurrence.

In 1994, 12 Forced Outage Days were taken due to freeze problems during the record January cold snap (3-day outage) and failure of an auxiliary power transformer (9-day outage). Panda recognized improvements were needed in these two areas. Actions taken to prevent future problems are described under "Equipment and System Design Changes."

In 1995, 18 Forced Outage Days were experienced due to equipment problems on the Combustion Turbines. The specific equipment causing the failures were the hydraulic fluid lines to the gas control valve, generator breaker, electrical synchronization equipment, and a faulty cable. A contributing factor to these equipment failures was the unusually high ramp loading and unloading rates imposed on the Project by the VEPCO AGC. These ramp load rates and the inconsistency with prudent utility practices are discussed above in more detail under the heading "Heat Rate".

Other events causing forced outages in 1995 were tube leaks in HRSG No. 1 and a steam turbine trip caused by a sharp increase in steam demand by Bibb. High axial vibration was a concern on the Frame 6 turbine, although it did not cause a forced outage and was corrected in the fall of 1995.

MAJOR MAINTENANCE ACTIVITIES

Maintenance activities performed recently include:

      - Reviewing of the heat tracing system to prevent overloading feeder circuits.

      -    Repair of boiler feedwater heater tube leaks.

      - Installation of new insulation and heat tracing on the Bibb steam pressure control valve.

      - Installation of sidewalks throughout the facility to improve maintenance access.

      - Installation of a skywalk for direct access across the top landings of the HRSGs.

      -    Modification of Frame 6 bearing pedestal to reduce vibration.

      - Planned outage which included inspection and scheduled maintenance of both combustion turbines, both HRSGs, steam turbine, and transformers T-1 and T-2.

EQUIPMENT AND SYSTEM DESIGN CHANGES

Freeze Protection

Weaknesses in freeze protection were responsible for a forced outage experienced during January 1994. Actions taken by Panda to improve Project freeze protection since January 1994 include the following:

       - Heat tracing replacements - A portion of the Project's heat tracing, a type of electric heating element used to prevent lines from freezing, was and is being replaced by Panda with an improved type of heat tracing. The new heat tracing to be installed will be self-limiting such that it will not overheat and boil out the fluid contained in the tubing.

       - Transmitter relocations - A number of pressure transmitters were originally installed at grade, requiring long tubing runs that were susceptible to freezing in the event of cold weather and an open circuit on the heat tracing or boiling in the event of overheating by the heat tracing. These transmitters were relocated closer to the equipment to minimize the length of tubing runs.
            This should minimize freezing and boiling problems.

       - Instrument air - Small diameter lines such as the tubing used to convey compressed instrument air for Project instrumentation and controls are typically susceptible to freezing in cold weather. Moisture in the compressed air may freeze, causing the Project controls to become inoperable. To minimize this problem, Panda has modified their nitrogen blanketing system (see discussion below regarding this new system) to allow the use of nitrogen in the instrument air system. If properly purged with nitrogen before the onset of cold weather, freezing in the instrument air system should be avoided with the use of moisture-free nitrogen which has a very low dew point of -70 degrees F. A new vent valve and filter were installed in the compressed air system to prevent moisture in the lines. This change should also minimize freezing in the instrument air system.

       - New deaerator level controls - Panda has added a new deaerator level control column to replace the conventional transmitter and tubing used previously. This is in response to frozen deaerator controls that were a significant problem during the recent cold ambient temperatures.

       - Steam heat under HRSGs - Panda has enclosed the area under the HRSGs and installed a bare steam line network under each HRSG. This provides heat for the water and steam lines previously exposed to the elements.

       - Cold weather operating procedures - Panda operates the combustion turbines at zero load whenever temperatures inside the HRSG drop below 33 degrees F. Other systems found to be susceptible to freezing are also operated during off-line conditions as a means of building up heat in these systems.

       - Enclosures - Panda has built enclosures around the air compressors and raw water pumps. Provisions for heating these buildings have been made to help prevent freezing in these systems.

Forced outages due to freezing will be minimized due to Panda's freeze protection improvement plan. Burns & McDonnell feels Panda's freeze protection improvements are prudent.

Transformers

A two-week forced outage was experienced in September 1993 due to a failure in generator step-up transformer T-1. This transformer is connected to the General Electric Frame 7 combustion turbine and is capable of being switched to the steam turbine. The failure was attributed to the failure of the low voltage bushing.

The bushing manufacturer has supplied new bushings with larger oil reservoirs. These larger reservoirs are designed to allow for more expansion thereby reducing the operating pressures within the bushing to acceptable levels. In addition, ventilation ducts have been added to the transformer connection box to reduce the temperatures inside the bushing housing, further reducing internal bushing pressure due to thermal expansion of the oil inside the bushing.

It appears the problems associated with these bushings have been eliminated and should not be a problem in the future.

Transformer T-3 failed to meet performance guarantees while still under warranty. In early 1994, T-3 was sent to ABB for extensive repair and was re-installed at the Project site in April 1995. Panda has essentially a new transformer in this location now.

Corrosion Protection

The Project currently operates as a peaking unit that typically goes on line only during peak demand periods. This type of service requires equipment to sit idle during extended periods between peak demands. During these periods when the Project is not on line, internal heat transfer surfaces are susceptible to corrosion due to the presence of oxygen. Panda has found corrosion pitting has occurred in the steam drum, evidence of oxygen-related corrosion.

In an effort to enhance the long term reliability of the Project, Panda installed a nitrogen blanketing system in 1994. When the Project is taken off line, equipment will return to ambient temperatures and pressures such that, if left unchecked, the infiltration of atmospheric oxygen is possible. The nitrogen blanketing system introduces compressed nitrogen to the waterside internal components of the Project and maintains a positive pressure on these components to prevent the infiltration of atmospheric oxygen. This reduces the amount of corrosion experienced by the Project during off-line periods. Similar systems have been used effectively to reduce corrosion at many other operating facilities.

In Burns & McDonnell's opinion, the installation of the nitrogen blanketing system should be viewed by the Project investors as a positive event. Panda's efforts to install this system serves as a good indication that Panda is concerned about the long term economic viability of the Project.

Chiller #2

Chilled water production was not initiated until March 1992. The turnkey contractor for the chilled water system aborted attempts to make the system work properly. An alternate contractor redesigned and modified the chilled water system. Presently, the system operates satisfactorily. However, there were damages to Chiller #2 from the original installation which cause the system to not achieve full output. Operating data indicates Chiller #2 will only produce approximately 50 to 60 percent of nominal capacity in its current condition. Panda has recently tried unsuccessfully to correct the problem by replacing damaged absorber tubes.

A pinhole leak in the original vacuum pump may have contributed to the problems experienced by Chiller #2. The performance of the lithium bromide chillers is dependent on a good vacuum existing in the machine. The performance of Chiller #2 was improved when a new high volume vacuum pump was purchased and used during start-up to initially pull the required vacuum. However, this improvement is not perceived as a permanent solution. Chiller #2 is budgeted to be replaced in 1996 at an estimated cost of $770,000.

Fire Protection

During 1993 Panda installed additions to the fire protection system including installation of the following:

      - New sprinklers around the steam turbine lube oil area to meet the recommendation of Hartford Steam Boiler Insurance Co.

      -    Bearing protection system for the steam turbine.

      -    Wet suppression system on the subfloor under the steam turbine.

      - Deluge system on the south side of both the administration building and power house.

      - Additional fire water pump at the cooling tower basin to support the capacity of above mentioned systems.

These fire protection system improvements were made to lower the insurance premium payments.

Oil Conditioning

During 1995, the Facility installed a permanent lube oil conditioning (filter and coalescent) unit for the steam turbine. Conditioning the lube oil will extend the life of the turbine by preventing foreign particles and water from entering the bearings. This is increasingly important because of the high rotational speed of the ABB VAX turbine.

Panda has plans in place to purchase a portable lube oil conditioner for the combustion turbines. This portable unit will condition the combustion turbine lube oil by a batch process. Consistent with the steam turbine, this commitment to improving lube oil quality will improve bearing life and reduce overall long-term turbine maintenance costs.

Ultraviolet Protection

Panda has completed covering the cable trays previously exposed to the atmosphere. If left to the elements, cable insulation degrades from UV exposure from direct sunlight. The covered cable trays should improve cable life. This project completion should be viewed as a step to reduce cable replacement costs in the future.

Chemical Feed Lines

Panda has added chemical feed lines from the bulk chemical storage to the water treatment building. In the past, facility personnel were required to carry chemicals in buckets to the water treatment equipment. This improvement will cut down a chemical waste and, more importantly, improve safety at the Project.

Automatic Generation Control

In July 1995 Automatic Generation Control was introduced to the Project. In this operating mode, North Carolina Power (NCP), a wholly-owned subsidiary of VEPCO and operating under VEPCO direction, uses computers to calculate the most economic load for the Project and sends this information directly to the Project's Distributed Control System (DCS). The DCS controls the plant generation to match the continuously updated set point signal sent by NCP's computer. Since the AGC was a new and complex control system, much tuning needed to be done on the system. During the first week of operation, a facility transducer caused an 11 MW error in its output set point determination. The AGC is able to fluctuate load within a window between 80 percent and 100 percent of full load. Per the contract operating procedures, AGC often changes load at a ramp rate of 8 MW/min up and 16 MW/min down. These ramp rates are as much as four times the maximum ramp rate guidelines used at other combined cycle facilities. The severe loading and shedding ramp rates cause higher stresses on the plant equipment and, as discussed, increased the number of forced outages incurred during 1995. Also, the overall plant heat rate suffers because of the part load operation that AGC requires.

O&M CONTRACTOR

University Technical Services (U-TECH) is responsible for managing the day-to-day operations and administrative functions of the Project. U-TECH is under contract to provide these services until December 1996. Panda's alternatives after December 1996 include extending the term of the present agreement or requesting bids for a new O&M contract. The current O&M contract calls for a fixed monthly payment of approximately $130,000 and includes bonuses and penalties based on availability and other factors. Panda should be able to replace this agreement when it expires in 1996 without a significant change in the basic terms. U-TECH has 19 employees on-site to operate and maintain the facility.

It is the opinion of Burns & McDonnell that U-TECH's performance has been adequate during the term of the O&M contract in force and that U-TECH has not suffered any operational deficiencies as a result of its ownership by EMCOR, the restructured entity established during the Chapter 11 bankruptcy of JWP Inc., the former owner.

TRAINING PROGRAM

Since many of the current site employees were also working at the Project in 1990, they were able to take part in the Hawker Siddeley training program during the start-up of the plant. Panda has frequent training sessions for the U-TECH personnel. In November 1994, Panda held a training session for the U-TECH employees on gas turbines. All new employees are required to go through a 3- to 6-month training period with day shift personnel. After this period of training, employees are allowed to work other shifts on their own without constant supervision. Safety meetings are held monthly for all employees.




                                    PART V
                              EQUIPMENT ASSESSMENT

OPERATING CONDITION

The current operating condition of the Project is very good with only a few exceptions. The Unit No. 2 chiller is operating at reduced capacity, as previously discussed. Another exception may be the recent problems with the Frame 7 combustion turbine. Although of some concern, steps have been taken to remedy this situation.

Hartford Steam Boiler and Chemtreat conducted the nnual package boiler inspection in July 1995. The Operating Certificates for the two package boilers have been extended until July 1996.

Panda completed a scheduled maintenance outage during September 16-30, 1995. Activities that were successfully completed include:

      -    Hot gas path inspection on the Frame 6 combustion turbine.

      -    New first stage turbine buckets on the Frame 6.

      -    Frame 6 generator inspection.

      - Borescopic inspection of the low pressure section of the steam turbine.

      -    Replacement of several boiler tubes in HRSG No. 1.

      -    Annual HRSG inspections.

Results of the outage indicate the equipment is generally in very good condition. Panda chose to perform a hot gas path inspection of the Frame 6 much earlier than scheduled because new first stage turbine buckets were provided by GE free of charge. Panda's Frame 6 was a forecast unit (built before the order was placed). GE improved the design of the first stage buckets shortly after the Project's Frame 6 was built, but before Panda placed the order with GE. Therefore, GE was obligated to install the improved first stage buckets to upgrade the turbine to its design at the time of the order. The casing was removed to replace the buckets, so a hot gas path inspection was performed simultaneously. Only minor wear was detected at various points along the hot gas path. Rebuilt combustion liners and transition pieces were reinstalled during the inspection.

An exhaust temperature spread on the Frame 7 combustion turbine has been consistently noticed while the unit operated at full load. In attempts to solve this problem, Panda has replaced worn or inaccurate thermocouples, replaced fuel nozzles with rebuilds from GE, and improved the purge air check valves. The spread in exhaust temperature has been constant and as much as 120 degrees F, however the machine is operable in this condition. GE has stated that the spread is acceptable and does not restrict the load capability of the machine.

MAJOR MAINTENANCE AND OVERALL PROGRAMS

Burns & McDonnell feels adequate maintenance of major pieces of rotating equipment (i.e. the combustion turbines and the steam turbine) is crucial for long term Project reliability. For each of these pieces of equipment, manufacturers provide recommended maintenance activities.

Burns & McDonnell has compared the manufacturer's recommendations with Panda's proposed maintenance schedule as summarized in Table V-1. In addition to the items listed in Table V-1, U-TECH performs borescopic inspections of the three turbines annually. By reviewing Table V-1, Burns & McDonnell concludes that planned maintenance activities meet or exceed manufacturer recommendations.
It is apparent that Panda has established a maintenance schedule that will provide major equipment maintenance activities recommended by the equipment manufacturers. Panda's 10-year maintenance plan is regarded by plant personnel as a living document that will be reviewed and updated periodically, as the actual operations become known and future predications regarding turbine operating hours and starts become more accurate. Burns & McDonnell views this as an indication that Panda's operation and maintenance philosophy is geared toward long term Project reliability.

Although Burns & McDonnell has not inventoried maintenance activities on every piece of equipment for the Project, we have generally observed that U-TECH uses an organized computerized preventative maintenance program and noted that annual spare parts inventory counts are performed. The computer schedules and prioritizes all preventive and corrective maintenance requests. Based upon this program, Panda completes approximately 90 to 110 preventative maintenance requests in one month's time and also completes 40 to 70 maintenance requests per month. Currently, they have a backlog of around 70 maintenance requests. To respond to maintenance requests, Panda maintains a $2 million spare parts inventory on-site.

EQUIPMENT REPLACEMENT PROGRAM

Project operating hours are relatively low and there is currently little need for equipment replacement. Equipment replacement is set up on an operating hours schedule. Panda has established a ten-year program for predicting equipment replacement based on hours of equipment operation.

The No. 2 chiller replacement is a capital project that is required despite low operating hours. This chiller was damaged during its installation and now needs to be replaced. The replacement of the No. 2 chiller is included in the 1996 capital expenditure budget.


                                    TABLE V-1
                     COMPARISON OF MANUFACTURERS' RECOMMENDATIONS
WITH 10 YEAR PLAN MAINTENANCE ACTIVITIES FOR MAJOR PIECES OF ROTATING EQUIPMENT
                          Panda-Rosemary Cogeneration Project
                                (Factored Hours)

                      Combustion    Hot Gas Path      Major         Limited      Major
  Unit                Inspection    Inspection       Inspection     Overhaul     Overhaul
--------              ------------  -------------    ----------     --------     --------
                      MFG   Panda    MFG    Panda    MFG    Panda  MFG    Panda     MFG      Panda
                      -----  ------  -----  ------   -----  -----  ----   -----     ----     -----
Unit 1,
Frame 7               8,000  8,000  24,000 24,000  48,000 40,000
 Combustion Turbine

Unit 2,
Frame 6              12,000  8,000  24,000 24,000  48,000 48,000
 Combustion Turbine

Unit 3                                                              25,000  16,000  50,000  50,000
   Steam Turbine



                                PART VI
                      PROJECTED PLANT PERFORMANCE

CAPACITY

Panda is required to perform capacity tests to satisfy the requirements of the PPA. The maximum contract capacity payments are available if the plant can achieve 198 MW in the winter and 165 MW in the summer. The winter period is defined as October through March. The summer period starts in April and runs through September. If required by VEPCO, the output capacity shall be demonstrated for 12 hours in the summer and 6 hours in the winter.

Table VI-1 presents the historical capacity test results for the Project in summer and winter periods. As indicated in Table VI-1, the Project was exceeded the maximum contract capacity output of 198 MW winter and 165 MW since 1993. The Project has not been requested to demonstrate capacity limits by VEPCO during the past two years.

                              TABLE V1-1
                      HISTORICAL CAPACITY TEST RESULTS

       Test Date               Result                 Contract Maximum
     ------------            ---------              --------------------
     Winter 1990                185                        198
     Winter 1991                192                        198
     Winter 1992                200                        198

     Summer 1991                161                        165
     Summer 1992                161                        165
     Summer 1993                168                        165
     Summer 1994                167                        165


Capacity and Heat Rate Degradation

Figure VI-1 indicates General Electric's anticipated combustion turbine capacity and heat rate degradation as a function of factored hours. At
48,000 factored hours, a major combustion turbine overhaul is performed and capacity returns to near-new condition (typically within 0.5 percent of as-new condition). This cycle then is continue throughout the life of the Project.

Figure VI-1 indicates: (1) the anticipated capacity derate will vary from zero to 5.5 percent and, (2) the anticipated heat rate derate will vary from zero to 3.0 percent between major overhauls. Burns & McDonnell has used a straight-line capacity and heat rate derate estimation of 4 percent and 3 percent, respectively, for the life of the Project. In any given year, this estimation of capacity and heat rate derate will be higher or lower than actual equipment performance depending upon the number of total factored hours since the last major overhaul.



                              FIGURE VI-1
                         HEAVY-DUTY GAS TURBINE
                            DEGRADATION AS A
                            FUNCTION OF TOTAL
                            FACTORED HOURS

                             LINE CHART




Since the Project currently has about 8,000 factored hours, Project performance during 1995 was deemed as representative of the estimated straight-line derate performance throughout the life of the Project (refer to Figure VI-1). Actual Project performance in 1995 was therefore used as the basis for projecting Project capacity and heat rate throughout the life of the Project.

Based upon actual performance in 1995, it was assumed the Project would, on average, continue to achieve those capacity levels included in the PPA. A more detailed discussion of heat rate is included below.

DISPATCH

Panda amended the Power Purchase Agreement with VEPCO in 1993 to effect the results of an energy price redetermination. The amended PPA closely matches energy payments with energy production costs. This increased the Project dispatch hours and allowed Panda the opportunity to increase on-line exercise of equipment more often. Refer dispatch analysis discussion in Part IV.

The Project realized a sharp increase in dispatch hours in 1995. VEPCO furnished the Project with natural gas from their Chesterfield 7 gas turbine unit. Under stipulations in the PPA, Panda was required to use this fuel displaced from the Chesterfield unit experiencing an extended forced outage. This caused an unexpected increase in dispatch hours during 1995. The total dispatch hours in 1995 were 2,224 compared to 760 in 1994.

Due to emission permit requirements, annual dispatch hours are of concern. If the fired hours exceed 2,000 hours for the Frame 7 or the total combined hours of the combustion turbines exceed 4,000 hours, an SCR or alternate pollution control system needs to be installed to reduce NOx emissions levels.
According to forecast predictions, which we have reviewed for adequacy of the reserve provided, this NOx reduction equipment installation will take place in 2003.

AVAILABILITY

Availability during 1994 was hampered largely due to transformer and freeze protection problems. Since Panda addressed these issues, the availability of the Project in 1995 has increased to 90.65 percent from 88.36 percent.

HEAT RATE

As noted earlier, the contract heat rate determined by the PPA is 8,900 Btu/kWh (HHV). Recent operating data shows the Project has demonstrated a full continuous load plant heat rate of 8,678 Btu/kWh (HHV) during the spring of 1995. This demonstrates the plant's ability of achieving the PPA heat rate when the plant is operated at continuous full load and providing steam to the thermal host. This heat rate includes fuel that was used to cogenerate thermal energy for the steam host. In order to fairly compare the Project's heat rate to the contract heat rate, credit must be given for the portion of fuel used for process steam generation. Following is a summary of the Project's 1995 heat rate review. Specific days selected were days when no unusual operations events occurred and the plant was either running continuously or had a normal start-up/shut-down transition.

The dates selected were:

      - May 18 - The plant was operating for the entire 24 hour period at full load with only a short period of minimum load on all units. The plant was not on AGC.

      - July 5-6 - These days represent normal morning dispatch, start-up, continuous operation and shut-down with both CT's for short operational periods. This data represents a period of operation without the thermal host. The plant operated as it would in a "merchant plant" mode. The low pressure section of the steam turbine was not designed to handle full throttle flow steam rate. Therefore, large quantities of steam were being dumped to the condenser during this period.

       - October 17 - This day represents the plant under an ORG "PURPA" run. As was mentioned earlier, Panda was forced to run for several days in October to meet PURPA requirements. The plant operated the Frame 6 at part load while sending steam and chilled water to Bibb. Table VI-2 summarizes the results of the heat rate review.

                                 TABLE V1-2
                       RESULTS OF HEAT RATE REVIEW

                              Overall Project HR      Electrical Portion of HR
                                 (Btu/kWh)                     (Btu/kWh)
                             --------------------    --------------------------
      PPA Contract                   --                          8,900
      May 18                        8,678                        8,238
      1995 Year End Results         9,652                        9,095
      July 5-6                      9,160                        9,160
      October 17                   11,899                        9,640




The plant heat rate increases when the Facility is not able to provide steam to Bibb. This is evidenced by the July 5th and 6th records in which Bibb was down for an outage. The plant operated at a heat rate of approximately 9,160 Btu/kWh (HHV). Since Bibb did not take steam, no credit can be given to this heat rate figure. The design of the steam turbine does not allow more steam through the low pressure section when the steam is not exported to process. Therefore steam must be wasted directly to the condenser instead of using the energy in the turbine or process.

The 1995 year end adjusted heat rate was higher than the contract heat rate due to several circumstances that occurred in 1995. They include:

      - The plant operated at full load in early July while Bibb was shut down. It was during this time when the Project lost good PURPA standing for the year, causing the ORG run in October.

      - 1995 was the first year for AGC. This system automatically ramps the Project load from 80 percent to 100 percent based on economic dispatch factors. The AGC system had several first year "bugs" which contributed to lower dispatch power levels.

      - The PURPA run in October was performed operating only the Frame 6 at part load.

As can be seen in Table VI-2, the Project has demonstrated excellent heat rate for as-designed conditions of full load, cogeneration mode. Presently, two factors prevent the Project from demonstrating this excellent heat rate potential: (1) the reliability of the thermal host, and (2) the dispatch pattern of VEPCO. With the normalization of these events, Burns & McDonnell feels that the contract heat rate of 8900 Btu/kWh can be consistently obtained.

For planning purposes during the PPA term, Burns & McDonnell believes estimating the Project's fuel costs on the contract heat rate of 8900 Btu/kWh is achievable, but aggressive given the recent operating history of the Project. Burns & McDonnell has estimated a more conservative net electrical heat rate of 8900 Btu/kWh with a corresponding overall heat rate of 9100 Btu/kWh excluding a thermal production credit. Burns & McDonnell believes the Project can achieve these heat rate performance levels if no ORG runs are required in the future. If the Frame 7 unit dispatch can be increased and the operating hours per start increased while mitigating the substantial AGC fluctuations, Burns & McDonnell believes the Project can outperform the heat rate estimates indicated.

Following the PPA term, Panda can pursue two capital improvement alternatives to reduce the waste of steam that would otherwise be exported to Bibb and impact the Project's heat rate. First, the steam turbine could be modified to accept more steam in the LP section. A change in the LP design will decrease the heat rate to a point under the contract heat rate when operating without a steam host.

The second alternative consists of constructing a separate condensing system for the steam extraction which would relieve a back pressure problem with the steam turbine when more steam is sent through the LP section. This change would reduce the heat rate penalty of operating the Project without a steam host. A capital cost estimate has not been developed for either of these alternatives.

ANNUAL OPERATION AND MAINTENANCE COSTS

Annual fixed and variable operation and maintenance (O&M) costs are characterized as follows:

     -    The 19 member operational staff is the primary component of fixed
          O&M cost.

     - The variable O&M costs consist primarily of water usage and discharge chemicals, equipment repairs and maintenance, consumable equipment parts, and other expenses bought through purchase orders and open Purchase orders.

Since an increase in staff size is unlikely, we do not anticipate a substantial increase in fixed O&M costs other than those increases due to the inflation rate. The maintenance budget should escalate at a slightly higher rate than inflation due to the increasing age of the facility. As the plant ages, an increasing amount of small consumables will be needed to repair and replace worn-out components.

As is the case with any power facility, unexpected repairs are needed. Panda has experienced these "extraordinary" events during the past few years with the HRSG tube leaks and transformer bushing failures. These past "extraordinary" events have been identified and an estimated dollar amount has been assumed. This amount, it is assumed, would escalate with inflation.

Panda's actual expenditures have historically tracked budgeted expenditures very closely. The 1996 budget was very similar to actual 1995 expenditures on a total cost basis.

MAJOR MAINTENANCE PROGRAMS AND COSTS

The maintenance staff at Panda is doing an excellent job of maintaining the major pieces of rotating equipment. In many cases, the inspections are being done at more frequent intervals than are required by the manufacturers, but in all cases the minimum manufacturers maintenance schedules are followed. Panda plans to continue the same inspection interval policies as evidenced by their ten year maintenance plan. The ten year plan charts the planned maintenance on all the major equipment until 2005.

The Project maintains a Major Maintenance Overhaul Reserve to fund equipment overhaul costs. As indicated in Table V-1 presented previously in the report, Panda plans for combustion inspections of the combustion turbines at a 8,000 factored hours interval, hot gas path inspections at a 24,000 factored hours interval, and major overhauls for the Frame 6 unit at 48,000 factored hours and 40,000 factored hours for the Frame 7 unit. Panda also schedules periodic limited and major overhauls of the steam turbine. As noted previously, Panda plans to meet or exceed the manufacturer's recommended maintenance overhauls for the major equipment. Burns & McDonnell has reviewed the current ten year maintenance plan as well as a long-term forecast of overhaul schedules and costs. Burns & McDonnell has concluded that Panda has appropriately planned for maintenance overhauls and the costs of the overhauls can be met with a hourly dispatch overhaul allowance of $260 per fired hour. This is slightly higher than the current overhaul allowance of $220 per hour.

EQUIPMENT REPLACEMENT PROVISIONS

Since maintenance and repairs on the No. 2 chiller have been unable to restore its capacity to the original design, plans are being made for its replacement.

Auxiliary boilers typically have a life of 25-30 years. The auxiliary boiler at the Project is operated a large number of hours but typically operates at less than full load. The boilers also operate on gas fuel which is easier on the equipment than heavier fuel oils. The boilers should last 30 years, assuming similar modes of operation and proper water chemistry practices are followed.

Assuming the recommended maintenance activities are performed as scheduled, the combustion turbines and steam turbines are likely to last the entire
40 year economic life of the Project. Hence, no provisions need to be made for their replacement.

OVERALL ECONOMIC LIFE

The financial projections included in this report assume the Project will remain in operation well beyond the term of the PPA. Burns & McDonnell has evaluated the Project and combined cycle/combustion turbine technology as a whole and concluded this is a reasonable assumption in the event the Project is continuously upgraded and maintained throughout the operating life of the Project.

Additional repairs and maintenance allowances have been included in the Project financial projections to account for future upgrades and maintenance that may be required to extend the economic life of the Project beyond the expiration date of the Power Purchase Agreement. Burns & McDonnell has concluded these allowances are reasonable. The repairs and maintenance allowances included in the financial projections include the following:

     - General Maintenance and Repairs - This allowance in the annual Project budget accounts for normal maintenance activities required to keep the Project functioning on a dayto-day basis. Normal parts replacement and repairs to equipment is included in this allowance. The allowance was prepared using historic data escalated at an accelerated rate of eight percent annually to account for the fact that as the plant ages, additional repairs and maintenance will be required. The compounding effect of this accelerated escalation rate is intended to address the potential need in the future to perform any upgrades or maintenance activities that may be required to extend the economic life of the Project.

     - Planned Plant Maintenance Projects - These costs represent regularly-scheduled maintenance activities on the major pieces of equipment including both combustion turbines and the steam turbine. The overhaul allowance to fund these planned maintenance costs has been calculated using the projected Project dispatch hours to estimate the frequency of regularly-scheduled maintenance activities based upon the manufacturers' recommendations. Key examples of maintenance activities included in this allowance are combustion turbine hot gas path inspections and major overhauls for the combustion turbines and steam turbine.

     - Additional Maintenance Allowance - This allowance has been included to account for unplanned, medium-to large-scaled maintenance activities that are required due to unforeseeable events. Typically, during the first five-year "shake-out" period of a project, a fairly high number of these maintenance activities are required. After the shakeout period, far fewer unplanned maintenance activities are required until the equipment becomes old enough that components begin to show substantial signs of wear (after about twenty years). This allowance was calculated using historic costs during the first five years escalated at the rate of inflation.

To assess the economic life of the Project, Burns & McDonnell has evaluated each of the major components of the Project as described below.

Steam Turbine Rankine Cycle

Based upon past operating experience within the electric power generation industry, it is Burns & McDonnell's professional opinion that if the Project continues to be appropriately maintained, the steam turbine and balance of plant equipment should have an operating life well beyond the term of the PPA. We base this conclusion primarily upon past experience with similar steam turbine cycles that have received proper maintenance.

Combustion Turbines Brayton Cycle

Combustion turbine technology has been commercially available for power generation for about thirty years. As a result, we are unable to refer to a significant number of combustion turbines that, with good maintenance practices, have historically operated for forty years or more. The combustion turbines should therefore be of primary concern in assessing the remaining life of the Project.

Panda plans to continue to maintain the Project in accordance with recommendations by the major equipment manufacturers. The combustion turbine manufacturer, General Electric, has developed their recommended maintenance procedures based upon the operating experience of the entire General Electric combustion turbine fleet. Based upon past experience with this fleet, General Electric recommends periodic inspection and, as required, replacement of combustion turbine components. Generally speaking, the components covered by these recommended maintenance activities include those components that are in direct contact with the gas path. This includes all blades for the compressor and power turbine, combustion nozzles, combustor liners, transition pieces and related parts.

The philosophy behind these periodic inspections is to identify and repair or replace damaged components before they have the chance to break-off and potentially cause additional downstream damage to other internal components. However, due to the relatively recent commercialization of combustion turbine technology, it is not possible to use historic information to determine if these and other components will eventually need to be replaced due to long-term metal fatigue.

Regardless, combustion turbines are fabricated using numerous components, each of which can be epaired or replaced. Some components are more difficult and expensive than others to replace. For example, the "wheels" which are bolted together to form the rotor shaft, are designed to remain in service for the life of the equipment. While we know of very few cases where it has been necessary to actually replace the wheels of a combustion turbine, it can be done if required over time due to metal fatigue.

But even a worst-case scenario resulting in the need in the future to replace certain components originally designed for the life or the equipment would not result in the combustion turbine reaching the end of it's operating life. Notwithstanding a catastrophic failure requiring replacement of the casing, each combustion turbine component, including the rotor shaft, is replaceable.



                              PART VII
                   FINANCIAL ASSESSMENT OF PROJECT


POWER PURCHASE AGREEMENT

Panda's existing Power Purchase Agreement (PPA) with VEPCO has a remaining term of 20 years, until December 27, 2015. The PPA can be extended for additional periods if both parties agree. The existing PPA provides for fixed capacity payments subject to capacity and availability requirements, and energy payments based on fuel prices, variable operation and maintenance expenses, and the Project's dispatch. VEPCO retains the right to dispatch the Project based on relative economic dispatch criteria, subject to specified operating limitations.

FACTORS AFFECTING PROJECT

The primary factors influencing the value of the Project include the following and are discussed below:

      -    Effective Operating Service Life of the Project

      -    Expected Rates for Capacity and Energy

      -    Expected Dispatch of the Project

      -    Expected Operating Performance of the Project

      -    Expected Fuel Costs

Effective Operating Service Life of the Project

Burns & McDonnell has concluded the Project will ave an expected operating service life well beyond the term of the PPA if properly operated and maintained, consistent with current practices.

Expected Rates for Capacity and Energy

The Project's capacity payments are fixed by the existing PPA and are only adjusted if the Project's demonstrated capacity changes. The contract capacity payments for the remainder of the PPA term are presented in Table VII-1 and illustrated graphically in Figure VII-1.

Energy charges under the existing PPA are based on the delivered cost of fuel and the Project's variable operation and maintenance expenses. The forecasted value of energy sales under the current PPA as estimated by ICF are presented in Table VII-2 and illustrated graphically in Figure VII-2. The forecasted value of energy sales under the current PPA are based on a fuel cost forecast prepared by ICF.


                              TABLE VII-1

                       CONTRACTUAL CAPACITY CHARGES
                    Panda-Rosemary Cogeneration Project



                       Year           Capacity Charge
                     -------         -----------------
                                     ($/kW-month)

                     1996 [1]            12.49
                     1997                11.65
                     1998                11.65
                     2000                10.82
                     2001                10.82
                     2002                10.82
                     2003                10.82
                     2004                10.82
                     2005                10.82
                     2006                 8.32
                     2007                 8.32
                     2008                 8.32
                     2009                 8.32
                     2010                 8.32
                     2011                 8.32
                     2012                 8.32
                     2013                 8.32
                     2014                 8.32
                     2015                 8.32

               [1] Capacity payments through 2015 are contractually established by the PPA.



                             FIGURE VII-1

                      CONTRACTUAL CAPACITY CHARGES
                   Panda-Rosemary Cogeneration Project

                               LINE CHART


                             TABLE VII-2

                  SUMMER AND WINTER GAS ENERGY CHARGES
                  Panda-Rosemary Cogeneration Project

                                  Summer                  Winter
                  Year          Energy Charge        Energy Charge
                 -------       --------------       --------------
                                  ($/kWh)                ($/kWh)

                 1996 [1]          0.0231                 0.0288
                 1997              0.0233                 0.0293
                 1998              0.0237                 0.0297
                 1999              0.0240                 0.0300
                 2000              0.0245                 0.0304
                 2001              0.0254                 0.0317
                 2002              0.0264                 0.0331
                 2003              0.0276                 0.0345
                 2004              0.0288                 0.0359
                 2005              0.0300                 0.0373
                 2006              0.0320                 0.0397
                 2007              0.0340                 0.0421
                 2008              0.0362                 0.0446
                 2009              0.0386                 0.0475
                 2010              0.0411                 0.0504
                 2011              0.0433                 0.0530
                 2012              0.0455                 0.0558
                 2013              0.0479                 0.0588
                 2014              0.0505                 0.0616
                 2015              0.0532                 0.0647

      [1] Summer and Winter gas energy charges under the PPA term based cost of delivered fuel and variable operation and maintenance expenditures. Delivered fuel cost forecast prepared by ICF.




                          FIGURE VII-2
                        SUMMER & WINTER
                       GAS ENERGY CHARGES
                Panda-Rosemary Cogeneration Project

                           LINE CHART


Expected Dispatch of the Project

VEPCO controls the dispatch of the Project under the terms of the existing PPA. urrently, VEPCO uses the Project to meet peak and intermediate capacity and energy requirements based on economic dispatch of its generation and power supply resources. The expected dispatch for the remainder of the PPA term are presented in Table VII-3 and illustrated graphically in Figure
VII-3 as estimated by ICF.

Zero Dispatch Case

To illustrate the ability to repay debt service under the most extreme dispatch case, a Project pro forma analysis has been prepared under a zero dispatch scenario, meaning it has been assumed that the Project is mothballed with no dispatch over the remaining life of the PPA. Although extremely unlikely, based on recent dispatch history and also based on the ICF forecast of dispatch for the Project, the ability to pay debt service under this zero dispatch case is illustrated in this scenario and demonstrates strong coverages of debt service over the remainder of the PPA.

Certain operating assumptions consistent with mothballing the Project under this zero dispatch case have been made including: release of turbine overhaul reserves, release of gas transmission capacity and reduction in staff associated with reduced operations of the Project. There is no reason to believe the zero dispatch case is likely to materialize for the Project, especially in light of the Project's recent performance, forecasted demand growth in VEPCO system requirements, and the Project's competitive heat rate. The pro forma analysis associated with this case was prepared as an illustration of the Project's ability to repay Project debt in the most unlikely dispatch case.

Expected Operating Performance

The expected operating performance of the Project under the long-term dispatch forecast presented in Table VII-3 is dependent upon the following factors discussed below:

       -    Project Capacity

       -    Project Heat Rate

       -    Project Fixed Operating Costs

       -    Project Variable Operation and Maintenance Costs

       -    Project Overhaul Requirements

       -    Project Steam/Chilled Water Sales and Costs



                           TABLE VII-3

                       DISPATCH ASSUMPTIONS [1]
                   Panda-Rosemary Cogeneration Project


         Summer    Winter Gas  Winter Oil    VEPCO Gas      Total
        Dispatch   Dispatch    Dispatch      Dispatch       Dispatch
Year     Hours      Hours        Hours       Hours [2]      Hours       Percent
----   ---------  ----------   ----------   -----------   -----------  ---------
                                                                            %

 1996[3]    674           3          0           400          1077       12.29%
 1997       625         119          0           400          1144       13.06%
 1998       918         219          0           500          1637       18.69%
 1999      1201         210          0           500          2030       23.17%
 2000      1463         248         15           500          2326       26.55%
 2001      1715         276         30           500          2621       29.92%
 2002      1887         480         48           500          2915       33.28%
 2003      2077         601         76           500          3354       38.29%
 2004      2285         742        122           600          3749       42.80%
 2005      2513         908        195           600          4216       48.13%
 2006      2418         763        185           600          3966       45.27%
 2007      2327         642        175           600          3744       42.74%
 2008      2239         539        166           600          3544       40.46%
 2009      2155         452        157           600          3364       38.40%
 2010      2073         379        149           600          3201       36.54%
 2011      2000         429        147           600          3176       36.26%
 2012      1929         485        144           600          3158       36.05%
 2013      1861         548        142           600          3151       35.97%
 2014      1794         619        140           600          3153       35.99%
 2015      1729         698        138           600          3165       36.13%

 [1]  Equivalent full load dispatch hours.
 [2]  VEPCO gas dispatch assumptions provided by Panda.
 [3]  Forecast of equivalent full dispatch hours prepared by ICF.



                             FIGURE VII-3

                         DISPATCH ASSUMPTIONS
                  Panda-Rosemary Cogeneration Project

                               BAR CHART



Project Capacity: The Project's demonstrated capacity directly impacts the capacity charge revenues contracted in the PPA. The current capacity charges under the existing PPA are based on a net summer capacity of 165 MW and a net winter capacity of 198 MW. The Project may be tested twice per year at VEPCO's discretion to demonstrate its dependable capacity. The capacity charges will be adjusted through liquidated damage payments if the Project fails to demonstrate a net capacity output within 10 percent of the 150 MW summer and 180 MW winter capacity levels initially contracted with VEPCO in the PPA. Demonstrated capacity output between the minimum capacity requirements and a maximum capacity output level equal to 110 percent of the initial contract levels determine the capacity payments made by VEPCO during the corresponding summer or winter period. If the demonstrated capacity of the Project exceeds the maximum capacity levels of 165 MW in the summer and 198 MW in the winter, which represent 110 percent of the initial levels, VEPCO is not required to pay additional capacity charges. The Project has demonstrated summer and winter capacity output in excess of the 110 percent limits for the last three years consecutively.

As the Project ages during the term of the PPA, the expected capacity output will degrade in the periods between major overhauls of the combustion turbines and steam turbine. Major overhauls of this equipment can restore the expected capacity output to near-original levels. The Project's historical capacity tests and capacity degradation issues were discussed in Part VI of the Report. As noted, the Project has demonstrated summer and winter capacity output in excess of the 110 percent limits for the last three years consecutively. During this time period, the Project has not yet undergone amajor overhaul of the combustion turbines and steam turbine. The first major overhaul of the combustion turbines is scheduled for 2002. Therefore, Burns & McDonnell concludes it is reasonable to expect that the Project can maintain the demonstrated capacity levels at the 110 percent maximum capacity limits of the PPA throughout the remainder of the PPA term with adequately scheduled and completed major overhauls.

Project Heat Rate: The Project's heat rate performance directly impacts the annual fuel costs incurred in meeting the dispatch requirements of VEPCO. During the term of the PPA, the Project's energy payments are based on a contract average annual heat rate of 8900 Btu/kWh, irrespective of actual heat rate performance. If the Project exceeds the contracted heat rate performance, the additional fuel costs are absorbed by Panda. Conversely, improved heat rate performance directly increases Panda's margin on energy charges.

The Project's actual heat rate performance was reviewed in Part VI of the Report. Historically, the Project has not been able to achieve the average annual heat rate performance of 8900 Btu/kWh, but can achieve this target under steady-state, full load operating conditions. The specific issues related to the Project's heat rate performance and heat rate degradation were reviewed in Part VI of the Report.

As the Project ages during the term of the PPA, the expected heat rate performance will also degrade in the periods between major overhauls of the combustion turbines and steam turbine. Major overhauls of this equipment can restore the expected heat rate performance to near original levels. The Project has not yet undergone a major overhaul of the combustion turbines and steam turbine. The first major overhaul of the combustion turbines is scheduled for 2002. Burns & McDonnell has estimated the Project can maintain an average annual electrical heat rate performance of 9100 Btu/kWh throughout the remainder of the PPA term with adequately scheduled and completed major overhauls.

Project Fixed Operating Costs: The Project's fixed operating costs are generally incurred independent of the dispatch of the Project. The major cost items include fixed fuel transportation and management services, costs for the Project's third-party operation and maintenance contract currently provided by University Technical Services, annual recurring maintenance and repair costs, property taxes, insurance, administration and office costs, and Panda's management fee. Panda provided the actual fixed operating costs in 1995, the 1996 budget, and a forecast of fixed operating costs for the remainder of the PPA term. Burns & McDonnell reviewed the actual and projected fixed operating costs for reasonableness and concluded the expense projections appear adequate to account for these cost items.

The fixed operating cost forecast reflects an annual 3.0 percent escalation for most cost components. The exceptions include property taxes, Project maintenance costs, the Panda management fee, and firm gas transportation costs. The property tax cost estimate is decreased 3.0 percent annually to reflect a declining asset value. The general maintenance and repair cost component of Project maintenance costs is escalated at an 8.0 percent annual rate to provide a conservative allowance that the increased age of the Project will require additional maintenance and repair expenditures over time. The additional maintenance allowance component of Project maintenance costs is held constant throughout the planning period. In addition, Panda will subordinate the management fee of $480,000 annually to all other Project operating, debt, and capital costs. Therefore, the Panda management fee has been removed from the Project fixed operating cost forecast.

The Project's firm gas transportation costs are based on 3075 MMBtu/d firm capacity of which 1200 MMBtu/d is currently utilized on an average annual basis. Historically, Panda's firm transportation agreement with Transco did not permit capacity releases. By August 1996, Panda expects to convert its existing FTNT transportation agreement to a new FT agreement that would permit Panda to release pipeline transportation capacity when not required by the Project. In addition, Panda expects to bundle excess pipeline capacity with gas purchases and sell this bundled product to recapture firm gas transportation costs. The benefits of capacity release and bundled capacity and gas sales are estimated to result in a 50.0% return of firm gas transportation costs for 1800 MMBtu/d of Panda's contracted capacity of 3075 MMBtu/d. This reduction in firm gas transportation costs as estimated by Panda has been reflected in the economic analysis by Burns & McDonnell beginning in August 1996.

Project Variable Operation and Maintenance Expenses: The Project's variable operation and maintenance (O&M) expenses vary directly with the dispatch of the project and consist of electricity usage when the Project is not dispatched, water and chemical costs, and water discharge costs. Panda provided the actual variable O&M expenses in 1995 and a forecast of variable O&M expenses for the remainder of the PPA term. Burns & McDonnell reviewed the actual and projected variable O&M expenses for reasonableness and concluded the expense projections appear adequate to account for these cost items. The variable O&M expense forecast is based on the projected dispatch of the Project and also reflects an annual 3.0 percent escalation of costs.

Project Overhaul Requirements: Currently, Panda provides for an overhaul allowance of $220 for each fired hour of the Project. As noted in Part VI, Burns & McDonnell believes the Panda maintenance staff is doing an excellent job of maintaining the major equipment. Inspections have been done and are planned to be done at more frequent intervals than required by the manufacturers. Burns & McDonnell has reviewed the 10 year maintenance plan and the long-term scheduling of the major overhauls for the combustion turbines. Burns & McDonnell concludes that the maintenance plan and overhaul schedule are prudent, and that the budgeted costs are reasonable. Burns & McDonnell recommends that the overhaul allowance be slightly increased to $260 per fired hour to cover all overhaul costs in the future.

Project Steam/Chilled Water Sales and Costs: Currently, Panda provides both steam and chilled water to its thermal host, the Bibb Company, to maintain QF status under PURPA. However, due to the Project's low dispatch requirements, the thermal loads for the Bibb Company are mainly met from the operation of auxiliary boilers. The current steam and chilled water pricing in the Cogeneration Energy Supply Agreement provides the Bibb Company with a significant discount on the production costs of the thermal energy. Panda currently absorbs an annual operating loss on the sale of steam and chilled water to the Bibb Company. The pro forma assumes this will continue throughout the life of the Project.

Expected Fuel Costs

As noted, energy charges under the existing PPA are based on the delivered cost of fuel and the Project's variable operation and maintenance expenses. A long-term fuel cost forecast was prepared for Panda by ICF. The forecast of seasonal delivered fuel costs under the current PPA as estimated by ICF are presented in Table VII-4 and illustrated graphically in Figure VII-4. The forecasted fuel costs under the current PPA term were directly used to determine the resulting energy charges presented in Table VII-2.


                            TABLE VII-4

                         FUEL COST ASSUMPTIONS
                  Panda-Rosemary Cogeneration Project


                           Summer          Winter           Winter
           Year           Gas Cost        Gas Cost         Oil Cost
          ------         ----------      ----------       ----------
                          ($/MMBtu)       ($/MMBtu)       ($/MMBtu)

          1996 [1]          $2.26          $2.92           $3.82
          1997              $2.28          $2.97           $3.96
          1998              $2.31          $3.00           $4.10
          1999              $2.34          $3.03           $4.25
          2000              $2.38          $3.07           $4.40
          2001              $2.47          $3.20           $4.43
          2002              $2.57          $3.35           $4.46
          2003              $2.69          $3.48           $4.48
          2004              $2.81          $3.63           $4.51
          2005              $2.94          $3.78           $4.54
          2006              $3.14          $4.03           $4.59
          2007              $3.35          $4.29           $4.64
          2008              $3.57          $4.55           $4.70
          2009              $3.82          $4.85           $4.76
          2010              $4.08          $5.16           $4.82
          2011              $4.31          $5.44           $4.87
          2012              $4.54          $5.74           $4.93
          2013              $4.78          $6.06           $5.00
          2014              $5.05          $6.35           $5.06
          2015              $5.33          $6.68           $5.12

      [1]  Fuel cost forecast prepared by ICF.




                             FIGURE VII-4

                         FUEL COST ASSUMPTIONS
                   Panda-Rosemary Cogeneration Project

                              LINE CHART



CONCLUSION

Table VII-5 presents a summary of the forecasted revenues and expenditures, and debt coverage ratios of the Project. The summary information was taken from a detailed economic model which is included in Exhibit A of this Report. Table VII-6 presents a summary of the forecasted revenues and expenditures, and debt coverage ratios of the Project with the zero dispatch scenario. The summary information was taken from a detailed economic model which is included in Exhibit B of this Report.

Table VII-5 indicates the Project is expected to maintain strong debt coverage ratios throughout the twenty-year debt repayment period under the dispatch forecast presented in Table VII-4. Table VII-6 further indicates that the Project can also maintain adequate debt coverage ratios under an extreme zero dispatch scenario. This is due to the Project's fixed capacity revenues which will provide adequate revenues for the Project irrespective of dispatch operations.

STATEMENT OF LIMITING CONDITIONS

The conclusion stated above is subject to the following limiting conditions:

       - In preparation of this Report, Burns & McDonnell has relied on operating and financial information provided by Panda and its consultants. While we have no reason to believe that the information provided to Burns & McDonnell by Panda and its consultants, and upon which we have relied, is inaccurate in any material respect, Burns & McDonnell has not independently verified such information and cannot guarantee its accuracy or completeness.

       - This Report is prepared on the assumption that all contracts and agreements, specifically the Power Purchase Agreement, the Cogeneration Energy Supply Agreement, the Gas Supply Agreement, the Fuel Supply Management Agreement, and the Gas Transportation Agreements, as well as all statutes, regulations, rules and permits under which the Project is currently operating will be fully enforceable in accordance with all provisions and conditions throughout the duration of their term. Burns & McDonnell makes no representations or warranties and provides no opinion concerning the enforceability or legal interpretation of such contractual, regulatory, or legal requirements.

In addition, in preparation of this Report and the opinions expressed herein, Burns & McDonnell has made certain assumptions with respect to conditions which may exist in the future. While we believe the assumptions made are reasonable for the purposes of this Report, Burns & McDonnell makes no representation that the conditions assumed will, in fact, occur. To the extent future conditions differ from those assumed herein or from estimates and information provided by Panda and its consultants, the actual results will vary from those projected.


                              TABLE VII-5

                SUMMARY OF PROJECT DEBT COVERAGE RATIOS
                    Panda-Rosemary Cogeneration Project


                                          Pre-Tax       Total Debt      Debt
                  Total      Total        Operating      Service      Coverage
    Year        Revenues    Expenses      Cashflow         Cost         Ratio
   ------       ----------  ----------   -------------   ----------   ---------
7/96-12/96 [1]  $15,633,000  $ 4,731,000   $10,902,000     $ 7,928,000     1.38
   1997         $30,151,000  $ 9,976,000   $20,175,000     $14,694,000     1.37
   1998         $32,288,000  $11,567,000   $20,721,000     $14,627,000     1.42
   1999         $32,670,000  $13,190,000   $19,480,000     $13,314,000     1.46
   2000         $34,377,000  $14,542,000   $19,835,000     $13,242,000     1.50
   2001         $36,189,000  $16,127,000   $20,062,000     $13,164,000     1.52
   2002         $38,456,000  $18,009,000   $20,447,000     $13,058,000     1.57
   2003         $41,244,000  $20,268,000   $20,976,000     $12,943,000     1.62
   2004         $44,549,000  $23,032,000   $21,517,000     $12,825,000     1.68
   2005         $48,512,000  $26,433,000   $22,079,000     $12,669,000     1.74
   2006         $42,050,000  $26,334,000   $15,716,000     $ 8,710,000     1.80
   2007         $41,179,000  $26,320,000   $14,859,000     $ 8,534,000     1.74
   2008         $41,128,000  $26,356,000   $14,772,000     $ 8,352,000     1.77
   2009         $40,751,000  $26,524,000   $14,227,000     $ 8,154,000     1.74
   2010         $40,429,000  $26,746,000   $13,683,000     $ 7,946,000     1.72
   2011         $41,487,000  $27,927,000   $13,560,000     $ 7,772,000     1.74
   2012         $42,623,000  $29,252,000   $13,371,000     $ 7,565,000     1.77
   2013         $43,969,000  $30,732,000   $13,237,000     $ 7,328,000     1.81
   2014         $45,459,000  $32,403,000   $13,056,000     $ 7,042,000     1.85
   2015         $47,137,000  $34,288,000   $12,849,000     $ 6,356,000     2.02

  Average coverage over the term of the Bonds is 1.66:1.

  [1] Reflects one-half year of operations following the planned debt refinancing in July 1996.


                           TABLE VII-6

                 SUMMARY OF PROJECT DEBT COVERAGE RATIOS
                         ZERO DISPATCH OPTION
                  Panda-Rosemary Cogeneration Project


                                           Pre-Tax        Total          Debt
                  Total       Total       Operating    Debt Service    Coverage
  Year          Revenues     Expenses     Cashflow       Costs           Ratio
-------       ----------    ----------    ----------  -------------    --------

7/96-12/96 [1]  $14,088,500   $2,748,500   $11,340,000   $ 7,928,000      1.43
  1997          $26,343,000   $5,497,000   $20,846,000   $14,694,000      1.42
  1998          $26,326,000   $5,553,000   $20,773,000   $14,627,000      1.42
  1999          $24,494,000   $5,598,000   $18,896,000   $13,314,000      1.42
  2000          $24,493,000   $5,689,000   $18,804,000   $13,242,000      1.42
  2001          $24,512,000   $5,799,000   $18,713,000   $13,164,000      1.42
  2002          $24,509,000   $5,928,000   $18,581,000   $13,058,000      1.42
  2003          $24,507,000   $6,064,000   $18,443,000   $12,943,000      1.42
  2004          $24,504,000   $6,205,000   $18,299,000   $12,825,000      1.43
  2005          $24,451,000   $6,355,000   $18,096,000   $12,669,000      1.43
  2006          $18,973,000   $6,572,000   $12,401,000   $ 8,710,000      1.42
  2007          $18,969,000   $6,806,000   $12,163,000   $ 8,534,000      1.74
  2008          $18,964,000   $7,045,000   $11,919,000   $ 8,352,000      1.43
  2009          $18,959,000   $7,308,000   $11,651,000   $ 8,154,000      1.43
  2010          $18,955,000   $7,585,000   $11,370,000   $ 7,946,000      1.43
  2011          $18,970,000   $7,830,000   $11,140,000   $ 7,772,000      1.43
  2012          $18,965,000   $8,108,000   $10,861,000   $ 7,565,000      1.43
  2013          $18,959,000   $8,375,000   $10,584,000   $ 7,328,000      1.44
  2014          $18,943,000   $8,673,000   $10,270,000   $ 7,042,000      1.44
  2015          $18,853,000   $8,983,000   $ 9,870,000   $ 6,356,000      1.55

  [1] Reflects one-half year of operations following the planned debt refinancing in July 1996.



                                PART VIII
                               CONCLUSIONS

This report summarizes Burns & McDonnell's efforts to assess the condition, operating history, and pro forma operating projections of the 180-MW Panda-Rosemary cogeneration project operating in Roanoke Rapids, North Carolina. These efforts have been performed on behalf of potential Project investors.

PROJECT CONDITION

Overall, the Project is in very good condition. The Project has a competent, conscientious operation and maintenance staff that has developed a long-term Project maintenance program that is consistent with manufacturer's recommendations and generally-accepted practices within the electric power generation industry. Burns & McDonnell knows of no significant technical problems with the Project that should be of concern to potential investors. Burns & McDonnell concludes that the Project would have an expected operating service life well beyond the term of the PPA if properly operated and maintained, consistent with current practices.

                                   Respectfully submitted,




                                   /s/ BURNS & MCDONNELL
                                   -----------------------------------

                                                                   Exhibit A
                                                           Project Pro Forma


Burns & McDonnell
94-433-4-001        PANDA

Panda Energy Corporation
Alternative: Case with ICF Dispatch Projections
Panda-Rosemary Cogen Project Refinancing
File Name: CASEICF3.WK4
********************************************************************************
26-Jul-96     Page 1
11:43 AM

OPERATING ASSUMPTIONS

   Planning Period

   Base Year:                1996
   PPA Final Year:           2015
   PPA Remaining Term:         20 years
   Planning Period:            20 years
   Rounding Precision:         -3


                                               Capacity Assumptions
                                               --------------------
                    Summer                     Summer       Winter                      Winter
                 Demonstrated    Capacity     Contract   Demonstrated    Capacity      Contract
  Year             Capacity     Degradation   Capacity     Capacity     Degradation    Capacity
  ----             --------     -----------   --------     --------     -----------    --------
                     (MW)           (%)         (MW)         (MW)           (%)          (MW)
  1996               174.0         0.00%        165.0        198.0         0.00%         198.0                           674
  1997               174.0         0.00%        165.0        198.0         0.00%         198.0
  1998               174.0         0.00%        165.0        198.0         0.00%         198.0
  1999               174.0         0.00%        165.0        198.0         0.00%         198.0
  2000               174.0         0.00%        165.0        198.0         0.00%         198.0
  2001               174.0         0.00%        165.0        198.0         0.00%         198.0
  2002               174.0         0.00%        165.0        198.0         0.00%         198.0
  2003               174.0         0.00%        165.0        198.0         0.00%         198.0
  2004               174.0         0.00%        165.0        198.0         0.00%         198.0
  2005               174.0         0.00%        165.0        198.0         0.00%         198.0
  2006               174.0         0.00%        165.0        198.0         0.00%         198.0
  2007               174.0         0.00%        165.0        198.0         0.00%         198.0
  2008               174.0         0.00%        165.0        198.0         0.00%         198.0
  2009               174.0         0.00%        165.0        198.0         0.00%         198.0
  2010               174.0         0.00%        165.0        198.0         0.00%         198.0
  2011               174.0         0.00%        165.0        198.0         0.00%         198.0
  2012               174.0         0.00%        165.0        198.0         0.00%         198.0
  2013               174.0         0.00%        165.0        198.0         0.00%         198.0
  2014               174.0         0.00%        165.0        198.0         0.00%         198.0
  2015               174.0         0.00%        165.0        198.0         0.00%         198.0

                                                            Dispatch Assumptions
                                                            --------------------
          Summer Gas             Winter Gas                Winter Oil                 VEPCO Gas                  Total
           Dispatch     Summer    Dispatch    Winter gas    Dispatch    Winter Gas    Dispatch     VEPCO Gas    Dispatch
Year       Hours(1)     Output    Hours(1)      Output      Hours(1)      Output     Hours(1)(2)    Output      Hours(1)     Percent
----       --------     ------    --------      ------      --------      ------     -----------    ------      --------     -------
                         (MWh)                   (MWh)                     (MWh)                     (MWh)                     (%)
1996         674       111,210          3         594            0            0          400        66,000         1077       12.29%
1997         625       103,125        119      23,562            0            0          400        66,000         1144       13.06%
1998         918       151,470        219      43,362            0            0          500        82,500         1637       18.69%
1999        1210       199,650        320      63,360            0            0          500        82,500         2030       23.17%
2000        1463       241,395        348      68,904           15        2,970          500        82,500         2326       26.55%
2001        1715       282,975        376      74,448           30        5,940          500        82,500         2621       29.92%
2002        1887       311,355        480      95,040           48        9,504          500        82,500         2915       33.28%
2003        2077       342,705        601     118,998           76       15,048          600        99,000         3354       38.29%
2004        2285       377,025        742     146,916          122       24,156          600        99,000         3749       42.80%
2005        2513       414,645        908     179,784          195       38,610          600        99,000         4216       48.13%
2006        2418       398,970        763     151,074          185       36,630          600        99,000         3966       45.27%
2007        2327       383,955        642     127,116          175       34,650          600        99,000         3744       42.74%
2008        2239       369,435        539     106,722          166       32,868          600        99,000         3544       40.46%
2009        2155       355,575        452      89,496          157       31,086          600        99,000         3364       38.40%
2010        2073       342,045        379      75,042          149       29,502          600        99,000         3201       36.54%
2011        2000       330,000        429      84,942          147       29,106          600        99,000         3176       36.26%
2012        1929       318,285        485      96,030          144       28,512          600        99,000         3158       36.05%
2013        1861       307,065        548     108,504          142       28,116          600        99,000         3151       35.97%
2014        1794       296,010        619     122,562          140       27,720          600        99,000         3153       35.99%
2015        1729       285,285        698     138,204          138       27,324          600        99,000         3165       36.13%

             Electric Heat Assumptions(3)             Aux. Boiler Steam/Chilled Water Assumptions
             ----------------------------             -------------------------------------------
        Demonstrated                Contract     Steam                    C. Water                   Steam
            Heat       Heat Rate      Heat     Production     Steam      Production    C. Water       Heat
Year        Rate      Degradation     Rate       Hours      Production      Hours     Production   Requirement
----        ----      -----------     ----       -----      ----------      -----     ----------   -----------
         (Btu/kWh)        (%)       (Btu/kWh)                 (pph)                    (ton-hr)     (Btu/lb)
1996        8900         0.00%        8900        7800        50,000         4000        1010         1714
1997        8900         0.00%        8900        7800        50,000         4000        1010         1714
1998        8900         0.00%        8900        7800        50,000         4000        1010         1714
1999        8900         0.00%        8900        7800        50,000         4000        1010         1714
2000        8900         0.00%        8900        7800        50,000         4000        1010         1714
2001        8900         0.00%        8900        7800        50,000         4000        1010         1714
2002        8900         0.00%        8900        7800        50,000         4000        1010         1714
2003        8900         0.00%        8900        7800        50,000         4000        1010         1714
2004        8900         0.00%        8900        7800        50,000         4000        1010         1714
2005        8900         0.00%        8900        7800        50,000         4000        1010         1714
2006        8900         0.00%        8900        7800        50,000         4000        1010         1714
2007        8900         0.00%        8900        7800        50,000         4000        1010         1714
2008        8900         0.00%        8900        7800        50,000         4000        1010         1714
2009        8900         0.00%        8900        7800        50,000         4000        1010         1714
2010        8900         0.00%        8900        7800        50,000         4000        1010         1714
2011        8900         0.00%        8900        7800        50,000         4000        1010         1714
2012        8900         0.00%        8900        7800        50,000         4000        1010         1714
2013        8900         0.00%        8900        7800        50,000         4000        1010         1714
2014        8900         0.00%        8900        7800        50,000         4000        1010         1714
2015        8900         0.00%        8900        7800        50,000         4000        1010         1714

(1) Dispatch hour forecast represents equivalent full load dispatch hours incorporating planned and forced outage factors.

(2)  VEPCO gas dispatch forecast during PPA term provided by Panda.

(3)  Net  electrical   generation  heat  rate  including   credit  from  thermal
     production.

                             FUEL COST ASSUMPTIONS


Escalation     1996-2015       ICF Forecast

                                                    Summer Gas Cost
                                                    ---------------
            SSG        SGT         SGT         SGT         SR1       SR2       SRX      Summer   Summer   Summer
         Gulf Spot   Transco      Panda        NCG       Transco     NCNG   Swing Gas    Gas      Gas      Gas
Year       Price       IT      Pipeline IT   Mgt. Fee   Retainage Retainage Retainage   Charge   Charge    Cost    Margin   Margin
----       -----       --      -----------   --------   --------- --------- ---------   ------   ------    ----    ------   ------
         ($/MMBtu)  ($/MMBtu)   ($/MMBtu)   ($/MMBtu)      (%)       (%)       (%)    ($/MMBtu) ($/kWh) ($/MMBtu) ($/MMBtu) ($/kWh)
1996       $1.79     $0.34        $0.26       $0.04       3.79%      2.00%      3.00%    $2.59  $0.02307   $2.26    $0.33   $0.00297
1997       $1.81     $0.34        $0.27       $0.04       3.79%      2.00%      3.00%    $2.62  $0.02335   $2.28    $0.34   $0.00304
1998       $1.84     $0.35        $0.27       $0.04       3.79%      2.00%      3.00%    $2.66  $0.02372   $2.31    $0.35   $0.00312
1999       $1.85     $0.36        $0.28       $0.04       3.79%      2.00%      3.00%    $2.69  $0.02398   $2.34    $0.36   $0.00320
2000       $1.88     $0.37        $0.29       $0.04       3.79%      2.00%      3.00%    $2.75  $0.02447   $2.38    $0.37   $0.00329
2001       $1.96     $0.38        $0.30       $0.04       3.79%      2.00%      3.00%    $2.86  $0.02542   $2.47    $0.38   $0.00339
2002       $2.05     $0.38        $0.31       $0.04       3.79%      2.00%      3.00%    $2.97  $0.02642   $2.57    $0.39   $0.00351
2003       $2.15     $0.39        $0.32       $0.04       3.79%      2.00%      3.00%    $3.10  $0.02757   $2.69    $0.41   $0.00363
2004       $2.26     $0.40        $0.33       $0.04       3.79%      2.00%      3.00%    $3.23  $0.02877   $2.81    $0.42   $0.00375
2005       $2.37     $0.42        $0.34       $0.04       3.79%      2.00%      3.00%    $3.37  $0.03001   $2.94    $0.44   $0.00388
2006       $2.55     $0.43        $0.35       $0.04       3.79%      2.00%      3.00%    $3.59  $0.03198   $3.14    $0.45   $0.00404
2007       $2.75     $0.43        $0.36       $0.04       3.79%      2.00%      3.00%    $3.83  $0.03404   $3.35    $0.47   $0.00421
2008       $2.95     $0.44        $0.37       $0.04       3.79%      2.00%      3.00%    $4.07  $0.03620   $3.57    $0.49   $0.00438
2009       $3.18     $0.45        $0.38       $0.04       3.79%      2.00%      3.00%    $4.34  $0.03859   $3.82    $0.51   $0.00456
2010       $3.41     $0.47        $0.39       $0.04       3.79%      2.00%      3.00%    $4.62  $0.04110   $4.08    $0.53   $0.00475
2011       $3.61     $0.48        $0.40       $0.04       3.79%      2.00%      3.00%    $4.86  $0.04326   $4.31    $0.55   $0.00493
2012       $3.83     $0.48        $0.41       $0.04       3.79%      2.00%      3.00%    $5.11  $0.04552   $4.54    $0.58   $0.00512
2013       $4.05     $0.49        $0.43       $0.04       3.79%      2.00%      3.00%    $5.38  $0.04787   $4.78    $0.60   $0.00531
2014       $4.30     $0.51        $0.44       $0.04       3.79%      2.00%      3.00%    $5.67  $0.05048   $5.05    $0.62   $0.00552
2015       $4.55     $0.52        $0.45       $0.04       3.79%      2.00%      3.00%    $5.98  $0.05321   $5.33    $0.64   $0.00573

                                                     Winter Gas Cost
                                                     ---------------
        WSG                   Panda   WGT    WR1      WR2      WR2      WRX
      Appala-    WGT    WGT   Pipe-   NGC  Transco    CNG     NCNG   Swing Gas  Winter   Winter  Winter   Winter
       chian   Transco  CNG   line    Mgt. Retain-  Retain-  Retain-  Retain-    Gas      Gas     Gas      Gas
Year   Price     IT     IT     IT     Fee    age      age      age      age     Charge   Charge   Cost     Cost    Margin    Margin
----   -----     --     --     --     ---    ---      ---      ---      ---     ------   ------   ----     ----    ------    ------
       (------------$/MMBtu-------------)    (%)      (%)      (%)      (%)   ($/MMBtu)  ($/kWh)($/MMBtu) ($/kWh) ($/MMBtu)  ($/kWh)
1996   $2.28   $0.24  $0.21   $0.26  $0.04   1.97%   2.28%    2.00%    3.00%    $3.23   $0.02878  $2.92  $0.02596 $0.31673  $0.00282
1997   $2.31   $0.24  $0.21   $0.27  $0.04   1.97%   2.28%    2.00%    3.00%    $3.29   $0.02932  $2.97  $0.02642 $0.32541  $0.00290
1998   $2.34   $0.25  $0.21   $0.27  $0.04   1.97%   2.28%    2.00%    3.00%    $3.33   $0.02967  $3.00  $0.02669 $0.33403  $0.00297
1999   $2.36   $0.25  $0.21   $0.28  $0.04   1.97%   2.28%    2.00%    3.00%    $3.37   $0.03001  $3.03  $0.02695 $0.34288  $0.00305
2000   $2.39   $0.26  $0.22   $0.29  $0.04   1.97%   2.28%    2.00%    3.00%    $3.42   $0.03044  $3.07  $0.02731 $0.35196  $0.00313
2001   $2.50   $0.26  $0.23   $0.30  $0.04   1.97%   2.28%    2.00%    3.00%    $3.56   $0.03169  $3.20  $0.02846 $0.36345  $0.00323
2002   $2.62   $0.27  $0.23   $0.31  $0.04   1.97%   2.28%    2.00%    3.00%    $3.72   $0.03311  $3.35  $0.02977 $0.37563  $0.00334
2003   $2.74   $0.28  $0.24   $0.32  $0.04   1.97%   2.28%    2.00%    3.00%    $3.87   $0.03447  $3.48  $0.03102 $0.38789  $0.00345
2004   $2.86   $0.29  $0.25   $0.33  $0.04   1.97%   2.28%    2.00%    3.00%    $4.03   $0.03587  $3.63  $0.03231 $0.40055  $0.00356
2005   $2.98   $0.30  $0.26   $0.34  $0.04   1.97%   2.28%    2.00%    3.00%    $4.19   $0.03733  $3.78  $0.03365 $0.41361  $0.00368
2006   $3.21   $0.30  $0.25   $0.35  $0.04   1.97%   2.28%    2.00%    3.00%    $4.46   $0.03967  $4.03  $0.03584 $0.42962  $0.00382
2007   $3.45   $0.30  $0.26   $0.36  $0.04   1.97%   2.28%    2.00%    3.00%    $4.73   $0.04211  $4.29  $0.03814 $0.44622  $0.00397
2008   $3.69   $0.31  $0.26   $0.37  $0.04   1.97%   2.28%    2.00%    3.00%    $5.02   $0.04465  $4.55  $0.04053 $0.46305  $0.00412
2009   $3.95   $0.32  $0.27   $0.38  $0.04   1.97%   2.28%    2.00%    3.00%    $5.33   $0.04745  $4.85  $0.04317 $0.48088  $0.00428
2010   $4.22   $0.33  $0.28   $0.39  $0.04   1.97%   2.28%    2.00%    3.00%    $5.66   $0.05038  $5.16  $0.04594 $0.49936  $0.00444
2011   $4.46   $0.34  $0.29   $0.40  $0.04   1.97%   2.28%    2.00%    3.00%    $5.95   $0.05298  $5.44  $0.04838 $0.51726  $0.00460
2012   $4.73   $0.35  $0.30   $0.41  $0.04   1.97%   2.28%    2.00%    3.00%    $6.27   $0.05585  $5.74  $0.05108 $0.53622  $0.00477
2013   $5.01   $0.36  $0.31   $0.43  $0.04   1.97%   2.28%    2.00%    3.00%    $6.61   $0.05884  $6.06  $0.05389 $0.55585  $0.00495
2014   $5.28   $0.37  $0.30   $0.44  $0.04   1.97%   2.28%    2.00%    3.00%    $6.93   $0.06163  $6.35  $0.05651 $0.57572  $0.00512
2015   $5.58   $0.36  $0.31   $0.45  $0.04   1.97%   2.28%    2.00%    3.00%    $7.27   $0.06472  $6.68  $0.05941 $0.59675  $0.00531

                                   Winter Fuel Oil Cost
                                   --------------------
          Delivered      Panda      Winter    Winter               Winter
          Fuel Oil      Handling     Oil       Oil     Fuel Oil     Oil
Year        Price        Charge     Charge    Charge    Usage       Cost       Margin      Margin
----        -----        ------     ------    ------    -----       ----       ------      ------
          ($/MMBtu)     ($/MMBtu) ($/MMBtu)  ($/kWh)     (%)     ($/MMBtu)    ($/MMBtu)    ($/kWh)
1996        $4.05        $0.10      $4.14    $0.03686   80.00%     $3.82      $0.32219    $0.00287
1997        $4.21        $0.10      $4.31    $0.03833   80.00%     $3.96      $0.34700    $0.00309
1998        $4.38        $0.10      $4.48    $0.03985   80.00%     $4.10      $0.37759    $0.00336
1999        $4.55        $0.11      $4.66    $0.04144   80.00%     $4.25      $0.40979    $0.00365
2000        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.40      $0.44134    $0.00393
2001        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.43      $0.41551    $0.00370
2002        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.46      $0.38604    $0.00344
2003        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.48      $0.35809    $0.00319
2004        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.51      $0.32905    $0.00293
2005        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.54      $0.29888    $0.00266
2006        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.59      $0.24961    $0.00222
2007        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.64      $0.19805    $0.00176
2008        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.70      $0.14432    $0.00128
2009        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.76      $0.08489    $0.00076
2010        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.82      $0.02271    $0.00020
2011        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.87     ($0.03204)  ($0.00029)
2012        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.93     ($0.09269)  ($0.00082)
2013        $4.73        $0.11      $4.84    $0.04309   80.00%     $5.00     ($0.15601)  ($0.00139)
2014        $4.73        $0.11      $4.84    $0.04309   80.00%     $5.06     ($0.21484)  ($0.00191)
2015        $4.73        $0.11      $4.84    $0.04309   80.00%     $5.12     ($0.27998)  ($0.00249)

                                                  VEPCO Gas Cost
                                                  --------------

          MGT         Panda      VEPCO     VEPCO     Plant         FA        VEPCO      VEPCO     VEPCO        VEPCO
       Management    Pipeline     Gas       Gas     Variable      NCNG     Nomination    Gas    Nomination     Gas
Year      Fee         Charge     Charge    Charge   O&M Costs   Retainage     Fee       Charge     Fee         Cost       Margin
----      ---         ------     ------    ------   ---------   ---------     ---       ------     ---         ----       ------
       ($/MMBtu)    ($/MMBtu)  ($/MMBtu)  ($/kWh)    ($/kWh)       (%)      ($/day)    ($/kWh)   ($/day)      ($/kWh)     ($/kWh)
1996     $0.04        $0.13      $0.17    $0.00150   $0.00222     2.00%     $ 7,500    $0.00391   $ 7,500    $0.00011    $0.00380
1997     $0.04        $0.13      $0.17    $0.00153   $0.00229     2.00%     $ 7,500    $0.00402   $ 7,500    $0.00011    $0.00390
1998     $0.04        $0.14      $0.18    $0.00157   $0.00236     2.00%     $ 9,375    $0.00412   $ 9,375    $0.00011    $0.00401
1999     $0.04        $0.14      $0.18    $0.00161   $0.00243     2.00%     $ 9,375    $0.00423   $ 9,375    $0.00011    $0.00412
2000     $0.04        $0.14      $0.18    $0.00164   $0.00250     2.00%     $ 9,375    $0.00434   $ 9,375    $0.00011    $0.00423
2001     $0.04        $0.14      $0.18    $0.00164   $0.00258     2.00%     $ 9,375    $0.00442   $ 9,375    $0.00011    $0.00431
2002     $0.04        $0.14      $0.18    $0.00164   $0.00266     2.00%     $ 9,375    $0.00450   $ 9,375    $0.00011    $0.00439
2003     $0.04        $0.14      $0.18    $0.00164   $0.00274     2.00%     $11,250    $0.00458   $11,250    $0.00011    $0.00447
2004     $0.04        $0.14      $0.18    $0.00164   $0.00282     2.00%     $11,250    $0.00466   $11,250    $0.00011    $0.00455
2005     $0.04        $0.14      $0.18    $0.00164   $0.00290     2.00%     $11,250    $0.00475   $11,250    $0.00011    $0.00464
2006     $0.04        $0.14      $0.18    $0.00164   $0.00299     2.00%     $11,250    $0.00484   $11,250    $0.00011    $0.00473
2007     $0.04        $0.14      $0.18    $0.00164   $0.00308     2.00%     $11,250    $0.00493   $11,250    $0.00011    $0.00482
2008     $0.04        $0.14      $0.18    $0.00164   $0.00317     2.00%     $11,250    $0.00503   $11,250    $0.00011    $0.00491
2009     $0.04        $0.14      $0.18    $0.00164   $0.00327     2.00%     $11,250    $0.00512   $11,250    $0.00011    $0.00501
2010     $0.04        $0.14      $0.18    $0.00164   $0.00337     2.00%     $11,250    $0.00522   $11,250    $0.00011    $0.00511
2011     $0.04        $0.14      $0.18    $0.00164   $0.00347     2.00%     $11,250    $0.00533   $11,250    $0.00011    $0.00521
2012     $0.04        $0.14      $0.18    $0.00164   $0.00357     2.00%     $11,250    $0.00543   $11,250    $0.00011    $0.00532
2013     $0.04        $0.14      $0.18    $0.00164   $0.00368     2.00%     $11,250    $0.00554   $11,250    $0.00011    $0.00543
2014     $0.04        $0.14      $0.18    $0.00164   $0.00379     2.00%     $11,250    $0.00565   $11,250    $0.00011    $0.00566

                              Auxillary Boiler Steam/Chilled Water Fuel Cost
                              ----------------------------------------------

                                                                             Texas               Steam      Steam
       Gulf Spot    Transco     GRI/ACA      NCG      Transco      CNG        Gas      NCNG      Gas        Gas     Steam
Year     Price     Commodity   Surcharge   Mgt. Fee  Retainage  Retainage  Retainage Retainage   Cost       Cost    Charge   Margin
----     -----     ---------   ---------   --------  ---------  ---------  --------- ---------   ----       ----    ------   ------
       ($/MMBtu)   ($/MMBtu)   ($/MMBtu)  ($/MMBtu)     (%)        (%)        (%)       (%)    ($/MMBtu)  ($/klbs) ($/klbs) ($/klbs)
1996     $1.79       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.05     $3.51    $1.15   ($2.36)
1997     $1.81       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.07     $3.55    $1.15   ($2.40)
1998     $1.84       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.10     $3.60    $1.15   ($2.45)
1999     $1.85       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.11     $3.62    $1.15   ($2.47)
2000     $1.88       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.15     $3.68    $1.15   ($2.53)
2001     $1.96       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.24     $3.83    $1.15   ($2.68)
2002     $2.05       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.34     $4.01    $1.15   ($2.86)
2003     $2.15       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.45     $4.20    $1.15   ($3.05)
2004     $2.26       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.56     $4.39    $1.15   ($3.24)
2005     $2.37       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.68     $4.60    $1.15   ($3.45)
2006     $2.55       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.88     $4.94    $1.15   ($3.79)
2007     $2.75       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.10     $5.32    $1.15   ($4.17)
2008     $2.95       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.32     $5.69    $1.15   ($4.54)
2009     $3.18       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.57     $6.12    $1.15   ($4.97)
2010     $3.41       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.83     $6.56    $1.15   ($5.41)
2011     $3.61       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.04     $6.93    $1.15   ($5.78)
2012     $3.83       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.29     $7.35    $1.15   ($6.20)
2013     $4.05       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.53     $7.76    $1.15   ($6.61)
2014     $4.30       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.79     $8.21    $1.15   ($7.06)
2015     $4.55       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $5.07     $8.69    $1.15   ($7.54)

PROJECT FINANCING ASSUMPTIONS

                                                           Equal
  Financing Sources of Funds                               Annual
                                        Refinancing     Debt Service
                                        -----------     ------------
  DEBT FINANCING:
       First Mortage Bonds:
           Percentage Financed               85.63%
           Principal Amount           $111,400,000      $11,879,000
           Interest Rate                      8.63%
           Term                               20.0
           Years of Interest Only              0.0
           Debt Service Reserve Fund
                  (% of Principal)            7.26%
           Financing Fees                     2.69%

       Subordinate Debt A:
           Percentage Financed                0.00%
           Principal Amount                     $0               $0
           Interest Rate                      9.00%
           Term                               20.0
           Years of Interest Only              0.0
           Debt Service Reserve Fund
                  (% of Principal)            0.00%
           Financing Fees                     0.00%


  OTHER FINANCING SOURCES:
           Existing Debt Service
                 Reserve Fund           $4,117,388
           Existing Turbine Overhaul
                 Reserve                  $931,032
           Existing Reimbursement
                 Obligation Account     $8,247,605
           Existing Pollution Control
                 Account                $5,256,983
           Existing Spare Parts
                 Account                  $113,737
           Existing Revenue Account        $27,763
                                           -------
           Total Other Financing
                   Sources             $18,694,508

  TOTAL SOURCES OF FUNDS              $130,094,508



  Financing Uses of Funds

  REFINANCING COSTS::
     Operating Account                    $868,226
     Defeasance of Taxable Revenue
            Bonds                     $103,209,600

  PROJECT COSTS:
     Pollution Control Reserve          $5,256,983
     Turbine Overhaul Reserve             $942,632

  FINANCING COSTS
     Debt Service Reserve               $8,090,714
     Fees and Expenses                  $3,000,000

  Partial Redemption of FMCC
         Rosemary Interest              $8,726,353

  TOTAL USES OF FUNDS                 $130,094,508

                Custom Principal
             Amortization Schedules
             ----------------------
          First Mortgage   Subordinate
Year          Bonds          Debt A
----          -----          ------
1996         2,752,798             0
2997         5,500,608             0
1998         5,992,178             0
1999         5,092,966             0
2000         5,472,948             0
2001         5,879,990             0
2002         6,293,568             0
2003         6,737,102             0
2004         7,215,320             0
2005         7,696,926             0
2006         4,292,216             0
2007         4,491,704             0
2008         4,704,828             0
2009         4,919,192             0
2010         5,142,758             0
2011         5,422,034             0
2012         5,691,114             0
2013         5,952,686             0
2014         6,188,248             0
2015         6,030,816             0
====================================
           111,400,000

DEBT SERVICE CALCULATIONS        50.00%
                           1996          1997         1998          1999         2000           2001        2002         2003
                           ----          ----         ----          ----         ----           ----        ----         ----
First Mortgage Bonds:
   Beginning Balance   111,400,000   108,647,202  103,146,594    97,224,416   92,131,450    86,658,502   80,778,512   74,484,944
        Interest         5,175,000     9,192,911    8,704,848     8,220,881    7,769,322     7,284,115    6,763,589    6,206,423
        Principal        2,752,798     5,500,608    5,922,178     5,092,966    5,472,948     5,879,990    6,293,568    6,737,102
        Debt Service     7,927,798    14,693,519   14,627,026    13,313,847   13,242,270    13,164,105   13,057,157   12,943,525
   Ending Balance      108,647,202   103,146,594   97,224,416    92,131,450   86,658,502    80,778,512   74,484,944   67,747,842

Subordinated Debt A:
   Beginning Balance             0             0            0             0            0             0            0            0

        Interest                 0             0            0             0            0             0            0            0
        Principal                0             0            0             0            0             0            0            0
        Debt Service             0             0            0             0            0             0            0            0

   Ending Balance                0             0            0             0            0             0            0            0

TOTAL DEBT SERVICE
        Interest         5,175,000     9,192,911    8,704,848     8,220,881    7,769,322     7,284,115    6,763,589    6,206,423
        Principal        2,752,798     5,500,608    5,922,178     5,092,966    5,472,948     5,879,990    6,293,568    6,737,102
        Debt Service     7,927,798    14,693,519   14,627,026    13,313,847   13,242,270    13,164,105   13,057,157   12,943,525

                           2004          2005        2006         2007          2008           2009         2010          2011
                           ----          ----        ----         ----          ----           ----         ----          ----
First Mortgage Bonds:
   Beginning Balance    67,747,842    60,532,522  52,835,596   48,543,380    44,051,676     39,346,848   34,427,656    29,284,898
        Interest         5,609,882     4,971,983   4,418,244    4,041,589     3,647,284      3,234,560    2,803,049     2,350,454
        Principal        7,215,320     7,696,926   4,292,216    4,491,704     4,704,828      4,919,192    5,142,758     5,422,034
        Debt Service    12,825,202    12,668,909   8,710,460    8,533,293     8,352,112      8,153,752    7,945,807     7,772,488
   Ending Balance       60,532,522    52,835,596  48,543,380   44,051,676    39,346,848     34,427,656   29,284,898    23,862,864

Subordinated Debt A:
   Beginning Balance             0             0           0            0             0              0            0             0

        Interest                 0             0           0            0             0              0            0             0
        Principal                0             0           0            0             0              0            0             0
        Debt Service             0             0           0            0             0              0            0             0

   Ending Balance                0             0           0            0             0              0            0             0

TOTAL DEBT SERVICE
        Interest         5,609,882     4,971,983   4,418,244    4,041,589     3,647,284      3,234,560    2,803,049     2,350,454

        Principal        7,215,320     7,696,926   4,292,216    4,491,704     4,704,828      4,919,192    5,142,758     5,422,034
        Debt Service    12,825,202    12,668,909   8,710,460    8,533,293     8,352,112      8,153,752    7,945,807     7,772,488

                           2012           2013         2014        2015
                           ----           ----         ----        ----
First Mortgage Bonds:
   Beginning Balance    23,862,864     18,171,750   12,219,064   6,030,816
        Interest         1,874,100      1,374,781      853,744     325,100    94,821,650
        Principal        5,691,114      5,952,686    6,188,248   6,030,816   111,400,000
                         ---------      ---------    ---------   ---------
        Debt Service     7,565,214      7,327,467    7,041,992   6,355,916
   Ending Balance       18,171,750     12,219,064    6,030,816           0

Subordinated Debt A:
   Beginning Balance             0              0            0           0

        Interest                 0              0            0           0
        Principal                0              0            0           0
                                 -              -            -           -
        Debt Service             0              0            0           0

   Ending Balance                0              0            0           0

TOTAL DEBT SERVICE
        Interest         1,874,100      1,374,781      853,744     325,100
        Principal        5,691,114      5,952,686    6,188,248   6,030,816
                         ---------      ---------    ---------   ---------
        Debt Service     7,565,214      7,327,467    7,041,992   6,355,916



FUEL COSTS
Dispatch Operations                 1996         1997          1998          1999         2000         2001         2002
                                    ----         ----          ----          ----         ----         ----         ----
Total Hours                         8,760        8,760         8,760         8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0         165.0         165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0         198.0         198.0        198.0        198.0        198.0

Summer Dispatch                       674          625           918         1,210        1,463        1,715        1,887
Winter Gas Dispatch                     3          119           219           320          348          376          480
Winter Oil Dispatch                     0            0             0             0           15           30           48
VEPCO Gas Dispatch                    400          400           500           500          500          500          500
                                      ---          ---           ---           ---          ---          ---          ---
   Total Dispatch Hour              1,077        1,144         1,637         2,030        2,326        2,621        2,915
   Percentage                       12.29%       13.06%        18.69%        23.17%       26.55%       29.92%       33.28%

Winter Starts                           0            3             5             8            9            9           12
Winter Start Duration                  40           40            40            40           40           40           40

Net Generation

Availability Factor [1]             100.0%       100.0%        100.0%        100.0%       100.0%       100.0%       100.0%
Equivalent Load Factor              100.0%       100.0%        100.0%        100.0%       100.0%       100.0%       100.0%

[1] Equivalent full load dispatch hours from Dispatch Assumptions incorporate planned outage and forced outage availability factors.

Summer Output  MWh                111,210      103,125       151,470       199,650      241,395      282,975      311,355
Winter Gas Output MWh                 594       23,562        43,362        63,360       68,904       74,448       95,040
Winter Oil Dispatch  MWh                0            0             0             0        2,970        5,940        9,504
VEPCO Gas Dispatch  MWh            66,000       66,000        82,500        82,500       82,500       82,500       82,500
                                   ------       ------        ------        ------       ------       ------       ------
Net Generation MWh                177,804      192,687       277,332       345,510      395,769      445,863      498,399


Fuel Usage - Electrical Generation

Net Electric
    Heat Rate  Btu/kWh               8900         8900          8900          8900         8900         8900         8900

Summer Gas Fuel MMBtu             989,769      917,813     1,348,083     1,776,885    2,148,416    2,518,478    2,771,060
Winter Gas Fuel MMBtu               5,287      209,702       385,922       563,904      613,246      662,587      845,856
Winter Oil Fuel MMBtu                   0            0             0             0       26,433       52,866       84,586
VEPCO Gas Fuel MMBtu              587,400      587,400       734,250       734,250      734,250      734,250      734,250
                                  -------      -------       -------       -------      -------      -------      -------
   Total Fuel MMBtu             1,582,456    1,714,914     2,468,255     3,075,039    3,522,344    3,968,181    4,435,751


Fuel Cost - Electrical Generation

Summer Gas Fuel $/MMBtu             $2.26        $2.28         $2.31         $2.34        $2.38        $2.47        $2.57
Winter Gas Fuel $/MMBtu             $2.92        $2.97         $3.00         $3.03        $3.07        $3.20        $3.35
Winter Oil Fuel $/MMBtu             $3.82        $3.96         $4.10         $4.25        $4.40        $4.43        $4.46
VEPCO Gas Fuel $/kWh             $0.00011     $0.00011      $0.00011      $0.00011     $0.00011     $0.00011     $0.00011

Summer Gas Fuel $               2,236,000    2,094,000     3,120,000     4,149,000    5,113,000    6,233,000    7,134,000
Winter Gas Fuel $                  15,000      623,000     1,157,000     1,708,000    1,882,000    2,119,000    2,829,000
Winter Oil Fuel $                       0            0             0             0      116,000      234,000      377,000
VEPCO Gas Fuel  $                   7,500        7,500         9,400         9,400        9,400        9,400        9,400
                                    -----        -----         -----         -----        -----        -----        -----
Total Fuel Cost $               2,258,500    2,724,500     4,286,400     5,866,400    7,120,400    8,595,400   10,349,400


Total Fuel Costs - Cogen Plant

Summer Gas Fuel $               2,236,000    2,094,000     3,120,000     4,149,000    5,113,000    6,233,000    7,134,000
Winter Gas Fuel $                  15,000      623,000     1,157,000     1,708,000    1,882,000    2,119,000    2,829,000
Winter Oil Fuel $                       0            0             0             0      116,000      234,000      377,000
VEPCO Gas Fuel  $                   7,500        7,500         9,400         9,400        9,400        9,400        9,400

Fuel Usage - Thermal MMBtu         35,561       38,537        55,466        69,102       79,154       89,173       99,680
Fuel Cost - Thermal [2]$           73,000       80,000       116,000       146,000      170,000      199,000      233,000
                                   ------       ------       -------       -------      -------      -------      -------
   Total Fuel Costs -
                 Cogen Plant    2,332,000    2,805,000     4,402,000     6,012,000    7,290,000    8,794,000   10,582,000

   Average Fuel Cost($/MMBtu)       $1.44        $1.60         $1.74         $1.91        $2.02        $2.17        $2.33
   Average Fuel Cost($/kWh)       $0.0131      $0.0146       $0.0159       $0.0174      $0.0184      $0.0197      $0.0212

[2] Boiler fuel cost estimate below used to determine fuel cost allocation of thermal production.

Steam/Chilled Water

Steam Production Hours              7,800        7,800         7,800         7,800        7,800        7,800        7,800
Chilled Water Production            4,000        4,000         4,000         4,000        4,000        4,000        4,000

Steam Production Hours - Boiler     6,723        6,656         6,163         5,770        5,474        5,179        4,885
Chilled Water Production
                 Hours - Boil       2,923        2,856         2,363         1,970        1,689        1,409        1,133

Steam Fuel - Boiler MMBtu         576,161      570,419       528,169       494,489      469,122      443,840      418,645
C. Water Fuel - Boiler MMBtu       90,070       88,006        72,814        60,704       52,045       43,417       34,913
                                   ------       ------        ------        ------       ------       ------       ------
Total Boiler Fuel  MMBtu          666,231      658,425       600,983       555,193      521,167      487,258      453,557

Boiler Fuel Cost $/MMBtu            $2.05        $2.07         $2.10         $2.11        $2.15        $2.24        $2.34

Boiler Fuel Cost $              1,365,000    1,365,000     1,261,000     1,172,000    1,120,000    1,089,000    1,062,000


FUEL COSTS
Dispatch Operations                 2003         2004          2005          2006         2007         2008         2009
                                    ----         ----          ----          ----         ----         ----         ----
Total Hours                         8,760        8,760         8,760         8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0         165.0         165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0         198.0         198.0        198.0        198.0        198.0

Summer Dispatch                     2,077        2,285         2,513         2,418        2,327        2,239        2,155
Winter Gas Dispatch                   601          742           908           763          642          539          452
Winter Oil Dispatch                    76          122           195           185          175          166          157
VEPCO Gas Dispatch                    600          600           600           600          600          600          600
                                      ---          ---           ---           ---          ---          ---          ---
   Total Dispatch Hour              3,354        3,749         4,216         3,966        3,744        3,544        3,364
   Percentage                       38.29%       42.80%        48.13%        45.27%       42.74%       40.46%       38.40%

Winter Starts                          15           19            23            19           16           13           11
Winter Start Duration                  40           40            40            40           40           40           40

Net Generation

Availability Factor [1]             100.0%      100.0%         100.0%        100.0%       100.0%       100.0%       100.0%
Equivalent Load Factor              100.0%      100.0%         100.0%        100.0%       100.0%       100.0%       100.0%

[1] Equivalent full load dispatch hours from Dispatch Assumptions incorporate planned outage and forced outage availability factors.

Summer Output  MWh                342,705     377,025        414,645       398,970      383,955      369,435      355,575
Winter Gas Output MWh             118,998     146,916        179,784       151,074      127,116      106,722       89,496
Winter Oil Dispatch  MWh           15,048      24,156         38,610        36,630       34,650       32,868       31,086
VEPCO Gas Dispatch  MWh            99,000      99,000         99,000        99,000       99,000       99,000       99,000
                                   ------      ------         ------        ------       ------       ------       ------
Net Generation MWh                575,751     647,097        732,039       685,674      644,721      608,025      575,157


Fuel Usage - Electrical Generation

Net Electric
    Heat Rate  Btu/kWh               8900        8900           8900          8900         8900         8900         8900

Summer Gas Fuel MMBtu           3,050,075   3,355,523      3,690,341     3,550,833    3,417,200    3,287,972    3,164,618
Winter Gas Fuel MMBtu           1,059,082   1,307,552      1,600,078     1,344,559    1,131,332      949,826      796,514
Winter Oil Fuel MMBtu             133,927     214,988        343,629       326,007      308,385      292,525      276,665
VEPCO Gas Fuel MMBtu              881,100     881,100        881,100       881,100      881,100      881,100      881,100
                                  -------     -------        -------       -------      -------      -------      -------
   Total Fuel MMBtu             5,124,184   5,759,163      6,515,147     6,102,499    5,738,017    5,411,423    5,118,897

Fuel Cost - Electrical Generation

Summer Gas Fuel $/MMBtu             $2.69       $2.81          $2.94         $3.14        $3.35        $3.57        $3.82
Winter Gas Fuel $/MMBtu             $3.48       $3.63          $3.78         $4.03        $4.29        $4.55        $4.85
Winter Oil Fuel $/MMBtu             $4.48       $4.51          $4.54         $4.59        $4.64        $4.70        $4.76
VEPCO Gas Fuel $/kWh             $0.00011    $0.00011       $0.00011      $0.00011     $0.00011     $0.00011     $0.00011

Summer Gas Fuel $               8,205,000   9,431,000     10,835,000    11,146,000   11,455,000   11,754,000   12,100,000
Winter Gas Fuel $               3,691,000   4,747,000      6,050,000     5,415,000    4,848,000    4,325,000    3,864,000
Winter Oil Fuel $                 600,000     970,000      1,561,000     1,497,000    1,432,000    1,374,000    1,316,000
VEPCO Gas Fuel $                   11,300      11,300         11,300        11,300       11,300       11,300       11,300
Total Fuel Cost $              12,507,300  15,159,300     18,457,300    18,069,300   17,746,300   17,464,300   17,291,300
Total Fuel Costs - Cogen Plant

Summer Gas Fuel $               8,205,000   9,431,000     10,835,000    11,146,000   11,455,000   11,754,000   12,100,000
Winter Gas Fuel $               3,691,000   4,747,000      6,050,000     5,415,000    4,848,000    4,325,000    3,864,000
Winter Oil Fuel $                 600,000     970,000      1,561,000     1,497,000    1,432,000    1,374,000    1,316,000
VEPCO Gas Fuel  $                  11,300      11,300         11,300        11,300       11,300       11,300       11,300

Fuel Usage - Thermal MMBtu        115,150     129,419        146,408       137,135      128,944      121,605      115,031
Fuel Cost - Thermal [2]$          282,000     332,000        393,000       395,000      400,000      404,000      410,000
                                  -------     -------        -------       -------      -------      -------      -------
   Total Fuel Costs -
              Cogen Plant      12,789,000  15,491,000     18,850,000    18,464,000   18,146,000   17,868,000   17,701,000

   Average Fuel Cost($/MMBtu)       $2.44       $2.63          $2.83         $2.96        $3.09        $3.23        $3.38
   Average Fuel Cost($/kWh)       $0.0222     $0.0239        $0.0257       $0.0269      $0.0281      $0.0294      $0.0308

[2] Boiler fuel cost estimate below used to determine fuel cost allocation of thermal production.

Steam/Chilled Water

Steam Production Hours              7,800       7,800          7,800         7,800        7,800        7,800        7,800
Chilled Water Production            4,000       4,000          4,000         4,000        4,000        4,000        4,000

Steam Production Hours - Boiler     4,446       4,051          3,584         3,834        4,056        4,256        4,436
Chilled Water Production
                 Hours - Boil         722         373              0           219          431          622          793

Steam Fuel - Boiler MMBtu         381,022     347,171        307,149       328,574      347,599
C. Water Fuel - Boiler MMBtu       22,248      11,494              0         6,748       13,281       19,166       24,436
                                   ------      ------              -         -----       ------       ------       ------
Total Boiler Fuel  MMBtu          403,270     358,664        307,149       335,322      360,880      383,906      404,601

Boiler Fuel Cost $/MMBtu            $2.45       $2.56          $2.68         $2.88        $3.10        $3.32        $3.57

Boiler Fuel Cost $                988,000     919,000        824,000       966,000    1,120,000    1,276,000    1,444,000


FUEL COSTS
Dispatch Operations                 2010         2011          2012          2013         2014         2015
                                    ----         ----          ----          ----         ----         ----
Total Hours                         8,760        8,760         8,760         8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0         165.0         165.0        165.0        165.0
Winter Capacity                     198.0        198.0         198.0         198.0        198.0        198.0

Summer Dispatch                     2,073        2,000         1,929         1,861        1,794        1,729
Winter Gas Dispatch                   379          429           485           548          619          698
Winter Oil Dispatch                   149          147           144           142          140          138
VEPCO Gas Dispatch                    600          600           600           600          600          600
                                      ---          ---           ---           ---          ---          ---
   Total Dispatch Hour              3,201        3,176         3,158         3,151        3,153        3,165
   Percentage                       36.54%       36.26%        36.05%        35.97%       35.99%       36.13%

Winter Starts                           9           11            12            14           15           17
Winter Start Duration                  40           40            40            40           40           40

Net Generation

Availability Factor [1]             100.0%       100.0%        100.0%        100.0%       100.0%       100.0%
Equivalent Load Factor              100.0%       100.0%        100.0%        100.0%       100.0%       100.0%

[1] Equivalent full load dispatch hours from Dispatch Assumptions incorporate planned outage and forced outage availability factors.

Summer Output  MWh                342,045      330,000       318,285       307,065      296,010      285,285
Winter Gas Output MWh              75,042       84,942        96,030       108,504      122,562      138,204
Winter Oil Dispatch  MWh           29,502       29,106        28,512        28,116       27,720       27,324
VEPCO Gas Dispatch  MWh            99,000       99,000        99,000        99,000       99,000       99,000
                                   ------       ------        ------        ------       ------       ------
Net Generation MWh                545,589      543,048       541,827       542,685      545,292      549,813


Fuel Usage - Electrical Generation

Net Electric
    Heat Rate  Btu/kWh               8900         8900          8900          8900         8900         8900

Summer Gas Fuel MMBtu           3,044,201    2,937,000     2,832,737     2,732,879    2,634,489    2,539,037
Winter Gas Fuel MMBtu             667,874      755,984       854,667       965,686    1,090,802    1,230,016
Winter Oil Fuel MMBtu             262,568      259,043       253,757       250,232      246,708      243,184
VEPCO Gas Fuel MMBtu              881,100      881,100       881,100       881,100      881,100      881,100
                                  -------      -------       -------       -------      -------      -------
   Total Fuel MMBtu             4,855,742    4,833,127     4,822,260     4,829,897    4,853,099    4,893,336

Fuel Cost - Electrical Generation

Summer Gas Fuel $/MMBtu             $4.08        $4.31         $4.54         $4.78        $5.05        $5.33
Winter Gas Fuel $/MMBtu             $5.16        $5.44         $5.74         $6.06        $6.35        $6.68
Winter Oil Fuel $/MMBtu             $4.82        $4.87         $4.93         $5.00        $5.06        $5.12
VEPCO Gas Fuel $/kWh             $0.00011     $0.00011      $0.00011      $0.00011     $0.00011     $0.00011

Summer Gas Fuel $              12,433,000   12,648,000    12,858,000    13,066,000   13,309,000   13,546,000
Winter Gas Fuel $               3,447,000    4,109,000     4,905,000     5,848,000    6,926,000    8,211,000
Winter Oil Fuel $               1,265,000    1,262,000     1,252,000     1,250,000    1,247,000    1,245,000
VEPCO Gas Fuel $                   11,300       11,300        11,300        11,300       11,300       11,300
Total Fuel Cost $              17,156,300   18,030,300    19,026,300    20,175,300   21,493,300   23,013,300

Total Fuel Costs - Cogen Plant

Summer Gas Fuel $              12,433,000   12,648,000    12,858,000    13,066,000   13,309,000   13,546,000
Winter Gas Fuel $               3,447,000    4,109,000     4,905,000     5,848,000    6,926,000    8,211,000
Winter Oil Fuel $               1,265,000    1,262,000     1,252,000     1,250,000    1,247,000    1,245,000
VEPCO Gas Fuel  $                  11,300       11,300        11,300        11,300       11,300       11,300

Fuel Usage - Thermal MMBtu        109,118      108,610       108,365       108,537      109,058      109,963
Fuel Cost - Thermal [2]$          417,000      439,000       465,000       491,000      523,000      558,000
                                  -------      -------       -------       -------      -------      -------
   Total Fuel Costs -
              Cogen Plant      17,573,000   18,469,000    19,491,000    20,666,000   22,016,000   23,571,000

   Average Fuel Cost($/MMBtu)       $3.54        $3.74         $3.95         $4.18        $4.44        $4.71
   Average Fuel Cost($/kWh)       $0.0322      $0.0340       $0.0360       $0.0381      $0.0404      $0.0429

[2] Boiler fuel cost estimate below used to determine fuel cost allocation of thermal production.

Steam/Chilled Water

Steam Production Hours              7,800        7,800         7,800         7,800        7,800        7,800
Chilled Water Production            4,000        4,000         4,000         4,000        4,000        4,000

Steam Production Hours - Boiler     4,599        4,624         4,642         4,649        4,647        4,635
Chilled Water Production
                 Hours - Boil         948          971           986           991          987          973

Steam Fuel - Boiler MMBtu         394,134      396,277       397,819       398,419      398,248      397,220
C. Water Fuel - Boiler MMBtu       29,212       29,921        30,383        30,537       30,414       29,982
                                   ------       ------        ------        ------       ------       ------
Total Boiler Fuel  MMBtu          423,346      426,197       428,202       428,956      428,662      427,202

Boiler Fuel Cost $/MMBtu            $3.83        $4.04         $4.29         $4.53        $4.79        $5.07

Boiler Fuel Cost $              1,620,000    1,723,000     1,836,000     1,941,000    2,054,000    2,167,000


PLANT OPERATING COSTS

                                       1995           1996
                                 Estimated Actual    Budget        Escalation
                                 ----------------    ------        ----------
Fuel Transportation Costs:
   Firm Transportation - Transco    $1,097,889     $1,080,318         0.00%
   Less: Capacity Release                   $0      ($132,000)        0.00%
   Fuel Management Fee                $240,000       $240,000         3.00%
                                      --------       --------
Total Fuel Transportation           $1,337,889     $1,188,318

Operating Costs:
   O&M Contract Fee                 $1,641,825     $1,703,120         3.00%
   General Maintenance & Repairs      $144,622       $160,825         8.00%
   Planned Plant Maintenance          $156,972       $328,425         3.00%
   Additional Maintenance             $274,024       $155,000         0.00%
   Parts Replacement                  $228,392       $167,940         3.00%
   Other Plant Expenses                $34,930        $52,100         3.00%
   Panda Management Fee [2]           $480,000             $0         0.00%
   Office & Admin Expenses            $231,061       $190,015         3.00%
   Property Taxes                     $977,109       $972,000        -3.00%
   Insurance                          $298,728       $300,000         3.00%
   VEPCO Performance LOC               $64,602        $66,232   Input Panda Forecast
                                       -------        -------
Total Operating Costs               $4,532,265     $4,095,657

Total Plant Operating Cost          $5,870,154     $5,283,975


Plant Operating Costs              1996       1997        1998         1999         2000       2001         2002          2003
                                   ----       ----        ----         ----         ----       ----         ----          ----
Firm Transportation - Transco   1,080,000   1,080,000   1,080,000    1,080,000   1,080,000   1,080,000   1,080,000     1,080,000

Capacity Release Revenues        (132,000)   (316,000)   (316,000)    (316,000)   (316,000)   (316,000)   (316,000)     (316,000)
Fuel Management Fee               240,000     247,000     255,000      262,000     270,000     278,000     287,000       295,000
O&M Contract Fee                1,703,000   1,754,000   1,807,000    1,861,000   1,917,000   1,974,000   2,034,000     2,095,000

General Maintenance & Repairs     161,000     174,000     188,000      203,000     219,000     236,000     255,000       276,000
Planned Plant Maintenanance       328,000     338,000     348,000      359,000     370,000     381,000     392,000       404,000
Additional Maintenance            155,000     155,000     155,000      155,000     155,000     155,000     155,000       155,000
Parts Replacement                 168,000     173,000     178,000      184,000     189,000     195,000     201,000       207,000
Other Plant Expenses               52,000      54,000      55,000       57,000      59,000      60,000      62,000        64,000
Panda Management Fee [2]                0           0           0            0           0           0           0             0
Office & Admin Expenses           190,000     196,000     202,000      208,000     214,000     220,000     227,000       234,000
Property Taxes                    972,000     943,000     915,000      887,000     861,000     835,000     810,000       785,000
Insurance                         300,000     309,000     318,000      328,000     338,000     348,000     358,000       369,000
VEPCO Performance LOC              66,000      66,000      66,000       66,000      84,000      84,000      84,000        84,000
                                   ------      ------      ------       ------      ------      ------      ------        ------
Plant Operating Costs           5,283,000   5,173,000   5,251,000    5,334,000   5,440,000   5,530,000   5,629,000     5,732,000

Percent Change                     -10.00%      -2.08%       1.51%        1.58%       1.99%       1.65%       1.79%         1.83%

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.

[2]  Panda Management Fee will be subordinated to all Project costs.


Plant Operating Costs              2004          2005         2006           2007        2008        2009         2010
                                   ----          ----         ----           ----        ----        ----         ----
Firm Transportation - Transco   1,080,000      1,080,000    1,080,000     1,080,000    1,080,000   1,080,000    1,080,000

Capacity Release Revenues        (316,000)      (316,000)    (316,000)     (316,000)    (316,000)   (316,000)    (316,000)
Fuel Management Fee               304,000        313,000      323,000       332,000      342,000     352,000      363,000
O&M Contract Fee                2,157,000      2,222,000    2,289,000     2,358,000    2,428,000   2,501,000    2,576,000

General Maintenance & Repairs     298,000        321,000      347,000       375,000      405,000     437,000      472,000
Planned Plant Maintenanance       416,000        429,000      441,000       455,000      468,000     482,000      497,000
Additional Maintenance            155,000        155,000      155,000       155,000      155,000     155,000      155,000
Parts Replacement                 213,000        219,000      226,000       232,000      239,000     247,000      254,000
Other Plant Expenses               66,000         68,000       70,000        72,000       74,000      77,000       79,000
Panda Management Fee [2]                0              0            0             0            0           0            0
Office & Admin Expenses           241,000        248,000      255,000       263,000      271,000     279,000      287,000
Property Taxes                    762,000        739,000      717,000       695,000      674,000     654,000      635,000
Insurance                         380,000        391,000      403,000       415,000      428,000     441,000      454,000
VEPCO Performance LOC              84,000         84,000       84,000        84,000       84,000      84,000       84,000
                                   ------         ------       ------        ------       ------      ------       ------
Plant Operating Costs           5,840,000       5,953,00    6,074,000     6,200,000    6,332,000   6,473,000    6,620,000

Percent Change                       1.88%          1.93%        2.03%         2.07%        2.13%       2.23%        2.27%

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.

[2]  Panda Management Fee will be subordinated to all Project costs.


Plant Operating Costs                    2011          2012         2013         2014         2015
                                         ----          ----         ----         ----         ----
Firm Transportation - Transco         1,080,000     1,080,000    1,080,000    1,080,000    1,080,000

Capacity Release Revenues              (316,000)     (316,000)    (316,000)    (316,000)    (316,000)
Fuel Management Fee                     374,000       385,000      397,000      409,000      421,000
O&M Contract Fee                      2,653,000     2,733,000    2,815,000    2,899,000    2,986,000

General Maintenance & Repairs           510,000       551,000      595,000      643,000      694,000
Planned Plant Maintenanance             512,000       527,000      543,000      559,000      576,000
Additional Maintenance                  155,000       155,000      155,000      155,000      155,000
Parts Replacement                       262,000       269,000      278,000      286,000      294,000
Other Plant Expenses                     81,000        84,000       86,000       89,000       91,000
Panda Management Fee [2]                      0             0            0            0            0
Office & Admin Expenses                 296,000       305,000      314,000      323,000      333,000
Property Taxes                          616,000       597,000      579,000      562,000      545,000
Insurance                               467,000       481,000      496,000      511,000      526,000
VEPCO Performance LOC                    84,000        84,000       84,000       84,000       84,000
                                         ------        ------       ------       ------       ------
Plant Operating Costs                 6,774,000     6,935,000    7,106,000    7,284,000    7,469,000

Percent Change                             2.33%         2.38%        2.47%        2.50%        2.54%

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.

[2]  Panda Management Fee will be subordinated to all Project costs.


VARIABLE PLANT COSTS

                                                    1995            1996
                                                   Actual          Summary        Escalation
                                                   ------          -------        ----------
Plant Electricity Usage
   Hours Not Dispatched                               7698            7683
   Average Electric Load (kW)                         1150            1150
   Electric Rate ($/kWh)                           $0.0440         $0.0453            3.00%
                                                   -------         -------
Total Plant Electricity Usage                     $389,519        $400,423

Water & Chemical Usage
   Hours Dispatched                                   1062            1077
   Gallons per Hour Usage - Cogen                   32,000          32,000
   Steam/Chilled Water Production Hours             11,800          11,800
   Gallons per Hour Usage - Boiler                   8,000           8,000
   Total Gallons (1000s)                           128,384         128,864
   Water & Chemical Cost ($/1000 gal)                $1.34           $1.38            3.00%
                                                     -----           -----
Total Water & Chemical Usage                      $172,035        $177,858

Water Discharge
   Hours Dispatched                                   1062            1077
   Gallons per Hour Usage - Cogen                    8,000           8,000
   Steam/Chilled Water Production Hours             11,800          11,800
   Gallons per Hour Usage - Boiler                   2,000           2,000
   Total Gallons (1000s)                            32,096          32,216
   Water Discharge Cost ($/1000 gal)                 $1.09           $1.12            3.00%
                                                     -----           -----
Total Water Discharge                              $34,985         $36,169



Plant Variable Costs                    1996     1997     1998     1999      2000      2001      2002      2003      2004     2005
                                        ----     ----     ----     ----      ----      ----      ----      ----      ----     ----
Hours Dispatched                         1077     1144     1637     2030      2326      2621      2915      3354      3749     4216
Hours Not Dispatched                     7683     7616     7123     6730      6434      6139      5845      5406      5011     4544
Steam/Chilled Water Production Hours   11,800   11,800   11,800   11,800    11,800    11,800    11,800    11,800    11,800   11,800

Plant Electricity Usage               400,000  409,000  394,000  383,000   377,000   371,000   364,000   347,000   331,000  309,000
Water & Chemical Usage                178,000  186,000  215,000  240,000   262,000   285,000   309,000   342,000   375,000  413,000
Water Discharge                        36,000   38,000   44,000   49,000    53,000    58,000    63,000    70,000    76,000   84,000
                                       ------   ------   ------   ------    ------    ------    ------    ------    ------   ------
   Total Plant Variable Cost          614,000  633,000  653,000  672,000   692,000   714,000   736,000   759,000   782,000  806,000

Plant Variable Costs                   2006     2007     2008     2009     2010     2011     2012       2013       2014       2015
                                       ----     ----     ----     ----     ----     ----     ----       ----       ----       ----
Hours Dispatched                        3966     3744     3544     3364     3201     3176     3158       3151       3153      3165
Hours Not Dispatched                    4794     5016     5216     5396     5559     5584     5602       5609       5607      5595
Steam/Chilled Water Production Hours  11,800   11,800   11,800   11,800   11,800   11,800   11,800     11,800     11,800    11,800

Plant Electricity Usage              336,000  362,000  388,000  413,000  438,000  453,000  469,000    483,000    497,000   511,000
Water & Chemical Usage               411,000  409,000  409,000  410,000  411,000  422,000  433,000    445,000    459,000   474,000
Water Discharge                       83,000   83,000   83,000   83,000   84,000   86,000   88,000     91,000     93,000    96,000
                                      ------   ------   ------   ------   ------   ------   ------     ------     ------    ------
   Total Plant Variable Cost         830,000  854,000  880,000  906,000  933,000  961,000  990,000  1,019,000  1,049,000 1,081,000

REVENUE GENERATION
Dispatch Operations              1996        1997         1998        1999         2000        2001         2002         2003
                                 ----        ----         ----        ----         ----        ----         ----         ----
Total Hours                       8,760       8,760        8,760       8,760        8,760       8,760        8,760        8,760
Summer & VEPCO Capacity           165.0       165.0        165.0       165.0        165.0       165.0        165.0        165.0
Winter Capacity                   198.0       198.0        198.0       198.0        198.0       198.0        198.0        198.0

Summer Dispatch                     674         625          918       1,210        1,463       1,715        1,887        2,077
Winter Gas Dispatch                   3         119          219         320          348         376          480          601
Winter Oil Dispatch                   0           0            0           0           15          30           48           76
VEPCO Gas Dispatch                  400         400          500         500          500         500          500          600
     Total Dispatch Hours         1,077       1,144        1,637       2,030        2,326       2,621        2,915        3,354
     Percentage                   12.29%      13.06%       18.69%      23.17%       26.55%      29.92%       33.28%       38.29

Winter Starts                         0           3            5           8            9           9           12           15
Winter Start Duration                40          40           40          40           40          40           40           40

Net Generation

Availability Factor               100.0%      100.0%       100.0%      100.0%       100.0%      100.0%       100.0%       100.0%
Load Factor                       100.0%      100.0%       100.0%      100.0%       100.0%      100.0%       100.0%       100.0%

Summer Output   MWh             111,210     103,125      151,470     199,650      241,395     282,975      311,355      342,705
Winter Gas Output MWh               594      23,562       43,362      63,360       68,904      74,448       95,040      118,998
Winter Oil Dispatch MWh               0           0            0           0        2,970       5,940        9,504       15,048
VEPCO Gas Dispatch MWh           66,000      66,000       82,500      82,500       82,500      82,500       82,500       99,000
Net Generation  MWh             177,804     192,687      277,332     345,510      395,769     445,863      498,399      575,751


Capacity Revenues

Capacity Rate   $/kw-mo          $12.49      $11.65       $11.65      $10.82       $10.82      $10.82       $10.82       $10.82
Capacity Revenues - Summer   12,363,000  11,537,000   11,537,000  10,713,000   10,713,000  10,713,000   10,713,000   10,713,000
Capacity Revenues - Winter   14,836,000  13,845,000   13,845,000  12,855,000   12,855,000  12,855,000   12,855,000   12,855,000
Total Capacity Revenues      27,199,000  25,382,000   25,382,000  23,568,000   23,568,000  23,568,000   23,568,000   23,568,000

Energy Revenues

Summer Gas Charge $/kWh         $0.0231     $0.0233      $0.0237     $0.0240      $0.0245     $0.0254      $0.0264      $0.0276
Winter Gas Charge $/kWh         $0.0288     $0.0293      $0.0297     $0.0300      $0.0304     $0.0317      $0.0331      $0.0345
Winter Oil Charge $/kWh         $0.0369     $0.0383      $0.0399     $0.0414      $0.0431     $0.0431      $0.0431      $0.0431
VEPCO Gas Chargee $/kWh         $0.0039     $0.0040      $0.0041     $0.0042      $0.0043     $0.0044      $0.0045      $0.0046
Variable O&M Charge $/kWh       $0.0022     $0.0023      $0.0024     $0.0024      $0.0025     $0.0026      $0.0027      $0.0027

Summer Gas Revenues $         2,813,000   2,644,000    3,950,000   5,273,000    6,510,000   7,923,000    9,054,000   10,387,000
Winter Gas Revenues $            18,000     745,000    1,389,000   2,055,000    2,270,000   2,552,000    3,400,000    4,427,000
Winter Oil Revenues $                 0           0            0           0      135,000     271,000      435,000      690,000
VEPCO Gas Revenues $            258,000     265,000      340,000     349,000      358,000     365,000      371,000      454,000
Total Energy Revenues $       3,089,000   3,654,000    5,679,000   7,677,000    9,273,000  11,111,000   13,260,000   15,958,000


Start Revenues

Winter Gas Start Payment        $38,286     $38,286      $38,286     $38,286      $38,286     $38,286      $38,286      $38,286
Winter Gas Start Revenues             0     154,000      283,000     499,000      611,000     566,000      687,000      779,000


Thermal Revenues

Steam Production Hours            7,800       7,800        7,800       7,800        7,800       7,800        7,800        7,800
Chilled Water Production Hours    4,000       4,000        4,000       4,000        4,000       4,000        4,000        4,000

Steam Production pph             50,000      50,000       50,000      50,000       50,000      50,000       50,000       50,000
Chilled Water Production tph      1,010       1,010        1,010       1,010        1,010       1,010        1,010        1,010

Steam Production  klbs          390,000     390,000      390,000     390,000      390,000     390,000      390,000      390,000
Chilled Water Productio ktons     4,040       4,040        4,040       4,040        4,040       4,040        4,040        4,040

Steam Charge    $/klbs            $1.15       $1.15        $1.15       $1.15        $1.15       $1.15        $1.15        $1.15
Chilled Water Charge $/ton       $0.035      $0.035       $0.035      $0.035       $0.035      $0.040       $0.040       $0.040

Steam Revenues  $               449,000     449,000      449,000     449,000      449,000     449,000      449,000      449,000
Chilled Water Revenues $        141,000     141,000      141,000     141,000      141,000     162,000      162,000      162,000
Total Thermal Revenues $        590,000     590,000      590,000     590,000      590,000     611,000      611,000      611,000

REVENUE GENERATION
Dispatch Operations                2004         2005         2006        2007        2008         2009         2010         2011
                                   ----         ----         ----        ----        ----         ----         ----         ----
Total Hours                         8,760        8,760        8,760       8,760       8,760        8,760        8,760   8,760
Summer & VEPCO Capacity             165.0        165.0        165.0       165.0       165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0        198.0       198.0       198.0        198.0        198.0        198.0

Summer Dispatch                     2,285        2,513        2,418       2,327       2,239        2,155        2,073        2,000
Winter Gas Dispatch                   742          908          763         642         539          452          379          429
Winter Oil Dispatch                   122          195          185         175         166          157          149          147
VEPCO Gas Dispatch                    600          600          600         600         600          600          600          600
     Total Dispatch Hours           3,749        4,216        3,966       3,744       3,544        3,364        3,201        3,176
     Percentage                     42.80%       48.13%       45.27%      42.74%      40.46%       38.40%       36.54%

Winter Starts                          19           23           19          16          13           11            9           11
Winter Start Duration                  40           40           40          40          40           40           40           40

Net Generation

Availability Factor                 100.0%       100.0%       100.0%      100.0%      100.0%       100.0%       100.0%       100.0%
Load Factor                         100.0%       100.0%       100.0%      100.0%      100.0%       100.0%       100.0%       100.0%

Summer Output   MWh               377,025      414,645      398,970     383,955     369,435      355,575      342,045      330,000
 Winter Gas Output MWh             146,916      179,784      151,074     127,116     106,722       89,496       75,042       84,942
Winter Oil Dispatch MWh            24,156       38,610       36,630      34,650      32,868       31,086       29,502       29,106
VEPCO Gas Dispatch MWh             99,000       99,000       99,000      99,000      99,000       99,000       99,000       99,000
Net Generation  MWh               647,097      732,039      685,674     644,721     608,025      575,157      545,589      543,048


Capacity Revenues

Capacity Rate   $/kw-mo            $10.82       $10.82        $8.32       $8.32       $8.32        $8.32        $8.32        $8.32
Capacity Revenues - Summer     10,713,000   10,713,000    8,238,000   8,238,000   8,238,000    8,238,000    8,238,000    8,238,000
Capacity Revenues - Winter     12,855,000   12,855,000    9,885,000   9,885,000   9,885,000    9,885,000    9,885,000    9,885,000
Total Capacity Revenues        23,568,000   23,568,000   18,123,000  18,123,000  18,123,000   18,123,000   18,123,000   18,123,000

Energy Revenues

Summer Gas Charge $/kWh         $ $0.0288      $0.0300      $0.0320     $0.0340     $0.0362      $0.0386      $0.0411      $0.0433
Winter Gas Charge $/kWh         $ $0.0359      $0.0373      $0.0397     $0.0421     $0.0446      $0.0475      $0.0504      $0.0530
Winter Oil Charge $/kWh         $ $0.0431      $0.0431      $0.0431     $0.0431     $0.0431      $0.0431      $0.0431      $0.0431
VEPCO Gas Chargee $/kWh         $ $0.0047      $0.0048      $0.0048     $0.0049     $0.0050      $0.0051      $0.0052      $0.0053
Variable O&M Charge $/kWh       $ $0.0028      $0.0029      $0.0030     $0.0031     $0.0032      $0.0033      $0.0034      $0.0035

Summer Gas Revenues $          11,909,000   13,648,000   13,951,000  14,254,000  14,544,000   14,884,000   15,209,000   15,419,000
Winter Gas Revenues $           5,684,000    7,233,000    6,444,000   5,744,000   5,104,000    4,539,000    4,033,000    4,795,000
Winter Oil Revenues $           1,109,000    1,776,000    1,688,000   1,600,000   1,520,000    1,441,000    1,370,000    1,355,000
VEPCO Gas Revenues $              462,000      470,000      479,000     488,000     498,000      507,000      517,000      527,000
Total Energy Revenues $        19,164,000   23,127,000   22,562,000  22,086,000  21,666,000   21,371,000   21,129,000   22,096,000


Start Revenues

Winter Gas Start Payment          $38,286      $38,286      $38,286     $38,286     $38,286      $38,286      $38,286      $38,286
Winter Gas Start Revenues         881,000      934,000      515,000     124,000     498,000      421,000      345,000      421,000


Thermal Revenues

Steam Production Hours              7,800        7,800        7,800       7,800       7,800        7,800        7,800        7,800
Chilled Water Production Hours      4,000        4,000        4,000       4,000       4,000        4,000        4,000        4,000

Steam Production pph               50,000       50,000       50,000      50,000      50,000       50,000       50,000       50,000
Chilled Water Production tph        1,010        1,010        1,010       1,010       1,010        1,010        1,010        1,010

Steam Production  klbs            390,000      390,000      390,000     390,000     390,000      390,000      390,000      390,000
Chilled Water Productio ktons       4,040        4,040        4,040       4,040       4,040        4,040        4,040        4,040

Steam Charge    $/klbs              $1.15        $1.15        $1.15       $1.15       $1.15        $1.15        $1.15        $1.15
Chilled Water Charge $/ton         $0.040       $0.040       $0.045      $0.045      $0.045       $0.045       $0.045       $0.050

Steam Revenues  $                 449,000      449,000      449,000     449,000     449,000      449,000      449,000      449,000
Chilled Water Revenues $          162,000      162,000      182,000     182,000     182,000      182,000      182,000      202,000
Total Thermal Revenues $          611,000      611,000      631,000     631,000     631,000      631,000      631,000      651,000

REVENUE GENERATION
Dispatch Operations                 2012         2013         2014         2015
                                    ----         ----         ----         ----
Total Hours                         8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0        198.0        198.0

Summer Dispatch                     1,929        1,861        1,794        1,729
Winter Gas Dispatch                   485          548          619          698
Winter Oil Dispatch                   144          142          140          138
VEPCO Gas Dispatch                    600          600          600          600
     Total Dispatch Hours           3,158        3,151        3,153        3,165
     Percentage

Winter Starts                          12           14           15           17
Winter Start Duration                  40           40           40           40

Net Generation

Availability Factor                 100.0%       100.0%       100.0%       100.0%
Load Factor                         100.0%       100.0%       100.0%       100.0%

Summer Output   MWh               318,285      307,065      296,010      285,285
Winter Gas Output MWh              96,030      108,504      122,562      138,204
Winter Oil Dispatch MWh            28,512       28,116       27,720       27,324
VEPCO Gas Dispatch MWh             99,000       99,000       99,000       99,000
Net Generation  MWh               541,827      542,685      545,292      549,813


Capacity Revenues

Capacity Rate   $/kw-mo             $8.32        $8.32        $8.32        $8.32
Capacity Revenues - Summer      8,238,000    8,238,000    8,238,000    8,238,000
Capacity Revenues - Winter      9,885,000    9,885,000    9,885,000    9,885,000
Total Capacity Revenues        18,123,000   18,123,000   18,123,000   18,123,000

Energy Revenues

Summer Gas Charge $/kWh           $0.0455      $0.0479      $0.0505      $0.0532
Winter Gas Charge $/kWh           $0.0558      $0.0588      $0.0616      $0.0647
Winter Oil Charge $/kWh           $0.0431      $0.0431      $0.0431      $0.0431
VEPCO Gas Chargee $/kWh           $0.0054      $0.0055      $0.0057      $0.0058
Variable O&M Charge $/kWh         $0.0036      $0.0037      $0.0038      $0.0039

Summer Gas Revenues $          15,625,000   15,827,000   16,065,000   16,294,000
Winter Gas Revenues $           5,706,000    6,783,000    8,018,000    9,484,000
Winter Oil Revenues $           1,330,000    1,315,000    1,299,000    1,284,000
VEPCO Gas Revenues $              538,000      549,000      560,000      571,000
Total Energy Revenues $        23,199,000   24,474,000   25,942,000   27,633,000


Start Revenues

Winter Gas Start Payment          $38,286      $38,286      $38,286      $38,286
Winter Gas Start Revenues         459,000      536,000      574,000      651,000


Thermal Revenues

Steam Production Hours              7,800        7,800        7,800        7,800
Chilled Water Production Hours      4,000        4,000        4,000        4,000

Steam Production pph               50,000       50,000       50,000       50,000
Chilled Water Production tph        1,010        1,010        1,010        1,010

Steam Production  klbs            390,000      390,000      390,000      390,000
Chilled Water Productio ktons       4,040        4,040        4,040        4,040

Steam Charge    $/klbs              $1.15        $1.15        $1.15        $1.15
Chilled Water Charge $/ton         $0.050       $0.050       $0.050       $0.050

Steam Revenues  $                 449,000      449,000      449,000      449,000
Chilled Water Revenues $          202,000      202,000      202,000      202,000
Total Thermal Revenues $          651,000      651,000      651,000      651,000


FINANCIAL FORECAST
Revenues                            7/96-12/96 [1]     1997         1998        1999         2000         2001         2002
                                    --------------     ----         ----        ----         ----         ----         ----
Revenues from Electric Sales:
     Total Capacity Revenues           13,599,500   25,382,000   25,382,000  23,568,000   23,568,000   23,568,000   23,568,000

Energy Charges
   Summer Gas Charge                    1,406,500    2,644,000    3,950,000   5,273,000    6,510,000    7,923,000    9,054,000
   Winter Gas Charge                        9,000      745,000    1,389,000   2,055,000    2,270,000    2,552,000    3,400,000
   Winter Oil Charge                            0            0            0           0      135,000      271,000      435,000
   VEPCO Gas Charge                       129,000      265,000      340,000     349,000      358,000      365,000      371,000
                                          -------      -------      -------     -------      -------      -------      -------
   Total Energy Revenues                1,544,500    3,654,000    5,679,000   7,677,000    9,273,000   11,111,000   13,260,000

Winter Gas Start Revenues                       0      154,000      283,000     499,000      611,000      566,000      687,000

Steam Sales Revenues                      224,500      449,000      449,000     449,000      449,000      449,000      449,000
Chilled Water Sales Revenues               70,500      141,000      141,000     141,000      141,000      162,000      162,000
                                           ------      -------      -------     -------      -------      -------      -------
     Total Thermal Revenues               295,000      590,000      590,000     590,000      590,000      611,000      611,000

Total Sales Revenues                   15,439,000   29,780,000   31,934,000  32,334,000   34,042,000   35,856,000   38,126,000

Interest - D.S.R.   5.0%                  194,000      371,000      354,000     336,000      335,000      333,000      330,000
                                          -------      -------      -------     -------      -------      -------      -------
Total Revenues                         15,633,000   30,151,000   32,288,000  32,670,000   34,377,000   36,189,000   38,456,000


Expenses

Fuel Costs - Cogen Plant                1,166,000    2,805,000    4,402,000   6,012,000    7,290,000    8,794,000   10,582,000
Fuel Costs - Boiler                       682,500    1,365,000    1,261,000   1,172,000    1,120,000    1,089,000   1,062,000
Plant Operating Costs                   2,575,500    5,173,000    5,251,000   5,334,000    5,440,000    5,530,000   5,629,000
Plant Variable Costs                      307,000      633,000      653,000     672,000      692,000      714,000   736,000
                                          -------      -------      -------     -------      -------      -------   -------
Total Operating Costs                   4,731,000    9,976,000   11,567,000  13,190,000   14,542,000   16,127,000   18,009,000

Rev. Avail. for Debt Service           10,902,000   20,175,000   20,721,000  19,480,000   19,835,000   20,062,000   20,447,000


Debt Service

Total Interest Costs                    5,175,000    9,193,000    8,705,000   8,221,000    7,769,000    7,284,000    6,764,000
Total Principal Payments                2,753,000    5,501,000    5,922,000   5,093,000    5,473,000    5,880,000    6,294,000
                                        ---------    ---------    ---------   ---------    ---------    ---------    ---------
     Total Debt Service                 7,928,000   14,694,000   14,627,000  13,314,000   13,242,000   13,164,000   13,058,000


Operating Cashflow

Pre-Tax Cashflow from Operations        2,974,000    5,481,000    6,094,000   6,166,000    6,593,000    6,898,000    7,389,000

Overhaul Reserve Fund Additions          (140,000)    (306,000)    (452,000)   (577,000)    (681,000)    (790,000)    (905,000)

Expected Debt Service Reserve Releases    655,000       26,000      670,000      30,000       33,000       47,000       50,000
Debt Service Reserve Fund Additions             0            0            0           0            0            0            0
                                                -            -            -           -            -            -            -

Net Balance from Operations [2]         3,489,000    5,201,000    6,312,000   5,619,000    5,945,000    6,155,000    6,534,000


Debt Service Coverage

Revenue Avail. for Debt Service        10,902,000   20,175,000   20,721,000  19,480,000   19,835,000   20,062,000   20,447,000

Total Interest Costs                    5,175,000    9,193,000    8,705,000   8,221,000    7,769,000    7,284,000    6,764,000
Total Principal Payments                2,753,000    5,501,000    5,922,000   5,093,000    5,473,000    5,880,000    6,294,000
                                        ---------    ---------    ---------   ---------    ---------    ---------    ---------
     Total Debt Service Costs           7,928,000   14,694,000   14,627,000  13,314,000   13,242,000   13,164,000   13,058,000

Times Interest Coverage                      2.11         2.19         2.38        2.37         2.55         2.75         3.02
Times Total Debt Coverage                    1.38         1.37         1.42        1.46         1.50         1.52         1.57


[1] Project closing of July 1996 assumed. Reflects one-half year's operations following refinancing.

[2]  Available for capital expenditures or distributions to Project owners.


FINANCIAL FORECAST
Revenues                                   2003         2004         2005         2006         2007         2008         2009
                                           ----         ----         ----         ----         ----         ----         ----
Revenues from Electric Sales:
     Total Capacity Revenues            23,568,000   23,568,000   23,568,000   18,123,000   18,123,000   18,123,000   18,123,000

Energy Charges
   Summer Gas Charge                    10,387,000   11,909,000   13,648,000   13,951,000   14,254,000   14,544,000   14,884,000
   Winter Gas Charge                     4,427,000    5,684,000    7,233,000    6,444,000    5,744,000    5,104,000    4,539,000
   Winter Oil Charge                       690,000    1,109,000    1,776,000    1,688,000    1,600,000    1,520,000    1,441,000
   VEPCO Gas Charge                        454,000      462,000      470,000      479,000      488,000      498,000      507,000
                                           -------      -------      -------      -------      -------      -------      -------
   Total Energy Revenues                15,958,000   19,164,000   23,127,000   22,562,000   22,086,000   21,666,000   21,371,000

Winter Gas Start Revenues                  779,000      881,000      934,000      515,000      124,000      498,000      421,000

Steam Sales Revenues                       449,000      449,000      449,000      449,000      449,000      449,000      449,000
Chilled Water Sales Revenues               162,000      162,000      162,000      182,000      182,000      182,000      182,000
                                           -------      -------      -------      -------      -------      -------      -------
     Total Thermal Revenues                611,000      611,000      611,000      631,000      631,000      631,000      631,000

Total Sales Revenues                    40,916,000   44,224,000   48,240,000   41,831,000   40,964,000   40,918,000   40,546,000

Interest - D.S.R.   5.0%                   328,000      325,000      272,000      219,000      215,000      210,000      205,000
                                           -------      -------      -------      -------      -------      -------      -------
Total Revenues                          41,244,000   44,549,000   48,512,000   42,050,000   41,179,000   41,128,000   40,751,000


Expenses

Fuel Costs - Cogen Plant                12,789,000   15,491,000   18,850,000   18,464,000   18,146,000   17,868,000   17,701,000
Fuel Costs - Boiler                        988,000      919,000      824,000      966,000    1,120,000    1,276,000    1,444,000
Plant Operating Costs                    5,732,000    5,840,000    5,953,000    6,074,000    6,200,000    6,332,000    6,473,000
Plant Variable Costs                       759,000      782,000      806,000      830,000      854,000      880,000      906,000
                                           -------      -------      -------      -------      -------      -------      -------
Total Operating Costs                   20,268,000   23,032,000   26,433,000   26,334,000   26,320,000   26,356,000   26,524,000

Rev. Avail. for Debt Service            20,976,000   21,517,000   22,079,000   15,716,000   14,859,000   14,772,000   14,227,000


Debt Service

Total Interest Costs                     6,206,000    5,610,000    4,972,000    4,418,000    4,042,000    3,647,000    3,235,000
Total Principal Payments                 6,737,000    7,215,000    7,697,000    4,292,000    4,492,000    4,705,000    4,919,000
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Total Debt Service                 12,943,000   12,825,000   12,669,000    8,710,000    8,534,000    8,352,000    8,154,000


Operating Cashflow

Pre-Tax Cashflow from Operations         8,033,000    8,692,000    9,410,000    7,006,000    6,325,000    6,420,000    6,073,000

Overhaul Reserve Fund Additions         (1,072,000)  (1,235,000)  (1,430,000)  (1,386,000)  (1,347,000)  (1,314,000)  (1,284,000)

Expected Debt Service Reserve Releases      51,000       70,000    2,034,000       85,000       87,000       96,000      100,000
Debt Service Reserve Fund Additions              0            0            0            0            0            0            0
                                                 -            -            -            -            -            -            -

Net Balance from Operations [2]          7,012,000    7,527,000   10,014,000    5,705,000    5,065,000    5,202,000    4,889,000


Debt Service Coverage

Revenue Avail. for Debt Service         20,976,000   21,517,000   22,079,000   15,716,000   14,859,000   14,772,000   14,227,000

Total Interest Costs                     6,206,000    5,610,000    4,972,000    4,418,000    4,042,000    3,647,000    3,235,000
Total Principal Payments                 6,737,000    7,215,000    7,697,000    4,292,000    4,492,000    4,705,000    4,919,000
                                         ---------    ---------    ---------    ---------    ---------    ---------    ---------
     Total Debt Service Costs           12,943,000   12,825,000   12,669,000    8,710,000    8,534,000    8,352,000    8,154,000

Times Interest Coverage                       3.38         3.84         4.44         3.56         3.68         4.05         4.40
Times Total Debt Coverage                     1.62         1.68         1.74         1.80         1.74         1.77         1.74


[1] Project closing of July 1996 assumed. Reflects one-half year's operations following refinancing.

[2]  Available for capital expenditures or distributions to Project owners.


FINANCIAL FORECAST
Revenues                                    2010         2011         2012         2013         2014         2015
                                            ----         ----         ----         ----         ----         ----
Revenues from Electric Sales:
     Total Capacity Revenues             18,123,000   18,123,000   18,123,000   18,123,000   18,123,000   18,123,000

Energy Charges
   Summer Gas Charge                     15,209,000   15,419,000   15,625,000   15,827,000   16,065,000   16,294,000
   Winter Gas Charge                      4,033,000    4,795,000    5,706,000    6,783,000    8,018,000    9,484,000
   Winter Oil Charge                      1,370,000    1,355,000    1,330,000    1,315,000    1,299,000    1,284,000
   VEPCO Gas Charge                         517,000      527,000      538,000      549,000      560,000      571,000
                                            -------      -------      -------      -------      -------      -------
   Total Energy Revenues                 21,129,000   22,096,000   23,199,000   24,474,000   25,942,000   27,633,000

Winter Gas Start Revenues                   345,000      421,000      459,000      536,000      574,000      651,000

Steam Sales Revenues                        449,000      449,000      449,000      449,000      449,000      449,000
Chilled Water Sales Revenues                182,000      202,000      202,000      202,000      202,000      202,000
                                            -------      -------      -------      -------      -------      -------
     Total Thermal Revenues                 631,000      651,000      651,000      651,000      651,000      651,000

Total Sales Revenues                     40,228,000   41,291,000   42,432,000   43,784,000   45,290,000   47,058,000

Interest - D.S.R.   5.0%                    201,000      196,000      191,000      185,000      169,000       79,000
                                            -------      -------      -------      -------      -------       ------
Total Revenues                           40,429,000   41,487,000   42,623,000   43,969,000   45,459,000   47,137,000


Expenses

Fuel Costs - Cogen Plant                 17,573,000   18,469,000   19,491,000   20,666,000   22,016,000   23,571,000
Fuel Costs - Boiler                       1,620,000    1,723,000    1,836,000    1,941,000    2,054,000    2,167,000
Plant Operating Costs                     6,620,000    6,774,000    6,935,000    7,106,000    7,284,000    7,469,000
Plant Variable Costs                        933,000      961,000      990,000    1,019,000    1,049,000    1,081,000
                                            -------      -------      -------    ---------    ---------    ---------
Total Operating Costs                    26,746,000   27,927,000   29,252,000   30,732,000   32,403,000   34,288,000

Rev. Avail. for Debt Service             13,683,000   13,560,000   13,371,000   13,237,000   13,056,000   12,849,000


Debt Service

Total Interest Costs                      2,803,000    2,350,000    1,874,000    1,375,000      854,000      325,000
Total Principal Payments                  5,143,000    5,422,000    5,691,000    5,953,000    6,188,000    6,031,000
                                          ---------    ---------    ---------    ---------    ---------    ---------
     Total Debt Service                   7,946,000    7,772,000    7,565,000    7,328,000    7,042,000    6,356,000


Operating Cashflow

Pre-Tax Cashflow from Operations          5,737,000    5,788,000    5,806,000    5,909,000    6,014,000    6,493,000

Overhaul Reserve Fund Additions          (1,259,000)  (1,287,000)  (1,318,000)  (3,354,000)  (2,396,000)  (1,443,000)

Expected Debt Service Reserve Releases       82,000       99,000      115,000      139,000      476,000    3,145,000
Debt Service Reserve Fund Additions               0            0            0            0            0            0
                                                  -            -            -            -            -            -

Net Balance from Operations [2]           4,560,000    4,600,000    4,603,000    2,694,000    4,094,000    8,195,000


Debt Service Coverage

Revenue Avail. for Debt Service          13,683,000   13,560,000   13,371,000   13,237,000   13,056,000   12,849,000

Total Interest Costs                      2,803,000    2,350,000    1,874,000    1,375,000      854,000      325,000
Total Principal Payments                  5,143,000    5,422,000    5,691,000    5,953,000    6,188,000    6,031,000
                                          ---------    ---------    ---------    ---------    ---------    ---------
     Total Debt Service Costs             7,946,000    7,772,000    7,565,000    7,328,000    7,042,000    6,356,000

Times Interest Coverage                        4.88         5.77         7.14         9.63        15.29        39.54
Times Total Debt Coverage                      1.72         1.74         1.77         1.81         1.85         2.02

[1] Project closing of July 1996 assumed. Reflects one-half year's operations following refinancing.

[2]  Available for capital expenditures or distributions to Project owners.

RESERVE FUNDS
Debt Service Reserve Fund              1996        1997        1998        1999        2000        2001        2002         2003
                                       ----        ----        ----        ----        ----        ----        ----         ----
Beginning Balance                   8,090,714   7,435,714   7,409,285   6,739,285   6,709,642   6,677,142   6,630,356    6,580,713
     Additions                              0           0           0           0           0           0           0            0
     Interest  5.00%                  388,000     371,000     354,000     336,000     335,000     333,000     330,000      328,000
     Withdrawals                     (388,000)   (371,000)   (354,000)   (336,000)   (335,000)   (333,000)   (330,000)    (328,000)
     Releases                        (655,000)    (26,429)   (670,000)    (29,643)    (32,500)    (46,786)    (49,643)     (51,429)
                                     --------     -------    --------     -------     -------     -------     -------      -------
Ending Balance                      7,435,714   7,409,285   6,739,285   6,709,642   6,677,142   6,630,356   6,580,713    6,529,284


Overhaul Reserve Fund

Beginning Balance                     942,632     904,632   1,256,632   1,565,632   2,213,632   1,214,632   1,874,632    1,247,632
     Additions                        280,000     306,000     452,000     577,000     681,000     790,000     905,000    1,072,000
     Additional Overhaul Allowance          0           0           0           0           0           0           0            0
     Interest  5.00%                               46,000      54,000      71,000      94,000      86,000      77,000       78,000
     Turbine Overhauls               (318,000)          0    (197,000)          0  (1,774,000)   (216,000) (1,609,000)  (2,575,000)
     Other Withdrawals                      0           0           0           0           0           0           0            0
     Interest Withdrawal                    0           0           0           0           0           0           0            0
     Releases                               0           0           0           0           0           0           0            0
                                            -           -           -           -           -           -           -            -
Ending Balance                        904,632   1,256,632   1,565,632   2,213,632   1,214,632   1,874,632   1,247,632     (177,368)


Dispatch Hours  [1]                     1,077       1,144       1,637       2,030       2,326       2,621       2,915        3,354
Reserve Addition  3.00%                  $260        $268        $276        $284        $293        $301        $310         $320
Reserve Addition                      280,000     306,000     452,000     577,000     681,000     790,000     905,000    1,072,000

Overhaul Requirements
Frame 6 Operating Hours                 4,863       6,007       7,644       9,674      12,000      14,621      17,536       20,890
Estimated Maintenance Factor             2.82        2.82        2.82        2.82        2.82        2.82        2.82         2.82
Frame 6 Factored Hours                 14,056      16,940      21,556      27,281      33,840      41,231      49,452       58,910

Combustion Inspection (CI)  [2]                               $59,000                 $63,000     $65,000                  $69,000
Hot Gas Path Inspection (HGP)  [3]
Major Overhaul (MO)  [4]                                                                                   $1,513,000

Frame 7 Operating Hours                 3,525       4,669       6,306       8,336      10,662      13,283      16,198       19,552
Estimated Maintenance Factor             2.82        2.82        2.82        2.82        2.82        2.82        2.82         2.82
Frame 7 Factored Hours                 10,186      13,167      17,783      23,508      30,067      37,458      45,678       55,137

Combustion Inspection (CI)  [5]                               $85,000                             $93,000     $96,000
Hot Gas Path Inspection (HGP)  [6]                                                 $1,711,000
Major Overhaul (MO)  [7]                                                                                                $2,445,000

Steam Turbine Equiv. Hours              9,029      10,173      11,810      13,840      16,166      18,787      21,702       25,056

Limited ST Overhaul (LO)  [8]                                 $53,000                             $58,000                  $61,000
Major ST Overhaul (MO)  [9]          $318,000
                                     --------
Total Overhaul Costs                 $318,000          $0    $197,000          $0  $1,774,000    $216,000  $1,609,000   $2,575,000

RESERVE FUNDS
Debt Service Reserve Fund              2004        2005        2006         2007       2008         2009        2010        2011
                                       ----        ----        ----         ----       ----         ----        ----        ----
Beginning Balance                   6,529,284   6,458,927   4,424,641    4,339,284   4,252,141   4,156,427    4,056,070   3,973,927
     Additions                              0           0           0            0           0           0            0           0
     Interest  5.00%                  325,000     272,000     219,000      215,000     210,000     205,000      201,000     196,000
     Withdrawals                     (325,000)   (272,000)   (219,000)    (215,000)   (210,000)   (205,000)    (201,000)   (196,000)
     Releases                         (70,357) (2,034,286)    (85,357)     (87,143)    (95,714)   (100,357)     (82,143)    (99,286)
                                      -------  ----------     -------      -------     -------    --------      -------     -------
Ending Balance                      6,458,927   4,424,641   4,339,284    4,252,141   4,156,427   4,056,070    3,973,927   3,874,641


Overhaul Reserve Fund

Beginning Balance                    (177,368)    912,632    (777,368)     309,632   1,382,632  (1,019,368)      64,632  (1,921,368)
     Additions                      1,235,000   1,430,000   1,386,000    1,347,000   1,314,000   1,284,000    1,259,000   1,287,000
     Additional Overhaul Allowance          0           0           0            0           0           0            0           0
     Interest  5.00%                   27,000      18,000      49,000       84,000      38,000     (12,000)      42,000       9,000
     Turbine Overhauls               (172,000) (1,315,000)   (183,000)  (4,506,000)   (265,000)   (199,000)  (3,703,000)   (212,000)
     Other Withdrawals                      0           0           0            0           0           0            0           0
     Interest Withdrawal                    0           0           0            0           0           0            0           0
     Releases                               0           0           0            0           0           0            0           0
                                            -           -           -            -           -           -            -           -
Ending Balance                        912,632   1,045,632   2,297,632     (777,368)    309,632   1,382,632   (1,019,368)     64,632


Dispatch Hours  [1]                     3,749       4,216       3,966        3,744       3,544       3,364        3,201       3,176
Reserve Addition  3.00%                  $329        $339        $349         $360        $371        $382         $393        $405
Reserve Addition                    1,235,000   1,430,000   1,386,000    1,347,000   1,314,000   1,284,000    1,259,000   1,287,000

Overhaul Requirements
Frame 6 Operating Hours                24,639      28,855      32,821       36,565      40,109      43,473       46,674      49,850
Estimated Maintenance Factor             2.82        2.82        2.82         2.82        2.82        2.82         2.82        2.82
Frame 6 Factored Hours                 69,482      81,371      92,555      103,113     113,107     122,594      131,621     140,577

Combustion Inspection (CI)  [2]       $71,000                 $75,000                  $80,000     $82,000                  $87,000
Hot Gas Path Inspection (HGP)  [3]             $1,211,000                                                    $1,404,000
Major Overhaul (MO)  [4]                                                $1,754,000

Frame 7 Operating Hours                23,301      27,517      31,483       35,227      38,771      42,135       45,336      48,512
Estimated Maintenance Factor             2.82        2.82        2.82         2.82        2.82        2.82         2.82        2.82
Frame 7 Factored Hours                 65,709      77,598      88,782       99,340     109,334     118,821      127,848     136,804

Combustion Inspection (CI)  [5]      $101,000    $104,000    $108,000                 $114,000    $117,000                 $125,000
Hot Gas Path Inspection (HGP)  [6]                                                                           $2,299,000
Major Overhaul (MO)  [7]                                                $2,752,000

Steam Turbine Equiv. Hours             28,805      33,021      36,987       40,731      44,275      47,639       50,840      54,016

Limited ST Overhaul (LO)  [8]                                                          $71,000
Major ST Overhaul (MO)  [9]


Total Overhaul Costs                 $172,000  $1,315,000    $183,000   $4,506,000    $265,000    $199,000   $3,703,000    $212,000

RESERVE FUNDS
Debt Service Reserve Fund                2012        2013         2014        2015
                                         ----        ----         ----        ----
Beginning Balance                     3,874,641   3,759,998    3,621,069    3,145,447
     Additions                                0           0            0            0
     Interest  5.00%                    191,000     185,000      169,000       79,000
     Withdrawals                       (191,000)   (185,000)    (169,000)     (79,000)
     Releases                          (114,643)   (138,929)    (475,622)  (3,145,449)
                                       --------    --------     --------   ----------
Ending Balance                        3,759,998   3,621,069    3,145,477           (2)


Overhaul Reserve Fund

Beginning Balance                        64,632  (1,921,368)  (2,060,368)       4,632
     Additions                        1,318,000   1,354,000    1,396,000    1,443,000
     Additional Overhaul Allowance            0   2,000,000    1,000,000            0
     Interest  5.00%                    (24,000)    (46,000)    (100,000)     (51,000)
     Turbine Overhauls               (3,280,000) (3,447,000)    (231,000)  (2,763,000)
     Other Withdrawals                        0           0            0            0
     Interest Withdrawal                      0           0            0            0
     Releases                                 0           0            0            0
                                              -           -            -            -
Ending Balance                       (1,921,368) (2,060,368)       4,632   (1,366,368)


Dispatch Hours  [1]                       3,158       3,151        3,153        3,165
Reserve Addition  3.00%                    $417        $430         $443         $456
Reserve Addition                      1,318,000   1,354,000    1,396,000    1,443,000

Overhaul Requirements
Frame 6 Operating Hours                  53,008      56,159       59,312       62,477
Estimated Maintenance Factor               2.82        2.82         2.82         2.82
Frame 6 Factored Hours                  149,483     158,368      167,260      176,185

Combustion Inspection (CI)  [2]         $90,000                  $95,000      $98,000
Hot Gas Path Inspection (HGP)  [3]
Major Overhaul (MO)  [4]                         $2,094,000

Frame 7 Operating Hours                  51,670      54,821       57,974       61,139
Estimated Maintenance Factor               2.82        2.82         2.82         2.82
Frame 7 Factored Hours                  145,709     154,595      163,487      172,412

Combustion Inspection (CI)  [5]                    $132,000     $136,000
Hot Gas Path Inspection (HGP)  [6]                                         $2,665,000
Major Overhaul (MO)  [7]             $3,190,000

Steam Turbine Equiv. Hours               57,174      60,325       63,478       66,643

Limited ST Overhaul (LO)  [8]
Major ST Overhaul (MO)  [9]                      $1,221,000
                                                 ----------
Total Overhaul Costs                 $3,280,000  $3,447,000     $231,000   $2,763,000



[1]  Equivalent full load dispatch hours.
[2]  CI conducted each 8,000 factored hours. Estimated cost of $56,000 (1996$)

[3]  HGP  conducted  each  24,000  factored  hours.  Estimated  cost of $928,000
     (1996$)
[4]  MO conducted  each 48,000  factored  hours.  Estimated  cost of  $1,267,000
     (1996$)
[5] CI conducted each 8,000 factored hours. Estimated cost of $80,000 (1996$) [6] HGP conducted each 24,000 factored hours. Estimated cost of $1,520,000
     (1996$)
[7]  MO conducted  each 40,000  factored  hours.  Estimated  cost of  $1,988,000
     (1996$)
[8]  LO  conducted  each  16,000  equivalent  hours.  Estimated  cost of $50,000
     (1996$)
[9]  MO  conducted  each 50,000  equivalent  hours.  Estimated  cost of $739,000
     (1996$)

                                                       EXHIBIT B
                                         PROJECTED PRO FORMA FOR ZERO DISPATCH

OPERATING ASSUMPTIONS

   Planning Period

   Base Year:                1996
   PPA Final Year:           2015
   PPA Remaining Term:         20 years
   Planning Period:            20 years
   Rounding Precision:         -3



                                               Capacity Assumptions
                                               --------------------
                    Summer                     Summer       Winter                      Winter
                 Demonstrated    Capacity     Contract   Demonstrated    Capacity      Contract
  Year             Capacity     Degradation   Capacity     Capacity     Degradation    Capacity
  ----             --------     -----------   --------     --------     -----------    --------
                     (MW)           (%)         (MW)         (MW)           (%)          (MW)
  1996               174.0         0.00%        165.0        198.0         0.00%         198.0
  1997               174.0         0.00%        165.0        198.0         0.00%         198.0
  1998               174.0         0.00%        165.0        198.0         0.00%         198.0
  1999               174.0         0.00%        165.0        198.0         0.00%         198.0
  2000               174.0         0.00%        165.0        198.0         0.00%         198.0
  2001               174.0         0.00%        165.0        198.0         0.00%         198.0
  2002               174.0         0.00%        165.0        198.0         0.00%         198.0
  2003               174.0         0.00%        165.0        198.0         0.00%         198.0
  2004               174.0         0.00%        165.0        198.0         0.00%         198.0
  2005               174.0         0.00%        165.0        198.0         0.00%         198.0
  2006               174.0         0.00%        165.0        198.0         0.00%         198.0
  2007               174.0         0.00%        165.0        198.0         0.00%         198.0
  2008               174.0         0.00%        165.0        198.0         0.00%         198.0
  2009               174.0         0.00%        165.0        198.0         0.00%         198.0
  2010               174.0         0.00%        165.0        198.0         0.00%         198.0
  2011               174.0         0.00%        165.0        198.0         0.00%         198.0
  2012               174.0         0.00%        165.0        198.0         0.00%         198.0
  2013               174.0         0.00%        165.0        198.0         0.00%         198.0
  2014               174.0         0.00%        165.0        198.0         0.00%         198.0
  2015               174.0         0.00%        165.0        198.0         0.00%         198.0

                                                            Dispatch Assumptions
                                                            --------------------
          Summer Gas             Winter Gas                Winter Oil                 VEPCO Gas                  Total
           Dispatch     Summer    Dispatch    Winter gas    Dispatch    Winter Gas    Dispatch     VEPCO Gas    Dispatch
Year        Hours       Output     Hours        Output       Hours        Output        Hours       Output        Hours     Percent
----       --------     ------    --------      ------      --------      ------     -----------    ------      --------     -------
                         (MWh)                   (MWh)                     (MWh)                     (MWh)                     (%)
1996          0           0          0            0             0           0             0           0             0          0
1997          0           0          0            0             0           0             0           0             0          0
1998          0           0          0            0             0           0             0           0             0          0
1999          0           0          0            0             0           0             0           0             0          0
2000          0           0          0            0             0           0             0           0             0          0
2001          0           0          0            0             0           0             0           0             0          0
2002          0           0          0            0             0           0             0           0             0          0
2003          0           0          0            0             0           0             0           0             0          0
2004          0           0          0            0             0           0             0           0             0          0
2005          0           0          0            0             0           0             0           0             0          0
2006          0           0          0            0             0           0             0           0             0          0
2007          0           0          0            0             0           0             0           0             0          0
2008          0           0          0            0             0           0             0           0             0          0
2009          0           0          0            0             0           0             0           0             0          0
2010          0           0          0            0             0           0             0           0             0          0
2011          0           0          0            0             0           0             0           0             0          0
2012          0           0          0            0             0           0             0           0             0          0
2013          0           0          0            0             0           0             0           0             0          0
2014          0           0          0            0             0           0             0           0             0          0
2015          0           0          0            0             0           0             0           0             0          0

             Electric Heat Assumptions(3)             Aux. Boiler Steam/Chilled Water Assumptions
             ----------------------------             -------------------------------------------
        Demonstrated                Contract     Steam                    C. Water                   Steam
            Heat       Heat Rate      Heat     Production     Steam      Production    C. Water       Heat
Year        Rate      Degradation     Rate       Hours      Production      Hours     Production   Requirement
----        ----      -----------     ----       -----      ----------      -----     ----------   -----------
         (Btu/kWh)        (%)       (Btu/kWh)                 (pph)                    (ton-hr)     (Btu/lb)
1996        8900         0.00%        8900        7800        50,000         4000        1010         1714
1997        8900         0.00%        8900        7800        50,000         4000        1010         1714
1998        8900         0.00%        8900        7800        50,000         4000        1010         1714
1999        8900         0.00%        8900        7800        50,000         4000        1010         1714
2000        8900         0.00%        8900        7800        50,000         4000        1010         1714
2001        8900         0.00%        8900        7800        50,000         4000        1010         1714
2002        8900         0.00%        8900        7800        50,000         4000        1010         1714
2003        8900         0.00%        8900        7800        50,000         4000        1010         1714
2004        8900         0.00%        8900        7800        50,000         4000        1010         1714
2005        8900         0.00%        8900        7800        50,000         4000        1010         1714
2006        8900         0.00%        8900        7800        50,000         4000        1010         1714
2007        8900         0.00%        8900        7800        50,000         4000        1010         1714
2008        8900         0.00%        8900        7800        50,000         4000        1010         1714
2009        8900         0.00%        8900        7800        50,000         4000        1010         1714
2010        8900         0.00%        8900        7800        50,000         4000        1010         1714
2011        8900         0.00%        8900        7800        50,000         4000        1010         1714
2012        8900         0.00%        8900        7800        50,000         4000        1010         1714
2013        8900         0.00%        8900        7800        50,000         4000        1010         1714
2014        8900         0.00%        8900        7800        50,000         4000        1010         1714
2015        8900         0.00%        8900        7800        50,000         4000        1010         1714


FUEL COST ASSUMPTIONS
                                                    Summer Gas Cost
                                                    ---------------
            SSG        SGT         SGT         SGT         SR1       SR2       SRX      Summer   Summer   Summer
         Gulf Spot   Transco      Panda        NCG       Transco     NCNG   Swing Gas    Gas      Gas      Gas
Year       Price       IT      Pipeline IT   Mgt. Fee   Retainage Retainage Retainage   Charge   Charge    Cost    Margin   Margin
----       -----       --      -----------   --------   --------- --------- ---------   ------   ------    ----    ------   ------
         ($/MMBtu)  ($/MMBtu)   ($/MMBtu)   ($/MMBtu)      (%)       (%)       (%)    ($/MMBtu) ($/kWh) ($/MMBtu) ($/MMBtu) ($/kWh)
1996       $1.79     $0.34        $0.26       $0.04       3.79%      2.00%      3.00%    $2.59  $0.02307   $2.26    $0.33   $0.00297
1997       $1.81     $0.34        $0.27       $0.04       3.79%      2.00%      3.00%    $2.62  $0.02335   $2.28    $0.34   $0.00304
1998       $1.84     $0.35        $0.27       $0.04       3.79%      2.00%      3.00%    $2.66  $0.02372   $2.31    $0.35   $0.00312
1999       $1.85     $0.36        $0.28       $0.04       3.79%      2.00%      3.00%    $2.69  $0.02398   $2.34    $0.36   $0.00320
2000       $1.88     $0.37        $0.29       $0.04       3.79%      2.00%      3.00%    $2.75  $0.02447   $2.38    $0.37   $0.00329
2001       $1.96     $0.38        $0.30       $0.04       3.79%      2.00%      3.00%    $2.86  $0.02542   $2.47    $0.38   $0.00339
2002       $2.05     $0.38        $0.31       $0.04       3.79%      2.00%      3.00%    $2.97  $0.02642   $2.57    $0.39   $0.00351
2003       $2.15     $0.39        $0.32       $0.04       3.79%      2.00%      3.00%    $3.10  $0.02757   $2.69    $0.41   $0.00363
2004       $2.26     $0.40        $0.33       $0.04       3.79%      2.00%      3.00%    $3.23  $0.02877   $2.81    $0.42   $0.00375
2005       $2.37     $0.42        $0.34       $0.04       3.79%      2.00%      3.00%    $3.37  $0.03001   $2.94    $0.44   $0.00388
2006       $2.55     $0.43        $0.35       $0.04       3.79%      2.00%      3.00%    $3.59  $0.03198   $3.14    $0.45   $0.00404
2007       $2.75     $0.43        $0.36       $0.04       3.79%      2.00%      3.00%    $3.83  $0.03404   $3.35    $0.47   $0.00421
2008       $2.95     $0.44        $0.37       $0.04       3.79%      2.00%      3.00%    $4.07  $0.03620   $3.57    $0.49   $0.00438
2009       $3.18     $0.45        $0.38       $0.04       3.79%      2.00%      3.00%    $4.34  $0.03859   $3.82    $0.51   $0.00456
2010       $3.41     $0.47        $0.39       $0.04       3.79%      2.00%      3.00%    $4.62  $0.04110   $4.08    $0.53   $0.00475
2011       $3.61     $0.48        $0.40       $0.04       3.79%      2.00%      3.00%    $4.86  $0.04326   $4.31    $0.55   $0.00493
2012       $3.83     $0.48        $0.41       $0.04       3.79%      2.00%      3.00%    $5.11  $0.04552   $4.54    $0.58   $0.00512
2013       $4.05     $0.49        $0.43       $0.04       3.79%      2.00%      3.00%    $5.38  $0.04787   $4.78    $0.60   $0.00531
2014       $4.30     $0.51        $0.44       $0.04       3.79%      2.00%      3.00%    $5.67  $0.05048   $5.05    $0.62   $0.00552
2015       $4.55     $0.52        $0.45       $0.04       3.79%      2.00%      3.00%    $5.98  $0.05321   $5.33    $0.64   $0.00573

                                                     Winter Gas Cost
                                                     ---------------
        WSG                   Panda   WGT    WR1      WR2      WR2      WRX
      Appala-    WGT    WGT   Pipe-   NGC  Transco    CNG     NCNG   Swing Gas  Winter   Winter  Winter   Winter
       chian   Transco  CNG   line    Mgt. Retain-  Retain-  Retain-  Retain-    Gas      Gas     Gas      Gas
Year   Price     IT     IT     IT     Fee    age      age      age      age     Charge   Charge   Cost     Cost    Margin    Margin
----   -----     --     --     --     ---    ---      ---      ---      ---     ------   ------   ----     ----    ------    ------
       (------------$/MMBtu-------------)    (%)      (%)      (%)      (%)   ($/MMBtu)  ($/kWh)($/MMBtu) ($/kWh) ($/MMBtu)  ($/kWh)
1996   $2.28   $0.24  $0.21   $0.26  $0.04   1.97%   2.28%    2.00%    3.00%    $3.23   $0.02878  $2.92  $0.02596 $0.31673  $0.00282
1997   $2.31   $0.24  $0.21   $0.27  $0.04   1.97%   2.28%    2.00%    3.00%    $3.29   $0.02932  $2.97  $0.02642 $0.32541  $0.00290
1998   $2.34   $0.25  $0.21   $0.27  $0.04   1.97%   2.28%    2.00%    3.00%    $3.33   $0.02967  $3.00  $0.02669 $0.33403  $0.00297
1999   $2.36   $0.25  $0.21   $0.28  $0.04   1.97%   2.28%    2.00%    3.00%    $3.37   $0.03001  $3.03  $0.02695 $0.34288  $0.00305
2000   $2.39   $0.26  $0.22   $0.29  $0.04   1.97%   2.28%    2.00%    3.00%    $3.42   $0.03044  $3.07  $0.02731 $0.35196  $0.00313
2001   $2.50   $0.26  $0.23   $0.30  $0.04   1.97%   2.28%    2.00%    3.00%    $3.56   $0.03169  $3.20  $0.02846 $0.36345  $0.00323
2002   $2.62   $0.27  $0.23   $0.31  $0.04   1.97%   2.28%    2.00%    3.00%    $3.72   $0.03311  $3.35  $0.02977 $0.37563  $0.00334
2003   $2.74   $0.28  $0.24   $0.32  $0.04   1.97%   2.28%    2.00%    3.00%    $3.87   $0.03447  $3.48  $0.03102 $0.38789  $0.00345
2004   $2.86   $0.29  $0.25   $0.33  $0.04   1.97%   2.28%    2.00%    3.00%    $4.03   $0.03587  $3.63  $0.03231 $0.40055  $0.00356
2005   $2.98   $0.30  $0.26   $0.34  $0.04   1.97%   2.28%    2.00%    3.00%    $4.19   $0.03733  $3.78  $0.03365 $0.41361  $0.00368
2006   $3.21   $0.30  $0.25   $0.35  $0.04   1.97%   2.28%    2.00%    3.00%    $4.46   $0.03967  $4.03  $0.03584 $0.42962  $0.00382
2007   $3.45   $0.30  $0.26   $0.36  $0.04   1.97%   2.28%    2.00%    3.00%    $4.73   $0.04211  $4.29  $0.03814 $0.44622  $0.00397
2008   $3.69   $0.31  $0.26   $0.37  $0.04   1.97%   2.28%    2.00%    3.00%    $5.02   $0.04465  $4.55  $0.04053 $0.46305  $0.00412
2009   $3.95   $0.32  $0.27   $0.38  $0.04   1.97%   2.28%    2.00%    3.00%    $5.33   $0.04745  $4.85  $0.04317 $0.48088  $0.00428
2010   $4.22   $0.33  $0.28   $0.39  $0.04   1.97%   2.28%    2.00%    3.00%    $5.66   $0.05038  $5.16  $0.04594 $0.49936  $0.00444
2011   $4.46   $0.34  $0.29   $0.40  $0.04   1.97%   2.28%    2.00%    3.00%    $5.95   $0.05298  $5.44  $0.04838 $0.51726  $0.00460
2012   $4.73   $0.35  $0.30   $0.41  $0.04   1.97%   2.28%    2.00%    3.00%    $6.27   $0.05585  $5.74  $0.05108 $0.53622  $0.00477
2013   $5.01   $0.36  $0.31   $0.43  $0.04   1.97%   2.28%    2.00%    3.00%    $6.61   $0.05884  $6.06  $0.05389 $0.55585  $0.00495
2014   $5.28   $0.37  $0.30   $0.44  $0.04   1.97%   2.28%    2.00%    3.00%    $6.93   $0.06163  $6.35  $0.05651 $0.57572  $0.00512
2015   $5.58   $0.36  $0.31   $0.45  $0.04   1.97%   2.28%    2.00%    3.00%    $7.27   $0.06472  $6.68  $0.05941 $0.59675  $0.00531

                                   Winter Fuel Oil Cost
                                   --------------------
          Delivered      Panda      Winter    Winter               Winter
          Fuel Oil      Handling     Oil       Oil     Fuel Oil     Oil
Year        Price        Charge     Charge    Charge    Usage       Cost       Margin      Margin
----        -----        ------     ------    ------    -----       ----       ------      ------
          ($/MMBtu)     ($/MMBtu) ($/MMBtu)  ($/kWh)     (%)     ($/MMBtu)    ($/MMBtu)    ($/kWh)
1996        $4.05        $0.10      $4.14    $0.03686   80.00%     $3.82      $0.32219    $0.00287
1997        $4.21        $0.10      $4.31    $0.03833   80.00%     $3.96      $0.34700    $0.00309
1998        $4.38        $0.10      $4.48    $0.03985   80.00%     $4.10      $0.37759    $0.00336
1999        $4.55        $0.11      $4.66    $0.04144   80.00%     $4.25      $0.40979    $0.00365
2000        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.40      $0.44134    $0.00393
2001        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.43      $0.41551    $0.00370
2002        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.46      $0.38604    $0.00344
2003        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.48      $0.35809    $0.00319
2004        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.51      $0.32905    $0.00293
2005        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.54      $0.29888    $0.00266
2006        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.59      $0.24961    $0.00222
2007        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.64      $0.19805    $0.00176
2008        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.70      $0.14432    $0.00128
2009        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.76      $0.08489    $0.00076
2010        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.82      $0.02271    $0.00020
2011        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.87     ($0.03204)  ($0.00029)
2012        $4.73        $0.11      $4.84    $0.04309   80.00%     $4.93     ($0.09269)  ($0.00082)
2013        $4.73        $0.11      $4.84    $0.04309   80.00%     $5.00     ($0.15601)  ($0.00139)
2014        $4.73        $0.11      $4.84    $0.04309   80.00%     $5.06     ($0.21484)  ($0.00191)
2015        $4.73        $0.11      $4.84    $0.04309   80.00%     $5.12     ($0.27998)  ($0.00249)

                                                  VEPCO Gas Cost
                                                  --------------

          MGT         Panda      VEPCO     VEPCO     Plant         FA        VEPCO      VEPCO     VEPCO        VEPCO
       Management    Pipeline     Gas       Gas     Variable      NCNG     Nomination    Gas    Nomination     Gas
Year      Fee         Charge     Charge    Charge   O&M Costs   Retainage     Fee       Charge     Fee         Cost       Margin
----      ---         ------     ------    ------   ---------   ---------     ---       ------     ---         ----       ------
       ($/MMBtu)    ($/MMBtu)  ($/MMBtu)  ($/kWh)    ($/kWh)       (%)      ($/day)    ($/kWh)   ($/day)      ($/kWh)     ($/kWh)
1996     $0.04        $0.13      $0.17    $0.00150   $0.00222     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
1997     $0.04        $0.13      $0.17    $0.00153   $0.00229     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
1998     $0.04        $0.14      $0.18    $0.00157   $0.00236     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
1999     $0.04        $0.14      $0.18    $0.00161   $0.00243     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2000     $0.04        $0.14      $0.18    $0.00164   $0.00250     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2001     $0.04        $0.14      $0.18    $0.00164   $0.00258     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2002     $0.04        $0.14      $0.18    $0.00164   $0.00266     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2003     $0.04        $0.14      $0.18    $0.00164   $0.00274     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2004     $0.04        $0.14      $0.18    $0.00164   $0.00282     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2005     $0.04        $0.14      $0.18    $0.00164   $0.00290     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2006     $0.04        $0.14      $0.18    $0.00164   $0.00299     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2007     $0.04        $0.14      $0.18    $0.00164   $0.00308     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2008     $0.04        $0.14      $0.18    $0.00164   $0.00317     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2009     $0.04        $0.14      $0.18    $0.00164   $0.00327     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2010     $0.04        $0.14      $0.18    $0.00164   $0.00337     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2011     $0.04        $0.14      $0.18    $0.00164   $0.00347     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2012     $0.04        $0.14      $0.18    $0.00164   $0.00357     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2013     $0.04        $0.14      $0.18    $0.00164   $0.00368     2.00%      $0        $0.00000    $0        $0.00000    $0.00000
2014     $0.04        $0.14      $0.18    $0.00164   $0.00379     2.00%      $0        $0.00000    $0        $0.00000    $0.00000

                              Auxillary Boiler Steam/Chilled Water Fuel Cost
                              ----------------------------------------------

                                                                             Texas               Steam      Steam
       Gulf Spot    Transco     GRI/ACA      NCG      Transco      CNG        Gas      NCNG      Gas        Gas     Steam
Year     Price     Commodity   Surcharge   Mgt. Fee  Retainage  Retainage  Retainage Retainage   Cost       Cost    Charge   Margin
----     -----     ---------   ---------   --------  ---------  ---------  --------- ---------   ----       ----    ------   ------
       ($/MMBtu)   ($/MMBtu)   ($/MMBtu)  ($/MMBtu)     (%)        (%)        (%)       (%)    ($/MMBtu)  ($/klbs) ($/klbs) ($/klbs)
1996     $1.79       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.05     $3.51    $1.15   ($2.36)
1997     $1.81       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.07     $3.55    $1.15   ($2.40)
1998     $1.84       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.10     $3.60    $1.15   ($2.45)
1999     $1.85       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.11     $3.62    $1.15   ($2.47)
2000     $1.88       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.15     $3.68    $1.15   ($2.53)
2001     $1.96       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.24     $3.83    $1.15   ($2.68)
2002     $2.05       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.34     $4.01    $1.15   ($2.86)
2003     $2.15       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.45     $4.20    $1.15   ($3.05)
2004     $2.26       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.56     $4.39    $1.15   ($3.24)
2005     $2.37       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.68     $4.60    $1.15   ($3.45)
2006     $2.55       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $2.88     $4.94    $1.15   ($3.79)
2007     $2.75       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.10     $5.32    $1.15   ($4.17)
2008     $2.95       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.32     $5.69    $1.15   ($4.54)
2009     $3.18       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.57     $6.12    $1.15   ($4.97)
2010     $3.41       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $3.83     $6.56    $1.15   ($5.41)
2011     $3.61       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.04     $6.93    $1.15   ($5.78)
2012     $3.83       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.29     $7.35    $1.15   ($6.20)
2013     $4.05       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.53     $7.76    $1.15   ($6.61)
2014     $4.30       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $4.79     $8.21    $1.15   ($7.06)
2015     $4.55       $0.03       $0.02      $0.04       3.79%     2.28%      2.00%     1.00%     $5.07     $8.69    $1.15   ($7.54)

PROJECT FINANCING ASSUMPTIONS

                                                           Equal
  Financing Sources of Funds                               Annual
                                        Refinancing     Debt Service
                                        -----------     ------------
  DEBT FINANCING:
       First Mortage Bonds:
           Percentage Financed               85.63%
           Principal Amount           $111,400,000      $11,879,000
           Interest Rate                      8.63%
           Term                               20.0
           Years of Interest Only              0.0
           Debt Service Reserve Fund
                  (% of Principal)            7.26%
           Financing Fees                     2.69%

       Subordinate Debt A:
           Percentage Financed                0.00%
           Principal Amount                     $0               $0
           Interest Rate                      9.00%
           Term                               20.0
           Years of Interest Only              0.0
           Debt Service Reserve Fund
                  (% of Principal)            0.00%
           Financing Fees                     0.00%


  OTHER FINANCING SOURCES:
           Existing Debt Service
                 Reserve Fund           $4,117,388
           Existing Turbine Overhaul
                 Reserve                  $931,032
           Existing Reimbursement
                 Obligation Account     $8,247,605
           Existing Pollution Control
                 Account                $5,256,983
           Existing Spare Parts
                 Account                  $113,737
           Existing Revenue Account        $27,763
                                           -------
           Total Other Financing
                   Sources             $18,694,508

  TOTAL SOURCES OF FUNDS              $130,094,508



  Financing Uses of Funds

  REFINANCING COSTS::
     Operating Account                    $868,226
     Defeasance of Taxable Revenue
            Bonds                     $103,209,600

  PROJECT COSTS:
     Pollution Control Reserve          $5,256,983
     Turbine Overhaul Reserve             $942,632

  FINANCING COSTS
     Debt Service Reserve               $8,090,714
     Fees and Expenses                  $3,000,000

  Partial Redemption of FMCC
         Rosemary Interest              $8,726,353

  TOTAL USES OF FUNDS                 $130,094,508

                Custom Principal
             Amortization Schedules
             ----------------------
          First Mortgage   Subordinate
Year          Bonds          Debt A
----          -----          ------
1996         2,752,798             0
2997         5,500,608             0
1998         5,992,178             0
1999         5,092,966             0
2000         5,472,948             0
2001         5,879,990             0
2002         6,293,568             0
2003         6,737,102             0
2004         7,215,320             0
2005         7,696,926             0
2006         4,292,216             0
2007         4,491,704             0
2008         4,704,828             0
2009         4,919,192             0
2010         5,142,758             0
2011         5,422,034             0
2012         5,691,114             0
2013         5,952,686             0
2014         6,188,248             0
2015         6,030,816             0
====================================
           111,400,000

DEBT SERVICE CALCULATIONS        50.00%
                           1996          1997         1998          1999         2000           2001        2002         2003
                           ----          ----         ----          ----         ----           ----        ----         ----
First Mortgage Bonds:
   Beginning Balance   111,400,000   108,647,202  103,146,594    97,224,416   92,131,450    86,658,502   80,778,512   74,484,944
        Interest         5,175,000     9,192,911    8,704,848     8,220,881    7,769,322     7,284,115    6,763,589    6,206,423
        Principal        2,752,798     5,500,608    5,922,178     5,092,966    5,472,948     5,879,990    6,293,568    6,737,102
        Debt Service     7,927,798    14,693,519   14,627,026    13,313,847   13,242,270    13,164,105   13,057,157   12,943,525
   Ending Balance      108,647,202   103,146,594   97,224,416    92,131,450   86,658,502    80,778,512   74,484,944   67,747,842

Subordinated Debt A:
   Beginning Balance             0             0            0             0            0             0            0            0

        Interest                 0             0            0             0            0             0            0            0
        Principal                0             0            0             0            0             0            0            0
        Debt Service             0             0            0             0            0             0            0            0

   Ending Balance                0             0            0             0            0             0            0            0

TOTAL DEBT SERVICE
        Interest         5,175,000     9,192,911    8,704,848     8,220,881    7,769,322     7,284,115    6,763,589    6,206,423
        Principal        2,752,798     5,500,608    5,922,178     5,092,966    5,472,948     5,879,990    6,293,568    6,737,102
        Debt Service     7,927,798    14,693,519   14,627,026    13,313,847   13,242,270    13,164,105   13,057,157   12,943,525

                           2004          2005        2006         2007          2008           2009         2010          2011
                           ----          ----        ----         ----          ----           ----         ----          ----
First Mortgage Bonds:
   Beginning Balance    67,747,842    60,532,522  52,835,596   48,543,380    44,051,676     39,346,848   34,427,656    29,284,898
        Interest         5,609,882     4,971,983   4,418,244    4,041,589     3,647,284      3,234,560    2,803,049     2,350,454
        Principal        7,215,320     7,696,926   4,292,216    4,491,704     4,704,828      4,919,192    5,142,758     5,422,034
        Debt Service    12,825,202    12,668,909   8,710,460    8,533,293     8,352,112      8,153,752    7,945,807     7,772,488
   Ending Balance       60,532,522    52,835,596  48,543,380   44,051,676    39,346,848     34,427,656   29,284,898    23,862,864

Subordinated Debt A:
   Beginning Balance             0             0           0            0             0              0            0             0

        Interest                 0             0           0            0             0              0            0             0
        Principal                0             0           0            0             0              0            0             0
        Debt Service             0             0           0            0             0              0            0             0

   Ending Balance                0             0           0            0             0              0            0             0

TOTAL DEBT SERVICE
        Interest         5,609,882     4,971,983   4,418,244    4,041,589     3,647,284      3,234,560    2,803,049     2,350,454

        Principal        7,215,320     7,696,926   4,292,216    4,491,704     4,704,828      4,919,192    5,142,758     5,422,034
        Debt Service    12,825,202    12,668,909   8,710,460    8,533,293     8,352,112      8,153,752    7,945,807     7,772,488

                           2012           2013         2014        2015
                           ----           ----         ----        ----
First Mortgage Bonds:
   Beginning Balance    23,862,864     18,171,750   12,219,064   6,030,816
        Interest         1,874,100      1,374,781      853,744     325,100    94,821,650
        Principal        5,691,114      5,952,686    6,188,248   6,030,816   111,400,000
                         ---------      ---------    ---------   ---------
        Debt Service     7,565,214      7,327,467    7,041,992   6,355,916
   Ending Balance       18,171,750     12,219,064    6,030,816           0

Subordinated Debt A:
   Beginning Balance             0              0            0           0

        Interest                 0              0            0           0
        Principal                0              0            0           0
                                 -              -            -           -
        Debt Service             0              0            0           0

   Ending Balance                0              0            0           0

TOTAL DEBT SERVICE
        Interest         1,874,100      1,374,781      853,744     325,100
        Principal        5,691,114      5,952,686    6,188,248   6,030,816
                         ---------      ---------    ---------   ---------
        Debt Service     7,565,214      7,327,467    7,041,992   6,355,916



FUEL COSTS
Dispatch Operations                 1996         1997          1998          1999         2000         2001         2002
                                    ----         ----          ----          ----         ----         ----         ----
Total Hours                         8,760        8,760         8,760         8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0         165.0         165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0         198.0         198.0        198.0        198.0        198.0

Summer Dispatch                         0            0             0             0            0            0            0
Winter Gas Dispatch                     0            0             0             0            0            0            0
Winter Oil Dispatch                     0            0             0             0            0            0            0
VEPCO Gas Dispatch                      0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
   Total Dispatch Hour                  0            0             0             0            0            0            0
   Percentage                        0.00%        0.00%         0.00%         0.00%        0.00%        0.00%        0.00%

Winter Starts                           0            0             0             0            0            0            0
Winter Start Duration                  40           40            40            40           40           40           40

Net Generation

Availability Factor                 100.0%       100.0%        100.0%        100.0%       100.0%       100.0%       100.0%
Equivalent Load Factor              100.0%       100.0%        100.0%        100.0%       100.0%       100.0%       100.0%


Summer Output  MWh                      0            0             0             0            0            0            0
Winter Gas Output MWh                   0            0             0             0            0            0            0
Winter Oil Dispatch  MWh                0            0             0             0            0            0            0
VEPCO Gas Dispatch  MWh                 0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
Net Generation MWh                      0            0             0             0            0            0            0


Fuel Usage - Electrical Generation

Net Electric
    Heat Rate  Btu/kWh               8900         8900          8900          8900         8900         8900         8900

Summer Gas Fuel MMBtu                   0            0             0             0            0            0            0
Winter Gas Fuel MMBtu                   0            0             0             0            0            0            0
Winter Oil Fuel MMBtu                   0            0             0             0            0            0            0
VEPCO Gas Fuel MMBtu                    0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
   Total Fuel MMBtu                     0            0             0             0            0            0            0


Fuel Cost - Electrical Generation

Summer Gas Fuel $/MMBtu             $2.26        $2.28         $2.31         $2.34        $2.38        $2.47        $2.57
Winter Gas Fuel $/MMBtu             $2.92        $2.97         $3.00         $3.03        $3.07        $3.20        $3.35
Winter Oil Fuel $/MMBtu             $3.82        $3.96         $4.10         $4.25        $4.40        $4.43        $4.46
VEPCO Gas Fuel $/kWh             $0.00000     $0.00000      $0.00000      $0.00000     $0.00000     $0.00000     $0.00000

Summer Gas Fuel $                       0            0             0             0            0            0            0
Winter Gas Fuel $                       0            0             0             0            0            0            0
Winter Oil Fuel $                       0            0             0             0            0            0            0
VEPCO Gas Fuel  $                       0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
Total Fuel Cost $                       0            0             0             0            0            0            0


Total Fuel Costs - Cogen Plant

Summer Gas Fuel $                       0            0             0             0            0            0            0
Winter Gas Fuel $                       0            0             0             0            0            0            0
Winter Oil Fuel $                       0            0             0             0            0            0            0
VEPCO Gas Fuel  $                       0            0             0             0            0            0            0

Fuel Usage - Thermal MMBtu              0            0             0             0            0            0            0
Fuel Cost - Thermal [1]$                0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
   Total Fuel Costs - Cogen Plant       0            0             0             0            0            0            0

   Average Fuel Cost($/MMBtu)       $0.00        $0.00         $0.00         $0.00        $0.00        $0.00        $0.00
   Average Fuel Cost($/kWh)         $0.00        $0.00         $0.00         $0.00        $0.00        $0.00        $0.00

[1] Boiler fuel cost estimate below used to determine fuel cost allocation of thermal production.

Steam/Chilled Water

Steam Production Hours              7,800        7,800         7,800         7,800        7,800        7,800        7,800
Chilled Water Production            4,000        4,000         4,000         4,000        4,000        4,000        4,000

Steam Production Hours - Boiler     7,800        7,800         7,800         7,800        7,800        7,800        7,800
Chilled Water Production
                 Hours - Boil       4,000        4,000         4,000         4,000        4,000        4,000        4,000

Steam Fuel - Boiler MMBtu         668,460      668,460       668,460       668,460      668,460      668,460      668,460
C. Water Fuel - Boiler MMBtu      123,257      123,257       123,257       123,257      123,257      123,257      123,257
                                  -------      -------       -------       -------      -------      -------      -------
Total Boiler Fuel  MMBtu          791,717      791,717       791,717       791,717      791,717      791,717      791,717

Boiler Fuel Cost $/MMBtu            $2.05        $2.07         $2.10         $2.11        $2.15        $2.24        $2.34

Boiler Fuel Cost $              1,622,000    1,642,000     1,662,000     1,672,000    1,701,000    1,770,000    1,853,000


FUEL COSTS
Dispatch Operations                 2003         2004          2005          2006         2007         2008         2009
                                    ----         ----          ----          ----         ----         ----         ----
Total Hours                         8,760        8,760         8,760         8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0         165.0         165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0         198.0         198.0        198.0        198.0        198.0

Summer Dispatch                         0            0             0             0            0            0            0
Winter Gas Dispatch                     0            0             0             0            0            0            0
Winter Oil Dispatch                     0            0             0             0            0            0            0
VEPCO Gas Dispatch                      0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
   Total Dispatch Hour                  0            0             0             0            0            0            0
   Percentage                        0.00%        0.00%         0.00%         0.00%        0.00%        0.00%        0.00%

Winter Starts                           0            0             0             0            0            0            0
Winter Start Duration                  40           40            40            40           40           40           40

Net Generation

Availability Factor                 100.0%       100.0%        100.0%        100.0%       100.0%       100.0%       100.0%
Equivalent Load Factor              100.0%       100.0%        100.0%        100.0%       100.0%       100.0%       100.0%


Summer Output  MWh                      0            0             0             0            0            0            0
Winter Gas Output MWh                   0            0             0             0            0            0            0
Winter Oil Dispatch  MWh                0            0             0             0            0            0            0
VEPCO Gas Dispatch  MWh                 0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
Net Generation MWh                      0            0             0             0            0            0            0


Fuel Usage - Electrical Generation

Net Electric
    Heat Rate  Btu/kWh               8900         8900          8900          8900         8900         8900         8900

Summer Gas Fuel MMBtu                   0            0             0             0            0            0            0
Winter Gas Fuel MMBtu                   0            0             0             0            0            0            0
Winter Oil Fuel MMBtu                   0            0             0             0            0            0            0
VEPCO Gas Fuel MMBtu                    0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
   Total Fuel MMBtu                     0            0             0             0            0            0            0

Fuel Cost - Electrical Generation

Summer Gas Fuel $/MMBtu             $2.69        $2.81         $2.94         $3.14        $3.35        $3.57        $3.82
Winter Gas Fuel $/MMBtu             $3.48        $3.63         $3.78         $4.03        $4.29        $4.55        $4.85
Winter Oil Fuel $/MMBtu             $4.48        $4.51         $4.54         $4.59        $4.64        $4.70        $4.76
VEPCO Gas Fuel $/kWh             $0.00000     $0.00000      $0.00000      $0.00000     $0.00000     $0.00000     $0.00000

Summer Gas Fuel $                       0            0             0             0            0            0            0
Winter Gas Fuel $                       0            0             0             0            0            0            0
Winter Oil Fuel $                       0            0             0             0            0            0            0
VEPCO Gas Fuel $                        0            0             0             0            0            0            0
Total Fuel Cost $                     ---          ---           ---           ---          ---          ---          ---
                                        0            0             0             0            0            0            0
Total Fuel Costs - Cogen Plant

Summer Gas Fuel $                       0            0             0             0            0            0            0
Winter Gas Fuel $                       0            0             0             0            0            0            0
Winter Oil Fuel $                       0            0             0             0            0            0            0
VEPCO Gas Fuel  $                       0            0             0             0            0            0            0

Fuel Usage - Thermal MMBtu              0            0             0             0            0            0            0
Fuel Cost - Thermal    $                0            0             0             0            0            0            0
                                      ---          ---           ---           ---          ---          ---          ---
   Total Fuel Costs - Cogen Plant       0            0             0             0            0            0            0

   Average Fuel Cost($/MMBtu)       $0.00        $0.00         $0.00         $0.00        $0.00        $0.00        $0.00
   Average Fuel Cost($/kWh)         $0.00        $0.00         $0.00         $0.00        $0.00        $0.00        $0.00



Steam/Chilled Water

Steam Production Hours              7,800       7,800          7,800         7,800        7,800        7,800        7,800
Chilled Water Production            4,000       4,000          4,000         4,000        4,000        4,000        4,000

Steam Production Hours - Boiler     7,800       7,800          7,800         7,800        7,800        7,800        7,800
Chilled Water Production
                 Hours - Boil       4,000       4,000          4,000         4,000        4,000        4,000        4,000

Steam Fuel - Boiler MMBtu         668,460     668,460        668,460       668,460      668,460      668,460      668,460
C. Water Fuel - Boiler MMBtu      123,257     123,257        123,257       123,257      123,257      123,257      123,257
                                  -------     -------        -------       -------      -------      -------      -------
Total Boiler Fuel  MMBtu          791,717     791,717        791,717       791,717      791,717      791,717      791,717

Boiler Fuel Cost $/MMBtu            $2.45       $2.56          $2.68         $2.88        $3.10        $3.32        $3.57

Boiler Fuel Cost $              1,939,000   2,029,000      2,123,000     2,280,000    2,457,000    2,630,000    2,825,000


FUEL COSTS
Dispatch Operations                 2010         2011          2012          2013         2014         2015
                                    ----         ----          ----          ----         ----         ----
Total Hours                        8,760        8,760         8,760         8,760        8,760        8,760
Summer & VEPCO Capacity            165.0        165.0         165.0         165.0        165.0        165.0
Winter Capacity                    198.0        198.0         198.0         198.0        198.0        198.0

Summer Dispatch                        0            0             0             0            0            0
Winter Gas Dispatch                    0            0             0             0            0            0
Winter Oil Dispatch                    0            0             0             0            0            0
VEPCO Gas Dispatch                     0            0             0             0            0            0
                                     ---          ---           ---           ---          ---          ---
   Total Dispatch Hour                 0            0             0             0            0            0
   Percentage                       0.00%        0.00%         0.00%         0.00%        0.00%        0.00%

Winter Starts                          0            0             0             0            0            0
Winter Start Duration                 40           40            40            40           40           40

Net Generation

Availability Factor                100.0%       100.0%        100.0%        100.0%       100.0%       100.0%
Equivalent Load Factor             100.0%       100.0%        100.0%        100.0%       100.0%       100.0%


Summer Output  MWh                     0            0             0             0            0            0
Winter Gas Output MWh                  0            0             0             0            0            0
Winter Oil Dispatch  MWh               0            0             0             0            0            0
VEPCO Gas Dispatch  MWh                0            0             0             0            0            0
                                     ---          ---           ---           ---          ---          ---
Net Generation MWh                     0            0             0             0            0            0


Fuel Usage - Electrical Generation

Net Electric
    Heat Rate  Btu/kWh              8900         8900          8900          8900         8900         8900

Summer Gas Fuel MMBtu                  0            0             0             0            0            0
Winter Gas Fuel MMBtu                  0            0             0             0            0            0
Winter Oil Fuel MMBtu                  0            0             0             0            0            0
VEPCO Gas Fuel MMBtu                   0            0             0             0            0            0
                                     ---          ---           ---           ---          ---          ---
   Total Fuel MMBtu                    0            0             0             0            0            0

Fuel Cost - Electrical Generation

Summer Gas Fuel $/MMBtu             $4.08        $4.31         $4.54         $4.78        $5.05        $5.33
Winter Gas Fuel $/MMBtu             $5.16        $5.44         $5.74         $6.06        $6.35        $6.68
Winter Oil Fuel $/MMBtu             $4.82        $4.87         $4.93         $5.00        $5.06        $5.12
VEPCO Gas Fuel $/kWh             $0.00000     $0.00000      $0.00000      $0.00000     $0.00000     $0.00000

Summer Gas Fuel $                       0            0             0             0            0            0
Winter Gas Fuel $                       0            0             0             0            0            0
Winter Oil Fuel $                       0            0             0             0            0            0
VEPCO Gas Fuel $                        0            0             0             0            0            0
Total Fuel Cost $                     ---          ---           ---           ---          ---          ---
                                        0            0             0             0            0            0
Total Fuel Costs - Cogen Plant

Summer Gas Fuel $                       0            0             0             0            0            0
Winter Gas Fuel $                       0            0             0             0            0            0
Winter Oil Fuel $                       0            0             0             0            0            0
VEPCO Gas Fuel  $                       0            0             0             0            0            0

Fuel Usage - Thermal MMBtu              0            0             0             0            0            0
Fuel Cost - Thermal $                   0            0             0             0            0            0
                                      ---          ---           ---           ---          ---          ---
   Total Fuel Costs -                   0            0             0             0            0            0
              Cogen Plant
                                    $0.00        $0.00         $0.00         $0.00        $0.00        $0.00
   Average Fuel Cost($/MMBtu)       $0.00        $0.00         $0.00         $0.00        $0.00        $0.00
   Average Fuel Cost($/kWh)


Steam/Chilled Water

Steam Production Hours              7,800       7,800          7,800         7,800        7,800        7,800
Chilled Water Production            4,000       4,000          4,000         4,000        4,000        4,000

Steam Production Hours - Boiler     7,800       7,800          7,800         7,800        7,800        7,800
Chilled Water Production
                 Hours - Boil       4,000       4,000          4,000         4,000        4,000        4,000

Steam Fuel - Boiler MMBtu         668,460     668,460        668,460       668,460      668,460      668,460
C. Water Fuel - Boiler MMBtu      123,257     123,257        123,257       123,257      123,257      123,257
                                  -------     -------        -------       -------      -------      -------
Total Boiler Fuel  MMBtu          791,717     791,717        791,717       791,717      791,717      791,717

Boiler Fuel Cost $/MMBtu            $3.83        $4.04         $4.29         $4.53        $4.79        $5.07

Boiler Fuel Cost $              3,029,000    3,201,000     3,395,000     3,583,000    3,794,000    4,016,000


PLANT OPERATING COSTS

                                            1995           1996
                                      Estimated Actual    Budget      Escalation
                                      ----------------    ------      ----------
 Fuel Transportation Costs:
    Firm Transportation - Transco        $1,097,889     $1,080,316       0.00%
    Less: Capacity Release Revenues [1]          $0      ($132,000)      0.00%
    Fuel Management Fee                    $240,000       $240,000       3.00%
                                           --------       --------
 Total Fuel Transportation Costs         $1,337,889     $1,188,316

 Operating Costs:
    O&M Contract Fee                     $1,641,825       $681,248 [3]   3.00%
    General Maintenance & Repairs          $144,622        $16,083 [4]   8.00%
    Planned Plant Maintenance Projects     $156,972        $32,843 [4]   3.00%
    Additional Maintenance Allowance       $274,024        $15,500 [4]   0.00%
    Parts Replacement                      $228,392        $16,794 [4]   3.00%
    Other Plant Expenses                    $34,930        $10,420 [5]   3.00%
    Panda Management Fee [2]               $480,000             $0       0.00%
    Office & Admin Expenses                $231,061        $95,008 [6]   3.00%
    Property Taxes                         $977,109       $972,000      -3.00%
    Insurance                              $298,728       $300,000       3.00%
    VEPCO Performance LOC                   $64,602        $66,232   Input Panda Forecast
                                            -------        -------
 Total Operating Costs                   $4,532,265     $2,206,127

 Total Plant Operating Costs             $5,870,154     $3,394,442

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.
[2]  Panda Management Fee will be subordinated to all Project costs.
[3]  Cost @ 40% of base case.
[4]  Cost @ 10% of base case.
[5]  Cost @ 20% base case.
[6]  Cost @ 50% base case.

Plant Operating Costs              1996       1997        1998         1999         2000       2001         2002          2003
                                   ----       ----        ----         ----         ----       ----         ----          ----
Firm Transportation - Transco   1,080,000   1,080,000   1,080,000    1,080,000   1,080,000   1,080,000   1,080,000     1,080,000

Capacity Release Revenues        (132,000)   (316,000)   (316,000)    (316,000)   (316,000)   (316,000)   (316,000)     (316,000)
Fuel Management Fee               240,000     247,000     255,000      262,000     270,000     278,000     287,000       295,000
O&M Contract Fee                  681,000     702,000   1,807,000    1,861,000   1,917,000   1,974,000   2,034,000     2,095,000

General Maintenance & Repairs      16,000     174,000     188,000      203,000     219,000     236,000     255,000       276,000
Planned Plant Maintenanance       328,000     338,000     348,000      359,000     370,000     381,000     392,000       404,000
Additional Maintenance            155,000     155,000     155,000      155,000     155,000     155,000     155,000       155,000
Parts Replacement                 168,000     173,000     178,000      184,000     189,000     195,000     201,000       207,000
Other Plant Expenses               52,000      54,000      55,000       57,000      59,000      60,000      62,000        64,000
Panda Management Fee [2]                0           0           0            0           0           0           0             0
Office & Admin Expenses           190,000     196,000     202,000      208,000     214,000     220,000     227,000       234,000
Property Taxes                    972,000     943,000     915,000      887,000     861,000     835,000     810,000       785,000
Insurance                         300,000     309,000     318,000      328,000     338,000     348,000     358,000       369,000
VEPCO Performance LOC              66,000      66,000      66,000       66,000      84,000      84,000      84,000        84,000
                                   ------      ------      ------       ------      ------      ------      ------        ------
Plant Operating Costs           5,283,000   5,173,000   5,251,000    5,334,000   5,440,000   5,530,000   5,629,000     5,732,000

Percent Change                     -10.00%      -2.08%       1.51%        1.58%       1.99%       1.65%       1.79%         1.83%

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.

[2]  Panda Management Fee will be subordinated to all Project costs.


Plant Operating Costs              2004          2005         2006           2007        2008        2009         2010
                                   ----          ----         ----           ----        ----        ----         ----
Firm Transportation - Transco   1,080,000      1,080,000    1,080,000     1,080,000    1,080,000   1,080,000    1,080,000

Capacity Release Revenues        (316,000)      (316,000)    (316,000)     (316,000)    (316,000)   (316,000)    (316,000)
Fuel Management Fee               304,000        313,000      323,000       332,000      342,000     352,000      363,000
O&M Contract Fee                2,157,000      2,222,000    2,289,000     2,358,000    2,428,000   2,501,000    2,576,000

General Maintenance & Repairs     298,000        321,000      347,000       375,000      405,000     437,000      472,000
Planned Plant Maintenanance       416,000        429,000      441,000       455,000      468,000     482,000      497,000
Additional Maintenance            155,000        155,000      155,000       155,000      155,000     155,000      155,000
Parts Replacement                 213,000        219,000      226,000       232,000      239,000     247,000      254,000
Other Plant Expenses               66,000         68,000       70,000        72,000       74,000      77,000       79,000
Panda Management Fee [2]                0              0            0             0            0           0            0
Office & Admin Expenses           241,000        248,000      255,000       263,000      271,000     279,000      287,000
Property Taxes                    762,000        739,000      717,000       695,000      674,000     654,000      635,000
Insurance                         380,000        391,000      403,000       415,000      428,000     441,000      454,000
VEPCO Performance LOC              84,000         84,000       84,000        84,000       84,000      84,000       84,000
                                   ------         ------       ------        ------       ------      ------       ------
Plant Operating Costs           5,840,000       5,953,00    6,074,000     6,200,000    6,332,000   6,473,000    6,620,000

Percent Change                       1.88%          1.93%        2.03%         2.07%        2.13%       2.23%        2.27%

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.

[2]  Panda Management Fee will be subordinated to all Project costs.


Plant Operating Costs                    2011          2012         2013         2014         2015
                                         ----          ----         ----         ----         ----
Firm Transportation - Transco         1,080,000     1,080,000    1,080,000    1,080,000    1,080,000

Capacity Release Revenues              (316,000)     (316,000)    (316,000)    (316,000)    (316,000)
Fuel Management Fee                     374,000       385,000      397,000      409,000      421,000
O&M Contract Fee                      2,653,000     2,733,000    2,815,000    2,899,000    2,986,000

General Maintenance & Repairs           510,000       551,000      595,000      643,000      694,000
Planned Plant Maintenanance             512,000       527,000      543,000      559,000      576,000
Additional Maintenance                  155,000       155,000      155,000      155,000      155,000
Parts Replacement                       262,000       269,000      278,000      286,000      294,000
Other Plant Expenses                     81,000        84,000       86,000       89,000       91,000
Panda Management Fee [2]                      0             0            0            0            0
Office & Admin Expenses                 296,000       305,000      314,000      323,000      333,000
Property Taxes                          616,000       597,000      579,000      562,000      545,000
Insurance                               467,000       481,000      496,000      511,000      526,000
VEPCO Performance LOC                    84,000        84,000       84,000       84,000       84,000
                                         ------        ------       ------       ------       ------
Plant Operating Costs                 6,774,000     6,935,000    7,106,000    7,284,000    7,469,000

Percent Change                             2.33%         2.38%        2.47%        2.50%        2.54%

[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.

[2]  Panda Management Fee will be subordinated to all Project costs.


 Plant Operating Costs                    1996        1997        1998        1999        2000        2001        2002
                                          ----        ----        ----        ----        ----        ----        ----
    Firm Transportation - Transco      1,080,000   1,080,000   1,080,000   1,080,000   1,080,000   1,080,000   1,080,000
    Capacity Release Revenues           (132,000)   (316,000)   (316,000)   (316,000)   (316,000)   (316,000)   (316,000)
    Fuel Management Fee                  240,000     247,000     255,000     262,000     270,000     278,000     287,000
    O&M Contract Fee                     681,000     702,000     723,000     744,000     767,000     790,000     813,000
    General Maintenance & Repairs         16,000      17,000      19,000      20,000      22,000      24,000      26,000
    Planned Plant Maintenance Projects    33,000      34,000      35,000      36,000      37,000      38,000      39,000
    Additional Maintenance                16,000      16,000      16,000      16,000      16,000      16,000      16,000
    Parts Replacement                     17,000      17,000      18,000      18,000      19,000      19,000      20,000
    Other Plant Expenses                  10,000      11,000      11,000      11,000      12,000      12,000      12,000
    Panda Management Fee [2]                   0           0           0           0           0           0           0
    Office & Admin Expenses               95,000      98,000     101,000     104,000     107,000     110,000     113,000
    Property Taxes                       972,000     943,000     915,000     887,000     861,000     835,000     810,000
    Insurance                            300,000     309,000     318,000     328,000     338,000     348,000     358,000
    VEPCO Performance LOC                 66,000      66,000      66,000      66,000      84,000      84,000      84,000
                                          ------      ------      ------      ------      ------      ------      ------
Plant Operating Costs                  3,394,000   3,224,000   3,241,000   3,256,000   3,297,000   3,318,000   3,342,000

Percent Change                            -42.18%      -5.01%       0.53%       0.46%       1.26%       0.64%       0.72%



 Plant Operating Costs                      2003        2004        2005        2006        2007        2008        2009
                                            ----        ----        ----        ----        ----        ----        ----
    Firm Transportation - Transco        1,080,000   1,080,000   1,080,000   1,080,000   1,080,000   1,080,000   1,080,000
    Capacity Release Revenues             (316,000)   (316,000)   (316,000)   (316,000)   (316,000)   (316,000)   (316,000)
    Fuel Management Fee                    295,000     304,000     313,000     323,000     332,000     342,000     352,000
    O&M Contract Fee                       838,000     863,000     889,000     916,000     943,000     971,000   1,000,000
    General Maintenance & Repairs           28,000      30,000      32,000      35,000      37,000      40,000      44,000
    Planned Plant Maintenance Projects      40,000      42,000      43,000      44,000      45,000      47,000      48,000
    Additional Maintenance                  16,000      16,000      16,000      16,000      16,000      16,000      16,000
    Parts Replacement                       21,000      21,000      22,000      23,000      23,000      24,000      25,000
    Other Plant Expenses                    13,000      13,000      14,000      14,000      14,000      15,000      15,000
    Panda Management Fee [2]                     0           0           0           0           0           0           0
    Office & Admin Expenses                117,000     120,000     124,000     128,000     132,000     135,000     140,000
    Property Taxes                         785,000     762,000     739,000     717,000     695,000     674,000     654,000
    Insurance                              369,000     380,000     391,000     403,000     415,000     428,000     441,000
    VEPCO Performance LOC                   84,000      84,000      84,000      84,000      84,000      84,000      84,000
                                            ------      ------      ------      ------      ------      ------      ------
Plant Operating Costs                    3,370,000   3,399,000   3,431,000   3,467,000   3,500,000   3,540,000   3,583,000

Percent Change                                0.84%       0.86%       0.94%       1.05%       0.95%       1.14%       1.21%



 Plant Operating Costs                       2010        2011        2012        2013        2014        2015
                                             ----        ----        ----        ----        ----        ----
    Firm Transportation - Transco         1,080,000   1,080,000   1,080,000   1,080,000   1,080,000   1,080,000
    Capacity Release Revenues              (316,000)   (316,000)   (316,000)   (316,000)   (316,000)   (316,000)
    Fuel Management Fee                     363,000     374,000     385,000     397,000     409,000     421,000
    O&M Contract Fee                      1,030,000   1,061,000   1,093,000   1,126,000   1,160,000   1,195,000
    General Maintenance & Repairs            47,000      51,000      55,000      60,000      64,000      69,000
    Planned Plant Maintenance Projects       50,000      51,000      53,000      54,000      56,000      58,000
    Additional Maintenance                   16,000      16,000      16,000      16,000      16,000      16,000
    Parts Replacement                        25,000      26,000      27,000      28,000      29,000      29,000
    Other Plant Expenses                     16,000      16,000      17,000      17,000      18,000      18,000
    Panda Management Fee [2]                      0           0           0           0           0           0
    Office & Admin Expenses                 144,000     148,000     152,000     157,000     162,000     167,000
    Property Taxes                          635,000     616,000     597,000     579,000     562,000     545,000
    Insurance                               454,000     467,000     481,000     496,000     511,000     526,000
    VEPCO Performance LOC                    84,000      84,000      84,000      84,000      84,000      84,000
                                             ------      ------      ------      ------      ------      ------
Plant Operating Costs                     3,628,000   3,674,000   3,724,000   3,778,000   3,835,000   3,892,000

Percent Change                                 1.26%       1.27%       1.36%       1.45%       1.51%       1.49%



VARIABLE PLANT COSTS
                                                    1995            1996
                                                   Actual          Summary        Escalation
                                                   ------          -------        ----------
Plant Electricity Usage
   Hours Not Dispatched                               7698            8760
   Average Electric Load (kW)                         1150            1150
   Electric Rate ($/kWh)                           $0.0440         $0.0453            3.00%
                                                   -------         -------
Total Plant Electricity Usage                     $389,519        $456,554

Water & Chemical Usage
   Hours Dispatched                                   1062               0
   Gallons per Hour Usage - Cogen                   32,000          32,000
   Steam/Chilled Water Production Hours             11,800          11,800
   Gallons per Hour Usage - Boiler                   8,000           8,000
   Total Gallons (1000s)                           128,384          94,400
   Water & Chemical Cost ($/1000 gal)                $1.34           $1.38            3.00%
                                                     -----           -----
Total Water & Chemical Usage                      $172,035        $130,291

Water Discharge
   Hours Dispatched                                   1062               0
   Gallons per Hour Usage - Cogen                    8,000           8,000
   Steam/Chilled Water Production Hours             11,800          11,800
   Gallons per Hour Usage - Boiler                   2,000           2,000
   Total Gallons (1000s)                            32,096          32,600
   Water Discharge Cost ($/1000 gal)                 $1.09           $1.12            3.00%
                                                     -----           -----
Total Water Discharge                              $34,985         $26,496



Plant Variable Costs                    1996     1997     1998     1999      2000      2001      2002      2003      2004      2005
                                        ----     ----     ----     ----      ----      ----      ----      ----      ----      ----
Hours Dispatched                            0        0        0        0         0         0         0         0         0        0
Hours Not Dispatched                     8760     8760     8760     8760      8760      8760      8760      8760      8760     8760
Steam/Chilled Water Production Hours   11,800   11,800   11,800   11,800    11,800    11,800    11,800    11,800    11,800   11,800

Plant Electricity Usage               457,000  470,000  484,000  499,000   514,000   529,000   545,000   562,000   578,000  596,000
Water & Chemical Usage                130,000  134,000  138,000  142,000   147,000   151,000   156,000   160,000   165,000  170,000
Water Discharge                        26,000   27,000   28,000   29,000    30,000    31,000    32,000    33,000    34,000   35,000
                                       ------   ------   ------   ------    ------    ------    ------    ------    ------   ------
   Total Plant Variable Cost          613,000  631,000  650,000  670,000   691,000   711,000   733,000   755,000   777,000  801,000

Plant Variable Costs                   2006     2007     2008     2009     2010     2011     2012       2013       2014       2015
                                       ----     ----     ----     ----     ----     ----     ----       ----       ----       ----
Hours Dispatched                           0        0        0        0        0        0        0          0          0          0
Hours Not Dispatched                    8760     8760     8760     8760     8760     8760     8760       8760       8760       8760
Steam/Chilled Water Production Hours  11,800   11,800   11,800   11,800   11,800   11,800   11,800     11,800     11,800     11,800

Plant Electricity Usage              614,000  632,000  651,000  670,000  691,000  711,000  733,000    755,000    777,000    801,000
Water & Chemical Usage               175,000  180,000  186,000  191,000  197,000  203,000  209,000    215,000    222,000    228,000
Water Discharge                       36,000   37,000   38,000   39,000   40,000   41,000   43,000     44,000     45,000     46,000
                                      ------   ------   ------   ------   ------   ------   ------     ------     ------     ------
   Total Plant Variable Cost         825,000  849,000  875,000  900,000  928,000  955,000  985,000  1,014,000  1,044,000  1,075,000

REVENUE GENERATION
Dispatch Operations              1996        1997         1998        1999         2000        2001         2002         2003
                                 ----        ----         ----        ----         ----        ----         ----         ----
Total Hours                       8,760       8,760        8,760       8,760        8,760       8,760        8,760        8,760
Summer & VEPCO Capacity           165.0       165.0        165.0       165.0        165.0       165.0        165.0        165.0
Winter Capacity                   198.0       198.0        198.0       198.0        198.0       198.0        198.0        198.0

Summer Dispatch                       0           0            0           0            0           0            0            0
Winter Gas Dispatch                   0           0            0           0            0           0            0            0
Winter Oil Dispatch                   0           0            0           0            0           0            0            0
VEPCO Gas Dispatch                    0           0            0           0            0           0            0            0
     Total Dispatch Hours             0           0            0           0            0           0            0            0
     Percentage                    0.00%       0.00%        0.00%       0.00%        0.00%       0.00%        0.00%        0.00%

Winter Starts                         0           0            0           0            0           0            0            0
Winter Start Duration                40          40           40          40           40          40           40           40

Net Generation

Availability Factor               100.0%      100.0%       100.0%      100.0%       100.0%      100.0%       100.0%       100.0%
Load Factor                       100.0%      100.0%       100.0%      100.0%       100.0%      100.0%       100.0%       100.0%

Summer Output   MWh                   0           0            0           0            0           0            0            0
Winter Gas Output MWh                 0           0            0           0            0           0            0            0
Winter Oil Dispatch MWh               0           0            0           0            0           0            0            0
VEPCO Gas Dispatch MWh                0           0            0           0            0           0            0            0
Net Generation  MWh                   0           0            0           0            0           0            0            0


Capacity Revenues

Capacity Rate   $/kw-mo          $12.49      $11.65       $11.65      $10.82       $10.82      $10.82       $10.82       $10.82
Capacity Revenues - Summer   12,363,000  11,537,000   11,537,000  10,713,000   10,713,000  10,713,000   10,713,000   10,713,000
Capacity Revenues - Winter   14,836,000  13,845,000   13,845,000  12,855,000   12,855,000  12,855,000   12,855,000   12,855,000
Total Capacity Revenues      27,199,000  25,382,000   25,382,000  23,568,000   23,568,000  23,568,000   23,568,000   23,568,000

Energy Revenues

Summer Gas Charge $/kWh         $0.0231     $0.0233      $0.0237     $0.0240      $0.0245     $0.0254      $0.0264      $0.0276
Winter Gas Charge $/kWh         $0.0288     $0.0293      $0.0297     $0.0300      $0.0304     $0.0317      $0.0331      $0.0345
Winter Oil Charge $/kWh         $0.0369     $0.0383      $0.0399     $0.0414      $0.0431     $0.0431      $0.0431      $0.0431
VEPCO Gas Chargee $/kWh         $0.0039     $0.0040      $0.0041     $0.0042      $0.0043     $0.0044      $0.0045      $0.0046
Variable O&M Charge $/kWh       $0.0022     $0.0023      $0.0024     $0.0024      $0.0025     $0.0026      $0.0027      $0.0027

Summer Gas Revenues $                 0           0            0           0            0           0            0            0
Winter Gas Revenues $                 0           0            0           0            0           0            0            0
Winter Oil Revenues $                 0           0            0           0            0           0            0            0
VEPCO Gas Revenues $                  0           0            0           0            0           0            0            0
Total Energy Revenues $               0           0            0           0            0           0            0            0


Start Revenues

Winter Gas Start Payment        $38,286     $38,286      $38,286     $38,286      $38,286     $38,286      $38,286      $38,286
Winter Gas Start Revenues             0     154,000      283,000     499,000      611,000     566,000      687,000      779,000


Thermal Revenues

Steam Production Hours            7,800       7,800        7,800       7,800        7,800       7,800        7,800        7,800
Chilled Water Production Hours    4,000       4,000        4,000       4,000        4,000       4,000        4,000        4,000

Steam Production pph             50,000      50,000       50,000      50,000       50,000      50,000       50,000       50,000
Chilled Water Production tph      1,010       1,010        1,010       1,010        1,010       1,010        1,010        1,010

Steam Production  klbs          390,000     390,000      390,000     390,000      390,000     390,000      390,000      390,000
Chilled Water Productio ktons     4,040       4,040        4,040       4,040        4,040       4,040        4,040        4,040

Steam Charge    $/klbs            $1.15       $1.15        $1.15       $1.15        $1.15       $1.15        $1.15        $1.15
Chilled Water Charge $/ton       $0.035      $0.035       $0.035      $0.035       $0.035      $0.040       $0.040       $0.040

Steam Revenues  $               449,000     449,000      449,000     449,000      449,000     449,000      449,000      449,000
Chilled Water Revenues $        141,000     141,000      141,000     141,000      141,000     162,000      162,000      162,000
Total Thermal Revenues $        590,000     590,000      590,000     590,000      590,000     611,000      611,000      611,000

REVENUE GENERATION
Dispatch Operations                2004         2005         2006        2007        2008         2009         2010         2011
                                   ----         ----         ----        ----        ----         ----         ----         ----
Total Hours                         8,760        8,760        8,760       8,760       8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0        165.0       165.0       165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0        198.0       198.0       198.0        198.0        198.0        198.0

Summer Dispatch                         0            0            0           0           0            0            0            0
Winter Gas Dispatch                     0            0            0           0           0            0            0            0
Winter Oil Dispatch                     0            0            0           0           0            0            0            0
VEPCO Gas Dispatch                      0            0            0           0           0            0            0            0
     Total Dispatch Hours               0            0            0           0           0            0            0            0
     Percentage                      0.00%        0.00%        0.00%       0.00%       0.00%        0.00%        0.00%        0.00%

Winter Starts                           0            0            0           0           0            0            0            0
Winter Start Duration                  40           40           40          40          40           40           40           40

Net Generation

Availability Factor                 100.0%       100.0%       100.0%      100.0%      100.0%       100.0%       100.0%       100.0%
Load Factor                         100.0%       100.0%       100.0%      100.0%      100.0%       100.0%       100.0%       100.0%

Summer Output   MWh                     0            0            0           0           0            0            0            0
Winter Gas Output MWh                   0            0            0           0           0            0            0            0
Winter Oil Dispatch MWh                 0            0            0           0           0            0            0            0
VEPCO Gas Dispatch MWh                  0            0            0           0           0            0            0            0
Net Generation  MWh                     0            0            0           0           0            0            0            0


Capacity Revenues

Capacity Rate   $/kw-mo            $10.82       $10.82        $8.32       $8.32       $8.32        $8.32        $8.32        $8.32
Capacity Revenues - Summer     10,713,000   10,713,000    8,238,000   8,238,000   8,238,000    8,238,000    8,238,000    8,238,000
Capacity Revenues - Winter     12,855,000   12,855,000    9,885,000   9,885,000   9,885,000    9,885,000    9,885,000    9,885,000
Total Capacity Revenues        23,568,000   23,568,000   18,123,000  18,123,000  18,123,000   18,123,000   18,123,000   18,123,000

Energy Revenues

Summer Gas Charge $/kWh         $ $0.0288      $0.0300      $0.0320     $0.0340     $0.0362      $0.0386      $0.0411      $0.0433
Winter Gas Charge $/kWh         $ $0.0359      $0.0373      $0.0397     $0.0421     $0.0446      $0.0475      $0.0504      $0.0530
Winter Oil Charge $/kWh         $ $0.0431      $0.0431      $0.0431     $0.0431     $0.0431      $0.0431      $0.0431      $0.0431
VEPCO Gas Chargee $/kWh         $ $0.0047      $0.0048      $0.0048     $0.0049     $0.0050      $0.0051      $0.0052      $0.0053
Variable O&M Charge $/kWh       $ $0.0028      $0.0029      $0.0030     $0.0031     $0.0032      $0.0033      $0.0034      $0.0035

Summer Gas Revenues $                   0            0            0           0           0            0            0            0
Winter Gas Revenues $                   0            0            0           0           0            0            0            0
Winter Oil Revenues $                   0            0            0           0           0            0            0            0
VEPCO Gas Revenues $                    0            0            0           0           0            0            0            0
Total Energy Revenues $                 0            0            0           0           0            0            0            0


Start Revenues

Winter Gas Start Payment          $38,286      $38,286      $38,286     $38,286     $38,286      $38,286      $38,286      $38,286
Winter Gas Start Revenues         881,000      934,000      515,000     124,000     498,000      421,000      345,000      421,000


Thermal Revenues

Steam Production Hours              7,800        7,800        7,800       7,800       7,800        7,800        7,800        7,800
Chilled Water Production Hours      4,000        4,000        4,000       4,000       4,000        4,000        4,000        4,000

Steam Production pph               50,000       50,000       50,000      50,000      50,000       50,000       50,000       50,000
Chilled Water Production tph        1,010        1,010        1,010       1,010       1,010        1,010        1,010        1,010

Steam Production  klbs            390,000      390,000      390,000     390,000     390,000      390,000      390,000      390,000
Chilled Water Productio ktons       4,040        4,040        4,040       4,040       4,040        4,040        4,040        4,040

Steam Charge    $/klbs              $1.15        $1.15        $1.15       $1.15       $1.15        $1.15        $1.15        $1.15
Chilled Water Charge $/ton         $0.040       $0.040       $0.045      $0.045      $0.045       $0.045       $0.045       $0.050

Steam Revenues  $                 449,000      449,000      449,000     449,000     449,000      449,000      449,000      449,000
Chilled Water Revenues $          162,000      162,000      182,000     182,000     182,000      182,000      182,000      202,000
Total Thermal Revenues $          611,000      611,000      631,000     631,000     631,000      631,000      631,000      651,000

REVENUE GENERATION
Dispatch Operations                 2012         2013         2014         2015
                                    ----         ----         ----         ----
Total Hours                         8,760        8,760        8,760        8,760
Summer & VEPCO Capacity             165.0        165.0        165.0        165.0
Winter Capacity                     198.0        198.0        198.0        198.0

Summer Dispatch                         0            0            0            0
Winter Gas Dispatch                     0            0            0            0
Winter Oil Dispatch                     0            0            0            0
VEPCO Gas Dispatch                      0            0            0            0
     Total Dispatch Hours               0            0            0            0
     Percentage                      0.00%        0.00%        0.00%        0.00%

Winter Starts                           0            0            0            0
Winter Start Duration                  40           40           40           40

Net Generation

Availability Factor                 100.0%       100.0%       100.0%       100.0%
Load Factor                         100.0%       100.0%       100.0%       100.0%

Summer Output   MWh                     0            0            0            0
Winter Gas Output MWh                   0            0            0            0
Winter Oil Dispatch MWh                 0            0            0            0
VEPCO Gas Dispatch MWh                  0            0            0            0
Net Generation  MWh                     0            0            0            0


Capacity Revenues

Capacity Rate   $/kw-mo             $8.32        $8.32        $8.32        $8.32
Capacity Revenues - Summer      8,238,000    8,238,000    8,238,000    8,238,000
Capacity Revenues - Winter      9,885,000    9,885,000    9,885,000    9,885,000
Total Capacity Revenues        18,123,000   18,123,000   18,123,000   18,123,000

Energy Revenues

Summer Gas Charge $/kWh           $0.0455      $0.0479      $0.0505      $0.0532
Winter Gas Charge $/kWh           $0.0558      $0.0588      $0.0616      $0.0647
Winter Oil Charge $/kWh           $0.0431      $0.0431      $0.0431      $0.0431
VEPCO Gas Chargee $/kWh           $0.0054      $0.0055      $0.0057      $0.0058
Variable O&M Charge $/kWh         $0.0036      $0.0037      $0.0038      $0.0039

Summer Gas Revenues $                   0            0            0            0
Winter Gas Revenues $                   0            0            0            0
Winter Oil Revenues $                   0            0            0            0
VEPCO Gas Revenues $                    0            0            0            0
Total Energy Revenues $                 0            0            0            0


Start Revenues

Winter Gas Start Payment          $38,286      $38,286      $38,286      $38,286
Winter Gas Start Revenues         459,000      536,000      574,000      651,000


Thermal Revenues

Steam Production Hours              7,800        7,800        7,800        7,800
Chilled Water Production Hours      4,000        4,000        4,000        4,000

Steam Production pph               50,000       50,000       50,000       50,000
Chilled Water Production tph        1,010        1,010        1,010        1,010

Steam Production  klbs            390,000      390,000      390,000      390,000
Chilled Water Productio ktons       4,040        4,040        4,040        4,040

Steam Charge    $/klbs              $1.15        $1.15        $1.15        $1.15
Chilled Water Charge $/ton         $0.050       $0.050       $0.050       $0.050

Steam Revenues  $                 449,000      449,000      449,000      449,000
Chilled Water Revenues $          202,000      202,000      202,000      202,000
Total Thermal Revenues $          651,000      651,000      651,000      651,000


FINANCIAL FORECAST
Revenues                            7/96-12/96 [1]     1997         1998        1999         2000         2001         2002
                                    --------------     ----         ----        ----         ----         ----         ----
Revenues from Electric Sales:
     Total Capacity Revenues           13,599,500   25,382,000   25,382,000  23,568,000   23,568,000   23,568,000   23,568,000

Energy Charges
   Summer Gas Charge                            0            0            0           0            0            0            0
   Winter Gas Charge                            0            0            0           0            0            0            0
   Winter Oil Charge                            0            0            0           0            0            0            0
   VEPCO Gas Charge                             0            0            0           0            0            0            0
                                                -            -            -           -            -            -            -
   Total Energy Revenues                        0            0            0           0            0            0            0

Winter Gas Start Revenues                       0            0            0           0            0            0            0

Steam Sales Revenues                      224,500      449,000      449,000     449,000      449,000      449,000      449,000
Chilled Water Sales Revenues               70,500      141,000      141,000     141,000      141,000      162,000      162,000
                                           ------      -------      -------     -------      -------      -------      -------
     Total Thermal Revenues               295,000      590,000      590,000     590,000      590,000      611,000      611,000

Total Sales Revenues                   13,894,000   25,972,000   25,972,000  24,158,000   24,158,000   24,179,000   24,179,000

Interest - D.S.R.   5.0%                  194,000      371,000      354,000     336,000      335,000      333,000      330,000
                                          -------      -------      -------     -------      -------      -------      -------
Total Revenues                         14,088,500   26,343,000   26,326,000  24,494,000   24,493,000   24,509,000   24,509,000


Expenses

Fuel Costs - Cogen Plant                        0            0            0           0            0            0           0
Fuel Costs - Boiler                       811,000    1,642,000    1,662,000   1,672,000    1,701,000    1,770,000   1,853,000
Plant Operating Costs                   1,631,000    3,224,000    3,241,000   3,256,000    3,297,000    3,318,000   3,342,000
Plant Variable Costs                      306,500      631,000      650,000     670,000      691,000      711,000    733,000
                                          -------      -------      -------     -------      -------      -------    -------
Total Operating Costs                   2,748,500    5,497,000    5,553,000   5,598,000    5,689,000    5,799,000  5,928,000

Rev. Avail. for Debt Service           11,340,000   20,846,000   20,773,000  18,896,000   18,804,000   18,713,000 18,581,000


Debt Service

Total Interest Costs                    5,175,000    9,193,000    8,705,000   8,221,000    7,769,000    7,284,000   6,764,000
Total Principal Payments                2,753,000    5,501,000    5,922,000   5,093,000    5,473,000    5,880,000   6,294,000
                                        ---------    ---------    ---------   ---------    ---------    ---------   ---------
     Total Debt Service                 7,928,000   14,694,000   14,627,000  13,314,000   13,242,000   13,164,000  13,058,000


Operating Cashflow

Pre-Tax Cashflow from Operations        3,412,000    6,152,000    6,146,000   5,582,000    5,562,000    5,549,000   5,523,000

Overhaul Reserve Fund Additions                 0            0            0           0            0            0

Expected Debt Service Reserve Releases    655,000       26,000      670,000      30,000       33,000       47,000      50,000
Debt Service Reserve Fund Additions             0            0            0           0            0            0           0
                                                -            -            -           -            -            -           -

Net Balance from Operations [2]         4,067,000    6,178,000    6,816,000   5,612,000    5,595,000    5,596,000   5,573,000


Debt Service Coverage

Revenue Avail. for Debt Service        11,340,000   20,846,000   20,773,000  18,896,000   18,804,000   18,713,000  18,581,000

Total Interest Costs                    5,175,000    9,193,000    8,705,000   8,221,000    7,769,000    7,284,000   6,764,000
Total Principal Payments                2,753,000    5,501,000    5,922,000   5,093,000    5,473,000    5,880,000   6,294,000
                                        ---------    ---------    ---------   ---------    ---------    ---------   ---------
     Total Debt Service Costs           7,928,000   14,694,000   14,627,000  13,314,000   13,242,000   13,164,000  13,058,000

Times Interest Coverage                      2.19         2.27         2.39        2.30         2.42         2.57        2.75
Times Total Debt Coverage                    1.43         1.42         1.42        1.42         1.42         1.42        1.42



FINANCIAL FORECAST
Revenues                                   2003         2004         2005         2006         2007         2008        2009
                                           ----         ----         ----         ----         ----         ----        ----
Revenues from Electric Sales:
     Total Capacity Revenues            23,568,000   23,568,000   23,568,000   18,123,000   18,123,000   18,123,000  18,123,000

Energy Charges
   Summer Gas Charge                             0            0            0            0            0            0           0
   Winter Gas Charge                             0            0            0            0            0            0           0
   Winter Oil Charge                             0            0            0            0            0            0           0
   VEPCO Gas Charge                              0            0            0            0            0            0           0
                                                 -            -            -            -            -            -           -
   Total Energy Revenues                         0            0            0            0            0            0           0

Winter Gas Start Revenues                        0            0            0            0            0            0           0

Steam Sales Revenues                       449,000      449,000      449,000      449,000      449,000      449,000     449,000
Chilled Water Sales Revenues               162,000      162,000      162,000      182,000      182,000      182,000     182,000
                                           -------      -------      -------      -------      -------      -------     -------
     Total Thermal Revenues                611,000      611,000      611,000      631,000      631,000      631,000     631,000

Total Sales Revenues                    24,179,000   24,179,000   24,179,000   18,754,000   18,754,000   18,754,000  18,754,000

Interest - D.S.R.   5.0%                   328,000      325,000      272,000      219,000      215,000      210,000     205,000
                                           -------      -------      -------      -------      -------      -------     -------
Total Revenues                          24,507,000   24,504,000   24,451,000   18,973,000   18,969,000   18,964,000  18,959,000


Expenses

Fuel Costs - Cogen Plant                         0            0            0            0            0            0           0
Fuel Costs - Boiler                      1,939,000    2,029,000    2,123,000    2,280,000    2,457,000    2,630,000   2,825,000
Plant Operating Costs                    3,370,000    3,399,000    3,431,000    3,467,000    3,500,000    3,540,000   3,583,000
Plant Variable Costs                       755,000      777,000      801,000      825,000      849,000      875,000     900,000
                                           -------      -------      -------      -------      -------      -------     -------
Total Operating Costs                    6,064,000    6,205,000    6,355,000    6,572,000    6,806,000    7,045,000   7,308,000

Rev. Avail. for Debt Service            18,443,000   18,299,000   18,096,000   12,401,000   12,163,000   11,919,000  11,651,000

Debt Service

Total Interest Costs                     6,206,000    5,610,000    4,972,000    4,418,000    4,042,000    3,647,000   3,235,000
Total Principal Payments                 6,737,000    7,215,000    7,697,000    4,292,000    4,492,000    4,705,000   4,919,000
                                         ---------    ---------    ---------    ---------    ---------    ---------   ---------
     Total Debt Service                 12,943,000   12,825,000   12,669,000    8,710,000    8,534,000    8,352,000   8,154,000


Operating Cashflow

Pre-Tax Cashflow from Operations         5,500,000    5,474,000    5,427,000    3,691,000    3,629,000    3,567,000   3,497,000

Overhaul Reserve Fund Additions                  0            0            0            0            0            0           0

Expected Debt Service Reserve Releases      51,000       70,000    2,034,000       85,000       87,000       96,000     100,000
Debt Service Reserve Fund Additions              0            0            0            0            0            0           0
                                                 -            -            -            -            -            -           -

Net Balance from Operations [2]          5,551,000    5,544,000    7,461,000    3,776,000    3,716,000    3,663,000   3,597,000


Debt Service Coverage

Revenue Avail. for Debt Service         18,443,000   18,299,000   18,096,000   12,401,000   12,163,000   11,919,000  11,651,000

Total Interest Costs                     6,206,000    5,610,000    4,972,000    4,418,000    4,042,000    3,647,000   3,235,000
Total Principal Payments                 6,737,000    7,215,000    7,697,000    4,292,000    4,492,000    4,705,000   4,919,000
                                         ---------    ---------    ---------    ---------    ---------    ---------   ---------
     Total Debt Service Costs           12,943,000   12,825,000   12,669,000    8,710,000    8,534,000    8,352,000   8,154,000

Times Interest Coverage                       2.97         3.26         3.64         2.81         3.01         3.27        3.60
Times Total Debt Coverage                     1.42         1.43         1.43         1.42         1.43         1.43        1.43


FINANCIAL FORECAST
Revenues                                    2010         2011         2012         2013         2014        2015
                                            ----         ----         ----         ----         ----        ----
Revenues from Electric Sales:
     Total Capacity Revenues             18,123,000   18,123,000   18,123,000   18,123,000   18,123,000  18,123,000

Energy Charges
   Summer Gas Charge                              0            0            0            0            0           0
   Winter Gas Charge                              0            0            0            0            0           0
   Winter Oil Charge                              0            0            0            0            0           0
   VEPCO Gas Charge                               0            0            0            0            0           0
                                                  -            -            -            -            -          -
   Total Energy Revenues                          0            0            0            0            0           0

Winter Gas Start Revenues                         0            0            0            0            0           0

Steam Sales Revenues                        449,000      449,000      449,000      449,000      449,000     449,000
Chilled Water Sales Revenues                182,000      202,000      202,000      202,000      202,000     202,000
                                            -------      -------      -------      -------      -------     -------
     Total Thermal Revenues                 631,000      651,000      651,000      651,000      651,000     651,000

Total Sales Revenues                     18,754,000   18,774,000   18,774,000   18,774,000   18,774,000   18,774,000

Interest - D.S.R.   5.0%                    201,000      196,000      191,000      185,000      169,000       79,000
                                            -------      -------      -------      -------      -------       ------
Total Revenues                           18,955,000   18,970,000   18,965,000   18,959,000   18,943,000   18,853,000


Expenses

Fuel Costs - Cogen Plant                          0            0            0            0            0           0
Fuel Costs - Boiler                       3,029,000    3,201,000    3,395,000    3,583,000    3,794,000   4,016,000
Plant Operating Costs                     3,628,000    3,674,000    3,724,000    3,778,000    3,835,000   3,892,000
Plant Variable Costs                        928,000      955,000      985,000    1,014,000    1,044,000   1,075,000
                                            -------      -------      -------    ---------    ---------   ---------
Total Operating Costs                     7,585,000    7,830,000    8,104,000    8,375,000    8,673,000   8,983,000

Rev. Avail. for Debt Service             11,370,000   11,140,000   10,861,000   10,584,000   10,270,000   9,870,000


Debt Service

Total Interest Costs                      2,803,000    2,350,000    1,874,000    1,375,000      854,000      325,000
Total Principal Payments                  5,143,000    5,422,000    5,691,000    5,953,000    6,188,000    6,031,000
                                          ---------    ---------    ---------    ---------    ---------    ---------
     Total Debt Service                   7,946,000    7,772,000    7,565,000    7,328,000    7,042,000    6,356,000


Operating Cashflow

Pre-Tax Cashflow from Operations          3,424,000    3,368,000    3,296,000    3,256,000    3,228,000    3,514,000

Overhaul Reserve Fund Additions                   0            0            0            0            0            0

Expected Debt Service Reserve Releases       82,000       99,000      115,000      139,000      476,000    3,145,000
Debt Service Reserve Fund Additions               0            0            0            0            0            0
                                                  -            -            -            -            -            -

Net Balance from Operations [2]           3,506,000    3,467,000    3,411,000    3,395,000    3,704,000    6,659,000


Debt Service Coverage

Revenue Avail. for Debt Service          11,370,000   11,140,000   10,861,000   10,584,000   10,270,000    9,870,000

Total Interest Costs                      2,803,000    2,350,000    1,874,000    1,375,000      854,000      325,000
Total Principal Payments                  5,143,000    5,422,000    5,691,000    5,953,000    6,188,000    6,031,000
                                          ---------    ---------    ---------    ---------    ---------    ---------
     Total Debt Service Costs             7,946,000    7,772,000    7,565,000    7,328,000    7,042,000    6,356,000

Times Interest Coverage                        4.06         4.74         5.80         7.70        12.03        30.37
Times Total Debt Coverage                      1.43         1.43         1.44         1.44         1.46         1.55

[1] Project closing of July 1996 assumed. Reflects one-half year's operations following refinancing.

[2]  Available for capital expenditures or distributions to Project owners.

RESERVE FUNDS

Debt Service Reserve Fund         1996         1997         1998         1999         2000         2001         2002        2003
                                  ----         ----         ----         ----         ----         ----         ----        ----
Beginning Balance              8,090,714    7,435,714    7,409,285    6,739,285    6,709,642    6,677,142    6,630,356    6,580,713
     Additions                         0            0            0            0            0            0            0            0
     Interest   5.00%            388,000      371,000      354,000      336,000      335,000      333,000      330,000      328,000
     Withdrawals                (388,000)    (371,000)    (354,000)    (336,000)    (335,000)    (333,000)    (330,000)    (328,000)
     Releases                   (655,000)     (26,429)    (670,000)     (29,643)     (32,500)     (46,786)     (49,643)     (51,429)
                                --------      -------     --------      -------      -------      -------      -------      -------
Ending Balance                 7,435,714    7,409,285    6,739,285    6,709,642    6,677,142    6,630,356    6,580,713    6,529,284


Overhaul Reserve Fund

Beginning Balance                942,632   (4,207,368)  (4,207,368)  (4,417,368)  (4,633,368)  (4,859,368)  (5,096,368)  (5,345,368)
     Additions                         0            0            0            0            0            0            0            0
     Interest Earnings 5.00%           0            0     (210,000)    (216,000)    (226,000)    (237,000)    (249,000)    (261,000)
     Turbine Overhauls                 0            0            0            0            0            0            0            0
     Other Withdrawals                 0            0            0            0            0            0            0            0
     Interest Withdrawal               0            0            0            0            0            0            0            0
     Releases                 (5,150,000)           0            0            0            0            0            0            0
                              ----------            -            -            -            -            -            -            -
Ending Balance                (4,207,368)  (4,207,368)  (4,417,368)  (4,633,368)  (4,859,368)  (5,096,368)  (5,345,368)  (5,606,368)



Dispatch Hours                         0            0            0            0            0            0            0            0
Reserve Addition  3.00%             $260         $268         $276         $284         $293         $301         $310         $320
Reserve Addition                       0            0            0            0            0            0            0            0

Overhaul Requirements
Frame 6 Operating Hours            4,863        4,863        4,863        4,863        4,863        4,863        4,863        4,863
Estimated Maintenance Factor        2.82         2.82         2.82         2.82         2.82         2.82         2.82         2.82
Frame 6 Factored Hours            14,056       13,714       13,714       13,714       13,714       13,714       13,714       13,714

Combustion Inspection (CI)  [1]
Hot Gas Path Inspection (HGP)  [2]
Major Overhaul (MO)  [3]

Frame 7 Operating Hours            3,525        3,525        3,525        3,525        3,525        3,525        3,525     3,525
Estimated Maintenance Factor        2.82         2.82         2.82         2.82         2.82         2.82         2.82      2.82
Frame 7 Factored Hours            10,186        9,941        9,941        9,941        9,941        9,941        9,941     9,941

Combustion Inspection (CI)  [4]
Hot Gas Path Inspection (HGP)  [5]
Major Overhaul[6]

Steam Turbine Equiv. Hours         9,029        9,029        9,029        9,029        9,029        9,029        9,029    9,029

Limited ST Overhaul (LO) [7]
Major ST Overhaul (MO) [8]                        -
                              -----------------------------------------------------------------------------------------------
Total Overhaul Costs                  $0           $0           $0           $0           $0           $0           $0       $0

Debt Service Reserve Fund            2004          2005          2006          2007         2008         2009          2010
                                     ----          ----          ----          ----         ----         ----          ----
Beginning Balance                 6,529,284     6,458,927     4,424,641     4,339,284    4,252,141    4,156,427     4,056,070
     Additions                            0             0             0             0            0            0             0
     Interest   5.00%               325,000       272,000       219,000       215,000      210,000      205,000       201,000
     Withdrawals                   (325,000)     (272,000)     (219,000)     (215,000)    (210,000)    (205,000)     (201,000
     Releases                       (70,357)   (2,034,286)      (85,357)      (87,143)     (95,714)    (100,357)      (82,143)
                                    -------    ----------       -------       -------      -------     --------       -------
Ending Balance                    6,458,927     4,424,641     4,339,284     4,252,141    4,156,427    4,056,070     3,973,927


Overhaul Reserve Fund

Beginning Balance                (5,606,368)   (5,880,368)   (6,167,368)   (6,468,368)  (6,784,368)  (7,115,368)   (7,462,368
     Additions                            0             0             0             0            0            0             0
     Interest Earnings 5.00%       (274,000)     (287,000)     (301,000)     (316,000)    (331,000)    (347,000)     (364,000
     Turbine Overhauls                    0             0             0             0            0            0             0
     Other Withdrawals                    0             0             0             0            0            0             0
     Interest Withdrawal                  0             0             0             0            0            0             0
     Releases                             0             0             0             0            0            0             0
                                          -             -             -             -            -            -             -
Ending Balance                   (5,880,368)   (6,167,368)   (6,468,368)   (6,784,368)  (7,115,368)  (7,462,368)   (7,826,368)



Dispatch Hours                            0             0             0             0            0            0             0
Reserve Addition  3.00%                $329          $339          $349          $360         $371         $382          $393
Reserve Addition                          0             0             0             0            0            0             0

Overhaul Requirements
Frame 6 Operating Hours               4,863         4,863         4,863         4,863        4,863        4,863         4,863
Estimated Maintenance Factor           2.82          2.82          2.82          2.82         2.82         2.82          2.82
Frame 6 Factored Hours               13,714        13,714        13,714        13,714       13,714       13,714        13,714

Combustion Inspection (CI)  [1]
Hot Gas Path Inspection (HGP)
Major Overhaul (MO)  [3]

Frame 7 Operating Hours               3,525         3,525         3,525         3,525        3,525        3,525         3,525
Estimated Maintenance Factor           2.82          2.82          2.82          2.82         2.82         2.82          2.82
Frame 7 Factored Hours                9,941         9,941         9,941         9,941        9,941        9,941         9,941

Combustion Inspection (CI)  [4]
Hot Gas Path Inspection (HGP) [5]
Major Overhaul[6]
                                   ---------------------------------------------------------------------------------------
Steam Turbine Equiv. Hours            9,029         9,029         9,029         9,029        9,029        9,029         9,029

Limited ST Overhaul (LO) [7]
Major ST Overhaul (MO) [8]

Total Overhaul Costs                     $0            $0            $0            $0           $0           $0            $0

Debt Service Reserve Fund             2011          2012          2013          2014          2015
                                      ----          ----          ----          ----          ----
Beginning Balance                  3,973,927     3,874,641     3,759,998     3,621,069     3,145,447
     Additions                             0             0             0             0             0
     Interest   5.00%                196,000       191,000       185,000       169,000        79,000
     Withdrawals                    (196,000)     (191,000)     (185,000)     (169,000)      (79,000)
     Releases                        (99,286)     (114,643)     (138,929)     (475,622)   (3,145,449)
                                     -------      --------      --------      --------    ----------
Ending Balance                     3,874,641     3,759,998     3,621,069     3,145,447            (2)


Overhaul Reserve Fund

Beginning Balance                 (7,826,368)   (8,208,368)   (8,609,368)   (9,029,368)   (9,470,368)
     Additions                             0             0             0             0             0
     Interest Earnings 5.00%        (382,000)     (401,000)     (420,000)     (441,000)     (462,000)
     Turbine Overhauls                     0             0             0             0             0
     Other Withdrawals                     0             0             0             0             0
     Interest Withdrawal                   0             0             0             0             0
     Releases                              0             0             0             0             0
                                           -             -             -             -             -
Ending Balance                    (8,208,368)   (8,609,368)   (9,029,368)   (9,470,368)   (9,932,368)



Dispatch Hours                             0             0             0             0             0
Reserve Addition  3.00%                 $405          $417          $430          $443          $456
Reserve Addition                           0             0             0             0             0

Overhaul Requirements
Frame 6 Operating Hours                4,863         4,863         4,863         4,863         4,863
Estimated Maintenance Factor            2.82          2.82          2.82          2.82          2.82
Frame 6 Factored Hours                13,714        13,714        13,714        13,714        13,714

Combustion Inspection (CI)  [1]
Hot Gas Path Inspection (HGP)
Major Overhaul (MO)  [3]

Frame 7 Operating Hours                3,525         3,525         3,525         3,525         3,525
Estimated Maintenance Factor            2.82          2.82          2.82          2.82          2.82
Frame 7 Factored Hours                 9,941         9,941         9,941         9,941         9,941

Combustion Inspection (CI)  [4]
Hot Gas Path Inspection (HGP) [5]
Major Overhaul[6]

Steam Turbine Equiv. Hours             9,029         9,029         9,029         9,029         9,029

Limited ST Overhaul (LO) [7]
Major ST Overhaul (MO) [8]
                                   -----------------------------------------------------------------
Total Overhaul Costs                      $0            $0            $0            $0            $0

January 10, 1997

Mr. Bryan Urban
Panda Funding Corporation
Panda Interfunding Corporation
4100 Spring Valley Road, Suite 1001
Dallas, Texas 75244

Panda Energy International, Inc.
Panda-Rosemary Cogeneration Project
Project Condition Assessment Update Report
B&McD Project No. 94-443-4-002   PANDA

Dear Sirs:

This Project Condition Assessment Update letter report (Update Report) summarizes Burns & McDonnell's recent efforts to review the Panda-Rosemary Cogeneration Project (Project) on behalf of Project lenders. These efforts have been conducted to evaluate whether any material changes have occurred since Burns and McDonnell's "Panda-Rosemary Cogeneration Condition Assessment Report," dated July 26, 1996 (Condition Assessment Report). This Update Report is prepared in condition with the offering of Pooled Project Bonds, Series A-1 due 2012 by Panda Funding Corporation in exchange for its Pooled Project Bonds, Series A due 2012.

This Update Report is intended to supplement the Condition
Assessment Report, and is not intended to serve as a stand-alone document. Except as noted herein, our previous opinions included in the Condition Assessment Report remain applicable to the Project. To obtain the proper context, the reader is encouraged to refer to and become familiar with the Condition Assessment Report prior to reading this Update Report.

A primary focus of this Update Report is to assess and comment upon recent damage to certain Project equipment components. The damage to the Project equipment was caused by extraordinary weather conditions which occurred during a recent hurricane.

Purpose

This Update Report is intended to serve the following purposes:

- Hurricane Damage - To review recent hurricane damage to the Project and to assess the financial impact this damage may have upon Project lenders.

- Economic Dispatch - To update the anticipated economic dispatch included in the Project pro forma and to assess the financial impact to Project lenders.

- Fuel Costs - To update anticipated fuel costs included in the Project pro forma and to assess the financial impact to Project lenders.

-    Operation and Maintenance Costs - To update anticipated
     Project operation and maintenance costs included in the Project pro forma and to assess the financial impact to Project lenders.

- Project Pro Forma Assumptions - To review the Project pro forma assumptions included in the Condition Assessment
     Report to confirm, given recent events, these assumptions are reasonable.

Background

Burns & McDonnell has provided professional engineering services for the Panda-Rosemary Cogeneration Project since its inception in 1989. Our responsibilities in this capacity have been to serve as independent engineer for Project lenders. Our most recent involvement included preparation of the Condition Assessment Report which consisted of a review and assessment of the Project's equipment and operating condition; its operating history; the significant Project agreements; and projections of revenues, expenses and debt service coverage for the Project for the period that the First Mortgage Bonds due 2016 are scheduled to be outstanding. Our additional past experience with the Project is explained in more detail in the Condition Assessment Report.

Hurricane Damage

On Friday, September 6, 1996, the Project experienced extraordinary weather conditions caused by hurricane "Fran". These conditions resulted in an electrical fault which caused damage to certain electrical interconnection equipment. Panda Energy's engineering consultant, C. H. Guernsey & Company (Guernsey), conducted an immediate site visit, inspected the damage due to the incident, and consulted on recommended repairs to the damaged equipment.
A report of the incident was prepared by Guernsey.

The damage occurred to two switches and one power transformer used to interconnect the Project with VEPCO.
The damage to the transformer is of primary concern for the following reasons:

- Replacement Cost - The damaged transformer is a major component of the Project. Repair of this component is estimated to cost $577,250.

- Delivery Schedule - The damaged transformer is a major component that is not kept in stock by equipment suppliers. The delivery schedule for a replacement transformer would most likely be several months at best. Repair to the damaged transformer, as proposed by Panda Energy, will also require several months with a planned in-service date of April, 1997. A substantial cost to be incurred as a result of this delivery schedule is rental costs for use of a temporary transformer. Anticipated rental costs of $1,021,680 are actually greater than anticipated repair costs for the transformer.

Burns & McDonnell has reviewed the report prepared by Guernsey and subsequent cost estimates prepared by Panda
Energy, Guernsey and others. These cost estimates include price quotes from well-qualified equipment suppliers and repair facilities. Based upon our review of this report, these cost estimates and discussions with Panda Energy's insurance specialist, it appears damages to the facility will most likely be covered by insurance. Assuming this is true, the financial impact to the Project is the insurance deductible costs of $330,000.

A preliminary assessment of the damage to the transformer indicates one of the three phases contained within the transformer have been damaged. Although tests at the repair facility could indicate the other two phases are satisfactory, degradation of these phases may have occurred. Considering the cost of a potential failure of this transformer in the future, Panda Energy has indicated they plan to repair all three phases regardless of any favorable test results at the repair facility. The incremental cost of repairing all three phases versus only one phase may or may not be covered by insurance. In the event these incremental costs are not covered by insurance, Panda Energy will incur an additional cost of $222,225. The Project pro forma has been modified under the assumption that Panda incurs this cost.

The inclusion of the hurricane damage costs incurred by Panda Energy did not affect the debt service coverage, because it is assumed that the debt service coverage obligations are paid before this cost.

Economic Dispatch

The projected dispatch update, as prepared by ICF Resources
Incorporated (ICF), is presented in Table A. For the remaining Power Purchase Agreement (PPA) term covering 1997 to 2015, the updated ICF dispatch projection is approximately 14 percent lower than the forecast presented in the Condition Assessment Report. The Project pro forma
Contained in Exhibit A to the Condition Assessment Report has been modified by Exhibit A to this Update Report to reflect the updated dispatch projection.
ICF has reported the decrease in the dispatch forecast can be attributed primarily to the following two factors:

- ICF's updated fuel cost forecast, discussed in a subsequent section, has resulted in a slightly lower economic dispatch for the Project relative to competing independent power units.

- VEPCO has agreed as part of a recent buyout of an independent power project, Richmond Power Enterprises (RPE), to purchase economy energy from an Enron affiliate which is forecasted to displace some of the Project's off-peak dispatch.

The projection of hours dispatched under VEPCO gas has not been modified from the Condition Assessment Report. These estimates were provided by Panda Energy and confirmed by ICF. Burns & McDonnell and Panda Energy believe the VEPCO gas dispatch forecast has not materially changed from the projection presented in the Condition Assessment Report.

Fuel Costs
ICF has provided an updated forecast of seasonal delivered fuel costs. The updated fuel cost forecast is presented in Table B. Burns & McDonnell has reviewed this updated forecast and made the following observations:

- Compared to the Condition Assessment Report, the summer delivered gas cost forecast is increased for the 1998 through 2007 time period, and decreased during the 2009 through 2015 time period.

- The winter delivered gas cost forecast has decreased each year from 1997 through 2015.

- The winter delivered fuel oil cost forecast is essentially unchanged from the Condition Assessment Report.

The Project pro forma Contained in Exhibit A to the Condition Assessment Report has been modified by Exhibit A to this Update Report to reflect the updated fuel cost forecast.

Operation and Maintenance Costs

Burns & McDonnell has reviewed the Project's 1996 year-to-date fixed and variable operating costs and concluded that the projections in the Condition Assessment Report remain reasonable. Year-to-date operating costs are within three percent of budgeted costs which formed the basis of the projection contained in the Condition Assessment Report.

Conclusion

Burns & McDonnell has updated the Project pro forma to reflect the financial impact of the hurricane damage, the updated dispatch forecast, and the updated fuel cost forecast. The updated summary of the Project pro forma is attached.

Table C presents a summary of the debt coverage ratios of the Project with the updated assumptions compared to the previously projected debt service coverage ratios included in the Condition Assessment Report.

Table C indicates the Project is expected to maintain strong debt coverage ratios throughout the twenty-year debt repayment period, although the updated debt service coverage ratios are slightly lower, due to a lower ICF dispatch projection.

Burns & McDonnell concludes the impact of the hurricane damage, updated dispatch forecast, and updated gas cost forecast do not significantly alter the revenue available for debt service, which ultimately affects the risk to the lenders.

The conclusions stated above are subject to the following limiting conditions:

- Burns & McDonnell has relied on operating and financial information provided by Panda Energy and its consultants. While we have no reason to believe that the information provided is inaccurate in any material respect, Burns & McDonnell has not independently verified such information and cannot guarantee its accuracy or completeness.

- In preparation of this Update Report and the opinions expressed herein, Burns & McDonnell has made certain assumptions with respect to conditions which may exist in the future as set forth in Part I of the Condition Report. While we believe the assumptions made are reasonable for the purposes of this Report, Burns & McDonnell makes no representation that the conditions assumed will, in fact, occur. To the extent future conditions differ from those assumed herein or from estimates and information provided by Panda Energy and its consultants, the actual results will vary from those projected.

O&M Agreement

As of January 1, 1997, Panda Global Services, Inc. will assume responsibility of the O&M Agreement for the Panda Rosemary Cogeneration Facility previously held by University Technical Services (UTECH).
Burns & McDonnell recently reviewed the executed O&M Agreement, concluding the new agreement is consistent with the UTECH O&M Agreement which was obtained through a competitive bid process. Burns & McDonnell knows of no reason why Panda Global Services, Inc., would not continue to implement the operation and maintenance of the Panda-Rosemary Facility in accordance with good engineering practices and generally accepted industry practices.

Confirmation and Consent

We confirm the conclusions and other information contained in the Condition Assessment Report, as supplemented and modified by this Update Report.

We consent to the inclusion of the Condition Assessment
Report and this Update Report in the Registration Statement of Panda Funding Corporation relating to its Pooled Project
Bonds, Series A-1 due 2012.

We are pleased to be of service to Panda Energy. If we can be of further assistance, please contact Greg Mack at (816)
822-3178 or Melissa Yancey at (816) 333-9400.

Sincerely,


/s/ Gregory J. Mack, P.E.
Gregory J. Mack, P.E.
Project Manager


/s/ Melissa A. Yancey
Melissa A. Yancey
Project Financial Analyst

Enclosures
update.wpd

cc:  file


                                                      TABLE A

                                          UPDATED DISPTACH ASSUMPTIONS [1]
                                        Panda-Rosemary Cogeneration Project




             Summer        Winter Gas      Winter Oil     VEPCO Gas [2]      Total          %
Year     Dispatch Hours  Dispatch Hours  Dispatch Hours  Dispatch Hours  Dispatch Hours  Percent
----     --------------  --------------  --------------  --------------  --------------  -------
1996[3]        874               3               0            400             1077        12.29
1997           511             117               3            400             1031        11.77
1998           775             183              10            500             1468        16.76
1999          1038             250              17            500             1805        20.61
2000          1453             241              19            500             2213        25.26
2001          1888             231              21            500             2620        29.91
2002          1980             272              37            500             2769        31.61
2003          2053             320              65            600             3038        34.68
2004          2149             378             114            600             3241        37.00
2005          2248             441             202            600             3491        39.85
2006          2151             428             188            600             3365        38.41
2007          2058             415             171            600             3244        37.03
2008          1969             401             158            600             3128        35.71
2009          1884             388             145            600             3017        34.44
2010          1802             375             134            600             2911        33.23
2011          1756             361             133            600             2850        32.53
2012          1710             348             132            600             2790        31.85
2013          1666             335             131            600             2732        31.19
2014          1622             322             130            600             2674        30.53
2015          1579             310             129            600             2618        29.89

[1] Equivalent full load dispatch hours.
[2] VEPCO gas dispatch assumptions provided by Panda.
[3] Forecast of equivalent full dispatch hours prepared by ICF.

Reference:  Condition Assessment Report Table VII-3



                             TABLE B

                     UPDATED FUEL COST ASSUMPTIONS
                  Panda-Rosemary Cogeneration Project


                 Summer           Winter           Winter
  Year          Gas Cost         Gas Cost         Oil Cost
  ----          --------         --------         --------
                ($/MMBtu)        ($/MMBtu)        ($/MMTbu)

 1996 [1]         2.20             2.85             3.81
 1997             2.15             2.61             3.89
 1998             2.26             2.72             4.05
 1999             2.38             2.84             4.21
 2000             2.50             2.97             4.38
 2001             2.61             3.10             4.41
 2002             2.71             3.24             4.43
 2003             2.84             3.37             4.48
 2004             2.97             3.53             4.49
 2005             3.10             3.67             4.52
 2006             3.24             3.83             4.55
 2007             3.38             3.97             4.58
 2008             3.53             4.15             4.62
 2009             3.70             4.32             4.65
 2010             3.87             4.51             4.69
 2011             4.02             4.68             4.72
 2012             4.15             4.85             4.76
 2013             4.31             5.03             4.79
 2014             4.47             5.20             4.83
 2015             4.84             5.36             4.86


[1] Fuel cost forecast prepared by ICF.

Reference:  Condition Assessment Report, Table VII-4






                                          TABLE C

                        UPDATED SUMMARY OF PROJECT DEBT COVERAGE RATIOS
                              Panda-Rosemary Cogeneration Project


                                                                       7/26/96
                                 Pre-Tax       Total        Debt         Debt
           Total       Total    Operating   Debt-Service  Coverage     Coverage
Year     Revenues    Expenses    Cashflow      Costs        Ratio        Ratio
----    ----------  ----------  ----------  ------------  -----------  ---------
            $           $           $            $
7/96-
12/96
 [1]    15,680,000   4,744,000  10,936,000    7,928,000      1.38        1.38
1997    29,656,000   9,445,000  20,211,000   14,694,000      1.38        1.37
1998    31,602,000  10,942,000  20,660,000   14,627,000      1.41        1.42
1999    31,778,000  12,614,000  19,184,000   13,314,000      1.44        1.46
2000    34,081,000  14,565,000  19,516,000   13,242,000      1.47        1.50
2001    36,499,000  16,600,000  19,899,000   13,164,000      1.51        1.52
2002    37,870,000  17,855,000  20,015,000   13,058,000      1.53        1.57
2003    39,628,000  19,361,000  20,247,000   12,943,000      1.56        1.62
2004    41,635,000  21,209,000  20,426,000   12,825,000      1.59        1.68
2005    44,136,000  23,477,000  20,659,000   12,669,000      1.63        1.74
2006    38,488,000  23,667,000  14,621,000    8,710,000      1.70        1.80
2007    38,202,000  23,810,000  14,392,000    8,534,000      1.69        1.74
2008    37,925,000  23,979,000  13,946,000    8,352,000      1.67        1.77
2009    37,693,000  24,208,000  13,485,000    8,154,000      1.65        1.74
2010    37,918,000  24,484,000  13,454,000    7,946,000      1.69        1.72
2011    38,067,000  24,862,000  13,205,000    7,772,000      1.70        1.74
2012    38,147,000  25,227,000  12,920,000    7,565,000      1.71        1.77
2013    38,235,000  25,649,000  12,586,000    7,328,000      1.72        1.81
2014    38,328,000  26,086,000  12,262,000    7,042,000      1.74        1.85
2015    38,351,000  26,495,000  11,856,000    6,356,000      1.87        2.02

Average coverage over the term of the Bonds is 1.50:1.
[1] Reflects one-half year of operations following the planned debt refinancing in July 1996.

Reference:  Condition Assessment Report, Table VII-5

Panda Energy Corporation                 Alternative: Updated Corporate  Page 1
Panda-Rosemary Cogen Project Refinancing              Offering Base Case
*******************************************************************************

OPERATING ASSUMPTIONS

     Planning Period

     Base Year:                         1996
     PPA Final Year:                    2015
     PPA Remaining Term:                  20 years
     Planning Period:                     20 years
     Rounding Precision:                  -3

                                                                              Capacity Assumptions
                                             ---------------------------------------------------------------------------------------
                                                Summer                    Summer     Winter                    Winter     Summer Gas
                                             Demonstrated    Capacity    Contract Demonstrated   Capacity     Contract     Dispatch
                                   Year        Capacity    Degradation   Capacity   Capacity    Degradation   Capacity     Hours [1]
                                   ----      ------------  -----------   -------- ------------  -----------   --------    ----------
                                                 (MW)          (%)         (MW)       (MW)          (%)         (MW)
                            0           1995        174.0                   165.0        198.0                    198.0          660
                            1           1996        174.0          0.00%    165.0        198.0         0.00%      198.0          674
                            2           1997        174.0          0.00%    165.0        198.0         0.00%      198.0          511
                            3           1998        174.0          0.00%    165.0        198.0         0.00%      198.0          775
                            4           1999        174.0          0.00%    165.0        198.0         0.00%      198.0         1038
                            5           2000        174.0          0.00%    165.0        198.0         0.00%      198.0         1453
                            6           2001        174.0          0.00%    165.0        198.0         0.00%      198.0         1868
                            7           2002        174.0          0.00%    165.0        198.0         0.00%      198.0         1960
                            8           2003        174.0          0.00%    165.0        198.0         0.00%      198.0         2053
                            9           2004        174.0          0.00%    165.0        198.0         0.00%      198.0         2149
                           10           2005        174.0          0.00%    165.0        198.0         0.00%      198.0         2248
                           11           2006        174.0          0.00%    165.0        198.0         0.00%      198.0         2151
                           12           2007        174.0          0.00%    165.0        198.0         0.00%      198.0         2058
                           13           2008        174.0          0.00%    165.0        198.0         0.00%      198.0         1969
                           14           2009        174.0          0.00%    165.0        198.0         0.00%      198.0         1884
                           15           2010        174.0          0.00%    165.0        198.0         0.00%      198.0         1802
                           16           2011        174.0          0.00%    165.0        198.0         0.00%      198.0         1756
                           17           2012        174.0          0.00%    165.0        198.0         0.00%      198.0         1710
                           18           2013        174.0          0.00%    165.0        198.0         0.00%      198.0         1666
                           19           2014        174.0          0.00%    165.0        198.0         0.00%      198.0         1622
                           20           2015        174.0          0.00%    165.0        198.0         0.00%      198.0         1579

                                                                     Dispatch Assumptions
                                              ---------------------------------------------------------------------
                                                         Winter Gas             Winter Oil              VEPCO Gas
                                                Summer    Dispatch   Winter Gas  Dispatch  Winter Gas    Dispatch
                                   Year       Output [4]  Hours [1]    Output    Hours [1]   Output   Hours [1],[2]
                                   ----       ---------- ----------  ---------- ---------- ---------- -------------
                                                (MWh)                  (MWh)                  (MWh)
                            0           1995     114,840          2         396          0          0           400
                            1           1996     117,276          3         594          0          0           400
                            2           1997      88,914        117      23,166          3        594           400
                            3           1998     134,850        183      36,234         10      1,980           500
                            4           1999     180,612        250      49,500         17      3,366           500
                            5           2000     252,822        241      47,718         19      3,762           500
                            6           2001     325,032        231      45,738         21      4,158           500
                            7           2002     341,040        272      53,856         37      7,326           500
                            8           2003     357,222        320      63,360         65     12,870           600
                            9           2004     373,926        378      74,844        114     22,572           600
                           10           2005     391,152        441      87,318        202     39,996           600
                           11           2006     374,274        428      84,744        186     36,828           600
                           12           2007     358,092        415      82,170        171     33,858           600
                           13           2008     342,606        401      79,398        158     31,284           600
                           14           2009     327,816        388      76,824        145     28,710           600
                           15           2010     313,548        375      74,250        134     26,532           600
                           16           2011     305,544        361      71,478        133     26,334           600
                           17           2012     297,540        348      68,904        132     26,136           600
                           18           2013     289,884        335      66,330        131     25,938           600
                           19           2014     282,228        322      63,756        130     25,740           600
                           20           2015     274,746        310      61,380        129     25,542           600

                                                  Dispatch Assumptions
                                              ----------------------------
                                                          Total
                                              VEPCO Gas  Dispatch
                                   Year        Output   Hours [1]  Percent
                                   ----       --------- ---------  -------
                                                (MWh)                (%)
                            0           1995     66,000      1062    12.12%
                            1           1996     66,000      1077    12.29%
                            2           1997     66,000      1031    11.77%
                            3           1998     82,500      1468    16.76%
                            4           1999     82,500      1805    20.61%
                            5           2000     82,500      2213    25.26%
                            6           2001     82,500      2620    29.91%
                            7           2002     82,500      2769    31.61%
                            8           2003     99,000      3038    34.68%
                            9           2004     99,000      3241    37.00%
                           10           2005     99,000      3491    39.85%
                           11           2006     99,000      3365    38.41%
                           12           2007     99,000      3244    37.03%
                           13           2008     99,000      3128    35.71%
                           14           2009     99,000      3017    34.44%
                           15           2010     99,000      2911    33.23%
                           16           2011     99,000      2850    32.53%
                           17           2012     99,000      2790    31.85%
                           18           2013     99,000      2732    31.19%
                           19           2014     99,000      2674    30.53%
                           20           2015     99,000      2618    29.89%

        [1] Dispatch hour forecast represents equivalent full load dispatch hours incorporating planned and forced outage factors.
        [2] VEPCO gas dispatch forecast during PPA term provided by Panda. [3] Net electrical generation heat rate including credit from thermal production.
        [4]  Summer output based on demonstrated capacity.

                                   Electric Heat Rate Assumptions [3]          Aux. Boiler Steam/Chilled Water Assumptions
                                   ----------------------------------   --------------------------------------------------------
                                  Demonstrated             Contract       Steam                C. Water                 Steam
                                      Heat      Heat Rate     Heat      Production    Steam    Production  C. Water      Heat
                         Year         Rate     Degradation    Rate         Hours   Production    Hours    Production Requirement
                         ----     ------------ ----------- --------     ---------- ----------  ---------- ---------- -----------
                                    (Btu/kWh)      (%)     (Btu/kWh)                  (pph)                (tons-hr)   (Btu/lb)
                  0          1995         8900                  8900          7800     50,000        4000       1010        1714
                  1          1996         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  2          1997         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  3          1998         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  4          1999         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  5          2000         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  6          2001         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  7          2002         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  8          2003         8900       0.00%      8900          7800     50,000        4000       1010        1714
                  9          2004         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 10          2005         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 11          2006         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 12          2007         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 13          2008         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 14          2009         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 15          2010         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 16          2011         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 17          2012         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 18          2013         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 19          2014         8900       0.00%      8900          7800     50,000        4000       1010        1714
                 20          2015         8900       0.00%      8900          7800     50,000        4000       1010        1714


Panda Energy Corporation                 Alternative:  Updated Corporate  Page 2
Panda-Rosemary Cogen Project Refinancing               Offering Base Case
********************************************************************************

FUEL COST ASSUMPTIONS

                                                              Summer Gas Cost
                            ---------------------------------------------------------------------------------
                               SSG         SGT        SGT         SGT          SR1        SR2          SRX
                            Gulf Spot    Transco     Panda        NCG        Transco      NCNG      Swing Gas
                Year          Price         IT    Pipeline IT   Mgt. Fee    Retainage   Retainage   Retainage
                ----        ---------   --------- -----------   --------    ---------   ---------   ---------
                            ($/MMBtu)   ($/MMBtu)  ($/MMBtu)    ($/MMBtu)      (%)         (%)         (%)
                            ---------------------------------------------     3.79%       2.00%       3.00%
Escalation   1996-2015                       ICF Forecast
                            ---------------------------------------------

             0    1995        $1.56        $0.34      $0.26        $0.04      3.79%       2.00%       3.00%
             1    1996        $1.74        $0.34      $0.26        $0.04      3.79%       2.00%       3.00%
             2    1997        $1.69        $0.34      $0.27        $0.04      3.79%       2.00%       3.00%
             3    1998        $1.78        $0.35      $0.27        $0.04      3.79%       2.00%       3.00%
             4    1999        $1.89        $0.36      $0.28        $0.04      3.79%       2.00%       3.00%
             5    2000        $1.99        $0.37      $0.29        $0.04      3.79%       2.00%       3.00%
             6    2001        $2.09        $0.38      $0.30        $0.04      3.79%       2.00%       3.00%
             7    2002        $2.19        $0.38      $0.31        $0.04      3.79%       2.00%       3.00%
             8    2003        $2.30        $0.39      $0.32        $0.04      3.79%       2.00%       3.00%
             9    2004        $2.41        $0.40      $0.33        $0.04      3.79%       2.00%       3.00%
            10    2005        $2.52        $0.42      $0.34        $0.04      3.79%       2.00%       3.00%
            11    2006        $2.65        $0.43      $0.35        $0.04      3.79%       2.00%       3.00%
            12    2007        $2.78        $0.43      $0.36        $0.04      3.79%       2.00%       3.00%
            13    2008        $2.91        $0.44      $0.37        $0.04      3.79%       2.00%       3.00%
            14    2009        $3.05        $0.45      $0.38        $0.04      3.79%       2.00%       3.00%
            15    2010        $3.21        $0.47      $0.39        $0.04      3.79%       2.00%       3.00%
            16    2011        $3.33        $0.48      $0.40        $0.04      3.79%       2.00%       3.00%
            17    2012        $3.47        $0.48      $0.41        $0.04      3.79%       2.00%       3.00%
            18    2013        $3.60        $0.49      $0.43        $0.04      3.79%       2.00%       3.00%
            19    2014        $3.75        $0.51      $0.44        $0.04      3.79%       2.00%       3.00%
            20    2015        $3.89        $0.52      $0.45        $0.04      3.79%       2.00%       3.00%

                                               Summer Gas Cost
                           ------------------------------------------------------
                             Summer    Summer      Summer
                              Gas       Gas         Gas
                 Year        Charge    Charge       Cost      Margin      Margin
                 ----      ---------   -------    --------   --------     ------
                           ($/MMBtu)   ($/kWh)    ($/MMBtu)  ($/MMBtu)    ($/kWh)

Escalation    1996-2015

             0        1995    $2.34    $0.02082     $2.01      $0.33      $0.00290
             1        1996    $2.54    $0.02256     $2.20      $0.33      $0.00295
             2        1997    $2.49    $0.02213     $2.15      $0.34      $0.00300
             3        1998    $2.61    $0.02320     $2.26      $0.35      $0.00310
             4        1999    $2.74    $0.02441     $2.38      $0.36      $0.00322
             5        2000    $2.87    $0.02557     $2.50      $0.37      $0.00333
             6        2001    $3.00    $0.02667     $2.61      $0.39      $0.00344
             7        2002    $3.11    $0.02770     $2.71      $0.40      $0.00356
             8        2003    $3.26    $0.02899     $2.84      $0.41      $0.00368
             9        2004    $3.40    $0.03022     $2.97      $0.43      $0.00381
            10        2005    $3.54    $0.03150     $3.10      $0.44      $0.00394
            11        2006    $3.70    $0.03295     $3.24      $0.46      $0.00408
            12        2007    $3.86    $0.03434     $3.38      $0.47      $0.00422
            13        2008    $4.02    $0.03578     $3.53      $0.49      $0.00436
            14        2009    $4.20    $0.03741     $3.70      $0.51      $0.00452
            15        2010    $4.39    $0.03911     $3.87      $0.53      $0.00467
            16        2011    $4.56    $0.04057     $4.02      $0.54      $0.00483
            17        2012    $4.71    $0.04194     $4.15      $0.56      $0.00498
            18        2013    $4.89    $0.04351     $4.31      $0.58      $0.00515
            19        2014    $5.07    $0.04514     $4.47      $0.60      $0.00531
            20        2015    $5.26    $0.04682     $4.64      $0.62      $0.00549


                                                                Winter Gas Cost
                       -----------------------------------------------------------------------------------------------------
                           WSG         WGT       WGT       Panda     WGI         WR1         WR2         WR2         WRX
                       Appalachian   Transco     CNG      Pipeline   NCG       Transco       CNG         NCNG     Swing Gas
               Year       Price        IT        IT         IT     Mgt. Fee   Retainage   Retainage   Retainage   Retainage
               ----    ----------- ---------  ---------  --------- --------   ---------   ----------  ---------   ----------
                        ($/MMBtu)  ($/MMBtu)  ($/MMBtu)  ($/MMBtu) ($/MMBtu)     (%)         (%)         (%)         (%)
                       ------------------------------------------------------    1.97%       2.28%       2.00%       3.00%
Escalation  1996-2015                     ICF Forecast
                       ------------------------------------------------------
            0    1995     $1.72      $0.23      $0.20      $0.26     $0.04      1.97%       2.28%       2.00%       3.00%
            1    1996     $2.21      $0.24      $0.21      $0.26     $0.04      1.97%       2.28%       2.00%       3.00%
            2    1997     $1.98      $0.24      $0.21      $0.27     $0.04      1.97%       2.28%       2.00%       3.00%
            3    1998     $2.08      $0.25      $0.21      $0.27     $0.04      1.97%       2.28%       2.00%       3.00%
            4    1999     $2.19      $0.25      $0.21      $0.28     $0.04      1.97%       2.28%       2.00%       3.00%
            5    2000     $2.30      $0.26      $0.22      $0.29     $0.04      1.97%       2.28%       2.00%       3.00%
            6    2001     $2.40      $0.26      $0.23      $0.30     $0.04      1.97%       2.28%       2.00%       3.00%
            7    2002     $2.52      $0.27      $0.23      $0.31     $0.04      1.97%       2.28%       2.00%       3.00%
            8    2003     $2.63      $0.28      $0.24      $0.32     $0.04      1.97%       2.28%       2.00%       3.00%
            9    2004     $2.76      $0.29      $0.25      $0.33     $0.04      1.97%       2.28%       2.00%       3.00%
           10    2005     $2.88      $0.30      $0.26      $0.34     $0.04      1.97%       2.28%       2.00%       3.00%
           11    2006     $3.02      $0.30      $0.25      $0.35     $0.04      1.97%       2.28%       2.00%       3.00%
           12    2007     $3.16      $0.30      $0.26      $0.36     $0.04      1.97%       2.28%       2.00%       3.00%
           13    2008     $3.31      $0.31      $0.26      $0.37     $0.04      1.97%       2.28%       2.00%       3.00%
           14    2009     $3.45      $0.32      $0.27      $0.38     $0.04      1.97%       2.28%       2.00%       3.00%
           15    2010     $3.62      $0.33      $0.28      $0.39     $0.04      1.97%       2.28%       2.00%       3.00%
           16    2011     $3.75      $0.34      $0.29      $0.40     $0.04      1.97%       2.28%       2.00%       3.00%
           17    2012     $3.90      $0.35      $0.30      $0.41     $0.04      1.97%       2.28%       2.00%       3.00%
           18    2013     $4.05      $0.36      $0.31      $0.43     $0.04      1.97%       2.28%       2.00%       3.00%
           19    2014     $4.21      $0.37      $0.30      $0.44     $0.04      1.97%       2.28%       2.00%       3.00%
           20    2015     $4.37      $0.36      $0.31      $0.45     $0.04      1.97%       2.28%       2.00%       3.00%


                                               Winter Gas Cost
                       -----------------------------------------------------------------
                                                          Total
                          Winter    Winter    Winter      Winter
                           Gas       Gas       Gas         Gas
               Year       Charge    Charge     Cost        Cost      Margin      Margin
               ----     ---------   -------  ---------   ---------  --------     -------
                        ($/MMBtu)   ($/kWh)  ($/MMBtu)   ($/MMBtu)  ($/MMBtu)    ($/kWh)

Escalation  1996-2015

            0    1995     $2.61    $0.02322    $2.30      $0.02051   $0.30476    $0.00271
            1    1996     $3.16    $0.02813    $2.85      $0.02533   $0.31501    $0.00280
            2    1997     $2.93    $0.02605    $2.61      $0.02323   $0.31668    $0.00282
            3    1998     $3.05    $0.02714    $2.72      $0.02423   $0.32729    $0.00291
            4    1999     $3.18    $0.02827    $2.84      $0.02526   $0.33825    $0.00301
            5    2000     $3.32    $0.02955    $2.97      $0.02643   $0.34956    $0.00311
            6    2001     $3.46    $0.03076    $3.10      $0.02755   $0.36096    $0.00321
            7    2002     $3.61    $0.03214    $3.24      $0.02882   $0.37303    $0.00332
            8    2003     $3.76    $0.03345    $3.37      $0.03002   $0.38518    $0.00343
            9    2004     $3.93    $0.03494    $3.53      $0.03140   $0.39805    $0.00354
           10    2005     $4.09    $0.03636    $3.67      $0.03270   $0.41101    $0.00366
           11    2006     $4.25    $0.03784    $3.83      $0.03406   $0.42474    $0.00378
           12    2007     $4.41    $0.03924    $3.97      $0.03534   $0.43857    $0.00390
           13    2008     $4.60    $0.04096    $4.15      $0.03693   $0.45321    $0.00403
           14    2009     $4.79    $0.04261    $4.32      $0.03845   $0.46795    $0.00416
           15    2010     $5.00    $0.04447    $4.51      $0.04016   $0.48356    $0.00430
           16    2011     $5.18    $0.04609    $4.68      $0.04165   $0.49888    $0.00444
           17    2012     $5.37    $0.04778    $4.85      $0.04320   $0.51468    $0.00458
           18    2013     $5.56    $0.04952    $5.03      $0.04480   $0.53098    $0.00473
           19    2014     $5.75    $0.05118    $5.20      $0.04630   $0.54780    $0.00488
           20    2015     $5.94    $0.05288    $5.38      $0.04785   $0.56514    $0.00503


                                                        Winter Fuel Oil Cost
                       ---------------------------------------------------------------------------------
                       Delivered   Panda     Winter      Winter             Winter
                        Fuel Oil  Handling    Oil         Oil     Fuel Oil   Oil
               Year       Price    Charge    Charge      Charge    Usage     Cost     Margin      Margin
               ----    ---------- --------- ---------    -------  -------- --------  --------     -------
                        ($/MMBtu) ($/MMBtu) ($/MMBtu)    ($/kWh)    (%)    ($/MMBtu) ($/MMBtu)    ($/kWh)

Escalation  1996-2015     4.00%    3.00%

           0     1995     $3.89    $0.09      $3.98      $0.03545   80.00%    $3.57   $0.41068    $0.00366
           1     1996     $4.05    $0.10      $4.14      $0.03686   80.00%    $3.81   $0.33637    $0.00299
           2     1997     $4.21    $0.10      $4.31      $0.03833   80.00%    $3.89   $0.41867    $0.00373
           3     1998     $4.38    $0.10      $4.48      $0.03985   80.00%    $4.05   $0.43299    $0.00385
           4     1999     $4.55    $0.11      $4.66      $0.04144   80.00%    $4.21   $0.44788    $0.00399
           5     2000     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.38   $0.46103    $0.00410
           6     2001     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.41   $0.43601    $0.00388
           7     2002     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.43   $0.40747    $0.00363
           8     2003     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.46   $0.38039    $0.00339
           9     2004     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.49   $0.34955    $0.00311
          10     2005     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.52   $0.32026    $0.00285
          11     2006     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.55   $0.28973    $0.00258
          12     2007     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.58   $0.26098    $0.00232
          13     2008     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.62   $0.22520    $0.00200
          14     2009     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.65   $0.19112    $0.00170
          15     2010     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.69   $0.15251    $0.00136
          16     2011     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.72   $0.11901    $0.00106
          17     2012     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.76   $0.08430    $0.00075
          18     2013     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.79   $0.04835    $0.00043
          19     2014     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.83   $0.01462    $0.00013
          20     2015     $4.73    $0.11      $4.84      $0.04309   80.00%    $4.86  ($0.02024)  ($0.00018)


                                                                      VEPCO Gas Cost
                       -----------------------------------------------------------------------------------------------------------
                          MGT      Panda     VEPCO     VEPCO     Plant      FA       VEPCO     VEPCO      VEPCO    VEPCO
                       Management Pipeline    Gas       Gas     Variable   NCNG     Nomination  Gas     Nomination  Gas
                Year      Fee      Charge    Charge    Charge   O&M Costs Retainage   Fee      Charge      Fee      Cost    Margin
                ----   ---------- --------- ---------  -------  --------- --------- ---------- -------  ---------- -------  -------
                       ($/MMBtu)  ($/MMBtu) ($/MMBtu)  ($/kWh)   ($/kWh)    (%)      ($/day)   ($/kWh)    ($/day)  ($/kWh)  ($/kWh)

Escalation  1996-2015    0.00%     3.00                                    2.00%       $450                $450

             0    1995   $0.04     $0.12      $0.16   $0.00147  $0.00216   2.00%      $7,500   $0.00381    $7,500 $0.00011  $0.00370
             1    1996   $0.04     $0.13      $0.17   $0.00150  $0.00222   2.00%      $7,500   $0.00391    $7,500 $0.00011  $0.00380
             2    1997   $0.04     $0.13      $0.17   $0.00153  $0.00229   2.00%      $7,500   $0.00402    $7,500 $0.00011  $0.00390
             3    1998   $0.04     $0.14      $0.18   $0.00157  $0.00236   2.00%      $9,375   $0.00412    $9,375 $0.00011  $0.00401
             4    1999   $0.04     $0.14      $0.18   $0.00161  $0.00243   2.00%      $9,375   $0.00423    $9,375 $0.00011  $0.00412
             5    2000   $0.04     $0.14      $0.18   $0.00164  $0.00250   2.00%      $9,375   $0.00434    $9,375 $0.00011  $0.00423
             6    2001   $0.04     $0.14      $0.18   $0.00164  $0.00258   2.00%      $9,375   $0.00442    $9,375 $0.00011  $0.00431
             7    2002   $0.04     $0.14      $0.18   $0.00164  $0.00266   2.00%      $9,375   $0.00450    $9,375 $0.00011  $0.00439
             8    2003   $0.04     $0.14      $0.18   $0.00164  $0.00274   2.00%     $11,250   $0.00458   $11,250 $0.00011  $0.00447
             9    2004   $0.04     $0.14      $0.18   $0.00164  $0.00282   2.00%     $11,250   $0.00466   $11,250 $0.00011  $0.00455
            10    2005   $0.04     $0.14      $0.18   $0.00164  $0.00290   2.00%     $11,250   $0.00475   $11,250 $0.00011  $0.00464
            11    2006   $0.04     $0.14      $0.18   $0.00164  $0.00299   2.00%     $11,250   $0.00484   $11,250 $0.00011  $0.00473
            12    2007   $0.04     $0.14      $0.18   $0.00164  $0.00308   2.00%     $11,250   $0.00493   $11,250 $0.00011  $0.00482
            13    2008   $0.04     $0.14      $0.18   $0.00164  $0.00317   2.00%     $11,250   $0.00503   $11,250 $0.00011  $0.00491
            14    2009   $0.04     $0.14      $0.18   $0.00164  $0.00327   2.00%     $11,250   $0.00512   $11,250 $0.00011  $0.00501
            15    2010   $0.04     $0.14      $0.18   $0.00164  $0.00337   2.00%     $11,250   $0.00522   $11,250 $0.00011  $0.00511
            16    2011   $0.04     $0.14      $0.18   $0.00164  $0.00347   2.00%     $11,250   $0.00533   $11,250 $0.00011  $0.00521
            17    2012   $0.04     $0.14      $0.18   $0.00164  $0.00357   2.00%     $11,250   $0.00543   $11,250 $0.00011  $0.00532
            18    2013   $0.04     $0.14      $0.18   $0.00164  $0.00368   2.00%     $11,250   $0.00554   $11,250 $0.00011  $0.00543
            19    2014   $0.04     $0.14      $0.18   $0.00164  $0.00379   2.00%     $11,250   $0.00565   $11,250 $0.00011  $0.00554
            20    2015   $0.04     $0.14      $0.18   $0.00164  $0.00390   2.00%     $11,250   $0.00577   $11,250 $0.00011  $0.00566


                                               Auxiliary Boiler Steam/Chilled Water Fuel Cost
                            --------------------------------------------------------------------------------------
                                                                  NCG                Texas
                               Gulf Spot    Transco    GRI/ACA    Mgt.     Transco    CNG         Gas       NCNG
                  Year           Price     Commodity  Surcharge   Fee     Retainage Retainage  Retainage Retainage
                  ----         ---------   ---------  --------- --------  --------- ---------  --------- ---------
                               ($/MMBtu)   ($/MMBtu)  ($/MMBtu) ($/MMBtu)    (%)       (%)        (%)      (%)

Escalation     1996-2015     ICF Forecast    3.00%      3.00%     0.00%      3.79%     2.28%     2.00%     1.00%

               0     1995        $1.56       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               1     1996        $1.74       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               2     1997        $1.69       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               3     1998        $1.78       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               4     1999        $1.89       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               5     2000        $1.99       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               6     2001        $2.09       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               7     2002        $2.19       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               8     2003        $2.30       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
               9     2004        $2.41       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              10     2005        $2.52       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              11     2006        $2.65       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              12     2007        $2.78       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              13     2008        $2.91       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              14     2009        $3.05       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              15     2010        $3.21       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              16     2011        $3.33       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              17     2012        $3.47       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              18     2013        $3.60       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              19     2014        $3.75       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%
              20     2015        $3.89       $0.03      $0.02     $0.04      3.79%     2.28%     2.00%     1.00%


                           Auxiliary Boiler Steam/Chilled Water Fuel Cost
                           ----------------------------------------------
                               Steam     Steam
                                Gas       Gas     Steam
                   Year         Cost      Cost    Charge     Margin
                   ----        -----     -----    ------     ------
                              ($/MMBtu) ($/klbs) ($/klbs)   ($/klbs)

Escalation      1996-2015                          0.00%

                0     1995      $1.79     $3.07    $1.15     ($1.92)
                1     1996      $1.99     $3.41    $1.15     ($2.26)
                2     1997      $1.94     $3.32    $1.15     ($2.17)
                3     1998      $2.04     $3.50    $1.15     ($2.35)
                4     1999      $2.16     $3.70    $1.15     ($2.55)
                5     2000      $2.27     $3.90    $1.15     ($2.75)
                6     2001      $2.38     $4.07    $1.15     ($2.92)
                7     2002      $2.48     $4.26    $1.15     ($3.11)
                8     2003      $2.61     $4.47    $1.15     ($3.32)
                9     2004      $2.73     $4.67    $1.15     ($3.52)
               10     2005      $2.85     $4.88    $1.15     ($3.73)
               11     2006      $2.99     $5.12    $1.15     ($3.97)
               12     2007      $3.14     $5.38    $1.15     ($4.23)
               13     2008      $3.28     $5.61    $1.15     ($4.46)
               14     2009      $3.43     $5.89    $1.15     ($4.74)
               15     2010      $3.60     $6.17    $1.15     ($5.02)
               16     2011      $3.74     $6.41    $1.15     ($5.26)
               17     2012      $3.89     $6.66    $1.15     ($5.51)
               18     2013      $4.03     $6.92    $1.15     ($5.77)
               19     2014      $4.19     $7.18    $1.15     ($6.03)
               20     2015      $4.35     $7.46    $1.15     ($6.31)

Panda Energy Corporation                  Alternative:  Updated Corporate Page 3
Panda-Rosemary Cogen Project Refinancing                Offering Base Case
********************************************************************************

PROJECT FINANCING ASSUMPTIONS

                                                                               Equal
Financing Sources of Funds                                                     Annual
--------------------------                                 Refinancing      Debt Service
                                                           ------------     ------------
DEBT FINANCING:
  First Mortage Bonds:
              Percentage Financed                                 85.63%
              Principal Amount                             $111,400,000     $11,879,000
              Interest Rate                                        8.63%
              Term                                                 20.0
              Years of Interest Only                                0.0
              Debt Service Reserve Fund (% of Principal)           7.26%
              Financing Fees                                       2.69%

  Subordinate Debt A:
              Percentage Financed                                  0.00%
              Principal Amount                                       $0              $0
              Interest Rate                                        9.00%
              Term                                                 20.0
              Years of Interest Only                                0.0
              Debt Service Reserve Fund (% of Principal)           0.00%
              Financing Fees                                       0.00%

OTHER FINANCING SOURCES:
              Existing Debt Service Reserve Fund             $4,117,388
              Existing Turbine Overhaul Reserve                $931,032
              Existing Reimbursement Obligation Account      $8,247,605
              Existing Pollution Control Account             $5,256,983
              Existing Spare Parts Account                     $113,737
              Existing Revenue Account                          $27,763
                                                           ------------
              Total Other Financing Sources                 $18,694,508

TOTAL SOURCES OF FUNDS                                     $130,094,508

Financing Uses of Funds

REFINANCING COSTS::
  Operating Account                                            $868,226
  Defeasance of Taxable Revenue Bonds                      $103,209,600

PROJECT COSTS:
  Pollution Control Reserve                                  $5,256,983
  Turbine Overhaul Reserve                                     $942,632

FINANCING COSTS
  Debt Service Reserve                                       $8,090,714
  Fees and Expenses                                          $3,000,000

Partial Redemption of FMCC Rosemary Interest                 $8,726,353
                                                           ------------
TOTAL USES OF FUNDS                                        $130,094,508


-----------------------------------------------------------------------
Principal Amortization                Option             4
-----------------------------------------------------------------------
Equal Annual Principal & Interest - No Deferral                       1
Equal Annual Principal & Interest - Deferral                          2
Equal Annual Principal                                                3
Custom Principal Amortization                                         4

-----------------------------------------------------------------------


-----------------------------------------------------------------------
Principal Amortization                Option                          1
-----------------------------------------------------------------------
Equal Annual Principal & Interest - No Deferral                       1
Equal Annual Principal & Interest - Deferral                          2
Equal Annual Principal                                                3
Custom Principal Amortization                                         4
-----------------------------------------------------------------------


                                     Custom Principal
                                  Amortization Schedules
                             --------------------------------
                             First Mortgage       Subordinate
                  Year           Bonds               Debt A
                  -------------------------------------------
                  1996          2,752,798               0
                  1997          5,500,608               0
                  1998          5,922,178               0
                  1999          5,092,966               0
                  2000          5,472,948               0
                  2001          5,879,990               0
                  2002          6,293,568               0
                  2003          6,737,102               0
                  2004          7,215,320               0
                  2005          7,696,926               0
                  2006          4,292,216               0
                  2007          4,491,704               0
                  2008          4,704,828               0
                  2009          4,919,192               0
                  2010          5,142,758               0
                  2011          5,422,034               0
                  2012          5,691,114               0
                  2013          5,952,686               0
                  2014          6,188,248               0
                  2015          6,030,816               0
                  -------------------------------------------
                              111,400,000               0

Panda Energy Corporation                 Alternative: Updated Corporate  Page 4
Panda-Rosemary Cogen Project Refinancing              Offering Base Case
*******************************************************************************

DEBT SERVICE CALCULATIONS  50.00%


                                1             2             3             4             5             6             7
                             1996          1997          1998          1999          2000          2001          2002
                             ----          ----          ----          ----          ----          ----          ----
First Mortgage Bonds:
  Beginning Balance   111,400,000   108,647,202   103,146,594    97,224,416    92,131,450    86,658,502    80,778,512

    Interest            5,175,000     9,192,911     8,704,848     8,220,881     7,769,322     7,284,115     6,763,589
    Principal           2,752,798     5,500,608     5,922,178     5,092,966     5,472,948     5,879,990     6,293,568
                      -----------   -----------    ----------    ----------    ----------    ----------    ----------
    Debt Service        7,927,798    14,693,519    14,627,026    13,313,847    13,242,270    13,164,105    13,057,157

  Ending Balance      108,647,202   103,146,594    97,224,416    92,131,450    86,658,502    80,778,512    74,484,944

Subordinated Debt A:
  Beginning Balance             0             0             0             0             0             0             0

    Interest                    0             0             0             0             0             0             0
    Principal                   0             0             0             0             0             0             0
                      -----------   -----------    ----------    ----------    ----------    ----------    ----------
    Debt Service                0             0             0             0             0             0             0

  Ending Balance                0             0             0             0             0             0             0

TOTAL DEBT SERVICE
    Interest            5,175,000     9,192,911     8,704,848     8,220,881     7,769,322     7,284,115     6,763,589
    Principal           2,752,798     5,500,608     5,922,178     5,092,966     5,472,948     5,879,990     6,293,568
                      -----------   -----------    ----------    ----------    ----------    ----------    ----------
    Debt Service        7,927,798    14,693,519    14,627,026    13,313,847    13,242,270    13,164,105    13,057,157


                                8             9            10            11            12            13            14
                             2003          2004          2005          2006          2007          2008          2009
                             ----          ----          ----          ----          ----          ----          ----
First Mortgage Bonds:
  Beginning Balance    74,484,944    67,747,842    60,532,522    52,835,596    48,543,380    44,051,676    39,346,848

    Interest            6,206,423     5,609,882     4,971,983     4,418,244     4,041,589     3,647,284     3,234,560
    Principal           6,737,102     7,215,320     7,696,926     4,292,216     4,491,704     4,704,828     4,919,192
                      -----------   -----------    ----------    ----------    ----------    ----------    ----------
    Debt Service       12,943,525    12,825,202    12,668,909     8,710,460     8,533,293     8,352,112     8,153,752

  Ending Balance       67,747,842    60,532,522    52,835,596    48,543,380    44,051,676    39,346,848    34,427,656

Subordinated Debt A:
  Beginning Balance             0             0             0             0             0             0             0

    Interest                    0             0             0             0             0             0             0
    Principal                   0             0             0             0             0             0             0
                      -----------   -----------    ----------    ----------    ----------    ----------    ----------
    Debt Service                0             0             0             0             0             0             0

  Ending Balance                0             0             0             0             0             0             0

TOTAL DEBT SERVICE
    Interest            6,206,423     5,609,882     4,971,983     4,418,244     4,041,589     3,647,284     3,234,560
    Principal           6,737,102     7,215,320     7,696,926     4,292,216     4,491,704     4,704,828     4,919,192
                      -----------   -----------    ----------    ----------    ----------    ----------    ----------
    Debt Service       12,943,525    12,825,202    12,668,909     8,710,460     8,533,293     8,352,112     8,153,752


                               15            16            17            18            19            20
                             2010          2011          2012          2013          2014          2015
                             ----          ----          ----          ----          ----          ----
First Mortgage Bonds:
  Beginning Balance    34,427,656    29,284,898    23,862,864    18,171,750    12,219,064     6,030,816

    Interest            2,803,049     2,350,454     1,874,100     1,374,781       853,744       325,100    94,821,859
    Principal           5,142,758     5,422,034     5,691,114     5,952,686     6,188,248     6,030,816   111,400,000
                      -----------   -----------    ----------    ----------    ----------    ----------
    Debt Service        7,945,807     7,772,488     7,565,214     7,327,467     7,041,992     6,355,916

  Ending Balance       29,284,898    23,862,864    18,171,750    12,219,064     6,030,816             0

Subordinated Debt A:
  Beginning Balance             0             0             0             0             0             0

    Interest                    0             0             0             0             0             0
    Principal                   0             0             0             0             0             0
                      -----------   -----------    ----------    ----------    ----------    ----------
    Debt Service                0             0             0             0             0             0

  Ending Balance                0             0             0             0             0             0

TOTAL DEBT SERVICE
    Interest            2,803,049     2,350,454     1,874,100     1,374,781       853,744       325,100
    Principal           5,142,758     5,422,034     5,691,114     5,952,686     6,188,248     6,030,816
                      -----------   -----------    ----------    ----------    ----------    ----------
    Debt Service        7,945,807     7,772,488     7,565,214     7,327,467     7,041,992     6,355,916


Panda Energy Corporation                 Alternative: Updated Corporate  Page 5
Panda-Rosemary Cogen Project Refinancing              Offering Base Case
*******************************************************************************

FUEL COSTS


                                              1           2           3           4           5           6           7
DISPATCH OPERATIONS                        1996        1997        1998        1999        2000        2001        2002
                                       --------     -------      ------     -------     -------     -------     -------
Total Hours                               8,760       8,760       8,760       8,760       8,760       8,760       8,760
Summer Capacity                           174.0       174.0       174.0       174.0       174.0       174.0       174.0
VEPCO Capacity                            165.0       165.0       165.0       165.0       165.0       165.0       165.0
Winter Capacity                           198.0       198.0       198.0       198.0       198.0       198.0       198.0

Summer Dispatch                             674         511         775       1,038       1,453       1,868       1,960
Winter Gas Dispatch                           3         117         183         250         241         231         272
Winter Oil Dispatch                           0           3          10          17          19          21          37
VEPCO Gas Dispatch                          400         400         500         500         500         500         500
                                       --------     -------      ------     -------     -------     -------     -------
     Total Dispatch Hours                 1,077       1,031       1,468       1,805       2,213       2,620       2,769
     Percentage                           12.29%      11.77%      16.76%      20.61%      25.26%      29.91%      31.61%

Winter Starts                                 0           3           5           6           6           6           7
Winter Start Duration                        40          40          40          40          40          40          40

NET GENERATION

Availability Factor [1]                   100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Equivalent Load Factor                    100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%

                                          [1] Equivalent full load dispatch hours from Dispatch Assumptions incorporate planned outage and forced outage availability factors.

Summer Output           MWh             117,276      88,914     134,850     180,612     252,822     325,032     341,040
Winter Gas Output       MWh                 594      23,166      36,234      49,500      47,718      45,738      53,856
Winter Oil Dispatch     MWh                   0         594       1,980       3,366       3,762       4,158       7,326
VEPCO Gas Dispatch      MWh              66,000      66,000      82,500      82,500      82,500      82,500      82,500
                                       --------     -------      ------     -------     -------     -------     -------
Net Generation          MWh             183,870     178,674     255,564     315,978     386,802     457,428     484,722


FUEL USAGE - ELECTRICAL GENERATION

Net Electric Heat Rate  Btu/kWh            8900        8900        8900        8900        8900        8900        8900
Summer Gas Fuel         MMBtu         1,043,756     791,335   1,200,165   1,607,447   2,250,116   2,892,785   3,035,256
Winter Gas Fuel         MMBtu             5,287     206,177     322,483     440,550     424,690     407,068     479,318
Winter Oil Fuel         MMBtu                 0       5,287      17,622      29,957      33,482      37,006      65,201
VEPCO Gas Fuel          MMBtu           587,400     587,400     734,250     734,250     734,250     734,250     734,250
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------
     Total Fuel Usage   MMBtu         1,636,443   1,590,199   2,274,520   2,812,204   3,442,538   4,071,109   4,314,026


FUEL COST - ELECTRICAL GENERATION

Summer Gas Fuel         $/MMBtu           $2.20       $2.15       $2.26       $2.38       $2.50       $2.61       $2.71
Winter Gas Fuel         $/MMBtu           $2.85       $2.61       $2.72       $2.84       $2.97       $3.10       $3.24
Winter Oil Fuel         $/MMBtu           $3.81       $3.89       $4.05       $4.21       $4.38       $4.41       $4.43
VEPCO Gas Fuel          $/kWh          $0.00011    $0.00011    $0.00011    $0.00011    $0.00011    $0.00011    $0.00011

Summer Gas Fuel         $             2,300,000   1,702,000   2,710,000   3,829,000   5,624,000   7,549,000   8,231,000
Winter Gas Fuel         $                15,000     538,000     878,000   1,250,000   1,261,000   1,260,000   1,552,000
Winter Oil Fuel         $                     0      21,000      71,000     126,000     147,000     163,000     289,000
VEPCO Gas Fuel          $                 7,500       7,500       9,400       9,400       9,400       9,400       9,400
                                       --------   ---------   ---------   ---------   ---------   ---------  ----------
Total Fuel Cost         $             2,322,500   2,268,500   3,668,400   5,214,400   7,041,400   8,981,400  10,081,400

TOTAL FUEL COSTS - COGEN PLANT


Summer Gas Fuel         $             2,300,000   1,702,000   2,710,000   3,829,000   5,624,000   7,549,000   8,231,000
Winter Gas Fuel         $                15,000     538,000     878,000   1,250,000   1,261,000   1,260,000   1,552,000
Winter Oil Fuel         $                     0      21,000      71,000     126,000     147,000     163,000     289,000
VEPCO Gas Fuel          $                 7,500       7,500       9,400       9,400       9,400       9,400       9,400
Fuel Usage - Thermal    MMBtu            36,774      35,735      51,113      63,196      77,360      91,486      96,944
Fuel Cost - Thermal [2] $                73,000      69,000     104,000     137,000     176,000     217,000     241,000
                                       --------     -------      ------     -------     -------     -------     -------
     Total Fuel Costs - Cogen Plant   2,396,000   2,338,000   3,772,000   5,351,000   7,217,000   9,198,000  10,322,000

     Average Fuel Cost ($/MMBtu)          $1.43       $1.44       $1.62       $1.86       $2.05       $2.21       $2.34
     Average Fuel Cost ($/kWh)          $0.0130     $0.0131     $0.0148     $0.0169     $0.0187     $0.0201     $0.0213

                                      [2]  Boiler fuel cost estimate below used to determine fuel cost allocation of thermal production.
STEAM/CHILLED WATER

Steam Production Hours                    7,800       7,800       7,800       7,800       7,800       7,800       7,800
Chilled Water Production Hours            4,000       4,000       4,000       4,000       4,000       4,000       4,000

Steam Production Hours - Boiler           6,723       6,769       6,332       5,995       5,587       5,180       5,031
Chilled Water Production Hours - Boi      2,923       2,972       2,542       2,212       1,806       1,401       1,268

Steam Fuel - Boiler     MMBtu           576,161     580,103     542,652     513,772     478,806     443,926     431,157
C. Water Fuel - Boiler  MMBtu            90,070      91,580      78,330      68,161      55,651      43,171      39,073
                                       --------     -------      ------     -------     -------     -------     -------
Total Boiler Fuel       MMBtu           666,231     671,683     620,982     581,933     534,457     487,097     470,229

Boiler Fuel Cost        $/MMBtu           $1.99       $1.94       $2.04       $2.16       $2.27       $2.38       $2.48

Boiler Fuel Cost        $             1,327,000   1,301,000   1,267,000   1,257,000   1,215,000   1,158,000   1,168,000


                                        8           9          10          11          12          13          14
DISPATCH OPERATIONS                  2003        2004        2005        2006        2007        2008        2009
                                   ------     -------      ------     -------     -------     -------     -------
Total Hours                        8,760       8,760       8,760       8,760       8,760       8,760       8,760
Summer Capacity                    174.0       174.0       174.0       174.0       174.0       174.0       174.0
VEPCO Capacity                     165.0       165.0       165.0       165.0       165.0       165.0       165.0
Winter Capacity                    198.0       198.0       198.0       198.0       198.0       198.0       198.0

Summer Dispatch                    2,053       2,149       2,248       2,151       2,058       1,969       1,884
Winter Gas Dispatch                  320         378         441         428         415         401         388
Winter Oil Dispatch                   65         114         202         186         171         158         145
VEPCO Gas Dispatch                   600         600         600         600         600         600         600
                                  ------     -------      ------     -------     -------     -------     -------
     Total Dispatch Hour           3,038       3,241       3,491       3,365       3,244       3,128       3,017
     Percentage                    34.68%      37.00%      39.85%      38.41%      37.03%      35.71%      34.44%

Winter Starts                          8           9          11          11          10          10          10
Winter Start Duration                 40          40          40          40          40          40          40

NET GENERATION

Availability Factor [1]            100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Equivalent Load Factor             100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%


Summer Output                    357,222     373,926     391,152     374,274     358,092     342,606     327,816
Winter Gas Output                 63,360      74,844      87,318      84,744      82,170      79,398      76,824
Winter Oil Dispatch               12,870      22,572      39,996      36,828      33,858      31,284      28,710
VEPCO Gas Dispatch                99,000      99,000      99,000      99,000      99,000      99,000      99,000
                                  ------     -------      ------     -------     -------     -------     -------
Net Generation                   532,452     570,342     617,466     594,846     573,120     552,288     532,350


FUEL USAGE - ELECTRICAL
GENERATION

Net Electric Heat Rate              8900        8900        8900        8900        8900        8900        8900
Summer Gas Fuel                3,179,276   3,327,941   3,481,253   3,331,039   3,187,019   3,049,193   2,917,562
Winter Gas Fuel                  563,904     666,112     777,130     754,222     731,313     706,642     683,734
Winter Oil Fuel                  114,543     200,891     355,964     327,769     301,336     278,428     255,519
VEPCO Gas Fuel                   881,100     881,100     881,100     881,100     881,100     881,100     881,100
                               ---------   ---------   ---------   ---------   ---------     -------   ---------
     Total Fuel Usage          4,738,823   5,076,044   5,495,447   5,294,129   5,100,768   4,915,363   4,737,915


FUEL COST - ELECTRICAL
GENERATION

Summer Gas Fuel                    $2.84       $2.97       $3.10       $3.24       $3.38       $3.53       $3.70
Winter Gas Fuel                    $3.37       $3.53       $3.67       $3.83       $3.97       $4.15       $4.32
Winter Oil Fuel                    $4.46       $4.49       $4.52       $4.55       $4.58       $4.62       $4.65
VEPCO Gas Fuel                  $0.00011    $0.00011    $0.00011    $0.00011    $0.00011    $0.00011    $0.00011

Summer Gas Fuel                9,041,000   9,876,000  10,779,000  10,807,000  10,786,000  10,762,000  10,783,000
Winter Gas Fuel                1,902,000   2,350,000   2,855,000   2,886,000   2,904,000   2,932,000   2,954,000
Winter Oil Fuel                  511,000     902,000   1,609,000   1,492,000   1,380,000   1,285,000   1,188,000
VEPCO Gas Fuel                    11,300      11,300      11,300      11,300      11,300      11,300      11,300
                              ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Fuel Cost               11,465,300  13,139,300  15,254,300  15,196,300  15,081,300  14,990,300  14,936,300


TOTAL FUEL COSTS -
COGEN PLANT

Summer Gas Fuel                9,041,000   9,876,000  10,779,000  10,807,000  10,786,000  10,762,000  10,783,000
Winter Gas Fuel                1,902,000   2,350,000   2,855,000   2,886,000   2,904,000   2,932,000   2,954,000
Winter Oil Fuel                  511,000     902,000   1,609,000   1,492,000   1,380,000   1,285,000   1,188,000
VEPCO Gas Fuel                    11,300      11,300      11,300      11,300      11,300      11,300      11,300

Fuel Usage - Thermal             106,490     114,068     123,493     118,969     114,624     110,458     106,470
Fuel Cost - Thermal  [2]         278,000     311,000     352,000     356,000     360,000     362,000     366,000
                              ----------  ----------  ----------  -- -------  ---------     -------   ----------
     Total Fuel Costs -       11,743,000  13,450,000  15,606,000  15,552,000  15,441,000  15,352,000  15,302,000

     Average Fuel Cost (    )      $2.42       $2.59       $2.78       $2.87       $2.96       $3.05       $3.16
     Average Fuel Cost (    )    $0.0221     $0.0236     $0.0253     $0.0261     $0.0269     $0.0278     $0.0287


STEAM/CHILLED WATER

Steam Production Hours             7,800       7,800       7,800       7,800       7,800       7,800       7,800
Chilled Water Production           4,000       4,000       4,000       4,000       4,000       4,000       4,000

Steam Production Hours -           4,762       4,559       4,309       4,435       4,556       4,672       4,783
Chilled Water Production           1,027         873         711         821         927       1,030       1,128

Steam Fuel - Boiler              408,103     390,706     369,281     380,080     390,449     400,390     409,903
C. Water Fuel - Boiler            31,646      26,901      21,909      25,299      28,565      31,739      34,759
                                --------     -------      ------     -------     -------     -------     -------
Total Boiler Fuel                439,750     417,607     391,190     405,378     419,014     432,129     444,662

Boiler Fuel Cost                   $2.61       $2.73       $2.85       $2.99       $3.14       $3.28       $3.43

Boiler Fuel Cost               1,148,000   1,139,000   1,114,000   1,212,000   1,315,000   1,415,000   1,527,000


                                      15          16          17          18          19          20
DISPATCH OPERATIONS                 2010        2011        2012        2013        2014        2015
                                   ------     -------      ------     -------     -------     -------
Total Hours                        8,760       8,760       8,760       8,760       8,760       8,760
Summer Capacity                    174.0       174.0       174.0       174.0       174.0       174.0
VEPCO Capacity                     165.0       165.0       165.0       165.0       165.0       165.0
Winter Capacity                    198.0       198.0       198.0       198.0       198.0       198.0

Summer Dispatch                    1,802       1,756       1,710       1,666       1,622       1,579
Winter Gas Dispatch                  375         361         348         335         322         310
Winter Oil Dispatch                  134         133         132         131         130         129
VEPCO Gas Dispatch                   600         600         600         600         600         600
                                  ------     -------      ------     -------     -------     -------
     Total Dispatch Hour           2,911       2,850       2,790       2,732       2,674       2,618
     Percentage                    33.23%      32.53%      31.85%      31.19%      30.53%      29.89%

Winter Starts                          9           9           9           8           8           8
Winter Start Duration                 40          40          40          40          40          40

NET GENERATION

Availability Factor [1]            100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Equivalent Load Factor             100.0%      100.0%      100.0%      100.0%      100.0%      100.0%


Summer Output                    313,548     305,544     297,540     289,884     282,228     274,746
Winter Gas Output                 74,250      71,478      68,904      66,330      63,756      61,380
Winter Oil Dispatch               26,532      26,334      26,136      25,938      25,740      25,542
VEPCO Gas Dispatch                99,000      99,000      99,000      99,000      99,000      99,000
                                  ------     -------      ------     -------     -------     -------
Net Generation                   513,330     502,356     491,580     481,152     470,724     460,668


FUEL USAGE - ELECTRICAL
GENERATION

Net Electric Heat Rate              8900        8900        8900        8900        8900        8900
Summer Gas Fuel                2,790,577   2,719,342   2,648,106   2,579,968   2,511,829   2,445,239
Winter Gas Fuel                  660,825     636,154     613,246     590,337     567,428     546,282
Winter Oil Fuel                  236,135     234,373     232,610     230,848     229,086     227,324
VEPCO Gas Fuel                   881,100     881,100     881,100     881,100     881,100     881,100
                              ----------  ----------  ----------  ----------  ----------  ----------
     Total Fuel Usage          4,568,637   4,470,968   4,375,062   4,282,253   4,189,444   4,099,945


FUEL COST - ELECTRICAL
GENERATION

Summer Gas Fuel                    $3.87       $4.02       $4.15       $4.31       $4.47       $4.64
Winter Gas Fuel                    $4.51       $4.68       $4.85       $5.03       $5.20       $5.38
Winter Oil Fuel                    $4.69       $4.72       $4.76       $4.79       $4.83       $4.86
VEPCO Gas Fuel                  $0.00011    $0.00011    $0.00011    $0.00011    $0.00011    $0.00011

Summer Gas Fuel               10,796,000  10,922,000  10,997,000  11,122,000  11,240,000  11,357,000
Winter Gas Fuel                2,982,000   2,977,000   2,977,000   2,972,000   2,952,000   2,937,000
Winter Oil Fuel                1,107,000   1,107,000   1,107,000   1,106,000   1,106,000   1,105,000
VEPCO Gas Fuel                    11,300      11,300      11,300      11,300      11,300      11,300
                              ----------  ----------  ----------  ----------  ----------  ----------
Total Fuel Cost               14,896,300  15,017,300  15,092,300  15,211,300  15,309,300  15,410,300


TOTAL FUEL COSTS -
COGEN PLANT

Summer Gas Fuel               10,796,000  10,922,000  10,997,000  11,122,000  11,240,000  11,357,000
Winter Gas Fuel                2,982,000   2,977,000   2,977,000   2,972,000   2,952,000   2,937,000
Winter Oil Fuel                1,107,000   1,107,000   1,107,000   1,106,000   1,106,000   1,105,000
VEPCO Gas Fuel                    11,300      11,300      11,300      11,300      11,300      11,300

Fuel Usage - Thermal             102,666     100,471      98,316      96,230      94,145      92,134
Fuel Cost - Thermal  [2]         370,000     376,000     382,000     388,000     395,000     401,000
                              ----------  ----------  ----------  ----------  ----------  ----------
     Total Fuel Costs -       15,266,000  15,393,000  15,474,000  15,599,000  15,704,000  15,811,000

     Average Fuel Cost (    )      $3.27       $3.37       $3.46       $3.56       $3.67       $3.77
     Average Fuel Cost (    )    $0.0297     $0.0306     $0.0315     $0.0324     $0.0334     $0.0343


STEAM/CHILLED WATER

Steam Production Hours             7,800       7,800       7,800       7,800       7,800       7,800
Chilled Water Production           4,000       4,000       4,000       4,000       4,000       4,000

Steam Production Hours -           4,889       4,950       5,010       5,068       5,126       5,182
Chilled Water Production           1,223       1,283       1,342       1,399       1,456       1,511

Steam Fuel - Boiler              418,987     424,215     429,357     434,328     439,298     444,097
C. Water Fuel - Boiler            37,686      39,535      41,353      43,109      44,866      46,560
                              ----------  ----------  ----------  ----------  ----------  ----------
Total Boiler Fuel                456,673     463,750     470,710     477,437     484,164     490,658

Boiler Fuel Cost                   $3.60       $3.74       $3.89       $4.03       $4.19       $4.35

Boiler Fuel Cost               1,645,000   1,735,000   1,829,000   1,926,000   2,029,000   2,135,000


Panda Energy Corporation                 Alternative: Updated Corporate  Page 6
Panda-Rosemary Cogen Project Refinancing              Offering Base Case
*******************************************************************************

PLANT OPERATING COSTS


                                                   1995           1996
                                          ESTIMATED ACTUAL      BUDGET              ESCALATION
                                          ----------------      ------              ----------
    FUEL TRANSPORTATION COSTS:
       Firm Transportation - Transco           $1,097,889   $1,080,318                      0.00%
       Less: Capacity Release Revenues(1)              $0    ($132,000)                     0.00%
       Fuel Management Fee                       $240,000     $240,000                      3.00%
                                          -----------------------------
    Total Fuel Transportation Costs            $1,337,889   $1,188,318

    OPERATING COSTS:
       O&M Contract Fee                        $1,641,825   $1,703,120                      3.00%
       General Maintenance & Repairs             $144,622     $160,825                      8.00%
       Planned Plant Maintenance Projects        $156,972     $328,425                      3.00%
       Additional Maintenance Allowance          $274,024     $155,000                      0.00%
       Parts Replacement                         $228,392     $167,940                      3.00%
       Other Plant Expenses                       $34,930      $52,100                      3.00%
       Panda Management Fee [2]                  $480,000           $0                      0.00%
       Office & Admin Expenses                   $231,061     $190,015                      3.00%
       Property Taxes                            $977,109     $972,000                     -3.00%
       Insurance                                 $298,728     $300,000                      3.00%
       VEPCO Performance LOC                      $64,602      $66,232              Input Panda Forecast
                                          -----------------------------
    Total Operating Costs                      $4,532,265   $4,095,657

    Total Plant Operating Costs                $5,870,154   $5,283,975


                                                    1            2            3            4            5            6           7
PLANT OPERATING COSTS                            1996         1997         1998         1999         2000         2001        2002
                                                 ----         ----         ----         ----         ----         ----        ----
       Firm Transportation - Transco        1,080,000    1,080,000    1,080,000    1,080,000    1,080,000    1,080,000   1,080,000
       Capacity Release Revenues             (132,000)    (316,000)    (316,000)    (316,000)    (316,000)    (316,000)   (316,000)
       Fuel Management Fee                    240,000      247,000      255,000      262,000      270,000      278,000     287,000
       O&M Contract Fee                     1,703,000    1,754,000    1,807,000    1,861,000    1,917,000    1,974,000   2,034,000
       General Maintenance & Repairs          161,000      174,000      188,000      203,000      219,000      236,000     255,000
       Planned Plant Maintenance Projects     328,000      338,000      348,000      359,000      370,000      381,000     392,000
       Additional Maintenance Allowance       155,000      155,000      155,000      155,000      155,000      155,000     155,000
       Parts Replacement                      168,000      173,000      178,000      184,000      189,000      195,000     201,000
       Other Plant Expenses                    52,000       54,000       55,000       57,000       59,000       60,000      62,000
       Panda Management Fee [2]                     0            0            0            0            0            0           0
       Office & Admin Expenses                190,000      196,000      202,000      208,000      214,000      220,000     227,000
       Property Taxes                         972,000      943,000      915,000      887,000      861,000      835,000     810,000
       Insurance                              300,000      309,000      318,000      328,000      338,000      348,000     358,000
       VEPCO Performance LOC                   66,000       66,000       66,000       66,000       84,000       84,000      84,000
    Plant Operating Costs                   5,283,000    5,173,000    5,251,000    5,334,000    5,440,000    5,530,000   5,629,000
                                          ----------------------------------------------------------------------------------------

    Percent Change                            -10.00%       -2.08%        1.51%        1.58%        1.99%        1.65%       1.79%


                                                    8            9           10           11           12           13          14
PLANT OPERATING COSTS                            2003         2004         2005         2006         2007         2008        2009
                                                 ----         ----         ----         ----         ----         ----        ----
       Firm Transportation - Transco        1,080,000    1,080,000    1,080,000    1,080,000    1,080,000    1,080,000   1,080,000
       Capacity Release Revenues             (316,000)    (316,000)    (316,000)    (316,000)    (316,000)    (316,000)   (316,000)
       Fuel Management Fee                    295,000      304,000      313,000      323,000      332,000      342,000     352,000
       O&M Contract Fee                     2,095,000    2,157,000    2,222,000    2,289,000    2,358,000    2,428,000   2,501,000
       General Maintenance & Repairs          276,000      298,000      321,000      347,000      375,000      405,000     437,000
       Planned Plant Maintenance Projects     404,000      416,000      429,000      441,000      455,000      468,000     482,000
       Additional Maintenance Allowance       155,000      155,000      155,000      155,000      155,000      155,000     155,000
       Parts Replacement                      207,000      213,000      219,000      226,000      232,000      239,000     247,000
       Other Plant Expenses                    64,000       66,000       68,000       70,000       72,000       74,000      77,000
       Panda Management Fee [2]                     0            0            0            0            0            0           0
       Office & Admin Expenses                234,000      241,000      248,000      255,000      263,000      271,000     279,000
       Property Taxes                         785,000      762,000      739,000      717,000      695,000      674,000     654,000
       Insurance                              369,000      380,000      391,000      403,000      415,000      428,000     441,000
       VEPCO Performance LOC                   84,000       84,000       84,000       84,000       84,000       84,000      84,000
                                           ---------------------------------------------------------------------------------------
    Plant Operating Costs                   5,732,000    5,840,000    5,953,000    6,074,000    6,200,000    6,332,000   6,473,000

    Percent Change                               1.83%        1.88%        1.93%        2.03%        2.07%        2.13%       2.23%


                                                    13             14
PLANT OPERATING COSTS                             2008           2009
                                                  ----           ----

       Firm Transportation - Transco         1,080,000      1,080,000
       Capacity Release Revenues              (316,000)      (316,000)
       Fuel Management Fee                     342,000        352,000
       O&M Contract Fee                      2,428,000      2,501,000
       General Maintenance & Repairs           405,000        437,000
       Planned Plant Maintenance Projects      488,000        482,00
       Additional Maintenance Allowance        155,000        155,000
       Parts Replacement                       239,000        247,000
       Other Plant Expenses                     74,000         77,000
       Panda Management Fee [2]                      0              0
       Office & Admin Expenses                 271,000        279,000
       Property Taxes                          674,000        654,000
       Insurance                               428,000        441,000
       VEPCO Performance LOC                    84,000         84,000
                                          ------------------------------
    Plant Operating Costs                    6,332,000      6,473,000

    Percent Change                               2.13%          2.23%


                                                   15           16           17           18           19           20
PLANT OPERATING COSTS                            2010         2011         2012         2013         2014         2015
                                                 ----         ----         ----         ----         ----         ----
       Firm Transportation - Transco        1,080,000    1,080,000    1,080,000    1,080,000    1,080,000    1,080,000
       Capacity Release Revenues             (316,000)    (316,000)    (316,000)    (316,000)    (316,000)    (316,000)
       Fuel Management Fee                    363,000      374,000      385,000      397,000      409,000      421,000
       O&M Contract Fee                     2,576,000    2,653,000    2,733,000    2,815,000    2,899,000    2,986,000
       General Maintenance & Repairs          472,000      510,000      551,000      595,000      643,000      694,000
       Planned Plant Maintenance Projects     497,000      512,000      527,000      543,000      559,000      576,000
       Additional Maintenance Allowance       155,000      155,000      155,000      155,000      155,000      155,000
       Parts Replacement                      254,000      262,000      269,000      278,000      286,000      294,000
       Other Plant Expenses                    79,000       81,000       84,000       86,000       89,000       91,000
       Panda Management Fee [2]                     0            0            0            0            0            0
       Office & Admin Expenses                287,000      296,000      305,000      314,000      323,000      333,000
       Property Taxes                         635,000      616,000      597,000      579,000      562,000      545,000
       Insurance                              454,000      467,000      481,000      496,000      511,000      526,000
       VEPCO Performance LOC                   84,000       84,000       84,000       84,000       84,000       84,000
                                           ----------------------------------------------------------------------------
    Plant Operating Costs                   6,620,000    6,774,000    6,935,000    7,106,000    7,284,000    7,469,000

    Percent Change                              2.27%        2.33%        2.38%        2.47%        2.50%        2.54%


[1] Capacity release revenues based on estimated 1800 MMBtu/d and 50% recovery of tariff rate starting in August 1996.
[2]  Panda Management Fee will be subordinated to all Project costs.

Panda Energy Corporation                 Alternative: Updated Corporate  Page 7
Panda-Rosemary Cogen Project Refinancing              Offering Base Case
*******************************************************************************

VARIABLE PLANT COSTS


                                                  1995      1996
                                                Actual   Summary          Escalation
                                                ------   -------          ----------
    PLANT ELECTRICITY USAGE
       Hours Not Dispatched                       7698      7683
       Average Electric Load (kW)                 1150      1150
       Electric Rate ($/kWh)                   $0.0440   $0.0453              3.00%
                                              --------  --------
    Total Plant Electricity Usage             $389,519  $400,423

    WATER & CHEMICAL USAGE
       Hours Dispatched                           1062      1077
       Gallons per Hour Usage - Cogen           32,000    32,000
       Steam/Chilled Water Production Hours     11,800    11,800
       Gallons per Hour Usage - Boiler           8,000     8,000
       Total Gallons (1000s)                   128,384   128,864
       Water & Chemical Cost ($/1000 gal)        $1.34     $1.38              3.00%
                                              --------  --------
    Total Water & Chemical Usage              $172,035  $177,858

    WATER DISCHARGE
       Hours Dispatched                           1062      1077
       Gallons per Hour Usage - Cogen            8,000     8,000
       Steam/Chilled Water Production Hours     11,800    11,800
       Gallons per Hour Usage - Boiler           2,000     2,000
       Total Gallons (1000s)                    32,096    32,216
       Water Discharge Cost ($/1000 gal)         $1.09     $1.12              3.00%
                                               -------   -------
    Total Water Discharge                      $34,985   $36,169



                                                     1         2        3        4         5         6
    Plant Variable Costs                          1996      1997     1998     1999      2000      2001
    --------------------                          ----      ----     ----     ----      ----      ----
    Hours Dispatched                              1077      1031     1468     1805      2213      2620
    Hours Not Dispatched                          7683      7729     7292     6955      6547      6140
    Steam/Chilled Water Production Hours        11,800    11,800   11,800   11,800    11,800    11,800

    Plant Electricity Usage                    400,000   415,000  403,000  396,000   384,000   371,000
    Water & Chemical Usage                     178,000   181,000  207,000  229,000   257,000   285,000
    Water Discharge                             36,000    37,000   42,000   47,000    52,000    58,000
                                               -------   -------  -------  -------   -------   -------
       Total Plant Variable Costs              614,000   633,000  652,000  672,000   693,000   714,000


    Electricity Charge ($/kWh)                 $0.0453   $0.0467  $0.0481  $0.0495   $0.0510   $0.0525
    Water & Chemical Charge ($/1000 gal)         $1.38     $1.42    $1.46    $1.51     $1.55     $1.60
    Water Discharge Cost ($/1000 gal)            $1.12     $1.16    $1.19    $1.23     $1.26     $1.30


                                                     7         8        9       10        11        12          13
    Plant Variable Costs                          2002      2003     2004     2005      2006      2007        2008
    --------------------                          ----      ----     ----     ----      ----      ----        ----
    Hours Dispatched                              2769      3038     3241     3491      3365      3244        3128
    Hours Not Dispatched                          5991      5722     5519     5269      5395      5516        5632
    Steam/Chilled Water Production Hours        11,800    11,800   11,800   11,800    11,800    11,800      11,800

    Plant Electricity Usage                    373,000   367,000  364,000  358,000   378,000   398,000     419,000
    Water & Chemical Usage                     302,000   325,000  346,000  371,000   375,000   379,000     383,000
    Water Discharge                             61,000    66,000   70,000   75,000    76,000    77,000      78,000
                                              --------  -------- -------- --------  --------  --------    --------
       Total Plant Variable Costs              736,000   758,000  780,000  804,000   829,000   854,000     880,000


    Electricity Charge ($/kWh)                 $0.0541   $0.0557  $0.0574  $0.0591   $0.0609   $0.0627     $0.0646
    Water & Chemical Charge ($/1000 gal)         $1.65     $1.70    $1.75    $1.80     $1.85     $1.91       $1.97
    Water Discharge Cost ($/1000 gal)            $1.34     $1.38    $1.42    $1.46     $1.51     $1.55       $1.60

                                                    14        15       16       17        18        19          20
    Plant Variable Costs                          2009      2010     2011     2012      2013      2014        2015
    --------------------                          ----      ----     ----     ----      ----      ----        ----
    Hours Dispatched                              3017      2911     2850     2790      2732      2674        2618
    Hours Not Dispatched                          5743      5849     5910     5970      6028      6086        6142
    Steam/Chilled Water Production Hours        11,800    11,800   11,800   11,800    11,800    11,800      11,800

    Plant Electricity Usage                    440,000   461,000  480,000  499,000   519,000   540,000     561,000
    Water & Chemical Usage                     387,000   392,000  399,000  407,000   415,000   423,000     431,000
    Water Discharge                             79,000    80,000   81,000   83,000    84,000    86,000      88,000
                                               -------   -------  -------  ------- --------- ---------   ---------
       Total Plant Variable Costs              906,000   933,000  960,000  989,000 1,018,000 1,049,000   1,080,000


    Electricity Charge ($/kWh)                 $0.0666   $0.0686  $0.0706  $0.0727   $0.0749   $0.0772     $0.0795
    Water & Chemical Charge ($/1000 gal)         $2.03     $2.09    $2.15    $2.21     $2.28     $2.35       $2.42
    Water Discharge Cost ($/1000 gal)            $1.65     $1.70    $1.75    $1.80     $1.86     $1.91       $1.97


Panda Energy Corporation                 Alternative: Updated Corporate  Page 8
Panda-Rosemary Cogen Project Refinancing              Offering Base Case
*******************************************************************************

REVENUE GENERATION


                                                1           2           3           4           5           6
   DISPATCH OPERATIONS                       1996        1997        1998        1999        2000        2001
                                       ----------  ----------  ----------  ----------  ----------  ----------
   Total Hours                              8,760       8,760       8,760       8,760       8,760       8,760
   Summer Demonstrated Capacity             174.0       174.0       174.0       174.0       174.0       174.0
   Summer & VEPCO Contract Capacity         165.0       165.0       165.0       165.0       165.0       165.0
   Winter Capacity                          198.0       198.0       198.0       198.0       198.0       198.0

   Summer Dispatch                            674         511         775       1,038       1,453       1,868
   Winter Gas Dispatch                          3         117         183         250         241         231
   Winter Oil Dispatch                          0           3          10          17          19          21
   VEPCO Gas Dispatch                         400         400         500         500         500         500
                                        ----------  ----------  ----------  ----------  ----------  ----------
       Total Dispatch Hour s                1,077       1,031       1,468       1,805       2,213       2,620
       Percentage                           12.29%      11.77%      16.76%      20.61%      25.26%      29.91%

   Winter Starts                                0           3           5           6           6           6
   Winter Start Duration                       40          40          40          40          40          40

   NET GENERATION

   Availability Factor                      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
   Load Factor                              100.0%      100.0%      100.0%      100.0%      100.0%      100.0%

   Summer Output       MWh                 117,276      88,914     134,850     180,612     252,822     325,032
   Winter Gas Output   MWh                     594      23,166      36,234      49,500      47,718      45,738
   Winter Oil Dispatch MWh                       0         594       1,980       3,366       3,762       4,158
   VEPCO Gas Dispatch  MWh                  66,000      66,000      82,500      82,500      82,500      82,500
                                        ----------  ----------  ----------  ----------  ----------  ----------
   Net Generation      MWh                 183,870     178,674     255,564     315,978     386,802     457,428


   CAPACITY REVENUES

   Capacity Rate    $/kw-mo                 $12.49      $11.65      $11.65      $10.82      $10.82      $10.82
   Capacity Revenues - Summer           12,363,000  11,537,000  11,537,000  10,713,000  10,713,000  10,713,000
   Capacity Revenues - Winter           14,836,000  13,845,000  13,845,000  12,855,000  12,855,000  12,855,000
                                        ----------  ----------  ----------  ----------  ----------  ----------
   Total Capacity Revenues              27,199,000  25,382,000  25,382,000  23,568,000  23,568,000  23,568,000


   ENERGY REVENUES

   Summer Gas Charge   $/kWh               $0.0226     $0.0221     $0.0232     $0.0244     $0.0256     $0.0267
   Winter Gas Charge   $/kWh               $0.0281     $0.0261     $0.0271     $0.0283     $0.0295     $0.0308
   Winter Oil Charge   $/kWh               $0.0369     $0.0383     $0.0399     $0.0414     $0.0431     $0.0431
   VEPCO Gas Charge    $/kWh               $0.0039     $0.0040     $0.0041     $0.0042     $0.0043     $0.0044
   Variable O&M Charge $/kWh               $0.0022     $0.0023     $0.0024     $0.0024     $0.0025     $0.0026

   Summer Gas Revenue $                  2,907,000   2,172,000   3,447,000   4,849,000   7,099,000   9,506,000
   Winter Gas Revenue $                     18,000     657,000   1,069,000   1,520,000   1,529,000   1,525,000
   Winter Oil Revenue $                          0      24,000      84,000     148,000     172,000     190,000
   VEPCO Gas Revenue  $                    258,000     265,000     340,000     349,000     358,000     365,000
                                        ----------  ----------  ----------  ----------  ----------  ----------
   Total Energy Revenues $               3,183,000   3,118,000   4,940,000   6,866,000   9,158,000  11,586,000


   START REVENUES

   Winter Gas Start Payment               $38,286     $38,286     $38,286     $38,286     $38,286     $38,286
   Winter Gas Start Revenues                    0     195,000     336,000     418,000     430,000     401,000


   THERMAL REVENUES

   Steam Production Hours                   7,800       7,800       7,800       7,800       7,800       7,800
   Chilled Water Production Hours           4,000       4,000       4,000       4,000       4,000       4,000

   Steam Production pph                    50,000      50,000      50,000      50,000      50,000      50,000
   Chilled Water Production tph             1,010       1,010       1,010       1,010       1,010       1,010

   Steam Production klbs                  390,000     390,000     390,000     390,000     390,000     390,000
   Chilled Water Production ktons           4,040       4,040       4,040       4,040       4,040       4,040

   Steam Charge     $/klbs                  $1.15       $1.15       $1.15       $1.15       $1.15       $1.15
   Chilled Water Charge $/ton              $0.035      $0.035      $0.035      $0.035      $0.035      $0.040

   Steam Revenues   $                     449,000     449,000     449,000     449,000     449,000     449,000
   Chilled Water Revenues $               141,000     141,000     141,000     141,000     141,000     162,000
                                       ----------  ----------  ----------  ----------  ----------  ----------
   Total Thermal Revenues $               590,000     590,000     590,000     590,000     590,000     611,000

                                              7           8           9          10          11          12          13
 DISPATCH OPERATIONS                       2002        2003        2004        2005        2006        2007        2008
                                       ----------  ----------  ----------  ----------  ----------  ----------  --------
 Total Hours                              8,760       8,760       8,760       8,760       8,760       8,760       8,760
 Summer Demonstrated Capacity             174.0       174.0       174.0       174.0       174.0       174.0       174.0
 Summer & VEPCO Contract Capacity         165.0       165.0       165.0       165.0       165.0       165.0       165.0
 Winter Capacity                          198.0       198.0       198.0       198.0       198.0       198.0       198.0

 Summer Dispatch                          1,960       2,053       2,149       2,248       2,151       2,058       1,969
 Winter Gas Dispatch                        272         320         378         441         428         415         401
 Winter Oil Dispatch                         37          65         114         202         186         171         158
 VEPCO Gas Dispatch                         500         600         600         600         600         600         600
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
      Total Dispatch Hours                2,769       3,038       3,241       3,491       3,365       3,244       3,128
      Percentage                          31.61%      34.68%      37.00%      39.85%      38.41%      37.03%      35.71%

 Winter Starts                                7           8           9          11          11          10          10
 Winter Start Duration                       40          40          40          40          40          40          40

 NET GENERATION

 Availability Factor                      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
 Load Factor                              100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%

 Summer Output       MWh                341,040     357,222     373,926     391,152     374,274     358,092     342,606
 Winter Gas Output   MWh                 53,856      63,360      74,844      87,318      84,744      82,170      79,398
 Winter Oil Dispatch MWh                  7,326      12,870      22,572      39,996      36,828      33,858      31,284
 VEPCO Gas Dispatch  MWh                 82,500      99,000      99,000      99,000      99,000      99,000      99,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net Generation    MWh                  484,722     532,452     570,342     617,466     594,846     573,120     552,288


 CAPACITY REVENUES

 Capacity Rate    $/kw-mo                $10.82      $10.82      $10.82      $10.82       $8.32       $8.32       $8.32
 Capacity Revenues - Summer          10,713,000  10,713,000  10,713,000  10,713,000   8,238,000   8,238,000   8,238,000
 Capacity Revenues - Winter          12,855,000  12,855,000  12,855,000  12,855,000   9,885,000   9,885,000   9,885,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total Capacity Revenues             23,568,000  23,568,000  23,568,000  23,568,000  18,123,000  18,123,000  18,123,000


 ENERGY REVENUES

 Summer Gas Charge $/kWh                $0.0277     $0.0290     $0.0302     $0.0315     $0.0330     $0.0343     $0.0358
 Winter Gas Charge $/kWh                $0.0321     $0.0335     $0.0349     $0.0364     $0.0378     $0.0392     $0.0410
 Winter Oil Charge $/kWh                $0.0431     $0.0431     $0.0431     $0.0431     $0.0431     $0.0431     $0.0431
 VEPCO Gas Charge  $/kWh                $0.0045     $0.0046     $0.0047     $0.0048     $0.0048     $0.0049     $0.0050
 Variable O&M Charge $/kWh              $0.0027     $0.0027     $0.0028     $0.0029     $0.0030     $0.0031     $0.0032

 Summer Gas Revenues $               10,351,000  11,334,000  12,354,000  13,456,000  13,452,000  13,400,000  13,344,000
 Winter Gas Revenues $                1,874,000   2,293,000   2,826,000   3,428,000   3,460,000   3,477,000   3,504,000
 Winter Oil Revenues $                  335,000     590,000   1,036,000   1,839,000   1,697,000   1,563,000   1,447,000
 VEPCO Gas Revenue   $                  371,000     454,000     462,000     470,000     479,000     488,000     498,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total Energy Revenues $             12,931,000  14,671,000  16,678,000  19,193,000  19,088,000  18,928,000  18,793,000


 START REVENUES

 Winter Gas Start Payment               $38,286     $38,286     $38,286     $38,286     $38,286     $38,286     $38,286
 Winter Gas Start Revenues              430,000     450,000     453,000     492,000     427,000     305,000     168,000


 THERMAL REVENUES

 Steam Production Hours                   7,800       7,800       7,800       7,800       7,800       7,800       7,800
 Chilled Water Production Hours           4,000       4,000       4,000       4,000       4,000       4,000       4,000

 Steam Production pph                    50,000      50,000      50,000      50,000      50,000      50,000      50,000
 Chilled Water Production tph             1,010       1,010       1,010       1,010       1,010       1,010       1,010

 Steam Production klbs                  390,000     390,000     390,000     390,000     390,000     390,000     390,000
 Chilled Water Production ktons           4,040       4,040       4,040       4,040       4,040       4,040       4,040

 Steam Charge     $/klbs                  $1.15       $1.15       $1.15       $1.15       $1.15       $1.15       $1.15
 Chilled Water Charge $/ton              $0.040      $0.040      $0.040      $0.040      $0.045      $0.045      $0.045

 Steam Revenues   $                     449,000     449,000     449,000     449,000     449,000     449,000     449,000
 Chilled Water Revenues $               162,000     162,000     162,000     162,000     182,000     182,000     182,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total Thermal Revenues $               611,000     611,000     611,000     611,000     631,000     631,000     631,000


                                             14          15          16          17          18          19          20
 DISPATCH OPERATIONS                       2009        2010        2011        2012        2013        2014        2015
                                     ----------  ----------  ----------  ----------  ----------  ----------    --------
 Total Hours                              8,760       8,760       8,760       8,760       8,760       8,760       8,760
 Summer Demonstrated Capacity             174.0       174.0       174.0       174.0       174.0       174.0       174.0
 Summer & VEPCO Contract Capacity         165.0       165.0       165.0       165.0       165.0       165.0       165.0
 Winter Capacity                          198.0       198.0       198.0       198.0       198.0       198.0       198.0

 Summer Dispatch                          1,884       1,802       1,756       1,710       1,666       1,622       1,579
 Winter Gas Dispatch                        388         375         361         348         335         322         310
 Winter Oil Dispatch                        145         134         133         132         131         130         129
 VEPCO Gas Dispatch                         600         600         600         600         600         600         600
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
      Total Dispatch Hours                3,017       2,911       2,850       2,790       2,732       2,674       2,618
      Percentage                          34.44%      33.23%

 Winter Starts                               10           9           9           9           8           8           8
 Winter Start Duration                       40          40          40          40          40          40          40

 NET GENERATION

 Availability Factor                      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
 Load Factor                              100.0%      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%

 Summer Output        MWh               327,816     313,548     305,544     297,540     289,884     282,228     274,746
 Winter Gas Output    MWh                76,824      74,250      71,478      68,904      66,330      63,756      61,380
 Winter Oil Dispatch  MWh                28,710      26,532      26,334      26,136      25,938      25,740      25,542
 VEPCO Gas Dispatch   MWh                99,000      99,000      99,000      99,000      99,000      99,000      99,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net Generation   MWh                   532,350     513,330     502,356     491,580     481,152     470,724     460,668


 CAPACITY REVENUES

 Capacity Rate    $/kw-mo                 $8.32       $8.32       $8.32       $8.32       $8.32       $8.32       $8.32
 Capacity Revenues - Summer           8,238,000   8,238,000   8,238,000   8,238,000   8,238,000   8,238,000   8,238,000
 Capacity Revenues - Winter           9,885,000   9,885,000   9,885,000   9,885,000   9,885,000   9,885,000   9,885,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total Capacity Revenues             18,123,000  18,123,000  18,123,000  18,123,000  18,123,000  18,123,000  18,123,000


 ENERGY REVENUES

 Summer Gas Charge $/kWh                $0.0374     $0.0391     $0.0406     $0.0419     $0.0435     $0.0451     $0.0468
 Winter Gas Charge $/kWh                $0.0426     $0.0445     $0.0461     $0.0478     $0.0495     $0.0512     $0.0529
 Winter Oil Charge $/kWh                $0.0431     $0.0431     $0.0431     $0.0431     $0.0431     $0.0431     $0.0431
 VEPCO Gas Charge  $/kWh                $0.0051     $0.0052     $0.0053     $0.0054     $0.0055     $0.0057     $0.0058
 Variable O&M Charge $/kWh              $0.0033     $0.0034     $0.0035     $0.0036     $0.0037     $0.0038     $0.0039

 Summer Gas Revenues $               13,334,000  13,317,000  13,456,000  13,542,000  13,679,000  13,808,000  13,936,000
 Winter Gas Revenues $                3,524,000   3,552,000   3,543,000   3,538,000   3,529,000   3,504,000   3,485,000
 Winter Oil Revenues $                1,331,000   1,232,000   1,226,000   1,219,000   1,213,000   1,207,000   1,200,000
 VEPCO Gas Revenues  $                  507,000     517,000     527,000     538,000     549,000     560,000     571,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total Energy Revenues $             18,696,000  18,618,000  18,752,000  18,837,000  18,970,000  19,079,000  19,192,000


 START REVENUES

 Winter Gas Start Payment               $38,286     $38,286     $38,286     $38,286     $38,286     $38,286     $38,286
 Winter Gas Start Revenues               38,000     345,000     345,000     345,000     306,000     306,000     306,000


 THERMAL REVENUES

 Steam Production Hours                   7,800       7,800       7,800       7,800       7,800       7,800       7,800
 Chilled Water Production Hours           4,000       4,000       4,000       4,000       4,000       4,000       4,000

 Steam Production pph                    50,000      50,000      50,000      50,000      50,000      50,000      50,000
 Chilled Water Production tph             1,010       1,010       1,010       1,010       1,010       1,010       1,010

 Steam Production klbs                  390,000     390,000     390,000     390,000     390,000     390,000     390,000
 Chilled Water Production ktons           4,040       4,040       4,040       4,040       4,040       4,040       4,040

 Steam Charge     $/klbs                  $1.15       $1.15       $1.15       $1.15       $1.15       $1.15       $1.15
 Chilled Water Charges $/ton             $0.045      $0.045      $0.050      $0.050      $0.050      $0.050      $0.050

 Steam Revenues   $                     449,000     449,000     449,000     449,000     449,000     449,000     449,000
 Chilled Water Revenues $               182,000     182,000     202,000     202,000     202,000     202,000     202,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total Thermal Revenues $               631,000     631,000     651,000     651,000     651,000     651,000     651,000


Panda Energy Corporation                  Alternative: Updated Corporate Page 9
Panda-Rosemary Cogen Project Refinancing               Offering Base Case
*******************************************************************************

FINANCIAL FORECAST


                                                   1          2          3          4          5          6
 REVENUES                                 7/96-12/96       1997       1998       1999       2000       2001
                                          ---------- ---------- ---------- ---------- ---------- ----------
 Revenues from Electric Sales:
      Total Capacity Revenues             13,599,500 25,382,000 25,382,000 23,568,000 23,568,000 23,568,000

 Energy Charges
    Summer Gas Charge                      1,453,500  2,172,000  3,447,000  4,849,000  7,099,000  9,506,000
    Winter Gas Charge                          9,000    657,000  1,069,000  1,520,000  1,529,000  1,525,000
    Winter Oil Charge                              0     24,000     84,000    148,000    172,000    190,000
    VEPCO Gas Charge                         129,000    265,000    340,000    349,000    358,000    365,000
                                          ---------- ---------- ---------- ---------- ---------- ----------
      Total Energy Revenues                1,591,500  3,118,000  4,940,000  6,866,000  9,158,000 11,586,000

 Winter Gas Start Revenues                         0    195,000    336,000    418,000    430,000    401,000

 Steam Sales Revenues                        224,500    449,000    449,000    449,000    449,000    449,000
 Chilled Water Sales Revenues                 70,500    141,000    141,000    141,000    141,000    162,000
                                          ---------- ---------- ---------- ---------- ---------- ----------
      Total Thermal Revenues                 295,000    590,000    590,000    590,000    590,000    611,000

 Total Sales Revenues                     15,486,000 29,285,000 31,248,000 31,442,000 33,746,000 36,166,000

 Interest - D.S.R.                  5.0%     194,000    371,000    354,000    336,000    335,000    333,000
                                          ---------- ---------- ---------- ---------- ---------- ----------
 Total Revenues                           15,680,000 29,656,000 31,602,000 31,778,000 34,081,000 36,499,000


 EXPENSES

 Fuel Costs - Cogen Plant                  1,198,000  2,338,000  3,772,000  5,351,000  7,217,000  9,198,000
 Fuel Costs - Boiler                         663,500  1,301,000  1,267,000  1,257,000  1,215,000  1,158,000
 Plant Operating Costs                     2,575,500  5,173,000  5,251,000  5,334,000  5,440,000  5,530,000
 Plant Variable Costs                        307,000    633,000    652,000    672,000    693,000    714,000
                                          ---------- ---------- ---------- ---------- ---------- ----------
      Total Operating Costs                4,744,000  9,445,000 10,942,000 12,614,000 14,565,000 16,600,000

 Rev. Avail. for Debt Service             10,936,000 20,211,000 20,660,000 19,164,000 19,516,000 19,899,000


 Debt Service

 Total Interest Costs                      5,175,000  9,193,000  8,705,000  8,221,000  7,769,000  7,284,000
 Total Principal Payments                  2,753,000  5,501,000  5,922,000  5,093,000  5,473,000  5,880,000
                                          ---------- ---------- ---------- ---------- ---------- ----------
      Total Debt Service                   7,928,000 14,694,000 14,627,000 13,314,000 13,242,000 13,164,000


 OPERATING CASHFLOW

 Pre-Tax Cashflow from Operations          3,008,000  5,517,000  6,033,000  5,850,000  6,274,000  6,735,000

 Overhaul Reserve Fund Additions            (140,000)  (276,000)  (405,000)  (513,000)  (648,000)  (790,000)
 Expected Debt Service Reserve Releases      655,000     26,000    670,000     30,000     33,000     47,000
 Debt Service Reserve Fund Additions               0          0          0          0          0          0
 Estimated Impact of Hurricane Damage [2]   (330,000)  (222,225)         0          0          0          0
                                          ---------- ---------- ---------- ---------- ---------- ----------
 Net Balance from Operations [3]           3,193,000  5,044,775  6,298,000  5,367,000  5,659,000  5,992,000


 DEBT SERVICE COVERAGE

 Revenue Avail. for Debt Service          10,936,000 20,211,000 20,660,000 19,164,000 19,516,000 19,899,000

 Total Interest Costs                      5,175,000  9,193,000  8,705,000  8,221,000  7,769,000  7,284,000
 Total Principal Payments                  2,753,000  5,501,000  5,922,000  5,093,000  5,473,000  5,880,000
                                          ---------- ---------- ---------- ---------- ---------- ----------
      Total Debt Service Costs             7,928,000 14,694,000 14,627,000 13,314,000 13,242,000 13,164,000

 Times Interest Coverage                        2.11       2.20       2.37       2.33       2.51       2.73
 Times Total Debt Coverage                      1.38       1.38       1.41       1.44       1.47       1.51


                                                   7          8          9         10         11         12          13
 REVENUES                                       2002       2003       2004       2005       2006       2007        2008
                                          ---------- ---------- ---------- ---------- ---------- ----------  ----------
 Revenues from Electric Sales:
      Total Capacity Revenues             23,568,000 23,568,000 23,568,000 23,568,000 18,123,000 18,123,000  18,123,000

 Energy Charges
    Summer Gas Charge                     10,351,000 11,334,000 12,354,000 13,456,000 13,452,000 13,400,000  13,344,000
    Winter Gas Charge                      1,874,000  2,293,000  2,826,000  3,428,000  3,460,000  3,477,000   3,504,000
    Winter Oil Charge                        335,000    590,000  1,036,000  1,839,000  1,697,000  1,563,000   1,447,000
    VEPCO Gas Charge                         371,000    454,000    462,000    470,000    479,000    488,000     498,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Energy Revenues               12,931,000 14,671,000 16,678,000 19,193,000 19,088,000 18,928,000  18,793,000

 Winter Gas Start Revenues                   430,000    450,000    453,000    492,000    427,000    305,000     168,000

 Steam Sales Revenues                        449,000    449,000    449,000    449,000    449,000    449,000     449,000
 Chilled Water Sales Revenues                162,000    162,000    162,000    162,000    182,000    182,000     182,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Thermal Revenues                 611,000    611,000    611,000    611,000    631,000    631,000     631,000

 Total Sales Revenues                     37,540,000 39,300,000 41,310,000 43,864,000 38,269,000 37,987,000  37,715,000

 Interest - D.S.R.                  5.0%     330,000    328,000    325,000    272,000    219,000    215,000     210,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
 Total Revenues                           37,870,000 39,628,000 41,635,000 44,136,000 38,488,000 38,202,000  37,925,000


 EXPENSES

 Fuel Costs - Cogen Plant                 10,322,000 11,743,000 13,450,000 15,606,000 15,552,000 15,441,000  15,352,000
 Fuel Costs - Boiler                       1,168,000  1,148,000  1,139,000  1,114,000  1,212,000  1,315,000   1,415,000
 Plant Operating Costs                     5,629,000  5,732,000  5,840,000  5,953,000  6,074,000  6,200,000   6,332,000
 Plant Variable Costs                        736,000    758,000    780,000    804,000    829,000    854,000     880,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Operating Costs               17,855,000 19,381,000 21,209,000 23,477,000 23,667,000 23,810,000  23,979,000

 Rev. Avail. for Debt Service             20,015,000 20,247,000 20,426,000 20,659,000 14,821,000 14,392,000  13,946,000


 DEBT SERVICE

 Total Interest Costs                      6,764,000  6,206,000  5,610,000  4,972,000  4,418,000  4,042,000   3,647,000
 Total Principal Payments                  6,294,000  6,737,000  7,215,000  7,697,000  4,292,000  4,492,000   4,705,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Debt Service                  13,058,000 12,943,000 12,825,000 12,669,000  8,710,000  8,534,000   8,352,000


 OPERATING CASHFLOW

 Pre-Tax Cashflow from Operations          6,957,000  7,304,000  7,601,000  7,990,000  6,111,000  5,858,000   5,594,000

 Overhaul Reserve Fund Additions            (860,000)(1,471,000)(1,067,000)(1,184,000)(1,176,000)(1,168,000) (1,660,000)
 Expected Debt Service Reserve Releases       50,000     51,000     70,000  2,034,000     85,000     87,000      96,000
 Debt Service Reserve Fund Additions               0          0          0          0          0          0           0

 Estimated Impact of Hurricane Damage [2]          0          0          0          0          0          0           0
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------

 Net Balance from Operations [3]           6,147,000  5,884,000  6,604,000  8,840,000  5,020,000  4,777,000   4,030,000


 DEBT SERVICE COVERAGE

 Revenue Avail. for Debt Service          20,015,000 20,247,000 20,426,000 20,659,000 14,821,000 14,392,000  13,946,000

 Total Interest Costs                      6,764,000  6,206,000  5,610,000  4,972,000  4,418,000  4,042,000   3,647,000
 Total Principal Payments                  6,294,000  6,737,000  7,215,000  7,697,000  4,292,000  4,492,000   4,705,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Debt Service Costs            13,058,000 12,943,000 12,825,000 12,669,000  8,710,000  8,534,000   8,352,000

 Times Interest Coverage                        2.96       3.26       3.64       4.16       3.35       3.56        3.82
 Times Total Debt Coverage                      1.53       1.56       1.59       1.63       1.70       1.69        1.67


                                                  14         15         16         17         18         19          20
 REVENUES                                       2009       2010       2011       2012       2013       2014        2015
                                          ---------- ---------- ---------- ---------- ---------- ----------  ----------
 Revenues from Electric Sales:
      Total Capacity Revenues             18,123,000 18,123,000 18,123,000 18,123,000 18,123,000 18,123,000  18,123,000

 Energy Charges
    Summer Gas Charge                     13,334,000 13,317,000 13,456,000 13,542,000 13,679,000 13,808,000  13,936,000
    Winter Gas Charge                      3,524,000  3,552,000  3,543,000  3,538,000  3,529,000  3,504,000   3,485,000
    Winter Oil Charge                      1,331,000  1,232,000  1,226,000  1,219,000  1,213,000  1,207,000   1,200,000
    VEPCO Gas Charge                         507,000    517,000    527,000    538,000    549,000    560,000     571,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Energy Revenues               18,696,000 18,618,000 18,752,000 18,837,000 18,970,000 19,079,000  19,192,000

 Winter Gas Start Revenues                    38,000    345,000    345,000    345,000    306,000    306,000     306,000

 Steam Sales Revenues                        449,000    449,000    449,000    449,000    449,000    449,000     449,000
 Chilled Water Sales Revenues                182,000    182,000    202,000    202,000    202,000    202,000     202,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Thermal Revenues                 631,000    631,000    651,000    651,000    651,000    651,000     651,000

 Total Sales Revenues                     37,488,000 37,717,000 37,871,000 37,956,000 38,050,000 38,159,000  38,272,000

 Interest - D.S.R.                  5.0%     205,000    201,000    196,000    191,000    185,000    169,000      79,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
 Total Revenues                           37,693,000 37,918,000 38,067,000 38,147,000 38,235,000 38,328,000  38,351,000


 EXPENSES

 Fuel Costs - Cogen Plant                 15,302,000 15,266,000 15,393,000 15,474,000 15,599,000 15,704,000  15,811,000
 Fuel Costs - Boiler                       1,527,000  1,645,000  1,735,000  1,829,000  1,926,000  2,029,000   2,135,000
 Plant Operating Costs                     6,473,000  6,620,000  6,774,000  6,935,000  7,106,000  7,284,000   7,469,000
 Plant Variable Costs                        906,000    933,000    960,000    989,000  1,018,000  1,049,000   1,080,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Operating Costs               24,208,000 24,464,000 24,862,000 25,227,000 25,649,000 26,066,000  26,495,000

 Rev. Avail. for Debt Service             13,485,000 13,454,000 13,205,000 12,920,000 12,586,000 12,262,000  11,856,000


 Debt Service

 Total Interest Costs                      3,235,000  2,803,000  2,350,000  1,874,000  1,375,000    854,000     325,000
 Total Principal Payments                  4,919,000  5,143,000  5,422,000  5,691,000  5,953,000  6,188,000   6,031,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Debt Service                   8,154,000  7,946,000  7,772,000  7,565,000  7,328,000  7,042,000   6,356,000


 OPERATING CASHFLOW

 Pre-Tax Cashflow from Operations          5,331,000  5,508,000  5,433,000  5,355,000  5,258,000  5,220,000   5,500,000

 Overhaul Reserve Fund Additions          (1,152,000)(1,145,000)(2,154,000)(1,164,000)(2,174,000)(2,184,000) (3,694,000)
 Expected Debt Service Reserve Releases      100,000     82,000     99,000    115,000    139,000    476,000   3,145,000
 Debt Service Reserve Fund Additions               0          0          0          0          0          0           0

 Estimated Impact of Hurricane Damage [2]          0          0          0          0          0          0           0
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------

 Net Balance from Operations [3]           4,279,000  4,445,000  3,378,000  4,306,000  3,223,000  3,512,000   4,951,000


 DEBT SERVICE COVERAGE

 Revenue Avail. for Debt Service          13,485,000 13,454,000 13,205,000 12,920,000 12,586,000 12,262,000  11,856,000

 Total Interest Costs                      3,235,000  2,803,000  2,350,000  1,874,000  1,375,000    854,000     325,000
 Total Principal Payments                  4,919,000  5,143,000  5,422,000  5,691,000  5,953,000  6,188,000   6,031,000
                                          ---------- ---------- ---------- ---------- ---------- ---------- -----------
      Total Debt Service Costs             8,154,000  7,946,000  7,772,000  7,565,000  7,328,000  7,042,000   6,356,000

 Times Interest Coverage                        4.17       4.80       5.62       6.89       9.15      14.36       36.48
 Times Total Debt Coverage                      1.65       1.69       1.70       1.71       1.72       1.74        1.87

[1] Project closing of July 1996 assumed. Reflects one-half year's operations following refinancing
[2] Represents $330,000 Insurance Deductible and Insurance Business Interruption, plus $222,255 as additional costs for a transformer rewind
[3]  Available for capital expenditures or distributions to Project owners.

Panda Energy Corporation                 Alternate: Updated Corporate   Page 10
Panda-Rosemary Cogen Project Refinancing            Offering Base Case
*******************************************************************************


RESERVE FUNDS

                                              1           2           3           4           5           6
DEBT SERVICE RESERVE FUND                  1996        1997        1998        1999        2000        2001
                                     ----------  ----------  ----------  ----------  ----------  ----------
Beginning Balance                     8,090,714   7,435,714   7,409,285   6,739,285   6,709,642   6,677,142
     Additions                                0           0           0           0           0           0
     Interest Earnings     5.00%        388,000     371,000     354,000     336,000     335,000     333,000
     Withdrawals                       (388,000)   (371,000)   (354,000)   (336,000)   (335,000)   (333,000)
     Releases                          (655,000)    (26,429)   (670,000)    (29,643)    (32,500)    (46,786)
                                     ----------  ----------  ----------  ----------  ----------  ----------
Ending Balance                        7,435,714   7,409,285   6,739,285   6,709,642   6,677,142   6,630,356


OVERHAUL RESERVE FUND

Beginning Balance                       942,632     904,632   1,226,632   1,487,632   2,068,632   1,031,632
     Additions                          280,000     276,000     405,000     513,000     648,000     790,000
     Additional Overhaul
      Allowance                               0           0           0           0           0           0
     Interest Earnings     5.00%                     46,000      53,000      68,000      89,000      78,000
     Turbine Overhauls                 (318,000)          0    (197,000)          0  (1,774,000)   (151,000)
     Other Withdrawals                        0           0           0           0           0           0
     Interest Withdrawal                      0           0           0           0           0           0
     Releases                                 0           0           0           0           0           0
                                     ----------  ----------  ----------  ----------  ----------  ----------
Ending Balance                          904,632   1,226,632   1,487,632   2,068,632   1,031,632   1,748,632


Dispatch Hours  [1]                       1,077       1,031       1,468       1,805       2,213       2,620
Reserve Addition           3.00%           $260        $268        $276        $284        $293        $301
Reserve Addition                        280,000     276,000     405,000     513,000     648,000     790,000

OVERHAUL REQUIREMENTS
Frame 6 Operating Hours                   4,863       5,894       7,362       9,167      11,380      14,000
Estimated Maintenance
 Factor                                    2.82        2.82        2.82        2.82        2.82        2.82
Frame 6 Factored Hours                   14,056      16,621      20,761      25,851      32,092      39,480

Combustion Inspection  (CI)[2]                                  $59,000                 $63,000
Hot Gas Path Inspection (HGP)[3]
Major Overhaul (MO)[4]

Frame 7 Operating Hours                   3,525       4,556       6,024       7,829      10,042      12,662
Estimated Maintenance Factor               2.82        2.82        2.82        2.82        2.82        2.82
Frame 7 Factored Hours                   10,186      12,848      16,988      22,078      28,318      35,707

Combustion Inspection (CI)[5]                                   $85,000                             $93,000
Hot Gas Path Inspection (HGP)[6]                                                     $1,711,000
Major Overhaul (MO)[7]

Steam Turbine Equiv. Hours                9,029      10,060      11,528      13,333      15,546      18,166

Limited ST Overhaul (LO)[8]                                     $53,000                             $58,000
Major ST Overhaul (MO)[9]              $318,000
                                     ----------  ----------  ----------  ----------  ----------  ----------

Total Overhaul Costs                   $318,000          $0    $197,000          $0  $1,774,000    $151,000


                                              7           8           9          10          11          12          13
DEBT SERVICE RESERVE FUND                  2002        2003        2004        2005        2006        2007        2008
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Beginning Balance                     6,630,356   6,580,713   6,529,284   6,458,927   4,424,641   4,339,284   4,252,141
     Additions                                0           0           0           0           0           0           0
     Interest Earnings     5.00%        330,000     328,000     325,000     272,000     219,000     215,000     210,000
     Withdrawals                       (330,000)   (328,000)   (325,000)   (272,000)   (219,000)   (215,000)   (210,000)
     Releases                           (49,643)    (51,429)    (70,357) (2,034,286)    (85,357)    (87,143)    (95,714)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ending Balance                        6,580,713   6,529,284   6,458,927   4,424,641   4,339,284   4,252,141   4,156,427


OVERHAUL RESERVE FUND

Beginning Balance                     1,748,632   1,069,632      35,632     958,632     852,632   1,890,632   2,938,632
     Additions                          860,000     971,000   1,067,000   1,184,000   1,176,000   1,168,000   1,160,000
     Additional Overhaul Allowance            0     500,000           0           0           0           0     500,000
     Interest Earnings     5.00%         70,000      70,000      28,000      25,000      45,000      69,000     121,000
     Turbine Overhauls               (1,609,000) (2,575,000)   (172,000) (1,315,000)   (183,000)   (189,000) (4,711,000)
     Other Withdrawals                        0           0           0           0           0           0           0
     Interest Withdrawal                      0           0           0           0           0           0           0
     Releases                                 0           0           0           0           0           0           0
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ending Balance                        1,069,632      35,632     958,632     852,632   1,890,632   2,938,632       8,632


Dispatch Hours  [1]                       2,769       3,038       3,241       3,491       3,365       3,244       3,128
Reserve Addition           3.00%           $310        $320        $329        $339        $349        $360        $371
Reserve Addition                        860,000     971,000   1,067,000   1,184,000   1,176,000   1,168,000   1,160,000

OVERHAUL REQUIREMENTS
Frame 6 Operating Hours                  16,769      19,807      23,048      26,539      29,904      33,148      36,276
Estimated Maintenance Factor               2.82        2.82        2.82        2.82        2.82        2.82        2.82
Frame 6 Factored Hours                   47,289      55,856      64,995      74,840      84,329      93,477     102,298

Combustion Inspection (CI)  [2]                     $69,000     $71,000                 $75,000     $78,000
Hot Gas Path Inspection (HGP)  [3]                                       $1,211,000
Major Overhaul (MO)  [4]             $1,513,000                                                              $1,806,000

Frame 7 Operating Hours                  15,431      18,469      21,710      25,201      28,566      31,810      34,938
Estimated Maintenance Factor               2.82        2.82        2.82        2.82        2.82        2.82        2.82
Frame 7 Factored Hours                   43,515      52,083      61,222      71,067      80,556      89,704      98,525

Combustion Inspection (CI)  [5]         $96,000                $101,000    $104,000    $108,000    $111,000
Hot Gas Path Inspection (HGP)  [6]
Major Overhaul (MO)  [7]                         $2,445,000                                                  $2,834,000

Steam Turbine Equiv. Hours               20,935      23,973      27,214      30,705      34,070      37,314      40,442

Limited ST Overhaul (LO)  [8]                       $61,000                                                     $71,000
Major ST Overhaul (MO)  [9]
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Overhaul Costs                 $1,609,000  $2,575,000    $172,000  $1,315,000    $183,000    $189,000  $4,711,000


                                             14          15          16          17          18          19          20
DEBT SERVICE RESERVE FUND                  2009        2010        2011        2012        2013        2014        2015
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------

Beginning Balance                     4,156,427   4,056,070   3,973,927   3,874,641   3,759,998   3,621,069   3,145,447
    Additions                                 0           0           0           0           0           0          0
    Interest Earnings      5.00%        205,000     201,000     196,000     191,000     185,000     169,000      79,000
    Withdrawals                        (205,000)   (201,000)   (196,000)   (191,000)   (185,000)   (169,000)    (79,000)
    Releases                           (100,357)    (82,143)    (99,286)   (114,643)   (138,929)   (475,622) (3,145,449)
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ending Balance                        4,056,070   3,973,927   3,874,641   3,759,998   3,621,069   3,145,447          (2)


OVERHAUL RESERVE FUND

Beginning Balance                         8,632   1,035,632   2,000,632     416,632   1,512,632     257,632     243,632
     Additions                        1,152,000   1,145,000   1,154,000   1,164,000   1,174,000   1,184,000   1,194,000
     Additional Overhaul Allowance            0           0   1,000,000           0   1,000,000   1,000,000   2,500,000
     Interest Earnings     5.00%         74,000      26,000      76,000      60,000      48,000      44,000      13,000
     Turbine Overhauls                 (199,000)   (206,000) (3,814,000)   (128,000) (3,477,000) (2,242,000) (3,961,000)
     Other Withdrawals                        0           0           0           0           0           0           0
     Interest Withdrawal                      0           0           0           0           0           0           0
     Releases                                 0           0           0           0           0           0           0
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ending Balance                        1,035,632   2,000,632     416,632   1,512,632     257,632     243,632     (10,368)


Dispatch Hours  [1]                       3,017       2,911       2,850       2,790       2,732       2,674       2,618
Reserve Addition           3.00%           $382        $393        $405        $417        $430        $443        $456
Reserve Addition                      1,152,000   1,145,000   1,154,000   1,164,000   1,174,000   1,184,000   1,194,000

OVERHAUL REQUIREMENTS
Frame 6 Operating Hours                  39,293      42,204      45,054      47,844      50,576      53,250      55,868
Estimated Maintenance Factor               2.82        2.82        2.82        2.82        2.82        2.82        2.82
Frame 6 Factored Hours                  110,806     119,015     127,052     134,920     142,624     150,165     157,548

Combustion Inspection (CI)  [2]         $82,000     $85,000                             $93,000
Hot Gas Path Inspection (HGP)  [3]                           $1,446,000
Major Overhaul (MO)  [4]                                                                         $2,157,000

Frame 7 Operating Hours                  37,955      40,866      43,716      46,506      49,238      51,912      54,530
Estimated Maintenance Factor               2.82        2.82        2.82        2.82        2.82        2.82        2.82
Frame 7 Factored Hours                  107,033     115,242     123,279     131,147     138,851     146,392     153,775

Combustion Inspection (CI)  [5]        $117,000    $121,000                $128,000
Hot Gas Path Inspection (HGP)  [6]                           $2,368,000                                      $2,665,000
Major Overhaul (MO)  [7]                                                             $3,384,000

Steam Turbine Equiv. Hours               43,459      46,370      49,220      52,010      54,742      57,416      60,034

Limited ST Overhaul (LO)  [8]                                                                       $85,000
Major ST Overhaul (MO)  [9]                                                                                  $1,296,000
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Overhaul Costs                   $199,000    $206,000  $3,814,000    $128,000  $3,477,000  $2,242,000  $3,961,000



[1]  Equivalent full load dispatch hours.
[2] CI conducted each 8,000 factored hours. Estimated cost of $56,000 (1996$) [3] HGP conducted each 24,000 factored hours. Estimated cost of $928,000
     (1996$)
[4]  MO conducted each 48,000 factored hours.  Estimated cost of $1,267,000
     (1996$)
[5] CI conducted each 8,000 factored hours. Estimated cost of $80,000 (1996$) [6] HGP conducted each 24,000 factored hours. Estimated cost of $1,520,000
     (1996$)
[7]  MO conducted each 40,000 factored hours.  Estimated cost of $1,988,000
     (1996$)
[8]  LO conducted each 16,000 equivalent hours.  Estimated cost of $50,000
     (1996$)
[9]  MO conducted each 50,000 equivalent hours.  Estimated cost of $739,000
     (1996$)






             [Burns & McDonnell Letterhead]

                    Officer's Certificate



      I,  Michael  W.  McComas, Vice President  of  Burns  &
McDonnell Engineering Company, Inc., DO HEREBY CERTIFY that:

      Since January 10, 1997, no event affecting our report entitled "Panda-Rosemary Cogeneration Project Condition Assessment Report for Potential Investors at the Request of Panda Energy Corporation," dated July 26, 1996 and updated January 10, 1997 (the "Independent Engineer's Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as of the date hereof, any information or statement contained in the Independent Engineer's Report or in the Prospectus relating to the offering of Pooled Project Bonds, Series A-1 due 2012 by Panda Funding Corporation (the "Prospectus") under the caption "Independent Engineer's Report-Rosemary" in the
Prospectus Summary or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the "Independents Engineer's Report-Rosemary" in the Prospectus Summary, in light of the circumstances under which they were made, not misleading.

     WITNESS my hand this 4th  day of February, 1997.



                                    /s/  Michael W.  McComas
                                   Name:  Michael W. McComas
                                   Title:  Vice President




                                                                APPENDIX D






                         Assessment of Fuel Price,
                    Supply and Delivery Risks for the
                    Panda-RosemaryCogeneration Project



                              Prepared by:

                  Benjamin Schlesinger and Associates, Inc.
                         The Bethesda Gateway
                    7201 Wisconsin Avenue, Suite 740
                         Bethesda, MD  20814


                              Prepared for:


                        Panda Energy International, Inc.
                      4100 Spring Valley Road, Suite 1001
                            Dallas, Texas  75244







                             Updated September 20, 1996



              [BENJAMIN SCHLESINGER AND ASSOCIATES, INC. LETTERHEAD]


September 20, 1996



Mr. Bryan J. Urban
Vice President and Controller
Panda Energy International, Inc.
4100 Spring Valley, Suite 1001
Dallas, TX  75244

     Subject: Assessment of Fuel Price, Supply and Delivery Risks for the Panda-Rosemary Cogeneration Project (the "Project").

Dear Bryan:

     I am pleased to enclose Benjamin Schlesinger and Associates, Inc.'s updated opinion report assessing the fuel supply and delivery arrangements for the Project and the associated risk to bondholders. As before, the section entitled "Opinions and Conclusions" contains our principal findings based on our analysis and evaluation of the Project's fuel supply and delivery arrangements. Portions of the report which we have brought up to date pertain to Panda's firm gas transportation arrangements.

     Please give me a call if you have any questions about this report.


                           Sincerely yours,

                           BENJAMIN SCHLESINGER AND ASSOCIATES, INC.


                            /s/  Benjamin Schlesinger
                           __________________________________________
                           Benjamin Schlesinger, Ph.D.
                           President


Enclosure





           ASSESSMENT OF FUEL PRICE, SUPPLY AND DELIVERY RISKS FOR THE
                PANDA-ROSEMARY COGENERATION PROJECT (THE "PROJECT")

INTRODUCTION

     Panda Energy International, Inc. (Panda) developed and owns an interest in the Project, a 180 MW gas-fired, combined cycle cogeneration facility located in Roanoke Rapids, NC. The Project has sold electric capacity and energy on a fully dispatchable basis to Virginia Electric and Power Company (VEPCO) since beginning commercial operations in late December 1990. The Project also sells steam and chilled water to its thermal host, the Bibb Company.

     The Project facilities include an approximately 10 mile, 10 inch natural gas pipeline that connects the plant in Roanoke Rapids to an interconnection with the Transco and Columbia interstate pipeline systems and with the North Carolina Natural Gas Company (NCNG) system in Pleasant Hill, NC. The Project has contracted for firm gas supply, firm transportation, gas balancing, and fuel management services in order to satisfy its daily fuel requirements and is permitted to burn low sulfur distillate fuel oil (DFO) as a backup fuel supply.

     In connection with two bond offerings being undertaken by subsidiaries of Panda, Panda has retained Benjamin Schlesinger and Associates, Inc. (BSA) to provide a due diligence analysis and evaluation of the Project's fuel supply and delivery arrangements, focusing on the appropriateness of the existing fuel arrangements, the historic reliability of fuel to the Project, and the extent to which fuel costs and energy revenues match.


OPINIONS AND CONCLUSIONS

Viability of the Fuel Supply Plan. The Project's overall fuel supply plan remains reasonable and appropriate given the Project's record of operation and its energy payment structure (see below). Panda's contract with Natural Gas Clearinghouse (NGC) for fuel management services lies at the heart of the Project's fuel supply plan. NGC sells and delivers gas on a firm basis to satisfy the Project's baseload fuel requirements to produce steam and chilled water for sale to Bibb. Additionally, NGC buys and delivers gas and DFO on a best efforts basis to satisfy the Project's variable daily fuel requirements related to VEPCO's electric dispatch requests. The fuel plan includes direct access to two interstate pipeline systems, monthly balancing and backup gas sales service from NCNG, and sufficient on-site DFO storage and permit authorization to burn DFO whenever gas deliveries to the Project are insufficient to satisfy its total fuel requirements on a daily basis. We conclude that, provided VEPCO continues to dispatch the Project principally as a summer peaker, the additional fixed costs required to increase the Project's gas supply or delivery reliability are not warranted from an economic or fuel reliability perspective.

     The Project's energy revenues under its power sales agreement reflect the Project's fuel plan. During the months of January and February, when the Project is most likely to be forced to burn DFO due to spot gas curtailments, the energy payments are based on delivered DFO prices, while during the rest of the year the energy payments are based on the delivered price of Gulf Coast spot gas in the summer months and Appalachia spot gas in the winter months. While the Project's actual fuel consumed for dispatch operations has generally followed the seasonal fuel availability structure assumed in the energy payment mechanism, we note that the Project's energy payments and actual fuel costs are not directly linked, i.e., the Project's energy payment margins are at some risk for a mismatch between energy payments and fuel costs to produce electricity. Specifically, given that delivered DFO prices historically have exceeded delivered gas prices, the Project benefits if it is able to burn gas in January and February, but could experience reduced margins on its energy payments if forced to burn DFO in lieu of spot gas to satisfy dispatch requests in any other month. This risk, however, is largely mitigated by a start-up fee payable by VEPCO each time the Project is dispatched in November, December and March, the months other than January and February during which the Project is most likely to be forced to burn DFO. Although we believe the existing fuel plan to be reasonable and appropriate, we recommend that Panda continue to monitor on an annual basis the Project's actual and projected dispatch and gas and DFO pricing for the months of November, December and March to assess the need for modifications in the existing fuel plan.

Fuel Reliability. Although the Project buys firm gas supply and delivery services to satisfy only its baseload fuel requirements, the Project has always had enough fuel to satisfy VEPCO's dispatch requests. Moreover, from the start of commercial operations through the end of 1995, the Project has been able to secure gas sufficient to satisfy in excess of 90% of its total dispatch fuel requirements, a record attributable to relatively low levels of winter dispatch as well as the flexibility of its gas arrangements. We conclude that the Project's existing gas supply and delivery arrangements provide an appropriate degree of gas reliability for an electric peaking facility. In addition, we conclude that the Project's two million gallon on-site DFO storage capacity, ready access to oil terminals in four nearby locations, and operational DFO resupply procedures with NGC that have proven to be effective to provide an appropriate degree of backup DFO supply reliability, i.e., no additional DFO supply or delivery contracts are necessary. However, the Project may not be able to sustain a 90% gas reliability level in the future under a scenario of significantly higher levels of dispatch in the months of November, December and March and Panda should continue to monitor projected dispatch for these months as described above.

Review of Pro Forma Fuel Costs. We have reviewed the fuel supply and transportation pricing projections used by Burns & McDonnell in their report on
the Project (the "Independent Engineer's Report").   We have concluded from
our review that the Independent Engineer's Report employs reasonably conservative assumptions for the costs of the Project's various gas supply and transportation services, i.e., based on our assessment of the fuel contracts and the cost of gas supply and transportation services, we believe that fuel delivered to the Project is likely to cost less than the estimates contained in the Independent Engineer's Report.

Contract Terms. The Project's fuel supply and transportation contracts have original terms of approximately 15 years and thus will need to be extended or replaced. We conclude that the Project should have little difficulty extending the existing fuel arrangements or, if necessary, replacing the current fuel contracts with alternate service arrangements that offer comparable price, credit support and reliability provisions. We note that the Independent Engineer's Report projects fuel costs through the year 2015 on the basis of the existing fuel contracts and, based on the foregoing conclusion, we believe such projection to be reasonable.


DESCRIPTION OF THE PROJECT'S FUEL SUPPLY AND DELIVERY ARRANGEMENTS

I.   Fuel Management.

     Panda has two agreements with Natural Gas Clearinghouse (NGC) that together provide the Project with a full spectrum of fuel management services. Pursuant to these agreements, NGC satisfies the Project's daily fuel requirements for baseload and dispatch operations by procuring the most economical combination of firm and best efforts gas supply available to the Project and maintaining an adequate supply of DFO to backup curtailments of best efforts gas supplies. In this section, we briefly describe the NGC contracts:

     Panda negotiated a Gas Purchase Contract with NGC in 1990 (as amended in
     1993) in order to secure a firm, warranted gas supply to support its baseload fuel requirements. As amended, the firm gas supply contract provides for the following:

          - The contract term extends through November 30, 2005, after which either party can terminate the contract with 30 days notice (see ANALYSIS OF POTENTIAL RISKS TO INVESTORS).

          - Panda nominates each month a Minimum Daily Quantity of gas it will buy each day in such month (the "MDQ") up to a maximum of 3,075 MMBtu/day. NGC has a firm obligation to deliver Panda's MDQ and, provided the parties reach agreement on a sales price, to deliver all gas nominated by Panda in excess of the MDQ up to the 3,075 MMBtu/day maximum.

          - The price for the MDQ gas delivered is a monthly Gulf Coast spot index plus $0.04/MMBtu, with any volume delivered in excess of the MDQ priced at NGC's actual acquisition cost plus $0.04/MMBtu.

          - NGC delivers the gas to the Project either via Panda's firm transportation contract with Transco (see below) or via interruptible transportation (IT) service on the Transco or Columbia interstate pipeline systems, or alternate pipeline routes to the extent IT service is available.

          - If Panda buys less than its MDQ in any month, it must pay NGC a deficiency fee of $0.14/MMBtu times the amount of the deficiency. If NGC fails to deliver the volume Panda nominates each day up to the contract maximum of 3,075 MMBtu, it is obligated to pay damages equal to the difference, on a delivered cost to the Project basis, between Panda's replacement fuel cost and the applicable cost of gas pursuant to the contract for the deficient volume. In addition, NGC is obligated, annually, to provide any lender or lessor to the Project with financial information sufficient to assure lenders of NGC's continuing ability to meet its delivery obligations.

     In October, 1990, Panda executed a Fuel Supply Management Agreement (FSMA) with NGC in order to secure spot gas to satisfy the Project's dispatch fuel requirements and to secure DFO for use as a backup fuel when the Project's total daily fuel requirements exceed the availability of gas under the firm gas supply and the FSMA. The FSMA has the same term as the NGC firm gas supply contract and contains the following provisions:

          - NGC buys spot gas on a best efforts basis at the lowest available price and delivers it to Pleasant Hill on an IT basis via either Transco or Columbia.

         - NGC manages the purchase of DFO for the Project and arranges price hedging arrangements (see DFO Supply and Delivery below).

         - Panda pays NGC's actual acquisition cost of gas and oil purchased pursuant to the FSMA plus $0.04/MMBtu for all gas and $0.002/gallon for all DFO delivered to the Project. In addition, NGC keeps 60% of all discounts that it negotiates on behalf of the Project relative to a benchmark delivered gas price equal to the sum of a published monthly spot gas index and Transco's monthly posted rate for IT service to Pleasant Hill.

         - NGC manages all communications and billings related to gas deliveries between Panda, NCNG, the interstate pipelines and all gas suppliers, including dispatching gas from the suppliers through the pipelines, invoicing, and verifying flowing Volumes.(1)

II.   Gas Transportation.

     In October, 1991, Panda executed a Service Agreement with Transco for firm transportation service (the FT-NT contract). Panda negotiated this service to assure firm deliveries of the firm gas supply purchased from NGC to satisfy its baseload fuel requirements. Pursuant to the FT-NT contract, Panda may deliver up to 3,075 Mcf/day of gas to Texas Gas Transmission, a Transco affiliate, at various points in Texas and Louisiana and receive the gas from Transco at Pleasant Hill.

     In July 1996, the Project entered into separate contracts with Texas Gas Transmission Corporation (TGT), CNG Transmission Corporation (CNG), and
Transco under which it converted its FT-NT contract with Transco into generally-applicable Part 284 firm transportation (FT) agreements with each
pipeline.(2)   The Project's FT contracts with TGT, CNG and Transco provide it with firm, 365 day/year service from each pipeline, subject to curtailment only in the event of force majeure as specified in the FERC-approved tariffs of each pipeline. Moreover, the conversion to FT service has enhanced the Project's operational flexibility since it is now able to switch receipt and delivery points for the gas and resell its capacity to third parties when unneeded. Transco has assured the Project that as part of its FT service it will continue to be guaranteed gas deliveries on a backhaul basis delivered to Transco at Leidy via TGT and CNG.

     Each contract term extends through October 31, 2006 (as did the Project's FT-NT contract) and then extend year to year thereafter unless terminated by either party with 12 months notice (see ANALYSIS OF POTENTIAL RISKS TO INVESTORS). Panda pays each pipeline's FERC-approved maximum rates for this service and NGC manages all three FT contracts as agent on behalf of Panda (see above).

---------------------------
(1) Panda and NGC clarified NGC's fuel management responsibilities in a 1992 General Agent Confirmation Letter that designates NGC as the Project's agent for purpose of arranging all transportation services with interstate pipelines and NCNG for all gas delivered to the Project. As agent, NGC is responsible for communicating all required information between the gas suppliers, the pipelines and the Project and in reconciling any imbalances that may arise pursuant to Panda's firm transportation agreement with Transco (see below). Panda is responsible for paying all transportation costs as invoiced by NGC.

(2) Transco offers this conversion to all of its FT-NT customers pursuant to its FERC-authorized tariff.


III. Local Delivery and Gas Balancing.

     In February 1990, as amended in December 1991, Panda executed the Pipeline Operating Agreement with NCNG. The term of this agreement extends 15 years from the date the Project began commercial operations, i.e., December 27, 2005, and may be extended for two additional five year periods with the consent of both parties (see ANALYSIS OF POTENTIAL RISKS TO INVESTORS). The Pipeline Operating Agreement provides for the following:

     NCNG operates and maintains Panda's pipeline between Pleasant Hill and the plant in Roanoke Rapids.

     NCNG balances Panda's receipt of gas from Transco and Columbia with the delivery and consumption of gas at the plant in Roanoke Rapids on a daily and monthly basis. Panda has the right to carryover to the following month an imbalance between its receipt of gas at Pleasant Hill and its delivery to Roanoke Rapids in any month equal to the greater of 50,000 MMBtu or 25% of the greater of the receipt or delivery volume for that month. Panda "cashes out" its monthly imbalance volume in excess of the carryover amount based upon NCNG's average purchase price of gas for that month.

     To the extent Panda is unable to buy gas, NCNG will sell gas to Panda on a best efforts basis to the extent it has gas available without diminishing service to its other customers.

     Panda pays a fixed monthly fee of $20,000 for NCNG's services.

IV.  DFO Supply and Delivery.

     The Project's air permit allows it to operate for up to 2,000 hours/year on DFO. The Project facilities include on-site storage capacity sufficient to store approximately two million gallons of DFO (eight days of Project operation when dispatched at its rated capacity output for 24 hours/day) for use when gas is unavailable to the Project. The Project includes two oil unloading bays that can each unload one tank truck in approximately 30 minutes. When refilling its storage tank, the Project will typically unload two trucks/hour but can unload three trucks/hour if necessary.

     Pursuant to the FSMA, NGC is responsible for arranging DFO supply for the Project. Panda reports that NGC has no long-term contracts for DFO supply and delivery. Rather, Panda reports that its DFO resupply plan calls for the Project to top off its 2,000,000 gallon tank in advance of each winter season. If the Project burns DFO early in the winter, it typically will elect to replenish the consumed DFO immediately. However, as the winter progresses and the Project anticipates that gas will become increasingly reliable, it may decide not to replenish the tank immediately after an oil burn, but wait for late summer to top off the tank in preparation for the following winter.

     Pursuant to Panda's instructions, NGC currently buys DFO on a spot basis and does not hedge its purchase price because the Project's energy revenues are based on a spot oil price index (for January and February only) and the Project cannot predict in advance when or how much DFO it will burn in lieu of gas.
NGC buys DFO from major oil companies and independent jobbers with product in storage at major terminals off the Colonial Pipeline in Richmond, VA, Selma, NC, Greensboro, NC, and at Norfolk marine terminals. In the past, NGC has arranged for the Project to buy 80-90% of its supply from suppliers active in Richmond and Selma, including BP, Conoco, Amoco, Exxon, Sprague, and several smaller jobbers. Since the suppliers either own trucks or have contracts with local trucking firms for regional truck delivery, NGC does not independently arrange trucking service from the terminals to the Project, i.e., the purchase price includes delivery to the plant.

     When Panda decides that it needs to purchase DFO, it notifies NGC of the desired volume. The NGC contact person in Houston is a petroleum products specialist who purchases products for several other power facilities as well as the Project. The NGC specialist contacts a list of suppliers active in the four regional terminal locations identified above and solicits price bids for the desired volume and product quality. NGC evaluates the bids and verbally accepts the winning bid at Panda's direction, but does not execute a written purchase order for the DFO until it receives the results of independent laboratory tests to confirm that the supplier's product in storage at the terminal complies with the Project's quality specifications. NGC hires local testing firms to take a sample of the winning supplier's product in storage at the terminal. Within 48 hours, NGC gets confirmation of product quality from the independent lab, executes a written purchase order, and the supplier begins loading trucks. If the Project, typically during early winter refills, indicates to NGC that it needs to replenish DFO quickly, NGC may skip the independent terminal test, but Panda reserves the right to reject product delivered to the Project that fails to meet the truck test at the plant, as described below.

     State regulation requires suppliers to seal each truck at the terminal and Panda refuses to unload a truck and accept the product if a truck arrives with seals broken. The drive time from Richmond and Selma is approximately
1.5 hours and the Project can receive trucks for unloading 24 hours/day. Prior to unloading, Panda takes a sample from each truck and sends a blended sample from all trucks unloaded each day to an independent lab for quality testing. Panda receives the test results within 24 hours. If the test shows that the delivered product failed to meet the Project's specifications, Panda halts further shipments from that supplier. However, because Panda purchases low sulfur (.05%) product in the late summer to top off its tank, it is able to blend any low quality product received during a winter replenishment with the high quality summer product and maintain its air permit requirement of
 .2% sulfur product.


ASSESSMENT OF PRO FORMA FUEL COSTS

     As part of the due diligence review of the Project's fuel arrangements, BSA evaluated the fuel supply and transportation assumptions made by Burns & McDonnell in the Executive Summary of and the Expected Fuel Costs section of the Financial Assessment of the Project contained in the Independent Engineer's Report. We have concluded from our review that the Independent Engineer's Report employs conservative assumptions for the fixed costs of gas transportation services to the Project and that it assumes the Project's variable fuel costs will track those used to calculate VEPCO's energy payments in the summt with the term of its previous FT-NT contract, i.e., through 10/31/2006. Upon contract termination, the pipelines must make the physical capacity that they used to serve the Project available to the shipper offering the best price, subject to their maximum Part 284 FT rates. This implies that a conservative case is one in which, starting 11/1/2006 and extending for the duration of the financing, the Project would cease paying the existing FT-NT rate and begin paying the maximum Part 284 FT rate on each of the three pipelines in order to replicate the same service that Transco currently provides on a packaged basis.

     We conservatively estimate that, since the Project has replaced its FT-NT service rate with Part 284 FT service rates on Transco, CNG and TGT, the cost of the Project's FT service would increase in 2006 by approximately 22% over the level assumed in the Project's financial model, i.e., up to the projected 2006 value of the pipelines' current Part 284 FT rates. Our analysis assumes the following:

     Transco, CNG and TGT built capacity under Section 7(c) of the Natural Gas Act to serve the Project. This capacity will be available for much longer than the 15 year term of the FT-NT service agreement.

     When the Project's Part 284 service agreements expire in 2006, the pipelines must make the capacity available to the shipper offering the best price, subject to their maximum Part 284 FT rates. We therefore assume that the pipelines will sell the capacity after 2006 to the highest bidder and that the Project's ability to retain the capacity is a matter of the Project's opting to maintain each of its three FT contracts in force on a year-to-year basis, with termination provisions as characterized above.
--------------------------
(7) We estimate that the FT-NT rate is currently higher than the Part 284 FT rate. The Engineer's Report assumes that the Project pays the FT-NT rate.

     Thus, we conservatively assume that the Project would have to pay the maximum Part 284 FT rates to retain the Transco, CNG, TGT service after 2006. We estimate that the sum of the Part 284 FT rates, although currently about 91% of the cost of FT-NT service on a 100% load factor basis, would not exceed FT-NT costs until after 1999, and could be approximately 22% higher than the projected cost of FT-NT service by 2006. We note, however, that the foregoing increase in estimated fuel expenses, were it to transpire, would apply only to the firm component (3,075 Dth) of the Project's gas transportation expenditures and would affect only the final years of the loan, thus we conclude that itwould not represent a significant or material increase the Project's overall fuel expenditures. In summary, the switch to Part 284 FT rates enchances theProject's operational flexibility, is likely to provide lower gas transportationcosts at least through 1999 and, under conservative assumptions, would result in an immaterial increase in gas costs by the year 2006.

Gas Balancing

     Pursuant to the Pipeline Operating Agreement, NCNG both maintains the Project's pipeline from Pleasant Hill to Roanoke Rapids and provides the Project with monthly carryover balancing service for one monthly fixed price. Many parties are qualified to provide the former service. On the other hand, the monthly carryover service provides a critical degree of operational flexibility for a dispatchable electric generator and can only be accomplished through the physical gas storage capability that exists on NCNG's system or on the interstate pipelines. Therefore, we believe that NCNG or, possibly, NGC are the only realistic providers of the latter service. At the appropriate time, Panda intends to negotiate to extend the term of this agreement and believes that its mutually beneficial relationship with NCNG will continue under its current form.

CONCLUSION

     Set forth above under Opinions and Conclusions are our principal findings based on our analysis and evaluation of the Project's fuel supply and delivery arrangements. For a more detailed description of the estimates and assumptions upon which these opinions and conclusions are based, this report should be read in its entirety.


     [BENJAMIN SCHLESINGER AND ASSOCIATES, INC. LETTERHEAD]



          BENJAMIN SCHLESINGER AND ASSOCIATES, INC.

                    Officer's Certificate



      I,  Benjamin Schlesinger, Principal  of  Benjamin
Schlesinger and Associates, Inc., DO HEREBY CERTIFY that:

      Since September 20, 1996, no event affecting our report entitled "Assessment of Fuel Price, Supply and Delivery Risks for the Panda-Rosemary Cogeneration Project" (the "Fuel Consultant's Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as of the date hereof, any information or statement contained in the Fuel Consultant's Report or in the Prospectus relating to the offering of Pooled Project Bonds, Series A-1 due 2012 by Panda Funding Corporation (the "Prospectus") under the caption "Fuel Consultant's Report-
Rosemary" in the Prospectus Summary or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the Fuel Consultant's Report or in the Prospectus under the caption "Fuel Consultant's Report-Rosemary" in the Prospectus Summary, in light of the circumstances under which they were made, not misleading.

      We have reviewed the fuel supply and transportation pricing projections used by Burns & McDonnell Engineering Company, Inc. in their report, dated July 26, 1996, and their update report, dated January 10, 1997, regarding the Panda-Rosemary Cogeneration Project. We have concluded that the projections developed by Burns & McDonnell in their July 26 report and their update report (collectively, the "B&M Report"), employ reasonably conservative assumptions with respect to the Panda-Rosemary Partnership's fixed gas transportation costs and the relationship of the Panda-
Rosemary Partnership's variable fuel costs to the energy price under the Rosemary Power Purchase Agreement, and that the B&M Report contains reasonable assumptions concerning the revenue that the Panda-Rosemary Partnership may receive by reselling transportation capacity that is excess to the Panda-Rosemary Facility's average daily capacity utilization
and/or   reselling   gas  using  it  excess   transportation
capacity.

     We have also reviewed the Amendment effective January 1, 1997 (the "Amendment") to the Service Agreement which the Panda-Rosemary Partnership entered into with Transcontinental Gas Pipe
Line Corporation ("Transco") in July 1996. We have concluded that the Amendment properly executes the same kind and quality of firm backhaul transportation service which was put into place under the FT-NT contract which the Panda-Rosemary Partnership executed with Transco in October 1991, and which was envisioned in the Description of the Project's Fuel Supply and Delivery Arrangements contained in the September 20, 1996 Fuel Consultant's Report for the Panda-Rosemary Cogeneration Project prepared by us.




            WITNESS  my  hand  this  5th  day  of February, 1997.


                              By:       /s/ Benjamin Schlesinger
                              Name:     Benjamin Schlesinger, Ph.D.
                              Title:    President

                                                                   APPENDIX E

Inependent Panda-Brandywine Pro Forma Projections


Prepared for:
Panda Energy International, Inc.


Prepared by:
ICF Resources Incorporated,
a subsidiary of ICF Kaiser International


July 26, 1996

As Supplemented and Modified by an Update Report, dated January 10, 1997


                      TABLE OF CONTENTS


                                                        Page

TABLE OF CONTENTS                                        E-i

EXECUTIVE SUMMARY                                        E-1
 Assumptions                                             E-2
 Conclusions                                             E-5

INTRODUCTION                                             E-7
 Description of Brandywine                               E-7
 ICF's Role                                              E-7

SCHEDULE A-INCOME STATEMENT AND SCHEDULE B-CASH FLOW
 STATEMENT                                               E-9

SCHEDULE C-DEVELOPMENT ASSUMPTIONS                       E-9

SCHEDULE D-OPERATING ASSUMPTIONS                        E-10
 Operating assumptions                                  E-10
 Electricity Revenues-Capacity                          E-10
 Electricity Revenues - Energy                          E-12
 Distilled Water Revenues and Costs                     E-12
 Fixed Operating Expenses                               E-12
 Turbine Overhaul and Lease Reserve                     E-12

SCHEDULE E-LEASE PAYMENTS AND CAPACITY ADJUSTMENTS      E-13

SCHEDULE F-GAS SUPPLY INCOME STATEMENT AND
 SCHEDULE G-GAS SUPPLY OPERATING ASSUMPTIONS            E-13
 Dispatch Hours                                         E-13
 Gas and Fuel Oil Volumes and Compensation Price        E-14
 Energy-Based Revenues (Gas Supply Income Statement)    E-16
 Fuel Costs                                             E-16
 Transportation                                         E-17

CONCLUSIONS                                             E-19

APPENDIX PANDA BRANDYWINE PRO FORMA                     E-20




               This report was produced by ICF Resources
           Incorporated (ICF) in accordance with an agreement with Panda Energy International, Inc., who paid for its services in producing the report and this report is subject to the terms of that agreement. This report is meant to be read as a whole and in conjunction with this disclaimer. Any use of this report other than as a whole and in conjunction with this disclaimer is forbidden. Any use of this report, other than as provided for in ICF's agreement with Panda Energy International, is forbidden. This report may not be copied in whole or in part or distributed to anyone outside Panda Energy International without ICF's prior express and specific written permission.

               This report and information and statements herein are based in whole or in part on information obtained from various sources. ICF makes no assurances as to the accuracy of any such information or any conclusions based thereon. ICF bears no responsibility for the results of any actions taken on the basis of this Report.





                     EXECUTIVE SUMMARY


ICF Resources, Incorporated, a subsidiary of ICF Kaiser International ("ICF"), has prepared the independent pro forma projections (the "Project Pro Forma") for the Panda-Brandywine Cogeneration Project (the "Project") contained herein pursuant to a Consulting Agreement with Panda Energy International, Inc. ("Panda"). In developing its projections, ICF reviewed the Project's fuel supply and transportation contracts and its Power Purchase Agreement, as amended ("PPA"), as well as the independent reports on the Project prepared by the Project's independent engineer, Pacific Energy Services, Inc. ("PES"), and its fuel consultant, C.C. Pace Resources, Inc. ("C.C. Pace").

In the preparation of this Report and the opinions that follow, we have made certain assumptions with respect to conditions that may exist or events that
may occur in the future.   Although we believe these assumptions to be
reasonable for the purpose of this Report, they are dependent on future events, and actual conditions may differ from those assumed. In addition, we have used and relied upon certain information provided to us by sources that we believe to be reliable; however, we make no assurances as to the accuracy of any such information or any conclusions based thereon. To the extent that actual future conditions differ from those assumed herein, the actual results will vary from those forecast. This Report summarizes our work up to the date hereof; changed conditions occurring or becoming known after such date could affect the material presented.

In developing the Project Pro Forma contained herein, ICF reviewed and assessed the pro forma financial projections prepared in connection with the financial closing of the Project (the "Closing Pro Forma") and determined that it represented a reasonable model upon which to build its projections. We have independently reviewed the assumptions used in the Closing Pro Forma and, where relevant, we updated such assumptions using information that may not
have been available at the time of their preparation.   This additional
information includes available macroeconomic data on the Gross National
Product ("GNP"), Gross Domestic Product ("GDP"), and Producer Price Index ("PPI") indices used in the PPA and fuel supply contracts. We also have relied on the following sources of information in preparing the projections:

     - Operating specifications and cost, construction cost and projected completion, maintenance schedules and cost:
          Pacific Energy Services' report, Independent Engineer's
          Report: Panda-Brandywine Cogeneration Project (the "PES Report"). Based on PES's expertise in undertaking similar analyses, ICF believes that our use of PES's analysis in preparing this Report is reasonable.

     -    Dispatch projections:  ICF Resources Incorporated,
          Independent Assessment of the Dispatchability of the Panda-Brandywine Project, May 1996 ("the Dispatchability
          Analysis").

     -    Fuel cost projections:  the Dispatchability Analysis.
          C.C. Pace has reviewed ICF's fuel cost assumptions contained in the Dispatchability Analysis and has determined them to be reasonable in its report, Panda-Brandywine, L.P.
          Generating Facility - Fuel Consultants' Report - July 2, 1996 (the "Pace Report").

     - Structure of terms in the Loan Agreement: Base pro forma information from the Closing Pro Forma.

     -    Current macroeconomic escalators: Bureau of Labor
          Statistics, Department of Commerce.(1)


Assumptions

The principal assumptions that we made in developing the Project Pro Forma include:

     Project Assumptions:

     1. We have not evaluated the validity and enforceability of any contract, agreement, rule or regulation applicable to the Project and have assumed that they will be fully enforceable in accordance with their terms and that all parties will comply with the provisions thereof.

     2. Raytheon Engineers and Constructors ("the Contractor") and Ogden Brandywine, Inc. ("the Operator") will construct and operate the Project as required under their respective contracts with Panda-Brandywine LP, the owner of the Project, which contracts have been reviewed by PES; and we further assume that PES's conclusions as to those agreements contained in the PES Report are correct.

     3. Construction will be completed by the end of September, 1996, in time for commercial operation to commence in October, 1996, as projected by PES in the PES Report.

     4. All permits and approvals necessary to construct and operate the Project will be obtained on a timely basis, as projected by PES, and will be maintained in full force and effect, and any changes in required permits and approvals will not require changes in design resulting either in material delays in achieving construction completion as scheduled or in significant increases in the cost of constructing the facility.

     5. PES's conclusion contained in the PES Report that the Project's design will enable it to "perform at a level consistent with that anticipated in the [Project Pro Forma]" is reasonable.

     6. PES's conclusion contained in the PES Report that the construction cost of the facility will not exceed the initial capital budget of $215 million is reasonable.

     7. In projecting the energy payment, we have assumed a contractual heat rate of 8,461 Btu/kWh (HHV), even though under many dispatch scenarios the Project would be entitled to base the energy payment on a higher
     (and therefore more favorable to the Project) contractual heat rate.
     This results in a more conservative set of projections.
----------------------------
(1)  BLS, http://stats.bls.gov.  Data extracted June 28,1996.



     8. Potomac Electric Power Company ("PEPCO") will fully reimburse Panda-Brandywine, L.P. the costs associated with start-ups through the energy payment provisions of the PPA. This is consistent with PES's observation that the Project's energy payment is corrected for the cost of fuel used for various startups during the month.


     Operating Assumptions:

     1. The Operator will employ qualified and competent personnel who will properly operate and maintain the equipment in accordance with the manufacturers' recommendations and good engineering practice, will make all required renewals and replacements and will generally operate the Project in a sound and businesslike manner.

     2. Overhauls and major maintenance will be planned for and conducted in accordance with manufacturers' recommendations and the expected cost thereof estimated by PES using the dispatch projections contained in the Dispatchability Analysis.

     3. The Project will be dispatched as projected in our Dispatchability Analysis.

     4. Long-term fuel cost inputs will be as we have projected in our Dispatchability Analysis, as found reasonable by C.C. Pace in the Pace Report.

     5. There is a strong linkage between changes in the Project's expected fuel-related costs and energy revenues under the PPA, as found reasonable by C.C. Pace in the Pace Report.

     6. The fuel supply arrangements fulfill the contractual requirements of the PPA, and variable fuel-related costs will be less than energy payments, as found reasonable by C.C. Pace in the Pace Report.

     7. The gas supply and transportation operational requirements will satisfy electric dispatch operational requirements, as found reasonable by C.C. Pace in the Pace Report.

     8. Natural gas transportation rates will escalate at 1.5 percent annually.

     9. The Project will recover 50% of the cost of its unutilized firm natural gas transportation in the capacity release market.

     10. Operations and maintenance costs, consumables and administrative expenses will increase at a rate equal to the GNP deflator, currently 3.5 percent per year. Insurance and purchased electricity will increase at a rate equal to the CPI deflator, currently 3.0 percent per year. Property taxes will decrease due to declining asset value according to a schedule provided by Panda Brandywine, L.P.

     11. Based on FERC Form 714 data and projections for generation growth in the Mid-Atlantic Region PEPCO's peak demand will surpass 5,697 MW prior to the end of 1997, and therefore PEPCO will not be entitled to reduce the capacity payments to the Project pursuant to the First Amendment to the PPA.

     12. The levels of dispatch indicated in the Dispatch Analysis are consistent with an operating pattern where the Project is dispatched only during weekdays (i.e., approximately 260 times per year). Given the uncertainty regarding dispatch, a possible range of 200 to 300 starts per year is reasonable.

     Steam Sales Assumptions:

     1. As projected by PES in the PES Report, thermal energy in the form of steam will be exported from the Project, operating in the cogeneration mode, to Brandywine Water Company's distilled water plant such that the "useful thermal energy" produced by the Project, as defined in PURPA and the regulations promulgated thereunder, will be sufficient to meet the operating and efficiency standards required to maintain the facility's status as a qualifying cogeneration facility under PURPA.

     2. Brandywine Water Company's distilled water plant will operate as projected by its manufacturer.

     3. The United States Navy will perform as indicated in its Purchase Order for the purchase of the distilled water plant's total distilled water output at a price of $1.50 per 1,000 gallons.

     Financing Assumptions:

     1. The total amount of the construction loan and leas commitment from General Electric Capital Corporation ("GECC") is $215 million. The construction loan bears interest at a Eurodollar base rate plus 250
     basis points.   Upon completion of construction, the construction loan
     will be converted to permanent financing in the form of a single investor lease. The fixed payment terms under the single investor lease will be established at the time of conversion using "Basic Rent Factors" contained in the lease agreement, subject to adjustment based on GECC's then-applicable federal tax rate, the final cost of the Project, and a Treasury Index Rate.

     2. At the time of conversion, the applicable GECC federal tax rate will be 35 percent and the Treasury Index Rate will be 6.83 percent.

     3. The actual Project lease cost calculation will be as provided in the Closing Pro Forma.

     4. The CPI will increase at a rate of 3 percent per year, the Gross National Product Implicit Price Deflator will increase at a rate of 3.5 percent per year, and the Producer Price Index for Oil and Gas Field Services will increase at a rate of 3.5 percent per year.

     5. The Project will maintain a lease reserve of the next two quarterly payments consistent with the provisions of its Loan Agreement with GECC.

     6. The Project will maintain a turbine overhaul reserve of $5 million, escalated at the GNP deflator after the year 2000 consistent with the provisions of its Loan Agreement with GECC.

     7. Panda-Brandywine, L.P., as a limited partnership, will not be subject to federal and state income tax.

Conclusions

Set forth below are the principal opinions that we have reached regarding our review of the Project. For a complete understanding of the estimates, assumptions and calculations upon which these opinions are based, this Report, including the attached Project Pro Forma, should be read in its entirety.
On the basis of our review and analyses of the Project and the assumptions set forth in this Report, we are of the opinion that:

     1. The financial projections in the Project Pro Forma provide a reasonable reflection of the Project's expected costs, revenues and cash flows.

     2. The energy and capacity revenue calculations contained in the Project Pro Forma are appropriate and consistent with the PPA. Expectations for capacity payment adjustments under the PPA are reasonable given recent peak day demand on PEPCO.

     3. The Project's net cash flow will average approximately $22.9 million per year, reflecting a range of $5.9 million in 1998 to $33.8 million in 2016.

     4. The estimated lease obligation coverage ratios (i.e. the ratio of earnings before income taxes to lease payments) are presented in Table ES-1. During the 20-year term of the GECC lease, the Project's lease obligation coverages will range from 3.05:1.0 in 1997 to 1.61:1.0 in 2016. On average, the Project's lease coverage will be 1.84:1.0.


                            TABLE ES-1
          Summary of Panda Brandywine Debt Coverage Ratios
                    (Costs and Revenues in $000)

 Year    Total     Total      Total Fixed    EBIT    Annual      Lease
 Ended  Revenues  Variable    Expenses                Lease    Coverages
                    Cost                             Payments
 (a)       (b)      (c)          (d)       (e) = b-     (f)     (e)/(f)
                                             (c+d)

  1996     3,791    2,742      1,441          (392)        0        -
  1997    44,144   14,077      8,907         21,160    6,935      3.05
  1998    47,957   17,408      8,931         21,619    9,799      2.21
  1999    67,472   19,572      8,953         38,948   18,214      2.14
  2000    71,459   21,882      8,973         40,604   19,609      2.07
  2001    82,590   22,238      8,992         51,360   26,705      1.92
  2002    83,288   22,381      9,008         51,899   27,590      1.88
  2003    84,898   23,413      9,022         52,462   28,140      1.86
  2004    85,944   24,499      9,118         52,327   28,343      1.85
  2005    88,110   26,357      9,300         52,453   28,672      1.83
  2006    90,397   27,528      9.486         53,382   28,630      1.86
  2007    94,741   28,362      9,661         56,718   29,534      1.92
  2008    96,760   29,296      9,857         57,607   30,718      1.88
  2009    99,338   30,287     10,058         58,993   31,628      1.87
  2010   104,154   31,526     10,264         62,363   33,989      1.83
  2011   109,688   32,367     10,476         66,845   35,665      1.87
  2012   119,106   34,001     10,693         74,412   41,937      1.77
  2013   123,167   35,275     10,916         76,975   43,866      1.75
  2014   126,801   36,948     11,145         78,708   45,574      1.73
  2015   124,948   37,758     11,380         75,810   45,401      1.67
  2016   118,506   39,060     11,621         67,825   42,140      1.61



                        INTRODUCTION


ICF was retained by Panda Energy International ("Panda") pursuant to a Consulting Agreement develop pro forma financial projections for the Panda Brandywine Project (the "Project"). This section describes the Project and discusses the scope ICF's review.

Description of Brandywine

The Project is a 230 MW gas- and oil-fired power project located in Prince George's County, Maryland being developed by Panda. The Project will sell power under a 25-year Power Purchase Agreement with Potomac Electric Power Company ("PEPCO") beginning on the Project's Commercial Operations Date. The PPA was signed August 9, 1991 and was amended by the First Amendment to the Power Purchase Agreement (the "Amendment", and collectively, the "PPA") on September 16, 1994. The Project will also provide sufficient thermal energy in the form of steam to enable Brandywine Water Company to sell up to 100,000 gallons of distilled water daily to a nearby naval station under a recently completed purchase order.

The Project facility will consist of two combustion turbine generators and one steam turbine generator producing a net electrical output of 230 MW. The Project has a gas supply agreement with Cogen Development Company, a wholly owned subsidiary of MCN Corporation, for up to the Project's full gas requirements. On March 30, 1995, the Project closed a Construction Loan Agreement and Lease Commitment (the "Loan Agreement") with General Electric Capital Corporation ("GECC"). The Loan Agreement provides for conversion to a Facility Lease between the Project and GECC upon the completion of construction.

ICF's Role

Panda requested that ICF review and assess the financial projections contained in the pro forma prepared in connection with Project's financial closing (the "Closing Pro Forma") to determine whether it represented a reasonable model of the Project's operations, taking into account the Project's fuel supply, power sales and financing (i.e., lease) agreements. After ICF determined that the Closing Pro Forma would provide a reasonable basis for our projections, we updated assumptions where necessary based on information from the following sources:

     - Operating specifications and cost, construction cost and projected completion, maintenance schedules and cost:
          Pacific Energy Services' report, Independent Engineer's
          Report: Panda-Brandywine Cogeneration Project (the "PES Report"). Based on PES's expertise in undertaking similar analyses, ICF believes that our use of PES's analysis in preparing this Report is reasonable.

     -    Dispatch projections: ICF Resources Incorporated,,
          Independent Assessment of the Dispatchability of the Panda-Brandywine Project, May 1996 ("Dispatchability Analysis").

     -    Fuel cost projections:  the Dispatchability Analysis.
          C.C. Pace has reviewed ICF's fuel cost assumptions contained in the Dispatchability Analysis and has determined them to be reasonable in its report Panda-Brandywine, L.P.
          Generating Facility - Fuel Consultants' Report - July 1, 1996 (the "Pace Report").

     - Structure of terms in the Loan Agreement: Base pro forma information from the Closing Pro Forma.

     -    Current macroeconomic escalators: Bureau of Labor
          Statistics, Department of Commerce.(2)

Based on these updated assumptions, ICF prepared the attached pro forma projections (the "Project Pro Forma"). ICF has based its work on an analysis of the Closing Pro Forma, the Project's contracts, operational assumptions provided by the developer and engineering firms, and conversations with parties having specific relevant information. Statements of fact have been obtained from sources considered reliable, but no warranty is made as to their completeness or accuracy. ICF offers no legal opinion or interpretation of the contracts or agreements that have been reviewed in the preparation of this document.

The Project Pro Forma is divided into six schedules.

     -    Schedule A-Income Statement

     -    Schedule B-Cash Flow Statement

     -    Schedule C-Development Assumptions

     -    Schedule D-Operating Assumptions

     -    Schedule E-Lease Payments and Capacity Adjustments

     -    Schedule F-Gas Supply Income Statement

     -    Schedule G-Gas Supply Operating Assumptions

Schedules A and B provide a financial reporting of the revenues, costs, and cash flows developed in the more detailed Schedules C through G. A copy of the Project Pro Forma has been included as an appendix. This review focuses on how the assumptions behind these latter schedules contribute to the development of estimated Project earnings and cash flows.
------------------------
(2) BLS, http://stats.bls.gov.  Data extracted June 28, 1996.



               SCHEDULE A-INCOME STATEMENT AND
               SCHEDULE B-CASH FLOW STATEMENT


Schedules A and B summarize the Project's revenues, costs, and cash flows as developed in the later schedules. The calculations in Schedule A and B are consistent with the assumptions contained in the supporting schedules. For example;

     - Contract capacity revenues are calculated as the contract capacity price times the Project capacity. The GNP-escalated capacity adjustment is calculated separately. The Project's capacity price and GNP escalator are calculated separately in Schedule D.

     - The Project fuel costs are expressed in the income statement for both "Unit #1" and "Unit #2." The section below on Schedule D describes the distinctions between turbines while the Section on Schedules G and F describes the fuel cost calculations.

Therefore, the reader should refer to the discussions of the relevant supporting schedules to find descriptions of the assumptions behind the development of the ultimate "bottom line" results and ICF's assessment thereof.


             SCHEDULE C-DEVELOPMENT ASSUMPTIONS


Schedule C contains the basic macroeconomic assumptions exogenous to the Project as well as estimates of the overall Project costs. Many of these assumptions are discussed more fully in the detailed review of the schedules below.

Macroeconomic assumptions included in the Development Assumptions include the Base and Current Treasury Index Rates for financing calculations, the 12-year T-Bill rate for capacity price adjustments under the PPA, the GNP deflator and tax rates.

The Estimated Project Costs in the Closing Pro Forma correspond to the Project's Approved Budget under the Loan Agreement ($215 million). PES reviewed this budget and found it "adequate to build the project."

This Schedule also provides the assumed Commercial Operations Date. This assumption is used throughout the model to adjust contract year data to a calendar year basis. The Project's Actual Commercial Operations Date is expected to be on or before October 31, 1996. The Project Pro Forma assumes that November 1996 is the first month of operations. PES indicates that "the Project remains on schedule at this time with construction approximately 90 percent complete as of July 15, 1996."


              SCHEDULE D-OPERATING ASSUMPTIONS


Schedule D provides the basis for calculating the costs and revenues once the Project begins operating. It also provides some unit measures of the Project's costs and rates.

Operating assumptions

The Project Pro Forma assumes Project capacity equals 230 MW, which corresponds to the Project's capacity commitment under the PPA. This value is an input to calculate capacity-based payments under the PPA in the Income Statement. PES has provided annual estimates of expected generator performance (output and heat rate) for the twin GE MS70001EA turbines being used by the Project in conjunction with the Nooter Erikson Heat Recovery Steam Generator.

The Project performance factors are adjusted to reflect the expected operation of the Project. Under average annual conditions, PES has estimated that the two units together will not generate over 230 MW. Nevertheless, PES has indicated that, given the limited performance standards of the PPA (i.e., the requirement that there be two output tests conducted per year) it is reasonable to assume that the Project will qualify for its full capacity payment.

The Project Pro Forma distinguishes between "Unit 1" and "Unit 2" operation and performance. When the two turbines operate concurrently, their collective performance is somewhat below the size-adjusted performance of a single turbine operating alone. Because operation of the Project under the terms of the PPA can vary between single-turbine and dual-turbine, the Project Pro Forma provides for the ability to distinguish operating conditions by differentiating units.

Unit 1 represents the operational characteristics of a single turbine operating alone. Unit 2 represents the residual operations of the facility when both turbines are operating concurrently. Neither of the actual turbines is identified as such (i.e., the Project could operate either of the turbines during the periods when only one is dispatched).

Electricity Revenues-Capacity

The Project Pro Forma reflects the unadjusted capacity rate stated in
Appendix L of the PPA. Contractually, the capacity rate is adjusted by several factors. The capacity rate is increased by the change in GNP from June 1, 1994 to the Actual Commercial Operation Date (PPA, Section 6.1(b) and Amendment 2.4(a)(2)). At the time of financial closing, the GNP escalator was estimated at 3.5 percent per year. The actual escalation of the GNP between June 1, 1994 and the midpoint of the fourth quarter of 1995 equaled 3.5 percent total.(3) Assuming a 3.5 percent annual escalator from the midpoint of the fourth quarter of 1995 to the Actual Commercial Operation Date, the capacity rate would be adjusted by 6.4 percent.
-----------------------
(3) Survey of Current Business, May 1996.


The PPA also adjusts the Project's capacity rate based on the cost of financing on the date the Project closed on its financing agreement with GECC (PPA, Section 6.1(c)). On the "Commitment Date," the 12-year T-Bill rate was
7.72 percent, lowering the capacity rate based on a multiple of the adjustment schedule in Appendix L.

The amendment creates two kinds of Scheduled Adjustments to capacity payments: Section 2.4(a)(1) changes the starting date for capacity payments to January 1, 1997. The Project Pro Forma implements this adjustment through an equivalent offsetting adjustment derived from the income statement. In the Amendment, the Project agreed to a scheduled adjustment of annual capacity payments (Schedule Q). This adjustment reduces the Project's near-term capacity revenues in return for increased revenues in years 11 through 25.
The net present value of this adjustment, at the contractual discount rate, is approximately zero.

The capacity payment is also adjusted by what is referred to in the Project
Pro Forma as the "Contingent Adjustment." The Contingent Adjustment estimates the net potential cost to PEPCO of having excess capacity due to the Project, or the Cumulative Present Worth of Incremental Revenue Requirements (the "CPWIRR") less the cost of terminating the PPA. The CPWIRR is a function of when the Project begins commercial operation and when PEPCO's peak demand surpasses a certain specified level (5,697 MW). The CPWIRR and the termination costs are defined in Attachment C and D to the Amendment, respectively. If the net potential cost is less than or equal to zero, there is no adjustment.

Because the Project's financial closing occurred in March 1995, termination costs are set at $18.6 million dollars (Amendment, Attachment C) plus a fixed fee of $3 million under Paragraph 2.4(g) of the Amendment. Currently, the Project Pro Forma assumes that PEPCO reaches the 5,697 MW peak, adjusted for weather, prior to the end of 1997, based on the Dispatchability Analysis. Consistent with the planned Commercial Operation Date, the CPWIRR equals approximately $15.3 million. Based on these assumptions, the net cost to PEPCO is negative, so there is no Contingent Adjustment to the Project's capacity revenues.

PEPCO's most recently available filings with the Federal Energy Regulatory Commission indicate the utility's peak demand, unadjusted for weather, reached 5660 MW in the summer of 1994.(4) ICF's dispatch model of the Mid-Atlantic region, on which the Dispatchability Analysis was based in large part, estimates regional demand growth through 2000. This information is consistent with the expectation that PEPCO's demand will increase sufficiently to validate the Project Pro Forma's assumptions.

If the Contingent Adjustment were positive, the Project would owe PEPCO the NPV of the net potential costs beginning in Contract Year 11. From Contract Year 11 through Contract Year 15, a ceiling is placed on cost recovery of no more than the Scheduled Adjustment (Amendment, Paragraph 2.4(i)). After Year 15, the ceiling is removed and all costs not recovered in the first five years are recovered over the following ten years.

The Project Pro Forma expresses the capacity-based revenues on a per unit basis based on the generation and capacity assumptions above. The capacity-based unit costs are used to calculate capacity revenues in the Income Statement.
--------------------------
(4) FERC Form 714. PEPCO's filed peak demand forecasts are slightly below the 1994 summer peak: 5,483 MW in 1995, 5,524 in 1996 and 5,577 in 1997.




Electricity Revenues - Energy

Energy revenues are calculated on a per unit basis from the Income Statement. These costs are calculated in the fuel supply and revenue schedules reviewed below.

Distilled Water Revenues and Costs

Estimates of revenues from distilled water sales associated with the Project's cogeneration function have been revised substantially from the Closing Pro Forma. The Closing Pro Forma was completed prior to the execution of a contract to sell the distilled water produced from the Project's thermal energy output. It assumes 250 days of 80,000 gallons of water delivery per year at a price of $2.00 per gallon. The Project has since executed a sales contract with the U.S. Navy calling for up to 100,000 gallons of distilled water per day at a price of $1.50 per thousand gallons. This reduces revenues from the Closing Pro Forma from $40,000 to $30,000 per year.

The operating specifications for the distilled water unit are the manufacturer's own. Operating costs, which are estimated to equal $200,000 escalating with the GNP, are based on operator estimates. The discharge and chemical usage fees come from the manufacturer and the operator.

Fixed Operating Expenses

The Project's firm gas transportation costs are calculated in the fuel schedules discussed below. Other fixed operating expenses are based on the Project's proposed budget for financial closing. In the Project's O&M contract with Ogden Brandywine Operations, Inc., O&M expenses begin at $1.5 million per year and are escalated by the GNP escalator for the contract's three year term. The Project Pro Forma assumes continued escalation at the same rate thereafter. The PES Report confirms the reasonableness of this assumption.

Turbine Overhaul and Lease Reserve

The Loan Agreement requires that the Project maintain a Rent Reserve equal to the greater of $2.4 million or the sum of the succeeding two rent payments. The Project Pro Forma refers to the Rent Reserve as the "Lease Reserve." The Lease requires that the Project maintain an O&M Reserve account with an initial balance of $1 million increased at a rate of $125,000 per quarter over the next two years and $375,000 per quarter for the two years thereafter until it reaches $5 million. If the Project draws on the O&M Reserve, it must replenish it to its required balance using up to 50 percent of the Project's available cash flow. The Project Pro Forma refers to this reserve as the Turbine Overhaul Reserve. PES provided this schedule.

The interest the Project earns on these reserves are credited to the Project as income that is included in the Income Statement. This is consistent with the terms of the Lease.

     SCHEDULE E-LEASE PAYMENTS AND CAPACITY ADJUSTMENTS


The Project Lease Agreement was based on an estimated Project cost of $215 million. The Basic Rent Factors applied quarterly to the Project cost are provided in Schedule 10 to the Loan Agreement.

Under the Project Lease Agreement, the Basic Rent Factors are subject to change at the time of conversion based on the federal income tax to which GECC is subject and the annual rate of U.S. Treasury Notes with constant maturaties equal to the weighted average life of the lease for the four week period ending on the most recent Friday which is at least 15 days prior to date of closing for the lease ("Treasury Index Rate"). The Project Pro Forma adjusts the base lease payment assuming that GECC's federal tax rate is 35 percent and the Treasury Index Rate equals 6.83 percent.

The Project Pro Forma calculates annual lease payments on an operation year basis (i.e., Year 1 begins November 1996). Lease payments are assumed to be paid on a calendar year basis. This results in a shift of approximately one year in the Project Pro Forma to account for the difference between calendar years and operation years.


          SCHEDULE F-GAS SUPPLY INCOME STATEMENT AND
          SCHEDULE G-GAS SUPPLY OPERATING ASSUMPTIONS


In Schedules F and G reside the calculations that estimate the Project's fuel related revenues and costs. Because the assumptions and calculations in Schedule F ultimately determine the financial results reported in Schedule G, it is best to consider the two together both within the Project Pro Forma and in the context of the PPA and the GSA. C.C. Pace has reviewed the fuel-related inputs components of the Project Pro Forma and in the Pace Report, determined that they are reasonable.

The calculation of Project's energy payment costs are discussed below.

Dispatch Hours

The number of dispatch hours in the Closing Pro Forma were based on estimated Project run times provided by PEPCO. These run times were allocated seasonally consistent with the Must Run provisions of the Amendment. ICF has provided an updated dispatch profile in the "Independent Assessment of the Dispatchability of the Panda-Brandywine Project" based on the results of our own model runs.(5) This dispatch profile provides the basis for the amount of electricity sold and the amount of fuel used in the Project Pro Forma. Dispatch hours have been designated as "Unit 1" and "Unit 2" based on the conventions described above.

Gas and Fuel Oil Volumes and Compensation Price

As discussed in detail by C.C. Pace in the Pace Report, Project fuel supplies can be divided conceptually into four pricing categories representing the four different fuel recovery mechanisms in the PPA:

     -    the Firm Gas Reserve Rate ("FGRR")

     -    the Firm Gas Market Rate ("FGMR")

     -    the Interruptible Gas Rate ("IGR")

     -    the Oil Rate ("OR")

The application of each of these rates to a specific fuel price category is described in the Pace Report.

The first category represents the 60 "Must Run" dispatch hours per week for the first 85 percent of a single turbine's net electrical output (Amendment 2.6(a)). Under the conventions of the Project Pro Forma, this Must Run output is defined as the first 60 hours per week of generation from Unit 1. For calculation purposes, the ICF Dispatch Report converts the partially dispatched Must Run generation from Unit 1 into equivalent "full load" hours (i.e., the number of hours that the Project would have to operate at full load to generate the same electrical output). The fuel price on which the energy payment for the Must Run hours is based is calculated as the firm gas rate
(FGRa). The FGRa, under Appendix M in the Amendment, is equal to the Firm Gas Reserve Rate ("FGRR") for the first 15 years of operation and the Firm Gas Market Rate ("FGMR") thereafter.

The FGRR is defined in a fixed price stream in Appendix M subject to a one-time adjustment based on the Producer Price Index for Oil and Gas Field Services between June 1, 1994 and the Actual Commercial Operation Date. The actual escalation between June 1, 1994 and May 31, 1996 was 12.2 percent (6 percent per year). Assuming an annual escalation rate of 3.5 percent (consistent with the GNP inflator) between May 1, 1996 and November 1, 1996, the one-time FGRR escalator in the Project Pro Forma equals 14.2 percent providing a starting FGRR price of $2.95 in Year 1 escalating according to the PPA to $4.36 in Year 15.

In the first four years of operation, the FGMR price is reduced by 10 percent under the Amendment.

The initial FGMR was set at an initial June 1, 1990 price of $2.27 per MMBtu plus the firm displacement tariff rate on Columbia LNG pipeline ($0.0231 per MMBtu), which is now known as Cove Point LNG. This is adjusted by a weighted average: 77 percent times the change in the cumulative cost of four gas indices, two based on the Gulf Coast and two based in Appalachia, plus 23 percent times half the change in the Consumer Price Index, which is meant to represent the transportation component of the price. For the commodity price component of the FGRR, the Closing Pro Forma uses forecasted 1996 seasonal gas prices escalated at 4.0 percent per year.
----------------------------
(5) For further information on the basis for ICF Resources' dispatch estimates see ICF Resources Incorporated, Independent Assessment of the Dispatchability of the Panda-Brandywine Project, dated May 1996.

The Project Pro Forma now uses ICF's gas price forecast to ensure consistency with the dispatch forecast.

The actual escalation for the transportation/CPI portion of the FGMR between June 1, 1990 and May 31, 1996 was 20.6 percent total (3.2 percent per year). The Project Pro Forma assumes a 3.0 percent annual escalator after May 31, 1996.

The remaining (i.e., non-Must Run) hours that Unit 1 would operate are also priced at the FGMR. These hours are calculated as the difference between the dispatch hours and the Must Run full load equivalent hours.

The third pricing category, the Interruptible Gas Rate ("IGR") reflects the cost of fuel to Unit 2 when it is operating on natural gas. The IGR is calculated based on the same market basket of gas price indices and transportation used in the FGMR. However, the IGR is weighted seasonally 71:29 commodity versus transportation March through November and 84:16 December through February.

The fourth segment, the Oil Rate ("OR"), applies to Unit 2 output when it burns fuel oil. The Project Pro Forma assumes that Unit 2 will operate on fuel oil for one-third of its winter hours. A more precise calculation of the Project's fuel oil requirements is possible only with greater detail in the expected dispatch profile. In actuality the Project will likely only burn fuel oil on those days that its firm gas transportation capacity and balancing capabilities are not sufficient to meet the Project's full dispatch requirements.

The Project has a number of alternatives that enable it to shift gas supply deliveries among days to match its constant daily firm transportation ("FT") capacity on its transporters. This practice is known as balancing. Cove Point LNG, previously Columbia LNG, allows for a shipper to be up to 20,000 MMBtu out of balance for any given day during any hour. Both Washington Gas Light ("WGL") and Columbia offer balancing services for a fee - WGL under its contract with the Project, Columbia under its Storage in Transit service. These balancing services can be limited by the providers under circumstances of capacity constraint on their systems.

We have estimated the number of days of constraint on Columbia LNG, the most inexpensive of the balancing services as equal to the number of days Columbia interrupts WGL (which between December 1995 and February 1996 equaled
48 days). During half those days (24) we have assumed WGL's service is available. We assume the Project uses fuel oil (i.e., no balancing services are available) during the remaining 24 days.(6) The availability of balancing services from Cove Point LNG, WGL and Columbia as well as the Project's dispatch profile obviate the need to use interruptible capacity.

OR equals $3.89 and is adjusted by the change in the average fuel oil price at Baltimore, Norfolk and Philadelphia-"as reported in Platt's Oilgram Price Report in the U.S. Tank Car/Truck Transport table"-between June 1, 1990 and the relevant billing period (PPA, Section 6.2(b)(vi)). As of May 1, 1996 the adjusted OR rate equaled $5.03 per MMBtu. For consistency with the dispatch forecast, ICF has incorporated its own oil price forecast into the Project
Pro Forma. The Pace Report found the Project Pro Forma's modeling of fuel oil prices to be reasonable.
------------------------------
(6) The Project may also opportunistically sell its capacity and fuel supplies during periods when the value of gas supply and capacity exceeds its cost and when operating on fuel oil has minimal effect on its dispatch. ICF Resources has not accounted for this opportunity in the pro forma.

Energy-Based Revenues (Gas Supply Income Statement)

The PPA provides an elaborate series of formulas to calculate the Project's energy payment from PEPCO. After the Project begins commercial operations, PEPCO will pay it a Unit Commitment Payment ("UCP") and a Dispatch Payment ("DP"). The UCP is paid on the first 99 MW of each Unit's operation based on the number of hours the Project operates, contractual heat rates for Unit 1 individually and Units 1 and 2 working together, contractual adjustments for unit performance based on historical ambient conditions and the cost of fuel and O&M. The UCP also provides heat rate-based payments for start-ups using the cost of the appropriate interruptible fuel (IGR or OR). The DP provides an incremental payment for all Project operations based on a contractually defined relationship between level of operation and performance.

The Project Pro Forma simplifies the Project's energy payment calculation by multiplying the four fuel segments (FGRR, FGMR, IGR, and OR) by the appropriate hours of operation and a "contractual" heat rate of 8,461 Btu per kWh. This simplification provides a conservative estimate of Project revenues because:

     - The heat rates implicit in the UCP and DP payments considered together are greater than or equal to 8,461.

     - The revenue calculation in the Project Pro Forma does not include start-up payments under the UCP.

To add a more precise calculation of revenues would require adding, at least, monthly estimates of dispatch, contractual performance and capability, and number of hot, cold, and partial start-ups.(7) The Project Pro Forma meets thegoal of providing a reasonable, conservative estimate of the Project's energyrevenues without requiring additional assumptions about the details of the Project's forecasted operations.

Fuel Costs

The cost of the Project's contracted firm supply is fixed in its gas supply contract with MCN's Cogen Development Company at $2.33 per MMBtu escalated at 4 percent per year plus a $0.10 per MMBtu "ANR Charge" escalated at $0.005 per year after the first five years. This cost escalation is reflected in the Project Pro Forma.

The Project has a minimum contractual obligation to purchase 2,299,500 MMBtu per year at a rate of between 6,000 and 8,000 per day. This gas, the "Limited Dispatch Quantity," is applied to the delivered FGRR requirements in the Project Pro Forma.

The FGRR volumes are delivered over 12 hours during weekdays accounting for approximately 9,200 MMBtu per day while the contract provides that the Limited Dispatch Quantity is delivered daily at a rate of between 6,000 and 8,000 MMBtu per day. However, the Project can avail itself to one of the available balancing services, receiving Limited Dispatch gas over the weekend if necessary to smooth the disparity between the rate of takes of FGRR quantities.
----------------------------
(7) In essence, the Project Pro Forma assumes that start-up costs are recovered as a pass-through in the calculation of the UCP and an increase in the heat rate above the EPC guarantee. The ICF Resources dispatch forecast does not estimate start-ups although in consultation with PES, it was determined that start-ups for Unit 1 on 200 for Unit 2 were consistent with the dispatch forecast.



The Limited Dispatch Quantity has a Demand Charge of $21,292 associated with it, escalating at $1,064 per year after the first five years. This charge is offset, however, with a Price Credit that eliminates the demand charge during any month in which over 7,000 MMBtu per day is purchased. This demand charge is not represented in the Project Pro Forma, but given the Must Run requirements of the Project and the Project's flexibility in Limited Dispatch takes on Columbia, the Demand Charge is unlikely to be assessed.

The Project may purchase either Scheduled Dispatch Gas or Dispatchable Gas to fuel its FGMR requirements. The Scheduled Dispatch Gas is priced at the monthly NYMEX futures price averaged the over the three days prior to closing plus $0.50 per MMBtu. This premium, to a certain degree, reflects the basis differential between the NYMEX price and the price at the GSA delivery point in Ohio. The Project is obligated to take 80 percent of the Scheduled Dispatch Quantity that it nominates prior to the beginning of the month.

The GSA also provides interruptible gas at a $0.10 premium over the daily price of gas into Columbia Transmission. The Project may also purchase its interruptible requirements from Cogen Development.

The Project Pro Forma provides a variety of options to the user for estimating gas purchase costs. The Closing Pro Forma relies on the Cogen Development Scheduled Dispatch Gas for Winter FGMR deliveries. All other FGMR and IGR supplies are assumed to come from the spot market in Appalachia.
These assumptions are reasonable considering the Project's transportation arrangements. Those arrangement are described below.

Transportation

The transportation rates in the Closing Pro Forma for Columbia Transmission and Columbia LNG were taken from their espective tariffs. Because the Closing Pro Forma assumes that gas supply comes from Appalachia, transportation on ANR (a Gulf Coast to Upper Midwest pipeline) is unnecessary, so its tariff rates are not included. The transportation rate on the Washington Gas Light system is set contractually at $0.05 per MMBtu.

Transportation rates under pipeline tariffs have tended to lag behind inflation. Transportation rates are traditionally cost-based with a significant portion of the costs represented in sunk capital investment. The escalation rate of 1.5 percent applied to pipeline transportation (versus the 3 to 4 percent escalators elsewhere in the Project Pro Forma) is consistent with this trend.

In addition to paying a monetary charge for transportation, shippers must also pay an in-kind fuel use charge for any transportation capacity used. The Project Pro Forma usesthe tariff fuel rates to build up the fuel purchase requirements for the Project. For each of the three gas segments (FGRR, FGMR, and IGR), the amount of gas purchased under the Project Pro Forma is properly calculated as the Units' consumption plus the pipeline fuel requirements.

Transportation fuel for the Limited Dispatch Gas (the FGRR segment) is priced under the GSA at the Scheduled Dispatch rate. In the Project Pro Forma, however, transportation fuel for both Unit 1 gas supplies (FGRR and FGMR) is calculated based on a weighted average of the FGRR (Limited Dispatch gas) and the FGMR (Scheduled Dispatch gas) and spot gas. Because of the premium associated with the FGRR, using the FGRR for FGR transportation fuel provides a higher-than- expected, conservative estimate for that cost.

The Project Pro Forma assumes that the Project's unused firm capacity can be resold for 50 percent of the tariff rate (Schedule A). The Project will be most likely to resell its fir capacity during the winter when dispatch is the lowest. This happens to be the period when interruption is most likely on Columbia. According to U.S. Midwest Natural Gas Market Review, short term capacity releases on Columbia between December 1995 and February 1996 were priced from 60 to 82 percent of the Columbia tariff rate. Even adjusting for the severity of last winter, a 50 percent recovery of transportation costs appears reasonable.

The Project Pro Forma calculates the total cost of interruptible transportation ("IT") based on the total IGR volumes. The IT Savings adjustments for Commodity and Fuel reduce the Project's costs by the amount of firm transportation used for IGR supplies. At the level of dispatch provided in the dispatch forecast and with the available flexibility in firm transportation utilization, IT is not used. As a result, savings in IT costs associated with the Project using its IT offset the cost of IT used for the IGR volumes.

C.C. Pace reviewed the transportation costs used in the Project Pro Forma and found that the Project Pro Forma is based on a reasonable forecast of transportation costs. C.C. Pace also concluded that both the gas transportation volumes and amounts to be received from short-term releases of pipeline capacity assumed for purposes of the Project Pro Forma are reasonable.

The levels of dispatch indicated in the Dispatch Analysis are consistent with an operating pattern where the Project is dispatched only during weekdays (i.e., approximately 260 times per year). Given the uncertainty regarding dispatch, a possible range of 200 to 300 starts per year is reasonable. PES has assumed 200 start-ups for Unit 2 in estimating the Project's overhaul schedule.

The Dispatch Analysis indicates that the Project operates at minimum load for a number of hours each year. This is the result of the Project running under the minimum load conditions in the PPA. Under those circumstances, only Unit 1 would be operating. It is reasonable to assume, therefore, that Unit 1 is started more often than Unit 2. PES has assumed 225 start-ups for Unit 1 in estimating the Project's overhaul schedule.



                         CONCLUSIONS


Based on our review, we find the Project Pro Forma a reasonable reflection of the Project's expected costs, revenues and cash flows. The bases for this assessment are as follows:

     1. The financial projections in the Project Pro Forma provide a reasonable reflection of the Project's expected costs, revenues and cash flows.

     2.   The Project's net cash flow will average approximately
          $22.9 million per year, reflecting a range of $5.9 million in 1998 to $33.8 million in 2016.

     3. The estimated lease coverage ratios (i.e. the ratio of earnings before income taxes to lease payments) are presented in Table ES-1. During the 20-year term of the GECC lease, the Project's lease coverages will range from 3.05:1.0 in 1997 to 1.61:1.0 in 2016. On average, the
          Project's lease coverage will be 1.84:1.0.

     4. The energy and capacity revenue calculations are appropriate given the PPA. Expectations for capacity payment adjustments under the PPA are reasonable given recent peak day demand on PEPCO.


                              Respectfully Submitted,

                              /s/ ICF Resources Incorporated




                          APPENDIX
                 PANDA BRANDYWINE PRO FORMA




                              Panda-Brandywine L.P.

                               230MW PEPCO Project

                                Income Statement


                                      Year Ended   Year Ended    Year Ended   Year Ended    Year Ended   Year Ended    Year Ended
                                       Dec-1996     Dec-1997      Dec-1998     Dec-1999      Dec-2000     Dec-2001      Dec-2002
                                       --------     --------      --------     --------      --------     --------      --------
Sales Revenue:
  Capacity - Contract Amount          $6,320,400   $38,005,200   $38,511,200  $39,067,800   $40,765,200  $47,324,800   $49,873,200
  Capacity - GNP Adjustment              452,610     2,721,587     2,757,822    2,797,680     2,919,233    3,388,971     3,571,465
  Capacity - Interest Rate Adjusment    (139,104)     (835,912)     (844,928)   (859,096)      (866,824)   (874,552)      (882,280)
  Capacity - Scheduled Adjustment     (6,633,906)  (15,000,000)  (16,000,000)           0    (1,000,000)   2,000,000             0
  Capacity - Contingent Adjustment             0             0             0            0             0            0             0
  Energy Sales - Unit #1               1,785,251    10,161,812    11,897,405   12,832,774    13,917,801   15,134,834    15,644,569
  Energy Sales - Unit #2               1,360,461     6,113,819     8,099,603    9,645,470    11,283,994   11,003,500    10,440,028
  Energy - Variable O&M                  405,826     2,252,437     2,804,184    3,188,760     3,594,974    3,639,736     3,606,478
  Distilled Water Sales                    5,000        30,000        30,000       30,000        30,000       30,000        30,000
  Firm Transportation Capacity Release    72,511       467,838       331,680      250,751       166,927      195,984       236,702
  Interest Income                        162,347       227,334       370,123      518,227       648,146      746,457       767,928
                                         -------       -------       -------      -------       -------      -------       -------
     Total Revenues                    3,791,394    44,144,114    47,957,089   67,472,366    71,459,451   82,589,730    83,288,089

Cost of Sales:
  Fuel Cost - Unit #1                  1,518,967     8,660,634    10,291,425   11,138,397    12,037,436   12,603,086    13,133,024
  Fuel Cost - Unit #2                  1,081,509     4,623,765     6,186,231    7,414,754     8,736,243    8,540,172     8,166,897
  Water Usage                             59,497       324,078       391,614      431,521       471,506      455,830       440,133
  Water Discharge & Chemical Usage        48,374       268,844       331,463      372,652       415,443      409,775       403,683
  Distilled Water Operating Costs         33,333       200,000       207,000      214,245       221,744      229,505       237,537
                                          ------       -------       -------      -------       -------      -------       -------
     Total Cost of Sales               2,741,681    14,077,321    17,407,734   19,571,570    21,882,372   22,238,368    22,381,273

  Gross Profit                         1,049,716    30,066,793    30,549,355   47,900,796    49,577,079   60,351,362    60,906,816

Fixed Expenses:
  Firm Transportation                    420,603     2,561,473     2,599,895    2,638,893     2,678,477    2,718,654     2,759,434
  O&M Contract Costs                     245,500     1,473,000     1,524,555    1,577,914     1,633,141    1,690,301     1,749,462
  Consumables                            125,000       750,000       776,250      803,419       831,538      860,642       890,765
  Administrative Expenses                 83,333       500,000       517,500      535,613       554,359      573,762       593,843
  Insurance                               83,333       500,000       515,000      530,450       546,364      562,754       579,637
  Purchased Electricity                   68,609       411,652       424,002      436,722       449,823      463,318       477,218
  Letters of Credit Fee                   15,000        90,000        90,000       90,000        90,000       90,000        90,000
  Property Taxes                         400,000     2,620,510     2,483,407    2,339,772     2,189,399    2,032,074     1,867,581
  Depreciation & Amortization                  0             0             0            0             0            0             0
                                               -             -             -            -             -            -             -
     Total Fixed Expenses              1,441,378     8,906,635     8,930,609    8,952,783     8,973,101    8,991,505     9,007,939

  EBIT                                  (391,663)   21,160,158    21,618,747   38,948,014    40,603,977   51,359,856    51,898,877

  Annual Lease Payments                        0     6,934,650     9,798,750   18,213,550    19,609,150   26,705,450    27,590,200
                                               -     ---------     ---------   ----------    ----------   ----------    ----------
  Net Income                           ($391,663)  $14,225,508   $11,819,997  $20,734,464   $20,994,827  $24,654,406   $24,308,677
                                       =========   ===========   ===========  ===========   ===========  ===========   ===========

                                        Year Ended   Year Ended   Year Ended    Year Ended   Year Ended    Year Ended   Year Ended
                                         Dec-2003     Dec-2004     Dec-2005      Dec-2006     Dec-2007      Dec-2008     Dec-2009
                                         --------     --------     --------      --------     --------      --------     --------
Sales Revenue:
  Capacity - Contract Amount            $50,425,200  $50,420,600  $50,397,600   $50,784,000  $52,716,000   $52,752,800  $53,323,200
  Capacity - GNP Adjustment               3,610,994    3,610,664    3,609,017     3,636,688    3,775,040     3,777,675    3,818,522
  Capacity - Interest Rate Adjusment       (890,008)    (897,736)    (906,752)     (920,920)    (928,648)     (936,376)    (944,104)
  Capacity - Scheduled Adjustment                 0            0            0       275,000    1,850,000     3,050,000    4,250,000
  Capacity - Contingent Adjustment                0            0            0             0            0             0           0
  Energy Sales - Unit #1                 15,947,720   16,249,366   17,272,272    17,935,498   18,343,586    18,814,713   19,268,820
  Energy Sales - Unit #2                 11,028,730   11,649,928   12,577,028    13,358,688   13,572,197    13,797,423   14,013,817
  Energy - Variable O&M                   3,722,071    3,841,677    4,108,795     4,233,182    4,255,503     4,286,666    4,321,333
  Distilled Water Sales                      30,000       30,000       30,000        30,000       30,000        30,000      30,000
  Firm Transportation Capacity Release      240,186      243,406      215,526       241,268      274,759       304,464     332,215
  Interest Income                           782,830      795,782      806,540       823,334      852,674       882,368    924,144
                                            -------      -------      -------       -------      -------       ------   -------
     Total Revenues                      84,897,723   85,943,688   88,110,028    90,396,738   94,741,111    96,759,734 99,337,948

Cost of Sales:
  Fuel Cost - Unit #1                    13,608,860   14,102,578   15,098,073    15,646,920   16,281,692    16,963,559   17,676,584
  Fuel Cost - Unit #2                     8,706,472    9,280,775   10,115,976    10,708,581   10,912,119    11,166,265   11,445,052
  Water Usage                               440,230      440,335      445,798       451,280      440,110       429,628      419,832
  Water Discharge & Chemical Usage          411,954      420,399      434,231       448,467      446,214        44,395      443,039
  Distilled Water Operating Costs           245,851      254,456      263,362       272,579      282,120       291,994      302,214
                                            -------      -------      -------       -------      -------       -------      -------
     Total Cost of Sales                223,413,367   24,498,543   26,357,440    27,527,827   28,362,255    29,295,841   30,286,721

  Gross Profit                           61,484,356   61,445,145   61,752,587    62,868,910   66,378,856    67,463,893   69,051,227

Fixed Expenses:
  Firm Transportation                     2,800,825    2,842,837    2,885,480     2,928,762    2,972,694     3,017,284    3,062,543
  O&M Contract Costs                      1,810,693    1,874,067    1,939,660     2,007,548    2,077,812     2,150,535    2,225,804
  Consumables                               921,941      954,209      987,607     1,022,173    1,057,949     1,094,977    1,133,301
  Administrative Expenses                   614,628      636,140      658,405       681,449      705,299       729,985      755,534
  Insurance                                 597,026      614,937      633,385       652,387      671,958       692,117      712,880
  Purchased Electricity                     491,534      506,280      521,469       537,113      553,226       569,823      586,918
  Letters of Credit Fee                      90,000       90,000       90,000        90,000       90,000        90,000       90,000
  Property Taxes                          1,695,695    1,599,555    1,583,926     1,567,032    1,532,315     1,512,427    1,491,130
  Depreciation & Amortization                     0            0            0             0            0             0            0
                                                  -            -            -             -            -             -            -
     Total Fixed Expenses                 9,022,343    9,118,026    9,299,931     9,486,463    9,661,253     9,857,148   10,058,111

  EBIT                                   52,462,013   52,327,119   52,452,656    53,382,447   56,717,603    57,606,744   58,993,116

  Annual Lease Payments                  28,140,300   28,343,300   28,672,450    28,629,500   29,534,450    30,717,600   31,628,350
                                         ----------   ----------   ----------    ----------   ----------    ----------   ----------
  Net Income                            $24,321,713  $23,983,819  $23,780,206   $24,752,947  $27,183,153   $26,889,144  $27,364,766
                                        ===========  ===========  ===========   ===========  ===========   ===========  ===========



                                          Year Ended    Year Ended   Year Ended   Year Ended    Year Ended    Year Ended
                                           Dec-2010      Dec-2011     Dec-2012     Dec-2013      Dec-2014      Dec-2015
                                           --------      --------     --------     --------      --------      --------
Sales Revenue:
  Capacity - Contract Amount              $55,508,200   $57,794,400  $63,158,000  $64,574,800   $64,786,400   $60,848,800
  Capacity - GNP Adjustment                 3,974,992     4,138,709    4,522,801    4,624,259     4,639,412     4,357,437
  Capacity - Interest Rate Adjusment         (950,544)     (950,544)    (950,544)    (950,544)     (950,544)     (861,672)
  Capacity - Scheduled Adjustment           5,450,000     6,650,000    7,850,000    9,050,000    10,250,000    11,450,000
  Capacity - Contingent Adjustment                  0             0            0            0             0             0
  Energy Sales - Unit #1                   20,002,633    21,517,421   23,559,238   24,504,792    25,971,074    26,843,104
  Energy Sales - Unit #2                   14,399,188    14,617,709   14,881,431   15,154,694    15,714,435    15,876,396
  Energy - Variable O&M                     4,412,867     4,442,955    4,489,177    4,540,719     4,680,416     4,705,294
  Distilled Water Sales                        30,000        30,000       30,000       30,000        30,000        30,000
  Firm Transportation Capacity Release        352,351       384,341      410,331      436,021       451,619       493,653
  Interest Income                             973,889     1,063,079    1,155,141    1,201,907     1,228,018     1,204,820
                                              -------     ---------    ---------    ---------     ---------     ---------
     Total Revenues                       104,153,576   109,688,070  119,105,576  123,166,650   126,800,831   124,947,829

Cost of Sales:
  Fuel Cost - Unit #1                      18,495,575    19,138,672   20,454,130   21,415,036    22,525,484    23,103,617
  Fuel Cost - Unit #2                      11,864,581    12,061,244   12,377,243   12,686,758    13,243,122    13,467,875
  Water Usage                                 410,720       401,811      393,506      385,794       378,665       372,113
  Water Discharge & Chemical Usage            442,179       441,323      440,924      441,002       441,579       442,683
  Distilled Water Operating Costs             312,791       323,739      335,070      346,797       358,935       371,498
                                              -------       -------      -------      -------       -------       ------
     Total Cost of Sales                   31,525,846    32,366,788   34,000,873   35,275,387    36,947,786    37,757,785

  Gross Profit                             72,627,730    77,321,282   85,104,703   87,891,263    89,853,046    87,190,044

Fixed Expenses:
  Firm Transportation                       3,108,481     3,155,109    3,202,435    3,250,472     3,299,229     3,348,717
  O&M Contract Costs                        2,303,707     2,384,337    2,467,789    2,554,161     2,643,557     2,736,082
  Consumables                               1,172,967     1,214,021    1,256,512    1,300,490     1,346,007     1,393,117
  Administrative Expenses                     781,978       809,347      837,674      866,993       897,338       928,745
  Insurance                                   734,267       756,295      778,984      802,353       826,424       851,217
  Purchased Electricity                       604,525       622,661      641,341      660,581       680,398       700,810
  Letters of Credit Fee                        90,000        90,000       90,000       90,000        90,000        90,000
  Property Taxes                            1,468,376     1,444,116    1,418,298    1,390,870     1,361,777     1,330,965
  Depreciation & Amortization                       0             0            0            0             0             0
                                                    -             -            -            -             -             -
     Total Fixed Expenses                  10,264,302    10,475,886   10,693,033   10,915,920    11,144,730    11,379,652

  EBIT                                     62,363,428    66,845,397   74,411,671   76,975,343    78,708,316    75,810,392

  Annual Lease Payments                    33,989,000    35,664,950   41,937,300   43,866,450    45,574,050    45,401,250
                                           ----------    ----------   ----------   ----------    ----------    ----------
  Net Income                              $28,374,428   $31,180,447  $32,474,371  $33,108,893   $33,134,266   $30,409,142
                                          ===========   ===========  ===========  ===========   ===========   ===========


                                        Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended     Total
                                         Dec-2016     Dec-2017     Dec-2018     Dec-2019     Dec-2020     Dec-2021
                                         --------     --------     --------     --------     --------     --------
Contract Sales Revenue:
  Capacity - Contract Amount            $52,113,400  $52,982,800  $53,925,800  $54,896,400  $55,903,800  $47,334,000 $1,304,514,000
  Capacity - GNP Adjustment               3,731,887    3,794,146    3,861,675    3,931,181    4,003,321    3,389,630     93,417,420
  Capacity - Interest Rate Adjustment      (417,312)    (417,312)    (417,312)    (417,312)    (417,312)    (347,760)   (19,775,952)
  Capacity - Scheduled Adjustment        12,650,000   13,850,000   15,050,000   16,250,000   17,450,000   15,375,000    114,116,094
  Capacity - Contingent Adjustment                0            0            0            0            0            0              0
  Energy Sales - Unit #1                 27,812,826   28,857,807   29,966,410   31,582,358   32,731,962   28,042,023    526,598,069
  Energy Sales - Unit #2                 16,379,325   16,910,204   17,465,719   18,298,274   18,837,999   16,427,802    342,907,861
  Energy - Variable O&M                   4,766,657    4,833,587    4,903,449    5,046,573    5,105,456    4,353,193    104,541,961
  Distilled Water Sales                      30,000       30,000       30,000       30,000       30,000       25,000        750,000
  Firm Transportation Capacity Release      525,970      554,546      580,824      599,756      627,817      535,622      9,527,070
  Interest Income                           913,110      654,412      666,762      679,545      692,775      555,695     20,297,386
                                            -------      -------      -------      -------      -------      -------     ----------
     Total Revenues                     118,505,862  122,050,189  126,033,327  130,896,774  134,965,818  115,690,204  2,496,893,909

Cost of Sales:
  Fuel Cost - Unit #1                    24,088,518   25,151,799   26,271,823   27,553,673   28,784,756   24,745,587    460,489,906
  Fuel Cost - Unit #2                    13,778,331   14,206,260   14,759,158   15,554,296   16,103,082   14,055,371    281,242,133
  Water Usage                               365,435      359,119      353,155      347,535      342,251      282,833     10,034,329
  Water Discharge & Chemical Usage          443,494      444,600      446,011      447,737      449,787      379,163     10,559,413
  Distilled Water Operating Costs           384,500      397,958      411,886      426,302      441,223      380,555      7,747,194
                                            -------      -------      -------      -------      -------      -------      ---------
     Total Cost of Sales                 39,060,279   40,559,736   42,242,033   44,329,543   46,121,098   39,843,508    762,325,780

  Gross Profit                           79,445,584   81,490,453   83,791,293   86,567,231   88,844,720   75,846,696  1,734,568,129

Fixed Expenses:
  Firm Transportation                     3,398,948    3,449,932    3,501,681    3,554,207    3,607,520    3,051,360     76,815,945
  O&M Contract Costs                      2,831,844    2,930,959    3,033,543    3,139,717    3,249,607    2,802,786     57,058,082
  Consumables                             1,441,876    1,492,342    1,544,574    1,598,634    1,654,586    1,427,080     29,051,976
  Administrative Expenses                   961,251      994,894    1,029,716    1,065,756    1,103,057      951,387     19,367,984
  Insurance                                 876,753      903,056      930,147      958,052      986,793      846,998     18,143,566
  Purchased Electricity                     721,835      743,490      765,794      788,768      812,431      697,337     14,937,676
  Letters of Credit Fee                      90,000       90,000       90,000       90,000       90,000       75,000      2,250,000
  Property Taxes                          1,298,375    1,263,949    1,227,626    1,189,346    1,149,042    2,140,362     41,597,925
  Depreciation & Amortization                     0            0            0            0            0            0              0
                                                  -            -            -            -            -            -              -
     Total Fixed Expenses                11,620,882   11,868,622   12,123,081   12,384,478   12,653,036   11,992,309    259,223,154

EBIT                                     67,824,702   69,621,831   71,668,213   74,182,752   76,191,685   63,854,387  1,475,344,974

Annual Lease Payments                    42,140,350   15,077,276   15,077,276   15,077,276   15,077,276   15,077,276    678,477,431
                                         ----------   ----------   ----------   ----------   ----------   ----------    -----------
Net Income                              $25,684,352  $54,544,555  $56,590,936  $59,105,476  $61,114,408  $48,777,111   $796,867,543
                                        ===========  ===========  ===========  ===========  ===========  ===========   ============

                             Panda-Brandywine L.P.

                              230MW PEPCO Project

                              Cash Flow Statement

                          Year Ended  Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended    Year Ended
                           Dec-1996    Dec-1997     Dec-1998     Dec-1999     Dec-2000     Dec-2001     Dec-2002      Dec-2003
                           --------    --------     --------     --------     --------     --------     --------      --------
Net Income                ($391,663) $14,225,508  $11,819,997  $20,734,464  $20,994,827  $24,654,406   $24,308,677   $24,321,713
  + Depreciation &
       Amortization               0            0            0            0            0            0             0             0
  + Lease Payments                0    6,934,650    9,798,750   18,213,550   19,609,150   26,705,450    27,590,200    28,140,300
  + Contingency           8,750,274            0            0            0            0            0             0             0
                          ---------            -            -            -            -            -             -             -
    Cash Flow Available
       for Lease Payment  8,358,611   21,160,158   21,618,747   38,948,014   40,603,977   51,359,856    51,898,877    52,462,013

Lease Payments                    0   (6,934,650)  (9,798,750) (18,213,550) (19,609,150) (26,705,450)  (27,590,200)  (28,140,300)
Reserves:
  Net Overhaul Reserve     (250,000)  (1,196,000)  (1,668,610)  (2,245,573)  (1,466,232)  (3,215,936)   (1,542,214)     (981,563)
  Lease Reserve          (1,067,325)  (1,432,050)  (4,207,400)    (697,800)  (3,548,150)    (442,375)     (275,050)     (101,500)
                         ----------   ----------   ----------     --------   ----------     --------      --------      --------
    Total Reserves       (1,317,325)  (2,628,050)  (5,876,010)  (2,943,373)  (5,014,382)  (3,658,311)   (1,817,264)   (1,083,063)

Net Cash Flow            $7,041,286  $11,597,458   $5,943,987  $17,791,091  $15,980,446  $20,996,095   $22,491,413   $23,238,650
                         ==========  ===========   ==========  ===========  ===========  ===========   ===========   ===========


Lease Coverages                             3.05         2.21         2.14         2.07         1.92          1.88          1.86

                          Year Ended   Year Ended    Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                           Dec-2004     Dec-2005      Dec-2006     Dec-2007     Dec-2008     Dec-2009     Dec-2010     Dec-2011
                           --------     --------      --------     --------     --------     --------     --------     --------
Net Income               $23,983,819   $23,780,206  $24,752,947  $27,183,153  $26,889,144  $27,364,766  $28,374,428  $31,180,447
  + Depreciation &
      Amortization                 0             0            0            0            0            0            0            0
  + Lease Payments        28,343,300    28,672,450   28,629,500   29,534,450   30,717,600   31,628,350   33,989,000   35,664,950
  + Contingency                    0             0            0            0            0            0            0            0
                                   -             -            -            -            -            -            -            -
   Cash Flow Available
      for Lease Payment   52,327,119    52,452,656   53,382,447   56,717,603     57,606,744  58,993,116  62,363,428   66,845,397

Lease Payments           (28,343,300)  (28,672,450) (28,629,500) (29,534,450) (30,717,600) (31,628,350) (33,989,000) (35,664,950)  )
Reserves:
  Net Overhaul Reserve    (1,079,532)   (3,654,807)  (3,850,870)  (1,126,366)  (1,895,774)  (1,206,592)  (2,855,006)  (2,873,996)
  Lease Reserve             (164,575)       21,475     (452,475)    (591,575)    (455,375)  (1,180,325)    (837,975)  (3,136,175)
                            --------        ------     --------     --------     --------   ----------     --------   ----------
    Total Reserves        (1,244,107)   (3,633,332)  (4,303,345)  (1,717,941)  (2,351,149)  (2,386,917)  (3,692,981)  (6,010,171)

Net Cash Flow            $22,739,712   $20,146,875  $20,449,603  $25,465,211  $24,537,995  $24,977,849  $24,681,448  $25,170,276
                         ===========   ===========  ===========  ===========  ===========  ===========  ===========  ===========


Lease Coverages                 1.85          1.83         1.86         1.92         1.88         1.87         1.83         1.87


                          Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended    Year Ended
                           Dec-2012     Dec-2013     Dec-2014     Dec-2015     Dec-2016     Dec-2017     Dec-2018      Dec-2019
                           --------     --------     --------     --------     --------     --------     --------      --------
Net Income               $32,474,371  $33,108,893  $33,134,266  $30,409,142  $25,684,352  $54,544,555  $56,590,936   $59,105,476
  + Depreciation &
      Amortization                 0            0            0            0            0            0            0             0
  + Lease Payments        41,937,300   43,866,450   45,574,050   45,401,250   42,140,350   15,077,276   15,077,276    15,077,276
  + Contingency                    0            0            0            0            0            0            0             0
                                   -            -            -            -            -            -            -             -
   Cash Flow Available
      for Lease Payment   74,411,671   76,975,343   78,708,316   75,810,392   67,824,702   69,621,831   71,668,213    74,182,752

Lease Payments           (41,937,300) (43,866,450) (45,574,050) (45,401,250) (42,140,350) (15,077,276) (15,077,276)  (15,077,276)
Reserves:
  Net Overhaul Reserve    (1,421,537)  (1,384,592)  (5,878,464)  (1,483,210)  (5,432,032)  (1,588,851)  (1,747,433)   (4,850,260)
  Lease Reserve             (964,575)    (853,800)      86,400    1,630,450   13,531,537            0            0             0
                            --------     --------       ------    ---------   ----------            -            -             -
    Total Reserves        (2,386,112)  (2,238,392)  (5,792,064)     147,240    8,099,505   (1,588,851)  (1,747,433)   (4,850,260)

Net Cash Flow            $30,088,258  $30,870,501  $27,342,202  $30,556,382  $33,783,857  $52,955,704  $54,843,504   $54,255,216
                         ===========  ===========  ===========  ===========  ===========  ===========  ===========   ===========


Lease Coverages                 1.77         1.75         1.73         1.67         1.61         4.62         4.75          4.92



                               Year Ended     Year Ended          Total
                                Dec-2020       Dec-2021          Contract
                                --------       --------          --------
Net Income                     $61,114,408    $48,777,111      $796,867,543
 + Depreciation &
      Amortization                       0              0                 0
 + Lease Payments               15,077,276     15,077,276       678,477,431
 + Contingency                   6,000,000              0        14,750,274
                                 ---------              -        ----------
   Cash Flow Available
       for Lease Payment        82,191,685     63,854,387     1,490,095,248

Lease Payments                 (15,077,276)   (15,077,276)     (678,477,431)
Reserves:
  Net Overhaul Reserve          (1,871,893)    (4,054,055)      (60,821,397)
  Lease Reserve                          0      7,538,638         2,400,000
                                         -      ---------         ---------
    Total Reserves              (1,871,893)     3,484,583       (58,421,397)

Net Cash Flow                  $65,242,515    $52,261,694      $753,196,420
                               ===========    ===========      ============


Lease Coverages                       5.45           4.24

                             Panda-Brandywine L.P.

                              230MW PEPCO Project

                            Development Assumptions

   Lease Financing:                                                 * Estimated Project Costs
    Leased Amount                                     $215,000,000  * Cogen Construction Costs                        $118,258,816
    Lease Term (Years)                                          20  * Distilled Water Construction Costs                $3,400,000
    Average Life                                              14.9  * Electrical Transmission Line & Fiber Optics       $4,411,007
    Implicit rate (Pre-tax)                                  10.20% * Effluent Water Pipeline                          $10,639,600
    Treasury Index Rate (Base)                                7.38% * Columbia Gas Pipeline Expansion                   $8,838,294
    Treasury Index Rate (Current)                             6.83% * PEPCO - Electrical Interconnect                   $2,200,000
                                                                    * PEPCO - RTU/AGC Communications                      $250,000
  Other Financing Assumptions:                                      * Sales Tax on 10% of Construction Costs              $434,000
  ---------------------------                                       * Water Wells on Site                                 $348,095
    Debt Service Reserve                                $2,400,000  * Building Permit                                     $200,668
    Letters of Credit (PEPCO, Fuel Supplier, etc.)      $6,000,000  * Builder's Risk Insurance                             579,645
    Annual Letter of Credit Fee                               1.50% * Other Construction Costs                             $25,000
    Interest Income Rate                                      4.00% * Land Purchase Costs (Including Title InsurAnce)   $4,180,669
    12 Year Treasury Bill Rate (Capacity Adjustment)          7.72% * Right-of Way Payments                               $714,171
    Annual GNP Deflator                                       3.50% * Outside Engineering Costs                         $2,896,553
    Actual Commercial Operations Date                       Nov-96  * Permitting & Regulatory Costs                     $1,670,176
    Months of Operation During 1996 (1st Calendar Year)          2  * Legal Costs                                       $2,399,413
    Months of Operation During 2021 (Last Calendar Year)        10  * Public Relations                                    $331,131
    Escalator Base Month                                    Jun-94  * Interest During Development/Construction         $19,218,038
    Annual CPI Deflator                                       3.00% * Other Financing Costs                             $9,256,926
                                                                    * Management & Administrative Costs                 $4,203,858
                                                                    * Natural Gas Reserves Development                  $3,165,981
  Tax Assumptions:                                                  * Furniture & Office Equipment                        $102,820
  ----------------                                                  * O&M Contractor                                    $1,006,200
    Federal Tax Rate                                          0.00% * Fuel Purchased During Construction                  $550,000
    State Tax Rate                                            0.00% * General Liability Insurance                          $88,838
    Property Tax Rate (1994)                                  3.32% * Spare Parts Inventory                             $1,750,000
    Annual Property Tax Rate Increase                         3.00% * Fuel Oil Inventory                                $1,200,000
    Assessed Property Value (Real Property)                  50.00% * Initial Lease Reserve (Cash)                      $2,400,000
    Initial Assessed Value (Real Property)             $77,239,983  * Initial O&M Reserve (Cash)                        $1,000,000
    Annual Assessed Property Depreciation Rate                4.00% * Initial Warranty Reserve (Cash)                     $750,000
    Tax Depreciation Rate (Declining Value)                 150.00% * Contingency                                       $8,750,274
    Tax Depreciation Period                                     20  *                                                 ------------
    Amortization Period - Transaction Costs                102,820  *
                                                                    *    Total Project Costs                         $215,000,000
                                                                    *                                                 ============

                             Panda-Brandywine L.P.

                              230MW PEPCO Project

                             Operating Assumptions

                                                 Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                                                  Dec-1996    Dec-1997    Dec-1998    Dec-1999    Dec-2000    Dec-2001    Dec-2002
                                                  --------    --------    --------    --------    --------    --------    --------
Operating Assumptions:
  Capacity in Kilowatts                             230,000     230,000     230,000     230,000     230,000     230,000    230,000
  Weighted Average Energy Output - Unit #1          120,040     118,280     117,840     117,600     117,340     118,840    117,940
  Weighted Average Energy Output - Unit #2          120,040     118,280     117,840     117,600     117,340     118,840    117,940
  Firm Dispatch Energy Production                    99,000      99,000      99,000      99,000      99,000      99,000     99,000
  Hours Per Year Running Unit #1 (Full Load)            616       3,482       4,024       4,249       4,474       4,475      4,476
  Hours Per Year Running Unit #2 (Full Load)            420       2,154       2,782       3,244       3,705       3,425      3,145
  Contract Heat Rate (BTU/KWH)                        8,461       8,461       8,461       8,461       8,461       8,461      8,461
  Weighted Average Heat Rate - Unit #1 (BTU/KWH)      7,939       8,048       8,075       8,106       8,141       8,086      8,141
  Weighted Average Heat Rate - Unit #2 (BTU/KWH)      7,863       7,954       7,984       8,011       8,041       8,024      8,053
  Actual Annual Energy - Unit #1 (MWH)               73,914     411,899     474,198     499,689     524,984     531,806    527,889
  Actual Annual Energy - Unit #2 (MWH)               50,417     254,832     327,784     381,440     434,799     407,067    370,946
  Annual Fuel Usage - Unit #1 (DT's)                586,804   3,314,965   3,829,146   4,050,482   4,273,892   4,300,182   ,297,542
  Annual Fuel Usage - Unit #2 (DT's)                396,427   2,026,935   2,617,029   3,055,713   3,496,222   3,266,307   ,987,228

Electricity Revenues - Capacity:
  Capital Costs/KW Month
       (Unadjusted Contract Year)                    $13.74      $13.92      $14.12      $14.33      $16.97      $18.03     $18.27
  Capital Costs/KW Year                              $27.48     $165.24     $167.44     $169.86     $177.24     $205.76    $216.84
  Capital Costs Per KWH                            $0.04463    $0.04745    $0.04161    $0.03998    $0.03962    $0.04598   $0.04845
  GNP Deflator Adjustment/KW Year                     $1.97      $11.83      $11.99      $12.16      $12.69      $14.73     $15.53
  GNP Deflator Adjustment Per KWH                  $0.00320    $0.00340    $0.00298    $0.00286    $0.00284    $0.00329   $0.00347
  Interest Rate Adjustment/KW Year                   ($0.60)     ($3.63)     ($3.67)     ($3.74)     ($3.77)     ($3.80     ($3.84)
  Interest Rate Adjustment Per KWH                ($0.00098)  ($0.00104)  ($0.00091)  ($0.00088)  ($0.00084)  ($0.00085  ($0.00086)
  Scheduled Adjustment/KW Year                      ($28.84)    ($65.22)    ($69.57)      $0.00      ($4.35)      $8.70      $0.00
  Scheduled Adjustment Per KWH                    ($0.04684)  ($0.01873)  ($0.01729)   $0.00000   ($0.00097)   $0.00194   $0.00000
  Contingent Adjustment/KW Year                       $0.00       $0.00       $0.00       $0.00       $0.00       $0.00      $0.00
  Contingent Adjustment Per KWH                    $0.00000    $0.00000    $0.00000    $0.00000    $0.00000    $0.00000  $0.00000
     Total Capacity Rate/KW Year                      $0.00     $108.22     $106.19     $178.29     $181.82     $225.39    $228.53
     Total Capacity Rate/KW Month                     $0.00       $9.02       $8.85      $14.86      $15.15      $18.78     $19.04
     Total Capacity Rate Per KWH                   $0.00000    $0.03108    $0.02639    $0.04196    $0.04064    $0.05037   $0.05106

Electricity Revenues -  Energy          Escalation
                                        ----------
  Energy Rate Per KWH (Weighted Average)           $0.02530    $0.02441    $0.02493    $0.02551    $0.02626    $0.02784   $0.02902
  Variable O&M Rate Per KWH                3.50%   $0.00326    $0.00338    $0.00350    $0.00362    $0.00375    $0.00388   $0.00401
     Total Energy Rate Per KWH                     $0.02857    $0.02779    $0.02843    $0.02913    $0.03000    $0.03172   $0.03303

Total Electricity Revenues - Capacity & Energy      $0.0286     $0.0589     $0.0548     $0.0711     $0.0706     $0.0821     $0.0841

Distilled Water Revenues:
  Water Delivery (Days/Year)                             42         250         250         250         250         250        250
  Daily Distilled Water Sales Volume (Gal)           80,000      80,000      80,000      80,000      80,000      80,000     80,000
  Distilled Water Sales Price ($/000 Gal)             $1.50       $1.50       $1.50       $1.50       $1.50       $1.50      $1.50

Contract Fuel Rates (Energy Revenue):
      FGRR - Firm Gas Reserve Rate ($/DT)             $2.95       $3.06       $3.18       $3.31       $3.45       $3.58      $3.72
      FGMR - Firm Gas Market Rate ($/DT)              $2.75       $2.80       $2.85       $2.89       $2.94       $3.07      $3.20
      IGR - Interruptible Gas Rate ($/DT)             $2.53       $2.57       $2.62       $2.66       $2.75       $3.14      $3.28
      OR - Oil Rate ($/DT)                            $4.60       $4.57       $4.73       $5.00       $5.28       $5.51      $5.75


                                                 Year Ended  Year Ended Year Ended Year Ended  Year Ended  Year Ended  Year Ended
                                                  Dec-2003    Dec-2004   Dec-2005   Dec-2006    Dec-2007    Dec-2008    Dec-2009
                                                  --------    --------   --------   --------    --------    --------    --------
Operating Assumptions:
  Capacity in Kilowatts                            230,000     230,000    230,000    230,000     230,000     230,000     230,000
  Weighted Average Energy Output - Unit #1         117,690     117,450    120,000    118,120     117,760     117,530     117,270
  Weighted Average Energy Output - Unit #2         117,690     117,450    120,000    118,120     117,760     117,530     117,270
  Firm Dispatch Energy Production                   99,000      99,000     99,000     99,000      99,000      99,000      99,000
  Hours Per Year Running Unit #1 (Full Load)         4,432       4,388      4,450      4,513       4,450       4,393       4,342
  Hours Per Year Running Unit #2 (Full Load)         3,184       3,222      3,247      3,271       3,133       3,002       2,877
  Contract Heat Rate (BTU/KWH)                       8,461       8,461      8,461      8,461       8,461       8,461       8,461
  Weighted Average Heat Rate-Unit #1 (BTU/KWH)       8,174       8,209      8,166      8,051       8,085       8,119       8,153
  Weighted Average Heat Rate-Unit #2 (BTU/KWH)       8,077       8,103      8,131      8,029       7,997       7,997       8,021
  Actual Annual Energy - Unit #1 (MWH)             521,585     515,348    534,022    533,024     524,003     516,285     509,174
  Actual Annual Energy - Unit #2 (MWH)             374,689     378,444    389,591    386,371     368,985     352,824     337,335
  Annual Fuel Usage - Unit #1 (DT's)             4,263,440   4,230,492  4,360,825  4,291,374   4,236,562   4,191,718   4,151,297
  Annual Fuel Usage - Unit #2 (DT's)             3,026,360   3,066,535  3,167,763  3,102,174   2,950,776   2,821,532   2,705,767

Electricity Revenues - Capacity:
  Cap. Costs/KW Month -
    Unadjusted Contract Year                        $18.27      $18.26     $18.26     $19.10      $19.10      $19.18      $20.02
  Capital Costs/KW Year                            $219.24     $219.22    $219.12    $220.80     $229.20     $229.36     $231.84
  Capital Costs Per KWH                           $0.04947    $0.04996   $0.04924   $0.04893    $0.05151    $0.05221    $0.05340
  GNP Deflator Adjustment/KW Year                   $15.70      $15.70     $15.69     $15.81      $16.41      $16.42      $16.60
  GNP Deflator Adjustment Per KWH                 $0.00354    $0.00358   $0.00353   $0.00350    $0.00369    $0.00374    $0.00382
  Interest Rate Adjustment/KW Year                  ($3.87)     ($3.90)    ($3.94)    ($4.00)     ($4.04)     ($4.07)     ($4.10)
  Interest Rate Adjustment Per KWH               ($0.00087)  ($0.00089) ($0.00089) ($0.00089)  ($0.00091)  ($0.00093)  ($0.00095)
  Scheduled Adjustment/KW Year                       $0.00       $0.00      $0.00      $1.20       $8.04      $13.26       18.48
  Scheduled Adjustment Per KWH                    $0.00000    $0.00000   $0.00000   $0.00026    $0.00181    $0.00302    $0.00426
  Contingent Adjustment/KW Year                      $0.00       $0.00      $0.00      $0.00       $0.00       $0.00       $0.00
  Contingent Adjustment Per KWH                   $0.00000    $0.00000   $0.00000   $0.00000    $0.00000    $0.00000    $0.00000
     Total Capacity Rate/KW Year                   $231.07     $231.02    $230.87    $233.80     $249.62     $254.97     $262.82
     Total Capacity Rate/KW Month                   $19.26      $19.25     $19.24     $19.48      $20.80      $21.25      $21.90
     Total Capacity Rate Per KWH                  $0.05214    $0.05265   $0.05188   $0.05181    $0.05610    $0.05804    $0.0
Electricity Revenues - Energy:          Escalation
                                        ----------
  Energy Rate Per KWH (Weighted Average)          $0.03010    $0.03121   $0.03232   $0.03404    $0.03574    $0.03752    $0.03932
  Variable O&M Rate Per KWH               3.50%   $0.00415    $0.00430   $0.00445   $0.00460    $0.00477    $0.00493    $0.00510
     Total Energy Rate Per KWH                    $0.03425    $0.03551   $0.03677   $0.03864    $0.04051    $0.04246    $0.04442

Total Electricity Revenues-Capacity & Energy       $0.0864     $0.0882    $0.0886    $0.0905     $0.0966     $0.1005     $0.1050

Distilled Water Revenues:
  Water Delivery (Days/Year)                           250         250        250        250         250         250         250
  Daily Distilled Water Sales Volume (Gal)          80,000      80,000     80,000     80,000      80,000      80,000      80,000
  Distilled Water Sales Price ($/000 Gal)            $1.50       $1.50      $1.50      $1.50       $1.50       $1.50       $1.50

Contract Fuel Rates (Energy Revenue):
  FGRR - Firm Gas Reserve Rate ($/DT)                $3.80       $3.88      $3.95      $4.03       $4.11       $4.20       $4.28
  FGMR - Firm Gas Market Rate ($/DT)                 $3.35       $3.49      $3.65      $3.91       $4.18       $4.46       $4.76
  IGR - Interruptible Gas Rate ($/DT)                $3.43       $3.58      $3.75      $4.01       $4.29       $4.59       $4.90
  OR - Oil Rate ($/DT)                               $6.00       $6.26      $6.53      $6.81       $7.10       $7.41       $7.72




                                                  Year Ended  Year Ended  Year Ended
                                                   Dec-2010    Dec-2011    Dec-2012
                                                   --------    --------    --------
Operating Assumptions:
  Capacity in Kilowatts                             230,000     230,000     230,000
  Weighted Average Energy Output - Unit #1          118,400     117,860     117,620
  Weighted Average Energy Output - Unit #2          118,400     117,860     117,620
  Firm Dispatch Energy Production                    99,000      99,000      99,000
  Hours Per Year Running Unit #1 (Full Load)          4,297       4,224       4,157
  Hours Per Year Running Unit #2 (Full Load)          2,757       2,669       2,586
  Contract Heat Rate (BTU/KWH)                        8,461       8,461       8,461
  Weighted Average Heat Rate-Unit #1 (BTU/KWH)        8,118       8,151       8,183
  Weighted Average Heat Rate-Unit #2 (BTU/KWH)        8,045       8,020       8,049
  Actual Annual Energy - Unit #1 (MWH)              508,800     497,854     488,986
  Actual Annual Energy - Unit #2 (MWH)              326,408     314,613     304,172
  Annual Fuel Usage - Unit #1 (DT's)              4,130,438   4,058,005   4,001,373
  Annual Fuel Usage - Unit #2 (DT's)              2,625,953   2,523,193   2,448,281

Electricity Revenues - Capacity:
  Cap. Costs/KW Month -
    Unadjusted Contract Year                         $20.57      $22.79      $23.35
  Capital Costs/KW Year                             $241.34     $251.28     $274.60
  Capital Costs Per KWH                            $0.05616    $0.05949    $0.06605
  GNP Deflator Adjustment/KW Year                    $17.28      $17.99      $19.66
  GNP Deflator Adjustment Per KWH                  $0.00402    $0.00426    $0.00473
  Interest Rate Adjustment/KW Year                   ($4.13)     ($4.13)     ($4.13)
  Interest Rate Adjustment Per KWH                ($0.00096)  ($0.00098)  ($0.00099)
  Scheduled Adjustment/KW Year                       $23.70      $28.91      $34.13
  Scheduled Adjustment Per KWH                     $0.00551    $0.00684    $0.00821
  Contingent Adjustment/KW Year                       $0.00       $0.00       $0.00
  Contingent Adjustment Per KWH                    $0.00000    $0.00000    $0.00000
     Total Capacity Rate/KW Year                    $278.19     $294.05     $324.26
     Total Capacity Rate/KW Month                    $23.18      $24.50      $27.02
     Total Capacity Rate Per KWH                   $0.06473    $0.06961    $0.07800

Electricity Revenues - Energy: Escalation
  Energy Rate Per KWH (Weighted Average)           $0.04119    $0.04448    $0.04847
  Variable O&M Rate Per KWH  3.50%                 $0.00528    $0.00547    $0.00566
     Total Energy Rate Per KWH                     $0.04647    $0.04994    $0.05413

Total Electricity Revenues-Capacity &  Energy       $0.1112     $0.1196     $0.1321

Distilled Water Revenues:
  Water Delivery (Days/Year)                            250         250         250
  Daily Distilled Water Sales Volume (Gal)           80,000      80,000      80,000
  Distilled Water Sales Price ($/000 Gal)             $1.50       $1.50       $1.50

Contract Fuel Rates (Energy Revenue):
  FGRR - Firm Gas Reserve Rate ($/DT)                 $4.36       $4.45       $4.54
  FGMR - Firm Gas Market Rate ($/DT)                  $5.08       $5.37       $5.68
  IGR - Interruptible Gas Rate ($/DT)                 $5.23       $5.54       $5.86
  OR - Oil Rate ($/DT)                                $8.05       $8.40       $8.76


                                         Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended    Year Ended
                                          Dec-2013    Dec-2014    Dec-2015    Dec-2016    Dec-2017    Dec-2018      Dec-2019
                                          --------    --------    --------    --------    --------    --------      --------
Operating Assumptions:
  Capacity in Kilowatts                    230,000     230,000     230,000     230,000     230,000     230,000       230,000
  Weighted Average Energy Output- Unit #1  117,380     119,240     118,000     117,750     117,540     117,300       118,680
  Weighted Average Energy Output- Unit #2  117,380     119,240     118,000     117,750     117,540     117,300       118,680
  Firm Dispatch Energy Production           99,000      99,000      99,000      99,000      99,000      99,000        99,000
  Hours Per Year Running Unit #1
    (Full Load)                              4,097       4,043       3,996       3,925       3,858       3,796         3,739
  Hours Per Year Running Unit #2
    (Full Load)                              2,507       2,431       2,359       2,308       2,259       2,212         2,166
  Contract Heat Rate (BTU/KWH)               8,461       8,461       8,461       8,461       8,461       8,461         8,461
  Weighted Average Heat Rate - Unit #1
    (BTU/KWH)                                8,216       8,134       8,053       8,085       8,118       8,148         8,091
  Weighted Average Heat Rate - Unit #2
    (BTU/KWH)                                8,067       8,087       8,108       8,008       7,968       7,986         8,006
  Actual Annual Energy - Unit #1 (MWH)     480,905     482,099     471,493     462,141     453,510     445,312       443,705
  Actual Annual Energy - Unit #2 (MWH)     294,230     289,865     278,329     271,774     265,543     259,467       257,116
  Annual Fuel Usage - Unit #1 (DT's)     3,951,114   3,921,394   3,796,937   3,736,407   3,681,592   3,628,399     3,590,019
  Annual Fuel Usage - Unit #2 (DT's)     2,373,555   2,344,135   2,256,692   2,176,367   2,115,847   2,072,103     2,058,470

Electricity Revenues - Capacity:
  Capital Costs/KW Month
    (Unadjusted Contract Year)              $23.63      $22.69      $18.83      $19.14      $19.48      $19.83        $20.19
  Capital Costs/KW Year                    $280.76     $281.68     $264.56     $226.58     $230.36     $234.46       $238.68
  Capital Costs Per KWH                   $0.06853    $0.06967    $0.06621    $0.05773    $0.05970    $0.06176      $0.06384
  GNP Deflator Adjustment/KW Year           $20.11      $20.17      $18.95      $16.23      $16.50      $16.79        $17.09
  GNP Deflator Adjustment Per KWH         $0.00491    $0.00499    $0.00474    $0.00413    $0.00428    $0.00442      $0.00457
  Interest Rate Adjustment/KW Year          ($4.13)     ($4.13)     ($3.75)     ($1.81)     ($1.81)     ($1.81)       ($1.81)
  Interest Rate Adjustment Per KWH       ($0.00101)  ($0.00102)  ($0.00094)  ($0.00046)  ($0.00047)  ($0.00048)    ($0.00049)
  Scheduled Adjustment/KW Year              $39.35      $44.57      $49.78      $55.00      $60.22      $65.43        $70.65
  Scheduled Adjustment Per KWH            $0.00960    $0.01102    $0.01246    $0.01401    $0.01561    $0.01724      $0.01890
  Contingent Adjustment/KW Year              $0.00       $0.00       $0.00       $0.00       $0.00       $0.00         $0.00
  Contingent Adjustment Per KWH           $0.00000    $0.00000    $0.00000    $0.00000    $0.00000    $0.00000      $0.00000
     Total Capacity Rate/KW Year           $336.08     $342.28     $329.54     $295.99     $305.26     $314.87       $324.61
     Total Capacity Rate/KW Month           $28.01      $28.52      $27.46      $24.67      $25.44      $26.24        $27.05
     Total Capacity Rate Per KWH          $0.08203    $0.08466    $0.08247    $0.07542    $0.07912    $0.08294      $0.08682

Electricity Revenues -  Energy:
  Energy Rate Per KWH (Weighted Average)  $0.05116    $0.05400    $0.05697    $0.06021    $0.06365    $0.06730      $0.07117
  Variable O&M Rate Per KWH               $0.00586    $0.00606    $0.00628    $0.00649    $0.00672    $0.00696      $0.00720
     Total Energy Rate Per KWH            $0.05702    $0.06006    $0.06325    $0.06671    $0.07037    $0.07426      $0.07838

Total Electricity Revenues -
    Capacity & Energy                      $0.1391     $0.1447     $0.1457     $0.1421     $0.1495     $0.1572       $0.1652

Distilled Water Revenues:
  Water Delivery (Days/Year)                   250         250         250         250         250         250           250
  Daily Distilled Water Sales Volume (Gal)  80,000      80,000      80,000      80,000      80,000      80,000        80,000
  Distilled Water Sales Price ($/000 Gal)    $1.50       $1.50       $1.50       $1.50       $1.50       $1.50         $1.50

Contract Fuel Rates (Energy Revenue):
  FGRR - Firm Gas Reserve Rate ($/DT)        $4.63       $4.73       $4.82       $4.91       $5.00       $5.09         $5.18
  FGMR - Firm Gas Market Rate ($/DT)         $6.01       $6.35       $6.71       $7.09       $7.49       $7.92         $8.38
  IGR - Interruptible Gas Rate ($/DT)        $6.20       $6.56       $6.93       $7.33       $7.75       $8.19         $8.67
  OR - Oil Rate ($/DT)                       $9.14       $9.53       $9.94      $10.37      $10.81      $11.28        $11.77



                                                  Year Ended     Year Ended
                                                   Dec-2020       Dec-2021
                                                   --------       --------
Operating Assumptions:
  Capacity in Kilowatts                             230,000        230,000
  Weighted Average Energy Output- Unit #1           117,950        117,740
  Weighted Average Energy Output- Unit #2           117,950        117,740
  Firm Dispatch Energy Production                    99,000         99,000
  Hours Per Year Running Unit #1
    (Full Load)                                       3,685          3,008
  Hours Per Year Running Unit #2
    (Full Load)                                       2,123          1,785
  Contract Heat Rate (BTU/KWH)                        8,461          8,461
  Weighted Average Heat Rate - Unit #1
    (BTU/KWH)                                         8,139          8,167
  Weighted Average Heat Rate - Unit #2
    (BTU/KWH)                                         8,026          8,002
  Actual Annual Energy - Unit #1 (MWH)              434,671        354,213
  Actual Annual Energy - Unit #2 (MWH)              250,352        210,123
  Annual Fuel Usage - Unit #1 (DT's)              3,537,787      2,892,855
  Annual Fuel Usage - Unit #2 (DT's)              2,009,322      1,681,408

Electricity Revenues - Capacity:
  Capital Costs/KW Month
    (Unadjusted Contract Year)                       $20.58          $0.00
  Capital Costs/KW Year                             $243.06        $205.80
  Capital Costs Per KWH                            $0.06596       $0.06841
  GNP Deflator Adjustment/KW Year                    $17.41         $14.74
  GNP Deflator Adjustment Per KWH                  $0.00472       $0.00490
  Interest Rate Adjustment/KW Year                   ($1.81)        ($1.51)
  Interest Rate Adjustment Per KWH                ($0.00049)     ($0.00050)
  Scheduled Adjustment/KW Year                       $75.87         $66.85
  Scheduled Adjustment Per KWH                     $0.02059       $0.02222
  Contingent Adjustment/KW Year                       $0.00          $0.00
  Contingent Adjustment Per KWH                    $0.00000       $0.00000
     Total Capacity Rate/KW Year                    $334.52        $285.87
     Total Capacity Rate/KW Month                    $27.88         $23.82
     Total Capacity Rate Per KWH                   $0.09077       $0.09502

Electricity Revenues -  Energy:
  Energy Rate Per KWH (Weighted Average)           $0.07528       $0.07880
  Variable O&M Rate Per KWH                        $0.00745       $0.00771
     Total Energy Rate Per KWH                     $0.08274       $0.08651

Total Electricity Revenues -
    Capacity & Energy                               $0.1735        $0.1815

Distilled Water Revenues:
  Water Delivery (Days/Year)                            250            208
  Daily Distilled Water Sales Volume (Gal)           80,000         80,000
  Distilled Water Sales Price ($/000 Gal)             $1.50          $1.50

Contract Fuel Rates (Energy Revenue):
  FGRR - Firm Gas Reserve Rate ($/DT)                 $5.27          $5.37
  FGMR - Firm Gas Market Rate ($/DT)                  $8.86          $9.37
  IGR - Interruptible Gas Rate ($/DT)                 $9.17          $9.70
  OR - Oil Rate ($/DT)                               $12.27         $12.80

                             Panda-Brandywine L.P.

                              230MW PEPCO Project

                             Operating Assumptions

                                   Year Ended   Year Ended    Year Ended   Year Ended    Year Ended   Year Ended   Year Ended
                                    Dec-1996     Dec-1997      Dec-1998     Dec-1999      Dec-2000     Dec-2001     Dec-2002
                                    --------     --------      --------     --------      --------     --------     --------
Unit #1 - Fuel Cost:
  FGRR (Reserves) %                        78%          75%           65%          62%           59%          58%          59%
  FGMR (Market) %                          22%          25%           35%          38%           41%          42%          41%
  Blended Unit #1 Rate  ($/DT)          $2.84        $2.92         $2.97        $3.04         $3.14        $3.37        $3.51
  Blended Unit #1 Rate ($/KWH)       $0.02256     $0.02353      $0.02397     $0.02463      $0.02553     $0.02723     $0.02855

Unit #2 - Fuel Cost:
  IGR (Spot Gas) %                         80%          95%           94%          94%           93%          93%          93%
  OR (Fuel Oil) %                          20%           5%            6%           6%            7%           7%           7%
  Blended Unit #2 Rate  ($/DT)          $3.11        $2.89         $2.96        $3.02         $3.10        $3.23        $3.37
  Blended Unit #2 Rate ($/KWH)       $0.02444     $0.02296      $0.02363     $0.02421      $0.02489     $0.02592     $0.02715

Water Usage:
  Gallons Per Hour - Cooling
    Towers & Distilled Water           55,000       55,000        55,000       55,000        55,000       55,000       55,000
  Gallons Per Hour -
    Boiler Makeup                       1,500        1,500         1,500        1,500         1,500        1,500        1,500
  Charles County Waste
    Water Rate            0.00%         $2.00        $2.00         $2.00        $2.00         $2.00        $2.00        $2.00
  WSSC Water Usage Rate
    ($/000 Gallons)       2.00%         $3.26        $3.32         $3.39        $3.46         $3.53        $3.60        $3.67

Water Discharge & Chemical Usage:
  Gallons Per Hour - Cooling
    Towers & Distilled Water           16,000       16,000        16,000       16,000        16,000       16,000       16,000
  Gallons Per Hour - Boiler Makeup        120          120           120          120           120          120          120
  WSSC Water Discharge Rate
    ($/000 Gallons)  2.00%              $5.12        $5.22         $5.32        $5.43         $5.54        $5.65        $5.76
  Chemical Usage Rate
    ($/000 Gallons)       3.00%         $0.68        $0.70         $0.72        $0.74         $0.76        $0.79        $0.81

Distilled Water Costs:
  Annual Operating Costs  3.50%       $33,333     $200,000      $207,000     $214,245      $221,744     $229,505     $237,537

Fixed Operating Expenses:
  Firm Transportation                $420,603   $2,561,473    $2,599,895   $2,638,893    $2,678,477   $2,718,654   $2,759,434
  O&M Contract Costs      3.50%      $245,500   $1,473,000    $1,524,555   $1,577,914    $1,633,141   $1,690,301   $1,749,462
  Consumables             3.50%      $125,000     $750,000      $776,250     $803,419      $831,538     $860,642     $890,765
  Administrative Expenses 3.50%       $83,333     $500,000      $517,500     $535,613      $554,359     $573,762     $593,843
  Insurance               3.00%       $83,333     $500,000      $515,000     $530,450      $546,364     $562,754     $579,637
  Purchased Electricity   3.00%       $68,609     $411,652      $424,002     $436,722      $449,823     $463,318     $477,218
  Property Taxes          3.00%      $400,000   $2,620,510    $2,483,407   $2,339,772    $2,189,399   $2,032,074   $1,867,581

Turbine Overhaul Reserve:
  Overhaul Reserve -
    Beginning of Year
    ($5,000,000 Required Balance)  $1,000,000   $1,250,000    $1,750,000   $2,750,000    $4,250,000   $5,000,000   $5,175,000
  Additions to Reserve
    ($0 Per Turbine Hour)            $250,000   $1,196,000    $1,668,610   $2,245,573    $1,466,232   $3,215,936   $1,542,214
  Turbine Overhauls
    (100.00% of Contract Amount)           $0    ($696,000)    ($668,610)   ($745,573)    ($716,232) ($3,040,936) ($1,361,089)
  Reserve Disbursement                     $0           $0            $0           $0            $0           $0           $0
  Overhaul Reserve - End of Year   $1,250,000   $1,750,000    $2,750,000   $4,250,000    $5,000,000   $5,175,000   $5,356,125

Lease Reserve:
  Lease Reserve - Beginning
    of Year                        $2,400,000   $3,467,325    $4,899,375   $9,106,775    $9,804,575  $13,352,725  $13,795,100
  Additions to Reserve             $1,067,325   $1,432,050    $4,207,400     $697,800    $3,548,150     $442,375     $275,050
  Reserve Disbursement                     $0           $0            $0           $0            $0           $0           $0
  Lease Reserve - End of Year      $3,467,325   $4,899,375    $9,106,775   $9,804,575   $13,352,725  $13,795,100  $14,070,150



                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                    Dec-2003     Dec-2004     Dec-2005     Dec-2006     Dec-2007     Dec-2008     Dec-2009
                                    --------     --------     --------     --------     --------     --------     --------
Unit #1 - Fuel Cost:
  FGRR (Reserves) %                       59%          60%          58%          58%          59%          60%          61%
  FGMR (Market) %                         41%          40%          42%          42%          41%          40%          39%
  Blended Unit #1 Rate  ($/DT)         $3.62        $3.73        $3.83        $3.98        $4.14        $4.31        $4.48
  Blended Unit #1 Rate ($/KWH)      $0.02956     $0.03060     $0.03124     $0.03206     $0.03349     $0.03501     $0.03650

Unit #2 - Fuel Cost:
  IGR (Spot Gas) %                        93%          93%          93%          92%          92%          92%          93%
  OR (Fuel Oil) %                          7%           7%           7%           8%           8%           8%           7%
  Blended Unit #2 Rate  ($/DT)         $3.52        $3.68        $3.86        $4.13        $4.40        $4.69        $4.98
  Blended Unit #2 Rate ($/KWH)      $0.02846     $0.02983     $0.03138     $0.03318     $0.03520     $0.03747     $0.03997

Water Usage:
  Gallons / Hour - Cooling
    Towers & Dst. Water               55,000       55,000       55,000       55,000       55,000       55,000       55,000
  Gallons Per Hour - Boiler Makeup     1,500        1,500        1,500        1,500        1,500        1,500        1,500
  Charles Cty Waste Water Rate
    ($/000 Gallons)                    $2.00        $2.00        $2.00        $2.00        $2.00        $2.00        $2.00
  WSSC Water Usage Rate
    ($/000 Gallons)                    $3.74        $3.82        $3.89        $3.97        $4.05        $4.13        $4.21

Water Discharge & Chemical Usage:
  Gallons / Hour-Cooling Towers
    & Dst. Water                      16,000       16,000       16,000       16,000       16,000       16,000       16,000
  Gallons Per Hour - Boiler Makeup       120          120          120          120          120          120          120
  WSSC Water Discharge Rate
    ($/000 Gallons)                    $5.88        $5.99        $6.11        $6.24        $6.36        $6.49        $6.62
  Chemical Usage Rate
    ($/000 Gallons)                    $0.84        $0.86        $0.89        $0.91        $0.94        $0.97        $1.60

Distilled Water Costs:
  Annual Operating Costs            $245,851     $254,456     $263,362     $272,579     $282,120     $291,994     $302,214

Fixed Operating Expenses:
  Firm Transportation             $2,800,825   $2,842,837   $2,885,480   $2,928,762   $2,972,694   $3,017,284   $3,062,543
  O&M Contract Costs              $1,810,693   $1,874,067   $1,939,660   $2,007,548   $2,077,812   $2,150,535   $2,225,804
  Consumables                       $921,941     $954,209     $987,607   $1,022,173   $1,057,949   $1,094,977   $1,133,301
  Administrative Expenses           $614,628     $636,140     $658,405     $681,449     $705,299     $729,985     $755,534
  Insurance                         $597,026     $614,937     $633,385     $652,387     $671,958     $692,117     $712,880
  Purchased Electricity             $491,534     $506,280     $521,469     $537,113     $553,226     $569,823     $586,918
  Property Taxes                  $1,695,695   $1,599,555   $1,583,926   $1,567,032   $1,532,315   $1,512,427   $1,491,130

Turbine Overhaul Reserve:
  Overhaul Reserve -
    Beginning of Year             $5,356,125   $5,543,589   $5,737,615   $5,938,432   $6,146,277   $6,361,396   $6,584,045
  Additions to Reserve              $981,563   $1,079,532   $3,654,807   $3,850,870   $1,126,366   $1,895,774   $1,206,592
Turbine Overhauls                ($794,099)   ($885,506) ($3,453,990) ($3,643,025)   ($911,247) ($1,673,125)   ($976,150
  Reserve Disbursement                    $0           $0           $0           $0           $0           $0           $0
  Overhaul Reserve -
    End of Year                   $5,543,589   $5,737,615   $5,938,432   $6,146,277   $6,361,396   $6,584,045   $6,814,487

Lease Reserve:
  Lease Reserve - Beginning
    of Year                      $14,070,150  $14,171,650  $14,336,225  $14,314,750  $14,767,225  $15,358,800  $15,814,175
  Additions to Reserve              $101,500     $164,575           $0     $452,475     $591,575     $455,375   $1,180,325
  Reserve Disbursement                    $0           $0     ($21,475)          $0           $0           $0           $0
  Lease Reserve - End of Year    $14,171,650  $14,336,225  $14,314,750  $14,767,225  $15,358,800  $15,814,175  $16,994,500

                                   year Ended    year Ended   Year Ended
                                   Dec-2010     Dec-2011      Dec-2012
                                    --------     --------     --------
Unit #1 - Fuel Cost:
  FGRR (Reserves)                         61%          26%            0%
  FGMR (Market) %           			39%          74%          100%
  Blended Unit #1 Rate  ($/DT)          $4.65        $5.16         $5.72
  Blended Unit #1 Rate ($/KWH)       $0.03776     $0.04203      $0.04679

Unit #2 - Fuel Cost:
  IGR (Spot Gas)                          93%          93%           93%
  OR (Fuel Oil) %           			 7%           7%            7%
  Blended Unit #2 Rate  ($/DT)	    $5.30        $5.59         $5.90
  Blended Unit #2 Rate ($/KWH) 	 $0.04262     $0.04483      $0.04746

Water Usage:
  Gallons / Hour - Cooling
    Towers & Dst. Water                55,000       55,000        55,000
  Gallons Per Hour - Boiler Makeup      1,500        1,500         1,500
  Charles Cty Waste Water Rate
    ($/000 Gallons			    $2.00        $2.00         $2.00
  WSSC Water Usage Rate
    ($/000 Gallons)      		    $4.30        $4.38         $4.47

Water Discharge & Chemical Usage:
  Gallons / Hour-Cooling Towers
    & Dst. 				 	   16,000       16,000        16,000
  Gallons Per Hour - Boiler Makeup 		120		 120		   120
  WSSC Water Discharge Rate
    ($/000 Gallons			    $6.75        $6.88         $7.02
  Chemical Usage Rate
    ($/000 Gallons                      $1.03        $1.06         $1.09

Distilled Water Costs:
  Annual Operating Costs    		 $312,791     $323,739	    $335,070

Fixed Operating Expenses:
  Firm Transportation              $3,108,481   $3,155,109    $3,202,435
  O&M Contract Costs  		     $2,303,707   $2,384,337    $2,467,789
  Consumables                      $1,172,967   $1,214,021    $1,256,512
  Administrative Expenses           $ 720,299     $729,985      $755,534
  Insurance  				 $734,267     $756,295      $778,984
  Purchased Electricity 		 $604,525     $622,661      $641,341
  Property Taxes                   $1,468,376   $1,444,116    $1,418,298

Turbine Overhaul Reserve:
  Overhaul Reserve -
    Beginning of Year 		     $6,814,487   $7,052,994    $7,299,849
  Additions to Reserve             $2,855,006   $2,873,996    $1,421,537
  Turbine Overhauls  		    ($2,616,498) ($2,627,141)  ($1,166,043)
  Reserve Disbursement                     $0           $0            $0
  Overhaul Reserve -
    End of Year         	     $7,052,994   $7,299,849    $7,555,343

Lease Reserve:
  Lease Reserve - Beginning
    of Year                       $16,994,500  $17,832,475  $20,968,650
  Additions to Reserve               $837,975   $3,136,175     $964,575
  Reserve Disbursement         		 $0           $0           $0
  Lease Reserve - End of Year     $17,832,475  $20,968,650  $21,933,225


                                         Year Ended    Year Ended    Year Ended
                                          Dec-2010      Dec-2011      Dec-2012
                                          --------      --------      --------
Unit #1 - Fuel Cost:
  FGRR (Reserves) %                             61%            26%            0%
  FGMR (Market) %                               39%            74%          100%
  Blended Unit #1 Rate  ($/DT)               $4.65          $5.16         $5.72
  Blended Unit #1 Rate ($/KWH)            $0.03776       $0.04203      $0.04679

Unit #2 - Fuel Cost:
  IGR (Spot Gas) %                              93%            93%           93%
  OR (Fuel Oil) %                                7%             7%            7%
  Blended Unit #2 Rate  ($/DT)               $5.30          $5.59         $5.90
  Blended Unit #2 Rate ($/KWH)            $0.04262       $0.04483      $0.04746

Water Usage:
  Gallons / Hour - Cooling
    Towers & Dst. Water                     55,000         55,000        55,000
  Gallons Per Hour - Boiler Makeup           1,500          1,500         1,500
  Charles Cty Waste Water Rate
    ($/000 Gallons)                          $2.00          $2.00         $2.00
  WSSC Water Usage Rate
    ($/000 Gallons)                          $4.30          $4.38         $4.47

Water Discharge & Chemical Usage:
  Gallons / Hour-Cooling Towers
    & Dst. Water                            16,000         16,000        16,000
  Gallons Per Hour - Boiler Makeup             120            120           120
  WSSC Water Discharge Rate
    ($/000 Gallons)                          $6.75          $6.88         $7.02
  Chemical Usage Rate
    ($/000 Gallons)                          $1.03          $1.06         $1.09

Distilled Water Costs:
  Annual Operating Costs                  $312,791       $323,739      $335,070

Fixed Operating Expenses:
  Firm Transportation                   $3,108,481     $3,155,109    $3,202,435
  O&M Contract Costs                    $2,303,707     $2,384,337    $2,467,789
  Consumables                           $1,172,967     $1,214,021    $1,256,512
  Administrative Expenses                 $781,978       $809,347      $837,674
  Insurance                               $734,267       $756,295      $778,984
  Purchased Electricity                   $604,525       $622,661      $641,341
  Property Taxes                        $1,468,376     $1,444,116    $1,418,298

Turbine Overhaul Reserve:
  Overhaul Reserve -
    Beginning of Year                   $6,814,487     $7,052,994    $7,299,849
  Additions to Reserve                  $2,855,006     $2,873,996    $1,421,537
  Turbine Overhauls                    ($2,616,498)   ($2,627,141)  ($1,166,043)
  Reserve Disbursement                          $0             $0            $0
  Overhaul Reserve -
    End of Year                         $7,052,994     $7,299,849    $7,555,343

Lease Reserve:
  Lease Reserve - Beginning
    of Year                            $16,994,500    $17,832,475   $20,968,650
  Additions to Reserve                    $837,975     $3,136,175      $964,575
  Reserve Disbursement                          $0             $0            $0
  Lease Reserve - End of Year          $17,832,475    $20,968,650   $21,933,225



                                     Year Ended   Year Ended   Year Ended   Year Ended   Year Ended    Year Ended    Year Ended
                                      Dec-2013     Dec-2014     Dec-2015     Dec-2016     Dec-2017      Dec-2018      Dec-2019
                                      --------     --------     --------     --------     --------      --------      --------
Unit #1 - Fuel Cost:
  FGRR (Reserves) %                          0%           0%           0%           0%           0%            0%            0%
  FGMR (Market) %                          100%         100%         100%         100%         100%          100%          100%
  Blended Unit #1 Rate  ($/DT)           $6.05        $6.39        $6.76        $7.15        $7.56         $7.99         $8.45
  Blended Unit #1 Rate ($/KWH)        $0.04969     $0.05202     $0.05443     $0.05777     $0.06133      $0.06511      $0.06839

Unit #2 - Fuel Cost:
  IGR (Spot Gas) %                          93%          94%          94%          94%          93%           93%           93%
  OR (Fuel Oil) %                            7%           6%           6%           6%           7%            7%            7%
  Blended Unit #2 Rate  ($/DT)           $6.22        $6.56        $6.91        $7.30        $7.71         $8.15         $8.61
  Blended Unit #2 Rate ($/KWH)        $0.05017     $0.05303     $0.05605     $0.05848     $0.06146      $0.06510      $0.06897

Water Usage:
  Gallons Per Hour - Cooling Towers
    & Distilled Water                   55,000       55,000       55,000       55,000       55,000        55,000        55,000
  Gallons Per Hour - Boiler Makeup       1,500        1,500        1,500        1,500        1,500         1,500         1,500
  Charles County Waste Water Rate
    ($/000 Gallons)                      $2.00        $2.00        $2.00        $2.00        $2.00         $2.00         $2.00
  WSSC Water Usage Rate
    ($/000 Gallons)                      $4.56        $4.65        $4.75        $4.84        $4.94         $5.04         $5.14

Water Discharge & Chemical Usage:
  Gallons Per Hour - Cooling Towers
    & Distilled Water                   16,000       16,000       16,000       16,000       16,000        16,000        16,000
  Gallons Per Hour - Boiler Makeup         120          120          120          120          120           120           120
  WSSC Water Discharge Rate
    ($/000 Gallons)                      $7.16        $7.31        $7.45        $7.60        $7.75         $7.91         $8.07
  Chemical Usage Rate
    ($/000 Gallons)                      $1.12        $1.16        $1.19        $1.23        $1.26         $1.30         $1.34

Distilled Water Costs:
  Annual Operating Costs              $346,797     $358,935     $371,498     $384,500     $397,958      $411,886      $426,302

Fixed Operating Expenses:
  Firm Transportation               $3,250,472   $3,299,229   $3,348,717   $3,398,948   $3,449,932    $3,501,681    $3,554,207
  O&M Contract Costs                $2,554,161   $2,643,557   $2,736,082   $2,831,844   $2,930,959    $3,033,543    $3,139,717
  Consumables                       $1,300,490   $1,346,007   $1,393,117   $1,441,876   $1,492,342    $1,544,574    $1,598,634
  Administrative Expenses             $866,993     $897,338     $928,745     $961,251     $994,894    $1,029,716    $1,065,756
  Insurance                           $802,353     $826,424     $851,217     $876,753     $903,056      $930,147      $958,052
  Purchased Electricity               $660,581     $680,398     $700,810     $721,835     $743,490      $765,794      $788,768
  Property Taxes                    $1,390,870   $1,361,777   $1,330,965   $1,298,375   $1,263,949    $1,227,626    $1,189,346

Turbine Overhaul Reserve:
  Overhaul Reserve - Beginning
    of Year                         $7,555,343   $7,819,780   $8,093,473   $8,376,744   $8,669,930    $8,973,378    $9,287,446
  Additions to Reserve              $1,384,592   $5,878,464   $1,483,210   $5,432,032   $1,588,851    $1,747,433    $4,850,260
  Turbine Overhauls                ($1,120,155) ($5,604,772) ($1,199,938) ($5,138,846) ($1,285,404)  ($1,433,364)  ($4,525,199)
  Reserve Disbursement                      $0           $0           $0           $0           $0            $0            $0
  Overhaul Reserve - End of Year    $7,819,780   $8,093,473   $8,376,744   $8,669,930   $8,973,378    $9,287,446    $9,612,507

Lease Reserve:
  Lease Reserve - Beginning
    of Year                       $21,933,225  $22,787,025   $22,700,625  $21,070,175   $7,538,638    $7,538,638    $7,538,638
  Additions to Reserve               $853,800           $0            $0           $0           $0            $0            $0
  Reserve Disbursement                     $0     ($86,400)  ($1,630,450)($13,531,537)          $0            $0            $0
  Lease Reserve - End of Year     $22,787,025  $22,700,625   $21,070,175   $7,538,638   $7,538,638    $7,538,638    $7,538,638


                                         Year Ended     Year Ended
                                          Dec-2020       Dec-2021
                                          --------       --------
Unit #1 - Fuel Cost:
  FGRR (Reserves) %                               0%             0%
  FGMR (Market) %                               100%           100%
  Blended Unit #1 Rate  ($/DT)                $8.94          $9.46
  Blended Unit #1 Rate ($/KWH)             $0.07278       $0.07728

Unit #2 - Fuel Cost:
  IGR (Spot Gas) %                               93%            94%
  OR (Fuel Oil) %                                 7%             6%
  Blended Unit #2 Rate  ($/DT)                $9.10          $9.57
  Blended Unit #2 Rate ($/KWH)             $0.07307       $0.07656

Water Usage:
  Gallons Per Hour - Cooling Towers
    & Distilled Water                        55,000         55,000
  Gallons Per Hour - Boiler Makeup            1,500          1,500
  Charles County Waste Water Rate
    ($/000 Gallons)                           $2.00          $2.00
  WSSC Water Usage Rate
    ($/000 Gallons)                           $5.24          $5.34

Water Discharge & Chemical Usage:
  Gallons Per Hour - Cooling Towers
    & Distilled Water                        16,000         16,000
  Gallons Per Hour - Boiler Makeup              120            120
  WSSC Water Discharge Rate
    ($/000 Gallons)                           $8.23          $8.39
  Chemical Usage Rate
    ($/000 Gallons)                           $1.38          $1.42

Distilled Water Costs:
  Annual Operating Costs                   $441,223       $380,555

Fixed Operating Expenses:
  Firm Transportation                    $3,607,520     $3,051,360
  O&M Contract Costs                     $3,249,607     $2,802,786
  Consumables                            $1,654,586     $1,427,080
  Administrative Expenses                $1,103,057       $951,387
  Insurance                                $986,793       $846,998
  Purchased Electricity                    $812,431       $697,337
  Property Taxes                         $1,149,042     $2,140,362

Turbine Overhaul Reserve:
  Overhaul Reserve - Beginning
    of Year                              $9,612,507     $9,948,944
  Additions to Reserve                   $1,871,893     $4,054,055
  Turbine Overhauls                     ($1,535,456)   ($3,705,842)
  Reserve Disbursement                           $0             $0
  Overhaul Reserve - End of Year         $9,948,944    $10,297,157

Lease Reserve:
  Lease Reserve - Beginning
    of Year                              $7,538,638     $7,538,638
  Additions to Reserve                           $0             $0
  Reserve Disbursement                           $0    ($7,538,638)
  Lease Reserve - End of Year            $7,538,638             $0

                             Panda-Brandywine L.P.

                              230MW PEPCO Project

                    Lease Payments and Capacity Adjustments

                                                  Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                                   Dec-1995     Dec-1996     Dec-1997     Dec-1998     Dec-1999     Dec-2000
                                                   --------     --------     --------     --------     --------     --------
Lease Payments:                   Average Pymt
  GECC Base Case (1997 PEPCO Peak) 31,054,050                   7,637,000   10,742,000   19,049,000   20,548,000   27,630,000
  GECC Case #2 (1998 PEPCO Peak)   31,054,050                   7,637,000   10,742,000   19,049,000   20,548,000   27,630,000
  GECC Case #3 (1999 PEPCO Peak)   31,054,050                   7,637,000   10,742,000   19,049,000   20,548,000   27,630,000

  GECC T-Bill Adj.
    (100 bp increase) (A)          32,836,600                   8,646,000   12,108,000   20,591,000   22,128,000   29,350,000
  GECC T-Bill Adj.
    (100 bp decrease) (B)          29,418,600                   6,360,000    9,027,000   17,530,000   18,841,000   25,949,000

  GECC Base Case Annual
    Lease Payment         Pre-Tax Yield 10.20%    215,000,000   7,637,000   10,742,000   19,049,000   20,548,000   27,630,000
  Lease Payment
    Adjustment (per 100
    basis pts)            Base Rate      7.38%                      13.21%       12.72%        8.09%        7.69%        6.23%
  Interest Adjustment
    (14.9 Yr T-Bill Rate) Current Rate   6.83%                   (702,350)    (943,250)    (835,450)    (938,850)    (924,550)
 GECC Base Case Annual
    Lease Payment         Pre-Tax Yield  9.78%    215,000,000   6,934,650    9,798,750   18,213,550   19,609,150   26,705,450




                                               Year Ended        Year Ended
                                                Dec-2001          Dec-2002
                                                --------          --------
Lease Payments:
  GECC Base Case (1997 PEPCO Peak)             28,611,000        29,050,000
  GECC Case #2 (1998 PEPCO Peak)               28,611,000        29,050,000
  GECC Case #3 (1999 PEPCO Peak)               28,611,000        29,050,000

  GECC T-Bill Adj.
    (100 bp increase) (A)                      30,314,000        30,883,000
  GECC T-Bill Adj.
    (100 bp decrease) (B)                      26,755,000        27,396,000

  GECC Base Case Annual
    Lease Payment                              28,611,000        29,050,000
  Lease Payment
    Adjustment (per 100
    basis pts)                                       5.95%             6.31%
  Interest Adjustment
    (14.9 Yr T-Bill Rate)                      (1,020,800)         (909,700)
 GECC Base Case Annual
    Lease Payment                              27,590,200        28,140,300

                                                 Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                                  Dec-2003     Dec-2004     Dec-2005     Dec-2006     Dec-2007     Dec-2008
                                                  --------     --------     --------     --------     --------     --------
Lease Payments:
  GECC Base Case (1997 PEPCO Peak)               29,275,000   29,619,000   29,592,000   30,503,000   31,690,000   32,609,000
  GECC Case #2 (1998 PEPCO Peak)                 29,275,000   29,619,000   29,592,000   30,503,000   31,690,000   32,609,000
  GECC Case #3 (1999 PEPCO Peak)                 29,275,000   29,619,000   29,592,000   30,503,000   31,690,000   32,609,000

  GECC T-Bill Adj. (100 bp increase) (A)         31,035,000   31,417,000   31,409,000   32,350,000   33,574,000   34,510,000
  GECC T-Bill Adj. (100 bp decrease) (B)         27,581,000   27,898,000   27,842,000   28,742,000   29,922,000   30,826,000

  GECC Base Case Annual Lease Payment            29,275,000   29,619,000   29,592,000   30,503,000   31,690,000   32,609,000
  Lease Payment Adjustment (per 100 basis pts)         6.01%        6.07%        6.14%        6.06%        5.95%        5.83%
  Interest Adjustment (14.9 Yr T-Bill Rate)        (931,700)    (946,550)    (962,500)    (968,550)    (972,400)    (980,650)
  GECC Base Case Annual Lease Payment            28,343,300   28,672,450   28,629,500   29,534,450   30,717,600   31,628,350


                                                        Year Ended   Year Ended    Year Ended   Year Ended
                                                         Dec-2009     Dec-2010      Dec-2011     Dec-2012
                                                         --------     --------      --------     --------
Lease Payments:
  GECC Base Case (1997 PEPCO Peak)                      34,979,000   36,639,000    42,902,000   44,813,000
  GECC Case #2 (1998 PEPCO Peak)                        34,979,000   36,639,000    42,902,000   44,813,000
  GECC Case #3 (1999 PEPCO Peak)                        34,979,000   36,639,000    42,902,000   44,813,000

  GECC T-Bill Adj. (100 bp increase) (A)                36,942,000   38,631,000    45,009,000   46,955,000
  GECC T-Bill Adj. (100 bp decrease) (B)                33,179,000   34,868,000    41,148,000   43,092,000

  GECC Base Case Annual Lease Payment                   34,979,000   36,639,000    42,902,000   44,813,000
  Lease Payment Adjustment (per 100 basis pts)                5.61%        5.44%         4.91%        4.78%
  Interest Adjustment (14.9 Yr T-Bill Rate)               (990,000)    (974,050)     (964,700)    (946,550)
  GECC Base Case Annual Lease Payment                   33,989,000   35,664,950    41,937,300   43,866,450


                                   Year Ended  Year Ended  Year Ended   Year Ended  Year Ended  Year Ended  Year Ended   Year Ended
                                    Dec-2013    Dec-2014    Dec-2015     Dec-2016    Dec-2017    Dec-2018    Dec-2019     Dec-2020
                                    --------    --------    --------     --------    --------    --------    --------     --------
Lease Payments:
  GECC Base Case (1997 PEPCO Peak) 46,514,000  46,339,000  42,340,000   15,527,025  15,527,025  15,527,025  15,527,025   15,527,025
  GECC Case #2 (1998 PEPCO Peak)   46,514,000  46,339,000  42,340,000   15,527,025  15,527,025  15,527,025  15,527,025   15,527,025
  GECC Case #3 (1999 PEPCO Peak)   46,514,000  46,339,000  42,340,000   15,527,025  15,527,025  15,527,025  15,527,025   15,527,025

  GECC T-Bill Adj.
    (100 bp increase) (A)          48,688,000  48,501,000  43,691,000   16,418,300  16,418,300  16,418,300  16,418,300   16,418,300
  GECC T-Bill Adj.
    (100 bp decrease) (B)          44,805,000  44,634,000  41,977,000   14,709,300  14,709,300  14,709,300  14,709,300   14,709,300

  GECC Base Case Annual
    Lease Payment                  46,514,000  46,339,000  42,340,000   15,527,025  15,527,025  15,527,025  15,527,025   15,527,025
  Lease Payment Adjustment
    (per 100 basis pts)                  4.67%       4.67%       3.19%        5.74%       5.74%       5.74%       5.74%       5.74%
  Interest Adjustment
    (14.9 Yr T-Bill Rate)            (939,950)   (937,750)   (199,650)    (449,749)   (449,749)   (449,749)   (449,749)   (449,749
  GECC Base Case Annual
    Lease Payment                  45,574,050  45,401,250  42,140,350   15,077,276  15,077,276  15,077,276  15,077,276  15,077,276


Calendar Year Lease Payments:                      1996         1997        1998        1999        2000       2001         2002
                                                   ----         ----        ----        ----        ----       ----         ----

  1st Quarter Lease Payment (Jan 31st)               0       1,733,663   2,449,688   4,553,388   4,902,288   6,676,363    6,897,550
  2nd Quarter Lease Payment (April 30th)             0       1,733,663   2,449,688   4,553,388   4,902,288   6,676,363    6,897,550
  3rd Quarter Lease Payment (July 31st)              0       1,733,663   2,449,688   4,553,388   4,902,288   6,676,363    6,897,550
  4th Quarter Lease Payment (October 31st)           0       1,733,663   2,449,688   4,553,388   4,902,288   6,676,363    6,897,550
                                                     -       ---------   ---------   ---------   ---------   ---------    ---------
     Total Annual Lease Pymts (Calendar Years)       0       6,934,650   9,798,750  18,213,550  19,609,150  26,705,450   27,590,200



Calendar Year Lease Payments:                        2003        2004        2005        2006        2007       2008         2009
                                                     ----        ----        ----        ----        ----       ----         ----
  1st Quarter Lease Payment (Jan 31st)            7,035,075   7,085,825   7,168,113   7,157,375   7,383,613   7,679,400   7,907,088
  2nd Quarter Lease Payment (April 30th)          7,035,075   7,085,825   7,168,113   7,157,375   7,383,613   7,679,400   7,907,088
  3rd Quarter Lease Payment (July 31st)           7,035,075   7,085,825   7,168,113   7,157,375   7,383,613   7,679,400   7,907,088
  4th Quarter Lease Payment (October 31st)        7,035,075   7,085,825   7,168,113   7,157,375   7,383,613   7,679,400   7,907,088
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total Annual Lease Pymts (Calendar Years)    28,140,300  28,343,300  28,672,450  28,629,500  29,534,450  30,717,600  31,628,350


Calendar Year Lease Payments:                          2010       2011        2012          2013         2014         2015
                                                       ----       ----        ----          ----         ----         ----
  1st Quarter Lease Payment (Jan 31st)              8,497,250   8,916,238  10,484,325    10,966,613   11,393,513   11,350,313
  2nd Quarter Lease Payment (April 30th)            8,497,250   8,916,238  10,484,325    10,966,613   11,393,513   11,350,313
  3rd Quarter Lease Payment (July 31st)             8,497,250   8,916,238  10,484,325    10,966,613   11,393,513   11,350,313
  4th Quarter Lease Payment (October 31st)          8,497,250   8,916,238  10,484,325    10,966,613   11,393,513   11,350,313
                                                    ---------   ---------  ----------    ----------   ----------   ----------
    Total Annual Lease Pymts (Calendar Years)      33,989,000  35,664,950  41,937,300    43,866,450   45,574,050   45,401,250


Calendar Year Lease Payments:                      2016         2017       2018        2019         2020        2021
                                                   ----         ----       ----        ----         ----        ----
  1st Quarter Lease Payment (Jan 31st)          10,535,088   3,769,319   3,769,319   3,769,319    3,769,319   3,769,319
  2nd Quarter Lease Payment (April 30th)        10,535,088   3,769,319   3,769,319   3,769,319    3,769,319   3,769,319
  3rd Quarter Lease Payment (July 31st)         10,535,088   3,769,319   3,769,319   3,769,319    3,769,319   3,769,319
  4th Quarter Lease Payment (October 31st)      10,535,088   3,769,319   3,769,319   3,769,319    3,769,319   3,769,319
                                                ----------   ---------   ---------   ---------    ---------   ---------
    Total Annual Lease Pymts (Calendar Years)   42,140,350  15,077,276  15,077,276  15,077,276   15,077,276  15,077,276

                                                                        Year Ended   Year Ended   Year Ended  Year Ended Year Ended
Capacity Adjustments - Amendment #1:                                     Dec-1996     Dec-1997     Dec-1998    Dec-1999   Dec-2000
------------------------------------                                     --------     --------     --------    --------   --------
Scheduled Adjustment:
 Calendar Year Adj (Appendix Q - Column 2)                              (6,633,906) (15,000,000) (16,000,000)      0    (1,000,000)
 Contract Year Adj (Appendix Q - Column 4)                                       0            0            0       0             0
                                                                                 -            -            -       -             -
     Net Calendar Year Adjustment                                       (6,633,906) (15,000,000) (16,000,000)      0    (1,000,000)

Contingent Adjustment                    Peak Yr
  Levelized Adjustment - Contract Yr      1997       CPWIRR 11,571,429           0            0            0       0             0
  Maximum Adjustment Cap - Contract Yr                   TC 21,600,000           0            0            0       0             0
  Unrecovered Amount - Contract Yr                       PC          0           0            0            0       0             0
  Carry Over Adjustment - Contract Yr                                            0            0            0       0             0
  Contingent Adjustment - Contract Yr              PV/Uncov          0           0            0            0       0             0
                                                                     -           -            -            -       -             -
     Net Calendar Year Adjustment                                                0            0            0       0             0


                                                  Year Ended   Year Ended
Capacity Adjustments - Amendment #1:               Dec-2001     Dec-2002
------------------------------------               --------     --------
Scheduled Adjustment:
 Calendar Year Adj (Appendix Q - Column 2)        2,000,000             0
 Contract Year Adj (Appendix Q - Column 4)                0             0
     Net Calendar Year Adjustment                 2,000,000             0

Contingent Adjustment
  Levelized Adjustment - Contract Yr                      0             0
  Maximum Adjustment Cap - Contract Yr                    0             0
  Unrecovered Amount - Contract Yr                        0             0
  Carry Over Adjustment - Contract Yr                     0             0
  Contingent Adjustment - Contract Yr                     0             0
     Net Calendar Year Adjustment                         0             0



                                          Year Ended Year Ended Year Ended Year Ended Year Ended Year Ended Year Ended   Year Ended
Capacity Adjustments - Amendment #1:        Dec-2003  Dec-2004  Dec-2005   Dec-2006    Dec-2007   Dec-2008   Dec-2009     Dec-2010
------------------------------------        --------  --------  --------   --------    --------   --------   --------     --------
Scheduled Adjustment:
 Calendar Year Adj (Appendix Q - Column 2)        0         0         0          0           0           0          0            0
 Contract Year Adj (Appendix Q - Column 4)        0         0         0  1,650,000   2,850,000   4,050,000  5,250,000    6,450,000
     Net Calendar Year Adjustment                 0         0         0    275,000   1,850,000   3,050,000  4,250,000    5,450,000
Contingent Adjustment:
  Levelized Adjustment - Contract Yr              0         0         0          0           0           0          0            0
  Maximum Adjustment Cap - Contract Yr            0         0         0          0           0           0          0            0
  Unrecovered Amount - Contract Yr                0         0         0          0           0           0          0            0
  Carry Over Adjustment - Contract Yr             0         0         0          0           0           0          0            0
  Contingent Adjustment - Contract Yr             0         0         0          0           0           0          0            0
     Net Calendar Year Adjustment                 0         0         0          0           0           0          0            0


                                              Year Ended   Year Ended
Capacity Adjustments - Amendment #1:           Dec-2011     Dec-2012
------------------------------------           --------     --------
Scheduled Adjustment:
 Calendar Year Adj (Appendix Q - Column 2)             0            0
 Contract Year Adj (Appendix Q - Column 4)     7,650,000    8,850,000
     Net Calendar Year Adjustment              6,650,000    7,850,000
Contingent Adjustment:
  Levelized Adjustment - Contract Yr                   0            0
  Maximum Adjustment Cap - Contract Yr                 0            0
  Unrecovered Amount - Contract Yr                     0            0
  Carry Over Adjustment - Contract Yr                  0            0
  Contingent Adjustment - Contract Yr                  0            0
     Net Calendar Year Adjustment                      0            0



                                            Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
Capacity Adjustments - Amendment #1:         Dec-2013    Dec-2014    Dec-2015    Dec-2016    Dec-2017    Dec-2018    Dec-2019
------------------------------------         --------    --------    --------    --------    --------    --------    --------
Scheduled Adjustment:
 Calendar Year Adj (Appendix Q - Column 2)           0           0           0           0           0           0           0
 Contract Year Adj (Appendix Q - Column 4)  10,050,000  11,250,000  12,450,000  13,650,000  14,850,000  16,050,000  17,250,000
     Net Calendar Year Adjustment            9,050,000  10,250,000  11,450,000  12,650,000  13,850,000  15,050,000  16,250,000

Contingent Adjustment:
  Levelized Adjustment - Contract Yr                 0           0           0           0           0           0           0
  Maximum Adjustment Cap - Contract Yr               0           0           0           0           0           0           0
  Unrecovered Amount - Contract Yr                   0           0           0           0           0           0           0
  Carry Over Adjustment - Contract Yr                0           0           0           0           0           0           0
  Contingent Adjustment - Contract Yr                0           0           0           0           0           0           0
     Net Calendar Year Adjustment                    0           0           0           0           0           0           0


                                            Year Ended  Year Ended
Capacity Adjustments - Amendment #1:         Dec-2020    Dec-2021
------------------------------------         --------    --------
Scheduled Adjustment:
 Calendar Year Adj (Appendix Q - Column 2)           0           0
 Contract Year Adj (Appendix Q - Column 4)  18,450,000           0
     Net Calendar Year Adjustment           17,450,000  15,375,000

Contingent Adjustment:
  Levelized Adjustment - Contract Yr                 0           0
  Maximum Adjustment Cap - Contract Yr               0           0
  Unrecovered Amount - Contract Yr                   0           0
  Carry Over Adjustment - Contract Yr                0           0
  Contingent Adjustment - Contract Yr                0           0
     Net Calendar Year Adjustment                    0           0

                             Panda-Brandywine L.P.
                              230MW PEPCO Project
                          Gas Supply Income Statement

                                           Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                                            Dec-1996    Dec-1997    Dec-1998    Dec-1999    Dec-2000    Dec-2001    Dec-2002
                                            --------    --------    --------    --------    --------    --------    --------
Revenues:
 FGRR (Unit #1)                             1,443,217   8,017,460   8,346,535   8,675,610   9,034,600   9,393,591   9,752,582
 FGMR (Unit #1)                               342,036   2,144,352   3,550,871   4,157,164   4,883,200   5,741,242   5,891,987
 IGR (Unit #2)                                977,048   5,610,397   7,311,509   8,605,254   9,962,288   9,728,765   9,246,406
 OR (Unit #2)                                 383,413     503,422     788,094   1,040,216   1,321,706   1,274,735   1,193,623
 Firm Transportation Demand                   420,603   2,561,473   2,599,895   2,638,893   2,678,477   2,718,654   2,759,434
                                            3,566,316  18,837,104  22,596,903  25,117,136  27,880,271  28,856,987  28,844,031

Fuel Costs:
 Firm Gas-Reserves(Unit #1)                 1,117,283  6,289,569    6,553,093   6,831,337   7,125,181   7,362,630   7,711,235
 Firm Gas - Market (Unit #1)                  300,775  1,803,627    3,065,345   3,581,847   4,132,509   4,436,609   4,598,046
 Interruptible Gas (Unit #2)                  725,195  4,150,509    5,442,567   6,429,862   7,480,146   7,331,276   7,030,832
 Delivered Fuel Oil (Unit #2)                 356,314    473,256      743,664     984,892   1,256,097   1,208,896   1,136,065
 Firm Transportation - Demand                 420,603  2,561,473    2,599,895   2,638,893   2,678,477   2,718,654   2,759,434
 Firm Transportation - Commodity               50,446    286,807      333,432     354,994     377,017     381,823     384,103
 Firm Transportation - Fuel                    47,785    277,891      326,339     353,351     382,020     400,493     418,044
 Interruptible Transportation - Commodity     118,986    637,498      836,728     991,682   1,150,747   1,084,434     999,661
 Interruptible Transportation - Fuel           23,729    145,740      189,830     223,516     259,327     254,469     244,445
 IT Savings From FT Utilization - Commodity  (118,986)  (637,498)    (836,728)   (991,682) (1,150,747) (1,084,434)   (999,661)
 IT Savings From FT Utilization - Fuel        (23,729)  (145,740)    (189,830)   (223,516)   (259,327)   (254,469)   (244,445)
 Fuel Management Fee - Firm Gas                     0          0            0           0           0           0           0
 Fuel Management Fee - Interruptible Gas            0          0            0           0           0           0           0
WGL Balancing                                   2,678      2,740       13,216      16,868      20,709      21,532      21,595
 Storage-In-Transit                                 0          0            0           0           0           0           0
Total Fuel Costs                            3,021,079 15,845,872   19,077,551  21,192,044  23,452,156  23,861,913  24,059,354


                                           Year Ended  Year Ended  Year Ended
                                            Dec-2003    Dec-2004    Dec-2005
Revenues:
 FGRR (Unit #1)                             9,961,993  10,171,404  10,350,900
 FGMR (Unit #1)                             5,985,727   6,077,962   6,921,373
 IGR (Unit #2)                              9,756,260  10,294,127  11,012,758
 OR (Unit #2)                               1,272,469   1,355,802   1,564,270
 Firm Transportation Demand                 2,800,825   2,842,837   2,885,480
                                           29,777,275  30,742,132  32,734,781

Fuel Costs:
 Firm Gas-Reserves(Unit #1)                 8,053,712   8,412,742   8,703,927
 Firm Gas - Market (Unit #1)                4,716,555   4,835,720   5,490,970
 Interruptible Gas (Unit #2)                7,491,753   7,982,339   8,612,716
 Delivered Fuel Oil (Unit #2)               1,214,719   1,298,436   1,503,260
 Firm Transportation - Demand               2,800,825   2,842,837   2,885,480
 Firm Transportation - Commodity              383,579     383,149     397,597
 Firm Transportation - Fuel                   433,330     449,187     481,233
 Interruptible Transportation - Commodity   1,029,801   1,060,968   1,104,258
 Interruptible Transportation - Fuel          259,582     275,668     297,038
 IT Savings From FT Utilization - Commodity(1,029,801) (1,060,968) (1,104,258)
 IT Savings From FT Utilization - Fuel       (259,582)   (275,668)   (297,038)
 Fuel Management Fee - Firm Gas                     0           0           0
 Fuel Management Fee - Interruptible Gas            0           0           0
WGL Balancing                                  21,684      21,780      24,345
 Storage-In-Transit                                 0           0           0
Total Fuel Costs                           25,116,157  26,226,190  28,099,529

                                           Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                                            Dec-2006    Dec-2007    Dec-2008    Dec-2009    Dec-2010    Dec-2011    Dec-2012
                                            --------    --------    --------    --------    --------    --------    --------
Revenues:
 FGRR (Unit #1)                            10,560,311  10,769,722  11,009,049  11,218,461  11,427,872   4,852,276           0
 FGMR (Unit #1)                             7,375,187   7,573,864   7,805,664   8,050,360   8,574,761  16,665,144  23,559,238
 IGR (Unit #2)                             11,623,707  11,867,190  12,118,426  12,366,332  12,753,366  13,017,889  13,320,978
 OR (Unit #2)                               1,734,980   1,705,007   1,678,997   1,647,485   1,645,822   1,599,820   1,560,453
 Firm Transportation Demand                 2,928,762   2,972,694   3,017,284   3,062,543   3,108,481   3,155,109   3,202,435
                                           34,222,948  34,888,477  35,629,420  36,345,181  37,510,302  39,290,239  41,643,104

Fuel Costs:
 Firm Gas - Reserves (Unit #1)              8,924,606   9,320,286   9,732,854  10,163,042  10,522,178   4,568,567           0
 Firm Gas - Market (Unit #1)                5,805,077   6,026,694   6,275,816   6,536,904   6,969,248  13,550,687  19,406,924
 Interruptible Gas (Unit #2)                9,062,185   9,300,614   9,579,344   9,883,242  10,299,679  10,544,808  10,892,775
 Delivered Fuel Oil (Unit #2)               1,646,396   1,611,505   1,586,921   1,561,810   1,564,903   1,516,435   1,484,468
 Firm Transportation - Demand               2,928,762   2,972,694   3,017,284   3,062,543   3,108,481   3,155,109   3,202,435
 Firm Transportation - Commodity              393,897     391,495     389,984     388,862     389,565     385,375     382,633
 Firm Transportation - Fuel                   499,529     520,448     542,853     566,252     592,892     613,778     645,162
 Interruptible Transportation - Commodity   1,089,220   1,049,387   1,016,244     987,316     970,195     944,700     928,812
 Interruptible Transportation - Fuel          311,864     319,707     328,961     339,092     353,114     361,526     373,482
 IT Savings From FT Utilization - Commodity(1,089,220) (1,049,387) (1,016,244)   (987,316)   (970,195)   (944,700)   (928,812)
 IT Savings From FT Utilization - Fuel       (311,864)   (319,707)   (328,961)   (339,092)   (353,114)   (361,526)   (373,482)
 Fuel Management Fee - Firm Gas                     0           0           0           0           0           0           0
 Fuel Management Fee - Interruptible Gas            0           0           0           0           0           0           0
WGL Balancing                                  23,811      22,769      22,052      21,524      21,692      20,265      19,411
 Storage-In-Transit                                 0           0           0           0           0           0           0
Total Fuel Costs                           29,284,264  30,166,505  31,147,108  32,184,179  33,468,638  34,355,024  36,033,808



                                            Year Ended  Year Ended  Year Ended
                                             Dec-2013    Dec-2014    Dec-2015
Revenues:
 FGRR (Unit #1)                                      0           0           0
 FGMR (Unit #1)                             24,504,792  25,971,074  26,843,104
 IGR (Unit #2)                              13,630,192  14,195,335  14,407,781
 OR (Unit #2)                                1,524,503   1,519,100   1,468,615
 Firm Transportation Demand                  3,250,472   3,299,229   3,348,717
                                            42,909,958  44,984,738  46,068,217

Fuel Costs:
 Firm Gas - Reserves (Unit #1)                       0           0           0
 Firm Gas - Market (Unit #1)                20,339,719  21,414,415  21,984,360
 Interruptible Gas (Unit #2)                11,233,246  11,791,171  12,060,532
 Delivered Fuel Oil (Unit #2)                1,453,512   1,451,951   1,407,343
 Firm Transportation - Demand                3,250,472   3,299,229   3,348,717
 Firm Transportation - Commodity               380,462     380,247     370,772
 Firm Transportation - Fuel                    676,343     712,213     731,260
 Interruptible Transportation - Commodity      912,275     912,622     890,225
 Interruptible Transportation - Fuel           385,201     404,399     413,707
 IT Savings From FT Utilization - Commodity   (912,275)   (912,622)   (890,225)
 IT Savings From FT Utilization - Fuel        (385,201)   (404,399)   (413,707)
 Fuel Management Fee - Firm Gas                      0           0           0
 Fuel Management Fee - Interruptible Gas             0           0           0
WGL Balancing                                   18,513      18,610      17,225
 Storage-In-Transit                                  0           0           0
Total Fuel Costs                            37,352,266  39,067,835  39,920,209

                                           Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended     Total Contract
                                            Dec-2016    Dec-2017    Dec-2018    Dec-2019    Dec-2020    Dec-2021
                                            --------    --------    --------    --------    --------    --------
Revenues:
 FGRR (Unit #1)                                     0           0           0           0           0           0      144,985,582
 FGMR (Unit #1)                            27,812,826  28,857,807  29,966,410  31,582,358  32,731,962  28,042,023      381,612,487
 IGR (Unit #2)                             14,840,357  15,307,895  15,786,471  16,514,233  16,988,630  15,139,871      306,383,464
 OR (Unit #2)                               1,538,967   1,602,309   1,679,248   1,784,041   1,849,369   1,287,931       36,524,398
 Firm Transportation Demand                 3,398,948   3,449,932   3,501,681   3,554,207   3,607,520   3,051,360       76,815,945
                                           47,591,098  49,217,943  50,933,810  53,434,838  55,177,481  47,521,185      946,321,876
Fuel Costs:
 Firm Gas - Reserves (Unit #1)                      0           0           0           0           0           0      121,392,244
 Firm Gas - Market (Unit #1)               22,942,666  23,975,877  25,063,498  26,305,665  27,500,916  23,646,003      314,706,469
 Interruptible Gas (Unit #2)               12,321,760  12,697,314  13,174,183  13,866,194  14,348,793  12,837,308      246,570,344
 Delivered Fuel Oil (Unit #2)               1,456,571   1,508,946   1,584,975   1,688,102   1,754,289   1,218,062       34,671,789
 Firm Transportation - Demand               3,398,948   3,449,932   3,501,681   3,554,207   3,607,520   3,051,360       76,815,945
 Firm Transportation - Commodity              367,445     364,631     361,933     360,679     358,000     294,863        9,293,790
 Firm Transportation - Fuel                   763,141     797,517     833,705     875,035     914,805     793,646       14,648,250
 Interruptible Transportation - Commodity     868,602     854,842     847,029     851,387     841,388     710,795       23,689,799
 Interruptible Transportation - Fuel          422,189     434,556     450,385     473,536     489,482     441,264        8,475,810
 IT Savings From FT Utilization - Commodity  (868,602)   (854,842)   (847,029)   (851,387)   (841,388)   (710,795)     (23,689,799)
 IT Savings From FT Utilization - Fuel       (422,189)   (434,556)   (450,385)   (473,536)   (489,482)   (441,264)      (8,475,810)
 Fuel Management Fee - Firm Gas                     0           0           0           0           0           0                0
 Fuel Management Fee - Interruptible Gas            0           0           0           0           0           0                0
WGL Balancing                                  15,267      13,775      12,687      12,294      11,036      11,076          449,153
 Storage-In-Transit                                 0           0           0           0           0           0                0
Total Fuel Costs                           41,265,798  42,807,991  44,532,662  46,662,176  48,495,357  41,852,318      818,547,984

                             Panda-Brandywine L.P.
                              230MW PEPCO Project
                             Gas Supply Assumptions

                                                             Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                                                              Dec-1996    Dec-1997    Dec-1998    Dec-1999    Dec-2000    Dec-2001
                                                              --------    --------    --------    --------    --------    --------
Dispatch Hours:
Unit #1
  Summer Hours (Jun-Sept)                                            0       1,297       1,435       1,476       1,516       1,514
  Shoulder Hours (Mar-May & Oct-Nov)                               338       1,353       1,465       1,618       1,771       1,788
  Winter Hours (Dec-Feb)                                           277         832       1,123       1,155       1,187       1,173
     Total Unit #1 Hours                                           616       3,482       4,024       4,249       4,474       4,475

Unit #2
  Summer Hours (Jun-Sept)                                            0       1,020       1,135       1,213       1,292       1,294
  Shoulder Hours (Mar-May & Oct-Nov)                               111         722       1,020       1,245       1,470       1,270
  Winter Hours (Dec-Feb)                                           309         412         627         785         944         861
                                                                   420       2,154       2,782       3,244       3,705       3,425


Gas & Fuel Oil Volumes (DT's):
Firm Transportation                    Fuel %   Daily Yr 1
  Demand Volumes at Wellhead             -        24,824     1,510,138   9,060,827   9,060,827   9,060,827   9,060,827   9,060,827
  Demand Volumes through ANR            0.00%     24,824     1,510,138   9,060,827   9,060,827   9,060,827   9,060,827   9,060,827
  Demand Volumes through Columbia Gas   2.41%     24,240     1,474,600   8,847,600   8,847,600   8,847,600   8,847,600   8,847,600
  Demand Volumes through CLNG & WGL     1.00%     24,000     1,460,000   8,760,000   8,760,000   8,760,000   8,760,000   8,760,000

Unit #1 - FGRR Supply                                               78%         75%         65%         62%         59%         58%
  FGRR Volumes at Wellhead                -        7,064       475,577   2,578,297   2,586,947   2,596,878   2,608,091   2,590,471
  FGRR Volumes through ANR              0.00%      7,064       475,577   2,578,297   2,586,947   2,596,878   2,608,091   2,590,471
  FGRR Volumes through Columbia Gas     2.41%      6,898       464,385   2,517,622   2,526,069   2,535,766   2,546,715   2,529,510
  FGRR Volumes through CLNG & WGL       1.00%      6,829       459,787   2,492,696   2,501,058   2,510,660   2,521,500   2,504,465

Unit #1 - FGMR Supply                                               22%         25%         35%         38%         41%         42%
  FGMR Volumes at Wellhead                -        2,330       131,379     850,507   1,373,695   1,592,701   1,812,570   1,857,384
  FGMR Volumes through ANR              0.00%      2,330       131,379     850,507   1,373,695   1,592,701   1,812,570   1,857,384
  FGMR Volumes through Columbia Gas     2.41%      2,275       128,287     830,492   1,341,368   1,555,220   1,769,915   1,813,674
  FGMR Volumes through CLNG & WGL       1.00%      2,253       127,017     822,270   1,328,087   1,539,822   1,752,391   1,795,717

Unit #2 - IGR Supply                                                80%         95%         94%         94%         93%         93%
  IGR Volumes Dlvd Columbia               -        5,451       329,985   1,989,501   2,544,385   2,956,990   3,370,350   3,151,621
  IGR Volumes Dlvd to CLNG              2.41%      5,322       322,220   1,942,682   2,484,508   2,887,404   3,291,036   3,077,455
  IGR Volumes Dlvd to Wash Gas          1.00%      5,270       319,030   1,923,447   2,459,909   2,858,816   3,258,452   3,046,985
  IGR Volumes Dlvd to Brandywine        0.00%      5,270       319,030   1,923,447   2,459,909   2,858,816   3,258,452   3,046,985

Unit #2 - OR Supply                                                 20%          5%          6%          6%          7%          7%
  OR Volumes Delivered to Plant                                 77,398     103,488     157,119     196,898     237,770     219,322


                                        Year Ended
                                         Dec-2002
                                         --------

Dispatch Hours:
Unit #1
  Summer Hours (Jun-Sept)                   1,511
  Shoulder Hours (Mar-May & Oct-Nov)        1,806
  Winter Hours (Dec-Feb)                    1,159
     Total Unit #1 Hours                    4,476

Unit #2
  Summer Hours (Jun-Sept)                   1,297
  Shoulder Hours (Mar-May & Oct-Nov)        1,070
  Winter Hours (Dec-Feb)                      778
                                            3,145


Gas & Fuel Oil Volumes (DT's):
Firm Transportation
  Demand Volumes at Wellhead            9,060,827
  Demand Volumes through ANR            9,060,827
  Demand Volumes through Columbia Gas   8,847,600
  Demand Volumes through CLNG & WGL     8,760,000

Unit #1 - FGRR Supply                          59%
  FGRR Volumes at Wellhead              2,608,091
  FGRR Volumes through ANR              2,608,091
  FGRR Volumes through Columbia Gas     2,546,715
  FGRR Volumes through CLNG & WGL       2,521,500

Unit #1 - FGMR Supply                          41%
  FGMR Volumes at Wellhead              1,837,033
  FGMR Volumes through ANR              1,837,033
  FGMR Volumes through Columbia Gas     1,793,802
  FGMR Volumes through CLNG & WGL       1,776,042

Unit #2 - IGR Supply                           93%
  IGR Volumes Dlvd Columbia             2,885,476
  IGR Volumes Dlvd to CLNG              2,817,572
  IGR Volumes Dlvd to Wash Gas          2,789,676
  IGR Volumes Dlvd to Brandywine        2,789,676

Unit #2 - OR Supply                             7%
  OR Volumes Delivered to Plant           197,552

                                        Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                                         Dec-2003    Dec-2004    Dec-2005    Dec-2006    Dec-2007    Dec-2008    Dec-2009
                                         --------    --------    --------    --------    --------    --------    --------
Dispatch Hours:
Unit #1
  Summer Hours (Jun-Sept)                   1,475       1,439       1,483       1,527       1,504       1,484       1,465
  Shoulder Hours (Mar-May & Oct-Nov)        1,791       1,776       1,786       1,797       1,772       1,749       1,727
  Winter Hours (Dec-Feb)                    1,166       1,173       1,181       1,189       1,174       1,161       1,149
     Total Unit #1 Hours                    4,432       4,388       4,450       4,513       4,450       4,393       4,342

Unit #2
  Summer Hours (Jun-Sept)                   1,227       1,157       1,198       1,238       1,205       1,172       1,141
  Shoulder Hours (Mar-May & Oct-Nov)        1,159       1,247       1,163       1,078       1,026         976         928
  Winter Hours (Dec-Feb)                      798         818         886         955         903         854         808

                                            3,184       3,222       3,247       3,271       3,133       3,002       2,877


Gas & Fuel Oil Volumes (DT's):
Firm Transportation
  Demand Volumes at Wellhead            9,060,827   9,060,827   9,060,827   9,060,827   9,060,827   9,060,827   9,060,827
  Demand Volumes through ANR            9,060,827   9,060,827   9,060,827   9,060,827   9,060,827   9,060,827   9,060,827
  Demand Volumes through Columbia Gas   8,847,600   8,847,600   8,847,600   8,847,600   8,847,600   8,847,600   8,847,600
  Demand Volumes through CLNG & WGL     8,760,000   8,760,000   8,760,000   8,760,000   8,760,000   8,760,000   8,760,000

Unit #1 - FGRR Supply                          59%         60%         58%         58%         59%         60%         61%
  FGRR Volumes at Wellhead              2,618,663   2,629,876   2,616,100   2,579,258   2,590,151   2,601,043   2,611,936
  FGRR Volumes through ANR              2,618,663   2,629,876   2,616,100   2,579,258   2,590,151   2,601,043   2,611,936
  FGRR Volumes through Columbia Gas     2,557,039   2,567,987   2,554,536   2,518,561   2,529,197   2,539,833   2,550,469
  FGRR Volumes through CLNG & WGL       2,531,721   2,542,562   2,529,244   2,493,625   2,504,156   2,514,686   2,525,217

Unit #1 - FGMR Supply                          41%         40%         42%         42%         41%         40%         39%
  FGMR Volumes at Wellhead              1,791,187   1,745,896   1,894,480   1,859,486   1,791,899   1,734,623   1,681,921
  FGMR Volumes through ANR              1,791,187   1,745,896   1,894,480   1,859,486   1,791,899   1,734,623   1,681,921
  FGMR Volumes through Columbia Gas     1,749,035   1,704,810   1,849,897   1,815,727   1,749,731   1,693,802   1,642,341
  FGMR Volumes through CLNG & WGL       1,731,718   1,687,931   1,831,582   1,797,749   1,732,407   1,677,032   1,626,080

Unit #2 - IGR Supply                           93%         93%         93%         92%         92%         92%         93%
  IGR Volumes Dlvd Columbia             2,920,862   2,957,248   3,038,369   2,958,563   2,817,359   2,696,773   2,589,507
  IGR Volumes Dlvd to CLNG              2,852,125   2,887,655   2,966,868   2,888,940   2,751,058   2,633,310   2,528,569
  IGR Volumes Dlvd to Wash Gas          2,823,886   2,859,065   2,937,493   2,860,336   2,723,820   2,607,238   2,503,533
  IGR Volumes Dlvd to Brandywine        2,823,886   2,859,065   2,937,493   2,860,336   2,723,820   2,607,238   2,503,533

Unit #2 - OR Supply                             7%          7%          7%          8%          8%          8%          7%
  OR Volumes Delivered to Plant           202,474     207,470     230,270     241,838     226,956     214,294     202,234



                                               Year Ended   Year Ended Year Ended
                                                Dec-2010     Dec-2011   Dec-2012
                                                --------     --------   --------
Dispatch Hours:
Unit #1
  Summer Hours (Jun-Sept)                          1,450       1,434      1,420
  Shoulder Hours (Mar-May & Oct-Nov)               1,708       1,678      1,651
  Winter Hours (Dec-Feb)                           1,140       1,112      1,086
     Total Unit #1 Hours                           4,297       4,224      4,157

Unit #2
  Summer Hours (Jun-Sept)                          1,110       1,101      1,093
  Shoulder Hours (Mar-May & Oct-Nov)                 883         852        821
  Winter Hours (Dec-Feb)                             764         717        672

                                                   2,757       2,669      2,586


Gas & Fuel Oil Volumes (DT's):
Firm Transportation
  Demand Volumes at Wellhead                   9,060,827   9,060,827  9,060,827
  Demand Volumes through ANR                   9,060,827   9,060,827  9,060,827
  Demand Volumes through Columbia Gas          8,847,600   8,847,600  8,847,600
  Demand Volumes through CLNG & WGL            8,760,000   8,760,000  8,760,000

Unit #1 - FGRR Supply                                 61%         26%         0%
  FGRR Volumes at Wellhead                     2,600,723   1,086,012          0
  FGRR Volumes through ANR                     2,600,723   1,086,012          0
  FGRR Volumes through Columbia Gas            2,539,520   1,060,455          0
  FGRR Volumes through CLNG & WGL              2,514,377   1,049,956          0

Unit #1 - FGMR Supply                                 39%         74%       100%
  FGMR Volumes at Wellhead                     1,671,559   3,111,349  4,138,784
  FGMR Volumes through ANR                     1,671,559   3,111,349  4,138,784
  FGMR Volumes through Columbia Gas            1,632,222   3,038,130  4,041,387
  FGMR Volumes through CLNG & WGL              1,616,062   3,008,049  4,001,373

Unit #2 - IGR Supply                                  93%         93%        93%
  IGR Volumes Dlvd Columbia                    2,515,142   2,423,102  2,357,074
  IGR Volumes Dlvd to CLNG                     2,455,953   2,366,079  2,301,605
  IGR Volumes Dlvd to Wash Gas                 2,431,637   2,342,653  2,278,817
  IGR Volumes Dlvd to Brandywine               2,431,637   2,342,653  2,278,817

Unit #2 - OR Supply                                    7%          7%         7%
  OR Volumes Delivered to Plant                  194,316     180,540    169,463


                                                                         Year Ended
                                    Dec-2013    Dec-2014  Dec-2015   Dec-2016    Dec-2017  Dec-2018   Dec-2019   Dec-2020   Dec-2021
                                    --------    --------  --------   --------    --------  --------   --------   --------   --------
Dispatch Hours:
Unit #1
  Summer Hours (Jun-Sept)             1,406      1,392      1,379      1,361      1,344      1,327      1,311      1,295      1,295
  Shoulder Hours (Mar-May &
     Oct-Nov)                         1,627      1,607      1,589      1,552      1,519      1,489      1,462      1,439      1,079
  Winter Hours (Dec-Feb)              1,064      1,044      1,027      1,011        995        980        965        951        634
     Total Unit #1 Hours              4,097      4,043      3,996      3,925      3,858      3,796      3,739      3,685      3,008

Unit #2
  Summer Hours (Jun-Sept)             1,084      1,076      1,068      1,046      1,024      1,002        981        960        960
  Shoulder Hours (Mar-May &
     Oct-Nov)                           792        763        736        705        676        647        620        594        446
  Winter Hours (Dec-Feb)                631        591        555        557        560        563        565        568        379
                                      2,507      2,431      2,359      2,308      2,259      2,212      2,166      2,123      1,785


Gas & Fuel Oil Volumes (DT's):

Firm Transportation
  Demand Volumes at Wellhead      9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  7,550,689
  Demand Volumes through ANR      9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  9,060,827  7,550,689
  Demand Volumes through
     Columbia Gas                 8,847,600  8,847,600  8,847,600  8,847,600  8,847,600  8,847,600  8,847,600  8,847,600  7,373,000
  Demand Volumes through
     CLNG & WGL                   8,760,000  8,760,000  8,760,000  8,760,000  8,760,000  8,760,000  8,760,000  8,760,000  7,300,000

Unit #1 - FGRR Supply                     0%         0%         0%         0%         0%         0%         0%         0%        0%
  FGRR Volumes at Wellhead                0          0          0          0          0          0          0          0         0
  FGRR Volumes through ANR                0          0          0          0          0          0          0          0         0
  FGRR Volumes through
     Columbia Gas                         0          0          0          0          0          0          0          0         0
  FGRR Volumes through
     CLNG & WGL                           0          0          0          0          0          0          0          0         0

Unit #1 - FGMR Supply                   100%       100%       100%       100%       100%       100%       100%       100%      100%
  FGMR Volumes at Wellhead        4,086,799  4,056,059  3,927,327  3,864,719  3,808,022  3,753,002  3,713,304  3,659,278  2,992,198
  FGMR Volumes through ANR        4,086,799  4,056,059  3,927,327  3,864,719  3,808,022  3,753,002  3,713,304  3,659,278  2,992,198
  FGMR Volumes through
     Columbia Gas                 3,990,625  3,960,608  3,834,906  3,773,771  3,718,408  3,664,683  3,625,919  3,573,165  2,921,784
  FGMR Volumes through
     CLNG & WGL                   3,951,114  3,921,394  3,796,937  3,736,407  3,681,592  3,628,399  3,590,019  3,537,787  2,892,855

Unit #2 - IGR Supply                     93%        94%        94%        94%        93%        93%        93%        93%       94%
  IGR Volumes Dlvd Columbia       2,290,522  2,267,044  2,187,728  2,105,782  2,044,168  1,997,922  1,980,760  1,930,468  1,640,723
  IGR Volumes Dlvd to CLNG        2,236,620  2,213,694  2,136,245  2,056,227  1,996,063  1,950,905  1,934,147  1,885,039  1,602,112
  IGR Volumes Dlvd to Wash Gas    2,214,475  2,191,776  2,115,094  2,035,868  1,976,300  1,931,589  1,914,997  1,866,375  1,586,250
  IGR Volumes Dlvd to Brandywine  2,214,475  2,191,776  2,115,094  2,035,868  1,976,300  1,931,589  1,914,997  1,866,375  1,586,250

Unit #2 - OR Supply                       7%         6%         6%         6%         7%         7%         7%         7%        6%
  OR Volumes Delivered to Plant     159,080    152,358    141,598    140,498    139,547    140,514    143,473    142,947     95,158

                             Panda-Brandywine L.P.

                              230MW PEPCO Project

                             Gas Supply Assumptions

                                                                                           Year Ended
                                                                         Dec1996 Dec1997 Dec1998 Dec1999 Dec2000 Dec2001 Dec-2002
                                                                         --------------------------------------------------------
Fuel Compensation Price:
FGRR -                          PPI Oil and Gas Field Services
  Fixed Contract Price           Jun-94    May-96     Nov-96               $2.58  $2.68   $2.79   $2.90    $3.02  $3.14  $3.26
  Adjusted Contract Price        103.20    115.80     117.81               $2.95  $3.06   $3.18   $3.31    $3.45  $3.58  $3.72

FGMR -                           Base Yr   May-96
  Commodity Index - Summer        6.46      0.00       4.00%                7.40   7.54    7.68    7.77     7.91   8.33   8.76
  Commodity Index - Shoulder      6.46      0.00       4.00%                7.89   8.03    8.18    8.29     8.43   8.88   9.34
  Commodity Index - Winter        6.46      0.00       4.00%                8.37   8.53    8.69    8.80     8.96   9.42   9.91
  Transportation Index           129.9     156.6       3.00%               159.3  164.1   169.0   174.1    179.3  184.7  190.2
  Contract Discount                        1.206                              90%    90%     90%     90%      92%   100%   100%
  Calculated FGMR - Summer       $2.29     $0.58                           $2.35  $2.39   $2.44   $2.47    $2.56  $2.91  $3.05
  Calculated FGMR - Shoulder     $2.29     $0.58                           $2.47  $2.51   $2.56   $2.59    $2.69  $3.06  $3.20
  Calculated FGMR - Winter       $2.29     $0.58                           $2.59  $2.63   $2.68   $2.72    $2.82  $3.21  $3.36

IGR -
  Calculated FGMR - Summer       $2.29     $0.73                           $2.61  $2.65   $2.70   $2.74    $2.79  $2.90  $3.03
  Calculated FGMR - Shoulder     $2.29     $0.73                           $2.73  $2.78   $2.83   $2.87    $2.92  $3.04  $3.17
  Calculated FGMR - Winter       $2.29     $0.40                           $2.90  $2.96   $3.01   $3.05    $3.11  $3.25  $3.41

OR -
  Oil Index                        151                                       179    178     184     195      206    215    224
  Calculated OR                  $3.89                                     $4.60  $4.57   $4.73   $5.00    $5.28  $5.51  $5.75


Fuel Costs:                                                    Escalation

Firm Gas - Contract Price (Unit #1)                               4.00%    $2.43  $2.52   $2.62   $2.72    $2.83  $2.94  $3.06

Firm Gas - Market Price (Unit #1)     Index Cost Options         Option
  Spot Price - Summer                  1 - NGC - Columbia Gas      7       $1.90  $1.94   $1.98   $2.00    $2.04  $2.14  $2.25
  Spot Price - Shoulder                2 - NGC - Tenn Gas          7       $2.05  $2.09   $2.13   $2.16    $2.20  $2.31  $2.43
  Spot Price - Winter                  3 - NGI - Columbia Gas      2       $1.99  $2.02   $2.06   $2.08    $2.12  $2.23  $2.35
  FGMR Premium - Summer                4 - NGW - Columbia Gas              $0.00  $0.00   $0.00   $0.00    $0.00  $0.00  $0.00
  FGMR Premium - Shoulder              5 - Blended (Gulf & Appl)           $0.00  $0.00   $0.00   $0.00    $0.00  $0.00  $0.00
  FGMR Premium - Winter                6 - Gulf Coast Avg                  $0.55  $0.55   $0.55   $0.55    $0.55  $0.56  $0.56
  Firm Gas Market Cost - Weighted Avg  7 - Appalachian Avg                 $2.12  $2.16   $2.20   $2.22    $2.26  $2.37  $2.49

Interruptible Gas (Unit #2)                                      Option
  Spot Price - Summer                                              7       $1.90  $1.94   $1.98   $2.00    $2.04  $2.14  $2.25
  Spot Price - Shoulder                                            7       $2.05  $2.09   $2.13   $2.16    $2.20  $2.31  $2.43
  Spot Price - Winter                                              7       $2.20  $2.24   $2.28   $2.31    $2.36  $2.48  $2.61
  IGR Premium - Summer                                                     $0.05  $0.05   $0.05   $0.05    $0.05  $0.05  $0.05
  IGR Premium - Shoulder                                                   $0.05  $0.05   $0.05   $0.05    $0.05  $0.05  $0.05
  IGR Premium - Winter                                                     $0.05  $0.05   $0.05   $0.05    $0.05  $0.05  $0.05
  Interruptible Gas Cost - Weighted Average                                $2.09  $2.13   $2.17   $2.19    $2.23  $2.35  $2.47

Delivered Fuel Oil (Unit #2)                                               $4.60  $4.57   $4.73   $5.00    $5.28  $5.51  $5.75



                                                                               Year Ended
                                           Dec-2003  Dec2004 Dec-2005 Dec-2006 Dec-2007 Dec-2008 Dec-2009 Dec-2010 Dec-2011 Dec-2012
                                           --------  -------------------------------------------------------------------------------
Fuel Compensation Price:

FGRR -
  Fixed Contract Price                       $3.33    $3.40    $3.46    $3.53    $3.60    $3.68    $3.75    $3.82    $3.90    $3.98
  Adjusted Contract Price                    $3.80    $3.88    $3.95    $4.03    $4.11    $4.20    $4.28    $4.36    $4.45    $4.54

FGMR -
  Commodity Index - Summer                    9.22     9.70    10.20    11.05    11.96    12.91    13.92    14.98    15.96    17.00
  Commodity Index - Shoulder                  9.82    10.33    10.86    11.77    12.72    13.73    14.79    15.92    16.96    18.05
  Commodity Index - Winter                   10.43    10.96    11.52    12.48    13.49    14.55    15.67    16.85    17.95    19.11
  Transportation Index                       195.9    201.8    207.9    214.1    220.5    227.2    234.0    241.0    248.2    255.7
  Contract Discount                            100%     100%     100%     100%     100%     100%     100%     100%     100%    100%
  Calculated FGMR - Summer                   $3.18    $3.32    $3.47    $3.72    $3.98    $4.25    $4.54    $4.85    $5.13    $5.43
  Calculated FGMR - Shoulder                 $3.35    $3.50    $3.65    $3.91    $4.19    $4.48    $4.78    $5.10    $5.40    $5.72
  Calculated FGMR - Winter                   $3.51    $3.67    $3.84    $4.11    $4.40    $4.70    $5.02    $5.36    $5.67    $6.01

IGR -
  Calculated FGMR - Summer                   $3.16    $3.29    $3.43    $3.67    $3.91    $4.17    $4.44    $4.72    $4.99    $5.27
  Calculated FGMR - Shoulder                 $3.31    $3.45    $3.60    $3.85    $4.10    $4.37    $4.66    $4.96    $5.24    $5.54
  Calculated FGMR - Winter                   $3.57    $3.74    $3.91    $4.21    $4.52    $4.84    $5.19    $5.55    $5.89    $6.24

OR -
  Oil Index                                    234      244      254      265      276      288      301      313      327      341
  Calculated OR                              $6.00    $6.26    $6.53    $6.81    $7.10    $7.41    $7.72    $8.05    $8.40    $8.76


Fuel Costs:
-----------
Firm Gas - Contract Price (Unit #1)          $3.18    $3.31    $3.44    $3.58    $3.72    $3.87    $4.02    $4.18    $4.35    $4.53

Firm Gas - Market Price (Unit #1)
  Spot Price - Summer                        $2.37    $2.49    $2.62    $2.84    $3.07    $3.31    $3.56    $3.83    $4.08    $4.34
  Spot Price - Shoulder                      $2.55    $2.68    $2.82    $3.05    $3.29    $3.55    $3.82    $4.10    $4.37    $4.65
  Spot Price - Winter                        $2.47    $2.60    $2.74    $2.97    $3.22    $3.48    $3.76    $4.05    $4.32    $4.60
  FGMR Premium - Summer                      $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00
  FGMR Premium - Shoulder                    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00    $0.00
  FGMR Premium - Winter                      $0.57    $0.57    $0.58    $0.58    $0.59    $0.59    $0.60    $0.60    $0.61    $0.61
  Firm Gas Market Cost - Weighted Average    $2.61    $2.74    $2.88    $3.11    $3.35    $3.60    $3.87    $4.15    $4.41    $4.69

Interruptible Gas (Unit #2)
  Spot Price - Summer                        $2.37    $2.49    $2.62    $2.84    $3.07    $3.31    $3.56    $3.83    $4.08    $4.34
  Spot Price - Shoulder                      $2.55    $2.68    $2.82    $3.05    $3.29    $3.55    $3.82    $4.10    $4.37    $4.65
  Spot Price - Winter                        $2.74    $2.88    $3.02    $3.27    $3.52    $3.79    $4.08    $4.38    $4.66    $4.96
  IGR Premium - Summer                       $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05
  IGR Premium - Shoulder                     $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05
  IGR Premium - Winter                       $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05    $0.05
  Interruptible Gas Cost - Weighted Average  $2.59    $2.72    $2.85    $3.08    $3.33    $3.58    $3.85    $4.13    $4.40    $4.67

Delivered Fuel Oil (Unit #2)                 $6.00    $6.26    $6.53    $6.81    $7.10    $7.41    $7.72    $8.05    $8.40    $8.76


                                                                        Year Ended December
                                                2013   2014     2015    2016    2017    2018      2019     2020    2021
                                                ----   ----     ----    ----    ----    ----      ----     ----    ----
Fuel Compensation Price:
FGRR -
  Fixed Contract Price                         $4.06   $4.14    $4.22   $4.30   $4.38   $4.46    $4.54    $4.62    $4.70
  Adjusted Contract Price                      $4.63   $4.73    $4.82   $4.91   $5.00   $5.09    $5.18    $5.27    $5.37

FGMR -
  Commodity Index - Summer                     18.09   19.23    20.44   21.71   23.07   24.51    26.05    27.68    29.41
  Commodity Index - Shoulder                   19.21   20.42    21.69   23.04   24.48   26.00    27.62    29.35    31.18
  Commodity Index - Winter                     20.32   21.60    22.94   24.37   25.88   27.49    29.20    31.02    32.95
  Transportation Index                         263.3   271.2    279.4   287.8   296.4   305.3    314.4    323.9    333.6
  Contract Discount                              100%    100%     100%    100%    100%    100%     100%     100%     100%
  Calculated FGMR - Summer                     $5.74   $6.07    $6.42   $6.78   $7.17   $7.58    $8.02    $8.49    $8.98
  Calculated FGMR - Shoulder                   $6.05   $6.39    $6.76   $7.15   $7.56   $7.99    $8.45    $8.94    $9.46
  Calculated FGMR - Winter                     $6.35   $6.72    $7.10   $7.51   $7.94   $8.40    $8.88    $9.40    $9.95

IGR -
  Calculated FGMR - Summer                     $5.57   $5.87    $6.20   $6.54   $6.91   $7.29    $7.70    $8.14    $8.60
  Calculated FGMR - Shoulder                   $5.85   $6.17    $6.51   $6.88   $7.26   $7.67    $8.10    $8.56    $9.04
  Calculated FGMR - Winter                     $6.62   $7.01    $7.42   $7.86   $8.32   $8.81    $9.33    $9.89   $10.48

OR -
  Oil Index                                      356     371      387     404     421     439      458      478      498
  Calculated OR                                $9.14   $9.53    $9.94  $10.37  $10.81  $11.28   $11.77   $12.27   $12.80


Fuel Costs:

Firm Gas - Contract Price (Unit #1)            $4.71   $4.89    $5.09   $5.29   $5.51   $5.73    $5.95    $6.19    $6.44

Firm Gas - Market Price (Unit #1)
  Spot Price - Summer                          $4.61   $4.90    $5.21   $5.53   $5.87   $6.24    $6.63    $7.04    $7.48
  Spot Price - Shoulder                        $4.94   $5.25    $5.57   $5.91   $6.28   $6.67    $7.08    $7.51    $7.98
  Spot Price - Winter                          $4.90   $5.21    $5.54   $5.89   $6.26   $6.65    $7.07    $7.52    $7.99
  FGMR Premium - Summer                        $0.00   $0.00    $0.00   $0.00   $0.00   $0.00    $0.00    $0.00    $0.00
  FGMR Premium - Shoulder                      $0.00   $0.00    $0.00   $0.00   $0.00   $0.00    $0.00    $0.00    $0.00
  FGMR Premium - Winter                        $0.62   $0.62    $0.63   $0.63   $0.64   $0.64    $0.65    $0.65    $0.66
  Firm Gas Market Cost - Weighted Average      $4.97   $5.28    $5.60   $5.94   $6.30   $6.68    $7.09    $7.52    $7.98

Interruptible Gas (Unit #2)
  Spot Price - Summer                          $4.61   $4.90    $5.21   $5.53   $5.87   $6.24    $6.63    $7.04    $7.48
  Spot Price - Shoulder                        $4.94   $5.25    $5.57   $5.91   $6.28   $6.67    $7.08    $7.51    $7.98
  Spot Price - Winter                          $5.27   $5.59    $5.93   $6.30   $6.68   $7.09    $7.53    $7.99    $8.48
  IGR Premium - Summer                         $0.05   $0.05    $0.05   $0.05   $0.05   $0.05    $0.05    $0.05    $0.05
  IGR Premium - Shoulder                       $0.05   $0.05    $0.05   $0.05   $0.05   $0.05    $0.05    $0.05    $0.05
  IGR Premium - Winter                         $0.05   $0.05    $0.05   $0.05   $0.05   $0.05    $0.05    $0.05    $0.05
  Interruptible Gas Cost - Weighted Average    $4.96   $5.27    $5.59   $5.93   $6.30   $6.68    $7.09    $7.52    $7.99

Delivered Fuel Oil (Unit #2)                   $9.14   $9.53    $9.94  $10.37  $10.81  $11.28   $11.77   $12.27   $12.80

                              Panda-Brandywine L.P.

                              230MW PEPCO Project

                             Gas Supply Assumptions

                                                                                           Year Ended

                                                        Dec-1996   Dec-1997   Dec-1998   Dec-1999  Dec-2000   Dec-2001  Dec-2002
                                                        --------   --------   --------   --------  --------   --------  --------
Firm Transportation:

ANR Tariff Rates               1996 Rate   Escalation
  Demand                        $0.0000      0.00%         $0.00     $0.00      $0.00     $0.00     $0.00     $0.00      $0.00
  Commodity                     $0.0000      0.00%         $0.00     $0.00      $0.00     $0.00     $0.00     $0.00      $0.00
  Fuel %                           0.00%                    0.00%     0.00%      0.00%     0.00%     0.00%     0.00%      0.00%

Columbia Gas Tarriff Rates
  Demand                        $0.2632      1.50%         $0.26     $0.27      $0.27     $0.28     $0.28     $0.28      $0.29
  Commodity                     $0.0267      1.50%         $0.03     $0.03      $0.03     $0.03     $0.03     $0.03      $0.03
  Fuel %                           2.41%                    2.41%     2.41%      2.41%     2.41%     2.41%     2.41%      2.41%

CLNG & WGL Contract Rates
  Demand - CLNG Only            $0.0222      1.50%         $0.02      $0.02     $0.02     $0.02     $0.02     $0.02      $0.02
  Commodity - CLNG & WGL        $0.0590      0.25%         $0.06      $0.06     $0.06     $0.06     $0.06     $0.06      $0.06
  Fuel % - CLNG Only               1.00%                    1.00%      1.00%     1.00%     1.00%     1.00%     1.00%      1.00%


Interruptible Transportation:
-----------------------------
Columbia Gas Tarriff Rates     1996 Rate
  Commodity - Summer             $0.221      1.50%         $0.22      $0.22     $0.23     $0.23     $0.23     $0.24      $0.24
  Commodity - Shoulder           $0.271      1.50%         $0.27      $0.27     $0.28     $0.28     $0.29     $0.29      $0.30
  Commodity - Winter             $0.310      1.50%         $0.31      $0.31     $0.32     $0.32     $0.33     $0.33      $0.34
  Fuel %                           2.41%                    2.41%      2.41%     2.41%     2.41%     2.41%     2.41%      2.41%

Columbia (Cove Point)
    LNG Tarriff Rates
  Commodity - Summer             $0.023      1.50%         $0.02      $0.02     $0.02     $0.02     $0.02     $0.02      $0.03
  Commodity - Shoulder           $0.023      1.50%         $0.02      $0.02     $0.02     $0.02     $0.02     $0.02      $0.03
  Commodity - Winter             $0.023      1.50%         $0.02      $0.02     $0.02     $0.02     $0.02     $0.02      $0.03
  Fuel %                           1.00%                    1.00%      1.00%     1.00%     1.00%     1.00%     1.00%      1.00%

Washington Gas Contract Rates
  Commodity - Summer             $0.050      0.00%         $0.05      $0.05     $0.05     $0.05     $0.05     $0.05      $0.05
  Commodity - Shoulder           $0.050      0.00%         $0.05      $0.05     $0.05     $0.05     $0.05     $0.05      $0.05
  Commodity - Winter             $0.050      0.00%         $0.05      $0.05     $0.05     $0.05     $0.05     $0.05      $0.05
  Fuel %                           0.00%                    0.00%      0.00%     0.00%     0.00%     0.00%     0.00%      0.00%


Management Fee & SIT:
---------------------
  Fuel Management Fee -
    Firm Gas                     $0.000      0.00%         $0.00      $0.00     $0.00     $0.00     $0.00     $0.00      $0.00
  Fuel Management Fee -
    Interruptible Gas            $0.000      0.00%         $0.00      $0.00     $0.00     $0.00     $0.00     $0.00      $0.00
WGL Balancing                    $0.050      2.50%         $0.05      $0.05     $0.05     $0.05     $0.06     $0.06      $0.06
  Storage-In-Transit             $0.050      2.50%         $0.05      $0.05     $0.05     $0.05     $0.06     $0.06      $0.06


                                                                                 Year Ended
                                          Dec-2003  Dec2004  Dec-2005 Dec-2006 Dec-2007 Dec-2008 Dec-2009 Dec-2010 Dec-2011 Dec-2012
                                          --------  -------  -----------------------------------------------------------------------
Firm Transportation:
ANR Tariff Rates
  Demand                                    $0.00    $0.00     $0.00    $0.00    $0.00     $0.00   $0.00    $0.00    $0.00    $0.00
  Commodity                                 $0.00    $0.00     $0.00    $0.00    $0.00     $0.00   $0.00    $0.00    $0.00    $0.00
  Fuel %                                     0.00%    0.00%     0.00%    0.00%    0.00%     0.00%   0.00%    0.00%    0.00%   0.00%

Columbia Gas Tarriff Rates
  Demand                                    $0.29    $0.30     $0.30    $0.31    $0.31     $0.31   $0.32    $0.32    $0.33    $0.33
  Commodity                                 $0.03    $0.03     $0.03    $0.03    $0.03     $0.03   $0.03    $0.03    $0.03    $0.03
  Fuel %                                     2.41%    2.41%     2.41%    2.41%    2.41%     2.41%   2.41%    2.41%    2.41%   2.41%

CLNG & WGL Contract Rates
  Demand - CLNG Only                        $0.02    $0.03     $0.03    $0.03    $0.03     $0.03   $0.03    $0.03    $0.03    $0.03
  Commodity - CLNG & WGL                    $0.06    $0.06     $0.06    $0.06    $0.06     $0.06   $0.06    $0.06    $0.06    $0.06
  Fuel % - CLNG Only                         1.00%    1.00%     1.00%    1.00%    1.00%     1.00%   1.00%    1.00%    1.00%  1.00%


Interruptible Transportation:
Columbia Gas Tarriff Rates
  Commodity - Summer                        $0.25    $0.25     $0.25    $0.26    $0.26     $0.26   $0.27    $0.27    $0.28    $0.28
  Commodity - Shoulder                      $0.30    $0.30     $0.31    $0.31    $0.32     $0.32   $0.33    $0.33    $0.34    $0.34
  Commodity - Winter                        $0.34    $0.35     $0.35    $0.36    $0.36     $0.37   $0.38    $0.38    $0.39    $0.39
  Fuel %                                     2.41%    2.41%     2.41%    2.41%    2.41%     2.41%   2.41%    2.41%    2.41%   2.41%

Columbia (Cove Point) LNG Tarriff Rates
  Commodity - Summer                        $0.03    $0.03     $0.03    $0.03    $0.03     $0.03   $0.03    $0.03    $0.03    $0.03
  Commodity - Shoulder                      $0.03    $0.03     $0.03    $0.03    $0.03     $0.03   $0.03    $0.03    $0.03    $0.03
  Commodity - Winter                        $0.03    $0.03     $0.03    $0.03    $0.03     $0.03   $0.03    $0.03    $0.03    $0.03
  Fuel %                                     1.00%    1.00%     1.00%    1.00%    1.00%     1.00%   1.00%    1.00%   1.00%   1.00%

Washington Gas Contract Rates
  Commodity - Summer                        $0.05    $0.05     $0.05    $0.05    $0.05     $0.05   $0.05    $0.05    $0.05    $0.05
  Commodity - Shoulder                      $0.05    $0.05     $0.05    $0.05    $0.05     $0.05   $0.05    $0.05    $0.05    $0.05
  Commodity - Winter                        $0.05    $0.05     $0.05    $0.05    $0.05     $0.05   $0.05    $0.05    $0.05    $0.05
  Fuel %                                     0.00%    0.00%     0.00%    0.00%    0.00%     0.00%   0.00%    0.00%    0.00%    0.00%


Management Fee & SIT:
  Fuel Management Fee - Firm Gas            $0.00    $0.00     $0.00    $0.00    $0.00     $0.00   $0.00    $0.00    $0.00    $0.00
  Fuel Management Fee - Interruptible Gas   $0.00    $0.00     $0.00    $0.00    $0.00     $0.00   $0.00    $0.00    $0.00    $0.00
WGL Balancing                               $0.06    $0.06     $0.06    $0.06    $0.07     $0.07   $0.07    $0.07    $0.07    $0.07
  Storage-In-Transit                        $0.06    $0.06     $0.06    $0.06    $0.07     $0.07   $0.07    $0.07    $0.07    $0.07


                                                                          Year Ended
                                    Dec-2013  Dec-2014 Dec-2015 Dec-2016 Dec-2017  Dec-2018 Dec-2019   Dec-2020  Dec-2021
                                    --------  -----------------------------------  -----------------   --------  --------
Firm Transportation:
ANR Tariff Rates
  Demand                              $0.00     $0.00    $0.00    $0.00   $0.00     $0.00     $0.00     $0.00     $0.00
  Commodity                           $0.00     $0.00    $0.00    $0.00   $0.00     $0.00     $0.00     $0.00     $0.00
  Fuel %                               0.00%     0.00%    0.00%    0.00%   0.00%     0.00%     0.00%     0.00%     0.00%

Columbia Gas Tarriff Rates
  Demand                              $0.34     $0.34    $0.35    $0.35   $0.36     $0.37     $0.37     $0.38     $0.38
  Commodity                           $0.03     $0.03    $0.04    $0.04   $0.04     $0.04     $0.04     $0.04     $0.04
  Fuel %                               2.41%     2.41%    2.41%    2.41%   2.41%     2.41%     2.41%     2.41%     2.41%

CLNG & WGL Contract Rates
  Demand - CLNG Only                  $0.03     $0.03    $0.03    $0.03   $0.03     $0.03     $0.03     $0.03     $0.03
  Commodity - CLNG & WGL              $0.06     $0.06    $0.06    $0.06   $0.06     $0.06     $0.06     $0.06     $0.06
  Fuel % - CLNG Only                   1.00%     1.00%    1.00%    1.00%   1.00%     1.00%     1.00%     1.00%     1.00%


Interruptible Transportation:

Columbia Gas Tarriff Rates
  Commodity - Summer                  $0.28     $0.29    $0.29    $0.30   $0.30     $0.31     $0.31     $0.32     $0.32
  Commodity - Shoulder                $0.35     $0.35    $0.36    $0.36   $0.37     $0.38     $0.38     $0.39     $0.39
  Commodity - Winter                  $0.40     $0.40    $0.41    $0.42   $0.42     $0.43     $0.44     $0.44     $0.45
  Fuel %                               2.41%     2.41%    2.41%    2.41%   2.41%     2.41%     2.41%     2.41%     2.41%

Columbia (Cove Point)
    LNG Tarriff Rates
  Commodity - Summer                  $0.03     $0.03    $0.03    $0.03   $0.03     $0.03     $0.03     $0.03     $0.03
  Commodity - Shoulder                $0.03     $0.03    $0.03    $0.03   $0.03     $0.03     $0.03     $0.03     $0.03
  Commodity - Winter                  $0.03     $0.03    $0.03    $0.03   $0.03     $0.03     $0.03     $0.03     $0.03
  Fuel %                               1.00%     1.00%    1.00%    1.00%   1.00%     1.00%     1.00%     1.00%     1.00%

Washington Gas Contract Rates
  Commodity - Summer                  $0.05     $0.05    $0.05    $0.05   $0.05     $0.05     $0.05     $0.05     $0.05
  Commodity - Shoulder                $0.05     $0.05    $0.05    $0.05   $0.05     $0.05     $0.05     $0.05     $0.05
  Commodity - Winter                  $0.05     $0.05    $0.05    $0.05   $0.05     $0.05     $0.05     $0.05     $0.05
  Fuel %                               0.00%     0.00%    0.00%    0.00%   0.00%     0.00%     0.00%     0.00%     0.00%


Management Fee & SIT:
  Fuel Management Fee -
    Firm Gas                          $0.00     $0.00    $0.00    $0.00   $0.00     $0.00     $0.00     $0.00     $0.00
  Fuel Management Fee -
    Interruptible Gas                 $0.00     $0.00    $0.00    $0.00   $0.00     $0.00     $0.00     $0.00     $0.00
  WGL Balancing                       $0.08     $0.08    $0.08    $0.08   $0.08     $0.09     $0.09     $0.09     $0.09
  Storage-In-Transit                  $0.08     $0.08    $0.08    $0.08   $0.08     $0.09     $0.09     $0.09     $0.09

                                                 January 10, 1997


Panda Funding Corporation
Panda Interfunding Corporation
4100 Spring Valley, Suite 1001
Dallas, TX  75244


SUBJECT:  Independent Panda-Brandywine Pro Forma Projections


Dear Sirs:

     On July 26, 1996, ICF Resources issued the report Independent Panda-Brandywine Pro Forma Projections (the "July Brandywine Pro Forma Report"). Between July 26, 1996 and January 10, 1997, certain events have occurred that have affected the assumptions on which the pro forma projections in July Brandywine Pro Forma Report were based.

     This Update Report describes how certain assumptions bearing on the Panda-Brandywine pro forma projections have been updated and provides the results of the updated pro forma model. This Update Report discusses only those assumptions that have been changed since the completion of the July Brandywine Pro Forma Report. We refer the reader to that report for a full description of the assumptions in the pro forma model.

     In the preparation of this Update Report and the opinions that follow, we have made certain assumptions with respect to conditions that may exist or events that may occur in the future. Although we believe these assumptions to be reasonable for the purpose of this Update Report, they are dependent on future events, and actual conditions may differ from those assumed. In addition, we have used and relied upon certain information provided to us by sources that we believe to be reliable; however, we make no assurances as to the accuracy of any such information or any conclusions based thereon. To the extent that actual future conditions differ from those assumed herein, the actual results will vary from those forecast. This Update Report summarizes our work up to the date hereof; changed conditions occurring or becoming known after such date could affect the material presented.
Updated Assumptions

     Project Assumptions

     1. Brandywine's capacity payments are fixed at 5.54 percent above the schedule provided in the PPA, Appendix L, based on the actual escalation of the Gross National Product ("GNP") between June 1, 1994 and the Actual Commercial Operation Date.

     2. The capacity payment adjustment factor based upon 12-year T-Bill rates is fixed at 7.94 percent using the 12-year T-Bill rate on October 6, 1994, GECC's initial commitment date for permanent financing. Brandywine is currently in a dispute with PEPCO over the T-Bill rate which should be used for this adjustment factor. PEPCO's position on this issue designates a T-Bill rate of 6.40 percent which was the effective rate on the closing date of the conversion to permanent financing in the form of a leveraged lease. If the rate was established in favor of PEPCO ("the PEPCO Scenario") it would have a material adverse effect on the amount of capacity payments received by the project and the net cash flow from the Project (see conclusion).

     3. Commercial operations under the Brandywine Construction Contract with Raytheon occurred on September 30, 1996. Under such assumptions bonuses paid during 1997 will be $2.12 million greater than in the July 26, 1996 report; however, Raytheon would not be entitled to the early completion bonus of $880,000 that it claims and Brandywine disputes which would be payable during 1997.

     4. PEPCO's system peak load exceeds the threshold level of 5,697 MW in 1997. PEPCO's (unadjusted) system peak load was 5,732 MW in August 1995. It should be noted that PEPCO's forecasted weather-normalized peak load does not reach the threshold level until the year 2000.

     5. Changes associated with the proposed PEPCO/Baltimore Gas & Electric merger for the purposes of determining PEPCO's peak capacity, will not affect the pro forma's assumptions regarding the capacity payment adjustment.



     Operating Assumptions

     1. Brandywine will be dispatched as projected in the updated ICF Resources Dispatchability Analysis.

     2. Brandywine's fuel costs will be consistent with those used in our updated ICF Resources Dispatchability Analysis.

     3.   Balancing costs and capacity release revenues will be
     consistent with those described in Panda-Brandywine, L.P.
     Generating Facility Fuel Consultant's Report dated July 2, 1996 with a Supplement Update dated January 10, 1997, prepared by: C C Pace Resources, Inc.

     4. Brandywine's Firm Gas Reserve Rate ("FGRR") has been fixed at 8.53 percent above the fixed price stream provided in Appendix M of the PPA based on the actual escalation of the Producer Price Index ("PPI") for Oil and Gas Field Services between June 1, 1994 and the October 1996.

     5. Unit availability will be consistent with the availability estimates confirmed in the PES Report, Independent Engineer's
     Report: Panda-Brandywine Cogeneration Project dated July 22, 1996, and supplemented by an Update Report dated January 10, 1997 (as so supplemented the "Brandywine Engineering Report").

     6. The Consumer Price Index escalator used for the transportation portion of Brandywine's Firm Gas Market Rate ("FGMR") and Interruptible Gas Rate ("IGR") is 158.3 as of October 1, 1996 (versus 129.9 in June 1990). The Project Pro Forma assumes a 3.0 percent annual escalator after May 31, 1996.

     7. Brandywine operating expenses will be consistent with its updated 1996-1997 operating budget, inflated annually, where appropriate, by the change in the GNP escalator.

     8. Brandywine will maintain an additonal $1 million in spare parts inventory purchased in 1997, consistent with the recommendations of PES.

     Steam Sales Assumptions

     1. Brandywine Water Company's sales will occur on average 150 days per year.

     Financing Assumptions

     1. The lease payments reflect the closing of the leveraged lease transaction with GE Capital effective December 30, 1996 and the schedule of lease payments included in the lease agreement.

     2. The interest rate on Brandywine's reserve balances will be 5 percent.

Conclusions

     Set forth below are the principal opinions that we have reached regarding our review of the Project. For a complete understanding of the estimates, assumptions and calculations upon which these opinions are based, this letter, including the attached Project Pro Forma, and the July Brandywine Pro Forma Report should be read in their entirety. On the basis of our review and analyses of the Project and the assumptions set forth in this Report, we are of the opinion that:

     1. The financial projections in the Project Pro Forma provide a reasonable reflection of the Project's expected costs, revenues and cash flows.

     2. The energy and capacity revenue calculations contained in the Project Pro Forma are appropriate and consistent with the PPA., and are not dependent upon the outcome of the current dispute between Brandywine and PEPCO regarding the basis for the determination of PEPCO's system peak load.

     3. The Project's net cash flow will average approximately $24.4 million per year, reflecting a range of $6.6 million in 1998 to $43.0 million in 2016. Under the PEPCO Scenario, the Project's net cash flow will average approximately $19.6 million per year, reflecting a range of $1.7 million in 1998 to $40.5 million in 2016.

     4. The estimated lease obligation coverage ratios (i.e., the ratio of earnings before income taxes to lease payments) are presented in Table ES-1 (such lease obligation coverages under the PEPCO Scenario are presented in Table ES-2). During the 20-year term of the GECC lease, the Project's lease obligation coverages will range from 2.23:1.0 in 1998 to 1.88:1.0 in 2015. On average, the Project's lease coverage will be 1.95:1.0. Under the PEPCO Scenario, the Project's lease coverage will range from
     1.76 :1 in 1997 to 2.08 : 1 in 2016 with an average coverage ratio of 1.77 : 1.

                                  TABLE ES-1
                       SUMMARY PRO FORMA PROJECTIONS

=========================================================================================================
                                                Other
   Year           Total          Fuel        Operating                        Annual Lease      Lease
  Ended         Revenues        Expenses      Expenses          EBIT            Payments      Coverages
   (a)            (b)             (c)            (d)        (e) = b - (c+d)       (f)          (e)/(f)
=========================================================================================================
   1996           4,201           3,482         1,030             (311)               0              -
---------------------------------------------------------------------------------------------------------
   1997          50,598          19,697         7,736           23,166           10,442           2.22
---------------------------------------------------------------------------------------------------------
   1998          52,009          21,054         7,777           23,179           10,412           2.23
---------------------------------------------------------------------------------------------------------
   1999          69,711          21,881         7,774           40,056           19,976           2.01
---------------------------------------------------------------------------------------------------------
   2000          71,766          22,725         7,768           41,274           20,660           2.00
---------------------------------------------------------------------------------------------------------
   2001          85,699          24,969         7,837           52,894           27,265           1.94
---------------------------------------------------------------------------------------------------------
   2002          89,241          27,219         7,905           54,116           27,938           1.94
---------------------------------------------------------------------------------------------------------
   2003          88,515          26,574         7,784           54,158           27,907           1.94
---------------------------------------------------------------------------------------------------------
   2004          87,055          25,816         7,738           53,501           27,456           1.95
---------------------------------------------------------------------------------------------------------
   2005          90,038          28,345         7,944           53,750           27,602           1.95
---------------------------------------------------------------------------------------------------------
   2006          92,803          29,829         8,155           54,820           28,188           1.94
---------------------------------------------------------------------------------------------------------
   2007          96,772          30,331         8,260           58,180           30,071           1.93
---------------------------------------------------------------------------------------------------------
   2008          98,337          30,925         8,387           59,024           30,529           1.93
---------------------------------------------------------------------------------------------------------
   2009         100,470          31,553         8,518           60,398           31,285           1.93
---------------------------------------------------------------------------------------------------------
   2010         104,917          32,427         8,654           63,836           33,212           1.92
---------------------------------------------------------------------------------------------------------
   2011         108,926          31,542         8,775           68,609           35,922           1.91
---------------------------------------------------------------------------------------------------------
   2012         116,747          31,304         8,902           76,541           40,437           1.89
---------------------------------------------------------------------------------------------------------
   2013         119,555          31,475         9,036           79,044           41,855           1.89
---------------------------------------------------------------------------------------------------------
   2014         121,746          31,967         9,177           80,602           42,739           1.89
---------------------------------------------------------------------------------------------------------
   2015         118,458          31,805         9,326           77,327           41,168           1.88
---------------------------------------------------------------------------------------------------------
   2016         111,118          32,900         9,521           68,697           31,934           2.15
---------------------------------------------------------------------------------------------------------
   2017         114,483          34,158         9,723           70,602           14,584           4.84
---------------------------------------------------------------------------------------------------------
   2018         118,291          35,552         9,930           72,809           14,584           4.99
---------------------------------------------------------------------------------------------------------
   2019         122,827          37,269        10,144           75,415           14,584           5.17
---------------------------------------------------------------------------------------------------------
   2020         126,739          38,757        10,364           77,618           14,584           5.32
---------------------------------------------------------------------------------------------------------
   2021         107,868          33,030         8,983           65,855           10,938           6.02
=========================================================================================================

                                  TABLE ES-2
                SUMMARY PRO FORMA PROJECTIONS-PEPCO SCENARIO

=========================================================================================================
                                                Other
   Year           Total          Fuel        Operating                        Annual Lease      Lease
  Ended         Revenues        Expenses      Expenses          EBIT            Payments      Coverages
   (a)            (b)             (c)            (d)        (e) = b - (c+d)       (f)          (e)/(f)
=========================================================================================================
   1996           4,201           3,482         1,030             (311)               0              -
---------------------------------------------------------------------------------------------------------
   1997          45,777          19,697         7,736           18,344           10,442           1.76
---------------------------------------------------------------------------------------------------------
   1998          47,138          21,054         7,777           18,307           10,412           1.76
---------------------------------------------------------------------------------------------------------
   1999          64,759          21,881         7,774           35,104           19,976           1.76
---------------------------------------------------------------------------------------------------------
   2000          66,771          22,725         7,768           36,279           20,660           1.76
---------------------------------------------------------------------------------------------------------
   2001          80,660          24,969         7,837           47,855           27,265           1.76
---------------------------------------------------------------------------------------------------------
   2002          84,156          27,219         7,905           49,032           27,938           1.76
---------------------------------------------------------------------------------------------------------
   2003          83,380          26,574         7,784           49,023           27,907           1.76
---------------------------------------------------------------------------------------------------------
   2004          81,868          25,816         7,738           48,314           27,456           1.76
---------------------------------------------------------------------------------------------------------
   2005          84,804          28,345         7,944           48,516           27,602           1.76
---------------------------------------------------------------------------------------------------------
   2006          87,493          29,829         8,155           49,509           28,188           1.76
---------------------------------------------------------------------------------------------------------
   2007          91,416          30,331         8,260           52,824           30,071           1.76
---------------------------------------------------------------------------------------------------------
   2008          92,936          30,925         8,387           53,623           30,529           1.76
---------------------------------------------------------------------------------------------------------
   2009          95,024          31,553         8,518           54,952           31,285           1.76
---------------------------------------------------------------------------------------------------------
   2010          99,433          32,427         8,654           58,352           33,212           1.76
---------------------------------------------------------------------------------------------------------
   2011         103,440          31,542         8,775           63,124           35,922           1.76
---------------------------------------------------------------------------------------------------------
   2012         111,259          31,304         8,902           71,053           40,437           1.76
---------------------------------------------------------------------------------------------------------
   2013         114,066          31,475         9,036           73,555           41,855           1.76
---------------------------------------------------------------------------------------------------------
   2014         116,254          31,967         9,177           75,110           42,739           1.76
---------------------------------------------------------------------------------------------------------
   2015         113,478          31,805         9,326           72,347           41,168           1.76
---------------------------------------------------------------------------------------------------------
   2016         108,707          32,900         9,521           66,285           31,934           2.08
---------------------------------------------------------------------------------------------------------
   2017         112,072          34,158         9,723           68,192           14,584           4.68
---------------------------------------------------------------------------------------------------------
   2018         115,882          35,552         9,930           70,400           14,584           4.83
---------------------------------------------------------------------------------------------------------
   2019         120,419          37,269        10,144           73,006           14,584           5.01
---------------------------------------------------------------------------------------------------------
   2020         124,332          38,757        10,364           75,211           14,584           5.16
---------------------------------------------------------------------------------------------------------
   2021         105,862          33,030         8,983           63,850           10,938           5.84
=========================================================================================================

1/3/97                        PANDA-BRANDYWINE L.P.     BRANDY-1.XLS-SCHEDULE A
                               230MW PEPCO PROJECT                  Page 1 of 3
                                INCOME STATEMENT


                                            1            2            3            4          5
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-1996     Dec-1997     Dec-1998     Dec-1999    Dec-2000
                                   --------------------------------------------------------------
Sales Revenue:
  Capacity Revenue (1)                     $0  $26,878,878  $26,418,245  $43,020,081  $43,883,932
  Energy Sales - Unit #1            2,247,247   12,335,863   13,063,601   13,467,031   13,978,187
  Energy Sales - Unit #2            1,390,760    7,973,892    8,738,588    9,165,628    9,603,410
  Energy - Variable O&M               501,742    2,921,953    3,104,449    3,188,704    3,273,583
  Distilled Water Sales                 3,000       18,000       18,000       18,000       18,000
  Firm Transportation Capacity
   Release                             29,005      210,937      186,426      187,346      188,326
  Interest Income                      28,854      258,899      479,848      664,205      820,944
                                   --------------------------------------------------------------
     Total Revenues                 4,200,608   50,598,422   52,009,156   69,710,995   71,766,383

Fuel Expenses:
  Fuel Cost - Unit #1               1,960,982   10,839,710   11,514,019   11,920,797   12,329,220
  Fuel Cost - Unit #2               1,086,253    6,210,345    6,853,239    7,233,568    7,628,071
  Firm Transportation                 434,618    2,646,824    2,686,526    2,726,824    2,767,727
                                   --------------------------------------------------------------
     Total Fuel Expenses            3,481,854   19,696,879   21,053,784   21,881,189   22,725,017

Operating Expenses:
  Water Usage                         115,284      671,437      705,609      715,662      725,617
  Water Discharge & Chemical Usage     79,801      468,400      496,083      507,091      518,181
  Distilled Water Operating Costs      56,553      339,316      349,495      359,980      370,780
  O&M Contract Costs                  254,800    1,581,190    1,628,626    1,677,484    1,727,809
  Consumables                          27,364      587,352      604,973      623,122      641,815
  Administrative Expenses              39,700      403,200      415,296      427,755      440,588
  Insurance                            95,733      488,600      503,258      518,356      533,906
  Purchased Electricity                77,350      470,888      485,015      499,565      514,552
  Letters of Credit Fee                17,500      105,000      105,000      105,000      105,000
  Property Taxes                      266,000    2,620,500    2,483,407    2,339,772    2,189,399
  Depreciation & Amortization               0            0            0            0            0
                                   --------------------------------------------------------------
     Total Operating Expenses       1,030,085    7,735,884    7,776,762    7,773,788    7,767,647

  EBIT                               (311,331)  23,165,659   23,178,610   40,056,018   41,273,718

  Annual Lease Payments                     0   10,442,037   10,411,906   19,975,918   20,660,454
                                   --------------------------------------------------------------

  Net Income                        ($311,331) $12,723,623  $12,766,704  $20,080,100  $20,613,264
                                   --------------------------------------------------------------
                                   --------------------------------------------------------------
UNDER PEPCO SCENARIO
  (1) Capacity Revenue                     $0  $22,057,384  $21,546,894  $38,068,287 $38,888,920


                                            6            7            8            9         10
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-2001     Dec-2002     Dec-2003     Dec-2004    Dec-2005
                                  ---------------------------------------------------------------
Sales Revenue:
  Capacity Revenue (1)            $54,129,836  $54,955,411  $55,625,567  $55,709,532  $55,622,785
  Energy Sales - Unit #1           16,043,523   17,404,168   17,309,925   17,178,247   18,232,421
  Energy Sales - Unit #2           10,808,443   11,903,802   10,720,713    9,435,532   11,139,565
  Energy - Variable O&M             3,621,366    3,912,660    3,718,100    3,510,789    3,850,304
  Distilled Water Sales                18,000       18,000       18,000       18,000       18,000
  Firm Transportation Capacity
   Release                            134,091       87,041      161,379      237,628      192,410
  Interest Income                     943,792      959,428      961,243      965,509      982,980
                                  ---------------------------------------------------------------
     Total Revenues                85,699,050   89,240,510   88,514,927   87,055,237   90,038,466

Fuel Expenses:
  Fuel Cost - Unit #1              13,549,824   14,802,309   14,977,419   15,135,711   16,158,953
  Fuel Cost - Unit #2               8,609,867    9,565,222    8,702,096    7,742,292    9,203,946
  Firm Transportation               2,809,242    2,851,381    2,894,152    2,937,564    2,981,627
                                  --------------------------------------------------------------
     Total Fuel Expenses           24,968,934   27,218,912   26,573,667   25,815,568   28,344,527

Operating Expenses:
  Water Usage                         781,032      837,913      786,318      733,157      775,511
  Water Discharge & Chemical Usage    562,144      607,843      574,927      540,310      576,068
  Distilled Water Operating Costs     381,903      393,360      405,161      417,316      429,835
  O&M Contract Costs                1,779,643    1,833,033    1,888,024    1,944,664    2,003,004
  Consumables                         661,070      680,902      701,329      722,369      744,040
  Administrative Expenses             453,805      467,419      481,442      495,885      510,762
  Insurance                           549,924      566,421      583,414      600,916      618,944
  Purchased Electricity               529,989      545,888      562,265      579,133      596,507
  Letters of Credit Fee               105,000      105,000      105,000      105,000      105,000
  Property Taxes                    2,032,074    1,867,581    1,695,695    1,599,555    1,583,926
  Depreciation & Amortization               0            0            0            0            0
                                  ---------------------------------------------------------------
     Total Operating Expenses       7,836,584    7,905,360    7,783,574    7,738,306    7,943,597

  EBIT                             52,893,533   54,116,237   54,157,685   53,501,364   53,750,342

  Annual Lease Payments            27,265,071   27,938,252   27,906,988   27,456,191   27,602,191
                                  ---------------------------------------------------------------
  Net Income                      $25,628,463  $26,177,985  $26,250,698  $26,045,172  $26,148,152
                                  ---------------------------------------------------------------
                                  ---------------------------------------------------------------
UNDER PEPCO SCENARIO
  (1) Capacity Revenue            $49,090,875  $49,871,035  $50,490,985  $50,521,911  $50,388,637

1/3/97                        PANDA-BRANDYWINE L.P.     BRANDY-1.XLS-SCHEDULE A
                               230MW PEPCO PROJECT                  Page 2 of 3
                                INCOME STATEMENT


                                           11           12           13           14         15
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-2006     Dec-2007     Dec-2008     Dec-2009    Dec-2010
                                  ---------------------------------------------------------------
Sales Revenue:
  Capacity Revenue (1)            $56,267,003  $59,983,960  $61,229,005  $63,065,410  $66,689,832
  Energy Sales - Unit #1           18,679,732   18,752,137   18,883,190   18,979,218   19,340,994
  Energy Sales - Unit #2           12,563,328   12,672,731   12,800,534   12,919,888   13,229,399
  Energy - Variable O&M             4,062,009    4,063,946    4,074,169    4,087,597    4,153,451
  Distilled Water Sales                18,000       18,000       18,000       18,000       18,000
  Firm Transportation Capacity
   Release                            190,915      220,600      246,986      271,927      290,338
  Interest Income                   1,022,412    1,060,490    1,084,750    1,127,659    1,195,268
                                  ---------------------------------------------------------------
     Total Revenues                92,803,400   96,771,863   98,336,634  100,469,698  104,917,281

Fuel Expenses:
  Fuel Cost - Unit #1              16,519,819   16,887,439   17,295,205   17,712,082   18,216,727
  Fuel Cost - Unit #2              10,283,142   10,372,200   10,512,376   10,676,801   10,997,895
  Firm Transportation               3,026,352    3,071,747    3,117,823    3,164,591    3,212,060
                                  ---------------------------------------------------------------
     Total Fuel Expenses           29,829,313   30,331,386   30,925,404   31,553,474   32,426,682

Operating Expenses:
  Water Usage                         819,069      809,994      801,772      794,457      787,908
  Water Discharge & Chemical Usage    613,274      611,327      609,971      609,262      609,107
  Distilled Water Operating Costs     442,730      456,012      469,693      483,783      498,297
  O&M Contract Costs                2,063,094    2,124,987    2,188,737    2,254,399    2,322,031
  Consumables                         766,361      789,352      813,033      837,424      862,546
  Administrative Expenses             526,085      541,867      558,123      574,867      592,113
  Insurance                           637,512      656,638      676,337      696,627      717,526
  Purchased Electricity               614,402      632,834      651,819      671,374      691,515
  Letters of Credit Fee               105,000      105,000      105,000      105,000      105,000
  Property Taxes                    1,567,032    1,532,315    1,512,427    1,491,130    1,468,376
  Depreciation & Amortization               0            0            0            0            0
                                  ---------------------------------------------------------------
     Total Operating Expenses       8,154,560    8,260,327    8,386,911    8,518,323    8,654,419

  EBIT                             54,819,527   58,180,150   59,024,319   60,397,900   63,836,180

  Annual Lease Payments            28,188,414   30,071,266   30,528,635   31,284,930   33,212,359
                                  ---------------------------------------------------------------
  Net Income                      $26,631,113  $28,108,884  $28,495,684  $29,112,971  $30,623,822
                                  ---------------------------------------------------------------
                                  ---------------------------------------------------------------

UNDER PEPCO SCENARIO
  (1) Capacity Revenue            $50,956,347  $54,628,214  $55,828,128  $57,619,330 $61,205,964

                                           16           17           18           19         20
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-2011     Dec-2012     Dec-2013     Dec-2014    Dec-2015
                                  ---------------------------------------------------------------
Sales Revenue:
  Capacity Revenue (1)            $70,441,722  $77,606,660  $80,403,019  $81,867,003  $78,751,619
  Energy Sales - Unit #1           19,821,007   20,665,931   20,885,543   21,560,181   21,776,725
  Energy Sales - Unit #2           12,916,275   12,640,803   12,384,800   12,352,001   12,006,864
  Energy - Variable O&M             4,103,535    4,071,895    4,049,422    4,109,050    4,074,948
  Distilled Water Sales                18,000       18,000       18,000       18,000       18,000
  Firm Transportation Capacity
   Release                            329,986      363,393      395,328      418,023      460,250
  Interest Income                   1,295,514    1,379,908    1,419,220    1,421,486    1,369,882
                                  ---------------------------------------------------------------
     Total Revenues               108,926,038  116,746,590  119,555,333  121,745,743  118,458,288

Fuel Expenses:
  Fuel Cost - Unit #1              17,553,643   17,436,740   17,727,164   18,151,375   18,185,087
  Fuel Cost - Unit #2              10,728,017   10,558,168   10,389,253   10,406,250   10,159,351
  Firm Transportation               3,260,240    3,309,144    3,358,781    3,409,163    3,460,300
                                  ---------------------------------------------------------------
     Total Fuel Expenses           31,541,901   31,304,052   31,475,198   31,966,788   31,804,738

Operating Expenses:
  Water Usage                         770,618      755,077      741,487      729,883      720,780
  Water Discharge & Chemical Usage    600,551      593,205      587,258      582,772      580,200
  Distilled Water Operating Costs     513,246      528,643      544,503      560,838      577,663
  O&M Contract Costs                2,391,692    2,463,442    2,537,346    2,613,466    2,691,870
  Consumables                         888,423      915,075      942,528      970,803      999,927
  Administrative Expenses             609,876      628,172      647,018      666,428      686,421
  Insurance                           739,051      761,223      784,060      807,581      831,809
  Purchased Electricity               712,260      733,628      755,637      778,306      801,655
  Letters of Credit Fee               105,000      105,000      105,000      105,000      105,000
  Property Taxes                    1,444,116    1,418,298    1,390,870    1,361,777    1,330,965
  Depreciation & Amortization               0            0            0            0            0
                                  ---------------------------------------------------------------
     Total Operating Expenses       8,774,833    8,901,765    9,035,705    9,176,854    9,326,290

  EBIT                             68,609,304   76,540,773   79,044,429   80,602,101   77,327,260

  Annual Lease Payments            35,922,147   40,437,452   41,855,210   42,739,415   41,168,222
                                  ---------------------------------------------------------------
  Net Income                      $32,687,157  $36,103,321  $37,189,220  $37,862,686  $36,159,038
                                  ---------------------------------------------------------------
                                  ---------------------------------------------------------------

UNDER PEPCO SCENARIO
  (1) Capacity Revenue            $64,956,064  $72,119,042  $74,913,344  $76,375,068  $73,770,910

1/3/97                        PANDA-BRANDYWINE L.P.     BRANDY-1.XLS-SCHEDULE A
                               230MW PEPCO PROJECT                  Page 3 of 3
                                INCOME STATEMENT


                                           21           22           23           24           25           26
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended        Total
                                     Dec-2016     Dec-2017     Dec-2018     Dec-2019     Dec-2020     Dec-2021       Contract
                                  ----------------------------------------------------------------------------------------------
Sales Revenue:
  Capacity Revenue (1)            $70,338,312  $72,477,742  $74,697,153  $76,946,583  $79,235,876  $67,684,934    $1,553,930,099
  Energy Sales - Unit #1           22,335,104   22,934,808   23,550,046   24,536,466   25,130,212   21,412,060       480,503,567
  Energy Sales - Unit #2           12,705,511   13,463,457   14,276,427   15,348,777   16,215,493   13,795,743       303,172,364
  Energy - Variable O&M             4,205,986    4,347,556    4,495,983    4,717,294    4,866,079    4,162,468        99,249,036
  Distilled Water Sales                18,000       18,000       18,000       18,000       18,000       15,000           450,000
  Firm Transportation Capacity
   Release                            466,355      469,212      469,724      463,130      463,916      389,552         7,524,224
  Interest Income                   1,049,092      771,791      784,007      796,589      809,549      408,062        24,061,379
                                  ----------------------------------------------------------------------------------------------
     Total Revenues               111,118,361  114,482,566  118,291,338  122,826,839  126,739,125  107,867,819     4,022,820,767

Fuel Expenses:
  Fuel Cost - Unit #1              18,760,524   19,377,851   20,005,903   20,732,878   21,394,956   18,274,862       417,421,199
  Fuel Cost - Unit #2              10,627,669   11,215,058   11,927,892   12,862,987   13,634,071   11,601,748       249,787,780
  Firm Transportation               3,512,205    3,564,888    3,618,361    3,672,637    3,727,726    3,153,035        79,375,540
                                  ----------------------------------------------------------------------------------------------
     Total Fuel Expenses           32,900,398   34,157,797   35,552,156   37,268,502   38,756,753   33,029,645       746,584,519

Operating Expenses:
  Water Usage                         734,680      749,686      765,553      782,336      800,180      675,713        19,086,734
  Water Discharge & Chemical Usage    596,228      613,397      631,531      650,696      671,040      571,358        14,662,028
  Distilled Water Operating Costs     594,993      612,842      631,228      650,165      669,669      574,800        12,312,804
  O&M Contract Costs                2,772,626    2,855,805    2,941,479    3,029,724    3,120,615    2,678,528        57,368,119
  Consumables                       1,029,925    1,060,823    1,092,648    1,125,427    1,159,190      994,971        21,242,792
  Administrative Expenses             707,014      728,224      750,071      772,573      795,750      683,019        14,603,472
  Insurance                           856,763      882,466      908,940      936,208      964,294      827,686        17,744,192
  Purchased Electricity               825,705      850,476      875,990      902,270      929,338      797,682        17,086,044
  Letters of Credit Fee               105,000      105,000      105,000      105,000      105,000       87,500         2,625,000
  Property Taxes                    1,298,375    1,263,949    1,227,626    1,189,346    1,149,042    1,091,590        40,415,143
  Depreciation & Amortization               0            0            0            0            0            0                 0
                                  ----------------------------------------------------------------------------------------------
     Total Operating Expenses       9,521,308    9,722,668    9,930,066   10,143,744   10,364,120    8,982,846       217,146,327

  EBIT                             68,696,655   70,602,101   72,809,116   75,414,592   77,618,252   65,855,328     3,059,089,921

  Annual Lease Payments            31,933,556   14,583,866   14,583,866   14,583,866   14,583,866   10,937,900       656,273,975
                                  ----------------------------------------------------------------------------------------------
  Net Income                      $36,763,099  $56,018,234  $58,225,250  $60,830,726  $63,034,386  $54,917,428    $2,402,815,946
                                  ----------------------------------------------------------------------------------------------
                                  ----------------------------------------------------------------------------------------------

UNDER PEPCO SCENARIO
  (1) Capacity Revenue            $67,927,123  $70,067,562  $72,288,012  $74,538,467  $76,828,783  $65,679,242    $1,553,930,099



1/3/97                                             PANDA-BRANDYWINE L.P.      BRANDY-1.XLS-Schedule B
                                                    230MW PEPCO PROJECT                   Page 1 of 3
                                                    CASH FLOW STATEMENT

                                            1            2            3            4          5
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                    Dec-1996     Dec-1997     Dec-1998     Dec-1999     Dec-2000
                                  -----------  -----------  -----------  -----------  -----------
Net Income                        $  (311,331) $12,723,623  $12,766,704  $20,080,100  $20,613,264

 + Depreciation & Amortization              0            0            0            0            0
 + Lease Payments                           0   10,442,037   10,411,906   19,975,918   20,660,454
                                  -----------  -----------  -----------  -----------  -----------
   Cash Flow Available for
      Lease Payment                  (311,331)  23,165,659   23,178,610   40,056,018   41,273,718

Lease Payments                              0  (10,442,037) (10,411,906) (19,975,918) (20,660,454)

Reserves:
 Overhaul Reserve/Cap Ex             (125,000)  (2,615,000)  (1,418,610)  (2,245,573)  (1,841,232)
 Lease Reserve                              0   (2,805,953)  (4,782,006)    (342,268)  (3,302,308)
 + Contingency/Raytheon (3)         7,986,000    1,091,000            0            0            0
                                  -----------  -----------  -----------  -----------  -----------
    Total Reserves                  7,861,000   (4,329,953)  (6,200,616)  (2,587,840)  (5,143,540)

NET CASH FLOW (1)(3)               $7,549,669   $7,513,670   $6,566,088  $17,492,259  $15,469,724
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------

LEASE COVERAGES (2)(3)                                2.22         2.23         2.01         2.00

UNDER PEPCO SCENARIO
    (1) Net Cash Flow              $7,549,669   $3,572,177   $1,694,736  $12,540,465  $10,474,712
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------
    (2) Lease Coverages                               1.76         1.76         1.76         1.76

    (3) In the event Raytheon receives the full disputed amount of its bonus, additions to reserves could be $0.88 million more in 1997, resulting in Net
Cash Flow of $6,613,670 for Year Ended Dec-1997.  The size of the Raytheon
Bonus does not affect Lease Coverages.

                                            6            7            8            9         10
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-2001     Dec-2002     Dec-2003     Dec-2004    Dec-2005
                                  -----------  -----------  -----------  -----------  -----------
Net Income                        $25,628,463  $26,177,985  $26,250,698  $26,045,172  $26,148,152

 + Depreciation & Amortization              0            0            0            0            0
 + Lease Payments                  27,265,071   27,938,252   27,906,988   27,456,191   27,602,191
                                  -----------  -----------  -----------  -----------  -----------
   Cash Flow Available for
      Lease Payment                52,893,533   54,116,237   54,157,685   53,501,364   53,750,342

Lease Payments                    (27,265,071) (27,938,252) (27,906,988) (27,456,191) (27,602,191)

Reserves:
 Overhaul Reserve/Cap Ex           (2,190,936)  (1,515,589)    (953,234)  (1,049,415)  (3,622,816)
 Lease Reserve                       (336,591)      15,632      225,398      (73,000)    (293,111)
 + Contingency/Raytheon (3)                 0            0            0            0            0
                                  -----------  -----------  -----------  -----------  -----------
    Total Reserves                 (2,527,527)  (1,499,956)    (727,836)  (1,122,415)  (3,915,928)

NET CASH FLOW (1)                 $23,100,936  $24,678,029  $25,522,862  $24,922,757  $22,232,224
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------

LEASE COVERAGES (2)                      1.94         1.94         1.94         1.95         1.95

UNDER PEPCO SCENARIO
    (1) Net Cash Flow             $18,061,975  $19,593,654  $20,388,280  $19,735,137  $16,998,075
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------
    (2) Lease Coverages                  1.76         1.76         1.76         1.76         1.76

1/3/97                                             PANDA-BRANDYWINE L.P.      BRANDY-1.XLS-Schedule B
                                                    230MW PEPCO PROJECT                   Page 2 of 3
                                                    CASH FLOW STATEMENT

                                           11           12           13           14         15
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-2006     Dec-2007     Dec-2008     Dec-2009    Dec-2010
                                  -----------  -----------  -----------  -----------  -----------
Net Income                        $26,631,113  $28,108,884  $28,495,684  $29,112,971  $30,623,822

 + Depreciation & Amortization              0            0            0            0            0
 + Lease Payments                  28,188,414   30,071,266   30,528,635   31,284,930   33,212,359
                                  -----------  -----------  -----------  -----------  -----------
   Cash Flow Available for
      Lease Payment                54,819,527   58,180,150   59,024,319   60,397,900   63,836,180

Lease Payments                    (28,188,414) (30,071,266) (30,528,635) (31,284,930) (33,212,359)

Reserves:
 Overhaul Reserve/Cap Ex           (3,816,916)  (1,090,355)  (1,857,606)  (1,166,166)  (2,812,214)
 Lease Reserve                       (941,426)    (228,685)    (378,147)    (963,714)  (1,354,894)
 + Contingency/Raytheon (3)                 0            0            0            0            0
                                  -----------  -----------  -----------  -----------  -----------
    Total Reserves                 (4,758,342)  (1,319,039)  (2,235,754)  (2,129,880)  (4,167,108)

NET CASH FLOW (1)                 $21,872,771  $26,789,845  $26,259,930  $26,983,090  $26,456,713
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------

LEASE COVERAGES (2)                      1.94         1.93         1.93         1.93         1.92

UNDER PEPCO SCENARIO
    (1) Net Cash Flow             $16,562,115  $21,434,099  $20,859,053  $21,537,010  $20,972,846
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------
    (2) Lease Coverages                  1.76         1.76         1.76         1.76         1.76


                                           16           17           18           19         20
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended
                                     Dec-2011     Dec-2012     Dec-2013     Dec-2014    Dec-2015
                                  -----------  -----------  -----------  -----------  -----------
Net Income                        $32,687,157  $36,103,321  $37,189,220  $37,862,686  $36,159,038

 + Depreciation & Amortization              0            0            0            0            0
 + Lease Payments                  35,922,147   40,437,452   41,855,210   42,739,415   41,168,222
                                  -----------  -----------  -----------  -----------  -----------
   Cash Flow Available for
      Lease Payment                68,609,304   76,540,773   79,044,429   80,602,101   77,327,260

Lease Payments                    (35,922,147) (40,437,452) (41,855,210) (42,739,415) (41,168,222)

Reserves:
 Overhaul Reserve/Cap Ex           (2,828,729)  (1,373,678)  (1,334,019)  (5,825,052)  (1,426,826)
 Lease Reserve                     (2,257,653)    (708,879)    (442,103)     785,597    1,725,718
 + Contingency/Raytheon (3)                 0            0            0            0            0
                                  -----------  -----------  -----------  -----------  -----------
    Total Reserves                 (5,086,381)  (2,082,557)  (1,776,122)  (5,039,455)     298,892

NET CASH FLOW (1)                 $27,600,776  $34,020,764  $35,413,098  $32,823,230  $36,457,930
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------

LEASE COVERAGES (2)                      1.91         1.89         1.89         1.89         1.88

UNDER PEPCO SCENARIO
    (1) Net Cash Flow             $22,115,118  $28,533,145  $29,923,422  $27,331,295  $31,477,220
                                  -----------  -----------  -----------  -----------  -----------
                                  -----------  -----------  -----------  -----------  -----------
    (2) Lease Coverages                  1.76         1.76         1.76         1.76         1.76

1/3/97                                             PANDA-BRANDYWINE L.P.              BRANDY-1.XLS-Schedule B
                                                    230MW PEPCO PROJECT                           Page 3 of 3
                                                    CASH FLOW STATEMENT

                                           21           22           23           24           25         26
                                   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended   Year Ended             Total
                                     Dec-2016     Dec-2017     Dec-2018     Dec-2019     Dec-2020     Dec-2021          Contract
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------
Net Income                        $36,763,099  $56,018,234  $58,225,250  $60,830,726  $63,034,386  $54,917,428     $2,402,815,946

 + Depreciation & Amortization              0            0            0            0            0            0                  0
 + Lease Payments                  31,933,556   14,583,866   14,583,866   14,583,866   14,583,866   10,937,900        656,273,975
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------
   Cash Flow Available for
      Lease Payment                68,696,655   70,602,101   72,809,116   75,414,592   77,618,252   65,855,328      3,059,089,921


Lease Payments                    (31,933,556) (14,583,866) (14,583,866) (14,583,866) (14,583,866) (10,937,900)      (656,273,975)

Reserves:
 Overhaul Reserve/Cap Ex           (5,372,541)  (1,526,110)  (1,681,291)  (4,780,564)  (1,798,482)   5,324,714        (50,943,239)
 Lease Reserve                     11,566,460            0            0            0            0    7,291,933          2,400,000
 + Contingency/Raytheon (3)                 0            0            0            0    7,000,000            0         16,077,000
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------
    Total Reserves                  6,193,919   (1,526,110)  (1,681,291)  (4,780,564)   5,201,518   12,616,647        (32,466,239)


NET CASH FLOW (1)                 $42,957,018  $54,492,125  $56,543,959  $56,050,162  $68,235,905  $67,534,075     $2,370,349,707
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------

LEASE COVERAGES (2)                      2.15         4.84         4.99         5.17         5.32         6.02

UNDER PEPCO SCENARIO
    (1) Net Cash Flow             $40,545,829  $52,081,945  $54,134,818  $53,642,046  $65,828,812  $65,528,383     $2,143,742,565
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------
                                  -----------  -----------  -----------  -----------  -----------  -----------     --------------
    (2) Lease Coverages                  2.08         4.68         4.83         5.01         5.16         5.84

1/3/97                                        BRANDY-1.XLS-Schedule C
                                                          Page 1 of 1

                          PANDA-BRANDYWINE L.P.
                          230MW PEPCO PROJECT
                         DEVELOPMENT ASSUMPTIONS

LEASE FINANCING:
  Leased Amount                                         $215,000,000
  Lease Term (Years)                                              20
  Average Life                                                  14.9
  Implicit rate (Pre-tax)                                      10.20%
  Treasury Bond Rate (Base)                                     7.38%
  Treasury Bond Rate (Current)                                  6.40%

OTHER FINANCING ASSUMPTIONS:
  Debt Service Reserve                                    $2,400,000
  Letters of Credit (PEPCO, Fuel Supplier, etc.)          $7,000,000
  Annual Letter of Credit Fee                                   1.50%
  Interest Income Rate                                          5.00%
  12 Year Treasury Bill Rate (Capacity Adjustment) (1)          7.94%
  Annual GNP Deflator                                           3.00%
  Actual Commercial Operations Date                           Oct-96
  Months of Operation During 1996 (1st calendar year)              2
  Months of Operation During 2021 (last calendar year)            10
  Escalator Base Month                                        Jun-94
  Annual CPI Deflator                                           3.00%


TAX ASSUMPTIONS:
  Federal Tax Rate                                             35.00%
  State Tax Rate                                                5.00%
  Tax Depreciation Rate (Declining Value)                     150.00%
  Tax Depreciation Period                                         20
  Amortization Period - Transaction Costs                         20


UNDER PEPCO SCENARIO
    (1) 12 Year Treasury Bill Rate (Capacity Adjustment)        6.40%


PROJECT COSTS
Cogen Construction Costs                                 119,884,197
Distilled Water Construction Costs                         3,400,000
Electrical Transmission Line & Fiber Optics                4,005,843
Effluent Water Pipeline                                    9,791,490
Columbia Gas Pipeline Expansion                            9,058,249
PEPCO - Electrical Interconnect                            2,785,269
PEPCO - RTU/AGC Communications                                92,403
Sales Tax on 10% of Construction Costs                       156,033
Water Wells on Site                                          401,825
Building Permit                                              287,297
Builder's Risk Insurance                                     594,645
Other Construction Costs                                      58,682
Land Purchase Costs (Including Title Insurance)            3,914,213
Right-of Way Payments                                      1,020,270
Outside Engineering Costs                                  2,505,267
Permitting & Regulatory Costs                              1,654,055
Legal Costs                                                2,732,018
Public Relations                                             326,076
Interest During Development/Construction                  17,564,142
Other Financing Costs                                     10,141,274
Management & Administrative Costs                          4,203,859
Natural Gas Reserves Development                           3,165,981
Furniture & Office Equipment                                 419,879
O&M Contractor                                             1,079,261
Fuel Purchased During Construction                          (272,413)
General Liability Insurance                                   91,338
Spare Parts Inventory                                      1,369,672
Fuel Oil Inventory                                         1,516,187
Initial Lease Reserve (Cash)                               2,400,000
Initial O&M Reserve (Cash)                                 1,000,000
Initial Warranty Reserve (Cash)                              750,000
Contingency                                                8,902,988
                                                         -----------
   Total Project Costs                                   215,000,000
                                                         -----------
                                                         -----------

1/3/97                        PANDA-BRANDYWINE LP.    BRANDY-1.XLS-SCHEDULE D
                              230MW PEPCO PROJECT                 Page 1 of 6
                             OPERATING ASSUMPTIONS

                                                                    1             2             3             4             5
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-1996      Dec-1997      Dec-1998      Dec-1999      Dec-2000
                                                           ------------------------------------------------------------------
OPERATING ASSUMPTIONS:
  Capacity in Kilowatts                                       230,000       230,000       230,000       230,000       230,000
  Weighted Average Energy Output - Unit #1                    120,040       118,280       117,840       117,600       117,340
  Weighted Average Energy Output - Unit #2                    120,040       118,280       117,840       117,600       117,340
  Firm Dispatch Energy Production                              99,000        99,000        99,000        99,000        99,000
  Hours Per Year Running Unit #1 (Full Load)                      809         4,565         4,664         4,624         4,581
  Hours Per Year Running Unit #2 (Full Load)                      491         2,895         3,061         3,094         3,129
  Availability Factor                                           96.5%         96.5%         96.4%         96.4%         96.4%
  Contract Heat Rate (BTU/KWH)                                  8,461         8,461         8,461         8,461         8,461
  Weighted Average Heat Rate - Unit #1 (BTU/KWH)                7,939         8,048         8,075         8,106         8,141
  Weighted Average Heat Rate - Unit #2 (BTU/KWH)                7,863         7,954         7,984         8,011         8,041
  Actual Annual Energy - Unit #1 (MWH)                         97,149       539,966       549,547       543,799       537,563
  Actual Annual Energy - Unit #2 (MWH)                         58,921       342,452       360,677       363,899       367,155
  Annual Fuel Usage - Unit #1 (DT's)                          771,263     4,345,650     4,437,592     4,408,031     4,376,297
  Annual Fuel Usage - Unit #2 (DT's)                          463,298     2,723,860     2,879,648     2,915,191     2,952,292

ELECTRICITY REVENUES - CAPACITY:
  Capital Costs/KW Month (Unadjusted Contract Year)            $13.74        $13.92        $14.12        $14.33        $16.97
  Capital Costs/KW Year                                        $27.48       $165.24       $167.44       $169.86       $177.24
  Capital Costs Per KWH                                      $0.03396      $0.03620      $0.03590      $0.03673      $0.03869
  GNP Deflator Adjustment/KW Year                               $1.52         $9.16         $9.28         $9.42         $9.83
  GNP Deflator Adjustment Per KWH                            $0.00188      $0.00201      $0.00199      $0.00204      $0.00215
  Interest Rate Adjustment/KW Year(1)                          ($0.13)       ($0.78)       ($0.79)       ($0.80)       ($0.81)
  Interest Rate Adjustment Per KWH(1)                       ($0.00016)    ($0.00017)    ($0.00017)    ($0.00017)    ($0.00018)
  Scheduled Adjustment/KW Year                                ($30.30)      ($65.22)      ($69.57)        $0.00        ($4.35)
  Scheduled Adjustment Per KWH                              ($0.03744)    ($0.01429)    ($0.01492)     $0.00000     ($0.00095)
  Contingent Adjustment/KW Year                                 $0.00         $0.00         $0.00         $0.00         $0.00
  Contingent Adjustment Per KWH                              $0.00000      $0.00000      $0.00000      $0.00000      $0.00000
      Total Capacity Rate/KW Year                              ($1.42)      $108.41       $106.37       $178.48       $181.91
      Total Capacity Rate/KW Month                             ($0.12)        $9.03         $8.86        $14.87        $15.16
      Total Capacity Rate Per KWH                           ($0.00176)     $0.02375      $0.02281      $0.03860      $0.03971

ELECTRICITY REVENUES - ENERGY:              ESCALATION
  Energy Rate Per KWH (Weighted Average)                     $0.02331      $0.02302      $0.02395      $0.02493      $0.02607
  Variable O&M Rate Per KWH                      3.00%       $0.00321      $0.00331      $0.00341      $0.00351      $0.00362
      Total Energy Rate Per KWH                              $0.02652      $0.02633      $0.02736      $0.02845      $0.02968

TOTAL ELECTRICITY REVENUES - CAPACITY & ENERGY               $0.02477      $0.05007      $0.05017      $0.06704      $0.06939

DISTILLED WATER REVENUES:
  Water Delivery (Days/Year)                                       25           150           150           150           150
  Daily Distilled Water Sales Volume (Gal)                     80,000        80,000        80,000        80,000        80,000
  Distilled Water Sales Price ($/000 Gal)                       $1.50         $1.50         $1.50         $1.50         $1.50

CONTRACT FUEL RATES (ENERGY REVENUE):
  FGRR - Firm Gas Reserve Rate ($/DT)                           $2.80         $2.91         $3.03         $3.15         $3.28
  FGMR - Firm Gas Market Rate ($/DT)                            $2.62         $2.69         $2.81         $2.93         $3.06
  IGR - Interruptible Gas Rate ($/DT)                           $2.41         $2.49         $2.60         $2.72         $2.89
  OR - Oil Rate ($/DT)                                          $4.28         $4.19         $4.31         $4.43         $4.55

                                                                    6             7             8             9            10
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-2001      Dec-2002      Dec-2003      Dec-2004      Dec-2005
                                                           ------------------------------------------------------------------
OPERATING ASSUMPTIONS:
  Capacity in Kilowatts                                       230,000       230,000       230,000       230,000       230,000
  Energy Production Capacity - Unit #1                        118,840       117,940       117,690       117,450       120,000
  Energy Production Capacity - Unit #1                        118,840       117,940       117,690       117,450       120,000
  Energy Production Capacity - Unit #1                        118,840       117,940       117,690       117,450       120,000
  Weighted Average Energy Output - Unit #1                    118,840       117,940       117,690       117,450       120,000
  Energy Production Capacity - Unit #2                        118,840       117,940       117,690       117,450       120,000
  Energy Production Capacity - Unit #2                        118,840       117,940       117,690       117,450       120,000
  Energy Production Capacity - Unit #2                        118,840       117,940       117,690       117,450       120,000
  Weighted Average Energy Output - Unit #2                    118,840       117,940       117,690       117,450       120,000
  Firm Dispatch Energy Production                              99,000        99,000        99,000        99,000        99,000
  Hours Per Year Running Unit #1 (Full Load)                    4,841         5,098         4,920         4,742         4,791
  Hours Per Year Running Unit #2 (Full Load)                    3,336         3,544         3,070         2,598         2,859
  Availability Factor                                           96.4%         96.4%         96.5%         96.7%         96.6%
  Contract Heat Rate (BTU/KWH)                                  8,461         8,461         8,461         8,461         8,461
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,086         8,141         8,174         8,209         8,166
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,086         8,141         8,174         8,209         8,166
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,086         8,141         8,174         8,209         8,166
  Weighted Average Heat Rate - Unit #1 (BTU/KWH)                8,086         8,141         8,174         8,209         8,166
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,024         8,053         8,077         8,103         8,131
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,024         8,053         8,077         8,103         8,131
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,024         8,053         8,077         8,103         8,131
  Weighted Average Heat Rate - Unit #2 (BTU/KWH)                8,024         8,053         8,077         8,103         8,131
  Actual Annual Energy - Unit #1 (MWH)                        575,269       601,249       579,052       556,957       574,883
  Actual Annual Energy - Unit #2 (MWH)                        396,414       418,016       361,319       305,119       343,023
  Summer Fuel Usage - Unit #1 (DT's)                        1,443,222     1,575,031     1,450,050     1,325,449     1,445,682
  Shoulder Fuel Usage - Unit #1 (DT's)                      2,077,245     2,121,548     2,116,196     2,111,134     1,989,633
  Winter Fuel Usage - Unit #1 (DT's)                        1,131,162     1,198,186     1,166,923     1,135,476     1,259,181
  Annual Fuel Usage - Unit #1 (DT's)                        4,651,629     4,894,765     4,733,169     4,572,059     4,694,496
  Summer Fuel Usage - Unit #2 (DT's)                        1,011,912     1,091,110       990,297       889,913       980,521
  Shoulder Fuel Usage - Unit #2 (DT's)                      1,491,837     1,504,765     1,225,460       946,416       972,888
  Winter Fuel Usage - Unit #2 (DT's)                          677,074       770,412       702,613       636,048       835,714
  Annual Fuel Usage - Unit #2 (DT's)                        3,180,823     3,366,286     2,918,370     2,472,377     2,789,122

ELECTRICITY REVENUES - CAPACITY:
  Capital Costs/KW Month (Unadjusted Contract Year)            $18.03        $18.27        $18.27        $18.26        $18.26
  Capital Costs/KW Year                                       $205.76       $216.84       $219.24       $219.22       $219.12
  Capital Costs Per KWH                                      $0.04251      $0.04253      $0.04456      $0.04623      $0.04574
  GNP Deflator Adjustment/KW Year                              $11.41        $12.02        $12.16        $12.16        $12.15
  GNP Deflator Adjustment Per KWH                            $0.00236      $0.00236      $0.00247      $0.00256      $0.00254
  Interest Rate Adjustment/KW Year(1)                          ($0.81)       ($0.82)       ($0.83)       ($0.84)       ($0.84)
  Interest Rate Adjustment Per KWH(1)                       ($0.00017)    ($0.00016)    ($0.00017)    ($0.00018)    ($0.00018)
  Scheduled Adjustment/KW Year                                  $8.70         $0.00         $0.00         $0.00         $0.00
  Scheduled Adjustment Per KWH                               $0.00180      $0.00000      $0.00000      $0.00000      $0.00000
  Contingent Adjustment/KW Year                                 $0.00         $0.00         $0.00         $0.00         $0.00
  Contingent Adjustment Per KWH                              $0.00000      $0.00000      $0.00000      $0.00000      $0.00000
      Total Capacity Rate/KW Year                             $225.05       $228.04       $230.57       $230.54       $230.43
      Total Capacity Rate/KW Month                             $18.75        $19.00        $19.21        $19.21        $19.20
      Total Capacity Rate Per KWH                            $0.04649      $0.04473      $0.04686      $0.04862      $0.04810

Contract Capacity Rate                                         $18.03        $18.27        $18.27        $18.26        $18.26
GNP Deflator Adjustment (Monthly)                               $1.00         $1.01         $1.01         $1.01         $1.01
GNP Adjusted Capacity Rate                                     $19.03        $19.28        $19.28        $19.27        $19.27
T-Bill Adjustment                                              ($0.07)       ($0.07)       ($0.07)       ($0.07)       ($0.07)
T Bill Adjusted Capacity Rate                                  $18.96        $19.21        $19.21        $19.20        $19.20

Treasury Bill Adjustment per Schedule                           $1.14         $1.15         $1.16         $1.17         $1.19

ELECTRICITY REVENUES - ENERGY:
  Energy Rate Per KWH (Weighted Average)                     $0.02763      $0.02875      $0.02981      $0.03087      $0.03200
  Variable O&M Rate Per DT                                      $0.44         $0.45         $0.47         $0.48         $0.50
  Variable O&M Rate Per KWH                                  $0.00373      $0.00384      $0.00395      $0.00407      $0.00419
      Total Energy Rate Per KWH                              $0.03136      $0.03259      $0.03376      $0.03494      $0.03619

TOTAL ELECTRICITY REVENUES - CAPACITY & ENERGY               $0.07785      $0.07733      $0.08062      $0.08356      $0.08429

DISTILLED WATER REVENUES:
  Water Delivery (Days/Year)                                      150           150           150           150           150
  Daily Distilled Water Sales Volume (Gal)                     80,000        80,000        80,000        80,000        80,000
  Distilled Water Sales Price ($/000 Gal)                       $1.50         $1.50         $1.50         $1.50         $1.50

CONTRACT FUEL RATES (ENERGY REVENUE):
  FGRR - Firm Gas Reserve Rate ($/DT)                           $3.41         $3.54         $3.61         $3.69         $3.76
  FGMR - Firm Gas Market Rate ($/DT)                            $3.18         $3.31         $3.45         $3.59         $3.74
  IGR - Interruptible Gas Rate ($/DT)                           $3.28         $3.42         $3.55         $3.70         $3.85
  OR - Oil Rate ($/DT)                                          $4.73         $4.91         $5.10         $5.30         $5.50

1/3/97                        PANDA-BRANDYWINE LP.    BRANDY-1.XLS-SCHEDULE D
                              230MW PEPCO PROJECT                 Page 2 of 6
                             OPERATING ASSUMPTIONS

                                                                    1             2             3             4             5
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-1996      Dec-1997      Dec-1998      Dec-1999      Dec-2000
                                                           ------------------------------------------------------------------
UNIT #1 - FUEL COST:
  FGRR (Reserves) %                                               80%           57%           56%           57%           58%
  FGMR (Market) %                                                 20%           43%           44%           43%           42%
  Blended Unit #1 Rate  ($/DT)                                  $2.71         $2.70         $2.81         $2.93         $3.08
  Blended Unit #1 Rate ($/KWH)                               $0.02150      $0.02170      $0.02266      $0.02372      $0.02504

UNIT #2 - FUEL COST:
  IGR (Spot Gas) %                                                92%           94%           94%           94%           95%
  OR (Fuel Oil) %                                                  8%            6%            6%            6%            5%
  Blended Unit #2 Rate  ($/DT)                                  $2.74         $2.78         $2.90         $3.02         $3.14
  Blended Unit #2 Rate ($/KWH)                               $0.02158      $0.02215      $0.02316      $0.02419      $0.02526

WATER USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          90,000        90,000        90,000        90,000        90,000
  Gallons Per Hour - Boiler Makeup                                  0             0             0             0             0
  Charles County Waste Water Rate ($/000 Gallons)               $1.97         $2.00         $2.03         $2.06         $2.09
  WSSC Water Usage Rate ($/000 Gallons)                         $0.00         $0.00         $0.00         $0.00         $0.00

WATER DISCHARGE & CHEMICAL USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          17,000        17,000        17,000        17,000        17,000
  Gallons Per Hour - Boiler Makeup                                 21            21            21            21            21
  WSSC Water Discharge Rate ($/000 Gallons)                     $5.12         $5.22         $5.32         $5.43         $5.54
  Chemical Usage Rate ($/000 Gallons)                           $2.10         $2.16         $2.22         $2.29         $2.36

DISTILLED WATER COSTS:
  Annual Operating Costs                                      $56,553      $339,316      $349,495      $359,980      $370,780

FIXED OPERATING EXPENSES:
  Firm Transportation                                        $434,618    $2,646,824    $2,686,526    $2,726,824    $2,767,727
  O&M Contract Costs                                         $254,800    $1,581,190    $1,628,626    $1,677,484    $1,727,809
  Consumables                                                 $27,364      $587,352      $604,973      $623,122      $641,815
  Administrative Expenses                                     $39,700      $403,200      $415,296      $427,755      $440,588
  Insurance                                                   $95,733      $488,600      $503,258      $518,356      $533,906
  Purchased Electricity                                       $77,350      $470,888      $485,015      $499,565      $514,552
  Property Taxes                                             $266,000    $2,620,500    $2,483,407    $2,339,772    $2,189,399

TURBINE OVERHAUL RESERVE:
  Overhaul Reserve - Beginning of Year                     $1,000,000    $1,125,000    $1,625,000    $2,375,000    $3,875,000
  Additions to Reserve                                       $125,000    $1,500,000    $1,418,610    $2,245,573    $1,841,232
  Turbine Overhauls                                                $0   ($1,000,000)    ($668,610)    ($745,573)    ($716,232)
  Reserve Disbursement                                             $0            $0            $0            $0            $0
  Overhaul Reserve - End of Year                           $1,125,000    $1,625,000    $2,375,000    $3,875,000    $5,000,000

LEASE RESERVE:
  Lease Reserve - Beginning of Year                        $2,400,000    $2,400,000    $5,205,953    $9,987,959   $10,330,227
  Additions to Reserve                                             $0    $2,805,953    $4,782,006      $342,268    $3,302,308
  Reserve Disbursement                                             $0            $0            $0            $0            $0
  Lease Reserve - End of Year                              $2,400,000    $5,205,953    $9,987,959   $10,330,227   $13,632,535

(1) See Schedules A and B for the effect of the PEPCO
      Scenario on Capacity Revenue, Net Cash Flow and
      Lease Coverage Ratios

                                                                    6             7             8             9            10
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-2001      Dec-2002      Dec-2003      Dec-2004      Dec-2005
                                                           ------------------------------------------------------------------
UNIT #1 - FUEL COST:
  FGRR (Reserves) %                                               54%           52%           53%           56%           54%
  FGMR (Market) %                                                 46%           48%           47%           44%           46%
  Blended Unit #1 Rate  ($/DT)                                  $3.30         $3.43         $3.54         $3.65         $3.75
  Blended Unit #1 Rate ($/KWH)                               $0.02670      $0.02791      $0.02891      $0.02993      $0.03060

UNIT #2 - FUEL COST:
  IGR (Spot Gas) %                                                94%           94%           93%           93%           92%
  OR (Fuel Oil) %                                                  6%            6%            7%            7%            8%
  Blended Unit #2 Rate  ($/DT)                                  $3.27         $3.42         $3.56         $3.71         $3.88
  Blended Unit #2 Rate ($/KWH)                               $0.02626      $0.02752      $0.02876      $0.03008      $0.03158

WATER USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          90,000        90,000        90,000        90,000        90,000
  Gallons Per Hour - Boiler Makeup                                  0             0             0             0             0
  Charles County Waste Water Rate ($/000 Gallons)               $2.12         $2.15         $2.19         $2.22         $2.25
  WSSC Water Usage Rate ($/000 Gallons)                         $0.00         $0.00         $0.00         $0.00         $0.00

WATER DISCHARGE & CHEMICAL USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          17,000        17,000        17,000        17,000        17,000
  Gallons Per Hour - Boiler Makeup                                 21            21            21            21            21
  WSSC Water Discharge Rate ($/000 Gallons)                     $5.65         $5.76         $5.88         $5.99         $6.11
  Chemical Usage Rate ($/000 Gallons)                           $2.43         $2.50         $2.58         $2.66         $2.74

DISTILLED WATER COSTS:
  Annual Operating Costs                                     $381,903      $393,360      $405,161      $417,316      $429,835

FIXED OPERATING EXPENSES:
  Firm Transportation                                      $2,809,242    $2,851,381    $2,894,152    $2,937,564    $2,981,627
  O&M Contract Costs                                       $1,779,643    $1,833,033    $1,888,024    $1,944,664    $2,003,004
  Consumables                                                $661,070      $680,902      $701,329      $722,369      $744,040
  Administrative Expenses                                    $453,805      $467,419      $481,442      $495,885      $510,762
  Insurance                                                  $549,924      $566,421      $583,414      $600,916      $618,944
  Purchased Electricity                                      $529,989      $545,888      $562,265      $579,133      $596,507
  Property Taxes                                           $2,032,074    $1,867,581    $1,695,695    $1,599,555    $1,583,926

TURBINE OVERHAUL RESERVE:
  Overhaul Reserve - Beginning of Year                     $5,000,000    $5,150,000    $5,304,500    $5,463,635    $5,627,544
  Additions to Reserve                                     $2,190,936    $1,515,589      $953,234    $1,049,415    $3,622,816
  Turbine Overhauls                                       ($2,040,936)  ($1,361,089)    ($794,099)    ($885,506)  ($3,453,990)
  Reserve Disbursement                                             $0            $0            $0            $0            $0
  Overhaul Reserve - End of Year                           $5,150,000    $5,304,500    $5,463,635    $5,627,544    $5,796,370

Hours of Operation                                              4,088         4,321         3,995         3,670         3,825
Effective Hours (Adj for Starts)                                5,792         6,025         5,699         5,374         5,529
Cumulative Hours                                               28,849        34,874        40,573        45,947        51,476
Maintenance Requirements                                       40,000        48,000        56,000        64,000        72,000
Maintenance Dollars                                                $0            $0            $0            $0            $0
Amount Per Turbine Hour                                            $0            $0            $0            $0            $0
Maintenance Costs ($000) per PES                               $2,041        $1,361          $794          $886        $3,454
Contract Reserve Requirements                                      $0            $0            $0            $0            $0
Inflated Reserve Requirements                                      $0            $0            $0            $0            $0

LEASE RESERVE:
  Lease Reserve - Beginning of Year                       $13,632,535   $13,969,126   $13,953,494   $13,728,096   $13,801,095
  Additions to Reserve                                       $336,591            $0            $0       $73,000      $293,111
  Reserve Disbursement                                             $0      ($15,632)    ($225,398)           $0            $0
  Lease Reserve - End of Year                             $13,969,126   $13,953,494   $13,728,096   $13,801,095   $14,094,207

(1) See Schedules A and B for the effect of the PEPCO
      Scenario on Capacity Revenue, Net Cash Flow and
      Lease Coverage Ratios

1/3/97                        PANDA-BRANDYWINE LP.    BRANDY-1.XLS-SCHEDULE D
                              230MW PEPCO PROJECT                 Page 3 of 6
                             OPERATING ASSUMPTIONS

                                                                   11            12            13            14            15
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-2006      Dec-2007      Dec-2008      Dec-2009      Dec-2010
                                                           ------------------------------------------------------------------
OPERATING ASSUMPTIONS:
  Capacity in Kilowatts                                       230,000       230,000       230,000       230,000       230,000
  Energy Production Capacity - Unit #1                        118,120       117,760       117,530       117,270       118,400
  Energy Production Capacity - Unit #1                        118,120       117,760       117,530       117,270       118,400
  Energy Production Capacity - Unit #1                        118,120       117,760       117,530       117,270       118,400
  Weighted Average Energy Output - Unit #1                    118,120       117,760       117,530       117,270       118,400
  Energy Production Capacity - Unit #2                        118,120       117,760       117,530       117,270       118,400
  Energy Production Capacity - Unit #2                        118,120       117,760       117,530       117,270       118,400
  Energy Production Capacity - Unit #2                        118,120       117,760       117,530       117,270       118,400
  Weighted Average Energy Output - Unit #2                    118,120       117,760       117,530       117,270       118,400
  Firm Dispatch Energy Production                              99,000        99,000        99,000        99,000        99,000
  Hours Per Year Running Unit #1 (Full Load)                    4,838         4,728         4,626         4,531         4,443
  Hours Per Year Running Unit #2 (Full Load)                    3,121         3,027         2,937         2,852         2,771
  Availability Factor                                           96.5%         96.5%         96.5%         96.5%         96.5%
  Contract Heat Rate (BTU/KWH)                                  8,461         8,461         8,461         8,461         8,461
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,051         8,085         8,119         8,153         8,118
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,051         8,085         8,119         8,153         8,118
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,051         8,085         8,119         8,153         8,118
  Weighted Average Heat Rate - Unit #1 (BTU/KWH)                8,051         8,085         8,119         8,153         8,118
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,029         7,997         7,997         8,021         8,045
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,029         7,997         7,997         8,021         8,045
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,029         7,997         7,997         8,021         8,045
  Weighted Average Heat Rate - Unit #2 (BTU/KWH)                8,029         7,997         7,997         8,021         8,045
  Actual Annual Energy - Unit #1 (MWH)                        571,503       556,780       543,639       531,401       526,078
  Actual Annual Energy - Unit #2 (MWH)                        368,668       356,443       345,215       334,409       328,056
  Summer Fuel Usage - Unit #1 (DT's)                        1,497,696     1,425,555     1,360,148     1,302,162     1,253,764
  Shoulder Fuel Usage - Unit #1 (DT's)                      1,779,450     1,765,273     1,753,892     1,741,968     1,735,750
  Winter Fuel Usage - Unit #1 (DT's)                        1,324,025     1,310,741     1,299,766     1,288,378     1,281,191
  Annual Fuel Usage - Unit #1 (DT's)                        4,601,171     4,501,569     4,413,806     4,332,509     4,270,705
  Summer Fuel Usage - Unit #2 (DT's)                        1,020,207       951,841       892,545       839,412       799,219
  Shoulder Fuel Usage - Unit #2 (DT's)                        948,143       924,867       908,132       893,073       889,247
  Winter Fuel Usage - Unit #2 (DT's)                          991,689       973,764       960,010       949,813       950,747
  Annual Fuel Usage - Unit #2 (DT's)                        2,960,039     2,850,472     2,760,688     2,682,297     2,639,213

ELECTRICITY REVENUES - CAPACITY:
  Capital Costs/KW Month (Unadjusted Contract Year)            $19.10        $19.10        $19.18        $20.02        $20.57
  Capital Costs/KW Year                                       $220.80       $229.20       $229.36       $231.84       $241.34
  Capital Costs Per KWH                                      $0.04564      $0.04848      $0.04959      $0.05116      $0.05432
  GNP Deflator Adjustment/KW Year                              $12.24        $12.71        $12.72        $12.86        $13.38
  GNP Deflator Adjustment Per KWH                            $0.00253      $0.00269      $0.00275      $0.00284      $0.00301
  Interest Rate Adjustment/KW Year (1)                         ($0.86)       ($0.87)       ($0.87)       ($0.88)       ($0.89)
  Interest Rate Adjustment Per KWH (1)                      ($0.00018)    ($0.00018)    ($0.00019)    ($0.00019)    ($0.00020)
  Scheduled Adjustment/KW Year                                  $1.20         $8.04        $13.26        $18.48        $23.70
  Scheduled Adjustment Per KWH                               $0.00025      $0.00170      $0.00287      $0.00408      $0.00533
  Contingent Adjustment/KW Year                                 $0.00         $0.00         $0.00         $0.00         $0.00
  Contingent Adjustment Per KWH                              $0.00000      $0.00000      $0.00000      $0.00000      $0.00000
      Total Capacity Rate/KW Year                             $233.38       $249.09       $254.47       $262.29       $277.53
      Total Capacity Rate/KW Month                             $19.45        $20.76        $21.21        $21.86        $23.13
      Total Capacity Rate Per KWH                            $0.04824      $0.05268      $0.05501      $0.05788      $0.06246

Contract Capacity Rate                                         $19.10        $19.10        $19.18        $20.02        $20.57
GNP Deflator Adjustment (Monthly)                               $1.06         $1.06         $1.06         $1.11         $1.14
GNP Adjusted Capacity Rate                                     $20.16        $20.16        $20.24        $21.13        $21.71
T-Bill Adjustment                                              ($0.07)       ($0.07)       ($0.07)       ($0.07)       ($0.07)
T Bill Adjusted Capacity Rate                                  $20.09        $20.09        $20.17        $21.06        $21.64

Treasury Bill Adjustment per Schedule                           $1.20         $1.21         $1.22         $1.23         $1.23

ELECTRICITY REVENUES - ENERGY:
  Energy Rate Per KWH (Weighted Average)                     $0.03323      $0.03441      $0.03565      $0.03684      $0.03813
  Variable O&M Rate Per DT                                      $0.51         $0.53         $0.54         $0.56         $0.57
  Variable O&M Rate Per KWH                                  $0.00432      $0.00445      $0.00458      $0.00472      $0.00486
      Total Energy Rate Per KWH                              $0.03755      $0.03886      $0.04023      $0.04156      $0.04300

Total Electricity Revenues - Capacity & Energy               $0.08579      $0.09154      $0.09524      $0.09945      $0.10546

DISTILLED WATER REVENUES:
  Water Delivery (Days/Year)                                      150           150           150           150           150
  Daily Distilled Water Sales Volume (Gal)                     80,000        80,000        80,000        80,000        80,000
  Distilled Water Sales Price ($/000 Gal)                       $1.50         $1.50         $1.50         $1.50         $1.50

CONTRACT FUEL RATES (ENERGY REVENUE):
  FGRR - Firm Gas Reserve Rate ($/DT)                           $3.83         $3.91         $3.99         $4.07         $4.15
  FGMR - Firm Gas Market Rate ($/DT)                            $3.89         $4.05         $4.22         $4.39         $4.58
  IGR - Interruptible Gas Rate ($/DT)                           $4.01         $4.18         $4.36         $4.53         $4.72
  OR - Oil Rate ($/DT)                                          $5.72         $5.93         $6.16         $6.40         $6.64

                                                                   16            17            18            19            20
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-2011      Dec-2012      Dec-2013      Dec-2014      Dec-2015
                                                           ------------------------------------------------------------------
OPERATING ASSUMPTIONS:
  Capacity in Kilowatts                                       230,000       230,000       230,000       230,000       230,000
  Energy Production Capacity - Unit #1                        117,860       117,620       117,380       119,240       118,000
  Energy Production Capacity - Unit #1                        117,860       117,620       117,380       119,240       118,000
  Energy Production Capacity - Unit #1                        117,860       117,620       117,380       119,240       118,000
  Weighted Average Energy Output - Unit #1                    117,860       117,620       117,380       119,240       118,000
  Energy Production Capacity - Unit #2                        117,860       117,620       117,380       119,240       118,000
  Energy Production Capacity - Unit #2                        117,860       117,620       117,380       119,240       118,000
  Energy Production Capacity - Unit #2                        117,860       117,620       117,380       119,240       118,000
  Weighted Average Energy Output - Unit #2                    117,860       117,620       117,380       119,240       118,000
  Firm Dispatch Energy Production                              99,000        99,000        99,000        99,000        99,000
  Hours Per Year Running Unit #1 (Full Load)                    4,324         4,218         4,126         4,050         3,992
  Hours Per Year Running Unit #2 (Full Load)                    2,628         2,492         2,366         2,246         2,134
  Availability Factor                                           96.5%         96.6%         96.6%         96.6%         96.7%
  Contract Heat Rate (BTU/KWH)                                  8,461         8,461         8,461         8,461         8,461
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,151         8,183         8,216         8,134         8,053
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,151         8,183         8,216         8,134         8,053
  Actual Unit #1 Heat Rate (BTU/KWH)                            8,151         8,183         8,216         8,134         8,053
  Weighted Average Heat Rate - Unit #1 (BTU/KWH)                8,151         8,183         8,216         8,134         8,053
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,020         8,049         8,067         8,087         8,108
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,020         8,049         8,067         8,087         8,108
  Actual Unit #2 Heat Rate (BTU/KWH)                            8,020         8,049         8,067         8,087         8,108
  Weighted Average Heat Rate - Unit #2 (BTU/KWH)                8,020         8,049         8,067         8,087         8,108
  Actual Annual Energy - Unit #1 (MWH)                        509,582       496,163       484,358       482,917       471,025
  Actual Annual Energy - Unit #2 (MWH)                        309,709       293,132       277,719       267,858       251,833
  Summer Fuel Usage - Unit #1 (DT's)                        1,234,799     1,220,663     1,206,592     1,199,357     1,162,166
  Shoulder Fuel Usage - Unit #1 (DT's)                      1,700,948     1,673,550     1,651,282     1,637,417     1,587,162
  Winter Fuel Usage - Unit #1 (DT's)                        1,217,859     1,165,886     1,121,610     1,091,273     1,043,836
  Annual Fuel Usage - Unit #1 (DT's)                        4,153,606     4,060,098     3,979,484     3,928,047     3,793,163
  Summer Fuel Usage - Unit #2 (DT's)                          772,930       753,942       734,798       729,585       705,312
  Shoulder Fuel Usage - Unit #2 (DT's)                        830,729       783,583       738,614       707,933       661,867
  Winter Fuel Usage - Unit #2 (DT's)                          880,205       821,898       766,945       728,649       674,686
  Annual Fuel Usage - Unit #2 (DT's)                        2,483,864     2,359,423     2,240,357     2,166,167     2,041,865

ELECTRICITY REVENUES - CAPACITY:
  Capital Costs/KW Month (Unadjusted Contract Year)            $22.79        $23.35        $23.63        $22.69        $18.83
  Capital Costs/KW Year                                       $251.28       $274.60       $280.76       $281.68       $264.56
  Capital Costs Per KWH                                      $0.05812      $0.06510      $0.06804      $0.06955      $0.06628
  GNP Deflator Adjustment/KW Year                              $13.93        $15.23        $15.57        $15.62        $14.67
  GNP Deflator Adjustment Per KWH                            $0.00322      $0.00361      $0.00377      $0.00386      $0.00368
  Interest Rate Adjustment/KW Year(1)                          ($0.89)       ($0.89)       ($0.89)       ($0.89)       ($0.80)
  Interest Rate Adjustment Per KWH(1)                       ($0.00020)    ($0.00021)    ($0.00021)    ($0.00022)    ($0.00020)
  Scheduled Adjustment/KW Year                                 $28.91        $34.13        $39.35        $44.57        $49.78
  Scheduled Adjustment Per KWH                               $0.00669      $0.00809      $0.00954      $0.01100      $0.01247
  Contingent Adjustment/KW Year                                 $0.00         $0.00         $0.00         $0.00         $0.00
  Contingent Adjustment Per KWH                              $0.00000      $0.00000      $0.00000      $0.00000      $0.00000
      Total Capacity Rate/KW Year                             $293.24       $323.07       $334.79       $340.98       $328.21
      Total Capacity Rate/KW Month                             $24.44        $26.92        $27.90        $28.41        $27.35
      Total Capacity Rate Per KWH                            $0.06782      $0.07659      $0.08113      $0.08419      $0.08222

Contract Capacity Rate                                         $22.79        $23.35        $23.63        $22.69        $18.83
GNP Deflator Adjustment (Monthly)                               $1.26         $1.29         $1.31         $1.26         $1.04
GNP Adjusted Capacity Rate                                     $24.05        $24.64        $24.94        $23.95        $19.87
T-Bill Adjustment                                              ($0.07)       ($0.07)       ($0.07)       ($0.07)       ($0.03)
T Bill Adjusted Capacity Rate                                  $23.98        $24.57        $24.87        $23.87        $19.84

Treasury Bill Adjustment per Schedule                           $1.23         $1.23         $1.23         $1.23         $0.54

ELECTRICITY REVENUES - ENERGY:
  Energy Rate Per KWH (Weighted Average)                     $0.03996      $0.04220      $0.04366      $0.04517      $0.04674
  Variable O&M Rate Per DT                                      $0.59         $0.61         $0.63         $0.65         $0.67
  Variable O&M Rate Per KWH                                  $0.00501      $0.00516      $0.00531      $0.00547      $0.00564
      Total Energy Rate Per KWH                              $0.04497      $0.04736      $0.04897      $0.05064      $0.05237

Total Electricity Revenues - Capacity & Energy               $0.11279      $0.12394      $0.13010      $0.13484      $0.13460

DISTILLED WATER REVENUES:
  Water Delivery (Days/Year)                                      150           150           150           150           150
  Daily Distilled Water Sales Volume (Gal)                     80,000        80,000        80,000        80,000        80,000
  Distilled Water Sales Price ($/000 Gal)                       $1.50         $1.50         $1.50         $1.50         $1.50

CONTRACT FUEL RATES (ENERGY REVENUE):
  FGRR - Firm Gas Reserve Rate ($/DT)                           $4.23         $4.32         $4.41         $4.49         $4.58
  FGMR - Firm Gas Market Rate ($/DT)                            $4.74         $4.91         $5.09         $5.27         $5.45
  IGR - Interruptible Gas Rate ($/DT)                           $4.89         $5.06         $5.24         $5.43         $5.62
  OR - Oil Rate ($/DT)                                          $6.89         $7.16         $7.43         $7.72         $8.02

1/3/97                        PANDA-BRANDYWINE LP.    BRANDY-1.XLS-SCHEDULE D
                              230MW PEPCO PROJECT                 Page 4 of 6
                             OPERATING ASSUMPTIONS

                                                                   11            12            13            14            15
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-2006      Dec-2007      Dec-2008      Dec-2009      Dec-2010
                                                           ------------------------------------------------------------------
UNIT #1 - FUEL COST:
  FGRR (Reserves) %                                               54%           56%           57%           58%           59%
  FGMR (Market) %                                                 46%           44%           43%           42%           41%
  Blended Unit #1 Rate ($/DT)                                   $3.86         $3.98         $4.10         $4.21         $4.33
  Blended Unit #1 Rate ($/KWH)                               $0.03108      $0.03214      $0.03326      $0.03432      $0.03515

UNIT #2 - FUEL COST:
  IGR (Spot Gas) %                                                91%           90%           90%           90%           90%
  OR (Fuel Oil) %                                                  9%           10%           10%           10%           10%
  Blended Unit #2 Rate  ($/DT)                                  $4.06         $4.23         $4.41         $4.59         $4.79
  Blended Unit #2 Rate ($/KWH)                               $0.03262      $0.03386      $0.03528      $0.03683      $0.03852

WATER USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          90,000        90,000        90,000        90,000        90,000
  Gallons Per Hour - Boiler Makeup                                  0             0             0             0             0
  Charles County Waste Water Rate ($/000 Gallons)               $2.29         $2.32         $2.36         $2.39         $2.43
  WSSC Water Usage Rate ($/000 Gallons)                         $0.00         $0.00         $0.00         $0.00         $0.00

WATER DISCHARGE & CHEMICAL USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          17,000        17,000        17,000        17,000        17,000
  Gallons Per Hour - Boiler Makeup                                 21            21            21            21            21
  WSSC Water Discharge Rate ($/000 Gallons)                     $6.24         $6.36         $6.49         $6.62         $6.75
  Chemical Usage Rate ($/000 Gallons)                           $2.82         $2.90         $2.99         $3.08         $3.17

DISTILLED WATER COSTS:
  Annual Operating Costs                                     $442,730      $456,012      $469,693      $483,783      $498,297

FIXED OPERATING EXPENSES:
  Firm Transportation                                      $3,026,352    $3,071,747    $3,117,823    $3,164,591    $3,212,060
  O&M Contract Costs                                       $2,063,094    $2,124,987    $2,188,737    $2,254,399    $2,322,031
  Consumables                                                $766,361      $789,352      $813,033      $837,424      $862,546
  Administrative Expenses                                    $526,085      $541,867      $558,123      $574,867      $592,113
  Insurance                                                  $637,512      $656,638      $676,337      $696,627      $717,526
  Purchased Electricity                                      $614,402      $632,834      $651,819      $671,374      $691,515
  Property Taxes                                           $1,567,032    $1,532,315    $1,512,427    $1,491,130    $1,468,376

TURBINE OVERHAUL RESERVE:
  Overhaul Reserve - Beginning of Year                     $5,796,370    $5,970,261    $6,149,369    $6,333,850    $6,523,866
  Additions to Reserve                                     $3,816,916    $1,090,355    $1,857,606    $1,166,166    $2,812,214
  Turbine Overhauls                                       ($3,643,025)    ($911,247)  ($1,673,125)    ($976,150)  ($2,616,498)
  Reserve Disbursement                                             $0            $0            $0            $0            $0
  Overhaul Reserve - End of Year                           $5,970,261    $6,149,369    $6,333,850    $6,523,866    $6,719,582

Hours of Operation                                              3,980         3,877         3,781         3,692         3,607
Effective Hours (Adj for Starts)                                5,684         5,581         5,485         5,396         5,311
Cumulative Hours                                               57,160        62,741        68,226        73,622        78,933
Maintenance Requirements                                       80,000        88,000        96,000       104,000       112,000
Maintenance Dollars                                                $0            $0            $0            $0            $0
Amount Per Turbine Hour                                            $0            $0            $0            $0            $0
Maintenance Costs ($000) per PES                               $3,643          $911        $1,673          $976        $2,616
Contract Reserve Requirements                                      $0            $0            $0            $0            $0
Inflated Reserve Requirements                                      $0            $0            $0            $0            $0

LEASE RESERVE:
  Lease Reserve - Beginning of Year                       $14,094,207   $15,035,633   $15,264,318   $15,642,465   $16,606,179
  Additions to Reserve                                       $941,426      $228,685      $378,147      $963,714    $1,354,894
  Reserve Disbursement                                             $0            $0            $0            $0            $0
  Lease Reserve - End of Year                             $15,035,633   $15,264,318   $15,642,465   $16,606,179   $17,961,073

(1) See Schedules A and B for the effect of the PEPCO
      Scenario on Capacity Revenue, Net Cash Flow and
      Lease Coverage Ratios

                                                                   16            17            18            19            20
                                                           Year Ended    Year Ended    Year Ended    Year Ended    Year Ended
                                                             Dec-2011      Dec-2012      Dec-2013      Dec-2014      Dec-2015
                                                           ------------------------------------------------------------------
UNIT #1 - FUEL COST:
  FGRR (Reserves) %                                               25%            0%            0%            0%            0%
  FGMR (Market) %                                                 75%          100%          100%          100%          100%
  Blended Unit #1 Rate ($/DT)                                   $4.63         $4.93         $5.10         $5.29         $5.48
  Blended Unit #1 Rate ($/KWH)                               $0.03770      $0.04033      $0.04194      $0.04301      $0.04410

UNIT #2 - FUEL COST:
  IGR (Spot Gas) %                                                90%           90%           90%           91%           91%
  OR (Fuel Oil) %                                                 10%           10%           10%            9%            9%
  Blended Unit #2 Rate ($/DT)                                   $4.96         $5.13         $5.31         $5.50         $5.69
  Blended Unit #2 Rate ($/KWH)                               $0.03976      $0.04130      $0.04285      $0.04446      $0.04613

WATER USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          90,000        90,000        90,000        90,000        90,000
  Gallons Per Hour - Boiler Makeup                                  0             0             0             0             0
  Charles County Waste Water Rate ($/000 Gallons)               $2.46         $2.50         $2.54         $2.58         $2.61
  WSSC Water Usage Rate ($/000 Gallons)                         $0.00         $0.00         $0.00         $0.00         $0.00

WATER DISCHARGE & CHEMICAL USAGE:
  Gallons Per Hour - Cooling Towers & Distilled Water          17,000        17,000        17,000        17,000        17,000
  Gallons Per Hour - Boiler Makeup                                 21            21            21            21            21
  WSSC Water Discharge Rate ($/000 Gallons)                     $6.88         $7.02         $7.16         $7.31         $7.45
  Chemical Usage Rate ($/000 Gallons)                           $3.27         $3.37         $3.47         $3.57         $3.68

DISTILLED WATER COSTS:
  Annual Operating Costs                                     $513,246      $528,643      $544,503      $560,838      $577,663

FIXED OPERATING EXPENSES:
  Firm Transportation                                      $3,260,240    $3,309,144    $3,358,781    $3,409,163    $3,460,300
  O&M Contract Costs                                       $2,391,692    $2,463,442    $2,537,346    $2,613,466    $2,691,870
  Consumables                                                $888,423      $915,075      $942,528      $970,803      $999,927
  Administrative Expenses                                    $609,876      $628,172      $647,018      $666,428      $686,421
  Insurance                                                  $739,051      $761,223      $784,060      $807,581      $831,809
  Purchased Electricity                                      $712,260      $733,628      $755,637      $778,306      $801,655
  Property Taxes                                           $1,444,116    $1,418,298    $1,390,870    $1,361,777    $1,330,965

TURBINE OVERHAUL RESERVE:
  Overhaul Reserve - Beginning of Year                     $6,719,582    $6,921,169    $7,128,804    $7,342,669    $7,562,949
  Additions to Reserve                                     $2,828,729    $1,373,678    $1,334,019    $5,825,052    $1,426,826
  Turbine Overhauls                                       ($2,627,141)  ($1,166,043)  ($1,120,155)  ($5,604,772)  ($1,199,938)
  Reserve Disbursement                                             $0            $0            $0            $0            $0
  Overhaul Reserve - End of Year                           $6,921,169    $7,128,804    $7,342,669    $7,562,949    $7,789,837

Hours of Operation                                              3,476         3,355         3,246         3,148         3,063
Effective Hours (Adj for Starts)                                5,180         5,059         4,950         4,852         4,767
Cumulative Hours                                               84,113        89,172        94,122        98,974       103,741
Maintenance Requirements                                      120,000       128,000       136,000       144,000       152,000
Maintenance Dollars                                                $0            $0            $0            $0            $0
Amount Per Turbine Hour                                            $0            $0            $0            $0            $0
Maintenance Costs ($000) per PES                               $2,627        $1,166        $1,120        $5,605        $1,200
Contract Reserve Requirements                                      $0            $0            $0            $0            $0
Inflated Reserve Requirements                                      $0            $0            $0            $0            $0

LEASE RESERVE:
  Lease Reserve - Beginning of Year                       $17,961,073   $20,218,726   $20,927,605   $21,369,707   $20,584,111
  Additions to Reserve                                     $2,257,653      $708,879      $442,103            $0            $0
  Reserve Disbursement                                             $0            $0            $0     ($785,597)  ($1,725,718)
  Lease Reserve - End of Year                             $20,218,726   $20,927,605   $21,369,707   $20,584,111   $18,858,393

(1) See Schedules A and B for the effect of the PEPCO
      Scenario on Capacity Revenue, Net Cash Flow and
      Lease Coverage Ratios


1/3/97                        PANDA-BRANDYWINE LP.    BRANDY-1.XLS-SCHEDULE D
                              230MW PEPCO PROJECT                 Page 5 of 6
                             OPERATING ASSUMPTIONS

                                                          21            22            23            24            25           26
                                                  Year Ended    Year Ended    Year Ended    Year Ended    Year Ended   Year Ended
                                                    Dec-2016      Dec-2017      Dec-2018      Dec-2019      Dec-2020     Dec-2021
                                                  -------------------------------------------------------------------------------
OPERATING ASSUMPTIONS:
  Capacity in Kilowatts                              230,000       230,000       230,000       230,000       230,000      230,000
  Energy Production Capacity - Unit #1               117,750       117,540       117,300       118,680       117,950      117,740
  Energy Production Capacity - Unit #1               117,750       117,540       117,300       118,680       117,950      117,740
  Energy Production Capacity - Unit #1               117,750       117,540       117,300       118,680       117,950      117,740
  Weighted Average Energy Output - Unit #1           117,750       117,540       117,300       118,680       117,950      117,740
  Energy Production Capacity - Unit #2               117,750       117,540       117,300       118,680       117,950      117,740
  Energy Production Capacity - Unit #2               117,750       117,540       117,300       118,680       117,950      117,740
  Energy Production Capacity - Unit #2               117,750       117,540       117,300       118,680       117,950      117,740
  Weighted Average Energy Output - Unit #2           117,750       117,540       117,300       118,680       117,950      117,740
  Firm Dispatch Energy Production                     99,000        99,000        99,000        99,000        99,000       99,000
  Hours Per Year Running Unit #1 (Full Load)           3,961         3,935         3,909         3,886         3,866        3,206
  Hours Per Year Running Unit #2 (Full Load)           2,190         2,250         2,314         2,379         2,447        2,046
  Availability Factor                                  96.6%         96.6%         96.6%         96.5%         96.5%        96.5%
  Contract Heat Rate (BTU/KWH)                         8,461         8,461         8,461         8,461         8,461        8,461
  Actual Unit #1 Heat Rate (BTU/KWH)                   8,085         8,118         8,148         8,091         8,139        8,167
  Actual Unit #1 Heat Rate (BTU/KWH)                   8,085         8,118         8,148         8,091         8,139        8,167
  Actual Unit #1 Heat Rate (BTU/KWH)                   8,085         8,118         8,148         8,091         8,139        8,167
  Weighted Average Heat Rate - Unit #1 (BTU/KWH)       8,085         8,118         8,148         8,091         8,139        8,167
  Actual Unit #2 Heat Rate (BTU/KWH)                   8,008         7,968         7,986         8,006         8,026        8,002
  Actual Unit #2 Heat Rate (BTU/KWH)                   8,008         7,968         7,986         8,006         8,026        8,002
  Actual Unit #2 Heat Rate (BTU/KWH)                   8,008         7,968         7,986         8,006         8,026        8,002
  Weighted Average Heat Rate - Unit #2 (BTU/KWH)       8,008         7,968         7,986         8,006         8,026        8,002
  Actual Annual Energy - Unit #1 (MWH)               466,466       462,470       458,482       461,164       455,980      377,437
  Actual Annual Energy - Unit #2 (MWH)               257,906       264,476       271,386       282,326       288,622      240,948
  Summer Fuel Usage - Unit #1 (DT's)               1,172,594     1,185,264     1,198,900     1,217,005     1,231,816    1,233,853
  Shoulder Fuel Usage - Unit #1 (DT's)             1,557,338     1,528,810     1,499,177     1,475,378     1,445,130    1,158,016
  Winter Fuel Usage - Unit #1 (DT's)               1,041,446     1,040,254     1,037,632     1,038,895     1,034,276      690,658
  Annual Fuel Usage - Unit #1 (DT's)               3,771,378     3,754,328     3,735,708     3,731,278     3,711,223    3,082,527
  Summer Fuel Usage - Unit #2 (DT's)                 723,491       747,664       778,717       822,110       852,151      848,091
  Shoulder Fuel Usage - Unit #2 (DT's)               681,441       707,405       739,792       784,744       816,949      650,445
  Winter Fuel Usage - Unit #2 (DT's)                 660,380       652,276       648,780       653,448       647,378      429,529
  Annual Fuel Usage - Unit #2 (DT's)               2,065,312     2,107,345     2,167,289     2,260,302     2,316,479    1,928,064

ELECTRICITY REVENUES - CAPACITY:
  Capital Costs/KW Month
   (Unadjusted Contract Year)                         $19.14        $19.48        $19.83        $20.19        $20.58        $0.00
  Capital Costs/KW Year                              $226.58       $230.36       $234.46       $238.68       $243.06      $205.80
  Capital Costs Per KWH                             $0.05720      $0.05855      $0.05999      $0.06142      $0.06287     $0.06420
  GNP Deflator Adjustment/KW Year                     $12.56        $12.77        $13.00        $13.23        $13.48       $11.41
  GNP Deflator Adjustment Per KWH                   $0.00317      $0.00325      $0.00333      $0.00341      $0.00349     $0.00356
  Interest Rate Adjustment/KW Year(1)                 ($0.39)       ($0.39)       ($0.39)       ($0.39)       ($0.39       ($0.32)
  Interest Rate Adjustment Per KWH(1)              ($0.00010)    ($0.00010)    ($0.00010)    ($0.00010)    ($0.00010    ($0.00010)
  Scheduled Adjustment/KW Year                        $55.00        $60.22        $65.43        $70.65        $75.87       $66.85
  Scheduled Adjustment Per KWH                      $0.01388      $0.01530      $0.01674      $0.01818      $0.01963     $0.02085
  Contingent Adjustment/KW Year                        $0.00         $0.00         $0.00         $0.00         $0.00        $0.00
  Contingent Adjustment Per KWH                     $0.00000      $0.00000      $0.00000      $0.00000      $0.00000     $0.00000
      Total Capacity Rate/KW Year                    $293.75       $302.96       $312.51       $322.18       $332.02      $283.74
      Total Capacity Rate/KW Month                    $24.48        $25.25        $26.04        $26.85        $27.67       $23.64
      Total Capacity Rate Per KWH                   $0.07415      $0.07700      $0.07995      $0.08291      $0.08588     $0.08851

Contract Capacity Rate                                $19.14        $19.48        $19.83        $20.19        $20.58        $0.00
GNP Deflator Adjustment (Monthly)                      $1.06         $1.08         $1.10         $1.12         $1.14        $0.00
GNP Adjusted Capacity Rate                            $20.20        $20.56        $20.93        $21.31        $21.72        $0.00
T-Bill Adjustment                                     ($0.03)       ($0.03)       ($0.03)       ($0.03)       ($0.03        $0.00
T Bill Adjusted Capacity Rate                         $20.17        $20.53        $20.90        $21.28        $21.69       ($0.09)

Treasury Bill Adjustment per Schedule                  $0.54         $0.54         $0.54         $0.54         $0.54        $1.54

ELECTRICITY REVENUES - ENERGY:
  Energy Rate Per KWH (Weighted Average)            $0.04837      $0.05007      $0.05183      $0.05365      $0.05553     $0.05694
  Variable O&M Rate Per DT                             $0.69         $0.71         $0.73         $0.75         $0.77        $0.80
  Variable O&M Rate Per KWH                         $0.00581      $0.00598      $0.00616      $0.00634      $0.00654     $0.00673
      Total Energy Rate Per KWH                     $0.05418      $0.05605      $0.05799      $0.05999      $0.06206     $0.06367

Total Electricity Revenues - Capacity & Energy      $0.12833      $0.13305      $0.13794      $0.14290      $0.14795     $0.15218

DISTILLED WATER REVENUES:
  Water Delivery (Days/Year)                             150           150           150           150           150          125
  Daily Distilled Water Sales Volume (Gal)            80,000        80,000        80,000        80,000        80,000       80,000
  Distilled Water Sales Price ($/000 Gal)              $1.50         $1.50         $1.50         $1.50         $1.50        $1.50

CONTRACT FUEL RATES (ENERGY REVENUE):
  FGRR - Firm Gas Reserve Rate ($/DT)                  $4.67         $4.75         $4.84         $4.93         $5.01        $5.10
  FGMR - Firm Gas Market Rate ($/DT)                   $5.65         $5.85         $6.06         $6.27         $6.50        $6.73
  IGR - Interruptible Gas Rate ($/DT)                  $5.83         $6.03         $6.25         $6.47         $6.71        $6.95
  OR - Oil Rate ($/DT)                                 $8.32         $8.64         $8.98         $9.32         $9.68       $10.05

1/3/97                        PANDA-BRANDYWINE LP.    BRANDY-1.XLS-SCHEDULE D
                              230MW PEPCO PROJECT                 Page 6 of 6
                             OPERATING ASSUMPTIONS

                                                          21            22            23            24            25           26
                                                  Year Ended    Year Ended    Year Ended    Year Ended    Year Ended   Year Ended
                                                    Dec-2016      Dec-2017      Dec-2018      Dec-2019      Dec-2020     Dec-2021
                                                    -----------------------------------------------------------------------------
UNIT #1 - FUEL COST:
  FGRR (Reserves) %                                        0%           0%            0%            0%            0%           0%
  FGMR (Market) %                                        100%         100%          100%          100%          100%         100%
  Blended Unit #1 Rate ($/DT)                           $5.67        $5.88         $6.09         $6.31         $6.53        $6.77
  Blended Unit #1 Rate ($/KWH)                       $0.04586     $0.04770      $0.04960      $0.05103      $0.05318     $0.05530

UNIT #2 - FUEL COST:
  IGR (Spot Gas) %                                        91%          91%           92%           92%           92%          94%
  OR (Fuel Oil) %                                          9%           9%            8%            8%            8%           6%
  Blended Unit #2 Rate ($/DT)                           $5.89        $6.09         $6.30         $6.52         $6.75        $6.94
  Blended Unit #2 Rate ($/KWH)                       $0.04714     $0.04853      $0.05033      $0.05221      $0.05416     $0.05554

WATER USAGE:
  Gallons Per Hour - Cooling Towers &
   Distilled Water                                     90,000       90,000        90,000        90,000        90,000       90,000
  Gallons Per Hour - Boiler Makeup                          0            0             0             0             0            0
  Charles County Waste Water Rate ($/000 Gallons)       $2.65        $2.69         $2.73         $2.78         $2.82        $2.86
  WSSC Water Usage Rate ($/000 Gallons)                 $0.00        $0.00         $0.00         $0.00         $0.00        $0.00

WATER DISCHARGE & CHEMICAL USAGE:
  Gallons Per Hour - Cooling Towers &
   Distilled Water                                     17,000       17,000        17,000        17,000        17,000       17,000
  Gallons Per Hour - Boiler Makeup                         21           21            21            21            21           21
  WSSC Water Discharge Rate ($/000 Gallons)             $7.60        $7.75         $7.91         $8.07         $8.23        $8.39
  Chemical Usage Rate ($/000 Gallons)                   $3.79        $3.90         $4.02         $4.14         $4.26        $4.39

DISTILLED WATER COSTS:
  Annual Operating Costs                             $594,993     $612,842      $631,228      $650,165      $669,669     $574,800

FIXED OPERATING EXPENSES:
  Firm Transportation                              $3,512,205   $3,564,888    $3,618,361    $3,672,637    $3,727,726   $3,153,035
  O&M Contract Costs                               $2,772,626   $2,855,805    $2,941,479    $3,029,724    $3,120,615   $2,678,528
  Consumables                                      $1,029,925   $1,060,823    $1,092,648    $1,125,427    $1,159,190     $994,971
  Administrative Expenses                            $707,014     $728,224      $750,071      $772,573      $795,750     $683,019
  Insurance                                          $856,763     $882,466      $908,940      $936,208      $964,294     $827,686
  Purchased Electricity                              $825,705     $850,476      $875,990      $902,270      $929,338     $797,682
  Property Taxes                                   $1,298,375   $1,263,949    $1,227,626    $1,189,346    $1,149,042   $1,091,590

TURBINE OVERHAUL RESERVE:
  Overhaul Reserve - Beginning of Year             $7,789,837   $8,023,532    $8,264,238    $8,512,165    $8,767,530   $9,030,556
  Additions to Reserve                             $5,372,541   $1,526,110    $1,681,291    $4,780,564    $1,798,482   $3,976,759
  Turbine Overhauls                               ($5,138,846) ($1,285,404)  ($1,433,364)  ($4,525,199)  ($1,535,456) ($3,705,842)
  Reserve Disbursement                                     $0           $0            $0            $0            $0  ($9,301,473)
  Overhaul Reserve - End of Year                   $8,023,532   $8,264,238    $8,512,165    $8,767,530    $9,030,556           $0

Hours of Operation                                      3,076        3,092         3,111         3,132         3,156        2,626
Effective Hours (Adj for Starts)                        4,780        4,796         4,815         4,836         4,860        4,330
Cumulative Hours                                      108,521      113,317       118,133       122,969       127,829      132,159
Maintenance Requirements                              160,000      168,000       176,000       184,000       192,000      200,000
Maintenance Dollars                                        $0           $0            $0            $0            $0           $0
Amount Per Turbine Hour                                    $0           $0            $0            $0            $0           $0
Maintenance Costs ($000) per PES                       $5,139       $1,285        $1,433        $4,525        $1,535       $3,706
Contract Reserve Requirements                              $0           $0            $0            $0            $0           $0
Inflated Reserve Requirements                              $0           $0            $0            $0            $0           $0

LEASE RESERVE:
  Lease Reserve - Beginning of Year               $18,858,393   $7,291,933    $7,291,933    $7,291,933    $7,291,933   $7,291,933
  Additions to Reserve                                     $0          ($0)           $0            $0            $0           $0
  Reserve Disbursement                           ($11,566,460)          $0            $0            $0            $0  ($7,291,933)
  Lease Reserve - End of Year                      $7,291,933   $7,291,933    $7,291,933    $7,291,933    $7,291,933           $0

(1) See Schedules A and B for the effect of the PEPCO
      Scenario on Capacity Revenue, Net Cash Flow and
      Lease Coverage Ratios




                 [ICF Resources Letterhead]

                    Officer's Certificate



      I, B.S. Venkateshwara, Vice President of ICF Resources
Incorporated, DO HEREBY CERTIFY that:

      Since  January  10, 1997, to our knowledge,  no  event
affecting our reports entitled "Independent Panda-Brandywine
Pro  Forma  Projections," dated July 26,  1996  As
Supplemented and Modified by the Update Report dated January 10,
1997 and "Summary of the Consolidate Pro Formas of Panda-Rosemary and Panda Brandywine Power Projects" dated January 10, 1997
(the "Pro Forma Reports") or the  matters referred  to  therein has occurred which  makes  untrue  or incorrect  in  any
material respect, as of the date hereof, any information or statement contained in the Pro Forma Reports or in the Prospectus relating to the offering of Pooled Project Bonds, Series
A-1 due 2012 by Panda  Funding Corporation   (the "Prospectus")
under   the    captions "Consolidating Engineer's Pro Forma
Report" and "Independent Pro Forma Analysis - Brandywine" in the Prospectus Summary.

     WITNESS my hand this 5th day of February, 1997.



                                   /s/ B. S. Venkateshwara
                                   Name:  B.S. Venkateshwara
                                   Title:  Vice President



                                                                APPENDIX G

                     PANDA-BRANDYWINE COGENERATION PROJECT
                         INDEPENDENT ENGINEER'S REPORT


                             Dated July 22, 1996
                          Updated January 10, 1997

                                  Prepared for


                               PANDA-BRANDYWINE L.P.




                                  Prepared by
                           PACIFIC ENERGY SYSTEMS, INC.
                                 Portland, Oregon





                                      PREFACE


Panda Energy International, Inc., retained Pacific Energy Systems, Inc., to independently review available technical information on the design, construction, and expected operation of the Panda-Brandywine Cogeneration Project (the Project). The Project is being developed by Panda Energy International through its affiliate, Panda-Brandywine Limited Partnership, and is being designed and constructed by Raytheon Engineers & Constructors.

This report is intended for use in the Offering Circular for the issuance of Pooled Project Bonds offered by Panda Funding Corporation for the Project. Pacific Energy Systems understands that ICF Resources, Inc., will use the technical information in this report to develop project projections. Pacific Energy Systems, Inc., has not examined and makes no representations with respect to any other document contained in the Offering Circular.

This review is intended to determine whether the Project is technically feasible and based on competent engineering and construction practices. It is not intended to check the detailed design nor to identify engineering design errors. The review includes a number of documents prepared by others. Pacific Energy Systems, Inc., cannot guarantee the accuracy of the information contained in them. The ultimate success of the Project will depend not only on the engineering design and construction, but also on the subsequent operation, maintenance, management, and renewal of equipment as required in the completed plant. Pacific Energy Systems, Inc., has no control over design, construction, startup, operation, or maintenance of the plant and provides no warranty, express or implied, concerning its success.




                             TABLE OF CONTENTS


                                                                 Page
Section 1        INTRODUCTION. . . . . . . . . . . . . . . . .   G-1

Section 2        EXECUTIVE SUMMARY AND CONCLUSIONS . . . . . .   G-4
                 Introduction. . . . . . . . . . . . . . . . .   G-4
                 Current Assessment of Project Status. . . . .   G-5
                 Summary of Due Diligence. . . . . . . . . . .   G-8
                 Facility Description. . . . . . . . . . . . .  G-13
                 Facility Performance. . . . . . . . . . . . .  G-15
                 Permits and Licenses. . . . . . . . . . . . .  G-17
                 Construction Status . . . . . . . . . . . . .  G-17
                 Ancillary Facilities. . . . . . . . . . . . .  G-17

Section 3        ENGINEERING . . . . . . . . . . . . . . . . .  G-19
                 Overall Plant Description . . . . . . . . . .  G-19
                 Design Concepts and Technology Assessment . . G-20 Major Equipment Selection and
                   Vendor/Supplier Qualifications. . . . . . .  G-22
                 Specifications. . . . . . . . . . . . . . . .  G-22
                 Systems and Equipment Descriptions. . . . . .  G-23
                 Civil/Structural/Architectural. . . . . . . .  G-31

Section 4        ANCILLARY FACILITIES. . . . . . . . . . . . .  G-31
                 Effluent Water Supply Line. . . . . . . . . .  G-32
                 230-kV Electrical Transmission Line . . . . .  G-32
                 Natural Gas Line. . . . . . . . . . . . . . .  G-32
                 Distilled-Water Plant . . . . . . . . . . . .  G-34
                 Betty Boulevard . . . . . . . . . . . . . . .  G-34

Section 5        COST AND SCHEDULE ESTIMATES . . . . . . . . .  G-35
                 Capital Costs . . . . . . . . . . . . . . . .  G-35
                 Startup Costs . . . . . . . . . . . . . . . .  G-36
                 ICF Projections . . . . . . . . . . . . . . .  G-40
                 Schedule. . . . . . . . . . . . . . . . . . .  G-45

Section 6        PERMITS AND LICENSES. . . . . . . . . . . . .  G-45
                 Federal Approvals . . . . . . . . . . . . . .  G-45
                 State Approvals . . . . . . . . . . . . . . .  G-47
                 Right-of-Way Easements. . . . . . . . . . . .  G-48

Section 7        CONTRACTS & AGREEMENTS. . . . . . . . . . . .  G-50
                 Power Purchase Agreement. . . . . . . . . . .  G-50
                 Engineering, Procurement, and Construction
                  Contract . . . . . . . . . . . . . . . . . .  G-57
                 Treated Effluent Water Purchase Agreement . .  G-62
                 Steam Sales Agreement . . . . . . . . . . . .  G-63
                 Natural Gas Agreements. . . . . . . . . . . .  G-65
                 Owner's Engineer. . . . . . . . . . . . . . .  G-67
                 Effluent Line Construction. . . . . . . . . .  G-68
                 Transmission Line Construction. . . . . . . .  G-68

Section 8        OPERATIONS AND MAINTENANCE. . . . . . . . . .  G-68
                 Operating Experience. . . . . . . . . . . . .  G-68
                 Operations and Maintenance Costs. . . . . . .  G-69
                 O&M Agreement . . . . . . . . . . . . . . . .  G-71
                 Termination . . . . . . . . . . . . . . . . .  G-73
                 Other Provisions. . . . . . . . . . . . . . .  G-73

Section 9        PERFORMANCE GUARANTEES AND TESTING. . . . . .  G-76
                 Completion Guarantees . . . . . . . . . . . .  G-76
                 Performance Guarantees. . . . . . . . . . . .  G-76
                 Plant Performance Testing . . . . . . . . . .  G-79
                 Liquidated Damages and Bonuses. . . . . . . .  G-80

Appendix A       DOCUMENT LIST . . . . . . . . . . . . . . . .  G-83
Appendix B       PROJECT DRAWINGS. . . . . . . . . . . . . . .  G-98
Appendix C       LIST OF ABBREVIATIONS . . . . . . . . . . . . G-101
Appendix D       PANDA GATECYCLE SUMMARY . . . . . . . . . . . G-105

List of Tables   1-1   Project Relationships . . . . . . . . .   G-3
                 5-1   Capital Budget Details. . . . . . . . .  G-38
                 5-2   Similar Gas Turbine Projects. . . . . .  G-39
                 5-3   Commissioning Budget. . . . . . . . . .  G-40
                 5-4A  Unit 1. . . . . . . . . . . . . . . . .  G-42
                 5-4B  Unit 2. . . . . . . . . . . . . . . . .  G-43
                 5-5   Maintenance Requirement . . . . . . . .  G-44
                 7-1   PEPCO Dispatch Segments . . . . . . . .  G-53
                 8-1   Operations and Maintenance Costs. . . .  G-70
                 8-2   Comparisons of O&M Budgets for Gas
                         Turbine Projects. . . . . . . . . . .  G-71
                 9-1   Performance Guarantees. . . . . . . . .  G-76
                 9-2   Design Base Conditions for Plant
                         Operation . . . . . . . . . . . . . .  G-77
                 9-3   Summary of Raytheon's Liquidated
                         Damages and Bonuses . . . . . . . . .  G-81

List of Figures  8-1   Organization Chart. . . . . . . . . . .  G-75





                                 Section 1
                                INTRODUCTION


At the request of Panda Energy International (Panda), Pacific Energy Systems, Inc., reviewed the Panda-Brandywine Cogeneration Project, which is located south of Brandywine, Maryland, in Prince George's County. The Project is to be built on industrialzoned property by the owner, Panda-Brandywine, L.P. It is being developed by Panda Energy International, Inc. (Panda), of Dallas, Texas, an affiliate of the owner. Steam from the cogeneration project will be supplied to the adjacent distilled-water plant owned by Brandywine Water Company, an affiliate of Panda Energy. The review included:

            An examination of the available Project documents (listed in Appendix A) and the Project drawings (listed in Appendix B)

            Construction monitoring since April 1995,including monthly site inspections and approval of funding draws

            Several meetings at GE Capital in Stamford, Connecticut, to discuss Project details, contract issues, pro forma development, and permit issues

A detailed list of Project participants and their relationships to the Project is presented in Table 1-1. An engineering, procurement, and construction (EPC) contractor, Raytheon Engineers & Constructors (Raytheon), is responsible for the Project design, engineering, procurement, and construction. The cogeneration plant and the distilled-water plant will be operated by Ogden Brandywine Operations, Inc. (operator), a subsidiary of Ogden Power Corporation.

Panda Energy hired Gilbert/Commonwealth, Inc., as the owner's engineer to review the engineering and design work performed by Raytheon. C.H. Guernsey and Companyreviewed the electrical interconnect of the plant and will assist Panda-Brandywine in the startup and testing of the facility.

General Electric Capital Corporation (GE Capital) has provided a $215 million construction loan to the Project and has committed to provide long-term financing under a single-investor lease with the owner.

The power plant is designed to deliver 230,000 kilowatts (kW)(1) of electricity to Potomac Electric Power Company (PEPCO). The plant is a combined-cycle cogeneration facility that, in addition to its electrical output, will also provide up to 34,000 pounds per hour (lb/hr) of steam to Brandywine Water for use in the distilled-water process. The primary fuel is natural gas, but the plant will also be capable of burning oil during gas curtailment periods.

Pacific Energy Systems has independently reviewed the areas of Project engineering, cost, schedule, permits, contracts, operations and maintenance, and performance estimates for completeness, risk, variation from practices typical in the industry, and the ability of the Project to perform as intended.

Because Panda-Brandywine is a partnership with no employees, Panda Energy International (the developer) is supplying a project manager, project engineer, and other key individuals on behalf of Panda-Brandywine. In order to make this report easier to read, the term "Panda" is used in a generic sense to mean both owner and developer. Where clarification is important, specific terms or "owner" and "developer" will be used.

-----------------------------
(1) A list of technical abbreviations used in this report may be found in Appendix C.




                               Table 1-1
                         PROJECT RELATIONSHIPS

       Party                   Project                Remarks
                             Affiliation
-------------------------------------------------------------------------------
Panda-Brandywine             Project name          Project is located south of
Cogeneration                                       Brandywine, Maryland, in
                                                   Prince George's County.

Panda-Brandywine, L.P.       Owner                 The limited partnership set
                                                   up to hold all project
                                                   assets.

Panda Energy International   Developer             The principal developer of
                                                   the project and an affiliate
                                                   of the owner.

Brandywine Water             Steam host            An affiliate of Panda Energy
                                                   International.  Will
                                                   purchase steam to distill
                                                   water and  sell it to local
                                                   users of highly pure water.

Ogden Brandywine             Operator              Will operate and maintain
Operations, Inc.                                   the project under contract
                                                   with Panda-Brandywine, L.P.,
                                                   and is a subsidiary of
                                                   Ogden Power Corporation.

Gilbert/Commonwealth, Inc.   Owner's               Has responsibility for
                             engineer              detailed design review and
                                                   construction quality
                                                   control on behalf of the
                                                   owner.

Raytheon Engineers           EPC                   United Engineers &
Constructors                 contractor            Constructors, Inc., dba
                                                   Raytheon Engineers &
                                                   Constructors, has a turnkey
                                                   contract for engineering,
                                                   procurement, and
                                                   construction of the
                                                   cogeneration facility.

General Electric              Lender               GE Capital has provided a
Capital Corporation                                $215 million construction
                                                   loan and a 20-year lease
                                                   commitment for long-term
                                                   financing.

Potomac Electric              Power                PEPCO has contracted to
Power Company                 purchaser            purchase up to 230 MW of
                                                   dispatchable capacity and
                                                   associated energy from the
                                                   cogeneration plant.

Mattawoman Wastewater         Cooling              MWWTP will supply water for
Treatment Plant (MWWTP)       water supply         cooling tower makeup and
                                                   will operate the 17-mile
                                                   pipeline and pumping plant.
                                                   The MWWTP is part of the
                                                   Washington Suburban Sanitary
                                                   Commission (WSSC) and
                                                   provides treatment
                                                   requirements for Prince
                                                   George's County and Charles
                                                   County.

Public Service                 Permitting          The Maryland Public Service
Commission (PSC)               agency              Commission has the primary
                                                   and exclusive right to
                                                   permit the project under a
                                                   Certificate of Public
                                                   Convenience and Necessity.

Power Plant Research            Permitting          The PPRP is part of the
Program (PPRP)                  support             Maryland Department of
                                                    Natural Resources (DNR),
                                                    which provided key analysis
                                                    for the PSC during the
                                                    permitting process and
                                                    will have broad reporting
                                                    and review rights over the
                                                    operating plant.

Air and Radiation                Permitting         The ARMA is part of the
Management Administration        support            Maryland Department of
(ARMA)                                              Environment, which
                                                    provided key analysis for
                                                    the PSC during the
                                                    permitting process and will
                                                    have broad reporting and
                                                    review rights over the
                                                    operating plant.

Southern Maryland                 Local             SMECO will supply power for
Electrical Coop (SMECO)           utility           construction and for
                                                    operation of auxiliaries
                                                    during shutdown periods.



                                   Section 2
                       EXECUTIVE SUMMARY AND CONCLUSIONS


                                  INTRODUCTION

PROJECT BACKGROUND

The Panda-Brandywine Cogeneration Project is located on industrial-zoned property south of Brandywine, Maryland, in Prince George's County. The Project is a combined-cycle cogeneration facility designed to deliver 230,000 kilowatts
(kW) of electricity to Potomac Electric Power Company (PEPCO), and will supply up to 34,000 lb/hr of steam to Brandywine Water for distilling water. Natural gas is the primary fuel, but fuel oil may be used during gas curtailments. The distilled-water plant is necessary as a steam host to ensure the Project's status as a qualifying facility (QF).

Panda-Brandywine, L.P., is the project owner and Panda Energy, an affiliate of the owner, is the developer. Ogden Brandywine Operations, Inc., a subsidiary of Ogden Power Corporation, will operate both the cogeneration facility and the distilled-water plant. Raytheon is responsible for the design, engineering, procurement, and construction of the Project. GE Capital provided construction financing to the Project and will provide long-term financing under a single-investor lease with the owner. A list of Project participants and their relationships to the Project appears in Table 1-1.

INDEPENDENT ENGINEER'S WORK

Pacific Energy Systems was retained by GE Capital to perform a due diligence review of the Project. The review culminated in a Technical Review dated March 1995. The Technical Review included:

        - An examination of the available Project documents (see listing in Appendix A) and the Project drawings (listed in Appendix B)

        -    A visit to the proposed Project site

        - Several meetings at GE Capital in Stanford, Connecticut to discuss Project details, contract issues, pro forma development, and permit issues

        - Several conference calls among GE Capital, Panda Energy, Pacific Energy Systems, and various legal counsels

Since March 1995, Pacific Energy Systems has monitored construction of the Project. The latest visit to the Project site by Pacific Energy Systems occurred June 19, 1996 (see photographs in Appendix F).

INDEPENDENT ENGINEER'S QUALIFICATIONS

Pacific Energy Systems has provided engineering services to approximately 50 power plants over the last seven years. Services included technical review, construction monitoring, performance testing and certification, and operation and maintenance audits. Approximately half of these plants utilized combined-cycle combustion turbine technology with cogeneration, as does the Panda-Brandywine Cogeneration Project.

Pacific Energy Systems served as the independent engineer on the Panda-Brandywine Project for GE Capital. David G. Young and John R. Martin, who performed that work, have over 50 years combined experience in power plant design, siting, permitting, review, and evaluation.

STRUCTURE OF THIS REPORT

This report is based on the due diligence activities previously completed by Pacific Energy Systems, as well as its ongoing construction monitoring of the Project. The Executive Summary follows the format of the scope of work provided by Panda Energy. Details and relevant documents are attached as appropriate.


                   CURRENT ASSESSMENT OF PROJECT STATUS

CONCLUSIONS AND RECOMMENDATIONS

On the basis of Pacific Energy Systems' review of available information, Pacific Energy Systems concludes that the Panda-Brandywine Cogeneration Project is technically feasible and that its design is similar to that of several successfully operated combined-cycle gas turbine plants. The design appears to be adequate to meet the contractual commitments specified in the Power Purchase Agreement (PPA) with PEPCO and Steam Sales Agreement (SSA) with Brandywine Water Company, environmental permit conditions, and qualifying facility requirements.

The majority of the equipment components can be considered commercially available and are widely used in similar utility and industrial applications. If constructed, operated, and maintained according to the design criteria and manufacturers' recommendations; and if critical parts are properly renewed and replaced, the plant will perform as anticipated and with a projected life that exceeds the 25-year primary term of the PPA.

CONSTRUCTION SCHEDULE

In the Construction Agreement, Raytheon guarantees that commercial operation of the plant will occur no later than the Guaranteed Completion Date of October 31, 1996. Based on this completion date, construction is ahead of schedule.
As of July 15, 1996, construction was approximately 90 percent complete.
It is reasonable to expect commercial operation by the end of September 1996. Final acceptance, is expected in April 1997, as scheduled.

CONSTRUCTION BUDGET

The budget for development of the Project is $215 million. This total includes plant construction by Raytheon, the construction of a water supply line and transmission line, and work performed by others. The $215 million budget also includes interest during construction and other financing costs. Details of the original budget are shown in Table 5-1. Cost overruns have occurred in some budget items while other items have been completed under budget.
Overall, construction is expected to be completed at approximately $200,000 to $300,000 below the original Project budget which included approximately $8.7 million for contingencies. As shown in Table 5-1, almost all the contingency remains unspent.

Panda Energy budgeted $5.8 million for its expenses during startup and commissioning. This budget is consistent with experience at other projects.

TECHNICAL PERFORMANCE

After its 1994-95 review of the Project design and the selected equipment, Pacific Energy Systems concluded that all performance standards required under the Construction Contract, including power and heat rate, could be met. The guaranteed net power output is 230,000 kW. The guaranteed heat rate is 7,124 Btu/kWh (LHV). That conclusion remains valid.

AIR EMISSIONS

In the Construction Agreement, Raytheon guarantees air emissions from the plant will meet the emission limits of the U.S. Environmental Protection Agency
(EPA), Prevention of Significant Deterioration (PSD) permit, the Certificate of Public Convenience and Necessity (CPCN), and Maryland Public Services Commission (PSC).

The Project, as originally designed, was capable of meeting the air emission standards of the EPA and the Maryland PSC. Nothing has changed since the design phase that would diminish this capability. General Electric Power Systems has provided a letter guaranteeing that the turbines will meet CPCN standards. Other projects that use similar GE turbines have complied with air emission standards similar to those required of this Project.

POWER PURCHASE AGREEMENT

The PPA provides for a monthly capacity payment and a monthly energy payment. Pacific Energy Systems has reviewed the sample calculations in the PPA for the respective payments and found them to be correct based on the assumptions used in the PPA. However, the actual payments will be based on the actual operation of the plant in the future.

A "Joint Operating Procedure" has been agreed to by Panda and PEPCO. It provides for coordination of dispatching and provides procedures for resolving disagreements that may arise under the PPA during operation.

QUALIFYING FACILITY STATUS

To be a Qualifying Facility under PURPA, five percent of the useful energy (i.e., the sum of the generated electrical energy plus the thermal energy sent to a host) from a power plant must serve a thermal load. The thermal load for this Project is a water distillation plant that is being constructed by Raytheon under the Construction Agreement. Raytheon is contractually committed to have the distilled-water plant ready for commercial operation at the time the power plant begins commercial operation. The quantity of steam exported to the distilled water plant is to average 34,000 lb/hr which will ensure the five percent requirement is met.

The distilled water also must be used beneficially. The U.S. Navy, at its Indian Head Naval Facility, has signed a purchase order for all the distilled water produced by the plant.

A QF must also meet an efficiency standard that requires the net electric energy plus half of the useful thermal energy to equal or exceed 45 percent of the energy in the fuel. For this Project, the guaranteed heat rate limit of 7,124 Btu/kWh (LHV) equates to an efficiency of 48 percent. The efficiency standard for QF status is, therefore, satisfied regardless of the thermal load.


                          SUMMARY OF DUE DILIGENCE

CONTRACTS

Pacific Energy Systems reviewed the six agreements described below in the course of its due diligence work.

Power Purchase Agreement

Under the PPA, PEPCO has agreed to purchase all of the electricity generated by the Project. The PPA places several restrictions and requirements on Panda and allows for extensive monitoring of the Project before and during its operation. If Panda fails to meet the requirements of the PPA, the agreement allows for reduced payments or cancellations.

The plant will be fully dispatchable to meet PEPCO's requirements except for the production of 99 MW for 60 hours per week which PEPCO must take from the plant.

Under the PPA, the following deposits and reserves are required. All are in place through letters of credit provided by GE Capital:

       -    Development Security ensures the Commercial Operation Date is met.

       - Interconnection Security ensures PEPCO is paid for costs associated with the interconnection facilities between the Project and the PEPCO system.

       - Performance Security covers damages resulting from termination of the PPA after the Commercial Operation Date.

       - Maintenance Reserve covers major overhaul costs incurred by the Project.

Construction Agreement

The Amended and Restated Turnkey Cogeneration Facility Agreement between Panda-Brandywine, L.P. and Raytheon is also referred to as the Construction Agreement or the EPC Contract. The EPC contract is for a fixed fee of $118 million. It includes design, engineering, project management, labor, equipment, and materials to construct, start up, and carry out performance tests (for the power plant and distilled-water plant only) of the following project components.

        - The power plant and supporting facilities within the main fence area

        - A section of Betty Boulevard (an access road to the industrial park)

        -    The distilled-water plant

        -    The fuel-oil storage tank

Utility support systems outside the fence (including the electric transmission lines, effluent pipeline, and the gas supply line) are outside of Raytheon's scope of work. The transmission line was constructed by C.W. Wright Construction Company, Inc., and is complete. PEPCO has issued a letter stating it will accept the line.

The effluent pipeline and the gas supply line are complete. The associated pump station is 85 percent complete and is expected to be operational by the anticipated commercialization date.

Completion of the plant and acceptance by Panda have the following two key milestone dates:

         - Commercial operation is scheduled to occur by October 31, 1996. It occurs when the plant has passed the 48-hour test outlined in Section 19.5.1 of Raytheon's scope of work. Penalties apply for not passing the test on schedule. It is anticipated that Raytheon will begin commercial operation by the end of September 1996.

         -    Final acceptance is anticipated by the end of April 1997.
              In order to meet final acceptance, Raytheon must complete the following:
                   -    Pass performance tests and correct deficiencies
                   -    Build the plant to final specifications
                   -    Synchronize the plant to the PEPCO grid
                   -    Complete all work affecting normal plant operation
                   -    Ensure that punchlist work will not interrupt plant
                          operations
                   -    Ensure that steam is going to the steam host
                   -    Obtain a completion certificate from the owner
                   -    Certify that construction is in accordance with
                           governmental requirements

The Construction Contract is a fixed turnkey agreement that provides for liquidated damages to ensure Raytheon meets all performance guarantees and bonuses if performance exceeds guarantees by specified amounts. It is expected that guaranteed completion date of October 31, 1996, will be met and the project will be completed within budget. Performance guarantees under the Construction Contract are discussed in the sub-section entitled "Facility Performance" in Section 2 of this report.

Liquidated damages are provided to ensure Raytheon's diligence in meeting all guarantees. The contract provides for an $80,000 per day penalty for delay of completion after October 31, 1996, up to a maximum penalty of $14.4 million. The contract provides for performance bonuses if performance exceeds guarantees by specified amounts.

The Construction Contract commits Raytheon to provide or obtain limited spare parts, building occupancy permits, limited warranties against deficiencies, and manuals and training for O&M personnel. Provisions are made for the arbitration of disputes arising under the Construction Contract.

Operation and Maintenance Agreement

Panda-Brandywine, L.P. and Ogden Brandywine Operations, Inc., signed an Operation and Maintenance Agreement on November 21, 1994. Ogden Brandywine Operations is a wholly-owned subsidiary of Ogden Power Corporation which is a subsidiary of Ogden Environmental and Energy Services of Fairfax, Virginia, which is a wholly- owned subsidiary of Ogden Corporation (Ogden).

Ogden is a technical services company with more than $2 billion in annual sales and more than 1,300 employees who operate and maintain power projects including waste-to-energy, hydroelectric, and geothermal projects. Gas turbine operation is relatively new to Ogden, but it has hired sufficiently skilled home-office personnel to support the Project. Local hiring has been completed and the experience level is substantially higher than Pacific Energy Systems has seen in most other facilities.

The annual O&M budget for the Project is approximately 20 percent lower than budgets for other recently-constructed gas turbine projects with which Pacific Energy Systems is familiar. However, the budget is reasonable. Economies of scale might explain, in part, its magnitude in comparison to other projects.

After the Actual Commercial Operation Date, operator compensation is fixed at $117,750 per month, adjusted for performance, plus all reimbursable costs incurred under the agreement. Performance adjustments are allowed for the equivalent availability factor (EAF) and for the capacity performance.

The O&M Agreement provides for termination under several conditions Pacific Energy Systems believes are reasonable. It also contains reasonable provisions for force majeure, arbitration, renegotiation in case of substantial changes to the facilities, and Owner oversight over unbudgeted purchase orders in excess of $1,000.

Steam Sales Agreement

A steam sales agreement was entered into on March 30, 1995 between Panda-Brandywine, L.P. and Brandywine Water Company. Panda will sublease the distilled-water plant to Brandywine Water Co. Panda will sell steam (thermal energy), cooling water, and feed water to Brandywine Water Co. Panda also will provide operating, maintenance, and wastewater disposal services for the distilled-water plant. Brandywine Water Co. will sell distilled water and must purchase enough steam to maintain the Project's QF status. Panda has not guaranteed any specific amounts or periods of time for thermal energy delivery.

Pacific Energy Systems believes that the SSA is sufficient to ensure the continued QF status of the Project.

Water Purchase Agreement

A Treated Effluent Water Purchase Agreement between the county commissioners of Charles County, Maryland, and Panda-Brandywine, L.P. was signed September 13, 1994. It allows the project to receive 2.7 million gallons of treated effluent per day (mgd). The Agreement commits Panda to construct the 17-mile pipeline at its own expense. The Project budget contains approximately $10.6 million for this purpose. Upon completion, the portion of the pipeline in Charles County is to be turned over to the county. The capacity of the line is to be 3.0 mgd. Effluent not needed by the Project may be provided to other customers with which the county may contract.

The Water Purchase Agreement is for a term of 25 years with options for three 5-year extensions. Panda will pay $1.00 per thousand gallons of effluent used for the first 10 years with escalation occurring thereafter in accordance with the Consumer PriceIndex. Panda must also pay certain fixed expenses associated with maintaining the pipeline and its right-of-way. The effluent pipeline was built by Flippo Construction Company. It has been completed from the wastewater treatment plant to the cooling tower.

The pump station for pumping effluent through the pipeline is being built at the sewage treatment plant by J.L.W. Construction. It is 85 percent complete. Completion is expected by early August.

Natural Gas Agreements

A detailed study of the gas contracts has not been a part of Pacific Energy Systems' past due diligence activities on the Project. C.C. Pace Resources, Inc., conducted an independent review of the Project's fuel supply plan.

The required gas transmission line for the Project, which interconnects into the Washington Gas and Light (WGL) system, is complete.

DESIGN FEASIBILITY

The basic plant design, gas-fired combined-cycle, has been used in numerous similar installations and is well established in the utility industry.

PROJECT COSTS

The capital budget for the Project was $215 million including a contingency of approximately $8.7 million. Details of the budget are shown in Table 5-1. Actual capital expenditures are expected to be $200,000 to $300,000 less than the budgeted amount. Cost overruns on some budgeted items have been more than compensated for through savings on other cost items.

The ICF projections appear to reflect reasonable expectations of Project expenses. Agreements for operating and maintaining the plant; for purchasing fuel and water; and for selling electricity are structured to provide for contingencies in a manner that is consistent with good practice in this industry.

PERMITS

All required permits and licenses either have been obtained or are reasonably expected to be obtained within a time frame that will not delay the planned operation of the Project.



                           FACILITY DESCRIPTION

SITE

The Project is located in an industrial park south of Brandywine, Maryland in Prince George's County. The site is located 2,000 feet east of Highway 301 on Cedarville road, adjacent to the Conrail railroad tracks on the east, bounded on the west by Betty Boulevard, which will be built as part of the Project. Some of the site is in a wetland. All appropriate permits for use of that area have been obtained.

FACILITY COMPONENTS

Mechanical Systems and Steam Generators

The project will use two GE-supplied PG7111EA combustion turbinegenerators, each matched with its own three-pressure-level heat recovery steam generator
(HSRG). Each turbine-generator will have an output of 81.3 MW. The steam from the two HSRGs will be used in a single GE steam turbine with a capacity of 83.7 MW. The steam turbine can operate using steam from either of the HRSGs individually or from both HSRGs. The combustion turbine-generators will fire on natural gas with No. 2 fuel oil as an auxiliary fuel. The balance of plant equipment includes a condenser, four-cell evaporative cooling tower, water treatment system and fuel oil handling system.

Process steam to the distilled-water plant will be supplied from the low-pressure section of the HRSGs and can be supplemented with steam turbine extraction steam.

The exhaust steam from the steam turbine is condensed in a surface condenser. Cooling tower makeup water will be supplied via a 17 mile pipeline from the Mattawoman Wastewater Treatment Plant. Well water is available onsite as a backup.

The gross plant electrical capacity is 246.3 MW during steam export to the distilled-water plant at the rate of 34,000 pounds per hour (lb/hr) (i.e., two times 81.3 MW plus 83.7 MW). The guaranteed net output is 230 MW which accounts for in-plant use of electric power and derating due to hot and humid atmospheric conditions.

Gas will be supplied via a pipeline. Backup fuel oil will be stored in a tank located adjacent to the site.

The design of the plant is proven in the electric utility industry. Design features such as redundancy and backup that are in accordance with industry practice have been included.

One notable feature of the plant is that it is highly dispatchable and will be started and stopped frequently. Several features could be added to the plant now or after startup that would make the cycling of the plant more reliable and less costly. The current design, however, is sufficient to achieve the performance assumed in the pro forma.

The plant is expected to be heavily dispatched by PEPCO from a minimum guarantee dispatch of 99 MW on a 12-hour daily cycle, 5day week to full load at 230 MW.

Environmental Controls

The major air pollutant of concern is NOx. The turbines use dry, low-NOx technology. Water injection will be required only when the plant is operating on oil. No duct burners, gas compressors, or selective catalytic reduction
(SCR) is required now, but it can be added later if needed.

The project has obtained a CPCN from the Maryland PSC. To obtain a CPCN, emissions were reviewed in accordance with PSD requirements. All associated approvals have been obtained.

In developing the CPCN, the Maryland PSC included input from all other state agencies and local governments that deal with environmental regulation, and all permits required to date have been received. It is anticipated there will be no problems obtaining other required permits.

Electrical Intertie

The interconnection of the Project to the PEPCO system is included in the PPA. At Panda's expense, PEPCO will provide all required interconnection equipment, safety devices, and metering at its Burches Hill Substation.

C. W. Wright has constructed a 7-mile long 230 kV transmission line from the plant to the Burches Hill Substation. Ownership of the line will be transferred to PEPCO. The transmission line has been completed and is energized, and it is backfeeding the switch gear at the power plant. PEPCO has issued a letter stating it will accept the transmission line.


                         FACILITY PERFORMANCE


POWER AND HEAT RATE

Under Article 5.0 of the EPC contract, Raytheon guarantees a net power output of 230,000 kW and a net heat rate of 7,124 Btu/kWh (LHV). These performance parameters are to be met under a set of conditions including the export of 34,000-lb/hr steam. Pacific Energy Systems evaluated the plant using "Gatecycle," a power plant design and performance software package. The evaluation predicts the guarantees can be met. Nothing has changed during construction to alter this conclusion.

The heat rate of 7,124 Btu/kWh (LHV) and capacity of 230,000 kW are for a new, clean plant. Performance degrades during operation until the prime equipment is overhauled and key parts are repaired or replaced. This is common for all mechanical systems. As discussed in Section 5, Pacific Energy Systems provided ICF with our estimates of the heat rate and plant output capacity for each year from 1996 through 2021 for use in its Project projections. Pacific
Energy Systems' estimates are based on dispatch estimates provided by ICF Resources and on performance degradation curves provided by General Electric Power Systems. Our estimates are consistent with common industry practice. However, they are dependent on the information provided by others and on operating conditions and maintenance practices.

EMISSIONS

The turbines use dry, low- NOx control technology which is stateof-the-art for this type of application. The Project has undergone review for PSD standards and has been duly permitted.

Under the Construction Agreement, Raytheon guarantees that air emissions from the plant will meet the emissions limits of the U.S. EPA PSD permit and the permits by the Maryland CPCN proceedings. General Electric Power Systems has issued a letter guaranteeing its turbines will meet these emission limits.

Emission limits for some power plants necessitate the use of SCR to control NOx. SCR is not required for this project and is not included in the current design. However, if needed in the future it can be added to the HRSGs.

RELIABILITY

Net power output, heat rate, emissions, and noise limits are guaranteed by Raytheon and are achievable with the Project's technology and construction standards.

The following plant performance tests for the Project will be completed before final acceptance:

        -    48-hour net electrical output performance test
        -    Net plant heat rate test
        -    200-hour capacity test
        -    Stack test
        -    Noise test

The Operation and Maintenance Agreement promotes reliability by providing for a full-time owner's representative to administer Panda-Brandywine's responsibilities, to monitor the operation of the plant, and to direct economic and financial matters.

Raytheon warrants, under the Construction Agreement, that the plant will be free from defects or deficiencies until the later of: (a) one year from commercial operation; or (b) one year from discovery or repair of defect or deficiency, but no later than the second anniversary of final acceptance. Furthermore, for any item that is repaired, replaced, or renewed more than once, Raytheon will undertake a technical analysis of the problem and clear the "root cause" of the problem. GE-supplied equipment is exempted from this warranty and is the responsibility of Panda.

The factors given above and the soundness of the Project design lead Pacific Energy Systems to conclude that the Project will perform as assumed in the pro forma and with a reliability that is typical of similar successful plants of its type.

AVAILABILITY

The PPA is based on a target availability in the range of 88 percent to 92 percent. Based on the design of the Project, Pacific Energy Systems believes this is a reasonable target. The PPA provides for an increase in monthly payments if the actual availability, as measured by the EAF is greater than 92 percent.

The PPA provides for a decrease in monthly payments if the EAF is less than 88 percent. Likewise, the O&M contract provides for bonuses and penalties if the EAF falls outside of the targeted range.

The review of the Gas Supply Agreement by C.C. Pace presents a generally favorable conclusion regarding the security of the gas supply.

USEFUL LIFE

The term of the PPA is 25 years. The anticipated useful life of projects similar to this project is often 25 years or longer. If the plant is operated, maintained, and renewed according to manufacturers' recommendations and standard industry practices, Pacific Energy Systems expects it to have a useful life of at least 25 years.

                        PERMITS AND LICENSES

All necessary permits and licenses have been obtained or can be obtained on a schedule that will not delay commercial operation of the Project.


                        CONSTRUCTION STATUS

Construction is expected to be completed on time and within budget. Construction is approximately 90 percent complete as of July 15, 1996. The plant is in the preliminary startup phase. The expected completion date is the end of September 1996.

Based on the construction progress report dated June 30, 1996 the construction status of major components is as follows:

        -    Piping - 98.2 percent complete
        -    Control cable terminations - 94.1 percent complete
        -    Instrument installation - 94.7 percent complete


                        ANCILLARY FACILITIES

Five ancillary, or offsite, facilities either have been built or are under construction. They are described in Section 4 of this report. A summary of the current status of each follows.

Effluent Water Supply Line

A 16-inch-diameter 17-mile long pipeline will carry effluent from the Mattawoman Wastewater Treatment Plant to the Facility. The treated wastewater will be used as cooling water for the power plant and as feed water for the distilled-water plant. The pipeline is currently complete from the wastewater treatment plant to the cooling tower of the power plant.

The pump station that is being constructed at the wastewater treatment plant is 85 percent complete.

230-kV Electrical Transmission Line

A 230-kV transmission line is needed to connect the project's dead-end tower to PEPCO's Burches Hill Substation. The transmission line is complete and energized.

Natural Gas Line

Washington Gas Light Company (WGL) is obligated to provide gas distribution facilities from the interstate pipeline at Cove Point to the power plant. The provision of metering, regulating, and appurtenant facilities required on the project site are included in WGL's commitments.

The WGL pipeline is currently complete to the plant meter. Work on controls is in progress and is expected to be finished by July 1, 1996.

One section of pipeline is being built by Columbia Pipeline Company at a cost of $6.8 million. Completion is expected prior to commercialization of the plant. However, if it is not complete by that time, gas is available from other sources. Delays on this section of pipeline will not delay startup of the Project.

Distilled-Water Plant

To maintain status as a QF, at least 5 percent of the useful energy output from a power plant must be used by a thermal host. The thermal host for the Project is a distilled-water plant owned by Brandywine Water, an affiliate of Panda Energy. The distilledwater plant will start up with the power plant. Raytheon is committed to accomplish this and Pacific Energy Systems believes it is a reasonable expectation.

Betty Boulevard

Prince George's County requires Panda to construct the section of Betty Boulevard that fronts the Project site. Construction is included in the EPC contract and will be completed some time after commercialization of the plant. Completion of Betty Boulevard is not crucial to the operation of the plant and no major problems are anticipated.


                              Section 3
                             ENGINEERING


                         OVERALL PLANT DESCRIPTION

The Panda-Brandywine Cogeneration Project is a combined-cycle power plant located south of Brandywine, Maryland, in Prince George's County, 2,000 feet east of Highway 301 on Cedarville Road. The plant is adjacent to the Conrail railroad tracks on the east and will be bounded on the west by Betty Boulevard, which is to be built as part of the project.

The EPC contractor has guaranteed a net electrical output of 230 MW from the plant, corrected to 92 degrees F dry bulb, 50 percent relative humidity, with 34,000 lb/hr saturated process steam at 15 pounds per square inch gauge (psig) at the point of interconnection with 80 percent of the condensate returned and no boiler blowdown. The plant will be dispatched daily by PEPCO at a minimum of 12 hours per day during weekdays. There will be substantial additional dispatch during high demand periods. Partial load operation of each gas turbine will not drop below 80 percent of rated output.

The plant will use GE-supplied PG7111EA combustion turbinegenerators, equipped with dry, low-NOx combusters as the plant's prime movers. It is capable of being fired with either natural gas or No. 2 fuel oil. The Frame 7 has an output of 81.3 MW at 59 degrees F ambient temperature without inlet conditioning. The combustion turbine exhaust is routed from each unit through separate three-pressure-level, unfired HRSGs. Each HRSG will have its own stack.

A single steam turbine-generator, supplied by General Electric, will take steam from the two HRSGs to produce an additional 83.7 MW. Process steam to the distilled-water plant will be supplied from the low-pressure section of the HRSGs, supplemented with steam turbine extraction steam. The exhaust steam from the steam turbine is condensed in a surface condenser. Cooling tower makeup will be from the MWWTP effluent and will require a 17-milelong pipeline. Electricity from the plant will be transmitted over a 7.1-mile, 230-kV transmission line built by the project and tying into the PEPCO system at the Burches Hill Substation. The plant does not have black-starting capabilities but receives startup power from backfeed through the 230-kV transmission line. SMECO will provide auxiliary and startup power through the backfeed during periods when the gas turbines are not operating. The maintenance and administration buildings will be connected to SMECO by a feed from its local distribution system at all times.

                DESIGN CONCEPTS AND TECHNOLOGY ASSESSMENT

The Panda-Brandywine facility is being designed as a dispatchable combined-cycle power plant. The GE frame units have very successfully met utility needs for peaking in simple-cycle configuration and in base-loaded combined-cycle configuration. The GE Frame 7s to be used at Panda-Brandywine are heavy-duty, industrial-grade, packaged combustion turbine-generators with a proven record of reliability in electric generation service. Overall, it is Pacific Energy Systems' opinion that, if the plant is built as specified in the EPC scope document, it will be capable of meeting all operating and dispatch requirements. However, Pacific Energy Systems also believes that, because of the daily cycling of the combustion and steam turbines, additional design modifications could be made to enhance the operation and reliability of the plant while lowering long-term operation and maintenance costs.

Pacific Energy Systems representatives have observed the use of several of the following design modifications to enhance combinedcycle plants that are started and stopped on a daily basis:

        -   Dampers in the HRSG stack to hold temperature in the HRSG overnight

        - Sealing steam provided to the steam turbine from a small auxiliary boiler

        - Increased insulation on the HRSG outlet duct and stack to where the damper is located

        - Mechanical vacuum pump for condenser to pull vacuum quicker and hold vacuum overnight

        - Steam sparger to the condenser to assist in pulling vacuum and warming up

        - Auxiliary circulating water pump to hold vacuum on condenser when plant is down

        -   Drainable superheater coils

        -   Steam or electric heat on steam turbine casing

        - Use of more 100 percent capacity redundant pumps and auxiliary equipment

Pacific Energy Systems believes that some or all of the above changes would make operation and maintenance of a daily-cycled plant easier, less expensive, and more reliable. If Panda decides after startup (as others have) that installation of these items is cost effective in fuel savings, most of them can be added at a later time.

The gas turbines are being equipped with GE's dry, low-NOx burners, which are state of the art for primary emissions control technology. Early reports from plants using these burners on similar Frame 7 units indicate that the gas turbine can meet the permit requirements for NOx and carbon monoxide (CO) emissions of 35 lb/hr [9 parts per million by volume, dry (ppmvd)] and 50 lb/hr, respectively. Oil firing requires some water injection to keep NOx emissions at or under the 239 lb/hr (54 ppmvd) limit. The fuel oil burned in the combustion turbines shall contain no more than 0.05 percent sulfur by weight. All emissions are controlled without the use of an SCR system or ammonia injection.

In order to prevent depletion of groundwater in Prince George's and Charles Counties, Panda Energy has elected to use effluent from the MWWTP for cooling tower makeup. While this is not a common practice throughout the industry, it is done frequently enough that no major problems are anticipated with the use of wastewater effluent. If setbacks at the MWWTP prevent use of the effluent for periods of time, the plant has sufficient onsite well water capacity.

Most of the remaining plant equipment at Panda-Brandywine shows proper redundancy and a conservative design philosophy. Most pump applications are designed with three 50 percent capacity units, and critical applications, such as the boiler feedwater, have two 100 percent capacity units. Contrary to common practice in most combined-cycle cogeneration plants, no standby diesel generator is included. Since auxiliary power will normally come from the Southern Maryland Electrical Coop (SMECO) while the plant is off-line, it can be backfed through the 230-kV intertie with PEPCO; therefore, a standby diesel generator is not an important issue for redundancy. The design criteria for the uninterruptible power supply (UPS) and battery system appear satisfactory to meet any safety concerns required to shut down the plant safely should a total loss of power (transmission line outage) occur. A modification in the design, made shortly before financial closing, removed the alternate connection from SMECO to the UPS. This could potentially hamper reclosing to the transmission system if the batteries were to run down during the shutdown. Panda is reviewing this and will correct it.

Overall, the Panda-Brandywine plant appears to have an adequate design philosophy, uses technology and equipment that are consistent with most combined-cycle cogeneration plants, and can be expected to operate as intended to meet contract requirements. The design modifications discussed above would improve the plant's operability and maintainability, but if they are not implemented, the plant can still perform at a level consistent with that anticipated in the ICF projections.

             MAJOR EQUIPMENT SELECTION AND VENDOR/SUPPLIER QUALIFICATIONS

The suppliers of major equipment components are as follows:

       Gas turbine(s)                     General Electric
       Steam turbine                      General Electric
       HRSG                               Nooter/Ericksen
       Cooling tower                      Hamon Cooling
       Distributed control system         Westinghouse Electric Corp.
       Water treatment system             EMCO Engineering
       Boiler feed, condensate and
         circulating water pumps          Byron Jackson Pumps
       Main step-up transformer           Schneider Canada (Federal Pioneer
                                            Division)

All of the above suppliers are well recognized in the industry for supplying reliable and high-quality equipment.


                               SPECIFICATIONS

Pacific Energy Systems reviewed several key specifications for equipment to be supplied on the Panda-Brandywine project and found them to be adequate to obtain the required equipment. Specification information and filled-in manufacturers' data were used as the basis for the mass and energy balance model of the plant, which is discussed in greater detail in Appendix D.

                      SYSTEMS AND EQUIPMENT DESCRIPTIONS

MECHANICAL SYSTEMS AND EQUIPMENT

Combustion Turbine

As previously stated, the Panda-Brandywine plant uses two GE PG7111EA (Frame 7) combustion turbines as the prime movers. The Frame 7 is a heavy-duty, single-shaft, simple-cycle gas turbine with a nominal capacity of 84.6 MW.


The turbine uses natural gas as its primary fuel and No. 2 fuel oil as an auxiliary fuel. Dry, low-NOx combusters are included to minimize NOx emissions when firing natural gas. Water injection is used to reduce NOx emissions when the gas turbine is operating on No. 2 fuel oil. The gas turbine-generator has the capability to switch fuels while synchronized to the transmission system, but not necessarily at full load. The natural gas fuel conditioning skid and fuel oil system with dual fuel oil filters are included as part of the turbine.


Several similar installations using GE's dry, low-NOx combusters have had serious combustion damage when transferring from gas to oil firing. GE has traced these problems to a primary liquid purge air check valve that has stuck in the open position during long periods of operation on gas prior to the switch to oil. GE has proceeded to make a number of hardware, software, and operational changes to units with the dry, low-NOx combuster. Pacific Energy Systems does not consider this to be a major risk to the project. GE has upgraded the check valve in all operating units, but is continuing to pursue (with check valve suppliers) a lasting and durable check valve design.

A specific concern is that GE is requesting dual-fueled units with dry, low-NOx combusters to switch to oil at least weekly for a short run on oil. This may have an affect on a number of items at Panda-Brandywine, including emission limits, hours available to operate on oil, and operating schedules.

The GE gas turbine-generator is furnished as a complete, packaged unit. It includes a closed, force-fed lubricating and hydraulic oil system; electric motor starting system; off-line compressor wash system; complete control system; and an automatic, selfcleaning, inlet air filtration system in an up-and-over orientation. Inlet evaporative coolers are provided on each gas turbine.

Under normal conditions, the gas turbines will be operated in a cyclic mode, being dispatched on and off daily, or more frequently if required by PEPCO. Hourly dispatches between 80 and 100 percent full load on each gas turbine are also expected.

Heat Recovery Steam Generators

Two HRSGs produce steam for use in the steam turbine-generator and for the thermal host, using the waste heat in the gas turbine exhaust. A single HRSG is matched to a single gas turbine. Each HRSG is a three-pressure-level, water tube, natural circulation boiler. Each HRSG includes a high-pressure superheater, evaporator steam drum, and economizer; an intermediate-pressure evaporator, steam drum, and high-pressure/intermediate-pressure (HP/IP) economizer; a low-pressure (LP) evaporator and steam drum; inlet and outlet duct; interconnecting piping; and a stack. A spool for future SCR installation is also included.

The HRSG has wall boxes and provisions for future installation of soot blowers or a high-pressure water wash system. Sampling ports for the continuous emissions monitoring system (CEMS) are included in the stack. The exhaust gases from the HRSG exit through a 15-foot-diameter, free-standing stack that is 165 feet above grade level.

The control of the HRSG is completely integrated with the distributed control system.

Steam Turbine

One GE steam turbine with a nominal design output of 84 MW is used. The steam turbine is an axial flow, base-mounted condensing steam turbine with two uncontrolled admissions and one uncontrolled extraction designed for normal inlet throttle steam conditions of 1,215 pounds per square inch (psia), 965 degrees F, exhausting to 2.9 inches mercury absolute (Hga).

The turbine is packaged complete with lube and hydraulic oil system, local gauge board, gland seal system with condenser and exhauster, and a GE Mark V Simplex control system.

Condenser

The condenser, supplied by Ecolaire Corporation, is designed to meet Heat Exchange Institute (HEI) standards and American Society of Mechanical Engineers
(ASME) Boiler and Pressure Vessel Code. The water boxes are full-access, bolted cover-plate type with inspection access provided to inlet and outlet water boxes. The condenser is designed to maintain backpressure required by the steam turbine guarantee rating (2.9 inches HgA) while operating with circulating water temperatures based on cooling tower performance at design ambient conditions of 92 degrees F dry bulb and 78 degrees F wet bulb.

The condenser also is capable of condensing full steam production from the HRSG HP, IP, and LP sections (with steam turbine offline) while maintaining the condenser pressure and temperature within the turbine manufacturer's limits for operation. The system is designed for a steam turbine bypass as well as for meeting startup and shutdown requirements.

The condenser system includes a single steam surface condenser and accessories, such as 304SS-22 BWG condenser tubes, steam jet air ejectors for normal operation, and hogging ejectors for startup with inter- and after-condensers.

Cooling Tower and Closed Cooling System

The cooling tower provides the means for rejecting waste heat from the steam turbine cycle and servicing plant equipment cooling loads. The cooling tower is a four-cell, induced-draft, counterflow evaporation tower. It is designed to operate under winter freezing conditions and to minimize the impact of fogging and drift emissions on the adjacent roadways. The cooling tower will operate on treated wastewater effluent. Circulating water is pumped by three 50 percent circulating water pumps.

The closed cooling system serves equipment cooling loads, such as lube oil coolers, gas compressor intercooler, generator coolers, pump-bearing coolers, and other equipment coolers. The closed cooling water system uses makeup water from the condensate system and is pumped by two 100 percent capacity cooling water pumps. Two 100 percent capacity heat exchangers are used for heat rejection to the circulating water system.

Condensate-Feedwater System

The condensate-feedwater system consists of a single external deaerator and six (three per train) boiler feed pumps.

The deaerator unit is a pressure-type, spray-tray deaerator with a horizontal storage tank. The storage tank is sized to contain, at 85 percent level, a volume of water to operate without makeup for a minimum of 10 minutes at maximum design feedwater rate.

The feed pumps are horizontal, centrifugal, multistage, horizontally split type. Each pump has an intermediate-pressure feedwater tap. One pump in each train is arranged to supply feedwater to either HRSG.

Raw Water System

The raw water system consists of two deep wells and a 420,000gallon combined raw water storage/fire protection tank. Each well has the capacity to provide sufficient water to operate the entire plant, including cooling tower makeup. The project is permitted to remove 64,000 gallons per day (gpd) from the ground for non-cooling tower process needs, and it may use up to 1,322,000 gpd for short-term periods if the MWWTP pipeline is unavailable. Of the raw water storage capacity, 312,000 gallons are reserved for the fire protection system.

Boiler Water Makeup System

Raw water from the raw water tank is transferred to two 100 percent makeup demineralizer trains by two 100 percent capacity makeup water pumps. The demineralizer treats the raw water to achieve a purity level acceptable for use in the HRSG. The demineralizer contains several components that perform the water treatment process, including arbon filter units, cation units, anion units, and mix-bed units. After treatment in the demineralizer, the water is routed to and stored in a 100,000gallon demineralized water tank. Two 100 percent capacity demineralized water transfer pumps pump water to the deaerator for boiler makeup, provide regeneration water for the demineralizer, and provide dilution water for neutralization in the wastewater neutralization process. Two 100 percent capacity condensate polishers remove iron, copper, and residual hardness from condensate returned from the steam host.

Wastewater Disposal System

Boiler blowdown, boiler drains, neutralization tank effluent, washdown, miscellaneous building waste, and sample lines are all routed to the cooling tower basin through an oil/water separator. Blowdown from the cooling tower and sanitary waste are disposed of through the tie to the local sewer interconnection, which is tied to the MWWTP. Drainage from outdoor paved areas is treated in a separate oil/water separator and disposed of through the sanitary sewer. Local drainage is routed to a settlement pond and then to an adjacent wetland area.

Fuel Gas Compressors

No fuel gas compressors are required for this project.

Auxiliary Systems

Fire Protection System. The fire protection system for the Panda-Brandywine facility consists of a main fire loop, an automatic sprinkler system, two 100 percent capacity pumps, 312,000 gallons of deaerated water storage, and a carbon dioxide (CO2) system. Each hydrant is rated at 500 gallons per minute
(gpm), and the system is sized to provide maximum demand to any fixture, supplemented with 500 gpm from the nearest hydrant.

The automatic sprinkler system is supplied from the main fire loop. Areas protected by the automatic sprinkler system include all buildings, areas of building, and individual equipment systems, as required by NFPA 850. This includes all transformers, lube oil equipment and piping, steam turbine bearings, cooling tower, fire pump building, control room, maintenance building, and fuel oil storage tank.

Pressure for the main fire loop is maintained by a single, electrically driven jockey pump. One diesel-driven fire pump and one electrically driven pump maintain the firewater flow rate during system use. The pumps are located in a separate pumphouse adjacent to the raw water tank.

Two automatically activated CO2 fire suppression systems are part of the fire protection system. One CO2 system protects the electrical and control cabinets in the distributed control system (DCS) equipment room. The other protects each of the gas turbinegenerators.

Fuel Oil Facilities. The No. 2 fuel oil facilities store and transfer fuel oil to the gas turbines. Fuel oil is stored in a 2,000,000-gallon tank. The tank is surrounded by a concrete containment dike designed to hold one and one-half times the volume of the tank. A tanker-truck unloading station is provided that is capable of unloading twice the maximum hourly fuel consumption of the gas turbine. The fuel oil transfer and unloading pumps are located inside the containment dike.

Miscellaneous. The plant includes other necessary auxiliary systems, such as building heating, ventilating, and air conditioning (HVAC) and service and instrument air systems; a 5,000-square-foot maintenance shop; and an administration building containing approximately 15 offices, conference rooms, and other support facilities, such as the control room, battery room, UPS room, and other areas.

ELECTRICAL SYSTEMS AND EQUIPMENT

Generators

A combustion turbine-generator (CTG) is included as part of each GE PG7111EA package. It has a synchronous machine enclosure for outdoor installation and an open-ventilated air cooling system, and is rated at 13.8 kV, three-phase, 60 hertz (Hz), 3,600 revolutions per minute (rpm). The gross output of the turbine-generator is 81.3 MW under International Standards Organization (ISO) conditions.

The steam turbine-generator (STG) is also supplied by GE. It is a 13.8-kV, three-phase synchronous machine with brushless excitation, neutral resistance grounding, and surge protection. The generator is rated 96 MVA at 0.85 power factor lagging. The generator rating is sufficient to support the steam turbine rating of 47.1 MW.

Both generators are capable of producing rated megawatts at power factors ranging from 0.85 lagging to 0.95 leading.

Both the CTG and the STG may be synchronized automatically or manually to the PEPCO system from the control room.

High-Voltage System

The substation at the plant interconnects the 230-kV high-side windings of each of the three generator transformers through separate 230-kV circuit breakers and 230-kV air break switches to a common bus. From there one 230-kV circuit breaker connects the plant generators through a new 230-kV airbreaker switch to a new 230-kV transmission line to PEPCO.

During normal operation, the plant auxiliary load will be supplied through the two-unit auxiliary transformer with a 13.8kV primary and 4.16-kV secondary. Exceptions are the maintenance and administration building which will be supplied directly from SMECO. Standby power from SMECO will be backfed from the PEPCO substation through the 230-kV transmission line.

Switchgear and Motor Control Centers

Auxiliary power will be distributed through 4,160-V metalclad switchgear and 4,160-V motor control centers. All large motors will be 4,160 V, including boiler feed pumps and circulating water pumps. 480-V secondary unit substations will supply the 480-V motor control centers. Both 4,160-V and 480-V systems will contain spare parts and provisions for future expansion.

Battery UPS System

A 125-V, direct current (dc) system and UPS will be provided to power circuits required for startup, shutdown, emergency shutdown, and normal plant operation. The batteries will be capable of safely shutting down the plant under emergency conditions without a source of auxiliary power or station service power and of continuing to operate critical systems for 1 hour following emergency shutdown. The UPS will be sized to supply power for 110 percent of the plant's critical 120-V alternating current (ac) loads.

As previously described, Panda will receive standby and startup power from SMECO via the PEPCO transmission line to the auxiliary power transformers, and SMECO will supply the maintenance and administration buildings directly. There is no backup to the UPS or battery charger. Therefore, if the plant comes off-line because of a problem associated with the transmission line, the balance of the plant has no power. Once the batteries are pulled down, the plant has no way to recharge the 125-kV breaker system. This could cause several problems, including the inability to reclose the 230-kV breakers in the plant's switchyard.

Instrumentation and Control Systems

The integrated control of all plant systems is accomplished using a distributed control system (DCS) that is designed to keep the number of plant operators to a minimum (normally two), while providing sufficient monitoring and control capabilities for continued safe and reliable plant operation.
The DCS alerts the operator to any abnormal conditions or situations that require timely manual intervention; and its interlocks and safety systems precipitate preplanned actions for those cases where unsafe conditions develop faster than the modulating controls or the operator can be expected to respond.

All instrumentation and control equipment is of recent proven design, selected to achieve the highest level of plant availability, ease of maintenance, and standardization throughout the project. The DCS is designed to provide automatic supervisorycontrol of the combined-cycle cogeneration plant and the distilled-water plant, as well as to initiate manual commands. The primary functions of the DSC are as follows:

        -   Manage supervisory controls
        -   Monitor plant process operations
        -   Monitor plant operating conditions
        - Advise (by display) operating personnel of plant's current operating status
        -   Enable operators to operate plant manually from control room

The DCS will interface with package equipment to perform some or all of the above functions for the gas turbines, steam turbine, HRSG, air compressor, sampling and chemical injection, condensate polisher, and water treatment as well as for the distilled-water plant, which in most cases will have local control panels or control panels in the control room.

The project has a continuous emissions monitoring system (CEMS) for NOx and oxygen (O2) installed, certified, and operational within 180 days of plant startup. Installation, operation, and testing procedures must be submitted to the Maryland Air and Radiation Management Administration (ARMA) and the Maryland Power Plant Research Program (PPRP) at least 180 days before purchase of the CEMS.

TELECOMMUNICATIONS

The Power Purchase Agreement requires telecommunications, such as an automatic generation control (AGC) between the plant and PEPCO's control center. The AGC will allow PEPCO to send a "desired generation" signal directly to the plant's coordinated control system. Volt ampere reactive (VAR) loads will also be sent by the AGC, which will monitor a number of other plant systems as well.

ELECTRIC AND MAGNETIC FIELDS

In order to minimize Radio Frequency Interference (RFI) impact of the U.S. Air Force's Globecom communication facility, which is located nearby, Panda had Met Laboratories, Inc., review various systems within the plant that might be modified to lower the potential for RFI. No modifications were required.

The use of bundled conductors on the transmission line is expected to minimize RFI on the 230-kV transmission line even though it passes within 1000 feet of the Globecom facility.


                       CIVIL/STRUCTURAL/ARCHITECTURAL

The project is located in a designated industrial park in Prince George's County southeast of Washington, D.C. The facility will be served by a new county road, to be built by the project along the project frontage.

Major buildings are the administration/maintenance building, gas turbine enclosure, and steam turbine building. The remaining structures on the site will include several small buildings such as the fire pumphouse and fuel oil pumphouse, large tanks, distilled-water plant, and cooling tower. Building siding will be steel wall panels with insulation between the exterior surface panel and the interior surface panel. All buildings will have circulating air ventilation fans and be fully heated during the winter. Administration areas and offices also will be air conditioned and heated.

A security fence will be built along the perimeter of the main plant site and around the switchyard. Motorized gates, video cameras, and a two-way voice communication system will be at each of the two main entrances to the plant.

Freeze protection is designed to prevent water from freezing in pipes down to minus 25 degrees C (-13 degrees F) with wind blowing at 15 miles per hour and the plant completely shut down. Freeze protection will be by electric, self-limiting, parallel heat-tracing cable along the pipes to be protected.

A cathodic protection system has been provided for underground carbon steel, stainless steel, brass, and copper piping; the bottoms of bed-mounted steel tanks; and the surface of the condenser and auxiliary cooling water heat exchangers on the circulating water side.

Landscaping is provided to enhance the visual appearance of the site from Betty Boulevard and to provide sound and visual protection for nearby residences on the south and east.


                                   Section 4
                              ANCILLARY FACILITIES

The Panda-Brandywine site was chosen because of the availability of the property within a designated industrial zone more than because of its convenience to water, fuel, power lines, or a steam host. Therefore, the facilities required to sustain the project have taken on more importance. Permitting, engineering, construction, operation, and budget are more significant for these ancillary facilities than they might be for similar cogeneration plants.

This section of the report will look at each of the five ancillary facilities: effluent water supply line, electrical transmission line, natural gas line, distilled-water plant, and Betty Boulevard. In this way, each facility can be analyzed independently of the cogeneration facility for risks, alternatives, and potential mitigation.


                         EFFLUENT WATER SUPPLY LINE

Cooling water and raw water for the distilled-water plant will be supplied to the project through a 16-inch-diameter, ductile-iron pipe approximately 17 miles (91,000 feet) long. The line will carry treated effluent water from the Mattawoman Wastewater Treatment Plant to the cogeneration plant's cooling tower basin. The agreement between the project and the Charles County commissioners requires the pipeline to be designed and sized to supply 3.0 million gallons per day (mgd). The project is entitled to use 2.7 mgd of effluent. The mass and energy balance indicates that about 1.8 mgd is actually required under continuous 230 MW production.

Quality control of the effluent will be closely monitored by both the county and the Project. An intermediate chlorination point is planned near the end of the pipeline. Control of the pipeline will be by telemetry to the county-owned facility. A low pressure signal will start up the pumps as the valves are opened at the cooling tower.

The project is responsible for permitting, design, and construction of the pumping station at MWWTP, the 17-mile pipeline, the chlorination station, and the intermediate pumping plants. Charles County will operate and maintain the pipeline and associated facilities.

The Pipeline route follows the Navy railroad right-of-way east for about 10 miles, where it interconnects with the Conrail railroad and proceeds north to the project site.


                      230-kV ELECTRICAL TRANSMISSION LINE

The project has built 7.1 miles of 230-kV transmission line from the project's dead-end tower to PEPCO's Burches Hill Substation. The transmission line facility was designed by Gilbert/Commonwealth, Inc., and constructed by C.W. Wright. The line was permitted as part of the Phase II CPCN for the Project (see Section 6). PEPCO has established general requirements for the line under the PPA and has the right to review and approve the final design and construction.

PEPCO will assume title to the transmission line upon the Schedule Commencement Date (first energy generation by the plant) provided Panda has demonstrated that the line meets all of PEPCO's requirements. These requirements include: that its construction is consistent with prudent utility practices, all permits have been received, and all rights-of-way have been obtained.

Only 4.3 miles of the line require new right-of-way, and nearly all of that is along the Conrail railroad right-of-way. For the remainder of the 7.1 miles, the transmission line will be added to towers on PEPCO's Burches Hill-Talbot 270-kV transmission line, which was designed for a double circuit but has one side open. The transmission line was examined during the CPCN hearing process to determine the impact it might have on homes, schools, and businesses along the right-of-way. By raising the singlepole structures carrying the line along the railroad right-of-way by 10 feet, Panda was able to demonstrate that electric and magnetic fields at the edge of the right-of-way were reduced to levels of one-fourth to one-fifth of any state regulations. The transmission line was found to have little or no impact on wetlands and property values.

C. W. Wright's budget to build the transmission line was $3,425,807. The transmission line was completed within that budget. Although it is not part of the transmission line, SMECO will interconnect with the Project in several places. It will provide construction power to Raytheon during the construction period. SMECO will also interconnect with the cogeneration facility to supply power to the administration/maintenance building during normal operation. The distilled-water plant will also be directly interconnected to SMECO for all electric power needs. Finally, all startup and standby power requirements will be met by SMECO through a wheeling agreement with PEPCO to backfeed the plant through the main transmission line.


                           NATURAL GAS LINE

In order to provide natural gas to the project site, Panda-Brandywine will cause the construction of several looped sections of Columbia Gas' transmission line and the local connection to the site by WGL.

Columbia Gas will loop three sections of their existing gas transmission line in West Virginia. The new gas pipeline, 3 sections will total about
6.8 miles. Columbia Gas is presently building these sections, which are more than 60 percent complete. The line should be completed by August 1996. Startup gas to the project is not dependent on completion of the gas pipeline by Columbia Gas.

WGL has completed the connection between its main transmission line and the project site. Presently it is completing the metering controls and adding a return line to its systems. WGL will complete the balance of its work by July 1, 1996, several weeks before Raytheon will need gas for first fire.


                         DISTILLED-WATER PLANT

The steam host for the Panda-Brandywine project is a distilled-water plant that will provide high-quality distilled water for use in industrial processes. The distilled-water facility will be owned by Brandywine Water, an affiliate of Panda Energy.

The heart of the distilled-water plant is a spray film evaporator, which uses spray nozzles to uniformly distribute the makeup feed over a horizontal steam tube bundle. Evaporation takes place as the steam inside the tubes condenses. The vapor is condensed in a water-cooled condenser. The equipment and process are used in a number of applications, including making distilled water. This is a standard industrial process and represents no technological risk. Water from the circulating water system will be used as makeup feed to the system.

The 220,000-gallon distilled-water tank provided has approximately 72 hours of storage. A truck fill station will fill 6,000- to 8,000-gallon tanker trucks in 20 to 30 minutes. Operation of the distilled-water plant will be through the DCS in the main control room of the cogeneration plant. Ogden
Brandywine, the operator, will make daily checks on the equipment. The truck fill station will be operated by the truck drivers.

The U.S. Navy has signed a purchase order for the entire output of the distilled water plant. The distilled water will be used at the Indian Head Naval Facility.


                           BETTY BOULEVARD

As part of the development process of the industrial park in which the project is located, Prince George's County requires that each participant set aside money for building an access road through the industrial park. Panda, instead, arranged to build the section of Betty Boulevard that fronts the project property. This allows the plant to complete its access road early and provide for the trucks required to bring fuel oil to the site and to ship ultra-pure water from the distilled-water plant.

Betty Boulevard will be built under the EPC contract according to Prince George's County plans and specifications. In order to prevent mud and dust problems and to ease congestion, the county required that the Project build a temporary access road to the site. This temporary access road has become part of the intersection of Cedarville Road and Betty Boulevard.



                                 Section 5
                         COST AND SCHEDULE ESTIMATES


The project capital and startup budgets were reviewed for completeness and accuracy and, where possible, were compared with those of similar projects. The project schedule was reviewed to identify areas that were too optimistic and areas where float requires close monitoring for changes that could affect the required completion dates.


                                CAPITAL COSTS

The total project capital budget for permitting, design, construction, startup, and financing is $215 million. A detailed budget breakdown is presented in Table 5-1. On the basis of the project design guarantee of 230 MW, the cost is approximately $935 per kilowatt.

A comparison of similar gas turbine projects' costs is shown in Table 5-2. Because there are so many variables associated with each project, a true comparison of projects is virtually impossible. Pacific Energy Systems has attempted only limited adjustments to correct these numbers for differences. However, Table 5-2 does give a reasonable picture of the costs to build similar projects. All costs in Table 5-1 were escalated at 3.5 percent annually from the on-line date of the Panda-Brandywine project. Where practical, the EPC scopes of all projects are nearly the same and include adjustments for preliminary engineering, interconnection costs, and gas pipelines.

The price per kilowatt for the EPC cost and project cost is the lowest of any similar plant studied in this review, primarily for three reasons. First, this is a two-gas-turbine plant, while plants A through D are all single-gas-turbine plants. The savings in scale comes from making some of the major equipment larger, rather than duplicating it. This includes the steam turbine, cooling tower, water treatment plant, and support facilities.

Second, the other two-gas-turbine plant, E, is very complex and includes several large diesel generator sets, an auxiliary boiler, and dry cooling instead of a cooling tower. All of these items add substantially to the capital and construction costs of Plant E.

Third, much of the Panda-Brandywine equipment was committed early and may have missed some of the escalation in cost that has been used to bring the numbers in Table 5-2 to a common year.

Nevertheless, the cost of developing Panda-Brandywine is low, whether it is compared with similar projects or with any new power plant. This low cost will give Panda-Brandywine an advantage in the future when PEPCO makes economic dispatch decisions.

Pacific Energy Systems believes that the Panda-Brandywine capital budget is adequate to build the project, and careful administration of the Raytheon contract has held change orders to a minimum.

The contingency of $8,760,000 is about 4 percent of the overall project cost. Again, through careful administration of the project, Panda has been able to hold the contingency about the same. With nearly 81 percent of the budget expended, there are no areas foreseen at this time that would be significant to draw this number down.


                             STARTUP COSTS

The EPC contractor, Raytheon, is required to supply all labor, equipment, and materials to test, start up, and commission the plant. The exceptions to this include the operator's labor cost (O&M employees are available to assist and receive training during startup, not to replace EPC contractor labor) and the cost of natural gas and fuel oil starting with the first actual or attempted performance test. All fuel needed in connection with the installation, adjustment, and testing of the plant after the initial actual or attempted performance test, will be paid for by Raytheon under terms of the EPC contract. Operator training is to be provided by Raytheon, along with all O&M manuals. The operator takes over care, custody, and control of the plant when the plant reaches commercial operation (when it passes the 48hour test, not the electrical output test).

The owner has established a budget for its expenses during commissioning, as shown in Table 5-3. These costs appear to be consistent with other projects similar in size and type of equipment.

                                Table 5-1
                          CAPITAL BUDGET DETAIL

                                         Original Budget      Current Budget 1

  Raytheon - Cogeneration Facility             71,499,816            72,060,000
  Raytheon - GE Equipment                      46,759,000            46,759,000
  Raytheon - Distilled Water Facility           3,400,000             3,400,000
  Raytheon - Change Orders                              0                     0
  Electrical Transmission Line &
    Fiber Optics                                4,411,007             4,026,000
  Effluent Water Pipeline                      10,639,600            10,327,000
  Columbia Gas Pipeline Expansion               8,560,725             9,020,952
  PEPCO - Electrical Interconnect               2,200,000             2,650,000
  PEPCO - RTU/AGC Communications                  250,000                87,500
  Sales Tax on 10% of Construction Costs          434,000               234,000
  Water Wells on Site                             348,095               413,437
  Building Permit                                 180,668               299,999
  Builder's Risk Insurance                        579,645               611,948
  Other Construction Costs                         50,000                23,142
                                             ------------           -----------
Construction Costs                            149,312,556            149,966,465

Land Purchase Costs                             4,620,883              4,914,810

  Gilbert - Owner's Engineer                    1,476,067              1,326,067
  Gilbert - Transmission Line Design              103,392                103,392
  Eagleton - Gas & Water Pipeline Design          317,079                317,079
  Greenhorne - Surveying & Pipeline Design        773,081                841,970
  Environ - Site Environmental Engineering         41,061                 41,061
  Met Labs - RFI Engineering Review                22,500                 22,500
  Others Engineering Costs                        163,374                163,374
                                               -----------            -----------
Engineering Costs                               2,896,553              2,815,443

Permitting & Regulatory Costs                   1,670,176              1,670,176

Project Legal Costs                             2,380,914              2,576,168

Public Relations Costs                            331,131                331,132

  Construction Loan Interest                   18,103,841             16,849,669
  GE Capital Commitment &
  Financing Fees                                5,534,370              5,555,359
  Closing Costs                                 2,066,757              2,227,340
  Mortgage, Recording Tax                       2,832,000              2,984,269
                                              ------------           ------------
Financing Costs                                28,536,968             27,738,522

Project Management &
  Development Costs                             4,227,576              4,203,859

  PEPCO Security Deposits                               0                      0
  Natural Gas Reserves Development              3,165,981              3,165,981
  Furniture & Office Equipment                    102,820                121,831
  O&M Contractor During Construction            1,006,200              1,006,200
  Fuel Purchase During Construction, net          550,000                550,000
  General Liability Insurance                      88,838                 88,838
  Initial Spare Parts Purchases                 2,000,000              1,700,000
  Initial Fill of Fuel Oil Tank                 1,200,000              1,200,000
  Initial Lease Reserve                         2,400,000              2,400,000
  Initial O&M Reserve                           1,000,000              1,000,000
  Initial Warranty Reserve                        750,000                250,000
  Contingency                                   8,759,404              8,700,274
                                              -----------             ----------
Other Project Costs                            21,023,243             20,283,125

TOTAL PROJECT COST                            215,000,000            215,000,000

    1.  Budget estimate as of June 2, 1996, with 81 percent actual expended.

                                Table 5-2
                      SIMILAR GAS TURBINE PROJECTS



Plant   Unit    Cycle   Number   MW  On-    EPC Cost      EPC  Project   Project
        Type    Type    of Gas       Line   ($1996x000's) Cost Cost      Cost
                        Turbines     Date   Escalated     $/kW ($1996x   $/kW
                                             at 3.5%            000's)
                                                               Escalated
                                                                at 3.5%
--------------------------------------------------------------------------------
 A     Frame 7 Combined    1     117    1992    79,122     676   123,733   1,058

 B     Frame 7 Combined    1     137    1993    96,892     707   150,786   1,101

 C     Frame 7 Combined    1     120.6  1994    86,387     716   140,166   1,162

 D     Frame 7 Combined    1     126    1995    85,660     679   144,900   1,150

 E     Frame 7 Combined    2     240    1994   163,561     682   348,150   1,451

Brandy-
wine   Frame 7 Combined    2     230    1996   118,800     517   215,000     935



                                 Table 5-3
                           COMMISSIONING BUDGET


Furniture and office equipment               $  102,820
O&M Contractor                                1,006,200
Fuel purchased during construction            1,500,000
Spare parts inventory                         2,000,000
Fuel oil inventory                            1,200,000
                                            -----------
   Total commissioning costs                 $5,809,020



                                ICF PROJECTIONS

Pacific Energy Systems reviewed the technical assumptions used in the ICF Projections and as noted below, found them to be consistent with those of similar projects and reflective of the equipment being used and the requirements of the PPA. Because the project uses equipment that is similar to that used in many other projects, estimates for capital costs, availabilities, capacities, and operation and maintenance can be made with a relatively high degree of confidence. Pacific Energy Systems' analyses of various assumptions that went into the ICF Projections follow:

      - Since the plant is dispatched, availability becomes a concern only if the plant fails to meet PEPCO's dispatch requirements. While starting and stopping equipment frequently will have a long-term impact on the equipment, under PEPCO's dispatch plans there is sufficient downtime for routine maintenance. Pacific Energy Systems anticipates that the Panda-Brandywine project will have a high availability in meeting the dispatch requirements of PEPCO. Pacific Energy Systems believes the availability projected by ICF is a reasonable assumption.

      - Capacity payments are tied to twice-yearly demonstrated output testing. On the basis of the results of Pacific Energy Systems' modeling (see Appendix D), if the plant is operated and maintained as specified by the equipment manufacturers and according to normal industry practices, the project will have no difficulty meeting the twice-yearly capacity test at the full 230 MW or more.

      - Our estimate of the heat rate uses weighted averages based on a model that considers the facility as a new, clean design that is free of manufacturing and erection errors. Our estimate is also based on average weather conditions and on the implementation of operation and maintenance practices recommended by manufacturers and typical of good industrial practice. Actual year-to-year heat rates and capacities may vary from the model performance if operating conditions are different from the assumptions used.

      - For the purposes of this report, Pacific Energy Systems has developed an estimate of the heat rate and capacity for each year from 1996 through 2021. These are shown in Tables 5-4A and 5-4B. Pacific Energy Systems, in the past, has employed the methodology of converting each start cycle to an equivalent number of operating hours with degradation, inspections, and maintenance intervals based on the equivalent hours. General Electric no longer supports this approach, but has developed a methodology based on independent counts of starts and hours.

           Because GE is the original equipment manufacturer (OEM) and will be the primary advisor and technical support group to Panda during the operation of the Brandywine units, Pacific Energy Systems has chosen to use GE's methodology in determining the degradation and maintenance schedules for the Panda-Brandywine gas turbines. The anticipated maintenance schedules are shown in Table 5-5.

Notes on Tables 5-4A, 5-4B, and 5-5:

     1.   Assume 200 hours of oil firing per year on Unit 2 only
     2.   Uses GE's methodology on determining equivalent hours
     3. Uses the greater of equivalent hours based on GE's calculation of starts or hours
     4.   Assumes 5 forced outages per year
     5. Steam turbine maintenance based on time, not hours of operation

                                 Table 5-4A
                                   UNIT 1

                  Dispatched*        Equivalent      Annual           Annual
    Year          Hours              Fired Hours     Average          Average
                                                     Heat Rate        Power
-------------------------------------------------------------------------------
    1996              650              790             7,939           120,040

    1997            3,869            4,769             8,048           118,280

    1998            4,227            5,127             8,075           117,840

    1999            4,434            5,334             8,106           117,600

    2000            4,494            5,394             8,141           117,340

    2001            4,653            5,553             8,086           118,840

    2002            4,665            5,565             8,141           117,940

    2003            4,616            5,516             8,174           117,690

    2004            4,566            5,466             8,209           117,450

    2005            4,646            5,546             8,166           120,000

    2006            4,723            5,623             8,051           118,120

    2007            4,671            5,571             8,085           117,760

    2008            4,624            5,524             8,119           117,530

    2009            4,584            5,484             8,153           117,270

    2010            4,553            5,453             8,118           118,400

    2011            4,489            5,389             8,151           117,860

    2012            4,433            5,333             8,183           117,620

    2013            4,384            5,284             8,216           117,380

    2014            4,341            5,241             8,134           119,240

    2015            4,308            5,208             8,053           118,000

    2016            4,243            5,143             8,085           117,750

    2017            4,184            5,084             8,118           117,540

    2018            4,129            5,029             8,148           117,300

    2019            4,079            4,979             8,091           118,680

    2020            4,033            4,933             8,139           117,950

    2021            3,400            4,300             8,167           117,740

* Based on Table ES-1 from ICF Resources Incorporated, May 1996 report "Independent Assessment of the Dispatchability of the Panda-Brandywine Project."

                           Table 5-4B
                             UNIT 2

                   Dispatched*          Equivalent      Annual         Annual
    Year           Hours                Fired Hours     Average        Average
                                                        Heat Rate      Power
-------------------------------------------------------------------------------
    1996             450                  778             7,863       120,040

    1997           2,295                3,303             7,954       118,280

    1998           2,973                3,961             7,984       117,840

    1999           3,472                4,498             8,011       117,600

    2000           3,972                4,980             8,041       117,340

    2001           3,661                4,660             8,024       118,840

    2002           3,353                4,361             8,053       117,940

    2003           3,401                4,409             8,077       117,690

    2004           3,450                4,458             8,103       117,450

    2005           3,485                4,493             8,131       120,000

    2006           3,484                4,492             8,029       118,120

    2007           3,195                4,203             7,997       117,760

    2008           3,195                4,203             7,997       117,530

    2009           3,061                4,069             8,021       117,270

    2010           2,933                3,941             8,045       118,400

    2011           2,839                3,847             8,020       117,860

    2012           2,751                3,759             8,049       117,620

    2013           2,665                3,673             8,067       117,380

    2014           2,584                3,592             8,087       119,240

    2015           2,507                3,515             8,108       118,000

    2016           2,452                3,460             8,008       117,750

    2017           2,398                3,406             7,968       117,540

    2018           2,347                3,355             7,986       117,300

    2019           2,297                3,305             8,006       118,680

    2020           2,250                3,258             8,026       117,950

    2021           1,900                2,908             8,002       117,740

* Based on Table ES-1 from ICF Resources Incorporated, May 1996 report "Independent Assessment of the Dispatchability of the Panda-Brandywine Project."

                                 Table 5-5
                          MAINTENANCE REQUIREMENTS


                                                     Required
                Unit 1           Unit 2              Steam         Balance of
   Year        Required         Required             Turbine       Plant
              Maintenance      Maintenance          Maintenance   Maintenance
-------------------------------------------------------------------------------
  1996                                                                  NO

  1997            CI                CI                   VI             YES

  1998            CI                CI                                  YES

  1999            CI                CI                   VI             YES

  2000            CI                CI                                  YES

  2001            HS                HS                   VI             YES

  2002            CI                CI                   MO             YES

  2003            CI                CI                                  YES

  2004            CI                CI                   VI             YES

  2005            MO                CI                                  YES

  2006            CI                MO                   VI             YES

  2007            CI                CI                                  YES

  2008            CI                CI                   MO             YES

  2009            CI                CI                                  YES

  2010            HS                CI                   VI             YES

  2011            CI                HS                                  YES

  2012            CI                CI                   VI             YES

  2013            CI                CI                                  YES

  2014            MO                CI                   MO             YES

  2015            CI                CI                                  YES

  2016            CI                MO                   VI             YES

  2017            CI                CI                                  YES

  2018            CI                CI                   VI             YES

  2019            HS                CI                   MO             YES

  2020            CI                CI                                  YES

  2021            CI                HS                   VI             YES

VI = valve inspection, MO = major overhaul, CI - combustion inspection, HS = hot section



Pacific Energy Systems believes that the heat rate and capacity estimates are reasonable, consistent with common industry practice, and, when used in light of the limitations given above, are properly reflected in the pro forma provided by ICF Resources.


                                  SCHEDULE

According to the PPA, the project must be completed before June 1, 1997, but not before June 1, 1996. Both Raytheon and Panda have provided bar-chart schedules (dated March 21, 1995, and March 27, 1995, respectively) that indicate the project will become commercial on October 31, 1996. Some initial activities were delayed between December 31, 1994, and April 10, 1995, because of permitting and financing issues.

The project remains on schedule at this time with construction about 90 percent complete as of July 15, 1996. Raytheon is presently targeting late September 1996 for commercial operation. This is approximately 5 to 6 weeks ahead of schedule.



                                 Section 6
                            PERMITS AND LICENSES


This section reviews the status and content of key environmental and regulatory permits, licenses, approvals, rights-of-way, and authorizations required for construction and operation of the Panda-Brandywine cogeneration project.


                                FEDERAL APPROVALS

FEDERAL ENERGY REGULATORY COMMISSION (FERC)

Qualifying Facilities (QF)

Initially, the Project filed for self-certification on December 1, 1993. In order to enhance financing, FERC was later asked to certify the project. Panda-Brandywine, L.P., received a FERC order granting its application for certification as a qualifying cogeneration facility on May 23, 1994. Pacific Energy Systems has reviewed the calculation on which certification was granted and is of the opinion that, as long as the plant is operated in a manner consistent with its design and that of the steam host, there should be little problem in maintaining the Project's QF status.


Pipeline Permits

Because of the complex nature of the gas supply and transportation agreements, a number of FERC approvals are required. Some of these approvals are for the pipeline expansion project and are related only indirectly to the Panda-Brandywine project; others require interconnection agreements and tariff adjustments between utilities; still others relate to the takeover of a pipeline from another utility. All applicable permits now have been applied for and received. These permits include the required FERC approvals and several state and county permits.

U.S. DEPARTMENT OF ENERGY (DOE)


Panda-Brandywine, L.P., has applied for and has received certification of Compliance with the Power Plant and Industrial Fuel Use Act.

FEDERAL AVIATION ADMINISTRATION (FAA)

The project received FAA approval for stack height and location on September 16, 1993. A modification to the permit was required as a result of lowering the baseline grade at the site. The top of the stack will be at the same location, but the length of the stack will be greater.

U.S. ARMY CORPS OF ENGINEERS (COE)

On December 23, 1994, the U.S. Army Corps of Engineers authorized all proposed work on the Panda-Brandywine project by a Nationwide Permit as required by
Section 10 of the Rivers and Harbors Act and Section 404 of the Clean Water Act. This includes construction activities at the plant site and work on the effluent water supply pipeline and electrical transmission line.

The permit contains all standard conditions for such work and operation, and specifically ties all work and operation to all conditions required under the state authorization as described below. Pacific Energy Systems finds the conditions to be consistent with normal practices and does not believe that project construction will be unduly affected by these conditions.

U.S. NAVY CATEGORICAL EXCLUSION

Panda has built a large portion of the effluent water supply pipeline along a Navy-owned railroad. Approval by the U.S. Navy was required for the right-of-way. As part of this approval, the Navy determined that the use of the right-of-way was within National Environmental Policy Act (NEPA) limits in meeting the criteria for Categorical Exclusion. The Categorical Exclusion was obtained on November 28, 1994. It contains several recommendations to be included in the right-of-way easement between the Navy and Panda. These are discussed later in this section under Right-of-Way Easements.


                               STATE APPROVALS

                 CERTIFICATE OF PUBLIC CONVENIENCE AND NECESSITY (CPCN)

Unlike many states, Maryland has placed the environmental and social/economic permitting of power plants under the authority of its Public Service Commission
(PSC) rather than allow various state agencies to handle permitting in a fractured manner. The Maryland PSC has been empowered to issue a Certificate of Public Convenience and Necessity (CPCN) to allow for the construction and operation of power plants and transmission lines.

The PSC divided the permitting for Panda-Brandywine into two parts. Phase I covers the air emission control and Prevention of Significant Deterioration
(PSD). Phase II covers the remaining social/economic aspects, including groundwater use, noise impacts, endangered species, and other relevant areas. The Phase I and Phase II CPCNs were issued on October 6 and October 27, 1994, respectively.

Panda requested an amendment to the CPCN to correct some inconsistencies and to allow for the fact that the gas pipeline permitted under the CPCN was no longer being built by Panda or along the route it had permitted. These permit changes appear to be consistent with Pacific Energy Systems' understanding of present construction and operation plans. Pacific Energy Systems believes that the changes are favorable to the project overall and that they lessen the direct requirements on Panda. The amendment to the CPCN was granted on December 15, 1994.

The original CPCN contains 65 licensing conditions. While many of the conditions set operating limits and reporting procedures on the operation of the plant, a large number require Panda to submit construction plans and procedures to various state agencies before starting construction.

In developing the CPCN, the Maryland PSC included the input of all other state agencies and local governments in such a way that many of the approvals required before starting construction are primarily administrative and depend on Panda to supply sufficient details for approval. Pacific Energy Systems believes that Panda and its EPC contractor (and other subcontractors) have obtained all necessary approvals in a timely manner to support construction and operation.

PREVENTION OF SIGNIFICANT DETERIORATION

A review of PSD requirements and approval that the project meets PSD requirements are contained in the Phase I approval of the CPCN.

STATE WETLAND PERMIT

The Department of Natural Resources (DNR) for the State of Maryland approved a Conditional Letter of Authorization on December 23, 1994, for construction of the plant, utility lines, and stormwater outfall. This permit contains a number of "conditions," including:

      -    The U.S. Army Corps of Engineers standards
      -    The requirement to meet Best Management Practices for
             Working on Non-Tidal Wetlands
      -    Filing plans with the state
      - Obtaining a sediment control permit from the Prince George's and Charles Conservation District

Pacific Energy Systems' review of all the conditions did not identify any requirements that would cause undue delay in starting or completing the project or any ancillary facilities.


                            RIGHT-OF-WAY EASEMENTS

A number of right-of-way easements are required before construction of the
various pipelines and transmission facilities.   Because of their significance
to the project, two of these easements are discussed briefly below.

CONRAIL EASEMENTS

There are two easements, under two separate agreements, in the Conrail right-of-way: one for the transmission line and one for the effluent water supply line.

The agreement to build and operate the 230-kV transmission line in the Conrail right-of-way is dated September 6, 1994. Under the terms of the easement, Panda can occupy the space for 25 years (with a 15-year possible extension) for a total price of $686,700. Panda assumes all responsibility for project risk and indemnifies Conrail.

The agreement to build and operate the effluent water supply line in the Conrail right-of-way is dated November 9, 1994. Under the terms of this easement, Panda can occupy the space for 25 years (with a 15-year possible extension) for a total price of $253,755. Again, Panda assumes all responsibility for project risk and indemnifies Conrail.

The remaining terms and conditions in both easement agreements appear to be consistent with those of other railroad easements and represent no major risk to the project.

U.S. NAVY EASEMENT

Panda has completed negotiations on the U.S. Navy easement for the effluent pipeline along a section of railroad owned by the Navy. Several unique items pertaining to this easement should be noted and are discussed below.

Since the pipeline will be owned by Charles County after it is built, the county will become a co-grantee with Panda on the easement. This will allow the county to assume the agreement without renegotiating it.

Under the terms of the easement, the Navy also requires that the grantee (Panda or the County) maintain the right-of-way. This includes annual cleanup and semi-annual cutting of grass, weeds, and brush. Pacific Energy Systems believes that Panda should turn this activity over to the county, with the cost included in the maintenance fee Panda will be paying to the county. The county is better equipped to perform this work since it performs similar activities along road rights-of-way.

Where Panda's contractor cannot reach the right-of-way areas for construction (or future maintenance) on existing roads, the Navy is requesting the railroad be used. In addition, the Navy wants those sections of rail repaired to facilitate Panda's use. Panda has not provided an estimate for the cost of rail repair.



                               Section 7
                       CONTRACTS AND AGREEMENTS


This section of the report reviews the dominant contracts and agreements associated with the Panda-Brandywine Cogeneration Project that have been identified by Pacific Energy Systems as having a direct impact on the construction, operation, and technical performance of the completed power plant. These documents were reviewed from a technical standpoint to assess the sufficiency of their terms, conditions, and scopes to meet the desired outcome of the project.

Contracts were evaluated, in comparison with contracts for similar projects, to determine their consistency with acceptable industry standards and good engineering practices. Several of these contracts, including the EPC contract, were modified during the due diligence period to make them more consistent with acceptable standards and practices. The following discussion is based on contract documents that exist as of June 28, 1996. Contracts reviewed include the Power Purchase Agreement, EPC contract, Treated Effluent Water Purchase Agreement, Natural Gas Supply and Transportation Agreements, Steam Sales Agreement, Owner's Engineer Agreement, Effluent Line Construction Contract, and Transmission Line Construction Contract.


                        POWER PURCHASE AGREEMENT

Under terms of this contract, PEPCO has agreed to purchase all the electricity generated by the Panda-Brandywine cogeneration plant. Except for electric production of 99 MW between 8:00 a.m. and 8:00 p.m. on weekdays, the plant will be fully dispatched by PEPCO. The plant will be interconnected to the PEPCO system by a 7-mile-long, 230-kV transmission line that will be built by Panda and turned over to PEPCO to own and operate. PEPCO will dispatch the plant on an as-needed basis according to the utility's economic dispatch regulations.

In its original form, the PPA was more restrictive than is typical. It placed a number of requirements on the Project that required extensive monitoring and reporting before, during, and after construction. It contains punitive damages for failure to perform under the contract terms. The contract requires PEPCO to be very proactive in all aspects of the development, construction, and operation of the Panda-Brandywine facility. If Panda fails to perform, the agreement allows for reduced payments, cancellations, or, as a last resort, assumption of the project by PEPCO. However, many of the concerns expressed in this paragraph have been made less onerous through an Operating Agreement between Panda and PEPCO. The Operating Agreement provides for means of resolving disagreements and for preventing disputes before they occur.

CONDITIONS AND OBLIGATIONS

In addition to PSC approval, the agreement requires Panda to obtain all appropriate permits and government approvals. This was somewhat simplified by the Maryland PSC when it ruled that Panda-Brandywine, L.P., was an electric company and, therefore, required to obtain a CPCN before starting construction of the facilities. (The CPCN is discussed in greater detail in Section 6 of this report.)

PEPCO's obligation to purchase capacity and electric nergy from the Project under this agreement is predicated on Panda meeting a number of conditions precedent. The conditions precedent require submittal of a number of permits, agreements, engineering reviews, plans, designs, drawings, schedules, and other proofs that Panda is capable of moving ahead and is making progress toward the contract completion date.

The agreement requires Panda to make several security deposits to assure PEPCO that Panda is proceeding with a project that meets PEPCO's needs (including schedule, capacity, and reliability). These security deposits represent some financial assurances to PEPCO that, if Panda fails to perform, money would be available to purchase replacement power from other sources. Also, the security deposits are large enough to give Panda the incentive to meet PEPCO's contract requirements. These security deposits are or three different events, as follows:

    - Development Security is to ensure that the Commercial Operation Date is met as agreed upon in the contract. This deposit takes the form of a series of payments that equal $3.45 million, or the equivalent of $15/kW for the 230,000kW facility.

    - Interconnection Security is to ensure that PEPCO is paid for costs associated with the study, planning, engineering, procurement, and construction of the interconnection facilities between the Panda-Brandywine facility and the PEPCO system. Panda has made payments to PEPCO for the interconnection in the amount of $2,650,000 to date.

    - Performance Security is to cover damages resulting from termination of the agreement after the Commercial Operation Date. This security amounts to $2 million.

All three of these security deposits have been made through an irrevocable letter of credit, as allowed under the terms of the PPA.

PEPCO has the right to interrupt or suspend deliveries from the plant under emergency conditions if the interconnection and protective equipment is found to be unsafe, poorly maintained, lacking in maintenance records, or in noncompliance with PEPCO guidelines and performance standards for parallel operation.

In addition, PEPCO has the right to declare two other types of emergency conditions. During a minimum generation emergency, light load period, PEPCO can suspend delivery from Panda for a cumulative 200 hours per year during the limited dispatch portions in a year. This is nearly 6.5 percent of the time PEPCO is required to operate at least one combustion turbine in combined-cycle mode, first dispatch segment. The other emergency condition is referred to as a maximum generation emergency. When such a condition is declared by PEPCO, Panda is required to use all reasonable efforts to deliver the maximum attainable net electrical output from the plant without exceeding manufacturers' recommended operating limits. Failure to do so is considered a default under the contract.

COMPENSATION AND PAYMENT

Calculation of the capacity and energy payments made under the terms of the contract is very complicated because of all the correction factors that have been used. Pacific Energy Systems' scope of work does not include identification of the need for, the reasoning behind, and source of some corrections. The PPA provides for a monthly capacity payment and a monthly energy payment. Pacific Energy Systems has reviewed sample calculations for the payments as provided in the PPA and has found them to be correct based on the assumptions used in the PPA. However, actual payments will be based on the actual operation of the plant in the future. The capacity and energy payments are described briefly below.

ICF has used a single heat rate of 8,461 Btu kWh (HHV) as an effective minimum to simplify the projected energy payments. Pacific Energy Systems believes that this is a reasonable value based on its review of the PPA.

Capacity Payment

PEPCO is to pay the project monthly for the dependable capacity (230 MW) at an annual rate set forth in Appendix L of the PPA. The capacity is corrected for the facility's equivalent availability compared with a target availability. Capacity payments will be increased if availability is above 92 percent or decreased if it falls below 88 percent.

The capacity rate, as set for each year of operation in Appendix L of the agreement, is then adjusted by the gross national product (GNP) deflator based on the change between June 1, 1994, and the actual Commercial Operation Date and is also adjusted by the Treasury Bond rate. In addition to the above adjustments, PEPCO has included two additional modifications to the capacity payment. These were made under Amendment No. 1 and appear to reflect PEPCO's concern for overpayment of capacity should PEPCO's load growth be less than initially assumed. The first is a capacity payment adjustment, as stated in Appendix Q of the agreement, which is based on the year of initial operation. The second is a modification of potential costs and is tied to PEPCO reaching a specific load level by 1997.

Energy Payment

PEPCO will pay the project for startup energy based on a simple formula tied to the interruptible fuel rate and an assumed heat rate of 8,461 Btu/kWh. Test energy will be calculated in basically the same way as the monthly energy payment.

The monthly energy payment is composed of two parts: the unit commitment payment and the dispatch payment. In calculating the monthly energy payment, the net electrical output will be assigned on an hourly basis among the dispatch segments shown in Table 7-1.


                                Table 7-1
                         PEPCO DISPATCH SEGMENTS

                     Number of Combustion                         Cumulative MW
 Dispatch            Turbines Operating With                      (at 59
 Segment             the Steam Turbine Also                        degrees F
                     Operating                  Description        and 50%
                                                                   Relative
                                                                   Humidity)
-------------------------------------------------------------------------------

 First                       1           Up to minimum load         0 to 99 MW

 Second                      1           From minimum load to
                                         full load                 99 to 117 MW

 Third                       2           From full load with
                                         one combustion turbine
                                         operating to minimum
                                         load with two combustion
                                         turbines operating        117 to 199 MW

 Fourth                      2           From minimum load to
                                         full load with two
                                         combustion turbines
                                         operating                 199 to 237 MW



The unit commitment payment associated with the first and third dispatch segments is to be calculated using a formula that includes service hours in both dispatch segments multiplied by the adjusted firm gas rate and interruptible gas rate, respectively, and a variable operation and maintenance rate. Service hours are corrected no-load and minimum-load fuel use and a heat input adjustment is made based on average historical ambient conditions for each billing period. The unit commitment payment is corrected for the cost of fuel used for various startups during the month.

PEPCO will make a dispatch payment for the net electrical output associated with the second and fourth dispatch segments. This payment is based on the number of megawatt-hours generated above the first or third segments multiplied by the incremental heat rate and the sum of the fuel cost for that segment and the variable O&M costs.

The agreement provides formulas for the calculation of various correction factors, firm and interruptible gas rates, and variable O&M rates as well as sample calculations. As stated earlier, Pacific Energy Systems' scope of work does not include the determination of how every correction factor was obtained and its individual reasonableness. Taken as a whole, the formulas and the results presented in the sample calculations appear to be reasonable.

COMMENCEMENT OF CONSTRUCTION AND OPERATION

Under the terms of the contract, Panda commenced construction onsite prior to October 9, 1995, but actual commercial operation can be no sooner than June 1, 1996. During the construction and startup period, Panda provided additional documentation to PEPCO, including schedules, design details, equipment capability curves, and relay settings. PEPCO has the right to review the plant design and to monitor plant construction, startup, testing, and operation. The generation of electricity from the plant in parallel with PEPCO will not take place until all interconnection safety devices specified by PEPCO have been installed, inspected, and approved by PEPCO.

After the Actual Commercial Operation Date has been established, the contract requires a Net Capability to be set semiannually (summer and winter). It is to be based on temperature and humidity records for the last 15 years. Net Capability sets the capacity payment for that period and can be less than or equal to (but not greater than) 230,000 kW.

GENERATION DISPATCH

PEPCO is required to dispatch the limited-dispatch portion of the facility for 60 hours Monday through Friday (initially 8:00 a.m. to 8:00 p.m.). The remaining block of power, the dispatchable portion of the project, will be controlled at the sole discretion of the PEPCO dispatcher. PEPCO has made no guarantee for any hourly generation levels beyond the 60 hours in the first dispatch segment (see Table 7-1).

Through its operator, Panda-Brandywine must schedule maintenance outages with PEPCO as well as meet certain notification requirements to support PEPCO's system planning for routine maintenance and forced outages.

MAINTENANCE RESERVE

The project is required to establish a maintenance fund to pay for any repairs or replacements that are necessary or appropriate to ensure that the facility will continue to be operated and maintained in accordance with the performance standards set forth in the agreement.

The lease requires that the project fund the maintenance reserve with an initial payment of $1 million and increase at a rate of $125,000 per quarter over the next two years and $375,000 per quarter for two years thereafter until it reaches $5 million. If the project draws on the O&M reserve, it must also replenish it to its required balance using up to 50 percent of the project's available cash flow.

GE will provide, at a cost, a letter of credit to cover the minimum $5 million required maintenance reserve under the PPA.

On Panda's request, Pacific Energy Systems has developed a model of expected expenditures from the maintenance reserve account. Our estimate is to be incorporated into the pro forma. It is based on "equivalent fired hours." Equivalent fired hours accounts for time the plant is dispatched plus time expended in starting and stopping equipment.

INTERCONNECTION

The interconnection of the plant to the PEPCO system is included in the PPA and not in a separate agreement, which is more typical of the industry. The agreement also covers the transmissionfacilities.

At Panda's expense, PEPCO will provide all required interconnection equipment, safety devices, and metering at its Burches Hill Substation. Panda will construct (to PEPCO's specifications) a transmission facility between the plant and the Burches Hill Substation. Prior to the Actual Commercial Operation Date, ownership of this transmission facility will be transferred to PEPCO.

Through the agreement and its appendixes, PEPCO has provided basic equipment, safety, and meteringspecifications for the project. In addition, PEPCO has the right of design review and testing to ensure that the plant, transmission facility, and interconnections are safe to operate in parallel to the PEPCO system.

OTHER CONDITIONS

Overall, the PPA appears to be complete in stating technical requirements, administrative requirements, legal actions available, and general terms for compliance. In addition to the agreement requirements already discussed, several additional items should be highlighted. These are discussed below.

Default:   There are more than a dozen ways for the Panda-Brandywine, L.P., plant to default under the agreement.  Several important ways are as follows:

     -    Sale of any Dependable Capacity to any party except PEPCO

     - Reduction of the Equivalent Availability below 50 percent or an increase in the forced outage rate above 20 percent

     -    Closing date does not occur by October 1, 1995

     - Failure to provide any of the security accounts or maintenance reserves

     - Failure to use supplemental methods or equipment to meet Dependable Capacity.

Operating Committee: The agreement requires that an Operating Committee be established, with one representative from each party, to facilitate coordination and interaction between the two parties. The Operating Committee must act only by unanimous agreement or consent.

Dispute Resolution: If a dispute arises under the agreement that cannot be resolved by the Operating Committee, then the dispute shall be deferred to a senior officer from each organization. Issues still unresolved are then to be referred to the Maryland PSC.

Purchase Option: PEPCO has the right to purchase the project should Panda wish to sell. If a third party wishes to purchase it, Panda must first give PEPCO the option to purchase the project under the same terms being offered by the third party.

Qualifying Facility: PEPCO is required to continue to make payments under the contract if QF status is lost for less than 540 days. After 540 days, PEPCO can terminate the contract. During the period that QF status is lost, PEPCO will dispatch the full plant capacity under the Dispatch Portion requirement. For that period, the Limited Dispatch Portion (60 hours per week) will not exist. The four dispatch segments' pricing formulas will remain in effect.

Term: The term of the agreement is for 25 years from the Actual Commercial Operation Date.

           ENGINEERING, PROCUREMENT, AND CONSTRUCTION CONTRACT

The amended and restated EPC contract was signed on December 1, 1994, by Panda-Brandywine, L.P., and Raytheon Engineers & Constructors, Inc. (The original contract was signed on December 2, 1993, by Panda-Brandywine, L.P., and United Engineers & Constructors Inc., doing business as Raytheon Engineers & Constructors, Inc.).

Raytheon has been around for many years, primarily as an engineer/constructor in the petrochemicals field. In recent years, Raytheon has purchased several engineering firms (EBASCO and United Engineers & Constructors) with well-known track records in the power industry. The Panda-Brandywine project is being engineered in Raytheon's Houston office.

The amended and restated EPC contract will be satisfactory for this project. Following is a brief summary of the EPC contract as it now exists.

SCOPE

This is a turnkey, lump-sum, fixed-price contract with the EPC contractor responsible for that part of the project which is considered to be within the main fence area. Utility support systems outside the fence (including the transmission lines, effluent pipeline, and gas line) do not fall within Raytheon's scope. For convenience, the county road going past the plant, the oil storage tank (which is outside the main plant area), and the distilled-water plant have been added to Raytheon's scope. Raytheon is to supply the design, engineering, project management, labor, equipment, and materials to construct, start up, and carry out the performance tests on the power plant and the distilled-water plant.

Raytheon is to perform all work in a proper, safe, and secure manner to prevent loss, injury, or damage. All design, construction, operation, and maintenance must be performed according to prudent utility practices. The contractor is responsible for all risk of damage to or destruction of the plant until commercial operation. Upon commercial operation, care, custody, and control of the facility will pass to the owner.

Pacific Energy Systems has found that the responsibilities and scope of the EPC contractor and those of the owner, as stated in the EPC contract, are typical of similar combined-cycle cogeneration plants.

COMPENSATION AND PAYMENT

The work of the EPC contract is being performed on a turnkey basis for a fixed fee of $118,258,816. This does not include the steam host distilled-water plant, estimated at $3.4 million. The fixed fee also does not include other construction contracts issued by Panda to build the transmission line intertie with the utility, the 17-mile-long effluent water line, or the gas supply pipeline.

The contractor is paid monthly for work completed during the preceding month according to the milestone payment schedule (Exhibit D of the EPC contract). The owner's and lender's independent engineers will review the documents submitted to ensure that the invoice amount reflects the value of the work indicated by the milestone payment schedule.

The contractor will provide a letter of credit equal to 10 percent of the contract price. Panda will have the right to draw down on that letter 10 percent of the total milestone payments actually made at the time of the drawdown. This replaces the retainage used in most construction contracts. The value of the letter of credit may be reduced as specific milestones, such as commercial operation and final acceptance, are reached.

Because of the nature of the milestone payment, the schedule allows for some overpayment during the initial 9 months of the project. Raytheon has agreed either to allow the drawdown to exceed 10 percent of the milestone schedule by $3 million or to post a separate letter of credit for $3 million during this period.

PERFORMANCE GUARANTEES

A detailed discussion of the plant performance, testing, and guarantees is contained in Section 8 of this report. The performance guarantees are covered by liquidated damages and performance bonuses. The liquidated damages are sufficient to ensure the EPC contractor's diligence in meeting all guarantees.

Raytheon and the owner have elected to use a dead band tolerance of 4 percent of the net plant heat rate guarantee. This is a plus or minus 2 percent uncertainty band. If the actual corrected heat rate falls within the band, neither a bonus nor liquidated damages will be paid. Bonuses or liquidated damages will be calculated from the edge of the band not from the guaranteed points. Instrument uncertainties will not be used.

The contractor has guaranteed that commercial operation of the plant will occur no later than the Guaranteed Completion Date which is currently October 31, 1996. The contractor will pay a penalty of $80,000 per day for each day that commercial operation of the plant occurs after the guaranteed completion date, or a maximum of $14,400,000.

ACCEPTANCE

Completion of the plant by the EPC contractor and acceptance by Panda have two key milestone dates as follows:

      - Commercial operation occurs when the plant has passed the 48-hour net electrical output performance test, as outlined in Section
           19.5.1 of the scope of work and discussed in Section 8 of this report. If the plant fails the 48-hour test, the contractor can declare commercial operation by electing to make a contract discount of $1,000 for each kilowatt that the test is below the net power output guarantee. The net power output must exceed 210,000 kW in order for the contractor to declare commercial operation.

      -    Final acceptance occurs when:

           - The performance test and other required tests have been completed and all defects and deficiencies have been corrected

           - The plant has been built to the final plans and specifications

           - The plant has been synchronized to the PEPCO electrical grid

           - No work remains that would affect normal plant operation or performance

           - Punchlist work will not interrupt normal operation of the plant

           -    Thermal energy is going to the steam host

           -    The owner issues a completion certificate

           - The contractor has certified that the plant has been constructed in accordance with all governmental requirements identified either by the owner or the contractor pursuant to the contract

OTHER CONTRACT CONDITIONS

Spare Parts

The EPC contractor is required to obtain an agreement with General Electric that spare parts will be available for all GEsupplied equipment for a period of at least 5 years. Raytheon must also attempt to obtain similar agreements from other equipment suppliers or locate replacement part sources for those that do not agree.

During construction, startup, and testing, the contractor is responsible for obtaining and paying for all spare parts used. The contractor has the right to use and replace any operating spare parts Panda may have on hand. The current budget includes $1.7 million for the initial purchase of spare parts (see Table 51).

The EPC contract requires the owner to have available at the plant, by the commencement of plant startup operations, all spare parts that are required for normal operation. Pacific Energy Systems has expressed a strong opinion that this should be changed for two reasons:

       - Failure by the owner to have any spare part needed by the contractor during startup would allow the contractor to declare a default and demand an extension of the Guaranteed Completion Date until the replacement part can be obtained. This is inconsistent with all other EPC contracts reviewed by Pacific Energy Systems.

       - Operating spare parts take time to evaluate, order, and receive. It is not unusual for some spare parts to take a year to obtain under normal circumstances. The O&M contractor will not have sufficient employees onsite to order spare parts until near commencement of startup.

Building Permits

The contractor is responsible for obtaining the standard building occupancy permits. Panda will reimburse the EPC contractor for obtaining these permits and for assisting in obtaining any of the owner-required permits.

Project Labor

The contract price reflects the use of union labor and the contractor, even though required by the contract to use only workers in good standing with their union, cannot seek a change order because of the use of union labor.

Warranties

The contractor warrants that the plant will be free from defects or deficiencies until the later of: (a) 1 year from commercial operation or
(b) 1 year from discovery or repair of defect or deficiency, but no later than the second anniversary of final acceptance. Furthermore, for any item that is repaired, replaced, or renewed more than once, the contractor will undertake a technical analysis of the problem and clear the "root cause" of the problem. The contractor will promptly correct, repair, or replace such defect or deficiency unless it occurs in the GE-supplied combustion turbine-generator or steam turbinegenerator components, which will be at the owner's expense.

The GE exemption appears to result from the cost of a 1-year warranty from GE; apparently, the owner decided the price was too high and elected to cover it. Upon financial closing, GE Capital will establish an escrow account to hold funds earmarked to cover any costs that might arise from a component failure.

There is no time limit on the Raytheon (not GE equipment) design and engineering warranty.

Termination for Convenience

The owner may terminate the EPC contract, without cause, for convenience. As mutually agreed upon andverified by supporting documents, the contractor will be reimbursed for work completed under the milestone schedule, reasonable demobilization costs, and cancellation costs for equipment and materials on order.

Arbitration

Under the terms of the contract, all disputes or claims that cannot be resolved must be submitted to binding arbitration. The disputes will be awarded on a "winner takes all" basis. The losing party shall pay all costs, including the winning party's attorneys' fees and arbitration expenses.

Manuals and Training

The contractor is responsible for supplying a complete set of O&M manuals for each major piece of plant equipment and plant system. In addition, the contractor is to provide a training program for O&M personnel that includes classroom and field training, manuals, drawings, and other educational materials necessary or desirable for the adequate training of O&M personnel. Quality controls will be established to ensure that personnel are suitably trained and capable of operating and maintaining the plant after commercial operation.


                 TREATED EFFLUENT WATER PURCHASE AGREEMENT

On September 13, 1994, Panda-Brandywine, L.P., signed an agreement with the county commissioners of Charles County for the Project to receive up to 2.7 mgd of treated wastewater effluent from the Mattawoman Wastewater Treatment Plant. Under terms of the agreement, Panda is required to:

      - Build the 17-mile-long effluent pipeline and all related facilities at its own expense

      - Obtain all permits and rights-of-way, reimbursing the county for any direct cost it might incur

      -    Design and size the pipeline to supply up to 3.0 mgd

      - Upon completion of the pipeline, turn over to the county (for operation at no cost) only that portion of the line that is in Charles County, and retain ownership of the rest of the line

The county will have the right to connect other customers and sell effluent, provided it is at no cost to the operation of the Panda-Brandywine project and in no way diminishes the amount of effluent transported to the Project.

WATER USAGE FEE

The project will pay a fee of $1.00 per 1,000 gallons of effluent used during the initial 10 years of the project. Beginning in the 11th year, the price will escalate according to the consumer price index, but no greater than 3 percent per year. In addition, the Project will make quarterly payments of all actual and reasonable fixed expenses and variable expenses associated with conveying the effluent to the project site. This does not include the cost of conveying effluent to other users along the pipeline but does include maintaining the U.S. Navy right-of-way as required in the Navy easement.

TERM

The term of the contract is parallel to the PEPCO PPA with an initial period of 25 years. Panda has the right to extend the agreement with 30 days written notice for up to three successive 5-year terms.

WATER USAGE

Effluent supplied under this agreement will be closely monitored and must comply with maximum discharge pollutant levels. Panda is to install a bypass at the plant to return any effluent that does not meet minimum standards. The bypass will be via the nearby sewer line that the project will use for all wastewater and sewage from the plant.

Panda has developed a Risk Management Plan which addresses maintenance and repair issues. The plan must be approved by the county commissioners.


                         STEAM SALES AGREEMENT

A Steam Sales Agreement was entered into as of March 30, 1995, between Panda-Brandywine, L.P., and Brandywine Water Company. The purpose of this agreement is to allow for the sale of thermal energy, cooling water, and feed water to Brandywine Water from the project. A description of the distilled-water facility can be found in Section 4 of the report.

SCOPE

As part of the EPC contract, Raytheon designed andis constructing a distilled-water facility adjacent to the cogeneration facility which Panda will lease to Brandywine Water. Panda will sell thermal energy, cooling water, and feed water to Brandywine water as well as provide operating, maintenance, and wastewater disposal services for the distilled-water plant. Raytheon is committed to put the distilled-water plant into commercial operation before or concurrent with the commercial operation of the power plant.

Brandywine Water is responsible for water sales and delivery from the onsite storage tank to the customer. Brandywine Water must purchase enough steam to maintain the cogeneration plant's QF status. Panda has not guaranteed any specific amounts or periods of time for thermal energy delivery. At least one of the HRSGs must be operating in order for Panda to deliver thermal energy to the distilled-water plant.

As part of its agreement for the operation of the cogeneration plant, Ogden is responsible for the day-to-day operation of the plant. No additional manpower is expected to be required beyond the normal cogeneration staff.

Term

The sales agreement is for a term of 25 years eginning from the date of the ontract. Panda can extend the term for additional 5year periods by notifying Brandywine Water 30 days before the expiration of the prior term.

Price

Panda is responsible for metering all thermal energy, feed water, cooling water, and wastewater quantities. Meters will be calibrated and maintained by Ogden according to general practices. Brandywine Water will pay $1.00 per 1,000 pounds of thermal energy and $1.00 per 1,000 gallons of feed water and cooling water. Brandywine Water will take title to all fluids at the intertie point of the distilled water plant.

Other Contract Conditions

The SSA contains a number of terms and conditions covering various aspects such as government approvals, insurance and indemnification, termination, default, force majeure, and warranties. These terms and conditions are for the benefit of GE Capital if it needs to take over operation of the distilled-water plant or the power plant.

STEAM LEASE

Panda-Brandywine, L.P., and Brandywine Water will also enter into a sublease allowing Panda to sublease the distilled-water facility to Brandywine Water. (GE Capital will be leasing the entire project, including the distilled-water plant, to Panda Brandywine, L.P., after construction and startup.) The term of the Steam Lease expires on the earlier to occur of the expiration or termination of the Facility Lease, the Site Sublease (as defined in the Steam Lease, and the SSA.


                          NATURAL GAS AGREEMENTS

A detailed study of the gas contracts is not part of Pacific Energy Systems' scope of work on this project. As part of Pacific Energy Systems' due diligence, it is necessary to determine that gas can and will be delivered to the project in sufficient quantities and at qualities (including pressures) that will allow the project to meet its obligations under the PPA and SSA.

In addition to the scope described above, Pacific Energy Systems includes in this section a brief description of the gas contracts to enhance the future use of this report. Details of the Gas Agreements were evaluated for Panda by C.C. Pace.

FUEL SUPPLY PLAN

Panda's fuel supply plan is to purchase natural gas from Cogen Development Company under a Gas Sales Agreement (GSA) and transport that gas to the project site via transportation agreements with Columbia Gas Transmission (CGT), Cove Point LNG, L.P., and WGL. The GSA between Panda and Cogen Development Company allows the flexibility needed in the fuel supply to meet the specific fuel requirements of the dispatch plant. Panda can purchase up to 24,240 MMBtu per day of "maximum daily firm quantity," or up to 24,240 MMBtu per day of "maximum daily interruptible quantity."

Panda also has developed a Fuel Supply Management Agreement that stipulates that Cogen Development will manage the purchase of the 8 million MMBtu per year of natural gas, as well as the transportation of it to the project site as needed. In addition, as fuel manager, Cogen Development will handle all administrative services related to gas purchases and delivery; verify quantities and qualities; advise on price hedging, marketing, and sale of excess gas; and attempt to negotiate discount rates where available.

WGL can provide spot market merchant services and has the right to purchase Panda's gas supply during peak periods to serve WGL's other loads.

TRANSPORTATION

Gas will be transported to the site under three pipeline transportation contracts, with CGT, Cove Point LNG, L.P., and WGL. These contracts are discussed below.

Columbia Gas Transmission

Panda has contracted CGT to transport up to 24,240 MMBtu/day of natural gas between the Cogen Development delivery point and Cove Point LNG's pipeline. This contract is for firm transportation services. In addition to transportation costs, Panda will pay CGT a Contribution-in-Aid-of-Construction of $6,772,590 per an amending agreement dated March 24, 1995, plus the applicable gross-up for income tax.

This contribution will help CGT to parallel or rebuild three sections of its pipeline to allow the increased flow for Panda. FERC has approved the pipeline expansion, and CGT is currently obtaining local permits to start construction.

Cove Point LNG, L.P.

Panda has contracted Cove Point LNG, L.P., to transport Panda gas from the CGT pipeline to the WGL pipeline.

Washington Gas Light Company

Panda has signed a 25-year agreement with WGL that has an initial term of 25 years from the Actual Commercial Operation Date under the PPA. This agreement is for both gas transportation and gas supply. Under terms of the contract, WGL will supplythe following services:

       - It will construct a gas line from its interstate pipeline along Highway 301 to the project site, a distance of less than 1 mile. The line will contain all metering, regulating, and appurtenant facilities necessary to serve the Panda plant.

       - WGL will transport the daily nominated quantities of gas from Cove Point LNG to the site on a firm basis.

       - During peak gas use periods (as defined in the contract), WGL has the right to use Panda's gas and the plant can run on oil. Various cost adjustments are available to Panda.

       - Panda can nominate a daily merchant quantity of gas from WGL, which will then sell that gas to Panda at the agreedupon price.

       - The final service that WGL supplies to Panda is a balancing service. When Panda nominates for delivery too much or too little gas to meet its needs, WGL will run an imbalance account, either positive or negative. Its costs are resolved monthly by cash, by making up volumes, or by carrying over portions of the balance as agreed upon.

Gas supply arrangements for the Panda project are complex. It is our understanding that C.C. Pace has provided a due diligence report on the viability of the gas supplies, gas transmission, and management agreements. Pacific Energy Systems believes that Panda has access to an adequate supply of gas to meet the daily maximum full-load operation requirements and has adequate flexibility to arrange for lesser quantities for periods that the project is dispatched offline or operating only under the first dispatch segment.



                             OWNER'S ENGINEER

During the course of developing this project, the owner used a number of engineering and specialty firms. Pacific Energy Systems was not provided any of these contracts for review or comment. While most of the work of these various firms has been completed, the owner's engineer, Gilbert/Commonwealth, Inc., has played and will continue to play a key role in the project.

Originally hired to review Raytheon's work as an "owner's engineer," Gilbert/ Commonwealth's activities have increased to include design of the transmission line and a proactive role in the effluent pipeline design, estimate, and bid. Gilbert/ Commonwealth also has provided a number of detailed design analyses on behalf of Panda in negotiation change orders for the EPC contract.

Pacific Energy Systems believes that Gilbert/Commonwealth is a creditable, well-established engineering firm that is capable of performing the services it is supplying to Panda at a professional level.


                         EFFLUENT LINE CONSTRUCTION

The effluent line was designed by several firms, including Greenhorne & O'Mara and Gilbert/Commonwealth. Pacific Energy Systems has received and reviewed the sample construction contract that went out with the request for bids to construct the pipeline and pumphouse.


                         TRANSMISSION LINE CONSTRUCTION

Panda has awarded the contract for construction of the 230-kV transmission line to C. W. Wright Construction Company, Inc. The line was designed by Gilbert/Commonwealth. The transmission line is complete and energized. PEPCO has issued a letter of acceptance.


                                    Section 8
                            OPERATIONS AND MAINTENANCE


Panda-Brandywine, L.P. (the owner) and Ogden Brandywine Operations, Inc. (the operator) signed an Operation and Maintenance Agreement on November 21, 1994. This section discusses Ogden Brandywine's experience, plant staffing, the O&M Agreement, compensation and payments, and the term and termination of the agreement.

                               OPERATING EXPERIENCE

Ogden Brandywine Operations, Inc., is a wholly owned subsidiary of Ogden Power Corporation. Ogden Power is a subsidiary of Ogden Environmental and Energy Services of Fairfax, Virginia, a wholly owned subsidiary of Ogden
Corporation. Ogden Corporation (Ogden) is a technical services company with more than $2 billion in annual sales and more than 1,300 employees who operate and maintain power projects, including waste energy, hydroelectric, and geothermal projects.

Overall, Pacific Energy Systems believes that Ogden has an adequate base of personnel experienced in heavy-frame, gas turbine dispatchable plants to reliably operate and maintain the Panda-Brandywine project. Ogden plans to use these experienced headquarters staff members to assist during the later stages of construction and startup. Since theorganization is relatively small, a key requirement is that the core staff be able to effectively hire, train, and develop the additional personnel required to operate this plant.

PLANT STAFFING

Figure 8-1 is an overview of the management organization that will operate and maintain the project. The plant staff consists of the following positions:


        plant manager
                    1  operation supervisor
                    1  plant technician
                    1  maintenance supervisor
                    4  control room operators
                    4  equipment operators
                    1  relief operator
                    1  water plant technician
                    1  instrumentation and control (I&C) technician
                    1  mechanic
                    1  electrician
                  ----
                   17  Total O&M staff members

Pacific Energy Systems believes that this level of staffing is adequate, with the understanding that Panda also will be supplying a full-time owner's representative and administrative assistant. The Panda personnel will be responsible for purchasing and for other project administrative functions.


                 OPERATIONS AND MAINTENANCE COSTS

The annual pro forma O&M budget for the Panda-Brandywine Project is shown in Table 8-1. The O&M costs shown are for 1997, which is the first full year of operation.

                               Table 8-1
                     OPERATIONS AND MAINTENANCE COSTS

    Fixed Costs                               1997 $000
--------------------------------------------------------------
    O&M Agreement costs                         1,473
    Consumables                                   750
    Administrative expenses                       500
    Insurance                                     500
    Letter of Credit                               90
    Electricity purchase                          411
    Property taxes                              2,621

    VARIABLE COSTS
--------------------------------------------------------------
    Water usage                                 1,038
    Water discharge & chemical usage              861
    Distilled-water plant operating costs     200,000

    PRO FORMA TOTAL                            $8,033



All of the O&M costs in Table 8-1 are annualized costs that increase according to the assumed inflation rate, with the exception of the turbine overhaul reserve. The annual contribution to the turbine overhaul reserve varies from year to year. The cumulative reserve is projected to increase to approximately $5 million by the year 2001 and remains at or above that level throughout the life of the Project. The annualized equivalent of the annual reserve contribution is about $1,585,000, assuming a 4 percent inflation rate.

Table 8-2 compares the O&M costs of Panda-Brandywine with those of other gas-fired, combined-cycle power plants. Panda's overall O&M costs, while at the low end of the range, appear to be reasonable for a plant of this scale.


                                 Table 8-2
              COMPARISONS OF O&M BUDGETS FOR GAS TURBINE PROJECTS

             Number of                          On-Line   Annualized  Annualized
              Gas       Unit      Cycle     MW  Date        O&M         O&M
  Plant      Turbines   Type      Type                   ($1997x000) ($19997/kW)
--------------------------------------------------------------------------------
  A            1        LM250    Combined   34.5   1990      2,369       69

  B            2        LM600    Combined   90.0   1993      5,319       59

  C            2        LM600    Combined  106.    1994      5,924       56

  D            2        LM600    Combined   95.1   1996      6,299       66

  E            1        LM600    Combined   56.7   1996      4,810       85

  F            1        LM600    Combined   49.9   1996      4,307       86

  G            2        Frame7E  Combined  240.    1994     12,629       53

  H            1        Frame7E  Combined  120.    1995      6,082       50

  I            1        Frame7E  Combined  126.    1995      6,266       50

  J (Panda-
  Brandywine)  2        Frame7E  Combined  230.    1996      9,976       43


                                O&M AGREEMENT

The O&M Agreement is for full-service operation and maintenance of the plant on a cost-reimbursable-plus-fee basis for a 3-year term. Under the agreement, Ogden Brandywine will provide O&M services during several phases of the project, including: preparation of the facility for commercial operation; testing and acceptance; startup; and operation and maintenance following commercial operation.

SERVICES PROVIDED

Ogden Brandywine is responsible for hiring, training, and providing a plant manager; full-time, onsite staff; and additional engineering support, maintenance, and management personnel as needed to perform the requirements of the agreement. OgdenBrandywine is responsible for operating and maintaining the facility 7 days per week and 24 hours per day. Under the agreement, it also will develop maintenance and safety plans and procedures, and will prepare and keep O&M records for the project. Ogden Brandywine also is required to prepare and furnish a monthly operations report to the owner.

Panda will provide an initial inventory of tools, spare parts, equipment, consumables, and other materials. Panda is responsible for reimbursing Ogden Brandywine for the replacement of tools that deteriorate from normal use, replacing spare parts as necessary, purchasing additional spare parts as approved, repairing or replacing equipment, purchasing and installing additional equipment, and purchasing consumables. Panda also will reimburse Ogden Brandywine for purchased parts, for the services of factory personnel or personnel trained and qualified to perform manufacturers' recommended service procedures, and for third-party contracts to clean up and remove hazardous and solid waste (accepted as a result of negligence or fault of the operator).

The agreement provides for a full-time owner's representative to administer Panda-Brandywine's responsibilities, to monitor the operation of the plant, and to direct economic and financial matters.

COMPENSATION AND PAYMENT

Before the Actual Commercial Operation Date, Ogden Brandywine will be compensated in three ways: a fixed monthly payment in accordance with a set schedule; a reimbursement for all reimbursable costs under the agreement; and a reimbursement for the compensation and actual expenses of all Ogden Brandywine personnel who are permanently assigned full-time to the facility, or the home office, or who perform service in direct support of the site personnel as approved by the owner. The fixed monthly payment ranges from $5,000 per month through June 1995 to $10,000 per month until the ActualCommercial Operation Date.

After the Actual Commercial Operation Date, operator compensation is a fixed price of $117,750 per month as adjusted for performance, plus all reimbursable costs incurred under the agreement. There are two performance adjustments to the contract price. One is for the EAF, and one is for capacity performance. The maximum increase or decrease for the EAF is $3,000 per month. If the EAF is greater than or equal to 92 percent, Ogden Brandywine's monthly fixed fee is adjusted by the amount of $100,000 x (EAF - 0.92). There is no adjustment to the fixed fee if the EAF is greater than 88 percent but less than or equal to 92 percent. If the EAF is less than 88 percent, the contract price is decreased by the amount of $50,000 x (0.88 minus EAF) per month.

The second performance adjustment, the capacity performance contract price adjustment, compares the lant's actual or tested Net Capability with its Dependable Capacity. If Net Capability is greater than Dependable Capacity, Ogden Brandywine's fixed fee is increased by $2,000 per month for the term of the applicable summer-winter period. If the Net Capability is less than the required Dependable Capacity, the fixed fee is decreased by $2,000 per month.

Compensation is on a calendar-month basis.


                                TERMINATION

In the event the owner chooses to terminate the O&M Agreement without cause, the agreement requires that Panda pay Ogden Brandywine for outstanding costs under the agreement, reasonable costs incurred by the operator to support termination, and reasonable severance costs. If the lender should terminate the agreement, compensation is to be provided to the operator based on a fixed schedule ranging from $25,000 to $50,000 per month.

Panda-Brandywine may terminate the agreement for cause on the basis of a number of specific conditions, including:

       - Failure of the operator to provide adequate qualified personnel; failure to produce adequate thermal and electrical energy

       -    Failure to perform material service or obligation

       - Appointment of a receiver, liquidator, or trustee for the operator

       -    Failure to maintain the project's QF status

       - Failure to maintain an equivalent availability factor of at least 80 percent; failure to maintain an equivalent forced outage rate of less than 10 percent

       -    Continuance of a force majeure for more time than allowed

       - Failure to reach agreement by renegotiation as provided by the O&M Agreement


                            OTHER PROVISIONS

Other, miscellaneous provisions of the O&M Agreement that should be noted are as follows:

       - The agreement contains a number of force majeure provisions that are typical for a project of this type.

       -    Unresolved disputes are to be settled by arbitration.

       - Ogden Brandywine may request a retrospective and/or prospective renegotiation of the monthly fees if the owner's actions make a substantive, material, and adverse change to the configuration or operational ability of the project, and which have a demonstrable effect of increasing Ogden Brandywine's direct onsite labor, overhead, payroll, and other related costs.

       - Ogden Brandywine is required to receive written authorization from Panda-Brandywine's representative before issuing purchase orders in excess of $1,000 or for any items not in the authorized budget.


                                   Figure 8-1
                              Organization Chart




                                   Section 9
                       PERFORMANCE GUARANTEES AND TESTING


The purpose of this section is to evaluate and summarize the plant performance guarantees and the proposed performance testing program. This section also reviews the liquidated damages that result from failure of the plant to meet the performance guarantees and the bonuses that result when it exceeds the guarantees.


                            COMPLETION GUARANTEES

Raytheon guarantees that commercial operation of the plant will occur no later than the Guaranteed Completion Date, October 31, 1996, or as may be adjusted in accordance with terms of the EPC contract.


                            PERFORMANCE GUARANTEES

Table 9-1 summarizes the plant performance guarantees required of Raytheon under Article 5.0 of the EPC contract. These guarantees are based on the specific design conditions as shown in Table 92.

                                  Table 9-1
                            PERFORMANCE GUARANTEES

                                                       Conditions
                                 -------------------------------------------------
                                                        Host                        Boiler
                                       Ambient          Steam      Condensate      Blowdown
  Parameter             Value      (Degrees F/%RH)     (lb/hr)     Return (%)        (%)
-------------------------------------------------------------------------------------------
Declaration of
 Commercial                           92 degrees         not           not            not
 Operation(1)          230,000 kW        /50         applicable    applicable     applicable

Plant Net Power                       92 degrees
Output - gas           230,000 kW        /50           34,000           80            0

Plant Net Heat Rate -                  92 degrees
gas (LHV)              7,124 Btu/kWh     /50           34,000           80            0

Plant Net Power                        92 degrees
Output - oil           230,000 kW        /50           34,000           80            0

Emissions         compliance

Noise             compliance(2)

(1) In accordance with the test procedure in Appendix D of the Power Purchase Agreement.
(2) Compliance required "under all normal operating conditions in accordance with Section 20.5 of the Scope of Work."



                                Table 9-2
                DESIGN BASIS CONDITIONS FOR PLANT OPERATION

      DESCRIPTION                              DESIGN CONDITIONS
-----------------------------------------------------------------------------
 Dry Bulb Temperature                          92 degrees F

 Wet Bulb Temperature                          76.5 degrees F

 Fuel                                          Natural gas

 Export Power - MW (net)                       230 (minimum)

 Process Condensate Return                     80 percent

 Export Steam                                  40,000 lb/hr

 Boiler Blowdown                               2 percent

 Waterwell Makeup Water Tempature              45 degrees F

 Graywater Temperature                         80 degrees F

 Barometric Pressure                           14.68 psi

 Site Elevation                                215 feet above sea level

 Average Annual Rainfall                       Per Asheville, NC, National
                                               Climatic Center Standards for
                                               the area

 Basic Wind Load                               Per ASCE 7-88, 70 mph, 50-year
                                               mean recurrence @ 10 meters

 Seismic Factor                                Zone 0

 Frost Penetration                             13 inches

 Snow Load                                     ANSI, Ground - 25 lb/sf

 Roof Live Load                                20 lb/sf maximum

 Winter Design Conditions                      +5 degrees F




NET POWER OUTPUT GUARANTEE

Raytheon guarantees that it will be able to declare commercial operation. As defined by the PPA, commercial operation may be declared when the plant establishes a Dependable Capacity of 230,000 kW under summer ambient conditions of 92 degrees F and 50 percent relative humidity (RH).
Establishment of Dependable Capacity must be done in accordance with the test procedures in Appendix D of the PPA which require a 12-hour test.

Raytheon also guarantees that the net power output of the plant will be 230,000 kW at commercial operation, corrected to 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at 15 psig at the process interface, with 80 percent of condensate returned, and with no boiler blowdown.

NET PLANT HEAT RATE GUARANTEE

The net plant heat rate is guaranteed at 7,124 Btu/kWh (LHV) when firing design basis natural gas, as determined by the net plant heat rate test, corrected to 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at 15 psig at the process interface, with 80 percent of condensate returned, and with no boiler blowdown.

EMISSIONS GUARANTEE

Raytheon guarantees that air emissions from the plant will meet the emissions limits of the U.S. EPA PSD permit and the permits granted by the CPCN proceeding.

NOISE GUARANTEE

Raytheon guarantees that, under all normal operating conditions for the plant, noise levels at the property line will not exceed the requirements of the state of Maryland and Prince George's County.

FUEL OIL NET POWER OUTPUT

Raytheon must demonstrate that the net power output when firing No. 2 fuel oil is greater than or equal to the net power output under the same conditions when firing on natural gas. The demonstration shall be a 6-hour test during which the net power output is corrected to 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at the process interface, with 80 percent of condensate returned, and with no boiler blowdown.

GUARANTEE EVALUATION

The net power output, heat rate, emissions, and noise guarantees described above appear to be consistent with those of similar plants and should be achievable. The guarantees provide adequate assurance that the plant will operate as required by the PPA and are backed by a corporate guarantee from Raytheon.


                     PLANT PERFORMANCE TESTING

The performance testing program for the Panda-Brandywine Cogeneration Project consists of the following tests:

       -    48-hour net electrical output performance test
       -    Net plant heat rate test
       -    200-hour capacity test
       -    Stack test
       -    Noise test

These tests are described below.

48-HOUR NET ELECTRICAL OUTPUT PERFORMANCE TEST

This test will be performed to demonstrate the plant's net electrical output for the following guarantees:

       -    Declaration of commercial operation
       -    Plant net power output - gas
       -    Plant net power output - oil

The tested net power output must be corrected to the guarantee conditions of
Article 5.04a of the EPC contract: ambient conditions of 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at the process interface, with 80 percent of condensate returned, and with no boiler blowdown. During this 48-hour test, Raytheon must maintain a net heat rate of less than or equal to 7,836 Btu/kWh (LHV), corrected to the guarantee conditions. In addition, the stack emissions must satisfy the requirements of the applicable Maryland CPCN Permit for Air Emissions.

NET PLANT HEAT RATE TEST

The net plant heat rate will be tested during a 6-hour period while the plant is being operated in its designed normal manner and in accordance with prudent utility practices. The test results are to be corrected to the guarantee conditions.

200-HOUR CAPACITY TEST

The 200-hour capacity test will be performed to demonstrate the plant's ability to produce at least 42,782,000 kWh during a 200consecutive-hour period. This corresponds to an output of 230,000 kW during 93 percent of the test period. The plant is required to be tested in its normal manner and mode, and in accordance with prudent utility practices, while maintaining a heat rate of 7,836 Btu/kWh (LHV) corrected to guarantee conditions, and while satisfying the requirements of the Maryland CPCN Permit for Air Emissions.

STACK TEST

Raytheon is to perform a stack emissions test using a certified subcontractor. The emissions are not toexceed the requirements of the Maryland CPCN Permit for Air Emissions. The emissions test protocol is to be submitted to Panda forreview before the test.

NOISE TEST

The noise test will be performed to demonstrate compliance with the noise abatement guarantee. As baseline reference data, Panda will provide Raytheon with ambient background noise surveys taken before construction of the facility. The noise test requires that Raytheon perform additional noise surveys to determine the actual acoustical behavior of the facility under all normal and abnormal operating conditions. Raytheon is required to provide, at its own expense, any acoustic treatment required to bring the noise level of the facility to within the specified levels.


                      LIQUIDATED DAMAGES AND BONUSES

The liquidated damages and bonuses specified in the EPC contract are summarized in Table 9-3.



                                   Table 9-3
              SUMMARY OF RAYTHEON LIQUIDATED DAMAGES AND BONUSES

    Guarantees                 Liquidated Damages               Bonuses
------------------------------------------------------------------------------
Completion

Commercial Operation by           $80,000/day to a                  None
the Completion Guaranteed         maximum of
Date (June 1, 1996, or as         $14,400,000.
adjusted)

Performance

Net Power Output - Gas            $1,000/kW,                       $300/kW
                                  210,000-kW minimum

Net Power Output - Oil            $1,000/kW                         None

Net Plant Heat Rate - Gas         $45,000/Btu/kWh if            $22,500/Btu/kWh
                                  more than 2% greater           if more than
                                  than the guarantee             2% less than
                                                                 than the
                                                                 guarantee





COMPLETION

Raytheon is required to pay liquidated damages of $80,000 per day for each day that commercialoperation of the plant occurs after the Guaranteed Completion Date. This payment for late completion shall not exceed $14,400,000. Panda has the right to offset this payment against any milestone payments, or to draw upon the letter of credit. The Guaranteed Completion Date is June 1, 1996, or as adjusted. Raytheon earns no bonus for successful completion before the Guaranteed Completion Date.

PERFORMANCE

Raytheon pays $1,000/kW for failure to achieve the guaranteed net power output, whether firing on natural gas or No. 2 fuel oil. When firing on natural gas, Raytheon must achieve a minimum net power output of 210,00 kW. That is, buydown is only permitted to a minimum of 210,000 kW. In addition, Raytheon must have achieved commercial operation. There is no bonus for exceeding net power output on either natural gas or fuel oil.

Raytheon pays liquidated damages for failure to achieve the guaranteed net plant heat rate. The amount is $44,000 per Btu/kWh when firing on natural gas in excess of the net plant heat rate guarantee plus the dead-band tolerance. The dead-band tolerance is defined as plus or minus 2 percent of the guarantee. Raytheon earns a bonus on net plant heat rate in the amount of $22,500/Btu/kWh that the net plant heat rate is less than the guarantee, less the dead-band tolerance.




                             Appendix A
                           DOCUMENT LIST


GENERAL CORRESPONDENCE AND SUPPORT MATERIALS


CONTRACTS, AGREEMENTS, AND AMENDMENTS

    Power Purchase Agreements
    Constructio Agreements
    Interconnection Agreements
    Steam Supply Agreements
    O&M Agreements
    Fuel Supply Contracts
    Other Contracts


PERMITS

    Federal
    State
    Local


TECHNICAL

    Scope of Work
    Specifications
    Heat Balance


DRAWINGS

                             GENERAL CORRESPONDENCE


       - Letter August 29, 1994, (Hollon to Lorusso) re: transmitting Brandywine permit schedule.

       -    G.E. letter of September 26, 1994, (Johnson to Lorusso) re:
            GE gas turbine emission guarantees.

       - Raytheon letter of October 12, 1994, (Jacobsohn to Hollon) re: milestone payment schedule.

       - Raytheon letter of November 15, 1994, (Jacobsohn to Hollon) re: major sub-contractors and suppliers.

       - Raytheon letter of November 15, 1994, (Jacobsohn to Hollon) re: financial closing project schedule and approved budget.

       - December 20, 1994, letter of transmittal of project summary bar chart.

       - Letter of transmittal of pro forma dated January 9, 1995, from G.E. Capital.

       - Letter January 12, 1995, (Jon Pawlow to various legal counsels) re: transmitting updated Brandywine list of permits and schedule-of-disclosure items on environmental matters.

       -    Pro formas dated   -   January 12, 1994
                               -   January 14, 1994
                               -   September 14, 1994
                               -   January 6, 1995

       -    G.E. letter of January 10, 1995, (Johnson to Jacobsohn) re:
            GE gas turbine emission guarantees.

       -    Project budgets with dates running through closing.

       -    Test case, increased capacity income statement, March 2, 1995.

       -    Owner's schedule with several updates through closing.

       -    Raytheon's Monthly Reports:

                August 1994;  issued September 27, 1994
                October 1994; issued November 14, 1994
                November 1994; issued December 12, 1995.

       - Various issues of the Panda-Brandywine, L.P., 230-MW combined-cycle power plant (BC-03 schedule) project activity scheduled.

       - Various issues of the Raytheon Engineers & Constructors' project milestone schedule.

       -    Various issues of the Raytheon milestones and schedule of values.

       -     Various issues of capital budget and pro formas.


                   CONTRACTS, AGREEMENTS AND AMENDMENTS


PPA AND INTERCONNECTION

  - Order No. 70017, State of Maryland Public Service Commission, dated July 21, 1992.

  - Order No. 10077, State of Maryland Public Service Commission, dated August 14, 1992.

  - Order No. 10155, State of Maryland Public Service Commission, dated February 1, 1993.

  - Memo from Ted Hollon, May 11, 1993, listing all the PEPCO contract key dates and payments.

  - Power Purchase Agreement between Potomac Electric Power Company and Panda-Brandywine, L.P., dated August 9, 1991.

  - PEPCO letter of September 30, 1993, to Robert Carter re: confirmation of scheduled deliverables to PEPCO from Panda.

  - Operations and Maintenance Review by North American Energy Services dated November 1993.

  - First amendment to Power Purchase Agreement dated September 16, 1994.

  - Operations and Maintenance Review update by North American Energy Services dated October 1994.

  - Panda letter October 19,1994, to Brian Ward re: available capacity calculations.

  - Letter from Ted Hollon to Mike Lorusso, December 9, 1994, re: PEPCO's acceptance of the O&M Agreement with Ogden Brandywine Operations.

  - PEPCO letter of December 8, 1994, as above.

  - PEPCO letter December 26, 1994, re: Pacific Energy Systems' supplement to Operations and Maintenance Review-update.

  - PEPCO letter of November 1, 1995, re: North American's Operations and Maintenance Review update.

  - Power Purchase Agreement Appendixes:

      Appendix A  -   Description of Facility and Site
      Appendix B  -   Sample Calculations
      Appendix C  -   Guidelines and Performance Standards for Parallel
                      Operation of Customer Generation Equipment on the
                      PEPCO system
      Appendix D  -   Testing Procedures for Determining Net Capability
      Appendix E  -   Metering Equipment
      Appendix F  -   Interconnection and Communication Specification and
                      Revision A, July 22, 1993
      Appendix G  -   Procedures for Determination of Fair Market Value of
                      Facility
      Appendix H  -   Requirements with Respect to Fuel Supply Arrangements
      Appendix I  -   Generating Unit Event Reporting
      Appendix J  -   Summary Specification for 230-kV Overhead Transmission
                      Lines
      Appendix K  -   Contributions to Maintenance Reserve Pursuant to
                      Subsection 8.7(b)(ii)
      Appendix L  -   Capacity Rate
      Appendix M  -   Natural Gas Reserve Commitment and Price
      Appendix N  -   Equivalent Availability Factor ("EAF")
      Appendix O  -   Equivalent Forced Outage Rate ("EFOR")
      Appendix P  -   Valuation Procedures for PEPCO's Buy-out Right under
                      Subsection 18.6(b)(ii), including: Agreement with respect to transfers of interests in Panda-Brandywine, L.P., between Potomac Electric Power Company and Panda
                      Energy Company, and Panda-Brandywine Corporation, dated August 8, 1991, with Appendix A.


CONSTRUCTION AGREEMENTS

EPC Contract

  - Turnkey Cogeneration Facility Agreement between Panda-Brandywine, L.P., and United Engineers & Constructors, Inc.; dba Raytheon Engineers & Constructors, date as of December 2, 1993. Includes Exhibit A through O.

  - Simpson Thatcher & Bartlett EPC Contract markup of March 23, 1994; May, 12, 1994; May 16, 1994.

  - GE Capital EPC contract word changes of April 15, 1994, and April 20, 1994.

  - Panda word changes to Amendment No. 1 dated June 30, 1994.

  - Raytheon letter August 2, 1994, to Ted Hollon, re: drafts of suggested language changes to EPC contract.

  - September 16, 1994, draft copy of the first amendment to the turnkey Cogeneration Facility Agreement.

  - EPC word changes from Raytheon dated September 16, 1994.

  - Memo September 22, 1994, from Brian Dietz to Hollon, DeVoss, Young, and Jacobsohn re: New York Technical meeting.

  - EPC word changes from Raytheon dated October 6, 1994.

  - Raytheon's October 13, 1994, Exhibit P, Scope of Work for Distilled-Water Plant.

  - Amended and Restated Turnkey Cogeneration Facility Agreement between Panda-Brandywine, L.P., and Raytheon Engineers & Constructors, Inc., dated as of December 1, 1994. Includes Exhibits A through R.

  - Memo February 24, 1995, from Ted Hollon to Darrel DeVoss re: 16 pages of changes to Raytheon EPC contract.


STEAM SUPPLY AGREEMENTS

  - Letter of October 22, 1993 (Carter to Colonel Celmer), re: sales of water to base for boiler makeup.

  - Draft Steam Sales Agreements dated from May 26, 1994, to December 30, 1994, nine revisions in all.

  - Brandywine Water Company Business Plan, January 4, 1995.


O&M AGREEMENTS

  - ASME paper by William R. Alkema, "Operation of a Large Combined-Cycle Facility as a Dispatchable Unit," 1991.

  - Request for Proposal: Facility Operations and Maintenance Services, dated July 22, 1994.

  - Qualifications of Ogden Power, dated October 19, 1994.

  - Operation and Maintenance Agreement between Panda-Brandywine, L.P., and Ogden Brandywine Operations, Inc., dated November 21, 1994.

  - Preliminary Operating Plan, December 16, 1994.

  - Resumes of proposed plant manager dated December 22, 1994.


FUEL SUPPLY CONTRACTS

  - Fuel Plan dated July 15, 1994, by Panda Energy Corporation for Panda-Brandywine, L.P.

  - Fuel Management Plan dated November 23, 1994.

  - Gas Transportation and Supply Agreement between Panda-Brandywine, L.P., and Washington Gas Light Company dated November 1994.

  - Letter of December 2, 1994, to Daniel Grahagan PSC of Maryland requesting changes to the CPCN because of the Washington gas line extension replacing Panda's approved gas line.

  - Letter of December 2, 1994, to Daniel Grahagan PSC of Maryland from Washington Gas Light Company requesting approval of the Gas Transportation and Supply Agreement.

  - Carmen D. Legato letter of December 6, 1994, re: burning LNG from Cove
    Point.

  - Simpson Thatcher & Bartlett memo of January 5,1995, re: consent and agreement submitted to gas contractors.

  - Ted Johnson (GE) letter dated January 17, 1995, re: burning out-of-spec gas.

  - Simpson Thatcher & Bartlett memo of February 17, 1995, updating January 5, 1995, memo.

  - Precedent Agreement between Columbia Gas Transmission Corporation and Panda-Brandywine, L.P., dated February 25, 1995.

  - Gas Sales Agreements between Cogen Development Company and Panda-Brandywine, L.P., dated March 1995.

  - Fuel Supply Management Agreement between Cogen Development Company and Panda-Brandywine, L.P., dated March 1995.

  - Carmen D. Legato letter of March 19, 1995, re:  use of gasified LNG.

  - Prehm & Associates letter of March 22, 1995, re: gas processing plant for LNG.

  - C. C. Pace letter of March 24, 1995, re: Cover Point gas quality follow up.

  - Ted Johnson (GE) letter of March 30, 1995, re: thoughts on (out-of-spec) LNG fuel.

OTHER CONTRACTS

Transmission Line

  - Conrail Occupation Agreement dated September 6, 1994, for 230-kV transmission line.

  - Request for Proposal for furnishing and installing 230-kV transmission line and alternate communications circuit for Panda-Brandywine, L.P.

  - Gilbert/Commonwealth bid evaluation dated October 26, 1994.

  - Contract dated November 17, 1994, with C. W. Wright Construction Company to furnish and erect 230-kV transmission line.

Effluent Pipeline

  - Treat Effluent Water Purchase Agreement between the County Commissioners of Charles County, Maryland, and Panda-Brandywine, L.P.

  - Conrail Occupancy Agreement, effluent pipeline, dated November 9, 1994.

  - Panda letter of November 14, 1994, (Hollon to Lorusso) re: effluent line right-of-way, Highway 301.

  - Panda letter November 15, 1994, (Hollon to Lorusso) re: metes and bounds description for Navy easement.

  - Gilbert/Commonwealth February 28, 1995, conference notes/cost estimate.

  - Panda letter of March 20, 1995, (Hollon to DeVoss) re: effluent line budget.

  - Draft Easement of pipeline right-of-way between Navy and Panda-Brandywine, L.P., received March 21, 1995.


                                 PERMITS

FEDERAL

  - Wetlands Report by ECT, February 1993.

  - Application for qualifying cogeneration facility dated December 28, 1993.

  - FERC Notice of Application for QF status dated January 26, 1994.

  - U.S. Army Corps of Engineers verification of delineation of wetlands, April 29, 1994.

  - Order granting certification as a qualifying cogeneration facility issued May 23, 1994.

  - Joint federal/state application for the alteration of any flood plain, waterway, tidal, or nontidal wetland in Maryland, October 1994.

  - Federal Notice of Qualification for Nationwide Permit #12, November 16,
    1994.

  - Categorical Exclusion for Easement and Installation of Effluent Wastewater Pipeline along Naval Surface Warfare Center (NSWC) Indian Head Rail Line Right-of-Way in Maryland, Navy memo November 28, 1994.


STATE

  - Application for approval of a Prevention of Significant Deterioration Source, September 1992.

  - Letter of February 16, 1993, (ECT to DNR) re: wetland assessment.

  - Letter of May 19, 1993, (DNR to ECT) re:  wetland impact issues.

  - Environmental Review Document for the Brandywine Cogeneration Facility (application for CPCN) Volume 1 and Volume 2, August 1993.

  - Letter to Joe Brinson from ECT, September 23, 1993, re: site walkover of Jasper and Gemeny Properties.

  - Phase I environmental site assessment of Gemeny site, October 18, 1993.

  - Letter ECT to Joe Brinson, January 3, 1994, re: Phase I assessment efforts at Jasper property.

  - State recommendations for Panda-Brandywine's CPCN, June 17, 1994.

  - Proposed order for CPCN Phase I, July 15, 1994.

  - Proposed order for CPCN Phase II, August 3, 1994.

  - Environmental Site Assessment of Conrail and military railroad right-of-way, ECT September 1994.

  - Phase II Reply Memorandum of Panda-Brandywine, L.P., September 21, 1994.

  - Public Service Commission order approving the CPCN, Phase I, October 6,
    1994.

  - Public Service Commission order approving the CPCN, Phase II, October 27, 1994.

  - Letter of December 6, 1994, (DNR to Brinson) re: eliminating several license conditions as a result of Washington Gas to build & operate gas line.

  - Letter of December 14, 1994 (Brinson to DNR) re: erosion and sediment control plans.

  - State of Maryland Conditional Letter of Authorization to Construct Utility Lines and Stormwater Outfall, December 23, 1994.


LOCAL

  - Prince George's County approval of wetland delineations of site.

  - Letter of June 15, 1993 (Thomas Haller to Joe Brinson) re: State and County Noise Control regulations.

  - Letter of August 6, 1993, (Thomas Haller to Joe Brinson) re: local permitting requirements.

  - Letter of November 2, 1993, (County to Carter) re: environmental concerns.

  - Letter of November 10, 1993 (County to Brinson) re: additional data request.

  - Draft WSSC Discharge Application by ECT dated October 1994.

  - Letter of October 19, 1994, (Hollon to Lorusso) transmitting soil recycling certificate.

  - Letter of November 10, 1994, Prince George's County Government, re: sewer system capacity.

  - Washington Suburban Sanitary Commission approval of 8,000 mg/1 maximum daily limit date November 17, 1994.

  - Application for Discharge Authorization Permit Application for Industrial users, December 1994.


                             TECHNICAL

SCOPE OF WORK

  - Exhibit A of the Turnkey Contract Agreement "Scope of Work" with Appendixes A through J: various issues were received with dates between December 1993 and March 1995.

  - Change Order Requests for:

       A-1     Agreement Amendment                       04/11/94  Approved
       001     RFI study                                 07/29/94  Approved
       002     CTG lube oil reservoir and
                 transfer system                         02/03/94  Voided
       003     Differing subsurface conditions           05/09/94  Voided
       004R2   Host facility guarantee impacts           10/10/94  Approved
       005     Iron pretreatment                         06/98/94  Approved
       006R1   Increase cooling tower basin              06/27/94  Approved
       007     Revise HRSG crossover walkway             07/12/94  Approved
       008     Gas & gray water interface                09/30/94  Approved
       009     Potable water supply source revised       08/29/94  Open
       010     Schedule delay claim                      08/09/94  Voided
       011     PEPCO/SMECO interface                     02/09/95  Approved
       012     Clearing and grubbing                     09/30/94  Approved
       013     Temporary access road                     11/16/94  Approved
       014     Betty Boulevard upgrade                   10/94     Open
       015     Sample system changes                     10/21/94  Approved
       016     Circulation water intake screens          12/01/94  Approved
       017     Fire protection changes                   01/16/94  Approved
       018     Well pump capacity                        04/25/94  Open
       019     PEPCO interfaces                            ---     Open
       020     Owner caused delay                        03/22/95  Approved

SPECIFICATIONS

  - GE Performance Specification for steam turbine-generator unit, July 1993.

  - Contract Specification "Effluent Force Main," received October 12, 1994.

  - Contract Specification "Effluent Pump Station and Secondary Chlorination, " received October 12, 1994.

  - Specification for "Heat Recovery Steam Generators," received October 12,
    1994.

  - Specification for "Deaerator," received October 12, 1994.

  - Specification for a "Steam Turbine-Generator," received October 12, 1994.

  - Specification for a "Cooling Tower," received October 12, 1994.

  - Specification for a "Condenser and Accessories," received October 12, 1994.

  - Specification for a "Combustion Turbine-Generator and accessories," received October 12, 1994.


GENERAL

  - Technical Report on Feasibility Evaluation of Effluent for Cooling Water, dated December 1993, by Greenhorne & O'Mara, Inc.

  - Letter of February 17, 1994 (Brinson to SMECO), re: construction and permanent power requirements.

  - Subsurface exploration and geotechnical recommendations, dated March 1994.

  - Panda letter of November 11, 1994, (Hollon to DeVoss) re: effluent line routing.

  - Panda letter of November 15, 1994, (Hollon to Lorusso) re: estimate for zero discharge facility for Panda-Brandywine, L.P.

  - November 18, 1994, Betz revised cooling tower blowdown waste characterizations.

  - PEPCO dispatch information, December 1994.

  - The Prince George's County Government (DER) letter of December 9, 1994, re: conditional acceptance of solid waste from a zero discharge system.

                                  DRAWINGS

    Number        Rev                  Description                  Date

17-SKE-003         -         Water plant                               --
SK-12-01-01-301    -         Betty Boulevard temporary
                               construction                            --
26-10-223          -         P&ID distilled water plant                --
SK11-10-302        -         General arrangements distilled
                               water plant                             --
D00234-1           2         Nooter/Eriksen HP system P&ID          7/28/94
D00234-2           2         Nooter/Eriksen IP system P&ID          7/28/94
D00234-3           2         Nooter/Eriksen LP system P&ID          7/28/94
 ---               -         Boundary survey of Jasper property    12/17/92
11-10-202          A         General arrangement, steam turbine-
                               generator building                      --
11-10-301          A         General arrangement, site plan         6/01/94
12-01-01-001       1         Civil, plot plan                       7/08/94
17-01-20-001       P         One-line diagram, 230 kV and 13.8 kV      --
26-10-101          A         Water balance                             --
26-10-102          P         Process flow diagram, Sheet 1 of 3        --
26-10-103          A         Process flow diagram, Sheet 2 of 3        --
26-10-104          A         Process flow diagram, Sheet 3 of 3        --
26-10-201          A         P&ID, symbol & nomenclature             5/26/94
26-10-202          A         P&ID, high-pressure steam               5/26/94
26-10-203          A         P&ID, intermediate-pressure steam       5/26/94
26-10-204          A         P&ID, low-pressure & extraction steam   5/26/94
26-10-205          A         P&ID, steam turbine & auxiliaries       5/26/94
26-10-206          A         P&ID, condensate                        5/25/94
26-10-207          A         P&ID, feedwater                         5/25/94
26-10-208          A         P&ID, combustion turbine-generator A,
                               Sheet 1                               5/25/94
26-10-209          A         P&ID, combustion turbine-generator A,
                               Sheet 2                               5/25/94
26-10-210          A         P&ID, combustion turbine-generator B,
                               Sheet 1                               5/25/94
26-10-211          A         P&ID, combustion turbine-generator B,
                               Sheet 2                               5/25/94
26-10-212          A         P&ID, fuel gas and fuel oil             5/25/94
26-10-213          A         P&ID, HRSG A vents & drains             5/25/94
26-19-214          A         P&ID, HRSG B vents & drains             5/25/94
26-10-215          A         P&ID, plant water                       5/26/94
26-10-216          A         P&ID, fire protection, Sheet 1          5/27/94
26-10-217          A         P&ID, fire protection, Sheet 2          5/27/94
26-10-218          A         P&ID, circulating & cooling water,
                               Sheet 1                               5/26/94
26-19-219          A         P&ID, circulating & cooling water,
                               Sheet 2                               5/26/94
26-10-220          A         P&ID, closed cooling water              5/27/94
26-10-221          A         P&ID, condensate stor & transfer &
                               sampling                              5/26/94
26-10-222          A         P&ID, makeup water treatment            5/25/94
26-10-224          A         P&ID, chemical feed                     5/27/94
26-10-225          A         P&ID, plant drains, Sheet 1             5/25/94
26-10-226          A         P&ID, plant drains, Sheet 2             5/25/94
26-10-227          A         P&ID, compressed air                    5/25/94
54-DR-001          A         Project Schedule, Sheets 1-8, (2 sets)  2/17/94



                              Appendix B
                          PROJECT DRAWINGS

                                DRAWINGS


    Number        Rev                Description                       Date

17-SKE-003         -          Water Plant                                --
SK-12-01-01-301    -          Betty Boulevard temporary construction     --
26-10-223          -          P&ID distilled water plant                 --
SK11-10-302        -          General arrangements distilled water
                                plant                                    --
DOO234-1           2          Nooter/Eriksen HP system P&ID           07/28/94
DOO234-2           2          Nooter/Eriksen IP system P&ID           07/28/94
DOO234-3           2          Nooter/Eriksen LP system P&ID           07/28/94
  ---              -          Boundary survey of Jasper property      12/17/92
11-10-202          A          General arrangement, steam turbine-
                                generator building                       --
11-10-301          A          General arrangement, site plan          06/01/94
12-01-01-001       1          Civil, plot plan                        07/08/94
17-01-20-001       P          One-line diagram, 230 kV and 12.8 kV       --
26-10-101          A          Water balance                              --
26-10-102          P          Process flow diagram, Sheet 1 of 3         --
26-10-103          A          Process flow diagram, Sheet 2 of 3         --
26-10-104          A          Process flow diagram, Sheet 3 of 3         --
26-10-201          A          P&ID, symbol & nomenclature             05/26/94
26-10-202          A          P&ID, high-pressure steam               05/26/94
26-10-203          A          P&ID, intermediate-pressure steam       05/26/94
26-10-204          A          P&ID, low-pressure & extraction steam   05/26/94
26-10-205          A          P&ID, steam turbine & auxiliaries       05/26/94
26-10-206          A          P&ID, condensate                        05/25/94
26-10-207          A          P&ID, feedwater                         05/25/94
26-10-208          A          P&ID, combustion turbine-generator A,
                                Sheet 1                               05/25/94
26-10-209          A          P&ID, combustion turbine-generator A,
                                Sheet 2                               05/25/94
26-10-210          A          P&ID, combustion turbine-generator B,
                                Sheet 1                               05/25/94
26-10-211          A          P&ID, combustion turbine-generator B,
                                Sheet 2                               05/25/94
26-10-212          A          P&ID, fuel gas and fuel oil             05/25/94
26-10-213          A          P&ID, HRSG A vents & drains             05/25/94
26-10-214          A          P&ID, HRSG B vents & drains             05/25/94
26-19-215          A          P&ID, plant water                       05/26/94
26-10-216          A          P&ID, fire protection, Sheet 1          05/27/94
26-10-217          A          P&ID, fire protection, Sheet 2          05/27/94
26-10-218          A          P&ID, circulating & cooling water,
                                Sheet 1                               05/26/94
26-10-219          A          P&ID, circulating & cooling water,
                                Sheet 2                               05/26/94
26-19-220          A          P&ID, closed cooling water              05/27/94
26-10-221          A          P&ID, condensate store & transfer
                                & sampling                            05/26/94
26-10-222          A          P&ID, makeup water treatment            05/25/94
26-10-224          A          P&ID, chemical feed                     05/27/94
26-10-225          A          P&ID, plant drains, Sheet 1             05/25/94
26-10-226          A          P&ID, plant drains, Sheet 2             05/25/94
26-10-227          A          P&ID, compressed air                    05/25/94
54-DR-001          A          Project Schedule, Sheets 1-8, (2 sets)  02/17/94


                                Appendix C
                           LIST OF ABBREVIATIONS



                           LIST OF ABBREVIATIONS


  ac       alternating current
  AGC      automatic generation control
  ARMA     Air and Radiation Management Administration
  ASCE     American Society of Civil Engineers
  ASME     American Society of Mechanical Engineers

  Btu      British thermal unit

  degrees C  degree Centigrade
  CEMS     continuous emissions monitoring system
  CO       carbon monoxide
  CO2      carbon dioxide
  CPCN     Certificate of Public Convenience and Necessity
  CRT      cathode ray tube
  CT       combustion turbine
  CTG      combustion turbine-generator

  dBA      decibel
  dc       direct current
  DCS      distributed control system
  DNR      Department of Natural Resources

  EAF      equivalent availability factor
  EPC      engineering/procurement/construction
  EPA      Environmental Protection Agency (U.S. unless noted)

  degrees F  degree Fahrenheit
  FAA      Federal Aviation Administration
  FERC     Federal Energy Regulatory Commission

  gal      gallon
  GNP      Gross National Product
  gpd      gallons per day
  gpm      gallons per minute

  Hga      mercury absolute
  HHV      higher heating value
  HP       high pressure
  hp       horsepower
  hr       hour(s)
  HRSG     heat recovery steam generator
  HVAC     heating, ventilating and air conditioning
  Hz       hertz

  I&C      instrumentation and control
  in       inch(es)
  IP       intermediate pressure
  ISO      International Standards Organization

  kV       kilovolt(s)
  kVA      kilovoltampere(s)
  kW       kilowatt(s)
  kWh      kilowatt-hour(s)

  lb       pound(s)
  lb/hr    pounds per hour
  LHV      lower heating value
  LNG      liquid natural gas
  LP       low pressure

  mA       milliampere(s)
  MCC      motor control center
  MCR      maximum continuous rating
  mgd      million gallons per day
  MMBtu    million British thermal units
  MVA      megavoltampere
  MW       megawatt(s)
  MWa      megawatt(s) average
  MWe      megawatt(s) electrical
  MWh      megawatt-hour
  MWWTP    Mattawoman Wastewater Treatment Plant

  NO2      nitrogen dioxide
  NEPA     National Environmental Policy Act
  NFPA     National Fire Protection Association
  NOx      oxides of nitrogen
  NSPS     new source performance standards

  O2       oxygen
  O&M      operation and maintenance

  pf       power factor
  PM       particulate matter
  PM-10    particulate matter below 10 microns
  ppm      parts per million
  ppmvd    parts per million by volume, dry
  PPRP     Power Plant Research Program
  PSC      Public Service Commission
  PSD      Prevention of Significant Deterioration
  psi      pounds per square inch
  psia     pounds per square inch absolute
  psig     pounds per square inch gauge
  PURPA    Public Utility Regulatory Policy Act

  QF       qualifying facility

  RH       relative humidity
  rpm      revolutions per minute

  scf      standard cubic feet
  SCR      selective catalytic reduction
  sf       square foot
  SMECO    Southern Maryland Electrical Coop
  SO2      sulfur dioxide
  STG      steam turbine-generator

  TSP      total suspended particulates

  UL       Underwriters Laboratory
  UPS      uninterruptible power supply

  V        volt
  VAR      volt ampere reactive
  VOC      volatile organic compounds



                             Appendix D
                       PANDA GATECYCLE SUMMARY

                            Appendix D
                      PANDA GATECYCLE SUMMARY


                        GATE CYCLE PROGRAM

Gate Cycle is a power plant design and analysis software package. It is used to perform detailed steady-state design and off-design analysis of gas turbine, combined-cycle, and conventional fossil fuel power systems. Gate Cycle can be used to prepare complete plant heat and mass balances, perform
analytical  checks  on individual   plant  components,  and  predict   the
effect of enhancements to existing plant systems.

              DEVELOPMENT OF PANDA-BRANDYWINE GATE CYCLE MODEL

To use the Gate Cycle program for analysis of the Panda-Brandywine cogeneration plant, a model of the plant was developed and entered into the Gate Cycle program. The model includes all major plant components, such as the gas turbines, HRSGs, steam turbine, condenser, and cooling tower. These components are connected to represent the mass flows between them as in the actual plant. Then, for each component, the design parameters are entered into the model. From these, the Gate Cycle program develops the performance of each component and mass flow relationships around the plant cycle. The program then performs an iterative calculation process to achieve a complete mass and energy balance for the plant model.

The design parameters used as inputs to the Gate Cycle model were obtained from component specifications supplied by various vendors, and from the EPC contract, project scope document and drawings by Raytheon, the project EPC contractor.

The reference model developed for the Panda-Brandywine plant uses the guarantee point conditions listed below:

         Ambient Conditions

            -    92 degrees F dry bulb temperature
            -    14.59 psia barometric pressure
            -    50 percent relative humidity

        40,000 lb/hr process steam to host

        80 percent condensate return

        Natural gas fuel 20,845 Btu/lb (LHV)

CASE STUDIES

Three case studies were performed on the Panda-Brandywine plant using the Gate Cycle program:

1. The first was the reference model-the plant modeled at the guarantee conditions. The purpose was to check the plant net output and heat rate at the guarantee point and compare these calculated results with the EPC contract guarantees. This also serves as the basis for further off-design case studies.

2. The first off-design case study was run to check the maximum power output of the facility. The gas turbine exhaust temperature was allowed to rise to 1,050 degrees F, approximately 40 degrees F above the base-load condition. All other operating parameters remained unchanged.

3. The second off-design case study involved shutting down one of the two gas turbines and checking the facility output and heat rate under this operating scenario. The single operating gas turbine was run at 80 percent of rated load by modulating the inlet guide vanes. Two of the cooling tower fans were operated at half speed because the condenser load was only half of the reference case value. No other operating parameters were changed.


SUMMARY OF RESULTS

The results of the three Gate Cycle case studies are presented below.   The
reference case results, depicted graphically in Figure D-1, are compared with the guarantee point results in Table D-1 below.


                               Table D-1
                        REFERENCE CASE RESULTS

      Performance Measurements          EPC Guarantee       Gate Cycle Results
 -------------------------------------------------------------------------------
      Net Plant Output (MW)                230.0                 238.27
      Net Plant Heat Rate                7,124                 7,041.6
       (Btu/kWh) (LHV)


1. The reference model for the GateCycle calculation shows a margin of 3.5 percent in plant output over the guaranteed output. The calculated results also show a margin of 1.2 percent below (favorable) the guaranteed plant heat rate.

2. The first off-design case study (maximum power case) investigated the potential maximum power output of the facility. At the elevated gas turbine firing rate, the plant achieved 251.0 MW with a heat rate of 6,911.4 Btu/kWh (LHV). These calculated results can be considered preliminary because no checks were made to see whether any component had reached its maximum operating limit. This could be generator temperature rise limits, STG steam flow rate limits, condenser limits, or a variety of other component limits. This case study merely shows the plant to be capable of elevated power output. The maximum power case results are shown in Figure D-2.

3. Finally, the second off-design case study was performed with only a single gas turbine operating at 80 percent of its base-load rating. At this point, the combined-cycle plant output was 98.5 MW and a heat rate of 7,255 Btu/kWh (LHV). The single gas turbine 80 percent load case results are shown in Figure D-3.



                               Figure D-1
                    PANDA-BRANDWYINE COGENERATION PLANT
                                DIAGRAM




                                Figure D-2
                    PANDA-BRANDWYINE COGENERATION PLANT
                                 DIAGRAM



                                Figure D-3
                    PANDA-BRANDWYINE COGENERATION PLANT
                                 DIAGRAM







January 10, 1997


Panda Funding Corporation
Panda Interfunding Corporation
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Ladies and Gentlemen:

This document has been prepared by Pacific Energy Systems, Inc., as an update to the July 22, 1996, Independent Engineer's Report for the Panda-Brandywine Cogeneration Project. That report was prepared in support of the Pooled Project Bonds, Series A due 2012, issued by Panda Funding Corporation on July 31, 1996. This update is provided in connection with the offering by Panda Funding Corporation of its Pooled Project Bonds, Series A-1 due 2012 in exchange for its Pooled Project Bonds, Series A due 2012.

Pacific Energy Systems' review, assessment, and update are based on previously completed due diligence work, periodic construction monitoring of the Panda-Brandywine facility, review of significant project agreements, and witness of performance tests conducted by others. This update was not written to stand on its own but as part of the July 22 Independent Engineer's Report; interested parties should read that report before this update.

PROJECT STATUS

The Panda-Brandywine Cogeneration Project, since the end of July, has reached a number of key milestones and is now in Commercial Operation. While final completion has not been declared because of remaining punch list items, the facility is fully operational. Ogden Brandywine Operations, Inc. (Ogden), has assumed its role as operator and is responsible for day-to-day operation and maintenance. Raytheon Engineering & Constructors (Raytheon) employees remain onsite working on punchlist, completion, and minor warranty items. Permanent financing through a sale/leaseback pursuant to the Construction Loan Agreement and Lease Commitment with General Electric Capital Corporation (GE Capital) and Credit Suisse has taken place.

Panda-Brandywine, L.P. (Panda), declared the Actual Commercial Operation Date under the Power Purchase Agreement to be October 31, 1996, and turned the plant over to Potomac Electric Power Company (PEPCO) for dispatch at midnight on October 30, 1996. PEPCO has dispatched the unit at the minimum requirement of one gas turbine online, with the steam turbine producing a combined net output of 99 MW 12 hours per day, on weekdays. In late November, the plant suffered the loss of one of the gas turbine-generator rotors. It was repaired and Panda returned the unit to service Christmas Day so that it was available for PEPCO's dispatch on December 26, 1996.

PLANT ASSESSMENT

On the basis of our review of the design, construction, and performance tests, Pacific Energy Systems believes that the Panda-Brandywine Cogeneration Project has been built and tested consistent with industry standards and, with proper operation and maintenance, is capable of meeting the contractual operating requirements specified in the Power Purchase Agreement and Steam
Sales Agreement.   The plant has a nominal rated capacity of 230
MW at 92 degrees Fahrenheit (degrees F) and 50 percent relative humidity. In the opinion of Pacific Energy Systems, the Panda-Brandywine plant has been subjected to a reasonable testing program. The results of this program indicate that the plant meets its contract guarantees.

All equipment components are widely used in similar utility and industrial applications. The gas turbine is a field-proven member of the General Electric Company (GE) line of gas turbines. If operated and maintained according to design criteria and manufacturers' recommendations, and if critical parts are properly renewed and replaced, the plant will perform as anticipated and last for its projected life.

CONSTRUCTION COMPLETION

As of mid-December, Raytheon has reduced its construction force to about three or four people (supervisory, labor, and support staff). Primary areas of work remaining are punch list items and a few construction completion items. The punchlist has several hundred items on it but is being reduced daily. Warranty items are being handled as they occur. A few offsite items remain at the effluent pumping plant, as well as some cleanup along the pipeline right-of-way. Except for a few punchlist items, the bulk of the remaining work should be completed in early January and will not require any scheduled outages to complete.

As part of the loan conversion, a completion account of about
$5.3 million has been established to cover the remaining construction, legal, and engineering costs. It will be managed in the same way as the original construction loan, with monthly draws certified by the Lender's engineer.

SPECIFIC ISSUES, CONCERNS, AND RESOLUTIONS

With any project of this size, a number of issues and concerns tend to accumulate toward the end of the job. This section describes such issues and concerns at Panda-Brandywine, including how some were resolved and how Panda is likely to resolve the remaining few issues. Pacific Energy Systems believes that none of these issues represents any major impact (technically or financially) to the future operation of the plant. These issues and concerns are described below:

-    Combustion liner change
-    Steam turbine bearing and oil cooling
-    Disputed punchlist items
-    Substantial completion date, Raytheon's claim
-    Effluent line
-    Transmission line trees
-    Qualifying Facility status
-    Base-load operation

Combustion Liner Change

During the initial plant testing, the gas turbines failed to meet guaranteed emissions. GE Power Systems corrected this by modifying the firing curves which, in turn, lowered the units' output. Although the units were then able to meet output, heat rate, and emission guarantees, GE Power Systems, Panda, and Raytheon all agreed that under normal wear, the units might not pass PEPCO's net capability test in the future. GE Power Systems agreed to install new combustion liners in the gas turbines if Panda would buy the liners. Liners were scheduled for purchase in August 1997 and GE deferred payment until that date. Therefore, Panda had no out-of-pocket costs for the updated design in liners. The liners were, therefore, installed during October with subsequent testing confirming that the new liners more than met the expected increase in output and decrease in heat rate and emissions.

Steam Turbine Bearing and Oil Cooling

During initial operation, the steam turbine developed a vibration that was considered excessive in the number one bearing, although it was well below GE Power Systems' defined limits. During the outage for the liner change, GE Power Systems installed a newly designed bearing, which appears to have helped. The vibration on the old bearing was made worse by high-temperature oil. During cooler weather, it appears that this is easily controlled, but warm temperatures next summer may cause additional problems. GE Power Systems has stated that the hot oil is still within limits and should not cause any problems. GE Power Systems has admitted that the oil cooler is undersized and is developing a proposed fix. This issue has not been resolved. Pacific Energy Systems does not anticipate any short-term effects on plant operation but does recommend resolution of this design deficiency, for which Raytheon and GE Power Systems are both responsible.

Disputed Punchlist Items

At present, Raytheon disputes about 150 to 175 items on Panda's punchlist, a number of which appear to be disputed because of misunderstanding or a lack of communication. Panda and Raytheon are working to resolve all of these items. Pacific Energy Systems believes that most of the disputed punchlist items ultimately will be performed by Raytheon. The remaining few will be done by Raytheon under change orders or by Panda as betterment items if Panda feels they are required. Funds are available in the completion account to cover these items.

Substantial Completion Date, Raytheon Claims

As a result of the initial emission problems with the gas turbines, an improperly installed continuous emissions monitoring system (CEMS), and the timing of various tests, Panda and Raytheon disagree on the specific date Substantial Completion and Commercial Operation were reached. The disputed amount is $880,000 in bonuses to Raytheon. If found to be payable, this money would be paid in three equal installments from distributable cash from operations, starting next spring. On the basis of the 1997 budget and pro forma, there appears to be sufficient cash available from distributable cash to cover these bonuses if Raytheon prevails.

Raytheon has three outstanding claims: a force majeure for severe winter storms; an owner-caused delay for effluent line flushing;
and an owner-caused delay for low gas pressure. These claims are for a total of $124,093 and 11 schedule days.

Money has been retained in the completion account to cover the monetary amount if Raytheon prevails. Pacific Energy Systems believes that these claims are minor and should be resolved without going to arbitration.

Effluent Line Problems, Claims, and Suits

A number of claims and lawsuits have resulted from the effluent pipeline construction because of poor engineering and performance by several subcontractors. Drilling under Highway 301 was the catalyst for many of the problems. The drilling contractor, a subcontractor to the pipeline contractor, had a number of drilling problems. He ultimately terminated the casing outside the right-of-way, which had been improperly surveyed. Poor construction practices caused part of the highway's center median to collapse. The owner of the adjacent property filed suit for damages to his property outside the right-of-way, and the drilling contractor was forced to redrill the line under the highway. The contractor believes that the incorrect survey marks caused his problems and wants to be paid for redrilling under the highway.

It is beyond Pacific Energy Systems' scope of work to assess any specific responsibilities or the reasonableness of the various claims. Funds have been set aside in the completion account for this issue.

On the basis of tests and observations, the State Highway
Department believes that no further subsidence is expected in or around Highway 301. Pacific Energy Systems sees no further technical risk to the pipeline in this area, and nothing appears to be hampering its operation to date.

Right-of-way restoration is being redone in several areas to meet landowner and county requirements. One landowner has refused re-access to her property to make repairs and may file some type of legal action. Panda has repeatedly tried to resolve this problem.

Transmission Line Trees

PEPCO has taken exception to several trees adjacent to the transmission line right-of-way and Panda was unable to obtain permission from the property owner to remove the trees. Panda and PEPCO have worked out an agreement concerning responsibility if these trees fall into the line at a later date. Pacific Energy Systems believes the overall risk here is small and that PEPCO is being overly cautious.

Qualifying Facility Status

Pacific Energy Systems has been informed by Ogden that the Panda-Brandywine facility met the minimum Qualifying Facility (QF) requirements of 5 percent useful thermal and 45 percent efficiency in 1996. While Pacific Energy Systems has not had the opportunity to review the data and calculations, it was recognized that the plant did have the potential to overcome initial problems associated with acid injection at the distilled-water plant and sell enough steam to meet minimum QF requirements. If Panda-Brandywine had not met these minimum requirements, it had until August 1997 to make up the difference: thereafter, the plant must be in compliance during each calendar year. Pacific Energy Systems is of the opinion that the Panda-Brandywine should be in QF compliance and should be able to provide steam in sufficient quantities to remain in compliance.


Base-Load Operation

Pacific Energy Systems does not consider base-load operation a problem at this time because of the dispatch arrangement with PEPCO. If the plant were operated at base load (above 90 percent capacity), however, the following three areas would need to be monitored closely or corrected:

- The present permit for water use from onsite wells is not sufficient to maintain the boiler feedwater makeup at base load year round. This could be corrected with a permit change; well water conservation measures, such as changing the evaporation coolers over to effluent water; or extending the Washington Suburban Sanitary Commission (WSSC) industrial water supply line to the site from Cedarville Road, a distance of about 1,500 feet. Cooling tower needs are more than adequately met by the effluent pipeline at any load, including base load.

- The distilled-water plant is designed to use 40,000 lb/hr of steam. At full load, the plant must sell about 42,000 lb/hr to meet QF requirements. During the performance testing, it was demonstrated that the distilled-water plant could use 42,000 lb/hr of steam. While this is sufficient, at base load there would be no room for distilled-water plant outages without reducing plant load. Monitoring of QF status will be very important at base load.

- Because output would nearly double under base-load operation, the additional quantity of distilled water would require Panda to upgrade its distilled-water sales program.

RECOMMENDATIONS

Although the previous section points out several issues that have arisen over the last few months during startup, Pacific Energy Systems believes them to be consistent with similar startups of large power plants. It should be possible to resolve all issues within the budget limits contained in the completion account. Pacific Energy Systems also recommends the following changes to improve plant operation. While the plant can operate without these changes, they will improve the quality of operation and likely will reduce long-term maintenance costs. Our recommendations are as follows:

- Ogden should prepare a written plan to protect the heat recovery steam generators (HRSGs) from freezing if one or both fail to operate during freezing weather. Panda needs to ensure that necessary equipment and monitoring are in place to implement the freeze protection plan.

- Panda should purchase and install an online heat rate program as part of the distributed control system (DCS). This will ensure that optimal efficiencies and maximum income are maintained at all times.

-    In the July 1996 Independent Engineer's Report, Pacific
     Energy Systems made a number of suggestions for improved cyclic operation; these should be reviewed to determine the cost effectiveness of each. All can be readily retrofitted.

- To improve distilled-water production, a recycle line should be added. This will make the product more pure and likely increase its value and market.

- Panda needs to pursue (with GE Power Systems) the need to replace the oil cooler on the steam turbine, as discussed earlier in this document.

PLANT OPERATION

In order to strengthen its onsite staff, Ogden made several changes to its supervisory staff just before Commercial Operation; these changes were supported by Panda. Ogden was fortunate to hire people from the local labor pool who have a great deal of operation and maintenance experience in power plants. This has made training easier and more thorough, which will reduce the time needed for operators to become experienced in the specific day-to-day operation of this particular plant. Pacific Energy Systems has observed Ogden's operators during plant checkout and testing and believes that they can safely operate the facility. Time and ongoing training, including annual reviews, will further sharpen these skills.

Ogden has the plant's maintenance support software (Datastream, MP-2) on-line and functional. All spare parts and small tools were ordered through this program. The completion punch list items have been entered as work order items and are being tracked as if they were normal work orders, saving both time and effort.

Panda-Brandywine has placed initial orders for spare parts totaling approximately $1.2 million. Another $500,000 has been spent on tools, vehicles, and other maintenance support equipment. In addition, Panda has budgeted another $2 million in combustion replacement parts to be delivered before the first scheduled outage in September 1997. Additional funds remain in the completion account if Panda or Ogden determine that other spare parts or tools are needed during the next 6 months.

The operating plan for Panda-Brandywine is simple: Except for electricity production of 99 MW between 8:00 a.m. and 8:00 p.m. on weekdays, the plant will be fully dispatched by PEPCO. PEPCO will dispatch the plant on an as-needed basis according to the utility's economic dispatch regulations. Initial studies indicate that Panda-Brandywine can expect about 4,000 to 5,000 fired hours per year for each of the two gas turbine-generators.

PEPCO and Panda have worked together to develop a joint operating procedure and a joint performance procedure. These two documents help clarify how the plant will respond under specific dispatch requirements, when notification must be given, and how fuel needs will be coordinated. Panda has also provided PEPCO with a fuel management plan.

It should be noted that PEPCO is in the process of merging with Baltimore Gas and Electric. While regional needs will remain the same (PJM System electrical requirements), the new company will have a different relationship with Panda than PEPCO does today. Pacific Energy Systems cannot determine how that might affect the operating plan.

FINANCES

The Panda-Brandywine Cogeneration Project was constructed with funds provided by GE Capital under a conventional project construction loan. The construction loan has been converted to permanent financing through a sale/leaseback pursuant to the Construction Loan Agreement and Lease Commitment. The purchase price agreed to in advance was $217.5 million. Panda was able to build the project and all ancillary facilities for less than the capital budget of $215 million. Excess funds will ultimately be distributed to Panda.

Pacific Energy Systems has reviewed the operating budget details for the Panda-Brandywine 1996-97 budget and finds that it is consistent with similar budgets of other plants. This budget (upon which the pro forma is based) appears adequate to operate and maintain the project according to the operating plan.

Pacific Energy Systems has also reviewed the various technical assumptions used to develop the pro forma projections and believes that such items as output, heat rate, degradation, availability, startup times, fuel, water, chemical quantities, maintenance reserves and schedules, and other expenses are reasonable for the assumed hours of operation.

PERMITS

Like all power plants, the Panda-Brandywine Cogeneration Project was required to obtain a substantial number of governmental approvals before, during, and after construction. On the basis of available information, Pacific Energy Systems believes that Panda has carefully tracked government requirements, made timely submittals, and obtained all permits, consents, approvals, and actions needed to date. Remaining permits are primarily administrative in nature and should be issued after timely submittal of required data and information.

ACCEPTANCE TESTING

The Panda-Brandywine Cogeneration Project has been thoroughly tested in accordance with the appropriate codes, standards, and contract specifications. It is Pacific Energy Systems' opinion that the project has demonstrated that it has been engineered, designed, and constructed properly and is capable of meeting guarantees under specified conditions.

Acceptance testing of Panda-Brandywine can be divided into three types: construction, startup, and performance testing. These are discussed below:

Construction Testing

Construction testing is generally aligned with quality assurance rather than actual testing. Raytheon has provided routine testing throughout the construction period to ensure that the plant was built to meet the codes and standards specified in the scope of work and in its detailed design. Construction testing ranged from checking soil compaction and concrete strength to boiler hydros.

Although Pacific Energy Systems' representatives were not present throughout the entire construction period, they were onsite enough to observe both construction and testing methods and are satisfied that Raytheon demonstrated that codes and standards were met.

Startup Testing

Startup testing is the checking, testing, and turnover of various plant systems and pieces of equipment. The primary goal of startup testing is to ensure that each system works the way it should. Testing is performed with equipment both on-line and off-line. Most startup testing is related to electrical and control activities.

PEPCO has played an active role with Raytheon's startup group in checking the transmission line, switchyard, and interconnection equipment.

Pacific Energy Systems has monitored the ongoing efforts of the startup group and is satisfied that Raytheon has properly checked out and tested the Panda facility.


Performance Testing

For the purposes of this document, performance testing is described in three categories:

-    Demonstration of dependable capacity
-    Guaranteed performance
-    Compliance testing

Dependable Capacity Test:  To fulfill a PEPCO requirement before
PEPCO can accept energy and capacity from the Panda-Brandywine cogeneration plant, Panda was required to demonstrate that the plant could produce 230,000 kW continuously during a 2-hour period. Output was to be corrected (by GE-supplied gas turbine and steam turbine curves) to ambient conditions of 92 degrees F dry bulb and 50 percent relative humidity, with 34,000 lb/hr of saturated steam at 15 psig going to process (distilled-water plant) and 80 percent condensate returned.

This test was run on September 12, 1996, between 9:00 a.m. and 11:00 a.m. The corrected output during this period was 232,085 kW. While it was later determined that the plant was out of compliance in nitrous oxides (NOx) emission by several parts per million, tests on September 30 and October 30 demonstrated the plant could produce more than the required 230 MW (corrected to 92 degrees F on 50 percent relative humidity and meet emission limits.

As a result of this test, Panda-Brandywine has met PEPCO's Dependable Capacity Test as required under Article VIII subsection 8.2(a) of the Power Purchase Agreement. Panda staff completed the PEPCO-supplied PJM forms in accordance with the Net Capability Test and supplied copies to the PEPCO engineers who witnessed the test. In the future, the Dependable Capacity Test will be run during the winter and summer peak seasons. Pacific Energy Systems believes the facility should be able to meet future tests, assuming proper operation and maintenance of the facility.

Guaranteed Performances:   The engineering, procurement, and
construction (EPC) contract guarantees the Panda-Brandywine project will comply with a number of performance variables. Output, efficiency, and reliability are the three most important of these variables. These were tested in accordance with the EPC Contract and Scope Document as a 48-hour net electrical output test, a net plant heat rate test, and a 200-hour capacity test.


For a number of reasons, the initial performance testing at Panda-Brandywine, performed in mid-September, did not provide adequate results. The prescribed testing had to be modified to meet the design condition of no boiler blowdown during the determination of capacity and heat rate. Although a 48-hour test was run, capacity and heat rate were determined by a 6-hour test during the 48-hour test without boiler blowdown. GE Power Systems supplied several sets of correction curves based on various operating curves in the gas turbine control logic. Problems with the CEM produced unreliable emission data during the 48-hour test and actual emissions were determined to be out of compliance on the basis of stack testing. In general, the 48-hour test run on September 12, 1996, was not reliable. Raytheon will continue to claim differently with Panda, since the earlier completion of testing is worth about $720,000 in completion bonus to Raytheon.

After GE Power Systems made adjustments to the gas turbine firing curves and Raytheon (with the help of the vendor) got the CEM to operate correctly, a new test was run on September 30, 1996, that demonstrated the plant could operate at or better than the guaranteed output and heat rate.

A third test was run on October 30, 1996, after GE Power Systems installed new combustion liners in the gas turbines and made additional modifications to the firing curves. The results of this test show that the net power output is 236,393 kW and the net plant heat rate is 7,035 Btu/kWh (LHV) [7,804 Btu/kWh (HHV)] when correct to design conditions and for degradation.

Compliance Testing:  The EPC contract guarantees the Panda-
Brandywine project must be in compliance with a number of conditions of the Certificate of Public Convenience and Necessity
(CPCN), including stack emission and noise, and must meet specific performance guarantees and CPCN conditions while burning oil.

Pacific Energy Systems has witnessed many of these tests, has reviewed the final reports on most, and is of the opinion that the plant is in compliance with CPCN requirements.

Raytheon has made no attempt to run the noise test to date.
Preliminary readings by Panda show the plant to be in compliance during normal operation.

CONCLUSION

It is Pacific Energy Systems' opinion that the Panda-Brandywine Cogeneration Project is substantially complete, capable of meeting all commercial operating requirements under the Power Purchase Agreement and Steam Sales Agreement, and has received or is expected to receive all necessary operating permits. There is no reason to believe that any necessary operation permit not yet received will not be obtained.

Pacific Energy Systems has witnessed most key testing and is of the opinion that the plant meets or exceeds all guarantees or design conditions based on the information supplied during testing by Raytheon, GE Power Systems, and others.

Pacific Energy Systems has independently reviewed the project engineering, costs, construction, permits, contract, operation and maintenance, and performance for completeness, risk, variation from practices typical in the industry, and the ability of the Panda-Brandywine facility to perform as intended.
Provided future operation and maintenance are performed according to standard industry practices, Pacific Energy Systems can find no technical constraints to prevent the facility from being able to perform at a level consistent with that anticipated in Panda's pro forma.

CONFIRMATION AND CONSENT

We confirm the accuracy of the information contained in our Independent Engineer's Report dated July 22, 1996, as supplemented by this letter.

We consent to the inclusion of the Independent Engineer's Report dated July 22, 1996, and this update letter in the Registration
Statement of Panda Funding Corporation relating to its Pooled
Project Bonds, Series A-1 due 2012.

Sincerely,

/s/ David G. Young

David G. Young
Project Manager

DGY:lmt



          [Pacific Energy Systems, Inc. Letterhead]

                    Officer's Certificate



     I, John R. Martin, President of Pacific Energy Systems,
Inc., DO HEREBY CERTIFY that to the best of my knowledge and belief since July 22, 1996, no event affecting our report entitled "Independent Engineer's Report, Panda-Brandywine Cogeneration Project," (the "Independent Engineer's
Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as of the date hereof, any information or statement contained in the Independent Engineer's Report or in the Prospectus relating to the offering of Pooled Project Bonds, Series A-1 due 2012 by Panda Funding Corporation (the "Prospectus") under the caption "Independent Engineer's Report-Brandywine" in the Prospectus Summary or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the Independent Engineer's Report or in the Prospectus under the caption "Independent Engineer's Report-Brandywine" in the Prospectus Summary, in light of the circumstances under which they were made, not misleading.

     WITNESS my hand this 5th day of February, 1997.



                                   /s/ John R. Martin
                                   Name:   John R.  Martin, P.E.
                                   Title:  President

                                                               APPENDIX H

                                                        CC PACE
                                                        R E S O U R C E S



                          PANDA-BRANDYWINE, L.P.
                           GENERATING FACILITY
                         FUEL CONSULTANT'S REPORT


                             Dated July 2, 1996
                         with a Supplemental Update
                             Dated January 10, 1997



                             Prepared by:

                         C.C. Pace Resources, Inc.





                                 Legal Notice
This report is meant to be read as a whole. In preparing this report, Pace relied on information and statements obtained from various sources, including Pacific Energy Systems, Inc., and ICF Resources, Inc. Pace makes no assurances as to the accuracy of any such information or any conclusions based thereon. Additionally, neither Pace, nor any Pace employee, a) makes any warranty, expressed or implied, with respect to the use of any information or methods disclosed in this report; or b) assumes any liability with respect to the use of any information or methods disclosed in this report.


                      TABLE OF CONTENTS

I. EXECUTIVE SUMMARY                                     H-1

INTRODUCTION                                             H-1
FUEL PLAN OVERVIEW                                       H-1
KEY CHARACTERISTICS                                      H-3
POWER PURCHASE AGREEMENT                                 H-4
GAS SUPPLY                                               H-6
GAS TRANSPORTATION                                       H-9
BACKUP FUEL OIL                                         H-11
FUEL MANAGEMENT                                         H-12

II. PPA REQUIREMENTS                                    H-13

OPERATIONAL REQUIREMENTS                                H-13
PAYMENTS                                                H-16
PPA SECTION 11.2                                        H-21
AVAILABILITY REQUIREMENTS                               H-22

III. NATURAL GAS SUPPLY                                 H-23

FUEL REQUIREMENTS                                       H-23
GAS SUPPLY CONTRACT TERMS                               H-25
GAS SUPPLY SECURITY                                     H-28
GAS COST LINKAGE WITH PPA ENERGY PAYMENTS               H-34
PRO FORMA MODEL                                         H-39

IV.  NATURAL GAS TRANSPORTATION                         H-40

CONTRACTUAL ARRANGEMENTS                                H-40
SUFFICIENCY OF CONTRACTED CAPACITY                      H-43
TRANSPORTATION COSTS                                    H-44
OPERATIONAL ISSUES                                      H-46
PEAK PERIOD RELEASE                                     H-48
PRO FORMA MODEL                                         H-49

V. BACK-UP FUEL OIL                                     H-52

FUEL OIL REQUIREMENTS                                   H-52
FUEL OIL AVAILABILITY                                   H-54
AIR PERMIT                                              H-53
FUEL OIL PRICING                                        H-53
PRO FORMA MODEL                                         H-54

VI.  FUEL MANAGEMENT                                    H-55

FUEL MANAGEMENT AGREEMENT AND PLAN                      H-55
EXPERTISE OF CDC FUEL MANAGEMENT                        H-58

EXHIBIT A:  STATISTICAL ANALYSIS OF GSA  AND
            PPA FUELRELATED INDICES                     H-59

PRICE DIFFERENTIAL BETWEEN LOUISIANA AND
  APPALACHIA SUPPLY                                     H-60
FGMR REVENUE VERSUS TIER 2 GAS COST                     H-62

EXHIBIT B:  LNG GAS QUALITY ISSUES                      H-68

EXHIBIT C: PEAK PERIOD RELEASE DETAILS                  H-70



                           I. EXECUTIVE SUMMARY

Introduction

      This report is an independent description by C.C. Pace Resources, Inc. ("Pace") of the fuel supply and transportation arrangements of an electric and steam generating facility located near Brandywine, MD ("the Facility").(1) Pace was retained to provide this report by Panda Energy International, Inc. for Panda-Brandywine, L.P. ("Panda") in connection with a planned offering of securities.

      Currently under construction, the Facility is expected to commence
commercial operation in the Fall of 1996.   The Facility consists of two
combustion turbine generators ("Unit 1" and "Unit 2"), two heat recovery steam generators, and one steam turbine generator arranged in combined cycle
configuration with process steam being exported for off-site use.(2)   Total
generating capacity will be 230 megawatts ("MW").

      Electricity will be sold to Potomac Electric Power Company ("PEPCO") according to the terms and conditions of a Power Purchase Agreement dated August 9, 1991, and as amended by a First Amendment dated September 16, 1994 (the "PPA"). The PPA has a term of 25 years from the date of the start of commercial operation.

Fuel Plan Overview

      Figure I-1 provides a schematic representation of the basic fuel plan as developed by Panda. The Facility will be fueled primarily by natural gas,
with No. 2 fuel oil as backup supply.   Unit 1, which the PPA specifies will
be dispatched at certain times, will be fueled with firm gas supply and transportation as required by the PPA. Unit 2 is dispatchable under the PPA and will be fueled with gas purchased at short-term market rates. Interruptible transportation arrangements for Unit 2 fuel are in place to be
used, if required.   Due to the expected hours and frequency of Facility
operation, Panda expects to deliver gas to Unit 2 using pipeline balancing services and provisions available under Unit 1's firm transportation arrangements.

      Firm gas supply will be provided by Cogen Development Company ("CDC"),the fuel supply subsidiary of MCN Corporation ("MCN") under a long-term Gas Supply

----------------------------
(1) This report describes only portions of the relevant contracts and documents as neededfor the discussion at hand. A complete description or legal evaluation of the contracts and documents related to the Facility is beyond the scope of this report. Additionally, electric market evaluation is beyond the scope of this report and is not included in the scope of Pace's engagement with Panda.

(2)  Steam will be sold to a distilled water plant.


Agreement ("GSA"). CDC also has a long-term contract with Panda to be the fuel manager for the Facility. The GSA includes a corporate warranty from MCN.
Gas will be priced in tiers which are intended to correspond to the fixed and market based energy payment pricing under the PPA. A portion of the firm gas supply is provided under a fixed price schedule, with the volumes designed to match the portion of the energy payments under the PPA which are subject to a fixed price schedule. The contract has a minimum term of 15 years, which matches the time during which the PPA provides a fixed-price energy payment. Required volumes of interruptible supply can be purchased from CDC or another supplier.

       Panda has executed 25-year firm transportation contracts with three pipelines: Columbia Gas Transmission Corporation ("TCO"), Cove Point LNG Limited Partnership ("CLNG"), and Washington Gas Light Company ("WGL"). These contracts provide sufficient pipeline capacity rights to serve 100% of the requirements of Unit 1. Commencement of service under the TCO contract is subject to completion of construction that has commenced. Interruptible transportation arrangements are in place for service to Unit 2, if required.(3)

      Backup fuel oil will be used to operate the Facility during periods of
gas service interruption.   A 2 million gallon on-site storage tank will
provide 6 days of supply at full dispatch of both units. Panda plans to contract for firm supply and transportation of fuel oil before the start of the winter heating season and ensure that on-site storage levels are kept full during winter.


                                 FIGURE I-1

                             BASIC FUEL PLAN

                                 DIAGRAM


---------------------------
(3) Interruptible transportation service contracts have been executed with TCO and with CLNG sufficient for Unit 2 volumes. The WGL agreement provides volumes for both Unit 1 and Unit 2.


Key Characteristics

      Pace has identified a number of fuel-related risks associated with the Facility. These risks are summarized within the Executive Summary and discussed fully in the body of this report.

      Certain statements below in this section and elsewhere in the report are forward-looking statements are based on current expectations and consequently involve risks and uncertainties. Consequently, Panda's actual results could differ materially from the expectations expressed in the forward-looking statements. The various factors that could cause Panda's actual results to differ materially from the expected results are discussed in the body of the report and should be carefully considered.

      Pace has observed the following key characteristics concerning the fuel plan, which must be considered in conjunction with the full report:

1. CDC, an experienced gas supplier with reserves sufficient to support the fixed-price portion of the GSA, is required annually under the GSA to ensure that its reserves continue to be adequate to meet that obligation, and has ongoing gas marketing operations more than sufficient to support the remaining contractual obligations with Panda. MCN also has substantial assets backing its corporate warranty of CDC's gas supply obligations.

2. The market-based pricing provided under the PPA corresponds to the pricing at which gas supplies are generally available, and is similar to the pricing at which gas supplies are available from CDC.

3. Gas transportation arrangements are in place for firm transportation for 100% of the fuel supply requirements for Unit 1 for the PPA term, subject to the obligation of Panda under limited circumstances to release to WGL all of Panda's firm gas supply. The regulatory approvals for these arrangements have been received. Construction is completed on CLNG and WGL. On TCO, the required pipeline construction has commenced and should be completed before commencement of commercial operations of the Facility, according to information from TCO.

4.   There is a strong linkage between changes in the Facility's expected
     variable fuel-related costs and revenues.(4)   Several potential
     delinkages re mitigated by significant initial positive margins in energy payment components.
----------------------------
(4)  Variable fuel costs do not include pipeline reservation charges.


5. PEPCO has approved the fuel supply arrangements as fulfilling the contractual requirements of the PPA at this time. Under reasonable assumptions (including reasonable and prudent action by Panda), the fuel supply arrangements should continue to fulfill the contractual requirements of the PPA. This includes the requirements that Panda maintain a reliable fuel supply and that the fuel supply arrangements can reasonably be expected to result in variable fuel-related costs that are less than energy payments under the PPA.

6. The gas supply and transportation operational requirements are flexible enough to satisfy electric dispatch operational requirements, provided sound fuel management is employed. CDC and its affiliates have fuel management experience, and CDC's fuel management performance is backed by a corporate warranty from MCN.

7. The backup fuel plan provides Panda the capability to meet dispatch requirements, assuming firm fuel oil supply and transportation contracts are in place before each heating season and the Facility's air permit allows use of fuel oil.

8. The pro forma modeling of Facility reflects the Facility's fuel supply arrangements, using the gas and oil price projections of ICF Resources, Inc. ("ICF"). ICF is a recognized forecaster of gas and oil prices and reports that it used the same forecasts in ICF's dispatch study of the Facility. As a consequence of the expected dispatch of the Facility projected by ICF, the pro forma modeling reflects significant benefits of certain pipeline balancing provisions under the assumption that these
     provisions will continue over the term of the PPA.   These balancing
     provisions are not contractual rights and there is no guarantee that these provisions will continue over the entire pro forma modeling term.


Power Purchase Agreement

Dispatch Segments

      The  PPA partitions the capacity of the Facility into four Dispatch
Segments as summarized in Table  I-1.   PEPCO must dispatch the Facility in
sequence from Segment 1 to Segment  4.   These Dispatch Segments are used to
determine the  operational requirements and level of payment for the Facility.


Table I-1.  Dispatch Segments
------------------------------------------------------------------------------
   SEGMENT              UNIT                 OUTPUT              DISPATCH
  Segment 1            Unit 1              0 -  99 MW         Limited Dispatch*
  Segment 1            Unit 1              0 -  99 MW         Dispatchable
  Segment 2            Unit 1             99 - 117 MW         Dispatchable
  Segment 3            Unit 1 & Unit 2   117 - 199 MW         Dispatchable
  Segment 4            Unit 1 & Unit 2   199 - 237 MW         Dispatchable

----------------------------------------
*For Segment 1 (Limited Dispatch), the PPA establishes 60 hours per week as "must-run" hours of plant operation, from 8 a.m. - 8 p.m. on the days Monday through Friday.


Monthly Energy Payment

      Payments from PEPCO to the Facility include a Monthly Energy Payment ("MEP") for electric generation. The MEP is a calculated based on the dispatch segment under which the power was generated as shown in Table I-2.(5) During contract years 1-15, the payment for certain portions of Unit 1 generation is based on fixed prices (the Firm Gas Reserve Rate or "FGRR"), while at other times the payment is based on prices adjusted by a market index (the Firm Gas Market Rate or "FGMR"). Unit 2 generation is paid for based on prices adjusted by either a gas market index (the Interruptible Gas Rate or "IGR") or an oil market index (the Oil Rate or "OR"). After the 15th year the payment for all generation from the Facility is solely based on the FGMR for Unit 1 and IGR or OR for Unit 2.

Table I-2.  Dispatch Segment Energy Payment
------------------------------------------------------------------------------
      SEGMENT                       UNIT                     ENERGY  PAYMENT
  Segment 1-Limited Dispatch       Unit 1       year 1-15 FGRR, year 16-25 FGMR
  Segment 1-Dispatchable           Unit 1                       FGMR
  Segment 2                        Unit 1                       FGMR
  Segment 3                        Unit 2                     IGR or OR
  Segment 4                        Unit 2                     IGR or OR


      The FGRR is $2.58 per MMBtu in the first contract year and escalates annually tospecified prices. The prices will be adjusted one time for inflation at the start of commercial operations.

      The FGMR is comprised of an initial commodity price of $1.62/MMBtu indexed by four monthly reported published natural gas spot prices, two from Appalachia and two from the Gulf Coast, and an initial transportation price of $0.65/MMBtu adjusted each month by one-half the change in an inflation index. The cost of transportation on CLNG, calculated on a 100% load factor basis, is passed-through by the Facility by adding this charge to the FGMR.
-----------------------
(5)  A special rate applies if the steam turbine is not in operation.


     The IGR is based on a market price index similar to the FGMR.

     The OR is based on an index using No. 2 fuel oil prices in the Facility's geographic area. Under certain conditions, the OR is used in place of the IGR if oil is used for electric generation in Unit 2.

PPA Section 11.2

      Generally speaking, PPA Section 11.2 requires Panda to maintain a reliable fuel supply that includes firm gas supply and transportation arrangements for Unit 1, interruptible supply and transportation for Unit 2, and fuel arrangements that will enable Panda to recover its variable fuel costs from the MEP. PEPCO has approved the fuel plan under the arrangements described in this report and has provided in a Consent and Agreement dated April 10, 1995, additional restrictions on the impact of any notice by PEPCO in the future that it believes Panda is not meeting the requirements of
Section 11.2. In light of these PEPCO actions and under a reasonable implementation related to Section 11.2, the Facility's fuel arrangements should continue to meet the requirements of Section 11.2.

Gas Supply

Delivery Obligations

     Under the GSA, CDC is obligated to provide up to 24,240 MMBtu of gas per day (plus fuel use on TCO) on a firm basis and up to an additional 24,240 MMBtu of gas per day (plus fuel use on TCO) on an interruptible basis into TCO at an interconnect with ANR Pipeline Company ("ANR").(6)

     Based on information from Pacific Energy Systems, Inc., ("Pacific Energy") each turbine requires a maximum of 961 MMBtu per hour when operating at full load and Panda would require 23,064 MMBtu for each turbine for a full day at maximum dispatch. This is 1,176 MMBtu per turbine less than Panda's maximum quantity under the CDC contract.
----------------------------
(6) MCN has executed a firm transportation agreement with ANR providing sufficient firm capacity to deliver the 24,240 MMBtu of gas per day into TCO.


GSA Tiers

     The GSA divides quantities into four volume and pricing tiers:

          1) Limited Dispatch Gas.
          2) Scheduled Dispatch Gas.
          3) Dispatchable Gas.
          4) Interruptible Gas.

      For clarity, we will refer to Limited Dispatch Gas as Tier 1, Scheduled Dispatch Gas as Tier 2, Dispatchable Gas as Tier 3 and Interruptible Gas as Tier 4.

      Tier 1 volumes are the first 6,000-8,000 MMBtu/day of firm scheduled gas. Panda must take or pay for an average of 6,300 MMBtu per day. The Tier 1 price is comprised of a fixed commodity charge, a demand charge, an "ANR" charge, and a price credit. The total charge for Tier 1 volumes as of June 1, 1996, was $2.43/MMBtu.

      Tier 2 volumes are a firm quantity of scheduled gas up to 24,240 MMBtu less the Tier 1 quantity. Panda must take or pay for 80% of the beginning of the month nominated quantity of Tier 2 gas. Price is set monthly on a market-based index comprised of a price based on NYMEX natural gas futures contract prices for the delivery month and a price ceiling based on three published natural gas spot prices for Louisiana into ANR pipeline. The 1995 average of the Tier 2 price was $2.13/MMBtu.

      Tier 3 volumes are a quantity of firm gas up to 24,240 MMBtu less the Tier 1 and Tier 2 volumes. A quantity of interruptible gas up to 24,240 MMBtu can be obtained at Tier 4 prices. The price for Tier 3 and Tier 4 volumes is set by CDC when gas is purchased based on current market conditions. At Panda's option, Tier 3 volumes may be bought at a market index of the average of that day's published price for natural gas in Appalachia on TCO. Panda may also obtain Tier 3 and 4 volumes from another supplier.


Energy Payment Linkage

     The GSA tiers are intended to correspond with the fixed and market-based pricing under the PPA. Table I-3 shows the intended correspondence.



Table I-3.  GSA Tiers and PPA Payment Categories

       GSA                              PPA
  Tiers  Description          Dispatch            Payment           Description
-------  -----------          --------            -------           -----------
 Tier 1   fixed price       Limited Dispatch      FGRR             fixed price
 Tier 2   market price      Dispatchable          FGMR             market price
 Tier 3   market price      Dispatchable          FGMR             market price
 Tier 4   market price      Dispatchable          IGR              market price



       Statistical analysis reveals that the pricing structures and indices under the GSA are strongly linked with the pricing structures and indices under the PPA. However, there are variances between the GSA pricing tiers and PPA terms. The pricing tiers under the GSA operate based on the amount of volume taken, while the pricing tiers of the PPA operate on the basis of specified time periods and megawatts of electric output. This difference creates a potential for delinkage in terms of gas supply volumes and price with the revenue mechanisms of the PPA.

       To satisfy Limited Dispatch requirements, Pace estimates the Facility needs a maximum of 9,957 MMBtu Monday through Friday and 0 MMBtu on the weekend. Under the GSA, Tier 1 gas is designated as the first 6,000-8,000 MMBtu taken per day. Additionally, on weekends, the first 6,000 MMBtu per day (at a minimum) will be priced at the fixed rate while all weekend dispatch will be compensated at market-based gas rates.

      From this potential volume delinkage a potential price delinkage occurs. After the first 8,000 MMBtu is taken during a day, the remaining volumes will be priced at a market rate. Additionally, on weekends the first 6,000 MMBtu (at a minimum will be priced at the fixed rate while all weekend dispatch will be compensated at a market-based rate. The market prices of Tier 2 and Tier 3 may not correspond with the FGRR.

      Sound fuel management using the flexibility in the transportation arrangements will be required to keep Tier 1 synchronized with the Limited Dispatch portion of the PPA.

Performance by CDC

      CDC currently has sufficient producing reserves to support its fixed-priced volume commitments under the GSA. The GSA obligates CDC to continue to maintain sufficient reserves to service its fixed price contracts over the term of the GSA. The GSA provides for a dedication of a portion of CDC's reserves if necessary to ensure CDC can meet its supply obligations. Additionally, CDC's exploration and production prospects appear excellent in Michigan and CDC is pursuing these prospects.

      CDC's gas supply obligations are backed by a corporate warranty.   Pace
has reviewed available public information and finds MCN to be well positioned in the market and in excellent financial health. MCN has steadily increased net income from $35.1 million in 1991 to $96.8 million in 1995. Over this same period, assets have grown from $1,517 million to $2,899 million and operating revenues have expanded from $1,276 million to $1,585 million.


Availability of Gas Supply Through the PPA Term

      The GSA term covers the PPA fixed-price energy payment period, but does not extend through the PPA term (25 years). After expiration of the PPA fixed-price energy payment period, all energy payments are based on published short-term gas market indices.

     Assuming Panda takes reasonable and prudent actions, it should be able to obtain a reliable fuel supply after the GSA expires. The market price indices provided in the PPA track the price of short-term gas purchases. Additionally, gas supply fundamentals are such that market-priced gas will likely be generally available in an orderly commodity market.


Gas Transportation

      Three pipelines form the gas transportation route for the Facility.  Each
is discussed in turn below.   The gas transportation contracts for each of
those pipelines extends through the full term of the PPA.


TCO

      The first stage of the transportation route uses TCO from an interconnection with ANR to the CLNG interconnection with TCO. Panda has executed a 25-year agreement with TCO for 24,240 MMBtu per day of firm transportation capacity under TCO's FTS-1 tariff rate schedule.


  TCO Construction

      For service to commence under the firm TCO contract, TCO needs to install 6.3 miles of pipeline. The construction is comprised of replacing several segments of 26-inch pipe with 36-inch pipe and also laying a second pipe alongside existing pipe to add capacity.

      The Federal Energy Regulatory Commission ("FERC") has approved the expansion and authorized TCO to begin construction on all phases of the
expansion.   TCO has reported to FERC that construction was initiated on
May  13, 1996.

     Absent any unusual occurrence, a pipeline construction project of this scope would take no more than two months. This indicates that firm service under the TCO contract will be available before the end of Summer 1996. TCO has obtained all rights-of-way for the expansion, but has not yet obtained desired rights-of-way for construction access. Based on discussions with TCO about the access details, this matter is not expected to delay completion of the expansion.

      Panda has arranged alternative firm gas transportation arrangements in the event that the TCO expansion is not completed prior to November 1996.


CLNG

      The second stage of transportation is on CLNG pursuant to an executed firm service agreement under CLNG's FTS tariff. Service will be provided at
the maximum tariff rate.   CLNG has reported to FERC that all construction
required to serve Panda (minor construction at a metering site) has been completed.


  Risk of LNG Operations

      In the future, CLNG may become an import facility for liquefied natural gas ("LNG"). Historically, LNG imports through the CLNG facilities have resulted in gas quality changes that in turn resulted in additional costs to
customers.   There are  a number of considerations that indicate a reoccurrence of the historical problems is unlikely.


WGL

      The final transportation stage involves WGL, a local distribution company. WGL will provide firm transportation to the Facility for a $.05/MMBtu fee according to an executed agreement between Panda and WGL. WGL has reported in writing that it has completed construction of the less than one mile of new pipe required to service the Facility.

      WGL may use, under very limited circumstances, Panda's firm gas supply and transportation capacity up to 24,000 MMBtu/d ("Peak Period Release").
WGL is limited in exercising a Peak Period Release to extremely cold days, for no more than two days in any seven-day period and a maximum of five days each month in December, January, and February. These limitations combined with Panda's reliable back-up fuel supply for the Facility provide assurance that a Peak Period Release will not result in a failure to meet PEPCO dispatch orders.


  WGL Balancing Provisions

      The balancing provisions provided by the WGL agreement are generally very favorable to the Facility. However, use of the balancing provision when the temperature is under 30 F could impose restrictions on the Facility's ability to meet its electric dispatch obligations. Panda has informed Pace that it plans to use the balancing rights on WGL when the average daily temperature is less than 30 F only after exhausting all other options on TCO and CLNG. Weather analysis indicates that this restriction will not significantly affect the Facility's ability to appropriately manage its fuel operations, assuming Panda implements its plan.

Backup Fuel Oil

     Panda will construct a 2 million gallon storage tank to serve as backup fuel supply for the Facility. Fuel oil will be used primarily to meet dispatch of Unit 2 when interruptible gas supply and transportation is unavailable.
Oil also may be used in Unit 1 in the case of a WGL Peak Period Release.
Under the most extreme conditions of no gas service, full dispatch, and no refill, the on-site storage would be depleted in 6.17 days. There are no fuel oil contracts in place at this time.

      Panda has stated it plans to contract for No. 2 low sulfur fuel oil with major suppliers in the Baltimore/Richmond area approximately 60 days before
the start of operations or before each winter season.   Panda reports that it
will contract for firm supply and transportation of fuel oil before the start of each winter heating season and ensure that on-site storage levels are kept full during winter.

      Pace has found that fuel oil supply and transportation is readily available in the area. There are over 25 major suppliers within a 60 mile radius of the Facility with a combined storage capacity of No. 2 low sulfur fuel oil in excess of 1 million barrels. Numerous fuel oil trucking firms are available.

      In light of the PPA requirements and the rights of WGL to use the Facility's gas supply and transportation during certain periods, a reliable supply of fuel oil at the Facility is important. Because of the ready availability of fuel oil and transportation, Panda should be able to execute its fuel oil plan.

      Panda will need to purchase low sulfur No. 2 fuel oil while the PPA indices are based on regular No. 2 fuel oil, which generally is less expensive. This potential cost/revenue delinkage is mitigated by a significant initial positive margin.


Fuel Management

      Capable fuel management will be important for Panda to meet the PPA requirements. While the Facility has sufficient and, indeed, redundant rights and services available to reasonably match gas dispatch with electric dispatch, pipeline scheduling, balancing, and flow rate requirements create a fuel management challenge.

      A fuel management contract between Panda and CDC provides for CDC to perform fuel management, and Panda maintains the ability to make arrangements
on its own behalf.   CDC and its affiliates have fuel management experience
commensurate in scope with the demands of the Facility.   Additionally, CDC's
fuel management performance is backed by a corporate warranty from MCN.

      Panda has developed a draft Fuel Management Plan and has advised Pace that the Plan is currently being completed and that it will be implemented the start of commercial operations. Completion and implementation of such a plan should provide the guidelines for adequate fuel management.


                         II. PPA REQUIREMENTS
        The PPA contains four key fuel-related operational/contractual
requirements.   These requirements are:

 -   The Facility must run when dispatched.   Consequences of not performing
     include loss of payments and possibly default under the PPA.

 - Limited Dispatch operation is compensated at fixed gas prices until the 15th contract year.

 - PPA payments for dispatch operation contain components related to the current market price of gas in the Appalachian and Gulf Coast producing regions.

 - Panda must maintain a reliable fuel supply and the fuel supply arrangements must reasonably be expected to result in variable fuel-related costs that are less than PPA energy payments.


Operational Requirements


Dispatch

      The Facility's power output is divided into four segments according to
the PPA as shown in Table II-1.    The fuel requirements and payments are
determined differently for each segment.   The segments track the level of
electrical output of the Facility as PEPCO orders dispatch. PEPCO must dispatch the segments in sequence (e.g., PEPCO cannot dispatch Segment 4 without first having dispatched Segments 1 through 3).

Table II-1.  Dispatch Segments
-------------------------------------------------------------------------------
   SEGMENT          UNIT                OUTPUT                DISPATCH
   -------          ----                ------                --------
  Segment 1        Unit 1              0 -  99 MW          Limited Dispatch*
  Segment 1        Unit 1              0 -  99 MW            Dispatchable
  Segment 2        Unit 1             99 - 117 MW            Dispatchable
  Segment 3        Unit 1 & Unit 2   117 - 199 MW            Dispatchable
  Segment 4        Unit 1 & Unit 2   199 - 237 MW            Dispatchable

*See body of report for explanation of Limited Dispatch.



      The PPA divides the 230 MW Facility into baseload and dispatchable
portions as follows.   The Limited Dispatch portion is defined as 85% of the
maximum capacity of Unit 1 which equals 99 MW.   The Dispatchable portion is
all capacity in excess of the limited dispatch portion, or 138 MW.

      PEPCO is required to dispatch the Limited Dispatch portion of the Facility's capacity for a total of 60 hours per week. The must run hours are from 8 a.m. Monday to 8 p.m. Friday each week, except holidays. Assuming 50 weeks per year (10 days of holiday accounting for the other two weeks), Unit 1
would operate a minimum of 3,000 hours annually.   This schedule is subject to
change by the Operating Committee.(7)

      Table II-2 presents a summary of the dispatch forecast of the Facility
prepared by ICF in May 1996.(8)   The capacity factor is the ratio of hours of
dispatch over total available hours. Run hours include the mandatory run time for Limited Dispatch as well as operation based on economic dispatch as calculated by ICF.

      Based on the ICF projections, PEPCO will dispatch Unit 1 an average of 4,165 hours annually. Given that 3,000 of these hours are for Limited Dispatch, PEPCO will dispatch Unit 1 an additional 1,165 hours on average per year.

      ICF projects that Unit 2 will run 2,782 hours per year on average.   This
means that Unit 2 will be dispatched approximately 67% of the time Unit 1 is operating.

     In its pro forma assessment, ICF finds a possible range of 200 to 300 starts per year to be reasonable.(9)
---------------------------
(7) PPA Section 8.10 establishes an Operating Committee which includes a Panda representative and can act only by unanimous agreement.
(8)  Independent Assessment of the Dispatchability of the Panda-Brandywine
Project.
(9)  Independent Panda-Brandywine Pro Forma Projections.


Table II-2.  ICF Dispatch Projections(10)
------------------------------------------------------------------------------
   YEAR                    UNIT 1                     UNIT 2
  -----                   -------                    -------

                      Capacity      Run           Capacity      Run
                      Factor (%)   Hours          Factor (%)   Hours
                      ------------------          ------------------
 1996                    42         616              29         420
 1997                    40        3482              25        2154
 1998                    46        4024              32        2782
 1999                    49        4249              37        3244
 2000                    51        4474              42        3705
 2001                    51        4475              39        3425
 2002                    51        4476              36        3145
 2003                    51        4432              36        3184
 2004                    50        4388              37        3222
 2005                    51        4450              37        3247
 2006                    52        4513              37        3271
 2007                    51        4450              36        3133
 2008                    50        4393              34        3002
 2009                    50        4342              33        2877
 2010                    49        4297              31        2757
 2011                    48        4224              30        2669
 2012                    47        4157              30        2586
 2013                    47        4097              29        2507
 2014                    46        4043              28        2431
 2015                    46        3996              27        2359
 2016                    45        3925              26        2308
 2017                    44        3858              26        2259
 2018                    43        3796              25        2212
 2019                    43        3739              25        2166
 2020                    42        3685              24        2123
 2021                    34        3008              20        1785

Note:  ICF projects 200 to 300 starts per year.


Heat Rates

     Pacific Energy modeled the heat rate of the Facility on a weighted average basis. The heat rate degrades over time due to wear on the turbines. On average, Pacific Energy expects Unit 1 to require 8,119 Btu/kWh and Unit 2 8,025 Btu/kWh. The maximum heat rates forecast by Pacific Energy are 8,216 Btu/kWh for Unit 1 and 8,131 for Unit 2.

      Pace has estimated the fuel requirements of the Facility for Limited Dispatch only by increasing the heat rate provided by Pacific Energy by 200 Btu/kWh. This was done to consider partial dispatch of Unit 1 (i.e., 99 MW).
Pacific Energy did not calculate heat rates for partial dispatch.   Pace's
analysis assesses the fuel requirements under both a Limited Dispatch scenario using the adjusted heat rates and a full dispatch scenario using the Pacific Energy heat rates.
-----------------------------
(10) Pace has not performed independent analysis of these or any other dispatch projections.

Steam Sales Obligations

     Panda has a Steam Sales Agreement with Brandywine Water Company regarding
the sale of steam generated by the Facility.   The Steam Sales Agreement
contains the following language: "Supplier shall be under no obligation to supply Thermal Energy, cooling water and feed water to the extent it is not operating one or both of its Heat Recovery Steam Generators; or such operation is for repair or testing of the Facility."

      The Steam Sales Agreement ensures that Panda will not be required to run the Facility for the sole reason of supplying steam to the Brandywine Water Company. This mitigates the potential need for additional fuel during plant shut-down periods.


Payments

      The two ongoing types of payments Panda will receive from PEPCO are a Monthly Energy Payment and a Monthly Capacity Payment.(11)

Monthly Energy Payment

      The Monthly Energy Payment ("MEP") to compensate Panda for electric generationis comprised of the following types of payments:

           -   When in Combined Cycle Mode:
               *   Unit Commitment Payment
               *   Dispatch Payment
           -   When in Simple Cycle Mode:
               *   Simple Cycle Energy Payment

      Table II-3 shows the correlation of the MEP variations to the dispatch segments when the Facility is operated in combined cycle mode. The terms and abbreviations are detailed in the remainder of this section.
------------------------
(11) Panda also will receive a Start-Up Energy Payment following a formula based on the IFR.



Table II-3.  Dispatch Segment Energy Payments
------------------------------------------------------------------------------
     SEGMENT               UNIT         MEP        ENERGY        COMPONENT
    --------               -----       FORMULA    COMPONENT         TYPE
                                      --------    ---------      ----------
Segment 1-Limited         Unit 1         UCP         FGR       FGRR, then FGMR*
    Dispatch
Segment 1-Dispatchable    Unit 1         UCP         FGR             FGMR
Segment 2                 Unit 1         DP          FGR             FGMR
Segment 3                 Unit 2         UCP         IFR           IGR or OR
Segment 4                 Unit 2         DP          IFR           IGR or OR

Note:  Combined Cycle Mode.
*FGRR in years 1-15, FGMR in years 16-25.




  Unit Commitment Payment

      The Unit Commitment Payment ("UCP") is the formula for calculating the
MEP for Segment 1 and Segment 3 operation.(12)   During Segment 1, a
component of the formula is the Firm Gas Rate ("FGR") which is meant to reflect the cost of the Facility's reserves or firm gas contract costs. During Segment 3, the formula includes an Interruptible Fuel Rate ("IFR"), which is meant to reflect the cost of natural gas or oil obtained on the spot market.


  Dispatch Payment

       The Dispatch Payment ("DP") is the formula for calculating the MEP for
Segments 2 and Segment 4 operation.(13)   The FGR is part of the DP formula
during Segment 2. For power generation during Segment 4, the DP formula includes the IFR.


  Simple Cycle Energy Payment

      PEPCO may dispatch the Facility when the steam turbine is not operating
only under a Maximum Emergency Generation Condition.(14)   During such a
dispatch a Simple Cycle Energy Payment ("SCEP") will apply. A component of the SCEP is the IFR.

--------------------------
(12)  PPA Section 6.2(b)(ii) presents the UCP formual payment.
(13)  PPA Section 6.2(b) (iii) provides the DP formula payment
(14) Maximum Emergency Generation Condition is defined in the PPA as "A period in which PEPCO has determined that it needs the maximum attainable Net Electrical Output from the Facility as a result of an emergency shortage of electric capacity or energy as declared by the PEPCO dispatcher or for such other periods as the Parties may mutually agree on".

  Firm Gas Rate

      The FGR consists of two components:  the Firm Gas Reserve Rate ("FGRR")
and the Firm Gas Market Rate ("FGMR").(15)    The FGRR is a fixed rate, while
the FGMR is a market index based on reported gas prices. The must-run hours will be priced entirely by the FGRR until the 16th contract year and then must-run hours will be priced according to the FGMR.

      Table II-4 shows how the rates are applied for the segments of Unit 1.

Table II-4.  FGR Components
-----------------------------------------------------------------------------
                               1st Segment                    2nd Segment
                    Limited Dispatch      Dispatchable
                   -----------------     -------------
year 1-15                 FGRR                FGMR                 FGMR
year 16+                  FGMR                FGMR                 FGMR



    Firm Gas Reserve Rate

      The FGRR is $2.58 per MMBtu in the first contract year and escalates annually to specified prices. The escalation rate is 4% during the first seven contract years, and then approximately 2% for the remaining years. The prices specified in the PPA will be adjusted for the change in the Producer Price Index for oil and gas fields for the period June 1994 to the start of commercial operations. No other adjustment is made for inflation.
-------------------------
(15) The original terms of the PPA envisioned Panda obtaining natural gas reserves for fueling the limited dispatch portion of the power plant capacity.



    Table II-5 presents the FGRR, with an estimated Adjusted FGRR.

Table II-5.  Unit 1 Fixed Price Gas Rate
----------------------------------------------------
                 Unadjusted    Estimated
Contract            FGRR       Adjusted FGRR
 Year            ($/MMBtu)      ($/MMBtu)
----------------------------------------------------
  1                2.58           2.95
  2                2.68           3.06
  3                2.79           3.18
  4                2.90           3.31
  5                3.02           3.45
  6                3.14           3.58
  7                3.26           3.72
  8                3.33           3.80
  9                3.40           3.88
  10               3.46           3.95
  11               3.53           4.03
  12               3.60           4.11
  13               3.68           4.20
  14               3.75           4.28
  15               3.82           4.36

-----------------------------------------------
Note: The adjusted FGRR rates are estimated using June 1990 through May 1996 data and an inflation estimate through November 1996. The actual adjusted FGRR will be calculated using data through the start of commercial operations.



    Firm Gas Market Rate

      The FGMR applies to all non-must-run hours during Segment 1 and all Segment 2 hours.

      The FGMR is calculated according to the following formula:

         FGMR = FGMRi x [(.77 x CIf ) + (.23 x TIf)] x P

      This formula adjusts the initial market rate of gas ("FGMRi") for changes in the cost of gas and gas transportation over time. The factor "P" is .9 in contract years 1 through 4 and 1.0 thereafter. This factor lowers the effect of price increases on the calculated payment during the first four years of the contract. The FGMRi is set at $2.27/MMBtu plus the firm displacement tariff, not to exceed $0.20/MMBtu, on CLNG.(16)
----------------------
(16) The PPA defines MBtu as 1 million Btu. In this report, Pace uses MMBtu to mean 1 million Btu.


      The commodity index ("CI") is comprised of the following reported prices:

    -    Natural Gas Clearinghouse--Columbia Gulf, Onshore Laterals, LA
    -    Natural Gas Clearinghouse--Tennessee Gas Pipeline, Vinton, LA
    -    Natural Gas Intelligence--Columbia Gas Transmission, Appalachian
    -    Natural Gas Week--Columbia Gas Transmission, Broad Run, WV.

      The June 1990 average of the four reported prices is the base of the index. The June 1990 average was $1.62, implying that $0.65 was added for transportation, or approximately 30% of the initial FGMR. The CI is comprised of two prices from the Gulf Coast region and two prices from the Appalachian region. Panda's gas supply cost will reflect either Gulf Coast gas prices or Appalachia prices depending on Panda's nomination. This issue is addressed in Chapter III and Exhibit A.

      The Transportation Index ("TI") is intended to measure changes in transportation costs. The formula to calculate the TI uses one-half of the change in the Consumer Price Index for All Urban Consumers ("CPI") to approximate escalation of transportation costs.

      The CI is given a weight of 77% of the FGMR, while the TI is weighted at 23%. The effect of this weighting is addressed in Chapter III of this report.

       The PPA provides a mechanism for the Operating Committee to review and revise the calculation of the FGMR, the CI, and/or the TI by written notice from either PEPCO or Panda during the period between 150 and 120 days prior to the sixth anniversary of the Actual Commercial Operation Date and every third anniversary thereafter.

  Interruptible Fuel Rate

      The IFR uses the IGR for hours of generation fueled by natural gas and the OR for hours of generation fueled by oil in Unit 2.

     Unit 2 operation on oil must meet certain requirements, such as interruption of gas service on interstate pipelines, for the payment to be based on the OI. As the IFR only applies to Unit 2, there is no provision for payment by PEPCO for Unit 1 based on oil consumption.

      As with the FGMR, the method for determining the IFR for natural gas and for fuel oil can be reviewed and revised by the Operating Committee if proposed within guidelines by either PEPCO or Panda. The Operating Committee shall in good faith undertake a review of the IFR to determine the current market price of fuel to comparable users and to revise components of the IFR as necessary to reflect the market price.

    Interruptible Gas Rate

     The IGR is similar to the FGMR in that the IGR contains a commodity index ("CI") component linked to reported spot prices and a transportation index ("TI") component indexed to the CPI. The IGR for natural gas is initially set at $2.27/MMBtu plus the firm displacement tariff on CLNG, not to exceed $0.20/MMBtu--identical to the FGMR.

      The CI and TI portions of the IGR are calculated the same way as for the FGMR. The weighting is different, however. In the summer period from March to November, the CI is weighted as 71% of the IGR and the TI as 29%. In the winter period from December to February the CI is weighted as 84% of the IGR and the TI as 16%.

    Oil Rate

     The initial OR is $3.89/MMBtu and is adjusted according to an Oil Index ("OI"). The OI is based on reported oil price for No. 2 fuel oil delivered to
Baltimore, Norfolk and Philadelphia.   A separate component for local
transportation is not included in the OR. The linkage between revenues based on reported prices of oil delivered to Baltimore, Norfolk and Philadelphia and burnertip cost at the Facility is addressed in Chapter IV of this report.

Monthly Capacity Payment

      In addition to the MEP, Panda receives a Monthly Capacity Payment ("MCP") for standing ready to deliver energy to PEPCO. The MCP is paid to Panda based on Panda's ability to deliver energy. The payment does not include any components tied to the cost of fuel or transportation.

PPA Section 11.2

      Generally speaking, Section 11.2 requires Panda to maintain a reliable fuel supply that includes firm gas supply and transportation arrangements for Unit 1, interruptible supply and transportation for Unit 2, and fuel arrangements that will enable Panda to recover its variable operating costs from the MEP. Concerning Limited Dispatch operations, Section 11.2 requires Panda's purchase of natural gas to be through " a firm gas supply contract equivalent to natural gas reserves."

     PEPCO has the right under certain circumstances to take action if it believes Panda is not meeting the requirements of PPA Section 11.2. PEPCO has approved the fuel plan under the arrangements described in this report and has provided in a Consent and Agreement dated April 10, 1995, additional restrictions on the impact of any notice by PEPCO in the future that it believes Panda is not meeting the requirements of Section 11.2. In light of these PEPCO actions and under a reasonable implementation related to Section
11.2 the Facility's fuel arrangements should meet the requirements of Section 11.2.

Availability Requirements

      The PPA states that Panda "shall sell and deliver to PEPCO and PEPCO shall purchase and accept the Dependable Capacity and the Net Electrical
Output from the Facility..."(17)   This obligation must be met or payments to
Panda are reduced.

       In the event that Panda does not deliver, the Facility's availability is lowered. The Facility's availability is used in the calculation of the MCP. Hours of dispatch in which Panda fails to deliver, Force Majeure events not withstanding, are counted against the availability of the Facility. In this way, nonperformance by Panda results in lower energy payments.

      Several PPA provisions will help Panda meet PEPCO dispatch orders, including:

   -   8.3 Schedule and Dispatch of Generation:
       * PEPCO is required to furnish an estimated dispatch schedule for the Facility and any changes at the times and in the manner that PEPCO provides such estimated schedules for its own generating facilities.
       * PEPCO shall dispatch the Facility in accordance with Prudent Utility Practices.

   -   8.10 Operating Committee:
       * Panda and PEPCO shall establish an Operating Committee of one representative each to develop and implement suitable operating, maintenance, outage and capability reporting, accounting, and recordkeeping policies and procedures. The Operating Committee shall act only by unanimous agreement.

     Further, PEPCO cannot dispatch the Facility at its sole discretion. PEPCO must take Panda's fuel supply and other contractual obligations into account when arranging dispatch to comply with prudent utility practices.
Additionally, many of the procedures governing the operation of the Facility will be arranged through the Operating Committee. Decisions from the type of forms to use for invoices to the notification procedure PEPCO will follow when dispatching the Facility will thus be made in concert with Panda's ability.
-------------------------
(17)  PPA Article 5.1



                         III. NATURAL GAS SUPPLY

      The main issues addressed in this chapter are:

    - Whether the GSA fulfills the PPA's operational and contractual requirements.

    -   The security of gas supply.

    -    Linkage between gas supply costs and energy payment revenues.


Fuel Requirements


Full Dispatch

      Pace has been informed that each turbine requires a maximum of 957 MMBtu per hour when operating at full load.(18) Panda would require 22,968 MMBtu for each turbine for a full day at maximum dispatch.


Limited Dispatch

     Table III-1 provides calculations for required volumes of fixed price gas, using the heat rates detailed in Chapter II.

      Using a heat rate of 8,416 Btu/kWh gives an hourly requirement of 833 MMBtu/hour. Based on Limited Dispatch Panda would require 9,996 MMBtu per day Monday-Friday, or 2,598,960 MMBtu on a yearly basis. On an average daily basis, Panda would be receiving 7,120 MMBtu at the Facility.

       Additional fuel would be required for pipeline retainage. Assuming fuel loss of 3.14%(19) Panda would need 7,344 MMBtu into TCO on an average daily basis.
-----------------------
(18) As discussed in Chapter II, heat rates used in this report are provided by Pacific Energy.
(19)  0% on WGL, 1% on CLNG, and 2.41% on TCO.


Table III-1. Panda Limited Dispatch Gas Requirements
-------------------------------------------------------------------------------
              Heat                                Heat
              Rate                                Rate
               at                          Ave.    at                      Ave.
Contract    117 MW     MMBtu    MMBtu     Daily   99 MW   MMBtu  MMBtu    Daily
 Year       Btu/kWh     /hr    12 hours   MMBtu  Btu/kWh   /hr  12 hours  MMBtu
-------    --------   ------   --------   -----  -------  ----- --------  -----
  1         7,939       786      9,432     6,718  8,139    806    9,669   6,888
  2         8,046       797      9,559     6,809  8,246    816    9,796   6,978
  3         8,075       799      9,593     6,833  8,275    819    9,831   7,003
  4         8,106       802      9,630     6,860  8,306    822    9,868   7,029
  5         8,141       806      9,672     6,889  8,341    826    9,909   7,059
  6         8,086       801      9,606     6,843  8,286    820    9,844   7,012
  7         8,141       806      9,672     6,889  8,341    826    9,909   7,059
  8         8,174       809      9,711     6,917  8,374    829    9,948   7,086
  9         8,209       813      9,752     6,947  8,409    832    9,990   7,116
  10        8,166       808      9,701     6,910  8,366    828    9,939   7,080
  11        8,051       797      9,565     6,813  8,251    817    9,802   6,982
  12        8,085       800      9,605     6,842  8,285    820    9,843   7,011
  13        8,119       804      9,645     6,871  8,319    824    9,883   7,040
  14        8,153       807      9,686     6,899  8,353    827    9,923   7,069
  15        8,118       804      9,644     6,870  8,318    823    9,882   7,039

  Ave.      8,107       803      9,631     6,861  8,307    822    9,869   7,030

-------------------------------------------------------------------------------
NOTES:    Heat rates for full dispatch provided by Pacific Energy.  Partial dispatch heat rates estimated by adding 200 Btu/kWh.


      The above calculations indicate that the GSA should provide for Panda to be able to burn approximately 9,500 MMBtu per day Monday-Friday of fixed-price gas of fixed-price gas, assuming PEPCO fully dispatches Unit 1. On an average daily basis, this would mean Panda would take about 7,000 MMBtu per day of fixed price gas.


Rates

The gas rates used for payments to Panda are detailed in Chapter II. The three basic types of rates are the FGRR, the FGMR, and the IGR. In summary:

         The FGRR, a fixed rate schedule for 15 years, is listed in Table II-5.

      The FGMR is comprised of an initial commodity price indexed monthly by published natural gas spot prices, two from Appalachia and two from the Gulf Coast, and an initial transportation price adjusted monthly by one-half the change in the CPI. The cost of transportation on CLNG, calculated on a 100% load factor basis, is passed-through by the Facility.

     The IGR is similar to the FGMR in that the IGR contains a commodity index component linked to reported spot prices and a transportation index component linked to the CPI, plus a CLNG component. The IGR has different summer and winter weighting between commodity and transportation.


Gas Supply Contract Terms

      Table III-2 provides an overview of the fundamental contract terms. The GSA requires CDC to, provide up to 24,240 MMBtu of gas per day (plus fuel use on TCO) on a firm basis, and up to an additional 24,240 MMBtu of gas per day (plus fuel use on TCO) on an interruptible basis.

       CDC wil deliver gas into TCO at the Monclova interconnect with ANR pipeline in Ohio.(20)

      The primary term of the GSA is 15 years, which corresponds to the PPA's requirements for fixed price gas. The GSA will be extended for two additional years, unless either party objects.
--------------------------
(20) MCN has exeucted a firm transportation agreement with ANR providing sufficient firm capacity to deliver the 24,240 MMBtu of gas per day into TCO at Monclova.



Table III-2.  GSA Basic Terms
-----------------------------------------------------------------------------
  Term Primary term of 15 years with up to 2 year extension if mutually agreed.

  Volume     Maximum Daily Firm Quantity ("MDFQ") = 24,240 MMBtu*
             Maximum Daily Interruptible Quantity ("MDIQ") = 24,240 MMBtu*
                   *  plus fuel use on Columbia Gas Transmission

       MDFQ comprised of three tiers:
  1. Limited Dispatch Gas = Scheduled gas of at least 6,000 MMBtu per day and no more than 8,000 MMBtu per day.
  2. Scheduled Dispatch Gas = Scheduled gas up to difference between 24,240 MMBtu per day plus fuel use and the quantity of Limited Dispatch Gas.
  3. Dispatchable Gas = Scheduled gas up to difference between 24,240 MMBtu plus fuel use and the sum of Limited Dispatch Gas and Scheduled Dispatch Gas.

       MDIQ: Interruptible Gas, up to 24,240 MMBtu per day + fuel use.
  Price
         Limited Dispatch Gas charge  composed of 4 components:
  1.   Demand Charge (approximately $0.10/MMBtu on 7,000 MMBtu per day).
  2.   Commodity Charge of $2.33/MMBtu with 4% annual escalation.
  3. An "ANR Charge" of $0.10 per MMBtu with annual escalation of $0.005 after the fifth contract year.
  4. A price credit paid to Panda of $0.10 per MMBtu with annual escalation of $0.005 after the fifth contract year.
  These rates translate to $2.43 per MMBtu on a 100% load factor basis in year 1.
  Take or pay requirement of 2,299,500 MMBtu per year (2,305,800 MMBtu if leap year). This is equivalent to an average daily requirement of 6,300
  MMBtu/day.

        Scheduled Dispatch Gas charge comprised of 3 components:
  1. Index Price of the average of the NYMEX settlement price for the delivery month contract for the last three trading days of the month plus a margin of $0.50 per MMBtu.
  2.   The margin will escalate annually by $0.005 per MMBtu after year 5.
  3. The price is capped by a Gas Market Price Ceiling of $0.60 plus 1.02 the average of three published gas price indices available for month.
  Take or pay requirement of 80% of the first of month nomination.

    Dispatchable Gas charge comprised of 3 options:
  1.   Market price set by CDC at time of order.
  2. Index price of the average of the high and low prices published by Gas Daily for Columbia Gas pipeline in Appalachia on the day of order.
  3.   Purchase from a third-party supplier.

        Interruptible Gas Charge set by CDC or purchase from third-party supplier.
  Supply Security
  1.   Replacement cost of fuel plus liquidated damages.
  2.   Potential reserve dedication
  3.   MCN Corporate Guaranty
----------------------------------------------------------------------------

GSA Volumetric Tiers

      The GSA divides quantities into four volumetric and pricing tiers:

             1) Limited Dispatch Gas.
             2) Scheduled Dispatch Gas.
             3) Dispatchable Gas.
             4) Interruptible Gas.

      For clarity, we will refer to Limited Dispatch Gas as Tier 1, Scheduled Dispatch Gas as Tier 2, Dispatchable Gas as Tier 3 and Interruptible Gas as Tier 4. Tiers 1 through 3 are designed to meet the entire firm requirements
of Unit 1.   Tier 4 is designed to meet the interruptible requirements of
Unit 2, at Panda's option.

      Tier 1 volumes are the first 6,000-8,000 MMBtu/day of firm scheduled gas. Panda must take or pay for 2,299,500 MMBtu (2,305,800 MMBtu in a leap year) each year, an average of 6,300 MMBtu per day. The Tier 1 price is comprised of a fixed commodity charge, a demand charge, an "ANR" charge, and a price credit. Total charge for Tier 1 volumes as of June 1, 1996 would be $2.43/MMBtu.

      The demand charge is $21,292 per month through year five, and thereafter the demand charge escalates $1,064 each year. This charge translates into a cost of approximately $0.10/MMBtu on 7,000 MMBtu per day. The initial commodity charge is $2.33/MMBtu and applies to the quantity of gas delivered in the month. The charge escalates annually by 4%. The ANR charge is $0.10/MMBtu and escalates annually by $0.005 after the fifth contract year. Panda receives a price credit of $0.10/MMBtu on the first 7,000 MMBtu taken per day which offsets the demand charge. The price credit escalates by $0.005 after the fifth contract year.

      Tier 2 volumes are a firm quantity of scheduled gas up to 24,240 MMBtu less the Tier 1 quantity. Panda must take or pay for 80% of the beginning of the month nominated quantity of Tier 2 gas. The price is set monthly based on NYMEX futures prices for the delivery month and a price ceiling based on
Louisiana spot gas prices into ANR pipeline.   The 1995 average of the Tier 2
price was $2.13/MMBtu.

      The price is calculated by using the average NYMEX settlement price during the last three days of trading for the delivery month contract, plus a margin of $0.50 per MMBtu. This price is compared against the current price ceiling. The price ceiling is established each month as $0.60 plus 1.02 times the average of three published spot prices which are the following:

     1. Natural Gas Clearinghouse, "Survey of Domestic Spot Market Prices" for markets accessed by ANR Pipeline, Eunice, Louisiana;
     2. Natural Gas Intelligence Gas Price Index, "Spot Gas Price" delivered to pipelines, 30 day supply transactions for the South Louisiana Region, contract index price for ANR pipeline; and
     3.  Natural Gas Week, "Spot Prices on Gas Pipeline Systems," ANR pipeline,
         Southeast: Patterson, Louisiana, Bid Week.

      Tier 3 volumes are a quantity of firm gas up to 24,240 MMBtu less the Tier 1 and Tier 2 volumes. The price for Tier 3 volumes is set by CDC when gas is purchased based on current market conditions. At Panda's option, Tier 3 volumes may be purchased at a market index of the average of that day's published price for natural gas in Appalachia on TCO as reported in Gas Daily. Panda may also obtain Tier 3 volumes from another supplier.

      Tier 4 volumes are a quantity Panda may purchase up to 24,240 MMBtu per day on an interruptible basis. The price is that established by CDC for Tier 3 volumes, or Panda may decline and purchase from a third-party supplier.


Gas Supply Security

      Essential elements constituting the Facility's gas supply security include the following:

          -    Contractual commitments.
          -    MCN's financial and operational strength.
          -    Gas market fundamentals.

     Each of these are discussed below.


Contractual Commitments

      The GSA creates four major contractual commitments which strengthen Panda's rights with regard to natural gas supply. These contractual commitments are:

       -    Cost of Replacement Fuel.
       -    Cost of Replacement Contract.
       -    Reserve Dedication.
       -    MCN's Corporate Guaranty.


  Cost of Replacement Fuel

      In the event of a failure by CDC to deliver a portion of the MDFQ quantities, which failure is not excused by a force majeure, Panda may obtain replacement fuel, gas or oil, from another supplier. Or, in the event that Panda could not obtain replacement fuel, Panda may recover any reduction in payments from PEPCO.

      CDC is liable for liquidated damages equal to one of the following two options:

 - Positive difference, if any, between (x) the cost Panda, or WGL in the event of a Peak Period Release, paid for replacement fuel (including transportation cost and any imbalance charges resulting from the failure to deliver) and (y) the sum of the price applicable under the GSA that Panda would have paid had CDC delivered that portion of the MDFQ plus transportation cost.
 - Positive difference, if any, between (x) the extent of the reduction in payments from PEPCO to Panda (including the Monthly Capacity Payment and Monthly Energy Payment) due to the failure to deliver natural gas and
       (y) net expenses saved by Panda or not incurred due to not operating the Facility as a result of the failure to deliver.


  Cost of Replacement Contract

      In the event of default, CDC is obligated to provide Panda with a lump sum payment to cover the cost, if any, of replacing the GSA. The payment is equal to the positive difference, if any, between (x) the cost of replacement gas supply and (y) the aggregate contract price of the remaining contract obligations. The cost of replacement gas supply shall include any transportation cost, such as the cost of obtaining receipt point capacity on a natural gas pipeline, or the cost of any option or swap Panda incurs as a result of obtaining replacement gas supply.


  Reserve Dedication

      The GSA provides for the potential dedication by CDC of its natural gas reserves. Annually, CDC is required to provide a statement to Panda that, for the remaining term of the GSA, the expected future gas production from natural gas reserves owned by CDC will be greater than CDC's firm, fixedprice natural gas commitments. The letter will be based on a reserve report prepared by an independent petroleum engineer.

      In the event that the expected future gas production from CDC's reserves does not exceed the firm, fixed-price gas commitments of CDC, CDC shall dedicate to the GSA specific gas reserves sufficient to fulfill the obligations of the Limited Dispatch Gas for the remaining term of the GSA. There are numerous provisions governing the release of reserves from dedication, sales and use of gas produced from the dedicated reserves, encumbering the dedicated reserves, and rededicating reserves. Failure to conform with the provisions regarding the dedication of reserves is deemed a material breach of the GSA.



  MCN's Corporate Guaranty

      Through a separate agreement, MCN has agreed to unconditionally and irrevocably guaranty the prompt and complete performance and payment of CDC's obligations under the GSA.

MCN's Financial and Operational Strength

      MCN is the holding company for Michigan Consolidated Gas Company ("MichCon"), Citizens Gas Fuel Company and MCN Investment Corporation ("MCNIC"). MCN appears to be in excellent financial health, based on
available public information.   MCN has steadily increased net income from
$35.1 million in 1991 to $96.8 million in 1995. Over this same period, assets have grown from $1,517 million to $2,899 million and operating revenues have expanded from $1,276 million to $1,585 million.

       MichCon, the largest natural gas distributor in Michigan and one of the largest in the U.S., controls distribution, transmission, and storage of natural gas serving more than 1.3 million customers (750 Bcf/year). Citizens is a gas utility serving 12,000 customer in Michigan. MCNIC owns subsidiaries involved in gas services, computer operations services, and natural gas technology.

      The diversified gas services interests held by MCNIC include: CoEnergy Trading Company, the principal gas marketing subsidiary; CDC, a cogeneration development subsidiary; Supply Development Group, an exploration and production subsidiary; gas gathering and processing interests; and the Storage Development Company. MCNIC remarketed 171 Bcf of gas in 1995, with a majority of these sales attributable to CoEnergy Trading Company. CoEnergy's principal markets are Michigan end-users, Canadian LDCs, cogeneration facilities, and recently markets in the Northeastern U.S.

      CDC owns 50% of a 123 MW gas-fueled cogeneration plant in Ludington, Michigan, that commenced operations in October 1995. CDC is the gas supplier for the facility, requiring approximately 9 Bcf/year. CDC also markets gas to several small cogeneration facilities as well as the 30 megawatt Ada facility in western Michigan of which CDC is the principal owner.

      In existence since 1992, by the end of 1995 Supply Development Group ("SDG") had 858 Bcf of proved natural gas reserves with an additional 599 Bcf of possible reserves. The company invested $575 million in reserve acquisition and development between 1992 and 1995. The majority (80%) of SDG's reserves are from Antrim shale formations in Michigan and low-risk Appalachian formations; the remaining supply comes from the mid-continent and Gulf Coast
U.S.   SDG has increased gas production to 31.4 Bcf in 1995 from 2.3 Bcf in
1993. The company expects to double production in 1996.

      SDG has acquired ownership interests in 1,972 gas and oil wells. MCN has proposed significant further capital expenditure on exploration and production in excess of $1 billion over the next five years. SDG has the capability to drill in excess of 2,000 new wells on 1.4 million undeveloped acres.
Long-term fixed price swap agreements are in place for a substantial portion of SDG's anticipated production over the next ten years, hedging the risk of future gas price fluctuations.

     The above information indicates that CDC should be able to supply the gas
requirements for the Facility.   Limited Dispatch requirements are
approximately 2.4 Bcf per year, and the total Unit 1 requirements are approximately 8 Bcf per year. Under reasonable assumptions, CDC's production goals can be expected to meet these requirements.

Gas Market Fundamentals

      The GSA term covers the PPA fixed-price energy payment period, but does not extend through the PPA term (25 years). After expiration of the PPA fixed-price energy payment period, all energy payments are based on published short-term gas market indices. At this time, Panda may need to negotiate with producers for additional gas supplies.

      Pace believes there will be a ready supply of natural gas available for
the life of the Facility.   There is an abundant supply of technically and
economically recoverable natural gas in North America. The latest U.S. government estimates of technically recoverable domestic natural gas resources onshore and in state water areas exceeded 1,000 Tcf-- over 200 years of supply
at current rates of consumption.(21)   Proved U.S. reserves are 153Tcf.
-----------------------
(21) 1995 National Assessment of United States Oil and Gas Resources, United States Geological Survey estimated national total for undiscovered technically recoverable conventional gas to be 1,073.8 Tcf. Other recognized estimates have concluced that the resource is even larger: the National Petroleum Council's ("NPC") 1993 report concluded that nearly 1,300 Tcf was recoverable in the lower-48 alone. Additionally, the Canadian gas resource base was assessed by the NPC at 740 Tcf.


      U.S. production has steadily increased since 1986 during the same time that producers have been getting lower prices than in the early 1980's and drilling fewer wells. The driving forces behind this result are the technology enhancements and the efficiency improvements in the gas industry. Efficiency is up and cost is down, allowing producers to profitably find and develop new gas even while prices are falling.(22)

       Examples of these technology enhancements and efficiency improvements include:
       1. Increased Recovery per Well -- Exploration and drilling technologies such as 3D seismic and horizontal drilling have led to significant increases in the amount of gas discovered per exploratory well.

       2. Improved Success Rates -- Success rates for deeper targets have improved dramatically due to advancing technology.

       3. Lower Well and Equipment Costs -- The numbers of rigs, crews, and service units peaked in 1982 and has sense fallen drastically. For example, in 1995 the number of oil and gas rigs in operation averaged 723 compared to the peak of 3,970. Due to improved exploration and drilling techniques, the industry can maintain the same levels of production with a fraction of the equipment and manpower.

       4. Focus on Recompletions -- While the total number of gas wells drilled has declined since the early 1980's peaks, the number of recompletions (drilling into a new reservoir from an existing well) has stayed nearly constant as producers focus on low cost options for increasing reserves.

       5. Focus on Location and Depth -- In response to low prices, producers have shifted from lower productivity areas to higher recovery reservoirs, and the percentage of wells surpassing 5,000 feet in depth increased from 40% to 62%.

       6. Focus on Existing Fields -- Producers have been highly successful at adding reserves to existing fields, especially in the Gulf of Mexico.
-------------------------
(22) Non-associated gas resource costs peaked in 1982 at over $4.00/MMBtu. Finding and development costs have since declined drastically, averaging $1.50/MMBtu since 1987.


      As a result of significant improvements in production technology and management, the North American gas industry has become much more efficient and able to provide an expanding resource base even in a flat and competitive price environment. This has resulted in a trend in lower reserve to production ratios ("R/P ratios") that is seen as a sign of a healthy, efficient natural gas industry. In the past, the U.S. typically had R/P ratios of more than 10 years. Currently, the R/P ratio is 8.3 years.(23)

      The R/P ratio trend is synonymous with the "just-intime" inventory approach that has revolutionized many industries. In today's competitive natural gas production industry it is not efficient for reserves to remain undeveloped and non-producing for long periods of time. The current trend is to monetize reserves by tying in reserves to production soon after discovery.

Gas Cost Linkage With PPA Energy Payments

      Table III-3 shows the correspondence between the GSA tiers and the PPA energy payments. Pace has found, through analysis, that the pricing structures and indices under the GSA are strongly linked with the pricing structures and indices under the PPA.

Table III-3.  GSA Tiers and PPA Payment Categories
-----------------------------------------------------------------------------
         GSA                                     PPA
        -----                                   -----
Tiers    Description            Dispatch       Payment          Description
----    ------------            --------       -------          -----------
Tier 1    fixed price        Limited Dispatch    FGRR           fixed price
Tier 2    market price         Dispatchable      FGMR           market price
Tier 3    market price         Dispatchable      FGMR           market price
Tier 4    market price         Dispatchable      IGR            market price



      While the GSA satisfies the PPA operational and contractual requirements in most respects, the four supply tiers create a few potential delinkages with
the PPA energy payments.   These potential delinkages stem from several
operational and contractual factors, including the daily 6,000-8,000 MMBtu volume limit on Tier 1 supply, the difference in Tier 2 and Tier 3 pricing indices from the FGMR indices, and limited requirements on PEPCO to provide advance notice of dispatch. The GSA tiers apply to the amount of volume taken, while the PPA pricing tiers apply to specified time periods and megawatts of electric output. These differences create a potential delinkage in terms of gas supply volumes and price with the PPA's revenue mechanisms.
--------------------
(23) The R/P ratio is a measure in years of the existing volumeof proved reserves divided by the current production per year expressed as follows:
R/P ratio (years) = Proved Reserves (Bcf) / Current Production (Bcf/year).


Tier 1 and Limited Dispatch Operation

      Figure III-1 compares the Tier 1 to Limited Dispatch requirements. Pipeline imbalance service and fuel management will be required to keep gas supply at the burnertip synchronized with electric dispatch. To satisfy Limited Dispatch requirements, the Facility requires a maximum of 9,996 MMBtu Monday through Friday, and zero MMBtu on the weekend. Under the GSA, the Tier 1 gas is designated as the first 6,000-8,000 MMBtu taken per day.


              Figure III-1. Limited Dispatch Consumption vs. Tier I Supply

                                    BAR CHART

                                    Rider 1


      From this potential volume delinkage a potential price delinkage also occurs. After the first 8,000 MMBtu is taken during a day, the remaining volumes will be priced at a market rate under Tier 2 and Tier 3 that may not correspond with the FGRR.

       Tier 1 will cost $2.43/MMBtu in year 1, with approximately 4% annual escalation (an additional charge of $0.10/MMBtu levied as an ANR Charge escalates 1% annually after year 5). There is also a demand charge of $21,292 per month or $0.10/MMBtu (assuming 7,000 MMBtu/d), but this demand charge should be canceled out by a Buyer's Credit of $0.10/MMBtu, which Panda receives for each MMBtu up to 7,000 MMBtu/d.

      Tier 1 prices escalate at a higher rate than the FGRR. Figure III-2 presents a comparison of the escalation rates.


                       FIGURE III-2.  ESCALATION OF FGRR & TIER I

                                  LINE CHART


      Based on the most recent inflation data which will be used for a one-time adjustment of the FGRR, the FGRR will provide a significant although declining
per unit margin over Tier 1 prices.(24)   Although the FGRR energy payment
does not contain an explicit component for transportation costs, the FGRR margin over Tier 1 prices should cover the Facility's variable transportation costs associated with the fuel required for Limited Dispatch operation.
Figure III-3, a comparisonof the FGRR and Tier 1 supply prices, examines the margin available to Panda to pay for variable transportation costs.


                      FIGURE III-3.  FGRR & TIER 1 PRICES

                                    BAR CHART

----------------------
(24) Pace calculated the inflation adjustment using data through May 1996. The actual calculations will use data through the start of commercial operations.

Rider 1

Total Weekly Consumption             =        49,840 MMBtu/d
Total Weekly Supply at 6,000/day     =        42,000 MMBtu/d
Total Weekly Supply at 8,000/day     =        56,000 MMBtu/d
Total Weekly Supply at 7,120/day     =        49,840 MMBtu/d


Tier 2 and Tier 3 and Dispatchable Operation

      Table III-4 presents the indices that make up the PPA and GSA market-based revenue and cost components. As shown, the indices used in the GSA do not directly match indices used in the PPA. Analysis is required to show if there is a linkage.

      The major component of the FGMR will be current spot prices of natural gas in Appalachia and the Gulf Coast. 77% of the FGMR's index and 70% of the initial FGMR are comprised of monthly spot gas prices.

      The cost of gas for dispatchable operation in Unit 1 will be based on spot prices of natural gas in the Gulf Coast, plus a fixed margin for transportation (Tier 2), or spot prices of natural gas in Appalachia (Tier 3). On the most basic level, the energy payment indices and gas costs are linked. Both costs and revenues will reflect the then current prices of natural gas in the Appalachian and Gulf Coast regions.

      Because the PPA and GSA indices are not the same, Pace evaluated their
historical relationships and price movements.   Our analysis found a strong,
historical relationship between Appalachian and Gulf Coast market prices--both generally and between the specific indices of the GSA's Tier 2 gas cost and the PPA's FGMR payment.

Table III-4.  Cost And Revenue Index Comparison
------------------------------------------------------------------------------
                                                                   GSA
                                     IGR        FGMR            Non-Limited
Publication, Pipeline, Location    Commodity   Commodity        Dispatch Gas
                                     Index       Index
                                                               Index    Ceiling
-------------------------------------------------------------------------------
NGC, ANR, LA                                                              X1
NGC, Col. Gulf, Onshore Lats, La       X           X
NGC, Tennessee, Vinton, LA             X           X
NGI, ANR, South LA                                                        X1
NGI, TCO, Appalachia                   X           X
NGW, ANR, Southeast LA                                                    X1
NGW, TCO, Broad Run, WV                X           X
GAS DAILY, TCO, Appalachia                                        X2
IFERC, Col. Gulf, LA
NYMEX near month futures                                          X3
-------------------------------------------------------------------------------

Index Reopened Claue:               150-120 days  150-120 days            If Commodity
                                                                          index under
In what year(s)?                    prior to 3,   prior to 6th,           PPA changes
                                    every third   every third
                                    thereafter    thereafter

Who initiates?                      By either     By either               Panda
                                    PEPCO or      PEPCO or                proposes
                                    Panda         Panda

Who decides?                        Operating     Operating
                                    Committee     Committee

-------------------------------------------------------------------------------
1  Three indices averaged, then multiplied by 1.02, plus $.60.
2  Used for determining Dispatchable and Interruptible Gas price.
3 Average of settle price over last 3 trading days for contract for delivery month plus $.50.



      Exhibit A provides a detailed description of Pace's statistical analysis. In summary, Pace's findings are the following:

   -   The cost and revenue indices appear to track closely based on historical
       and statistical analysis.   The correlation between the historical
       prices of the cost and revenue indices is strong. Regression estimates of the FGMR as a function of Panda's marginal burnertip cost and of the commodity portion of the FGMR and the gas commodity cost both capture 98% of the variation in the payment, respectively. There is an obvious close linkage between the two series with the desired result that payments generally exceed costs.

   - Small trend effects may be present that are working against the project, but these effects should not be overstated. Recently, increases in the Appalachia/Louisiana commodity index (revenue) have been less than increases in the Louisiana index (cost), with the positive margin of the revenue index eroding by one cent ($0.01) per year. Fundamental market linkages between the indices should not allow this erosion to continue indefinitely. Further, the apparent erosion may itself be illusory due to imperfections in the statistical tests.


Pro Forma Model

      The gas commodity costs used in Facility's pro forma model accurately model Tier 1 gas prices and project other fuel commodity prices, including gas commodity, based on forecasts by ICF. ICF is a recognized forecaster of energy prices and reports that it used the same forecasts in ICF's dispatch study of the Facility.

      Pace's forecasts of gas and oil prices average lower than those of ICF
as used in the pro forma model.   Because the model is designed to
"pass-through" gas commodity costs to the FGMR and IGR energy payments, the pro forma model results should not be materially affected if Pace fuel price forecasts were used for the market-based portion of the Facility's gas supply. In actuality, fuel price is likely to be a determinant of dispatch and will therefore likely be a factor in determining economic performance of the Facility.


                IV.  NATURAL GAS TRANSPORTATION


      Figure IV-1 depicts the Facility's gas transportation route. For Unit 1 supplies, the transportation plan entails:

           -   Long-haul, interstate, firm transportation on TCO.
           -   Interstate, firm transportation on CLNG.
           -   Local transportation on WGL.
              Fuel management.

For Unit 2 supplies, the transportation plan involves:

           - Interruptible transportation on TCO, CLNG, and local transportation on WGL.
           -   Fuel management.



               FIGURE IV-1.  TRANSPORTATION ROUTE & RECEIPT POINTS

                               DIAGRAM


Contractual Arrangements

      Panda has executed firm gas transportation contracts with two interstate pipelines and a local distribution company: TCO, CLNG, and WGL. Panda has also executed interruptible gas transportation contracts with TCO and CLNG. WGL has agreed in its service contract with Panda to deliver to the Facility on a firm basis all volumes delivered to it at the CLNG interconnect; thus no interruptible contract with WGL is required.


TCO

      The first stage of the transportation route uses the TCO pipeline from the Monclova interconnection with ANR in Maumee, OH to the CLNG interconnection in Loudoun, VA. Panda has executed a 25-year agreement with TCO for 24,240 MMBtu per day of firm transportation capacity under FTS-1 tariff rates.

     For service under the firm TCO contract to take effect, TCO needs to construct facilities. A total of 6.3 miles of new pipe is required, comprised of replacing several segments of 26-inch pipe with 36-inch pipe and also laying a second pipe alongside existing pipe to add capacity.(25)

      FERC has approved the expansion and authorized TCO to begin construction on all phases of the expansion. TCO has reported to FERC that construction was initiated on May 13, 1996. Absent any unusual occurrence, a pipeline construction project of this scope would take no more than two months. This indicates that firm service under the TCO contract will be available before the end of Summer 1996.

      TCO has not yet obtained all required rights-of-way for construction
access.   One landowner is opposing TCO.  According to documents filed with
FERC and discussions with TCO, TCO has initiated condemnation proceedings in the Circuit Court of Braxton County, WV to obtain desired access routes. TCO has informed Pace that it does not expect this matter to delay completion of the expansion.

  Alternate Arrangements

      Panda has arranged alternative firm gas transportation arrangements in the event that the TCO expansion is not completed prior to November 1996. Panda has entered into letter agreements with CoEnergy Trading Company, an affiliate of CDC, to provide an option for firm TCO capacity during the months of August, September, and October 1996.
-----------------------------
(25) TCO estimates the construction will cost approximately $11 million and Panda will provide over 50% of the funding.


CLNG

      Second stage transportation is on CLNG. CLNG connects with TCO in Loudoun, VA and extends east to Cove Point, MD where it terminates at a
liquefied natural gas ("LNG") terminal.   Panda has executed a FTS service
agreement with CLNG for service to the project for 24,000 MMBtu/d of capacity.

       All CLNG start-up construction was completed by December 15, 1995, according to a final construction/recommissioning report filed with FERC by CLNG. The Loudoun interconnect has been in operation since September 1, 1995.

      The CLNG facilities were mothballed until recently. The regulatory process surrounding the recommissioning of CLNG is now complete. CLNG accepted a FERC ruling and submitted a compliance filing on July 31, 1995, in accordance with FERC regulations. On August 18, 1995, FERC accepted the tariff sheets governing service on CLNG.


WGL Contract

      The final transportation stage involves WGL. WGL will provide firm transportation for Unit 1 and Unit 2 volumes to the Facility for a $.05/MMBtu fee, with no reservation charges according to an executed Gas Transportation and Supply Agreement ("GTSA") between Panda and WGL.

     WGL needed to construct less than one mile of pipe from an existing WGL pipeline along route 301 in Prince George's County Maryland to the Facility. In a letter dated June 19, 1996, WGL reported to Panda that construction was completed.

       Key provisions of the GTSA concerning firm transportation on WGL are:

   - Panda shall allow a "Peak Period Release" to WGL up to 24,000 Dth on any day at or below 20o F (Washington National Airport reference for gas day average temperature) in any December, January and February. Such releases shall not exceed 15 days in any heating season, and shall not result in a violation of Panda's Air Permit.(26) No more than 2 days in any 7-day period and 5 days in a month may be released. Because the climatic conditions required for WGL to exercise a Peak Period Release are conditions which contribute to capacity constraints on other gas pipelines used by Panda, during these occasions Panda would rely on backup fuel oil to meet electric dispatch.
-------------------------
(26) Exception exists that a Panda negative gas imbalance on a day below 30 degrees F results in WGL being able to perfomr a Peak Period Release regardless of Panda's air permit situation.


   - WGL shall provide service for $0.05/Dth contingent upon 500 psig from CLNG.

   - WGL shall offer merchant service at a price equal to a Merchant Fee of $.05 per Dth plus a Commodity Fee negotiated at least 5 days prior to the beginning of each month. If a Commodity Fee cannot be agreed to, no merchant service shall be provided for that month. Service will be on a bestefforts basis from April to October, and as-available November through March.

Sufficiency Of Contracted Capacity

      In this section Pace reviews the sufficiency of the firm contracted pipeline capacity, focusing on hourly and daily restrictions.

Hourly Flow Rates

      Panda's supply and transportation contracts generally require Panda to take gas in a manner that provides for uniform hourly flows. Panda has some flexibility in hourly flow: WGL does not specify any requirements for even hourly flow and CLNG's tariff provides for wide tolerances in hourly flow. A uniform hourly flow rate over 24 hours is equivalent to burning 4.17% of the daily volume each hour. As the Facility operates for less hours per day, the ability to fuel the Facility with even hourly flows decreases. Based on general industry standards, a 6% hourly burn rate should be used for planning.

     Table IV-1 shows that the calculated burn rates for the Facility are under 6% except for 12-hour dispatch. Panda expects that Unit 1 will be dispatched
for periods longer than 12 hours.(27)   The lack of hourly flow provisions on
WGLand the wide latitude for shippers on CLNG provide flexibility more than sufficient to cover the amount by which a 12-hour operation exceeds a 6% hourly consumption rate.

Daily Capacity

     Panda's transporters can generally impose penalties for exceeding daily scheduled volumes. Panda has a degree of flexibility in service on WGL and
CLNG: WGL does not restrict Panda's ability to run an imbalance on days when the temperature is above 30 F, CLNG's tariff provides for 20,000 Dth/day flexibility.
-----------------------
(27) PEPCO is under no obligation to dispatch the Facility for more than 12 hours due to the defintiona of Must-Run Hours.



      Table IV-1  shows that even under 24-hour dispatch, Panda will have
sufficient daily pipeline capacity.   Panda has contracted for 24,240 Dth of
capacity on TCO and 24,000 Dth on CLNG and is unrestricted on WGL (whatever volumes Panda has delivered to WGL will be delivered on a firm basis to the Facility).

Table IV-1.  Panda Gas Consumption (Fully Degraded)
-------------------------------------------------------------------------------
                          12        16       17       18       19        24
                         Hour      Hour    Hour      Hour     Hour      Hour
                          Day       Day     Day       Day      Day       Day
                         ----      ----    ----      ----     ----      ----

Operation (961 Dth/h)   11,532    15,376   16,337   17,298   18,259    23,064
Start Up/Shut Down
 (900 Dth)                 900       900      900      900      900         0
Not Operating
 (5 Dth/h)                  60        40       35       30       25         0
TOTAL                   12,492    16,316   17,272   18,228   19,184    23,064

Even Hourly Flow
 (4.17%)                   521       680      720      760      800       962
6% Hourly Flow             750       979    1,036    1,094    1,151     1,384
Hourly Consumption
  Rate*                  7.66%     5.87%    5.54%    5.25%    4.99%     4.15%

-------------------------------------------------------------------------------
      *  Based on scheduled quantity and Facility's hourly consumption rate.
Note:  Assumes fully degraded heat rate as estimated by Pacific Energy.




Transportation Costs

      Table IV-2 presents the current transportation charges under Panda's firm and interruptible agreements with TCO, CLNG, and WGL. The total firm transportation cost expressed on a per-unit basis is approximately $0.35/MMBtu. Only approximately $0.08/MMBtu of the total cost is from usage charges, with the bulk of the cost from reservation charges. Also shown are the maximum tariff rates for interruptible service.

       These transportation rates have been used in calculations presented in Chapter III to assess Panda's ability to recoup fuel costs and variable transportation costs from the PPA's energy payments. The analysis shows that
on a historical basis Panda would have accomplished this.   An element of
whether this will remain the case in the future is whether the Facility's transportation costs will remain less than the portion of the energy payment revenues remaining after consideration of commodity costs.

Table IV-2.  Panda-Brandywine, L.P. Gas Transportation Rates
------------------------------------------------------------------------------
                             FIRM                         INTERRUPTIBLE
                     --------------------           ------------------------
COLUMBIA GAS                                             Max.
                     Tariff      Per Dth                Tariff      Per Dth
   Reservation       Charge      100% LF                Charge      100% LF

                                       Winter Usage
      Base           $6.8400     $0.2249 (Nov.-Mar)      $0.2384   $0.2384
      TCRA           $0.1840     $0.0060                 $0.0355   $0.0355
      EPCA           $0.0300     $0.0010                 $0.0030   $0.0030
      SFS            $0.2470     $0.0081                 $0.0118   $0.0118
      GRI            $0.2600     $0.0085                 $0.0088   $0.0088
          Total      $7.5610     $0.2485       Total     $0.3097*  $0.3097
   Usage                                     Summer Usage
                                             (Apr.-Oct.)
      Base           $0.0128     $0.0128                 $0.1635   $0.1635
      TCRA           $0.0032     $0.0032                 $0.0247   $0.0247
      EPCA.          $0.0020     $0.0020                 $0.0027   $0.0027
      ACA            $0.0022     $0.0022                 $0.0022   $0.0022
      GRI            $0.0088     $0.0088                 $0.0088   $0.0088
          Total      $0.0290     $0.0290       Total     $0.2210*  $0.2210

   Total                         $0.2775

COVE POINT LNG
   Reservation
      Base           $0.6764      $0.0222 Base           $0.0222   $0.0222
          Total      $0.6764      $0.0222                          $0.0222

   Usage
      Base           $0.0009      $0.0009                $0.0009   $0.0009
      ACA            $0.0024      $0.0024                $0.0024   $0.0024
          Total      $0.0033      $0.0033                $0.0033   $0.0033
   Total                          $0.0255                          $0.0255

WASHINGTON GAS LIGHT
      PANDA CONTRACT
          Total                   $0.0500                          $0.0500

TOTAL                             $0.3530      WINTER              $0.3852
                                               SUMMER              $0.2965
                                               AVERAGE             $0.3409

------------------------------------------------------------------------------
* includes additional surcharges not separately listed.


      There are several factors relevant to this issue.

      First, the FGMR energy payment's TI component of $0.65/MMBtu contains a large margin over current variable transportation costs.

      Second, the TI is adjusted according to one-half the rate of change in the CPI. In reality, transportation costs tend to move in "blocks" following the regulatory procedure, and at any one particular moment the current rate may deviate from the value that was based on a linear model of CPI. For long-run modeling purposes, Pace has found one-half CPI to be a fair predictor of regulated transportation costs.

      Third, the design of pipeline rates between fixed and variable components is subject to policy determinations by regulatory agencies. At present, the federal policy is to include only actual variable pipeline costs in calculating variable transportation rates. The rates of TCO and CLNG reflect this policy. Our findings rely on the continuation of this policy.


Operational Issues

      As detailed in Chapter III, Panda's actual minimum gas requirements are approximately 9,500 MMBtu per day on Monday-Friday and zero MMBtu on weekends. The GSA requires that Panda take at least 6,000 MMBtu per day and no more than 8,000 MMBtu per day of Tier 1 fixed price gas. Panda will require flexibility in its transportation services to avoid volumetric and price delinkage.

     Panda's transportation arrangements offer a combination of pipeline services to mitigate potential delinkages between gas supply needs and requirements and the attendant price delinkages.


Pipeline Balancing Services

     Panda's Tier 1 supply will flow into TCO every day (due to the minimum daily take requirement of 6,000 MMBtu), while the PPA specifies that the Facility's Limited Dispatch hours occur only on weekdays. Panda will rely on pipeline services to maintain an operational linkage between its gas dispatch and electric dispatch. Specifically, the balancing services offered by TCO and CLNG in their tariffs and the balancing service in WGL's service contract will be used by Panda.


  CLNG Balancing Service

      The most attractive pipeline service is the liberal balancing provisions on CLNG. CLNG's tariff contains extremely liberal balancing provisions. A shipper may go out of balance (meaning that unequal volumes of gas are put into the pipeline as are taken out) by up to 20,000 Dth in any hour and by up to 20,000 Dth total for the day. Generally on other pipelines, shippers are required to take gas at an even flow--if 24,000 Dth were nominated for the day, 1,000 Dth should be taken each hour.

      Even if a shipper is out of balance according to the CLNG tariff, the shipper is subject to only relatively minor penalties and possibly no penalties
at all.   For each dekatherm a shipper is above or below the 20,000 Dth tolerance explained above, a penalty of $5.00 may be assessed. A penalty will only be assessed if other shippers on the CLNG line were harmed as a result of the shipper going out of balance. This "no harm no foul" rule is unique to our knowledge.

      PEPCO, half owner of CLNG, has major reasons to want such liberal balancing provisions. Historically, the largest volumes have flowed on hot summer days when PEPCO used its peaking units which draw supply off the CLNG line. CLNG personnel informed us that the balancing provisions were designed around the PEPCO peaking units' consumption. CLNG believes that the pipeline could absorb up to 20,000 Dth per hour or 20,000 Dth total for the day imbalances and still maintain 600 pounds of pressure on the line. Maintaining line pressure is critical to the CLNG's operation because the 80-mile pipeline works without a compressor station through displacement.

      CLNG's operational status is important as well. CLNG will be less than half subscribed when service to Panda begins, providing up to 500 MMcf of capacity for shippers to build imbalances.

     CLNG system flexibility may decrease as a result of new services being offered, such as a peaking service. If a large amount of peaking service was expected, balancing flexibility might be limited during winter. CLNG officials have informed Pace that even on peak winter days the balancing tolerances provided in the tariff will be maintained. This is possible due to the nature of the deliveries and the large amount of displacement to be used to provide service.


  WGL Balancing Service

      Secondary to using the balancing arrangements on CLNG, Panda may use balancing service from WGL as provided in the GTSA for a total fee of $.05 per
dekatherm: $.025/Dth injection charge and $.025/Dth withdrawal charge.   The
service on WGL is part of the service contract with Panda.

      The availability of balancing service on WGL is temperature dependent. If the temperature is above 30 F balancing service is made available to Panda. Between 20 and 30 F balancing service is availabl only at WGL's option. Below 20F, balancing service is not available.

      The amount of imbalance is determined on a monthly basis, with actual receipts and deliveries compared to nominated quantities. Panda can "roll-over" any imbalance quantities less than 10% of the nominated quantity
to the next month.   Imbalance quantities in excess of this 10% tolerance
must be paid for according to "Cash out" provisions--either a Commodity Fee if in effect, or by an index based on Louisiana spot prices, with maximum
IT rates on Columbia Gulf, TCO and CLNG added. Volumes below the tolerance level can be carried over into next month and possibly made up then.


  TCO Balancing Service

     Further upstream, Panda has a number of options on TCO, including Storage in Transit ("SIT") service, to aid in mitigating any potential delinkages in gas supply requirements and the attendant price delinkages.

      SIT is a service provided in TCO's tariff for daily balancing on TCO.
The current cost is $.044/Dth injection fee and $.044/Dth withdrawal fee. A limitation on SIT service is the need to balance the account twice every 30 days. This service is more expensive than WGL's and provides less flexibility.

       Panda may also be able to access supply pools maintained by marketers on TCO, third-party supply to the primary or secondary receipt points on TCO, and interruptible transportation on TCO. Panda's primary receipt point, Monclova, OH, is a major pipeline interconnect and could provide Panda access to numerous suppliers without having to change to a lower priority, secondary receipt point on TCO.


CLNG Pressure and LNG Issues

      An important operational issue is the ability of CLNG to maintain at least 500 psig of pressure on the pipeline. If pressure falls below 500 psig, the obligation for WGL to delivergas is reduced from firm to a best efforts basis.

      Pace has reviewed correspondence from pipeline officials at TCO and CLNG who assert that the operating pressure will be maintained well above the 500 psig threshold.


Peak Period Release

           WGL has the ability under the GTSA to use all of Panda's firm  gas
supply under a Peak Period Release.   The volume of gas taken by WGL through a
Peak Period Release is entered into a banking account on Panda's behalf. This banking account is resolved through Panda electing one of three options. It is through banking account resolution that Panda receives revenues from WGL.

      WGL may elect a Peak Period Release during the months of December, January, and February. A maximum of five days per month, and no more than two days in every seven may be elected by WGL. A Peak Period Release is further restricted to only those days for which the average daily temperature at Washington National Airport ("WNA") is predicted to be 20 F or below.

      These provisions work to severely limit the occurrence of a Peak Period Release. First, it is rare for WNA to record an average daily temperature below 20 F, even during January and February. Normal average daily temperatures at WNA are all above 30 F. January and February 1995 were
particularly cold with several winter storms.(28)   Records show that for 6
days in January and 1 day in February the actual average daily temperature at WNA was at or below 20 F.

     Second, only up to 2 days in every 7 may be elected for a Peak Period Release, further limiting eligible days and requiring WGL to husband Peak Period Releases. For example, the 6 days below 20 F in January occurred within a stretch of 7 days, and according to the terms of the contract, for only 2 of these days WGL could have elected a Peak Period Release.

      The contract contains a provision that Peak Period Releases by WGL will not result in Panda violating its air permit as result of having to burn fuel oil. This right is impaired by section 5.1(f), in which WGL may permit Panda to incur a daily negative imbalance when the temperature is less than 30 F if Panda does not obtain enough gas to meet the needs of the Facility. If Panda does incur a negative imbalance, Panda forfeits its right to deny release up to the imbalance quantity to WGL due to air permit restrictions. This could result in periods of plant shut down. This matter concerning section 5.1(f) is clearly limited by the numerous restrictions on WGL's ability to call a peak period release.


Pro Forma Model

Transportation Rates

      Pace has found that, in general, the Facility's pro forma model uses a conservative forecast of transportation costs, from a lender's perspective. Overall, Pace finds the pro forma model slightly overstates current pipeline rates. The pro forma pipeline rate methodology is to escalate at 1/2 CPI the
-------------------
(28) January 1995 was the coldest month since December 1989 and the coldest January in 14 years.


base year rates, except for WGL rates which are kept constant according to contract. Using an escalation factor of 1/2 CPI is a generally accepted practice for forecasting pipeline rates, and as used in the pro forma model is applied to certain components of the pipeline rates that may remain constant or decline over time.(29)

Gas Balancing Charges

      The pro forma model includes a charge on TCO for SIT service of $0.044/MMBtu applied to each unit of firm gas shipped on TCO. SIT charges include a $0.044/MMBtu injection fee and a $0.044/MMBtu withdrawal fee. Thus, the model can be seen as applying a balancing charge to half of the Facility's firm volumes.

      Pace finds this to be a reasonable assumption as a proxy for balancing charges. Pace believes that Facility will be able to make use of the liberal shipping tolerances of CLNG to avoid significant balancing charges, provided sound fuel management is employed.

Gas Transportation Volumes

      The pro forma model reflects significant benefits of certain pipeline balancing provisions, especially on CLNG, under the assumption that these provisions will continue over the term of the PPA. The pro forma model assumes that all of the gas to be consumed by Unit 2 is shipped using Unit 1's firm
transportation capacity.   This modeling assumption saves Panda the cost
difference between the TCO IT transportation rate and the variable portion of TCO firm transportation rates.

      Based on the current pipeline tariffs, the Facility's contract with WGL, and ICF's estimate of the number of hours of operation(30) and ICF's estimate of the number of times PEPCO dispatches the Facility(31), the pro forma assumption is reasonable.(32) In the future, the pipelines may tighten their
tolerances, subject to FERC approval.   These balancing provisions are not
contractual rights, so there is no guarantee that these provisions will continue over the entire modeling term and that the Facility will be able to use Unit 1 transportation capacity to the extent modeled.
-----------------------------
(29) For example, the TCRA surcharge on TCO is likely to decline significantly over the next several years due to the eventual full recovery of gas supply contract settlement costs.
(30) For example, in 1997 ICF projects 3,482 Unit 1 operational hours and 2,154 Unit 2 operational hours.
(31)  For pro forma modeling, ICF assumes 200 starts per year.
(32) On average, ICF projects Unit 1 is dispatched less than 30% in winter, below 40% in summer, and under 50% in shoulder months, and that Unit 2 is dispatched only a portion of the time Unit 1 is operating. Based on an assumption that these percentages also apply to each month (e.g. January dispatch will average under 30%), there is opportunity currently for Panda to manage its balancing accounts on the pipelines as in the pro forma model.


      Review of the Facility's economic performance should consider the potential impact of the need to increase reliance on IT transportation for Unit 2 at some point in the future. It is difficult to predict if and when the current pipeline balancing provisions, especially on CLNG, might be tightened. CLNG officials have maintained to Pace that the pipeline intends to maintain its current liberal shipping tolerances indefinitely. Additionally, PEPCO, a 50% owner of CLNG, derives significant benefit from the use of CLNG's balancing provisions. Nevertheless, there is no guarantee that the advantageous balancing provisions wil continue.


Capacity Release

      The pro forma model assumes that for firm TCO capacity that is not used, Panda receives 50% of the then current maximum firm tariff rate as a result of short-term capacity releases. Because short-term capacity releases will most likely occur in the winter when dispatch is lowest and transportation capacity is at its highest value, Pace finds this assumption reasonable, assuming active and proficient fuel management.


                           V. BACK-UP FUEL OIL

      Panda will operate Unit 2 on No. 2 fuel oil when interruptible gas supply or transportation capacity is not available. Unit 1 will operate on
fuel oil when WGL exercises its Peak Period Release rights.(33)   Fuel oil for
these operations will be drawn from a storage facility to be constructed on
the plant site with a capacity of 2,000,000 gallons.   The Facility will be
able to fuel each unit separately and each unit will be capable of switching from natural gas to fuel oil within a few minutes.

      Panda plans to contract for fuel oil approximately 60 days before the start of commercial operations, or before each winter season. Panda maintains that it will contract for firm supply and transportation of fuel oil before the start of each winter heating season and ensure that on-site storage levels are kept full during winter.


Fuel Oil Requirements

      The most common scenario for fuel oil usage would be for supplying Unit 2 due to a lack of interruptible gas service. At an 80% - 90% dispatch level, Unit 2 would require 130,000-145,000 gallons of fuel oil per day. Consuming oil at this rate would require 17 to 20 truckloads per day at 7,500 gallons per truckload to keep pace with consumption. Panda would need three dedicated trucks operating approximately 18 hours per day making six to seven round trips each from Baltimore.

     Under the most extreme conditions of maximum continuous dispatch, no gas service, and no refill, the Facility would burn a maximum of 332,598 gallons of oil per day, equivalent to 3,885 gallons per hour.(34) At this rate, the Facility would draw down its oil storage to zero in 6.17 days. Theoretically, the Facility could maintain fuel oil operation at this level of dispatch because we estimate that the Facility can fill the storage tank at a rate of 15,000 gallons per hour.35 Because Unit 1 gas supplies are firm, Pace does not envision such use of fuel oil occurring. However, the example shows that even under extreme conditions, the Facility will have time to begin refilling on-site storage tanks in the event that oil is required and fill the tank at the rate of withdrawal if necessary.
----------------------------
(33) Fuel oil could also be used to operate the Facility in the event of force majeure interruption of gas service or failure of Panda or its fuel manager toschedule sufficient gas service. These occurrences can be expected to be extremely rare.
(34)  961 MMBtu/turbine hour x 48 turbine hours/day x.13869 MMBtu/gallon
(EIA conversion).
(35) A tanker truck contains 7,500 gallons and we estimate 2 trucks could be unloaded per hour.


      Pace has calculated a worst-case scenario for No. 2 fuel oil requirements. This scenario involves the Facility being dispatched continuously at full capacity while IT is unavailable for natural gas supplies and WGL elects peak period releases to the full extent possible.

      During a week under this scenario, the Facility would require approximately 1,496,690 gallons of fuel oil. This would leave the Facility with approximately 503,310 gallons of fuel oil remaining in on-site storage tanks.(36)

      The remaining storage is substantial, but not sufficient to supply the Facility if WGL elects a Peak Period Release for an additional two days during the next seven-day period. An additional two days of release would require the Facility to burn 665,196 gallons of fuel oil.(37)

      The major cause for fuel oil operation will be TCO's restriction of interruptible transportation service ("IT") to Unit 2. IT is available during most periods of the year. Typically, TCO interrupts IT to the Northeast 30-45
days each winter.   During harsh winters, such as the '95-'96 winter, IT
interruptions can be greater. Last winter, which was extremely cold, IT was interrupted in TCO's zone 10 (Virginia and Maryland) a total of 83 times. The days fell in a predictable pattern according to the severity of the weather:

     November--       13 days of interruption
     December--       24 days of interruption
     January--        22 days of interruption
     February--       15 days of interruption
     March--           9 days of interruption.

      Despite such extreme possibilities, Panda should not require fuel oil for more than 20-30 days per year for the following reasons: (1) Unit 2 is expected to be dispatched approximately 50% of total availability, (2) Most of Unit 2 dispatch is expected to occur during summer when gas service to Unit
2 should not be constrained, and (3) Panda may have other options to deliver gas for Unit 2 operation when TCO IT service is unavailable.


Fuel Oil Availability

      The harsh weather conditions likely to spur a WGL Peak Period Release are also conditions most likely to create spikes in demand for fuel oil in the area.
---------------------------
(36) 961 MMBtu/turbine hour x 216 turbine hours x .13869 MMBtu/gallon = 1,496,690 gallons. 503,310 gallons remaining assumes that 2,000,000 gallon capacity on-site storage tanks are full at start of heating season.
(37)  961 MMBtu/turbine hour x 96 turbine hours x .13869 MMBtu/gallon.


Attempting to arrange for supply during such a demand spike could prove difficult and costly. Despite the plentiful supply of fuel oil in the region, interviews conducted by Pace with several suppliers suggest that during harsh weather conditions, such as the winter storm in February 1994, supplies of fuel oil were tight, making "off the rack" or spot purchases of fuel oil difficult. Further, it helps service to have a standing relationship with suppliers.

      Under normal conditions there should be no problem obtaining fuel oil supply. Baltimore is a major supply and processing center for petroleum products. The Fairfax and Newington centers in Virginia are smaller, but still host substantial fuel oil suppliers. These three terminals would provide the Facility with over 25 major resellers within a 60-mile radius; among them are Crown, Exxon, Amerada Hess, Amoco, B.P., Chevron, and Texaco. Most suppliers in Baltimore obtain fuel oil from Colonial Pipeline, and some also have facilities to be supplied by tankers off the Chesapeake Bay. Pace interviews with four major Baltimore resellers totaled their storage capacity of low sulfur No. 2 fuel oil at 822,000 barrels. Fairfax and Newington's total capacity of low sulfur No. 2 fuel oil is estimated by Pace at 200,000 barrels each, and all of these supplies are provided from Colonial Pipeline.

      Transportation of fuel oil to the Facility will be accomplished by tanker trucks. Baltimore offers many fuel oil trucking firms such as Fleet Transportation, Baltimore Tanklines, and Carrol Independent.


Air Permit

      Under normal conditions, the Facility would be able within its air permit restrictions to combust fuel oil up to 1,200 turbine hours per year, or 8,098,637 gallons per year. Panda's maximum of 2,400 turbine hours per year of No. 2 distillate oil use only applies if certain events, such as a PJM Emergency Condition, are declared.

Fuel Oil Pricing

      Panda is reimbursed for Unit 2's operation on regular fuel oil, assuming the PPA conditions are met, based on No. 2 fuel oil published spot prices in the major East Coast regional markets. To meet environmental restrictions, Panda is required to purchase a higher grade of oil which is generally more expensive than regular No. 2 oil. Additionally, there is no explicit reimbursement for local fuel oil transportation charges, which may cost between 3-5 cents per gallon, although the initial oil rate provides a margin of approximately 3.5 cents per gallon (25 cents per MMBtu).

     A possibility does exist that TCO would be interrupted, forcing Panda to use fuel oil, but IT service was available on Transcontinental Gas Pipeline
("Transco").   The PPA includes availability of IT on Transco as well as on TCO for determining whether gas is available on an interruptible basis for fueling Unit 2.

      Pace's analysis of recent Baltimore harbor No. 2 Low Sulfur oil prices and the OI suggests that Panda's per-unit cost for fuel oil will be higher than the per-unit price in the payment formula for fuel oil operation (although the total payment will exceed fuel oil cost). The difference between the payment index and Pace's estimate of burnertip cost averaged $0.09/MMBtu in 1994.

      Our analysis indicates the costs and revenues for fuel oil operation should be highly linked in movement over time. Based on this linkage, Panda should be able to obtain fuel oil at a price similar to the regional prices used in the PPA for payments.

Pro Forma Model

      The pro forma model treats oil indices as parallel in the calculation of
revenues and costs.   This is a simplification that may understate costs,
because the Panda will need to purchase low sulfur No. 2 fuel oil and revenues will be based on regular No. 2 fuel oil (which generally is less expensive). For the following reasons, Pace finds the pro forma modeling of fuel oil prices to be reasonable: (1) The historicalprice differences between oils observed by Pace tend to narrow in the winter when Panda expects to operate Unit 2 on oil, and (2) the index disparity estimated by Pace of approximately $0.09/MMBtu appears to not be significant to overall financial projections.


                         VI.  FUEL MANAGEMENT
       Sound fuel management will be required to ensure that the Facility effectively and economically matches gas dispatch with electric dispatch. The importance of fuel management stems from operational requirements, such as meeting pipeline nomination deadlines, and from contractual obligations with PEPCO. The PPA requires the Facility to meet most if not all dispatch orders, maintain a highly reliable fuel supply, and ensure that variable costs are below the energy payments.

      Panda has executed a contract with CDC to provide fuel management and has drafted a fuel management plan.


Fuel Management Agreement And Plan

      Panda and CDC have executed a Fuel Supply Management Agreement ("FSMA") to provide fuel management for the Facility. CDC and Panda have also prepared a Fuel Management Plan (the "plan") which is not yet final. Through these agreements, CDC will act as fuel manager for the Facility, managing and administering Panda's gas supply and transportation to the Facility. CDC's performance is backed by a corporate warranty from MCN.


Capacity Release

      The FSMA contains provisions for CDC to act as Panda's agent in arranging for the release of Panda's firm capacity on the project's interstate gas pipelines when the capacity is not needed by the Facility. CDC can only act with Panda's approval and the contract stipulates that all capacity releases will be on a recallable basis. CDC will receive a fee of 5% of the reservation charge recovered from the release of pipeline capacity.

      The plan calls for capacity release to be directed by Panda personnel. Panda will monitor the use of its capacity and determine the amount to be
released after consultation with CDC.   The plan further states that capacity
releases will be consistent with PEPCO's dispatch of the Facility. In addition, releases of capacity will not exceed a certain number (that is not yet specified in the draft plan) of days without lender approval. If implemented as proposed, these restrictions should allow capacity release without material risk to the Facility.


Excess Gas Sales

      The FSMA provides that quantities of gas supply not needed at the Facility to meet dispatch may be marketed and sold by CDC. CDC will collect a fee of 25% of any positive difference between the sale price and Panda's weighted average cost of gas.

      The plan envisions excess gas sales resulting after direction from Panda personnel. This will occur after consideration of alternative action such as building a positive imbalance on the pipelines or reducing the volume of gas received from suppliers.


Oil Purchase

      The FSMA does not create a substantive obligation on CDC in making fuel oil arrangements. CDC's only role is as credit enhancement to Panda to help Panda arrange fuel oil supply contracts with suppliers.

Nominations/Balancing

    CDC is required to use its best efforts to successfully nominate gas volumes at each pipeline receipt and delivery point to meet electric dispatch. CDC is required to use reasonable efforts to maintain a balance between pipeline receipts and deliveries.

      The plan specifies that all nomination and volume changes will be
directed by Panda.   After receiving direction from Panda, CDC will notify
all suppliers and transporters of nominations, scheduled volumes and dates.


  Gas Supply Nominations

     Panda has a great deal of flexibility in nominating gas supply. This flexibilityprovides Panda with tools to minimize the cost of gas required to operate the Facility. Minimizing gas cost is particularly important in light of the PPA's requirements that variable costs not exceed energy payments. The GSA specifies the following procedures for nominating supply:

   - Tier 1: Two days prior to the earliest of first-of-month pipeline nomination deadlines, Panda must submit supply nominations for each day of the following month. On 24-hours notice, Panda may change the nomination for that day within the 6,000-8,000 MMBtu range. Panda may request a change of quantity on shorter notice, and CDC is to use reasonable efforts to satisfy such requests.

   - Tier 2: Two days prior to the earliest of first-of-the-month pipeline nomination deadlines, Panda must submit supply nominations for each day of the following month. On 24-hours notice, Panda may change the nomination. Panda may request a change of quantity on shorter notice, and CDC is to use reasonable efforts to satisfy such requests.

   - Tier 3: Panda needs to provide 24-hour notice prior to the day of delivery. Panda may request a change of quantity on shorter notice, and CDC is to use reasonable efforts to satisfy such requests.

      These nomination requirements essentially allow Panda to take advantage of intramonth swings in gas commodity prices. Although Panda needs to avoid making changes that would result in triggering the take-or-pay clauses in the GSA, Panda is free to switch monthly gas requirements between Tier 2 and Tier 3 to take advantage of a lower price.

     There is also flexibility in Tier 1 nominations. Panda must always take at least 6,000 MMBtu of Tier 1 gas, but may change its nomination between 6,000
- 8,000 MMBtu on 24 hours notice.   This flexibility provides Panda with
approximately 2 hours of supply for Unit 1 dispatch, which is additional assurance that Panda will be able to obtain gas supply to meet the must-run portion of the Facility. This flexibility also provides Panda with a mechanism for taking advantage of changes in the market for natural gas.

      To serve the must-run hours, the Facility requires a maximum of 49,840 MMBtu per week. An even daily take to build up to this quantity would be 7,120 MMBtu per day--a figure within the 6,000-8,000 MMBtu range. If natural gas market prices spike, Panda may be able to use the flexibility to obtain relatively cheap gas to serve other dispatch of the Facility or build a
positive imbalance for use at a later time.   This flexibility should not be
overstated--the 2,000 MMBtu range is about 8% of the total daily requirements for Unit 1 at full dispatch.



  Pipeline Nominations


      Nominating for pipeline service generally requires making an estimate of daily volumes before the start of the month and then confirming these quantities on a daily basis by a certain deadline. Panda's nomination requirements are fairly flexible and do not impose an unusual burden on the Facility obtaining gas supply to meet electric dispatch. Panda's earliest deadline is on CLNGwhich requires that nomination be received by 3 p.m. for the following day. Thedetails on daily nomination requirements follow below:

-    TCO

Rolling nomination schedule on TCO requires nominations by 4:00 p.m. for gas to flow starting at 8:00 a.m. the next day. Nominations made at 8:00 a.m. will be effective for gas flowing at 12:00 p.m. that day.

-    CLNG

Nominations must be made by 3:00 p.m. for next day delivery.

-    WGL

Nominations need to be made by 8:00 a.m. for delivery during that day. One intra-day change is permitted to the nominated quantity during the day.


Expertise of CDC Fuel Management

     Pace finds that CDC has the expertise needed to fulfill its fuel
management obligations for the Facility.   CDC's experience with the Ludington
gas-fired 123 MW cogeneration facility, of which it is a 50% owner and fuel supplier, should provide a further understanding of the fuel supply and
transportation requirements of gas-fired cogeneration projects.   CDC also has
other, smaller cogeneration facilities in operation. CDC's gas marketing operations are growing rapidly, topping 140 Bcf in 1994, and show every appearance of being well-managed and well-placed in the market.


                                   Respectfully Submitted,

                                        /S/

                                   C.C. PACE RESOURCES, INC.



EXHIBIT A:  STATISTICAL ANALYSIS OF GSA AND PPA FUEL-RELATED INDICES


      The PPA's energy payment corresponding to Panda's firm market-priced gas supplies is based upon a combination of Appalachian and Gulf Coast prices. Panda's actual cost for firm market-priced gas supplies is based on Gulf Coast
gas prices (i.e., the Henry Hub. LA NYMEX price).(38)   A fundamental linkage
issue is how a revenue index based on half Appalachian and half Gulf Coast prices will compare with a cost index based solely on Gulf Coast gas prices.

      Pace analyzed the historical relationships and price movements of the Appalachian and Gulf Coast spot gas markets. Pace's findings, in summary, are the following:

     - The cost and revenue indices appear to track closely based on historical and statistical analysis. The correlation between the historical prices of the cost and revenue indices is strong. Regression estimates of the FGMR energy payment as a function of Panda's marginal burnertip cost and of the commodity portion of the FGMR energy payment and the gas commodity cost both capture 98% of the variation in the payment, respectively. There is an obvious close linkage between the two series with the desired result that payments generally exceed costs.

     - Small trend effects may be present that are working against the project, but these effects should not be overstated. Recently, increases in the Appalachia/Louisiana commodity index (revenue)
          have been less than increases in the Louisiana index (cost), with the positive margin of the revenue index eroding by one cent ($0.01) per year. Pace believes the fundamental market linkages between the indices will not allow this erosion to continue indefinitely and that the index differential will stabilize. Further, the apparent erosion may itself be illusory due to imperfections in the statistical tests.
--------------------------
(38) Panda's cost could be based on Appalachian prices if Panda chooses to take Tier 3 supplies instead of Tier 2. This possibility does not present additional risk because Panda has the operational flexibility to choose
Tier 3 gas only when it presents an economic benefit.


Price Differential between Louisiana and Appalachia Supply

       A fundamental linkage question is how a revenue index based on half Appalachian and half Gulf Coast prices will compare with a cost index based solely on Gulf Coast gas prices.

      Historically, gas prices in the Appalachian producing region have been
higher than Gulf Coast gas prices.   There are a number of reason for this. The
quality of the gas is not a reason, as gas quality between the basins does not vary significantly. One factor is that per-unit production costs are higher in Appalachia than in the Gulf Coast region. More importantly, Appalachian gas is closer to the major Northeastern and Mid-Atlantic market regions. From a common market price, Appalachian producers have, in effect, a higher netback price because transportation costs are less.

      The price differential between the basins is not constant. To a large degree, this reflects the volatility in the value of transportation. Transportation capacity is a "use it or lose it" commodity of limited supply. During periods of high demand (which can be seasonally, daily, or even hourly) its value can rise quickly. When demand is less than available capacity, the value of transportation can drop to variable costs.

      Other factors in addition to transportation also can affect the price differential. Examples of these factors are production requirements based on reservoir characteristics, weather differences between the producing regions, and demands in markets served from the Gulf Coast region but not Appalachia (e.g., California and Florida). The differential exhibits seasonal patterns reflecting the value of transportation in winter periods, but can also widen or shrink in difficult-to-predict ways.

      Figure A-1 graphically presents Appalachian and Gulf Coast prices. Appalachian prices hold a fairly consistent margin above Gulf prices until late 1992. After this point the relationship between the two regions becomes more
complex.   The prices track together at some periods, but also diverge at times. This increase in volatility and overall decrease in the margin between the two regions can be more readily seen in Figure A-2, which graphs the percent that the two Appalachian prices comprise the sum of the PPA commodity index. The late 1992 price differential drop is clear (including the only point in the five-year history that Appalachian prices were lower than Louisiana prices), as well as the narrower margin of Appalachian prices over Louisiana since that point. The historic differential returns in February-May 1994. Appalachia prices soared above Louisiana prices this past winter due to severe weather conditions along the east coast.


          FIGURE A-1.  PPA COMMODITY INDEX:  GULF & APPALACHIAN PORTION


                                 GRAPH


                FIGURE A-2.  PERCENT OF CI FROM APPALACHIAN

                                 LINE CHART



      Simple correlation of an average of three Louisiana prices(39) and the FGMR commodity index average (CI) over the past five years is .98, a very strong indicator of a relationship between the indices. The mean of the CI price
--------------------------
(39) We used the Inside F.E.R.C.'s Gas Market Report Louisiana price point for the following three pipelines. Tennessee Gas Pipeline, Columbia Gulf Pipeline, Texas Eastern Pipeline. We avoided the particular Louisiana points used in the PPA FGMR commodity index to show that all Louisiana prices are highly correlated.



series was $1.91, while the mean of the Louisiana price series was $1.76--an average positive margin of $0.15. The standard deviations were nearly identical, approximately $0.39, meaning the variance is distributed in nearly identical fashion for both the price series.

      More sophisticated statistical analysis reveals some possible concerns. The simple exponential growth rate of the FGMR commodity index was only 6.6% per year over the past five years, compared to 8% per year for the Louisiana prices. Simply put, Louisiana prices are rising faster than the Appalachian prices. Additional analysis, using logs of the two series, shows similar results. Over the past five years, the percentage increase in the FGMR commodity index lagged behind the percentage increase in the Louisiana index. For every 10% increase in the Louisiana price, the FGMR commodity index increased only 8.6%. Although this result is not favorable for the project, it is not a significant concern for two reasons. First, the apparent lag in Appalachian prices does not refute the primary finding that the two series are
closely linked.   Second, these findings may be a function of the high degree of correlation between the two series--what statisticians refer to as autocorrelation. The primary message is that the series are linked and the relationship appears to be stable. A variable for time returned an extremely small coefficient and was not statistically significant.

     The type of relationship illustrated by the graphs and the statistical analysis is complex, but stable enough to suggest that the project would not be at risk by contracting for supply based solely on Louisiana prices. The five-year history of the two series would suggest that over the long term, the margin (FGMR commodity index greater than Louisiana average) will gradually erode at approximately 1 cent ($0.01) per year.

      Stepping back from historical statistics and considering market structures, Pace believes the erosion of the margin between the basins will
not continue indefinitely.   In other words, Louisiana prices cannot
indefinitely continue to increase at a higher rate than Appalachian prices. We believe the changes in the price differential predominately reflect the market dynamics of the restructuring of the gas transportation industry, and the addition of new transportation capacity. Over time, the price differential should stabilize at a level a few cents less than the historic differential.


FGMR Revenue Versus Tier 2 Gas Cost

      This section examines the relationship between the PPA's FGMR energy payment and Panda's marginal burnertip cost, and the relationship between the CI, the commodity subcomponent of the FGMR, and the commodity portion of the GSA Tier 2 price (NYMEX-based or Louisiana spot-price based if price ceiling in effect).

      The GSA Tier 2 gas price is set according to the nearmonth NYMEX futures contract (average of last three days of contract settlement prices) with an
additional margin of $0.50/MMBtu.   This price is capped by a ceiling based on
delivered spot gas prices into ANR pipeline in Louisiana. The price ceiling is calculated as 1.02 times the simple average of the spot prices plus $0.60/MMBtu. Because we expect the NYMEX price to approach the price for Louisiana spot gas (NYMEX price is based at Henry Hub, Louisiana) we do not expect the price ceiling to be in effect except for rare circumstances.

      Historical analysis of the price ceiling and the NYMEX price confirm this expectation. While the ANR prices are often a few cents less than the NYMEX price, the total price ceiling has almost always been above the NYMEX price plus $0.50/MMBtu. The tendency for the average of the ANR prices to be lower than the NYMEX price probably reflects the value of gas at the Henry Hub, a major U.S. market center. Figure A-3 shows the gas commodity components of the
gas price ceiling and the NYMEX based price index.   Figure A-4 compares the
total Tier 2 price indices: the gas price ceiling and the NYMEX price plus $0.50/MMBtu.



                     FIGURE A-3.  GAS COMMODITY COMPONENTS

                                BAR CHART




                       FIGURE A-4. PRICE CEILING

                               BAR CHART

      During the 1991- 1994 period, the Tier 2 gas price would have been almost
always the NYMEX plus $0.50/MMBtu price.   Occasionally, such as in June 1994,
the price ceiling would have been in effect. Even in these instances, the difference between the NYMEX plus $0.50/MMBtu price and the price ceiling is only a few cents.

       A point not illustrated on the graph is that historically, the last three days of NYMEX futures trading are usually flat--the price generally does not change. This provides some assurance that the futures market--at least for the near month contracts--is robust and is not prone to wide fluctuations. This past winter this pattern did not hold due to the extreme tightness of supply on the east coast.

      Figure A-5 illustrates the PPA's FGMR payment and the marginal burnertip cost of gas, which is the effective gas price (either the NYMEX-based price or the price ceiling) plus variable transportation cost. There is obviously a close linkage between the two series, witg the desired result that the payments generally exceed the costs. Additionally, the margin, or "gap," between the revenue and cost appears to be increasing slightly over time, and the gap appears to be larger during winter periods when both series rise.


                  FIGURE A-5.  F G M R & MARGINAL BURNERTIP COST

                             GRAPH



      Regression analysis of the gas cost plus variable transportation (marginal cost at the burnertip) with the FGMR energy payment produced statistically significant results suggesting strong linkage. The revenue payment was modeled as a function of the marginal burnertip cost of Tier 2 gas, with a time variable to detect trend effects, and a winter variable to detect seasonal effects. The estimated equation is:

         FGMR = -.03 + .004*TIME + .075*WINTER +  1.003*COST.

      The R2 was quite high, .98, meaning that 98% of the variance in the payment was explained by the equation. The coefficients by the variables are interpreted to mean that there is a slight increase in the payment relative to the cost over time and a slight increase in the payment relative to cost during winter periods. However, these effects are barely present--note the small size of the coefficients--and the dominant message is that the two series are
closely linked.   Care should be taken when making inferences regarding the
trend variables. The FGMR and COST are so highly related that the variables TIME and WINTER may be returning high values which are spurious due to autocorrelation.

      The widening gap between the FGMR and the burnertip cost may be due in part to changes in transportation cost. In 1990, variable transportation cost on Columbia Gas was in excess of $0.18 per MMBtu. Variable transportation cost has fallen consistently since that time and is now only $0.03 per MMBtu. A driving factor in this change has been FERC Order 636, which mandated a switch to Straight Fixed Variable pipeline rate design, which shifts costs from the variable charge to the demand charge.

      Backing the analysis "upstream," we also examined the relationship between the cost of Tier 2 gas before the margin is added and without variable transportation cost, and the gas commodity component of the energy payment, the CI.

      Figure A-6 portrays the CI, the commodity portion of the FGMR, and the GSA Tier 2 gas price (without the GSA margin or variable transportation cost). From the graph we can see what appear to be two very closely related indices. The CI appears to peak higher during winter periods and generally be above the gas cost.


               FIGURE A-6.  CI & GAS COMMODITY COST

                             GRAPH

       A regression estimate of the CI payment as a function of the gas cost, a time variable and a variable to capture seasonal effects, produced statistically significant results highly suggestive of linkage. The equation is as follows:

          CI = .24 - .001*TIME + .10*WINTER + .96*COST

      The equation returned an R2 of .98 and the coefficient for the COST variable was highly statistically significant. Interpreting the coefficients on the trend variables of TIME and WINTER is dangerous due to their small size. As mentioned above, when two series are trending together upward over time conclusion about trend effects can be spurious.

      Although caution should be used in drawing inferences, the trend effects that are present would suggest that the CI is falling slightly over time, or closing the gap in the margin, while during winter the CI gets an additional boost over cost. However, the main point is that the two series are closely related. Further, we can conclude that the GSA should provide Panda the ability to fulfill the PPA requirement that variable costs for fuel be recovered through the energy payment.

                      EXHIBIT B:  LNG GAS QUALITY ISSUES

      CLNG's operational history reveals some potential problems with the use of regassified liquefied natural gas ("LNG"). CLNG acknowledges that the LNG operations 14 years ago resulted in widespread problems due to the Btu content of the imported gas. Burners needed to be retrofitted as far away as West Virginia. (The problem was particularly aggravating to customers because LNG operations were shortlived and retrofitting needed to be reversed.) CLNG stated that the problem then was primarily caused by high ethane content in the Algerian gas supply, which was not processed prior to shipment.

     CLNG stated that it recognizes a significant additional burden on it would exist in any future LNG certificate proceeding because, unlike 14 years ago, there are customers receiving non-LNG service directly off of CLNG. While the contracts are confidential, CLNG stated that WGL has executed a firm peaking service contract (which provides for firm transportation service along with peaking service) for 50,000 MMBtu/d; other peaking service customers have made long-term commitments for 220,000 MMBtu/d; and that PEPCO is expected to make commitments for the Chalk Point plant after the open-access tariff is established (right now PEPCO receives service through WGL.)

      CLNG stated that its strategy would be to require the gas supplier to provide gas with specifications which allow LNG operations to deliver normal pipeline quality gas. CLNG was confident that such supplies are available, and noted that the Algerian source originally used is now processed to remove the ethane. CLNG further pointed out that their LNG marketing is currently dormant.

      The current CLNG certificate applications and rulings specifically do not provide CLNG with the authorization to provide LNG import services. While import authority for the gas molecules resides with DOE, not FERC, FERC has jurisdiction over the facilities used to perform the import. This means that CLNG would need to receive a certificate from FERC and DOE to provide an LNG import service.

      Such a proceeding at FERC would provide a full litigation forum in which the details of the service would be determined. Panda-Brandywine, L.P. would receive notice of the initiation of such a certificate proceeding, and also there would be public notice provided. Any party could intervene and participate fully. The impact of the proposed service on existing customers would be a directly relevant consideration of such a proceeding.

     An indication of FERC policy in such a proceeding is provided by the tariff currently in place and governing LNG import service by Distrigas in
Massachusetts.   The tariff provides a cap on Btu contact and brackets the gas constituents to specific ranges. It seems reasonable to Pace to expect a similar outcome in any CLNG proceeding, and perhaps even a more rigid requirement to ensure the safety of the residential and commercial customers served by WGL directly off of CLNG.

      Pace has spoken to parties directly involved with LNG operations and confirmed the statements of CLNG that LNG supplies are available which can, with appropriate operations, provide acceptable gas supplies. Algerian LNG is provided at 1,075 to 1,082 Btu/cf and other supplies are at 1,070 to 1,120 Btu/cf. We were informed that significant Btu increase occurs mainly if "heavy weatherization" occurs and that this means that storing the LNG for approximately 1 year can increase the Btu content to the range of 1200 to 1250 Btu/cf. Appropriate cycling of the supplies avoids this.

     In summary:

- The Project has regulatory protection. CLNG would be required to obtain a certificate from FERC to import LNG. That permit proceeding would provide the Project and all other parties full rights of participation and litigation, with
the impact on existing service a relevant issue.   A  policy "marker" is
provided by the existing Distrigas facility in Massachusetts, which is subject to tariff terms which limit the Btu content to a 1150 Btu/cf cap and the constituents to specific ranges.

- Other customers have the same interests as the Project. CLNG has other significant long-term customers who have service interests parallel to the Project's. This includes a significant WGL residential and commercial load service through five WGL taps into CLNG, as well as peaking service customers.

- LNG operations can be performed within acceptable specifications. The problems that occurred 14 years ago were caused by both the LNG operational details and the particular gas supply. Processed LNG is available which has high Btu constituents reduced when compared to the gas originally used at CLNG. In fact, this is true for the Algerian source used originally. Operationally, sources directly involved with LNG ongoing operations have reported to Pace that heating content is not a systemic problem, but one which occurs only with long storage periods.


              EXHIBIT C: PEAK PERIOD RELEASE DETAILS

     This Exhibit details the costs Panda will incur and the payments Panda will receive from WGL. An additional issueis examined concerning a fuel supply failure during a Peak Period Release.

PANDA COSTS

      Panda will pay the supplier for the gas taken by WGL under a Peak Period Release according the terms of the gas supply contract. Up to 8,000 MMBtu will be priced according to the Tier 1 portion of the GSA. The Tier 1 rate is fixed with an annual 4% escalation. The remaining portion of the 24,000 MMBtu/day Panda can receive on a firm basis will be priced according to either the Tier
2 or Tier 3 portion of the GSA. The Tier 2 rate is set by a market index of monthly published gas prices, while the Tier 3 rate is a "market based" rate determined solely by CDC.

      If Panda is dispatched during a Peak Period Release, most likely Panda will have to fuel the Facility on No. 2 fuel oil. If Unit 1 was fully dispatched and Panda intended to burn 24,000 MMBtu, but WGL elected a Peak Period Release, Panda would burn 24,000 MMBtu of fuel oil assuming that interruptible gas supply and transportation were not available. Pace believes that this is highly likely given that the same climatic conditions that are requirements for a Peak Period Release also contribute to interruptions of service in the Northeast market area by pipelines.

      Under the PPA, Panda is paid for energy from Unit 1 based on gas price indices. Even though Panda will be running on No. 2 fuel oil, Panda will be paid for electricity produced as if Panda had been operating using gas.

PANDA REVENUES FROM WGL

      Panda receives payment from WGL for Peak Period Releases through the banking mechanism. Section 5.2 of the WGL contract details three options for resolving banked quantities of gas Panda may build up in account with WGL as a result of WGL exercising Peak Period Release.

     By the date March 31 following the occurrence of a peak period release, Panda must elect one of three options for resolving the credit in Panda's account for the volumes released to WGL. Panda may for a portion or all of the banked quantity:

     (1) Elect to receive payment based on 1.5 times the Commodity Fee in effect during the month of the peak period release, or if no Commodity Fee was in effect, 1.5 times a published Louisiana gas price plus maximum interruptible effective FERC gas transportation rates on Columbia Gulf, TCO Gas and CLNG

     (2) Elect to receive payment based on the actual cost of fuel oil used during the day of the peak period release

     (3) Elect to have WGL transport and deliver a quantity of gas 1.5 times the banked quantity.

      Option 2 has the clear benefit of being tied directly to the cost Panda has incurred, although as discussed below it is not clear exactly how the oil will be priced. Short-term market changes in the movement of oil and gas prices could make Option 1 more economically beneficial at times. Option 3 is advantageous in the sense that Panda could substitute the Option 3 quantities for fuel oil when Unit 2 is dispatched but interruptible transportation is unavailable. Utilizing Option 3 would save the project from burning fuel oil in this case, actually allowing the project to come out ahead due to providing 1.5 times the banked quantity.


Option 1

      There is little or no linkage between the rates under Option 1 and the rates Panda will pay for gas supply. The Commodity Fee is determined at least five days before the month through mutual negotiation by Panda and WGL. The alternative to the Commodity Fee is a price index set at the start of the month for Louisiana supplies into Columbia Gulf plus interruptible maximum rates on Columbia Gulf, TCO Gas, and CLNG.

       This option may be of value, depending on the relationship of gas and No. 2 low sulfur oil prices.

      Although Pace has found a historical link between the prices of natural gas and oil, short term delinkages are possible due to temporary market changes. The recent drop in gas prices is illustrative. The price under the alternative gas index would have been $2.10/MMBtu in December 1994, making Option 1 unattractive (1.5 times $2.01 = $3.02, $0.58 less than the price of No. 2 low sulfur oil in the Washington/Baltimore market).

Option 2

     Option 2 ensures that Panda will recover fuel oil based costs for running on fuel oil due to a peak period release. Pace believes some logistical problems remain to be settled with this option as Panda may use fuel oil from storage and not purchase fuel oil on a day of a peak period release. It is unclear whether the cost to replace the fuel oil used during the day would be used or how this cost would be determined.

Option 3

       This option provides Panda with the ability to substitute gas in Unit 2 for fuel oil in the event that Unit 2 is dispatched and transportation is interrupted or gas supply is unavailable. However, as is the case with Option 1, it does not directly tie WGL payments to Panda's costs. Option 3 is also restricted as detailed below.

      According to the GSA, Panda must take a minimum 6,000 MMBtu every day, one fourth of the maximum daily firm quantity. While not specifically stated in the contract, the wording of Option 3 implies that the entire banked quantity must be taken in one day. Adding to the daily minimum take a quantity 1.5 times the banked quantity would likely result in more gas than Panda could burn on a day for Unit 1. By using this option, Panda may create a positive imbalance in a segment of its transportation or would sell the excess gas supply. Only if Unit 2 was dispatched and transportation or gas supply was unavailable would Panda be likely to use the entire quantity.

      Option 3 also includes a provision that it can only be exercised on a day above 21 degrees F, making it unavailable on days when Panda is most likely to need supply due to IT transportation and gas supply interruption.
Historically, transportation capacity becomes constrained, even when the temperature is in the 30s. There may be opportunities then, for Panda to use Option 3 when the temperature is above 21 degrees F.

SUPPLY FAILURE DURING PEAK PERIOD RELEASE

      In the event of a Peak Period Release, Panda's account with WGL is credited for the quantity of gas taken by WGL during such release. The supply intended for use by WGL may not arrive due to nonperformance by CDC or a transporter. There would be no "banked quantity" in such a case because there
would be no gas supply for WGL to take.   Figure  F-1 presents a flow chart
description of the possible outcomes under such a scenario and is discussed below.

                     FIGURE F-1.  PEAK PERIOD RELEASE

                                 CHART


     Without a banked quantity, Panda will not recover costs of running on fuel il through the resolution options in section 5.2 of the WGL agreement. Panda may look to CDC to make up the additional cost of operating on fuel oil through the liquidated damages provisions in the gas supply contract in the case where CDC's failure to deliver is unexcused. However, Panda's recovery may be partially or totally subordinated to damages WGL incurs due to the provision in the WGL agreement in Section 5.1(b). The limitation on damages under the supply contract may limit Panda's recovery.

           Nonperformance could be due to an event of force majeure. Since Panda was anticipating being without its gas supply due to the Peak Period Release, Panda possibly could not declare a force majeure event under the PPA, and would therefore run if dispatched, incurring additional costs for fuel oil. Restrictions on when a peak period release under the WGL agreement can be called limit the possibility of such occurrences.



January  10, 1997


Panda Interfunding Corporation
Panda Funding Corporation
c/o Panda Energy International, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, TX  75244

RE:  Supplemental Update to the Panda-Brandywine, L.P. Generating
     Facility Fuel Consultant's Report Dated July 2, 1996.

Ladies and Gentlemen:

This letter is a supplemental update by C.C. Pace Resources, Inc. ("Pace") of material changes that have occurred since issuance of our July 2, 1996 "Panda-Brandywine, L.P. Generating Facility Fuel Consultant's Report" (the "Report") used in the Prospectus of Panda Funding Corporation relating to the offering of Pooled Project Bonds, Series A-1 due 2012 by Panda Funding Corporation. Unless otherwise noted, capitalized terms used herein are defined as in the Report.

Pace confirms the information in the Report and that Pace's fundamental findings contained in the Report have not changed, as supplemental and updated by this letter. The rest of this letter provides discussion of material changes since issuance of the Report, organized as follows:

1.   Completion of firm natural gas transportation construction.
2.   Completion of a Final Fuel Management Plan.
3. Potomac Electric Power Corporation ("PEPCO") approval of Final Fuel Management Plan.
4. Firm fuel oil supply and transportation contracts for the winter heating season.
5.   Pro forma modeling issues.
6.   Payments from PEPCO.

Completion of Firm Natural Gas Transportation Construction

Pace observed in the Report that appropriate firm transportation contractual arrangements were in place and that required construction remained for one pipeline, Columbia Gas Transmission Corporation ("TCO"). Since the Report, all pipeline construction including TCO construction has been completed and all of the firm natural gas transportation contracts of Panda-Brandywine, L.P. ("Panda") are in effect.

Completion Of A Final Fuel Management Plan

In the Report, Pace reviewed a draft Fuel Management Plan and found it generally sound at that stage of development. Pace has since reviewed Panda's Final Fuel Management Plan dated October 24,
1996 ("the Final Fuel Management Plan") and finds it to be sufficient, if followed, to assure that the Project will operate in a manner to meet PEPCO electric dispatch orders while maintaining compliance with all fuel supply contract and tariff obligations.

PEPCO Approval Of Final Fuel Management Plan

In the Report, Pace reported that PEPCO had approved Panda's fuel supply arrangements as fulfilling the contractual requirements of the PPA, at that time. Since the Report, PEPCO has approved the Final Fuel Management Plan.

Firm Fuel Oil Supply and Transportation Contracts For The Winter
Heating Season

In the Report, Pace observed that Panda's backup fuel plan provided Panda the capability to meet dispatch requirements, assuming firm fuel oil supply and transportation contracts are in place before each winter heating season (November-March).

Since the Report, Panda has developed sufficient fuel oil procurement procedures which are included in its Final Fuel Management Plan. Under the Final Fuel Management Plan, Panda will execute firm fuel oil supply and transportation contracts by October 10 of each year for the next Winter Heating Period (November - March). In terms of fuel oil contracts for the 1996-1997 Winter Heating Period, Panda has executed the following:

1.   Fuel Oil Coordinator Agreement.
2.   Fuel Oil Sales and Storage Agreement.
3.   Fuel Oil Trucking Agreement.

Fuel Oil Coordinator Agreement

This is a best efforts contract for fuel oil procurement services from ERK Energy, Inc. ("ERK"). ERK expertise may provide Panda additional ability to obtain fuel oil as needed on a spot basis (without prearranged contracts). Panda can at any time replace ERK or purchase oil in any quantity from any other source.

Fuel Oil Sales and Storage Agreement

This is an agreement with Koch Refining Company, LP, ("Koch") for storage of 1,000,000 gallons of low sulfur #2 fuel oil December
1, 1996 - February 28, 1997 at a Baltimore terminal with certain requirements for Koch to refill the storage.

This agreement provides Panda access to an additional 1 million gallons of fuel oil to supplement its 2 million gallon on-site storage tank. The total of 3 million gallons corresponds to the worst case oil usage scenario discussed by Pace in the Report of a two week period of maximum PEPCO dispatch, constant curtailment of IT service to Unit 2, and maximum Peak Period Release activity by Washington Gas Light ("WGL") (2 days of WGL recall each week). The term of the Koch agreement corresponds to the months in which WGL may call a Peak Period Release.

Fuel Oil Trucking Agreement

This is a one year agreement effective October 1, 1996, with Hardesty & Son ("Hardesty") providing Panda firm rights to a maximum of 10 truckloads of oil per day March - November and 20 truckloads of oil per day December - February. Panda's maximum requirements are for 40 truckloads per day for operating both units or 20 truckloads per day for operating only Unit 2 on oil. Hardesty is under best efforts to supply Panda with additional truckloads.

This agreement provides firm rights to oil transportation to enable Panda to keep pace with maximum oil consumption of one turbine during December - February. Combined with the on-site and off-site Koch storage and with the procurement assistance of the Fuel Oil Coordinator, Panda should be able to meet all oil needs at the Facility for the 1996-1997 Winter Heating Season.

Pro Forma Modeling Issues

Pace observed in the Report that the pro forma modeling of the Facility reflected the Facility's fuel supply arrangements. Since the Report, several changes have occurred which are reflected in the current pro forma modeling of the Facility. The fuel-related pro forma changes concern the following: 1) FGRR index adjustment, and 2) Market prices of natural gas and No. 2 fuel oil.

FGRR Index Adjustment

More recent data is now available to forecast the one-time inflation adjustment to the FGRR. The latest available data shows a 8.5% inflation adjustment, a decrease from the assumption used previously in the pro forma model. Table 1 provides the revised FGRR figures.

  Table 1.  Unit 1 Fixed Price Gas Rate
-----------------------------------------
               Unadjusted     Estimated
Contract          FGRR      Adjusted FGRR
  Year          ($/MMBtu)     ($/MMBtu)
---------      ----------   -------------
    1             2.58           2.80
    2             2.68           2.91
    3             2.79           3.03
    4             2.90           3.14
    5             3.02           3.27
    6             3.14           3.41
    7             3.26           3.54
    8             3.33           3.61
    9             3.40           3.69
   10             3.46           3.75
   11             3.53           3.83
   12             3.60           3.91
   13             3.68           3.99
   14             3.75           4.07
   15             3.82           4.15
-----------------------------------------

Note: The adjusted FGRR rates are estimated using preliminary data for October 1996. The actual adjusted FGRR will be calculated using final data through the start of commercial operations.

Market Prices of Natural Gas and No. 2 Fuel Oil

In the Report, Pace found that the gas commodity costs used in the pro forma model accurately reflect the Facility's gas prices based on forecasts by ICF Resources, Inc. ("ICF"). Since the Preport, ICF has revised its commodity price forecasts, lowering the annual average rate of real price increase to near 1% for natural gas and the 1996 start price of natural gas by several cents per MMBtu.

Pace finds that the market prices of natural gas and No. 2 fuel oil in the model for 1996 do not reflect actual historical 1996 market prices. However, for the following reasons, we find the pro forma model commodity prices reasonable for long-term pro forma modeling purposes:

1.   ICF is a recognized forecaster of energy prices.
2. ICF reports that it used the same forecasts in ICF's dispatch study of the Facility.
3. The pro forma model is designed to "pass-through" gas commodity costs to energy payments.
4. Changing the prices for 1996 would only affect 2 months of Facility operations, since the Facility's declaration of commercial operation occured on October 31, 1996.

Payments from PEPCO

     Panda has received one payment invoice from PEPCO for commercial operation of the Project (November 1996). In such invoice, PEPCO's calculation of the November 1996 FGRR is $2.65/MMBtu compared to the rate of $2.80/MMBtu calculated by Pace in the Report and supplemented in this letter. A FGRR of $2.65/MMBtu could have a material adverse effect on the financial results of the Project.

     Panda has informed Pace that they do not agree with the FGRR used by PEPCO and are currently investigating the discrepancy. Pace is not aware of any reason why the FGRR determined by Pace should not match that calculated by PEPCO in actual energy payment calculations. Pace has not seen the underlying details of PEPCO's fuel rate calculations.

                              Respectfully Submitted,

                              /s/

                              C.C. PACE RESOURCES, INC.





           [C.C. Pace Resources, Inc. Letterhead]

                    Officer's Certificate



      I, Daniel E. White, Senior Vice President of C.C. Pace
Resources, Inc. ("Pace"), DO HEREBY CERTIFY that:

      Except as set forth in our supplemental letter dated January 10, 1997, to our knowledge, since July 2, 1996, no event affecting our report entitled "Panda-Brandywine, L.P. Generating Facility Fuel Consultant's Report" (the "Fuel Consultant's Report") or the matters referred to therein has occurred which makes untrue or incorrect in any material respect, as of the date hereof, any information or statement contained in the Fuel Consultant's Report used in the Prospectus constituting part of the Registration Statement on Form S-1 by Panda Funding Corporation.

     Pace notes that since the January 10, 1997 supplemental update letter, Panda-Brandywine, L. P. has received one additional payment invoice from Potomac Electric Power Corporation ("PEPCO"). In such invoice, PEPCO's calculation of the December 1996 FGRR is $2.80/MMBtu, equal to the FGRR calculated by Pace. However, Pace has not seen any underlying details of PEPCO's fuel rate calculations or correspondence from PEPCO which confirms that the payment discrepancy addressed in the January 10, 1997 supplemental update letter has been resolved.


                    WITNESS my hand this 5th day of February, 1997.



                                   /s/ Daniel E. White
                                   Name:  Daniel E. White
                                   Title: Senior Vice President











No   dealer,  salesman  or  other
person  has  been  authorized  to
give  any information or to  make
any      representations      not
contained   in  this  Prospectus,                   $105,525,000
and,   if  given  or  made,  such
information   or  representations
must   not  be  relied  upon   as
having  been  authorized  by  the                     [LOGO]
Company  or  the  Issuer.    This
does  not constitute an offer  to
sell,  or  a solicitation  of  an
offer   to  buy,  the  securities
offered     hereby     in     any                  OFFER TO EXCHANGE
jurisdiction  where,  or  to  any
person  to  whom, it is  unlawful          11-5/8% Pooled Project Bonds,
to    make    such    offer    or              Series A-1 due 2012
solicitation.   The  delivery  of       which have been registered under
this  Prospectus at any time  and               the Securities Act
any   sale  made  hereunder  does
not  imply  that the  information          for any and all outstanding
contained  herein is  correct  as
of  any  time subsequent  to  the          11-5/8% Pooled Project Bonds,
date hereof.                                     Series A due 2012

     TABLE OF CONTENTS
                                                         of
Defined Terms                   i
Presentation of Financial
 Information                    i          PANDA FUNDING CORPORATION
Available Information           i
Disclosure Regardig Forward-         Fully and Unconditionally Guaranteed By
 Looking Statements            ii
Prospectus Summary              1        PANDA INTERFUNDING CORPORATION
Risk Factors                   27
The Company, the Issuer, Panda
 Interholding and Panda
 International                 38
Use of Proceeds                42                 PROSPECTUS
Capitalization                 43
Unaudited Pro Forma Combined
 Financial Data                44
Selected Combined Financial                  The Exchange Agent is:
 Data                          47            BANKERS TRUST COMPANY
Management's Discussion and
 Analysis of Financial                       Facsimile Transmission:
 Condition and Results of                       (615) 835-3701
 Operations                    48          Confirmation by Telephone:
The Exchange Offer             53               (615) 835-3572
Certain U.S. Federal Income
 Tax Considerations of the
 Exchange Offer                60     By Overnight Courier or Certified Mail:
Business                       61             BT Services Tennessee, Inc.
Description of the Projects    65          Corporate Trust & Agency Group
Legal Proceedings              84                Reorganization Unit
United States Regulation       86              648 Grassmere Park Road
Management                     93                Nashville, TN 37211
Description of Outstanding
 Project-Level Debt            95                 By Hand Delivery:
Description of the Exchange                    Bankers Trust Company
 Bonds                        103          Corporate Trust & Agency Group
Old Bonds Registration Rights 127             Receipt & Delivery Window
Plan of Distribution          129         123 Washington Street, 1st Floor
Legal Matters                 129               New York, NY   10006
Experts                       129
Index to Financial Statements F-1                    By Mail:
Defined Terms                 A-1           BT Services Tennessee, Inc.
Consolidated Pro Forma Report B-1              Reorganization Unit
Rosemary Engineering Report   C-1                P.O. Box 292737
Rosemary Fuel Consultant's                 Nashville, TN  37229-2737
 Report                       D-1
Brandywine Pro Forma Report   E-1
Brandywine Engineering Report G-1
Brandywine Fuel Consultant's
 Report                       H-1
                                                  February 14, 1997
Until May 15, 1997 (90 days after the
date  of  this  Prospectus),   all
dealers effecting transactions  in
the   securities  offered  hereby,
whether  or  not participating  in
this distribution, may be required
to  deliver  a  Prospectus.  This
delivery   requirement    is    in
addition  to  the  obligations  to
dealers  to  deliver a  Prospectus
when  acting as underwriters  with
respect to their unsold allotments
or subscriptions.